As filed with the Securities and Exchange Commission on June 10, 2021
Registration No. 333-254304

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 3
to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Aspirational Consumer Lifestyle Corp.*
(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands* (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	98-1557048 (I.R.S. Employer Identification Number)
1 Kim Seng Promenade
#18-07/12 Great World City
Singapore 237994
Telephone: +65 6672 7605
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Ravi Thakran
Chief Executive Officer
c/o Aspirational Consumer Lifestyle Corp.
1 Kim Seng Promenade
#18-07/12 Great World City
Singapore 237994
Telephone: +65 6672 7605
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Howard L. Ellin, Esq. Christopher M. Barlow, Esq. Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001 (212) 735-3000	Laura Heltebran, Esq. Chief Legal Officer Wheels Up 601 West 26th Street New York, NY 10001 (212) 257-5252	Christopher Peterson, Esq. Thomas Yadlon, Esq. John Geelan, Esq. Arnold & Porter 250 West 55th Street New York, NY 10019 (212) 836-8000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and all other conditions to the Business Combination described in the enclosed proxy statement/prospectus have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per security	Proposed maximum aggregate offering price	Amount of registration fee
Common stock(2)(3)	23,974,632	$10.43(4)	$250,055,411.76(4)	$27,281.05
Redeemable warrants(2)(5)	7,991,544	$1.78(6)	$14,224,948.32(6)	$1,551.94
Common stock(2)(7)	227,996,210	$10.43(4)	$2,378,000,470.30(4)	$259,439.85
Total			$2,642,280,830.38	$288,272.84(8)

(1)
Immediately prior to the consummation of the Mergers described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”), Aspirational Consumer Lifestyle Corp., a Cayman Islands exempted company (“Aspirational”), intends to effect a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which Aspirational’s jurisdiction will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by Aspirational (after the Domestication), the continuing entity following the Domestication, which will be renamed “Wheels Up Experience Inc.”, upon the consummation of the Mergers, as further described in the proxy statement/prospectus. As used herein, “Wheels Up” refers to Aspirational after the Domestication and/or the consummation of the Mergers, including after such change of name, as applicable.

(2)
Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)
The number of shares of Class A common stock of Wheels Up being registered represents the number of Class A ordinary shares of Aspirational that were registered pursuant to the registration statement on Form S-1 (333-248592) (together, the “IPO Registration Statement”) and offered by Aspirational in its initial public offering (the “Aspirational public shares”). The Aspirational public shares automatically will be converted by operation of law into shares of Wheels Up Class A common stock in the Domestication (“Wheels Up public shares”).

(4)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Class A ordinary shares of Aspirational (the company to which Wheels Up will succeed following the Domestication) on the NYSE on March 12, 2021 ($10.43 per Class A ordinary share) (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(5)
The number of redeemable warrants to acquire shares of common stock of Wheels Up being registered represents the number of redeemable warrants to acquire Class A ordinary shares of Aspirational that were registered pursuant to the Registration Statement referenced in note (3) above and offered by Aspirational in its initial public offering (the “Aspirational public warrants”). The Aspirational public warrants automatically will be converted by operation of law into redeemable warrants to acquire shares of Wheels Up Class A common stock in the Domestication.

(6)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the warrants of Aspirational (the company to which Wheels Up will succeed following the Domestication) on the NYSE on March 12, 2021 ($1.78 per warrant) (such date being within five business days of the date that this registration statement was first filed with the SEC). This calculation is in accordance with Rule 457(f)(1) of the Securities Act.

(7)
The number of shares of Wheels Up Class A common stock being registered represents the sum of (i) the number of shares of Wheels Up Class A common stock that will be issued to the existing holders of Wheels Up Partners Holdings LLC (“WUP”) equity interests in connection with the Mergers, (ii) the number of shares of Wheels Up Class A common stock that will be issuable upon the cash exercise of options to purchase Wheels Up Class A common stock in the Mergers, (iii) the number of shares of Wheels Up Class A common stock issued in respect of the restricted interests in WUP, as further described in the proxy statement/prospectus, (iv) the maximum number of shares of Wheels Up Class A common stock for which the profits interests in WUP that will remain outstanding following the Mergers will be exchangeable, as further described in the proxy statement/prospectus, and (v) the maximum number of shares of Wheels Up Class A common stock issuable in respect of the earnout, as further described in the proxy statement/prospectus.

(8)
Previously paid.

*
Prior to the consummation of the Mergers described herein, the Registrant intends to effect a deregistration under Article 206 of the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by Aspirational Consumer Lifestyle Corp. (after its domestication as a corporation incorporated in the State of Delaware), the continuing entity following the Domestication, which will be renamed “Wheels Up Experience Inc.”, upon the consummation of the Mergers.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. The registrant may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JUNE 10, 2021
PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF
ASPIRATIONAL CONSUMER LIFESTYLE CORP.
(A CAYMAN ISLANDS EXEMPTED COMPANY)
PROSPECTUS FOR 251,970,842 SHARES OF CLASS A COMMON STOCK AND 7,991,544 REDEEMABLE WARRANTS OF ASPIRATIONAL CONSUMER LIFESTYLE CORP. (AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE), THE CONTINUING ENTITY FOLLOWING THE DOMESTICATION, WHICH WILL BE RENAMED “WHEELS UP EXPERIENCE INC.” IN CONNECTION WITH THE BUSINESS COMBINATION DESCRIBED HEREIN

The board of directors of Aspirational Consumer Lifestyle Corp., a Cayman Islands exempted company (“Aspirational” and, after the Domestication and/or the Business Combination, as described below, “Wheels Up”), has unanimously approved (i) the domestication of Aspirational as a Delaware corporation (the “Domestication”); (ii) each of (x) the simultaneous mergers of the Blockers (as defined in the Merger Agreement (as defined below)) with and into the respective Blocker Merger Subs (as defined in the Merger Agreement), with the Blockers surviving each merger as wholly owned subsidiaries of Aspirational (the “First Step Blocker Mergers”), (y) the subsequent simultaneous mergers of the surviving Blockers with and into Wheels Up Blocker Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Aspirational (“Blocker Sub”), with Blocker Sub surviving each merger (the “Second Step Blocker Mergers”), and (z) the subsequent merger of KittyHawk Merger Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Aspirational (“Merger Sub”), with and into Wheels Up Partners Holdings LLC, a Delaware limited liability company (“WUP”), with WUP surviving the merger, with Aspirational as its managing member (the “Company Merger”, and collectively with the First Step Blocker Mergers and Second Step Blocker Mergers, the “Mergers”), in each case, pursuant to the terms of the Agreement and Plan of Merger, dated as of February 1, 2021, by and among Aspirational, WUP, Merger Sub, Blocker Sub, the Blocker Merger Subs and the Blockers, as amended by Amendment No. 1 to Merger Agreement, dated as of May 6, 2021, attached to this proxy statement/prospectus as Annex A and Annex A-I, respectively (as amended, the “Merger Agreement”), as more fully described elsewhere in this proxy statement/prospectus; and (iii) the other transactions contemplated by the Merger Agreement and documents related thereto. In connection with the Business Combination, Aspirational will change its name to “Wheels Up Experience Inc.”
As a result of and upon the effective time of the Domestication, (i) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of Aspirational (the “Aspirational Class A ordinary shares”), will convert automatically, on a one-for-one basis, into a share of Class A common stock, par value $0.0001 per share, of Wheels Up (the “Wheels Up Class A common stock”), (ii) each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of Aspirational (the “Aspirational Class B ordinary shares”), will convert automatically, on a one-for-one basis, into a share of Wheels Up Class A common stock, (iii) each then issued and outstanding redeemable warrant of Aspirational (the “Aspirational warrants”) will convert automatically into a redeemable warrant to acquire one share of Wheels Up Class A common stock (the “Wheels Up warrants”), pursuant to the Warrant Agreement, dated as of September 25, 2020, by and between Aspirational and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, and (iv) each of the then issued and outstanding units of Aspirational that have not been previously separated into the underlying Aspirational Class A ordinary shares and underlying Aspirational warrants upon the request of the holder thereof (the “Aspirational units”) will be cancelled and will entitle the holder thereof to one share of Wheels Up Class A common stock and one-third of one Wheels Up warrant. Accordingly, this proxy statement/prospectus covers (1) 251,970,842 shares of Wheels Up Class A common stock to be issued in the Domestication and (2) 7,991,544 Wheels Up warrants to be issued in the Domestication.
As a result of and upon the closing of the Business Combination (the “Closing”), among other things, (i) all issued and outstanding equity interests of each Blocker (other than any such interests held in treasury or owned by such Blocker) as of immediately prior to the effective time of the First Step Blocker Mergers (the “First Step Blocker Effective Time”) will be cancelled and converted into the right to receive in the aggregate (A) a number of shares of Wheels Up Class A common stock that is equal to the Exchange Ratio (as defined below) multiplied by the aggregate number of WUP preferred interests held by such Blocker as of immediately prior to the First Step Blocker Effective Time and (B) any Earnout Shares (as defined below) that may be due and issuable pursuant to the Merger Agreement, and (ii) each outstanding WUP common interest and preferred interest (other than any WUP common interests subject to the WUP awards discussed below and the WUP preferred interests held by Blocker Sub) immediately prior to the First Step Blocker Effective Time will be cancelled in exchange for the right to receive (A) a number of shares of Wheels Up Class A common stock that is equal to the Exchange Ratio and (B) any Earnout Shares that may be due and issuable pursuant to the Merger Agreement, which will, in the case of all shares described in clauses (i) and (ii), together with the shares of Wheels Up Class A common stock reserved in respect of the awards described immediately below, in the aggregate equal an aggregate merger consideration of $1,885,000,000, in addition to a number of shares of Wheels Up Class A common stock that may be issued post-Closing if WUP Options (as defined below) were to be cash exercised and due to the conversion of any WUP Profits Interests (as defined below) for shares of Wheels Up Class A common stock at a level above the intrinsic value of the profits interests immediately after Closing based on a reference price per share of Wheels Up Class A common stock of $10.00, plus any Earnout Shares.

In addition, as a result of the Closing, (i) each option to purchase WUP common interests (the “WUP Options”) that is outstanding immediately prior to the effective time of the Company Merger will be converted into the right to receive (as adjusted, including with respect to the applicable exercise price, based on the Exchange Ratio) an option related to the shares of Wheels Up Class A common stock, (ii) each award of WUP profits interests (the “WUP Profits Interests”) granted under any WUP incentive plan or granted directly in WUP that is outstanding immediately prior to the effective time of the Company Merger will be converted into the right to receive (as adjusted based on the Exchange Ratio and to maintain the intrinsic value of such award) an award of profits interests of Wheels Up, which, upon vesting and, for members of senior management, subject to the expiration of the Lock-Up Period (as defined in the Registration Rights Agreement), will be exchangeable for shares of Wheels Up Class A common stock, and (iii) each award of WUP restricted interests (the “WUP Restricted Interests”) granted under any WUP incentive plan will be converted into the right to receive (as adjusted based on the Exchange Ratio) an award of restricted shares of Wheels Up Class A common stock, with substantially the same vesting and termination-related provisions as such WUP Restricted Interest.
Further, as a result of the Closing, existing WUP equityholders will have the right to receive, including profits interests holders and restricted interest holders, but excluding option holders, through the issuance of Wheels Up EO Units (as defined in the Merger Agreement) that upon vesting may become exchangeable for, up to an aggregate of 9,000,000 additional shares of Wheels Up Class A common stock in three equal tranches which are issuable upon the achievement of share price thresholds for Wheels Up Class A common stock of $12.50, $15.00 and $17.50, respectively (such shares, the “Earnout Shares”).
It is anticipated that, following the Business Combination, (1) Aspirational’s public shareholders are expected to own approximately 8.8% of the outstanding Wheels Up Class A common stock, (2) WUP equityholders (without taking into account any public shares held by WUP equityholders prior to the consummation of the Business Combination or participation in the PIPE Investment) are expected to own approximately 68.9% of the outstanding Wheels Up common stock, and (3) Aspirational Consumer Lifestyle Sponsor LLC (the “Sponsor”) and related parties (including the independent directors of Aspirational) are expected to collectively own approximately 2.2% of the outstanding Wheels Up common stock and (4) the PIPE Investors are expected to own approximately 20.1% of the outstanding Wheels Up common stock. These percentages assume, as of immediately after the Business Combination, (i) none of Aspirational’s current public shareholders exercise their redemption rights in connection with the Business Combination, (ii) (A) the conversion of all WUP Restricted Interests into an award of restricted shares of Wheels Up Class A common stock, with substantially the same vesting and termination-related provisions as the WUP Restricted Interests, (B) the vesting and cashless net-exercise of all Wheels Up Options for shares of Wheels Up Class A common stock at a price per share of Wheels Up Class A common stock of $10.00, (C) the vesting and exchange of all WUP Profits Interests for shares of Wheels Up Class A common stock on the basis of a price per share of Wheels Up Class A common stock of $10.00 and (D) the issuance of shares of Wheels Up Class A common stock as the Merger Consideration pursuant to the Merger Agreement, which, in the case of all shares described in clauses (A)-(D) hereof, in the aggregate equal 188,500,000 shares of Wheels Up Class A common stock, and (iii) Wheels Up issues 55,000,000 shares of Wheels Up Class A common stock to the PIPE Investors pursuant to the PIPE Investment. Such percentages exclude the possible future issuance of any Wheels Up Class A common stock as earnout shares and in connection with the exercise of any Wheels Up warrants. If the actual facts are different from these assumptions, including if Wheels Up Options are cash exercised, or if due to appreciation of Wheels Up Class A common stock following the Business Combination, WUP Profits Interests become exchangeable for a greater amount of shares of Wheels Up Class A common stock, the percentage ownership retained by WUP’s existing shareholders in the combined company will be different. Assuming that all Wheels Up Options are cash exercised and assuming that all WUP Profits Interests were exchanged for shares of Wheels Up Class A common stock without regard to any hurdle amounts, an additional 30,496,210 shares of Wheels Up Class A common stock could be issued. Certain WUP equityholders are also PIPE Investors.
The Aspirational units, Aspirational Class A ordinary shares and Aspirational warrants are currently listed on the New York Stock Exchange (the “NYSE”) under the symbols “ASPL.U,” “ASPL” and “ASPL WS,” respectively. Aspirational will apply for listing, to be effective at the time of the Business Combination, of the Wheels Up Class A common stock and Wheels Up warrants on the NYSE under the proposed symbols “UP” and “UP WS”, respectively. It is a condition of the consummation of the Business Combination described above that Aspirational receives confirmation from the NYSE that the securities have been conditionally approved for listing on the NYSE, but there can be no assurance such listing conditions will be met or that Aspirational will obtain such confirmation from the NYSE. If such listing conditions are not met or if such confirmation is not obtained, the business combination described above will not be consummated unless the NYSE condition set forth in the Merger Agreement is waived by the applicable parties.
This proxy statement/prospectus provides shareholders of Aspirational with detailed information about the proposed business combination and other matters to be considered at the extraordinary general meeting of Aspirational. We encourage you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 42 of this proxy statement/prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
This proxy statement/prospectus is dated           , 2021, and is first being mailed to Aspirational’s shareholders on or about           , 2021.

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
A Cayman Islands Exempted Company
(Company Number 364043)
1 Kim Seng Promenade
#18-07/12 Great World City
Singapore 237994
Dear Aspirational Consumer Lifestyle Corp. Shareholders:
You are cordially invited to attend the extraordinary general meeting (the “extraordinary general meeting”) of Aspirational Consumer Lifestyle Corp., a Cayman Islands exempted company (“Aspirational”), at       , Eastern Time, on       , 2021, at       , or virtually via live webcast at https://www.cstproxy.com/aspconsumer/sm2021, or at such other time, on such other date and at such other place to which the meeting may be adjourned.
At the extraordinary general meeting, Aspirational shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “BCA Proposal,” to approve and adopt the Agreement and Plan of Merger, dated as of February 1, 2021, as amended by Amendment No. 1 to Merger Agreement, dated as of May 6, 2021 (as amended, the “Merger Agreement”), by and among Aspirational, Wheels Up Partners Holdings LLC, a Delaware limited liability company (“WUP”), KittyHawk Merger Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Aspirational (“Merger Sub”), Wheels Up Blocker Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Aspirational (“Blocker Sub”), the Blocker Merger Subs (as defined in the Merger Agreement) and the Blockers (as defined in the Merger Agreement), a copy of each of which is attached to the accompanying proxy statement/prospectus as Annex A and Annex A-I, respectively. The Merger Agreement provides for, among other things, following the Domestication of Aspirational to Delaware, (i) the simultaneous mergers of the Blockers with and into the respective Blocker Merger Subs, with the Blockers surviving each merger as wholly owned subsidiaries of Aspirational (the “First Step Blocker Mergers”), (ii) the subsequent simultaneous mergers of the surviving Blockers with and into Blocker Sub, with Blocker Sub surviving each merger (the “Second Step Blocker Mergers”) and (iii) the subsequent merger of Merger Sub with and into WUP, with WUP surviving the merger (the “Surviving Entity”), with Aspirational as its managing member (the “Company Merger”, and collectively with the First Step Blocker Mergers and Second Step Blocker Mergers, the “Mergers”), in each case in accordance with the terms and subject to the conditions of the Merger Agreement, as more fully described elsewhere in the accompanying proxy statement/prospectus.
As a condition to the consummation of the Mergers, the board of directors of Aspirational has unanimously approved a change of Aspirational’s jurisdiction by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Mergers, the “Business Combination”). As described in the accompanying proxy statement/prospectus, you will be asked to consider and vote upon a proposal to approve the Domestication (the “Domestication Proposal”). In connection with the consummation of the Business Combination, Aspirational will change its name to “Wheels Up Experience Inc.” As used in the accompanying proxy statement/prospectus, “Wheels Up” refers to Aspirational after the Domestication and/or the Business Combination, including after such change of name, as applicable.
As a result of and upon the effective time of the Domestication, among other things, (i) each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of Aspirational (the “Aspirational Class A ordinary shares”), will convert automatically, on a one-for-one basis, into a share of Class A common stock, par value $0.0001 per share, of Wheels Up (the “Wheels Up Class A common stock”), (ii) each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of Aspirational (the “Aspirational Class B ordinary shares”), will convert automatically, on a one-for-one basis, into a share of Wheels Up Class A common stock, (iii) each of the then issued and outstanding redeemable warrant of Aspirational (the “Aspirational warrants”) will convert automatically into a redeemable warrant to acquire one share of Wheels Up Class A common stock (the “Wheels Up warrants”), pursuant to the Warrant Agreement, dated as of September 25, 2020, by and between Aspirational and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, and (iv) each of the then issued and outstanding units of Aspirational that have not been previously separated into the underlying Aspirational Class A ordinary shares and underlying Aspirational warrants upon the request of the holder thereof (the “Aspirational units”) will be cancelled and will entitle the holder thereof to one share of Wheels Up Class A common stock and one-third of one Wheels Up warrant. As used herein, “public shares” shall mean the Aspirational Class A ordinary shares (including those that underlie the Aspirational units) that were registered pursuant to the Registration Statement on Form S-1 (333-248592) and the shares of Wheels Up Class A common stock issued as a matter of law upon the conversion thereof on the effective date of the Domestication. For further details, see the section entitled “Domestication Proposal.”
You will also be asked to consider and vote upon (i) four separate proposals to approve material differences between Aspirational’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) and the proposed certificate of incorporation and bylaws of Wheels Up (collectively, the “Organizational Documents Proposals”), (ii) a proposal to elect 11 directors, who, upon consummation of the Business Combination, will be the directors of Wheels Up (the “Director Election Proposal”), (iii) a proposal to approve for purposes of complying with the applicable provisions of Section 312.03 of the NYSE Listed Company Manual, the issuance of Wheels Up Class A common stock to (A) the PIPE Investors pursuant to the PIPE Investment and (B) the equityholders of WUP pursuant to the Merger Agreement (the “Stock Issuance Proposal”), (iv) a proposal to approve and adopt the Wheels Up 2021 Long-Term Incentive Plan (the “Equity Incentive Plan Proposal”) and (v) a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”). The Business Combination will be consummated only if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal and the Equity Incentive Plan Proposal (collectively, the “Condition Precedent Proposals”) are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.
As a result of and upon the closing of the Business Combination (the “Closing”), among other things, (i) all issued and outstanding equity interests of each Blocker (other than any such interests held in treasury or owned by such Blocker) as of immediately prior to the effective time of the First Step Blocker Mergers (the “First Step Blocker Effective Time”) will be cancelled and converted into the right to receive in the aggregate a number of shares of Wheels Up Class A common stock that is equal to the Exchange Ratio (as defined below) multiplied by the aggregate number of WUP preferred interests held by such Blocker as of immediately prior to the First Step Blocker Effective Time, and (ii) each outstanding WUP common interest and preferred interest (other than any WUP common interests subject to the WUP awards discussed below and the WUP preferred interests held by Blocker Sub as a result of the Second Step Blocker Mergers) immediately prior to the First Step Blocker Effective Time will be cancelled in exchange for the right to receive a number of shares of Wheels Up Class A common stock that is equal to the Exchange Ratio, which will, in the case of all shares described in clauses (i) and (ii), together with the shares of Wheels Up Class A common stock reserved in respect of the awards described immediately below, in the aggregate equal an aggregate merger consideration of $1,885,000,000, in addition to a number of shares of Wheels Up Class A common stock that may be issued post-Closing if WUP Options (as defined below) were to be cash exercised and due to the exchange of any WUP Profits Interests (as defined below) for shares of Wheels Up Class A common stock at a level above the intrinsic value of the profits interests immediately after Closing based on a reference price per share of Wheels Up Class A common stock of $10.00, plus any Earnout Shares (as defined below).
In addition, as a result of the Closing, (i) each option to purchase WUP common interests (the “WUP Options”) that is outstanding immediately prior to the effective time of the Company Merger will be converted into the right to receive (as adjusted, including with respect to the applicable exercise price, based on the Exchange Ratio) an option related to the shares of Wheels Up Class A common stock, (ii) each award of WUP profits interests (the “WUP Profits Interests”) granted under any WUP incentive plan or granted directly in WUP that is outstanding immediately prior to the effective time of the Company Merger will be converted into the right to receive (as adjusted based on the Exchange Ratio and to maintain the intrinsic value of such award) an award of profits interests of Wheels Up, which, upon vesting and, for members of senior management, subject to the expiration of the Lock-Up Period (as defined below), will be exchangeable for shares of Wheels Up Class A common stock, and (iii) each award of WUP restricted interests (the “WUP Restricted Interests”) granted under any WUP incentive plan will be converted into the right to receive (as adjusted based on the Exchange Ratio) an award of restricted shares of Wheels Up Class A common stock, with substantially the same vesting and termination-related provisions as such WUP Restricted Interest.
Further, as a result of the Closing, existing WUP equityholders will have the right to receive, including profits interests holders and restricted interest holders, but excluding option holders, through the issuance of Wheels Up EO Units (as defined in the Merger Agreement) that upon vesting may become exchangeable for, up to an aggregate of 9,000,000 additional shares of Wheels Up Class A common stock in three equal tranches which are issuable upon the achievement of share price thresholds for Wheels Up Class A common stock of $12.50, $15.00 and $17.50, respectively (such shares, the “Earnout Shares”).
In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the date of the Closing (the “Closing Date”), including (i) the Sponsor Support Agreement, (ii) the WUP Holders Support Agreement, (iii) the Registration Rights Agreement, (iv) the PIPE Subscription Agreements, (v) the Delta Investor Rights Letter and (vi) the Seventh Amended and Restated Limited Liability Company Agreement of the Surviving Entity. For additional information, see the section entitled “BCA Proposal — Related Agreements” in the accompanying proxy statement/prospectus.
Pursuant to the Cayman Constitutional Documents, a holder (a “public shareholder”) of public shares, which excludes shares held by Aspirational Consumer Lifestyle Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), may request that Aspirational redeem all or a portion of such public shareholder’s public shares for cash if the Business Combination is consummated. Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Public shareholders may elect to redeem their public shares even if they vote “for” the BCA Proposal or any other Condition Precedent Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental Stock Transfer & Trust Company, Aspirational’s transfer agent, Wheels Up will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Wheels Up Class A common stock that will be redeemed immediately after consummation of the Business Combination. See the section entitled “Extraordinary General Meeting of Aspirational — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor and each director of Aspirational holding Aspirational ordinary shares have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them, in each case, subject to the terms and conditions contemplated by that certain Sponsor Support Agreement, dated as of February 1, 2021, by and among the Sponsor, Aspirational, each director of Aspirational holding Aspirational ordinary shares and WUP, as amended and modified from time to time, a copy of which is attached as Annex B to this proxy statement/prospectus (the “Sponsor Support Agreement”). The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor (including Aspirational’s independent directors) owns 20% of the issued and outstanding ordinary shares.
The Merger Agreement provides that the obligations of WUP to consummate the Mergers are conditioned on, among other things, that as of the Closing, the amount of cash available in the trust account, after deducting the amount required to satisfy Aspirational’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (but prior to the payment of any (i) deferred underwriting commissions being held in the trust account and (ii) transaction expenses of WUP or Aspirational) (such amount, the “Trust Amount”) at or prior to the date of the Closing is at least equal to $120 million (the “Minimum Remaining Trust Amount”) (such condition, the “Minimum Trust Condition”). This condition is for the sole benefit of WUP and is waivable by WUP, in its discretion. There is also a mutual condition that the PIPE Investment Amount (as defined in this proxy statement/prospectus) be at least $360 million. If such conditions are not met, and such conditions are not waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will Aspirational redeem public shares in an amount that would cause Wheels Up’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.
The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus (including the absence of a material adverse effect on WUP and the approval of the Merger Agreement and the transactions contemplated thereby by Aspirational’s shareholders and WUP’s equityholders). There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.
Aspirational is providing the accompanying proxy statement/prospectus and accompanying proxy card to Aspirational’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournments of the extraordinary general meeting. Information about the extraordinary general meeting, the Business Combination and other related business to be considered by Aspirational’s shareholders at the extraordinary general meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the extraordinary general meeting, all of Aspirational’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 42 of this proxy statement/prospectus.
After careful consideration, the board of directors of Aspirational has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to Aspirational’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Aspirational, you should keep in mind that Aspirational’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of Aspirational’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.
The approval of each of the Domestication Proposal and Organizational Documents Proposals requires the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The BCA Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal require the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Your vote is very important.   Whether or not you plan to attend the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person or virtually, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered non-discretionary, and will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person or virtually, you may withdraw your proxy and vote in person or virtually.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO ASPIRATIONAL’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.
On behalf of Aspirational’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.
Sincerely,
Ravi Thakran
Chief Executive Officer and Chairman of the Board of Directors
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated       , 2021 and is first being mailed to shareholders on or about       , 2021.

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
A Cayman Islands Exempted Company
(Company Number 364043)
1 Kim Seng Promenade
#18-07/12 Great World City
Singapore 237994
NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON       , 2021
TO THE SHAREHOLDERS OF ASPIRATIONAL CONSUMER LIFESTYLE CORP.:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “extraordinary general meeting”) of Aspirational Consumer Lifestyle Corp., a Cayman Islands exempted company, company number 364043 (“Aspirational”), will be held at       , Eastern Time, on       , 2021, at       , or virtually via live webcast at https://www.cstproxy.com/aspconsumer/sm2021. You are cordially invited to attend the extraordinary general meeting, which will be held for the following purposes:
•
Proposal No. 1 — The BCA Proposal — to consider and vote upon a proposal to approve by ordinary resolution and adopt the Agreement and Plan of Merger, dated as of February 1, 2021, as amended by Amendment No. 1 to Merger Agreement, dated as of May 6, 2021 (as amended, the “Merger Agreement”), by and among Aspirational, WUP, Merger Sub, Blocker Sub, the Blocker Merger Subs and the Blockers, a copy of each of which is attached to the accompanying proxy statement/prospectus as Annex A and Annex A-I, respectively. The Merger Agreement provides for, among other things, (x) the simultaneous mergers of the Blockers with and into the respective Blocker Merger Subs, with the Blockers surviving each merger as wholly owned subsidiaries of Aspirational, (y) the subsequent simultaneous mergers of the surviving Blockers with and into Blocker Sub, with Blocker Sub surviving each merger, and (z) the subsequent merger of Merger Sub with and into WUP, with WUP surviving the merger, with Aspirational as its managing member, in each case in accordance with the terms and subject to the conditions of the Merger Agreement, as more fully described elsewhere in the accompanying proxy statement/prospectus (the “BCA Proposal”);

•
Proposal No. 2 — The Domestication Proposal — to consider and vote upon a proposal to approve by special resolution, the change of Aspirational’s jurisdiction by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication” and, together with the Mergers, the “Business Combination”) (the “Domestication Proposal”);

•
Organizational Documents Proposals — to consider and vote upon the following four separate proposals (collectively, the “Organizational Documents Proposals”) to approve by special resolution, the following material differences between Aspirational’s Amended and Restated Memorandum and Articles of Association (as may be amended from time to time, the “Cayman Constitutional Documents”) and the proposed new certificate of incorporation (“Proposed Certificate of Incorporation”) and the proposed new bylaws (“Proposed Bylaws”) of Aspirational Consumer Lifestyle Corp. (a corporation incorporated in the State of Delaware, and the filing with and acceptance by the Secretary of State of Delaware of the certificate of domestication in accordance with Section 388 of the DGCL), which will be renamed “Wheels Up Experience Inc.” in connection with the Business Combination (Aspirational after the Domestication and/or the Business Combination, including after such change of name, as applicable, is referred to herein as “Wheels Up”):

(A)
Proposal No. 3 — Organizational Documents Proposal A — to authorize the change in the authorized capital stock of Aspirational from 500,000,000 Class A ordinary shares, par value $0.0001 per share (the “Aspirational Class A ordinary shares”), 50,000,000 Class B ordinary shares, par value $0.0001 per share (the “Aspirational Class B ordinary shares” and, together with the Aspirational Class A ordinary shares, the “ordinary shares”), and 5,000,000 preferred shares, par value $0.0001 per share (the “Aspirational preferred shares”), to 2,500,000,000 shares of Class A common stock, par value $0.0001 per share, of Wheels Up (the “Wheels Up Class A common stock”) and 25,000,000 shares of preferred stock, par value $0.0001 per share, of Wheels Up (the “Wheels Up preferred stock”) (this proposal is referred to herein as “Organizational Documents Proposal A”);
(B)
Proposal No. 4 — Organizational Documents Proposal B — to authorize the board of directors of Wheels Up to issue any or all shares of Wheels Up preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Wheels Up board of directors and as may be permitted by the DGCL (this proposal is referred to herein as “Organizational Documents Proposal B”);

(C)
Proposal No. 5 — Organizational Documents Proposal C — to provide that the board of directors of Wheels Up be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term (this proposal is referred to herein as “Organizational Documents Proposal C”); and

(D)
Proposal No. 6 — Organizational Documents Proposal D — to authorize all other changes in connection with the replacement of the Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws as part of the Domestication (copies of which are attached to the accompanying proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the corporate name from “Aspirational Consumer Lifestyle Corp.” to “Wheels Up Experience Inc.” in connection with the Business Combination, (ii) making Wheels Up’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation, (iv) restricting the ability of persons that are not “Citizens of the United States” to own more than 25% of the voting power of Wheels Up, (v) being subject to the provisions of Section 203 of the DGCL and (vi) removing certain provisions related to Aspirational’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which Aspirational’s board of directors believes is necessary to adequately address the needs of Wheels Up after the Business Combination (this proposal is referred to herein as “Organizational Documents Proposal D”);

•
Proposal No. 7 — Director Election Proposal — to consider and vote upon a proposal, assuming the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals are approved, to elect 11 directors, who, upon consummation of the Business Combination, will be the directors of Wheels Up (this proposal is referred to herein as the “Director Election Proposal”);

•
Proposal No. 8 — The Stock Issuance Proposal — to consider and vote upon a proposal to approve by ordinary resolution, for purposes of complying with the applicable provisions of Section 312.03 of the NYSE Listed Company Manual, the issuance of shares of Wheels Up Class A common stock to (a) the PIPE Investors pursuant to the PIPE Investment and (b) the WUP equityholders pursuant to the Merger Agreement (this proposal is referred to herein as the “Stock Issuance Proposal”);

•
Proposal No. 9 — The Equity Incentive Plan Proposal — to consider and vote upon a proposal to approve by ordinary resolution, the Wheels Up 2021 Long-Term Incentive Plan (this proposal is referred to herein as the “Equity Incentive Plan Proposal”);

•
Proposal No. 10 — The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (this proposal is referred to herein as the “Adjournment Proposal”).

Each of Proposals No. 1 through 9 is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

These items of business are described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.
Only holders of record of ordinary shares at the close of business on May 24, 2021 are entitled to notice of and to vote and have their votes counted at the extraordinary general meeting and any adjournment of the extraordinary general meeting. The extraordinary general meeting will also be held virtually and will be conducted via live webcast at the following address: https://www.cstproxy.com/aspconsumer/sm2021.
The accompanying proxy statement/prospectus and accompanying proxy card is being provided to Aspirational’s shareholders in connection with the solicitation of proxies to be voted at the extraordinary general meeting and at any adjournment of the extraordinary general meeting. Whether or not you plan to attend in person or virtually the extraordinary general meeting, all of Aspirational’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 42 of the accompanying proxy statement/prospectus.
After careful consideration, the board of directors of Aspirational has unanimously approved the Business Combination and unanimously recommends that shareholders vote “FOR” adoption of the Merger Agreement, and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to Aspirational’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of Aspirational, you should keep in mind that Aspirational’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of Aspirational’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.
Pursuant to the Cayman Constitutional Documents, a holder of public shares (as defined herein) (a “public shareholder”) may request of Aspirational that Wheels Up redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
(a) hold public shares, or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental Stock Transfer & Trust Company (“Continental”), Aspirational’s transfer agent, that Wheels Up redeem all or a portion of your public shares for cash; and

(iii)
deliver your public shares to Continental, Aspirational’s transfer agent, physically or electronically through The Depository Trust Company (“DTC”).

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to                 , Eastern Time, on                 , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Aspirational’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem public shares regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank.
If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Aspirational’s transfer agent, Wheels Up will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of our initial public offering (the “trust account”), calculated as of two business days prior to the consummation of the Business

Combination. For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Wheels Up Class A common stock that will be redeemed promptly after consummation of the Business Combination. See the section entitled “Extraordinary General Meeting of Aspirational — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
Aspirational Consumer Lifestyle Sponsor LLC, a Cayman Islands limited liability company and shareholder of Aspirational (the “Sponsor”), and each director of Aspirational holding Aspirational ordinary shares have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, and to waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them, in each case, subject to the terms and conditions contemplated by that certain Sponsor Support Agreement, dated as of February 1, 2021, by and among the Sponsor, Aspirational, each director of Aspirational holding Aspirational ordinary shares and WUP, as amended and modified from time to time, a copy of which is attached as Annex B to the accompanying proxy statement/prospectus (the “Sponsor Support Agreement”). The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor (including Aspirational’s independent directors) owns 20% of the issued and outstanding ordinary shares.
The Merger Agreement provides that the obligations of WUP to consummate the Mergers are conditioned on, among other things, that as of the Closing, the amount of cash available in the trust account, after deducting the amount required to satisfy Aspirational’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (but prior to the payment of any (i) deferred underwriting commissions being held in the trust account and (ii) transaction expenses of WUP or Aspirational) (such amount, the “Trust Amount”) at or prior to the date of the Closing is at least equal to $120 million (the “Minimum Remaining Trust Amount”) (such condition, the “Minimum Trust Condition”). This condition is for the sole benefit of WUP and is waivable by WUP, in its discretion. There is also a mutual condition that the PIPE Investment Amount (as defined in the accompanying proxy statement/prospectus) be at least $360 million. If such conditions are not met, and such conditions are not waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will Aspirational redeem public shares in an amount that would cause Wheels Up’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.
The Merger Agreement is also subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus (including the absence of a material adverse effect on WUP and the approval of the Merger Agreement and the transactions contemplated thereby by Aspirational’s shareholders and WUP’s equityholders). There can be no assurance that the parties to the Merger Agreement would waive any such provision of the Merger Agreement.
The approval of each of the Domestication Proposal and Organizational Documents Proposals requires the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The BCA Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal require the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Your vote is very important.   Whether or not you plan to attend in person or virtually the extraordinary general meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the extraordinary general meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the extraordinary general meeting. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in the accompanying proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the extraordinary general meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the extraordinary general meeting in person or virtually, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the extraordinary general meeting and will not be voted. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the extraordinary general meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the shareholders will be considered non-discretionary, and will not count as a vote cast at the extraordinary general meeting. If you are a shareholder of record and you attend the extraordinary general meeting and wish to vote in person or virtually, you may withdraw your proxy and vote in person.
Your attention is directed to the remainder of the proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read the accompanying proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC (“Morrow”), our proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing ASPL.info@investor.morrowsodali.com.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors of Aspirational Consumer Lifestyle Corp.,
      , 2021

Ravi Thakran
Chief Executive Officer and Chairman of the Board of Directors
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO ASPIRATIONAL’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE EXTRAORDINARY GENERAL MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

REFERENCES TO ADDITIONAL INFORMATION	iii
TRADEMARKS	iv
SELECTED DEFINITIONS	v
MARKET, INDUSTRY AND OTHER DATA	x
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	xi
QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF ASPIRATIONAL	xiii
SUMMARY OF THE PROXY STATEMENT/PROSPECTUS	1
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	36
COMPARATIVE PER SHARE DATA	39
MARKET PRICE AND DIVIDEND INFORMATION	41
RISK FACTORS	42
EXTRAORDINARY GENERAL MEETING OF ASPIRATIONAL	83
BCA PROPOSAL	91
DOMESTICATION PROPOSAL	145
ORGANIZATIONAL DOCUMENTS PROPOSALS	148
ORGANIZATIONAL DOCUMENTS PROPOSAL A – APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED CAPITAL STOCK, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS	151
ORGANIZATIONAL DOCUMENTS PROPOSAL B – APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF WHEELS UP AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS	153
ORGANIZATIONAL DOCUMENTS PROPOSAL C – APPROVAL OF PROPOSAL REGARDING ESTABLISHMENT OF A CLASSIFIED BOARD OF DIRECTORS, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS	155
ORGANIZATIONAL DOCUMENTS PROPOSAL D – APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED ORGANIZATIONAL DOCUMENTS	157
DIRECTOR ELECTION PROPOSAL	161
STOCK ISSUANCE PROPOSAL	163
EQUITY INCENTIVE PLAN PROPOSAL	165
ADJOURNMENT PROPOSAL	171
U.S. FEDERAL INCOME TAX CONSIDERATIONS	172
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	182
INFORMATION ABOUT ASPIRATIONAL	196
ASPIRATIONAL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	205
INFORMATION ABOUT WUP	210
WUP’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	241
MANAGEMENT OF WHEELS UP FOLLOWING THE BUSINESS COMBINATION	267
WUP EXECUTIVE AND DIRECTOR COMPENSATION	278
BENEFICIAL OWNERSHIP OF SECURITIES	291
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	298

i

Annexes

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.
You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other publicly available information concerning Aspirational, without charge, by written request to Secretary at Aspirational Consumer Lifestyle Corp., 1 Kim Seng Promenade, #18-07/12 Great World City, Singapore 237994, or by telephone request at +65 6672 7605; or Morrow Sodali LLC, Aspirational’s proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing ASPL.info@investor.morrowsodali.com, or from the SEC through the SEC website at the address provided above.
In order for Aspirational’s shareholders to receive timely delivery of the documents in advance of the extraordinary general meeting of Aspirational to be held on                 , 2021, you must request the information no later than                 , 2021, five business days prior to the date of the extraordinary general meeting.

TRADEMARKS
This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. Aspirational does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

SELECTED DEFINITIONS
Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:
•
“2021 Plan” are to the Wheels Up Experience Inc. 2021 Long-Term Incentive Plan attached to this proxy statement/prospectus as Annex E;

•
“Active Members” are to the number of Connect, Core and Business membership accounts that generated membership revenue in a given period and are active as of the reporting period;

•
“Active Users” are to Active Members and legacy WUPJ jet card holders as of the reporting date plus unique non-member consumers who completed a revenue generating flight at least once in a given period and excluding wholesale flight activity;

•
“Agreement End Date” are to July 31, 2021;

•
“Aspirational” are to Aspirational Consumer Lifestyle Corp. prior to its domestication as a corporation in the State of Delaware;

•
“Aspirational Class A ordinary shares” are to Aspirational’s Class A ordinary shares, par value $0.0001 per share;

•
“Aspirational Class B ordinary shares” are to Aspirational’s Class B ordinary shares, par value $0.0001 per share;

•
“Aspirational units” and “units” are to the units of Aspirational, each unit representing one Aspirational Class A ordinary share and one-third of one redeemable warrant to acquire one Aspirational Class A ordinary share, that were offered and sold by Aspirational in its initial public offering and registered pursuant to the IPO Registration Statement (less the number of units that have been separated into the underlying public shares and underlying warrants upon the request of the holder thereof);

•
“ATO Funds” are to “Air Transportation Only Funds” purchased during the CARES Act Federal Excise Tax exemption period from March 28, 2020 through December 31, 2020. ATO Funds may only be applied against air transportation costs, and are not available as a method of payment for any ancillary or additional flight costs;

•
“Avianis” are to Avianis Systems LLC, a Delaware limited liability company and subsidiary of WUP;

•
“Blocker Sub” are to Wheels Up Blocker Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Aspirational;

•
“Business Combination” are to the Domestication together with the Mergers;

•
“CARES Act” are to the Coronavirus Aid, Relief, and Economic Security Act;

•
“Cayman Constitutional Documents” are to Aspirational’s Amended and Restated Memorandum and Articles of Association (as amended from time to time);

•
“Cayman Islands Companies Act” are to the Cayman Islands Companies Act (As Revised);

•
“Closing” are to the closing of the Business Combination;

•
“Citizen of the United States” or “U.S. Citizen” are to the meanings of such terms set forth in Title 49, U.S. Code, Section 40102 and administrative interpretations thereof issued by the Department of Transportation or its predecessor or successors, or as the same may be from time to time amended;

•
“Closing Date” are to the date on which the Closing actually occurs;

•
“Code” are to the U.S. Internal Revenue Code of 1986, as amended;

•
“Company,” “we,” “us” and “our” are to Aspirational prior to its domestication as a corporation in the State of Delaware and to Wheels Up after its domestication as a corporation incorporated in the State of Delaware, unless otherwise indicated in this proxy statement/prospectus;

v

•
“Company Merger” are to the merger of Merger Sub with and into WUP, with WUP surviving the merger with Aspirational as its managing member;

•
“Condition Precedent Proposals” are to the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal and the Equity Incentive Plan Proposal, collectively;

•
“Connect Funds” are to prepaid dollar denominated account credits purchased by Connect members that can be used to pay for flight services on any aircraft available through the Wheels Up program (and/or incidental or extraordinary costs incurred in connection therewith);

•
“Continental” are to Continental Stock Transfer & Trust Company;

•
“COVID-19” are to SARS-CoV-2 or COVID-19, and any evolutions thereof;

•
“Delta” are to Delta Air Lines, Inc.;

•
“Delta Investor Rights Letter” are to the letter agreement, dated as of February 1, 2021, by and among WUP, Aspirational and Delta, a copy of which is attached to this proxy statement/prospectus as Annex F;

•
“DGCL” are to the General Corporation Law of the State of Delaware;

•
“Domestication” are to the domestication of Aspirational Consumer Lifestyle Corp. as a corporation incorporated in the State of Delaware;

•
“DPJ” are to Delta Private Jets, LLC (now known as Wheels Up Private Jets LLC) prior to its acquisition by WUP on January 17, 2020;

•
“DTC” are to The Depository Trust Company;

•
“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

•
“Exchange Ratio” are to the quotient obtained by dividing (i) 188,500,000 by (ii) (A) the aggregate number of equity interests of WUP (including WUP common interests, WUP preferred interests, WUP Profits Interests and WUP Restricted Interests) that are (1) issued and outstanding immediately prior to the First Step Blocker Effective Time, taking into consideration WUP Profits Interests in a number equal to the aggregate number of such WUP Profits Interests multiplied by the Profits Interest Proceeds Ratio, or (2) issuable upon, or subject to, the settlement of WUP Options (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time, minus (B) a number of shares equal to the aggregate exercise price of the WUP Options described in clause (2) above divided by the product obtained by multiplying the Exchange Ratio by $10.00;

•
“FAA” are to the Federal Aviation Administration;

•
“FBO” are to fixed based operators or operations, as the context requires;

•
“First Step Blocker Mergers” are to the simultaneous mergers of the Blockers with and into the respective Blocker Merger Subs, with the Blockers surviving each merger as wholly owned subsidiaries of Aspirational;

•
“founder shares” are to the Aspirational Class B ordinary shares purchased by the Sponsor in a private placement prior to the initial public offering, and the Aspirational Class A ordinary shares that will be issued upon the conversion thereof;

•
“FTC” are to the Federal Trade Commission;

•
“Fund Programs” are pre-purchased amounts of dollar-denominated credits that can be applied to future costs incurred by members, including flight services, annual dues, and other incidental costs such as catering and ground transportation;

•
“GAAP” are to accounting principles generally accepted in the United States;

•
“Gama” are to Gama Aviation LLC, a Delaware limited liability company and subsidiary of WUP;

•
“HSR Act” are to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•
“initial public offering” are to Aspirational’s initial public offering that was consummated on September 25, 2020;

•
“IPO Registration Statement” are to the Registration Statement on Form S-1 (333-248592) filed by Aspirational in connection with its initial public offering, which became effective on September 22, 2020;

•
“IRS” are to the U.S. Internal Revenue Service;

•
“JOBS Act” are to the Jumpstart Our Business Startups Act of 2012;

•
“Live Flight Legs” are to the number of complete one-way revenue generating flight legs in a given period, excluding empty repositioning legs and owner legs related to aircraft under management;

•
“Merger Agreement” are to the Agreement and Plan of Merger, dated as of February 1, 2021, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of May 6, 2021 (as may be further amended), by and among Aspirational, WUP, Merger Sub, Blocker Sub, the Blocker Merger Subs (as defined in the Merger Agreement) and the Blockers (as defined in the Merger Agreement), a copy of each of which is attached to this proxy statement/prospectus as Annex A and Annex A-I, respectively;

•
“Merger Sub” are to KittyHawk Merger Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Aspirational;

•
“Mergers” are to the First Step Blocker Mergers, the Second Step Blocker Mergers and the Company Merger, collectively;

•
“Minimum Trust Condition” are to the condition to Closing for the benefit of WUP that the Trust Amount is greater than $120 million;

•
“Morrow” are to “Morrow Sodali LLC”;

•
“Mountain Aviation” are to Mountain Aviation, LLC, a Colorado limited liability company and subsidiary of WUP;

•
“MRO” are to maintenance, repair and overhaul operations;

•
“Net Promoter Score” are to the percentage of customers rating their likelihood to recommend a product or service to a friend or colleague as 9 or 10, referred to as promoters, minus the percentage rating this at 6 or below, called detractors, on a scale from 0 to 10. As specifically utilized herein, WUP includes within a post-flight survey sent to members following every flight, the question “How likely are you to recommend Wheels Up to a friend or colleague?” Respondents can respond by checking numbers between 0 and 10, with the bottom of the scale identified as “Not at all Likely” and the top of the scale identified as “Extremely Likely.” The Net Promoter Score is then calculated as (Promoters – Detractors)/Total Respondents;

•
“NYSE” are to the New York Stock Exchange;

•
“ordinary shares” are to the Aspirational Class A ordinary shares and the Aspirational Class B ordinary shares, collectively;

•
“Per Share Merger Consideration” are to the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00;

•
“Person” are to any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or instrumentality or other entity of any kind;

•
“PFIC” are to “passive foreign investment company”;

•
“PIPE Investment” are to the purchase of shares of Wheels Up Class A common stock pursuant to the PIPE Subscription Agreements;

•
“PIPE Investment Amount” are to the aggregate gross purchase price received by Aspirational prior to or substantially concurrently with Closing for the shares in the PIPE Investment;

•
“PIPE Investors” are to those certain investors participating in the PIPE Investment pursuant to the PIPE Subscription Agreements;

•
“PIPE Subscription Agreements” are to the subscription agreements pursuant to which the PIPE Investment will be consummated, a form of which is attached to this proxy statement/prospectus as Annex H;

•
“Prepaid Blocks” are to Fund Programs, ATO Funds and/or Connect Funds;

•
“private placement warrants” are to the Aspirational private placement warrants outstanding as of the date of this proxy statement/prospectus and the warrants of Wheels Up issued as a matter of law upon the conversion thereof at the time of the Domestication;

•
“pro forma” are to giving pro forma effect to the Business Combination;

•
“Profits Interest Proceeds Ratio” are to (x) the intrinsic value of a WUP Profits Interest assuming a hypothetical liquidation of WUP upon the Closing for $1,885,000,000, after taking into consideration the relevant participation threshold of each such WUP Profits Interest and any distribution preferences applicable to other WUP equity interests in accordance with the WUP limited liability company agreement (as in effect on the date of the Merger Agreement without further amendment), divided by (y) the Per Share Merger Consideration;

•
“Promissory Notes” are to (i) the promissory note, dated as of March 8, 2021, issued by Aspirational to the Sponsor, pursuant to which Aspirational borrowed an aggregate principal amount of $100,000 from the Sponsor, and (ii) the promissory note, dated as of April 30, 2021, issued by Aspirational to the Sponsor, pursuant to which Aspirational borrowed an aggregate principal amount of $150,000 from the Sponsor;

•
“Proposed Bylaws” are to the proposed bylaws of Wheels Up upon the effective date of the Business Combination attached to this proxy statement/prospectus as Annex D;

•
“Proposed Certificate of Incorporation” are to the proposed certificate of incorporation of Wheels Up upon the effective date of the Business Combination attached to this proxy statement/prospectus as Annex C;

•
“Proposed Organizational Documents” are to the Proposed Certificate of Incorporation and the Proposed Bylaws;

•
“public shareholders” are to holders of public shares, whether acquired in Aspirational’s initial public offering or acquired in the secondary market;

•
“public shares” are to the Aspirational Class A ordinary shares (including those that underlie the units) that were offered and sold by Aspirational in its initial public offering and registered pursuant to the IPO Registration Statement or the shares of Wheels Up Class A common stock issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;

•
“public warrants” are to the redeemable warrants (including those that underlie the units) that were offered and sold by Aspirational in its initial public offering and registered pursuant to the IPO Registration Statement or the redeemable warrants of Wheels Up issued as a matter of law upon the conversion thereof at the time of the Domestication, as context requires;

•
“redemption” are to each redemption of public shares for cash pursuant to the Cayman Constitutional Documents and the Proposed Organizational Documents;

•
“Registration Rights Agreement” are to the Amended and Restated Registration Rights Agreement to be entered into at Closing, by and among Wheels Up, the Sponsor, certain former equityholders of WUP and the other parties thereto attached to this proxy statement/prospectus as Annex G;

•
“Sarbanes-Oxley Act” are to the Sarbanes-Oxley Act of 2002;

•
“SEC” are to the U.S. Securities and Exchange Commission;

•
“Second Step Blocker Mergers” are to the mergers of the surviving Blockers with and into Blocker Sub, with Blocker Sub surviving each Merger;

•
“Securities Act” are to the Securities Act of 1933, as amended;

•
“special missions” are to Wheels Up’s government, defense and emergency and medical transport businesses;

•
“Sponsor” are to Aspirational Consumer Lifestyle Sponsor LLC, a Cayman Islands limited liability company;

•
“Sponsor Support Agreement” are to that certain Support Agreement, dated as of February 1, 2021 by and among the Sponsor, Aspirational, each director of Aspirational holding Aspirational ordinary shares and WUP, as amended and modified from time to time, attached to this proxy statement/prospectus as Annex B;

•
“TAM” are to the total addressable market and is calculated as the total market demand for private aviation measured in estimated annual revenue;

•
“TMC” are to Travel Management Company, LLC, an Indiana limited liability company and subsidiary of WUP;

•
“trust account” are to the trust account established at the consummation of Aspirational’s initial public offering at J.P. Morgan Chase Bank, N.A. and maintained by Continental, acting as trustee;

•
“Trust Agreement” are to the Investment Management Trust Agreement, dated as of September 25, 2020, by and between Aspirational and Continental Stock Transfer & Trust Company, as trustee;

•
“Trust Amount” are to the amount of cash available in the trust account as of the Closing, after deducting the amount required to satisfy Aspirational’s obligations to its shareholders (if any) that exercise their rights to redeem their Aspirational Class A ordinary shares pursuant to the Cayman Constitutional Documents (but prior to the payment of any (i) deferred underwriting commissions being held in the trust account and (ii) transaction expenses of WUP or Aspirational);

•
“U.S.” or “United States” are to the United States of America;

•
“warrants” are to the public warrants and the private placement warrants;

•
“Wheels Up” are to Aspirational after the Domestication and/or the Business Combination, including after its name change from Aspirational Consumer Lifestyle Corp. to “Wheels Up Experience Inc.,” as applicable, and inclusive of its consolidated subsidiaries;

•
“Wheels Up App” are to the Wheels Up mobile app, available on iOS and Android;

•
“Wheels Up Class A common stock” are to shares of Wheels Up Class A common stock, par value $0.0001 per share, which will be entitled to one vote per share;

•
“WUP” are to Wheels Up Partners Holdings LLC and its consolidated subsidiaries prior to the Business Combination; and

•
“WUPJ” are to Wheels Up Private Jets LLC (formerly known as Delta Private Jets, LLC), a Kentucky limited liability company, following its acquisition by WUP on January 17, 2020.

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to Aspirational Class A ordinary shares, shares of Wheels Up Class A common stock or warrants include such securities underlying the units.

MARKET, INDUSTRY AND OTHER DATA
This proxy statement/prospectus contains estimates, projections and other information concerning our industry, our business and the markets for our services and products, which are based on publicly available information (such as Google Analytics), industry publications and surveys, reports from government agencies (such as the FAA), reports by market participants and research firms and the independent sources listed below, as well as our own estimates, forecasts and projections based on our management’s knowledge of and experience in the market sector in which we compete. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.”
We calculate comparative fleet and program size within the private aviation industry based on (i) flight hour data for calendar year 2020 as reported by ARGUS TRAQPak and (ii) aircraft registration by operator as of April 29, 2021 as reported by ARGUS, AMSTAT and the FAA. We calculate the number of operators in the United States and their share of the private aviation market based on general aviation, Part 135 operator and Part 91 operator aircraft data released by the FAA.
Certain statistical data, estimates and forecasts contained in this proxy statement/prospectus are based on the following independent industry publications or reports:
•
Allied Market Research, Luxury Travel Market by Type of Traveler (Absolute Luxury, Aspiring Luxury, and Accessible Luxury), Age Group (Millennial, Generation X, Baby Boomers, and Silver Hair), and Type of Tour (Customized & Private Vacations, Adventure & Safari, Cruise/Ship Expedition, Small Group Journey, Celebration & Special Events, and Culinary Travel & Shopping): Global Opportunity Analysis and Industry Forecast, 2019 – 2026, September 2019.

•
Capgemini Research Institute, Financial Services, World Wealth Report 2020.

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Citi Research, Private Jet Market Set for Take-off, June 1, 2020.

•
Euromonitor Passport, Number of High Net Worth Individuals by Country (2005 – 2040), December 23, 2020.

•
General Aviation Manufacturers Association (GAMA), 2019 Databook.

•
Global Economy and Development at Brookings (Homi Kharas), The Unprecedented Expansion of the Global Middle Class: An Update, February 2017.

•
Goldman Sachs, Economics Research, Pent-Up Savings and Post-Pandemic Spending, February 15, 2021.

•
IBISWorld, US Industry (NAICS) Report 48121, Charter Flights in the US, September 2020.

•
Magna Intelligence, North American Business Jet Market Databank, Market Size Estimates and Forecasts, 2019-2029.

•
McKinsey & Company, What’s next for Business Aviation in Light of COVID-19, May 15, 2020.

•
Wells Fargo Securities, LLC, Equity Research, What’s In Your Wallet: 3rd Annual Consumer Wallet Share Deep-Dive, April 23, 2019.

Certain information regarding members contained in this proxy statement/prospectus is based on internal surveys and studies we conduct and has not been verified by a third party.
Certain monetary amounts, percentages and other figures included in this proxy statement/prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

x

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the financial position, business strategy and the plans and objectives of management for future operations, including as they relate to the potential Business Combination, of Aspirational Consumer Lifestyle Corp. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this proxy statement/prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When Aspirational discusses its strategies or plans, including as they relate to the potential Business Combination, it is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, Aspirational’s management.
Forward-looking statements in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus may include, for example, statements about:
•
Aspirational’s ability to complete the Business Combination or, if Aspirational does not consummate such Business Combination, any other initial business combination;

•
satisfaction or waiver (if applicable) of the conditions to the Mergers, including, among other things:

•
the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the shareholders of Aspirational and equityholders of WUP, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (iii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act (which waiting period expired on March 18, 2021) and any other required regulatory approvals, (iv) receipt of approval for listing on the NYSE of the shares of Wheels Up Class A common stock to be issued in connection with the Mergers, (v) that Wheels Up have at least $5,000,001 of net tangible assets upon Closing and (vi) the absence of any injunctions;

•
the absence of a material adverse effect on WUP;

•
that the Trust Amount at or prior to the Closing Date is at least equal to $120 million; and

•
that the PIPE Investment Amount is at least $360 million.

•
the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•
the projected financial information, anticipated growth rate, and market opportunity of Wheels Up;

•
the ability to obtain or maintain the listing of Wheels Up Class A common stock and Wheels Up warrants on the NYSE following the Business Combination;

•
our public securities’ potential liquidity and trading;

•
our ability to raise financing in the future;

•
our success in retaining or recruiting, or changes required in, our officers, key employees or directors following the completion of the Business Combination;

•
Aspirational officers and directors allocating their time to other businesses and potentially having conflicts of interest with Aspirational’s business or in approving the Business Combination;

•
the use of proceeds not held in the trust account or available to us from interest income on the trust account balance;

•
the impact of the regulatory environment and complexities with compliance related to such environment, including compliance with restrictions imposed by federal law on foreign ownership of U.S. airlines;

•
factors relating to the business, operations and financial performance of WUP and its subsidiaries prior to the Business Combination and Wheels Up and its subsidiaries following the Business Combination, including the ability to:

•
anticipate the impact of the COVID-19 pandemic and its effect on its business and financial conditions;

•
successfully execute its business, marketing and other strategies;

•
expand existing products and service offerings or launch new products and service offerings;

•
grow complementary products and service offerings;

•
enhance and maintain the reputation of its brand and flight experience and expand its customer base;

•
attract new customers and/or retain existing customers;

•
respond to changes in customer preferences;

•
obtain additional financing in the future;

•
achieve or maintain profitability in the future;

•
operate in a competitive market;

•
comply with the terms of any of its secured credit facilities;

•
effectively and timely integrate acquisitions into its existing business;

•
respond to a failure of its systems and technology to operate its business;

•
attract, integrate, manage and retain qualified personnel or key employees;

•
respond to a noteworthy accident or incident involving aircraft or the brand;

•
successfully defend litigation or investigations;

•
respond to existing or new adverse regulations or interpretations thereof;

•
respond to regional downturns or severe weather or catastrophic occurrences or other disruptions or events;

•
respond to geopolitical events and general economic conditions;

•
obtain or maintain adequate insurance coverage; and

•
anticipate the impact of changes in U.S. tax laws; and

•
other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this proxy statement/prospectus and in any document incorporated by reference in this proxy statement/prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us or WUP. There can be no assurance that future developments affecting us or WUP will be those that Aspirational or WUP have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Aspirational’s control or the control of WUP) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the section entitled “Risk Factors” beginning on page 42 of this proxy statement/prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Aspirational and WUP undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Before any Aspirational shareholder grants its proxy or instructs how its vote should be cast or votes on the proposals to be put to the extraordinary general meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect us.

QUESTIONS AND ANSWERS FOR SHAREHOLDERS OF ASPIRATIONAL
The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the extraordinary general meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to Aspirational’s shareholders. Aspirational urges shareholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the extraordinary general meeting, which will be held at     , Eastern Time, on           , 2021, via live webcast. To participate in the special meeting, visit and enter the 12-digit control number included on your proxy card. You may register for the meeting as early as on     , 2021. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the meeting, as described in this proxy statement.
Q:
Why am I receiving this proxy statement/prospectus?

A:
Aspirational shareholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Merger Agreement and approve the Business Combination. The Merger Agreement provides for, among other things, that following the Domestication of Aspirational to the State of Delaware, (i) the Blockers will simultaneously merge with and into the respective Blocker Merger Subs, with the Blockers surviving each merger as wholly owned subsidiaries of Aspirational, (ii) thereafter, the surviving Blockers will simultaneously merge with and into Blocker Sub, with Blocker Sub surviving each merger, and (iii) thereafter, Merger Sub will merge with and into WUP, with WUP surviving the merger, with Aspirational as its managing member, in each case in accordance with the terms and subject to the conditions of the Merger Agreement, as more fully described elsewhere in this proxy statement/prospectus. See the section entitled “BCA Proposal” for more detail.

A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and Annex A-I and you are encouraged to read it in its entirety.
As a condition to the Mergers, Aspirational will change its jurisdiction by effecting a deregistration under the Cayman Islands Companies Act and a domestication under Section 388 of the DGCL, pursuant to which Aspirational’s jurisdiction will be changed from the Cayman Islands to the State of Delaware. As a result of and upon the effective time of the Domestication, (i) each of the then issued and outstanding Aspirational Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of the Wheels Up Class A common stock, (ii) each of the then issued and outstanding Aspirational Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of Wheels Up Class A common stock; (iii) each of the then issued and outstanding Aspirational warrants will convert automatically into a Wheels Up warrant, pursuant to the Warrant Agreement, dated as of September 25, 2020 (the “Warrant Agreement”), by and between Aspirational and Continental, as warrant agent; and (iv) each of the then issued and outstanding Aspirational units that have not been previously separated into the underlying Aspirational Class A ordinary shares and underlying Aspirational warrants upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of Wheels Up Class A common stock and one-third of one Wheels Up warrant. See the section entitled “Domestication Proposal” for additional information.
The provisions of the Proposed Organizational Documents will differ materially from the Cayman Constitutional Documents. Please see the question “What amendments will be made to the current constitutional documents of Aspirational?” below.
THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE ACCOMPANYING FINANCIAL STATEMENTS OF ASPIRATIONAL AND WUP, CAREFULLY AND IN ITS ENTIRETY.

Q:
What proposals are shareholders of Aspirational being asked to vote upon?

A:
At the extraordinary general meeting, Aspirational is asking holders of ordinary shares to consider and vote upon:

•
a proposal to approve by ordinary resolution and adopt the Merger Agreement;

•
a proposal to approve by special resolution the Domestication;

•
the following four separate proposals to approve by special resolution the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:

•
to authorize the change in the authorized capital stock of Aspirational from 500,000,000 Aspirational Class A ordinary shares, 50,000,000 Aspirational Class B ordinary shares and 5,000,000 Aspirational preferred shares to 2,500,000,000 shares of Wheels Up Class A common stock and 25,000,000 shares of Wheels Up preferred stock;

•
to authorize the board of directors of Wheels Up to issue any or all shares of Wheels Up preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the board of directors of Wheels Up and as may be permitted by the DGCL;

•
to provide that the board of directors of Wheels Up be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term; and

•
to authorize all other changes in connection with the replacement of the Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the corporate name from “Aspirational Consumer Lifestyle Corp.” to “Wheels Up Experience Inc.” in connection with the Business Combination, (ii) making Wheels Up’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation, (iv) restricting the ability of persons that are not “Citizens of the United States” to own more than 25% of the voting power of Wheels Up, (v) being subject to the provisions of Section 203 of the DGCL and (vi) removing certain provisions related to Aspirational’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which Aspirational’s board of directors believes is necessary to adequately address the needs of Wheels Up after the Business Combination;

•
a proposal to approve by ordinary resolution the election of 11 directors, who, upon consummation of the Business Combination, will be the directors of Wheels Up;

•
a proposal to approve by ordinary resolution, for purposes of complying with the applicable provisions of Section 312.03 of the NYSE Listed Company Manual, the issuance of shares of Wheels Up Class A common stock to (a) the PIPE Investors pursuant to the PIPE Investment and (b) the WUP equityholders pursuant to the Merger Agreement;

•
a proposal to approve by ordinary resolution the 2021 Plan; and

•
a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting.

If Aspirational’s shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Merger Agreement are waived by the applicable parties to the Merger Agreement, the Merger Agreement could terminate and the Business Combination may not be consummated. The Adjournment Proposal is not conditioned upon the approval of any other proposal. See the sections entitled “BCA Proposal,” “Domestication Proposal,” “Organizational Documents Proposals,” “Director Election Proposal,” “Stock Issuance Proposal,” “Equity Incentive Plan Proposal” and “Adjournment Proposal.”

Aspirational will hold the extraordinary general meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the extraordinary general meeting. Shareholders of Aspirational should read it carefully.
After careful consideration, Aspirational’s board of directors has determined that the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal are in the best interests of Aspirational and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.
The existence of financial and personal interests of one or more of Aspirational’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aspirational and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Aspirational’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of Aspirational’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:
Are the proposals conditioned on one another?

A:
Yes. The Business Combination is conditioned on the approval of each of the Condition Precedent Proposals at the extraordinary general meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Q:
Why is Aspirational proposing the Business Combination?

A:
Aspirational was organized to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, with one or more businesses or entities.

WUP is the leading provider of “on demand” private aviation in the United States and one of the largest private aviation companies in the world.
Based on its due diligence investigations of WUP and the industry in which it operates, including the financial and other information provided by WUP in the course of Aspirational’s due diligence investigations, the Aspirational board of directors believes that the Business Combination with WUP is in the best interests of Aspirational and its shareholders and presents an opportunity to increase shareholder value. However, there is no assurance of this. See the section entitled “BCA Proposal — Aspirational’s Board of Directors’ Reasons for the Business Combination” for additional information.
Although Aspirational’s board of directors believes that the Business Combination with WUP presents a unique business combination opportunity and is in the best interests of Aspirational and its shareholders, the board of directors did consider the following potentially material negative factors in arriving at that conclusion:
•
Aspirational shareholders would be subject to the execution risks associated with Wheels Up if they retained their public shares following the Closing, which were different from the risks related to holding public shares of Aspirational prior to the Closing;

•
risks associated with successful implementation of Wheels Up’s long-term business plan and strategy;

•
risks associated with Wheels Up realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control;

•
the Aspirational board of directors did not obtain an opinion from any independent investment banking or accounting firm that the price Aspirational is paying to acquire WUP is fair to Aspirational or its shareholders from a financial point of view; and

•
the potential negative impact of the COVID-19 pandemic and related macroeconomic uncertainty.

These factors are discussed in greater detail in the sections entitled “BCA Proposal — Aspirational’s Board of Director’s Reasons for the Business Combination,” and “Risk Factors — Risks Relating to Wheels Up’s Business and Industry.”
Q:
What will WUP equityholders receive in return for Aspirational’s acquisition of all of the issued and outstanding equity interests of WUP?

A:
As a result of and upon the Closing, among other things, (i) all issued and outstanding equity interests of each Blocker (other than any such interests held in treasury or owned by such Blocker) as of immediately prior to the First Step Blocker Effective Time will be cancelled and converted into the right to receive in the aggregate a number of shares of Wheels Up Class A common stock that is equal to the Exchange Ratio multiplied by the aggregate number of WUP preferred interests held by such Blocker as of immediately prior to the First Step Blocker Effective Time, and (ii) each outstanding WUP common interest and preferred interest (other than any WUP common interests subject to the WUP awards discussed below and the WUP preferred interests held by Blocker Sub as a result of the Second Step Blocker Mergers) immediately prior to the First Step Blocker Effective Time will be cancelled in exchange for the right to receive a number of shares of Wheels Up Class A common stock that is equal to the Exchange Ratio, which will, in the case of all shares described in clauses (i) and (ii), together with the shares of Wheels Up Class A common stock reserved in respect of the awards described immediately below, in the aggregate equal an aggregate merger consideration of $1,885,000,000, in addition to a number of shares of Wheels Up Class A common stock that may be issued post-Closing if WUP Options were to be cash exercised and due to the exchange of any WUP profits interests (the “WUP Profits Interests”) for shares of Wheels Up Class A common stock at a level above the intrinsic value of the profits interests immediately after Closing based on a reference price per share of Wheels Up Class A common stock of $10.00, plus any Earnout Shares.

In addition, as a result of the Closing, (i) each WUP Option that is outstanding immediately prior to the effective time of the Company Merger will be converted into the right to receive (as adjusted, including with respect to the applicable exercise price, based on the Exchange Ratio) an option related to the shares of Wheels Up Class A common stock, (ii) each award of WUP Profits Interests granted under any WUP incentive plan or granted directly in WUP that is outstanding immediately prior to the effective time of the Company Merger will be converted into the right to receive (as adjusted based on the Exchange Ratio and to maintain the intrinsic value of such award) an award of profits interests of Wheels Up, which, upon vesting and, for members of senior management, subject to the expiration of the Lock-Up Period, will be exchangeable for shares of Wheels Up Class A common stock, and (iii) each WUP Restricted Interest granted under any WUP incentive plan will be converted into an award of restricted shares of Wheels Up Class A common stock, with substantially the same vesting and termination-related provisions as such WUP Restricted Interest.
Further, as a result of the Closing, existing WUP equityholders have the right to receive (including profits interests holders and restricted interest holders, but excluding option holders, through the issuance of Wheels UP EO Units (as defined in the Merger Agreement) that are subject to vesting and become exchangeable for) up to an aggregate of 9,000,000 additional shares of Wheels Up Class A common stock in three equal tranches which are issuable upon the achievement of share price thresholders for Wheels Up Class A common stock of $12.50, $15.00 and $17.50, respectively. For further details see the section entitled “BCA Proposal —The Merger Agreement —Consideration Aggregate Merger Consideration.”
Q:
What equity stake will current Aspirational shareholders and WUP equityholders hold in Wheels Up immediately after the consummation of the Business Combination?

A
As of the date of this proxy statement/prospectus, there are 29,968,290 ordinary shares issued and outstanding, which includes the 5,993,658 founder shares held by the Sponsor (including Aspirational’s independent directors) and the 23,974,632 public shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 12,521,494 warrants, which includes the 4,529,950 private placement warrants held by the Sponsor and the 7,991,544 public warrants. Each whole warrant entitles the holder thereof to purchase one Aspirational Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of Wheels Up Class A common stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), the Aspirational fully diluted share capital would be 42,489,784.
It is anticipated that, following the Business Combination, (1) Aspirational’s public shareholders are expected to own approximately 8.8% of the outstanding Wheels Up Class A common stock, (2) WUP equityholders (without taking into account any public shares held by WUP equityholders prior to the consummation of the Business Combination or participation in the PIPE Investment) are expected to own approximately 68.9% of the outstanding Wheels Up common stock, (3) the Sponsor and related parties (including the independent directors of Aspirational) are expected to collectively own approximately 2.2% of the outstanding Wheels Up common stock, and (4) the PIPE Investors are expected to own approximately 20.1% of the outstanding Wheels Up common stock. These percentages assume, as of immediately after the Business Combination, (i) none of Aspirational’s current public shareholders exercise their redemption rights in connection with the Business Combination, (ii) (A) the conversion of all WUP Restricted Interests into an award of restricted shares of Wheels Up Class A common stock, with substantially the same vesting and termination-related provisions as such WUP Restricted Interests, (B) the vesting and cashless net-exercise of all Wheels Up Options for shares of Wheels Up Class A common stock at a price per share of Wheels Up Class A common stock of $10.00, (C) the vesting and exchange of all WUP Profits Interests for shares of Wheels Up Class A common stock on the basis of a price per share of Wheels Up Class A common stock of $10.00, and (D) the issuance of shares of Wheels Up Class A common stock as the Merger Consideration pursuant to the Merger Agreement, which, in the case of all shares described in clauses (A)-(D) hereof, in the aggregate equal 188,500,000 shares of Wheels Up Class A common stock, and (iii) Wheels Up issues 55,000,000 shares of Wheels Up Class A common stock to the PIPE Investors pursuant to the PIPE Investment. Such percentages exclude the possible future issuance of any Wheels Up Class A common stock as earnout shares and in connection with the exercise of any Wheels Up warrants. If the actual facts are different from these assumptions, including if Wheels Up Options are cash exercised, or if due to appreciation of Wheels Up Class A common stock following the Business Combination, WUP Profits Interests become exchangeable for a greater amount of shares of Wheels Up Class A common stock, the percentage ownership retained by WUP’s existing shareholders in the combined company will be different. Assuming that all Wheels Up Options are cash exercised and assuming that all WUP Profits Interests were exchanged for shares of Wheels Up Class A common stock without regard to any hurdle amounts, an additional 30,496,210 shares of Wheels Up Class A common stock could be issued. Certain WUP equityholders are also PIPE Investors.
The following table illustrates varying ownership levels in Wheels Up immediately following the consummation of the Business Combination based on the assumptions above.
	Share Ownership in Wheels Up
	Pre-Business Combination		Post-Business Combination No Redemptions		Post-Business Combination Maximum Redemptions(1)
	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
WUP equityholders(2)	—	—	188,500,000	68.9%	188,500,000	72.1%
Aspirational’s public shareholders	23,974,632	80.0%	23,974,632	8.8%	12,000,000	4.6%
Sponsor & related parties(3)	5,993,658	20.0%	5,993,658	2.2%	5,993,658	2.3%
PIPE Investors	—	—	55,000,000	20.1%	55,000,000	21.0%
Total	29,968,290	100.0%	273,468,290	100.0%	261,493,658	100.0%

(1)
Assumes redemptions of 11,984,042 public shares of Aspirational in connection with the Business

Combination at approximately $10.00 per share based on the trust account balance as of March 31, 2021. The actual amount of redemptions could exceed the 11,984,042 public share redemption scenario presented herein.
(2)
Includes 173,686,319 shares expected to be issued to existing holders of WUP common interests, WUP preferred interests and WUP Restricted Interests, 4,057,729 shares underlying the Wheels Up Options that are included as part of the consideration assuming a cashless net-exercise of all Wheels Up Options for shares of Wheels Up Class A common stock at a reference price per share of Wheels Up Class A common stock of $10.00, and 10,755,952 shares underlying the Wheels Up PI Units assuming such units convert at their intrinsic value to shares immediately after the Business Combination at a reference price per share of Wheels Up Class A common stock of $10.00. Excludes the 9,000,000 Earnout Shares, shares that could be issued upon a cash exercise of Wheels Up Options and additional shares issued in respect of Wheels Up PI Units due to appreciation of Wheels Up Class A common stock following the Business Combination. Such additional shares would further increase the common stock ownership percentage of the WUP equityholders and would dilute the share ownership of all other Wheels Up shareholders.

(3)
Includes 75,000 shares held by the independent directors of Aspirational.

For further details, see the section entitled “BCA Proposal — The Merger Agreement” and “Selected Unaudited Pro Forma Condensed Combined Financial Information.”
Q:
What is the maximum number of Aspirational Class A ordinary shares that may be redeemed in order for Aspirational to satisfy the Minimum Trust Condition?

A:
The maximum number of Aspirational Class A ordinary shares that may be redeemed in order for Aspirational to satisfy the Minimum Trust Condition is 11,984,042 Aspirational Class A ordinary shares.

Q:
How has the announcement of the Business Combination affected the trading price of the Aspirational Class A ordinary shares?

A:
On January 29, 2021, the trading date before the public announcement of the Business Combination, Aspirational’s public units, Class A ordinary shares and warrants closed at $10.80, $10.53 and $1.96, respectively. On June 8, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, Aspirational’s public units, Class A ordinary shares and warrants closed at $10.55, $10.06 and $1.63, respectively.

Q:
Will Aspirational obtain new financing in connection with the Business Combination?

A:
Yes. The PIPE Investors have agreed to purchase in the aggregate approximately 55,000,000 shares of Wheels Up Class A common stock, for approximately $550,000,000 of gross proceeds, in the PIPE Investment. The PIPE Investment is contingent upon, among other things, the closing of the Business Combination. See the section entitled “BCA Proposal — Related Agreements — PIPE Subscription Agreements.”

Q:
Why is Aspirational proposing the Domestication?

A:
Following the Business Combination, Wheels Up may not be owned by an entity domiciled outside of the United States consistent with federal laws relating to foreign ownership of U.S. air carriers. Accordingly, Aspirational will need to change its domicile to a State within the United States in order to consummate the Business Combination.

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of Aspirational’s domicile to Delaware. Further, Aspirational’s board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation. Aspirational’s board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of the Company and its shareholders, including, (i) the prominence, predictability and flexibility of the DGCL, (ii) Delaware’s well-established principles of corporate governance and (iii) the increased ability for Delaware corporations to attract and retain qualified directors. Each of the foregoing are discussed in greater detail in the section entitled “Domestication Proposal — Reasons for the Domestication.”

To effect the Domestication, Aspirational will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Aspirational will be domesticated and continue as a Delaware corporation.
The approval of the Domestication Proposal is a condition to the closing of the Mergers under the Merger Agreement. The approval of the Domestication Proposal requires a special resolution under the Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Broker non-votes will not be considered present for purposes of establishing a quorum, as we believe all proposals presented to the shareholders will be considered non-discretionary, and will not count as votes cast at the extraordinary general meeting.
Q:
What amendments will be made to the current constitutional documents of Aspirational?

A:
The consummation of the Business Combination is conditioned, among other things, on the Domestication. Accordingly, in addition to voting on the Business Combination, Aspirational’s shareholders are also being asked to consider and vote upon a proposal to approve the Domestication and replace Aspirational’s Cayman Constitutional Documents, in each case, under the Cayman Islands Companies Act, with the Proposed Organizational Documents, in each case, under the DGCL, which differ materially from the Cayman Constitutional Documents in the following respects:

	Cayman Constitutional Documents	Proposed Organizational Documents
Authorized Shares (Organizational Documents Proposal A)	The Cayman Constitutional Documents authorize 555,000,000 shares, consisting of 500,000,000 Aspirational Class A ordinary shares, 50,000,000 Aspirational Class B ordinary shares and 5,000,000 preferred shares.	The Proposed Organizational Documents authorize 2,525,000,000 shares, consisting of 2,500,000,000 shares of Wheels Up Class A common stock and 25,000,000 shares of Wheels Up preferred stock.
	See paragraph 5 of the Existing Memorandum.	See Article Fourth, subsection(1) of the Proposed Certificate of Incorporation.

	Cayman Constitutional Documents	Proposed Organizational Documents
Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Organizational Documents Proposal B)	The Cayman Constitutional Documents authorize the issuance of 5,000,000 preferred shares with such designation, rights and preferences as may be determined from time to time by Aspirational’s board of directors. Accordingly, Aspirational’s board of directors is empowered under the Cayman Constitutional Documents, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares (except to the extent it may affect the ability of Aspirational to carry out a conversion of Aspirational Class B ordinary shares on the Closing Date, as contemplated by the Existing Articles).	The Proposed Organizational Documents authorize the Wheels Up board of directors to issue all or any shares of preferred stock in one or more series and to fix for each such series such designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof), as the Wheels Up board of directors may determine.
	See paragraph 5 of the Existing Memorandum and Articles 3 and 17 of the Existing Articles.	See Article Fourth, subsection (2) of the Proposed Certificate of Incorporation.
Classified Board (Organizational Documents Proposal C)	The Cayman Constitutional Documents provide that the Aspirational board of directors shall be comprised of one class.	The Proposed Organizational Documents provide that the Wheels Up board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.
	See Article 29 of the Existing Articles.	See Article Fifth, subsection (2) of the Proposed Certificate of Incorporation.
Corporate Name (Organizational Documents Proposal D)	The Cayman Constitutional Documents provide that the name of the company is “Aspirational Consumer Lifestyle Corp.”	The Proposed Organizational Documents provide that the name of the corporation will be “Wheels Up Experience Inc.”
	See paragraph 1 of the Existing Memorandum.	See Article I of the Proposed Certificate of Incorporation.

	Cayman Constitutional Documents	Proposed Organizational Documents
Perpetual Existence (Organizational Documents Proposal D)	The Cayman Constitutional Documents provide that if Aspirational does not consummate a business combination (as defined in the Cayman Constitutional Documents) September 25, 2022, Aspirational will cease all operations except for the purposes of winding up and will redeem the public shares and liquidate Aspirational’s trust account.	The Proposed Organizational Documents do not include any provisions relating to Wheels Up’s ongoing existence; the default under the DGCL will make Wheels Up’s existence perpetual.
	See Article 49 of the Cayman Constitutional Documents.	Default rule under the DGCL.
Exclusive Forum (Organizational Documents Proposal D)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation.
See Article Twelfth, subsection (1) of the Proposed Certificate of Incorporation.
Restrictions on Non-U.S. Ownership (Organizational Documents Proposal D)	The Cayman Constitutional Documents do not contain provisions restricting the percentage of voting interests of Aspirational that can be owned by persons that are not “Citizens of the United States” or requirements relating to the number of directors and officers that must be “Citizens of the United States.”
The Proposed Organizational Documents restrict the ability of persons that are not “Citizens of the United States” to own more than 25% of the voting power of Wheels Up and requires that Wheels Up’s chief executive officer, president, at least two-thirds of Wheels Up’s officers and at least two-thirds of the members of the Wheels Up board of directors be “Citizens of the United States.”
See Article Tenth, subsection (1) of the Proposed Certificate of Incorporation and Articles Third, Sixth and Eighth of the Proposed Bylaws.

Takeovers by Interested Stockholders (Organizational Documents Proposal D)	The Cayman Constitutional Documents do not provide restrictions on takeovers of Aspirational by a related shareholder following a business combination.	The Proposed Organizational Documents do not opt out of Section 203 of the DGCL, and therefore, Wheels Up will be subject to Section 203 of the DGCL relating to takeovers by interested stockholders.
Default rule under the DGCL.

	Cayman Constitutional Documents	Proposed Organizational Documents
Provisions Related to Status as Blank Check Company (Organizational Documents Proposal D)	The Cayman Constitutional Documents include various provisions related to Aspirational’s status as a blank check company prior to the consummation of a business combination.	The Proposed Organizational Documents do not include such provisions related to Aspirational’s status as a blank check company, which no longer will apply upon consummation of the Mergers, as Aspirational will cease to be a blank check company at such time.
See Article 49 of the Cayman Constitutional Documents.

Q:
How will the Domestication affect my ordinary shares and warrants?

A:
As a result of and upon the effective time of the Domestication, (i) each of the then issued and outstanding Aspirational Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of Wheels Up Class A common stock; (ii) each of the then issued and outstanding Aspirational Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of Wheels Up Class A common stock; (iii) each of the then issued and outstanding Aspirational warrant will convert automatically into a Wheels Up warrant, pursuant to the Warrant Agreement, and (iv) each of the then issued and outstanding units of Aspirational that have not been previously separated into the underlying Aspirational Class A ordinary shares and underlying Aspirational warrants upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of Wheels Up Class A common stock and one-third of one Wheels Up warrant. See the section entitled “Domestication Proposal” for additional information.

Q:
What are the U.S. federal income tax consequences of the Domestication?

A:
As discussed more fully under the section entitled “U.S. Federal Income Tax Considerations,” it is intended that the Domestication will constitute a reorganization within the meaning of Section 368(a)(l)(F) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Assuming that the Domestication so qualifies, U.S. Holders (as defined in the section entitled “U.S. Federal Income Tax Considerations”) will be subject to Section 367(b) of the Code and, as a result:

•
A U.S. Holder whose Aspirational Class A ordinary shares have a fair market value of less than $50,000 on the date of the Domestication will not recognize any gain or loss and will not be required to include any part of Aspirational’s earnings in income;

•
A U.S. Holder whose Aspirational Class A ordinary shares have a fair market value of $50,000 or more and who, on the date of the Domestication, owns (actually or constructively) less than 10% of the total combined voting power of all classes of Aspirational stock entitled to vote and less than 10% of the total value of all classes of Aspirational stock will generally recognize gain (but not loss) on the exchange of Aspirational Class A ordinary shares for Wheels Up Class A common stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to its Aspirational Class A ordinary shares provided certain other requirements are satisfied; and

•
A U.S. Holder who, on the date of the Domestication, owns (actually or constructively) 10% or more of the total combined voting power of all classes of Aspirational stock entitled to vote or 10% or more of the total value of all classes of Aspirational stock will generally be required to include in income as a deemed dividend all earnings and profits amount attributable to its Aspirational Class A ordinary shares.

Aspirational does not expect to have significant cumulative earnings and profits, if any, on the date of the Domestication.
As discussed more fully under the section entitled “U.S. Federal Income Tax Considerations,” Aspirational believes that it is likely classified as a PFIC. In such case, notwithstanding the foregoing

U.S. federal income tax consequences of the Domestication, proposed Treasury Regulations under Section 1291(f) of the Code (which have a retroactive effective date), if finalized in their current form, generally would require a U.S. Holder to recognize gain on the exchange of Aspirational Class A ordinary shares or warrants for Wheels Up Class A common stock or warrants pursuant to the Domestication. Any such gain would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on a complex set of rules. However, it is difficult to predict whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted and how any such Treasury Regulations would apply. Importantly, however, U.S. Holders that make or have made certain elections discussed further under the section entitled “U.S. Federal Income Tax Considerations — PFIC Considerations — D. QEF Election and Mark-to-Market Election” with respect to their Aspirational Class A ordinary shares are generally not subject to the same gain recognition rules under the currently proposed Treasury Regulations under Section 1291(f) of the Code. Currently, there are no elections available with respect to Aspirational warrants, and the application of the PFIC rules to Aspirational warrants is unclear. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the section entitled “U.S. Federal Income Tax Considerations.”
Each U.S. Holder of Aspirational Class A ordinary shares or warrants is urged to consult its own tax advisor concerning the application of the PFIC rules, including the proposed Treasury Regulations, to the exchange of Aspirational Class A ordinary shares and warrants for Wheels Up common stock and warrants pursuant to the Domestication.
Additionally, the Domestication may cause non-U.S. Holders (as defined in the section entitled “U.S. Federal Income Tax Considerations”) to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such non-U.S. Holder’s Wheels Up Class A common stock after the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor regarding the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see the section entitled “U.S. Federal Income Tax Considerations.”
Q:
Do I have redemption rights?

A:
If you are a holder of public shares, you have the right to request that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If you wish to exercise your redemption rights, please see the answer to the next question “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor has agreed to waive its redemption rights with respect to all of the founder shares in connection with the consummation of the Business Combination. The founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price.
Q:
How do I exercise my redemption rights?

A:
If you are a public shareholder and wish to exercise your right to redeem the public shares, you must:

(i)
(a) hold public shares, or (b) if you hold public shares through units, elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;
(ii)
submit a written request to Continental, Aspirational’s transfer agent, that Wheels Up redeem all or a portion of your public shares for cash; and

(iii)
deliver your public shares to Continental, Aspirational’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to           , Eastern Time, on                 , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
The address of Continental, Aspirational’s transfer agent, is listed under the question “Who can help answer my questions?” below.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Aspirational’s transfer agent, directly and instruct them to do so.
Public shareholders will be entitled to request that their public shares be redeemed for a pro rata portion of the amount then on deposit in the trust account calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. However, the proceeds deposited in the trust account could become subject to the claims of Aspirational’s creditors, if any, which could have priority over the claims of the public shareholders, regardless of whether such public shareholder votes or, if they do vote, irrespective of if they vote for or against the BCA Proposal. Therefore, the per share distribution from the trust account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the BCA Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds to be distributed to public shareholders electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.
Any request for redemption, once made by a holder of public shares, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Aspirational’s consent, until the time the vote is taken with respect to the BCA Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, Aspirational’s transfer agent, and later decide within the required timeframe not to elect redemption, you may request that Aspirational’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, Aspirational’s transfer agent, at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Continental, Aspirational’s transfer agent, prior to the vote taken on the BCA Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, Aspirational’s transfer agent, at least two business days prior to the vote at the extraordinary general meeting.
If a holder of public shares properly makes a request for redemption and the public shares are delivered as described above, then, if the Business Combination is consummated, Wheels Up will redeem the public shares for a pro rata portion of funds deposited in the trust account, calculated as of two business days prior to the consummation of the Business Combination. The redemption will take place following the Domestication and, accordingly, it is shares of Wheels Up Class A common stock that will be redeemed immediately after consummation of the Business Combination.

If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any warrants that you may hold.
Q:
If I am a holder of units, can I exercise redemption rights with respect to my units?

A:
No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares and public warrants, or if you hold units registered in your own name, you must contact Continental, Aspirational’s transfer agent, directly and instruct them to do so. You are requested to cause your public shares to be separated and delivered to Continental, Aspirational’s transfer agent, by                 , Eastern Time, on                 , 2021 (two business days before the extraordinary general meeting) in order to exercise your redemption rights with respect to your public shares.

Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
It is expected that a U.S. Holder (as defined in the section entitled “U.S. Federal Income Tax Considerations”) that exercises its redemption rights to receive cash from the trust account in exchange for its Wheels Up Class A common stock will generally be treated as selling such Wheels Up Class A common stock, resulting in the recognition of capital gain or capital loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Wheels Up Class A common stock that such U.S. Holder owns or is deemed to own (including through the ownership of warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see the section entitled “U.S. Federal Income Tax Considerations.”

Additionally, because the Domestication will occur immediately prior to the redemption of any shareholder, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as well as the potential tax consequences of the U.S. federal income tax rules relating to PFICs. The tax consequences of Section 367 of the Code and the PFIC rules are discussed more fully below under the section entitled “U.S. Federal Income Tax Considerations.”
All holders considering exercising redemption rights are urged to consult their tax advisors on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.
Q:
What happens to the funds deposited in the trust account after consummation of the Business Combination?

A:
Following the closing of Aspirational’s initial public offering, an amount equal to $225 million ($10.00 per unit) of the net proceeds from Aspirational’s initial public offering and the sale of the private placement warrants was placed in the trust account. In connection with the partial exercise of the underwriters’ over-allotment option, on October 2, 2020, Aspirational consummated the sale of additional units and warrants, and a total of $14,746,320 of the net proceeds was deposited into the trust account. As of March 31, 2021, funds in the trust account totaled $239,840,428 and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which invest only in direct U.S. government treasury obligations. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the Closing), (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of Aspirational’s obligation to redeem 100% of the public shares if it does not complete a business combination by September 25, 2022 and (iii) the redemption of all of the public shares if Aspirational is unable to complete a business combination by September 25, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.

Upon consummation of the Business Combination, the funds deposited in the trust account will be released to pay holders of Aspirational public shares who properly exercise their redemption rights; to pay transaction fees and expenses associated with the Business Combination; and for working capital and general corporate purposes of Wheels Up following the Business Combination. See the section entitled “Summary of the Proxy Statement/Prospectus — Sources and Uses of Funds for the Business Combination.”
Q:
What happens if a substantial number of the public shareholders vote in favor of the BCA Proposal and exercise their redemption rights?

A:
Our public shareholders are not required to vote in respect of the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of public shareholders are reduced as a result of redemptions by public shareholders.

The Merger Agreement provides that the obligations of WUP to consummate the Mergers are conditioned on, among other things, that as of the Closing, the Trust Amount is at least equal to $120 million. In addition, there is a mutual condition that the cash proceeds from the PIPE Investment are at least equal to $360 million. If such conditions are not met, and such conditions are not waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, in no event will we redeem public shares in an amount that would cause Wheels Up’s net tangible assets (as determined in accordance with Rule 3a5 1-1 (g)(1) of the Exchange Act) to be less than $5,000,001.
Q:
What conditions must be satisfied to complete the Business Combination?

A:
The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the shareholders of Aspirational and equityholders of WUP, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (iii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act (which waiting period expired on March 18, 2021) and receipt of any other required regulatory approvals, (iv) receipt of approval for listing on the NYSE of the shares of Wheels Up Class A common stock to be issued in connection with the Mergers, (v) that Wheels Up have at least $5,000,001 of net tangible assets upon Closing, (vi) the absence of any injunctions, (vii) the Minimum Trust Condition and (viii) that the PIPE Investment Amount is at least $360 million.

Further, the obligations of Aspirational, Merger Sub, the Blocker Subs and the Blocker Merger Subs to consummate the Mergers is conditioned on the absence of a material adverse effect on WUP.
For more information about conditions to the consummation of the Business Combination, see the section entitled “BCA Proposal — The Merger Agreement.”
Q:
When do you expect the Business Combination to be completed?

A:
It is currently expected that the Business Combination will be consummated in the second quarter of 2021. This date depends, among other things, on the approval of the proposals to be put to Aspirational shareholders at the extraordinary general meeting. However, such meeting could be adjourned if the Adjournment Proposal is adopted by Aspirational’s shareholders at the extraordinary general meeting and Aspirational elects to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting. For a description of the conditions for the completion of the Business Combination, see the section entitled “BCA Proposal — The Merger Agreement.”

Q:
What happens if the Business Combination is not consummated?

A:
Aspirational will not complete the Domestication to Delaware unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Merger Agreement. If Aspirational is not able to complete the Business Combination with WUP by September 25, 2022 and is not able to complete another business combination by such date, in each case, as such date may be extended pursuant to the Cayman

Constitutional Documents, Aspirational will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible, but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
Q:
Do I have appraisal rights in connection with the proposed Business Combination and the proposed Domestication?

A:
Neither Aspirational’s shareholders nor Aspirational’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Q:
What do I need to do now?

A:
Aspirational urges you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a shareholder or warrant holder. Aspirational’s shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:
How do I vote?

A:
If you are a holder of record of ordinary shares on the record date for the extraordinary general meeting, you may vote in person virtually at the extraordinary general meeting or by submitting a proxy for the extraordinary general meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to virtually attend the extraordinary general meeting and vote in person, obtain a valid proxy from your broker, bank or nominee.

Q:
If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:
No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent, and you may need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or nominee as to how to vote your shares. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares and you should instruct your broker to vote your shares in accordance with directions you provide. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” Because all proposals presented to shareholders will be considered non-discretionary, there will not be any broker non-votes at the extraordinary general meeting. Broker non-votes will not be considered present for the purposes of establishing a quorum and will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting, and otherwise will have no effect on a particular proposal.
Q:
When and where will the extraordinary general meeting be held?

A:
The extraordinary general meeting will be held at, Eastern Time, on, 2021, via live webcast at https://www.cstproxy.com/aspconsumer/sm2021, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Q:
Who is entitled to vote at the extraordinary general meeting?

A:
Aspirational has fixed May 24, 2021 as the record date for the extraordinary general meeting. If you were a shareholder of Aspirational at the close of business on the record date, you are entitled to vote on matters that come before the extraordinary general meeting. However, a shareholder may only vote his or her shares if he or she is present in person virtually or is represented by proxy at the extraordinary general meeting.

Q:
How many votes do I have?

A:
Aspirational shareholders are entitled to one vote at the extraordinary general meeting for each ordinary share held of record as of the record date. As of the close of business on the record date for the extraordinary general meeting, there were 29,968,290 ordinary shares issued and outstanding, of which 23,974,632 were issued and outstanding public shares.

Q:
What constitutes a quorum?

A:
A quorum of Aspirational shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person virtually or by proxy. As of the record date for the extraordinary general meeting, 14,984,146 ordinary shares would be required to achieve a quorum.

Q:
What vote is required to approve each proposal at the extraordinary general meeting?

A:
The following votes are required for each proposal at the extraordinary general meeting:

(i)
BCA Proposal:   The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(ii)
Domestication Proposal:   The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iii)
Organizational Documents Proposals:   The separate approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iv)
Director Election Proposal:   The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(v)
Stock Issuance Proposal:   The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
(vi)
Equity Incentive Plan Proposal:   The approval of the Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vii)
Adjournment Proposal:   The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Q:
What are the recommendations of Aspirational’s board of directors?

A:
Aspirational’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Aspirational’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.

The existence of financial and personal interests of one or more of Aspirational’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aspirational and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Aspirational’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of Aspirational’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:
How does the Sponsor intend to vote their shares?

A:
Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor has agreed to vote all the founder shares and any other public shares they may hold in favor of all the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor (including Aspirational’s independent directors) owns 20% of the issued and outstanding ordinary shares.

At any time at or prior to the Business Combination subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing equityholders of WUP or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of Aspirational’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing equityholders of WUP or our or their respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (1) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA

Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal, (2) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (3) satisfaction of the Minimum Trust Condition, (4) otherwise limiting the number of public shares electing to redeem and (5) Wheels Up’s net tangible assets (as determined in accordance with Rule 3a51-(g)(1) of the Exchange Act) being at least $5,000,001.
Entering into any such arrangements may have a depressive effect on our ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination).
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. Aspirational will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of one or more of Aspirational’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aspirational and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Aspirational’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of Aspirational’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Q:
What happens if I sell my Aspirational ordinary shares before the extraordinary general meeting?

A:
The record date for the extraordinary general meeting is earlier than the date of the extraordinary general meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the applicable record date, but before the extraordinary general meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such general meeting but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q:
May I change my vote after I have mailed my signed proxy card?

A:
Yes. Shareholders may send a later-dated, signed proxy card to Aspirational’s Chief Executive Officer at Aspirational’s address set forth below so that it is received by Aspirational’s Chief Executive Officer prior to the vote at the extraordinary general meeting (which is scheduled to take place on      , 2021) or virtually attend the extraordinary general meeting in person and vote. Shareholders also may revoke their proxy by sending a notice of revocation to Aspirational’s Chief Executive Officer, which must be received by Aspirational’s Chief Executive Officer prior to the vote at the extraordinary general meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:
What happens if I fail to take any action with respect to the extraordinary general meeting?

A:
If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is approved by shareholders and the Business Combination is consummated, you will become a stockholder or warrant holder of Wheels Up. If you fail to take any action with respect to the extraordinary general meeting and the Business Combination is not approved, you will remain a shareholder or warrant holder of Aspirational. However, if you fail to vote with respect to the extraordinary general meeting, you will nonetheless be able to elect to redeem your public shares in connection with the Business Combination (if time permits).
Q:
What should I do with my share certificates, warrant certificates or unit certificates?

A:
Our shareholders who exercise their redemption rights must deliver (either physically or electronically) their share certificates to Continental, Aspirational’s transfer agent, prior to the extraordinary general meeting.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to       , Eastern Time, on        , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Our warrant holders should not submit the certificates relating to their warrants. Public shareholders who do not elect to have their public shares redeemed for the pro rata share of the trust account should not submit the certificates relating to their public shares.
Upon the Domestication, holders of Aspirational units, Class A ordinary shares, Class B ordinary shares and warrants will receive Wheels Up Class A common stock and warrants, as the case may be, without needing to take any action and, accordingly, such holders should not submit any certificates relating to their Aspirational units, Class A ordinary shares (unless such holder elects to redeem the public shares in accordance with the procedures set forth above), Class B ordinary shares or warrants.
Q:
What should I do if I receive more than one set of voting materials?

A:
Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your ordinary shares.

Q:
Who will solicit and pay the cost of soliciting proxies for the extraordinary general meeting?

A:
Aspirational will pay the cost of soliciting proxies for the extraordinary general meeting. Aspirational has engaged Morrow to assist in the solicitation of proxies for the extraordinary general meeting. Aspirational has agreed to pay Morrow a fee of $25,000 plus disbursements (to be paid with non-trust account funds). Aspirational will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Aspirational Class A ordinary shares for their expenses in forwarding soliciting materials to beneficial owners of Aspirational Class A ordinary shares and in obtaining voting instructions from those owners. Aspirational’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
Where can I find the voting results of the extraordinary general meeting?

A:
The preliminary voting results will be expected to be announced at the extraordinary general meeting. Aspirational will publish final voting results of the extraordinary general meeting in a Current Report on Form 8-K within four business days after the extraordinary general meeting.

Q:
Who can help answer my questions?

A:
If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus, any document incorporated by reference in this proxy statement/prospectus or the enclosed proxy card, you should contact:

Morrow Sodali LLC
470 West Avenue, 3rd Floor
Stamford, Connecticut 06902
Individuals call toll-free: (800) 662-5200

Banks and Brokerage Firms, please call (203) 658-9400
Email: ASPL.info@investor.morrowsodali.com
You also may obtain additional information about Aspirational from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information; Incorporation by Reference.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your public shares (either physically or electronically) to Continental, Aspirational’s transfer agent, at the address below prior to the extraordinary general meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to         , Eastern Time, on          , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Continental Stock Transfer & Trust Company 1 State Street, 30th floor
New York, NY 10004
Attention: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its Annexes and the other documents to which we refer before you decide how to vote. Items in this summary include a section reference directing you to a more complete description of that item where applicable.
Combined Business Summary
Unless otherwise indicated or the context otherwise requires, references in this Combined Business Summary to “Wheels Up,” “the Company,” “we,” “us,” “our,” and other similar terms refer to WUP and its consolidated subsidiaries prior to the Business Combination and to Wheels Up and its consolidated subsidiaries after giving effect to the Business Combination.
Our Mission
We connect flyers to private aircraft—and one another—to deliver exceptional, personalized experiences.
Our Opportunity
Private aviation, though a large industry with a growing addressable market, continues to be challenged by the difficulties endemic to pre-digital legacy industries.
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Fragmentation of supply.

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Outdated technology.

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Opaque pricing and inaccessibility.

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Underutilized assets.

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Inefficient matching of supply with demand.

These challenges present an opportunity, one that is enhanced by tailwinds driving growth across the private aviation industry.
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Acceleration in the growth of high-net-worth population.

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Latent demand within an under-penetrated market.

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Favorable consumer trends, including emergence of shared and experience economies.

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Pandemic-driven shifts in priorities and behavior.

Our Solution
We are building an innovative marketplace, powered by data, technology and operational expertise, to connect flyers to private aircraft, at scale.
We Are a Market Leader
Wheels Up is the leading provider of “on demand” private aviation in the United States and one of the largest private aviation companies in the world. We are pioneering data and technology-driven solutions that connect consumers to safety-vetted and verified private aircraft. Our comprehensive platform and proprietary technology are designed to bring efficiency and transparency to an industry that previously has been largely inefficient and opaque, making private aviation accessible to millions of flyers.
Our offerings consist of a suite of products and services that include multi-tiered membership programs, on-demand flights across all private aircraft cabin categories, aircraft management, retail and wholesale charter, whole aircraft acquisitions and sales, corporate flight solutions, special missions, signature events and experiences, and commercial travel benefits through our strategic partnership with Delta Air Lines. We believe our diversified marketplace platform offers a solution for all market participants, from aircraft owners and operators to individual and corporate flyers across a wide range of flight needs.
In just over seven years, we have become a recognized market leader with a track record of growth and innovation.
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We generated $695.0 million in revenue in 2020.

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Our fleet exceeds 1,500 owned, leased, managed and third-party aircraft, making it among the largest fleets in private aviation.

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For 2020, we had over 9,200 Active Members, over 11,300 Active Users and flew more than 150,000 passengers on approximately 45,000 flights, making us the largest provider of on-demand aviation in the United States.

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For calendar year 2020, we achieved a Net Promoter Score of 87 with customers completing our post-flight survey, which is issued after every flight.

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We were awarded the 2020 Top Flight Award for Charter / Fractional / Jet Card Innovation category by Aviation International News.

We will continue to innovate and evolve our business to remain a market leader. The next phase of our growth involves two transformational steps to further our founding mission to simplify private air travel and make it more accessible.
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We will continue to digitize and automate the matching of supply and demand within our marketplace.

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We will make our offering more accessible, opening our platform to non-members, and creating a significantly larger TAM.

Our Revenue
While we offer numerous products and services to our customers and industry partners, we generate revenue within four main categories:
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Membership Revenue — We generate membership revenue from initiation and annual renewal fees across our Connect, Core and Business membership tiers. We believe this membership revenue is highly visible and largely recurring in nature.

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Flight Revenue — Flight revenue is generated by both member and non-member usage. Non-members include wholesale and Jet Card customers, special missions clients and users of the Wheels Up App.

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Aircraft Management Revenue — Aircraft management revenue consists of monthly management fees charged to aircraft owners, recovery of owner incurred expenses including maintenance coordination, cabin crew and pilots, and recharging of certain incurred aircraft operating costs such as maintenance, fuel, landing fees and parking. We pass recovery and recharge amounts back to owners at either cost or a predetermined margin.

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Other Revenue — Other revenue consists of Avianis software subscription fees, third-party MRO revenue, FBO revenue, whole aircraft acquisitions and sales related revenue and fees from sponsorships and partnerships.

Our Marketplace Strategy
In recent years, digitally enabled marketplaces have driven a seismic shift across many industries, and travel in particular, by facilitating efficient matching of supply and demand. Whether Airbnb for lodging,

Uber for mobility or booking.com for hotels, each of these companies has introduced a revolutionary platform that connects consumers to providers at scale, fundamentally changing consumer behavior and driving significant addressable market expansion. These shifts, characterized by increased accessibility, pricing transparency and improved asset utilization, have yet to occur in our industry. For much of the private aviation market today, the process of discovering and booking a private flight remains complex, time consuming, opaque and primarily offline. We believe this leaves consumers dissatisfied and inhibits demand. On the supply side, aircraft owners and operators, reliant on brokers or agents to drive customer utilization, suffer from scheduling inefficiencies and challenged economics.
With the investments we have made and continue to make in our platform, including through our recent acquisitions, we have aggregated a large and growing pool of demand that we are connecting to one of the world’s largest and most diverse fleets of first- and third-party aircraft. Leveraging our industry-leading data and technology platform, our operational expertise, and the scale and density of our network, we believe we are best positioned to connect aircraft supply with flight demand bringing simplicity, efficiencies and market expansion that benefit the entire private aviation ecosystem of flyers, owners and operators of aircraft.
Benefits to Flyers:
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Access and Ease of Use:   A simple digital interface offering real-time price discovery and instant booking capabilities based on real-time availability and feasibility.

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More Aircraft Options:   Expansive network of safety-vetted and verified available aircraft.

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Transparent and Dynamic Pricing:   Advanced algorithms, machine learning and predictive analytics drive real-time trustworthy market-driven trip-by-trip pricing.

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Reduced Cost of Flying:   Network efficiencies, scale and productization of empty repositioning legs and shared flight options that together drive lower costs to consumers.

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Coordination with Commercial Travel:   Access to commercial travel benefits through strategic relationship with Delta, including Delta Medallion® status, Delta SkyMiles® loyalty rewards and first- and last-mile connections into Delta’s commercial network.

Benefits to Aircraft Owners and Third-Party Operators:
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Increased Asset Utilization:   More flight opportunities driven by one of the largest pools of consistent, premium demand.

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Leading Flight Management Software:   Access to a leading cloud-based solution to efficiently manage all aspects of daily operations (i.e., billing, passenger manifests, crew, ground, etc.).

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Fleet Optimization:   Capability to optimize fleet within a scaled visible demand network, reducing empty repositioning legs and generating incremental flight revenue.

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Future Profitability:   Reduce reliance on inefficient and often costly third-party broker or sales model.

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Reduced Cost of Ownership:   Access to Wheels Up charter demand drives shared revenue that defrays cost of ownership.

History of Innovation and Market Expansion
Wheels Up was founded in 2013 by industry pioneer Kenny Dichter to provide a cost-efficient, accessible and transparent option that addressed the needs of the modern private flyer.
Wheels Up introduced the industry’s first membership-based private aviation offering, providing access to an owned and leased fleet of premium aircraft for a reasonable initiation fee, annual dues and a pay-as-you-fly model. With this new model, Wheels Up reduced the entry cost of private aviation and expanded the universe of potential flyers. To service this offering, we invested in a fleet of new King Air 350i aircraft, an aircraft that most cost effectively addresses the majority of typical private flights in the United States: those under two hours. This investment enabled us to secure initial fleet format exclusivity from the original equipment manufacturer (“OEM”), Textron Aviation, creating a differentiated product that gave us a strong foothold in a competitive market. We also focused on building a best-in-class team, a reliable and customer-centric experience supported by innovative technology and a trusted lifestyle brand.
The rapid market adoption and loyal customer base that followed supported expansion of our fleet offering to include a supplemental charter product to capture demand not satisfied by the aircraft types in our owned and leased fleet. Relying on a growing third-party operator fleet allowed us to capture additional demand and rapidly scale the business without significant additional investment in new fixed assets. Transitioning to an “asset right” business model began the transformation of Wheels Up into a full-service private aviation solution with capabilities to serve all customer demand, regardless of asset class and trip requirements.
Recent Transactions Have Accelerated Our Strategy
In the past two years, we completed six transformative strategic transactions to accelerate our marketplace strategy, each of which is identified by name and date of completion below.
Scaling our “Asset-Right” Fleet of Aircraft — We expanded the breadth and depth of our fleet with the addition of more than 240 aircraft across all cabin class categories, including 170 managed aircraft and the largest floating fleets of Light jets and Citation Xs in North America.
Broadening and Streamlining our Capabilities — We acquired direct control over our owned and leased fleet operations, added in-house maintenance capabilities, including heavy maintenance, with a nationwide footprint and diversified our operations with the addition of aircraft management, wholesale flight operations and special mission capabilities.
Driving Additional Customer Demand — We added thousands of flyers to our platform, including retail, corporate and wholesale customers. Additionally, our strategic relationship with Delta provides exposure to high-value Delta individual and corporate customers through co-marketing products, features and benefits.
Adding Advanced Proprietary Technology — The Avianis cloud-based flight management system is currently utilized by approximately 100 aircraft owners/operators, with close to 2,000 aircraft on the system. As the system begins to facilitate fleet optimization and provides access to Wheels Up demand, we expect Avianis to attract more owners/operators, and thus aircraft, to our marketplace.
Industry and Market Opportunity
The U.S. Private Aviation Industry is Large and Growing
The private aviation industry has historically served high-net-worth individuals and corporate customers, allowing flyers to maximize productivity and minimize overall travel time. We believe the private aviation market in the United States represents a massive market opportunity, with an estimated $31 billion of annual spending on passenger charter flights and whole and fractional aircraft. We believe our addressable market is considerably greater, just north of $50 billion today. We calculate this market opportunity on a bottom-up basis based on our addressable population, which is comprised of individuals with net worth greater than

$1 million and corporations with annual revenue greater than $20 million (see chart below). Based on expected growth in global high-net-worth populations and assuming a minor increase in the weighted average penetration rate across the relevant demographics driven by digitization, optimization of supply and demand and simplification of a complex environment, we believe the addressable market can grow to $80 billion by 2025. The charts below demonstrate the size of the current private aviation market in the United States as measured in estimated annual revenue, as well as our view of the current and potential addressable market sizes, accompanied by demographic data and market penetration assumptions that underlie a bottoms up analysis that supports such market sizing.
Significant Tailwinds Are Driving Growth Across the Industry
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Growth in High-Net-Worth/Ultra High-Net-Worth Populations and Corporate Earnings — Capgemini Financial Services estimates that the number of high-net-worth individuals in North America has grown at an average of 7.9% annually from 2012 through 2018, a trend that is expected to continue. Corporate earnings, which have historically correlated closely to the utilization of private aircraft, also continue to achieve new all-time highs.

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Favorable Consumer Trends — Market research indicates that experiences currently account for over 65% of discretionary spending. In addition, we believe the COVID-19 global pandemic has led to a shift in consumer prioritization of wellness and safety, with private aviation viewed increasingly by those in the addressable market as a health-conscious decision rather than a discretionary luxury.

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Significant Latent Demand — According to a 2019 study from McKinsey & Company, only 10% of individuals that can afford to fly privately (measured as net worth in excess of $10 million) currently do so. According to a Goldman Sachs February 2021 study, consumers who have foregone spending opportunities have amassed “excess” savings of $1.5 trillion that will further fuel post-pandemic spending. Additionally, COVID-19 related stay-at-home and travel quarantine orders have temporarily suppressed corporate travel and spending, which is expected to return over time and further fuel post-pandemic spending.

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Underutilized Assets, Growth of the Shared Economy and Impact of Technology — Industry data regarding annual flight hours across all private aircraft indicates the average private aircraft generally sits idle approximately 97% of the time. We believe that private aviation is among the last of the industries characterized by such latent and underutilized supply. The growing shared economy culture and mindset, most often incorporating data and technology driven platforms, has proven to be a global catalyst for increased asset utilization across numerous industries.

Private Aviation Has Challenges Endemic to Pre-digital Legacy Industries
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Highly Fragmented Supply — Private aviation is highly fragmented with respect to both retail customers and owners and operators of aircraft. The top ten operators in the United States control only 8% of the industry’s capacity. More than 1,800 operators control fewer than 10 aircraft each.

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Complex Operations — Customer demand is geographically spread out, unscheduled and often last-minute. Capacity is constrained due to asset availability, crew duty time limitations, unpredictable weather conditions, stringent regulatory requirements and scheduled and unscheduled maintenance.

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Slow Adoption of New Technology — We believe the lack of investment in technology has left the industry reliant upon outdated technology and means of communication. These technological and communications challenges, exacerbated by industry fragmentation, have created a disconnect between the consumer and operator, with no ability to track and match demand based on real-time location and availability of aircraft.

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High Customer Frustration Driven by Opaque Pricing — Pricing methodologies are inconsistent and unpredictable, with no clear indication of the variety of factors that drive total cost to consumers. The prevalence of manual quote-and-response models creates delays between flight request and price confirmation. Further, a lack of transparency at the time of booking regarding the true cost of a flight results in surprise surcharges and additional costs after the booking process is completed, and often after the flight.

Our Competitive Strengths
Difficult to Replicate Platform
The investments we have made since our inception in our brand, fleet, service and technology, including through our recent acquisitions, have resulted in a comprehensive, integrated platform that we believe is unmatched and would take years and significant investment of capital to replicate in its scale and breadth of offering. We believe the comprehensiveness of our platform will enable us to effectively address the industry’s historical challenges, in particular through the continued development of our marketplace, as well as capitalize on future opportunities that may arise through commercialization of emerging and sustainable technologies, such as Electric Vertical Take-Off/Landing (“eVTOL”) and other electric aircraft or aerial ridesharing innovations.

Aspirational Lifestyle Brand
The above images provide examples of Wheels Up brand activations through exclusive events and experiences, paid sponsorships and Ambassador partnerships, each of which is more fully described below. In most circumstances, including for those pictured above, Wheels Up Ambassadors pay for their Wheels Up memberships and when they purchase flight time, receive bonus flight credits in consideration for their Ambassador activities, which may include attendance at Wheels Up events, photo and video shoots, and/or postings on social media, among other activities.
We have built an industry-leading trusted brand that creates broad consumer awareness, attracts new customers and allows us to generate deep engagement with our current members and non-member flyers. We believe one of the most important attributes of our brand is trust. Each and every day, our passengers trust us with their lives, and it is paramount that we consistently reinforce this trust with our actions and words. This begins with our uncompromising commitment to safety as our number one priority.
We have fostered member engagement through unique media and brand activations and through our philanthropy platform, “Wheels Up Cares,” which supports multiple causes like Feeding America, the American Heart Association and TAPS, among others. Our brand is enhanced through partnerships with over 100 brand ambassadors, including Tom Brady, Serena Williams and Russell Wilson, among many others, whom we engage for member experiences and marketing opportunities. We reinforce our brand positioning and membership offerings through exclusive experiences at iconic destinations such as the Super Bowl®, The Masters® and Art Basel®, and with strategic partnerships through leading lifestyle brands, such as Four Hundred™ and Inspirato®. We believe these benefits are important for driving member loyalty and retention and serve to further differentiate the Wheels Up brand.
Membership Model
We provide private aviation services through our innovative membership program, offering three membership tiers — Connect, Core and Business. Each program requires members to pay an initiation fee and annual dues and provides access to one of the world’s largest combined fleets of owned, leased, managed and third-party aircraft.
Multi-Tier Offering Drives Deeper Penetration and Expansion of Our TAM — We launched Wheels Up with our Core and Business memberships which provided guaranteed aircraft availability and fixed rate pricing. In 2019, we added our lower-priced Connect membership, introducing a solution tailored to the prospect or member with less frequent flight needs and more flexibility in their schedule. In 2020, this multi-tiered structure, addressing a broad spectrum of private aviation needs, drove 59% year-over-year growth in Active Members.
Outstanding Service, Product Innovations and Lifestyle-Enhancements Drive Customer Loyalty and Engagement — We are continually evolving and adding value to our programs and services, including expansion of our flight offering to meet all travel mission profiles, the addition of new value-add digitally enabled features, the introduction of dynamic pricing, and expansion of our Wheels Down lifestyle program to include more events, experiences and partnership benefits. We believe this focus on enhancing the value of our memberships has driven our high member engagement and retention. For 2020, we experienced a retention rate of 89.6% for members whose annual flight spend exceeded $25,000, and over 90% for our highest spending members.
Growing Membership and Purchase Behavior Provides Predictable Revenue and Demand —  Since 2014, the number of our Active Members has grown at a compounded average rate of 44%, and our Core and Business members on average spend between $70,000 to $75,000 annually. Approximately 45% of our Core and Business members prepay their forward flying each year through purchases of Prepaid Blocks in increments generally between $50,000 and $400,000. During 2020 and 2019, our members pre-purchased $532 million and $250 million of Prepaid Blocks, respectively. The combination of recurring membership fees, consistent per member spend and purchases of Prepaid Blocks provides us with strong visibility into forward revenue and predictability of future demand, while the Prepaid Blocks contribute to strong cash flow from operations.
“Asset-Right” Network of Aircraft
Through targeted capital investments, cultivation of third-party operator relationships and recent strategic transformative transactions, we have aggregated one of the industry’s largest and most diverse fleets of owned, leased, managed and third-party operator aircraft.
Managed and Third-Party Fleets Support Rapid, Capital-Efficient Scaling — We are transitioning from a focus on our owned and leased aircraft to an “asset right” balance with increased utilization of our managed and third-party network fleet, as illustrated in the pie charts below.
We believe this strategy provides increased flexibility to quickly scale our business with limited direct and ongoing capital investment. Additionally, we believe we will be able to benefit from economies of scale as our fleet grows, creating the potential to obtain better pricing from key vendors including fuel providers, FBOs and third-party maintenance, training and other providers.

Expanded Fleet Drives Increased Demand and Flight Spend — We believe greater breadth and diversity of our fleet will increase wallet share from our existing members and appeal to a broader audience of members and non-members, driving significantly more demand through our marketplace and strengthening our member retention. In addition to supporting the extension of our offering from a focus on shorter flight segments to one capable of addressing all typical private aviation missions, our fleet scale and diversity has enabled us to innovate with new offerings, such as our recently introduced transcontinental pricing supported by our newly expanded Citation X Super-Midsize fleet.
King Air Fleet Provides Differentiated Flight Option — Though we have since expanded our offerings to address all flight missions and profiles, the size and scale of our King Air fleet and the head start afforded to us by our initial fleet-format exclusivity with this asset allows us to continue to provide a differentiated option as among the “greenest” aircraft available based on its comparatively low fuel burn and the most cost-efficient option for the majority of private flights in the United States: those under two hours.
Fleet Flexibility Drives Network Efficiencies and Customer Benefits — In most circumstances, we maintain the flexibility to place customers on any of the owned and leased, managed or third-party assets available to us. The flexibility to optimize across a scaled nationwide network enables us to utilize the right aircraft, in the right place, at the right time. Over time, we believe this optionality will allow us to offer lower pricing and better experiences for our customers, maximize efficiency across a larger overall network and to drive future profitability.
Proprietary Technology, Algorithms and Data Ecosystem
We have invested significantly in extending our technology platform to support a growing end-to-end aviation marketplace. Our marketplace platform comprises three main elements: intuitive digital front-end interfaces, a middle tier supported by data-driven optimization and pricing algorithms, and a back-end featuring a comprehensive flight operations platform, with connectivity to a network of third-party operators, supported by our Avianis flight management system (“FMS”). Each of the elements of our marketplace platform relies upon and fuels a powerful data ecosystem containing data generated from within our systems, as well as from external industry sources.
Our Consumer-Facing Digital Products Support “Search, Book and Fly” Experience
Screenshots from the flight booking process in the Wheels Up App on iOS.
Our front-end consumer facing applications include our highly rated mobile app on iOS and Android, a website for our members, and, shortly, APIs for third-party partner plug-ins to our marketplace. The core functionality of each of these solutions is our “Single Search” interface, which delivers dynamically priced flight options across multiple aircraft categories, in near real-time, available for instant booking. Our proprietary mobile app can distinguish all member and non-member criteria and retain personal preferences to ensure an elevated personalized travel experience. We believe the simplicity of the Wheels Up App, with transparent pricing and instant booking capabilities, provides a frictionless experience enabling us to expand our offering to non-members.

An Advanced Pricing Engine, with Matching and Optimization Algorithms, Drive Efficiency and Higher Utilization
The middle tier of our differentiated marketplace platform comprises a suite of proprietary technologies and data science capabilities that price trips, match aircraft to missions, and optimize aircraft and crew schedules. Currently, our revenue management and flight operations groups work inter-dependently to align available supply on the network with flight demand utilizing real-time booking data and predictive analytics. With algorithms that forecast demand by asset class and at a regional or local level, we can drive pricing that favors trips based on a variety of variables that bring efficiency to the network, such as improving asset utilization by shifting demand to lower volume days. With our proprietary optimization software, we are able to optimize our daily schedule across our full network to reduce repositioning costs, drive network efficiency and maximize asset utilization. We believe these technologies, and our proprietary pricing and optimization algorithms in particular, provide a competitive advantage relative to other competitors, many of whom rely on pricing and scheduling functions that are highly analog and manual.
Avianis FMS Provides Integrated Fleet Management and Will Connect Supply to our Marketplace
Avianis is a cloud-based SaaS subscription FMS that enables aircraft owners/operators to run critical elements of their day-to-day business (e.g., fleet scheduling, inventory management, flight planning, crew and maintenance scheduling, etc.) with integrations to third party trip service providers (e.g., ground transportation, catering, lodging, etc.) Approximately 100 aircraft owners/operators, with close to 2,000 aircraft, currently manage their fleet operations on the Avianis FMS, including several of our largest third-party operators. Certain of our owned, leased and managed fleets are already operating the Avianis FMS, and we expect to convert our remaining fleets by the end of 2021.
Beyond its core functionality with respect to day-to-day operations, we view Avianis as an essential element to unlocking the power of the marketplace to drive network effects at scale. We are extending the capabilities of the Avianis FMS to include our pricing and optimization technology, and to offer owners and operators the ability to opt-in to sharing real-time pricing and availability and obtain access to our high-fidelity data and consistent demand. We believe that as our marketplace scales and these new integrations and features come online, we will see many owners and operators, including those that are subscale with limited resources and no previous access to consistent and optimized demand, adopt Avianis as their core FMS to reap the benefits from our integrated platform, in turn bringing greater supply to the marketplace.
Data Science Powers our Pricing and Optimization Technology
Our proprietary technology, machine learning, and data analytics models optimize our supply, sourcing and logistics models, calibrate our pricing, streamline our processes and enable the acceleration of our overall flight revenue velocity. We generate and aggregate a significant amount of data across three categories that we believe are essential to, and collectively drive, the network effects that will benefit all marketplace participants: demand data (e.g., customer and transactional data), supply data (e.g., aircraft and scheduling data) and marketplace data (e.g., pricing and itinerary data). This aggregation and cross-section of data continuously inform and update our machine learning algorithms. And the value of the platform for participants is continuously enhanced, and greater amounts of data are generated, as more constituents are connected in our network.
Strategic Relationship with Delta
In January 2020, in connection with our purchase of DPJ, we entered into a long-term commercial cooperation agreement with Delta. We expect this relationship will drive significant value through certain strategic initiatives, co-marketing efforts and the creation of an array of new products and valuable features for existing and prospective customers of both Wheels Up and Delta, which includes or will include:
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Delta SkyMiles® and Delta Medallion® status:   Provision of miles within the Delta SkyMiles® Program to new and renewing Wheels Up members and Delta Medallion® status to Wheels Up members based on flight spend, as well as the ability for Delta customers to redeem miles for Wheels Up products and services.

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Product Trials for Delta Customers:   Introduction of exclusive Wheels Up partner benefits and product offerings to Delta’s 360, Diamond and Platinum Medallion members.

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Co-Marketing Efforts:   Marketing our products and services to our respective member and customer bases, including Delta’s large roster of corporate account relationships.

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Platform Integrations:   Targeted integrations of our respective technology platforms to streamline and drive cross-program engagement.

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Flexible Funds:   Ability for Wheels Up customers to utilize their Blocks to purchase Delta commercial flights.

Delta is also a significant minority shareholder in Wheels Up and Delta has the right to designate, and at Closing will continue to have the right to designate, two members of our board of directors. We believe the participation of Delta’s designees on our board of directors adds tremendous strength and breadth of experience, and industry expertise, to our leadership team.
Innovative Founder Supported by Passionate and Experienced Team
Kenny Dichter, our founder and Chief Executive Officer, has been a recognized leader in our industry for more than 20 years. The leadership team supporting Mr. Dichter is comprised of seasoned executives with prior experience at best-in-brand companies like Amazon, Airbnb, Dealertrack and Cox Automotive, Bloomberg, Hilton, Patron and Coca Cola, among other industry leaders. Through this vast experience, the team has a demonstrated track record of scaling businesses, transitioning industries from analog to digital, driving adoption of marketplace solutions, capturing brand value and achieving profitable growth. The Wheels Up team includes, and is supported by, a deep bench of industry experts across all functional areas of the organization.
Our Growth Opportunities
Expand TAM with Introduction of Digitally Enabled Non-Member Access
We are at an important phase of our evolution as we aim to make private aviation more accessible and significantly expand our total addressable market. For the first time since our inception, we are opening our marketplace to include non-members using the Wheels Up App. We believe a user-friendly, transparent “search, book and fly” digital experience will remove friction points for new entrants to private aviation as well as appeal to those who currently use more analog and opaque competitive options. We also believe that many of these customers, once exposed to the Wheels Up experience and brand ecosystem, will, over time, become an important part of our member community. Our members will always be a critical component of our business and brand, and we remain committed to continuing to deliver for them on our promise of value, service and experience. We believe the additional demand driven by non-members should provide benefits to our members that include improved pricing driven by broader network effects and more flight sharing options, among others.
Fuel the Marketplace Flywheel

We believe we are only just beginning to reap the benefits of our foundational investments in the business. With our network of aircraft, the power of our marketplace platform and our trusted and aspirational lifestyle brand, we see many exciting opportunities for future growth. The above chart demonstrates the flywheel effects that we have experienced and expect to continue to experience as a result of our prior and ongoing investments in our platform.
Continue to Grow Our Connect, Core and Business Memberships — We believe that we have only just begun to penetrate the existing addressable market with our membership programs. In 2020, which was our first year selling an expanded, guaranteed cabin class offering, we had our strongest year of new Core and Business membership sales in our history. Our recently introduced lower-priced Connect membership also gained significant traction in 2020, achieving 275% year over year growth in active Connect members, and now representing over 25% of our total Active Members as of December 31, 2020.
Increase Customer Flight Spend — According to our 2018 member survey, our members were spending, on average, approximately 45% of their private aviation wallet share with Wheels Up, due in large part to our early focus on shorter duration flights. As we have expanded our fleet offerings to service a broader spectrum of flight needs, we believe we have multiple opportunities to increase our share of our customers’ overall private aviation spend through existing and new products and features (e.g., our recently introduced transcontinental product). We believe adoption of our comprehensive cabin class offering, introduced only one year ago, will accelerate as customer travel spend returns to pre-pandemic levels over time. We believe that as the COVID-19 pandemic subsides, we will see increased flight activity in our member base as vacation flying and business travel recover to pre-pandemic levels over time.
Improve Unit Economics — We expect our flight unit economics will continue to improve over time. On our owned and leased fleet, we expect to enjoy significant cost savings from insourcing our maintenance operations and improving the efficiency and utility of our fleet. On our managed and third-party fleet, cost savings will be driven primarily by optimizing when and how we use those aircraft. We believe that as we grow our marketplace scale, this will become increasingly efficient over time. By optimizing the utilization of aircraft across our entire network, including our owned and leased, managed and third-party fleets through our developing proprietary technology, we believe we can enhance overall efficiency and achieve profitability.
Grow Aircraft Management, Maintenance and Other Existing Revenue Streams — We believe there are opportunities to further grow and monetize additional areas of our business. We expect our aircraft management business to grow as we continue to integrate our acquired companies and as the benefits of our large network become even more valuable and apparent to prospective managed clients. We believe the investment we are making in our in-house maintenance capabilities, including the expansion of our geographic footprint, allows the opportunity to also provide these products and services to third-party aircraft owners and operators. We have also invested in whole aircraft acquisitions and sales and special missions, all of which we believe could become more meaningful contributors to revenue.
Expand into New Geographies
We believe we are well-positioned to build on our market leadership in the United States by selectively expanding into other geographies, namely Europe, the Middle East, South America and the Asia-Pacific region, that have a significant number of high-net-worth consumers that we believe are currently underserved by private aviation offerings. We may pursue global expansion through acquisitions or strategic relationships with existing aircraft owners, operators or other industry participants in those regions and the roll-out of the marketplace app in new markets and/or through potential franchise or licensing opportunities. We believe any international efforts will be enhanced through our relationship with the Aspirational sponsors, given their vast experience in the global consumer luxury and lifestyle sectors and their network of relationships worldwide.
Extend into Platform Adjacencies
We believe that with the power of our brand, our engaged and highly valued customer base and our new relationship with the Aspirational sponsors, we can expand our platform into complementary luxury and lifestyle offerings, which could include lodging and yacht rentals, additional experiential offerings, co-branded credit cards and collaborations, as well as partnerships with brands that are affiliated with the

Aspirational sponsors and other luxury brands. We believe our brand, technology and network position us to explore opportunities across the luxury travel market, which according to a September 2019 report by Global Luxury Travel Market, Allied Market Research, exceeds $1 trillion globally.
Explore Opportunistic Consolidation and Accretive Acquisitions
As a result of the Business Combination with Aspirational and the concurrent capital investment in our business, we will have unrestricted cash and cash equivalents on our consolidated balance sheet, affording us the flexibility to add scale and/or other capabilities to our network through opportunistic acquisitions and partnerships over time. We may explore opportunities in a number of areas that strengthen, complement or accelerate our business strategy, which could include complementary technology platforms, retail and wholesale charter providers, private aviation brokerage businesses, aircraft management companies or companies with functionality that complements or supports our other business operations, e.g., maintenance or special missions. We expect to be in the enviable position of being able to explore and execute on such opportunities based on our track record of acquisition successes.
Leverage Our Platform to Support Emerging Aircraft Technologies
In recent months there has been an acceleration of investment in the development of eVTOL, electric engine aircraft and similar sustainable aerial technologies. With the breadth of our platform across our customer base, brand, service, and technology, we believe we are uniquely positioned to support the commercialization of these aircraft. Our participation in the development, introduction and scaling of these new technologies could occur through acquisitions, partnerships, joint ventures or other commercial relationships with manufacturers, operators and/or those building out the networks and related infrastructure.
Expand Flight Sharing Opportunities that Reduce Costs and Expand TAM
We believe that we can meaningfully lower the cost of flying privately through the expansion of our digitally enabled shared-flight opportunities, allowing us to bring new flyers to the industry and capture greater wallet share from an expanding addressable market. The ability to crowd-source and split the cost of a flight with like-minded travelers to a shared destination (e.g., a college football game, reunion, special event or a weekend trip), can reduce the cost of flying privately by 50% or more. We believe the continued growth of our member and customer base, including through the eventual introduction of sharing flight features through our publicly available non-member access, will significantly increase the pool of potential shared participants, which in turn will drive more shared flight opportunities. We are also able to bring down the cost of private flying by offering select by-the-seat opportunities on pre-determined and popular routes, such as New York to Nantucket, and to popular annual events, such as the Super Bowl® or The Masters®.
Parties to the Business Combination
Aspirational
Aspirational Consumer Lifestyle Corp. is a blank check company incorporated on July 7, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Aspirational has neither engaged in any operations nor generated any revenue to date. Based on Aspirational’s business activities, it is a “shell company” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because it has no operations and nominal assets consisting almost entirely of cash.
On September 25, 2020, Aspirational consummated its initial public offering of its units, with each unit consisting of one Aspirational Class A ordinary share and one-third of one public warrant. In connection with the closing of the initial public offering and the underwriters partial exercise of their over-allotment option on October 2, 2020, Aspirational completed the private sale of 4,529,950 private placement warrants at a purchase price of $1.50 per private placement warrant, to Aspirational Consumer Lifestyle Sponsor LLC (the “Sponsor”) generating gross proceeds to us of $6,794,926. The private placement warrants are identical to the warrants sold as part of the units in Aspirational’s initial public offering except that, so long as they are held by the Sponsor or its permitted transferees: (i) they will not be redeemable by the Company; (ii) they (including the shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of Aspirational’s initial business combination; (iii) they may be exercised by the holders for cash or on a cashless basis; and (iv) they (including the shares issuable upon exercise of these warrants) are entitled to registration rights.
Following the closing of Aspirational’s initial public offering and the underwriters partial exercise of their over-allotment option, a total of $239,746,320 ($10.00 per unit) of the net proceeds from its initial public offering and the sale of the private placement warrants, including the underwriters partial exercise of their over-allotment option, was placed in the trust account established at the consummation of Aspirational’s initial public offering at J.P. Morgan Chase Bank, N.A. and maintained by Continental, acting as trustee (the “trust account”). The proceeds held in the trust account may be invested by the trustee only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. As of March 31, 2021, funds in the trust account totaled $239,840,428. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the closing of the Business Combination), (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend Aspirational’s Amended and Restated Memorandum and Articles of Association (as amended from time to time) (together, the “Cayman Constitutional Documents”) to modify the substance or timing of Aspirational’s obligation to redeem 100% of the public shares if it does not complete a business combination by September 25, 2022 and (iii) the redemption of all of the public shares if Aspirational is unable to complete a business combination by September 25, 2022, subject to applicable law.
The Aspirational units, Aspirational Class A ordinary shares and Aspirational warrants are currently listed on the NYSE under the symbols “ASPL.U,” “ASPL” and “ASPL WS,” respectively.
Aspirational’s principal executive office is located at 1 Kim Seng Promenade, #18-07/12 Great World City, Singapore 237994. Its telephone number is +65 6672 7605. Aspirational’s corporate website address is https://www.aspconsumer.com. Aspirational’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
Merger Sub
KittyHawk Merger Sub LLC is a Delaware limited liability company, incorporated on January 29, 2021, and a wholly owned subsidiary of Aspirational. Merger Sub does not own any material assets or operate any business.
Blocker Sub
Wheels Up Blocker Sub LLC is a Delaware limited liability company, incorporated on January 29, 2021, and a wholly owned subsidiary of Aspirational. Blocker Sub does not own any material assets or operate any business.
Blocker Merger Subs
Each Blocker Merger Sub (as defined in the Merger Agreement) is a Delaware corporation, incorporated on January 29, 2021, and a wholly owned subsidiary of Aspirational. Each Blocker Merger Sub does not own any material assets or operate any business.
Blockers
The Blockers are corporate blocker entities formed by Delta and funds and accounts managed by Fidelity, T. Rowe Price Associates, Inc., Fidelity Research and Management and New Enterprise Associates 15, L.P., to hold their WUP preferred interests. The Blockers have no assets or liabilities other than liabilities related to their ownership of WUP preferred interests. The Blockers will cease to exist following the Business Combination as a result of the Blocker Mergers.

WUP
WUP is a Delaware limited liability company formed on July 1, 2013. Its operating subsidiaries include, among others, Wheels Up Partners LLC, TMC, Avianis, WUPJ, Gama and Mountain Aviation. Its corporate headquarters is located at 601 West 26th Street, Suite 900, New York, New York 10001, its telephone number is 1-855-359-8760 and its internet address is www.wheelsup.com. The information on, or that can be accessed through, WUP’s website is not part of this proxy statement/prospectus. The website address is included as an inactive textual reference only.
WUP is the leading provider of “on demand” private aviation in the United States and one of the largest private aviation companies in the world. WUP is pioneering data and technology-driven solutions that connect consumers to safety-vetted and verified private aircraft. WUP’s comprehensive platform and proprietary technology are designed to bring efficiency and transparency to an industry that has been largely inefficient and opaque, making private aviation accessible to millions of flyers.
WUP’s offerings consist of a suite of products and services, that include multi-tiered membership programs, on-demand flights across all private aircraft cabin categories, aircraft management, retail and wholesale charter, aircraft sales, corporate flight solutions, special missions, signature events and experiences, and commercial travel benefits through WUP’s strategic partnership with Delta. WUP believes its diversified platform offers a solution for all market participants, from aircraft owners and operators to individual and corporate flyers with a wide range of flight needs.
Proposals to be Put to the Shareholders of Aspirational at the Extraordinary General Meeting
The following is a summary of the proposals to be put to the extraordinary general meeting of Aspirational and certain transactions contemplated by the Merger Agreement. Each of the proposals below, except the Adjournment Proposal, is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the extraordinary general meeting.
BCA Proposal
As discussed in this proxy statement/prospectus, Aspirational is asking its shareholders to approve by ordinary resolution and adopt the Merger Agreement, which is attached to this proxy statement/prospectus statement as Annex A and Annex A-I, pursuant to which, among other things, following the domestication of Aspirational as a corporation incorporated in the State of Delaware (the “Domestication”), (i) the Blockers will simultaneously merge with and into the respective Blocker Merger Subs, with the Blockers surviving each merger as wholly owned subsidiaries of Aspirational, (y) thereafter, the surviving Blockers will simultaneously merge with and into Blocker Sub, with Blocker Sub surviving each merger, and (z) thereafter, Merger Sub will merge with and into WUP, with WUP surviving the merger, with Aspirational as its managing member, in each case in accordance with the terms and subject to the conditions of the Merger Agreement, as more fully described elsewhere in this proxy statement/prospectus. After consideration of the factors identified and discussed in the section entitled “BCA Proposal — Aspirational’s Board of Directors’ Reasons for the Business Combination,” Aspirational’s board of directors concluded that the Business Combination met all of the requirements disclosed in the prospectus for Aspirational’s initial public offering, including that the business of WUP and its subsidiaries had a fair market value equal to at least 80% of the net assets held in trust (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust). For more information about the transactions contemplated by the Merger Agreement, see the section entitled “BCA Proposal.”
Aggregate Merger Consideration
As a result of and upon the Closing, among other things, (i) all issued and outstanding equity interests of each Blocker (other than any such interests held in treasury or owned by such Blocker) as of immediately prior to the First Step Blocker Effective Time will be cancelled and converted into the right to receive in the aggregate a number of shares of Wheels Up Class A common stock that is equal to the Exchange Ratio multiplied by the aggregate number of WUP preferred interests held by such Blocker as of immediately prior to the First Step Blocker Effective Time, and (ii) each outstanding WUP common interest and preferred interest (other than any WUP common interests subject to the WUP awards discussed below and the WUP preferred interests held by Blocker Sub as a result of the Second Step Blocker Mergers) immediately prior to the First Step Blocker Effective Time will be cancelled in exchange for the right to receive a number of shares of Wheels Up Class A common stock that is equal to the Exchange Ratio, which will, in the case of all shares described in clauses (i) and (ii), together with the shares of Wheels Up Class A common stock reserved in respect of the awards described immediately below, in the aggregate equal an aggregate merger consideration of $1,885,000,000, in addition to a number of shares of Wheels Up Class A common stock that may be issued post-Closing if WUP Options were to be cash exercised and due to the exchange of any WUP Profits Interests for shares of Wheels Up Class A common stock at a level above the intrinsic value of the profits interests immediately after Closing based on a reference price per share of Wheels Up Class A common stock of $10.00, plus any Earnout Shares.
In addition, as a result of the Closing, (i) each WUP Option that is outstanding immediately prior to the effective time of the Company Merger will be converted into the right to receive (as adjusted, including with respect to the applicable exercise price, based on the Exchange Ratio) an option related to the shares of Wheels Up Class A common stock, (ii) each WUP Profits Interest granted under any WUP incentive plan or granted directly in WUP that is outstanding immediately prior to the effective time of the Company Merger will be converted into the right to receive (as adjusted based on the Exchange Ratio and to maintain the intrinsic value of such award) an award of profits interests of Wheels Up, which, upon vesting and, for members of senior management, subject to the expiration of the Lock-Up Period, will be exchangeable for shares of Wheels Up Class A common stock, and (iii) each WUP Restricted Interest granted under any WUP incentive plan will be converted into an award of restricted shares of Wheels Up Class A common stock, with substantially the same vesting and termination-related provisions as such WUP Restricted Interest.
Further, as a result of the Closing, existing WUP equityholders will have the right to receive, including profits interests holders and restricted interest holders, but excluding option holders, through the issuance of Wheels Up EO Units that upon vesting may become exchangeable for, up to an aggregate of 9,000,000 additional shares of Wheels Up Class A common stock in three equal tranches which are issuable upon the achievement of share price thresholds for Wheels Up Class A common stock of $12.50, $15.00 and $17.50, respectively. For further details, see the section entitled “BCA Proposal — The Merger Agreement — Consideration — Aggregate Merger Consideration.”
Closing Conditions
The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) approval of the Business Combination and related agreements and transactions by the shareholders of Aspirational and equityholders of WUP, (ii) effectiveness of the registration statement of which this proxy statement/prospectus forms a part, (iii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act (which waiting period expired on March 18, 2021) and receipt of any other required regulatory approvals, (iv) receipt of approval for listing on the NYSE of the shares of Wheels Up Class A common stock to be issued in connection with the Mergers, (v) that Wheels Up have at least $5,000,001 of net tangible assets upon Closing and (vi) the absence of any injunctions.
In addition, another condition to Aspirational’s, Merger Sub’s, the Blocker Mergers Subs’ and Blocker Sub’s obligations to consummate the Mergers is the absence of a material adverse effect on WUP.
Other conditions to WUP’s obligations to consummate the Mergers include, among others, that as of the Closing, (i) the Domestication has been completed and (ii) the Trust Amount is at least equal to the Minimum Remaining Trust Amount.
If the Trust Amount is equal to or greater than $120 million, then the Minimum Trust Condition will be deemed to have been satisfied. This condition is for the sole benefit of WUP and is waivable by WUP. There is also a mutual condition that the PIPE Investment Amount be at least $360 million. If such conditions are not met, and such conditions are not waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will Aspirational redeem public shares in an amount that would cause Wheels Up’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.
For further details, see the section entitled “BCA Proposal — The Merger Agreement.”
Domestication Proposal
As discussed in this proxy statement/prospectus, if the BCA Proposal is approved, then Aspirational will ask its shareholders to approve by special resolution the Domestication Proposal. As a condition to closing the Business Combination pursuant to the terms of the Merger Agreement, the board of directors of Aspirational has unanimously approved the Domestication Proposal. The Domestication Proposal, if approved, will authorize a change of Aspirational’s jurisdiction from the Cayman Islands to the State of Delaware. Accordingly, while Aspirational is currently governed by the Cayman Islands Companies Act, upon the Domestication, Wheels Up will be governed by the DGCL. There are differences between Cayman Islands corporate law and Delaware corporate law as well as the Cayman Constitutional Documents and the Proposed Organizational Documents. Accordingly, Aspirational encourages shareholders to carefully review the information in the section entitled “Comparison of Corporate Governance and Shareholder Rights.”
As a result of and upon the effective time of the Domestication, (i) each of the then issued and outstanding Aspirational Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of Wheels Up Class A common stock, (ii) each of the then issued and outstanding Aspirational Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of Wheels Up Class A common stock, (iii) each of the then issued and outstanding Aspirational warrants will convert automatically into a Wheels Up warrant, pursuant to the Warrant Agreement, and (iv) each of the then issued and outstanding Aspirational units that have not been previously separated into the underlying Aspirational Class A ordinary shares and underlying Aspirational warrants upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of Wheels Up Class A common stock and one-third of one Wheels Up warrant.
For further details, see the section entitled “Domestication Proposal.”
Organizational Documents Proposals
If the BCA Proposal and the Domestication Proposal are approved, Aspirational will ask its shareholders to approve by special resolution four separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents, under the Cayman Islands Companies Act, with the Proposed Organizational Documents, under the DGCL. Aspirational’s board of directors has unanimously approved each of the Organizational Documents Proposals and believes such proposals are necessary to adequately address the needs of Wheels Up after the Business Combination. Approval of each of the Organizational Documents Proposals is a condition to the consummation of the Business Combination. A brief summary of each of the Organizational Documents Proposals is set forth below. These summaries are qualified in their entirety by reference to the complete text of the Proposed Organizational Documents.
A.
Organizational Documents Proposal A — to authorize the change in the authorized capital stock of Aspirational from 500,000,000 Aspirational Class A ordinary shares, 50,000,000 Aspirational Class B ordinary shares and 5,000,000 Aspirational preferred shares to 2,500,000,000 shares of Wheels Up Class A common stock 25,000,000 shares of Wheels Up preferred stock;

B.
Organizational Documents Proposal B — to authorize the board of directors of Wheels Up to issue any or all shares of Wheels Up preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the board of directors of Wheels Up and as may be permitted by the DGCL;

C.
Organizational Documents Proposal C — to provide that the board of directors of Wheels Up be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term; and

D.
Organizational Documents Proposal D — to authorize all other changes in connection with the replacement of the Cayman Constitutional Documents with the proposed certificate of incorporation of Wheels Up (the “Proposed Certificate of Incorporation”) and the proposed bylaws of Wheels Up (the “Proposed Bylaws”) in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the corporate name from “Aspirational Consumer Lifestyle Corp.” to “Wheels Up Experience Inc.” in connection with the Business Combination, (ii) making Wheels Up’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation, (iv) restricting the ability of persons that are not “Citizens of the United States” to own more than 25% of the voting power of Wheels Up, (v) being subject to the provisions of Section 203 of the DGCL and (vi) removing certain provisions related to Aspirational’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which Aspirational’s board of directors believes is necessary to adequately address the needs of Wheels Up after the Business Combination.
The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and Aspirational encourages shareholders to carefully review the information set out in the section entitled “Organizational Documents Proposals” and the full text of the Proposed Organizational Documents of Wheels Up.
Director Election Proposal
Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals the Stock Issuance Proposal and the Equity Incentive Plan Proposal are approved, Aspirational’s shareholders are also being asked to approve by ordinary resolution a proposal to elect 11 directors, who, upon consummation of the Business Combination, will be the directors of Wheels Up (the “Director Election Proposal”). For additional information on the proposed directors, see the section entitled “Director Election Proposal.”
Stock Issuance Proposal
Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Director Election Proposal and the Equity Incentive Plan Proposal are approved, Aspirational’s shareholders are also being asked to approve by ordinary resolution for purposes of complying with the applicable provisions of Section 312.03 of the NYSE Listed Company Manual, the issuance of shares of Wheels Up Class A common stock to (i) the PIPE Investors pursuant to the PIPE Investment and (ii) the WUP equityholders pursuant to the Merger Agreement (the “Stock Issuance Proposal”). For additional information, see the section entitled “Stock Issuance Proposal.”
Equity Incentive Plan Proposal
Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal are approved, Aspirational’s shareholders are also being asked to approve by ordinary resolution the Wheels Up Experience Inc. 2021 Long-Term Incentive Plan (the “2021 Plan”), in order to comply with Section 312.03(a) of the NYSE Listed Company Manual and the Internal Revenue Code (the “Equity Incentive Plan Proposal” and, collectively with the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal, the “Condition Precedent Proposals”). For additional information, see the section entitled “Equity Incentive Plan Proposal.”
Adjournment Proposal
If, based on the tabulated vote, there are not sufficient votes at the time of the extraordinary general meeting to authorize Aspirational to consummate the Business Combination (because any of the Condition Precedent Proposals have not been approved (including as a result of the failure of any other cross-conditioned Condition Precedent Proposals to be approved)), Aspirational’s board of directors may submit a proposal to approve the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (the “Adjournment Proposal”). For additional information, see the section entitled “Adjournment Proposal.”
Aspirational’s Board of Directors’ Reasons for the Business Combination
Aspirational was organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
In evaluating the Business Combination, the Aspirational board of directors consulted with Aspirational’s management and considered a number of factors. In particular, the Aspirational board of directors considered, among other things, the following factors, although not weighted or in any order of significance:
•
WUP’s Large and Expandable Addressable Market.   The Aspirational board of directors believes that the private aviation market is ripe for disruption due to a number of factors. The industry was worth approximately $31 billion in 2020 and, through WUP’s technology-driven platform and efforts to democratize private aviation, the Aspirational board of directors believes the industry can expand to $80 billion by 2025. Based on the number of flight hours flown in a year across all private aircraft, the average private aircraft generally sits idle 97% of the time, and the Aspirational board of directors believes that the shared economy will increase private aircraft asset utilization. As of 2020, experiences account for over 65% of individuals’ discretionary spending, and an estimated 90% of people who can afford to fly privately do not. The Aspirational board of directors believes that the growth in the experience economy will continue to increase consumer demand for private aviation and that the impact of the COVID-19 pandemic will increasingly validate private aviation as a smart means of travel as businesses and high-net-worth individuals emphasize wellness over cost.

•
WUP’s Trusted and Iconic Lifestyle Brand.   The Aspirational board of directors believes that WUP has built a trusted and iconic lifestyle brand through traditional and digital media, unique experiences and brand activation events. WUP has over 5 million website visits and 11 million page views. Through brand integrations, over 100 unique brand ambassadors and appearances on popular television shows, including HBO: Curb Your Enthusiam®, SHOWTIME: Billions® and ESPN: College Gameday®, the Aspirational board of directors believes WUP has positioned itself as the trusted leader in private aviation. WUP also has an 89.6% retention rate for members whose annual flight spend exceeded $25,000, and an over 90% retention rate for its highest spending members, and the Aspirational board of directors believes that WUP’s trusted brand and reputation for safety will continue to appeal to a diverse and growing consumer base.

•
WUP’s Technology-Driven Platform.   The Aspirational board of directors believes WUP has built the platform and technology to disrupt the private aviation industry by optimizing asset utilization for operators and increasing accessibility for consumers. The private aviation industry is highly fragmented with the top 87 operators representing 57% of the market and over 1,800 operators representing the balance of the industry capacity. The industry also consists of largely analog technological processes and an expensive broker network. WUP offers one of the industry’s largest and most diverse fleet of aircraft and is taking an asset-right approach, consisting of (i) owned and leased, (ii) managed and (iii) third-party network aircraft, to support the fulfillment of scaling demand. Further, the Aspirational board of directors believes WUP’s Avianis flight management system revolutionizes operators’ business through its cloud-based operating system and highly granular inventory management system. To meet the needs of the expanding consumer base, the Aspirational board of directors believes the Wheels Up App will provide an intuitive, powerful tool for managing customer experience, along with proprietary algorithms and data engines to benefit both operators and users. The Aspirational board of directors believes this technology-driven approach uniquely positions WUP as the most significant private aviation solution for both operators and consumers.

•
WUP’s Rapid Membership Growth and Expansive Future Opportunities.   WUP has a rapidly growing membership base with more than 9,200 Active Members as of December 31, 2020, which represents an approximately 44% compound annual growth rate over the last seven years. Membership revenue is highly visible through Prepaid Block sales and largely recurring given WUP’s approximately 80% Core and Business membership renewal rate. The Aspirational board of directors believes that the Wheels Up App and software-centric approach will enable efficient expansion of its customer base and a user-friendly experience. Further, the Aspirational board of directors believes that WUP is poised for expansion into new markets, including the Asian market, which represents the largest consumption growth arena in the world.
•
Experienced and Proven Management Team.   The Aspirational board of directors believes that WUP’s management team has extensive experience in key aspects of the aviation, technology, luxury and branding industries. WUP’s management team is led by its Founder and Chief Executive Officer, Kenny Dichter, who previously founded Marquis Jet, and also includes former officers, managers, or professionals of Cox Automotive, the U.S. Air Force, SFX, Coca Cola, Patrón and other industry leading brands. The Aspirational board of directors believes that under their leadership, WUP has built a private aviation company that empowers consumers to access and experience private aviation and has resulted in strong growth. The Aspirational board of directors expects that WUP’s executives will continue with the combined company following the Business Combination. For additional information regarding Wheels Up’s executive officers, see the section entitled “Management of Wheels Up Following the Business Combination — Executive Officers.”

•
Attractive Entry Valuation.   Wheels Up will have an anticipated initial post-transaction enterprise value of $2.091 billion, implying a 1.8x multiple of 2022 projected revenue. After the completion of the Business Combination, the majority of the net cash from Aspirational’s trust account and the PIPE Investment is expected to be held on Wheels Up’s consolidated balance sheet to fund operations and support new and existing growth initiatives.

For a more complete description of the Aspirational board of directors’ reasons for approving the Business Combination, including other factors and risks considered by the Aspirational board of directors, see the section entitled “BCA Proposal — Aspirational’s Board of Directors’ Reasons for the Business Combination.”
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement. For additional information, see the section entitled “BCA Proposal — Related Agreements.”
Sponsor Support Agreement
In connection with the execution of the Merger Agreement, Aspirational entered into that certain Sponsor Support Agreement, dated as of February 1, 2021, by and among the Sponsor, Aspirational, each director of Aspirational holding Aspirational ordinary shares and WUP, as amended and modified from time to time, a copy of which is attached as Annex B to this proxy statement/prospectus (the “Sponsor Support Agreement”). Pursuant to the Sponsor Support Agreement, the Sponsor and each director of Aspirational holding Aspirational ordinary shares agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. For additional information, see the section entitled “BCA Proposal — Related Agreements — Sponsor Support Agreement.”
WUP Holders Support Agreement
In connection with the execution of the Merger Agreement, Aspirational entered into a support agreement with WUP and certain WUP equityholders (the “Requisite WUP Equityholders”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex I (the “WUP Holders Support Agreement”). Pursuant to the WUP Holders Support Agreement, the Requisite WUP Equityholders agreed to, among other things, vote to adopt and approve, within 48 hours after the registration statement is declared effective and delivered or otherwise made available to stockholders, the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of the WUP Holders Support Agreement. The aggregate amount of WUP common interests and preferred interests that are owned by the Requisite WUP Equityholders and subject to the WUP Holders Support Agreement represent an amount of such types and classes sufficient to satisfy the approval requirements for the Mergers and other transactions contemplated by the Merger Agreement under WUP’s applicable governing documents. For additional information, see the section entitled “BCA Proposal — Related Agreements — WUP Holders Support Agreement.”
Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, Wheels Up, the Sponsor, certain equityholders of WUP, Leo Austin, Neil Jacobs, Frank Newman and the other parties thereto will enter into an Amended and Restated Registration Rights Agreement, a copy of which is attached to this proxy statement/prospectus as Annex G (the “Registration Rights Agreement”), pursuant to which Wheels Up will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Wheels Up common stock and other equity securities of Wheels Up that are held by the parties thereto from time to time, subject to the restrictions on transfer therein. The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by Aspirational, the Sponsor and the other parties thereto in connection with Aspiratonal’s initial public offering. For additional information, see the section entitled “BCA Proposal — Related Agreements — Registration Rights Agreement.”
PIPE Subscription Agreements
In connection with the execution of the Merger Agreement, Aspirational entered into subscription agreements with the PIPE Investors (collectively, the “PIPE Subscription Agreements”), a copy of the form of which is attached to this proxy statement/prospectus as Annex H, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 55,000,000 shares of Wheels Up Class A common stock at $10.00 per share for an aggregate commitment amount of $550,000,000. The obligation of the parties to consummate the purchase and sale of the shares covered by the PIPE Subscription Agreements is conditioned upon (i) there not being in force any injunction or order enjoining or prohibiting the issuance and sale of the shares covered by the PIPE Subscription Agreement, (ii) there not being any amendment or modification of the terms of the Merger Agreement in a manner that is materially adverse to the PIPE Investor (in its capacity as such), (iii) a customary bringdown of the representations and warranties of the PIPE Investor and Aspirational in the PIPE Subscription Agreement, (iv) the prior or substantially concurrent consummation of the transactions contemplated by the Merger Agreement and (v) solely with respect to Aspirational’s obligation to close, the Investor executing an investor representation letter addressed to Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC. The closings under the PIPE Subscription Agreements will occur substantially concurrently with the Closing. For additional information, see the section entitled “BCA Proposal — Related Agreements — PIPE Subscription Agreements.”
Delta Investor Rights Letter
On February 1, 2021, WUP, Aspirational and Delta entered into a letter agreement (the “Delta Investor Rights Letter”) providing Delta with certain governance rights relating to Wheels Up post-Closing. The Delta Investor Rights Letter becomes effective upon the Closing. Pursuant to the Delta Investor Rights Letter, subject to certain conditions, Delta is entitled to designate two members of Wheels Up’s board of directors at Closing, and to thereafter nominate (and if such director is not elected, to appoint, subject to certain limitations) two directors to Wheels Up’s board of directors, with one such individual to serve as a Class I director and the other to serve as a Class III director. Directors designated by Delta will not receive any compensation for their service as directors. Eric Phillips and Erik Snell are Delta’s director designees under the Delta Investor Rights Letter to serve as of Closing. If Delta ceases to own at least 50% of the shares of Wheels Up common stock that it owns as of the Closing, Delta will no longer have the right to nominate (or appoint, if applicable) one such director. If Delta ceases to own at least 25% of the shares of Common Stock that it owns as of the Closing, Delta will no longer have any nomination (or appointment) rights. WUP and Aspirational have agreed that, following the Closing, for so long as Delta continues to own at least 25% of the shares of Wheels Up common stock that it owns as of the Closing or has a designated representative serving on the Wheels Up board of directors, Wheels Up will not, without the consent of Delta, issue any equity or equity-linked securities to certain domestic commercial air carriers or any of their respective subsidiaries or parent entities. WUP and Aspirational have also agreed that, following the Closing, for so long as Delta continues to own at least 25% of the shares of Wheels Up common stock that it owns as of the Closing, Wheels Up will consult with Delta in hiring or terminating the employment of certain senior employees with responsibility for flight operations, safety, maintenance and quality control.

If Wheels Up’s strategic partnership agreement with Delta is terminated by either party in accordance with its terms, Delta’s right to nominate (or appoint, if applicable) a second director, if applicable, and the right to consult with Wheels Up on the hiring and termination of certain employees with responsibility for flight operations, safety, maintenance and quality control will also terminate.
Seventh Amended and Restated Limited Liability Company Agreement of the Surviving Entity
The Merger Agreement contemplates that, at the Closing, the existing limited liability company agreement of WUP will be amended and restated in the form of Seventh Amended and Restated Limited Liability Company Agreement attached to this proxy statement/prospectus as Annex J (the “A&R LLCA”). Under the A&R LLCA, the outstanding equity interests of WUP will consist of the following four classes of units: (i) a single class of common units that will be held by Wheels Up and Blocker Sub in an aggregate number equal to the aggregate number of shares of Wheels Up Class A common stock that is outstanding from time to time, (ii) a single class of profits interests units (“Wheels Up PI Units”), all of which will be held by Wheels Up MIP LLC, will be subdivided into separate series designations which correspond to the respective series designations of WUP Profits Interests issued and outstanding as of immediately prior to the Effective Time and will be subject to substantially the same terms and conditions as were applicable to the corresponding WUP Profits Interests Awards immediately prior to the Effective Time, and (iii) a single class of restricted units (“Wheels Up EO Units”), which will be held by Wheels Up MIP LLC and Wheels Up MIP RI LLC, and correspond to the pro rata amount of Earnout Shares that correspond to the holders of WUP Profits Interest Awards and WUP Restricted Interest Awards based on the number of such awards relative to the total outstanding interests of WUP as of immediately prior to the Effective Time, and subject to the same terms and conditions upon issuance as are applicable to the corresponding WUP Profits Interest Awards and WUP Restricted Interest Awards, respectively.
Pursuant to the terms and conditions of the operating agreements of Wheels Up MIP LLC and Wheels Up MIP RI LLC, the members of Wheels Up MIP LLC and Wheels Up MIP RI LLC may redeem their vested profits interests and EO interests in such entity, as applicable, for the vested Wheels Up PI Units and/or Wheels Up EO Units held by such entity corresponding thereto (such right, the “redemption right”). In accordance with the terms of the A&R LLCA, vested Wheels Up PI Units and Wheels Up EO Units will be exchangeable by its holder for shares of Wheels Up Class A common stock as follows (each, an “exchange right”): (i) each vested Wheels Up PI Unit will be exchangeable for a number of shares of Wheels Up Class A common stock having an aggregate value equal to the intrinsic value of such Wheels Up PI Unit as of such date, which intrinsic value equals the then-current value of the Class A common stock less the hurdle amount per share for the particular Wheels Up PI Unit and (ii) each vested Wheels Up EO Unit will be exchangeable for its pro rata portion of the applicable Earnout Shares to which such Wheels Up EO Units relates, after giving effect to any forfeiture or cancellation of Wheels Up PI Units and restricted shares of Wheels Up Class A common stock issued in exchange for WUP Restricted Interests through the date the applicable Earnout Shares vested and become issuable to the WUP equityholders, unless, in each case, Wheels Up elects to exercise a right to instead pay an amount in cash to exchanging WUP award holders equal to the value of the Wheels Up Class A common stock that would otherwise have been delivered upon consummation of the applicable exchange. On the tenth anniversary of the Closing, all vested Wheels Up PI Units will be exchanged for Wheels Up Class A common stock, to the extent not previously exchanged.
Organizational Structure
The following diagrams illustrate, in a simplified form, the ownership structure of WUP and Aspirational, respectively, as of the date of this proxy statement/prospectus.
Pre-Closing Aspirational Organizational Structure

Pre-Closing WUP Organizational Structure
The following diagram illustrates, in a simplified form, the ownership structure of Wheels Up immediately following consummation of the Business Combination. See the section entitled “Summary — Ownership of Wheels Up Following Business Combination.”

*
Indicates the percentage of outstanding shares of Wheels Up Class A common stock owned following the consummation of the Business Combination, assuming no redemptions.

**
Indicates the percentage of outstanding shares of Wheels Up Class A common stock owned following the consummation of the Business Combination, assuming redemptions of 11,984,042 public shares of Aspirational in connection with the Business Combination at approximately $10.00 per share based on the trust account balance as of March 31, 2021. The actual amount of redemptions could exceed the 11,984,042 public share redemption scenario presented herein.

As shown above, following the consummation of the Business Combination, Wheels Up will incorporate an “Up-C” structure, which is sometimes used by partnerships and limited liability companies when they go public. Our use of such structure is limited only to the extent necessary to allow the continuation of the Wheels Up Profits Interests Awards in their current form rather than having them convert into shares of Wheels Up Class A common stock based on their intrinsic value in the Business Combination, as would have been necessary in the absence of such a structure. Wheels Up expects to benefit from the implementation and continuation of such structure both from the perspective of the performance incentive component the continuation of the WUP Profits Interests Awards in such form will have for applicable management members, and also from the tax benefits that will be derived from such a structure, all of which are being retained by Wheels Up. We do not believe that our Up-C organizational structure will give rise to any significant business or strategic benefit or detriment to us.
Ownership of Wheels Up Following Business Combination
As of the date of this proxy statement/prospectus, there are 29,968,290 ordinary shares issued and outstanding, which includes the 5,993,658 founder shares held by the Sponsor (including Aspirational’s independent directors) and the 23,974,632 public shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 12,521,494 warrants, which includes the 4,529,950 private placement warrants held by the Sponsor and the 7,991,544 public warrants. Each whole warrant entitles the holder thereof to purchase one Aspirational Class A ordinary share and, following the Domestication, will entitle the holder thereof to purchase one share of Wheels Up Class A common stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination), the Aspirational fully diluted share capital would be 42,489,784.
It is anticipated that, following the Business Combination, (1) Aspirational’s public shareholders are expected to own approximately 8.8% of the outstanding Wheels Up Class A common stock, (2) WUP equityholders (without taking into account any public shares held by WUP equityholders prior to the consummation of the Business Combination or participation in the PIPE Investment) are expected to own approximately 68.9% of the outstanding Wheels Up common stock, (3) the Sponsor and related parties (including the independent directors of Aspirational) are expected to collectively own approximately 2.2% of the outstanding Wheels Up common stock and (4) the PIPE Investors are expected to own approximately 20.1% of the outstanding Wheels Up common stock. These percentages assume, as of immediately after the Business Combination, (i) none of Aspirational’s current public shareholders exercise their redemption rights in connection with the Business Combination, (ii) (A) the conversion of all WUP Restricted Interests into an award of restricted shares of Wheels Up Class A common stock, with substantially the same vesting and termination-related provisions as the WUP Restricted Interests, (B) the vesting and cashless net-exercise of all Wheels Up Options for shares of Wheels Up Class A common stock at a price per share of Wheels Up Class A common stock of $10.00, (C) the vesting and exchange of all WUP Profits Interests for shares of Wheels Up Class A common stock on the basis of a price per share of Wheels Up Class A common stock of $10.00 and (D) the issuance of shares of Wheels Up Class A common stock as the Merger Consideration pursuant to the Merger Agreement, which, in the case of all shares described in clauses (A)-(D) hereof, in the aggregate equal 188,500,000 shares of Wheels Up Class A common stock, and (iii) Wheels Up issues 55,000,000 shares of Wheels Up Class A common stock to the PIPE Investors pursuant to the PIPE Investment. Such percentages exclude the possible future issuance of any Wheels Up Class A common stock as earnout shares and in connection with the exercise of any Wheels Up warrants. If the actual facts are different from these assumptions, including if Wheels Up Options are cash exercised, or if due to appreciation of Wheels Up Class A common stock following the Business Combination, WUP Profits Interests become exchangeable for a greater amount of shares of Wheels Up Class A common stock, the percentage ownership retained by WUP’s existing shareholders in the combined company will be different. Assuming that all Wheels Up Options are cash exercised and assuming that all WUP Profits Interests were exchanged for shares of Wheels Up Class A common stock without regard to any hurdle amounts, an additional 30,496,210 shares of Wheels Up Class A common stock could be issued. Certain WUP equityholders are also PIPE Investors.

The following table illustrates varying ownership levels in Wheels Up immediately following the consummation of the Business Combination based on the assumptions above.
	Share Ownership in Wheels Up
	Pre-Business Combination		Post-Business Combination No Redemptions		Post-Business Combination Maximum Redemptions(1)
	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
WUP equityholders(2)	—	—	188,500,000	68.9%	188,500,000	72.1%
Aspirational’s public shareholders	23,974,632	80.0%	23,974,632	8.8%	12,000,000	4.6%
Sponsor & related parties(3)	5,993,658	20.0%	5,993,658	2.2%	5,993,658	2.3%
PIPE Investors	—	—	55,000,000	20.1%	55,000,000	21.0%
Total	29,968,290	100.0%	273,468,290	100.0%	261,493,658	100.0%

(1)
Assumes redemptions of 11,984,042 public shares of Aspirational in connection with the Business Combination at approximately $10.00 per share based on the trust account balance as of March 31, 2021. The actual amount of redemptions could exceed the 11,984,042 public share redemption scenario presented herein.

(2)
Includes 173,686,319 shares expected to be issued to existing holders of WUP common interests, WUP preferred interests and WUP Restricted Interests, 4,057,729 shares underlying the Wheels Up Options that are included as part of the consideration assuming a cashless net-exercise of all Wheels Up Options for shares of Wheels Up Class A common stock at a reference price per share of Wheels Up Class A common stock of $10.00, and 10,755,952 shares underlying the Wheels Up PI Units assuming such units convert at their intrinsic value to shares immediately after the Business Combination at a reference price per share of Wheels Up Class A common stock of $10.00. Excludes the 9,000,000 Earnout Shares, shares that could be issued upon a cash exercise of Wheels Up Options and additional shares issued in respect of Wheels Up PI Units due to appreciation of Wheels Up Class A common stock following the Business Combination. Such additional shares would further increase the common stock ownership percentage of the WUP equityholders and would dilute the share ownership of all other Wheels Up shareholders.

(3)
Includes 75,000 shares held by the independent directors of Aspirational.

For further details, see the section entitled “BCA Proposal — The Merger Agreement” and “Selected Unaudited Pro Forma Condensed Combined Financial Information.”
Date, Time and Place of Extraordinary General Meeting of Aspirational’s Shareholders
The extraordinary general meeting of the shareholders of Aspirational will be held at           , Eastern Time, on           , 2021, at                 , or virtually via live webcast at https://www.cstproxy.com/aspconsumer/sm2021, to consider and vote upon the proposals to be put to the extraordinary general meeting, including if necessary, the Adjournment Proposal, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the extraordinary general meeting, each of the Condition Precedent Proposals have not been approved.
Voting Power; Record Date
Aspirational shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on May 24, 2021, which is the “record date” for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Aspirational warrants do not have voting rights. As of the close of business on the record date, there were 29,968,290 ordinary shares issued and outstanding, of which 23,974,632 were issued and outstanding public shares.
Quorum and Vote of Aspirational Shareholders
A quorum of Aspirational shareholders is necessary to hold a valid meeting. A quorum will be present at the Aspirational extraordinary general meeting if a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or virtually or by proxy. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Broker non-votes will not be considered present for purposes of establishing a quorum, as we believe all proposals presented to the shareholders will be considered non-discretionary, and will not count as votes cast at the extraordinary general meeting. As of the record date for the extraordinary general meeting, 14,984,146 ordinary shares would be required to achieve a quorum.
The Sponsor has agreed to vote all of its ordinary shares in favor of the proposals being presented at the extraordinary general meeting. As of the date of this proxy statement/prospectus, the Sponsor (including Aspirational’s independent directors) owns 20% of the issued and outstanding ordinary shares.
The proposals presented at the extraordinary general meeting require the following votes:
(i)
BCA Proposal:   The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(ii)
Domestication Proposal:   The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iii)
Organizational Documents Proposals:   The separate approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(iv)
Director Election Proposal:   The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(v)
Stock Issuance Proposal:   The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(vi)
Equity Incentive Plan Proposal:   The approval of the Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

(viii)
Adjournment Proposal:   The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.

Redemption Rights
Pursuant to the Cayman Constitutional Documents, a public shareholder may request of Aspirational that Wheels Up redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
(a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

(ii)
submit a written request to Continental, Aspirational’s transfer agent, that Wheels Up redeem all or a portion of your public shares for cash; and

(iii)
deliver your public shares to Continental, Aspirational’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to           , Eastern Time, on                 , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Aspirational’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Aspirational’s transfer agent, Wheels Up will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Wheels Up Class A common stock that will be redeemed immediately after consummation of the Business Combination. See the section entitled “Extraordinary General Meeting of Aspirational — Redemption Rights” in this proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor has agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and each director of Aspirational holding Aspirational ordinary shares have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor (including Aspirational’s independent directors) owns 20% of the issued and outstanding ordinary shares.
Holders of the warrants will not have redemption rights with respect to the warrants.
Appraisal Rights
Neither Aspirational shareholders nor Aspirational warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. Aspirational has engaged Morrow to assist in the solicitation of proxies.
If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the extraordinary general meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Extraordinary General Meeting of Aspirational — Revoking Your Proxy.”
Interests of Aspirational’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of Aspirational’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Sponsor and Aspirational’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of Aspirational shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
•
Prior to Aspirational’s initial public offering, the Sponsor purchased 6,468,750 Aspirational Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.004 per share, and transferred 25,000 of such shares to each of Leo Austin, Neil Jacobs and Frank Newman at their original per share purchase price. On October 2, 2020, as a result of the underwriters’ election to partially exercise their over-allotment option, 475,092 Aspirational Class B ordinary shares were forfeited, resulting in an aggregate of 5,993,658 Aspirational Class B ordinary shares issued and outstanding. If Aspirational does not consummate a business combination by September 25, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,993,658 Aspirational Class B ordinary shares collectively owned by the Sponsor and three members of Aspirational’s board of directors (Leo Austin, Neil Jacobs and Frank Newman) would be worthless because following the redemption of the public shares, Aspirational would likely have few, if any, net assets and because the Sponsor and Aspirational’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of any Aspirational Class A ordinary shares and Aspirational Class B ordinary shares held by it or them, as applicable, if Aspirational fails to complete a business combination within the required period. Additionally, in such event, the 4,333,333 private placement warrants purchased by the Sponsor simultaneously with the consummation of Aspirational’s initial public offering and the additional 196,617 private placement warrants purchased by the Sponsor on October 2, 2020 in connection with the underwriters’ election to partially exercise their over-allotment option, which were purchased for an aggregate purchase price of $6.8 million, will also expire worthless. Certain of Aspirational’s directors and executive officers also have a direct or indirect economic interest in such private placement warrants and in the 5,993,658 Aspirational Class B ordinary shares owned by the Sponsor. The 5,993,658 shares of Wheels Up Class A common stock into which the 5,993,658 Aspirational Class B ordinary shares collectively held by the Sponsor and Messrs. Austin, Jacobs and Newman will automatically convert in connection with the Mergers (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $60,296,199.48 based upon the closing price of $10.06 per public share on the NYSE on June 8, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such shares of Wheels Up Class A common stock will be subject to certain restrictions, including those described above, Aspirational believes such shares have less value. The 4,529,950 Wheels Up warrants into which the 4,529,950 private placement warrants held by the Sponsor will automatically convert in connection with the Mergers (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $7,383,818.50 based upon the closing price of $1.63 per public warrant on the NYSE on June 8, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.

•
The Sponsor (including its representatives and affiliates) and Aspirational’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Aspirational. For example, Mr. Thakran, Mr. Bedingham and Ms. Myers, each of whom serves as an officer and/or director of Aspirational and/or may be considered an affiliate of the Sponsor, as applicable, have recently incorporated Aspirational Consumer Lifestyle Corp. II (“ASPL II”), a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting an initial business combination. Mr. Thakran is the Chairman of the Board of Directors and Chief Executive Officer of ASPL II, Mr. Bedingham is the Vice Chairman of the Board of Directors of ASPL II and Ms. Myers is the Co-President of ASPL II, and each owes fiduciary duties to ASPL II under Cayman Islands Companies Act. The Sponsor and Aspirational’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to Aspirational completing its initial business combination. Moreover, certain of Aspirational’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. Aspirational’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to Aspirational, and the other entities to which they owe certain fiduciary or contractual duties, including ASPL II. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Aspirational’s favor and such potential business opportunities may be presented to other entities prior to their presentation to Aspirational, subject to applicable fiduciary duties under Cayman Islands Companies Act. Aspirational’s Cayman Constitutional Documents provide that Aspirational renounces its interest in any corporate opportunity offered to any director or officer of Aspirational unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Aspirational and it is an opportunity that Aspirational is able to complete on a reasonable basis.

•
Aspirational’s existing directors and officers will be eligible for continued indemnification and continued coverage under Aspirational’s directors’ and officers’ liability insurance after the Mergers and pursuant to the Merger Agreement.

•
In the event that Aspirational fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, Aspirational will be required to provide for payment of claims of creditors that were not waived that may be brought against Aspirational within the ten years following such redemption. In order to protect the amounts held in Aspirational’s trust account, the Sponsor has agreed that it will be liable to Aspirational if and to the extent any claims by a third party (other than Aspirational’s independent auditors) for services rendered or products sold to Aspirational, or a prospective target business with which Aspirational has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of Aspirational’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•
In connection with Aspirational’s initial public offering and the Business Combination, Connaught (UK) Limited acted as a financial advisor to Aspirational. Connaught (UK) Limited is an affiliate of an indirect minority member of the Sponsor but is not an affiliate of Aspirational or the Sponsor or any of their respective directors or officers.

•
Parties related to our Sponsor and certain of our officers and directors have advanced funds to us for working capital purposes, including $250,000 as of April 30, 2021. These outstanding advances have been documented in (i) the promissory note, dated as of March 8, 2021, issued by Aspirational to the Sponsor, pursuant to which Aspirational borrowed an aggregate principal amount of $100,000 from the Sponsor, and (ii) the promissory note, dated as of April 30, 2021, issued by Aspirational to the Sponsor, pursuant to which Aspirational borrowed an aggregate principal amount of $150,000 from the Sponsor. The Promissory Notes will bear interest at a rate equal to 2.75% per annum and are unsecured and due and payable in full on the earlier of September 25, 2022 and the date Aspirational consummates its initial business combination. If we do not complete our initial business combination within the required period, we may use a portion of our working capital held outside the trust account to repay such advances and any other working capital advances made to us, but no proceeds held in the trust account would be used to repay such advances and any other working capital advances made to us, and such related party may not be able to recover the value it has loaned us and any other working capital advances it may make.
•
Aspirational’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Aspirational’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Aspirational fails to consummate a business combination by September 25, 2022, they will not have any claim against the trust account for reimbursement. Aspirational’s officers and directors, and their affiliates, expect to incur (or guaranty) approximately $20.5 million of transaction expenses (excluding the deferred underwriting commissions of $8.4 million being held in the trust account as of March 31, 2021). Accordingly, Aspirational may not be able to reimburse these expenses if the Business Combination or another business combination, is not completed by such date.

•
Pursuant to the Registration Rights Agreement, the Sponsor and Aspirational’s independent directors will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Wheels Up Class A common stock and warrants held by such parties following the consummation of the Business Combination.

•
The Proposed Certificate of Incorporation does not contain a provision expressly electing that Wheels Up will not be governed by Section 203 (Delaware’s “interested stockholder” statute) of the DGCL, and therefore, Wheels Up will be subject to Section 203 of the DGCL.

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, each of the Sponsor and the directors holding Aspirational ordinary shares has agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor (including Aspirational’s independent directors) owns 20% of the issued and outstanding ordinary shares of Aspirational.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing equityholders of WUP or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of Aspirational’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing equityholders of WUP or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (x) increase the likelihood of approving the Condition Precedent Proposals and (y) limit the number of public shares electing to redeem, including to satisfy any redemption threshold.
Entering into any such arrangements may have a depressive effect on Aspirational’s ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the

Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. Aspirational will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of one or more of Aspirational’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aspirational and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Aspirational’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposals — Interests of Aspirational’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Interests of WUP’s Directors and Officers in the Business Combination
WUP’s executive officers and directors may have interests in the Business Combination that are different from, or in addition to, the interests of Aspirational’s shareholders and warrant holders and of WUP’s equityholders generally. The members of the WUP board of directors were aware of and considered these interests to the extent that such interests existed at the time, among other matters, when they approved the Merger Agreement. These interests include, among other things, the following:
•
Some of the executive officers and directors of WUP have received options to purchase WUP common interests, WUP profits interests and WUP restricted interests. These options, profits interests and restricted interests will be treated as set forth elsewhere in this proxy statement/prospectus. See “BCA Proposal — The Merger Agreement — Consideration — Treatment of WUP Options, Profits Interests and Restricted Interests” for additional information.

•
The WUP board of directors has determined to partially accelerate the service-based vesting of all equity incentive awards that are outstanding under the Wheels Up Partners Holdings LLC Option Plan and the Wheels Up Partners Holdings LLC Equity Incentive Plans (including options to purchase WUP common interests, WUP profits interests and WUP restricted interests) as of immediately prior to the Effective Time.

•
Each service-based vesting tranche (excluding the “second vesting sub-condition” applicable to the WUP Restricted Interest Awards) will be rolled forward by that number of days from and including the Closing Date and October 31, 2022. As a result of this vesting acceleration, the applicable service-based vesting conditions (other than the “second vesting sub-condition” applicable to the WUP Restricted Interest Awards) that would otherwise have been deemed satisfied on or before October 31, 2022, will be deemed satisfied as of immediately prior to the Effective Time of the Business Combination. This partial acceleration would apply to all outstanding equity incentive awards, including those held by WUP’s directors and executive officers. See “BCA Proposal — Interests of WUP’s Directors and Officers in the Business Combination.”

•
Prior to the Registration Statement being declared effective under the Securities Act, WUP will forgive an outstanding loan with a principal amount of $5,000,000 made to Mr. Dichter, WUP’s founder and chief executive officer.

•
WUP’s directors and executive officers are entitled to continued indemnification and directors’ and officers’ liability insurance coverage under the Merger Agreement.

•
Certain of WUP’s directors have subscribed for shares of Wheels Up Class A common stock in connection with the PIPE Investment. For additional information, see “BCA Proposal — Related Agreements — PIPE Subscription Agreements.”

See the section entitled “BCA Proposal — Interests of WUP’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Recommendation to Shareholders of Aspirational
Aspirational’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Aspirational’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of Aspirational’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aspirational and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Aspirational’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of Aspirational’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Sources and Use of Funds for the Business Combination
The following table summarizes the sources and uses for funding the Business Combination. These figures assume that no public shareholders exercise their redemption rights in connection with the Business Combination. If the actual facts are different from these assumptions, the below figures will be different.
Sources		Uses
($ in millions)
Cash and investments held in trust account(1)	$240.0	Cash to balance sheet	$722.8
PIPE Investment(2)	$550.0	Transaction fees and expenses(3)	$67.2
Total Sources	$790.0	Total Uses	$790.0

(1)
Calculated as of March 31, 2021.

(2)
Shares issued in the PIPE Investment are at a deemed value of $10.00 per share.

(3)
Includes deferred underwriting commission of $8.4 million, estimated transaction expenses of $58.4 million and accrued offering costs of $0.4 million.

U.S. Federal Income Tax Considerations
For a discussion summarizing the U.S. federal income tax considerations of the Domestication and exercise of redemption rights, see the section entitled “U.S. Federal Income Tax Considerations.”
Expected Accounting Treatment
The Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Aspirational as a result of the Domestication. The business, capitalization, assets and liabilities and consolidated financial statements of Wheels Up immediately following the Domestication will be the same as those of Aspirational immediately prior to the Domestication.
The Business Combination
We expect the Business Combination to be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in ASC 805, Aspirational is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination is expected to be reflected as the equivalent of WUP issuing stock for the net assets of Aspirational, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. For financial reporting purposes, WUP will be presented as the predecessor to Aspirational.

Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the FTC certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the two filings of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On February 16, 2021, Aspirational and WUP filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination. The HSR Act waiting period expired on March 18, 2021.
At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Aspirational cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Aspirational cannot assure you as to its result.
Neither Aspirational nor WUP is aware of any material regulatory approvals or actions required by regulatory authorities for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions is required, such approvals or actions will be sought. There can be no assurance, however, that any approvals or actions, including any such additional approvals or actions will be obtained.
Emerging Growth Company
Aspirational is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in Aspirational’s periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Aspirational has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Aspirational, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Aspirational’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (A) following the fifth anniversary of the closing of Aspirational’s initial public offering, (B) in which we have total annual gross revenue of at least $1.07 billion or (C) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.
Risk Factors
In evaluating the proposals to be presented at the Aspirational extraordinary general meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”
These risk factors include, but are not limited to, the following:
•
WUP may not be able to successfully implement its growth strategies.

•
WUP has a limited operating history and history of net losses, and it anticipates that it will experience net losses for the foreseeable future.

•
WUP’s operating results are expected to be difficult to predict based on a number of factors that also will affect WUP’s long-term performance.

•
WUP may not be able to grow its complementary products and service offerings through opportunistic acquisitions or otherwise as part of its growth strategy. Any failure to adequately integrate past and future acquisitions into WUP’s business could have a material adverse effect on it.

•
WUP is exposed to the risk of a decrease in demand for private aviation services.

•
The outbreak and global spread of COVID-19 has adversely impacted certain aspects of WUP’s business. The duration and severity of the COVID-19 pandemic, and similar public health threats that WUP may face in the future, could result in additional adverse effects on WUP’s business, operating results, financial condition and liquidity.

•
WUP is subject to certain restrictions on its business as a result of its participation in governmental programs under the CARES Act.

•
Delta may have the right to terminate its commercial agreements with WUP.

•
The supply of pilots to the airline industry is limited and may negatively affect WUP’s operations and financial condition. Increases in WUP’s labor costs, which constitute a substantial portion of its total operating costs, may adversely affect WUP’s business, results of operations and financial condition.

•
WUP may be subject to unionization, work stoppages, slowdowns or increased labor costs and the unionization of WUP’s pilots and inflight crewmembers could result in increased labor costs.

•
Significant increases in fuel costs could have a material adverse effect on WUP’s business, financial condition and results of operations.

•
Some of WUP’s business is dependent on its third-party operators to provide flights for WUP’s customers. If such third-party operators do not perform adequately or terminate their relationships with WUP, WUP’s costs may increase and its business, financial condition and results of operations could be adversely affected.

•
If WUP’s efforts to continue to build its strong brand identity and improve member satisfaction and loyalty are not successful, WUP may not be able to attract or retain members, and WUP’s operating results may be adversely affected.

•
Any failure to offer high-quality customer support may harm WUP’s relationships with its customers and could adversely affect WUP’s reputation, brand, business, financial condition and results of operations.

•
If WUP is unable to adequately protect its intellectual property interests or are found to be infringing on intellectual property interests of others, WUP may incur significant expense and its business may be adversely affected.

•
A delay or failure to identify and devise, invest in and implement certain important technology, business, and other initiatives could have a material impact on WUP’s business, financial condition and results of operations.

•
A failure in WUP’s technology or breaches of the security of WUP’s information technology infrastructure may adversely affect WUP’s business and financial condition and disrupt WUP’s customers’ businesses.

•
WUP’s obligations in connection with its indebtedness and other contractual obligations could impair its liquidity and thereby harm its business, results of operations and financial condition.

•
WUP’s ability to obtain financing or access capital markets may be limited.

•
WUP could suffer losses and adverse publicity stemming from any accident involving its aircraft models operated by WUP or third parties.

•
Terrorist activities or warnings have dramatically impacted the aviation industry and will likely continue to do so.

•
WUP is subject to significant governmental regulation.

•
WUP is subject to various environmental and noise laws and regulations, which could have a material adverse effect on WUP’s business, results of operations and financial condition.

•
Wheels Up’s Proposed Organizational Documents includes provisions limiting voting by non-U.S. Citizens.

•
Neither the Aspirational board of directors nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.

•
Since the Sponsor and Aspirational’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of its shareholders, a conflict of interest may have existed in determining whether the Business Combination with WUP is appropriate as its initial business combination. Such interests include that Sponsor will lose its entire investment in Aspirational if its business combination is not completed.

•
The public shareholders will experience immediate dilution as a consequence of the issuance of Wheels Up Class A common stock as consideration in the Business Combination and the PIPE Investment, due to future issuances pursuant to the 2021 Plan, as part of the Earnout Shares, due to the cash exercise WUP Options and due to the exchange of any WUP Profits Interests for shares of Wheels Up Class A common stock at a level above the intrinsic value of the profits interests immediately after Closing. Having a minority share position may reduce the influence that Aspirational current stockholders have on the management of Wheels Up.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transaction contemplated by the Merger Agreement. The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in ASC Topic 805, Aspirational is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination is expected to be reflected as the equivalent of WUP issuing stock for the net assets of Aspirational, accompanied by a recapitalization whereby no goodwill or intangible assets are recorded. For financial reporting purposes, WUP will be presented as the predecessor to Aspirational. The summary unaudited pro forma condensed combined balance sheet data as of March 31, 2021 gives effect to the Business Combination as if it had occurred on March 31, 2021. The summary unaudited pro forma condensed combined statements of operations data for the three months ended March 31, 2021 and for the year ended December 31, 2020 gives effect to the Business Combination as if it had occurred on January 1, 2020.
The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the post-combination company appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of Aspirational and WUP for the applicable periods included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the post-combination company’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the post-combination company.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by Aspirational’s public shareholders of shares of Aspirational Class A ordinary shares for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account:
•
Assuming No Redemption:   This presentation assumes that no public shareholders of Aspirational exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

•
Assuming Maximum Redemption:   This presentation assumes 11,984,042 of the public shares are redeemed for their pro rata share of the funds in Aspirational’s trust account. This scenario gives effect to Aspirational’s public shareholder redemptions of 11,984,042 shares for aggregate redemption payments of $119.8 million and is based on the Minimum Trust Condition that Aspirational will have a minimum of  $120.0 million in cash comprising the cash held in the trust account after giving effect to Aspirational public shareholder redemptions (but prior to the payment of any (i) deferred underwriting commissions being held in the trust account and (ii) transaction expenses of WUP or Aspirational) at or prior to the Closing Date. The Minimum Trust Condition is waivable by WUP, and if so, waived by WUP, the maximum amount of redemptions could exceed the 11,984,042 public share redemption scenario presented herein.

Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Three Months Ended March 31, 2021 (in thousands, except share and per share amounts):
	Combined Pro Forma (Assuming No Redemption)	Combined Pro Forma (Assuming Maximum Redemption)
Revenue	$261,657	$261,657
Loss from operations	$(34,248)	$(34,248)
Net loss	$(43,300)	$(43,300)

	Combined Pro Forma (Assuming No Redemption)	Combined Pro Forma (Assuming Maximum Redemption)
Net loss attributable to non-controlling interest	$(1,703)	$(1,781)
Net loss attributable to controlling interest	$(41,597)	$(41,519)
Net loss per share – basic and diluted	$(0.17)	$(0.18)
Weighted-average shares outstanding – basic and diluted(1)(2)(3)(4)	253,992,233	242,017,601
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Year Ended December 31, 2020 (in thousands, except share and per share amounts):
	Combined Pro Forma (Assuming No Redemption)	Combined Pro Forma (Assuming Maximum Redemption)
Revenue	$706,077	$706,077
Loss from operations	$(77,876)	$(77,876)
Net loss	$(99,784)	$(99,784)
Net loss attributable to non-controlling interest	$(3,925)	$(4,104)
Net loss attributable to controlling interest	$(95,859)	$(95,680)
Net loss per share – basic and diluted	$(0.39)	$(0.41)
Weighted-average shares outstanding – basic and diluted(1)(2)(3)(4)	253,992,233	242,017,601

(1)
Excludes (i) 10,755,592 shares of Wheels Up Class A common stock for which the vested and unvested Wheels Up PI Units (into which the WUP Profits Interests will be converted in the Business Combination) will be exchanged, on an as exchanged basis, at a reference price per share of Wheels Up Class A common stock of $10.00 and (ii) 4,662,376 restricted shares of Wheels Up Class A common stock into which the WUP Restricted Interests will be converted upon consummation of the Business Combination. The Wheels Up PI Units and restricted shares of Wheels Up Class A common stock will not represent, for accounting purposes, issued and outstanding shares of Wheels Up Class A common stock until, in the case of the Wheels Up PI Units, such units are exchanged for shares of Wheels Up Class A common stock and, in the case of the restricted shares of Wheels Up Class A common stock, such shares are no longer subject to vesting restrictions. As such, the WUP Profits Interests and the restricted shares of Wheels Up Class A common stock into which the WUP Restricted Interests will be converted upon consummation of the Business Combination were excluded from the calculation of combined pro forma net loss per share.

(2)
Excludes the impact of vested and unvested WUP Options that will be converted into options to purchase 16,267,386 shares of Wheels Up Class A common stock as part of the Business Combination, and which would be exercisable for 4,057,729 shares of Wheels Up Class A common stock on a cashless basis assuming a reference price per share of Wheels Up Class A common stock of $10.00. The shares underlying these WUP Options will not represent legally issued and outstanding shares of Wheels Up Class A common stock until such options (as converted after the Business Combination) are exercised. As such, these underlying shares were excluded from the calculation of combined pro forma net loss per share.

(3)
For the purposes of applying the treasury stock method for calculating pro forma diluted net loss per share, it was assumed that all 12,521,494 outstanding warrants sold in the initial public offering and the private placement are exchanged for Class A Wheels Up common stock. However, since this results in anti-dilution, the effect of such exchange was not included in the calculation of combined pro forma diluted net loss per share.

(4)
The combined pro forma net loss per share excludes the impact of Earnout Shares, as the vesting conditions for Earnout Shares have not been met. Additionally, the inclusion of Earnout Shares would have been anti-dilutive; thus, the effect was not included in the calculation of combined pro forma diluted net loss per share.

Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of March 31, 2021 (in thousands):
	Combined Pro Forma (Assuming No Redemption)	Combined Pro Forma (Assuming Maximum Redemption)
Total assets	$2,068,593	$1,948,847
Total liabilities	$1,078,200	$1,078,200
Total equity	$990,393	$870,647
Non-controlling interest(1)	$16,730	$16,730
Total shareholders’ equity	$973,663	$853,917

(1)
Includes WUP Profits Interests after conversion into Wheels Up PI Units initially held by Wheels Up MIP LLC, regardless of whether all such WUP Profits Interests are vested as of the Closing. Does not include the 4,662,376 restricted shares of Wheels Up Class A common stock to be issued to the holders of WUP Restricted Interests upon their conversion at the Closing, as these are not vested at the Closing. Each holder of WUP Profits Interests Awards will have the right, following a distribution to such holder of the applicable Wheels Up PI Unit to exchange fully vested Wheels Up PI Units for Wheels Up Class A common stock on a value for value basis. The outstanding Wheels Up PI Units represent 10,755,952 shares of Wheels Up Class A common stock on an as-exchanged basis, using a reference price per share of Wheels Up Class A common stock of $10.00.

COMPARATIVE PER SHARE DATA
The following table sets forth summary historical comparative share information for Aspirational and WUP and unaudited pro forma condensed combined per share information after giving effect to the Business Combination, assuming two redemption scenarios as follows:
•
Assuming No Redemption:   This presentation assumes that no public shareholders of Aspirational exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

•
Assuming Maximum Redemption:   This presentation assumes 11,984,042 of the public shares are redeemed for their pro rata share of the funds in Aspirational’s trust account. This scenario gives effect to Aspirational’s public shareholder redemptions of 11,984,042 shares for aggregate redemption payments of $119.8 million and is based on the Minimum Trust Condition that Aspirational will have a minimum of  $120.0 million in cash comprising the cash held in the trust account after giving effect to Aspirational public shareholder redemptions (but prior to the payment of any (i) deferred underwriting commissions being held in the trust account and (ii) transaction expenses of WUP or Aspirational) at or prior to the Closing Date. The Minimum Trust Condition is waivable by WUP, and if so, waived by WUP, the maximum amount of redemptions could exceed the 11,984,042 public share redemption scenario presented herein.

The pro forma book value information reflects the Business Combination as if it had occurred on March 31, 2021. The weighted average shares outstanding and net loss per share information reflect the Business Combination as if it had occurred on January 1, 2020.
This information is only a summary and should be read in conjunction with the historical financial statements of Aspirational and WUP and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of Aspirational and WUP is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.
The unaudited pro forma combined net loss per share information below does not purport to represent the net loss per share which would have occurred had the companies been combined during the period presented, or net income (loss) per share for any future date or period. The unaudited combined pro forma book value per share information below does not purport to represent what the value of Aspirational and WUP would have been had the companies been combined during the period presented.
			Combined Pro Forma
(In thousands, except share and per share data)	WUP (Historical)(2)	Aspirational (Historical)	Assuming No Redemption	Assuming Maximum Redemption
As of and for the Three Months ended March 31, 2021
Book value per share(1)(3)	N/A	$(4.09)	$3.74	$3.44
Weighted average shares outstanding – basic	N/A	6,927,636	253,992,233	242,017,601
Weighted average shares outstanding – diluted	N/A	6,927,636	253,992,233	242,017,601
Basic net loss per share(4)(5)	N/A	$(1.18)	$(0.17)	$(0.18)
Diluted net loss per share(4)(5)(6)	N/A	$(1.18)	$(0.17)	$(0.18)

			Combined Pro Forma
(In thousands, except share and per share data)	WUP (Historical)(2)	Aspirational (Historical), as restated	Assuming No Redemption	Assuming Maximum Redemption
As of and for the Year ended December 31, 2020
Book value per share (1)(3)	N/A	$0.68	$3.79	$3.50
Weighted average shares outstanding – basic	N/A	7,230,225	253,992,233	242,017,601
Weighted average shares outstanding – diluted	N/A	7,230,225	253,992,233	242,017,601
Basic net loss per share(4)(5)	N/A	$(0.24)	$(0.39)	$(0.41)
Diluted net loss per share(4)(5)(6)	N/A	$(0.24)	$(0.39)	$(0.41)

(1)
Book value per share = Total equity/shares outstanding.

(2)
Given WUP’s historical equity structure, the calculation of per share data is not a valuable metric and therefore is omitted.

(3)
WUP Profits Interests will convert into Wheels Up PI Units in WUP and remain outstanding immediately after the Business Combination. The combined pro forma book value per share is presented assuming that all the existing holders of vested and unvested Wheels Up PI Units exchanged all such equity interests for 10,755,952 newly issued shares of Wheels Up Class A common stock on a value for value basis (based on the intrinsic value of such interests as of immediately after the closing of the Business Combination, using a reference price per share of Wheels Up Class A common stock of $10.00). Assuming full appreciation of each Wheels Up PI Units after the closing of the Business Combination, without reference to the applicable threshold amounts, up to 29,042,505 shares of Wheels Up Class A common stock could become issuable. The 4,662,376 restricted shares of Wheels Up Class A common stock to be issued to the holders of WUP Restricted Interests upon their conversion at the Closing are not included in this calculation because they are not fully vested as of the closing of the Business Combination.

(4)
Excludes the potential future exchange of Wheels Up PI Units for shares of Wheels Up Class A common stock and the restricted shares of Wheels Up Class A common stock into which the WUP Restricted Interests will be converted upon consummation of the Business Combination. The Wheels Up PI Units and restricted shares of Wheels Up Class A common stock will not represent, for accounting purposes, issued and outstanding shares of Wheels Up Class A common stock until, in the case of the Wheels Up PI Units, such units are exchanged for shares of Wheels Up Class A common stock and, in the case of the restricted shares of Wheels Up Class A common stock, such shares are no longer subject to vesting restrictions. As such, the WUP Profits Interests and the restricted shares of Wheels Up Class A common stock into which the WUP Restricted Interests will be converted upon consummation of the Business Combination were excluded from the calculation of the pro forma net loss per share.

(5)
Excludes the impact of vested and unvested WUP Options that will be converted into options to purchase 16,267,386 shares of Wheels Up Class A common stock as part of the Business Combination, and which would be exercisable for 4,057,729 shares of Wheels Up Class A common stock on a cashless basis assuming a reference price per share of Wheels Up Class A common stock of $10.00. The shares underlying these WUP Options will not represent legally issued and outstanding shares of Wheels Up Class A common stock until such options (as converted after the Business Combination) are exercised. As such, these underlying shares were excluded from the calculation of pro forma net loss per share.

(6)
For purposes of applying the treasury stock method to calculate pro forma diluted net loss per share, it was assumed that all 12,521,494 outstanding warrants sold in the initial public offering and the private placement are exchanged for Class A Wheels Up common stock. However, since this results in anti-dilution, the effect of such exchange was not included in the calculation of pro forma diluted net loss per share.

MARKET PRICE AND DIVIDEND INFORMATION
Aspirational units, Class A ordinary shares and public warrants are currently listed on the New York Stock Exchange under the symbols “ASPL.U” and “ASPL” and “ASPL WS,” respectively.
The most recent closing price of the units, Class A ordinary shares and redeemable warrants as of January 29, 2021, the last trading day before announcement of the execution of the Merger Agreement, was $10.80, $10.53 and $1.96, respectively. As of June 8, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the closing price for each unit, Class A ordinary share and redeemable warrant was $10.55, $10.06 and $1.63, respectively.
Holders of the units, public shares and public warrants should obtain current market quotations for their securities. The market price of Aspirational’s securities could vary at any time before the Business Combination.
Holders
As of the date of this proxy statement/prospectus, there was one holder of record of Aspirational’s Class A ordinary shares, four holders of record of Aspirational’s Class B ordinary shares, one holder of record of Aspirational units and two holders of Aspirational warrants. See the section entitled “Beneficial Ownership of Securities.”
Dividend Policy
Aspirational has not paid any cash dividends on its Class A ordinary shares to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition of Wheels Up subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of Wheels Up’s board of directors. Aspirational’s board of directors is not currently contemplating and does not anticipate declaring stock dividends nor is it currently expected that Wheels Up’s board of directors will declare any dividends in the foreseeable future. Further, the ability of Wheels Up to declare dividends may be limited by the terms of financing or other agreements entered into by Wheels Up or its subsidiaries from time to time.
Price Range of WUP’s Securities
Historical market price information regarding WUP is not provided because there is no public market for WUP’s securities. For information regarding WUP’s liquidity and capital resources, see the section entitled “WUP’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

RISK FACTORS
In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. The risk factors described below disclose both material and other risks and are not intended to be exhaustive and are not the only risks facing us. Additional risks not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, results of operations and cash flows in future periods or are not identified because they are generally common to businesses.
Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to the business of WUP and its consolidated subsidiaries prior to the consummation of the Business Combination, which will be the business of Wheels Up and its consolidated subsidiaries following the consummation of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on the business, financial condition, results of operations, cash flows and future prospects of Wheels Up, in which event the market price of Wheels Up common stock could decline, and you could lose part or all of your investment.
Risks Relating to Wheels Up’s Business and Industry
References in this section to “we,” “our,” “us” and the “Company” generally refer to WUP and its consolidated subsidiaries, prior to the Mergers, and Wheels Up and its consolidated subsidiaries after giving effect to the Mergers.
We may not be able to successfully implement our growth strategies.
Our growth strategies include, among other things, expanding our addressable market by opening up private aviation to non-members through our marketplace, expanding into new domestic and international markets and developing adjacent businesses. We face numerous challenges in implementing our growth strategies, including our ability to execute on market, business, product/service and geographic expansions. Our strategies for growth are dependent on, among other things, our ability to expand existing products and service offerings and launch new products and service offerings. Although we devote significant financial and other resources to the expansion of our products and service offerings, our efforts may not be commercially successful or achieve the desired results. Our financial results and our ability to maintain or improve our competitive position will depend on our ability to effectively gauge the direction of our key marketplaces and successfully identify, develop, market and sell new or improved products and services in these changing marketplaces. Our inability to successfully implement our growth strategies could have a material adverse effect on our business, financial condition and results of operations and any assumptions underlying estimates of expected cost savings or expected revenues may be inaccurate.
We have a limited operating history and history of net losses, and we anticipate that we will experience net losses for the foreseeable future.
You should consider our business and prospects in light of the risks, expenses and difficulties encountered by companies in their early stage of development. We were formed as a Delaware limited liability company and launched our business on July 1, 2013. Accordingly, we have limited operating history upon which to base an evaluation of our business and prospects.
We have experienced significant net losses since our inception and, given the significant operating and capital expenditures associated with our business plan, we anticipate continuing net losses for the foreseeable future. If we do achieve profitability, we cannot be certain that we will be able to sustain or increase such profitability. We incurred a net loss of approximately $32.2 million and $85.4 million for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively. We have not consistently generated positive cash flow from operations, and we cannot be certain that we will be able to generate positive cash flow from operations in the future. To achieve and sustain profitability, we must accomplish numerous objectives, including broadening and stabilizing our sources of revenue and increasing the number of paying members to our service. Accomplishing these objectives may require significant capital investments. We cannot be assured that we will be able to achieve these objectives.
Our operating results are expected to be difficult to predict based on a number of factors that also will affect our long-term performance.
We expect our operating results to fluctuate significantly in the future based on a variety of factors, many of which are outside our control and difficult to predict. As a result, period-to-period comparisons of our operating results may not be a good indicator of our future or long-term performance. The following factors may affect us from period-to-period and may affect our long-term performance:
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we may fail to successfully execute our business, marketing and other strategies;

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our ability to grow complementary products and service offerings may be limited, which could negatively impact our growth rate and financial performance;

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we may be unable to attract new customers and/or retain existing customers;

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we may require additional capital to finance strategic investments and operations, pursue business objectives and respond to business opportunities, challenges or unforeseen circumstances, and we cannot be sure that additional financing will be available;

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our historical growth rates may not be reflective of our future growth;

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our business and operating results may be significantly impacted by general economic conditions, the health of the U.S. aviation industry and risks associated with our aviation assets;

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litigation or investigations involving us could result in material settlements, fines or penalties and may adversely affect our business, financial condition and results of operations;

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existing or new adverse regulations or interpretations thereof applicable to our industry may restrict our ability to expand or to operate our business as we wish and may expose us to fines and other penalties;

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the occurrence of geopolitical events such as war, terrorism, civil unrest, political instability, environmental or climatic factors, natural disaster, pandemic or epidemic outbreak, public health crisis and general economic conditions may have an adverse effect on our business;

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some of our potential losses may not be covered by insurance, and we may be unable to obtain or maintain adequate insurance coverage; and

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we are potentially subject to taxation-related risks in multiple jurisdictions, and changes in tax laws could have a material adverse effect on our business, cash flow, results of operations or financial condition.

We may not be able to grow our complementary products and service offerings through opportunistic acquisitions or otherwise as part of our growth strategy. Any failure to adequately integrate past and future acquisitions into our business could have a material adverse effect on us.
From time to time, we may consider opportunities to acquire other companies, products or technologies that may enhance our products and service offerings or technology, expand the breadth of our markets or customer base, or advance our business strategies. Any such transaction could be material to our business and could take any number of forms, including mergers, joint ventures and the purchase of equity interests. The consideration for such transactions may include, among other things, cash, common stock or our equity interests, and in conjunction with a transaction we might incur additional indebtedness. If we elect to pursue an acquisition, our ability to successfully implement this transaction would depend on a variety of factors, including obtaining financing on acceptable terms and compliance with the restrictions contained in our debt agreements. If we need to obtain any lenders’ or third parties’ consent prior to an acquisition, they may refuse to provide such consent or condition their consent on our compliance with additional restrictive covenants that limit our operating flexibility.
Acquisition transactions involve risks, including, but not limited to:

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insufficient revenue to offset liabilities assumed;

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inadequate return of capital;

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regulatory or compliance issues, including securing and maintaining regulatory approvals;

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unidentified issues not discovered in due diligence;

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those associated with integrating the operations or (as applicable) separately maintaining the operations;

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financial reporting;

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managing geographically dispersed operations;

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the diversion of management’s attention from current operations;

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potential unknown risks associated with an acquisition;

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unanticipated expenses related to acquired businesses or technologies and their integration into our existing business or technology;

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the potential loss of key employees, customers or partners of an acquired business; or

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the tax effects of any such acquisitions.

We may not successfully integrate our past acquisitions, including the recent acquisitions of Mountain Aviation, Gama, DPJ, Avianis and TMC, or future acquisitions and may not achieve anticipated revenue and cost benefits relating to any such transactions. Realizing the benefits of acquisitions depends in part on the integration of operations and personnel. If we do not complete an announced acquisition transaction or integrate an acquired business successfully and in a timely manner, we may not realize the benefits of the acquisition to the extent anticipated, and in certain circumstances an acquisition could harm our financial position. In addition, strategic transactions may be expensive, time consuming and may strain our resources. Such transactions may not be accretive to our earnings and may negatively impact our results of operations as a result of, among other things, the incurrence of debt, or the impairment or write-off of goodwill and intangible assets. Furthermore, strategic transactions that we may pursue could result in dilutive issuances of equity securities. As a result of the risks inherent in such transactions, we cannot guarantee that any future transaction will be completed successfully or that it will ultimately result in the realization of our anticipated benefits or that it will not have a material adverse impact on our business, financial condition and results of operations. If we were to complete such an acquisition, investment or other strategic transaction, we may require additional debt financing that could result in a significant increase in our amount of debt and our debt service obligations.
We are exposed to the risk of a decrease in demand for private aviation services.
Historically, we have generally provided private aviation services through a membership-only program business model. Our membership program requires members to generally pay an up-front initiation fee and recurring annual dues. If demand for private aviation services were to decrease, this could result in slower new member growth, members declining to renew their memberships and/or reducing their aggregate flight utilization and spend, all of which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, we have historically relied on the purchase of memberships and Prepaid Blocks by members as a source of capital to fund our ongoing operations. Changes in demand for our products and services by our members could result in a significant decrease in such Prepaid Blocks or an increase in the rate at which our members utilize their Prepaid Blocks. Such changes could unexpectedly accelerate our liquidity needs and require us to seek alternate sources of capital, including additional financings, which may not be available.
In addition, our customers may consider private air travel through our products and services to be a luxury item, especially when compared to commercial air travel. As a result, any general downturn in economic, business and financial conditions which has an adverse effect on our customers’ spending habits could cause them to travel less frequently and, to the extent they travel, to travel using commercial air carriers or other means considered to be more economical than our products and services. In addition, in cases where sufficient hours of private flight are needed, many of the companies and high-net-worth individuals to whom we provide products and services have the financial ability to purchase their own jets or operate their own corporate flight department should they elect to do so.
The private aviation industry is subject to competition.
Many of the markets in which we operate are competitive as a result of the expansion of existing private aircraft operators, expanding private aircraft ownership and alternatives such as luxury commercial airline service. We compete against a number of private aviation operators with different business models, and local and regional private charter operators. Factors that affect competition in our industry include price, reliability, safety, regulations, professional reputation, aircraft availability, equipment and quality, consistency and ease of service, willingness and ability to serve specific airports or regions, and investment requirements. There can be no assurance that our competitors will not be successful in capturing a share of our present or potential customer base. The materialization of any of these risks could adversely affect our business, financial condition and results of operations.
The outbreak and global spread of COVID-19 has adversely impacted certain aspects of our business. The duration and severity of the COVID-19 pandemic, and similar public health threats that we may face in the future, could result in additional adverse effects on our business, operating results, financial condition and liquidity.
The COVID-19 outbreak, along with the measures governments and private organizations worldwide have implemented in an attempt to contain the spread of this pandemic, resulted in an overall decline in demand for air travel, which decline was severe in late spring and early summer of 2020, and has continued to negatively impact demand for certain types of private air travel, including business travel, vacations and air travel associated with attendance at sporting and other live and in-person events. In addition, the initiatives and measures put in place to limit the spread of COVID-19 have added material costs to our business, including additional costs in connection with the implementation of our Wheels Up Safe Passage™ program of enhanced safety, cleanliness and health protocols and guidelines introduced in response to the outbreak of COVID-19. We anticipate that it may be necessary to continue to incur such costs, including supporting our pilots in receiving vaccinations, for the foreseeable future. In addition, while there has been a recovery in demand, driven in part by an influx of new flyers to the industry, certain types of travel that have historically been a material driver of flight revenue, including business, personal and family vacation and event-driven travel, have yet to return to pre-pandemic levels.
The spread of COVID-19 has also prevented us from offering members access to in-person “Wheels Down” experiential events, a key lifestyle component of our membership and a significant contributor to customer loyalty and retention. For example, we were forced to cancel all Wheels Down in-person events and experiences scheduled to occur from and after mid-March 2020, including our popular annual events held in Augusta, Georgia during the week of The Masters® golf tournament, our pop-up celebration in Miami, Florida during the week of Art Basel® and our Super Saturday Tailgate event prior to the Super Bowl®. We anticipate that we will be limited in our ability to provide such experiences for our members for the foreseeable future, which may impact our member retention, particularly with respect to our less frequent flyer members.
In response to the sharp decline in private air travel during late spring and early summer 2020, we availed ourselves of a government assistance grant in an aggregate amount of $76.4 million under the CARES Act Payroll Support Program administered by the U.S. Department of the Treasury (“Treasury”) and implemented certain cost saving initiatives, including offering voluntary furloughs to our employees, implementing a mandatory reduction in all work schedules and delaying certain previously planned initiatives and internal investments. Such cost saving measures were largely discontinued in the fourth quarter of 2020, although certain general and administrative expenditures, such as travel and entertainment, and capital expenditures reductions related to our New York City headquarters’ office are expected to continue for the pendency of the COVID-19 pandemic. While the severity, magnitude and duration of the COVID-19 pandemic remain uncertain, there can be no assurance that these actions will be sufficient and that other similar measures may not be required during the pendency of the COVID-19 pandemic.

In response to the COVID-19 pandemic, federal, state, and local government authorities implemented directives, orders, and regulations intended to mitigate the spread of COVID-19, and in response, we have modified our practices, policies, and procedures, as appropriate. For example, on January 12, 2021, the Centers for Disease Control and Prevention (the “CDC”) issued an order effective January 26, 2021 requiring that all passengers (2 years of age or older) traveling by air to the United States from a foreign country (i) obtain a COVID-19 test no more than three days before their flight departs and (ii) provide proof of a negative result (or documentation of having recovered from COVID-19) prior to boarding the flight. The CDC and the Transportation Security Administration (“U.S. TSA”) also issued orders effective February 1, 2021, mandating the wearing of face masks on flights, subject to certain limited exceptions. Such health requirements or standards, whether mandated by government agencies or voluntarily adopted by us, related to COVID-19 or otherwise intended to mitigate the spread of communicable diseases, may directly impact demand for air travel. In addition, COVID-19 and related restrictions may have a material and adverse impact on other aspects of our business, including enhanced risk of delays or defaults in payments by customers, delays and difficulties in completing maintenance work on certain aircraft, and delays or shortages in our supply chain.
The full extent of the ongoing impact of COVID-19 on our future operational and financial performance will depend on future developments, many of which are outside our control, including the severity, magnitude, duration and spread of COVID-19, including any recurrence of the pandemic, and related travel advisories, restrictions and future government action, all of which are highly uncertain and cannot be predicted. At this time we are also not able to predict whether the COVID-19 pandemic will result in long-term changes to business practices and consumer behavior, with such changes including but not limited to a long-term reduction in travel as a result of increased usage of “virtual” and “teleconferencing” products or a general reluctance to travel by consumers.
In addition, an outbreak of another disease or similar public health threat, or fear of such an event, that affects travel demand, travel behavior or travel restrictions could adversely impact our business, financial condition and operating results. Outbreaks of other diseases could also result in increased government restrictions and regulation, such as those actions described above or otherwise, which could adversely affect our operations.
We are subject to certain restrictions on our business as a result of our participation in governmental programs under the CARES Act.
We applied for government assistance under the Payroll Support Program maintained and administered by the Treasury as directed by the CARES Act and were awarded a total of $76.4 million to support ongoing operations, all of which has been received. In addition, Mountain Aviation had separately applied for assistance under the Payroll Support Program, and was awarded an aggregate of $2.4 million, all of which it received prior to our acquisition of such business in January 2021. Both awards are governed by the terms and conditions of the CARES Act and a separate payroll support agreement (“PSA”) with the Treasury. Neither we, nor Mountain Aviation, were required to issue equity or other form of security to the Treasury in connection with such awards.
As a recipient of such awards and pursuant to the terms of the CARES Act and the applicable PSAs, we are subject to certain restrictions and other requirements upon which the awards were conditioned, including a prohibition on us and our affiliates conducting any stock repurchase or paying any dividends through September 30, 2021, certain restrictions on executive and other employee compensation through March 24, 2022 and certain ongoing reporting obligations through March 24, 2022. The limits on executive and other compensation may negatively impact us and our ability to retain senior management and attract other key employees.
While we believe that we are fully compliant with all requirements of the CARES Act and the PSAs, including the requirement to use the awards only for payment of certain employment costs, if we were found to be not in compliance with such requirements, the Treasury has broad discretion to select potential remedies, including to require repayment of the awards. The imposition of any such remedy could have a material and adverse effect on our financial condition.

Mountain Aviation also received a loan (the “PPP Loan”), dated as of April 14, 2020, from Zions Bancorporation N.A. dba Vectra Bank (“Vectra”) under the U.S. Small Business Administration’s (“SBA’s”) Paycheck Protection Program (“PPP”). The PPP Loan is subject to the terms and conditions applicable to loans administered by the SBA under the CARES Act, which is subject to revisions and changes by the SBA and Congress. Given that Mountain Aviation received more than $2.0 million under its PPP Loan, we will be subject to an audit by the SBA. We believe that we satisfied all eligibility criteria for the PPP Loan, and that Mountain Aviation’s receipt of the PPP Loan was consistent with the broad objectives of the PPP of the CARES Act. The certification regarding necessity described above did not at the time contain any objective criteria and continues to be subject to interpretation. If, despite our good-faith belief that Mountain Aviation satisfied all eligibility requirements for the PPP Loan, Mountain Aviation is later determined to have violated any of the laws or governmental regulations that apply to us in connection with the PPP Loan or it is otherwise determined that Mountain Aviation was ineligible to receive the PPP Loan, we could be subject to civil, criminal and administrative penalties or adverse publicity. Any such events could consume significant financial and management resources and could have a material adverse effect on our business, results of operations and financial condition.
Delta may have the right to terminate its commercial agreements with us.
Our Commercial Cooperation Agreement (as amended) (the “CCA”) with Delta contemplates that we will work together with Delta each year to develop an annual joint marketing and communications plan that focuses on revenue and brand goals, influence/ambassador partnerships and co-branded event opportunities, and that Delta and we will provide certain benefits to the other’s customers and share certain data.
The CCA also contemplates that we will provide certain in-kind benefits to Delta, measured on an annual basis. Examples of such in-kind benefits include our members’ purchasing Delta products and services above a certain level and access for certain Delta customers to Wheels Down marketing activities, events and member experiences. We are required to use our commercially reasonable efforts to provide an unspecified amount of such benefits during 2021, and Delta is required to cooperate with such efforts. We have agreed with Delta that, by December 31, 2021, we will use reasonable best efforts to mutually agree upon minimum amounts of in-kind benefits that we are required to provide starting in 2022. Such minimum levels will be established taking into account the impact, if any, of the COVID-19 pandemic on travel demand and in-person gatherings and the pace of industry recovery therefrom, measured against minimum levels that Delta and we agreed to prior to the COVID-19 pandemic. If we are not able to provide the revised minimum amounts of in-kind benefits to Delta in any year starting in 2022, subject to any cure rights that we may agree with Delta, Delta will have the right to terminate the CCA and the other commercial agreements, which would have a material adverse effect on our business, results of operations and cash flows.
The loss of key personnel upon whom we depend on to operate our business or the inability to attract additional qualified personnel could adversely affect our business.
We believe that our future success will depend in large part on our ability to retain or attract highly qualified management, technical and other personnel, particularly our founder and Chief Executive Officer, Kenny Dichter. We may not be successful in retaining key personnel or in attracting other highly qualified personnel. Any inability to retain or attract significant numbers of qualified management and other personnel would have a material adverse effect on our business, results of operations and financial condition.
The supply of pilots to the airline industry is limited and may negatively affect our operations and financial condition. Increases in our labor costs, which constitute a substantial portion of our total operating costs, may adversely affect our business, results of operations and financial condition.
Our pilots are subject to stringent pilot qualification and crew member flight training standards (“FAA Qualification Standards”), which among other things require minimum flight time for pilots and mandate strict rules to minimize pilot fatigue. The existence of such requirements effectively limits the supply of qualified pilot candidates and increases pilot salaries and related labor costs. A shortage of pilots would require us to further increase our labor costs, which would result in a material reduction in our earnings. Such requirements also impact pilot scheduling, work hours and the number of pilots required to be employed for our operations.
In addition, our operations and financial condition may be negatively impacted if we are unable to train pilots in a timely manner. Due to an industry-wide shortage of qualified pilots, driven by the flight hours requirements under the FAA Qualification Standards and attrition resulting from the hiring needs of other industry participants, pilot training timelines have significantly increased and stressed the availability of flight simulators, instructors and related training equipment. As a result, the training of our pilots may not be accomplished in a cost-efficient manner or in a manner timely enough to support our operational needs.
Pilot attrition may negatively affect our operations and financial condition.
In recent years, we have experienced significant volatility in our attrition as a result of pilot wage and bonus increases at other industry participants, the growth of cargo, low-cost and ultra-low-cost airlines. In prior periods, these factors, at times, caused our pilot attrition rates to be higher than our ability to hire and retain replacement pilots. If our attrition rates are higher than our ability to hire and retain replacement pilots, our operations and financial results could be materially and adversely affected.
We may be subject to unionization, work stoppages, slowdowns or increased labor costs and the unionization of our pilots, maintenance workers and inflight crewmembers could result in increased labor costs.
Our business is labor intensive and while our employees, particularly our pilots and our maintenance workers, are not currently represented by labor unions, we may, in the future, experience union organizing activities of our pilots, maintenance workers or other crewmembers. Such union organization activities could lead to work slowdowns or stoppages, which could result in loss of business. In addition, union activity could result in demands that may increase our operating expenses and adversely affect our business, financial condition, results of operations and competitive position. Any of the different crafts or classes of our crewmembers could unionize at any time, which would require us to negotiate in good faith with the crewmember group’s certified representative concerning a collective bargaining agreement. In addition, we may be subject to disruptions by unions protesting the non-union status of our other crewmembers. Any of these events would be disruptive to our operations and could harm our business.
The residual value of our owned aircraft may be less than estimated in our depreciation policies.
As of March 31, 2021, we had approximately $319.7 million of property and equipment and related assets, net of accumulated depreciation, of which $295.7 million relates to owned aircraft. In accounting for these long-lived assets, we make estimates about the expected useful lives of the assets, the expected residual values of certain of these assets, and the potential for impairment based on the fair value of the assets and the cash flows they generate. Factors indicating potential impairment include, but are not limited to, significant decreases in the market value of the long-lived assets, a significant change in the condition of the long lived assets and operating cash flow losses associated with the use of the long-lived assets. In the event the estimated residual value of any of our aircraft types is determined to be lower than the residual value assumptions used in our depreciation policies, the applicable aircraft type in our fleet may be impaired and may result in a material reduction in the book value of applicable aircraft types we operate or we may need to prospectively modify our depreciation policies. An impairment on any of the aircraft types we operate or an increased level of depreciation expense resulting from a change to our depreciation policies could result in a material negative impact to our financial results.
Significant reliance on Textron aircraft and spare parts poses risks to our business and prospects.
As part of our business strategy, we have historically flown primarily Textron aircraft. A majority of the aircraft we currently operate are the product of that single manufacturer. We have negotiated preferred rates with Textron for line maintenance services, certain component repair services and to purchase and exchange parts. Parts and services from Textron are subject to their product and workmanship warranties. If Textron fails to adequately fulfill its obligations towards us or experiences interruptions or disruptions in production or provision of services due to, for example, bankruptcy, natural disasters, labor strikes or disruption of its supply chain, we may experience a significant delay in the delivery of or fail to receive previously ordered aircraft and parts, which would adversely affect our revenue and results of operations and could jeopardize our ability to meet the demands of our program participants. Although we could choose to operate aircraft of other manufacturers or increase our reliance on third-party operators, such a change would involve substantial expense to us and could disrupt our business activities.
Significant reliance on Pratt and Whitney and Rolls Royce aircraft engines poses risks to our owned and leased aircraft.
As part of our business strategy, we have historically relied on Pratt and Whitney and Rolls Royce aircraft engines to power our owned and leased aircraft. If either Pratt and Whitney or Rolls Royce fail to adequately fulfill their obligations towards us or experience interruptions or disruptions in production or provision of services due to, for example, bankruptcy, natural disasters, labor strikes or disruption of its supply chain, we may experience a significant delay in the delivery of or fail to receive previously ordered aircraft engines and parts, which would adversely affect our revenue and profitability and could jeopardize our ability to meet the demands of our program participants.
We may incur substantial maintenance costs as part of our leased aircraft return obligations.
Our aircraft lease agreements may contain provisions that require us to return aircraft airframes and engines to the lessor in a specified condition or pay an amount to the lessor based on the actual return condition of the equipment. These lease return costs are recorded in the period in which they are incurred. We estimate the cost of maintenance lease return obligations and accrue such costs over the remaining lease term when the expense is probable and can be reasonably estimated. Any unexpected increase in maintenance return costs may negatively impact our financial position and results of operations.
We are exposed to operational disruptions due to maintenance.
Our fleet requires regular maintenance work, which may cause operational disruption. Our inability to perform timely maintenance and repairs can result in our aircraft being underutilized which could have an adverse impact on our business, financial condition and results of operations. On occasion, airframe manufacturers and/or regulatory authorities require mandatory or recommended modifications to be made across a particular fleet which may mean having to ground a particular type of aircraft. This may cause operational disruption to and impose significant costs on us. Furthermore, our operations in remote locations, where delivery of components and parts could take a significant period of time, could result in delays in our ability to maintain and repair our aircraft. Any such delays may pose a risk to our business, financial condition and results of operations. Moreover, as our aircraft base increases, our maintenance costs could potentially increase.
Our transition to in-house maintenance, repair and overhaul activities could prove unsuccessful or impact key relationships.
We have recently acquired MRO facilities through our acquisitions of TMC, DPJ and Mountain Aviation, and our business strategy contemplates that certain of the MRO activities for which we have historically relied on third parties to perform would instead be handled at our facilities. We may be unsuccessful in such efforts, which could have an adverse effect on our future business and results of operations.
The successful execution of our MRO strategy could adversely affect our relationships with vendors historically providing MRO services to us, from whom we expect to continue to require maintenance and other services. In addition, performing such services in-house would internalize the risks and potential liability for the performance of such services. If maintenance is not performed properly this may lead to significant damage to aircraft, loss of life, negative publicity and legal claims against us.
Significant increases in fuel costs could have a material adverse effect on our business, financial condition and results of operations.
Fuel is essential to the operation of our aircraft and to our ability to carry out our transport services. Fuel costs are a key component of our operating expenses. A significant increase in fuel costs may negatively impact our revenue, margins, operating expenses and results of operations. Pursuant to our membership agreements, we are able to add a limited fuel surcharge to our guaranteed capped rates with specified prior notice, and to our members and customers without capped rate pricing directly by adjusting our pricing when needed. Given our contractual ability to pass on increased fuel costs, in whole or in part, to certain of our customers and mitigate the risk with others, we do not maintain hedging arrangements for the price of fuel. However, increased fuel surcharges may affect our revenue and retention if a prolonged period of high fuel costs occurs. To the extent there is a significant increase in fuel costs that affects the amount our customers choose to fly with us, it may have a material adverse effect on our business, financial condition and results of operations.
If we face problems with any of our third-party service providers, our operations could be adversely affected.
Our reliance upon others to provide essential services on behalf of our operations may limit our ability to control the efficiency and timeliness of contract services. We have entered into agreements with OEMs and third-party contractors to provide various facilities and services required for our operations, including aircraft maintenance, ground facilities and IT services, and expect to enter into additional similar agreements in the future. In particular, we rely on OEMs, Textron and Hartzell Propeller, and third-party providers for procurement of replacement parts or to provide component exchange or repair services for our aircraft fleet. We also rely on Pratt & Whitney Canada and Rolls Royce to provide engine maintenance for their respective engine products. Our agreements with such OEMs, and other service providers, are subject to termination after notice. If our third-party service providers terminate their contracts with us, or do not provide timely or consistently high-quality service, we may not be able to replace them in a cost-efficient manner or in a manner timely enough to support our operational needs, which could have a material adverse effect on our business, financial condition and results of operations. In addition, our operations could be materially and adversely affected by the failure or inability of OEMs to provide sufficient parts or related maintenance and support services to us in a timely manner.
Some of our business is dependent on our third-party operators to provide flights for our customers. If such third-party operators do not perform adequately or terminate their relationships with us, our costs may increase and our business, financial condition and results of operations could be adversely affected.
While we operate a significant portion of the flights for our customers, the transition to increased utilization of third-party operators is a key element of our go-forward, “asset right” fleet strategy. For the year ended December 31, 2020, approximately 25% of our flights were fulfilled by third-party aircraft operators on our behalf, a substantial majority of which were with our ten most frequently used partners. We face the risk that any of our third-party operators may not fulfill their contracts and deliver their services on a timely basis, or at all. The ability of our third-party operators to effectively satisfy our requirements could also be impacted by any such third-party operators’ financial difficulty or damage to their operations caused by fire, terrorist attack, natural disaster, pandemic, such as the current COVID-19 outbreak, or other events. The failure of any third-party operators to perform to our expectations could result in delayed or cancelled flights and harm the applicable portion of our business. Our reliance on third-party operators and our inability to fully control any operational difficulties with our third-party operators could have a material adverse effect on the portion of our business where we use third-party operators, financial condition and results of operations.
In addition, due to our reliance on third parties to supplement our capabilities, we are subject to the risk of disruptions to their operations, which has in the past and may in the future result from many of the same risk factors disclosed in this “Risk Factors” section, such as the impact of adverse economic conditions and the inability of third parties to hire or retain skilled personnel, including pilots and mechanics. Several of these third-party operators provide significant capacity that we would be unable to replace in a short period of time should that operator fail to perform its obligations to us. Disruptions to capital markets, shortages of skilled personnel and adverse economic conditions in general, such as conditions resulting from the COVID-19 pandemic, have subjected certain of these third-party operators to significant financial and operational pressures, which have in the past and could result in future temporary or permanent cessation of their operations.
Although we do not believe that any of our significant third-party aircraft operators are currently experiencing workforce disruptions, we cannot predict the future actions of their workforce. Union strikes among airport workers or certain pilots of third-party aircraft operators may result in disruptions of our operations and thus could have a material adverse effect on some of our business, financial condition and results of operations. Any significant disruption to our operations as a result of problems with any of our third-party aircraft operators would have an adverse effect on our business, results of operations and financial condition.
In addition, we have entered into agreements with contractors to provide various facilities and services required for our operations. Because we rely on others to provide such services, our ability to control the efficiency and timeliness of such services is limited. Similar agreements may be entered into in any new markets we decide to serve. We are also at risk should one of these service providers cease operations, and there is no guarantee that we could replace these providers on a timely basis with comparably priced providers, or at all. Any material problems with the efficiency and timeliness of contract services, resulting from financial hardships or otherwise, could have a material adverse effect on our business, results of operations and financial condition.
In addition, in the event potential competitors establish cooperative or strategic relationships with third-party aircraft operators in the markets we serve, offer to pay third-party aircraft operators more attractive rates or guarantee a higher volume of flights than we have historically offered, we may not have access to the necessary number of aircraft to achieve our planned growth. If our third-party aircraft operators are unable or unwilling to support our growth, or we are unable to add new operators, some of our business and results of operations could be adversely affected. As the private aviation market grows, we expect competition for third-party aircraft operators to increase. Further, we expect that as competition in the private aviation market grows, the use of exclusive contractual arrangements with third-party aircraft operators, sometimes requiring volume guarantees, may increase. This may require us to purchase or lease additional aircraft that may not be available or require us to incur significant capital or operating expenditures.
Our insurance may become too difficult or expensive to obtain. If we are unable to maintain sufficient insurance coverage, it may materially and adversely impact our results of operations and financial position.
Hazards are inherent in the aviation industry and may result in loss of life and property, potentially exposing us to substantial liability claims arising from the operation of aircraft. We carry insurance for aviation hull, aviation liability, premises, hangarkeepers, product, war risk, general liability, workers compensation, directors and officers, cyber and other insurance customary in the industry in which we operate. Insurance underwriters are required by various federal and state regulations to maintain minimum levels of reserves for known and expected claims. However, there can be no assurance that underwriters have established adequate reserves to fund existing and future claims. The number of accidents, as well as the number of insured losses within the aviation and aerospace industries, and the impact of general economic conditions on underwriters may result in increases in premiums above the rate of inflation. To the extent that our existing insurance carriers are unable or unwilling to provide us with sufficient insurance coverage, and if insurance coverage is not available from another source (for example, a government entity), our insurance costs may increase and may result in our being in breach of regulatory requirements or contractual arrangements requiring that specific insurance be maintained, which may have a material adverse effect on our business, financial condition and results of operations.
In addition, incidents related to aircraft operation with respect to the portion of our business where we use third-party operators are covered by our third-party operators’ insurance. If our third-party aircraft operators’ insurance costs increase, such operators are likely to pass the increased costs to us, which could cause us to increase the prices paid by our customers. Such cost increases could adversely affect demand for our products and services and harm our business.
Our self-insurance programs may expose us to significant and unexpected costs and losses.
As of January 1, 2021, we maintain employee health insurance coverage on a self-insured basis. We do maintain stop loss coverage which sets a limit on our liability for both individual and aggregate claim costs. Prior to January 1, 2021, we maintained such coverage on a fully insured basis. We will record a liability for our estimated cost of claims incurred and unpaid as of each future balance sheet date. Our estimated liability will be recorded on an undiscounted basis and include a number of significant assumptions and factors, including historical trends, expected costs per claim, actuarial assumptions, and current economic conditions. Our history of claims activity for all lines of coverage has been and will be closely monitored, and liabilities will be adjusted as warranted based on changing circumstances. It is possible, however, that our actual liabilities may exceed our estimates of loss. We may also experience an unexpectedly large number of claims that result in costs or liabilities in excess of our projections, and therefore we may be required to record additional expenses. For these and other reasons, our self-insurance reserves could prove to be inadequate, resulting in liabilities in excess of our available insurance and self-insurance. If a successful claim is made against us and is not covered by our insurance or exceeds our policy limits, our business may be negatively and materially impacted.
If our efforts to continue to build our strong brand identity and improve member satisfaction and loyalty are not successful, we may not be able to attract or retain members, and our operating results may be adversely affected.
We must continue to build and maintain strong brand identity for our products and services, which have expanded over time. We believe that strong brand identity will continue to be important in attracting members. If our efforts to promote and maintain our brand are not successful, our operating results and our ability to attract members and other customers may be adversely affected. From time to time, our members and other customers may express dissatisfaction with our products and service offerings, in part due to factors that could be outside of our control, such as the timing and availability of aircraft and service interruptions driven by prevailing political, regulatory, or natural conditions. To the extent dissatisfaction with our products and services is widespread or not adequately addressed, our brand may be adversely impacted and our ability to attract and retain members may be adversely affected. With respect to our planned expansion into additional markets, we will also need to establish our brand and to the extent we are not successful, our business in new markets would be adversely impacted.
Any failure to offer high-quality customer support may harm our relationships with our customers and could adversely affect our reputation, brand, business, financial condition and results of operations.
Through our marketing, advertising, and communications with our customers, we set the tone for our brand as aspirational but also within reach. We strive to create high levels of customer satisfaction through the experience provided by our team and representatives. The ease and reliability of our offerings, including our ability to provide high-quality customer support, helps us attract and retain customers. Customers depend on our Account Managers and Member Services team to resolve any issues relating to our products and services, such as scheduling changes and other updates to trip details and assistance with certain billing matters. Our ability to provide effective and timely support is largely dependent on our ability to attract and retain skilled employees who can support our customers and are sufficiently knowledgeable about our product and services. As we continue to grow our business and improve our platform, we will face challenges related to providing quality support at an increased scale. Any failure to provide efficient customer support, or a market perception that we do not maintain high-quality support, could adversely affect our reputation, brand, business, financial condition and results of operations.
If we are unable to adequately protect our intellectual property interests or are found to be infringing on intellectual property interests of others, we may incur significant expense and our business may be adversely affected.
Our intellectual property includes our trademarks, domain names, website, mobile and web applications, software (including our proprietary algorithms and data analytics engines), copyrights, trade secrets, and inventions (whether or not patentable). We believe that our intellectual property plays an important role in protecting our brand and the competitiveness of our business. If we do not adequately protect our intellectual property, our brand and reputation may be adversely affected and our ability to compete effectively may be impaired.
We protect our intellectual property through a combination of trademark, copyright, and trade secret laws, contracts, and policies. Our efforts may not be sufficient or effective. For example, we do not have any issued patents and have not registered any of our copyrights. Moreover, we have registered our trademarks and domain names that we currently use in certain countries, but we may not be able to register them in other territories in which we may operate now or in the future. Further, we may be unable to prevent competitors from acquiring trademarks or domain names that are similar to or diminish the value of our intellectual property. In addition, it may be possible for other parties to copy or reverse engineer our applications or other technology offerings. Moreover, our proprietary algorithms, data analytics engines, or other software or trade secrets may be compromised by third parties or our employees, which could cause us to lose any competitive advantage we may have from them.
In addition, our business is subject to the risk of third parties infringing our intellectual property. We may not always be successful in securing protection for, or identifying or stopping infringements of, our intellectual property and we may need to resort to litigation in the future to enforce our rights in this regard. Any such litigation could result in significant costs and a diversion of resources. Further, such enforcement efforts may result in a ruling that our intellectual property rights are unenforceable.
Moreover, companies in the aviation and technology industries are frequently subject to litigation based on allegations of intellectual property infringement, misappropriation, or other violations. As we expand and raise our profile, the likelihood of intellectual property claims being asserted against us grows. Further, we may acquire or introduce new technology offerings, which may increase our exposure to patent and other intellectual property claims. Any intellectual property claims asserted against us, whether or not having any merit, could be time-consuming and expensive to settle or litigate. If we are unsuccessful in defending such a claim, we may be required to pay substantial damages or could be subject to an injunction or agree to a settlement that may prevent us from using our intellectual property or making our offerings available to customers. Some intellectual property claims may require us to seek a license to continue our operations, and those licenses may not be available on commercially reasonable terms or may significantly increase our operating expenses. If we are unable to procure a license, we may be required to develop non-infringing technological alternatives, which could require significant time and expense. Any of these events could adversely affect our business, financial condition, or operations.
A delay or failure to identify and devise, invest in and implement certain important technology, business, and other initiatives could have a material impact on our business, financial condition and results of operations.
In order to operate our business, achieve our goals, and remain competitive, we continuously seek to identify and devise, invest in, implement and pursue technology, business and other important initiatives, such as those relating to aircraft fleet structuring, business processes, information technology, initiatives seeking to ensure high quality service experience, and others.
Our business and the aircraft we operate are characterized by changing technology, introductions and enhancements of models of aircraft and services and shifting customer demands, including technology preferences. Our future growth and financial performance will depend in part upon our ability to develop, market and integrate new services and to accommodate the latest technological advances and customer preferences. In addition, the introduction of new technologies or services that compete with our product and services could result in our revenues decreasing over time. If we are unable to upgrade our operations or fleet with the latest technological advances in a timely manner, or at all, our business, financial condition and results of operations could suffer.
A failure in our technology or breaches of the security of our information technology infrastructure may adversely affect our business and financial condition and disrupt our customers’ businesses.
The performance and reliability of the technology that we and our third-party operators use is critical to our ability to compete effectively. A significant internal technological error or failure or large-scale external interruption in the technological infrastructures on which we and our third-party operators depend, such as power, telecommunications or the Internet, may disrupt our internal network. Any substantial, sustained or repeated failure of the technology that we or our third-party operators use could impact our ability to conduct our business, lower the utilization of our aircraft, and result in increased costs. Our and our third-party operators’ technological systems and related data may be vulnerable to a variety of sources of interruption due to events beyond our control, including natural disasters, terrorist attacks, telecommunications failures, computer viruses, hackers and other security issues.
In addition, as a part of our ordinary business operations, we collect and store sensitive data, including personally identifiable information of our employees and customers. Our information systems are subject to an increasing threat of continually evolving cybersecurity risks, as evidenced by a recent incident in which a cloud-based data storage system we maintain for customers was accessed by an intruder. On December 6, 2020, an unauthorized actor located outside of the United States gained access to certain files in the cloud-based storage system where certain of our flight management system customers (aircraft owners/operators) upload documents related to flights. Some of those documents contained personally identifiable information regarding flight passengers. We responded immediately to the incident by implementing our incident response plan, remediating the vulnerability that enabled the data security breach, and engaging both internal resources as well as outside experts for ongoing mitigation of any adverse impact. Nevertheless, it is possible that individuals whose personal information was included in the documents involved could be subject to identity theft if their information is misused, which could trigger complaints and potential liability, including through class action litigation.
Methods used to obtain unauthorized access, disable or degrade service or sabotage systems are constantly evolving, and may be difficult to anticipate or to detect for long periods of time. We may not be able to prevent future data security breaches or unauthorized uses of data. A compromise of the technology systems we use resulting in the loss, disclosure, misappropriation of, or access to, employees’ or business partners’ information could result in legal claims or proceedings, liability or regulatory penalties under laws protecting the privacy of personally identifiable information, disruption to our operations and damage to our reputation, any or all of which could adversely affect our business and financial condition.
We rely on third-party Internet, mobile, and other products and services to deliver our mobile and web applications and flight management system offerings to our customers, and any disruption of, or interference with, our use of those services could adversely affect our business, financial condition, results of operations, and customers.
Our platform’s continuing and uninterrupted performance is critical to our success. That platform is dependent on the performance and reliability of Internet, mobile, and other infrastructure services that are not under our control. For example, we currently host our platform, including our mobile and web-based applications and the Avianis flight management system, and support our operations using a third-party provider of cloud infrastructure services. While we have engaged reputable vendors to provide these products or services, we do not have control over the operations of the facilities or systems used by our third-party providers. These facilities and systems may be vulnerable to damage or interruption from natural disasters, cybersecurity attacks, human error, terrorist attacks, power outages, pandemics, and similar events or acts of misconduct. In addition, any changes in one of our third-party service provider’s service levels may adversely affect our ability to meet the requirements of our customers. While we believe we have implemented reasonable backup and disaster recovery plans, we have experienced, and expect that in the future we will experience, interruptions, delays and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions, capacity constraints, or external factors beyond our control. Sustained or repeated system failures would reduce the attractiveness of our offerings and could disrupt our customers’ businesses. It may become increasingly difficult to maintain and improve our performance, especially during peak usage times, as we expand our products and service offerings. Any negative publicity or user dissatisfaction arising from these disruptions could harm our reputation and brand, may adversely affect the usage of our offerings, and could harm our business, financial condition and results of operation.
We rely on third parties maintaining open marketplaces to distribute our mobile and web applications and to provide the software we use in certain of our products and offerings, including the provision of our flight management system. If such third parties interfere with the distribution of our products or offerings, with our use of such software, or with the interoperability of our platform with such software, our business would be adversely affected.
Our platform’s mobile applications rely on third parties maintaining open marketplaces, including the Apple App Store and Google Play, which make applications available for download. We cannot be assured that the marketplaces through which we distribute our applications will maintain their current structures or that such marketplaces will not charge us fees to list our applications for download.
We rely upon certain third-party software and integrations with certain third-party applications, including Salesforce.com, Amazon, Microsoft, Oracle and others, to provide our platform and products and service offerings. As our offerings expand and evolve, we may use additional third-party software or have an increasing number of integrations with other third-party applications, software, products and services. Third-party applications, software, products and services are constantly evolving, and we may not be able to maintain or modify our platform, including our mobile and web-based applications and the Avianis flight management system, to ensure its compatibility with third-party offerings following development changes. Moreover, some of our competitors or technology partners may take actions which disrupt the interoperability of our offerings with their own products or services, or exert strong business influence on our ability to, and the terms on which we, operate our platform and provide our products and service offerings to customers. In addition, if any of our third-party providers cease to provide access to the third-party software that we use, do not provide access to such software on terms that we believe to be attractive or reasonable, do not provide us with the most current version of such software, modify their products, standards or terms of use in a manner that degrades the functionality or performance of our platform or is otherwise unsatisfactory to us or gives preferential treatment to competitive products or services, we may be required to seek comparable software from other sources, which may be more expensive or inferior, or may not be available at all. Any of these events could adversely affect business, financial condition and results of operations.
Because our software could be used to collect and store personal information, privacy concerns in the territories in which we operate could result in additional costs and liabilities to us or inhibit sales of our software.
The regulatory framework for privacy issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Many government bodies and agencies have adopted or are considering adopting laws and regulations regarding the collection, use, storage and disclosure of personal information and breach notification procedures. We are also required to comply with laws, rules and regulations relating to data security. Interpretation of these laws, rules and regulations and their application to our software and professional services in applicable jurisdictions is ongoing and cannot be fully determined at this time.
In the United States, these include rules and regulations promulgated under the authority of the Federal Trade Commission, the Electronic Communications Privacy Act, the Computer Fraud and Abuse Act, the California Consumer Privacy Act of 2018 (the “CCPA”) and other state and federal laws relating to privacy and data security. By way of example, the CCPA requires covered businesses to provide new disclosures to California residents, provide them new ways to opt-out of certain disclosures of personal information, and allows for a new cause of action for data breaches. It includes a framework that includes potential statutory damages and private rights of action. There is some uncertainty as to how the CCPA, and similar privacy laws emerging in other states, could impact our business as it depends on how such laws will be interpreted. As we expand our operations, compliance with privacy laws may increase our operating costs.
Our obligations in connection with our indebtedness and other contractual obligations could impair our liquidity and thereby harm our business, results of operations and financial condition.
As of March 31, 2021, we had approximately $202.1 million in total long-term debt outstanding (including current maturities of $65.3 million). The majority of our long-term debt was incurred in connection with the acquisition of aircraft, and the remainder incurred in connection with the acquisition of Gama during early 2020. The Closing will require us to repay the entire outstanding principal of the promissory notes issued in connection with the Gama acquisition, together with all accrued and unpaid interest, at that date. During the three months ended March 31, 2021, our principal payments of long-term debt totaled $12.4 million.
We also have significant long-term lease obligations primarily relating to our aircraft fleet. On March 31, 2021, we had 89 aircraft under operating leases, with an average remaining lease term of approximately 4.6 years. As of March 31, 2021, future minimum lease payments due under all long-term operating leases were approximately $142.4 million.
Our existing indebtedness, non-investment grade credit ratings and the availability of our assets as collateral for future loans or other indebtedness, which available collateral would be reduced under other future liquidity-raising transactions, may make it difficult for us to raise additional capital if we are required to meet our liquidity needs on acceptable terms, or at all.

Although our cash flows from operations and our available capital, including the proceeds from financing transactions, have been sufficient to meet our obligations and commitments to date, our liquidity has been, and may in the future be, negatively affected by the risk factors discussed in this proxy statement/prospectus. If our liquidity is materially diminished, our cash flow available to fund working capital requirements, capital expenditures and business development efforts may be materially and adversely affected.
We cannot be assured that our operations will generate sufficient cash flow to make any required payments, or that we will be able to obtain financing to make capital expenditures that we believe are necessary to fulfill our strategic directives. Our ability to pay our contractual obligations will depend on our operating performance, cash flow and our ability to secure adequate financing, which will in turn depend on, among other things, the success of our current business strategy, U.S. and global economic conditions, the availability and cost of financing, as well as general economic and political conditions and other factors that are, to some extent, beyond our control. The amount of our fixed obligations could have a material adverse effect on our business, results of operations and financial condition. The degree to which we are leveraged could have important consequences to holders of our securities, including the following:
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we must dedicate a substantial portion of cash flow from operations to the payment of principal and interest on applicable indebtedness, which, in turn, reduces funds available for operations and capital expenditures;

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our flexibility in planning for, or reacting to, changes in the markets in which we compete may be limited;

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we may be at a competitive disadvantage relative to our competitors with less indebtedness;

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we are rendered more vulnerable to general adverse economic and industry conditions;

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we are exposed to increased interest rate risk given that a portion of our indebtedness obligations are at variable interest rates; and

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our credit ratings may be reduced and our debt and equity securities may significantly decrease in market value.

Our ability to obtain financing or access capital markets may be limited.
There are a number of factors that may limit our ability to raise financing or access capital markets in the future, including our existing debt and future contractual obligations, our liquidity and credit status, our operating cash flows, the market conditions in the aviation industry, U.S. and global economic conditions, the general state of the capital markets and the financial position of the major providers of aircraft and other aviation industry financing. We also may not, without the consent of Delta, issue any equity or equity-linked securities to certain domestic commercial air carriers. See the section entitled “BCA Proposal — Related Agreements — Delta Investor Rights Letter” for additional information. We cannot assure you that we will be able to source external financing for our capital needs, and if we are unable to source financing on acceptable terms, or unable to source financing at all, our business could be materially adversely affected. To the extent we finance our activities with additional debt, we may become subject to financial and other covenants that may restrict our ability to pursue our business strategy or otherwise constrain our growth and operations.
We face a concentration of credit risk.
We maintain our cash and cash equivalent balances at financial or other intermediary institutions. The combined account balances at each institution typically exceed FDIC insurance coverage of $250,000 per depositor, and, as a result, we face a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. As of March 31, 2021, substantially all of our cash and cash equivalent balances held at financial institutions exceeded FDIC insured limits. Any event that would cause a material portion of our cash and cash equivalents at financial institutions to be uninsured by the FDIC could have a material adverse effect on our financial condition and results of operations.

Aviation businesses are often affected by factors beyond their control including: air traffic congestion at airports; airport slot restrictions; air traffic control inefficiencies; natural disasters; adverse weather conditions, such as hurricanes or blizzards; increased and changing security measures; changing regulatory and governmental requirements; new or changing travel-related taxes; or the outbreak of disease; any of which could have a material adverse effect on our business, results of operations and financial condition.
Like other aviation companies, our business is affected by factors beyond our control, including air traffic congestion at airports, airport slot restrictions, air traffic control inefficiencies, natural disasters, adverse weather conditions, increased and changing security measures, changing regulatory and governmental requirements, new or changing travel-related taxes, or the outbreak of disease. Factors that cause flight delays frustrate passengers and increase operating costs and decrease revenues, which in turn could adversely affect profitability. In the United States, the federal government singularly controls all U.S. airspace, and aviation operators are completely dependent on the FAA to operate that airspace in a safe, efficient and affordable manner. The future expansion of our business into international markets would result in a greater degree of interaction with the regulatory authorities of the foreign countries in which we may operate. The air traffic control system, which is operated by the FAA, faces challenges in managing the growing demand for U.S. air travel. U.S. and foreign air-traffic controllers often rely on outdated technologies that routinely overwhelm the system and compel aviation operators to fly inefficient, indirect routes resulting in delays and increased operational cost. In addition, there are currently proposals before Congress that could potentially lead to the privatization of the United States’ air traffic control system, which could adversely affect our business. Further, implementation of the Next Generation Air Transport System by the FAA would result in changes to aircraft routings and flight paths that could lead to increased noise complaints and lawsuits, resulting in increased costs.
Adverse weather conditions and natural disasters, such as hurricanes, winter snowstorms or earthquakes, can cause flight cancellations or significant delays. Cancellations or delays due to adverse weather conditions or natural disasters, air traffic control problems or inefficiencies, breaches in security or other factors may affect us to a greater degree than our competitors who may be able to recover more quickly from these events, and therefore could have a material adverse effect on our business, results of operations and financial condition to a greater degree than other air carriers. Any general reduction in passenger traffic could have a material adverse effect on our business, results of operations and financial condition.
Our business is primarily focused on certain targeted geographic regions making us vulnerable to risks associated with having geographically concentrated operations.
Our customer base is primarily concentrated in certain geographic regions of the United States, including the northeast, southeast, southwestern and western regions. As a result, our business, financial condition and results of operations are susceptible to regional economic downturns and other regional factors, including state regulations and budget constraints and severe weather conditions, catastrophic events or other disruptions. As we seek to expand in our existing markets, opportunities for growth within these regions will become more limited and the geographic concentration of our business may increase.
The operation of aircraft is subject to various risks, and failure to maintain an acceptable safety record may have an adverse impact on our ability to obtain and retain customers.
The operation of aircraft is subject to various risks, including catastrophic disasters, crashes, mechanical failures and collisions, which may result in loss of life, personal injury and/or damage to property and equipment. We may experience accidents in the future. These risks could endanger the safety of our customers, our personnel, third parties, equipment, cargo and other property (both ours and that of third parties), as well as the environment. If any of these events were to occur, we could experience loss of revenue, termination of customer contracts, higher insurance rates, litigation, regulatory investigations and enforcement actions (including potential grounding of our fleet and suspension or revocation of our operating authorities) and damage to our reputation and customer relationships. In addition, to the extent an accident occurs with an aircraft we operate or charter, we could be held liable for resulting damages, which may involve claims from injured passengers and survivors of deceased passengers. There can be no assurance that the amount of our insurance coverage available in the event of such losses would be adequate to cover such losses, or that we would not be forced to bear substantial losses from such events, regardless of our insurance cover.

Moreover, any aircraft accident or incident, even if fully insured, and whether involving us or other private aircraft operators, could create a public perception that we are less safe or reliable than other private aircraft operators, which could cause our customers to lose confidence in us and switch to other private aircraft operators or other means of transportation. In addition, any aircraft accident or incident, whether involving us or other private aircraft operators, could also affect the public’s view of industry safety, which may reduce the amount of trust by our customers.
We incur considerable costs to maintain the quality of (i) our safety program, (ii) our training programs and (iii) our fleet of aircraft. We cannot guarantee that these costs will not increase. Likewise, we cannot guarantee that our efforts will provide an adequate level of safety or an acceptable safety record. If we are unable to maintain an acceptable safety record, we may not be able to retain existing customers or attract new customers, which could have a material adverse effect on our business, financial condition and results of operations. Failure to comply with regulatory requirements related to the maintenance of our aircraft and associated operations may result in enforcement actions, including revocation or suspension of our operating authorities in the United States and potentially other countries.
We could suffer losses and adverse publicity stemming from any accident involving our aircraft models operated by third parties.
Certain aircraft models that we operate have experienced accidents while operated by third parties. If other operators experience accidents with aircraft models that we operate, obligating us to take such aircraft out of service until the cause of the accident is determined and rectified, we might lose revenues and might lose customers. It is also possible that the FAA or other regulatory body in another country could ground the aircraft and restrict it from flying. In addition, safety issues experienced by a particular model of aircraft could result in customers refusing to use that particular aircraft model or a regulatory body grounding that particular aircraft model. The value of the aircraft model might also be permanently reduced in the secondary market if the model were to be considered less desirable for future service. Such accidents or safety issues related to aircraft models that we operate could have a material adverse effect on our business, financial condition and results of operations.
Terrorist activities or warnings have dramatically impacted the aviation industry and will likely continue to do so.
The terrorist attacks of September 11, 2001 and their aftermath have negatively impacted the aviation business in general. If additional terrorist attacks are launched against the aviation industry, there will be lasting consequences of the attacks, which may include loss of life, property damage, increased security and insurance costs, increased concerns about future terrorist attacks, increased government regulation and airport delays due to heightened security. We cannot provide any assurance that these events will not harm the aviation industry generally or our operations or financial condition in particular.
We are subject to significant governmental regulation.
All interstate air carriers, including us, are subject to regulation by the Department of Transportation (the “DOT”), the FAA and other governmental agencies, including the Department of Homeland Security (“DHS”), the U.S. TSA, Customs and Border Protection (“CBP”) and others, as described in the section entitled “Information About WUP — Government Regulation.” We cannot predict whether we will be able to comply with all present and future laws, rules, regulations and certification requirements or that the cost of continued compliance will not have a material adverse effect on our operations. We incur substantial costs in maintaining our current certifications and otherwise complying with the laws, rules and regulations to which we are subject. A decision by the FAA to ground, or require time consuming inspections of or maintenance on, all or any of our aircraft for any reason may have a material adverse effect on our operations.
In addition, as described in the section entitled “ Risk Factors — Risk Relating to the Consummattion of the Domestication — Delaware law and Wheels Up’s Proposed to Organizational Documents contain certain provisions,including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable,” we are also subject to restrictions imposed by federal law on foreign ownership of U.S. airlines and oversight by the DOT in maintaining our status as a U.S. Citizen, as that term is defined herein. A failure to comply with or changes to these restrictions may materially adversely affect our business.
Revocation of licenses and permits.
Our business also requires a variety of national, state and local permits and licenses. Our business depends on the maintenance of such permits and licenses, which may be prohibited or restricted. Our business is subject to regulations and permit requirements and may be adversely affected if we are unable to comply with existing regulations or requirements or if changes in applicable regulations or requirements occur.
We are subject to various environmental and noise laws and regulations, which could have a material adverse effect on our business, results of operations and financial condition.
We are subject to increasingly stringent federal, state, local and foreign laws, regulations and ordinances relating to the protection of the environment and noise, including those relating to emissions to the air, discharges (including storm water discharges) to surface and subsurface waters, safe drinking water and the use, management, disposal and release of, and exposure to, hazardous substances, oils and waste materials. We are or may be subject to new or proposed laws and regulations that may have a direct effect (or indirect effect through our third-party specialists or airport facilities at which we operate) on our operations. In addition, U.S. airport authorities are exploring ways to limit de-icing fluid discharges. Any such existing, future, new or potential laws and regulations could have an adverse impact on our business, results of operations and financial condition.
Similarly, we are subject to environmental laws and regulations that require us to investigate and remediate soil or groundwater to meet certain remediation standards. Under certain laws, generators of waste materials, and current and former owners or operators of facilities, can be subject to liability for investigation and remediation costs at locations that have been identified as requiring response actions. Liability under these laws may be strict, joint and several, meaning that we could be liable for the costs of cleaning up environmental contamination regardless of fault or the amount of wastes directly attributable to us.
The issuance of operating restrictions applicable to one of the fleet types we operate could have a material adverse effect on our business, results of operations and financial condition.
Our owned and leased fleet is comprised of a limited number of aircraft types, including the King Air 350i, Hawker 400XP, Citation Excel/XLS and Citation X aircraft. The issuance of FAA or manufacturer directives restricting or prohibiting the use of any one or more of the aircraft types we operate could have a material adverse effect on our business, results of operations and financial condition.
We may become involved in litigation that may materially adversely affect us.
From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including employment, commercial, product liability, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management attention and resources, cause us to incur significant expenses or liability and/or require us to change our business practices. Because of the potential risks, expenses and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business, results of operations and financial condition.
Risks Relating to the Business Combination and Aspirational
Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us,” or “our,” refer to Aspirational prior to the consummation of the Business Combination.

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how Aspirational’s public shareholders vote.
Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, Aspirational Consumer Lifestyle Sponsor LLC (the “Sponsor”) and each director of Aspirational holding Aspirational ordinary shares have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by that certain Support Agreement, dated as of February 1, 2021 by and among the Sponsor, Aspirational, each director of Aspirational holding Aspirational ordinary shares and WUP, as amended and modified from time to time, attached to this proxy statement/prospectus as Annex B (the “Sponsor Support Agreement”). As of the date of this proxy statement/prospectus, the Sponsor (including Aspirational’s independent directors) owns 20% of the issued and outstanding ordinary shares.
Neither the Aspirational board of directors nor any committee thereof obtained a third-party valuation in determining whether or not to pursue the Business Combination.
Neither the Aspirational board of directors nor any committee thereof is required to obtain an opinion that the price that we are paying for WUP is fair to us from a financial point of view. Neither the Aspirational board of directors nor any committee thereof obtained a third-party valuation in connection with the Business Combination. In analyzing the Business Combination, the Aspirational board of directors and management conducted due diligence on WUP. The Aspirational board of directors reviewed comparisons of selected financial data of WUP with its peers in the industry and the financial terms set forth in the Merger Agreement and concluded that the Business Combination was in the best interest of Aspirational’s shareholders. Accordingly, investors will be relying solely on the judgment of the Aspirational board of directors and management in valuing WUP, and the Aspirational board of directors and management may not have properly valued such businesses. The lack of a third-party valuation may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination.
We may be forced to close the Business Combination even if we determined it is no longer in our shareholders’ best interest.
Our public shareholders are protected from a material adverse event of WUP arising between the date of the Merger Agreement and the Closing primarily by (i) the right to redeem their public shares for a pro rata portion of the funds held in the trust account established at the consummation of Aspirational’s initial public offering at J.P. Morgan Chase Bank, N.A. and maintained by Continental, acting as trustee (the “trust account”), calculated as of two business days prior to the vote at the extraordinary general meeting and (ii) the closing condition that there be no material adverse effect on WUP.
However, if we do not obtain shareholder approval at the extraordinary general meeting, WUP can continually obligate us to hold additional extraordinary general meetings to vote on the Condition Precedent Proposals until the earlier of such shareholder approval being obtained and three business days prior to the Agreement End Date. We are also restricted from seeking, soliciting, negotiating or consummating any alternative business combination while the Merger Agreement is still in effect.
Since the Sponsor’s and Aspirational’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with WUP is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if our business combination is not completed.
When you consider the recommendation of Aspirational’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Sponsor and Aspirational’s directors and officers have interests in such proposal that are different from, or in addition to, those of Aspirational shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
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Prior to Aspirational’s initial public offering, the Sponsor purchased 6,468,750 Aspirational Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.004 per share, and transferred 25,000 of such shares to each of Leo Austin, Neil Jacobs and Frank Newman at their original per share purchase price. On October 2, 2020, as a result of the underwriters’ election to partially exercise their over-allotment option, 475,092 Aspirational Class B ordinary shares were forfeited, resulting in an aggregate of 5,993,658 Aspirational Class B ordinary shares issued and outstanding in order to maintain the number of Aspirational Class B ordinary shares at 20% of the aggregate number of Aspirational’s issued and outstanding ordinary shares. If Aspirational does not consummate a business combination by September 25, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,993,658 Aspirational Class B ordinary shares collectively owned by the Sponsor and three members of Aspirational’s board of directors (Leo Austin, Neil Jacobs and Frank Newman) would be worthless because following the redemption of the public shares, Aspirational would likely have few, if any, net assets and because the Sponsor and Aspirational’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of any Aspirational Class A ordinary shares and Aspirational Class B ordinary shares held by it or them, as applicable, if Aspirational fails to complete a business combination within the required period. Additionally, in such event, the 4,333,333 private placement warrants purchased by the Sponsor simultaneously with the consummation of Aspirational’s initial public offering and the additional 196,617 private placement warrants purchased by the Sponsor on October 2, 2020 in connection with the underwriters’ election to partially exercise their over-allotment option, which were purchased for an aggregate purchase price of $6.8 million, will also expire worthless. Certain of Aspirational’s directors and executive officers also have a direct or indirect economic interest in such private placement warrants and in the 5,993,658 Aspirational Class B ordinary shares owned by the Sponsor. The 5,993,658 shares of Wheels Up Class A common stock into which the 5,993,658 Aspirational Class B ordinary shares collectively held by the Sponsor and Messrs. Austin, Jacobs and Newman will automatically convert in connection with the Mergers (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $60,296,199.48 based upon the closing price of $10.06 per public share on the NYSE on June 8, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such shares of Wheels Up Class A common stock will be subject to certain restrictions, including those described above, Aspirational believes such shares have less value. The 4,529,950 Wheels Up warrants into which the 4,529,950 private placement warrants held by the Sponsor will automatically convert in connection with the Mergers (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $7,383,818.50 based upon the closing price of $1.63 per public warrant on the NYSE on June 8, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.
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The Sponsor (including its representatives and affiliates) and Aspirational’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Aspirational. For example, Mr. Thakran, Mr. Bedingham and Ms. Myers, each of whom serves as an officer and/or director of Aspirational and/or may be considered an affiliate of the Sponsor, as applicable, have recently incorporated ASPL II, a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting an initial business combination. Mr. Thakran is the Chairman of the Board of Directors and Chief Executive Officer of ASPL II, Mr. Bedingham is the Vice Chairman of the Board of Directors of ASPL II and Ms. Myers is the Co-President of ASPL II, and each owes fiduciary duties to ASPL II under Cayman Islands Companies Act. The Sponsor and Aspirational’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to Aspirational completing its initial business combination. Moreover, certain of Aspirational’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. Aspirational’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to Aspirational, and the other entities to which they owe certain fiduciary or contractual duties, including ASPL II. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Aspirational’s favor and such potential business opportunities may be presented to other entities prior to their presentation to Aspirational, subject to applicable fiduciary duties under Cayman Islands Companies Act. Aspirational’s Cayman Constitutional Documents provide that Aspirational renounces its interest in any corporate opportunity offered to any director or officer of Aspirational unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Aspirational and it is an opportunity that Aspirational is able to complete on a reasonable basis.
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Aspirational’s existing directors and officers will be eligible for continued indemnification and continued coverage under Aspirational’s directors’ and officers’ liability insurance after the Mergers and pursuant to the Merger Agreement.

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In the event that Aspirational fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, Aspirational will be required to provide for payment of claims of creditors that were not waived that may be brought against Aspirational within the ten years following such redemption. In order to protect the amounts held in Aspirational’s trust account, the Sponsor has agreed that it will be liable to Aspirational if and to the extent any claims by a third party (other than Aspirational’s independent auditors) for services rendered or products sold to Aspirational, or a prospective target business with which Aspirational has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of Aspirational’s initial public offering against certain liabilities, including liabilities under the Securities Act.

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In connection with Aspirational’s initial public offering and the Business Combination, Connaught (UK) Limited acted as a financial advisor to Aspirational. Connaught (UK) Limited is an affiliate of an indirect minority member of the Sponsor but is not an affiliate of Aspirational or the Sponsor or any of their respective directors or officers.

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Parties related to our Sponsor and certain of our officers and directors have advanced funds to us for working capital purposes, including $250,000 as of April 30, 2021. These outstanding advances have been documented in (i) the promissory note, dated as of March 8, 2021, issued by Aspirational to the Sponsor, pursuant to which Aspirational borrowed an aggregate principal amount of $100,000 from the Sponsor, and (ii) the promissory note, dated as of April 30, 2021, issued by Aspirational to the Sponsor, pursuant to which Aspirational borrowed an aggregate principal amount of $150,000 from the Sponsor. The Promissory Notes will bear interest at a rate equal to 2.75% per annum and are unsecured and due and payable in full on the earlier of September 25, 2022 and the date Aspirational consummates its initial business combination. If we do not complete our initial business combination within the required period, we may use a portion of our working capital held outside the trust account to repay such advances and any other working capital advances made to us, but no proceeds held in the trust account would be used to repay such advances and any other working capital advances made to us, and such related party may not be able to recover the value it has loaned us and any other working capital advances it may make.

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Aspirational’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Aspirational’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Aspirational fails to consummate a business combination by September 25, 2022, they will not have any claim against the trust account for reimbursement. Aspirational’s officers and directors, and their affiliates, expect to incur (or guaranty) approximately $20.5 million of transaction expenses (excluding the deferred underwriting commissions of $8.4 million being held in the trust account as of December 31, 2020). Accordingly, Aspirational may not be able to reimburse these expenses if the Business Combination or another business combination, is not completed by such date.

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Pursuant to the Registration Rights Agreement, the Sponsor, Aspirational’s independent directors will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Wheels Up Class A common stock and warrants held by such parties following the consummation of the Business Combination.

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The Proposed Certificate of Incorporation does not contain a provision expressly electing that Wheels Up will not be governed by Section 203 (Delaware’s “interested stockholder” statute) of the DGCL, and therefore, Wheels Up will be subject to Section 203 of the DGCL.

The existence of financial and personal interests of one or more of Aspirational’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aspirational and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Aspirational’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of Aspirational’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
The personal and financial interests of the Sponsor as well as Aspirational’s directors and officers may have influenced their motivation in identifying and selecting WUP as a business combination target, completing an initial business combination with WUP and influencing the operation of the business following the initial business combination. In considering the recommendations of Aspirational’s board of directors to vote for the proposals, its shareholders should consider these interests.
The exercise of Aspirational’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Aspirational’s shareholders’ best interest.
In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require Aspirational to agree to amend the Merger Agreement, to consent to certain actions taken by WUP or to waive rights that Aspirational is entitled to under the Merger Agreement. Such events could arise because of changes in the course of WUP’s businesses or a request by WUP to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement. In any of such circumstances, it would be at Aspirational’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for Aspirational and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Aspirational does not believe there will be any changes or waivers that Aspirational’s directors and executive officers would be likely to make after shareholder approval of the BCA Proposal has been obtained. While certain changes could be made without further shareholder approval, Aspirational will circulate a new or amended proxy statement/prospectus and resolicit Aspirational’s shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the BCA Proposal.
We and WUP will incur significant transaction and transition costs in connection with the Business Combination.
We and WUP have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. We and WUP may also incur additional costs to retain key employees. Certain transaction expenses incurred in connection with the Merger Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid out of the proceeds of the Business Combination or by Wheels Up following the closing of the Business Combination.

The announcement of the proposed Business Combination could disrupt WUP’s relationships with its members, business partners and others.
Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on WUP’s business include the following:
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its employees may experience uncertainty about their future roles, which might adversely affect WUP’s ability to retain and hire key personnel and other employees; and

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members, business partners and other parties with which WUP maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with WUP or fail to renew or extend an existing relationship with WUP.

If either of the aforementioned risks were to materialize, they could lead to significant costs which may impact WUP’s results of operations and cash available to fund its businesses.
Subsequent to consummation of the Business Combination, we may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our share price, which could cause you to lose some or all of your investment.
We cannot assure you that the due diligence conducted in relation to WUP has identified all material issues or risks associated with WUP, its business or the industry in which it competes. Furthermore, we cannot assure you that factors outside of WUP’s and our control will not later arise. As a result of these factors, we may be exposed to liabilities and incur additional costs and expenses and we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even if our due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on our financial condition and results of operations and could contribute to negative market perceptions about our securities or WUP. Additionally, we have no indemnification rights against WUP equityholders under the Merger Agreement and all of the purchase price consideration will be delivered at the Closing.
Accordingly, any shareholders or warrant holders of Aspirational who choose to remain Wheels Up stockholders or warrant holders following the Business Combination could suffer a reduction in the value of their shares and warrants. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our directors or officers of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.
The historical financial results of WUP and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what Wheels Up’s actual financial position or results of operations would have been.
The historical financial results of WUP included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows Wheels Up would have achieved as a combined company during the periods presented or those Wheels Up will achieve in the future. This is primarily the result of the following factors: (i) Wheels Up will incur additional ongoing costs as a result of the Business Combination, including costs related to public company reporting, investor relations and compliance with the Sarbanes-Oxley Act; and (ii) Wheels Up’s capital structure will be different from that reflected in WUP’s historical financial statements. Wheels Up’s financial condition and future results of operations could be materially different from amounts reflected in its historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare Wheels Up’s future results to historical results or to evaluate its relative performance or trends in its business.

Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, Aspirational being treated as the “acquired” company for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of WUP on the date on which the Closing actually occurs (the “Closing Date”) and the number of Aspirational Class A ordinary shares that are redeemed in connection with the Business Combination. Accordingly, such pro forma financial information may not be indicative of Wheels Up’s future operating or financial performance and Wheels Up’s actual financial condition and results of operations may vary materially from Wheels Up’s pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
We have a specified maximum redemption threshold. This redemption threshold may make it more difficult for us to complete the Business Combination as contemplated.
The Merger Agreement provides that WUP’s obligation to consummate the Business Combination is conditioned on, among other things, that as of the Closing, the amount of cash available in the trust account into which substantially all of the proceeds of our initial public offering and private placements of our warrants have been deposited for the benefit of Aspirational, certain of our public shareholders and the underwriters of our initial public offering, after deducting the amount required to satisfy our obligations to our shareholders (if any) that exercise their rights to redeem their Aspirational Class A ordinary shares pursuant to the Cayman Constitutional Documents (but prior to payment of (i) any deferred underwriting commissions being held in the trust account and (ii) any transaction expenses of Aspirational or its affiliates) (the “Trust Amount”) is at least equal to $120 million (the “Minimum Remaining Trust Amount”) (such condition, the “Minimum Trust Condition”).
If the Trust Amount is equal to or greater than the Minimum Remaining Trust Amount, then the Minimum Trust Condition will be deemed to have been satisfied. This condition is for the sole benefit of WUP. There is also a mutual condition that the PIPE Investment Amount be at least $360 million. If such conditions are not met, and such conditions are not waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated. In addition, pursuant to the Cayman Constitutional Documents, in no event will Aspirational redeem public shares in an amount that would cause Wheels Up’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001.
There can be no assurance that WUP could and would waive the Minimum Trust Condition. Furthermore, as provided in the Cayman Constitutional Documents, in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001. If such conditions are not met, and such conditions are not waived under the terms of the Merger Agreement, then the Merger Agreement could terminate and the proposed Business Combination may not be consummated.
If WUP waives the Minimum Trust Condition, the related additional exercise of redemption rights with respect to a large number of our public shareholders may make us unable to take such actions as may be desirable in order to optimize the capital structure of Wheels Up after consummation of the Business Combination, and to execute our strategies and desired operational plans, including potential acquisitions and other cash-intensive strategic initiatives.
The Sponsor may elect to purchase shares or warrants from public shareholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of our securities.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or Aspirational’s securities, the Sponsor, WUP or their respective directors, officers, advisors or affiliates may purchase public shares or warrants from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares or warrants from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or warrants or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of Aspirational’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, WUP or their directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (i) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal, (ii) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (iii) satisfaction of the Minimum Trust Condition, (iv) otherwise limiting the number of public shares electing to redeem and (v) Aspirational’s net tangible assets (as determined in accordance with Rule 3a51-(g)(1) of the Exchange Act) being at least $5,000,001. The purpose of such purchases of public warrants would be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with our initial business combination.
Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares or warrants at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares or warrants by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. In addition, if such purchases are made, the public “float” of our securities and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
We are not registering the shares of Wheels Up Class A common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants and causing such warrants to expire worthless.
We are not registering the shares of Wheels Up Class A common stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. However, under the terms of the Warrant Agreement, we have agreed that, as soon as practicable, but in no event later than 15 business days after the closing of our initial business combination, to use our commercially reasonable efforts to file with the SEC a registration statement covering the issuance of such shares, and we will use our commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of our initial business combination and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Wheels Up Class A common stock until the warrants expire or are redeemed. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current, complete or correct or the SEC issues a stop order. If the shares issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the above requirements, we will be required to permit holders to exercise their warrants on a cashless basis, in which case, the shares of Wheels Up Class A common stock that you will receive upon cashless exercise will be based on a formula subject to a maximum amount of shares equal to 0.361 shares of Wheels Up Class A common stock per warrant (subject to adjustment). However, no warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. Notwithstanding the above, if the Wheels Up Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under applicable state securities laws and no exemption is available. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In such event, holders who acquired their warrants as part of a purchase of units will have paid the full unit purchase price solely for the shares of Wheels Up Class A common stock included in the units. There may be a circumstance where an exemption from registration exists for holders of our private placement warrants to exercise their warrants while a corresponding exemption does not exist for holders of the public warrants. In such an instance, the Sponsor and its permitted transferees (which may include our directors and executive officers) would be able to exercise their warrants and sell the ordinary shares underlying their warrants while holders of our public warrants would not be able to exercise their warrants and sell the underlying ordinary shares. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of Wheels Up Class A common stock for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise their warrants.
If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price per unit in our initial public offering).
Our placing of funds in the trust account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, our management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.
Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of our public shares, if we have not completed our business combination within the required time period, or upon the exercise of a redemption right in connection with our business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.00 per public share initially held in the trust account, due to claims of such creditors.
The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than our independent auditors) for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. The Sponsor may not have sufficient funds available to satisfy those obligations. We have not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the trust account, the funds available for our business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of our directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
If, after we distribute the proceeds in the trust account to our public shareholders, Aspirational files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.
If, after we distribute the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a liquidator could seek to recover all amounts received by our shareholders. In addition, our board of directors may be viewed as having breached its fiduciary duty to our creditors or having acted in bad faith, thereby exposing it and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the trust account to our public shareholders, we file a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law and may be included in our liquidation estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any liquidation claims deplete the trust account, the per share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it were proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover part of or all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying public shareholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

The public shareholders will experience immediate dilution as a consequence of the issuance of Wheels Up Class A common stock as consideration in the Business Combination and the PIPE Investment and due to future issuances pursuant to the 2021 Plan, as part of the Earnout Shares, due to the cash exercise WUP Options and due to the exchange of any WUP Profits Interests for shares of Wheels Up Class A common stock at a level above the intrinsic value of the profits interests immediately after Closing. Having a minority share position may reduce the influence that our current stockholders have on the management of Wheels Up.
It is anticipated that, following the Business Combination, (1) Aspirational’s public shareholders are expected to own approximately 8.8% of the outstanding Wheels Up Class A common stock, (2) WUP equityholders (without taking into account any public shares held by WUP equityholders prior to the consummation of the Business Combination) are expected to own approximately 68.9% of the outstanding Wheels Up common stock, (3) the Sponsor and related parties (including the independent directors of Aspirational) are expected to collectively own approximately 2.2% of the outstanding Wheels Up common stock and (4) the PIPE Investors are expected to own approximately 20.1% of the outstanding Wheels Up common stock. These percentages assume, as of immediately after the Business Combination, (i) none of Aspirational’s current public shareholders exercise their redemption rights in connection with the Business Combination, (ii) (A) the conversion of all WUP Restricted Interests into an award of restricted shares of Wheels Up Class A common stock, with substantially the same vesting and termination-related provisions as the WUP Restricted Interests, (B) the vesting and cashless net-exercise of all Wheels Up Options for shares of Wheels Up Class A common stock at a price per share of Wheels Up Class A common stock of $10.00, (C) the vesting and exchange of all WUP Profits Interests for shares of Wheels Up Class A common stock on the basis of a price per share of Wheels Up Class A common stock of $10.00 and (D) the issuance of shares of Wheels Up Class A common stock as the Merger Consideration pursuant to the Merger Agreement, which, in the case of all shares described in clauses (A)-(D) hereof, in the aggregate equal 188,500,000 shares of Wheels Up Class A common stock, and (iii) Wheels Up issues 55,000,000 shares of Wheels Up Class A common stock to the PIPE Investors pursuant to the PIPE Investment. Such percentages exclude the possible future issuance of any Wheels Up Class A common stock as earnout shares and in connection with the exercise of any Wheels Up warrants. If the actual facts are different from these assumptions, including if Wheels Up Options are cash exercised, or if due to appreciation of Wheels Up Class A common stock following the Business Combination, WUP Profits Interests become exchangeable for a greater amount of shares of Wheels Up Class A common stock, the percentage ownership retained by WUP’s existing shareholders in the combined company will be different. Assuming that all Wheels Up Options are cash exercised and assuming that all WUP Profits Interests were exchanged for shares of Wheels Up Class A common stock without regard to any hurdle amounts, an additional 30,496,210 shares of Wheels Up Class A common stock could be issued. Certain WUP equityholders are also PIPE Investors.
In addition, WUP employees and consultants hold, and after Business Combination, are expected to be granted, equity awards under the 2021 Plan. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of Wheels Up Class A common stock.
The issuance of additional common stock will significantly dilute the equity interests of existing holders of Aspirational securities and may adversely affect prevailing market prices for our units, public shares or public warrants.
Warrants will become exercisable for Wheels Up Class A common stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
Outstanding warrants to purchase an aggregate of 12,521,494 shares of Wheels Up Class A common stock will become exercisable in accordance with the terms of the Warrant Agreement governing those securities. These warrants will become exercisable at any time commencing on the later of 30 days after the completion of the Business Combination and 12 months from the closing of our public offering. The exercise price of these warrants will be $11.50 per share. To the extent such warrants are exercised, additional shares of Wheels Up Class A common stock will be issued, which will result in dilution to the holders of Wheels Up Class A common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of Wheels Up Class A common stock. However, there is no guarantee that the public warrants will ever be in the money prior to their expiration, and as such, the warrants may expire worthless. See the section entitled “— Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment” below.
Even if the Business Combination is consummated, the public warrants may never be in the money, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment.
The warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Aspirational. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of at least 65% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of Wheels Up Class A common stock purchasable upon exercise of a warrant.
We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
We have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant if, among other things, the last reported sale price of Wheels Up Class A common stock for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem the warrants as set forth above even if the holders are otherwise unable to exercise the warrants. Redemption of the outstanding warrants as described above could force you to: (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, we expect would to be substantially less than the market value of your warrants.
None of the private placement warrants will be redeemable by us (subject to limited exceptions) so long as they are held by our Sponsor or its permitted transferees. Wheels Up does not intend to pay cash dividends for the foreseeable future.
In addition, we have the ability to redeem the outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, the last reported sale price of our Wheels Up Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like). In such a case, the holders will be able to exercise their warrants prior to redemption for a number of shares of Wheels Up Class A common stock determined based on the redemption date and the fair market value of our Wheels Up Class A common stock. The value received upon exercise of the warrants (i) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the warrants, including because the number of ordinary shares received is capped at 0.361 shares of Wheels Up Class A common stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants.

Following the Business Combination, Wheels Up currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of Wheels Up’s board of directors and will depend on its financial condition, results of operations, capital requirements and future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.
The NYSE may not list Wheels Up’s securities on its exchange, which could limit investors’ ability to make transactions in Wheels Up’s securities and subject Wheels Up to additional trading restrictions.
In connection with the Business Combination, in order to continue to maintain the listing of our securities on the NYSE, we will be required to demonstrate compliance with the NYSE’s initial listing requirements, which are more rigorous than the NYSE’s continued listing requirements. We will apply to have Wheels Up’s securities listed on the NYSE, to be effective upon consummation of the Business Combination. We cannot assure you that we will be able to meet all initial listing requirements. Even if Wheels Up’s securities are listed on the NYSE, Wheels Up may be unable to maintain the listing of its securities in the future.
If Wheels Up fails to meet the initial listing requirements and the NYSE does not list its securities on its exchange, WUP would not be required to consummate the Business Combination. In the event that WUP elected to waive this condition, and the Business Combination was consummated without Wheels Up’s securities being listed on the NYSE or on another national securities exchange, Wheels Up could face significant material adverse consequences, including:
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a limited availability of market quotations for Wheels Up’s securities;

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reduced liquidity for Wheels Up’s securities;

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a determination that Wheels Up Class A common stock is a “penny stock” which will require brokers trading in Wheels Up Class A common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Wheels Up’s securities;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If Wheels Up’s securities were not listed on the NYSE, such securities would not qualify as covered securities and we would be subject to regulation in each state in which we offer our securities because states are not preempted from regulating the sale of securities that are not covered securities.
Aspirational’s and WUP’s ability to consummate the Business Combination may be materially adversely affected by COVID-19.
The parties will be required to consummate the Business Combination even if WUP, its business, financial condition and results of operations are materially affected by COVID-19. The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if WUP is unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, WUP’s ability to consummate the Business Combination and Wheels Up’s financial condition and results of operations following the Business Combination may be materially adversely affected. Each of WUP and Wheels Up may also incur additional costs due to delays caused by COVID-19, which could adversely affect Wheels Up’s financial condition and results of operations.
Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.
On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing our warrants. As a result of the SEC Statement, we reevaluated the accounting treatment of our 7,991,544 public warrants and 4,529,950 private placement warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.
As a result, included on our balance sheets as of March 31, 2021 and December 31, 2020 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within our warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.
We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of our financial statements or cause us to fail to meet our reporting obligations in the event the business combination is not consummated.
The SEC rules define a material weakness as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of a registrant’s financial statements will not be prevented, or detected and corrected on a timely basis. In connection with an audit of our financial statements for the year ended December 31, 2020, we identified a defined material weakness in our internal control over financial reporting due to a lack of controls to identify and record expenses that require accrual to ensure liabilities in the financial statements are reported completely and accurately.
Additionally, following the issuance of the SEC Statement, on May 4, 2021, after consultation with our independent registered public accounting firm, our management and our audit committee concluded that, in light of the SEC Statement, it was appropriate to restate (i) certain items on our previously issued audited balance sheet as of September 25, 2020, which was related to our initial public offering, (ii) our unaudited quarterly financial statements as of September 30, 2020 and for the period from July 7, 2020 (inception) through September 30, 2020 and (iii) our audited financial statements as of December 31, 2020 and for the period from July 7, 2020 (inception) through December 31, 2020 (collectively, the “Restatement”). See “ — Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.” Due solely to the events that led to the Restatement, we have concluded that we have an additional material weakness in our internal controls over financial reporting.
We continue to evaluate steps to enhance our internal controls over financial reporting and to remediate the material weaknesses. These remediation measures may be time consuming and costly and there is no assurance that we will be successful in remediating the material weaknesses.
Effective internal controls are necessary for us to provide reliable financial statements and prevent fraud. If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

We and, following the Business Combination, Wheels Up, may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.
Following the issuance of the SEC Statement, after consultation with our independent registered public accounting firm, our management and our audit committee concluded that it was appropriate to restate (i) certain items on our previously issued audited balance sheet as of September 25, 2020, which was related to our initial public offering, (ii) our unaudited quarterly financial statements as of September 30, 2020 and for the period from July 7, 2020 (inception) through September 30, 2020 and (iii) our audited financial statements as of December 31, 2020 and for the period from July 7, 2020 (inception) through December 31, 2020. See “— Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.” Due solely to the events that led to the Restatement, we have concluded that we have an additional defined material weakness in our internal controls over financial reporting.
As a result of such material weakness, the Restatement, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, we and, following the Business Combination, Wheels Up, face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the Restatement and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this proxy statement/prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or our ability to complete the Business Combination and related transactions.
Additional Risks Related to Ownership of Wheels Up Common Stock Following the Business Combination and Wheels Up Operating as a Public Company
The price of Wheels Up’s common stock and warrants may be volatile.
Upon consummation of the Business Combination, the price of Wheels Up Class A common stock as well as Wheels Up warrants may fluctuate due to a variety of factors, including:
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changes in the industries in which Wheels Up and its customers operate;

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developments involving Wheels Up’s competitors;

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changes in laws and regulations affecting its business;

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variations in its operating performance and the performance of its competitors in general;

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actual or anticipated fluctuations in Wheels Up’s quarterly or annual operating results;

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publication of research reports by securities analysts about Wheels Up or its competitors or its industry;

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the public’s reaction to Wheels Up’s press releases, its other public announcements and its filings with the SEC;

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actions by stockholders, including the sale by the PIPE Investors of any of their shares of our common stock;

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additions and departures of key personnel;

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commencement of, or involvement in, litigation involving the combined company;

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changes in its capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of shares of Wheels Up Class A common stock available for public sale; and

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general economic and political conditions, such as the effects of the COVID-19 outbreak, recessions, interest rates, local and national elections, fuel prices, international currency fluctuations, corruption, political instability and acts of war or terrorism.

These market and industry factors may materially reduce the market price of Wheels Up Class A common stock and warrants regardless of the operating performance of Wheels Up.
Wheels Up does not intend to pay cash dividends for the foreseeable future.
Following the Business Combination, Wheels Up currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of Wheels Up’s board of directors and will depend on its financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as its board of directors deems relevant.
If analysts do not publish research about Wheels Up’s business or if they publish inaccurate or unfavorable research, Wheels Up’s stock price and trading volume could decline.
The trading market for the common stock of Wheels Up will depend in part on the research and reports that analysts publish about its business. WUP does not have any control over these analysts. If one or more of the analysts who cover Wheels Up downgrade its common stock or publish inaccurate or unfavorable research about its business, the price of its common stock would likely decline. If few analysts cover Wheels Up, demand for its common stock could decrease and its common stock price and trading volume may decline. Similar results may occur if one or more of these analysts stop covering Wheels Up in the future or fail to publish reports on it regularly.
Wheels Up may be subject to securities litigation, which is expensive and could divert management attention.
The market price of Wheels Up’s common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Wheels Up may be the target of this type of litigation in the future. Securities litigation against Wheels Up could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.
Future resales of common stock after the consummation of the Business Combination may cause the market price of Wheels Up’s securities to drop significantly, even if Wheels Up’s business is doing well.
Pursuant to the Registration Rights Agreement, after the consummation of the Business Combination and subject to certain exceptions, the Sponsor, Aspirational’s independent directors and certain WUP equityholders will be contractually restricted from selling or transferring any of its shares of Wheels Up Class A common stock (and any equity securities convertible into or exercisable or exchangeable for shares of Wheels Up Class A common stock) held by the Sponsor and the applicable former WUP equityholders immediately following the Closing and the Earnout Shares and Wheels Up EO Units (but not including shares purchased in the public market or in the PIPE Investment) (the “Lock-up Shares”), in each case until the earlier of (i) the date that is 180 days after the Closing Date and (ii) (a) for 33.33% of the Lock-up Shares held by each of the parties thereto (and their respective permitted transferees), the date which the VWAP (as defined in the Merger Agreement) of Wheels Up Class A common stock equals or exceeds $12.50 per share (subject to adjustment) for any 20 trading days within any 30-trading day period commencing at least 30 days after the Closing Date and (b) for an additional 50% of the Lock-up Shares held by each of the parties thereto (and their respective permitted transferees), the date which the VWAP of Wheels Up Class A common stock equals or exceeds $15.00 per share (subject to adjustment) for any 20 trading days within any 30-trading day period commencing at least 30 days after the Closing Date. The lock-up provisions in the Registration Rights Agreement supersede the lock-up provisions set forth in Section 7 of that certain letter agreement, dated as of September 22, 2020, by and among Aspirational, the Sponsor, and each of the other parties thereto (the “Insider Letter”) which provisions in Section 7 of the Insider Letter shall be of no further force or effect as of the date of the Registration Rights Agreement.
However, following the expiration of such lock-up, the Sponsor, Aspirational’s independent directors and the applicable WUP equityholders will not be restricted from selling the Lock-Up Shares held by them, other than by applicable securities laws. Additionally, the PIPE Investors will not be restricted from selling any of the shares of Wheels Up Class A common stock acquired in the PIPE Investment following the closing of the Business Combination, and the WUP equityholders that are not subject to lock-up restrictions will not be restricted from selling any of the shares of Wheels Up Class A common stock acquired in the Business Combination, in each case other than by applicable securities laws. As such, sales of a substantial number of shares of Wheels Up Class A common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Wheels Up Class A common stock. Upon completion of the Business Combination, the Sponsor and the applicable WUP equityholders (not including the shares of Wheels Up Class A common stock issued in the PIPE Investment pursuant to the terms of the PIPE Subscription Agreements and including the WUP equity interests reserved in respect of WUP Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Wheels Up Class A common stock) that are subject to lock-up restrictions will collectively own approximately 43% of the outstanding shares of Wheels Up common stock, assuming that no public shareholders redeem their public shares in connection with the Business Combination and based on the other assumptions described under the section entitled “— The public shareholders will experience immediate dilution as a consequence of the issuance of Wheels Up Class A common stock as consideration in the Business Combination and the PIPE Investment and due to future issuances pursuant to the 2021 Plan. Having a minority share position may reduce the influence that our current stockholders have on the management of Wheels Up” above. Assuming redemption of approximately 49.9% public shares are redeemed in connection with the Business Combination, in the aggregate, the ownership of the Sponsor and the applicable WUP equityholders would rise to 45% of the outstanding shares of Wheels Up common stock (not including the shares of Wheels Up Class A common stock issued in the PIPE Investment pursuant to the terms of the PIPE Subscription Agreements and including the WUP equity interests reserved in respect of WUP Awards outstanding as of immediately prior to the Closing that will be converted into awards based on Wheels Up Class A common stock).
The shares held by Sponsor, Aspirational’s independent directors and the WUP equityholders that are subject to lock-up restrictions may be sold after the expiration of the applicable lock-up period under the Registration Rights Agreement. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in Wheels Up’s share price or the market price of Wheels Up Class A common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources and increase the time and costs of completing a business combination.
The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because WUP is not currently subject to Section 404 of the Sarbanes-Oxley Act. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of WUP as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to Wheels Up after the Business Combination. If we are not able to implement the requirements of Section 404, including any additional requirements once we are no longer an emerging growth company, in a timely manner or with adequate compliance, we may not be able to assess whether its internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of Wheels Up Class A common stock. Additionally, once we are no longer an emerging growth company, we may be required to comply with the independent registered public accounting firm attestation requirement on our internal control over financial reporting.
We have identified a material weakness in our internal control over financial reporting relating to our accounting for our outstanding warrants. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner
On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued the SEC Statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies. Following the issuance of the SEC statement, on May 4, 2021, Aspirational concluded that it was appropriate to restate (i) certain items on Aspirational’s previously issued audited balance sheet as of September 25, 2020, which was related to our initial public offering, (ii) Aspirational’s unaudited quarterly financial statements as of September 30, 2020 and for the period from July 7, 2020 (inception) through September 30, 2020 and (iii) Aspirational’s audited financial statements as of December 31, 2020 and for the period from July 7, 2020 (inception) through December 31, 2020 (collectively, the “Restatement”), and due solely to the events that led to the Restatement, Aspirational identified an additional material weakness in its internal control over financial reporting. As the accounting acquirer in the Business Combination, we will inherit this material weakness and the warrants. See “Risks Related to the Business Combination and Aspirational — We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, which may result in material misstatements of our financial statements or cause us to fail to meet our reporting obligations in the event the business combination is not consummated” and “Risks Related to the Business Combination and Aspirational — Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.”
We and, following completion of the Business Combination, Wheels Up cannot assure you that there will not be additional material weaknesses in its internal control over financial reporting. Any failure to maintain internal control over financial reporting could inhibit Wheels Up’s ability to report its financial condition, results of operations or cash flows in an accurate and timely manner. In the future, if Wheels Up is unable to conclude that its internal control over financial reporting is effective, or if its independent registered public accounting firm determines that Wheels Up has a material weakness in its internal control over financial reporting, investors may lose confidence in the accuracy and completeness of its financial reports, the market price of its common stock could decline, and it could be subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities. Failure to remedy any material weakness in Wheels Up’s internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict its future access to the capital markets.
The obligations associated with being a public company will involve significant expenses and will require significant resources and management attention, which may divert from Wheels Up’s business operations.
As a public company, Wheels Up will become subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires the filing of annual, quarterly and current reports with respect to a public company’s business and financial condition. The Sarbanes-Oxley Act requires, among other things, that a public company establish and maintain effective internal control over financial reporting. As a result, Wheels Up will incur significant legal, accounting and other expenses that WUP did not previously incur. Wheels Up’s entire management team and many of its other employees will need to devote substantial time to compliance and may not effectively or efficiently manage its transition into a public company.
These rules and regulations will result in Wheels Up incurring substantial legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations will likely make it more difficult and more expensive for Wheels Up to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for Wheels Up to attract and retain qualified people to serve on its board of directors, its board committees or as executive officers.
We are currently an emerging growth company within the meaning of the Securities Act, and to the extent we have taken advantage of certain exemptions from disclosure requirements available to emerging growth companies or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are currently an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the

Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
If we cease to be an emerging growth company, we will no longer be able to take advantage of certain exemptions from reporting, and, absent other exemptions or relief available from the SEC, we will also be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We will incur additional expenses in connection with such compliance and our management will need to devote additional time and effort to implement and comply with such requirements.
Risks Relating to the Consummation of the Domestication
The Domestication may result in adverse tax consequences for holders of Aspirational Class A ordinary shares and warrants.
U.S. Holders (as defined in the section entitled “U.S. Federal Income Tax Considerations”) may be subject to U.S. federal income tax as a result of the Domestication. Because the Domestication will occur immediately prior to the redemption of Aspirational Class A ordinary shares, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of the Domestication. Additionally, non-U.S. Holders (as defined in the section entitled “U.S. Federal Income Tax Considerations” below) may become subject to withholding tax on any amounts treated as dividends paid on Wheels Up Class A common stock after the Domestication.
A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) Aspirational Class A ordinary shares with a fair market value of less than $50,000 will not recognize any gain or loss and will not be required to include any part of our earnings in income pursuant to the Domestication. A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) Aspirational Class A ordinary shares with a fair market value of $50,000 or more, but less than 10% of the total combined voting power of all classes of Aspirational stock entitled to vote and less than 10% or more of the total value of all classes of Aspirational stock, will generally recognize gain (but not loss) in respect of the Domestication as if such U.S. Holder exchanged its Aspirational Class A ordinary shares for Wheels Up Class A common stock in a taxable transaction, unless such U.S. Holder elects in accordance with applicable Treasury Regulations to include in income as a deemed dividend “all earnings and profits amount” (as defined in the Treasury Regulations under Section 367 of the Code) attributable to the Aspirational Class A ordinary shares held directly by such U.S. Holder. A U.S. Holder who on the day of the Domestication beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of Aspirational stock entitled to vote or 10% or more of the total value of all classes of Aspirational stock, will generally be required to include in income as a deemed dividend “all earnings and profits amount” (as defined in the Treasury Regulations) attributable to the Aspirational Class A ordinary shares held directly by such U.S. Holder.
Additionally, proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code, which generally require that a U.S. person who disposes of stock of a PFIC (which, for this purpose, includes exchanging warrants for newly issued warrants in the Domestication) must recognize gain equal to the excess of the fair market value of such PFIC stock over its adjusted tax basis, notwithstanding any other provision of the Code. Because we are a blank check company with no current active business, we believe that it is likely that Aspirational is classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of Aspirational Class A ordinary shares to recognize gain on the exchange of Aspirational Class A ordinary shares for Wheels Up Class A common stock pursuant to the Domestication unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Aspirational Class A ordinary shares. Proposed Treasury Regulations, if finalized in their current form, would also apply to a U.S. Holder who exchanges Aspirational warrants for newly issued Wheels Up warrants; currently, however, the election mentioned above is not available with respect to Aspirational warrants (for discussion regarding the unclear application of the PFIC rules to Aspirational warrants, see the section entitled “U.S. Federal income Tax Considerations — PFIC Considerations”). Any gain recognized from the application of the PFIC rules described above would be taxable income with no corresponding receipt of cash. The tax on any such gain would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of Aspirational. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply.
Upon consummation of the Business Combination, the rights of holders of Wheels Up Class A common stock arising under the DGCL as well as Proposed Organizational Documents will differ from and may be less favorable to the rights of holders of Aspirational Class A ordinary shares arising under the Cayman Islands Companies Act as well as our current memorandum and articles of association.
Upon consummation of the Business Combination, the rights of holders of Wheels Up Class A common stock will arise under the Proposed Organizational Documents as well as the DGCL. Those new organizational documents and the DGCL contain provisions that differ in some respects from those in our current memorandum and articles of association and the Cayman Islands Companies Act and, therefore, some rights of holders of Wheels Up Class A common stock could differ from the rights that holders of Aspirational Class A ordinary shares currently possess. For instance, while class actions are generally not available to shareholders under Cayman Islands Companies Act, such actions are generally available under the DGCL. This change could increase the likelihood that Wheels Up becomes involved in costly litigation, which could have a material adverse effect on Wheels Up.
In addition, there are differences between the new organizational documents of Wheels Up and the current constitutional documents of Aspirational. For a more detailed description of the rights of holders of Wheels Up Class A common stock and how they may differ from the rights of holders of Aspirational Class A ordinary shares, see the section entitled “Comparison of Corporate Governance and Shareholder Rights.” The forms of the Proposed Certificate of Incorporation and the Proposed Bylaws of Wheels Up are attached as Annex C and Annex D, respectively, to this proxy statement/prospectus and we urge you to read them.
Delaware law and Wheels Up’s Proposed Organizational Documents contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
The Proposed Organizational Documents that will be in effect upon consummation of the Business Combination, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of Wheels Up Class A common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of Wheels Up’s board of directors or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Organizational Documents include provisions regarding:
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providing for a classified board of directors with staggered, three-year terms;

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the ability of Wheels Up’s board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

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the Proposed Certificate of Incorporation prohibits cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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the limitation of the liability of, and the indemnification of, Wheels Up’s directors and officers;

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the ability of Wheels Up’s board of directors to amend the bylaws, which may allow Wheels Up’s board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt; and

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advance notice procedures with which stockholders must comply to nominate candidates to Wheels Up’s board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in Wheels Up’s board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Wheels Up. These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in Wheels Up’s board of directors or management.

The provisions of the Proposed Certificate of Incorporation requiring exclusive forum in the Court of Chancery of the State of Delaware for certain types of lawsuits may have the effect of discouraging certain lawsuits, including derivative lawsuits and lawsuits against our directors and officers, by limiting plaintiffs’ ability to bring a claim in a judicial forum that they find favorable.
Wheels Up’s Proposed Certificate of Incorporation provides that, to the fullest extent permitted by law, and unless Wheels Up consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that such court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for any claims made by any stockholder (including a beneficial owner) for (i) any derivative action or proceeding brought on Wheels Up’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Wheels Up to Wheels Up or Wheels Up’s stockholders, (iii) any action asserting a claim against Wheels Up, its directors, officers or employees arising pursuant to any provision of the DGCL or the Proposed Bylaws or the Proposed Certificate of Incorporation (as either may be amended from time to time), (iv) any action asserting a claim against Wheels Up, its directors, officers or employees governed by the internal affairs doctrine or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. Notwithstanding the foregoing, the Proposed Certificate of Incorporation provides that the general exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act. Instead, the Proposed Certificate of Incorporation provides that federal district courts will be the sole and exclusive forum for claims under the Securities Act. In addition, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.
These provisions may have the effect of discouraging certain lawsuits, including derivative lawsuits and lawsuits against the directors and officers of Wheels Up, by limiting plaintiffs’ ability to bring a claim in a judicial forum that they find favorable. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against Wheels Up, a court could find the choice of forum provisions contained in the proposed certificate of incorporation to be inapplicable or unenforceable in such action.
Wheels Up’s Proposed Organizational Documents include provisions limiting voting by non-U.S. Citizens.
To comply with restrictions imposed by federal law on foreign ownership of U.S. airlines, the Proposed Certificate of Incorporation and the Proposed Bylaws restrict voting of shares of Wheels Up capital stock by non-U.S. Citizens. The restrictions imposed by federal law currently require that no more than 25% of Wheels Up’s stock be voted, directly or indirectly, by persons who are not U.S. Citizens, and that Wheels Up’s chief executive officer, president, at least two-thirds of Wheels Up’s officers and at least two-thirds of the members of the Wheels Up board of directors be U.S. Citizens. The Proposed Bylaws provide that if the number of shares of capital stock owned or controlled by non-U.S. Citizens exceed 25% of the voting power of Wheels Up capital stock (the “Ownership Threshold”), the voting rights of the capital stock owned or controlled by non-U.S. Citizens and not registered on a separate stock record (the “Foreign Stock Record”) at the time of any vote or action will be suspended. The suspension of voting power will be terminated upon the earlier of (i) the shares are transferred to a U.S. Citizen and (ii) the registration of the shares on the Foreign Stock Record.
The Foreign Stock Record will be maintained by Wheels Up’s transfer agent. It will be the duty of each stockholder that is not a U.S. Citizen to register his, her or its shares of capital stock as a non-U.S. Citizen. Wheels Up and its transfer agent will not permit the number of shares entered on the Foreign Stock Exchange to exceed the Ownership Threshold. If the number of shares on the Foreign Stock Record exceeds the Ownership Threshold, each stockholder with capital stock registered on the Foreign Stock Record will have their voting rights suspended on a pro rata basis such that the voting rights afforded to the stock registered on the Foreign Stock Record is equal to the Ownership Threshold. The voting rights will be reinstated once the voting rights of the capital stock registered on the Foreign Stock Record does not exceed the Ownership Threshold, not taking into consideration the pro rata reduction.
Risks if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Domestication, our board of directors will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.
Our board of directors is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve each of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, our board of directors will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Risks if the Domestication and the Business Combination are not Consummated
If we are not able to complete the Business Combination with WUP by September 25, 2022 nor able to complete another business combination by such date, in each case, as such date may be further extended pursuant to the Cayman Constitutional Documents, we would cease all operations except for the purpose of winding up and we would redeem our Class A ordinary shares and liquidate the trust account, in which case our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.
Our ability to complete our initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. For example, the outbreak of COVID-19 continues to grow in the United States and, while the extent of the impact of the outbreak on Aspirational will depend on future developments, it could limit our ability to complete our initial business combination, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to us or at all.
If Aspirational is not able to complete the Business Combination with WUP by September 25, 2022, nor able to complete another business combination by such date, in each case, as such date may be extended pursuant to Aspirational’s Cayman Constitutional Documents, Aspirational will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Aspirational’s remaining shareholders and its board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. In such case, our public shareholders may only receive approximately $10.00 per share and our warrants will expire worthless.
You will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares and/or public warrants, potentially at a loss.
Our public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of (i) our completion of an initial business combination (including the Closing), and then only in connection with those public shares that such public shareholder properly elected to redeem, subject to certain limitations; (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents to (A) modify the substance and timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the public shares if we do not complete a business combination by September 25, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity; and (iii) the redemption of the public shares if we have not completed an initial business combination by September 25, 2022, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of public warrants will not have any right to the proceeds held in the trust account with respect to the public warrants. Accordingly, to liquidate your investment, you may be forced to sell your public shares and/or public warrants, potentially at a loss.
If we have not completed our initial business combination, our public shareholders may be forced to wait until after September 25, 2022 before redemption from the trust account.
If we have not completed our initial business combination by September 25, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), we will distribute the aggregate amount then on deposit in the trust account (less up to $100,000 of the net interest to pay dissolution expenses and which interest shall be net of taxes payable), pro rata to our public shareholders by way of redemption and cease all operations except for the purposes of winding up of our affairs, as further described in this proxy statement/prospectus. Any redemption of public shareholders from the trust account shall be affected automatically by function of the Cayman Constitutional Documents prior to any voluntary winding up. If we are required to wind-up, liquidate the trust account and distribute such amount therein, pro rata, to our public shareholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the Cayman Islands Companies Act. In that case, investors may be forced to wait beyond September 25, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), before the redemption proceeds of the trust account become available to them, and they receive the return of their pro rata portion of the proceeds from the trust account. We have no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, we consummate our initial business combination or amend certain provisions of our Cayman Constitutional Documents and only then in cases where investors have properly sought to redeem their public shares. Only upon our redemption or any liquidation will public shareholders be entitled to distributions if we have not completed our initial business combination within the required time period and do not amend certain provisions of our Cayman Constitutional Documents prior thereto.
If the net proceeds of our initial public offering not being held in the trust account are insufficient to allow us to operate through to September 25, 2022 and we are unable to obtain additional capital, we may be unable to complete our initial business combination, in which case our public shareholders may only receive $10.00 per share, and our warrants will expire worthless.
As of March 31, 2021, Aspirational had cash of $62,393 held outside the trust account, which is available for use by us to cover the costs associated with identifying a target business and negotiating a business combination and other general corporate uses. In addition, as of March 31, 2021, Aspirational had total current liabilities of $4,339,056.
The funds available to us outside of the trust account may not be sufficient to allow us to operate until September 25, 2022, assuming that our initial business combination is not completed during that time. Of the funds available to us, we could use a portion of the funds available to us to pay fees to consultants to assist us with our search for a target business. We could also use a portion of the funds as a down payment or to fund a “no-shop” provision (a provision in letters of intent designed to keep target businesses from “shopping” around for transactions with other companies on terms more favorable to such target businesses) with respect to a particular proposed business combination, although we do not have any current intention to do so. If we entered into a letter of intent where we paid for the right to receive exclusivity from a target business and were subsequently required to forfeit such funds (whether as a result of our breach or otherwise), we might not have sufficient funds to continue searching for, or conduct due diligence with respect to, a target business.
If we are required to seek additional capital, we would need to borrow funds from the Sponsor, members of our management team or other third parties to operate or may be forced to liquidate. Neither the members of our management team nor any of their affiliates are under any further obligation to advance funds to Aspirational in such circumstances. Any such advances would be repaid only from funds held outside the trust account or from funds released to us upon completion of our initial business combination. If we are unable to obtain additional financing, we may be unable to complete our initial business combination. If we are unable to complete our initial business combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the trust account. Consequently, our public shareholders may only receive approximately $10.00 per share on our redemption of the public shares and the public warrants will expire worthless.

EXTRAORDINARY GENERAL MEETING OF ASPIRATIONAL
General
Aspirational is furnishing this proxy statement/prospectus to our shareholders as part of the solicitation of proxies by our board of directors for use at the extraordinary general meeting of Aspirational to be held on                 , 2021, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to our shareholders on or about                 , 2021 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides our shareholders with information they need to know to be able to vote or instruct their vote to be cast at the extraordinary general meeting.
Date, Time and Place
The extraordinary general meeting will be held on                 , 2021, at                 , Eastern Time, at                 , or virtually via live webcast at https://www.cstproxy.com/aspconsumer/sm2021, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.
Purpose of the Aspirational Extraordinary General Meeting
At the extraordinary general meeting, Aspirational is asking holders of ordinary shares to:
•
consider and vote upon a proposal to approve by ordinary resolution and adopt the Merger Agreement, which is attached to this proxy statement/prospectus statement as Annex A and Annex A-I, pursuant to which, among other things, following the Domestication of Aspirational to the State of Delaware, (i) the Blockers will simultaneously merge with and into the respective Blocker Merger Subs, with the Blockers surviving each merger as wholly owned subsidiaries of Aspirational, (ii) thereafter, the surviving Blockers will simultaneously merge with and into Blocker Sub, with Blocker Sub surviving each merger, and (iii) thereafter, Merger Sub will merge with and into WUP, with WUP surviving the merger, with Aspirational as its managing member, in each case in accordance with the terms and subject to the conditions of the Merger Agreement, as more fully described elsewhere in this proxy statement/prospectus (the “BCA Proposal”);

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consider and vote upon a proposal to approve by special resolution, assuming the BCA Proposal is approved and adopted, the change of Aspirational’s jurisdiction by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication Proposal”);

•
consider and vote upon the following four separate proposals (collectively, the “Organizational Documents Proposals”) to approve by special resolution, assuming the BCA Proposal and the Domestication Proposal are approved and adopted, the following material differences between the Cayman Constitutional Documents and the Proposed Organizational Documents:

(A)
to authorize the change in the authorized capital stock of Aspirational from 500,000,000 Aspirational Class A ordinary shares, 50,000,000 Aspirational Class B ordinary shares and 5,000,000 Aspirational preferred shares to 2,500,000,000 shares of Wheels Up Class A common stock, and 25,000,000 shares of Wheels Up preferred stock (“Organizational Documents Proposal A”);

(B)
to authorize the board of directors of Wheels Up to issue any or all shares of Wheels Up preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the board of directors of Wheels Up and as may be permitted by the DGCL (“Organizational Documents Proposal B”);

(C)
to provide that the board of directors of Wheels Up be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term (“Organizational Documents Proposal C”); and

(D)
to authorize all other changes in connection with the replacement of the Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the corporate name from “Aspirational Consumer Lifestyle Corp.” to “Wheels Up Experience Inc.” in connection with the Business Combination, (ii) making Wheels Up’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation, (iv) restricting the ability of persons that are not “Citizens of the United States” to own more than 25% of the voting power of Wheels Up, (v) being subject to the provisions of Section 203 of the DGCL and (vi) removing certain provisions related to Aspirational’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which Aspirational’s board of directors believes is necessary to adequately address the needs of Wheels Up after the Business Combination (“Organizational Documents Proposal D”);

•
consider and vote upon a proposal to approve by ordinary resosultion, to elect 11 directors of Wheels Up (the “Director Election Proposal”);

•
consider and vote upon a proposal to approve by ordinary resolution, for purposes of complying with the applicable provisions of Section 312.03 of the NYSE Listed Company Manual, the issuance of shares of Wheels Up Class A common stock to (i) the PIPE Investors pursuant to the PIPE Investment and (ii) the WUP equityholders pursuant to the Merger Agreement (the “Stock Issuance Proposal”);

•
consider and vote upon a proposal to approve by ordinary resolution, the 2021 Long-Term Incentive Plan (the “2021 Plan”) (the “Equity Incentive Plan Proposal” and, collectively with the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal, the “Condition Precedent Proposals”);

•
consider and vote upon a proposal to approve by ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting (we refer to this as the “Adjournment Proposal”).

Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.
Recommendation of Aspirational Board of Directors
Aspirational’s board of directors believes that the BCA Proposal and the other proposals to be presented at the extraordinary general meeting are in the best interest of Aspirational’s shareholders and unanimously recommends that its shareholders vote “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting.
The existence of financial and personal interests of one or more of Aspirational’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aspirational and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Aspirational’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of Aspirational’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.
Record Date; Who is Entitled to Vote
Aspirational shareholders will be entitled to vote or direct votes to be cast at the extraordinary general meeting if they owned ordinary shares at the close of business on May 24, 2021, which is the “record date”

for the extraordinary general meeting. Shareholders will have one vote for each ordinary share owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Aspirational warrants do not have voting rights. As of the close of business on the record date, there were 29,968,290 ordinary shares issued and outstanding, of which 23,974,632 were issued and outstanding public shares.
The Sponsor and each director of Aspirational holding Aspirational ordinary shares have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor (including Aspirational’s independent directors) owns 20% of the issued and outstanding ordinary shares.
Quorum
A quorum of Aspirational shareholders is necessary to hold a valid meeting. A quorum will be present at the extraordinary general meeting if the holders of a majority of the issued and outstanding ordinary shares entitled to vote at the extraordinary general meeting are represented in person or by proxy. As of the record date for the extraordinary general meeting, 14,984,146 ordinary shares would be required to achieve a quorum.
Abstentions and Broker Non-Votes
Proxies that are marked “abstain” will be treated as shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares voted on the matter. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe all the proposals presented to the shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction and there will not be any broker non-votes at the extraordinary general meeting. Proxies relating to “street name” shares that are returned to Aspirational but marked by brokers as “not voted” will not be treated as shares present for purposes of determining the presence of a quorum on all matters and they will not be treated as shares voted on the matter.
Vote Required for Approval
The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting.
The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Domestication Proposal is conditioned on the approval of the BCA Proposal. Therefore, if the BCA Proposal is not approved, the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of each of the Organizational Documents Proposals requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Each of the Organizational Documents Proposals is conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of the BCA Proposal. Therefore, if the BCA Proposal and the Domestication Proposal are not approved, the Organizational Documents Proposals will have no effect, even if approved by holders of ordinary shares.

The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Director Election Proposal is conditioned on the approval of the Organizational Documents Proposals, and, therefore, also conditioned on approval of the BCA Proposal and the Domestication Proposal. Therefore, if the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals are not approved, the Director Election Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Stock Issuance Proposal is conditioned on the approval of the Director Election Proposal, and, therefore, also conditioned on approval of the BCA Proposal, the Domestication Proposal and the Organizational Documents Proposals. Therefore, if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Election Proposal are not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Equity Incentive Plan Proposal is conditioned on the approval of the Stock Issuance Proposal, and, therefore, also conditioned on approval of the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Election Proposal. Therefore, if the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal and the Stock Issuance Proposal are not approved, the Equity Incentive Plan Proposal will have no effect, even if approved by holders of ordinary shares.
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. The Adjournment Proposal is not conditioned upon any other proposal.
Voting Your Shares
Each Aspirational ordinary share that you own in your name entitles you to one vote. Your proxy card shows the number of ordinary shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
There are two ways to vote your ordinary shares at the extraordinary general meeting:
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You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Aspirational’s board of directors “FOR” the BCA Proposal, “FOR” the Domestication Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Director Election Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Equity Incentive Plan Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the extraordinary general meeting. Votes received after a matter has been voted upon at the extraordinary general meeting will not be counted.

•
You can attend the extraordinary general meeting and vote in person. You will receive a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a valid legal proxy from the broker, bank or other nominee. That is the only way Aspirational can be sure that the broker, bank or nominee has not already voted your shares.

Revoking Your Proxy
If you are a Aspirational shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
•
you may send another proxy card with a later date; you may notify Aspirational’s Chief Executive Officer in writing before the extraordinary general meeting that you have revoked your proxy; or

•
you may attend the extraordinary general meeting, revoke your proxy, and vote in person or online, as indicated above.

Who Can Answer Your Questions About Voting Your Shares
If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares, you may call Morrow, Aspirational’s proxy solicitor, by calling (800) 662-5200 or banks and brokers can call collect at (203) 658-9400, or by emailing ASPL.info@investor.morrowsodali.com.
Redemption Rights
Pursuant to the Cayman Constitutional Documents, a public shareholder may request of Aspirational that Wheels Up redeem all or a portion of its public shares for cash if the Business Combination is consummated. As a holder of public shares, you will be entitled to receive cash for any public shares to be redeemed only if you:
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(i) hold public shares, or (ii) if you hold public shares through units, you elect to separate your units into the underlying public shares and public warrants prior to exercising your redemption rights with respect to the public shares;

•
submit a written request to Continental, Aspirational’s transfer agent, that Wheels Up redeem all or a portion of your public shares for cash; and

•
deliver your public shares to Continental, Aspirational’s transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to                 , Eastern Time, on                 , 2021 (two business days before the extraordinary general meeting) in order for their shares to be redeemed.
Therefore, the election to exercise redemption rights occurs prior to the Domestication and the redemption is with respect to the Wheels Up public shares that an electing public shareholder holds after the Domestication. For the purposes of Article 49.3 of Aspirational’s memorandum and articles of association and the Cayman Islands Companies Act, the exercise of redemption rights shall be treated as an election to have such public shares repurchased for cash and references in this proxy statement/prospectus to “redemption” or “redeeming” shall be interpreted accordingly. Immediately following the Domestication and the consummation of the Business Combination, Wheels Up shall satisfy the exercise of redemption rights by redeeming the corresponding public shares issued to the public shareholders that validly exercised their redemption rights.
Holders of units must elect to separate the units into the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying public shares and public warrants, or if a holder holds units registered in its own name, the holder must contact Continental, Aspirational’s transfer agent, directly and instruct them to do so. Public shareholders may elect to redeem all or a portion of the public shares held by them, regardless of if or how they vote in respect of the BCA Proposal. If the Business Combination is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public shareholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, Aspirational’s transfer agent, Wheels Up will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of March 31, 2021, this would have amounted to approximately $10.00 per issued and outstanding public share. If a public shareholder exercises its redemption rights in full, then it will be electing to exchange its public shares for cash and will no longer own public shares. The redemption takes place following the Domestication and, accordingly, it is shares of Wheels Up Class A common stock that will be redeemed immediately after consummation of the Business Combination.
If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Wheels Up public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC (deposit withdrawal at custodian) system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed business combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
Any request for redemption, once made by a holder of public shares, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Aspirational’s consent, until the time the vote is taken with respect to the BCA Proposal at the extraordinary general meeting. If you deliver your shares for redemption to Continental, Aspirational’s transfer agent, and later decide within the required timeframe not to elect redemption, you may request that Aspirational’s transfer agent return the shares (physically or electronically) to you. You may make such request by contacting Continental, Aspirational’s transfer agent, at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by Continental, Aspirational’s transfer agent, prior to the vote taken on the BCA Proposal at the extraordinary general meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) to Continental, Aspirational’s agent, at least two business days prior to the vote at the extraordinary general meeting.
Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13 (d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor and each director of Aspirational holding Aspirational ordinary shares have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor (including Aspirational’s independent directors) owns 20% of the issued and outstanding ordinary shares.
Holders of the warrants will not have redemption rights with respect to the warrants.
The closing price of public shares on June 8, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, was $10.06 per share. As of March 31, 2021, funds in the trust account totaled $239,840,428 and were comprised entirely of U.S. government treasury obligations with a maturity of 185 days or less or of money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, or approximately $10.00 per issued and outstanding public share.
Prior to exercising redemption rights, public shareholders should verify the market price of the public shares as they may receive higher proceeds from the sale of their public shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Aspirational cannot assure its shareholders that they will be able to sell their public shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
Appraisal Rights
Neither Aspirational’s shareholders nor Aspirational’s warrant holders have appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Proxy Solicitation Costs
Aspirational is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Aspirational and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Aspirational will bear the cost of the solicitation.
Aspirational has hired Morrow to assist in the proxy solicitation process. Aspirational will pay that firm a fee of $25,000 plus disbursements. Such fee will be paid with non-trust account funds.
Aspirational will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Aspirational will reimburse them for their reasonable expenses.
Aspirational Initial Shareholders
As of the date of this proxy statement/prospectus, there are 29,968,290 ordinary shares issued and outstanding, which include the 5,993,658 Aspirational Class B ordinary shares held by the Sponsor and Messrs. Austin, Jacobs and Newman and the 23,974,632 public shares. As of the date of this proxy statement/prospectus, there is outstanding an aggregate of 12,521,494 warrants, which includes the 4,529,950 private placement warrants held by the Sponsor and the 7,991,544 public warrants.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing equityholders of WUP or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of Aspirational’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing equityholders of WUP or our or their respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (i) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals, the Director Election Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal, (ii) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (iii) satisfaction of the Minimum Trust Condition, (iv) otherwise limiting the number of public shares electing to redeem and (v) Wheels Up’s net tangible assets (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) being at least $5,000,001.
Entering into any such arrangements may have a depressive effect on the ordinary shares (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination).
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. We will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

BCA PROPOSAL
Aspirational is asking its shareholders to approve by ordinary resolution and adopt the Merger Agreement. Aspirational shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, a copy of which is attached as Annex A and Annex A-I to this proxy statement/prospectus. Please see the subsection entitled “The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to carefully read the Merger Agreement in its entirety before voting on this proposal.
Because Aspirational is holding a shareholder vote on the Mergers, Aspirational may consummate the Mergers only if they are approved by the affirmative vote of the holders of a majority of ordinary shares that are voted at the extraordinary general meeting.
The Merger Agreement
This subsection of the proxy statement/prospectus describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and Annex A-I to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the primary legal document that governs the Mergers.
The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure letters (the “disclosure letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Aspirational, WUP or the other parties thereto or any other matter.
Structure of the Business Combination
On February 1, 2021, Aspirational entered into the Merger Agreement with WUP, Merger Sub, Blocker Sub, the Blocker Merger Subs and the Blockers, pursuant to which, among other things, following the Domestication (as defined below):
(i)
each of the Blocker Merger Subs will simultaneously merge with and into the respective Blockers, the separate corporate existence of each Blocker Merger Sub will cease and each Blocker will survive as a wholly owned subsidiary of Aspirational (the “First Step Blocker Mergers”);

(ii)
the surviving Blocker entities will thereafter simultaneously merge with and into Blocker Sub, the separate corporate existence of each Blocker will cease and Blocker Sub will be the surviving entity (the “Second Step Blocker Mergers,” and together with the First Step Blocker Mergers, the “Blocker Mergers”);

(iii)
Merger Sub will thereafter merge with and into WUP, the separate corporate existence of Merger Sub will cease and WUP will be the surviving entity (the “Surviving Entity”), with Aspirational as its managing member (the “Company Merger,” and together with the Blocker Mergers, the “Mergers”);

(iv)
at the effective time of the Company Merger (the “Effective Time”), Blocker Sub will receive an amount of Wheels Up Common Units (as defined below) equal to the WUP preferred interests held by Blocker Sub multiplied by the Exchange Ratio (the “Blocker Sub Initial Held Interests”), into which such WUP preferred interests will convert;
(v)
promptly following the Effective Time, Wheels Up will contribute an amount in cash to the Surviving Entity (the “Cash Contribution”) as a capital contribution in respect of a number of Wheels Up Common Units equal to (A) the number of issued and outstanding shares of Wheels Up Class A common stock as of the Effective Time (after giving effect to the consummation of the PIPE Investment and any share redemptions by Aspirational’s shareholders), minus (B) the Blocker Sub Initial Held Interests; and

(vi)
Aspirational will be renamed “Wheels Up Experience Inc.”

Prior to and as a condition of the Mergers Aspirational will change its jurisdiction by effecting a deregistration under the Cayman Islands Companies Act (2021 Revision) and a domestication under Section 388 of the DGCL (the “Domestication”), pursuant to which Aspirational’s jurisdiction will be changed from the Cayman Islands to the State of Delaware. For more information, see the section entitled “The Domestication Proposal.”
At the Effective Time, the Sixth Amended and Restated Limited Liability Company Agreement of WUP will be amended and restated, a copy of such amended and restated limited liability company agreement is attached as Annex J to this proxy statement/prospectus (the “Wheels Up LLC Agreement”), which, among other things, sets forth the rights, powers and duties applicable to the equity interests of the Surviving Entity, including: (i) a single class of common units (the “Wheels Up Common Units”), (ii) a single class of PI Units (the “Wheels Up PI Units”), which will be subdivided into separate series designations which correspond to the respective series designations of WUP Profits Interests issued and outstanding as of immediately prior to the Effective Time and a single class of EO Units (the “Wheels Up EO Units”). In addition, Wheels Up MIP LLC and Wheels Up MIP RI LLC, two existing single purpose entities formed in 2014 and 2019, respectively, for the purpose of administering and effectuating the WUP Profits Interests Awards and WUP Restricted Interests Awards, respectively, will survive the Closing. Wheels Up MIP LLC will be the initial record holder of the Wheels Up PI Units, in addition to certain Wheels Up EO Units received pursuant to the terms of the Merger Agreement. Wheels Up MIP RI LLC will be the initial record holders of certain Wheels Up EO Units received pursuant to the terms of the Merger Agreement. See also the sections entitled “— Related Agreements — Wheels Up LLC Agreement,” “—Consideration — Aggregate Merger Consideration,” “— Consideration — Treatment of WUP Options, Profits Interests and Restricted Interests” and “— Consideration — Earnout” below.
The diagrams below depict simplified versions of the current organizational structures of Aspirational and WUP, respectively.
Pre-Closing Aspirational Organizational Structure

Pre-Closing WUP Organizational Structure
The diagram below depicts a simplified version of the Wheels Up organizational structure immediately following the completion of the Business Combination.
As shown above, following the consummation of the Business Combination, Wheels Up will incorporate an “Up-C” structure, which is sometimes used by partnerships and limited liability companies when they go public. Our use of such structure is limited only to the extent necessary to allow the continuation of the Wheels Up Profits Interests Awards in their current form rather than having them convert into shares of Wheels Up Class A common stock based on their intrinsic value in the Business Combination, as would have been necessary in the absence of such a structure. Wheels Up expects to benefit from the implementation and continuation of such structure both from the perspective of the performance incentive component the continuation of the WUP Profits Interests Awards in such form will have for applicable management members, and also from the tax benefits that will be derived from such a structure, all of which are being retained by WUP. We do not believe that our Up-C organizational structure will give rise to any significant business or strategic benefit or detriment to us.

Consideration
Aggregate Merger Consideration
As a result of the Mergers, among other things, the issued and outstanding limited liability company interests, capital stock or other equity interests of each respective Blocker (the “Blocker Equity Interests”) immediately prior to the First Step Blocker Effective Time (the “First Step Blocker Effective Time”) (other than any Cancelled Blocker Equity Interests (as defined below)) will be cancelled and converted into the right to receive, in the aggregate (i) a number of shares of Wheels Up Class A common stock that is equal to the Exchange Ratio multiplied by the aggregate number of WUP preferred interests held by each such Blocker as of immediately prior to the First Step Blocker Effective Time, and (ii) Earnout Shares (as defined below), to the extent due and issuable pursuant to the Merger Agreement. Blocker Equity Interests held in treasury or owned by any Blocker immediately prior to the First Step Blocker Effective Time (the “Cancelled Blocker Equity Interests”) will be cancelled and extinguished without any conversion thereof, and no payment will be made with respect thereto.
Further, each issued and outstanding WUP common interest and preferred interest (other than any WUP common interests subject to the WUP awards discussed below and any WUP preferred interests held by Blocker Sub) immediately prior to the First Step Blocker Effective Time will be cancelled in exchange for the right to receive (i) a number of shares of Wheels Up Class A common stock that is equal to the Exchange Ratio and (ii) any Earnout Shares that may be due and issuable pursuant to the Merger Agreement. Each WUP preferred interest held by Blocker Sub will be converted into a number of shares of Wheels Up Class A common stock that is equal to the Exchange Ratio.
The aggregate merger consideration payable at the Closing (as defined below) pursuant to the foregoing two paragraphs will be, in all cases, equal to $1,885,000,000, inclusive of the shares of Wheels Up Class A common stock reserved in respect of the WUP equity awards described below. However, after the Closing, an additional number of shares of Wheels Up Class A common stock may be issued to existing WUP equityholders (i) if any WUP Options (as defined below) are cash exercised, (ii) due to the conversion of any Wheels Up Profits Interests for shares of Wheels Up Class A common stock at a level above the intrinsic value of such profits interests immediately after Closing and (iii) to the extent Earnout Shares become due and issuable pursuant to the Merger Agreement.
In addition, 55,000,000 shares of Wheels Up Class A common stock will also be purchased (at a price of $10.00 per share) at the Closing by certain investors (collectively, the “PIPE Investors”), for an aggregate purchase price equal to $550,000,000 (the “PIPE Investment”). The proceeds of the PIPE Investment, together with the amounts remaining in Aspirational trust account as of immediately following the Effective Time, will be retained by Wheels Up following the Closing. No fractional shares of Wheels Up Class A common stock will be issued in the Mergers, with any fractional shares rounded down to the nearest whole share.
Exchange Ratio
Pursuant to the terms of the Merger Agreement, the Exchange Ratio is equal to the quotient obtained by dividing (i) 188,500,000 by (ii) (A) the aggregate number of equity interests of WUP (including WUP common interests, WUP preferred interests, WUP Profits Interests and WUP Restricted Interests) that are (1) issued and outstanding immediately prior to the First Step Blocker Effective Time, taking into consideration WUP Profits Interests in a number equal to the aggregate number of such WUP Profits Interests multiplied by the Profits Interest Proceeds Ratio (as defined below), or (2) issuable upon, or subject to, the settlement of WUP Options (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time, minus (B) a number of shares equal to the aggregate exercise price of the WUP Options described in clause (2) above divided by the product obtained by multiplying the Exchange Ratio by $10.00 (the “Per Share Merger Consideration”). The Profits Interest Proceeds Ratio means (x) the intrinsic value of a WUP Profits Interest assuming a hypothetical liquidation of WUP upon the Closing for $1,885,000,000, after taking into consideration the relevant participation threshold of each such WUP Profits Interest and any distribution preferences applicable to other WUP equity interests in accordance with the WUP limited liability company agreement (as in effect on the date of the Merger Agreement without further amendment), divided by (y) the Per Share Merger Consideration.

Treatment of WUP Options, Profits Interests and Restricted Interests
Promptly following the Cash Contribution, each option to purchase WUP common interests (each, a “WUP Option”) that is outstanding immediately prior to the Effective Time will be converted into the right to receive an option relating to the shares of Wheels Up Class A common stock upon substantially the same terms and conditions as are in effect with respect to such WUP Option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, a “Rollover Option”), except that such Rollover Option will relate to the whole number of shares of Wheels Up Class A common stock (rounded down to the nearest whole share) equal to (i) the number of WUP common interests subject to such WUP Option multiplied by (ii) the Exchange Ratio. The exercise price per share for each Rollover Option will be equal to the exercise price per share of such WUP Option in effect immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest full cent. In connection with the Business Combination, the WUP board of directors has determined that it is in the best interests of each of WUP and the holders of WUP Options to partially accelerate the service-based vesting schedule of each outstanding and unexercised WUP Option such that each service-based vesting tranche will be rolled forward by that number of days from and including the Closing Date and October 31, 2022. As a result of this vesting acceleration, the portion of the WUP Option that would have otherwise vested on or before October 31, 2022, will vest as of immediately prior to the Effective Time. For more information on the Wheels Up Partners Holdings LLC Option Plan and general terms and conditions relating to the WUP Options granted thereunder, see the section entitled “WUP Executive and Director Compensation — Wheels Up Option Plan.”
Each award of WUP profits interests, including any profits interests granted to Wheels Up MIP LLC that corresponds to a profits interest in Wheels Up MIP LLC granted to an eligible service provider of WUP or any of its subsidiaries pursuant to the Wheels Up Partners Holdings LLC Equity Incentive Plan (each, a “WUP Profits Interest Award”), that is outstanding immediately prior to the Effective Time will be converted into the right to receive (i) an award of Wheels Up PI Units and (ii) a number of Wheels Up EO Units, as follows:
•
Wheels Up PI Units:   Each WUP Profits Interests Award that is outstanding immediately prior to the Effective Time will be converted into an award of Wheels Up PI Units with substantially the same terms and conditions as were applicable to such WUP Profits Interests Award immediately prior to the Effective Time, including the same vesting and termination-related provisions (each, a “Rollover Profits Interests Award”). Each Rollover Profits Interests Award will relate to a number of Wheels Up PI Units equal to the product of (i) the number of WUP Profits Interests subject to such WUP Profits Interests Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, with the participation threshold (or “hurdle amount”) related to each such Wheels Up PI Unit adjusted to maintain the intrinsic value of the WUP Profits Interests Award immediately prior to the Effective Time. After the Effective Time, each Wheels Up PI Unit that is or becomes fully vested under the applicable Rollover Profits Interest Award and otherwise becomes exchangeable for Wheels Up Class A common stock pursuant to the Wheels Up LLC Agreement, subject to any applicable transfer restrictions, will be exchangeable for no greater than one share of Wheels Up class A common stock, based on the intrinsic value of a Wheels Up PI Unit at the time of exchange as provided in the Wheels Up LLC Agreement (for each series of Wheels Up PI Unit). In addition, in connection with the Business Combination, the WUP board of directors has determined that it is in the best interests of each of WUP and the holders of WUP Profits Interest Awards to partially accelerate the service-based vesting schedule of each outstanding WUP Profits Interest Award such that each service-based vesting tranche will be rolled forward by that number of days from and including the Closing Date and October 31, 2022. As a result of this vesting acceleration, the portion of the WUP Profits interest Award that would have otherwise vested on or before October 31, 2022, will vest as of immediately prior to the Effective Time. For more information on the Wheels Up Partners Holdings LLC Equity Incentive Plan and general terms and conditions relating to the WUP Profits Interest Awards granted thereunder, see the section entitled “WUP Executive and Director Compensation — Wheels Up Equity Incentive Plan.”

•
Wheels Up EO Units:   Each WUP Profits Interests Award that is outstanding immediately prior to the Effective Time will also be converted into a number of Wheels Up EO Units equal to the product of (i) the quotient of (x) the number of WUP Profits Interests subject to such WUP

Profits Interests Award immediately prior to the Effective Time, divided by (y) the aggregate number of WUP equity interests on a fully diluted basis (and assuming that all awards are fully vested) immediately prior to the First Step Blocker Effective Time (the “WUP Fully Diluted Shares”), multiplied by (ii) 9,000,000. Each such Wheels Up EO Unit will be subject to vesting as provided in the Wheels Up LLC Agreement and to such other terms and conditions as are in effect with respect to such WUP Profits Interests Award immediately prior to the Effective Time, including with respect to vesting and termination-related provisions.
Each award of WUP Restricted Interests, including any restricted interests granted to Wheels Up MIP RI LLC that corresponds to a restricted interest in Wheels Up MIP RI LLC granted to an eligible service provider of WUP or any of its subsidiaries pursuant to the Wheels Up Partners Holdings LLC Equity Incentive Plan (each, a “WUP Restricted Interest Award”), that is outstanding immediately prior to the Effective Time will be converted into (i) an award of restricted shares of Wheels Up Class A common stock and (ii) a number of Wheels Up EO Units, each as follows:
•
Award of Restricted Shares of Wheels Up Class A common stock:   Each WUP Restricted Interest Award that is outstanding immediately prior to the Effective Time will be converted into an award of restricted shares of Wheels Up Class A common stock (the “Wheels Up Rollover Restricted Stock”) with substantially the same terms and conditions as were applicable to such WUP Restricted Interest Award immediately prior to the Effective Time, including the same vesting and termination-related provisions, equal to the product of (i) the number of WUP Restricted Interests subject to such WUP Restricted Interest Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio. Wheels Up MIP RI LLC, as the record holder of all WUP Restricted Interests Awards, will immediately distribute the Wheels Up Rollover Restricted Stock to its members. In addition, in connection with the Business Combination, the WUP board of directors has determined that it is in the best interests of each of WUP and the holders of WUP Restricted Interest Awards to partially accelerate the service-based vesting component of each outstanding WUP Restricted Interest Award. Each service-based vesting tranche (excluding the “second vesting sub-condition,” as discussed below) will be rolled forward by that number of days from and including the Closing Date and October 31, 2022. As a result of this vesting acceleration, the applicable service-based vesting condition that would otherwise have been deemed satisfied on or before October 31, 2022, will be deemed satisfied as of immediately prior to the Effective Time. The WUP Restricted Interest Awards will remain subject to the “second vesting sub-condition” (as defined in the applicable award agreement) that requires the holder’s continued employment through the later to occur of (x) six months after the Closing and (y) 30 days after the expiration of the Lock-Up Period. For more information on the Wheels Up Partners Holdings LLC Equity Incentive Plan and general terms and conditions relating to the WUP Restricted Interest Awards granted thereunder, see the section entitled “WUP Executive and Director Compensation — Wheels Up Equity Incentive Plan.”

•
Wheels Up EO Units:   Each WUP Restricted Interest Award that is outstanding immediately prior to the Effective Time, will also be converted into a number of Wheels Up EO Units equal to the product of (i) the quotient of (A) the number of WUP Restricted Interests subject to each such WUP Restricted Interest Award immediately prior to the Effective Time, divided by (B) the WUP Fully Diluted Shares, multiplied by (ii) 9,000,000. Each such Wheels Up EO Unit will be subject to vesting as provided in the Wheels Up LLC Agreement and to such other terms and conditions as are in effect with respect to such WUP Restricted Interest Award immediately prior to the Effective Time, including with respect to vesting and termination-related provisions.

Earnout
As a result of the Mergers, the owners of the Blockers (the “Blocker Owners”) and existing WUP equityholders as of the immediately prior to the Effective Time will have the right to receive up to an additional 9,000,000 shares (the “Earnout Shares”) of Wheels Up Class A common stock (including, with respect to holders of WUP Profits Interest Awards and WUP Restricted Interest Awards, but excluding holders of WUP Options, as of immediately prior to the Closing, through the issuance of Wheels Up EO Units that upon vesting may become exchangeable for Wheels Up Class A common stock), in three equal tranches, which are issuable upon the achievement of three respective share price thresholds and, with respect to Wheels Up EO Units, subject to the satisfaction of certain time-based vesting requirements related to the underlying WUP Profits Interest Awards and WUP Restricted Interest Awards. If at any time during the five years following the Closing, (i) the dollar volume-weighted average price per share of Wheels Up Class A common stock is greater than or equal to $12.50, $15.00 or $17.50, respectively, for any 20 trading days within a period of 30 consecutive trading days, or (ii) there is a Change of Control (as defined in the Merger Agreement) and the price paid per Wheels Up Class A common stock is greater than or equal to $12.50, $15.00 or $17.50, respectively, then, at each such date:
•
Wheels Up will issue to each Blocker Owner a number of shares of Wheels Up Class A common stock equal to the product of (i) the quotient of (A) the aggregate number of WUP preferred interests held by the respective Blocker as of immediately prior to the First Step Blocker Effective Time, divided by (ii) the sum of the number of common interests, preferred interests, profits interests and restricted interests of WUP issued and outstanding as of immediately prior to the First Step Blocker Effective Time (in each case on a fully vested basis) (the “Effective Time WUP Fully Diluted Shares”), less the number of profits interests and restricted interests of WUP corresponding to any respective forfeiture of Wheels Up PI Units and Wheels Up Rollover Restricted Stock between the Effective Time and the respective earnout achievement date, multiplied by (2) 3,000,000.

•
Wheels Up will issue to each holder of WUP common interests and WUP preferred interests outstanding immediately prior to the Effective Time (other than Blocker Sub) a number of shares of Wheels Up Class A common stock equal to the product of (i) the quotient of (A) the aggregate number of WUP common interests and WUP preferred interests held by such holder as of immediately prior to the Effective Time, divided by (B) the Effective Time WUP Fully Diluted Shares, less the number of WUP Profits Interests and restricted interests corresponding to any respective forfeiture of Wheels Up PI Units and Wheels Up Rollover Restricted Stock between the Effective Time and the respective earnout achievement date, multiplied by (ii) 3,000,000.

•
A portion of the Wheels Up EO Units issued in connection with the conversion of WUP Profits Interest Awards and WUP Restricted Interest Awards (as described above) will be eligible to vest (up to an aggregate number of Wheels Up EO Units that are exchangeable for 3,000,000 shares of Wheels Up class A common stock) to each holder thereof, subject to the subject to the satisfaction of certain time-based vesting requirements related to the underlying WUP Profits Interest Awards and Wheels Up Rollover Restricted Stock.

Closing
In accordance with the terms and subject to the conditions of the Merger Agreement, the closing of the Mergers (the “Closing”) will take place at 10:00 a.m., New York time, on the date that is the third business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is mutually agreed to in writing by the parties. The date on which the Closing actually occurs is referred to as the “Closing Date.”
Representations and Warranties
The Merger Agreement contains representations and warranties of Aspirational, Merger Sub, Blocker Sub, the Blocker Merger Subs, the Blockers and WUP, certain of which are qualified by materiality and material adverse effect (as defined below) standards and may be further modified and limited by the disclosure letters. See the section entitled “— Material Adverse Effect” below. The representations and warranties of Aspirational are also qualified by information included in Aspirational’s public filings, filed or submitted to the SEC on or prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement).
Representations and Warranties of WUP
WUP has made representations and warranties relating to, among other things, company organization, subsidiaries, due authorization, no conflict, governmental authorities and consents, capitalization of WUP and its subsidiaries, financial statements, undisclosed liabilities, litigation and proceedings, legal compliance, contracts and no defaults, WUP benefit plans, labor relations and employees, taxes, brokers’ fees, insurance, licenses, equipment and other tangible property, real property, intellectual property, privacy and cybersecurity, environmental matters, absence of changes, anti-corruption compliance, sanctions and international trade compliance, information supplied, vendors, government contracts, sufficiency of assets, compliance with aviation laws and no additional representations or warranties.
The representations and warranties of WUP identified as fundamental under the terms of the Merger Agreement are those made pursuant to the first and second sentences of Section 4.1 of the Merger Agreement (Company Organization), the first and second sentences of Section 4.2 of the Merger Agreement (Subsidiaries), Section 4.3 of the Merger Agreement (Due Authorization), Section 4.6 of the Merger Agreement (Capitalization of the Company), Section 4.7 of the Merger Agreement (Capitalization of Subsidiaries) and Section 4.16 of the Merger Agreement (Brokers’ Fees) (collectively, the “WUP Fundamental Representations”).
Representations and Warranties of the Blockers
Each Blocker, severally and not jointly, has made representations and warranties relating to, among other things, organization, due authorization, no conflict, governmental authorities and consents, capitalization, no operations, litigation and proceedings, legal compliance, brokers’ fees, foreign status, taxes and no additional representations or warranties.
The representations and warranties of the Blockers identified as fundamental under the terms of the Merger Agreement are those made pursuant to Section 5.1 of the Merger Agreement (Blocker Organization), Section 5.2 of the Merger Agreement (Due Authorization), Section 5.5 of the Merger Agreement (Capitalization) and Section 5.9 of the Merger Agreement (Brokers’ Fees).
Representations and Warranties of Aspirational, Merger Sub, Blocker Sub and the Blocker Merger Subs
Aspirational, Merger Sub, Blocker Sub and the Blocker Merger Subs have made representations and warranties relating to, among other things, company organization, due authorization, no conflict, litigation and proceedings, SEC filings, internal controls, listing, financial statements, governmental authorities and consents, trust account, Investment Company Act and JOBS Act, absence of changes, no undisclosed liabilities, capitalization, brokers’ fees, indebtedness, taxes, business activities, the NYSE stock market quotation, registration statement, proxy statement and proxy statement/registration statement, no outside reliance and no additional representations or warranties.
Survival of Representations and Warranties
Except in the case of claims against a person in respect of such person’s actual fraud, the representations and warranties of the respective parties to the Merger Agreement generally will not survive the Closing.
Material Adverse Effect
Under the Merger Agreement, certain representations and warranties of WUP and the Blockers are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Merger Agreement, certain representations and warranties of Aspirational, Merger Sub, Blocker Sub and the Blocker Merger Subs are qualified in whole or in part by a material adverse effect on the ability of Aspirational, Merger Sub, Blocker Sub or the Blocker Merger Subs to enter into and perform their obligations under the Merger Agreement standard for purposes of determining whether a breach of such representations and warranties has occurred.
Pursuant to the Merger Agreement, a material adverse effect with respect to WUP (“WUP Material Adverse Effect”) means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of WUP and its subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of WUP to consummate the Company Merger.

However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a WUP Material Adverse Effect:
(a)
any change in applicable laws or GAAP or any interpretation thereof following the date of the Merger Agreement;

(b)
any change in interest rates or economic, political, business or financial market conditions generally;

(c)
the taking of any action required by the Merger Agreement;

(d)
any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate;

(e)
any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions;

(f)
any failure of WUP to meet any projections or forecasts (provided that this clause will not prevent a determination that any Event not otherwise excluded from this definition of WUP Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a WUP Material Adverse Effect);

(g)
any Events generally applicable to the industries or markets in which WUP and its subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers);

(h)
the announcement of the Merger Agreement and consummation of the transactions contemplated thereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of WUP and its subsidiaries (it being understood that this clause (h) will be disregarded for purposes of the representation and warranties in Section 4.4 of the Merger Agreement and the corresponding condition to Closing);

(i)
any matter set forth on WUP’s disclosure letter;

(j)
any Events to the extent actually known by certain individuals identified in Aspirational’s disclosure letter on or prior to the date of the Merger Agreement; or

(k)
any action taken by, or at the request of, Aspirational, Merger Sub, Blocker Sub or the Blocker Merger Subs.

Any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a WUP Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of WUP and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which WUP and its subsidiaries conduct their respective operations (which will include the aviation industries generally), but only to the extent of the incremental disproportionate effect on WUP and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which WUP and its subsidiaries conduct their respective operations.
Covenants and Agreements
WUP has made covenants relating to, among other things, conduct of business, inspection, preparation and delivery of certain audited and unaudited financial statements, affiliate agreements, treatment of existing indebtedness and acquisition proposals.
Aspirational has made covenants relating to, among other things, employee matters, trust account proceeds and related available equity, listing, no solicitation by Aspirational, Aspirational’s conduct of business, post-closing directors and officers, domestication, indemnification and insurance, Aspirational public filings, PIPE Investment subscriptions and stockholder litigation.

Conduct of Business by WUP
WUP has agreed that from the date of the Merger Agreement through the earlier of the Closing or valid termination of the Merger Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as otherwise explicitly contemplated by the Merger Agreement or the Ancillary Agreements (as defined below), as required by applicable law, or as consented to by Aspirational in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to operate the business of WUP in the ordinary course consistent with past practice; provided, that solely with respect to such obligation (and not with respect to any matter described in clauses (a) through (z) below), WUP or any of its subsidiaries may take any action, including the establishment of any policy, procedure or protocol constituting COVID-19 Measures (as defined in the Merger Agreement); provided, further, in each case, that (i) such actions are reasonably necessary, taken in good faith and taken to preserve the continuity of the business of WUP and its subsidiaries and/or the health and safety of its employees, customers and others with whom it has business dealings and (ii) WUP will inform Aspirational in writing of any such actions prior to the taking thereof (or if not practicable, promptly thereafter) and shall consider in good faith any suggestions or modifications from Aspirational with respect thereto.
During the Interim Period, except as set forth in WUP’s disclosure letter or as consented to by Aspirational in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), WUP has also agreed not to, and WUP will cause its subsidiaries not to, except as otherwise contemplated by the Merger Agreement or the Ancillary Agreements or as required by applicable law:
(a)
change or amend the governing documents of WUP or any of WUP’s subsidiaries or form or cause to be formed any new subsidiary of WUP;

(b)
make or declare any dividend or distribution to the equityholders of WUP or make any other distributions in respect of any of the equity interests of WUP or any of WUP’s subsidiaries, except dividends and distributions by a wholly owned subsidiary of WUP to WUP or another wholly owned subsidiary of WUP;

(c)
split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of WUP’s or any of its subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned subsidiary of WUP that remains a wholly owned subsidiary of WUP after consummation of such transaction;

(d)
purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of WUP or its subsidiaries, except for (i) the acquisition by WUP or any of its subsidiaries of any shares of capital stock, membership interests or other equity interests of WUP or its subsidiaries in connection with the forfeiture or cancellation of such interests, (ii) transactions between WUP and any wholly owned subsidiary of WUP or between wholly owned subsidiaries of WUP and (iii) purchases or redemptions pursuant to exercises of WUP Options issued and outstanding as of the date of the Merger Agreement or the withholding of shares to satisfy net settlement or tax obligations with respect to equity awards in accordance with the terms of such equity awards;

(e)
enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any material contract or government contract of a type required to be listed on WUP’s disclosure letter or any real property lease, in each case, other than entry into, or modification of, such agreements in the ordinary course of business consistent with past practice or as required by law;

(f)
sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of WUP or its subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among WUP and its wholly owned subsidiaries or among its wholly owned subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;

(g)
acquire any ownership interest in any real property;

(h)
except as otherwise required by law, existing WUP benefit plans or the material contracts listed on

WUP’s disclosure letter, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee having an annual base salary less than or equal to $350,000 in the ordinary course of business consistent with past practice, (ii) make any change in the key management structure of WUP or any of WUP’s subsidiaries, including hiring or terminating the employment of any employee having an annual base salary greater than $350,000 or more, other than terminations of employment for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any WUP benefit plan, (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by WUP or any of WUP’s subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by WUP or any of WUP’s subsidiaries, except in the ordinary course of business consistent with past practice;
(i)
acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(j)
issue or sell any debt securities or warrants or other rights to acquire any debt securities of WUP or any subsidiary of WUP or otherwise incur or assume any indebtedness, or guarantee any indebtedness of another person, except in each case, in the ordinary course of business consistent with past practice;

(k)
(i) make or change any material election in respect of material taxes, (ii) materially amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (iv) enter into any closing agreement in respect of material taxes executed on or prior to the Closing Date or enter into any tax sharing or similar agreement (other than agreements that do not relate primarily to taxes), (v) settle any claim or assessment in respect of material taxes, (vi) surrender or allow to expire any right to claim a refund of material taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or in respect to any material tax attribute that would give rise to any claim or assessment of taxes;

(l)
take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the intended tax treatment of the transactions contemplated by the Merger Agreement;

(m)
issue any additional WUP equity interests or securities exercisable for or convertible into WUP equity interests, other than the issuance of WUP common interests upon the exercise of WUP Options in the ordinary course of business under WUP incentive plans and the applicable award agreement, in each case, outstanding on the date of the execution of the Merger Agreement in accordance with their terms as in effect as of such date, or grant any additional WUP equity awards or other equity or equity-based compensation;

(n)
adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of WUP or its subsidiaries;

(o)
waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, action, litigation or other legal proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $500,000 in the aggregate;

(p)
grant to, or agree to grant to, any person rights to any intellectual property that is material to WUP and its subsidiaries (other than non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice), or dispose of, abandon or permit to lapse any rights to any of WUP’s registered intellectual property, except for the expiration (without opportunity to renew or extend) of WUP’s registered intellectual property in accordance with the applicable statutory term;

(q)
disclose or agree to disclose to any person (other than Aspirational or any of its representatives) any material trade secret of WUP or any of its subsidiaries, other than in the ordinary course of business consistent with past practice;

(r)
make or commit to make capital expenditures unrelated to the acquisition, financing and/or maintenance of aircraft in the ordinary course of business other than in an amount not in excess of the amount disclosed in WUP’s disclosure letter, in the aggregate;

(s)
manage WUP’s and its subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

(t)
enter into, modify, amend, renew or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable law, or recognize or certify any labor union, labor organization, or group of employees of WUP or its subsidiaries as the bargaining representative for any employees of WUP or its subsidiaries;

(u)
terminate without replacement or fail to use commercially reasonable efforts to maintain any license material to the conduct of the business of WUP and its subsidiaries, taken as a whole;

(v)
waive the restrictive covenant obligations of any current or former senior, managerial or otherwise key employee of WUP or any of WUP’s subsidiaries;

(w)
(i) limit the right of WUP or any of WUP’s subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person or (ii) grant any exclusive or similar rights to any person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of WUP and its subsidiaries, taken as a whole;

(x)
terminate without replacement or amend in a manner materially detrimental to WUP or any of its subsidiaries, taken as a whole, any insurance policy insuring material risks to the business of WUP or any of its subsidiaries;

(y)
create or incur any lien (except for a permitted lien) on any material asset, other than liens created or incurred under the Closing Date indebtedness; or

(z)
enter into any agreement to do any of the above actions prohibited under the Merger Agreement.

Conduct of Business of Aspirational
During the Interim Period, Aspirational will, and will cause Merger Sub, Blocker Sub and the Blocker Merger Subs to, except as contemplated by the Merger Agreement (including as contemplated by the PIPE Investment), as reasonably required to effect the Domestication or as consented to by WUP in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice.
During the Interim Period, except as set forth in Aspirational’s disclosure letter or as consented to by WUP in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), Aspirational has also agreed not to, and to cause Merger Sub, Blocker Sub and the Blocker Merger Subs not to, except as otherwise contemplated by the Merger Agreement (including as contemplated by the PIPE Investment or as reasonably required to effect the Domestication) or the Ancillary Agreements or as required by applicable law:
(a)
seek any approval from Aspirational’s shareholders, or otherwise take any action, to change, modify or amend the Trust Agreement or the governing documents of Aspirational or Merger Sub, Blocker Sub or the Blocker Merger Subs, except as contemplated by the Condition Precedent Proposals;

(b)
except as otherwise contemplated by the Condition Precedent Proposals, (x) make or declare any dividend or distribution to the shareholders of Aspirational or make any other distributions in respect of any of Aspirational’s or Merger Sub’s, Blocker Sub’s or the Blocker Merger Subs’ capital stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of Aspirational’s or Merger Sub’s, Blocker Sub’s or the Blocker Merger Subs’ capital stock or equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Aspirational or Merger Sub, Blocker Sub or the Blocker Merger Subs, other than a redemption of shares of Aspirational Class A ordinary shares made as part of the share redemptions as described elsewhere in this proxy statement/prospectus;
(c)
(i) make or change any material election in respect of material taxes, (ii) amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (iv) enter into any closing agreement in respect of material taxes or enter into any tax sharing or similar agreement, (v) settle any claim or assessment in respect of material taxes, (vi) surrender or allow to expire any right to claim a refund of material taxes; or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or in respect to any material tax attribute that would give rise to any claim or assessment of taxes;

(d)
take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Intended Tax Treatment;

(e)
other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or contract with an affiliate of Aspirational, Merger Sub, Blocker Sub or the Blocker Merger Subs (including the Sponsor and any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(f)
incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of WUP or any of WUP’s subsidiaries or guaranty any debt securities of another person, other than any indebtedness for borrowed money or guarantee incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000 or incurred among Aspirational, Merger Sub, Blocker Sub and the Blocker Merger Subs;

(g)
incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by the Merger Agreement and the Ancillary Agreements or in support of the ordinary course operations of Aspirational (which the parties agree includes any indebtedness in respect of any working capital loan incurred in the ordinary course of business or in connection with the transactions contemplated by the Merger Agreement);

(h)
other than with respect to the PIPE Investment, (i) issue any securities of Aspirational or securities exercisable for or convertible into securities of Aspirational, other than the issuance of the Stock Consideration, (ii) grant any options, warrants or other equity-based awards with respect to securities of Aspirational, not outstanding on the date of the Merger Agreement or (iii) amend, modify or waive any of the material terms or rights set forth in any Aspirational warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(i)
enter into any agreement to do any of the above actions prohibited under the Merger Agreement.

Covenants of Aspirational
Pursuant to the Merger Agreement, Aspirational or, to the extent occurring after the Closing, Wheels Up, has agreed, among other things, to:

•
approve and adopt the Wheels Up Equity Incentive Plan in the form agreed to by Aspirational and WUP (with such changes as may be agreed in writing by such parties);

•
within two business days following the expiration of the 60-day period following the date Aspirational has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, (i) file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Wheels Up Class A common stock issuable under the Wheels Up Equity Incentive Plan, and (ii) use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Wheels Up Equity Incentive Plan remain outstanding;

•
take certain actions so that the Trust Amount will be released from the trust account and so that the trust account will terminate thereafter, in each case, pursuant to the terms and subject to the conditions of the Trust Agreement;

•
during the Interim Period, ensure Aspirational remains listed as a public company on the NYSE; provided, that if WUP elects by written notice to Aspirational, at least three business days prior to the initial filing of the proxy statement/registration statement with the SEC, Aspirational will delist the Aspirational Class A ordinary shares from the NYSE effective no later than the Effective Time, and use reasonable best efforts to obtain approval for the listing of such shares on Nasdaq from and after the Effective Time;

•
during the Interim Period, not, and cause its subsidiaries not to, and instruct its and their representatives action on its and their behalf not to, initiate any negotiations or enter into any agreements for, or provide any non-public information or data concerning Aspirational or its affiliates to any person relating to, certain alternative transactions and to terminate any such negotiations ongoing as of the date of the Merger Agreement;

•
subject to the terms of Aspirational’s organizational documents of Aspirational (prior to the Domestication) or Wheels Up (following the Domestication), as applicable, take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

•
the Wheels Up board of directors will consist of eleven directors, which will initially be comprised of (i) ten directors to be designated by WUP (including two directors designated by Delta under the Delta Investor Rights Letter) and (ii) Ravi Thakran, the majority of which will be “independent” directors for the purposes of the NYSE or Nasdaq rules, as applicable;

•
there will be one board observer, to be jointly designated by the Chief Executive Officer of WUP and Ravi Thakran;

•
the initial officers of Wheels Up will be designated by WUP pursuant to written notice to be delivered to Aspirational as soon as reasonably practicable following the date of the Merger Agreement, who will serve in such capacity in accordance with the terms of the organizational documents of Wheels Up following the Effective Time;

•
the managing member of the Surviving Entity will be Wheels Up, to serve such capacity in accordance with the terms of the Wheels Up LLC Agreement following the Effective Time;

•
subject to approval of Aspirational’s shareholders, cause the Domestication to become effective prior to the Effective Time (see the section entitled “Domestication Proposal”);

•
after the Effective Time, indemnify and hold harmless each present and former director and officer of WUP and Aspirational and each of their respective subsidiaries against any costs, expenses, damages or liabilities incurred in connection with any legal proceeding, to the fullest extent that would have been permitted under applicable law and the applicable organizational documents to indemnify such person;

•
maintain, and cause its subsidiaries to maintain for a period of not less than six years from the Effective Time, (i) provisions in its governing documents and those of its subsidiaries concerning the indemnification and exoneration of its subsidiaries and its subsidiaries’ former and current officers, directors and employees, no less favorable than as contemplated by the applicable governing documents immediately prior to the Effective Time and (ii) a directors’ and officers’ liability insurance policy covering those persons who are currently covered by Aspirational’s, WUP’s or their respective subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that in no event will Aspirational be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by Aspirational, WUP, as applicable (whichever premium being higher), for such insurance policy for the year ended December 31, 2020;
•
on the Closing Date, enter into customary indemnification agreements reasonably satisfactory to each of WUP and Aspirational with the post-Closing directors and officers of Wheels Up, which indemnification agreements will continue to be effective following the Closing;

•
during the Interim Period, keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable law;

•
except as otherwise approved in writing by WUP, (i) not enter into a new subscription agreement with any PIPE Investor, (ii) consent to the assignment or transfer of any PIPE Subscription Agreement to any person, including any replacement of any such agreement,(iii) increase or decrease the subscription amount under any PIPE Subscription Agreement, including any termination thereof, or (iv) permit any other amendment or modification to be made to, any other waiver (in whole or in part) of, or provide any other consent to modify, any provision or remedy under any of the PIPE Subscription Agreements that would increase conditionality or impose any new obligation on the WUP or Aspirational; provided, that (x) no consent of WUP will be required for any assignment or transfer contemplated therein or expressly permitted thereby and (y) WUP’s consent will not be unreasonably withheld, conditioned or delayed other than in the case of clause (i) or clause (iii) where an additional PIPE Investment would increase the PIPE Investment amount above $550 million, and in the case of clause (iv), which matters will be determined in WUP’s sole discretion subject to reasonable consultation with Aspirational;

•
use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to satisfy the conditions in the PIPE Subscription Agreements, and, if all conditions in the PIPE Subscription Agreements have been satisfied, to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the PIPE Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Aspirational the applicable purchase price under each PIPE Investor’s applicable PIPE Subscription Agreement in accordance with its terms;

•
give WUP prompt written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would give rise to any breach or default) to the knowledge of Aspirational by any party to any PIPE Subscription Agreement; (ii) of the receipt of any written notice or other written communication from any party to any PIPE Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any PIPE Subscription Agreement or any provisions of any PIPE Subscription Agreement; and (iii) if Aspirational does not expect to receive all or any portion of the PIPE Investment pursuant to any PIPE Subscription Agreement; and

•
promptly notify WUP of any litigation related to the Merger Agreement, any Ancillary Agreement or the transactions contemplated thereby brought, or, to the knowledge of Aspirational, threatened in writing, against Aspirational or its board of directors by any of Aspirational’s shareholders prior to the Closing.

Covenants of WUP
Pursuant to the Merger Agreement, WUP has agreed, among other things, to:

•
subject to confidentiality obligations (whether contractual, imposed by applicable law or otherwise) that may be applicable to information furnished to WUP or any of its subsidiaries by third parties and except for any information that is subject to attorney-client privilege, and to the extent permitted by applicable law, afford Aspirational and its accountants, counsel and other representatives reasonable access during the Interim Period to their properties, books, contracts, commitments, tax returns, records and appropriate officers and employees and furnish such representatives will all financial and operating data and other information concerning the affairs of WUP and its subsidiaries that are in the possession of WUP or its subsidiaries as such representatives may reasonably request;

•
provide to Aspirational and, if applicable, its accountants, counsel or other representatives, (i) such information and such other documents relating to any legal proceeding initiated, pending or threatened during the Interim Period, or the compliance and risk management operations and activities of WUP and its subsidiaries during the Interim Period, in each case, as Aspirational or such representative may reasonably request, (ii) prompt written notice of any material status updates in connection with any such legal proceedings or otherwise relating to any compliance and risk management matters or decisions of WUP or its subsidiaries, and (iii) copies of any communications sent or received by WUP or its subsidiaries in connection with such legal proceedings, matters and decisions;

•
deliver to Aspirational, as soon as reasonably practicable following the date of the Merger Agreement, the audited consolidated balance sheets of WUP and its subsidiaries as of December 31, 2020, December 31, 2019 and December 31, 2018, the related consolidated statements of operations, members’ deficit and cash flows for each of the three years in the period ended December 31, 2020, and the related notes, together with the report of the independent registered public accounting firm performing such audit;

•
If the Effective Time has not occurred prior to May 17, 2021, as soon as reasonably practicable following May 17, 2021, deliver to Aspirational the condensed consolidated balance sheet as of March 31, 2021, and the related condensed consolidated statement of operations, members’ deficit and cash flows for the three-month period ended March 31, 2021;

•
prior to the Closing, terminate or settle, without further liability to Aspirational, WUP or any of WUP’s subsidiaries, all affiliate agreements of WUP (other than those set forth on WUP’s disclosure letter) and obtain evidence reasonably satisfactory to Aspirational that such affiliate agreements have been terminated or settled, effective prior to the Closing;

•
prior to the Closing, use commercially reasonable efforts to deliver (by the applicable date required under the terms of the applicable documentation governing the relevant Closing Date indebtedness) any notices necessary to permit the prepayment, payoff, discharge and termination in full at the Closing of any Closing Date indebtedness that WUP determines to pay off and terminate (or to cause to be paid off and terminated) at the Closing in its sole discretion. For any such indebtedness that WUP determines to payoff, WUP will deliver, prior to or at the Closing, customary executed payoff letters from the holders of any third-party indebtedness, in form and substance reasonably satisfactory to Aspirational; and

•
during the Interim Period, not, and use reasonable best efforts to cause its representatives, acting on its or their behalf, not to, (i) initiate any negotiations with any person with respect to, or provide any non-public information or data concerning WUP or any of WUP’s subsidiaries to any person relating to, certain alternative transactions, (ii) enter into an agreement with respect to any such alternative transactions or proposed transactions, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) otherwise knowingly facilitate any inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make a proposal with respect to any such alternative transaction.

Joint Covenants of Aspirational, WUP and the Blockers
In addition, each of Aspirational, WUP and the Blockers, as applicable, has agreed, among other things, to take the actions set forth below.

•
Each of Aspirational and WUP will (and, to the extent required, will cause its affiliates to) comply promptly but in no event later than 10 business days after the date of the Merger Agreement with the notification and reporting requirements of the HSR Act.

•
Each of Aspirational and WUP will substantially comply with any information or document requests with respect to antitrust matters as contemplated by the Merger Agreement.

•
Each of Aspirational and WUP will (and, to the extent required, will cause its affiliates to) (i) request early termination of any waiting period or periods under the HSR Act and exercise its reasonable best efforts to (A) obtain termination or expiration of the waiting period or periods under the HSR Act and (B) prevent the entry, in any legal proceeding brought by an antitrust authority or any other person, of any governmental order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by the Merger Agreement, and (ii) take certain other actions to cooperate to avoid any governmental order from an antitrust authority that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Mergers, including sharing relevant information with the other parties thereto for such purposes (subject to, a requirement to obtain WUP’s prior written consent with respect to certain such actions identified above as contemplated by the Merger Agreement). WUP and Aspirational will each be responsible for one-half of the filling fees payable to the antitrust authorities in connection with the transactions contemplated by the Merger Agreement.

•
Aspirational and WUP will jointly prepare, and Aspirational will file with the SEC, the proxy statement/registration statement in connection with the registration under the Securities Act of (i) the shares Wheels Up Class A common stock and Aspirational warrants comprising such to be issued in connection with the Domestication, (ii) the shares of Wheels Up Class A common stock that constitute the a portion of the aggregate merger consideration and (iii) the shares of Wheels Up Class A common stock issuable in exchange for the Wheels Up PI Units and Wheels Up EO Units, to the extent Form S-4 is available for such registration. To the extent Form S-4 is not so available, Aspirational will file with the SEC no later than the 30th calendar day following the Closing, a shelf registration statement on Form S-1, or such other form as may be available, providing for the resale of all Registrable Exchange Securities (as defined in the Merger Agreement) pursuant to Rule 415, from time to time, by WUP’s equityholders. Aspirational will use commercially reasonable efforts to cause the shelf registration statement to be declared effective by the SEC as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day following the filing date thereof if the SEC notifies Aspirational that it will “review” the shelf registration statement and (ii) the 10th business day after the date Aspirational is notified (orally or in writing, whichever is earlier) by the SEC that the shelf registration statement will not be “reviewed” or will not be subject to further review. Each of Aspirational and WUP will use its reasonable best efforts to cause such resale registration statement to comply with the rules and regulations promulgated by the SEC.

•
Each of Aspirational and WUP will use its reasonable best efforts to cause the proxy statement/registration statement to comply with the rules and regulations promulgated by the SEC, to have the registration statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the registration statement effective as long as is necessary to consummate the transactions contemplated by the Merger Agreement and otherwise ensure that the information contained therein contains no untrue statement of material fact or material omission.

•
Aspirational will, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) disseminate the proxy statement/prospectus to the shareholders of Aspirational, (ii) give notice, convene and hold a meeting of the shareholders to vote on the Condition Precedent Proposals, in each case in accordance with its governing documents then in effect and Section 710 of the NYSE Listing Rules or Nasdaq Listing Rule 5620(b), as applicable, for a date no later than 30 business days following the date the registration statement is declared effective, (iii) solicit proxies from the holders of public shares of Aspirational to vote in favor of each of the Condition Precedent Proposals, and (iv) provide its shareholders with the opportunity to elect to effect a redemption.

•
WUP will use its reasonable best efforts to obtain the requisite equityholder approval necessary to consummate the Merger Agreement and the transactions contemplated thereby, including the Mergers (the “WUP Equityholder Approvals”), either by (i) written consent of each of the requisite WUP equityholders (pursuant to the WUP Holders Support Agreement) promptly following the time at which the registration statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders, or (ii) in the event WUP is not able to obtain the written consent of each of the requisite WUP equityholders, by calling and holding a meeting of its equityholders for the purpose of voting solely upon the matters covered by the WUP Equityholder Approvals, as soon as reasonably practicable after the Registration Statement is declared effective.

•
Aspirational, WUP and the Blockers will each, and will each cause their respective subsidiaries to, use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties that any of Aspirational, WUP or the Blockers, or their respective affiliates, are required to obtain in order to consummate the applicable Mergers.

•
Each of WUP and Aspirational will, prior to the Effective Time, use reasonable best efforts to approve in advance in accordance with the applicable requirements of Rule 16b-3 promulgated under the Exchange Act, any dispositions of the WUP equity interests (including derivative securities with respect to such interests) and acquisitions of Wheels Up Class A common stock (including derivative securities with respect to such shares) resulting from the transactions contemplated by the Merger Agreement by each officer or director of Aspirational or WUP who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act) as a result of the transactions contemplated by the Merger Agreement.

•
Each of WUP and Aspirational will each, and will each cause their respective subsidiaries and affiliates and its and their representatives to, prior to the Closing, reasonably cooperate in a timely manner in connection with any financing arrangement the parties seek in connection with the transactions contemplated by the Merger Agreement.

Closing Conditions
The consummation of the Mergers is conditioned upon the satisfaction or waiver by the applicable parties to the Merger Agreement of the conditions set forth below. Therefore, unless these conditions are waived by the applicable parties to the Merger Agreement, the Mergers may not be consummated. There can be no assurance that the parties to the Merger Agreement would waive any such provisions of the Merger Agreement.
Conditions to the Obligations of Each Party
The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:
•
the approval of the Condition Precedent Proposals by Aspirational’s shareholders will have been obtained (the “Aspirational Shareholder Approval”);

•
the WUP Equityholder Approvals will have been obtained;

•
the registration statement of which this proxy statement/prospectus forms a part (the “Registration Statement”) will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the SEC and not withdrawn;

•
the waiting period or periods under the HSR Act and any other required regulatory approvals applicable to the transactions contemplated by the Merger Agreement, or the (i) Sponsor Support Agreement, (ii) WUP Holders Support Agreement and (iii) Confidentiality Agreement, dated as of November 10, 2020, by and between Aspirational and WUP (clauses (i), (ii) and (iii), collectively, the “Ancillary Agreements”) will have been obtained, expired or been terminated, as applicable;

•
there will not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award (entered by or with any federal, state, provincial, municipal, local or foreign government,

governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal (a “Governmental Order”), in each case, to the extent such governmental authority has jurisdiction over the parties to the Merger Agreement and the transactions contemplated thereby), statute, rule or regulation enjoining or prohibiting the consummation of the Mergers;
•
Wheels Up will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

•
the shares of Wheels Up Class A common stock to be issued in connection with the Mergers will have been approved for listing on the NYSE or, if elected by WUP, Nasdaq; and

•
Aspirational will have received at least $360 million in cash proceeds from the PIPE Investment.

Conditions to the Obligations of Aspirational, Merger Sub, Blocker Sub and the Blocker Merger Subs
The obligations of Aspirational, Merger Sub, Blocker Sub and the Blocker Merger Subs to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Aspirational, Merger Sub, Blocker Sub and the Blocker Merger Subs:
•
certain of the representations and warranties of WUP pertaining to the capitalization of WUP will be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct in all but de minimis respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the Ancillary Agreements;

•
each of the WUP Fundamental Representations (other than those portions of the capitalization representations referenced above) and the Blocker Fundamental Representations will be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the Ancillary Agreements;

•
each of the remaining representations and warranties of WUP and the Blockers contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a WUP Material Adverse Effect (except for actions contemplated by the Pre-Closing Restructuring Plan);

•
each of the covenants of each of WUP and the Blockers to be performed as of or prior to the Closing will have been performed in all material respects (subject to a 20-day cure period); and

•
there will not have occurred a WUP Material Adverse Effect after the date of the Merger Agreement.

Conditions to the Obligations of WUP and the Blockers
The obligation of each of WUP and the Blockers to consummate, or cause to be consummated, the Mergers is subject to the satisfaction of the following conditions any one or more of which may be waived in writing by WUP:
•
each of the representations and warranties of Aspirational regarding its capitalization, as provided for in the Merger Agreement, will be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct in all but de minimis respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement;
•
each of the other representations and warranties of Aspirational contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) will be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties will be true and correct in all material respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the Ancillary Agreements;

•
each of the covenants of Aspirational to be performed as of or prior to the Closing (other than the covenants related to the shelf registration statement) will have been performed in all material respects (subject to a 20-day cure period);

•
the Domestication will have been completed as contemplated by the Merger Agreement and a time-stamped copy of the certificate issued by the Delaware Secretary of State in relation thereto will have been delivered to WUP (for additional information, see the section entitled “Domestication Proposal”); and

•
the amount of cash available in Aspirational’s trust account, after deducting the amount required to satisfy Aspirational’s obligations to its shareholders (if any) that exercise their rights to redeem their public shares pursuant to the Cayman Constitutional Documents (but prior to the payment of any (i) deferred underwriting commissions being held in the trust account and (ii) transaction expenses of Aspirational or its affiliates) is equal to or greater than $120 million.

Termination; Effectiveness
The Merger Agreement may be terminated and the Mergers abandoned at any time prior to the Closing:
•
by written consent of WUP and Aspirational;

•
by WUP or Aspirational if any Governmental Order has become final and nonappealable which has the effect of making consummation of the Company Merger illegal or otherwise preventing or prohibiting the Company Merger;

•
by WUP if the Aspirational Shareholder Approval will not have been obtained by reason of the failure to obtain the required vote at a meeting of Aspirational’s shareholders duly convened therefor or at any adjournment thereof;

•
by WUP if there has been a modification in recommendation of the board of directors of Aspirational with respect to any of the Condition Precedent Proposals;

•
by written notice to WUP from Aspirational in the event of certain uncured breaches on the part of WUP or if the Closing has not occurred on or before July 31, 2020 (the “Agreement End Date”), unless Aspirational is in material breach of the Merger Agreement;

•
by Aspirational, if WUP will not have obtained approval from its equityholders of the Merger Agreement and the transactions contemplated thereby within five business days after the registration statement has been declared effective by the SEC and delivered or otherwise made available to stockholders; or

•
by written notice to Aspirational from WUP in the event of certain uncured breaches on the part of Aspirational, Merger Sub, Blocker Sub or the Blocker Merger Subs, or if the Closing has not occurred on or before the Agreement End Date, unless WUP is in material breach of the Merger Agreement.

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of WUP, the Blockers, Aspirational, Merger Sub, Blocker Sub

or the Blocker Merger Subs, as the case may be, for any willful and material breach of the Merger Agreement occurring prior to such termination, other than with respect to certain exceptions contemplated by the Merger Agreement (including the terms of the Confidentiality Agreement) that will survive any termination of the Merger Agreement.
Waiver; Amendments
No provision of the Merger Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is effective. Any party to the Merger Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or persons thereunto duly authorized, (i) extend the time for the performance of the obligations or acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in the Merger Agreement or (iii) waive compliance by the other parties hereto with any of the agreements or conditions contained in the Merger Agreement, but such extension or waiver will be valid only if in writing signed by the waiving party.
The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing that is executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement.
Fees and Expenses
If the Closing does not occur, each party to the Merger Agreement will be responsible for and pay its own expenses incurred in connection with the Merger Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants. If the Closing occurs, Wheels Up will, upon the consummation of the Mergers and release of proceeds from the trust account, pay or cause to be paid all accrued and unpaid transaction expenses of WUP and pay or cause to be paid all accrued transaction expenses of Aspirational or its affiliates (including the Sponsor). Aspirational and WUP will exchange written statements listing all accrued and unpaid transaction expenses not less than two business days prior to the Closing Date. In addition, any expenses incurred following the Effective Time, including any expenses related to any filings with the SEC, in connection with the Merger Agreement and the transactions contemplated thereby, will be borne and paid by Wheels Up.
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of the related agreements, or forms thereof, are filed as Annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such Annexes and exhibits. Shareholders and other interested parties are urged to read such related agreements in their entirety prior to voting on the proposals presented at the extraordinary general meeting.
Sponsor Support Agreement
In connection with the execution of the Merger Agreement, Aspirational entered into the Sponsor Support Agreement, with the Sponsor, each director of Aspirational holding Aspirational ordinary shares and WUP, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B (the “Sponsor Support Agreement”). Pursuant to the Sponsor Support Agreement, the Sponsor and each director of Aspirational holding Aspirational ordinary shares agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement.
The Sponsor Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (a) the Expiration Time (as defined in the Sponsor Support Agreement) and (b) the written agreement of the parties thereto. Upon such termination of the Sponsor Support Agreement, all obligations of the parties under the Sponsor Support Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated hereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of the Sponsor Support Agreement will not relieve any party thereto from liability arising in respect of any breach of the Sponsor Support Agreement prior to such termination.
WUP Holders Support Agreement
In connection with the execution of the Merger Agreement, Aspirational entered into a support agreement with WUP and certain WUP equityholders (the “Requisite WUP Equityholders”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex I (the “WUP Holders Support Agreement”). Pursuant to the WUP Holders Support Agreement, the Requisite WUP Equityholders agreed to, among other things, vote to adopt and approve, within 48 hours after this registration statement is declared effective and delivered or otherwise made available to stockholders, the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of the WUP Holders Support Agreement.
Pursuant to WUP Holders Support Agreement, certain WUP equityholders also agreed to, among other things, deliver a duly executed copy of the Registration Rights Agreement at the Closing.
The WUP Holders Support Agreement will terminate in its entirety, and be of no further force or effect, upon the earliest to occur of (i) the Expiration Time (as defined in WUP Holders Support Agreement) and (ii) the written agreement of the parties thereto. Upon such termination of WUP Holders Support Agreement, all obligations of the parties under WUP Holders Support Agreement will terminate, without any liability or other obligation on the part of any party thereto to any person in respect thereof or the transactions contemplated hereby, and no party thereto will have any claim against another (and no person will have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter thereof; provided, however, that the termination of WUP Holders Support Agreement will not relieve any party thereto from liability arising in respect of any breach of WUP Holders Support Agreement prior to such termination.
Amended and Restated Registration Rights Agreement
The Merger Agreement contemplates that, at the Closing, Wheels Up, the Sponsor, certain WUP equityholders, Leo Austin, Neil Jacobs, Frank Newman and the other parties thereto will enter into an Amended and Restated Registration Rights Agreement, a copy of which is attached to this proxy statement/prospectus as Annex G (the “Registration Rights Agreement”), pursuant to which Wheels Up will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of Wheels Up Class A common stock and other equity securities of Wheels Up that are held by the parties thereto from time to time, subject to the restrictions on transfer therein.
Additionally, the Registration Rights Agreement contains certain restrictions on transfer with respect to the shares of Wheels Up Class A common stock (and any equity securities convertible into or exercisable or exchangeable for shares of Wheels Up Class A common stock) held by the Sponsor and the applicable former WUP equityholders immediately following the Closing and the Earnout Shares and Wheels Up EO Units (but not including shares purchased in the public market or in the PIPE Investment) (the “Lock-up Shares”), in each case until the earlier of (i) the date that is 180 days after the Closing Date and (ii) (a) for 33.33% of the Lock-up Shares held by each of the parties thereto (and their respective permitted transferees), the date which the VWAP (as defined in the Merger Agreement) of Wheels Up Class A common stock equals or exceeds $12.50 per share (subject to adjustment) for any 20 trading days within any 30-trading day period commencing at least 30 days after the Closing Date and (b) for an additional 50% of the Lock-up Shares held by each of the parties thereto (and their respective permitted transferees), the date which the VWAP of Wheels Up Class A common stock equals or exceeds $15.00 per share (subject to adjustment) for any 20 trading days within any 30-trading day period commencing at least 30 days after the Closing Date. The lock-up provisions in the Registration Rights Agreement supersede the lock-up provisions set forth in Section 7 of the Insider Letter which provisions in Section 7 of the Insider Letter shall be of no further force or effect as of the date of the Registration Rights Agreement.

The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by Aspirational, Sponsor and the other parties thereto in connection with Aspirational’s initial public offering. The Registration Rights Agreement will terminate on the earlier of (i) the tenth anniversary of the date of the Registration Rights Agreement or (ii) with respect to any party thereto (other than Wheels Up), on the date that such party no longer holds any Registrable Securities (as defined therein).
PIPE Subscription Agreements
In connection with the execution of the Merger Agreement, Aspirational entered into subscription agreements with the PIPE Investors (collectively, the “PIPE Subscription Agreements”), a copy of the form of which is attached to this proxy statement/prospectus as Annex H, pursuant to which the PIPE Investors agreed to purchase, in the aggregate, 55,000,000 shares of Wheels Up Class A common stock at $10.00 per share for an aggregate commitment amount of $550,000,000. The obligation of the parties to consummate the purchase and sale of the shares covered by the PIPE Subscription Agreement is conditioned upon (i) there not being in force any injunction or order enjoining or prohibiting the issuance and sale of the shares covered by the PIPE Subscription Agreement, (ii) there not being any amendment or modification of the terms of the Merger Agreement in a manner that is materially adverse to the PIPE Investor (in its capacity as such), (iii) a customary bringdown of the representations and warranties of the PIPE Investor and Aspirational in the PIPE Subscription Agreement, (iv) the prior or substantially concurrent consummation of the transactions contemplated by the Merger Agreement and (v) solely with respect to Aspirational’s obligation to close, the Investor executing an investor representation letter addressed to Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC. The closings under the PIPE Subscription Agreements will occur substantially concurrently with the Closing.
The PIPE Subscription Agreements provide that, solely with respect to subscriptions by third-party investors (which investors are not party to the Registration Rights Agreement), Aspirational is required to file with the SEC, within 30 days after the consummation of the transactions contemplated by the Merger Agreement, a shelf registration statement covering the resale of the shares of Wheels Up Class A common stock to be issued to any such third-party investor and to use its commercially reasonable efforts to have such registration statement on Form S-1 or Form S-3 (if Aspirational is eligible to use a Form S-3 shelf registration) declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) the 60th calendar day following the filing date thereof if the SEC notifies Aspirational that it will “review” such registration statement and (ii) the 10th business day after the date Aspirational is notified (orally or in writing, whichever is earlier) by the SEC that such registration statement will not be “reviewed” or will not be subject to further review.
Additionally, pursuant to the PIPE Subscription Agreements, the PIPE Investors agreed to waive any claims that they had or may have in the future as a result of, or arising out of, the PIPE Subscription Agreements against Aspirational with respect to the trust account. The PIPE Subscription Agreements will terminate, and be of no further force and effect, upon the earliest to occur of (i) such date and time as the Merger Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of Aspirational and the applicable PIPE Investor, (iii) if the conditions set forth therein are not satisfied at, or are not capable of being satisfied on or prior to, the Closing (as defined in the PIPE Subscription Agreements) and, as a result thereof, the transactions contemplated therein will not be or are not consummated at the Closing (as defined in the PIPE Subscription Agreements), and (iv) July 31, 2021 if the closing of the Transaction (as defined in the PIPE Subscription Agreements) has not occurred on or before such date. For additional information, see the section entitled “Certain Relationships and Related Person Transactions — PIPE Investment.”
Non-Disclosure Agreement
On November 10, 2020, Aspirational entered into a non-disclosure agreement (the “Non-Disclosure Agreement”) with WUP, the provisions of which agreement survived the execution of the Merger Agreement and will automatically terminate on November 10, 2022. The Non-Disclosure Agreement provides for, among other things, certain confidentiality obligations mutually owed by Aspirational and WUP in relation to certain information disclosed by or on behalf of either party in connection with the consideration of a possible transaction or business relationship between the parties.

Delta Investor Rights Letter
On February 1, 2021, WUP, Aspirational and Delta entered into the Delta Investor Rights Letter providing Delta with certain governance rights relating to Wheels Up post-Closing. The Delta Investor Rights Letter becomes effective upon the Closing. Pursuant to the Delta Investor Rights Letter, subject to certain conditions, Delta is entitled to designate two members of Wheels Up’s board of directors at Closing, and to thereafter nominate (and if such director is not elected, to appoint, subject to certain limitations) two directors to Wheels Up’s board of directors, with one such individual to serve as a Class I director and the other to serve as a Class III director. Directors designated by Delta will not receive any compensation for their service as directors. Eric Phillips and Erik Snell are Delta’s director designees under the Delta Investor Rights Letter to serve as of Closing. If Delta ceases to own at least 50% of the shares of Wheels Up common stock that it owns as of the Closing, Delta will no longer have the right to nominate (or appoint, if applicable) one such director. If Delta ceases to own at least 25% of the shares of Common Stock that it owns as of the Closing, Delta will no longer have any nomination (or appointment) rights. WUP and Aspirational have agreed that, following the Closing, for so long as Delta continues to own at least 25% of the shares of Wheels Up common stock that it owns as of the Closing or has a designated representative serving on the Wheels Up board of directors, Wheels Up will not, without the consent of Delta, issue any equity or equity-linked securities to certain domestic commercial air carriers or any of their respective subsidiaries or parent entities. WUP and Aspirational have also agreed that, following the Closing, for so long as Delta continues to own at least 25% of the shares of Wheels Up common stock that it owns as of the Closing, Wheels Up will consult with Delta in hiring or terminating the employment of certain senior employees with responsibility for flight operations, safety, maintenance and quality control. If Wheels Up’s strategic partnership agreement with Delta is terminated by either party in accordance with its terms, Delta’s right to nominate (or appoint, if applicable) a second director, if applicable, and the right to consult with Wheels Up on the hiring and termination of certain employees with responsibility for flight operations, safety, maintenance and quality control will also terminate.
Seventh Amended and Restated Limited Liability Company Agreement of the Surviving Entity
Concurrently with the completion of the Business Combination, the existing Sixth Amended and Restated Limited Liability Company Agreement of WUP will be amended and restated in its entirety to become the Seventh Amended and Restated Limited Liability Company Agreement, in substantially the form attached as Annex J to this proxy statement/prospectus (the “A&R LLCA”). We refer to the unitholders of WUP after the Business Combination as the “unitholders.” The unitholders will initially include Wheels Up, Wheels Up Blocker Sub, Wheels Up MIP LLC and Wheels Up MIP RI LLC.
Units
Under the A&R LLCA, at the Effective Time, the outstanding equity interests of WUP will consist of (i) a single class of common units (the “Surviving Entity Common Units”), (ii) a single class of PI Units (the “Wheels Up PI Units”), which will be subdivided into separate series designations which correspond to the respective series designations of WUP Profits Interests issued and outstanding as of immediately prior to the Effective Time and (iii) a single class of EO Units (the “Wheels Up EO Units”).
Following the Business Combination, the Surviving Entity Common Units will be held entirely by Wheels Up and Wheels Up Blocker Sub, in an aggregate number equal to the aggregate number of shares of Wheels Up Class A common stock that is outstanding from time to time. The Wheels Up PI Units will be held entirely by Wheels Up MIP LLC, and will be subject to substantially the same terms and conditions as were applicable to the WUP Profits Interest Awards immediately prior to the Effective Time that were converted into such units in connection with the Business Combination. Each Wheels Up PI Unit shall have a participation threshold (or “hurdle amount”) applicable to it that was determined on a basis to maintain the intrinsic value of related WUP Profits Interests Award immediately prior to the Effective Time. Wheels Up EO Units will be held by Wheels Up MIP LLC and Wheels Up MIP RI LLC, and correspond to the pro rata amount of Earnout Shares that correspond to the holders of WUP Profits Interest Awards and WUP Restricted Interest Awards based on the number of such awards relative to the total outstanding interests of WUP as of immediately prior to the Effective Time, and subject to the same terms and conditions upon issuance as are applicable to the corresponding WUP Profits Interest Awards and WUP Restricted Interest Awards, respectively.

Exchange Rights
Pursuant to the terms and conditions of the operating agreements of Wheels Up MIP LLC and Wheels Up MIP RI LLC, the members of Wheels Up MIP LLC and Wheels Up MIP RI LLC may redeem their vested profits interests and EO interests in such entity, as applicable, for the vested Wheels Up PI Units and/or Wheels Up EO Units held by such entity corresponding thereto (such right, the “redemption right”). In accordance with the terms of the A&R LLCA, once redeemed, such vested Wheels UP PI Units and Wheels Up EO Units will be exchangeable by such holder for shares of Wheels Up Class A common stock as follows (each, an “exchange right”): (i) each vested Wheels Up PI Unit will be exchangeable for a number of shares of Wheels Up Class A common stock having an aggregate value equal to the intrinsic value of such Wheels Up PI Unit as of such date, which intrinsic value equals the then-current value of the Class A common stock less the hurdle amount per share for the particular Wheels Up PI Unit and (ii) each vested Wheels Up EO Unit will be exchangeable for its pro rata portion of the applicable Earnout Shares to which such Wheels Up EO Units relates, after giving effect to any forfeiture or cancellation of Wheels Up PI Units and Wheels Up RI Units through the date the applicable Earnout Shares vested and become issuable to the WUP equityholders, unless, in each case, Wheels Up elects to exercise a right to instead pay an amount in cash to exchanging WUP award holders equal to the value of the Wheels Up Class A common stock that would otherwise have been delivered upon consummation of the applicable exchange. Pursuant to the terms and conditions of the operating agreements of Wheels Up MIP LLC and Wheels Up MIP RI LLC, a redemption right may only be exercised if the subsequent exchange right is immediately exercised. On the tenth anniversary of the Closing, all vested Wheels Up PI Units will be exchanged for Wheels Up Class A common stock, to the extent not previously exchanged.
Wheels Up is obligated to facilitate an exercise of an exchange right with respect to any vested Wheels Up PI Units or Wheels Up EO units by contributing to WUP Wheels Up Class A common stock or cash to be used to acquire the tendered units.
The holders of vested profits interests and EO interests in Wheels Up MIP LLC and Wheels Up MIP RI LLC will be permitted to exercise their redemption rights and exchange rights at any time and from time to time, subject to applicable vesting requirements and lock-up restrictions. In addition, the exchange rights will be subject to certain limitations and restrictions intended to ensure that WUP will continue to be treated as a partnership for U.S. federal income tax purposes, including certain limitations that will only be applicable during the remainder of 2021.
Management
WUP will be managed by Wheels Up, as its managing member, which shall have full and complete charge of all affairs of WUP. As managing member, Wheels Up may appoint officers of WUP.
Transfer of Securities
Except in connection with the exercise of an exchange right, no unitholder will be permitted to transfer its units in WUP without the prior written consent of Wheels Up, as WUP’s managing member.
Distributions and Allocations
Under the A&R LLCA, we have the right to determine when distributions will be made to the unitholders and the amount of any such distributions. Following this offering, if we authorize a distribution, such distribution will generally be made to the unitholders on a pro rata basis in accordance with the respective number of units they hold, subject to adjustments in certain circumstances to take into account the hurdle rates applicable to then-outstanding Wheels Up PI Units.
WUP will allocate its net income or net loss for each year to the unitholders pursuant to the terms of the Seventh Amended and Restated Limited Liability Company Agreement, and its unitholders, including Wheels Up, will generally incur U.S. federal, state and local income taxes on their share of any taxable income of WUP. Net income and losses of WUP generally will be allocated to unitholders on a pro rata basis in accordance with the respective number of units they hold, subject to requirements under U.S. federal income tax law that certain items of income, gain, loss or deduction be allocated disproportionately in certain circumstances. To the extent WUP has available cash and subject to the terms of Wheels Up’s credit agreements and any other debt instruments, we intend to cause WUP to make generally pro rata distributions to its unitholders in an amount generally intended to allow the WUP unitholders to satisfy their respective income tax liabilities with respect to their allocable share of the income of WUP, based on certain assumptions and conventions, provided that the distribution will be sufficient to allow them to satisfy their respective actual tax liabilities.
Issuance of Equity
The A&R LLCA will provide that at any time Wheels Up issues a share of Wheels Up Class A common stock or any other equity security, the net proceeds received by Wheels Up with respect to such issuance, if any, will be concurrently invested in WUP, and WUP will issue to Wheels Up one common unit or other economically equivalent equity interest. Conversely, if at any time, any shares of Wheels Up Class A common stock are redeemed, repurchased or otherwise acquired by us, WUP will redeem, repurchase or otherwise acquire an equal number of common units held by Wheels Up, upon the same terms and for the same price, as the shares of Wheels Up Class A common stock are redeemed, repurchased or otherwise acquired.
Wheels Up and MIP LLCs Expenses
Pursuant to the A&R LLCA, WUP is required to pay, or cause to be paid, all costs, fees, operating expenses and other expenses of Wheels Up (including the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Company) incurred in pursuing and conducting, or otherwise related to, its activities, including in its capacity as managing member of WUP. In addition, WUP or Wheels Up will be responsible for the ordinary and reasonable expenses incurred by Wheels Up MIP LLC and Wheels Up MIP RI LLC in connection with their continued existence and administration.
Dissolution
WUP will be dissolved only upon the first to occur of (i) an election by us to dissolve WUP, which election shall require the written consent of the holders of a majority of the profits interests then outstanding in Wheels Up MIP LLC and the written consent of the holders of a majority of the equity interests then outstanding in Wheels Up MIP RI LLC, (ii) WUP ceases to have any remaining members and (iii) the entry of a decree of judicial dissolution.
Background to the Business Combination
Aspirational is a blank check company incorporated on July 7, 2020, as a Cayman Islands exempted company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The proposed Business Combination was the result of an extensive search for a potential transaction using the network, investing and operating experience of our management team, including our board of directors. The terms of the Merger Agreement were the result of extensive negotiations between Aspirational and WUP. The following is a brief description of the background of these negotiations, the proposed Business Combination and related transactions.
On September 25, 2020, Aspirational completed its initial public offering of 22,500,000 Aspirational units which included the issuance of 22,500,000 Aspirational units at a price of $10.00 per unit, and on September 29, 2020, the underwriter of Aspirational’s initial public offering partially exercised its over-allotment option, and on October 2, 2020, purchased an additional 1,474,632 Aspirational units from Aspirational (the “Over-Allotment Purchase”), generating in the aggregate gross proceeds of $239,746,320 before transaction costs (including deferred underwriting expenses to be paid upon the completion of Aspirational’s initial business combination). Each Aspirational unit consisted of one Aspirational Class A ordinary share and one-third of one public warrant. Each public warrant entitles the holder thereof to purchase one Aspirational Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. Simultaneously with the closing of the initial public offering and the Over-Allotment Purchase, Aspirational completed the private sale of 4,333,333 and 196,617 private placement warrants at a price of $1.50 per warrant, respectively, to the Sponsor. The private placement warrants are the same as the public warrants, except that the private placement warrants will be exercisable on a cashless basis and be non-redeemable by Aspirational so long as they are held by the initial purchasers or their permitted transferees. If the private placement warrants are held by someone other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by Aspirational and exercisable by such holders on the same basis as the public warrants. In addition, the private placement warrants and their underlying securities will not be transferable, assignable or salable until 30 days after the consummation of Aspirational’s initial business combination, subject to limited exceptions. In connection with Aspirational’s initial public offering, Connaught (UK) Limited (“Connaught”) acted as financial advisor to Aspirational, Credit Suisse Securities (USA) LLC (“Credit Suisse”) acted as capital markets advisor to Aspirational, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) acted as U.S. legal advisor to Aspirational and Maples and Calder (“Maples”) acted as Cayman Islands legal advisor to Aspirational. In connection with the proposed Business Combination, Connaught and Credit Suisse acted as financial advisors to Aspirational, and Credit Suisse acted as placement agent for the PIPE Investment. Connaught and Credit Suisse were not engaged to render, and did not render, a fairness opinion with respect to the Business Combination. Connaught and Credit Suisse each has not performed any services for WUP, and has not received any compensation from WUP, in each case, in the two-year period preceding the date that Aspirational and WUP entered into the Merger Agreement.
Since the completion of its initial public offering, Aspirational considered numerous potential target businesses with the objective of consummating its initial business combination. Representatives of Aspirational contacted and were contacted by numerous individuals and entities who presented ideas for business combination opportunities, including financial advisors and companies in the consumer and retail sectors, with a particular focus on luxury brands, wine & spirits, food & beverage, experiential retail, wellness and hospitality. The Aspirational management team met formally on a weekly basis to review these opportunities in detail. In doing so, Aspirational considered businesses that it believed had attractive long-term growth potential, were well-positioned within their industry and would benefit from the substantial intellectual capital, operational experience, and network of Aspirational’s management team. In the process that led to identifying WUP as an attractive investment opportunity, Aspirational’s management team reviewed over 100 potential business combination targets and made contact with representatives of more than 50 such potential combination targets to discuss the potential for a business combination transaction and, as appropriate, entered into non-disclosure agreements, none of which contained a standstill provision.
Aspirational was in discussions with a number of different business combination targets prior to and at the time of signing the LOI (as defined below) with WUP. However, it was deemed that WUP was the most attractive opportunity for Aspirational and its shareholders due to a variety of factors, including its aspirational brand, experienced management team, expected valuation and capital requirements, secular tailwinds, strong growth and profitability profile, and the potential for Aspirational to unlock value-added partnerships through its existing network and relationships. In order to materially advance discussions with WUP, conduct due diligence and advance to executing definitive transaction documentation, Aspirational signed an LOI which included an exclusivity provision prohibiting Aspirational from soliciting, participating or engaging in a competing transaction (as described below). At this point, Aspirational was obligated to cease any ongoing conversations with other potential business combination targets, and no alternative proposals were put forward to any other target businesses aside from WUP.
Beginning on September 30, 2020 and concluding on December 1, 2020, weekly meetings via video teleconference were held among members of Aspirational’s management team (including Ravi Thakran, Chief Executive Officer of Aspirational and Chairman of the Aspirational board of directors, Mark Bedingham, Vice Chairman of the Aspirational board of directors and Lisa Myers, President of Aspirational), certain of Aspirational’s advisors, and those of Aspirational’s directors who were able to attend such calls on any given occasion, as applicable, in order to discuss matters relating to Aspirational’s initial business combination. Such meetings were intended to allow Aspirational management and certain of Aspirational’s advisors to provide updates regarding the status of the evaluation of, and outreach to, potential business combination targets. Beginning on December 1, 2020, with the execution of the LOI, and concluding on February 1, 2021, with the announcement of the business combination with WUP, regular phone calls and video teleconference meetings were held among Aspirational management and certain of Aspirational’s advisors in order to provide updates regarding the status of the potential business combination transaction with WUP, including with respect to the negotiation of definitive transaction documents, the due diligence review being conducted by Aspirational and its advisors, the status of the PIPE Investment and other related matters.
On October 26, 2020, representatives of Goldman Sachs & Co. LLC (“Goldman”), acting as financial advisor to WUP and on behalf of WUP, contacted Mr. Thakran regarding a potential business combination transaction with WUP.
On November 3, 2020, Mr. Dichter, Mr. Horowitz, Mr. Jacobs, Mr. Applbaum, Mr. Bergeson, Mr. Schachar and Mr. Harasimowicz, on behalf of WUP, and Mr. Thakran, Mr. Bedingham and Ms. Myers, on behalf of Aspirational, held a meeting via video teleconference during which such members of WUP management provided an initial management presentation regarding WUP and its business operations.
On November 10, 2020, Aspirational entered into a non-disclosure agreement with WUP. See the section entitled “BCA Proposal — Related Agreements — Non-Disclosure Agreement” for additional information. After the Non-Disclosure Agreement was executed, WUP began providing preliminary confidential information to Aspirational regarding WUP and its subsidiaries and their collective business operations.
Beginning on November 11, 2020 and until the execution of the LOI on December 1, 2020, representatives of Aspirational, including Mr. Thakran, Mr. Bedingham and Ms. Myers, and representatives of WUP, including Mr. Dichter, Mr. Horowitz and Mr. Jacobs, and certain of their respective advisors held multiple meetings via teleconference and video teleconference and exchanged e-mails with respect to WUP’s business operations, including financial information, historic and projected revenues and earnings/losses, views on competitive positioning, market opportunity, background on the WUP management team and its existing investors, and other business due diligence matters.
On November 11, 2020, representatives of Goldman, on behalf of WUP, e-mailed to representatives of Aspirational an initial form of non-binding draft term sheet in connection with a competitive process involving several special purpose acquisition companies and requested proposals with respect to a potential transaction.
On November 13, 2020, representatives of Connaught, on behalf of Aspirational, and representatives of Goldman, on behalf of WUP, held a meeting via teleconference to discuss the initial draft term sheet and valuation benchmarks, after which Goldman provided certain additional financial information related to WUP.
On November 16, 2020, representatives of Connaught, on behalf of Aspirational, e-mailed to representatives of Goldman, on behalf of WUP, a proposed non-binding term sheet setting forth the key terms with respect to the potential business combination. This proposed non-binding term sheet included a proposed pre-transaction equity valuation of $1.785 billion. The initial equity valuation with respect to the WUP business reflected in this initial non-binding term sheet was consistent with Aspirational management’s evaluation of the business, which was based on Aspirational management’s analysis of the projected revenue and earnings/losses to be generated by the business, as projected by WUP’s management, comparable companies in analogous markets and the business plan and other materials provided by WUP’s management (as further described below). The value of this opening non-binding proposal implied valuation multiples at a discount to those of comparable traded companies, and the lower end of the preliminary valuation range that was prepared by Credit Suisse, but Aspirational management determined that it would be the appropriate starting point further negotiations.
On November 19, 2020, Scott A. Dahnke and Mr. Dichter held a meeting via teleconference to discuss, among other things, the reasons for a potential business combination between Aspirational and WUP.
On November 20, 2020, Mr. Thakran and Mr. Dichter held a meeting via teleconference to discuss, among other things, WUP’s feedback on Aspirational’s proposed initial term sheet.
On November 23, 2020, Mr. Dahnke, on behalf of Aspirational, and representatives of Goldman, on behalf of WUP, held a meeting via teleconference, to further discuss the terms of the proposed business combination.

On November 23, 2020, representatives of Connaught, on behalf of Aspirational, and representatives of Goldman, on behalf of WUP, held a meeting via teleconference to discuss, among other things, WUP’s further feedback on Aspirational’s proposed initial term sheet. Representatives of Goldman indicated that, in order to advance discussions between Aspirational and WUP, and for Aspirational’s proposal to remain competitive in light of alternative proposals submitted to WUP by other special purpose acquisition companies with respect to a potential business combination transaction, Aspirational should consider increasing the overall attractiveness of its proposed transaction terms. Aspirational management determined that it was prudent to increase the pre-transaction equity value by $100 million and include an earn out structure that was contingent on the positive trading performance of the business post-Closing for a sustained period of time. These revised key terms remained consistent with Aspirational management’s evaluation of the business. Aspirational’s management team determined that submitting a new LOI to reflect these terms was deemed to be in the best interest of Aspirational’s shareholders.
On November 24, 2020, representatives of Connaught, on behalf of Aspirational, e-mailed to representatives of Goldman, on behalf of WUP, certain revised proposed key terms, including (i) an increased pre-transaction equity valuation of $1.885 billion, which remained consistent with Aspirational management’s evaluation of the business, and (ii) an earnout in favor of WUP equityholders consisting of up to 9,000,000 shares in three equal tranches to be issuable upon the achievement of share price thresholds of $12.50, $15.00 and $17.50, respectively. Mr. Dichter, Mr. Thakran and Mr. Dahnke subsequently held a call on the same day to discuss, among other things, WUP’s feedback on the proposed revised key terms and determined to proceed with a non-binding letter of intent.
On November 25, 2020, representatives of Connaught, on behalf of Aspirational, and representatives of Goldman, on behalf of WUP, held a meeting via teleconference to discuss process and timeline related to the non-binding letter of intent.
On November 25, 2020, representatives of Connaught, on behalf of Aspirational, e-mailed to representatives of Goldman, on behalf of WUP, a draft non-binding letter of intent (addressed to Mr. Dichter in his capacity as Founder and Chief Executive Officer of WUP), which included, subject to further due diligence, an initial pre-transaction equity value for the WUP business of $1.885 billion. This draft non-binding letter of intent also contemplated a PIPE Investment of up to $300 million, in the aggregate, with a right for WUP to increase the size of the PIPE Investment in its sole discretion.
From November 25, 2020 through December 1, 2020, representatives of Aspirational, including Mr. Thakran, Mr. Bedingham and Ms. Myers, and representatives of WUP, including Mr. Dichter, Mr. Horowitz and Mr. Jacobs, and certain of their respective advisors continued to discuss matters relating to the non-binding letter of intent, pursuant to multiple telephone conversations and e-mail exchanges between the parties, and multiple drafts of the non-binding letter of intent were exchanged.
On November 29, 2020, Mr. Thakran, Mr. Dahnke and Mr. Dichter held a meeting via teleconference to further discuss the terms of the proposed business combination.
On December 1, 2020, Aspirational held a meeting via video teleconference of all of the members of the Aspirational board of directors in addition to members of Aspirational’s management team and certain of Aspirational’s advisors. During the meeting, members of Aspirational’s management team, including Mr. Thakran and Ms. Myers, supported by certain of Aspirational’s advisors, (i) provided the members of the Aspirational board of directors with additional background regarding WUP and its business, (ii) discussed the proposed terms of a potential business combination transaction involving Aspirational and WUP as expected to be reflected in a proposed final non-binding letter of intent, and reviewed the reasons for exploring a proposed transaction with WUP upon the terms set forth in the non-binding letter of intent, and (iii) reviewed the proposed valuation reflected in the non-binding letter of intent (which remained subject to due diligence), including the methodology used and the other considerations and assumptions underlying such valuation. Mr. Thakran also solicited questions and other feedback thereupon from the Aspirational board of directors (including with respect to proposed valuation and related considerations). After discussion, the Aspirational board of directors authorized the entering into of the proposed non-binding letter of intent with WUP.
On December 1, 2020, Mr. Thakran, on behalf of Aspirational, and Jason Horowitz, on behalf of WUP, executed the agreed final version of the non-binding letter of intent (the “LOI”) regarding a potential business combination transaction (subject to due diligence and negotiation of definitive agreements) involving Aspirational and WUP, which reflected a pre-transaction equity value for WUP of $1.885 billion, with no adjustment for WUP’s cash or debt (such amount, the “Base Purchase Price”), and which contemplated the aforementioned earnout structure. The total merger consideration would consist of a number of shares of newly issued common shares of Aspirational valued at $10.00 per share (consistent with Aspirational’s initial public offering price of $10.00 per share), equal to the Base Purchase Price divided by $10.00. In addition, the LOI contemplated that (i) the structure of the transaction would be mutually agreed by the parties based on further tax structuring analysis and discussion, (ii) Aspirational would re-domicile as a Delaware corporation prior to the consummation of the potential business combination transaction and (iii) the composition of the board of directors of the combined company following Closing would be further discussed and agreed by the parties (but that one member would be represented by Aspirational and one board observer would be appointed by Aspirational).
Pursuant to the LOI, the total size of the PIPE Investment was contemplated to be $360 million (subject to WUP’s unilateral right to increase), and each of Aspirational and WUP agreed to be subject to an exclusivity period from the date of the LOI until the earliest of (i) the parties’ mutual agreement in writing to terminate the obligations contained in the LOI and (ii) January 31, 2021 (with an agreement to automatically extend this period for additional 15 days to the extent that the definitive documentation in respect of the proposed transaction has not been executed prior to the expiration of such period, but the parties continue to negotiate in good faith with respect thereto).
On December 1, 2020, representatives of Skadden were provided with access to a virtual data room of WUP and began conducting a legal due diligence review of certain of the materials contained therein. Representatives of Baker McKenzie LLP (“Baker”), KPMG LLP (“KPMG”) and Woodruff-Sawyer & Co. (“Woodruff”) were also engaged at various stages of the process by Aspirational to assist with aviation-related due diligence, tax and financial due diligence and insurance due diligence, respectively, of WUP and its business operations. KPMG was also concurrently engaged by WUP to assist with tax matters related to the potential transaction.
On December 2, 2020, representatives of Connaught, Goldman, Morgan Stanley & Co. LLC (“Morgan Stanley”), acting as financial advisor to WUP, and Jefferies Group LLC (“Jefferies”), acting as financial advisor to WUP, held a meeting via teleconference to discuss process and timeline related to the proposed transaction.
On December 3, 2020, representatives of Aspirational and WUP and their respective advisors, including Skadden, Credit Suisse, Connaught, Goldman, Morgan Stanley, Jefferies and Arnold & Porter Kaye Scholer LLP (“A&P”), acting as legal advisor to WUP, held a meeting via teleconference to discuss matters related to the parties’ proposed transaction timeline and Aspirational’s and its advisors’ business, accounting, tax, regulatory and legal due diligence review of WUP and its business.
On December 3, 2020, representatives of Skadden, on behalf of Aspirational, and representatives of A&P, on behalf of WUP, held a meeting via teleconference to discuss certain process matters regarding the preparation of definitive transaction documents, legal due diligence, the PIPE Investment and related workstreams, including the anticipated timeline discussed by the parties in connection with the execution of the LOI.
Beginning on December 4, 2020 and until the execution of the Merger Agreement on February 1, 2021, representatives of Aspirational, Connaught, Credit Suisse, WUP, Goldman, Morgan Stanley and/or Jefferies, as applicable, held numerous meetings via video teleconference and teleconference to discuss process and timeline related to the proposed business combination, the PIPE Investment and financial and business due diligence related to WUP, including conference calls held on December 10, 2020, December 11, 2020, December 14, 2020, December 16, 2020 through December 18, 2020, December 21, 2020 through December 23, 2020, December 28, 2020 through January 2, 2021, January 4, 2021, January 7, 2021, January 10, 2021 through January 14, 2021, January 19, 2021 through January 22, 2021, January 27, 2021, January 29, 2021 and January 30, 2021.
On December 4, 2020, representatives of Skadden, on behalf of Aspirational, and representatives of A&P, on behalf of WUP, held a meeting via teleconference to discuss certain considerations with respect to the potential transaction structure. During the following weeks leading up to the execution of the Merger Agreement on February 1, 2021, representatives of Skadden, KPMG (also engaged by Aspirational to assist with the analysis of the potential transaction structure), Connaught, Aspirational, A&P and WUP had further conversations and e-mail exchanges regarding the transaction structure of the proposed business combination, including additional conference calls on December 28, 2020, January 11, 2021, January 17, 2021, January 18, 2021 and January 20, 2021.
On December 7, 2020, representatives of Aspirational and WUP and certain of their respective advisors held a meeting via video teleconference to discuss WUP’s management presentation and business overview.
On December 8, 2020, representatives of Skadden, on behalf of Aspirational, and representatives of A&P, on behalf of WUP, held a meeting via teleconference to further discuss the definitive transaction documents and legal due diligence.
On December 11, 2020, representatives of Aspirational and WUP and certain of their respective advisors held a meeting via video teleconference to discuss process matters regarding the PIPE Investment.
On December 16, 2020, representatives of Skadden, Baker, Connaught and Aspirational management, on behalf of Aspirational, held a “kickoff” legal due diligence call with representatives of A&P and members of WUP’s management team, on behalf of WUP, covering Skadden’s and Baker’s legal due diligence questions and requests after an initial review of the materials provided in the data room.
During the following weeks leading up to the execution of the Merger Agreement on February 1, 2021, representatives of Skadden, Baker, KPMG and Woodruff, on behalf of Aspirational, and representatives of A&P and WUP management, as applicable, on behalf of WUP, had additional conversations and e-mail exchanges regarding follow-up questions and requests arising from matters discussed on the legal due diligence “kick-off” call, regulatory matters and other matters arising over the course of Skadden’s, Baker’s, KPMG’s and Woodruff’s respective review of WUP’s written responses to their initial and supplemental due diligence requests and of the other due diligence materials provided in the virtual data room or via e-mail, including pursuant to conference calls held among representatives of Skadden, Baker, KPMG, A&P and WUP management, as applicable, on December 21, 2020, December 22, 2020, December 23, 2020, December 24, 2020, December 29, 2020, December 31, 2020, January 4, 2021, January 8, 2021, January 14, 2021, January 15, 2021, January 17, 2021, January 19, 2021, January 24, 2021, January 25, 2021, January 26, 2021, January 28, 2021 and January 31, 2021.
On December 22, 2020, Mr. Thakran and Mr. Dichter held a meeting via teleconference to further discuss, among other things, the terms of the proposed business combination.
On December 23, 2020, representatives of Aspirational and WUP and certain of their respective advisors held a meeting via teleconference to discuss any updates on process and other matters related to the proposed transaction.
On December 23, 2020, representatives of Skadden, on behalf of Aspirational, e-mailed to representatives of A&P, on behalf of WUP, an initial draft of the Merger Agreement based on the terms of the LOI, as updated by subsequent discussions, which contemplated, among other things, that Aspirational would domesticate as a Delaware corporation in connection with and as of immediately prior to the consummation of the Mergers. The final documentation required additional negotiation by the parties, including with respect to the transaction structure, mechanics relating to the treatment in the Mergers of certain of WUP’s outstanding securities (such as WUP’s options, preferred interests and restricted interests), the calculation of the Exchange Ratio, restrictions on the conduct of WUP’s and Aspirational’s business between signing and Closing, obligations of the parties with respect to delivery of required approvals and preparation and submission of required filings, certain conditions to Closing and termination rights of the parties, the designation of the post-Closing directors and officers of Wheels Up (which involved discussions among each of Aspirational’s and WUP’s board of directors and officers) and certain other terms and conditions, the details of which were not fully addressed in the LOI.
On December 27, 2020, representatives of Skadden, on behalf of Aspirational, also e-mailed to representatives of A&P, on behalf of WUP, an initial draft of a Sponsor Support Agreement, to be entered into by Aspirational, WUP, the Sponsor and each of Aspirational’s directors holding Aspirational ordinary shares, pursuant to which, among other things, the Sponsor and such directors would agree to vote in favor of the Merger Agreement and the transactions contemplated thereby and waive their respective redemption rights in connection with the consummation of the proposed business combination with respect to any ordinary shares held by them. Over the course of the following weeks, the parties exchanged multiple drafts, which included changes primarily relating to the transaction structure and the Sponsor’s representations and warranties, before an agreed final version of the Sponsor Support Agreement was executed by the parties thereto on February 1, 2021. See “— Related Agreements — Sponsor Support Agreement” for additional information.
On December 28, 2020, representatives of Aspirational management, members of the Aspirational board of directors and representatives of Skadden and Baker held a meeting via teleconference to discuss such advisors’ initial findings in connection with their respective due diligence review of WUP and its business.
On December 28, 2020, representatives of Skadden and KPMG, on behalf Aspirational, and representatives of A&P and WUP management, on behalf of WUP, held a meeting via teleconference to discuss certain SEC filing requirements in connection with the proposed transaction, and had further conversations and e-mail exchanges regarding such requirements, including additional conference calls held on January 4, 2021 and January 6, 2021.
On December 30, 2020, following additional discussion among the parties, representatives of A&P, on behalf of WUP, e-mailed to representatives of Skadden, on behalf of Aspirational, a revised version of the Merger Agreement, which included, among other things, (i) revisions to reflect updated transaction structural elements, (ii) certain changes limiting WUP’s obligations with respect to the operation of its business in the ordinary course between signing and Closing, (iii) other changes to the representations and warranties and to the conditions of each party’s obligations to consummate the Mergers and (iv) further restrictions on Aspirational with respect to any changes related to the PIPE Investment and PIPE Subscription Agreements between signing and Closing.
On January 1, 2021, representatives of Skadden, on behalf of Aspirational, e-mailed to representatives of A&P, on behalf of WUP, an initial draft of the form of PIPE Subscription Agreement, pursuant to which the PIPE Investors would agree to purchase shares of Aspirational Class A common stock at $10.00 per share, and each such purchase would be consummated substantially concurrently with the closing of the Mergers, subject to the terms and conditions set forth therein.
On January 3, 2021, Mr. Thakran and Mr. Dichter held a meeting via teleconference to discuss the progress and terms of the proposed transaction in connection with the PIPE Investment.
On January 4, 2021, representatives of Skadden, on behalf of Aspirational, e-mailed to representatives of A&P, on behalf of WUP, a revised version of the Merger Agreement, which included, among other things, (i) changes to the transaction structure to reflect the various mergers between the Blocker Merger Subs and the Blockers, (ii) expanded obligations of WUP regarding the operation of its business between signing and Closing, (iii) revisions to the conditions to the obligations of each party to consummate the Mergers and (iv) limited exceptions to certain of Aspirational’s obligations to WUP in connection with the consummation of the PIPE Investment as contemplated by the PIPE Subscription Agreements executed at signing.
On January 4, 2021, following additional discussion between the parties, representatives of A&P, on behalf of WUP, e-mailed to representatives of Skadden, on behalf of Aspirational, a revised draft of the form of PIPE Subscription Agreement, the revisions therein primarily relating to the representations and warranties of the investor.
On January 6, 2021, Aspirational held a meeting of all of the members of the Aspirational board of directors via video teleconference. Aspirational management and representatives of Skadden, Connaught, Credit Suisse and KPMG were also in attendance. During the meeting, Aspirational management provided an update regarding the status of the potential business combination transaction involving Aspirational and WUP, including with respect to more details on the valuation (including the methodology used and the other considerations and assumptions underlying such valuation), the negotiation of the definition transaction documents, Aspirational’s advisors’ ongoing due diligence review, the PIPE Investment process and other related matters. Based on further financial and business due diligence of WUP, the equity valuation remained at $1.885 billion, consistent with the LOI and prior valuation discussions with the Aspirational board of directors, and the pro forma enterprise valuation was calculated to be approximately $2.1 billion, or approximately 2.3x 2021 estimated revenue and 1.8x 2022 estimated revenue. The enterprise value was based on Aspirational’s management’s analysis of the projected revenue and profits to be generated by the business, as projected by WUP’s management, comparable companies in analogous markets (including asset intensive eCommerce/marketplace, transportation and travel platforms and consumer subscription, such as Vroom, Inc., Carvana Co., Opendoor Technologies Inc., Uber Technologies, Inc., Lyft, Inc., Airbnb, Inc., Blade Air Mobility, Inc, Netflix Inc., Peloton Interactive, Inc., Spotify Technology S.A. and Chewy, Inc., and their public trading market valuations implying 2021 projected revenue multiples (i.e., enterprise value divided by revenue) of 2.1x, 5.7x, 3.9x, 5.4x, 4.9x, 23.5x, 8.7x, 8.3x, 11.2x, 5.0x and 4.5x, respectively, and 2022 projected revenue multiples of 1.3x , 4.1x, 2.2x, 4.1x, 3.6x, 17.1x, 5.3x, 7.1x, 8.5x, 4.2x and 3.8x, respectively (in all cases based on publicly available market data for each company as of December 28, 2020)) and the business plan and other materials provided by WUP’s management. As there were no direct comparable public companies in the private aviation industry, Aspirational’s management believed, based on their professional judgment and experience, that the aforementioned industries and companies most similarly aligned with WUP’s business model, financial profile and disruptive nature, and that companies in the airline and online travel industries were less relevant from both a business and financial perspective. The enterprise value for WUP still implied valuation multiples that compared favorably to those of such comparable publicly traded companies, being either consistent with or at a discount to the projected revenue multiples of such comparable companies and their respective industries. The following table illustrates the multiples of projected revenue for the aforementioned companies Aspirational’s management believed were comparable to WUP in analogous markets and which Aspirational’s management used to make a determination as to the enterprise valuation of WUP.
Company	Projected Revenue Multiple 2021	Company	Projected Revenue Multiple 2022
Vroom, Inc.	2.1	Vroom, Inc.	1.3
WUP	2.3	WUP	1.8
Opendoor Technologies Inc.	3.9	Opendoor Technologies Inc.	2.2
Chewy, Inc	4.5	Lyft, Inc.	3.6
Lyft, Inc.	4.9	Chewy, Inc	3.8
Spotify Technology S.A.	5.0	Carvana Co.	4.1
Uber Technologies, Inc.	5.4	Uber Technologies, Inc.	4.1
Carvana Co.	5.7	Spotify Technology S.A.	4.2
Netflix Inc.	8.3	Blade Air Mobility, Inc.	5.3
Blade Air Mobility, Inc.	8.7	Netflix Inc.	7.1
Peloton Interactive, Inc.	11.2	Peloton Interactive, Inc.	8.5
Airbnb, Inc.	23.5	Airbnb, Inc.	17.1
Further, the pro forma enterprise value for WUP of approximately $2.1 billion implied a material discount to the present value of the potential future enterprise value of the business (“Discounted Future Enterprise Value”) of approximately $2.9 billion. The Discounted Future Enterprise Value was calculated by applying an implied one-year forward EBITDA multiple of 25.0x to WUP’s forecast Adjusted EBITDA of approximately $201 million in fiscal year 2025 and discounting that value at a 15% rate of return, which is in line with the typical return hurdle that investors might seek for this type of investment. The one-year forward EBITDA multiple of 25.0x was determined with reference to WUP’s target growth at maturity (i.e., forecast revenue growth in 2025 of 23.1%) and margin profile at maturity (i.e., forecast Adjusted EBITDA margin in 2025 of 9.4%), and the public market valuations of companies Aspirational’s management believed to be mature comparable companies in analogous markets with related business models (including online travel platforms and consumer subscription businesses, such as Booking Holdings Inc., Expedia Group Inc., Tripadvisor Inc. and Netflix Inc.) implying 2021 projected EBITDA multiples (i.e., enterprise value divided by EBITDA) of 26.3x, 20.1x, 19.8x and 39.2x, respectively (in all cases based on publicly available market data for each company as of December 28, 2020). Aspirational’s management selected these mature comparable companies to determine an appropriate one-year forward EBITDA multiple to be applied to WUP’s forecast Adjusted EBITDA in fiscal year 2025 instead of the companies it selected for the pro forma enterprise value analysis included in the table above because (i) it was not possible to derive a meaningful EBITDA multiple from all but one company (i.e., Netflix, Inc.) from those selected for the pro forma enterprise value analysis given the relative immaturity of such companies (e.g., six out of 11 were currently loss-making in EBITDA terms and four out of the remaining five were only marginally profitable in EBITDA terms); and (ii) by 2025, WUP is expected to be approaching a more comparable stage of maturity to the mature comparable companies selected. Specifically, WUP has forecast revenue growth in 2025 of 23.1% compared with the one-year forward forecast revenue growth rates (2021 to 2022) for Booking Holdings Inc., Expedia Group Inc., Tripadvisor Inc. and Netflix Inc. of 40.8%, 35.7%, 31.6% and 16.7% respectively, and forecast Adjusted EBITDA margin in 2025 of 9.4% compared with forecast EBITDA margin in 2021 for Booking Holdings Inc., Expedia Group Inc., Tripadvisor Inc. and Netflix Inc. of 33.1%, 16.4%, 21.4% and 21.1%, respectively (in all cases based on publicly available market data for each company as of December 28, 2020). Aspirational management believed that using multiples derived from this selection provides a fair approximation for how WUP would be valued by the market in 2025. Following discussion among the Aspirational board of directors, Aspirational management and Aspirational’s advisors in attendance, the Aspirational board of directors unanimously approved the parties to begin contacting a limited number of potential PIPE Investors.
On January 6, 2021, following further discussion between the parties, representatives of Skadden, on behalf of Aspirational, e-mailed to representatives of Davis Polk & Wardwell LLP (“Davis Polk”) who had been engaged to represent Morgan Stanley in its capacity as a placement agent for the PIPE Investment. The parties continued to negotiate the terms of the PIPE Subscription Agreements over the course of the following weeks, exchanging multiple drafts thereof. The principal terms being negotiated during such time related to, among other things, (i) the aggregate amount and allocation of the PIPE Investment among PIPE Investors and the identities of the PIPE Investors anticipated to sign the respective PIPE Subscription Agreements, (ii) whether and on what terms Aspirational would be granted any rights in respect of such PIPE Subscription Agreements, including the amendment and assignment of such PIPE Subscription Agreements before Closing, (iii) the representations and warranties to be made by PIPE Investors and Aspirational, (iv) whether and under what conditions the PIPE Investors would be able to refuse to consummate the transactions consummated by the PIPE Subscription Agreement and (v) the terms and conditions of any registration rights to be granted to the PIPE Investors pursuant to the PIPE Subscription Agreements.
On January 8, 2021, representatives of Aspirational and WUP and certain of their respective advisors held a meeting via teleconference to discuss any updates on process and other administrative matters related to the proposed transaction.
Beginning on January 11, 2021, representatives of Credit Suisse and Morgan Stanley each began contacting a limited number of potential PIPE Investors, each of whom agreed to maintain the confidentiality of the information received pursuant to customary non-disclosure agreements, to discuss WUP, the proposed business combination and the PIPE Investment and to determine such investors’ potential interest in participating in the PIPE Investment. During the following weeks leading up to the execution of the Merger Agreement on February 1, 2021, representatives of Aspirational, WUP, Credit Suisse and Morgan Stanley participated in various virtual meetings with prospective participants in the PIPE Investment.
Beginning on January 15, 2021, after a draft form of PIPE Subscription Agreement had been provided to the prospective PIPE Investors, the terms of the form of PIPE Subscription Agreement were further negotiated between the representatives of Skadden, A&P and Davis Polk, on behalf of their respective clients, and on behalf of the PIPE Investors, their respective advisors, and multiple drafts of the PIPE Subscription Agreements were exchanged prior to the execution of the agreed forms of PIPE Subscription Agreement by the parties thereto on February 1, 2021. See the section entitled “— Related Agreements — PIPE Subscription Agreement” for additional information.
On January 14, 2021, representatives of Skadden, on behalf of Aspirational, and A&P, on behalf of WUP, held a meeting via teleconference to discuss the terms of the Merger Agreement as reflected in the most recent draft circulated by Skadden, including, among other things, (i) certain steps related to the conversion of securities in connection with the Business Combination, (ii) the practical flexibility required with respect to Aspirational’s obligations to WUP in connection with the consummation of the PIPE Investment as contemplated by the PIPE Subscription Agreements executed at signing and (iii) the mechanics related to the registration of shares.
On January 14, 2021, representatives of Skadden, on behalf of Aspirational, e-mailed to representatives of A&P, on behalf of WUP, an initial draft form of the Amended and Restated Registration Rights Agreement based on the terms of the LOI, as updated by subsequent discussions, pursuant to which, among other things, Aspirational would agree to register for resale, pursuant to Rule 415 under the Securities Act, certain equity securities of Wheels Up that are held by the parties thereto from time to time, and the parties thereto would be subject to a lock-up, the terms of which the parties continued to negotiate over the course of the following weeks, exchanging multiple drafts thereof. During this time and in connection with these negotiations, multiple drafts of the Registration Rights Agreement were exchanged, which included changes primarily relating to the lock-up provisions and the thresholds for permitted underwritten takedowns, block trades and at-the-market offerings, prior to the execution of the Merger Agreement on February 1, 2021, to which the agreed form of Registration Rights Agreement was attached as an exhibit. See “— Related Agreements — Registration Rights Agreement” for additional information.
Also on January 14, 2021, representatives of A&P, on behalf of WUP, e-mailed to representatives of Skadden, on behalf of Aspirational, an initial draft of the WUP Holders Support Agreement, pursuant to which, among other things, certain equityholders of WUP (collectively representing an amount of such types and classes of WUP equity securities sufficient to satisfy the approval requirements for the Mergers and other transactions contemplated by the Merger Agreement under WUP’s applicable governing documents) would agree to execute and deliver a written consent with respect to the outstanding WUP equity interests held by them, adopting the Merger Agreement and the transactions contemplated thereby, pursuant to the terms and subject to the conditions set forth therein. Over the course of the following weeks, the parties continued to negotiate the terms of the WUP Holders Support Agreement, exchanging multiple drafts, which included changes primarily relating to the transaction structure and the representations and warranties of the WUP equityholders entering into the WUP Holders Support Agreement, before an agreed final version of the WUP Holders Support Agreement was executed by the parties thereto on February 1, 2021. See “— Related Agreements — WUP Holders Support Agreement” for additional information.
On January 17, 2021, following additional discussions among the parties, representatives of A&P, on behalf of WUP, e-mailed to representatives of Skadden, on behalf of Aspirational, a revised version of the Merger Agreement. From January 17, 2021 through February 1, 2021, representatives of Skadden, on behalf of Aspirational, and A&P, on behalf of WUP, continued to exchange multiple drafts of the Merger Agreement and negotiate the terms thereof, including those regarding, among other things, (i) the structure of the proposed transaction, (ii) the treatment of certain of WUP’s outstanding equity securities and awards in the Mergers, and the specific mechanics by which such securities or awards will either be cancelled in exchange for the right to receive a portion of the merger consideration (or else remain outstanding), which also impacted the definition of the fully diluted share count for purposes of the Exchange Ratio, (iii) WUP’s obligations with respect to the operation of its business between signing and Closing, (iv) certain representations and warranties and (v) the conditions to the obligations of each party to consummate the Mergers. The terms related to clauses (i) and (ii) in this paragraph were subject to the parties’ tax structuring analysis, upon the finalization of which, the structure and mechanics were implemented in the Merger Agreement and subject further to technical revisions. With respect to clause (ii) of this paragraph, the parties discussed the potential dilutive effects on the post-Closing shareholders of the combined company compared to the pre-Closing WUP equityholders based on the treatments proposed as well as the acceleration of certain equity awards, eventually settling on the approach in the Merger Agreement. The terms related to clauses (iii), (iv) and (v) in this paragraph were subject to customary negotiations between the parties, which resulted in terms typical for a transaction of this nature.
On January 17, 2021, representatives of Aspirational, Connaught, Skadden, Credit Suisse, WUP and A&P held a meeting via video teleconference to discuss the WUP equityholder approvals required in connection with the proposed transaction.

On January 19, 2021, representatives of Skadden, on behalf of Aspirational, and representatives of A&P, on behalf of WUP, held a meeting via teleconference to discuss the provisions in the most recent draft Merger Agreement circulated by Skadden related to the registration of shares and the mechanics related thereto.
On January 20, 2021, representatives of Skadden, on behalf of Aspirational, and A&P, on behalf of WUP, held a meeting via teleconference to discuss certain changes to the representations, warranties and covenants reflected in the most recent draft Merger Agreement circulated by Skadden.
On January 20, 2021, Mr. Thakran and Mr. Dichter held a meeting via teleconference to further discuss, among other things, the updated terms and status of the proposed business combination.
On January 21, 2021 and January 24, 2021, representatives of Aspirational and WUP and certain of their respective advisors held meetings via teleconference to discuss any updates on process, timeline and other administrative matters related to the proposed transaction.
On January 22, 2021, representatives of Aspirational management, members of the Aspirational board of directors and representatives of Skadden and Baker held a meeting via teleconference to discuss such advisors’ updated findings in connection with their respective due diligence investigation of WUP and its business.
On January 25, 2021, representatives of A&P, on behalf of WUP, e-mailed to representatives of Skadden, on behalf of Aspirational, an initial draft of the form of the Equity Incentive Plan to be adopted by Aspirational in connection with the proposed business combination, the terms of which the parties continued to negotiate over the course of the following week, exchanging multiple drafts prior to the execution of the Merger Agreement on February 1, 2021, to which the agreed form of the Equity Incentive Plan was attached as an exhibit. See the section entitled “Equity Incentive Plan Proposal” for additional information.
On January 25, 2021, a news article was posted on Reuters’ website stating that Wheels Up and Aspirational were in advanced stages of negotiating a potential business combination transaction.
On January 26, 2021, representatives of A&P, on behalf of WUP, e-mailed to representatives of Skadden, on behalf of Aspirational, initial drafts of the forms of certificate of incorporation and bylaws for the combined public company to be adopted by Aspirational in connection with the consummation of the proposed business combination, the terms of which the parties continued to negotiate, exchanging multiple drafts, which included changes primarily relating to compliance with DOT foreign ownership restrictions, prior to the execution of the Merger Agreement on February 1, 2021, to which the agreed forms of Certificate of Incorporation and Bylaws were attached as exhibits. See the section entitled “Organizational Documents Proposals” for additional information.
On January 26, 2021, representatives of Skadden, on behalf of Aspirational, and representatives of A&P, on behalf of WUP, held a meeting via teleconference to discuss the provisions in the most recent draft Merger Agreement circulated by Skadden related to the registration of shares and the mechanics related thereto.
On January 27, 2021, representatives of Skadden, on behalf of Aspirational, and representatives of A&P, on behalf of WUP, held a meeting via teleconference to discuss certain other changes relating to (i) the specific amounts associated with the Minimum Trust Condition and the PIPE Investment Amount condition, which the parties eventually determined to be the amounts noted in the LOI, and (ii) certain representations, warranties and covenants, reflected in the most recent draft Merger Agreement circulated by Skadden.
On January 28, 2021, Aspirational’s board of directors held a meeting via video teleconference and representatives of Aspirational management, Skadden, Connaught and Credit Suisse joined the meeting. At this meeting, the Aspirational management provided an overview of the proposed business combination and WUP as the proposed business combination target (including the rationale for the combined business and the expected ownership structure of the combined company following the Closing), updated Aspirational’s board of directors regarding the substantially final negotiations of the terms of the proposed business combination and answered any questions from the board of directors. Aspirational’s board of directors, with the assistance of Skadden, discussed and reviewed the proposed business combination, including WUP as the proposed business combination target, the terms and conditions of the Merger Agreement and the key ancillary agreements, the potential benefits of, and risks relating to the proposed business combination and the reasons for entering into the Merger Agreement and the proposed timeline for finalizing the definitive transaction agreements and announcing the proposed business combination.
On January 28, 2021, representatives of Skadden, on behalf of Aspirational, and representatives of A&P, on behalf of WUP, held a meeting via teleconference during which A&P previewed certain changes that would be reflected in the next draft of Merger Agreement circulated by A&P, which included (i) changes to certain representations, warranties and covenants and (ii) an increase in the size of the board of directors of the combined company to include two directors designated by Delta.
On January 29, 2021, representatives of A&P, on behalf of WUP, e-mailed to representatives of Skadden, on behalf of Aspirational, a draft investor rights letter agreement with Delta, which reflected A&P’s comments to an initial draft provided to it by counsel to Delta. Pursuant to this letter agreement, effective as of Closing, (i) Delta would have the right to designate two members of the board of directors of the combined company as long as certain minimum ownership thresholds are met, (ii) equity issuances to certain domestic commercial air carriers would be prohibited as long as a minimum ownership threshold is met and (iii) Delta would have consultation rights with respect to certain senior officers who have primary responsibility in flight operations, safety, maintenance and quality control. The parties, including Delta, continued to negotiate the terms of this agreement over the course of the following days, exchanging multiple drafts thereof, which included changes primarily relating to clauses (i) through (iii) in the preceding sentence, prior to the execution of the Delta Investor Rights Letter on February 1, 2021. See “— Related Agreements — Delta Investor Rights Letter” for additional information.
From January 29, 2021 to January 31, 2021, the parties continued to finalize the transaction documents (or forms thereof) with respect to the proposed business combination based on the terms agreed upon by the parties and approved by their respective boards of directors, including the WUP Holders Support Agreement, the Sponsor Support Agreement, the PIPE Subscription Agreements with each of the PIPE Investors, the Delta Investor Rights Letter and the Merger Agreement and the exhibits thereto.
On January 30, 2021, Mr. Thakran and Mr. Dichter held a meeting via teleconference to further discuss, among other things, the updated terms of the proposed business combination as well as plans for announcement.
On January 30, 2021, representatives of WUP management, A&P, Connaught, Skadden and certain other advisors of Aspirational and WUP held a meeting via teleconference to discuss the communications plan with respect to the anticipated announcement of the proposed transaction on February 1, 2021.
On January 30, 2021, representatives of Skadden, on behalf of Aspirational, and representatives of A&P, on behalf of WUP, held a meeting via teleconference to discuss certain changes to the draft Merger Agreement relating to the mechanics of the First Step Blocker Mergers received from the legal advisors to certain of the Blockers and to the Delta Investor Rights Letter.
On January 31, 2021, Aspirational’s board of directors held a meeting via video teleconference and representatives of Aspirational management, Skadden and Connaught and a representative of Maples joined the meeting. At the meeting, the management of Aspirational updated the Aspirational board of directors regarding any final negotiations of the terms of the proposed business combination. A representative of Maples gave a presentation to the Aspirational board of directors on the directors’ fiduciary duties under Cayman law. Aspirational’s board of directors, with the assistance of Skadden, then further discussed and reviewed the proposed business combination, including Wheels Up as the proposed business combination target, any updated terms and conditions of the Merger Agreement and the key ancillary agreements (copies of all of which were provided to all of the members of the Aspirational board of directors in advance of the meeting), the potential benefits of, and risks relating to the proposed business combination and the reasons for entering into the Merger Agreement. See “— Aspirational’s Board of Directors Reasons for the Business Combination” for additional information related to the factors considered by Aspirational’s board of directors in approving the Business Combination. Following additional discussion on these and related matters, Aspirational’s board of directors unanimously determined, among other things, that the BCA Proposal is fair to, advisable and in the best interests of Aspirational and recommended that its shareholders vote “FOR” the proposal.
On January 31, 2021, representatives of Skadden, on behalf of Aspirational, representatives of A&P, on behalf of WUP, and the legal advisors to certain of the Blockers, on behalf of such Blockers, held a meeting via teleconference to discuss the terms of the Registration Rights Agreement, as reflected by the most recently circulated draft.
On January 31, 2021, representatives of WUP management and representatives of Aspirational management and Connaught held several meetings via teleconference to discuss the final terms of certain equity awards and transaction bonuses, including, as described above, with respect to the impact of such terms on the fully diluted share count used in calculating the Exchange Ratio and the post-Closing share ownership of the combined company.
On February 1, 2021, Aspirational, WUP, Merger Sub, Blocker Sub, the Blocker Merger Subs and the Blockers executed the Merger Agreement. Concurrent with the execution of the Merger Agreement, Aspirational also entered into the WUP Holders Support Agreement, the Sponsor Support Agreement, the PIPE Subscription Agreements and the Delta Investor Rights Letter, in each case, with the applicable other parties thereto. See “— Related Agreements” for additional information.
On February 1, 2021, Aspirational and WUP issued a joint press release announcing the execution of the Merger Agreement, which it filed with a Current Report on Form 8-K along with an investor presentation prepared by members of Aspirational’s and WUP’s management team and used in connection with meetings with the PIPE Investors as well as with existing Aspirational shareholders and other persons regarding WUP and the Business Combination.
Aspirational’s Board of Directors’ Reasons for the Business Combination
On January 31, 2021, the Aspirational board of directors (i) approved the Merger Agreement and related transaction agreements and the transactions contemplated thereby, (ii) determined that the Business Combination is in the best interests of Aspirational and its shareholders and (iii) recommended that Aspirational’s shareholders approve and adopt the Business Combination. In evaluating the Business Combination and making these determinations and this recommendation, the Aspirational board of directors consulted with Aspirational’s senior management and considered a number of factors.
The Aspirational board of directors and management also considered the general criteria and guidelines that Aspirational believed would be important in evaluating prospective target businesses as described in the prospectus for Aspirational’s initial public offering. The Aspirational board of directors also considered that they could enter into a business combination with a target business that does not meet those criteria and guidelines. In the prospectus for its initial public offering, Aspirational stated that it intended to focus primarily on acquiring one or more businesses with the following criteria and guidelines in part:
(i)
have a high quality and aspirational brand with an established consumer base and a leading presence in the markets in which they operate;

(ii)
are fundamentally sound but are underperforming their potential;

(iii)
are at an inflection point, such as requiring additional capital or expertise, where we believe we can drive improved financial performance;

(iv)
offer opportunities to enhance financial performance through organic initiatives and/or inorganic growth opportunities that we identify in our analysis and due diligence;

(v)
have the potential to further improve their performance from our management team’s knowledge of the target’s industry, proven operational strategies, and past experiences in scaling businesses;

(vi)
have an international expansion plan as part of their overall growth strategy and can leverage our management team’s operational experience in global markets; and

(vii)
offer an attractive potential return for our shareholders, weighing potential growth opportunities and operational improvements in the target business against any identified downside risks.

In considering the Business Combination, the Aspirational board of directors determined that the Business Combination was an attractive business opportunity that met the vast majority of the criteria and guidelines above, although not weighted or in any order of significance.
Aspirational’s board of directors considered a wide variety of factors in connection with their respective evaluations of the Business Combination. In light of the complexity of those factors, Aspirational’s board of directors as a whole did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching their respective decisions. Individual members of Aspirational’s board of directors may have given different weight to different factors. This explanation of Aspirational’s reasons for the board of directors’ approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
In particular, the Aspirational board of directors considered the following factors:
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WUP and the Business Combination.   The Aspirational board of directors considered the following factors related to WUP and the Business Combination:

a.
WUP’s Large and Expandable Addressable Market.   The Aspirational board of directors believes that the private aviation market is ripe for disruption due to a number of factors. The industry was worth approximately $31 billion in 2020 and, through WUP’s technology-driven platform and efforts to democratize private aviation, the Aspirational board of directors believes the industry can expand to $80 billion by 2025. Based on the number of flight hours flown in a year across all private aircraft, the average private aircraft generally sits idle 97% of the time, and the Aspirational board of directors believes that the shared economy will increase private aircraft asset utilization. As of 2020, experiences account for over 65% of individuals’ discretionary spending, and an estimated 90% of people who can afford to fly privately do not. The Aspirational board of directors believes that the growth in the experience economy will continue to increase consumer demand for private aviation and that the impact of the COVID-19 pandemic will increasingly validate private aviation as a smart means of travel as businesses and high-net-worth individuals emphasize wellness over cost.

b.
WUP’s Trusted and Iconic Lifestyle Brand.   The Aspirational board of directors believes that WUP has built a trusted and iconic lifestyle brand through traditional and digital media, unique experiences and brand activation events. WUP has over 5 million website visits and 11 million page views. Through brand integrations, over 100 unique brand ambassadors and appearances on popular television shows, including HBO: Curb Your Enthusiam®, SHOWTIME: Billions® and ESPN: College Gameday®, the Aspirational board of directors believes WUP has positioned itself as the trusted leader in private aviation. WUP also has an 89.6% retention rate for members whose annual flight spend exceeded $25,000, and an over 90% retention rate for its highest spending members, and the Aspirational board of directors believes that WUP’s trusted brand and reputation for safety will continue to appeal to a diverse and growing consumer base.

c.
WUP’s Technology-Driven Platform.   The Aspirational board of directors believes WUP has built the platform and technology to disrupt the private aviation industry by optimizing asset utilization for operators and increasing accessibility for consumers. The private aviation industry is highly fragmented with the top 87 operators representing 57% of the market and over 1,800 operators representing the balance of the industry capacity. The industry also consists of largely analog technological processes and an expensive broker network. WUP offers one of the industry’s largest and most diverse fleet of aircraft and is taking an asset-right approach, consisting of (i) owned and leased, (ii) managed and (iii) third party network aircraft, to support the fulfillment of scaling demand. Further, the Aspirational board of directors believes WUP’s Avianis flight management system revolutionizes operators’ business through its cloud-based operating system and highly granular inventory management system. To meet the needs of the expanding consumer base, the Aspirational board of directors believes the Wheels Up App will provide an intuitive, powerful tool for managing customer experience, along with proprietary algorithms and data engines to benefit both operators and users. The Aspirational board of directors believes this technology-driven approach uniquely positions WUP as the most significant private aviation solution for both operators and consumers.
d.
WUP’s Rapid Membership Growth and Expansive Future Opportunities.   WUP has a rapidly growing membership base with more than 9,200 Active Members as of December 31, 2020, which represents an approximately 44% compound annual growth rate over the last seven years. Membership revenue is highly visible through Prepaid Block sales and largely recurring given WUP’s approximately 80% Core and Business membership renewal rate. The Aspirational board of directors believes that the Wheels Up App and software-centric approach will enable efficient expansion of its customer base and a user-friendly experience. Further, the Aspirational board of directors believes that WUP is poised for expansion into new markets, including the Asian market, which represents the largest consumption growth arena in the world.

e.
Experienced and Proven Management Team.   The Aspirational board of directors believes that WUP’s management team has extensive experience in key aspects of the aviation, technology, luxury and branding industries. WUP’s management team is led by its Founder and Chief Executive Officer, Kenny Dichter, who previously founded Marquis Jet, and also includes former officers, managers, or professionals of Cox Automotive, the U.S. Air Force, SFX, Coca Cola, Patrón and other industry leading brands. The Aspirational board of directors believes that under their leadership, WUP has built a private aviation company that empowers consumers to access and experience private aviation and has resulted in strong growth. The Aspirational board of directors expects that WUP’s executives will continue with the combined company following the Business Combination. For additional information regarding Wheels Up’s executive officers, see the section entitled “Management of Wheels Up Following the Business Combination — Executive Officers.”

f.
Attractive Entry Valuation.   Wheels Up will have an anticipated initial post-transaction enterprise value of $2.091 billion, implying a 1.8x multiple of 2022 projected revenue. After the completion of the Business Combination, the majority of the net cash from Aspirational’s trust account and the PIPE Investment is expected to be held on Wheels Up’s consolidated balance sheet to fund operations and support new and existing growth initiatives.

•
Best Available Opportunity.   The Aspirational board of directors determined, after a thorough review of other business combination opportunities reasonably available to Aspirational, that the proposed Business Combination represents the best potential business combination for Aspirational based upon the process utilized to evaluate and assess other potential acquisition targets, and the Aspirational board of directors’ belief that such processes had not presented a better alternative.

•
Continued Ownership By Sellers.   The Aspirational board of directors considered that WUP’s existing equityholders would be receiving a significant amount of Wheels Up Class A common stock in the proposed Business Combination and that 100% of the existing WUP equityholders are “rolling over” their existing equity interests of WUP into equity interests in Wheels Up. The existing WUP equityholders are expected to hold approximately 68.9% of the pro forma ownership of the combined company after Closing, assuming, as of immediately after the Business Combination, (i) none of Aspirational’s current public shareholders exercise their redemption rights in connection with the Business Combination, (ii) (A) the conversion in the Business Combination of all WUP Restricted Interests into an award of restricted shares of Wheels Up Class A common stock, with substantially the same vesting and termination-related provisions as the WUP Restricted Interests (B) the vesting and cashless net-exercise of all Wheels Up Options for shares of Wheels Up Class A common stock at a price per share of Wheels Up Class A common stock of $10.00, (C) the vesting and exchange of all WUP Profits Interests for shares of Wheels Up Class A common stock on the basis of a price per share of Wheels Up Class A common stock of $10.00 and

(D) the issuance of shares of Wheels Up Class A common stock as the Merger Consideration pursuant to the Merger Agreement, which, in the case of all shares described in clauses (A)-(D) hereof, in the aggregate equal 188,500,000 shares of Wheels Up Class A common stock, and (iii) Wheels Up issues 55,000,000 shares of Wheels Up Class A common stock to the PIPE Investors pursuant to the PIPE Investment. Such percentages exclude the possible future issuance of any Wheels Up Class A common stock as earnout shares and in connection with the exercise of any Wheels Up warrants. If the actual facts are different from these assumptions, including if Wheels Up Options are cash exercised, or if due to appreciation of Wheels Up Class A common stock following the Business Combination, WUP Profits Interests become exchangeable for a greater amount of shares of Wheels Up Class A common stock, the percentage ownership retained by WUP’s existing shareholders in the combined company will be different. Assuming that all Wheels Up Options are cash exercised and assuming that all WUP Profits Interests were exchanged for shares of Wheels Up Class A common stock without regard to any hurdle amounts, an additional 30,496,210 shares of Wheels Up Class A common stock could be issued. Certain WUP equityholders are also PIPE Investors.
Further, all of the proceeds to be delivered to the combined company in connection with the Business Combination (including from Aspirational’s trust account and from the PIPE Investment), are expected to remain on the balance sheet of the combined company after Closing in order to fund WUP’s existing operations and support new and existing growth initiatives. The Aspirational board of directors considered this as a strong sign of confidence in Wheels Up following the Business Combination and the benefits to be realized as a result of the Business Combination.
•
Investment by Third Parties.   The Aspirational board of directors considered that certain third parties, including top-tier institutional investors, are also investing an additional $550.0 million in the combined company, in each case, pursuant to their participation in the PIPE Investment. The Aspirational board of directors considered this another strong sign of confidence in Wheels Up following the Business Combination and the benefits to be realized as a result of the Business Combination.

•
Results of Due Diligence.   The Aspirational board of directors considered the scope of the due diligence investigation conducted by Aspirational’s senior management and outside advisors and evaluated the results thereof and information available to it related to WUP, including:

a.
extensive virtual meetings and calls with WUP’s management team regarding its operations, projections and the proposed transaction; and

b.
review of materials related to WUP and its business, made available by WUP, including consolidated financial statements, material contracts, key operating metrics and performance indicators, benefit plans, employee compensation and labor matters, intellectual property matters, real property matters, information technology, privacy and personal data, litigation information, private aviation matters and other regulatory and compliance matters and other legal and business diligence.

•
Terms of the Merger Agreement.   The Aspirational board of directors reviewed and considered the terms of the Merger Agreement and the related agreements including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate such agreements under the circumstances described therein. See the section entitled “BCA Proposal” for detailed discussions of the terms and conditions of these agreements.

•
The Role of the Independent Directors.   In connection with the Business Combination, Aspirational’s independent directors, Leo Austin, Neil Jacobs and Frank Newman, evaluated the proposed terms of the Business Combination, including the Merger Agreement and the related agreements, and unanimously approved, as members of the Aspirational board of directors, the Merger Agreement and the related agreement and the transactions contemplated thereby, including the Business Combination.

The Aspirational board of directors also identified and considered the following factors and risks weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:
•
Potential Inability to Complete the Mergers.   The Aspirational board of directors considered the possibility that the Business Combination may not be completed and the potential adverse consequences to Aspirational if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction. They considered the uncertainty related to the Closing, including due to closing conditions primarily outside of the control of the parties to the transaction (such as the need for shareholder approval and antitrust and any other applicable regulatory approval). The Merger Agreement and the Sponsor Support Agreement each also include exclusivity provisions that prohibit Aspirational, the Sponsor and certain of their respective affiliates from soliciting other business combination proposals on behalf of Aspirational, which restricts Aspirational’s ability to consider other potential business combinations until the earlier of the termination of the Merger Agreement or the consummation of the Business Combination.

In addition, the Aspirational board of directors considered the risk that the current public shareholders of Aspirational would redeem their public shares for cash in connection with consummation of the Business Combination, thereby reducing the amount of cash available to Wheels Up following the consummation of the Business Combination and potentially requiring WUP to waive certain conditions under the Merger Agreement in order for the Business Combination to be consummated. The consummation of the Mergers is conditioned upon satisfaction of the Minimum Trust Condition, which is for the sole benefit of WUP. As of September 30, 2020, without giving effect to any future redemptions that may occur, the trust account had approximately $239.8 million in cash and investments. In September 2020, Aspirational invested the cash held in the trust account in Treasury securities and money market funds. Further, the Aspirational board of directors considered the risk that current public shareholders would exercise their redemption rights is mitigated because WUP will be acquired at an attractive aggregate purchase price.
•
WUP’s Business Risks.   The Aspirational board of directors considered that Aspirational shareholders would be subject to the execution risks associated with Wheels Up if they retained their public shares following the Closing, which were different from the risks related to holding public shares of Aspirational prior to the Closing. In this regard, the Aspirational board of directors considered that there were risks associated with successful implementation of Wheels Up’s long-term business plan and strategy and Wheels Up realizing the anticipated benefits of the Business Combination on the timeline expected or at all, including due to factors outside of the parties’ control, such as the potential negative impact of the COVID-19 pandemic and related macroeconomic uncertainty. The Aspirational board of directors considered that the failure of any of these activities to be completed successfully may decrease the actual benefits of the Business Combination and that Aspirational shareholders may not fully realize these benefits to the extent that they expected to retain the public shares following the completion of the Business Combination. For additional description of these risks, please see the section entitled “Risk Factors.”

•
Post-Business Combination Corporate Governance.   The Aspirational board of directors considered the corporate governance provisions of the Merger Agreement and the Proposed Organizational Documents and the effect of those provisions on the governance of the Company following the Closing.

Given that the existing equityholders of WUP will collectively control shares representing a majority of Wheels Up’s total outstanding shares of common stock upon completion of the Business Combination, and that the board of directors of Wheels Up will be classified following the Closing pursuant to the terms of the Proposed Organizational Documents, the existing equityholders of WUP may be able to elect future directors and make other decisions (including approving certain transactions involving Wheels Up and other corporate actions) without the consent or approval of any of Aspirational’s current shareholders, directors or management team.

See the section entitled “Organizational Documents Proposals” for detailed discussions of the terms and conditions of the Proposed Organizational Documents.
•
Limitations of Review.   The Aspirational board of directors considered that they were not obtaining an opinion from any independent investment banking or accounting firm that the price Aspirational is paying to acquire WUP is fair to Aspirational or its shareholders from a financial point of view. In addition, the Aspirational senior management and Aspirational’s outside counsel reviewed only certain materials in connection with their due diligence review of WUP. Accordingly, the Aspirational board of directors considered that Aspirational may not have properly valued such business.

•
No Survival of Remedies for Breach of Representations, Warranties or Covenants of WUP.   The Aspirational board of directors considered that the terms of the Merger Agreement provide that Aspirational will not have any surviving remedies against WUP or its equityholders after the Closing to recover for losses as a result of any inaccuracies or breaches of the representations, warranties or covenants of WUP set forth in the Merger Agreement. As a result, Aspirational shareholders could be adversely affected by, among other things, a decrease in the financial performance or worsening of financial condition of WUP prior to the Closing, whether determined before or after the Closing, without any ability to reduce the number of shares to be issued in the Business Combination or recover for the amount of any damages. The Aspirational board of directors determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and the current equityholders of WUP will be, collectively, the majority equityholders in Wheels Up.

•
Litigation.   The Aspirational board of directors considered the possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could enjoin consummation of the Business Combination.

•
Fees and Expenses.   The Aspirational board of directors considered the fees and expenses associated with completing the Business Combination.

•
Diversion of Management.   The Aspirational board of directors considered the potential for diversion of management and employee attention during the period prior to the completion of the Business Combination, and the potential negative effects on WUP’s business.

In addition to considering the factors described above, the Aspirational board of directors also considered that:
•
Interests of Aspirational’s Directors and Executive Officers.   Aspirational’s directors and executive officers may have interests in the Business Combination as individuals that are in addition to, and may be different from, the interests of Aspirational’s shareholders, as described in the section entitled “BCA Proposal — Interests of Aspirational’s Directors and Executive Officers in the Business Combination.” However, Aspirational’s board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for Aspirational’s initial public offering and are included in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by Aspirational with any other target business or businesses, and (iii) a significant portion of the consideration to Aspirational’s directors and executive officers was structured to be realized based on the future performance of Wheels Up’s common stock. In addition, Aspirational’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving, as members of the Aspirational board of directors, the Merger Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.

Based on its review of the forgoing considerations, the Aspirational board of directors concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects Aspirational shareholders will receive as a result of the Business Combination. The Aspirational board of directors realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

Aspirational’s independent directors considered the terms of the Merger Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination, as members of the Aspirational board of directors, and Aspirational did not have a separate committee of independent directors to consider such matters.
The preceding discussion of the information and factors considered by the Aspirational board of directors is not intended to be exhaustive but includes the material factors considered by the Aspirational board of directors. In view of the complexity and wide variety of factors considered by the Aspirational board of directors in connection with its evaluation of the Business Combination, the Aspirational board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the different factors that it considered in reaching its decision. In addition, in considering the factors described above, individual members of the Aspirational board of directors may have given different weight to different factors. The Aspirational board of directors considered this information as a whole and overall considered the information and factors to be favorable to, and in support of, its determinations and recommendations.
This explanation of the Aspirational board of directors’ reasons for its approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
Unaudited Prospective Financial Information of WUP
WUP does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections as to future revenue, earnings, financial condition, Active Members, Active Users, Live Flight Legs or other results. However, WUP’s senior management prepared and provided to WUP’s board of directors, WUP’s financial advisors and Aspirational certain internal, unaudited prospective financial information in connection with the evaluation of the business combination. WUP’s senior management prepared such financial information based on WUP’s senior management’s judgement and assumptions regarding the future financial performance of WUP. These financial projections were prepared solely for internal use in conjunction with bonus program target achievement determinations, strategic internal planning, annual budgeting, allocating resources, making operating decisions and other management purposes, and are therefore subjective in many respects and susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments, and were not intended for third party use, including by investors or holders. The inclusion of the below key elements of the forecasts provided to Aspirational should not be regarded as an indication that WUP, Aspirational, their respective boards of directors or their respective affiliates, advisors or other representatives, or any other recipient of this information, considered — or now considers — such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the BCA Proposal.
The unaudited prospective financial information is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be materially higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year.
WUP believes the assumptions in the prospective financial information were reasonable at the time the financial information was prepared, given the information WUP had at the time. While presented in this proxy statement/prospectus with numeric specificity, the information set forth in the summary below reflects numerous estimates and assumptions including assumptions with respect to general business, economic, market, industry, regulatory and financial conditions and various other future events and factors, as well as matters specific to WUP’s business, all of which are difficult to predict and many of which are beyond WUP’s and Aspirational’s control. The projections are forward-looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, as well as, among other things, matters related specifically to the recent operational performance and anticipated development of WUP’s business, many of which are beyond WUP’s control. The various risks and uncertainties include those set forth in the “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” sections of this proxy statement/prospectus, respectively.

The prospective financial information also reflects assumptions as to certain business decisions that are subject to change. The unaudited prospective financial information was not prepared with a view toward public disclosure or compliance with the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of financial forecasts but, in the view of WUP’s management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of WUP’s management’s knowledge and belief, the expected course of action and the expected future financial performance of WUP. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or holders, are cautioned not to place undue reliance on the prospective financial information. You are cautioned not to rely on the projections in making a decision regarding the transaction, as the projections may be materially different than actual results. The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding WUP and Aspirational included in this proxy statement/prospectus and in Aspirational’s other filings with the SEC. The projections reflect the consistent application of accounting policies of WUP and should be read in conjunction with the accounting policies included in Note 2 “Summary of Significant Accounting Policies” of the accompanying Notes to Consolidated Financial Statements of WUP included elsewhere in this proxy statement/prospectus.
The financial projections were requested by, and disclosed to, Aspirational for use as a component in its overall evaluation of WUP and are included in this proxy statement/prospectus on that account. WUP has not warranted the accuracy, reliability, appropriateness or completeness of the financial projections to anyone, including Aspirational. None of WUP, Aspirational or any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any person regarding the ultimate performance of WUP compared to the information contained in the financial projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect the circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, the financial projections should not be looked at as “guidance” of any sort. WUP and Aspirational will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.
Certain of the measures included in the prospective financial information may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by WUP may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor in connection with a business combination transaction are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, WUP has not provided a reconciliation of the financial measures included in the prospective financial information to the relevant GAAP financial measures.
Furthermore, the prospective financial information does not take into account any circumstances or events occurring after the date that information was prepared. None of WUP’s independent registered public accounting firm, Aspirational’s independent registered public accounting firm or any other independent accountants, have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, none of WUP, Aspirational or any of their independent auditors express an opinion or any other form of assurance with respect thereto or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement/prospectus relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so. Nonetheless, a summary of the financial projections is provided in this proxy statement/prospectus because they were made available to Aspirational and the Aspirational board of directors in connection with their review of the proposed transaction.

The following table sets forth certain summarized prospective information regarding WUP for 2018, 2019, 2020, 2021, 2022, 2023, 2024 and 2025:
	Year Ended December 31,
($ in millions)	2018 (Actual)	2019 (Actual)	2020 (Forecast)	2021 (Forecast)	2022 (Forecast)	2023 (Forecast)	2024 (Forecast)	2025 (Forecast)
Active Members(1)	4,664	5,787	9,181	10,807	13,082	16,174	19,633	23,521
Active Users(2)	4,664	5,787	10,995	12,853	16,857	22,412	29,812	38,994
Live Flight Legs(3)	33,333	38,363	44,579	54,704	63,604	74,989	88,917	105,045
Membership Revenue	$43	$46	$54	$62	$74	$87	$103	$121
Flight Revenue	$285	$334	$488	$662	$811	$982	$1,212	$1,495
Other Revenue	$4	$5	$148	$188	$254	$338	$421	$521
Total Revenue	$332	$385	$690	$912	$1,139	$1,407	$1,736	$2,137
YoY Growth %	17.7%	16.0%	79.2%	32.2%	24.9%	23.5%	23.4%	23.1%
Total Cost of Revenue	$283	$341	$623	$768	$934	$1,127	$1,370	$1,667
Contribution(4)	$49	$44	$67	$144	$205	$280	$366	$470
Contribution Margin(5)	14.7%	11.5%	9.7%	16.0%	18.0%	19.9%	21.1%	22.0%
Total G&A	$66	$83	$143	$188	$215	$240	$266	$292
% of Revenue	19.9%	21.6%	20.7%	20.6%	18.9%	17.1%	15.3%	13.7%
Adjusted EBITDA(6)	$(14)	$(21)	$(53)	$(29)	$8	$58	$120	$201
Capital Expenditures	$(44)	$(35)	$(11)	$(22)	$(26)	$(26)	$(27)	$(28)

(1)
We define Active Members as the number of Connect, Core and Business membership accounts that generated membership revenue in a given period and are active as of the reporting period. See the section entitled “WUP’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Operating Metrics — Active Members.”

(2)
We define Active Users as Active Members and legacy Jet Card holders as of the reporting date plus unique non-member consumers who completed a revenue generating flight at least once in a given period and excluding wholesale flight activity. See the section entitled “WUP’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Operating Metrics — Active Users.”

(3)
Live Flight Legs is defined as the number of completed one-way revenue generating flight legs in a given period excluding empty repositioning legs and owner legs related to aircraft under management. See the section entitled “WUP’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Operating Metrics — Live Flight Legs.”

(4)
The term “Contribution” refers to revenue less cost of revenue.

(5)
Calculated by dividing Contribution by total revenue.

(6)
The term “Adjusted EBITDA” refers to net loss adjusted for (i) interest income (expense), (ii) depreciation and amortization, (iii) equity-based compensation expense, (iv) acquisition, integration, and capital raise related expenses, (v) public company readiness related expenses and (vi) other items not indicative of our ongoing operating performance, including the CARES Act grant and COVID-19 response initiatives for 2020. Adjusted EBITDA is a non-GAAP financial measures. For information regarding our use and definition of this measure, see the section entitled “WUP’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures.”

Projected revenue is based on a variety of operational assumptions:
•
Membership revenue is driven by the expected growth in Active Members, the average membership fee paid, and the mix of members between Connect, Core and Business. We expect Connect members will comprise a higher percentage of Active Members in future years, and as a result, the average membership fee per member should decline over time.

•
Flight revenue projections are driven primarily by the demand for private aviation services from members and increasingly non-members over time, including the number of Live Flight Legs flown, and the average revenue per Live Flight Leg.

•
Aircraft management revenue, which was originally included as part of other revenue, consists of projected recurring management fees and recharge revenue and is primarily driven by the number and mix of aircraft under management and the amount of services provided to those customers.

•
Other revenue is currently comprised of software subscription fees, third-party MRO revenue, FBO revenue, whole aircraft acquisitions and sales related revenue and fees from sponsorships and partnerships. In future years, other revenue includes estimated revenue from new initiatives, such as international expansion, new software products and services offered to aircraft operators, Delta related initiatives and possible collaborations with luxury and aspirational brands.

Projected Contribution and Adjusted EBITDA are driven by the cost to deliver, as well as the cost of providing other services and new business initiatives included in cost of revenue. The projections related to Contribution are primarily based on historical trends and factor in improvements related to supply optimization, maintenance and operating scale over time. Projected Adjusted EBITDA is additionally driven by expectations of other costs and expenses, including growth rates for technology and development, sales and marketing, and general and administrative expenses. The projected growth rates for costs and expenses are based on the ratio of historical expense to revenue and reflect improvements in the ratios as WUP continues to scale.
Projected capital expenditures primarily includes aircraft refurbishments and maintenance-related investments as well continued investment in software development.
EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR WUP, EACH OF ASPIRATIONAL AND WUP UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.
Satisfaction of 80% Test
It is a requirement under the NYSE listing requirements that any business acquired by Aspirational have a fair market value equal to at least 80% of the balance of the funds in the trust account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of WUP generally used to approve the transaction and the pre-transaction equity valuation of $1.885 billion for WUP compared to the approximately $239.8 million in the trust account, the Aspirational board of directors determined that this requirement was met. The Aspirational board of directors determined that the consideration being paid in the Business Combination, which amount was negotiated at arms-length, were fair to and in the best interests of Aspirational and its shareholders and appropriately reflected WUP’s value. In reaching this determination, the Aspirational board of directors concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical skills, as well as quantitative factors such as its potential for future growth in revenue and profits. Aspirational’s board of directors believes that the financial skills and background of its members qualify it to conclude that the acquisition of WUP met this requirement.
Interests of Aspirational’s Directors and Executive Officers in the Business Combination
When you consider the recommendation of Aspirational’s board of directors in favor of approval of the BCA Proposal, you should keep in mind that the Sponsor and Aspirational’s directors and executive officers have interests in such proposal that are different from, or in addition to, those of Aspirational shareholders and warrant holders generally. These interests include, among other things, the interests listed below:
•
Prior to Aspirational’s initial public offering, the Sponsor purchased 6,468,750 Aspirational Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.004 per share, and transferred 25,000 of such shares to each of Leo Austin, Neil Jacobs and Frank Newman at their original per share purchase price. On October 2, 2020, as a result of the underwriters’ election to partially exercise their over-allotment option, 475,092 Aspirational Class B ordinary shares were forfeited, resulting in an aggregate of 5,993,658 Aspirational Class B ordinary shares issued and outstanding. If Aspirational does not consummate a business combination by September 25, 2022 (or if such date is extended at a duly called extraordinary general meeting, such later date), it would cease all operations except for the purpose of winding up, redeeming all of the outstanding public shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating, subject in each case to its obligations under the Cayman Islands Companies Act to provide for claims of creditors and the requirements of other applicable law. In such event, the 5,993,658 Aspirational Class B ordinary shares collectively owned by the Sponsor and three members of Aspirational’s board of directors (Leo Austin, Neil Jacobs and Frank Newman) would be worthless because following the redemption of the public shares, Aspirational would likely have few, if any, net assets and because the Sponsor and Aspirational’s directors and officers have agreed to waive their respective rights to liquidating distributions from the trust account in respect of any Aspirational Class A ordinary shares and Aspirational Class B ordinary shares held by it or them, as applicable, if Aspirational fails to complete a business combination within the required period. Additionally, in such event, the 4,333,333 private placement warrants purchased by the Sponsor simultaneously with the consummation of Aspirational’s initial public offering and the additional 196,617 private placement warrants purchased by the Sponsor on October 2, 2020 in connection with the underwriters’ election to partially exercise their over-allotment option, which were purchased for an aggregate purchase price of $6.8 million, will also expire worthless. Certain of Aspirational’s directors and executive officers also have a direct or indirect economic interest in such private placement warrants and in the 5,993,658 Aspirational Class B ordinary shares owned by the Sponsor. The 5,993,658 shares of Wheels Up Class A common stock into which the 5,993,658 Aspirational Class B ordinary shares collectively held by the Sponsor and Messrs. Austin, Jacobs and Newman will automatically convert in connection with the Mergers (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $60,296,199.48 based upon the closing price of $10.06 per public share on the NYSE on June 8, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus. However, given that such shares of Wheels Up Class A common stock will be subject to certain restrictions, including those described above, Aspirational believes such shares have less value. The 4,529,950 Wheels Up warrants into which the 4,529,950 private placement warrants held by the Sponsor will automatically convert in connection with the Mergers (including after giving effect to the Domestication), if unrestricted and freely tradable, would have had an aggregate market value of $7,383,818.50 based upon the closing price of $1.63 per public warrant on the NYSE on June 8, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus.

•
The Sponsor (including its representatives and affiliates) and Aspirational’s directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Aspirational. For example, Mr. Thakran, Mr. Bedingham and Ms. Myers, each of whom serves as an officer and/or director of Aspirational and/or may be considered an affiliate of the Sponsor, as applicable, have recently incorporated ASPL II, a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting an initial business combination. Mr. Thakran is the Chairman of the Board of Directors and Chief Executive Officer of ASPL II, Mr. Bedingham is the Vice Chairman of the Board of Directors of ASPL II and Ms. Myers is the Co-President of ASPL II, and each owes fiduciary duties to ASPL II under Cayman Islands Companies Act. The Sponsor and Aspirational’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to Aspirational completing its initial business combination. Moreover, certain of Aspirational’s directors and officers have time and attention requirements for investment funds of which affiliates of the Sponsor are the investment managers. Aspirational’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to Aspirational, and the other entities to which they owe certain fiduciary or contractual duties, including ASPL II. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Aspirational’s favor and such potential business opportunities may be presented to other entities prior to their presentation to Aspirational, subject to applicable fiduciary duties under Cayman Islands Companies Act. Aspirational’s Cayman Constitutional Documents provide that Aspirational renounces its interest in any corporate opportunity offered to any director or officer of Aspirational unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of Aspirational and it is an opportunity that Aspirational is able to complete on a reasonable basis.
•
Aspirational’s existing directors and officers will be eligible for continued indemnification and continued coverage under Aspirational’s directors’ and officers’ liability insurance after the Mergers and pursuant to the Merger Agreement.

•
In the event that Aspirational fails to consummate a business combination within the prescribed time frame (pursuant to the Cayman Constitutional Documents), or upon the exercise of a redemption right in connection with the Business Combination, Aspirational will be required to provide for payment of claims of creditors that were not waived that may be brought against Aspirational within the ten years following such redemption. In order to protect the amounts held in Aspirational’s trust account, the Sponsor has agreed that it will be liable to Aspirational if and to the extent any claims by a third party (other than Aspirational’s independent auditors) for services rendered or products sold to Aspirational, or a prospective target business with which Aspirational has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under the indemnity of the underwriters of Aspirational’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•
In connection with Aspirational’s initial public offering and the Business Combination, Connaught (UK) Limited acted as a financial advisor to Aspirational. Connaught (UK) Limited is an affiliate of an indirect minority member of the Sponsor but is not an affiliate of Aspirational or the Sponsor or any of their respective directors or officers.

•
Parties related to our Sponsor and certain of our officers and directors have advanced funds to us for working capital purposes, including $250,000 as of April 30, 2021. These outstanding advances have been documented in (i) the promissory note, dated as of March 8, 2021, issued by Aspirational to the Sponsor, pursuant to which Aspirational borrowed an aggregate principal amount of $100,000 from the Sponsor, and (ii) the promissory note, dated as of April 30, 2021, issued by Aspirational to the Sponsor, pursuant to which Aspirational borrowed an aggregate principal amount of $150,000 from the Sponsor. The Promissory Notes will bear interest at a rate equal to 2.75% per annum and are unsecured and due and payable in full on the earlier of September 25, 2022 and the date Aspirational consummates its initial business combination. If we do not complete our initial business combination within the required period, we may use a portion of our working capital held outside the trust account to repay such advances and any other working capital advances made to us, but no proceeds held in the trust account would be used to repay such advances and any other working capital advances made to us, and such related party may not be able to recover the value it has loaned us and any other working capital advances it may make.

•
Aspirational’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Aspirational’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Aspirational fails to consummate a business combination by September 25, 2022, they will not have any claim against the trust account for reimbursement. Aspirational’s officers and directors, and their affiliates, expect to incur (or guaranty) approximately $20.5 million of transaction expenses (excluding the deferred underwriting commissions of $8.4 million being held in the trust account as of March 31, 2021). Accordingly, Aspirational may not be able to reimburse these expenses if the Business Combination or another business combination, is not completed by such date.
•
Pursuant to the Registration Rights Agreement, the Sponsor and Aspirational’s independent directors will have customary registration rights, including demand and piggy-back rights, subject to cooperation and cut-back provisions with respect to the shares of Wheels Up Class A common stock and warrants held by such parties following the consummation of the Business Combination.

•
The Proposed Certificate of Incorporation does not contain a provision expressly electing that Wheels Up will not be governed by Section 203 (Delaware’s “interested stockholder” statute) of the DGCL, and therefore, Wheels Up will be subject to Section 203 of the DGCL.

The Sponsor has agreed to vote in favor of the Business Combination, regardless of how our public shareholders vote. Unlike some other blank check companies in which the initial shareholders agree to vote their shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and all of Aspirational’s directors holding Aspirational ordinary shares have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement. As of the date of this proxy statement/prospectus, the Sponsor (including Aspirational’s independent directors) owns 20.0% of the issued and outstanding ordinary shares of Aspirational.
At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing equityholders of WUP or our or their respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, public shares, (ii) execute agreements to purchase such shares from such investors in the future, or (iii) enter into transactions with such investors and others to provide them with incentives to acquire public shares, vote their public shares in favor of the Condition Precedent Proposals or not redeem their public shares. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of Aspirational’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing equityholders of WUP or our or their respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (x) increase the likelihood of approving the Condition Precedent Proposals and (y) limit the number of public shares electing to redeem, including to satisfy any redemption threshold.
Entering into any such arrangements may have a depressive effect on our common stock (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. Aspirational will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of one or more of Aspirational’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aspirational and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Aspirational’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.
Interests of WUP’s Directors and Officers in the Business Combination
WUP’s executive officers and directors may have interests in the Business Combination that are different from, or in addition to, the interests of Aspirational’s shareholders and warrant holders and of WUP’s holders generally. The members of the WUP board of directors were aware of and considered these interests to the extent that such interests existed at the time, among other matters, when they approved the Merger Agreement. These interests include, among other things, the interests listed below:
•
Some of the executive officers and directors of WUP have received options to purchase WUP common interests, WUP profits interests and WUP restricted interests. These options, profits interests and restricted interests will be treated as set forth elsewhere in this proxy statement/prospectus. See “BCA Proposal — The Merger Agreement — Consideration — Treatment of WUP Options, Profits Interests and Restricted Interests” for additional information.

•
The WUP board of directors has determined to partially accelerate the service-based vesting of all equity incentive awards that are outstanding under the Wheels Up Partners Holdings LLC Option Plan and the Wheels Up Partners Holdings LLC Equity Incentive Plans (including options to purchase WUP common interests, WUP profits interests and WUP restricted interests) as of immediately prior to the Effective Time.

•
Each service-based vesting tranche (excluding the “second vesting sub-condition” applicable to the WUP Restricted Interest Awards) will be rolled forward by that number of days from and including the Closing Date and October 31, 2022. As a result of this vesting acceleration, the applicable service-based vesting conditions (other than the “second vesting sub-condition” applicable to the WUP Restricted Interest Awards) that would otherwise have been deemed satisfied on or before October 31, 2022, will be deemed satisfied as of immediately prior to the Effective Time of the Business Combination. This partial acceleration would apply to all outstanding equity incentive awards, including those held by WUP’s directors and executive officers.

•
Prior to the Registration Statement being declared effective under the Securities Act, WUP will forgive an outstanding loan with a principal amount of $5,000,000 made to Mr. Dichter, WUP’s founder and chief executive officer.

•
WUP’s directors and executive officers are entitled to continued indemnification and directors’ and officers’ liability insurance coverage under the Merger Agreement.

•
Certain of WUP’s directors have subscribed for shares of Wheels Up Class A common stock in connection with the PIPE Investment. For additional information, see the section entitled “BCA Proposal — Related Agreements — PIPE Subscription Agreements” and for more information regarding these directors’ individual subscriptions, see the section entitled “Certain Relationships and Related Party Transactions — WUP — PIPE Investment.”

Equity-Based Compensation
Pursuant to the Merger Agreement, equity incentive awards held by WUP’s directors and executive officers as of the Effective Time of the Business Combination will be treated as set forth in “— The Merger Agreement — Consideration — Treatment of WUP Options, Profits Interests and Restricted Interests” above. For more information regarding equity incentive awards held by certain executive officers and the non-employee directors of WUP, see “WUP Executive and Director Compensation.”
Accelerated Vesting of Equity Incentive Awards
In connection with the Business Combination, WUP’s board of directors has determined it to be advisable to partially accelerate the vesting of the service-based component of each equity incentive award outstanding immediately prior to the Effective Time such that each service-based vesting tranche (excluding the “second vesting sub-condition” applicable to the WUP Restricted Interest Awards) shall be rolled forward by that number of days from and including the Closing Date and October 31, 2022. As a result of this vesting acceleration, the applicable service-based vesting conditions (other than the “second vesting sub-condition” applicable to the WUP Restricted Interest Awards) that would otherwise have been deemed satisfied on or before October 31, 2022, will be deemed satisfied as of immediately prior to the Effective Time of the Business Combination. This accelerated vesting is being applied across-the-board with respect to all outstanding equity incentive awards and is intended to benefit all equity incentive award holders of WUP. After giving effect to the acceleration of service-based vesting, the other terms and conditions governing each such equity incentive award will continue to apply, including, without limitation, the “second vesting sub-condition” applicable to the WUP Restricted Interest Awards that are held by certain executive officers of WUP. This accelerated treatment will result in the following aggregate number and total value of equity incentive awards held by WUP’s directors and executive officers vesting upon the Closing (except for WUP Restricted Interest Awards, which will continue to be subject to the holder’s continued employment through the later to occur of (x) six months after the Closing and (y) 30 days after the expiration of the Lock-Up Period the (“second vesting sub-condition”)), assuming (a) Closing occurs on June 30, 2021, (b) a reference price per share of Wheels Up Class A common stock equal to $10.00 and (c) an exchange ratio of 0.4604 as of such date:
	WUP Options #/$	WUP Profits Interests #/$	WUP Restricted Interests #/$
Directors	287,500 / 323,128	206,250 / 251,349	N/A
Executive Officers	1,975,000 / 1,992,249	6,297,707 / 7,700,542	2,471,741 / 11,379,706
Executive Loan Forgiveness
In 2016, the WUP board of directors determined to incentivize Mr. Dichter, WUP’s founder and Chief Executive Officer, with additional equity in connection with his continued retention as Chief Executive Officer of WUP. Rather than provide newly issued equity interests which would have been dilutive to WUP’s equityholders, the WUP board of directors approved a loan to Mr. Dichter to fund the purchase of outstanding equity interests from a founding executive who was departing WUP. On January 20, 2016, WUP loaned Mr. Dichter the principal amount of $5,000,000. Prior to the Registration Statement being declared effective under the Securities Act, WUP will forgive the amount of the principal and accrued interest on the loan. WUP anticipates that the amount of forgiveness will result in Mr. Dichter recognizing approximately $5.5 million of compensation, and Mr. Dichter will, at the time of such forgiveness, pay to WUP approximately $2.5 million so that it may satisfy its tax withholding obligations with respect to such compensation. For additional information, see “WUP Executive and Director Compensation — Executive Loan.”
Indemnification; Directors’ and Officers’ Insurance
Pursuant to the terms of the Merger Agreement, from and after the Effective Time, Wheels Up will indemnify certain persons, including WUP’s directors and executive officers. In addition, for a period of not less than six years from the Effective Time, Wheels Up will maintain an insurance policy for the benefit of certain persons, including WUP’s directors and executive officers. For additional information, see “— The Merger Agreement — Covenants and Agreements — Covenants of Aspirational” above.
Expected Accounting Treatment of the Business Combination
The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Aspirational will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of WUP issuing stock for the net assets of Aspirational, accompanied by a recapitalization. The net assets of Aspirational will be stated at historical cost, with no goodwill or other intangible assets recorded. For financial reporting purposes, WUP will be presented as the predecessor to Aspirational.
WUP has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and maximum redemption scenarios:
•
WUP equityholders will have the largest voting interest in the post-combination company;

•
The board of directors of the post-combination company will have 11 members, and WUP will have the ability to nominate the majority of the members of the board of directors;

•
WUP management will hold executive management roles (including Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, among others) for the post-combination company and be responsible for the day-to-day operations;

•
The post-combination company will assume the “Wheels Up” name; and

•
The intended strategy of the post-combination entity will continue WUP’s current strategy of being a leader in the private aviation industry.

Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the two filings of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination is granted. On February 16, 2021 Aspirational and WUP filed the required forms under the HSR Act with respect to the Business Combination with the Antitrust Division and the FTC and requested early termination. The HSR Act waiting period expired on March 18, 2021.
At any time before or after consummation of the Business Combination, notwithstanding termination of the respective waiting periods under the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, conditionally approving the Business Combination upon divestiture of assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Aspirational cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, Aspirational cannot assure you as to its result.
Neither Aspirational nor WUP is aware of any material regulatory approvals or actions required by regulatory authorities for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions is required, such approvals or actions will be sought. There can be no assurance, however, that any approvals or actions, including any such additional approvals or actions, will be obtained.
Vote Required for Approval
The approval of the BCA Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Broker non-votes will not be considered present for purposes of establishing a quorum, as we believe all proposals presented to the shareholders will be considered non-discretionary, and will not count as votes cast at the extraordinary general meeting.
The BCA Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the BCA Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Company’s entry into the Agreement and Plan of Merger, dated as of February 1, 2021 by and among Aspirational, WUP, Merger Sub, Blocker Sub, the

Blocker Merger Subs and the Blockers, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of May 6, 2021, a copy of each of which is attached to this proxy statement/prospectus as Annex A and Annex A-I, respectively, pursuant to which, among other things, following the Domestication of Aspirational to the State of Delaware, (i) the Blockers will simultaneously merge with and into the respective Blocker Merger Subs, with the Blockers surviving each merger as wholly owned subsidiaries of Aspirational, (ii) thereafter, the surviving Blockers will simultaneously merge with and into Blocker Sub, with Blocker Sub surviving each merger, and (iii) thereafter, Merger Sub will merge with and into WUP, with WUP surviving the merger, with Aspirational as its managing member, in each case in accordance with the terms and subject to the conditions of the Agreement and Plan of Merger and Amendment No. 1 to Agreement and Plan of Merger be approved and ratified in all respects.”
Recommendation of Aspirational’s Board of Directors
THE ASPIRATIONAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE ASPIRATIONAL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BCA PROPOSAL.
The existence of financial and personal interests of one or more of Aspirational’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aspirational and its shareholders and what he, she or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Aspirational’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled the section entitled “BCA Proposal — Interests of Aspirational’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DOMESTICATION PROPOSAL
Overview
Following the Business Combination, Wheels Up may not be owned by an entity domiciled outside of the United States consistent with federal laws relating to foreign ownership of U.S. air carriers. Accordingly, it would not be possible to consummate the Business Combination consistent with such laws unless Aspirational were to change its domicile to a State within the United States prior to or concurrently with the consummation of the transaction. The Merger Agreement provides that Aspirational will change its domicile to Delaware as a condition to the consummation of the Business Combination.
As discussed in this proxy statement/prospectus, if the BCA Proposal is approved, then Aspirational is asking its shareholders to approve the Domestication Proposal. Under the Merger Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Mergers. If, however, the Domestication Proposal is approved, but the BCA Proposal is not approved, then neither the Domestication nor the Mergers will be consummated.
As a condition to Closing the Mergers, the board of directors of Aspirational has unanimously approved a change of Aspirational’s jurisdiction by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. In accordance with Aspirational’s Plan of Domestication (included as an exhibit to the registration statement of which this proxy statement/prospectus is a part), to effect the Domestication, Aspirational will file a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Aspirational will be domesticated and continue as a Delaware corporation.
As a result of and upon the effective time of the Domestication, (i) each of the then issued and outstanding Aspirational Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of Wheels Up Class A common stock, (ii) each of the then issued and outstanding Aspirational Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of Wheels Up Class A common stock, (iii) each of the then issued and outstanding Aspirational warrant will convert automatically into a Wheels Up warrant, pursuant to the Warrant Agreement, and (iv) each of the then issued and outstanding units of Aspirational that have not been previously separated into the underlying Aspirational Class A ordinary shares and underlying Aspirational warrants upon the request of the holder thereof, will be cancelled and will entitle the holder thereof to one share of Wheels Up Class A common stock and one-third of one Wheels Up warrant.
The Domestication Proposal, if approved, will approve a change of Aspirational’s jurisdiction from the Cayman Islands to the State of Delaware. Accordingly, while Aspirational is currently governed by the Cayman Islands Companies Act, upon the Domestication, Wheels Up will be governed by the DGCL. We encourage shareholders to carefully consult the information set out below under the section entitled “Comparison of Corporate Governance and Shareholder Rights.” Additionally, we note that if the Domestication Proposal is approved, then Aspirational will also ask its shareholders to approve the Organizational Documents Proposals (as discussed below), which, if approved, will replace Aspirational’s current memorandum and articles of association under the Cayman Islands Companies Act with a new certificate of incorporation and bylaws of Wheels Up under the DGCL. The Proposed Organizational Documents differ in certain material respects from the Cayman Constitutional Documents and we encourage shareholders to carefully consult the information set out below under the section entitled “Organizational Documents Proposals,” the Cayman Constitutional Documents of Aspirational, attached hereto as Annex K and the Proposed Organizational Documents of Wheels Up, attached hereto as Annex C and Annex D.
Reasons for the Domestication
Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its stockholders, who are the owners of the corporation.

The board of directors of Aspirational believes that there are several reasons why a reincorporation in Delaware is in the best interests of Aspirational and its shareholders. As explained in more detail below, these reasons can be summarized as follows:
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Prominence, Predictability, and Flexibility of Delaware Law.   For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

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Well-Established Principles of Corporate Governance.   There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to Wheels Up, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for Wheels Up’s stockholders from possible abuses by directors and officers.

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Increased Ability to Attract and Retain Qualified Directors.   Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and stockholders alike. Wheels Up’s incorporation in Delaware may make Wheels Up more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. Our board of directors therefore believes that providing the benefits afforded directors by Delaware law will enable Wheels Up to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our stockholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.
Expected Accounting Treatment of the Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of Aspirational as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of Wheels Up immediately following the Domestication will be the same as those of Aspirational immediately prior to the Domestication.
Vote Required for Approval
The approval of the Domestication Proposal requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Broker non-votes will not be considered present for purposes of establishing a quorum, as we believe all proposals presented to the shareholders will be considered non-discretionary, and will not count as votes cast at the extraordinary general meeting.
The Domestication Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that the Company be de-registered in the Cayman Islands pursuant to Article 47 of the Amended and Restated Articles of Association of the Company (as amended) and be registered by way of continuation as a corporation in the State of Delaware.”
Recommendation of the Aspirational Board of Directors
THE ASPIRATIONAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ASPIRATIONAL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.
The existence of financial and personal interests of one or more of Aspirational’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aspirational and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Aspirational’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled the section entitled “BCA Proposal — Interests of Aspirational’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSALS
If the Domestication Proposal is approved and the Business Combination is to be consummated, Aspirational will replace the current amended and restated memorandum of association of Aspirational under the Cayman Islands Companies Act (the “Existing Memorandum”) and the current articles of association of Aspirational (as may be amended from time to time) (the “Existing Articles” and, together with the Existing Memorandum, the “Cayman Constitutional Documents”), in each case, under the Cayman Islands Companies Act, with a proposed new certificate of incorporation (the “Proposed Certificate of Incorporation”) and proposed new bylaws (the “Proposed Bylaws” and, together with the Proposed Certificate of Incorporation, the “Proposed Organizational Documents”) of Wheels Up, in each case, under the DGCL.
Aspirational’s shareholders are asked to consider and vote upon and to approve by special resolution four separate proposals (collectively, the “Organizational Documents Proposals”) in connection with the replacement of the Cayman Constitutional Documents with the Proposed Organizational Documents. The Organizational Documents Proposals are conditioned on the approval of the Domestication Proposal, and, therefore, also conditioned on approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Organizational Documents Proposals will have no effect, even if approved by holders of ordinary shares.
The Proposed Organizational Documents differ materially from the Cayman Constitutional Documents. The following table sets forth a summary of the principal changes proposed between the Existing Memorandum and the Existing Articles and the Proposed Certificate of Incorporation and Proposed Bylaws for Wheels Up. This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of Aspirational, attached to this proxy statement/prospectus as Annex K, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex C and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex D. All shareholders are encouraged to read each of the Proposed Organizational Documents in its entirety for a more complete description of its terms. Additionally, as the Cayman Constitutional Documents are governed by the Cayman Islands Companies Act and the Proposed Organizational Documents are governed by the DGCL, we encourage shareholders to carefully consult the information set out under the section entitled “Comparison of Corporate Governance and Shareholder Rights.”
	The Cayman Constitutional Documents	The Proposed Organizational Documents
Authorized Shares (Organizational Documents Proposal A)
The Cayman Constitutional Documents authorize 555,000,000 shares, consisting of 500,000,000 Aspirational Class A ordinary shares, 50,000,000 Aspirational Class B ordinary shares and 5,000,000 preferred shares.
See paragraph 5 of the Existing Memorandum.

The Proposed Organizational Documents authorize 2,525,000,000 shares, consisting of 2,500,000,000 shares of Wheels Up Class A common stock and 25,000,000 shares of Wheels Up preferred stock.
See Article Fourth, subsection(1) of the Proposed Certificate of Incorporation.

Authorize the Board of Directors to Issue Preferred Stock Without Stockholder Consent (Organizational Documents Proposal B)	The Cayman Constitutional Documents authorize the issuance of 5,000,000 preferred shares with such designation, rights and preferences as may be determined from time to time by Aspirational’s board of directors. Accordingly, Aspirational’s board of directors is empowered under the Cayman Constitutional	The Proposed Organizational Documents authorize the Wheels Up board of directors to issue all or any shares of preferred stock in one or more series and to fix for each such series such designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other

	The Cayman Constitutional Documents	The Proposed Organizational Documents

Documents, without shareholder approval, to issue preferred shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares (except to the extent it may affect the ability of Aspirational to carry out a conversion of Aspirational Class B ordinary shares on the Closing Date, as contemplated by the Existing Articles).
See paragraph 5 of the Existing Memorandum and Articles 3 and 17 of the Existing Articles.

rights (and the qualifications, limitations or restrictions thereof), as the Wheels Up board of directors may determine.
See Article Fourth, subsection (2) of the Proposed Certificate of Incorporation.

Classified Board (Organizational Documents Proposal C)	The Cayman Constitutional Documents provide that the Aspirational board of directors shall be comprised of one class. See Article 29 of the Existing Articles.
The Proposed Organizational Documents provide that the Wheels Up board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.
See Article Fifth, subsection (2) of the Proposed Certificate of Incorporation.

Corporate Name (Organizational Documents Proposal D)	The Cayman Constitutional Documents provide that the name of the company is “Aspirational Consumer Lifestyle Corp.” See paragraph 1 of the Existing Memorandum.	The Proposed Organizational Documents provide that the name of the corporation will be “Wheels Up Experience Inc.” See Article I of the Proposed Certificate of Incorporation.
Perpetual Existence (Organizational Documents Proposal D)
The Cayman Constitutional Documents provide that if Aspirational does not consummate a business combination (as defined in the Cayman Constitutional Documents) September 25, 2022, Aspirational will cease all operations except for the purposes of winding up and will redeem the public shares and liquidate Aspirational’s trust account.
See Article 49 of the Cayman Constitutional Documents.

The Proposed Organizational Documents do not include any provisions relating to Wheels Up’s ongoing existence; the default under the DGCL will make Wheels Up’s existence perpetual.
Default rule under the DGCL.

	The Cayman Constitutional Documents	The Proposed Organizational Documents
Exclusive Forum (Organizational Documents Proposal D)	The Cayman Constitutional Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Organizational Documents adopt Delaware as the exclusive forum for certain stockholder litigation. See Article Twelfth, subsection (1) of the Proposed Certificate of Incorporation.
Restrictions on Non-U.S. Ownership (Organizational Documents Proposal D)	The Cayman Constitutional Documents do not contain provisions restricting the percentage of voting interests of Aspirational that can be owned by persons that are not “Citizens of the United States” or requirements relating to the number of directors and officers that must be “Citizens of the United States.”
The Proposed Organizational Documents restrict the ability of persons that are not “Citizens of the United States” to own more than 25% of the voting power of Wheels Up and requires that Wheels Up’s chief executive officer, president, at least two-thirds of Wheels Up’s officers and at least two-thirds of the members of the Wheels Up board of directors be “Citizens of the United States.”
See Article Tenth, subsection (1) of the Proposed Certificate of Incorporation and Articles Third, Sixth and Eighth of the Proposed Bylaws.

Takeovers by Interested Stockholders (Organizational Documents Proposal D)	The Cayman Constitutional Documents do not provide restrictions on takeovers of Aspirational by a related shareholder following a business combination.
The Proposed Organizational Documents do not opt out of Section 203 of the DGCL, and therefore, Wheels Up will be subject to Section 203 of the DGCL relating to takeovers by interested stockholders.
Default rule under the DGCL.

Provisions Related to Status as Blank Check Company (Organizational Documents Proposal D)
The Cayman Constitutional Documents include various provisions related to Aspirational’s status as a blank check company prior to the consummation of a business combination.
See Article 49 of the Cayman Constitutional Documents.
The Proposed Organizational Documents do not include such provisions related to Aspirational’s status as a blank check company, which no longer will apply upon consummation of the Mergers, as Aspirational will cease to be a blank check company at such time.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as a special resolution, that the Cayman Constitutional Documents currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed Bylaws (copies of which are attached to the proxy statement/prospectus as Annex C and Annex D, respectively), with such principal changes as described in Organizational Documents Proposals A-D.”

ORGANIZATIONAL DOCUMENTS PROPOSAL A — APPROVAL OF AUTHORIZATION OF CHANGE TO AUTHORIZED CAPITAL STOCK, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
Organizational Documents Proposal A — to authorize the change in the authorized capital stock of Aspirational from (i) 500,000,000 Aspirational Class A ordinary shares, 50,000,000 Aspirational Class B ordinary shares and 5,000,000 preferred shares, par value $0.0001 per share, of Aspirational (the “Aspirational preferred shares”) to (ii) 2,500,000,000 shares of Wheels Up Class A common stock and 25,000,000 shares of Wheels Up preferred stock.
As of the date of this proxy statement/prospectus, there are (i) 23,974,632 Aspirational Class A ordinary shares issued and outstanding, (ii) 5,993,658 Aspirational Class B ordinary shares issued and outstanding and (iii) no Aspirational preferred shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there is an aggregate of (x) 7,991,544 public warrants and 4,529,950 private placement warrants of Aspirational, in each case, issued and outstanding. Subject to the terms and conditions of the Warrant Agreement, the Aspirational warrants will be exercisable after giving effect to the Business Combination for one share of Wheels Up Class A common stock at an exercise price of $11.50 per share. No Aspirational warrants are exercisable until 30 days after the Closing.
Pursuant to the Merger Agreement (and exclusive of any participation in the PIPE Investment), Wheels Up will issue to WUP equityholders 188,500,000 shares of Wheels Up Class A common stock assuming (i) the conversion of all WUP Restricted Interests into an award of restricted shares of Wheels Up Class A common stock, with substantially the same vesting and termination-related provisions as the WUP Restricted Interests, (ii) the vesting and cashless net-exercise of all Wheels Up Options for shares of Wheels Up Class A common stock, (iii) the vesting and exchange of all WUP Profits Interests for shares of Wheels Up Class A common stock and (iv) the issuance of shares of Wheels Up Class A common stock as the Merger Consideration pursuant to the Merger Agreement. Pursuant to the PIPE Investment, Wheels Up will issue 55,000,000 shares of Wheels Up Class A common stock to the PIPE Investors. Assuming that all Wheels Up Options are cash exercised and assuming that all WUP Profits Interests were exchanged for shares of Wheels Up Class A common stock without regard to any hurdle amounts, an additional 30,496,210 shares of Wheels Up Class A common stock could be issued.
In order to ensure that Wheels Up has sufficient authorized capital for future issuances, Aspirational’s board of directors has approved, subject to stockholder approval, that the Proposed Organizational Documents of Wheels Up change the authorized capital stock of Aspirational from (i) 500,000,000 Aspirational Class A ordinary shares, 50,000,000 Aspirational Class B ordinary shares and 5,000,000 Aspirational preferred shares to (ii) 2,500,000,000 shares of Wheels Up Class A common stock and 25,000,000 shares of Wheels Up preferred stock.
This summary is qualified by reference to the complete text of the Proposed Certificate of Incorporation and the Proposed Bylaws, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively. All stockholders are encouraged to read the Proposed Certificate of Incorporation and the Proposed Bylaws in their entirety for a more complete description of their terms.
Reasons for the Amendments
The principal purpose of this proposal is to provide for an authorized capital structure of Wheels Up that will enable it to continue as an operating company governed by the DGCL. Our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs.
Vote Required for Approval
The approval of Organizational Documents Proposal A requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Broker non-votes will not be considered present for purposes of establishing a quorum, as we believe all proposals presented to the shareholders will be considered non-discretionary, and will not count as votes cast at the extraordinary general meeting.
Organizational Documents Proposal A is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Organizational Documents Proposal A will have no effect, even if approved by holders of ordinary shares.
Recommendation of the Aspirational Board of Directors
THE ASPIRATIONAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ASPIRATIONAL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL A.
The existence of financial and personal interests of one or more of Aspirational’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aspirational and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Aspirational’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of Aspirational’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL B — APPROVAL OF PROPOSAL REGARDING ISSUANCE OF PREFERRED STOCK OF WHEELS UP AT THE BOARD OF DIRECTORS’ SOLE DISCRETION, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
Organizational Documents Proposal B — to authorize the board of directors of Wheels Up to issue any or all shares of Wheels Up preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by Wheels Up’s board of directors and as may be permitted by the DGCL.
Assuming each of the other Condition Precedent Proposals is approved, our shareholders are also being asked to approve Organizational Documents Proposal B, which is, in the judgment of our board of directors, necessary to adequately address the needs of Wheels Up after the Business Combination.
If Organizational Documents Proposal A is approved, the number of authorized shares of preferred stock of Wheels Up will be 25,000,000 shares. Approval of this Organizational Documents Proposal B will allow for the issuance of any or all of these shares of preferred stock from time to time at the discretion of the board of directors, as may be permitted by the DGCL, and without further stockholder action. The shares of preferred stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to employees, officers and directors, and in certain instances may be used as an antitakeover defense.
This summary is qualified by reference to the complete text of the Proposed Certificate of Incorporation and the Proposed Bylaws, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively. All stockholders are encouraged to read the Proposed Certificate of Incorporation and the Proposed Bylaws in their entirety for a more complete description of their terms.
Reasons for the Amendments
Our board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Authorized but unissued preferred stock may enable the board of directors to render it more difficult or to discourage an attempt to obtain control of Wheels Up and thereby protect continuity of or entrench its management, which may adversely affect the market price of Wheels Up and its securities. If, in the due exercise of its fiduciary obligations, for example, the board of directors was to determine that a takeover proposal was not in the best interests of Wheels Up, such preferred stock could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing Wheels Up’s board of directors to issue the authorized preferred stock on its own volition will enable Wheels Up to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. Wheels Up currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized stock for such purposes.
Vote Required for Approval
The approval of Organizational Documents Proposal B requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Broker non-votes will not be considered present for purposes of establishing a quorum, as we believe all proposals presented to the shareholders will be considered non-discretionary, and will not count as votes cast at the extraordinary general meeting.
Organizational Documents Proposal B is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Organizational Documents Proposal B will have no effect, even if approved by holders of ordinary shares.
Recommendation of the Aspirational Board of Directors
THE ASPIRATIONAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ASPIRATIONAL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL B.
The existence of financial and personal interests of one or more of Aspirational’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aspirational and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Aspirational’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of Aspirational’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL C — APPROVAL OF PROPOSAL REGARDING ESTABLISHMENT OF A CLASSIFIED BOARD OF DIRECTORS, AS SET FORTH IN THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
Organizational Documents Proposal C — to provide that Wheels Up’s board of directors be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.
Assuming each of the other Condition Precedent Proposals is approved, our shareholders are also being asked to approve Organizational Documents Proposal C, which is, in the judgment of our board of directors, necessary to adequately address the needs of Wheels Up after the Business Combination.
If Organizational Documents Proposal C is approved, Wheels Up’s board of directors would reclassify. The term of office of the Class I directors will expire at the first annual meeting of stockholders following the initial classification of the board of directors and Class I directors will be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Subject to any limitations imposed by applicable law and subject to the special rights of the holders of any series of preferred stock to elect directors, any vacancy occurring in Wheels Up for any reason, and any newly created directorship resulting from any increase in the authorized number of directors, will, unless (i) Wheels Up’s board of directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders or (ii) as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders.
This summary is qualified by reference to the complete text of the Proposed Certificate of Incorporation and the Proposed Bylaws, copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively. All stockholders are encouraged to read the Proposed Certificate of Incorporation and the Proposed Bylaws in their entirety for a more complete description of their terms.
Reasons for the Amendments
Our board of directors believes that a classified board of directors in the best interest of Wheels Up because it is designed to assure the continuity and stability of Wheels Up’s leadership and policies by ensuring that at any given time a majority of the directors will have prior experience with Wheels Up and, therefore, will be familiar with our business and operations. Our board of directors also believes that this classification will assist Wheels Up in protecting the interests of our stockholders in the event of an unsolicited offer for Wheels Up by encouraging any potential acquirer to negotiate directly with Wheels Up’s board of directors.
This proposal may increase the amount of time required for a takeover bidder to obtain control of Wheels Up without the cooperation of Wheels Up’s board of directors, even if the takeover bidder were to acquire a majority of the voting power of Wheels Up’s outstanding voting stock. Without the ability to obtain immediate control of Wheels Up’s board of directors, a takeover bidder will not be able to take action to remove other impediments to its acquisition of Wheels Up. Thus, this amendment could discourage certain takeover attempts, perhaps including some takeovers that stockholders may feel would be in their best interests. Further, this amendment will make it more difficult for stockholders to change the majority composition of Wheels Up’s board of directors, even if the stockholders believe such a change would be desirable. Because of the additional time required to change the control of Wheels Up’s board of directors, this amendment could be viewed as tending to perpetuate present management.
Although this proposal could make it more difficult for a hostile bidder to acquire control over Wheels Up, our board of directors believes that by forcing potential bidders to negotiate with Wheels Up’s board of directors for a change of control transaction, Wheels Up’s board of directors will be better able to maximize stockholder value in any change of control transaction.
Our board of directors is not aware of any present or threatened third-party plans to gain control of Wheels Up, and this proposal is not being recommended in response to any such plan or threat. Rather, our board of directors is recommending this proposal as part of its review of Wheels Up’s key governance mechanisms in connection with the Business Combination and to assist in assuring fair and equitable treatment for all of Wheels Up’s stockholders in hostile takeover situations. The Aspirational board of directors has no present intention of soliciting a stockholder vote on any other proposals relating to a possible takeover of Wheels Up.
Vote Required for Approval
The approval of Organizational Documents Proposal C requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Broker non-votes will not be considered present for purposes of establishing a quorum, as we believe all proposals presented to the shareholders will be considered non-discretionary, and will not count as votes cast at the extraordinary general meeting.
Organizational Documents Proposal C is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Organizational Documents Proposal C will have no effect, even if approved by holders of ordinary shares.
Recommendation of the Aspirational Board of Directors
THE ASPIRATIONAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ASPIRATIONAL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL C.
The existence of financial and personal interests of one or more of Aspirational’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aspirational and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Aspirational’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of Aspirational’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ORGANIZATIONAL DOCUMENTS PROPOSAL D — APPROVAL OF OTHER CHANGES IN CONNECTION WITH ADOPTION OF THE PROPOSED ORGANIZATIONAL DOCUMENTS
Overview
Organizational Documents Proposal D — to authorize all other changes in connection with the replacement of Cayman Constitutional Documents with the Proposed Certificate of Incorporation and Proposed Bylaws in connection with the consummation of the Business Combination (copies of which are attached to this proxy statement/prospectus as Annex C and Annex D, respectively), including (i) changing the corporate name from “Aspirational Consumer Lifestyle Corp.” to “Wheels Up Experience Inc.” in connection with the Business Combination, (ii) making Wheels Up’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation, (iv) restricting the ability of persons that are not “Citizens of the United States” to own more than 25% of the voting power of Wheels Up, (v) being subject to the provisions of Section 203 of DGCL and (vi) removing certain provisions related to Aspirational’s status as a blank check company that will no longer be applicable upon consummation of the Business Combination, all of which Aspirational’s board of directors believes is necessary to adequately address the needs of Wheels Up after the Business Combination.
Assuming each of the other Condition Precedent Proposals is approved, our shareholders are also being asked to approve Organizational Documents Proposal D, which is, in the judgment of our board of directors, necessary to adequately address the needs of Wheels Up after the Business Combination.
The Proposed Organizational Documents stipulate that, to the fullest extent permitted by law, and unless Wheels Up consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, in the event that such court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for any claims made by any stockholder (including a beneficial owner) for (i) any derivative action or proceeding brought on Wheels Up’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Wheels Up to Wheels Up or Wheels Up’s stockholders, (iii) any action asserting a claim against Wheels Up, its directors, officers or employees arising pursuant to any provision of the DGCL or the Proposed Bylaws or the Proposed Certificate of Incorporation (as either may be amended from time to time), (iv) any action asserting a claim against Wheels Up, its directors, officers or employees governed by the internal affairs doctrine or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. Notwithstanding the foregoing, the Proposed Certificate of Incorporation provides that the general exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act. Instead,the Proposed Certificate of Incorporation provides that federal district courts will be the sole and exclusive forum for claims under the Securities Act. In addition, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.
The Proposed Organizational Documents restrict the voting of shares of Wheels Up capital stock by non-U.S. Citizens. The restrictions imposed by federal law currently require that no more than 25% of Wheels Up stock be voted, directly or indirectly, by persons who are not U.S. Citizens. The Proposed Bylaws provide that if the number of shares of capital stock owned or controlled by non-U.S. Citizens exceed 25% of the voting power of Wheels Up capital stock (the “Ownership Threshold”), the voting rights of the capital stock owned or controlled by non-U.S. Citizens and not registered on a separate stock record (the “Foreign Stock Record”) at the time of any vote or action will be suspended. The suspension of voting power will be terminated upon the earlier of (a) the shares are transferred to a U.S. Citizen and (b) the registration of the shares on the Foreign Stock Record. It will be the duty of each Wheels Up stockholder that is not a U.S. Citizen to register his, her or its shares of capital stock as a non-U.S. Citizen. If the number of shares on the Foreign Stock Record exceeds the Ownership Threshold, each stockholder with capital stock registered on the Foreign Stock Record will have their voting rights suspended on a pro rata basis such that the voting rights afforded to the stock registered on the Foreign Stock Record is equal to the Ownership Threshold. The voting rights will be reinstated once the voting rights of the capital stock registered on the Foreign Stock Record does not exceed the Ownership Threshold, not taking into consideration the pro rata reduction.

The Proposed Organizational Documents do not contain provisions related to a blank check company (including those related to operation of the trust account, winding up of Aspirational’s operations should Aspirational not complete a business combination by a specified date, and other such blank check-specific provisions as are present in the Cayman Constitutional Documents) because following the consummation of the Business Combination, Wheels Up will not be a blank check company.
Approval of each of the Organizational Documents Proposals, assuming approval of each of the other Condition Precedent Proposals, will result, upon the Domestication, in the wholesale replacement of the Cayman Constitutional Documents with Wheels Up’s Proposed Organizational Documents. While certain material changes between the Cayman Constitutional Documents and the Proposed Organizational Documents have been unbundled into distinct organizational documents proposals or otherwise identified in this Organizational Documents Proposal D, there are other differences between the Cayman Constitutional Documents and Proposed Organizational Documents (arising from, among other things, differences between the Cayman Islands Companies Act and the DGCL and the typical form of organizational documents under each such body of law) that will be approved (subject to the approval of the aforementioned related proposals and consummation of the Business Combination) if our shareholders approve this Organizational Documents Proposal D. Accordingly, we encourage shareholders to carefully review the terms of the Proposed Certificate of Incorporation and the Proposed Bylaws, attached hereto as Annex C and Annex D, respectively, as well as the information provided in the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus.
Reasons for the Amendments
Corporate Name
Our board of directors believes that changing the post-business combination corporate name from “Aspirational Consumer Lifestyle Corp.” to “Wheels Up Experience Inc.” is desirable to reflect the Business Combination with WUP and to clearly identify Wheels Up as the publicly traded entity.
Perpetual Existence
Our board of directors believes that making Wheels Up’s corporate existence perpetual is desirable to reflect the Business Combination. Additionally, perpetual existence is the usual period of existence for public corporations, and our board of directors believes that it is the most appropriate period for Wheels Up following the Business Combination.
Exclusive Forum
Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist Wheels Up in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency and cost-savings in the resolutions of such claims. Our board of directors believes that the Delaware courts are best suited to address disputes involving such matters given that after the Domestication, Wheels Up will be incorporated in Delaware. Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and the post-combination company with more predictability regarding the outcome of intra-corporate disputes. In the event the Court of Chancery does not have jurisdiction, the other state courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law compared to other jurisdictions; provided that these exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction.

In addition, this amendment would promote judicial fairness and avoid conflicting results, as well as make the post-combination company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery.
Restrictions on Non-U.S. Ownership
Wheels Up will be subject to U.S. federal law on foreign ownership of U.S. airlines. The restrictions imposed by federal law currently require that no more than 25% of Wheels Up stock be voted, directly or indirectly, by persons who are not U.S. Citizens, and that the chief executive officer, president, at least two-thirds of the officers of Wheels Up and at least two-thirds of the members of the board of directors of Wheels Up be U.S. Citizens. In order to comply with such federal law, the Proposed Organizational Documents restrict the ability of shares of Wheels Up stock to be voted by or at the direction of non-U.S. Citizens unless such shares are registered on the Foreign Stock Record. If the number of shares on the Foreign Stock Record exceeds 25%, each stockholder with capital stock registered on the Foreign Stock Record will have their voting rights suspended on a pro rata basis such that the voting rights afforded to the capital stock registered on the Foreign Stock Record is equal to 25% of the total voting power of Wheels Up capital stock. The voting rights will be reinstated once the voting rights of the capital stock registered on the Foreign Stock Record does not exceed 25% of the total voting power of Wheels Up capital stock, not taking into consideration the pro rata reduction. Our board of directors has determined that including such restrictions in the Proposed Organizational Documents is necessary to comply with U.S. federal law on foreign ownership of U.S. airlines.
DGCL 203
Wheels Up will be subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the Business Combination or the transaction that results in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL. Our board of directors has determined to be subject to Section 203 of the DGCL.
Provisions Related to Status as Blank Check Company
The elimination of certain provisions related to Aspirational’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Proposed Organizational Documents do not include the requirement to dissolve Wheels Up and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for public corporations, and Aspirational’s board of directors believes it is the most appropriate period for Wheels Up following the Business Combination. In addition, certain other provisions in Aspirational’s current certificate require that proceeds from Aspirational’s initial public offering be held in the trust account until a business combination or liquidation of Aspirational has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Proposed Organizational Documents.
Vote Required for Approval
The approval of Organizational Documents Proposal D requires a special resolution under Cayman Islands Companies Act, being the affirmative vote of holders of at least two-thirds of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Broker non-votes will not be considered present for purposes of establishing a quorum, as we believe all proposals presented to the shareholders will be considered non-discretionary, and will not count as votes cast at the extraordinary general meeting.
Organizational Documents Proposal D is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if each of the other Condition Precedent Proposals is not approved, the Organizational Documents Proposal D will have no effect, even if approved by holders of ordinary shares.
Recommendation of the Aspirational Board of Directors
THE ASPIRATIONAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ASPIRATIONAL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS PROPOSAL D.
The existence of financial and personal interests of one or more of Aspirational’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aspirational and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Aspirational’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of Aspirational’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

DIRECTOR ELECTION PROPOSAL
Overview
The Director Election Proposal — to consider and vote upon a proposal, assuming the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Stock Issuance Proposal are approved, to elect eleven directors who, upon consummation of the Business Combination, will be the directors of Wheels Up (the “Director Election Proposal”).
Nominees
Assuming the BCA Proposal, the Stock Issuance Proposal, the Domestication Proposal and each of the Organizational Documents Proposals are approved, Aspirational’s shareholders are also being asked to approve, by ordinary resolution, the Director Election Proposal.
As contemplated by the Merger Agreement, the Wheels Up board of directors following consummation of the Mergers will consist of 11 directors:
(i) ten of whom have been designated by WUP (including two designated by Delta under the Delta Investor Rights Letter), who will initially be Kenny Dichter, Eric Phillips (designated by Delta), Erik Snell (designated by Delta), David Adelman, Timothy Armstrong, Chih Cheung, Marc Farrell, Admiral Michael Mullen, Brian Radecki and Susan Schuman, and will thereafter be designated, nominated and elected as contemplated by the Proposed Organizational Documents, and the Delta Investor Rights Letter, as applicable; and
(ii) one of whom has been designated by Aspirational, who will initially be Ravi Thakran, and will thereafter be designated, nominated and elected as contemplated by the Proposed Organizational Documents.
In addition, one board observer has been designated by Kenny Dichter and Ravi Thakran, as contemplated by the Merger Agreement, who will initially be Michele Sofisti.
Accordingly, our board of directors has nominated each of Kenny Dichter, Ravi Thakran, Eric Phillips, Erik Snell, David Adelman, Timothy Armstrong, Chih Cheung, Marc Farrell, Admiral Michael Mullen, Brian Radecki and Susan Schuman to serve as our directors upon the consummation of the Business Combination, with Kenny Dichter to serve as the Chairperson of the board of directors, in each case, in accordance with the terms and subject to the conditions of the Proposed Organizational Documents. Wheels Up intends to have a classified board of directors, with three directors in Class I (expected to be Timothy Armstrong, Marc Farrell and Eric Phillips), four directors in Class II (expected to be Chih Cheung, Admiral Michael Mullen, Brian Radecki and Susan Schuman) and four directors in Class III (expected to be Ravi Thakran, Kenny Dichter, David Adelman and Erik Snell). For more information on the experience of each of these director nominees, see the section entitled “Management of Wheels Up Following the Business Combination” of this proxy statement/prospectus.
Vote Required for Approval
The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Under the terms of the Cayman Constitutional Documents, only the holders of the Aspirational Class B ordinary shares are entitled to vote on the election of directors to our board of directors. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Broker non-votes will not be considered present for purposes of establishing a quorum, as we believe all proposals presented to the shareholders will be considered non-discretionary, and will not count as votes cast at the extraordinary general meeting.
The Director Election Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Director Election Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on the Wheels Up board of directors upon the consummation of the Business Combination.”
Name of Director
David Adelman
Timothy Armstrong
Chih Cheung
Kenny Dichter
Marc Farrell
Admiral Michael Mullen
Eric Phillips
Brian Radecki
Susan Schuman
Erik Snell
Ravi Thakran
Recommendation of the Aspirational Board of Directors
THE ASPIRATIONAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ASPIRATIONAL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.
The existence of financial and personal interests of one or more of Aspirational’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aspirational and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Aspirational’s officers have interests in the Business Combination that may conflict with your interests as an Aspirational shareholder. See the section entitled “BCA Proposal — Interests of Aspirational’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

STOCK ISSUANCE PROPOSAL
Overview
The Stock Issuance Proposal — to consider and vote upon a proposal to approve by ordinary resolution, assuming the BCA Proposal, the Domestication Proposal, the Organizational Documents Proposals and the Director Election Proposal are approved, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE’s Listed Company Manual, the issuance of shares of Wheels Up Class A common stock to (a) the PIPE Investors pursuant to the PIPE Investment and (b) the WUP Equityholders pursuant to the Merger Agreement (we refer to this proposal as the “Stock Issuance Proposal”).
Assuming the BCA Proposal, the Domestication Proposal, each of the Organizational Documents Proposals and the Director Election Proposal are approved, Aspirational’s shareholders are also being asked to approve, by ordinary resolution, the Stock Issuance Proposal.
Reasons for the Approval for Purposes of the NYSE Listing Rule 312.03
Pursuant to Section 312.03(c) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Additionally, under Section 312.03(d) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Upon the consummation of the Mergers, Aspirational expects to issue up to an estimated 227,996,210 shares of Wheels Up Class A common stock in connection with the Business Combination and 55,000,000 shares of Wheels Up Class A common stock in connection with the PIPE Investment. For further details, see the section entitled “BCA Proposal — The Merger Agreement — Consideration — Aggregate Merger Consideration.”
Accordingly, the aggregate number of shares of Wheels Up common stock that Aspirational will issue in connection with the Business Combination and the PIPE Investment will exceed 20% of both the voting power and the shares of Wheels Up common stock outstanding before such issuance and may result in a change of control of the registrant under Section 312.03(d) of the NYSE’s Listed Company Manual, and for these reasons, Aspirational is seeking the approval of Aspirational shareholders for the issuance of shares of Wheels Up Class A common stock pursuant in connection with the Business Combination and the PIPE Investment.
In the event that this proposal is not approved by Aspirational shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by Aspirational shareholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of Wheels Up Class A common stock pursuant to the Merger Agreement or the PIPE Investment, such shares of Wheels Up Class A common stock will not be issued.
Vote Required for Approval
The approval of the Stock Issuance Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Broker non-votes will not be considered present for purposes of establishing a quorum, as we believe all proposals presented to the shareholders will be considered non-discretionary, and will not count as votes cast at the extraordinary general meeting.
The Stock Issuance Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Stock Issuance Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that, for the purposes of complying with the applicable provisions of Section 312.03 of the NYSE Listed Company Manual, the issuance of shares of Wheels Up Class A common stock pursuant to the Merger Agreement and the PIPE Investment be approved in all respects.”
Recommendation of the Aspirational Board of Directors
THE ASPIRATIONAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ASPIRATIONAL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.
The existence of financial and personal interests of one or more of Aspirational’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aspirational and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Aspirational’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of Aspirational’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

EQUITY INCENTIVE PLAN PROPOSAL
Overview
The Equity Incentive Plan Proposal — Aspirational is asking its shareholders to approve the 2021 Plan. The Aspirational board of directors adopted the 2021 Plan on January 31, 2021, subject to the approval from its shareholders. Aspirational is seeking approval of the 2021 Plan (i) in order for incentive stock options to meet the requirements of the Code and (ii) in order to comply with the NYSE listing rules. If approved, the 2021 Plan will become effective upon the Closing and will be used by Wheels Up following the Business Combination.
The 2021 Plan is intended to be a vital component of Wheels Up’s compensation program following the consummation of the Business Combination and the primary equity plan Wheels Up uses to grant equity-based incentive awards to its directors, officers, employees and consultants. The board of directors of Aspirational believes that granting equity awards under the 2021 Plan will serve to align the interests of the key service providers of Wheels Up and its subsidiaries with Wheels Up’s stockholders, and that it would be in the best interests of Wheels Up and its stockholders to make such grants.
The statements made in this proposal concerning the terms and provisions of the 2021 Plan are summaries and do not purport to be a complete recitation of the 2021 Plan provisions. Such statements are qualified in their entirety by express reference to the full text of the 2021 Plan, a copy of which is attached hereto as Annex E and is incorporated herein by reference.
Key Provisions of the 2021 Plan
•
The 2021 Plan will continue in effect for a term of ten years from the date the Aspirational board of directors adopted the 2021 Plan and will terminate on January 31, 2031 unless earlier terminated by the Wheels Up board of directors or stockholders.

•
The 2021 Plan provides for the grant of incentive options, nonstatutory options, restricted stock, restricted stock units, stock appreciation rights, dividend equivalents, other stock-based awards, performance awards, cash awards or any combination of the foregoing.

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The maximum number of shares of Wheels Up Class A common stock initially reserved and available for issuance under the 2021 Plan is equal to 27,346,829 shares, all of which are available for issuance pursuant to incentive stock options under Section 422 of the Code or as other types of awards.

•
The 2021 Plan may be administered by Wheels Up’s board of directors, its compensation committee or a similar committee comprised of at least two non-employee directors.

Summary of the Material Terms of the 2021 Plan
Purpose
The purpose of the 2021 Plan is to enhance long-term profitability and stockholder value by offering Wheels Up Class A common stock and common stock-based and other performance incentives to those employees, directors and consultants who are key to Wheels Up’s growth and success. Aspirational also views the 2021 Plan as a vehicle to attract and retain experienced employees and to align employees’ economic incentives with those of Wheels Up’s stockholders.
Administration of the 2021 Plan
The 2021 Plan may be administered by Wheels Up’s board of directors, its compensation committee or a similar committee comprised of at least two non-employee directors (in each case, the “Administrator”). The Administrator has exclusive authority to grant awards under the 2021 Plan and to make all interpretations and determinations affecting the 2021 Plan. The Administrator will have the discretion to determine the individuals to whom awards are granted, the amount of each award, any applicable vesting schedule and other terms of any award.

Eligible Participants
Participation in the 2021 Plan is limited to Wheels Up’s employees, consultants, advisors, independent contractors and directors. The Administrator will select the employees, consultants, advisors, independent contractors and directors who will be granted awards under the 2021 Plan in its discretion on the basis of and as consideration for their service to Wheels Up and Wheels Up’s eligible affiliates, as applicable. Following the Closing, Wheels Up is expected to have approximately 2,161 employees, 95 consultants, advisors and independent contractors and 10 non-employee directors.
Number of Shares Available for Issuance
The maximum number of shares of Wheels Up Class A common stock initially reserved and available for issuance under the 2021 Plan is equal to 27,346,829 shares, all of which are available for issuance pursuant to incentive stock options under Section 422 of the Code or as other types of awards. If any stock award under the 2021 Plan is forfeited, expires or otherwise terminates, in whole or in part, without having been exercised in full (or vested in the case of restricted stock or restricted stock units), the stock not acquired under such stock award reverts to and again becomes available for issuance under the 2021 Plan. The foregoing notwithstanding, common stock that is withheld from an award to pay the exercise price with respect to such award or to pay a participant’s tax obligations with respect to an award shall not again be available for issuance under the 2021 Plan. As of the record date for the extraordinary general meeting, the closing price of Aspirational Class A common stock as reported on the NYSE was $9.99 per share.
Award Limitations on Non-Employee Director Awards
The maximum number of shares subject to awards granted to a non-employee director during a single calendar year, taken together with any cash fees or other compensation paid during the calendar year to the non-employee director in respect of the director’s service as a member of the Wheels Up board of directors, will not exceed $375,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes).
Change in Control Provisions
The 2021 Plan provides that Wheels Up may, in its sole discretion, accelerate the timing of the exercise or vesting provisions of any award in the event of (i) the adoption of a plan of merger or consolidation under which a majority of the shares of common stock would be converted into or exercised for cash or securities of any other corporation or entity, or (ii) a sale or exchange of all or any portion of Wheels Up’s assets or equity securities.
Alternatively, Wheels Up may, in its sole discretion and without the consent of participants, provide for one or more of the following in the event of any merger, consolidation, recapitalization, sale of all or any portion of Wheels Up’s assets or capital stock, including, but not limited to, a “going-private” transaction: (i) the assumption of the 2021 Plan and outstanding awards by the surviving entity; (ii) the substitution by the surviving entity of awards with substantially the same terms for such outstanding awards; (iii) notice to the holders of vested and exercisable stock options and stock appreciation rights of their ability to exercise such vested and exercisable awards prior to the transaction, followed by the cancellation of all unexercised awards (whether or not then vested and exercisable); (iv) settlement of the intrinsic value of outstanding vested awards in cash or cash equivalents or equity followed by the cancellation of all such awards (whether or not then vested or exercisable); and (v) cancellation of all unvested or unexercisable awards. However, in the event that awards are either assumed or substituted, the awards will continue to vest or become exercisable pursuant to the terms of the original award, except to the extent such terms are otherwise rendered inoperative.
Adjustments for Stock Dividends, Stock Splits, Etc.
The 2021 Plan requires the Administrator to make any appropriate adjustments to the 2021 Plan and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events, including, but not limited to, appropriate adjustments to the number, class and price of shares that are subject to outstanding awards under the 2021 Plan.

Amendment to the 2021 Plan and Awards
Wheels Up’s board of directors at any time, and from time to time, may amend the 2021 Plan. However, no amendment will be effective unless approved by Wheels Up’s stockholders to the extent stockholder approval is necessary to satisfy the requirements of the Code, any federal or state law or regulation or any securities exchange listing requirements. Further, no award under the 2021 Plan may be amended or cancelled for the purpose of repricing, replacing or regranting such award with an exercise price that is less than the exercise price of the original award unless otherwise approved by stockholders.
Termination of the 2021 Plan
Wheels Up board of directors or stockholders may terminate the 2021 Plan at any time. Unless sooner terminated, the 2021 Plan currently terminates on January 31, 2031. No stock awards may be granted under the 2021 Plan after it is terminated.
Clawback/Recovery
Unless an award agreement specifies otherwise, the Administrator may cancel any unexpired, unpaid, unexercised or deferred award at any time if the participant is not in compliance with the applicable provisions of the award agreement and the 2021 Plan, including certain restrictive covenants. Furthermore, the Administrator may require a participant to return to and/or reimburse Wheels Up for an award and/or shares issued under an award, and any proceeds paid or provided upon disposition of shares issued under an award, pursuant to the terms of Wheels Up’s “clawback” or similar policy as necessary or appropriate to comply with the regulations or listing standards adopted pursuant to Section 10D of the Exchange Act that may be in effect from time to time.
Types of Awards
Stock Options
A stock option is the right to purchase shares of common stock at a fixed exercise price for a fixed period of time. The 2021 Plan permits the granting of (i) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (ii) options that do not so qualify. Stock options granted under the 2021 Plan will be non-statutory stock options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of Wheels Up and its subsidiaries. Non-statutory stock options may be granted to any persons eligible to receive incentive stock options and to non-employee directors and consultants. The Administrator determines the exercise price and additional terms of stock options. The option exercise price of each option will be determined by the Administrator but may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value for this purpose will be the last reported closing sales price of the shares of Wheels Up’s common stock on the NYSE on the valuation date, or, if none, the closing sales price on the most recent trade date immediately prior to the valuation date. The exercise price of a stock option may not be reduced after the date of the stock option grant, other than to appropriately reflect changes in Wheels Up’s capital structure.
The term of each stock option will be fixed by the Administrator and may not exceed ten years from the date of grant. The Administrator will determine at what time or times each stock option may be exercised. Stock options may be made exercisable in installments and the exercisability of options may be accelerated by the Administrator. Upon exercise of stock options, the option exercise price must be paid in full in such form as the Administrator will provide (or as permitted by Section 422 of the Code in the case of incentive stock options). To qualify as incentive stock options, stock options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive stock options that first become exercisable by a participant in any one calendar year.
Restricted Stock and Restricted Stock Units
The Administrator has the authority to grant awards of restricted stock and restricted stock units pursuant to the terms of an award agreement. Each award agreement will be in such form and will contain such terms and conditions as the Administrator will deem appropriate. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with Wheels Up through a specified restricted period. During the vesting period, awards of restricted stock and restricted stock units may be credited with dividend equivalent rights, but dividend equivalents payable with respect to awards with vesting tied to the attainment of performance criteria shall not be paid unless and until such performance conditions are attained.
Performance Awards
These awards may be denominated in either cash or shares and are subject to the achievement of performance goals set over performance periods, as established by the Administrator.
Other Awards
In addition, the 2021 Plan provides for awards in the form of stock appreciation rights, dividend equivalents, other stock-based awards and cash awards.
Pilot Award Program
Following the Closing, subject to applicable securities laws requirements, it is expected that the Wheels Up board of directors will implement a special pilot award program, pursuant to which a special one-time equity grant will be made under the 2021 Plan to pilots flying the Wheels Up controlled fleet of aircraft (inclusive of all Wheels Up operating subsidiaries) who are full-time employees at the time of the grant.
Federal Income Tax Consequences of Awards
The following is general summary as of the date of this proxy statement/prospectus of the federal income tax consequences to Wheels Up and to U.S. participants for awards granted under the 2021 Plan. The summary does not purport to be legal or tax advice. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different.
Incentive Stock Options
For federal income tax purposes, the holder of an incentive stock option receives no taxable income at the time of the grant or exercise of the incentive stock option. If such person retains the common stock for a period equal to the longer of at least two years after the option is granted and one year after the option is exercised, any gain upon the subsequent sale of the common stock will be taxed as a long-term capital gain. A participant who disposes of shares acquired by exercise of an incentive stock option prior to the expiration of two years after the option is granted or one year after the option is exercised will realize ordinary income in the year of disposition equal to the difference between the exercise price and fair market value of the share on the exercise date (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price). If the amount realized on the disposition of the common stock is greater than the common stock’s fair market value on the date of exercise and the capital gain holding period has been satisfied, the excess of the gain will be subject to long-term capital gain treatment. Notwithstanding the foregoing, the difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the holder’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year.
Non-Statutory Stock Options
A participant who receives a non-statutory stock option with an exercise price not less than the fair market value of the stock on the grant date generally will not realize taxable income on the grant of such option but will realize ordinary income at the time of exercise of the option equal to the difference between the option exercise price and the fair market value of the shares on the date of exercise. Any additional gain or loss recognized upon any later disposition of shares would be capital gain or loss. Any taxable income recognized in connection with an option exercise by an employee or former employee of the company is subject to tax withholding by Wheels Up.
Restricted Stock
A restricted stock award is subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code to the extent the award will be forfeited in the event that the participant ceases to provide services to Wheels Up. As a result of this substantial risk of forfeiture, the participant will not recognize ordinary income at the time of award. Instead, the participant will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture, or when the stock becomes transferable, if earlier. The participant’s ordinary income is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date the stock is no longer subject to forfeiture. The participant may accelerate his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing an election pursuant to Section 83(b) of the Code with respect to a restricted stock award. In such event, the ordinary income recognized, if any, is measured as the difference between the amount paid for the stock, if any, and the fair market value of the stock on the date of award, and the capital gain holding period commences on such date. The ordinary income recognized by an employee or former employee will be subject to tax withholding by Wheels Up.
Restricted Stock Units
There are generally no immediate tax consequences of receiving an award of restricted stock units under the 2021 Plan. A participant who is awarded restricted stock units will generally be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the restriction period or, if later, the payment date, subject to the requirements of Section 409A of the Code.
Section 409A
Section 409A of the Code provides that non-qualified deferred compensation arrangements must meet certain requirements to avoid additional income taxes for those deferring compensation, including providing that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Awards granted under the 2021 Plan are intended to comply with or be exempt from the requirements of Section 409A; however, Wheels Up makes no representations or warranties to that effect.
New Plan Benefits
As of the date hereof, no awards have been granted under the 2021 Plan, and because the grant of awards under the 2021 Plan is within the discretion of the Administrator, Wheels Up cannot determine the dollar value or number of shares of Wheels Up’s common stock that will in the future be received by or allocated to any participant in the 2021 Plan. The value of future grants under the 2021 Plan will depend on a number of factors, including the fair market value of Wheels Up Class A common stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.
Equity Compensation Plan Information
As of March 31, 2021, Aspirational had no compensation plans (including individual compensation arrangements) under which equity securities of Wheels Up were authorized for issuance.
Registration with the SEC
If the 2021 Plan is approved by Aspirational’s shareholders and becomes effective, Wheels Up intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the 2021 Plan as soon as reasonably practicable after Wheels Up becomes eligible to use such form.

Vote Required for Approval
The approval of the Equity Incentive Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Broker non-votes will not be considered present for purposes of establishing a quorum, as we believe all proposals presented to the shareholders will be considered non-discretionary, and will not count as votes cast at the extraordinary general meeting.
The Equity Incentive Proposal is conditioned on the approval of each of the Condition Precedent Proposals. Therefore, if each of the Condition Precedent Proposals is not approved, the Equity Incentive Proposal will have no effect, even if approved by holders of ordinary shares.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the Company’s adoption of the Wheels Up Experience Inc. 2021 Long-Term Incentive Plan and any form award agreements thereunder, be approved, ratified and confirmed in all respects.”
Recommendation of the Aspirational Board of Directors
THE BOARD OF DIRECTORS OF ASPIRATIONAL UNANIMOUSLY RECOMMENDS THAT ITS SHAREHOLDERS VOTE “FOR” THE EQUITY INCENTIVE PLAN PROPOSAL, TO APPROVE THE ADOPTION OF THE EQUITY INCENTIVE PLAN.
The existence of financial and personal interests of one or more of Aspirational’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aspirational and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Aspirational’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of Aspirational’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

ADJOURNMENT PROPOSAL
The Adjournment Proposal allows Aspirational’s board of directors to submit a proposal to approve, by ordinary resolution, the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. The purpose of the Adjournment Proposal is to permit further solicitation of proxies and votes and to provide additional time for the Sponsor and WUP and their respective stockholders to make purchases of ordinary shares or other arrangements that would increase the likelihood of obtaining a favorable vote on the proposals to be put to the extraordinary general meeting. See the section entitled “BCA Proposal — Interests of Aspirational’s Directors and Executive Officers in the Business Combination.”
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is presented to the extraordinary general meeting and is not approved by the shareholders, Aspirational’s board of directors may not be able to adjourn the extraordinary general meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting to approve the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Vote Required for Approval
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at the extraordinary general meeting. Abstentions, while considered present for the purposes of establishing a quorum, will not count as votes cast at the extraordinary general meeting. Broker non-votes will not be considered present for purposes of establishing a quorum, as we believe all proposals presented to the shareholders will be considered non-discretionary, and will not count as votes cast at the extraordinary general meeting.
The Adjournment Proposal is not conditioned upon any other proposal.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for the approval of one or more proposals at the extraordinary general meeting be approved.”
Recommendation of the Aspirational Board of Directors
THE ASPIRATIONAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ASPIRATIONAL SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of one or more of Aspirational’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Aspirational and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Aspirational’s officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “BCA Proposal — Interests of Aspirational’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of U.S. federal income tax considerations generally applicable to Aspirational shareholders of Class A ordinary shares and warrants of the Domestication and exercise of redemption rights. This section applies only to Aspirational shareholders that hold their Class A ordinary shares or warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status including:
•
financial institutions or financial services entities;

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broker-dealers;

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taxpayers that are subject to the mark-to-market accounting rules;

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tax-exempt entities;

•
governments or agencies or instrumentalities thereof;

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insurance companies;

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regulated investment companies or real estate investment trusts;

•
expatriates or former long-term residents of the United States;

•
persons that actually or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares, except as specifically discussed under the caption heading “— Effects of Section 367 to U.S. Holders”;

•
persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

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persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

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persons whose functional currency is not the U.S. dollar;

•
controlled foreign corporations; or

•
passive foreign investment companies.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax or the Medicare tax on investment income), nor does it address any aspects of U.S. state or local or non-U.S. taxation.
We have not and do not intend to seek any rulings from the IRS regarding the Domestication or an exercise of redemption rights. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.
This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or any entity or arrangement so characterized for U.S. federal income tax purposes) holds Aspirational Class A ordinary shares or warrants, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any Aspirational Class A ordinary shares or warrants and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences of the Domestication and an exercise of redemption rights to them.

U.S. HOLDERS
As used herein, a “U.S. Holder” is a beneficial owner of Aspirational Class A ordinary shares or warrants who or that is, for U.S. federal income tax purposes:
•
an individual citizen or resident of the United States;

•
a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•
an estate whose income is subject to U.S. federal income tax regardless of its source; or

•
a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

Effects of the Domestication to U.S. Holders
The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.
Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, Aspirational will change its jurisdiction from the Cayman Islands to Delaware.
It is intended that the Domestication qualify as an F Reorganization. Skadden, Arps, Slate, Meagher & Flom LLP has delivered an opinion that the Domestication will qualify as an F Reorganization. Such opinion is filed by amendment as Exhibit 8.1 to the registration statement of which this proxy statement/ prospectus forms part and is based on customary assumptions, representations and covenants. If any of the assumptions, representations or covenants on which the opinion is based is or becomes incorrect, incomplete, inaccurate or is otherwise not complied with, the validity of the opinion described above may be adversely affected and the tax consequences of the Domestication could differ from those described herein. An opinion of counsel is not binding on the IRS or any court, and there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge.
Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of Aspirational Class A ordinary shares or warrants generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided below under the caption headings “— Effects of Section 367 to U.S. Holders” and “— PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if Aspirational (i) transferred all of its assets and liabilities to Wheels Up in exchange for all of the outstanding common stock and warrants of Wheels Up; and (ii) then distributed the common stock and warrants of Wheels Up the holders of securities of Aspirational in liquidation of Aspirational. The taxable year of Aspirational will be deemed to end on the date of the Domestication.
Because the Domestication will occur immediately prior to any redemption of Aspirational Class A ordinary shares pursuant to the exercise of U.S. Holders’ redemption rights, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of the Domestication. All holders considering exercising redemption rights with respect to their public shares are urged to consult with their tax advisors with respect to the potential tax consequences to them of the Domestication and exercise of redemption rights.
Basis and Holding Period Considerations
Assuming the Domestication qualifies as an F Reorganization: (i) the tax basis of a share of Wheels Up Class A common stock or warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the Aspirational Class A ordinary share or warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367 of the Code (as discussed below) and (ii) the holding period for a share of Wheels Up Class A common stock or warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the Aspirational Class A ordinary share or warrant surrendered in exchange therefor.
Effects of Section 367 to U.S. Holders
Section 367 of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in an F Reorganization. Section 367 of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur immediately prior to any redemption of Aspirational Class A ordinary shares pursuant to the exercise of U.S. Holders’ redemption rights, U.S. Holders exercising such redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication.
“U.S. Shareholders” of Aspirational
A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) 10% or more of the total combined voting power of all classes of Aspirational stock entitled to vote or 10% or more of the total value of all classes of Aspirational stock (a “U.S. Shareholder”) must include in income as a dividend “all earnings and profits amount” attributable to the Aspirational Class A ordinary shares it directly owns, within the meaning of Treasury Regulations under Section 367 of the Code. A U.S. Holder’s ownership of Aspirational warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.
A U.S. Shareholder’s all earnings and profits amount with respect to its Aspirational Class A ordinary shares is the net positive earnings and profits of Aspirational (as determined under Treasury Regulations under Section 367) attributable to such Aspirational Class A ordinary shares (as determined under Treasury Regulations under Section 367) but without regard to any gain that would be realized on a sale or exchange of such Aspirational Class A ordinary shares. Treasury Regulations under Section 367 provide that all earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
Aspirational does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If Aspirational’s cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a U.S. Holder should not be required to include in gross income an all earnings and profits amount with respect to its Aspirational Class A ordinary shares. It is possible, however, that the amount of Aspirational’s cumulative net earnings and profits may be greater than expected through the date of the Domestication, in which case a U.S. Shareholder would be required to include all of its all earnings and profits amount in income as a deemed dividend under Treasury Regulations under Section 367 as a result of the Domestication.
U.S. Holders that Own Less Than 10% of Aspirational
A U.S. Holder who, on the date of the Domestication, is not a U.S. Shareholder and who beneficially owns (actually or constructively) Aspirational Class A ordinary shares with a fair market value of $50,000 or more will recognize gain (but not loss) with respect to its Class A ordinary shares in the Domestication or, in the alternative, may elect to recognize all earnings and profits amount (described above) attributable to such holder’s Aspirational Class A ordinary shares.
Unless a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to Wheels Up Class A common stock received in the Domestication in an amount equal to the excess of the fair market value of such Wheels Up Class A common stock over the U.S. Holder’s adjusted tax basis in the Aspirational Class A ordinary shares deemed surrendered in exchange therefor.
In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income all earnings and profits amount attributable to its Aspirational Class A ordinary shares under Section 367(b). There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:
(i)
a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

(ii)
a complete description of the Domestication;

(iii)
a description of any stock, securities or other consideration transferred or received in the Domestication;

(iv)
a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)
a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from Aspirational establishing and substantiating the U.S. Holder’s all earnings and profits amount with respect to the U.S. Holder’s Aspirational Class A ordinary shares and (B) a representation that the U.S. Holder has notified Aspirational (or Wheels Up) that the U.S. Holder is making the election; and

(vi)
certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. Holder must send notice of the election to Aspirational or Wheels Up no later than the date such tax return is filed. In connection with this election, Aspirational intends to provide each U.S. Holder eligible to make such an election with information regarding Aspirational’s earnings and profits upon request.
Aspirational does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication and if that proves to be the case, U.S. Holders who make this election are not expected to have a significant income inclusion under Section 367(b) of the Code, provided that the U.S. Holder properly executes the election and complies with the applicable notice requirements. However, as noted above, if it were determined that Aspirational had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an all earnings and profits amount with respect to its Aspirational Class A ordinary shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication.
U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THIS ELECTION AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO AN ELECTION.
U.S. Holders that Own Aspirational Class A Ordinary Shares with a Fair Market Value of Less Than $50,000
A U.S. Holder who, on the date of the Domestication, beneficially owns (actually or constructively) Aspirational Class A ordinary shares with a fair market value less than $50,000 should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Domestication, and generally should not be required to include any part of all earnings and profits amount in income.
Tax Consequences for U.S. Holders of Warrants
Subject to the considerations described above relating to a U.S. Holder’s ownership of warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below relating to PFIC considerations, a U.S.

Holder of warrants should not be subject to U.S. federal income tax with respect to the exchange of warrants for newly issued warrants in the Domestication.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367 OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.
PFIC Considerations
In addition to the discussion under the heading “— Effects of Section 367 to U.S. Holders” above, the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.
Definition of a PFIC
A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income, or (ii) at least 50% of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year) are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. For purposes of these rules, interest income earned by Aspirational would be considered passive income and cash held by Aspirational would be considered a passive asset.
PFIC Status of Aspirational
Based upon the composition of its income and assets, and upon a review of its financial statements, Aspirational believes that it will likely be considered a PFIC for its current taxable year.
Effects of PFIC Rules on the Domestication
As discussed above, Aspirational believes that it is likely classified as a PFIC for U.S. federal income tax purposes. Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (which, for this purpose, includes exchanging warrants for newly issued warrants in the Domestication) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require U.S. Holders to recognize gain on their Aspirational Class A ordinary shares and warrants upon the Domestication if:
(i)
Aspirational were classified as a PFIC at any time during such U.S. Holder’s holding period in such Aspirational Class A ordinary shares or warrants, and

(ii)
the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such Aspirational Class A ordinary shares or in which Aspirational was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) a mark-to-market election (as defined below) with respect to such Aspirational Class A ordinary shares. Generally, regulations provide that neither election is available with respect to warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of Aspirational.

Under these rules:
•
the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s Aspirational Class A ordinary shares or warrants;

•
the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which Aspirational was a PFIC, will be taxed as ordinary income;

•
the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year of such U.S. Holder.

Any all earnings and profits amount included in income by a U.S. Holder as a result of the Domestication (discussed under the heading “— Effects of Section 367 to U.S. Holders” above) generally would be treated as gain subject to these rules.
It is difficult to predict whether, in what form and with what effective date final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such Treasury Regulations would apply. Therefore, U.S. Holders of Aspirational Class A ordinary shares that have not made a timely QEF Election (or a QEF Election along with a purging election) or a mark-to-market election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their Aspirational Class A ordinary shares and warrants under the PFIC rules in the manner set forth above. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to their Aspirational Class A ordinary shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of Aspirational, whether or not such amounts are actually distributed.
The application of the PFIC rules to Aspirational warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include an Aspirational warrant) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that neither the QEF Election nor the mark-to-market election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of Aspirational warrants for Wheels Up warrants pursuant to the Domestication.
Any gain recognized by a U.S. Holder of Aspirational Class A ordinary shares or warrants as a result of the Domestication pursuant to PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.
QEF Election and Mark-to-Market Election
The impact of the PFIC rules on a U.S. Holder of Aspirational Class A ordinary shares (but not warrants) will depend on whether the U.S. Holder has made a timely and effective election to treat Aspirational as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of Aspirational Class A ordinary shares during which Aspirational qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. One type of purging election creates a deemed sale of the U.S. Holder’s Aspirational Class A ordinary shares at their then fair market value, and subjects any gain recognized pursuant to this election to the special PFIC tax and interest charge rules described above. As a result of this election, the U.S. Holder would have additional basis (to the extent of any gain recognized in the deemed sale) and, solely for purposes of the PFIC rules, a new holding period in its Aspirational Class A ordinary shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances (including a separate “deemed dividend” purging election that may be available if we are a controlled foreign corporation). A U.S. Holder’s ability to make a QEF Election (or a QEF Election along with a purging election) with respect to Aspirational is contingent upon, among other things, the provision by Aspirational of a “PFIC Annual Information Statement” to such U.S. Holder. We will endeavor to provide such information to a U.S. Holder of Aspirational Class A ordinary shares, upon request, with respect to its taxable year that ended on December 31, 2020, and in the future. There is no assurance, however, that Aspirational will timely provide such information. A U.S. Holder that made a QEF Election (or a QEF Election along with a purging election) is referred to herein as an “Electing Shareholder” and a U.S. Holder that did not make a QEF Election is referred to herein as a “Non-Electing Shareholder.” As discussed further above, a U.S. Holder is not able to make a QEF Election with respect to Aspirational warrants.
The impact of the PFIC rules on a U.S. Holder of Aspirational Class A ordinary shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including the NYSE, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value (a “mark-to-market election”). No assurance can be given that the Aspirational Class A ordinary shares are considered to be marketable stock for purposes of the mark-to-market election or that the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of its holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to Class A ordinary shares. A mark-to-market election is not available with respect to warrants.
THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.
Effects to U.S. Holders of Exercising Redemption Rights
The U.S. federal income tax consequences to a U.S. Holder of Aspirational Class A ordinary shares (which were exchanged for Wheels Up Class A common stock in the Domestication) that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its Wheels Up Class A common stock will depend on whether the redemption qualifies as a sale of the Wheels Up Class A common stock redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the redemption qualifies as a sale of such U.S. Holder’s Wheels Up Class A common stock redeemed, such U.S. Holder will generally recognize capital gain or capital loss equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the Wheels Up Class A common stock redeemed.
The redemption of Wheels Up Class A common stock will generally qualify as a sale of the Wheels Up Class A common stock redeemed if such redemption (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.
For purposes of such tests, a U.S. Holder takes into account not only Wheels Up Class A common stock actually owned by such U.S. Holder, but also shares of Wheels Up Class A common stock that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to Wheels Up Class A common stock owned directly, Wheels Up Class A common stock owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any Wheels Up Class A common stock such U.S. Holder has a right to acquire by exercise of an option, which would generally include Wheels Up Class A common stock which could be acquired pursuant to the exercise of the warrants.

The redemption of Wheels Up Class A common stock will generally be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of Wheels Up outstanding voting shares that such U.S. Holder actually or constructively owns immediately after the redemption is less than 80% of the percentage of Wheels Up outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the redemption. Prior to our initial business combination the Class A ordinary shares may not be treated as voting shares for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the Wheels Up Class A common stock actually or constructively owned by such U.S. Holder is redeemed or (ii) all of the Wheels Up Class A common stock actually owned by such U.S. Holder is redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the Wheels Up Class A common stock owned by certain family members and such U.S. Holder does not constructively own any other Wheels Up shares. The redemption of Wheels Up Class A common stock will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in Wheels Up. Whether the redemption will result in a meaningful reduction in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to the Wheels Up Class A common stock. Such distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of Wheels Up’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of any such earnings and profits will generally be applied against and reduce the U.S. Holder’s basis in its other Wheels Up Class A common stock (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such redeemed shares. After the application of those rules, any remaining tax basis of the U.S. Holder in the Wheels Up Class A common stock redeemed will generally be added to the U.S. Holder’s adjusted tax basis in its remaining Wheels Up Class A common stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its warrants or possibly in other Wheels Up Class A common stock constructively owned by such U.S. Holder.
Because the Domestication will occur immediately prior to the redemption of U.S. Holders that exercise redemption rights, U.S. Holders exercising redemption rights will be subject to the potential tax consequences of Section 367 of the Code as a result of the Domestication (discussed further above).
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR WHEELS UP CLASS A COMMON STOCK PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.
NON-U.S. HOLDERS
As used herein, a “non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of public shares or warrants that is not a U.S. Holder.
Effects of the Domestication to Non-U.S. Holders
We do not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. Holders of Wheels Up Class A common stock and warrants.
The following describes U.S. federal income tax considerations relating to the ownership and disposition of Wheels Up Class A common stock and warrants by a non-U.S. Holder after the Domestication.
Distributions
In general, any distributions made to a non-U.S. Holder with respect to Wheels Up Class A common stock, to the extent paid out of Wheels Up’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its Wheels Up Class A common stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such Wheels Up Class A common stock, which will be treated as described under “— Sale, Exchange or Other Disposition of Wheels Up Common Stock and Warrants” below.
Dividends paid by Wheels Up to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Sale, Exchange or Other Disposition of Wheels Up Class A common stock and Warrants
A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of Wheels Up Class A common stock or warrants unless:
(i)
such non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)
the gain is effectively connected with a trade or business of such non-U.S. Holder in the U.S. (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and any such gain of a non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

(iii)
Wheels Up is or has been a U.S. real property holding corporation at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period and either (A) the Wheels Up Class A common stock has ceased to be regularly traded on an established securities market or (B) such non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period, more than 5% of outstanding Wheels Up Class A common stock.

If the third bullet point above applies to a non-U.S. Holder, gain recognized by such non-U.S. holder on the sale, exchange or other disposition of Wheels Up Class A common stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such Wheels Up Class A common stock or warrants from a non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a U.S. real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. Wheels Up does not expect to be classified as a U.S. real property holding corporation immediately following the Business Combination. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether Wheels Up will be a U.S. real property holding corporation with respect to a non-U.S. holder following the Business Combination or at any future time.

Effects to Non-U.S. Holders of Exercising Redemption Rights
The U.S. federal income tax consequences to a non-U.S. Holder of Wheels Up Class A common stock that exercises its redemption rights to receive cash from the trust account in exchange for all or a portion of its Wheels Up Class A common stock will depend on whether the redemption qualifies as a sale of the Wheels Up Class A common stock redeemed, as described above under “U.S. Holders — Effects to U.S. Holders of Exercising Redemption Rights.” If such a redemption qualifies as a sale of Wheels Up Class A common stock, the U.S. federal income tax consequences to the non-U.S. Holder will be as described above under “Non-U.S. Holders — Sale, Exchange or Other Disposition of Wheels Up Class A common stock and Warrants.” If such a redemption does not qualify as a sale of Wheels Up Class A common stock, the non-U.S. Holder will be treated as receiving a distribution, the U.S. federal income tax consequences of which are described above under “Non-U.S. Holders — Distributions.” Because the treatment of a redemption may not be certain or determinable at the time of redemption, redeemed non-U.S. Holders may be subject to withholding tax on the gross amount received in such redemption. Non-U.S. Holders may be exempt from such withholding tax if they are able to properly certify that they meet the requirements of an applicable exemption (e.g., because such non-U.S. Holders are not treated as receiving a dividend under the Section 302 tests described above under “U.S. Holders — Effects to U.S. Holders of Exercising Redemption Rights”).
Information Reporting Requirements and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends on and the proceeds from a sale or other disposition of Wheels Up Class A common stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will generally be allowed as a credit against such non-U.S. Holder's U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including Wheels Up Class A common stock or warrants) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the U.S. and an applicable foreign country may modify these requirements. Accordingly, the entity through which Wheels Up Class A common stock or warrants are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of Wheels Up Class A common stock or warrants held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the Treasury. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in Wheels Up Class A common stock or warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
Aspirational is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.
Aspirational is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Aspirational was incorporated in the Cayman Islands on July 7, 2020. On September 25, 2020, Aspirational consummated its initial public offering of 23,974,632 units, inclusive of 1,474,632 units sold to the underwriters’ on October 2, 2020 upon the underwriters’ election to partially exercise their over-allotment option at a price of $10.00 per unit, generating gross proceeds of $239.7 million. Simultaneously with the closing of the initial public offering, Aspirational consummated the sale of 4,333,333 private placement warrants to the Sponsor at a price of $1.50 per private placement warrant generating gross proceeds of $6.5 million. In connection with the underwriters’ partial exercise of their over-allotment option, the Sponsor purchased an additional 196,617 Private Placement Warrants, generating gross proceeds to the Company of $0.3 million.
The proceeds from the initial public offering and the private placement with the Sponsor has been deposited in the trust account and invested in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) having a maturity of 185 days or less in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. As of March 31, 2021, there was approximately $239.8 million held in the trust account. Aspirational has 24 months from the closing of the initial public offering (by September 25, 2022) to complete a business combination.
WUP is a Delaware limited liability company formed on July 1, 2013. WUP and its consolidated subsidiaries operate a leading private aviation business that strives to deliver a total private aviation solution.
The unaudited pro forma condensed combined balance sheet as of March 31, 2021 combines the historical balance sheet of Aspirational and the historical balance sheet of WUP on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on March 31, 2021. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 combines the historical statements of operations of Aspirational and WUP for the periods on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented:
•
the merger of Merger Sub with and into WUP, with WUP surviving the merger as a wholly-owned subsidiary of Aspirational;

•
the issuance and sale of 55,000,000 shares of Wheels Up Class A common stock at $10.00 per share in the PIPE Investment;

•
the conversion of all issued and outstanding WUP preferred interests and WUP common interests (including WUP Restricted Interests), into Wheels Up Class A common stock as well as shares underlying WUP Options that will roll over into the post-combination company totaling 189,953,705 shares;

•
the issued and outstanding WUP Profit Interests that are recapitalized in connection with the Business Combination as Rollover Profits Interests can be exchanged on a value-for-value basis for Wheels Up Class A common stock subject to vesting. As of the time of the Business Combination, the value relating to the Rollover Profits Interests Awards represents 10,755,952 shares if the exchange rights were fully exercised using a reference price per share of Wheels Up Class A common stock of $10.00.

The pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The historical financial information of Aspirational was derived from the audited financial statements of Aspirational as of December 31, 2020, and for the period from July 7, 2020 (inception) through December 31, 2020, and the unaudited financial statements of Aspirational as of and for the three months ended March 31, 2021, included elsewhere in this proxy statement/prospectus. The historical financial information of WUP was derived from the audited consolidated financial statements of WUP as of and for the year ended December 31, 2020, and the unaudited interim condensed consolidated financial statements of WUP as of and for the three months ended March 31, 2021, respectively, included elsewhere in this proxy statement/prospectus. This information should be read together with Aspirational’s and WUP’s audited financial statements and related notes, the sections titled “Aspirational’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “WUP’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.
The Business Combination is expected to be accounted for as a reverse recapitalization, in accordance with GAAP. Under the guidance in ASC 805, Aspirational is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of WUP issuing stock for the net assets of Aspirational, accompanied by a recapitalization whereby no goodwill or intangible assets are recorded. For financial reporting purposes, WUP will be presented as the predecessor to Aspirational.
WUP has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no and maximum redemption scenarios:
•
WUP equityholders will have the largest voting interest in the post-combination company;

•
The board of directors of the post-combination company will have 11 members, and WUP will have the ability to nominate the majority of the members of the board of directors;

•
WUP management will hold executive management roles (including Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer, among others) for the post-combination company and be responsible for the day-to-day operations;

•
The post-combination company will assume the WUP name as Wheels Up Experience Inc.; and,

•
The intended strategy of the post-combination entity will continue WUP’s current strategy of being a leader in the private aviation industry.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by Aspirational’s public shareholders of shares of Aspirational Class A ordinary shares for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account:
(A)
Assuming No Redemption:   This presentation assumes that no public shareholders of Aspirational exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.

(B)
Assuming Maximum Redemption:   This presentation assumes 11,984,042 of the public shares are redeemed for their pro rata share of the funds in the trust account. This scenario gives effect to Aspirational’s public shareholder redemptions of 11,984,042 shares for aggregate redemption payments of $119.8 million and is based on the Minimum Trust Condition that Aspirational will have a minimum of  $120.0 million in cash comprising the cash held in the trust account after giving effect to Aspirational public shareholder redemptions (but prior to the payment of any (i) deferred underwriting commissions being held in the trust account and (ii) transaction expenses of WUP or Aspirational) at or prior to the Closing Date. The Minimum Trust Condition is waivable by WUP, and if so, waived by WUP, the maximum amount of redemptions could exceed the 11,984,042 public share redemption scenario presented herein.

Description of the Business Combination
The aggregate consideration for the Business Combination will be $1.9 billion based on the pre-money equity value of WUP, payable in the form of shares of Wheels Up Class A common stock and the conversion of existing equity awards into corresponding equity awards of Wheels Up and WUP, as applicable.
The following summarizes the consideration in both the no redemption and maximum redemption scenarios (in thousands, except for share and per share data):
Shares transferred at Closing(1)	188,500
Value per share	$10.00
Total share consideration(2)	$1,885,000

(1)
Includes (i) 169,023,943 shares expected to be issued to existing holders of WUP common interests and WUP preferred interests, (ii) 4,057,729 shares underlying the Wheels Up Options that are included as part of the consideration assuming a cashless net-exercise of all Wheels Up Options for shares of Wheels Up Class A common stock at a reference price per share of Wheels Up Class A common stock of $10.00, (iii) 10,755,952 shares underlying the Wheels Up PI Units assuming such units convert at their intrinsic value to shares immediately after the Business Combination at a reference price per share of Wheels Up Class A common stock of $10.00, and (iv) 4,662,376 restricted shares expected to be issued to holders of the WUP Restricted Interests.

(2)
Share Consideration is calculated using a reference price per share of Wheels Up Class A common stock of $10.00. Actual total share consideration will be dependent on the value of Wheels Up Class A ordinary shares at Closing.

Holders of WUP equity interests will receive shares of Wheels Up Class A common stock in an amount determined by application of the Exchange Ratio of 0.4604, which is based on WUP’s implied price per share prior to the Business Combination.
The following summarizes the pro forma combined common stock ownership as of immediately following the consummation of the Business Combination under each scenario (in thousands):
	Assuming No Redemption	%	Assuming Maximum Redemption	%
WUP equityholders(1)(2)	177,744	65.0%	177,744	68.0%
Non-controlling interest(3)	10,756	3.9%	10,756	4.1%
Aspirational’s public shareholders(4)	23,975	8.8%	12,000	4.6%
Sponsor & related parties	5,994	2.2%	5,994	2.3%
PIPE Investors	55,000	20.1%	55,000	21.0%
Pro forma Wheels Up Class A common stock at Closing	273,469	100.0%	261,494	100.0%

(1)
Includes 173,686,319 shares expected to be issued to existing holders of WUP common interests, WUP preferred interests and WUP Restricted Interests. Also, includes 4,057,729 shares underlying the Wheels Up Options that are included as part of the consideration assuming a cashless net-exercise of all Wheels Up Options for shares of Wheels Up Class A common stock at a reference price per share of Wheels Up Class A common stock of $10.00.

(2)
The number of outstanding shares held by WUP equityholders excludes 9,000,000 of Earnout Shares. After the consummation of the Business Combination, WUP equityholders, other than in respect of WUP Options, will have the contingent right to receive Earnout Shares. The aggregate number of Earnout Shares is up to 9,000,000 additional shares of Wheels Up Class A common stock. Earnout shares vest in three equal tranches which are issuable upon the achievement of share price thresholds for Wheels Up Class A common stock of $12.50, $15.00 and $17.50, respectively. The issuance of any such Earnout Shares would further increase the common stock ownership percentage of WUP equityholders and would dilute the common stock ownership of all other shareholders.
(3)
Includes 10,755,952 shares that would be issuable to existing WUP Profits Interests holders upon the exchange of all such interests for Wheels Up Class A common stock at a reference price per share of Wheels Up Class A common stock of $10.00.

(4)
The number of outstanding shares held by Aspirational’s public shareholders excludes 12,521,494 warrants sold in the initial public offering and the private placement. The warrants would further increase the common stock ownership percentage of Aspirational’s public shareholders and would dilute the common stock ownership of all other shareholders.

The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of March 31, 2021
(in thousands, except share amounts)	WUP (Historical)	Aspirational (Historical)	Reclassification Adjustments (Note 2)	Transaction Accounting Adjustments (Assuming No Redemption)		Combined Pro Forma (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Maximum Redemption)		Combined Pro Forma (Assuming Maximum Redemption)
ASSETS
Current assets:
Cash	$—	$62	$(62)	$—		$—	$—		$—
Cash and cash equivalents	215,027	—	62	239,840	(A)	937,699	(119,746)	(I)	817,953
				550,000	(B)	—	—		—
				(8,391)	(C)	—	—		—
				(58,366)	(D)	—	—		—
				(373)	(D)	—	—		—
				(100)	(L)	—	—		—
Accounts receivable, net	55,111	—	—	—		55,111	—		55,111
Other receivables	14,283	—	—	—		14,283	—		14,283
Parts and supplies inventories, net	7,239	—	—	—		7,239	—		7,239
Deferred offering costs	4,147	—	—	(4,147)	(D)	—	—		—
Prepaid expenses	—	416	(416)	—		—	—		—
Prepaid expenses and other	24,616	—	416	—		25,032	—		25,032
Total current assets	320,423	478	—	718,463		1,039,364	(119,746)		919,618
Marketable securities held in trust account	—	239,840	—	(239,840)	(A)	—	—		—
Property and equipment, net	319,715	—	—	—		319,715	—		319,715
Operating lease right-of-use assets	100,300	—	—	—		100,300	—		100,300
Goodwill	432,065	—	—	—		432,065	—		432,065
Intangible assets, net	161,060	—	—	—		161,060	—		161,060
Restricted cash	15,262	—	—	—		15,262	—		15,262
Employee loans receivable, net	—	—	—	—		—	—		—
Other non-current assets	827	—	—	—		827	—		827
Total assets	1,349,652	240,318	—	478,623		2,068,593	(119,746)		1,948,847
LIABILITIES, MEZZANINE EQUITY AND EQUITY
Current liabilities:
Current maturities of long-term debt	65,336	—	—	—		65,336	—		65,336
Promissory note	—	100	—	(100)	(L)	—	—		—
Accounts payable	44,168	—	—	—		44,168	—		44,168
Accrued offering costs	—	373	—	(373)	(D)	—	—		—
Accrued expenses	76,296	3,866	—	—		80,162	—		80,162
Deferred revenue, current	588,978	—	—	—		588,978	—		588,978
Operating lease liabilities, current	27,856	—	—	—		27,856	—		27,856
Intangible liabilities, current	2,000	—	—	—		2,000	—		2,000
Other current liabilities	15,955	—	—	—		15,955	—		15,955
Total current liabilities	820,589	4,339	—	(473)		824,455	—		824,455
Long-term debt	136,804	—	—	—		136,804	—		136,804
Deferred revenue, non-current	1,961	—	—	—		1,961	—		1,961
Warant liability	—	17,780	—	—		17,780	—		17,780
Deferred underwriting fee payable	—	8,391	—	(8,391)	(C)	—	—		—

(in thousands, except share amounts)	WUP (Historical)	Aspirational (Historical)	Reclassification Adjustments (Note 2)	Transaction Accounting Adjustments (Assuming No Redemption)		Combined Pro Forma (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Maximum Redemption)		Combined Pro Forma (Assuming Maximum Redemption)
Operating lease liabilities, non-current	77,993	—	—	—		77,993	—		77,993
Deferred income taxes, net	—	—	—	102	(K)	102	—		102
Intangible liabilities, non-current	15,583	—	—	—		15,583	—		15,583
Other non-current liabilities	3,522	—	—	—		3,522	—		3,522
Total liabilities	1,056,452	30,510	—	(8,762)		1,078,200	—		1,078,200
Mezzanine equity:
Class A ordinary shares	—	239,840	—	(239,840)	(E)	—	—		—
Shareholders’ Equity:
Preference shares	—	—	—	—		—	—		—
Class A ordinary shares	—	—	—	—		—	—		—
Class B ordinary shares	—	1	—	(1)	(G)	—	—		—
Common stock	—	—	—	6	(B)	27	(2)	(I)	25
	—	—	—	2	(E)	—	—		—
	—	—	—	1	(G)	—	—		—
	—	—	—	19	(F)	—	—		—
Class A preferred interests	—	—	—	—	(F)	—	—		—
Class B preferred interests	—	—	—	—	(F)	—	—		—
Class C preferred interests	—	—	—	—	(F)	—	—		—
Class D preferred interests	—	—	—	—	(F)	—	—		—
Class E preferred interests	369,354	—	—	(369,354)	(F)	—	—		—
Common interests	39,131	—	—	(39,131)	(F)	—	—		—
Common restricted interests	—	—	—	—	(F)	—	—		—
Common profits interests	9,211	—	—	(9,211)	(J)	—	—		—
Common stock options	5,635	—	—	(5,635)	(F)	—	—		—
Additional paid-in capital	—	—	—	549,995	(B)	1,146,621	(119,744)	(I)	1,026,877
	—	—	—	239,838	(E)	—	—		—
	—	—	—	(102)	(K)	—	—		—
	—	—	—	(1,554)	(H)	—	—		—
	—	—	—	(58,366)	(D)	—	—		—
	—	—	—	(4,147)	(D)	—	—		—
	—	—	—	406,582	(F)(J)	—	—		—
	—	—	—	14,375	(F)	—	—		—
Accumulated deficit	(130,131)	(30,033)	—	1,554	(H)	(172,985)	—		(172,985)
	—	—	—	(14,375)	(F)	—	—		—
Total WUP members’ equity and Aspirational shareholders’ equity	293,200	(30,032)	—	—		—	—		—
Total shareholders’ equity	—	—	—	710,495		973,663	(119,746)		853,917
Non-controlling interest	—	—	—	16,730	(J)	16,730	—	(J)	16,730
Total equity (deficit)	293,200	(30,032)	—	727,225		990,393	(119,746)		870,647
Total liabilities, mezzanine equity and equity	$1,349,652	$240,318	$—	$478,623		$2,068,593	$(119,746)		$1,948,847

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2021
(in thousands, except share and per share amounts)	WUP (Historical)	Aspirational (Historical)	Transaction Accounting Adjustments (Assuming No and Maximum Redemption)		Combined Pro Forma (Assuming No Redemption)		Combined Pro Forma (Assuming Maximum Redemption)
Revenue	$261,657	$—	$—		$261,657		$261,657
Costs and expenses:
Formation and operational costs	—	3,705	—		3,705		3,705
Cost of revenue	234,508	—	—		234,508		234,508
Technology and development	7,024	—	—		7,024		7,024
Sales and marketing	15,794	—	—		15,794		15,794
General and administrative	18,168	—	2,875	(F)	21,043		21,043
Depreciation and amortization	13,831	—	—		13,831		13,831
Total costs and expenses	289,325	3,705	2,875		295,905		295,905
Loss from operations	(27,668)	(3,705)	(2,875)		(34,248)		(34,248)
Other (expense) income:
Interest earned on marketable securities held in trust account	—	45	(45)	(AA)	—		—
Interest income	12	—	—		12		12
Interest expense	(4,557)	—	—		(4,557)		(4,557)
Change in fair value of warrant liability	—	(4,507)	—		(4,507)		(4,507)
Total other expense	(4,545)	(4,462)	(45)		(9,052)		(9,052)
Loss before income taxes	(32,213)	(8,167)	(2,920)		(43,300)		(43,300)
Income tax expense	—	—	—	(BB)	—		—
Net loss	(32,213)	(8,167)	(2,920)		(43,300)		(43,300)
Net loss attributable to non-controlling interest	—	—	—		(1,703)	(CC)	(1,781)	(CC)
Net loss attributable to controlling interest	$(32,213)	$(8,167)	$(2,920)		$(41,597)		$(41,519)
			Assuming No Redemption	Assuming Maximum Redemption
Weighted average shares outstanding of common stock – basic	N/A	6,927,636	253,992,233	242,017,601
Weighted average shares outstanding of common stock – diluted	N/A	6,927,636	253,992,233	242,017,601
Basic net loss per share	N/A	$(1.18)	$(0.17)	$(0.18)
Diluted net loss per share	N/A	$(1.18)	$(0.17)	$(0.18)

(1)
Aspirational historical excludes an aggregate of 23,040,654 Aspirational weighted average shares subject to possible redemption.

(2)
Aspirational historical net loss per share (basic and diluted) excludes income attributable to shares subject to possible redemption of $36,684 for the three months ended March 31, 2021.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2020
(in thousands, except share and per share amounts)	WUP (Historical)	DPJ (Historical from 1/1/20 to 1/17/20)	WUP Combined Pro Forma	Aspirational (Historical from 7/7/20 to 12/31/20, As Restated)	Transaction Accounting Adjustments (Assuming No and Maximum Redemption)		Combined Pro Forma (Assuming No Redemption)		Combined Pro Forma (Assuming Maximum Redemption)
Revenue	$694,981	$11,096	$706,077	$—	$—		$706,077		$706,077
Costs and expenses:
Formation and operational costs	—	—	—	2,114	—		2,114		2,114
Cost of revenue	634,775	11,329	646,104	—	—		646,104		646,104
Technology and development	21,010	—	21,010	—	—		21,010		21,010
Sales and marketing	55,124	135	55,259	—	—		55,259		55,259
General and administrative	64,885	913	65,798	—	11,500	(F)	77,298		77,298
Depreciation and amortization	58,529	15	58,544	—	—		58,544		58,544
CARES Act grant	(76,376)		(76,376)				(76,376)		(76,376)
Total costs and expenses	757,947	12,392	770,339	2,114	11,500		783,953		783,953
Loss from operations	(62,966)	(1,296)	(64,262)	(2,114)	(11,500)		(77,876)		(77,876)
Other (expense) income:
Interest earned on marketable securities held in trust account	—	—	—	50	(50)	(AA)	—		—
Interest income	550	124	674	—	—		674		674
Interest expense	(22,989)	—	(22,989)	—	—		(22,989)		(22,989)
Change in fair value of warrant liability	—	—	—	407	—		407		407
Unrealized loss on marketable securities held in trust account	—	—	—	(1)	1	(AA)	—		—
Total other expense	(22,439)	124	(22,315)	456	(49)		(21,908)		(21,908)
Loss before income taxes	(85,405)	(1,172)	(86,577)	(1,658)	(11,549)		(99,784)		(99,784)
Income tax expense	—	—	—	—	—	(BB)	—		—
Net loss	(85,405)	(1,172)	(86,577)	(1,658)	(11,549)		(99,784)		(99,784)
Net loss attributable to non-controlling interest	—	—	—	—	—		(3,925)	(DD)	(4,104)	(DD)
Net loss attributable to controlling interest	$(85,405)	$(1,172)	$(86,577)	$(1,658)	$(11,549)		$(95,859)		$(95,680)
			Assuming No Redemption	Assuming Maximum Redemption
Weighted average shares outstanding of common stock – basic	N/A	7,230,225	253,992,233	242,017,601
Weighted average shares outstanding of common stock – diluted	N/A	7,230,225	253,992,233	242,017,601
Basic net loss per share	N/A	$(0.24)	$(0.39)	$(0.41)
Diluted net loss per share	N/A	$(0.24)	$(0.39)	$(0.41)

(1)
Aspirational historical excludes an aggregate of 21,396,989 Aspirational weighted average shares subject to possible redemption.

(2)
Aspirational historical net loss per share (basic and diluted) excludes income attributable to shares subject to possible redemption of $43,349 for the period from July 7, 2020 (inception) through December 31, 2020.

Notes to Unaudited Pro Forma Condensed Combined Financial Information
1. Basis of Presentation
The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in ASC 805, Aspirational is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of WUP issuing stock for the net assets of Aspirational, accompanied by a recapitalization whereby no goodwill or intangible assets are recorded. For financial reporting purposes, WUP will be presented as the predecessor to Aspirational.
The unaudited pro forma condensed combined balance sheet as of March 31, 2021 assumes that the Business Combination occurred on March 31, 2021. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 reflects the pro forma effect of the Business Combination as if it had been completed on January 1, 2020. These periods are presented on the basis of WUP as the accounting acquirer.
The unaudited pro forma condensed combined balance sheet as of March 31, 2021 has been prepared using, and should be read in conjunction with, the following:
•
Aspirational’s historical unaudited consolidated balance sheet as of March 31, 2021 and the related notes for the three months ended March 31, 2021, included elsewhere in this proxy statement/prospectus; and

•
WUP’s historical unaudited interim condensed consolidated financial statements as of March 31, 2021 and the related notes for the three months ended March 31, 2021, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2021 has been prepared using, and should be read in conjunction with, the following:
•
Aspirational’s historical unaudited consolidated statement of operations for the three months ended March 31, 2021 and the related notes, included elsewhere in this proxy statement/prospectus; and

•
WUP’s historical unaudited interim condensed consolidated financial statements for the three months ended March 31, 2021 and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:
•
Aspirational’s historical audited consolidated statement of operations for the period from July 7, 2020 (inception) through December 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus; and

•
WUP’s historical audited consolidated statement of operations for the year ended December 31, 2020 and the related notes, included elsewhere in this proxy statement/prospectus.

Aspirational has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.
The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Aspirational believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Aspirational believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical audited consolidated financial statements and notes thereto of Aspirational and WUP.
2. Accounting Policies
Upon consummation of the Business Combination, management will perform a comprehensive review of the two companies’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two companies which, when conformed, could have a material impact on the consolidated financial statements of the post-combination company. Based on initial analysis, management has identified differences on the unaudited pro forma condensed combined financial information and recorded the necessary adjustments.
3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.
The historical audited consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to reflect the transaction in accordance with GAAP and give pro forma effect to events that are (i) directly attributable to the Business Combination, and (ii) factually supportable. WUP and Aspirational have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.
The pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of the post-combination company’s shares outstanding, assuming the Business Combination occurred on January 1, 2020.
Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2021 are as follows:
(A)
Reflects the reclassification of $239.8 million of marketable securities held in the trust account at the balance sheet date that becomes available to fund expenses in connection with the Business Combination or future cash needs of the post-combination company, assuming no redemptions.

(B)
Represents the gross proceeds from the private placement of 55,000,000 shares of Wheels Up Class A common stock at $10.00 per share pursuant to the PIPE Investment.

(C)
Reflects the payment of $8.4 million of deferred underwriting fees. The fees are expected to be paid at Closing out of the trust account.

(D)
Represents acquisition-related transaction costs totaling $58.4 million (all of which is expected to be classified as equity issuance costs). The transaction costs are $20.5 million for Aspirational and $37.9 million for WUP. The total amount of transaction costs may vary if additional agreements are entered into prior to the Closing. With respect to Aspirational, the transaction costs exclude any deferred underwriting fees and accrued offering costs. Of the WUP transaction costs, $4.1 million was capitalized as deferred offering costs and $3.7 million was in accrued expenses on the balance sheet as of March 31, 2021.
(E)
Reflects the reclassification of 22,620,218 Aspirational Class A ordinary shares subject to possible redemption to Wheels Up Class A common stock in permanent equity.

(F)
Represents the recapitalization of WUP common interests, WUP preferred interests, WUP Options and WUP Restricted Interests in connection with the Business Combination, including the merger consideration of 189,953,705 shares of Wheels Up Class A common stock to be received by the holders of such interests and options, assuming (i) the vesting and exchange of all WUP Restricted Interest for shares of Wheels Up class A common stock and (ii) the vesting and cash exercise of all Wheels Up Options for shares of Wheels Up Class A common stock at a price per share of Wheels Up Class A common stock of $10.00. In addition, reflects equity-based compensation expense of approximately $10.6 million associated with the performance of WUP Restricted Interests previously granted and approximately $3.8 million associated with the 18 month accelerated vesting of WUP Options.

(G)
Reflects the conversion of Aspirational Class B ordinary shares held by the initial shareholders to Aspirational Class A ordinary shares. Pursuant to the terms of the Cayman Constitutional Documents, all Aspirational Class B ordinary shares outstanding prior to the Domestication will be converted into shares of Aspirational Class A ordinary shares at the Closing. All of the Aspirational Class B ordinary shares converted into Aspirational Class A ordinary shares will no longer be outstanding and will cease to exist, and each holder of such Aspirational Class B ordinary shares will thereafter cease to have any rights with respect to such securities.

(H)
Reflects the elimination of Aspirational’s historical accumulated deficit with a corresponding adjustment to additional paid-in-capital.

(I)
Reflects the redemption of 11,984,042 public shares for aggregate redemption payments of $119.8 million allocated to Wheels Up Class A common stock and additional paid-in capital using par value $0.0001 per share and at a redemption price of $10.00 per share. The actual redemption amount could exceed the 11,984,042 public shares if WUP waives the Minimum Trust Condition.

(J)
Reflects WUP Profits Interests, after conversion into Wheels Up PI Units initially held by Wheels Up MIP LLC, regardless of whether all such WUP Profits Interests are vested as of the Closing, with substantially the same terms and conditions as were applicable to such interests immediately prior to the Effective Time. Wheels Up PI Units once fully vested, will be exchangeable for shares of Wheels Up Class A common stock, subject to certain lock-up restrictions. Assuming a reference price per share of Wheels Up Class A common stock of $10.00, the Wheels Up PI Units as of immediately following the Business Combination will be exchangeable for 10,755,952 shares of Wheels Up Class A common stock.

(K)
Represents adjustments to reflect applicable deferred income taxes. The deferred taxes are primarily related to the difference between the financial statement carrying amount and tax basis in the WUP partnership interest but also includes tax attributes (including net operating losses and charitable contribution carryforwards) inherited from the Blockers. This basis difference primarily results from: (i) the Business Combination where Wheels Up will record a carryover tax basis in the WUP partnership interest and (ii) certain pre-transaction financial statement and tax differences in various items including depreciation, amortization and deferred revenue.

The $73.7 million (or $72.8 million assuming maximum redemptions) adjustment related to the deferred tax asset is assuming: (1) the GAAP balance sheet as of March 31, 2021 adjusted for the pro forma entries described herein, (2) estimated tax basis as of March 31, 2021 adjusted for the pro forma entries described herein, and (3) a constant federal income tax rate of 21.0% and a state tax rate of 4.2%. Based on the weight of all positive and negative evidence, it was determined that the deferred tax asset is not more-likely-than-not to be realized. As such, a full valuation allowance was recorded under both redemption scenarios.

WUP files as a partnership for federal and state income tax purposes. However, WUP is subject to the New York City Unincorporated Business Tax, which is an entity level income-based tax. As a result, a deferred tax liability of $0.1 million is recorded at the WUP level as of March 31, 2021, based on the expected future tax effects of temporary differences between the financial statement carrying amount and tax basis of the assets and liabilities of the partnership, as measured at currently enacted tax rates.
(L)
Reflects the repayment of the outstanding Aspirational promissory note to the Sponsor as a result of the Business Combination.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 are as follows:
(AA)
Elimination of interest income and unrealized losses from trust account investments.

(BB)
Does not reflect a pro forma adjustment to income tax expense as WUP has historically been in a net loss position. In addition, WUP is a limited liability company that files as a partnership for federal and state income tax purposes. As such, each member is responsible for reporting income or loss to the extent required by federal and state income tax regulations, based upon their respective share of WUP income and expenses.

(CC)
Represents the non-controlling interest allocation for the portion of WUP net loss attributable to Wheels Up MIP LLC for the three months ended March 31, 2021(in thousands):

Pro forma loss before income taxes
Assuming no redemption	$43,300
Assuming maximum redemption	$43,300
Pro forma loss attributable to non-controlling interest
Assuming no redemption (3.9%)	$(1,703)
Assuming maximum redemption (4.1%)	$(1,781)

(DD)
Represents the non-controlling interest allocation for the portion of WUP net loss attributable to Wheels Up MIP LLC for the year ended December 31, 2020 (in thousands):

Pro forma loss before income taxes
Assuming no redemption	$(99,784)
Assuming maximum redemption	$(99,784)
Pro forma loss attributable to non-controlling interest
Assuming no redemption (3.9%)	$(3,925)
Assuming maximum redemption (4.1%)	$(4,104)
4. Adjustments to Historical Information of WUP for the year ended December 31, 2020
DPJ was acquired by WUP on January 17, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 includes the pre-acquisition period of DPJ from January 1, 2020 to January 17, 2020. The unaudited pro forma condensed combined statement of operations does not include transaction accounting adjustments for DPJ as any such adjustments are not material.

5. Net Loss per Share
Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented. Holders of WUP equity interests will receive shares of Wheels Up Class A common stock in an amount determined by application of the Exchange Ratio. In the maximum redemption scenario, this calculation eliminates 11,984,042 of the public shares for the entire period.
The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption by Aspirational’s public shareholders of shares of Aspirational Class A ordinary shares for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the Closing) in the trust account for the three months ended March 31, 2021 and for the year ended December 31, 2020 (in thousands, except share and per share data):
Three Months Ended March 31, 2021	Assuming No Redemption	Assuming Maximum Redemption
Pro forma net loss	$43,300	$43,300
Weighted average shares outstanding of common stock	253,992,233	242,017,601
Net loss per share (Basic and Diluted) attributable to common stockholders	$(0.17)	$(0.18)
Year Ended December 31, 2020	Assuming No Redemption	Assuming Maximum Redemption
Pro forma net loss	(99,784)	(99,784)
Weighted average shares outstanding of common stock	253,992,233	242,017,601
Net loss per share (basic and diluted) attributable to common shareholders (1)(2)(3)(4)	$(0.39)	$(0.41)

(1)
Excludes (i) 10,755,592 shares of Wheels Up Class A common stock for which the vested and unvested Wheels Up PI Units (into which the WUP Profits Interests will be converted in the Business Combination) will be exchanged, on an as exchanged basis, at a reference price per share of Wheels Up Class A common stock of $10.00 and (ii) 4,662,376 restricted shares of Wheels Up Class A common stock into which the WUP Restricted Interests will be converted upon consummation of the Business Combination. The Wheels Up PI Units and restricted shares of Wheels Up Class A common stock will not represent, for accounting purposes, issued and outstanding shares of Wheels Up Class A common stock until, in the case of the Wheels Up PI Units, such units are exchanged for shares of Wheels Up Class A common stock and, in the case of the restricted shares of Wheels Up Class A common stock, such shares are no longer subject to vesting restrictions. As such, the WUP Profits Interests and the restricted shares of Wheels Up Class A common stock into which the WUP Restricted Interests will be converted upon consummation of the Business Combination were excluded from the calculation of combined pro forma net loss per share.

(2)
Excludes the impact of vested and unvested WUP Options that will be converted into options to purchase 16,267,386 shares of Wheels Up Class A common stock as part of the Business Combination, and which would be exercisable for 4,057,729 shares of Wheels Up Class A common stock on a cashless basis assuming a reference price per share of Wheels Up Class A common stock of $10.00. The shares underlying these WUP Options will not represent legally issued and outstanding shares of Wheels Up Class A common stock until such options (as converted after the Business Combination) are exercised. As such, these underlying shares were excluded from the calculation of combined pro forma net loss per share.

(3)
For the purposes of applying the treasury stock method for calculating pro forma diluted net loss per share, it was assumed that all 12,521,494 outstanding warrants sold in the initial public offering and the private placement are exchanged for Class A Wheels Up common stock. However, since this results in anti-dilution, the effect of such exchange was not included in the calculation of combined pro forma diluted net loss per share.

(4)
The combined pro forma net loss per share excludes the impact of Earnout Shares, as the vesting conditions for Earnout Shares have not been met. Additionally, the inclusion of Earnout Shares would have been anti-dilutive; thus, the effect was not included in the calculation of combined pro forma diluted net loss per share. The fair value of the Earnout Shares was unable to be estimated. As such, the incremental expense for these shares is not included as a pro forma adjustment because the amount was not deemed factually supportable.

INFORMATION ABOUT ASPIRATIONAL
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to Aspirational prior to the consummation of the Business Combination.
General
Aspirational is a blank check company incorporated on July 7, 2020 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. Although Aspirational is not limited to a particular industry or sector for purposes of consummating a business combination, Aspirational focuses on businesses with premium brands that offer an aspirational lifestyle experience to consumers, which we refer to throughout this proxy statement/prospectus as the aspirational lifestyle space. Aspirational has neither engaged in any operations nor generated any revenue to date. Based on Aspirational’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.
On September 25, 2020, Aspirational consummated its initial public offering of 22,500,000 units, with each unit consisting of one Class A ordinary share and one-third of one redeemable warrant. On September 29, 2020, the underwriters partially exercised the over-allotment option, and on October 2, 2020, purchased an additional 1,474,632 units from the Company, and forfeited the remainder of the option. Simultaneously with the closing of the initial public offering, Aspirational completed the private sale of 4,333,333 private placement warrants at a purchase price of $1.50 per private placement warrant, to the Sponsor generating gross proceeds to us of $6.5 million. In connection with the underwriters’ partial exercise of their over-allotment option, the Sponsor purchased an additional 196,617 private placement warrants, generating gross proceeds to the Company of approximately $294,926. The private placement warrants are identical to the warrants sold as part of the units in Aspirational’s initial public offering except that, so long as they are held by the Sponsor or its permitted transferees: (i) they will not be redeemable by the Company (except in certain redemption scenarios when the price per share equals or exceeds $10.00 (as adjusted)); (ii) they (including the shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of Aspirational’s initial business combination; (iii) they may be exercised by the holders on a cashless basis; and (iv) they (including the shares issuable upon exercise of these warrants) are entitled to registration rights.
Following the closing of Aspirational’s initial public offering, inclusive of the underwriters’ partial exercise of their over-allotment option, a total of $239.7 million ($10.00 per unit) of the net proceeds from its initial public offering and the sale of the private placement warrants were placed in the trust account. The proceeds held in the trust account may be invested by the trustee only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds investing solely in Treasury securities and meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended. As of March 31, 2021, funds in the trust account totaled $239,840,428. These funds will remain in the trust account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the Closing), (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Cayman Constitutional Documents to modify the substance or timing of Aspirational’s obligation to redeem 100% of the public shares if it does not complete a business combination by September 25, 2022 and (iii) the redemption of all of the public shares if Aspirational is unable to complete a business combination by September 25, 2022 (or if such date is further extended at a duly called extraordinary general meeting, such later date), subject to applicable law.
Effecting Aspirational’s Initial Business Combination
Fair Market Value of Target Business
The rules of the NYSE require that Aspirational’s Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the trust account (net of amounts disbursed to management for the payment of taxes and excluding the amount of any deferred underwriting discount held in trust). Aspirational’s board of directors determined that this test was met in connection with the proposed Business Combination.

Shareholder Approval of Business Combination
Aspirational is seeking stockholder approval of the Business Combination at the extraordinary general meeting, at which shareholders may elect to redeem their shares, regardless of if or how they vote in respect of the BCA Proposal, into their pro rata portion of the trust account, calculated as of two business days prior to the consummation of the Business Combination including interest earned on the funds held in the trust account and not previously released to us (net of taxes payable). Aspirational will consummate the Business Combination only if we have net tangible assets of at least $5,000,001 upon such consummation and the Condition Precedent Proposals are approved. Notwithstanding the foregoing, a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its public shares with respect to more than an aggregate of 15% of the public shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
The Sponsor and each director of Aspirational who hold Aspirational ordinary shares have agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Support Agreement, and waive their redemption rights in connection with the consummation of the Business Combination with respect to any ordinary shares held by them. The ordinary shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor (including Aspirational’s independent directors) owns 20% of the issued and outstanding ordinary shares.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or Aspirational’s securities, the Sponsor, Wheels Up or their respective directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of Aspirational’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Wheels Up or their respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to increase the likelihood of (i) satisfaction of the requirement that holders of a majority of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the BCA Proposal, the Director Election Proposal, the Stock Issuance Proposal, the Equity Incentive Plan Proposal and the Adjournment Proposal, (ii) satisfaction of the requirement that holders of at least two-thirds of the ordinary shares, represented in person or by proxy and entitled to vote at the extraordinary general meeting, vote in favor of the Domestication Proposal and the Organizational Documents Proposals, (iii) satisfaction of the Minimum Trust Condition, (iv) otherwise limiting the number of public shares electing to redeem and (v) Wheels Up’s net tangible assets (as determined in accordance with Rule 3a5 1(g)(1) of the Exchange Act) being at least $5,000,001.
Liquidation if No Business Combination
If Aspirational has not completed the Business Combination with WUP by September 25, 2022 and has not completed another business combination by such date, in each case, as such date may be extended pursuant to Aspirational’s Cayman Constitutional Documents, Aspirational will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the 23,974,632 public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses and which interest will be net of taxes payable), divided by the number of then issued and outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Aspirational’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
Our initial shareholders have entered into a letter agreement with Aspirational, pursuant to which they have waived their rights to liquidating distributions from the trust account with respect to their Aspirational Class B ordinary shares if Aspirational fails to complete its business combination within the required time period. However, if Sponsor owns any public shares, they will be entitled to liquidating distributions from the trust account with respect to such public shares if Aspirational fails to complete its business combination within the allotted time period.
The Sponsor and Aspirational’s directors and officers have agreed, pursuant to a written agreement with Aspirational, that they will not propose any amendment to the Cayman Constitutional Documents (i) to modify the substance or timing of Aspirational’s obligation to allow for redemption in connection with Aspirational’s initial business combination or to redeem 100% of its public shares if it does not complete its business combination by September 25, 2022 or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless Aspirational provides its public shareholders with the opportunity to redeem their public shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest will be net of taxes payable), divided by the number of then outstanding public shares. However, Aspirational may not redeem its public shares in an amount that would cause our net tangible assets to be less than $5,000,001 following such redemptions.
Aspirational expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts held outside the trust account, although it cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing Aspirational’s plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, Aspirational may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
The proceeds deposited in the trust account could, however, become subject to the claims of Aspirational’s creditors which would have higher priority than the claims of Aspirational’s public shareholders. Aspirational cannot assure you that the actual per-share redemption amount received by public shareholders will not be substantially less than $10.00. See the section entitled “Risk Factors — Risks Relating to the Business Combination and Aspirational — If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering)” and other risk factors contained herein. While Aspirational intend to pay such amounts, if any, Aspirational cannot assure you that Aspirational will have funds sufficient to pay or provide for all creditors’ claims.
Although Aspirational will seek to have all vendors, service providers (other than Aspirational’s independent auditors), prospective target businesses and other entities with which Aspirational does business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of Aspirational’s public shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the trust account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Aspirational’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, Aspirational’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where Aspirational may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Aspirational is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of Aspirational’s public shares, if Aspirational has not completed Aspirational’s initial business combination within the required time period, or upon the exercise of a redemption right in connection with Aspirational’s initial business combination, Aspirational will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption. In order to protect the amounts held in the trust account, Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party (other than Aspirational’s independent auditors) for services rendered or products sold to us, or a prospective target business with which Aspirational has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under Aspirational’s indemnity of the underwriters of Aspirational’s initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then the Sponsor will not be responsible to the extent of any liability for such third-party claims. Aspirational has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and Aspirational believes that the Sponsor’s only assets are securities of Aspirational and, therefore, the Sponsor may not be able to satisfy those obligations. None of Aspirational’s other directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the trust account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Aspirational’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Aspirational currently expects that Aspirational’s independent directors would take legal action on Aspirational’s behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that Aspirational’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, Aspirational cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per share. See the section entitled “Risk Factors — Risks Relating to the Business Combination and Aspirational — If third parties bring claims against us, the proceeds held in the trust account could be reduced and the per share redemption amount received by shareholders may be less than $10.00 per share (which was the offering price in our initial public offering)” and other risk factors contained herein.
Aspirational will seek to reduce the possibility that the Sponsor will have to indemnify the trust account due to claims of creditors by endeavoring to have all vendors, service providers (other than Aspirational’s independent auditors), prospective target businesses and other entities with which Aspirational does business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. The Sponsor will also not be liable as to any claims under Aspirational’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act.
If Aspirational files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law and may be included in Aspirational’s insolvency estate and subject to the claims of third parties with priority over the claims of Aspirational’s shareholders. To the extent any insolvency claims deplete the trust account, Aspirational cannot assure you Aspirational will be able to return $10.00 per share to Aspirational’s public shareholders. Additionally, if Aspirational files a winding-up or bankruptcy petition or an involuntary winding-up or bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a bankruptcy court could seek to recover some or all amounts received by Aspirational’s shareholders. Furthermore, Aspirational’s board of directors may be viewed as having breached its fiduciary duty to Aspirational’s creditors or may have acted in bad faith, and thereby exposing itself and us to claims of punitive damages, by paying public shareholders from the trust account prior to addressing the claims of creditors. Aspirational cannot assure you that claims will not be brought against us for these reasons. See the section entitled “Risk Factors — Risks Relating to the Business Combination and Aspirational — If, after we distribute the proceeds in the trust account to our public shareholders, Aspirational files a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our board of directors may be exposed to claims of punitive damages.”
Aspirational’s public shareholders will be entitled to receive funds from the trust account only upon the earliest to occur of: (i) Aspirational’s completion of an initial business combination, and then only in connection with those Aspirational Class A ordinary shares that such shareholder properly elected to redeem, subject to the limitations described herein; (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of Aspirational’s obligation to allow redemption in connection with Aspirational’s initial business combination or to redeem 100% of the public shares if Aspirational does not complete Aspirational’s initial business combination by September 25, 2022 or (B) with respect to any other provision relating to the shareholders’ rights or pre-initial business combination activity; and (iii) the redemption of the public shares if Aspirational has not completed an initial business combination by September 25, 2022, subject to applicable law. In no other circumstances will a shareholder have any right or interest of any kind to or in the trust account. Holders of Aspirational warrants will not have any right to the proceeds held in the trust account with respect to the Aspirational warrants.
Facilities
Aspirational currently maintains its executive offices at 1 Kim Seng Promenade, #18-07/12 Great World City, Singapore 237994. The cost for this space is included in the $10,000 per month fee that Aspirational pays the Sponsor for office space and administrative and support services. Aspirational considers its current office space adequate for Aspirational’s current operations.
Upon consummation of the Business Combination, the principal executive offices of Wheels Up will be located at 601 West 26th Street, New York, New York, 10001.
Employees
Aspirational currently has two officers. Members of Aspirational’s management team are not obligated to devote any specific number of hours to Aspirational’s matters but they intend to devote as much of their time as they deem necessary to Aspirational’s affairs until Aspirational has completed Aspirational’s initial business combination. The amount of time that any members of Aspirational’s management team will devote in any time period will vary based on whether a target business has been selected for Aspirational’s business combination and the current stage of the Business Combination process.
Competition
If Aspirational succeeds in effecting the Business Combination, there will be, in all likelihood, significant competition from WUP’s competitors. Aspirational cannot assure you that, subsequent to the Business Combination, WUP will have the resources or ability to compete effectively. Information regarding Wheels Up’s competition is set forth in the section entitled “Information about WUP — Our Competition.”

Directors and Executive Officers
Aspirational’s current directors and executive officers are as follows:
Name	Age	Position
Ravi Thakran	58	Chairman and Chief Executive Officer
Mark Bedingham	65	Vice Chairman
Lisa Myers	53	President
Leo Austin	48	Director
Neil Jacobs	69	Director
Frank Newman	78	Director
Ravi Thakran
Mr. Thakran has been our Chief Executive Officer and the Chairman of our Board of Directors since July 2020. Mr. Thakran currently serves as Chairman and Managing Partner of Turmeric Capital Singapore Pte Ltd, a new investment platform focused on investing in technology enabled, consumer lifestyle companies via its flagship “Asia 3.0” fund. He also serves as Chief Executive Officer and the Chairman of the Board of Directors of Aspirational II. Until October 2020, Mr. Thakran served as the Group Chairman of LVMH South and South East Asia and Australia/New Zealand, representing a portfolio of over 75 brands across multiple categories including wine and spirits, fashion and leather goods, perfumes and cosmetics, and watches and jewelry. Until October 2020, he also served as Chairman Emeritus of L Catterton Asia. He founded L Capital Asia in 2009, the Asian private equity venture of LVMH. L Capital (including L Capital Asia) merged with Catterton in 2016 to form L Catterton. Mr. Thakran previously served as Chairman of the Board of Directors of R.M. Williams, an Australian luxury footwear and apparel brand, and CÉ LA VI, a leading luxury food and beverage concept in Asia. Mr. Thakran also served as a director on numerous public company boards, including SECOO China, Mulsanne Group, PVR Cinemas Ltd and Clio Cosmetics Co Ltd. Mr. Thakran also currently serves as a director on numerous private company boards. Prior to joining LVMH, Mr. Thakran held senior management positions at the Swatch Group, Nike and Tata Group, based in various global locations. Mr. Thakran holds an MBA from the India Institute of Management, Ahmedabad.
Mark Bedingham
Mr. Bedingham has been the Vice-Chairman of our Board of Directors since July 2020. Mr. Bedingham also serves as the Vice-Chairman of the Board of Directors of Aspirational II. Mr. Bedingham has more than 30 years of experience leading the global expansion of premium brands in international markets, including his tenure as Regional Managing Director of APAC at Moët Hennessey. Mr. Bedingham also led the formation of multiple joint ventures in Asia including Chandon China and Wenjun Distillery in China and the founding of the Chandon winery in India. Mr. Bedingham is currently an Executive Chairman of CÉ LA VI, a major hospitality group in Asia with venues in five of Asia’s major cities. Until November 2020, he was Chairman of the Crystal Jade Group, a Chinese restaurant group with nearly 100 restaurants in Singapore, Hong Kong, China and southeast Asia. Since 2015, he has served as President and Chief Executive Officer of Singapore Myanmar Investco Limited, a Singapore Stock Exchange-listed investment and management company focused on Singapore and Myanmar. He is also a director and investor in the Scotch Malt Whisky Society and Straits BioPharma. He served on the Board of Directors of DFS Group, one of the world’s largest travel retailers, from 2007 to 2014 and has served as a member on the Japanese Prime Minister’s Administrative Reform Council and as Chairman of the European Business Council in Japan. Mr. Bedingham holds a Master’s degree in Agricultural and Forest Sciences from the School of Biological Sciences of Oxford University.
Lisa Myers
Ms. Myers has been our President since July 2020. Ms. Myers is the co-founder and managing partner of Clerisy, a new global private equity firm in the consumer and consumer-technology space. She also serves as the Co-President of Aspirational II. Until October 2019, Ms. Myers was a partner at L Catterton, where she focused on L Catterton Flagship Buyout Fund. Prior to joining L Catterton, Ms. Myers spent 19 years with Franklin Templeton where she was an Executive Vice-president in Templeton’s Global Equity Group which managed more than $100 billion in assets. Ms. Myers managed some of Templeton’s flagship global equity funds and institutional separate managed accounts and served as the coordinator of Templeton’s global consumer research with direct research responsibility for the global retail, textile and apparel, and luxury goods sectors. In 2015, Ms. Myers joined BTG Pactual as Co-Head of Global Partnership Investing, an investment strategy specializing in purchasing minority stakes in privately-held and publicly-traded companies to provide transformative capital and work with company managements to drive value-enhancing change. Before entering the investment management industry, Ms. Myers practiced law with Willkie, Farr & Gallagher in New York City, where she specialized in corporate/real estate law and was involved in initial public offerings, mergers and acquisitions, and loan initiation and restructuring, among other securities-related transactions. Ms. Myers has served on the Board of Directors of Mack-Cali Realty Corporation, a U.S. REIT, and currently serves on several private company boards. Ms. Myers also served on the Board of Directors of Women’s World Banking, a global organization which provides micro-finance to women in emerging markets. Ms. Myers earned her B.A. from the University of Pennsylvania, and her J.D. from Georgetown University. Ms. Myers is a CFA charter holder and a member of the CFA Institute.
Leo Austin
Mr. Austin has been a director of Aspirational since September 2020. Mr. Austin has served as a Senior Advisor at The China Center for Economics & Business, The Conference Board, a business think-tank, since January 2018. Mr. Austin has spent 22 years in mainland China where he completed 12 major China investment and restructuring transactions. During his time in China, Mr. Austin has worked on acquiring most of the breweries in West China for Carlsberg and the development of two of China’s vineyards, Moët Hennessy’s Ningxia Chandon and Yunnan’s Ao Yun. From 2014 to 17, Mr. Austin was Chief Executive Officer and Chairman of Jinliufu, China’s leading mainstream spirits brand. He was also Vice President of the holding company Vats, China’s largest non-state wine and spirits group, where he restructured the wine business, negotiated a JV with Constellation Brands and managed distilleries across China. Prior to Vats, Mr. Austin spent 13 years as a Partner with Augus Partners Inc, a Beijing-based corporate advisory boutique, where he advised multinationals including LVMH and Carlsberg as well as domestic Chinese groups such as Goldwind. From 2000 to 2001, Mr. Austin was a Principal with Incubasia Inc, a Hong Kong-based technology venture capital fund. He began his China career in 1996 as a product and sales manager with Bass Brewers at their Jilin joint-venture. Before coming to China, Mr. Austin was an Associate Consultant with LEK Consulting in London. He previously served on the Board of Directors for eLong Inc, Rockley Cayman Ltd and the China Ming Yang Wind Power Group. Mr. Austin holds a B.A. and M.A. from Brasenose College, Oxford University.
Neil Jacobs
Mr. Jacobs has been a director of Aspirational since September 2020. Mr. Jacobs has been the Chief Executive Officer of Six Senses Hotels Resorts Spas (“Six Senses”), a luxury hotel, resort and spa operator, since 2012. Prior to joining Six Senses, Mr. Jacobs spent five years at Starwood Capital Group as President of Global Hotel Operations where he was responsible for the development of two innovative new brands, Baccarat Hotels and 1 Hotels, both debuting in 2014. Mr. Jacobs spent 14 years with Four Seasons Hotels and Resorts in Asia, 5 of which as Senior Vice President Operations for Asia Pacific beginning in 2003. Based in Singapore, he was responsible for the operation of 16 existing hotels throughout the Asia Pacific region with multiple additional properties under development in the region. He also looked after the spa and wellness function for Four Seasons globally. His career prior to Four Seasons included key leadership roles in Europe and the America’s both in hospitality operations in development on the sponsorship side of the table. He began his hospitality career in Food & Beverage with Trusthouse Forte in Europe and his spirit of adventure has taken him to postings around the world including London, Rome, Sardinia, Paris, Sri Lanka, Bali, Barbados and Los Angeles. Mr. Jacobs attended Westminster Hotel School in London, studied French Civilization at La Sorbonne in Paris and Italian language and culture in Florence. He speaks 5 languages.
Frank Newman
Mr. Newman has been a director of Aspirational since September 2020. Mr. Newman has been the Chief Executive Officer and Co-founder of PathGuard, Inc. (or its predecessors), a company offering hardware-based cybersecurity, since 2015. Mr. Newman also serves on the Board of Directors of Steiner Leisure Limited, a worldwide provider of spa services. From 2011 until December 2018, Mr. Newman served as Chairman of Promontory Financial Group China Ltd., an advisory group for financial institutions and corporations in China. From 2005 to 2010, he served as Chairman and Chief Executive Officer of Shenzhen Development Bank, a national bank in China. Prior to 2005, Mr. Newman served as Chairman, President, and Chief Executive Officer of Bankers Trust and Chief Financial Officer of Bank of America and Wells Fargo Bank. Mr. Newman served as Deputy Secretary of the Treasury from 1994 to 1995 and as Under Secretary of Domestic Finance from 1993 to 1994. He has authored two books and several articles on economic matters, published in the United States, mainland China, and Hong Kong. Mr. Newman has served as a director for major public companies in the United States, United Kingdom, and China, and as a member of the Board of Trustees of Carnegie Hall, and is currently on the Board of Directors of ParkerVision, Inc. He earned his BA, magna cum laude in economics, at Harvard.
Number, Terms of Office and Appointment of Directors and Officers
Aspirational’s board of directors consists of five members. These provisions of our Cayman Constitutional Documents may only be amended by a special resolution passed by at least two-thirds of our ordinary shares who attend and vote at a general meeting, or by a unanimous written resolution of all of our shareholders. Each of Aspirational’s directors hold office for a two-year term. Subject to any other special rights applicable to the shareholders, any vacancies on Aspirational’s board of directors may be filled by the affirmative vote of a majority of the directors present and voting at the meeting of Aspirational’s board of directors or by a majority of the holders of Aspirational’s ordinary shares.
Aspirational’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Aspirational’s board of directors is authorized to appoint persons to the offices set forth in the Cayman Constitutional Documents, as it deems appropriate. The Cayman Constitutional Documents provide that Aspirational’s officers may consist of a Chairman, a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer, Vice Presidents, a Secretary, Assistant Secretaries, a Treasurer and such other offices as may be determined by the board of directors.
Director Independence
The rules of the NYSE require that a majority of Aspirational’s board of directors be independent. An “independent director” is defined generally as a person that, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and the listing standards of the NYSE. In addition, members of Aspirational’s compensation committee and nominating and corporate governance committee must also satisfy the independence criteria set forth under the listing standards of the NYSE.
Aspirational’s board of directors has determined that each of Mr. Austin, Mr. Jacobs and Mr. Newman is an “independent director” as defined in the NYSE listing standards and applicable SEC rules.
Aspirational’s independent directors have regularly scheduled meetings at which only independent directors are present.
Executive Officer and Director Compensation
None of Aspirational’s directors or executive officers has received any cash compensation for services rendered to Aspirational. However, upon the successful completion of our initial business combination or our liquidation, Aspirational will pay each of the independent directors $3,125 per month in the aggregate for each month of his or her services to Aspirational. Commencing on November 12, 2020 through the earlier of the consummation of Aspirational’s business combination and Aspirational’s liquidation, Aspirational accrues an obligation to (i) the Sponsor for a total of $10,000 per month for office space and administrative and support services and (ii) an affiliate of our Chief Executive Officer for a total of $10,000 per month for support services, including accounting, book and record keeping and cash management services. The Sponsor, directors and executive officers or any of their respective affiliates are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Aspirational’s audit committee reviews on a quarterly basis all payments that were made by Aspirational to the Sponsor, directors, executive officers or Aspirational or any of their respective affiliates. On September 2, 2020, the Sponsor transferred 25,000 founder shares to each of Mr. Austin, Mr. Jacobs and Mr. Newman at their original per-share purchase price.
Aspirational is not party to any agreements with its directors or officers that provide for benefits upon termination of employment. The existence or terms of any such employment or consulting arrangements may influence Aspirational’s management’s motivation in identifying or selecting a target business and Aspirational does not believe that the ability of its management to remain with it after the consummation of its business combination should be a determining factor in its decision to proceed with any business combination.
For more information about the interests of the Sponsor and Aspirational’s directors and officers in the Business Combination, see the section entitled “BCA Proposal — Interests of Aspirational’s Directors and Executive Officers in the Business Combination.”
Legal Proceedings
Aspirational has received two demand letters from putative stockholders of Aspirational dated March 25, 2021 and March 29, 2021 (together, the “Demands”) generally alleging that the proxy statement/prospectus forming part of the registration statement on Form S-4 that Aspirational filed with the SEC on March 15, 2021 omits material information with respect to Aspirational’s proposed business combination with WUP. The Demands seek the issuance of corrective disclosures in an amendment or supplement to the proxy statement/prospectus. One of the Demands further alleges that the merger consideration with respect to the business combination with WUP is inadequate, and asserts that an increase in consideration should be negotiated. In addition, Aspirational received correspondence and a draft unfiled complaint from a putative stockholder of Aspirational on March 30, 2021 (the “Draft Complaint”). The Draft Complaint generally alleges that the proxy statement/prospectus is materially incomplete and misleading, and asserts claims under the Exchange Act against the Company and the Company’s Board of Directors. The Draft Complaint seeks, among other things, the enjoinment of the proposed business combination, damages and an award of attorneys’ fees.
Periodic Reporting and Audited Financial Statements
Aspirational has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Exchange Act, Aspirational’s annual reports contain financial statements audited and reported on by Aspirational’s independent registered public accounting firm. Aspirational has filed with the SEC its Annual Report on Form 10-K covering the year ended December 31, 2020.

ASPIRATIONAL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this section to the “we,” “us,” “our, “ the “Company” or “Aspirational” refer to Aspirational prior to the consummation of the Business Combination. The following discussion and analysis of Aspirational’s financial condition and results of operations should be read in conjunction with Aspirational’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Aspirational’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see the section entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.
Overview
We are a blank check company incorporated in the Cayman Islands on July 7, 2020 formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses, which we refer to throughout this prospectus as our initial business combination. We reviewed a number of opportunities to enter into a business combination with an operating business, and entered into the Merger Agreement on February 1, 2021. We intend to finance the Business Combination entirely through shares of Wheels Up common stock issued to WUP equityholders and the PIPE Investors.
The issuance of additional shares in a business combination:
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may significantly dilute the equity interest of investors, which dilution would increase if the anti-dilution provisions in the Aspirational Class B ordinary shares resulted in the issuance of Aspirational Class A ordinary shares on a greater than one-to-one basis upon conversion of the Aspirational Class B ordinary shares;

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may subordinate the rights of holders of ordinary shares if preferred shares are issued with rights senior to those afforded our ordinary shares;

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could cause a change of control if a substantial number of our ordinary shares is issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present directors and officers;

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may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us;

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may adversely affect prevailing market prices for our units, ordinary shares and/or warrants; and

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may not result in adjustment to the exercise price of our warrants.

Similarly, if we issue debt securities or otherwise incur significant indebtedness (in a business combination other than the Business Combination with WUP), it could result in:
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default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

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acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

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our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

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our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt is outstanding;

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our inability to pay dividends on our ordinary shares;

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using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our ordinary shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

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limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

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increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation;

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limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes; and

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other disadvantages compared to our competitors who have less debt.

We have incurred, and expect to incur, significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete the Business Combination will be successful, or should the Business Combination not proceed for any reason, any other business combination.
Results of Operations
We have neither engaged in any operations nor generated any operating revenues to date. Our only activities from July 7, 2020 (inception) through March 31, 2021 were organizational activities, those necessary to prepare for our initial public offering, as described below, and the search for a target company for a Business Combination, including the potential acquisition of WUP. We do not expect to generate any operating revenues until after the completion of our initial business combination. We have generated and expect to generate non-operating income in the form of interest income on marketable securities held in the trust account. We have incurred and expect to incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, a business combination.
As a result of the restatement described in Note 2 of the notes to the financial statements included herein, we classify the warrants issued in connection with our Initial Public Offering as liabilities at their fair value and adjust the warrant instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations.
For the period from July 7, 2020 (inception) through December 31, 2020, we had a net loss of $1,658,775, which consisted of formation and operating costs of $2,114,129 (which included $510,982 of allocation of initial public offering expenses) and an unrealized loss on marketable securities held in our trust account of $785, offset by interest income on marketable securities held in the trust account of $49,590 and a net gain in the fair value of the warrant liability of $406,549.
For the three months ended March 31, 2021, we had a net loss of $8,167,283, which consisted of formation and operating costs of $3,704,849 and change in fair value of warrant liability of $4,507,737 offset by interest income on marketable securities held in our trust account of $45,303.
Liquidity and Capital Resources
Until the consummation of the initial public offering, our only source of liquidity was an initial purchase of ordinary shares by the Sponsor and loans from our Sponsor.
On September 25, 2020, we consummated the initial public offering of 22,500,000 units at a price of $10.00 per unit, generating gross proceeds of $225,000,000. Simultaneously with the closing of the initial public offering, we consummated the sale of 4,333,333 private placement warrants to the Sponsor at a price of $1.50 per private placement warrant generating gross proceeds of $6,500,000.
On October 2, 2020, in connection with the underwriter’s election to partially exercise its over-allotment option, we consummated the sale of an additional 1,474,632 units and the sale of an additional 196,617 private placement warrants, generating total gross proceeds of $15,041,246.

Following the initial public offering, the partial exercise of the over-allotment option by the underwriters and the sale of the private placement warrants, a total of $239.7 million was placed in the trust account, and we had $1,861,552 of cash held outside of the trust account, after payment of costs related to the initial public offering, available for working capital purposes. We incurred $12,952,619 in transaction costs, including $4.5 million of underwriting fees paid to Credit Suisse (of which 10% was reimbursed to cover the financial advisory fee paid to Connaught), $8.391 million of deferred underwriting fees payable to Credit Suisse (of which 10% will be reimbursed to cover the deferred financial advisory fee payable to Connaught) and $577,619 of other costs. In addition, Connaught (UK) Limited will be paid a fee in an amount equal to $10 million for financial advisory services rendered in connection with the Business Combination, the payment of which will be conditioned upon the Closing. Credit Suisse, Connaught and their respective affiliates have engaged in, or may in the future engage in, as applicable, investment banking and other commercial dealings in the ordinary course of business with us, our affiliates or WUP. They have received, or may in the future receive, as applicable, customary fees and commissions for these transactions.
For the period from July 7, 2020 (inception) through December 31, 2020, net cash used in operating activities was $1,084,845. Net loss of $1,658,775 was impacted by interest earned on marketable securities of $49,590, non-cash gain for the change in the fair value of warrant liabilities of $406,549, allocation of initial public offering costs to warrant liability of $510,982, unrealized loss on marketable securities held in our trust account of $785 and formation costs paid by Sponsor in exchange for issuance of Aspirational Class B ordinary shares of $15,092.
For the three months ended March 31, 2021, net cash used in operating activities was $757,533. Net loss of $8,167,283 was affected by interest earned on marketable securities of $45,303, change in fair value of warrant liability of $4,507,737. Changes in operating assets and liabilities provided by $2,947,316 of cash from operating activities.
At March 31, 2021, we had marketable securities held in the trust account of $239,840,428. We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account, to complete the business combination, including to pay deferred underwriting commission. We may withdraw interest from the trust account to pay our taxes, if any. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete a business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
At March 31, 2021, we had cash of $62,393 held outside of the trust account. The primary uses of the funds held outside the trust account were to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination.
In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to (other than pursuant to the Promissory Notes), loan us additional funds as may be required. If we complete a business combination, we may repay such loaned amounts out of the proceeds of the trust account released to us. In the event that a business combination does not close, we may use a portion of the working capital held outside the trust account to repay such loaned amounts, but no proceeds from the trust account would be used for such repayment.
On March 8, 2021, Aspirational issued a Promissory Note to the Sponsor, pursuant to which Aspirational borrowed an aggregate principal amount of $100,000. On April 30, 2021, Aspirational issued an additional Promissory Note to the Sponsor, pursuant to which Aspirational borrowed an aggregate principal amount of $150,000.
We may need to raise additional capital through loans or additional investments from the Sponsor, shareholders, officers, directors, or third parties. Our officers, directors and the Sponsor may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about our ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. The financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern.
Off-Balance Sheet Financing Arrangements
We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a monthly fee of $10,000 for office space, administrative and support services, provided to Aspirational. Such agreement was assigned from the Sponsor to Turmeric Capital Singapore Pte Ltd, an affiliate of our Chief Executive Officer, on December 31, 2020. We began incurring these fees on September 23, 2020 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and our liquidation.
We have agreed, commencing on September 23, 2020, to pay Turmeric Capital Singapore Pte Ltd, an affiliate of our Chief Executive Officer, $10,000 per month for support services, including accounting, book and record keeping and cash management services. Upon completion of the Business Combination or our liquidation, we will cease paying these monthly fees.
The underwriter is entitled to a deferred fee of $0.35 per unit, or $8,391,121 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the trust account solely in the event that we complete a business combination, subject to the terms of the underwriting agreement.
Critical Accounting Policies
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Warrant Liabilities
We account for the warrants issued in connection with our initial public offering in accordance with Accounting Standards Codification (“ASC”) 815-40-15-7D, under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of the public warrants was initially estimated using a Monte Carlo simulation approach and was valued using its publicly traded price at December 31, 2020. The fair value of the private warrants was estimated using a probability adjusted Black-Scholes model.
Class A Ordinary Shares Subject to Possible Redemption
We account for our Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480, Distinguishing Liabilities from Equity. Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Class A ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the balance sheet.
Net Loss per Ordinary Share
Net income (loss) per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period. We have not considered the effect of the public warrants and the private placement warrants to purchase an aggregate of 12,521,494 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.
Our statement of operations includes a presentation of income (loss) per share for our redeemable Class A ordinary shares in a manner similar to the two-class method of income (loss) per share. Net income per common share, basic and diluted, for our redeemable Class A ordinary shares is calculated by dividing the proportionate share of income or loss on marketable securities held by the trust account, net of applicable franchise and income taxes, by the weighted average number of ordinary shares subject to possible redemption outstanding since original issuance.
Net loss per share, basic and diluted, for our non-redeemable Class A and Class B ordinary shares is calculated by dividing the net loss, adjusted for income or loss on marketable securities attributable to our redeemable class A ordinary shares, by the weighted average number of non-redeemable ordinary shares outstanding for the period.
Our non-redeemable Class A and Class B ordinary shares include our founder shares and non-redeemable ordinary shares as these shares do not have any redemption features. Our non-redeemable Class A and Class B ordinary shares participate in the income or loss on marketable securities based on such non-redeemable ordinary shares’ proportionate interest.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.
Quantitative and Qualitative Disclosures About Market Risk
As of March 31, 2021, we were not subject to any market or interest rate risk. Following the consummation of our initial public offering, the net proceeds of our initial public offering, including amounts in the trust account, have been invested in certain U.S. government treasury bills, notes or bonds with a maturity of 185 days or less or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

INFORMATION ABOUT WUP
Unless the context requires otherwise, references to “Wheels Up,” “we,” “us,” “our” and “the Company” in this section are to the business and operations of WUP and its consolidated subsidiaries prior to the consummation of the Business Combination and the business and operations of Wheels Up and its consolidated subsidiaries following the consummation of the Business Combination.
Overview
Our Mission
We connect flyers to private aircraft — and one another — to deliver exceptional, personalized experiences.
Our Opportunity
Private aviation, though a large industry with a growing addressable market, continues to be challenged by the difficulties endemic to pre-digital legacy industries.
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Fragmentation of supply.

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Outdated technology.

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Opaque pricing and inaccessibility.

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Underutilized assets.

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Inefficient matching of supply with demand.

These challenges present an opportunity, one that is enhanced by tailwinds driving growth across the private aviation industry.
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Acceleration in the growth of high-net-worth population.

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Latent demand within an under-penetrated market.

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Favorable consumer trends, including emergence of shared and experience economies.

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Pandemic-driven shifts in priorities and behavior.

Our Solution
We are building an innovative marketplace, powered by data, technology and operational expertise, to connect flyers to private aircraft, at scale.
We Are a Market Leader
Wheels Up is the leading provider of “on demand” private aviation in the United States and one of the largest private aviation companies in the world. We are pioneering data and technology-driven solutions that connect consumers to safety-vetted and verified private aircraft. Our comprehensive platform and proprietary technology are designed to bring efficiency and transparency to an industry that previously has been largely inefficient and opaque, making private aviation accessible to millions of flyers.

Our offerings consist of a suite of products and services, that include multi-tiered membership programs, on-demand flights across all private aircraft cabin categories, aircraft management, retail and wholesale charter, whole aircraft acquisitions and sales, corporate flight solutions, special missions, signature events and experiences, and commercial travel benefits through our strategic partnership with Delta. We believe our diversified marketplace platform offers a solution for all market participants, from aircraft owners and operators to individual and corporate flyers across a wide range of flight needs.
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In just over seven years, we have become a recognized market leader with a track record of growth and innovation. We generated $695.0 million in revenue in 2020.

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Our fleet exceeds 1,500 owned, leased, managed and third-party aircraft, making it among the largest fleets in private aviation.

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For 2020, we had over 9,200 Active Members, over 11,300 Active Users and flew more than 150,000 passengers on approximately 45,000 flights, making us the largest provider of on-demand aviation in the United States

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For calendar year 2020, we achieved a Net Promoter Score of 87 with customers completing our post-flight survey, which is issued after every flight.

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We were awarded the 2020 Top Flight Award for Charter / Fractional / Jet Card Innovation category by Aviation International News.

We will continue to innovate and evolve our business to remain a market leader. The next phase of our growth involves two transformational steps to further our founding mission to simplify private air travel and make it more accessible.
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We will continue to digitize and automate the matching of supply and demand within our marketplace.

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We will make our offering more accessible, opening our platform to non-members, and creating a significantly larger TAM.

Our Revenue
While we offer numerous products and services to our customers and industry partners, we generate revenue within four main categories:
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Membership Revenue — We generate membership revenue from initiation and annual renewal fees across our Connect, Core and Business membership tiers. We believe this membership revenue is highly visible and largely recurring in nature.

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Flight Revenue — Flight revenue is generated by both member and non-member usage. Non-members include wholesale and Jet Card customers, special missions clients and users of the Wheels Up App.

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Aircraft Management Revenue — Aircraft management revenue consists of monthly management fees charged to aircraft owners, recovery of owner incurred expenses including maintenance coordination, cabin crew and pilots, and recharging of certain incurred aircraft operating costs such as maintenance, fuel, landing fees and parking. We pass recovery and recharge amounts back to owners at either cost or a predetermined margin.

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Other Revenue — Other revenue consists of Avianis software subscription fees, third-party MRO revenue, FBO revenue, whole aircraft acquisitions and sales related revenue and fees from sponsorships and partnerships.

Our Marketplace Strategy
In recent years, digitally enabled marketplaces have driven a seismic shift across many industries, and travel in particular, by facilitating efficient matching of supply and demand. Whether Airbnb for lodging, Uber for mobility or booking.com for hotels, each of these companies has introduced a revolutionary platform that connects consumers to providers at scale, fundamentally changing consumer behavior and driving significant addressable market expansion. These shifts, characterized by increased accessibility, pricing transparency and improved asset utilization, have yet to occur in our industry. For much of the private aviation market today, the process of discovering and booking a private flight remains complex, time consuming, opaque and primarily offline. We believe this leaves consumers dissatisfied and inhibits demand. On the supply side, aircraft owners and operators, reliant on brokers or agents to drive customer utilization, suffer from scheduling inefficiencies and challenged economics.
With the investments we have made and continue to make in our platform, including through our recent acquisitions, we have aggregated a large and growing pool of demand that we are connecting to one of the world’s largest and most diverse fleets of first- and third-party aircraft. Leveraging our industry-leading data and technology platform, our operational expertise, and the scale and density of our network, we believe we are best positioned to connect aircraft supply with flight demand bringing simplicity, efficiencies and market expansion that benefit the entire private aviation ecosystem of flyers, owners and operators of aircraft.
Benefits to Flyers:
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Access and Ease of Use:   A simple digital interface offering real-time price discovery and instant booking capabilities based on real-time availability and feasibility.

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More Options:   Expansive network of safety-vetted and verified-available aircraft.

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Transparent and Dynamic Pricing:   Advanced algorithms, machine learning and predictive analytics drive real-time trustworthy market-driven trip-by-trip pricing.

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Reduced Cost of Flying:   Network efficiencies, scale and productization of empty repositioning legs and shared flight options that together drive lower costs to consumers.

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Coordination with Commercial Travel:   Access to commercial travel benefits through strategic relationship with Delta, including Delta Medallion® status, Delta SkyMiles® loyalty rewards and first- and last-mile connections into Delta’s commercial network.

Benefits to Aircraft Owners and Third-Party Operators:
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Increased Asset Utilization:   More flight opportunities driven by one of the largest pools of consistent, premium demand.

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Leading Flight Management Software:   Access to a leading cloud-based solution to efficiently manage all aspects of daily operations (i.e., billing, passenger manifests, crew, ground, etc.).

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Fleet Optimization:   Capability to optimize fleet within a scaled visible demand network, reducing empty repositioning legs and generating incremental flight revenue.

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Future Profitability:   Reduce reliance on inefficient and often costly third-party broker or sales model.

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Reduced Cost of Ownership:   Access to Wheels Up charter demand drives shared revenue that defrays cost of ownership.

History of Innovation and Market Expansion
Wheels Up was founded in 2013 by industry pioneer Kenny Dichter to provide a cost-efficient, accessible and transparent option that addressed the needs of the modern private flyer.
Wheels Up introduced the industry’s first membership-based private aviation offering, providing access to an owned and leased fleet of premium aircraft for a reasonable initiation fee, annual dues and a pay-as-you-fly model. With this new model, Wheels Up reduced the entry cost of private aviation and expanded the universe of potential flyers. To service this offering, we invested in a fleet of new King Air 350i aircraft, an aircraft that most cost effectively addresses the majority of typical private flights in the United States: those under two hours. This investment enabled us to secure initial fleet format exclusivity from the OEM, Textron Aviation, creating a differentiated product that gave us a strong foothold in a competitive market. We also focused on building a best-in-class team, a reliable and customer-centric experience supported by innovative technology and a trusted lifestyle brand.

The rapid market adoption and loyal customer base that followed supported expansion of our fleet offering to include a supplemental charter product to capture demand not satisfied by the aircraft types in our owned and leased fleet. Relying on a growing third-party operator fleet allowed us to capture additional demand and rapidly scale the business without significant additional investment in new fixed assets. Transitioning to an “asset right” business model began the transformation of Wheels Up into a full-service private aviation solution with capabilities to serve all customer demand, regardless of asset class and trip requirements.
Recent Transactions Have Accelerated Our Strategy
In the past two years, we completed six transformative strategic transactions to accelerate our marketplace strategy, each of which is identified by name and date of completion below.
Scaling our “Asset-Right” Fleet of Aircraft — We expanded the breadth and depth of our fleet with the addition of more than 240 aircraft across all cabin class categories, including 170 managed aircraft and the largest floating fleets of Light jets and Citation Xs in North America.
Broadening and Streamlining our Capabilities — We acquired direct control over our owned and leased fleet operations, added in-house maintenance capabilities, including heavy maintenance, with a nationwide footprint and diversified our operations with the addition of aircraft management, wholesale flight operations and special mission capabilities.
Driving Additional Customer Demand — We added thousands of flyers to our platform, including retail, corporate and wholesale customers. Additionally, our strategic relationship with Delta provides exposure to high-value Delta individual and corporate customers through co-marketing products, features and benefits.
Adding Advanced Proprietary Technology — The Avianis cloud-based flight management system is currently utilized by approximately 100 aircraft owners/operators, with close to 2,000 aircraft on the system. As the system begins to facilitate fleet optimization and provides access to Wheels Up demand, we expect Avianis to attract more owners/operators, and thus aircraft, to our marketplace.
Industry and Market Opportunity
The U.S. Private Aviation Industry Is Large and Growing
The private aviation industry has historically served high-net-worth individuals and corporate customers, allowing flyers to maximize productivity and minimize overall travel time. We believe the private aviation market in the United States represents a massive market opportunity, with an estimated $31 billion of annual spending on passenger charter flights and whole and fractional aircraft. We believe our addressable market is considerably greater, just north of $50 billion today. We calculate this market opportunity on a bottom-up basis based on our addressable population, which is comprised of individuals with net worth greater than $1 million and corporations with annual revenue greater than $20 million (see chart below). Based on expected growth in global high-net-worth populations and assuming a minor increase in the weighted average penetration rate across the relevant demographics driven by digitization, optimization of supply and demand and simplification of a complex environment, we believe the addressable market can grow to $80 billion by

2025. The charts below demonstrate the size of the current private aviation market in the United States as measured in estimated annual revenue, as well as our view of the current and potential addressable market sizes, accompanied by demographic data and market penetration assumptions that underly a bottoms up analysis that supports such market sizing.
Significant Tailwinds Are Driving Growth Across the Industry
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Growth in High-Net-Worth/Ultra High-Net-Worth Populations and Corporate Earnings — Capgemini Financial Services estimates that the number of high-net-worth individuals in North America has grown at an average of 7.9% annually from 2012 through 2018, a trend that is expected to continue. Corporate earnings, which have historically correlated closely to the utilization of private aircraft, also continue to achieve new all-time highs.

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Favorable Consumer Trends — Market research indicates that experiences currently account for over 65% of discretionary spending. In addition, we believe the COVID-19 global pandemic has led to a shift in consumer prioritization of wellness and safety, with private aviation viewed increasingly by those in the addressable market as a health-conscious decision rather than a discretionary luxury.

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Significant Latent Demand — According to a 2019 study from McKinsey & Company, only 10% of individuals that can afford to fly privately (measured as net worth in excess of $10 million) currently do so. According to a Goldman Sachs February 2021 study, consumers who have foregone spending opportunities have amassed “excess” savings of $1.5 trillion that will further fuel post-pandemic spending. Additionally, COVID-19 related stay-at-home and travel quarantine orders have temporarily suppressed corporate travel and spending, which is expected to return over time and further fuel post-pandemic spending.

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Underutilized Assets, Growth of the Shared Economy and Impact of Technology — Industry data regarding annual flight hours across all private aircraft indicates the average private aircraft generally sits idle approximately 97% of the time. We believe that private aviation is among the last of the industries characterized by such latent and underutilized supply. The growing shared economy culture and mindset, most often incorporating data and technology driven platforms, has proven to be a global catalyst for increased asset utilization across numerous industries.

Private Aviation Has Challenges Endemic to Pre-digital Legacy Industries
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Highly Fragmented Supply — Private aviation is highly fragmented with respect to both retail customers and owners and operators of aircraft. The top ten operators in the United States control only 8% of the industry’s capacity. More than 1,800 operators control fewer than 10 aircraft each.

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Complex Operations — Customer demand is geographically spread out, unscheduled and often last-minute. Capacity is constrained due to asset availability, crew duty time limitations, unpredictable weather conditions, stringent regulatory requirements and scheduled and unscheduled maintenance.

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Slow Adoption of New Technology — We believe the lack of investment in technology has left the industry reliant upon outdated technology and means of communication. These technological and communications challenges, exacerbated by industry fragmentation, have created a disconnect between the consumer and operator, with no ability to track and match demand based on real-time location and availability of aircraft.

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High Customer Frustration Driven by Opaque Pricing — Pricing methodologies are inconsistent and unpredictable, with no clear indication of the variety of factors that drive total cost to consumers. The prevalence of manual quote-and-response models creates delays between flight request and price confirmation. Further, a lack of transparency at the time of booking regarding the true cost of a flight results in surprise surcharges and additional costs after the booking process is completed, and often after the flight.

Our Competitive Strengths
Difficult to Replicate Platform
The investments we have made since our inception in our brand, fleet, service and technology, including through our recent acquisitions, have resulted in a comprehensive, integrated platform that we believe is unmatched and would take years and significant investment of capital to replicate in its scale and breadth of offering. We believe the comprehensiveness of our platform will enable us to effectively address the industry’s historical challenges, in particular through the continued development of our marketplace, as well as capitalize on future opportunities that may arise through commercialization of emerging and sustainable technologies, such as eVTOL and other electric aircraft or aerial ridesharing innovations.

Aspirational Lifestyle Brand
The above images provide examples of Wheels Up brand activations through exclusive events and experiences, paid sponsorships and Ambassador partnerships, each of which is more fully described below. In most circumstances, including for those pictured above, Wheels Up Ambassadors pay for their Wheels Up memberships and when they purchase flight time, receive bonus flight credits in consideration for their Ambassador activities, which may include attendance at Wheels Up events, photo and video shoots, and/or postings on social media, among other activities.
We have built an industry-leading trusted brand that creates broad consumer awareness, attracts new customers and allows us to generate deep engagement with our current members and non-member flyers. We believe one of the most important attributes of our brand is trust. Each and every day, our passengers trust us with their lives, and it is paramount that we consistently reinforce this trust with our actions and words. This begins with our uncompromising commitment to safety as our number one priority.
We have fostered member engagement through unique media and brand activations and through our philanthropy platform, “Wheels Up Cares,” which supports multiple causes like Feeding America, the American Heart Association and TAPS, among others. Our brand is enhanced through partnerships with over 100 brand ambassadors, including Tom Brady, Serena Williams and Russell Wilson, among many others, whom we engage for member experiences and marketing opportunities. We reinforce our brand positioning and membership offerings through exclusive experiences at iconic destinations such as the Super Bowl®, The Masters® and Art Basel®, and with strategic partnerships through leading lifestyle brands, such as Four HundredTM and Inspirato®. We believe these benefits are important for driving member loyalty and retention and serve to further differentiate the Wheels Up brand.
Membership Model
We provide private aviation services through our innovative membership program, offering three membership tiers — Connect, Core and Business. Each program requires members to pay an initiation fee and annual dues and provides access to one of the world’s largest combined fleets of owned, leased, managed and third-party aircraft.
Multi-Tier Offering Drives Deeper Penetration and Expansion of Our TAM — We launched Wheels Up with our Core and Business memberships which provided guaranteed aircraft availability and fixed rate pricing. In 2019, we added our lower-priced Connect membership, introducing a solution tailored to the prospect or member with less frequent flight needs and more flexibility in their schedule. In 2020, this multi-tiered structure, addressing a broad spectrum of private aviation needs, drove 59% year-over-year growth in Active Members.
Outstanding Service, Product Innovations and Lifestyle-Enhancements Drive Customer Loyalty and Engagement — We are continually evolving and adding value to our programs and services, including expansion of our flight offering to meet all travel mission profiles, the addition of new value-add digitally enabled features, the introduction of dynamic pricing, and expansion of our Wheels Down lifestyle program to include more events, experiences and partnership benefits. We believe this focus on enhancing the value of our memberships has driven our high member engagement and retention. For 2020, we experienced a retention rate of 89.6% for members whose annual flight spend exceeded $25,000, and over 90% for our highest spending members.
Growing Membership and Purchase Behavior Provides Predictable Revenue and Demand — Since 2014, the number of our Active Members has grown at a compounded average rate of 44%, and our Core and Business members on average spend between $70,000 to $75,000 annually. Approximately 45% of our Core and Business members prepay their forward flying each year through purchases of Prepaid Blocks in increments generally between $50,000 and $400,000. During 2020 and 2019, our members pre-purchased $532 million and $250 million of Prepaid Blocks, respectively. The combination of recurring membership fees, consistent per member spend and purchases of Prepaid Blocks provides us with strong visibility into forward revenue and predictability of future demand, while the Prepaid Blocks contribute to strong cash flow from operations.
“Asset-Right” Network of Aircraft
Through targeted capital investments, cultivation of third-party operator relationships and recent strategic transformative transactions, we have aggregated one of the industry’s largest and most diverse fleets of owned, leased, managed and third-party operator aircraft.
Managed and Third-Party Fleets Support Rapid, Capital-Efficient Scaling — We are transitioning from a focus on our owned and leased aircraft to an “asset right” balance with increased utilization of our managed and third-party network fleet, as illustrated in the pie charts below.
We believe this strategy provides increased flexibility to quickly scale our business with limited direct and ongoing capital investment. Additionally, we believe we will be able to benefit from economies of scale as our fleet grows, creating the potential to obtain better pricing from key vendors including fuel providers, FBOs and third-party maintenance, training and other providers.

Expanded Fleet Drives Increased Demand and Flight Spend — We believe greater breadth and diversity of our fleet will increase wallet share from our existing members and appeal to a broader audience of members and non-members, driving significantly more demand through our marketplace and strengthening our member retention. In addition to supporting the extension of our offering from a focus on shorter flight segments to one capable of addressing all typical private aviation missions, our fleet scale and diversity has enabled us to innovate with new offerings, such as our recently introduced transcontinental pricing supported by our newly expanded Citation X Super-Midsize fleet.
King Air Fleet Provides Differentiated Flight Option — Though we have since expanded our offerings to address all flight missions and profiles, the size and scale of our King Air fleet and the head start afforded to us by our initial fleet-format exclusivity with this asset allows us to continue to provide a differentiated option as among the “greenest” aircraft available based on its comparatively low fuel burn and the most cost-efficient option for the majority of private flights in the United States: those under two hours.
Fleet Flexibility Drives Network Efficiencies and Customer Benefits — In most circumstances, we maintain the flexibility to place customers on any of the owned and leased, managed or third-party assets available to us. The flexibility to optimize across a scaled nationwide network enables us to utilize the right aircraft, in the right place, at the right time. Over time, we believe this optionality will allow us to offer lower pricing and better experiences for our customers, maximize efficiency across a larger overall network and to drive future profitability.
Proprietary Technology, Algorithms and Data Ecosystem
We have invested significantly in extending our technology platform to support a growing end-to-end aviation marketplace. Our marketplace platform comprises three main elements: intuitive digital front — end interfaces, a middle tier supported by data-driven optimization and pricing algorithms, and a back-end featuring a comprehensive flight operations platform, with connectivity to a network of third-party operators, supported by our Avianis flight management system. Each of the elements of our marketplace platform relies upon and fuels a powerful data ecosystem containing data generated from within our systems, as well as from external industry sources.
Our Consumer-Facing Digital Products Support “Search, Book and Fly” Experience
Screenshots from the flight booking process in the Wheels Up App on iOS.
Our front-end consumer facing applications include our highly-rated mobile app on iOS and Android, a website for our members, and, shortly, APIs for third-party partner plug-ins to our marketplace. The core functionality of each of these solutions is our “Single Search” interface, which delivers dynamically priced flight options across multiple aircraft categories, in near real-time, available for instant booking. Our proprietary mobile app can distinguish all member and non-member criteria and retain personal preferences to ensure an elevated personalized travel experience. We believe the simplicity of the Wheels Up App, with transparent pricing and instant booking capabilities, provides a frictionless experience enabling us to expand our offering to non-members.
An Advanced Pricing Engine, with Matching and Optimization Algorithms, Drive Efficiency and Higher Utilization
The middle tier of our differentiated marketplace platform comprises a suite of proprietary technologies and data science capabilities that price trips, match aircraft to missions, and optimize aircraft and crew schedules. Currently, our revenue management and flight operations groups work inter-dependently to align available supply on the network with flight demand utilizing real-time booking data and predictive analytics. With algorithms that forecast demand by asset class and at a regional or local level, we can drive pricing that favors trips based on a variety of variables that bring efficiency to the network, such as improving asset utilization by shifting demand to lower volume days. With our proprietary optimization software, we are able to optimize our daily schedule across our full network to reduce repositioning costs, drive network efficiency and maximize asset utilization. We believe these technologies, and our proprietary pricing and optimization algorithms in particular, provide a competitive advantage relative to other competitors, many of whom rely on pricing and scheduling functions that are highly analog and manual.
Avianis FMS Provides Integrated Fleet Management and Will Connect Supply to our Marketplace
Avianis is a cloud-based SaaS subscription FMS that enables aircraft owners/operators to run critical elements of their day-to-day business (e.g., fleet scheduling, inventory management, flight planning, crew and maintenance scheduling, etc.) with integrations to third party trip service providers (e.g., ground transportation, catering, lodging, etc.). Approximately 100 aircraft owners/operators, with close to 2,000 aircraft currently manage their fleet operations on the Avianis FMS, including several of our largest third-party operators. Certain of our owned, leased and managed fleets are already operating the Avianis FMS, and we expect to convert our remaining fleets by the end of 2021.
Beyond its core functionality with respect to day-to-day operations, we view Avianis as an essential element to unlocking the power of the marketplace to drive network effects at scale. We are extending the capabilities of the Avianis FMS to include our pricing and optimization technology, and to offer owners and operators the ability to opt-in to sharing real-time pricing and availability and obtain access to our high-fidelity data and consistent demand. We believe that as our marketplace scales and these new integrations and features come online, we will see many owners and operators, including those that are subscale with limited resources and no previous access to consistent and optimized demand, adopt Avianis as their core FMS to reap the benefits from our integrated platform, in turn bringing greater supply to the marketplace.
Data Science Powers our Pricing and Optimization Technology
Our proprietary technology, machine learning, and data analytics models optimize our supply, sourcing and logistics models, calibrate our pricing, streamline our processes and enable the acceleration of our overall flight revenue velocity. We generate and aggregate a significant amount of data across three categories that we believe are essential to, and collectively drive, the network effects that will benefit all marketplace participants: demand data (e.g., customer and transactional data), supply data (e.g., aircraft and scheduling data) and marketplace data (e.g., pricing and itinerary data). This aggregation and cross-section of data continuously inform and update our machine learning algorithms. And the value of the platform for participants is continuously enhanced, and greater amounts of data are generated, as more constituents are connected in our network.
Strategic Relationship with Delta
In January 2020, in connection with our purchase of DPJ, we entered into a long-term commercial cooperation agreement with Delta. We expect this relationship will drive significant value through certain strategic initiatives, co-marketing efforts and the creation of an array of new products and valuable features for existing and prospective customers of both Wheels Up and Delta, which includes or will include:
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Delta SkyMiles® and Delta Medallion® status:   Provision of miles within the Delta SkyMiles® Program to new and renewing Wheels Up members and Delta Medallion® status to Wheels Up members based on flight spend, as well as the ability for Delta customers to redeem miles for Wheels Up products and services.
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Product Trials for Delta Customers:   Introduction of exclusive Wheels Up partner benefits and product offerings to Delta’s 360, Diamond and Platinum Medallion members.

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Co-Marketing Efforts:   Marketing our products and services to our respective member and customer bases, including Delta’s large roster of corporate account relationships.

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Platform Integrations:   Targeted integrations of our respective technology platforms to streamline and drive cross-program engagement.

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Flexible Funds:   Ability for Wheels Up customers to utilize their Blocks to purchase Delta commercial flights.

Delta is also a significant minority shareholder in Wheels Up and Delta has the right to designate, and at Closing will continue to have the right to designate, two members of our board of directors. We believe the participation of Delta’s designees on our board of directors adds tremendous strength and breadth of experience, and industry expertise, to our leadership team.
Innovative Founder Supported by Passionate and Experienced Team
Kenny Dichter, our founder and Chief Executive Officer, has been a recognized leader in our industry for more than 20 years. The leadership team supporting Mr. Dichter is comprised of seasoned executives with prior experience at best-in-brand companies like Amazon, Airbnb, Dealertrack and Cox Automotive, Bloomberg, Hilton, Patron and Coca Cola, among other industry leaders. Through this vast experience, the team has a demonstrated track record of scaling businesses, transitioning industries from analog to digital, driving adoption of marketplace solutions, capturing brand value and achieving profitable growth. The Wheels Up team includes, and is supported by, a deep bench of industry experts across all functional areas of the organization.
Our Growth Opportunities
Expand TAM with Introduction of Digitally Enabled Non-Member Access
We are at an important phase of our evolution as we aim to make private aviation more accessible and significantly expand our total addressable market. For the first time since our inception, we are opening our marketplace to include non-members using the Wheels Up App. We believe a user-friendly, transparent “search, book and fly” digital experience will remove friction points for new entrants to private aviation as well as appeal to those who currently use more analog and opaque competitive options. We also believe that many of these customers, once exposed to the Wheels Up experience and brand ecosystem, will, over time, become an important part of our member community. Our members will always be a critical component of our business and brand and we remain committed to continuing to deliver for them on our promise of value, service and experience. We believe the additional demand driven by non-members should provide benefits to our members that include improved pricing driven by broader network effects and more flight sharing options, among others.
Fuel the Marketplace Flywheel

We believe we are only just beginning to reap the benefits of our foundational investments in the business. With our network of aircraft, the power of our marketplace platform and our trusted and aspirational lifestyle brand, we see many exciting opportunities for future growth. The above chart demonstrates the flywheel effect that we have experienced and expect to continue to experience as a result of our prior and ongoing investments in our platform.
Continue to Grow Our Connect, Core and Business Memberships — We believe that we have only just begun to penetrate the existing addressable market with our membership programs. In 2020, which was our first year selling an expanded, guaranteed cabin class offering, we had our strongest year of new Core and Business membership sales in our history. Our recently introduced lower-priced Connect membership also gained significant traction in 2020, achieving 275% year over year growth in active Connect members, and now representing over 25% of our total Active Members as of December 31, 2020.
Increase Customer Flight Spend — According to our 2018 member survey, our members were spending, on average, approximately 45% of their private aviation wallet share with Wheels Up, due in large part to our early focus on shorter duration flights. As we have expanded our fleet offerings to service a broader spectrum of flight needs, we believe we have multiple opportunities to increase our share of our customers’ overall private aviation spend through existing and new products and features (e.g., our recently introduced transcontinental product). We believe adoption of our comprehensive cabin class offering, introduced only one year ago, will accelerate as customer travel spend returns to pre-pandemic levels over time. We believe that as the COVID-19 pandemic subsides, we will see increased flight activity in our member base as vacation flying and business travel recover to pre-pandemic levels over time.
Improve Unit Economics — We expect our flight unit economics will continue to improve over time. On our owned and leased fleet, we expect to enjoy significant cost savings from insourcing our maintenance operations and improving the efficiency and utility of our fleet. On our managed and third-party fleet, cost savings will be driven primarily by optimizing when and how we use those aircraft. We believe that as we grow our marketplace scale, this will become increasingly efficient over time. By optimizing the utilization of aircraft across our entire network, including our owned and leased, managed and third-party fleets through our developing proprietary technology, we believe we can enhance overall efficiency and achieve profitability.
Grow Aircraft Management, Maintenance and Other Existing Revenue Streams — We believe there are opportunities to further grow and monetize additional areas of our business. We expect our aircraft management business to grow as we continue to integrate our acquired companies and as the benefits of our large network become even more valuable and apparent to prospective managed clients. We believe the investment we are making in our in-house maintenance capabilities, including the expansion of our geographic footprint, allows the opportunity to also provide these products and services to third-party aircraft owners and operators. We have also invested in whole aircraft acquisitions and sales and special missions, all of which we believe could become more meaningful contributors to revenue.
Expand into New Geographies
We believe we are well-positioned to build on our market leadership in the United States by selectively expanding into other geographies, namely Europe, the Middle East, South America and the Asia-Pacific region, that have a significant number of high-net-worth consumers that we believe are currently underserved by private aviation offerings. We may pursue global expansion through acquisitions or strategic relationships with existing aircraft owners, operators or other industry participants in those regions and the roll-out of the marketplace app in new markets and/or through potential franchise or licensing opportunities. We believe any international efforts will be enhanced through our relationship with the Aspirational sponsors, given their vast experience in the global consumer luxury and lifestyle sectors and their network of relationships worldwide.
Extend into Platform Adjacencies
We believe that with the power of our brand, our engaged and highly valued customer base and our new relationship with the Aspirational sponsors, we can expand our platform into complementary luxury and lifestyle offerings, which could include lodging and yacht rentals, additional experiential offerings, co-branded credit cards and collaborations, as well as partnerships with brands that are affiliated with the

Aspirational sponsors and other luxury brands. We believe our brand, technology and network position us to explore opportunities across the luxury travel market, which according to a September 2019 report by Global Luxury Travel Market, Allied Market Research, exceeds $1 trillion globally.
Explore Opportunistic Consolidation and Accretive Acquisitions
As a result of the Business Combination with Aspirational and the concurrent capital investment in our business, we will have unrestricted cash and cash equivalents on our consolidated balance sheet, affording us the flexibility to add scale and/or other capabilities to our network through opportunistic acquisitions and partnerships over time. We may explore opportunities in a number of areas that strengthen, complement or accelerate our business strategy, which could include complementary technology platforms, retail and wholesale charter providers, private aviation brokerage businesses, aircraft management companies or companies with functionality that complements or supports our other business operations, e.g., maintenance or special missions. We expect to be in the enviable position of being able to explore and execute on such opportunities based on our track record of acquisition successes.
Leverage Our Platform to Support Emerging Aircraft Technologies
In recent months there has been an acceleration of investment in the development of eVTOL, electric engine aircraft and similar sustainable aerial technologies. With the breadth of our platform across our customer base, brand, service, and technology, we believe we are uniquely positioned to support the commercialization of these aircraft. Our participation in the development, introduction and scaling of these new technologies could occur through acquisitions, partnerships, joint ventures or other commercial relationships with manufacturers, operators and/or those building out the networks and related infrastructure.
Expand Flight Sharing Opportunities that Reduce Costs and Expand TAM
We believe that we can meaningfully lower the cost of flying privately through the expansion of our digitally enabled shared-flight opportunities, allowing us to bring new flyers to the industry and capture greater wallet share from an expanding addressable market. The ability to crowd-source and split the cost of a flight with like-minded travelers to a shared destination (e.g., a college football game, reunion, special event or a weekend trip), can reduce the cost of flying privately by 50% or more. We believe the continued growth of our member and customer base, including through the eventual introduction of sharing flight features through our publicly available non-member access, will significantly increase the pool of potential shared participants, which in turn will drive more shared flight opportunities. We are also able to bring down the cost of private flying by offering select by-the-seat opportunities on pre-determined and popular routes, such as New York to Nantucket, and to popular annual events, such as the Super Bowl® or The Masters®.
Impact of the COVID-19 Pandemic
The unprecedented and rapid spread of COVID-19 led to economic and business uncertainties resulting from governmental restrictions on air travel, the implementation of quarantine and shelter-in-place orders, the cancellation of large public events, businesses suspending in-person meetings and the closure of popular tourist destinations. These circumstances have resulted in a reduced demand for air travel — including a decrease in private flight operations.
In order to provide the safest experience while meeting our customers’ essential transportation needs, we developed and implemented Wheels Up Safe Passage™ — a suite of enhanced cleaning and operational protocols to help ensure the safety of our passengers and pilots through best-available sanitization practices and adherence with up-to-date health guidelines. In addition, in order to minimize the adverse impact of the COVID-19 pandemic on our operating costs and cash flows we took a number of temporary actions, including a voluntary employee leave of absence program, reduced work schedules, departmental hiring freezes, reduced salaries for certain executives, a cutback in capital expenditures, removing some of our aircraft from service, and implementation of stringent, essential-only expense management policies.
As a result of the pandemic, we experienced a decline in Live Flight Legs and a corresponding reduction in flight revenue from normal historical activity, primarily during the second and third quarters of 2020.

During this period, Wheels Up applied to Treasury for assistance under the Payroll Support Program as established by the CARES Act. We were awarded a total of $74.2 million to support ongoing operations, which was fully received by September 30, 2020. Subsequent to this award, we were granted an additional $2.2 million in accordance with a notification that, based on funding availability, recipients that were currently in compliance with signed payroll support program agreements would receive an approximate 3% increase in their award amount. This additional amount was received in October 2020. We utilized the entire $76.4 million in grant proceeds to offset payroll expenses incurred for the year ended December 31, 2020.
After the significant drop-off in demand in April, flight volumes began to return in May 2020 and continued to improve throughout the year, though remained down, on a year over year pro forma basis each month except December. In December 2020, Congress authorized an additional $15 billion in financial assistance for the aviation industry as part of a $900 billion COVID-19 relief stimulus package included within the Consolidated Appropriations Act, 2021. Given the recovery in our business in the 3rd and 4th quarters of 2020 compared to the initial quarters following the onset of COVID-19, we did not apply for a second round of funding.
Moving forward, we believe COVID-19 has created significant opportunities for our business’ growth as flying privately helps to ensure social distancing imperatives by providing for fewer points of contact. These potential opportunities are mitigated in part by the decline of certain types of travel that have historically been a material driver of flight revenue, including business and event-driven travel, which we anticipate may not in the near-term return to pre-pandemic levels. In addition, the spread of COVID-19 has also prevented us from offering members access to in-person “Wheels Down” experiential events, an important lifestyle component of our membership that we believe contributes to customer loyalty and retention.
Our Members
We provide private aviation services through our industry-first membership program. Our membership model offers a simplified on-ramp to private flying with less complexity and lower up-front cost compared to traditional competitive private aviation programs. As of March 31, 2021, we had over 9,800 Active Members across all membership categories.
We offer three tiers of membership — Connect, Core and Business — which are collectively designed to address a spectrum of private aviation consumers from those with occasional usage to the most frequent of flyers.
Connect Membership
Our Connect membership, which was introduced in 2019, is a relatively low-barrier-to-entry membership tier requiring an initiation fee of $2,995 and annual dues of $2,495 beginning in year two of the membership.

These fees may be discounted at times, or accompanied by flight credits, in accordance with special promotional and/or partnership offers. The Connect membership offers variable dynamic pricing on a per trip basis and is designed for the consumer with less frequent needs or more flexibility in their schedule.
Core Membership
Our Core membership, which has been offered since our inception in 2013, is designed for private flyers who place a premium on the convenience and flexibility of guaranteed aircraft availability on all aircraft types on short notice, want price protection through capped hourly rates on the busiest industry days and want to participate in an enhanced lifestyle program of events, experiences and member benefits. Subject to special promotional and partnership offers, which may include flight credits, Core membership requires an initiation fee of $17,500 and annual dues of $8,500 beginning in year two of the membership.
Business Membership
Our Business membership, which has also been offered since our inception, is designed to serve a broad spectrum of demands from our business members, including those for whom we are the primary provider of private flights, and others for whom we may be a supplementary solution to their own aircraft operations. Business membership requires an initiation fee of $29,500 and annual dues of $14,500 beginning in year two of the membership, though as with Connect and Core, these fees may be discounted at times, or accompanied by bonus flight credits. As with Core members, Business members receive guaranteed aircraft availability on all aircraft types on short notice and price protection through capped hourly rates on the busiest industry days.
Member Flight Booking
In addition to their initiation fee and annual dues, members pay for their flights based on a fixed quoted amount at time of booking. Depending on membership type and method of payment (see “Information About WUP — Prepayment for Flights — Fund Programs and Pay-As-You-Fly”), the cost of a flight is generally either dynamically priced or based on a capped hourly rate that provides qualifying members with price protection on our busiest, high demand days.
Members can request flights through the Wheels Up App, the member website or directly through our Member Services team. Flight requests are fulfilled on our owned, leased or managed aircraft, operated by one of our certificated operating subsidiaries, or on aircraft operated by a network of safety-vetted and verified third party operators. See the section entitled “Information About WUP — Our Fleet.”
Dynamic Pricing and Capped Hourly Rate Protection
Wheels Up member flights are dynamically priced by our proprietary pricing engine, which utilizes advanced algorithms, machine learning and predictive analytics to drive real-time trustworthy market-driven trip-by-trip pricing. See the section entitled “Information About WUP — Proprietary Technology, Algorithms and Data Warehouse.”
For our Core and Business members, this dynamic pricing is coupled with price protection through capped hourly rates for our highest demand days, referred to as Peak Travel Days. Capped hourly rate protection provides our Core and Business members with the best of both worlds, reduced costs on slower demand days and protection against market pricing surges on the industry’s busiest days. This combination of dynamic pricing with capped rate protection is unique in our industry. We believe it provides a competitive advantage as against other providers who either charge a fixed rate at all times, offering no reductions when demand is lower, or are fully dynamic, offering no price protection against significant price surges at busy times. The number of days with capped rate protection starts at 300 for our Core members and 330 for our Business members, and in each case can increase up to 365 with the purchase of a Fund Program. See the section entitled “Information About WUP — Pre-Payment for Flights — Fund Programs and Connect Funds.”
For trips that are charged based on a capped hourly rate, the cost of the trip is calculated by multiplying the applicable capped hourly rate (based on cabin class) by the estimated flight time plus one-tenth of an hour of taxi time for each of take-off and landing. This provides another differentiation against our fixed-rate competitors who charge for actual flight time after the fact, rather than estimated flight time up front, as we do, which provides cost transparency.
The cost of flights for our Connect members is dynamically priced at time of booking, with the proviso that Connect members who purchase Connect Funds receive capped hourly rate protection with respect to the King Air 350i on 300 days a year. See the section entitled “Information About WUP — Prepayment for Flights — Fund Programs and Connect Funds”.
Transcontinental and Other Pricing
From time to time, we introduce special pricing with respect to certain identified travel routes. Most recently, we leveraged our newly expanded fleet of Citation X Super-Midsize aircraft to introduce special fixed cost pricing on transcontinental flights that qualify based on a number of factors, including region of departure, region of arrival, date and time of travel and advance booking notice.
Prepayment for Flights — Fund Programs and Connect Funds
Core and Business members can prepay for future flights with the purchase of a Fund Program. A Fund Program is a pre-purchased amount of dollar-denominated credits that can be applied to future costs incurred by members, including flight services, annual dues, and other incidental costs such as catering and ground transportation. We offer standard Fund Programs in increments ranging from $50,000 to $400,000 with customized terms for amounts in excess of $400,000.
Fund Programs afford members with preferential terms and conditions that may include greater aircraft availability, access across cabin class categories, extended capped rate price protection, and other member benefits such as Delta Medallion® status issued at the time of Fund Program purchase. The preferential terms are offered for periods of 12 to 30 months, increasing with the amount of the Fund Program. When a preference period expires, a member has continued access to the funds in their purchased Fund Program for so long as their membership remains active, but without the preferential terms. Approximately 45% of our Core and Business members have purchased Fund Programs in recent years.
We offer a similar pre-payment option to our Connect members, called Connect Funds, in increments of $25,000, $50,000 and $100,000. We incent the purchase of Connect Funds with a reduction in membership initiation fee or annual dues (depending when purchased), flight credits and guaranteed availability with capped rate pricing on the King Air 350i on 300 days a year.
Pay as you Fly
Core and Business members who elect not to purchase a Fund Program “pay as they fly” by paying for their flights at the time of booking. The primary difference between these members and those with a Fund Program is they have fewer number of days with guaranteed availability and no capped rate price protection. These members may also earn Delta Medallion Status as and when they exceed certain pre-established thresholds on annual flight spend.
Connect members without Connect Funds also pay for flights at the time of booking.
Non-Member Flyers
Non-Member Marketplace Customers
We have recently added a non-membership offering to expand flyer participation in our marketplace. Non-member flyers can sign up, ask questions, and shop and book charter flights completely digitally using the Wheels Up App. These flyers are not required to purchase a membership, but may pay additional transaction fees not applicable to members. They also do not receive membership benefits. In addition, non-member flyers do not have the same aircraft availability guarantees as members and flights are priced dynamically. We believe that this offering will provide an additional avenue for membership growth as non-members elect to upgrade to one of our membership options. Over time, we intend to add additional features to our non-member offering, including participation in our flight sharing features, including our Shared

Flights offering and a by-the-seat scheduled shuttle product. See the section entitled “Information About WUP — Overview — Our Growth Opportunities — Expand TAM with Introduction of Digitally Enabled Non-Member Access.”
Wholesale Customers
In addition to our retail offerings, we provide wholesale charter services to customers such as charter flight brokers and third-party operators. Our wholesale customers typically pay us an agreed fixed rate for a private air flight, which varies based on factors such as the aircraft type and date of the flight, and in turn sell the flight to their own retail customers.
Jet Card Customers
Through our acquisition of DPJ, we inherited the legacy Delta Private Cards (“Jet Cards”), which allow customers to pre-purchase dollar-denominated credits that are redeemed for future flights on our WUPJ consolidated subsidiary. Jet Cards are purchased at tiered dollar amounts ranging from $75,000 to more than $1,000,000 and provide customers guaranteed availability and fixed rate all-inclusive hourly pricing. During 2020, we began the process of converting Jet Card holders to Wheels Up memberships and as of December 31, 2020, we do not generally offer new Jet Cards.
Our Fleet
Through our combination of ownership, long-term leases, management, and partnerships with third-party operators, we believe that we have access to one of the largest and most diverse mix of aircraft in the U.S. private aviation industry to meet the demands of our members and non-member flyers. See “Information About WUP — “Asset-Right” Network of Aircraft.”
Wheels Up Owned and Leased Aircraft
We currently have 170 owned and long-term leased aircraft in our fleet, including 85 Turboprops, 28 Light jets, 16 Midsize jets, 38 Super-Midsize jets and 3 Large Cabin jets. Of our owned and leased aircraft, 72 King Air 350i twin turboprops, 15 Citation Excel/XLS Midsize jets and 8 Citation X Super-Midsize jets are painted in blue and white Wheels Up livery with the UP insignia painted on the tail.
Through certain of our subsidiaries, we are the Part 135 operator for our owned and leased fleet. See the section entitled “Information About WUP — Flight Operations” and “Government Regulation — Principal Domestic Regulatory Authorities.”
Our owned and leased aircraft operate as a “floating fleet,” meaning that they do not return to a home base. This allows us to keep our aircraft positioned to most efficiently address our member flight requests, ensuring broad geographic coverage with the fleet and eliminating costly repositioning flights. Lower repositioning costs provide Wheels Up with a meaningful cost advantage on one-way and multi-city itineraries.
Managed Aircraft
Our managed fleet is comprised of approximately 170 aircraft under management, including Light, Midsize, Super-Midsize, and Large Cabin jets. Under the terms of our management agreements, managed fleet aircraft may generally be used to fulfill Wheels Up member and non-member flights in addition to use by the aircraft owners. Aircraft owners pay us a monthly management fee for services, including pilot hiring, flight operations, aircraft maintenance management and other administrative services. With respect to the use of these aircraft to fulfill member flights, the owner of the aircraft receives either a revenue share (typically approximately 85% of the charter cost) or a fixed hourly rate for all hours as payment.
Through certain of our subsidiaries, we are the Part 91 operator for aircraft owner flights and Part 135 operator for charter flights for our managed fleet. See the section entitled “Information About WUP — Flight Operations” and “— Government Regulation — Principal Domestic Regulatory Authorities.”

Our managed aircraft each have a designated home base at airports across the country depending on the location preferred by the aircraft owner. After completing a flight, these aircraft return to their home base or are positioned to another location for their next revenue flight.
Third Party Network Aircraft
We have access to over 1,200 aircraft in all cabin classes through our network of safety vetted and verified third-party operators. To qualify to participate in the Wheels Up program, aircraft operators must satisfy our rigorous and stringent safety standards for aircraft, crew and operations. To become approved for use, the operator must complete a three-step assessment process that culminates with an on-site assessment to verify compliance with our standards. Additionally, the approved operator is subject to recurring on-site assessments every two years. As a final step, we verify compliance with our crew and aircraft standards using a safety database system for every flight. Under the terms of our agreements with our approved third-party operators, they provide service to Wheels Up members and non-member flyers subject to continued compliance with Wheels Up flight standards. See the section entitled “Information About WUP — Flight Operations — Safety.” We contract with operators to participate in our network for periods ranging from a single flight up to 30 days with compensation to the operator based on the cabin class or other unique characteristics of the aircraft.
Technology, Data and Analytics
Technology and data science are at the foundation of all of our operations and strategic decision making. We have assembled a team of engineers, data scientists, designers and product managers whose expertise spans a broad range of technical areas to build our proprietary technology to support our marketplace platform and the day-to-day operations of our business. We use technological innovations where possible to increase efficiency and scale our business. In addition to our proprietary technology, we use third-party cloud computing services to allow us to quickly and efficiently scale up our services without incurring significant additional upfront infrastructure costs.
In an industry that historically used intuition and basic industry-wide data to drive strategy and decision-making, we are moving from intuition to algorithm. We are expanding and continuously improving our access to data, using data science and machine learning across our business, to enhance our member experience, inform product development, increase the effectiveness of our marketing and brand awareness initiatives, analyze market dynamics, optimize our pricing, bring efficiencies to our operations and accelerate our sales velocity. See the section entitled “— Information About WUP — Our Competitive Strengths —  Proprietary Technology, Algorithms and Data Warehouse.”
Our Brand
We have built an industry-leading brand that creates broad consumer awareness, attracts new customers and allows us to generate deep engagement with our current members and non-member flyers. See the section entitled “Information About WUP — Our Competitive Strengths — Aspirational Lifestyle Brand.”
Marketing
Our marketing strategy utilizes a variety of owned, earned, and paid media channels, with a focus on both attracting new customers and retaining existing ones. We attempt to target our marketing to consumers who have reasonably predictable demographic or lifestyle attributes similar to those of our current members that are indicative of potential or current private flyers. We utilize targeted, digital marketing to reach new customers and drive awareness. In addition to our targeted marketing efforts, we also invest in certain marketing opportunities that we believe provide high visibility and enable us to connect our brand to programs and events popular with our target customers, with a goal of creating a “halo effect” on the Wheels Up brand. Examples of this include our sponsorship of American Pharaoh and Justified during each of their Triple Crown winning runs at the Belmont Stakes, our activation with ESPN’s College GameDay each weekend during the college football season and our sponsorships of each of the Capital One’s “The Match” golf tournaments in 2018, 2019 and 2020 featuring famous athletes including Tiger Woods, Phil Mickelson, Tom Brady, Peyton Manning, Charles Barkley and Stephen Curry.

We recently launched open non-member access to our marketplace through the Wheels Up App. We expect to go out more broadly with our marketing efforts to potential flyers in conjunction with an in-development redesign of the Wheels Up App, currently scheduled to go live in 2021.
Sales and Account Management
We have developed a sales organization to capitalize on the various lead generation efforts and customer acquisition channels of our business. Our sales organization includes the following teams: sales operations, sales directors, centralized inside sales, field sales, strategic enterprise sales, aircraft management sales, whole aircraft sales, corporate sales and charter sales.
We also have a Wheels Up Account Management team that provides regular contact for our members and educates members on the benefits of Wheels Up membership. Account Managers serve as dedicated private aviation consultants for members with respect to evaluating options for specific flights and their overall Wheels Up relationship. In this capacity, our Account Management team plays a material role in driving membership renewals and the purchase of Fund Programs. This team also assists members in activating their Delta and other partner benefits.
With respect to our aircraft management business, we have a dedicated account management team that is responsible for the day-to-day management of our managed aircraft accounts and owner relationships.
Member Experience
Retention of our existing members is essential to the growth of our business. We attempt to drive retention by taking a holistic view of the member journey, from onboarding through a member’s flight and extending to each and every moment of member engagement thereafter. We believe each of these touchpoints is an essential element of the overall member experience. Our member experience group, working cross-functionally across our organization, is tasked with monitoring member engagement and ensuring high member satisfaction and low churn. See the section entitled “Information About WUP — Our Competitive Strengths — Membership Model.”
Wheels Down Lifestyle Program
Wheels Up provides its members with a lifestyle program that enhances the member experience beyond our core aviation offerings. Our events include celebrations around popular sports and cultural events, as well as more intimate gatherings hosted by our Wheels Up Ambassadors. Popular examples of Wheels Down events include our members-only hospitality house in Augusta, Georgia during the week of The Masters® golf championship, our Super Saturday Tailgate before the Super Bowl®, and our pop-up celebration during Art Basel®, among many others. Partnerships with certain of the world’s top lifestyle brands provide our members with benefits and special offers in the areas of fashion, travel, leisure, fitness and more. Core and Business members also receive complimentary access to a full-service concierge through our partnership with Four HundredTM, and a complimentary year of membership in Inspirato®, a subscription-based luxury vacation platform.
Most recently, our benefits platform has been enhanced through our partnership with Delta. See the section entitled “Information About WUP — Our Competitive Strengths — Strategic Relationship with Delta.”
Member Insights and Analytics
Wheels Up collects, analyzes and develops actionable insights from various member and customer data sources including proprietary data, market research, external data and predictive analytics. We are continuously seeking to improve our member experience by studying and understanding points of member interaction and how our members engage with the various elements of our offering. Our Member Experience team uses these data-driven insights to develop member engagement programs designed to improve member/customer satisfaction and retention.

Member Marketing
We use direct marketing to our existing members, largely through email and digital marketing efforts, to increase frequency of travel, solicit feedback and promote new offers and benefits associated with a Wheels Up membership.
Loyalty
Rewarding customer engagement and in particular flight activity, has been proven to be a powerful driver of retention for customers and economic value for organizations. In many instances, the value of the loyalty/affinity programs for the major commercial airlines has been viewed as a significant contributor to the overall value of the airlines themselves. We plan to introduce a member loyalty program, which will provide members with additional exclusive benefits and reinforce Wheels Up as a leading lifestyle and experiential brand. We expect to introduce this new program by the end of 2021.
Our Commitment to Diversity, Equity and Inclusion
Our success will require the inclusion of ALL — we strive to empower, engage, and celebrate diversity, authenticity and inclusion, regardless of gender, race, ethnicity, identity, age, religion or culture. Our goal is to maximize the impact of the Wheels Up team by attracting, engaging, and retaining the most talented, dedicated, and passionate people in the marketplace. As a result, we are focused on expanding customer acquisition and maximizing corporate growth through the development and execution of an inclusive strategy that amplifies values, while prioritizing cultural sensitivity across a diverse target audience (i.e., female, BIPOC, LGBTQ+ and other minority groups).
We are also developing our diversity, equity and inclusion “Guiding Principles” to help formalize our internal and external programs/processes through a multi-year plan. Our current efforts include amplifying our pro-active recruiting efforts to diversify our candidate pipeline, as well as developing a progressive approach in the provision of comprehensive benefits and strategic partnerships including:
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The prioritization of partnerships with external organizations that will help us diversify our candidate pipeline include Women Aviation International, National Gay Pilot Association, Organization of Black Aerospace Professionals and the U.S. Military.

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The creation of comprehensive benefits offerings that support employees and their families’ medical, emotional and financial well-being.

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Work Life Balance Employee Assistance program, which includes supporting employees and their families with childcare, eldercare and legal issues.

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Parental Leave for full time employees who become a parent through the birth or adoption of a child.

Our Social Impact Initiatives
Wheels Up Cares
The custom-painted tails of our Wheels Up Cares King Air 350i aircraft.
Through our Wheels Up Cares initiative established in 2016, we are committed to supporting philanthropic organizations and initiatives that affect and matter to our company, members, customers, stakeholders, families, friends and communities. The Wheels Up Cares fleet is comprised of custom painted Beechcraft King Air 350i aircraft; each plane, active in our fleet and flying members daily, serves as a flying symbol of awareness for a specific cause. Our Wheels Up Cares fleet currently consists of five aircraft:
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The Camouflage Plane was added to honor those in the military who serve and have served and benefits the Tragedy Assistance Program for Survivors (TAPS), a national organization that offers compassionate care to all those grieving the loss of a military loved one.

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The Pink Plane supports Breast Cancer Awareness Month and benefits the Dubin Breast Center of the Tisch Cancer Institute at Mount Sinai in New York City, one of the world’s most renowned and advanced facilities for breast cancer treatment and research.

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The Red Plane raises awareness for American Heart Month and benefits the American Heart Association’s Life is Why We Give TM fundraising campaign. We also participate as company team in the American Heart Association Heart Walk each year.

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The Teal Plane supports Ovarian Cancer Awareness Month and benefits related causes each September.

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The Orange Plane, inspired by our Meals Up partnership with Feeding America (see below), was launched in partnership with Textron Aviation and in honor of Feeding America’s Hunger Action Month TM in September 2020. The Orange Plane is a flying symbol to raise awareness of food insecurity and pay tribute to the frontline workers at the 200-member food banks across the nation.

Meals Up Partnership with Feeding America
Our Meals Up initiative was created in March 2020 in partnership with Feeding America to help support the growing levels of food insecurity in the United States during the COVID-19 crisis. This effort has already raised and inspired the equivalent of more than 50 million meals for Feeding America, with participation from Wheels Up team members and ambassadors including Russell Wilson, Ciara, Tom Brady, JJ Watt, Alex Rodriguez, Jennifer Lopez, and Joey Logano. The Orange Plane is part of the ongoing Wheels Up Cares and Meals Up initiatives.

Flight Operations
Our Flight Operations group consists of safety, member and client services, maintenance and maintenance control, aircraft management, scheduling and special missions teams. These teams operate nationwide and are primarily based out of Columbus, Ohio, Cincinnati/Northern Kentucky International Airport (CVG), Fort Lauderdale-Hollywood International Airport (FLL), Shelton, Connecticut, Elkhart, Indiana, and Broomfield, Colorado (BJC).
Air Carrier Operations
Wheels Up provides its passenger air carrier services through five Part 135 certificates across its consolidated subsidiaries.
WUPJ is a Part 135 operator and additionally holds a Part 145 repair station certificate. WUPJ provides aircraft management services, private aircraft charter services, charter membership programs, FBO and MRO services. It operates tech service centers located at CVG and FLL, which provide comprehensive MRO facilities and services for aircraft operated by Wheels Up’s consolidated subsidiaries and third parties.
Gama is a Part 135 operator, providing flight services through three Part 135 certificates. Gama is the exclusive Part 135 operator for Wheels Up branded aircraft, operates the largest fleet of managed business jets in the United States and provides aircraft management services, private aircraft charter services, and maintenance support to customers and partners nationwide.
TMC is the largest wholesale-focused Part 135 operator of light jets in the United States. TMC’s wholesale fleet supports channel partners and businesses, including numerous third-party air carriers, across the private aviation industry.
Mountain Aviation’s primary operating base is at BJC and it has operational bases in Alaska, Idaho, Texas, Wisconsin, and New Jersey. It is a Part 135 operator and additionally holds a Part 145 repair station certificate. It provides private aircraft charter, aircraft management, and special mission services, including International Long-Range operations, intelligence, surveillance, and reconnaissance operations, airdrop and low-cost, low-altitude operations, medevac/casevac and domestic flight operations.
Safety
Safety is a cornerstone of our culture. We view compliance with FAA regulations as a minimum baseline for our commitment to safety. We go beyond FAA minimum requirements by setting higher safety standards in areas of pilot experience, certification (licensing), training, safety programs and many others.
Wheels Up has implemented Safety Management Systems, or SMS, that goes beyond FAA regulatory requirements, across its operating certificates. SMS is a means to identify hazards, mitigate the risk associated with those hazards, collect safety data and act on that data to improve the safety of the operation. Each SMS is managed by our Director of Safety and a team of dedicated professionals trained on the elements of SMS. A key component of a SMS is the Aviation Safety Action Program (“ASAP”). ASAP is a non-punitive safety program that enables employees such as pilots, maintenance technicians and dispatchers to report safety related events for review by WUP and the FAA with the purpose of implementing corrective actions. Additional non-punitive safety reporting programs are in place for employees that are not covered by an ASAP.
In addition to our internal safety management efforts, the Wheels Up operating entities are voluntary participants in audits from a number of third-party safety organizations, including the Air Charter Safety Foundation, Wyvern, ARGUS, IS-BAO, and independent audits by some of our corporate clients. These audits are opportunities to have outside experts review and contribute to the continuous improvement of our SMS.
See “— Third Party Network Aircraft” for information regarding our safety standards and protocols for third party operators and aircraft to qualify to participate in our program.
See also “— Impact of the COVID-19 Pandemic” for additional information regarding our implementation of Wheels Up Safe Passage™ in response to COVID-19.

Our Pilots
Every Wheels Up flight is under the command of two captain-rated pilots that meet our own training and flight-hour requirements, which are in excess of the FAA’s requirements and training criteria as outlined in the Federal Aviation Regulations. Each pilot is required to hold current FAA Airline Transport Pilot and First-Class Medical Certificates and is required to be FAA Pilot-in-Command Type-Rated in the aircraft they fly. Our pilot selection process screens all candidates for background, motivation and safety record. This screening process includes in-person technical interviews and written examinations, as well as a flight simulator assessment.
Our pilots must also complete mandatory advanced aircraft ground and flight training in a full-motion simulator, as well as recurrent training.
Revenue Management and Scheduling
Our revenue management team works closely with our data science and scheduling teams, leveraging the power of our proprietary optimization and pricing engines, to continually improve utilization of the aircraft in our fleet and to maximize profitability across our network. In addition to flight and program pricing, our revenue management team supports our product development and membership sales efforts.
Aircraft Maintenance and Repairs
We maintain, service and repair our owned, leased and managed aircraft to ensure the safety of our passengers and to keep the FAA airworthiness certificate of each aircraft in good standing at all times. Aircraft maintenance and repairs consists of routine and non-routine maintenance divided into three general categories consisting of line-maintenance, scheduled maintenance and component service.
Line maintenance consists of daily and weekly scheduled maintenance inspections, including pre-flight, daily, weekly and overnight checks, diagnostics, routine repairs and any unscheduled items on an as needed basis.
Scheduled airframe maintenance inspections typically take one to four weeks and are performed every 6-12 months, with frequency dictated by utilization hours and cycles. Scheduled engine overhauls are performed every 1-3 years, with frequency also dictated by utilization hours and cycles.
We operate two MROs, with one additional satellite facility in the United States and we regularly assess our need for additional MRO facilities. Additionally, we have multiple Mobile Service Units, or MSUs, located throughout the United States to perform line-maintenance work. We continue to use third-party maintenance providers to supplement our internal capabilities for line-maintenance and to perform substantially all scheduled engine maintenance work. Third-party services for airframe and line-maintenance work are billed on a time and materials basis. We have entered into flight hour agreements with Pratt & Whitney Canada, Corp. and Rolls Royce for engine maintenance and engine overhauls.
Key Vendors
We have entered into agreements with certain airframe manufacturers to provide parts and technician labor related to maintenance for our aircraft at agreed upon pricing and rates. In addition to these arrangements, we also have flight hour agreements in place with certain airframe and engine manufacturers whereby the third party provides maintenance services for various aircraft on our certificates. These maintenance services primarily relate to scheduled airframe maintenance inspections, engine inspections and/or engine overhauls in exchange for an hourly rate per flight hour.
We have pricing agreements with various fuel providers located across the United States, pursuant to which we receive agreed upon pricing for fuel and handling/facility fees at each location.
We have entered into agreements with multiple, industry leading third party suppliers to provide factory authorized training for our pilots. These agreements provide training availability to Wheels Up throughout the year for both initial and recurrent pilot training in exchange for a fixed price per training slot.

Special Missions — Government, Defense, and Emergency and Medical Transport
Our special missions business consists of state and federal contracts for the operation of passenger, cargo and specialized aircraft used for U.S. Department of Defense (“DOD”) exercise and testing support. Our subsidiary, Mountain Aviation, is an approved DOD Commercial Airlift Review Board operator conducting regular passenger and cargo operations for U.S. Transportation Command. In addition to government services, our special missions activities have included providing air support at the outset of the COVID-19 pandemic for the State of Florida, including the Florida Division of Emergency Management and the Florida National Guard, and the transportation of COVID-19 testing kits, medications and testing samples and, unrelated to COVID-19, the transportation of other medical equipment and supplies. These activities do not currently contribute significantly to our revenue. With the investments we have made, the teams we have assembled and based on our success with respect to our initial efforts in these areas, we believe these activities could begin to contribute more meaningfully to overall revenue in the future.
Whole Aircraft Acquisitions and Sales
In 2020, we introduced our whole aircraft and acquisitions group, which acts as a broker for individuals and corporations seeking to acquire or dispose of a new or used aircraft. Since inception, a number of our members have utilized Wheels Up as a complementary or supplemental solution, side-by-side with their owned aircraft. We believe the addition of this group brings added value for members who may be looking to purchase or sell an owned aircraft. We also believe these activities further diversify our business and acts as a complement to, and potential source of additional aircraft for, our managed fleet.
Industry
Introduction to the Private Aviation Market
The global private jet market is dominated by customers in North America, the largest market for private aviation globally. 24,521 aircraft in North America out of the total global market’s 38,448 aircraft, represent 64% market share. We believe the U.S. private aviation market is a large market with an estimated $31 billion of annual spending on passenger charter flights and whole and fractional aircraft. See the section entitled “Information About WUP — Industry and Market Opportunity.”
COVID-19 and the Resiliency of the Private Aviation Market in A Downturn
Private aviation operators felt the material disruption in flight volumes and revenues resulting from COVID-19. Despite the significant reduction in flight volumes in March through June 2020, private aviation flight volumes have recovered materially faster than commercial aviation. While total year-over-year private aviation flight hours remained down by 14.3% for the year ended December 31, 2020 compared to 2019, due to COVID-19, charter hours were up 7.7% for the month of December 2020 compared to November 2020, indicating ongoing near-term recovery. This contrasts to December 2020 commercial traffic revenue passenger kilometers which were reported 70% below 2019 levels.
Source: Argus
A recent shift to more “asset-light” business models that utilize leased aircraft or third-party operator fleets has reduced risk for operators that previously owned aircraft and carried debt associated with aircraft ownership. Additionally, new business models that offer greater access to private flying across industries and levels of individual wealth have resulted in greater user diversification and increased utilization on a per aircraft basis for operators such as Wheels Up. We believe these changes created a private aviation market that was better positioned to handle the impact of an economic downturn in 2020 than in previous cycles.
The Aircraft Cabin Classes of the Private Aviation Market
The private aviation market consists of seven distinct aircraft classes. Wheels Up has access to all such cabin classes.
Source: Company Management

Aircraft Cabin Class	Example Aircraft	Typical Trip (Hrs)	Cabin Experience	Indicative Range (NM)
Turbo Prop	▪ ***King Air 350*** ▪ Pilatus PC-12	▪ < 2.5	▪ Long Cabin ▪ Double Club Seating	▪ 750
Light Jet	▪ ***Hawker 400XP*** ▪ Citation Encore ▪ Phenom 100/300	▪ 1.5 – 3	▪ +/- 5 ft Tall Cabin Bend at Waist to Stand ▪ Club Seating	▪ 1,500
Midsize Jet	▪ ***Citation Excel / XLS*** ▪ Hawker 800XP ▪ Learjet 60 / 75	▪ 2 – 4	▪ Bend at Neck to Stand ▪ Club Seating ▪ More Room in Additional Seats	▪ 3,000
Super Mid	▪ ***Citation X*** ▪ Challenger 300 ▪ Citation Sovereign	▪ 3 – 5.5	▪ Stand Up Cabin ▪ Plenty of Room to Move Around ▪ Double Club / Club with Seats & Divan	▪ 4,000
Large	▪ ***Gulfstream IV*** ▪ Falcon 2000 ▪ Challenger 605/605	▪ > 4.5	▪ Full Stand-Up Cabin ▪ 2-3 Zones ▪ Typically includes Club, Dining, and Divan	▪ 5,000
Ultra-long Range	▪ Gulfstream 650 ▪ Falcon 8X ▪ Global 6000/7500	▪ > 5	▪ Full Stand-Up Cabin ▪ 3+ Zones ▪ Typically includes Club, Dining, and Divan	▪ 6,000
Airliners	▪ Boeing BBJ ▪ Airbus ACJ	▪ > 7	▪ Largest cabin offering	▪ Converted commercial airliners and wide-body aircraft

Bold and italic indicate Wheels up owned and/or leased aircraft types

Private Aviation Operating Models
Access to the private aviation market can be characterized by several different offerings, as illustrated by the pyramid diagram below:
The Private Aviation “Pyramid”
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Whole aircraft ownership:   Requires the largest capital outlay.

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Fractional ownership:   Requires capital outlay along with hourly cost and monthly management fees to cover crewing, maintenance and management.

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Long-term charter contract:   Contracts with fixed or dynamic pricing where customers commit to flying 50+ annual flight hours, typically in a “take-or-pay” contract structure.

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Jet card:   No asset risk while still maintaining guaranteed availability through the pre-purchase of 25-hour jet cards with fixed or dynamic hourly rates.

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On-demand charter:   On-demand charter requires the lowest level of customer commitment with no expenses or contractual obligation beyond each individual flight.

The emergence of new business models such as jet card, membership and branded charter programs has created alternatives to whole aircraft or fractional ownership, with flyers now capable of accessing similar services without residual value risk and with significantly less upfront required investment. The industry has also moved away from long-term commitments and contracts and has instead moved towards an on-demand economy, with private aviation providers offering greater price transparency and flexibility. Offerings such as Wheels Up allow flyers to select a specific aircraft class for each individual flight, with transparent pricing, consistent service and safety standards, providing the benefits of aircraft ownership without the associated risks. The introduction of Wheels Up and other branded charter providers have resulted in a democratization of private aviation, allowing more people to fly private with a reduction of total capital outlay required versus legacy ownership models.
Competitive Landscape
The private aviation industry is highly fragmented. See the section entitled “Information About WUP — Industry and Market Opportunity.” Because we offer products and services that address the needs of most private flyers, we compete with providers across all of the incumbent categories, including fractional programs, jet card providers and charter brokers. In addition, with respect to aircraft management, we compete with other companies that provide aircraft management services.
Government Regulation
We are subject to government regulation at local, state, national, and international levels. The scope of these regulations is exceedingly broad, covering a wide range of subjects that includes, but is not limited to, those summarized below.
Rules and regulations promulgated by government agencies are aimed at promoting or discouraging desirable or undesirable behaviors. Such rules and regulations may sometimes address broad or only partially defined objectives or requirements. Accordingly, regulated parties must actively interpret applicable rules and regulations on an ongoing basis, and where such interpretation is necessary, it often is the case that reasonable interpreters will have differing opinions as to the meaning or application of the rule. As a result, the conduct of our business will always include a measure of risk.
Finally, no regulated party can predict or control how new regulations might be written, interpreted, or enforced. This is especially true of industries such as civil aviation that have a high degree of public visibility in matters of safety, security, consumer protection, customs, immigration, and public health.
Principal Domestic Regulatory Authorities
The following paragraphs summarize the roles of some of the most prominent domestic regulators of our business. This is not intended to be an exhaustive list of every regulator or of every rule overseen by these regulators.
DOT is the principal regulator of economic matters in the aviation industry. As applied to our business, under Part 298 (14 C.F.R. Part 298, referred to herein as “Part 298”), DOT oversees the operations of our subsidiaries that operate as air taxis (i.e., on-demand operators of small aircraft). This includes economic authority to conduct business as a type of air carrier, as well as consumer protection and insurance requirements that are applied to the conduct of such business. In Part 380 of its economic regulations (14 C.F.R. Part 380, referred to herein as “Part 380”), DOT also oversees the registration and performance of public charters that may be arranged by a non-air carrier, like our membership program, for the purpose of offering to the public charter flights that will be performed by an identified air carrier at a predetermined date and time (in contrast to the on-demand, or as-needed/where-needed, character of our air taxi operations).
DOT also oversees and regulates how we advertise and hold out services. In Part 295 (14 C.F.R. Part 295, referred to herein as “Part 295”), DOT oversees the sale, holding out and arrangement of single entity charter air transportation (or the entire capacity of an aircraft, in contrast to public charter flights which are sold by the seat). We are subject to DOT jurisdiction as a statutorily-defined “ticket agent” and as an “air charter broker” under Part 295 in offering and selling our membership program for single entity charters and in acting as an agent for members in arranging flights. In every aspect of our business subject to DOT’s jurisdiction, we are subject to DOT’s statutory and regulatory authorities to prohibit and enforce against engaging in “unfair” or “deceptive” practices. DOT also promulgates and enforces consumer protection regulations to which we are subject, including requirements related to the equal access to air transportation for disabled passengers, data reporting, recordkeeping, advertising, and ticket sales, among others.
Importantly, DOT also enforces U.S. laws governing the citizenship of air carriers. For our air carrier subsidiaries to maintain their registrations and hold out services, we must ensure that our entire business structure satisfies DOT’s citizenship requirements. This means we must be under the actual control of U.S. citizens, and we must satisfy certain other requirements, including that our president/chief executive officer and at least two-thirds of our board of directors and other managing officers must be U.S. citizens, and that at least seventy-five percent of our voting stock must be owned and controlled, directly and indirectly, by U.S. citizens. The amount of non-voting stock that may be owned or controlled by non-U.S. citizens is strictly limited as well.
The FAA is the principal regulator of safety matters in the aviation industry. The FAA’s regulations touch on many aspects of civil aviation, such as:

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the design and manufacturing of aircraft, engines, propellers, avionics, and other key components (collectively the “aircraft,” as used below), including engine noise and other environmental standards;

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the inspection, maintenance, repair and registration of aircraft;

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the training, licensing or authorizing, and performance of duties by pilots, flight attendants, and maintenance technicians;

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the testing of safety-sensitive personnel for prohibited drug use or alcohol consumption;

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the design, construction, and maintenance of runways and other airport facilities;

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the operation of air traffic control systems, including the management of complex air traffic at busy airport facilities;

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the certification and oversight of air carriers;

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the establishment and use of Safety Management Systems by air carriers;

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the promotion of voluntary systems to encourage the disclosure of data that may aid in enhancing safety; and

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the oversight and operational control of air carriers by their accountable managers, directors of operations, and directors of maintenance, and other key personnel.

There are several portions of FAA regulations that are mentioned throughout this S-4. They include the following Parts found in Title 14 of the U.S. Code of Federal Regulations.
“Part 91” contains the general rules for flight safety. These rules govern all flight operations, including private and commercial operations, except to the extent that the commercial operations are subject to additional rules found in other parts of the FAA regulations.
“Part 135” contains additional rules that apply to commercial “on-demand” operations. “On-demand” operations are flights for which the departure location, departure time, and arrival location are specifically negotiated with the customer or the customer’s representative. They stand in contrast to scheduled air carrier services for which the operator advertises specific departure and origin airports for a flight as well as a specific departure time.
“Part 145” contains the rules that govern the performance of aircraft inspection and maintenance activity at certificated repair stations. There are requirements for the quality of the facility, the qualifications of personnel, and what type of repair or inspection work is authorized for performance there.
As the operator of our nation’s air traffic control system, the FAA has an especially important role to play in the management of air traffic, including congestion at the busiest airports and in the busiest air corridors. Also, in the case of a security threat, unusual environmental risk, or other emergency, the FAA has power to shut down segments of airspace or even the entire U.S. airspace to civilian use, as occurred on September 11, 2001.
As an agency of the DHS, the U.S. TSA is the principal regulator of security matters in the aviation industry. Among other things, the U.S. TSA regulates the standard security programs in use by U.S. airports and by air carriers. These programs include elements relating to the training of flight crews, checking the identity and screening of passengers, application of security watchlists, and cooperation in threat assessments and responses.
CBP, also an agency of DHS, is the principal regulator of customs and immigration and enforcer of certain public health matters affecting the aviation industry. Whenever our air carrier operations include an international flight segment, we must provide CBP with an advance disclosure of passenger information, facilitate its inspection of baggage including inspections for prohibited substances or invasive species of plants or animals, and help ensure the proper disposal of any foreign-originating refuse on the aircraft.
The Environmental Protection Agency (“EPA”) is the principal environmental regulator. In January 2021, the EPA promulgated new rules relating to the greenhouse emissions from carbon fuels used in aircraft engines. This will bring about a change in future aircraft engine designs and approvals and eventually lead to a turnover in which engines may remain in use in future years. This area of regulation is not yet settled. It still is subject to change based on domestic and international pressures to address the perceived needs of our global environment, making it impossible to say with any degree of certainty how such developments might impact our business in the future.
The vast majority of airports where we fly are owned and operated by state and local government entities. These airport authorities have the right to impose certain safety, security, and other regulations so long as they do not conflict with federal law. As the owners of the land on which the airport facilities are built, airport authorities also have extensive property rights that empower them to impose conditions on leasing and using airport facilities. The terms on which an airport authority might lease or allow use of its property can, at times, be on terms less favorable than would be customary for real estate transactions outside of an airport environment.
These regulatory authorities have the ability to stop a part or all of our business and flight operations such as by suspending or revoking our certifications or other authorizations. They also have the ability to impose monetary fines and other civil penalties and to make referrals for criminal prosecution. These actions may occur with or without a meaningful opportunity to be heard in our defense before action is taken by the regulator. Even if our position is potentially reasonable, we might nevertheless not prevail in an appeal because such tremendous discretion is given to the regulators in the first instance and because the regulator’s own interpretation or understanding of the facts and law may be given large deference by higher authorities during the appeal.
Foreign Regulatory Authorities
Most foreign countries have their own regulatory authorities that parallel those found in the United States. The complexity of interaction with the foreign regulators can be magnified by differences in language, culture, legal and social norms, tax and budgetary practices, and perspective on economic development and competition.
Privacy and Data Protection
There are many requirements regarding the collection, use, transfer, security, storage, destruction, and other processing of personally identifiable information and other data relating to individuals. Because our technology platform is an integral aspect of our business, compliance with laws governing the use, collection, and processing of personal data is necessary for us to achieve our objective of continuously enhancing the user experience of our mobile application and marketing site.
We receive collect, store, process, transmit, share and use personal information, and other customer data, including health information, and we rely in part on third parties that are not directly under our control to manage certain of these operations and to receive, collect, store, process, transmit, share, and use such personal information, including payment information. A variety of federal, state, local, municipal, and foreign laws and regulations, as well as industry standards (such as the payment card industry standards) govern the collection, storage, processing, sharing, use, retention and security of this information.
The CCPA establishes a privacy framework for covered businesses regarding data privacy rights for California residents. Covered businesses must provide certain disclosures to California residents, respond to certain requests by California residents for disclosures regarding their personal information, as well as offer California residents the right to opt out of sales of personal information. The CCPA contains a severe statutory damages framework of up to $2,500 per violation, or up to $7,500 per each intentional violation, and provides for private rights of action for certain breaches of personal information resulting from a covered business’s failure to implement reasonable security procedures and practices. Moreover, the California Privacy Rights Act, which takes effect on January 1, 2023, will expand California residents’ rights under the CCPA. We believe that the personal information we collect from California residents that use our app, the air transportation services we have offered in California in the past and direct marketing to California residents for those services, as well as our plans to offer future services in California, have made and in the future will make Wheels Up subject to compliance with California’s privacy laws.

Corporate History and Structure
WUP is a Delaware limited liability company formed on July 1, 2013. Our operating subsidiaries include, among others, Wheels Up Partners LLC, TMC, Avianis, WUPJ, Gama and Mountain Aviation. Our corporate headquarters is located at 601 West 26th Street, Suite 900, New York, New York 10001, our telephone number is 1-855-359-8760 and our internet address is www.wheelsup.com. The information on, or that can be accessed through, WUP’s website is not part of this proxy statement/prospectus. The website address is included as an inactive textual reference only. The following chart illustrates our corporate structure as of the date of this proxy statement/prospectus.
Employees
As of March 11, 2021, WUP and its affiliates had 2,161 employees, 2,007 full-time employees and 154 part-time employees, including 1,055 pilots, all located in the United States. Our employee base consists of non-exempt and exempt employees in corporate functions as well as pilots and maintenance positions.
Wheels Up and its affiliates have not had a work stoppage and none of our employees are represented by a labor organization or under any collective bargaining agreements. Wheels Up considers its employee relations to be good. Wheels Up strives to recruit from amongst the best talent in the industry and trains and rewards them appropriately to deliver quality service through our membership and flight services.
Intellectual Property
The protection of our technology and other intellectual property is an important aspect of our business. We seek to protect our intellectual property (including our technology and confidential information) through a combination of trademarks and trade secret protections, as well as contractual commitments and security procedures. We generally require our employees and consultants to enter into confidentiality agreements and certain third parties to enter into nondisclosure agreements. We regularly review our technology development efforts and branding strategy to identify and assess the protection of new intellectual property. We own certain trademarks important to our business, such as the “Wheels Up” word and design marks.
We currently own certain Internet domain names, including “wheelsup.com”. The regulation of domain names in the United States is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may not be able to acquire or maintain all domain names that use the name “Wheels Up” or are otherwise relevant to or descriptive of our business.
While software can be protected under copyright law, we have chosen to rely primarily on trade secret law in order to protect our proprietary software and have chosen not to register any copyrights in these works. In the United States, copyrights must be registered in order to bring a claim for infringement and to obtain certain types of remedies. Even if we decide to register a copyright in our software to bring an infringement action, the remedies and damages available to us for unauthorized use of our software may be limited.
Intellectual property laws, contractual commitments and security procedures provide only limited protection, and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. Further, trade secrets, know-how and other proprietary materials may be independently developed by our competitors or revealed to the public or our competitors and no longer provide protection for the related intellectual property. In addition, intellectual property laws vary from country to country, and we have not sought trademark registrations outside of the United States. We may therefore be unable to protect certain of our proprietary technology, brands or other intellectual property in other jurisdictions.
Legal Proceedings
From time to time, we are subject to various claims, charges and litigation matters that arise in the ordinary course of business. We believe these actions are a normal incident of the nature and kind of business in which we are engaged. While it is not feasible to predict the outcome of these matters with certainty, we do not believe that any asserted or unasserted legal claims or proceedings, individually or in the aggregate, will have a material adverse effect on our business, financial condition and results of operations.
Locations
Our corporate headquarters is located in New York, New York. We use this facility for executive management, finance and accounting, legal, human resource management, technology, marketing, sales and other administrative functions. We also have locations in California, the Cincinnati/Northern Kentucky area, Colorado, Ohio, Connecticut, Florida, Idaho, Illinois, Indiana, New Jersey, North Carolina and Wisconsin.

WUP’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our condensed consolidated financial statements and the related notes and our audited consolidated financial statements. This discussion contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in “Risk Factors” starting on page 42 and elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, references in this “WUP’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of WUP and its consolidated subsidiaries, prior to the Business Combination, and of Wheels Up and its consolidated subsidiaries after giving effect to the Business Combination.
Overview of Our Business
Our mission is to democratize private aviation by delivering innovative, accessible, travel through cutting edge and simple-to-use proprietary technology and mobile applications. We have become a recognized market leader and are redefining private flying by leveraging our unique digital platform. We connect flyers to private aircraft, and to one another, creating memorable lifestyle experiences.
We have a diversified and evolving business model generating revenue through flights, membership fees, management of aircraft, and other services. We operate under one reportable segment, which is private aviation services.
Flight revenue includes both retail and wholesale charter. WUP has one of the largest and most diverse mix of available aircraft in the industry. We have nearly 100 WUP branded aircraft in our fleet of owned and leased aircraft, which includes Turboprops, Light jets, Midsize jets, and Super-Midsize jets. We also have a managed fleet across all cabin classes of approximately 170 aircraft and an extensive network of third-party operators available in our program fleet where we can access over 1,200 additional safety vetted and verified partner aircraft.
Members pay a fixed quoted amount for flights plus certain incidental or additional costs, if applicable. The quoted amount can be based on a contractual capped hourly rate or dynamically priced based on a number of variables at time of booking. Wholesale customers, such as charter flight brokers and third-party operators, primarily pay a fixed rate for flights. Members are also able to purchase Prepaid Blocks, which are dollar-denominated credits that can be applied to future costs incurred by members, including annual dues, flight services, and other incidental costs such as catering and ground transportation. Prepaid Block sales allow us to have a certain amount of revenue visibility into future flight and travel demand. Members who elect not to purchase a Prepaid Block “pay as they fly” by paying for their flights at the time of booking or after their flights.
Membership revenue is generated from initiation and annual renewal fees across three different annual subscription tiers  —  Connect, Core and Business  —  each of which is designed to provide the varying services required across a range of existing and potential private flyers. Core membership is ideal for the more frequent individual private flyer who wants guaranteed availability, high-touch account management and values ultimate convenience and flexibility. The Business membership is best suited for companies of any size that want a broader group of individuals in their organization to be able to book and fly, while also requiring maximum flexibility to meet their business needs. Our Business customers include companies that fully-outsource their private travel solution to WUP, including but not necessarily managing their privately-owned aircraft, and those that use WUP to serve or supplement their in-house flight desks. We have offered Core and Business memberships with guaranteed aircraft availability and fixed rate pricing since our inception. During 2019, we launched Connect, our introductory membership tier. The Connect membership offers variable rate pricing on a per trip basis and is designed for the consumer with less frequent flight needs or who has more flexibility in their schedule. All membership options provide access through the Wheels Up App to on-demand charter flights, dynamic pricing, a variety of Shared Flights, empty-leg Hot Flights, Shuttles, and The Community, an online platform of members-only forums to facilitate flight sharing, enabling members to reduce their cost of flying private.

We have recently added a non-membership offering to tap into a larger addressable market and expand flyer participation in our marketplace. Non-member customers now have access to a full-scale marketplace of private aircraft through the Wheels Up App where they can view the real-time dynamic pricing for available aircraft classes, making it possible to instantaneously search, book and fly. These flyers are not required to purchase a membership but may pay additional transaction fees not applicable to members and do not receive membership benefits. In addition, non-member flyers do not have aircraft availability guarantees as do members and flights are priced dynamically at rates that are not capped.
In our aircraft management business, we manage aircraft for owners in exchange for a recurring contractual fee. Under the terms of many of our management agreements, in addition to owners utilizing their own aircraft, the managed aircraft may be used by us to fulfill member and non-member flights on a revenue sharing arrangement with the owner. Revenue associated with the management of aircraft also includes the recovery of owner incurred expenses as well as recharging of certain incurred aircraft operating costs.
In addition, we earn revenue from FBO and MRO ground services, flight management software subscriptions, sponsorship and partnership fees, and aircraft sales.
We have continued to make significant investments to support our mission and business, both organically by continuing to invest in pricing and scheduling optimization technology and in our people, and through highly strategic and complementary acquisitions. See “— Acquisitions” below for information on our recent operational and technological acquisitions that include further revenue streams and partnerships.
Financial highlights for 2020 include:
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We generated revenue of $695.0 million, representing 81% year-over-year growth, including growth resulting from acquisitions consummated during 2020;

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As of December 31, 2020, we had 9,212 Active Members and 11,345 Active Users, representing 59.0% and 96.0% year-over-year growth;

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We had 44,579 Live Flight Legs, representing 16.2%, year-over-year growth;

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We incurred a net loss of $85.4 million; and

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Our Adjusted EBITDA was $(52.4) million.

Financial highlights for the first quarter of 2021 include:
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Revenue increased 68% year-over-year to $261.7 million

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Active Members grew 56% year-over-year to 9,896

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Adjusted EBITDA improved by $8.4 million year-over-year to ($8.7) million

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Net loss improved by $12.3 million year-over-year to ($32.2) million

See “— Non-GAAP Financial Measures” below for a definition of Adjusted EBITDA, information regarding our use of Adjusted EBITDA and a reconciliation of net loss to Adjusted EBITDA. In addition, see “— Key Operating Metrics” for definitions of Active Members, Active Users and Live Flight Legs.
Key Factors Affecting Results of Operations
We believe that the following factors have affected our financial condition and results of operations and are expected to continue to have a significant effect:
Market Competition
We compete for market share in the private aviation industry, which consists of a highly fragmented group of companies providing varying types of services. The industry is customer driven, and highly competitive. Our ability to retain members is a key factor in our ability to generate revenue. We are impacted by current trends in both how technology is used to book charter trips and how new business models are expanding the types and variety of flight services offered. Options include a mix of whole aircraft ownership, fractional ownership, jet card ownership, membership models and other forms of access. We believe our business model differentiates us within the industry by striving to reduce the upfront cost of flying private while also providing more flexibility and availability compared to traditional competitive private aviation programs.
Costs and Expense Management
Our operating results are impacted by our ability to manage costs and expenses and achieving a balance between investing in appropriate resources to grow revenue with a focus on driving decreased losses and eventual profitability. We are working on finding opportunities to enhance profit margins and operate more efficiently, including bringing routine airframe, engine maintenance and periodic inspections in-house and away from third-party vendors to help reduce costs. We believe this will increase the availability of our aircraft and lower the cost of providing our services. In addition, we have invested significant time and resources into developing sophisticated pricing and scheduling algorithms and data optimization engines to help optimize the utility and efficiency of our fleet. Our operations, data science and revenue management teams collectively use data and technology to focus on pricing accuracy, as well as to manage our flight costs to help drive our financial results.
Economic Conditions
The private aviation industry is volatile and affected by economic cycles and trends. On-demand flying is typically discretionary for members and customers and may be affected by negative trends in the economy. Consumer confidence, fluctuations in fuel prices, changes in governmental regulations, safety concerns, and other factors all could negatively impact our business. Typically, the larger cabin classes of aircraft are more sensitive to and affected by economic cycles.
Pilot Availability and Attrition
In recent years, we have experienced increased competition for qualified pilots that are eligible for hire due to our more stringent pilot qualifications and flight training standards. If the supply of qualified pilots is reduced or our actual pilot attrition rates are materially different than our projections, our operations and financial results could be adversely affected.
Acquisitions
Travel Management Company, LLC
On May 31, 2019, we invested in the expansion of our Light jet offering with the targeted acquisition of TMC, which has a fleet of 26 Hawker 400XP aircraft and is the largest wholesale floating fleet operator of Light jets in the United States. We acquired all the outstanding equity of TMC for $29.8 million in cash.
Avianis Systems LLC
On September 27, 2019, we acquired Avianis, the leading comprehensive and cloud-based flight management system. We entered into an asset purchase agreement to acquire substantially all of the assets and assume substantially all of the liabilities of Avianis for 2,011,495 common interests in WUP and $14.4 million in cash. The Avianis digital platform allows for the management of aircraft operations and its software can also be used as a back-end flight aggregation tool for the Wheels Up App as well as power third-party operators. Avianis is being integrated with our existing technology and will be the common platform that we use to manage our fleets across our operating certificates.
Delta Private Jets, LLC
On January 17, 2020, we acquired all the outstanding equity of DPJ, a former wholly-owned subsidiary of Delta, for 112,949,305 Class E preferred interests in WUP, which constituted 26.1% of the fully-diluted equity of WUP as of the time of issuance. DPJ provided management of aircraft on behalf of third-party owners and provides full service and in-house maintenance capabilities. As part of the acquisition, we also executed an exclusive long-term commercial cooperation agreement with Delta, which we believe was the first strategic partnership agreement of its kind in the private aviation industry. The Delta strategic relationship provides high value co-marketing products, features and benefits to WUP members and Delta customers.
Gama Aviation LLC
On March 2, 2020, we acquired all the outstanding equity of Gama for 1,724,138 common interests in WUP, $41.3 million in cash and the issuance of two promissory notes with an aggregate initial principal amount of $27.5 million payable to certain affiliated parties of Gama. Prior to the acquisition date, Gama exclusively operated our Wheels Up branded aircraft as an independent third-party operator. Gama provides flight operations and aircraft management services, which includes the management of aircraft on behalf of third-party owners. In connection with the closing of the Gama acquisition, we also issued a promissory note to an affiliate of Signature Aviation in the initial principal amount of $0.8 million in satisfaction of certain pre-existing obligations owed by WUP to such entity.
Mountain Aviation, LLC
On January 5, 2021, we acquired all the outstanding equity of Mountain Aviation for 8,620,690 common interests in WUP and $10.0 million in cash. In addition, there is a potential incremental cash earnout of up to $15.0 million based on achieving certain financial performance metrics related to certain special missions, which would be payable in the second quarter of 2023 to the extent achieved. Mountain Aviation adds to our Super-Midsize jet fleet and operations, provides full-service in-house maintenance capabilities, expands our presence in the Western U.S. and enhances our on-demand transcontinental charter flight capabilities.
Business Impact of COVID-19
On March 11, 2020, the World Health Organization officially declared COVID-19 a pandemic. The unprecedented and rapid spread of COVID-19 led to economic and business uncertainties resulting from governmental restrictions on air travel, cancellation of large public events, businesses suspending in-person meetings and the closure of popular tourist destinations. The uncertainty, restrictions and risks arising from the COVID-19 pandemic led to reduced demand for domestic passenger air travel  —  including a decrease in our private flight operations particularly in the second quarter and to a lesser extent in the third quarter of 2020, before returning to normal operating levels in the fourth quarter of 2020.
The future effects of COVID-19 on our business, financial condition and results of operations are still uncertain and will depend on a number of factors outside of our control. For the foreseeable future, we plan to continue the Wheels Up Safe Passage™ program introduced in response to the outbreak of COVID-19. During the year ended December 31, 2020, we incurred $1.2 million of costs for COVID-19 health and safety response initiatives and have forecasted a similar level of expense on a go-forward basis. We have not had and do not expect any material COVID-19 related contingencies, impairments, concessions, credit losses or other expenses in future periods.
Moving forward, we believe the COVID-19 global pandemic has led to a shift in consumer prioritization of wellness and safety, with private aviation viewed increasingly by those in the addressable market as a health-conscious decision rather than a discretionary luxury. We believe this will translate into an increase in flight demand over time. We have not experienced and do not anticipate any material resource constraints that would impact our ability to provide our services in the event of such an increase in demand.
See the sections entitled “Risk Factors” and “Information About WUP  —  Impact of the COVID-19 Pandemic” for more information related to COVID-19.
Air Carrier Payroll Support Program
On March 27, 2020, the CARES Act was signed into law. The CARES Act is a relief package intended to assist many aspects of the American economy. The CARES Act provides aid in the form of loans, grants, tax credits and other forms of government assistance. Specifically, the CARES Act provided the airline industry with up to $25.0 billion in grants with assurances the support is to be used exclusively for employee salaries, wages and benefits. The CARES Act also provided for up to $25.0 billion in secured loans to the airline industry.
WUP applied for government assistance under the Payroll Support Program from the Treasury as directed by the CARES Act. We were awarded a total of $74.2 million to support ongoing operations through payroll funding, which was fully received by September 30, 2020. In September 2020, we were notified that, based on funding availability, recipients that were currently in compliance with signed Payroll Support Program agreements would receive an approximate 3% increase in their award amount. As a result, we were granted an additional $2.2 million for a total grant of $76.4 million, which was received in October 2020. We utilized all of these proceeds to offset payroll expenses incurred for the year ended December 31, 2020. In August 2020, we were deemed eligible by the Treasury for a secured loan under the CARES Act, but elected not to apply for such funds. In December 2020, Congress authorized an additional $15.0 billion in financial assistance for the aviation industry as part of a $900.0 billion COVID-19 relief stimulus package included within the Consolidated Appropriations Act, 2021. Given the recovery in our business in the fourth quarter of 2020 compared to the second and third quarters following the onset of COVID-19, we did not apply for a second round of funding.
The support payments were conditioned on our agreement to refrain from conducting involuntary employee layoffs or furloughs through September 30, 2020. Other conditions include continuing essential air service as directed by DOT, a prohibition on conducting any stock repurchase or paying any dividends through September 30, 2021, certain restrictions on executive and other employee compensation through March 24, 2022 and certain ongoing reporting obligations through March 24, 2022. Based on the amount received, we were not required to provide financial protection, such as issuing a warrant, other equity interest or debt instrument, to the Treasury in conjunction with the payroll support obtained.
The CARES Act also provides for deferred payment of the employer portion of social security taxes through the end of 2020, with 50% of the deferred amount due December 31, 2021 and the remaining 50% due December 31, 2022. This provided us with approximately $6.8 million of additional liquidity.
Our recently acquired Mountain Aviation subsidiary also applied for and received a grant under the CARES Act Payroll Support Program, which was received prior to our acquisition of the company in January 2021. The terms and conditions applicable to such grant were identical to the terms and condition of the WUP grant. Mountain Aviation also received the PPP Loan on April 14, 2020 from Zions Bancorporation N.A. dba Vectra Bank (“Vectra”) under the SBA’s PPP enacted as part of the CARES Act in the principal amount of $3.2 million. In connection with this acquisition, a portion of the purchase price otherwise payable by us to Mountain Aviation’s former equity owner in an amount equal to the principal and interest then outstanding on this loan was placed in an escrow account at Vectra, to be paid to Vectra if and to the extent the PPP Loan were not to be forgiven by the SBA under the PPP. Mountain Aviation’s former equity owner has agreed to pay any amounts owing under the PPP Loan in excess of the amount in escrow and has agreed to indemnify us for any obligations we incur under the PPP Loan to the extent not satisfied from the escrow account.
Seasonality
Our results of operations for any specific period are not necessarily indicative of those for an entire year since the private aviation industry is subject to seasonal fluctuations and general economic conditions. Our operations are somewhat favorably affected by increased utilization of our aircraft in the summer months. Also, in 2020, we were negatively affected in the second and third quarters of the year by the impact of COVID-19.
Non-GAAP Financial Measures
In addition to our results of operations below, we report certain key financial measures that are not required by, or presented in accordance with, GAAP.
These non-GAAP financial measures are an addition, and not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to any performance measures derived in accordance with GAAP. We believe that these non-GAAP financial measures of financial results provide useful supplemental information to investors, about WUP. However, there are a number of limitations related to the use of these non-GAAP financial measures and their nearest GAAP equivalents, including that they exclude significant expenses that are required by GAAP to be recorded in WUP’s financial measures. In addition, other companies may calculate non-GAAP financial measures differently or may use other measures to calculate their financial performance, and therefore, our non-GAAP financial measures may not be directly comparable to similarly titled measures of other companies.
Adjusted EBITDA
We calculate Adjusted EBITDA as net loss adjusted for (i) interest income (expense), (ii) depreciation and amortization, (iii) equity-based compensation expense, (iv) acquisition, integration, and capital raise related expenses, (v) public company readiness related expenses and (vi) other items not indicative of our ongoing operating performance, including the CARES Act grant and COVID-19 response initiatives for 2020. We include Adjusted EBITDA as a supplemental measure for assessing operating performance and for the following:
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Used in conjunction with bonus program target achievement determinations, strategic internal planning, annual budgeting, allocating resources and making operating decisions; and,

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Provides useful information for historical period-to-period comparisons of our business, as it removes the effect of certain non-cash expenses and variable amounts.

The following table reconciles Adjusted EBITDA to net loss, which is the most directly comparable GAAP measure (in thousands):
	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Net loss	$(32,213)	$(44,474)	$(85,405)	$(106,873)	$(83,237)
Add back (deduct)
Interest expense	4,557	6,411	22,989	29,360	31,691
Interest income	(12)	(417)	(550)	(615)	(935)
Depreciation and amortization	13,831	14,194	58,529	39,352	35,226
Equity-based compensation expense	1,414	584	3,342	1,882	2,289
Public company readiness expense(1)	473	158	1,801	1,628	—
Acquisition, integration, and capital raise expenses(2)	3,257	6,191	14,575	14,298	483
CARES Act grant	—	—	(76,376)	—	—
COVID-19 response initiatives(3)	—	—	1,192	—	—
Credit loss on employee loan(4)	—	—	5,448	—	—
Corporate headquarters relocation expense(5)	31	298	2,092	—	—
Adjusted EBITDA	$(8,662)	$(17,055)	$(52,363)	$(20,968)	$(14,483)

(1)
Includes costs primarily associated with compliance, updated systems and consulting in advance of transitioning to a public company.

(2)
Consists mainly of system conversions, merging of operating certificates, re-branding costs and fees paid to external advisors in connection with strategic transactions.

(3)
Includes expenses for the development of enhanced cleaning and operation protocols for our Safe Passage™ program due to COVID-19.

(4)
Reflects a full reserve on an outstanding loan to a senior executive, which will be forgiven by our board of directors prior to the Registration Statement being declared effective under the Securities Act.

(5)
Represents expenditures related to the build out and move to our new corporate headquarters in New York.

Contribution and Contribution Margin
We define Contribution as revenue less cost of revenue. Contribution Margin is calculated by dividing contribution by total revenue. We include Contribution and Contribution Margin as supplemental measures for assessing operating performance and for the following:
•
Used to understand our ability to achieve profitability over time through scale and leveraging costs; and,

•
Provides useful information for historical period-to-period comparisons of our business and to identify trends.

The following table reconciles Contribution to gross profit (loss), which is the most directly comparable GAAP measure (in thousands, except percentages):
	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Revenue	$261,657	$156,096	$694,981	$384,912	$332,144
Less: Cost of revenue	(234,508)	(147,958)	(634,775)	(340,673)	(283,231)
Less: Depreciation and amortization	(13,831)	(14,194)	(58,529)	(39,352)	(35,226)
Gross profit (loss)	13,318	(6,056)	$1,677	$4,887	$13,687
Gross margin	5.1%	(3.9)%	0.2%	1.3%	4.1%
Add back:
Depreciation and amortization	13,831	14,194	58,529	39,352	35,226
Contribution	$27,149	$8,138	$60,206	$44,239	$48,913
Contribution margin	10.4%	5.2%	8.7%	11.5%	14.7%
Key Operating Metrics
In addition to financial measures, we regularly review certain key operating metrics to evaluate our business, determine the allocation of resources and make decisions regarding business strategies. We believe that these metrics can be useful for understanding the underlying trends in our business.
The following table summarizes our key operating metrics:
	As of March 31,			As of December 31,
	2021	2020	% Change	2020	2019	2018
Active Members	9,896	6,324	56%	9,212	5,787	4,667
Active Users	10,742	8,149	32%	11,345	5,787	4,667
	Three Months Ended March 31,			Year Ended of December 31,
	2021	2020	% Change	2020	2019	2018
Live Flight Legs	15,278	11,770	30%	44,579	38,363	33,333
Active Members
We define Active Members as the number of Connect, Core and Business membership accounts that generated membership revenue in a given period and are active as of the reporting period. We use Active Members to assess the adoption of our premium offerings which is a key factor in our penetration of the market in which we operate and a key driver of membership and flight revenue.
Active Users
We define Active Users as Active Members and legacy WUPJ jet card holders as of the reporting date plus unique non-member consumers who completed a revenue generating flight at least once in a given period and excluding wholesale flight activity. While a unique consumer can complete multiple revenue generating flights on our platform in a given period, that unique user is counted as only one Active User. We use Active Users to assess the adoption of our platform and frequency of transactions, which are key factors in our penetration of the market in which we operate and our growth in revenue.
Live Flight Legs
We define Live Flight Legs as the number of completed one-way revenue generating flight legs in a given period. The metric excludes empty repositioning legs and owner legs related to aircraft under management. We believe Live Flight Legs are a useful metric to measure the scale and usage of our platform, and our growth in flight revenue.
Component of Results of Our Operations
The key components of our results of operations include:
Revenue
Revenue is derived from flight, membership, aircraft management, and other services.
Flight revenue consists of retail, wholesale and special mission flights. Members can either pay as they fly or prepay for flights when they purchase a Prepaid Block.
Membership revenue is comprised of a one-time initiation fee paid at the commencement of a membership and recurring annual dues. In the first year of membership, a portion of the initiation fee is applied to annual dues. The remainder of the initiation fee, less any flight credits, is deferred and recognized on a straight-line basis over the estimated duration of the customer relationship period, which is currently estimated to be three years. Members are charged recurring annual dues to maintain their membership. Revenue related to the annual dues are deferred and recognized on a straight-line basis over the related contractual period. If a customer qualifies to earn Delta miles in the SkyMiles Program as part of their membership, then a portion of the membership fee is allocated at contract inception.
Aircraft management revenue consists of contractual monthly management fees charged to aircraft owners, recovery of owner incurred expenses including maintenance coordination, cabin crew and pilots, and recharging of certain incurred aircraft operating costs such as maintenance, fuel, landing fees and parking. We pass recovery and recharge amounts back to owners at either cost or at a predetermined margin.
Other revenue primarily consists of (i) ground services derived from aircraft customers that use our FBO and MRO facilities, and (ii) flight-related services. In addition, other revenue includes subscription fees from third-party operators for access to the Avianis flight software, fees we may receive from third-party sponsorships and partnerships, and whole aircraft sales.
Costs and Expenses
Costs and expenses, consist of the following components:
Cost of Revenue
Cost of revenue primarily consists of direct expenses incurred to provide flight services and facilitate operations, including aircraft lease costs, fuel, crew travel, maintenance and third-party flight costs. Cost of revenue also consists of compensation expenses, including equity-based compensation and related benefits for employees that directly facilitate flight operations. In addition, cost of revenue includes aircraft owner expenses incurred such as maintenance coordination, cabin crew and pilots, and certain aircraft operating costs such as maintenance, fuel, landing fees and parking.
Other Operating Expenses
Technology and Development
Technology and development expense primarily consists of compensation expenses for engineering, product development and design employees, including equity-based compensation, expenses associated with ongoing improvements to, and maintenance of, our platform offerings and other technology. Technology and development expense also includes software expenses and technology consulting fees.
Sales and Marketing
Sales and marketing expense primarily consists of compensation expenses in support of sales and marketing such as commissions, salaries, equity-based compensation and related benefits. Sales and marketing expense also includes expenses associated with advertising, promotions of our services, member experience, account management and brand-building.
General and Administrative
General and administrative expense primarily consists of compensation expenses, including equity-based compensation and related benefits for our executive, finance, human resources, legal and other personnel performing administrative functions. General and administrative expense also includes corporate office rent expense, third-party professional fees, acquisition and integration related expenses, public company readiness expenses and any other cost or expense incurred not deemed to be related to cost of revenue, sales and marketing expense or technology and development expense.
Depreciation and Amortization
Depreciation and amortization expense primarily consists of depreciation of capitalized aircraft. Depreciation and amortization expense also includes amortization of capitalized software development costs and acquired finite-lived intangible assets.
We allocate overhead such as facility costs and telecommunications charges, based on department headcount, as we believe this to be the most accurate measure. As a result, a portion of general overhead expenses are reflected in each operating expense category.
Interest Income
Interest income primarily consists of interest earned on cash equivalents in money market funds and investments in commercial paper.
Interest Expense
Interest expense primarily consists of interest paid or payable and the amortization of debt discounts and deferred financing costs on our credit facilities.

Results of Operations
Results of Our Operations for the Three Months Ended March 31, 2021 Compared to the Three Months Ended March 31, 2020
The following table sets forth our results of operations for the three months ended March 31, 2021 and 2020 (in thousands, except percentages):
	Three Months Ended March 31,		Change in
	2021	2020	$	%
Revenue	$261,657	$156,096	$105,561	68%
Costs and expenses
Cost of revenue	234,508	147,958	86,550	58%
Technology and development	7,024	4,852	2,172	45%
Sales and marketing	15,794	13,651	2,143	16%
General and administrative	18,168	13,921	4,247	31%
Depreciation and amortization	13,831	14,194	(363)	(3)%
Total cost and expenses	289,325	194,576	94,749	49%
Loss from operations	(27,668)	(38,480)	10,812	(28)%
Interest income	12	417	(405)	(97)%
Interest expense	(4,557)	(6,411)	1,854	(29)%
Net loss	$(32,213)	$(44,474)	$12,261	(28)%
Revenue
Revenue increased by $105.6 million, or 68%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The increase in revenue was primarily attributable to the following changes in flight revenue, membership revenue, aircraft management revenue and other revenue (in thousands, except percentages):
	Three Months Ended March 31,		Change in
	2021	2020	$	%
Flight	$190,474	$119,636	$70,838	59%
Membership	14,974	13,319	1,655	12%
Aircraft management	50,880	20,788	30,092	145%
Other	5,329	2,353	2,976	126%
Total	$261,657	$156,096	$105,561	68%
Flight revenue growth was primarily driven by a 30% increase in Live Flight Legs, which resulted in $35.6 million of growth, and a 23% increase in revenue per Live Flight Leg, which drove $35.2 million of year over year improvement. The increase in Live Flight Legs was primarily attributable to an increase in flying by Active Members and the acquisition of Mountain Aviation.
Growth in membership revenue was driven entirely by a 56% increase in Active Members but was impacted by an increased mix of Connect members, which are at a lower price point, the conversion of legacy WUPJ Jet Cards to Core members at promotional rates.
The increase in aircraft management revenue and other revenue was primarily attributable to our acquisitions of WUPJ on January 17, 2020 and Gama on March 2, 2020. As such, the results of WUPJ and Gama were only included for a portion of the three months ended March 31, 2020.

Costs and Expenses
Cost of Revenue
Cost of revenue increased by $86.6 million, or 58%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The increase in cost of revenue is primarily attributable to increased Live Flight Legs and cost of revenue associated with aircraft management, which is in line with the increase in revenue.
Contribution Margin increased 520 basis points for the three months ended March 31, 2021 compared to the three months ended March 31, 2020, largely due to improvement in controlled fleet fulfillment. Contribution margin was also impacted by the integration of the Travel Management Company, LLC and WUPJ operating certificates which resulted in a $3.0 million reduction in Contribution due to lower aircraft availability. See “— Non-GAAP Financial Measures” above for a definition of Contribution Margin, information regarding our use of Contribution Margin and a reconciliation of gross margin to Contribution Margin.
Other Operating Expenses
Technology and Development
Technology and development expenses increased by $2.2 million, or 45%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The increase in technology and development expenses was primarily attributable to an increase of $1.6 million in employee compensation costs and $0.3 in costs associated with technology. Third-party consultant fees also increased $1.0 million, which was offset by a $1.0 million increase in capitalized costs related to internal use software.
Sales and Marketing
Sales and marketing expenses increased by $2.1 million, or 16%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The increase in sales and marketing was primarily attributable to a $1.4 million increase in sales commissions from growth in memberships and flight revenue. In addition, headcount and related compensation costs increased $2.9 million as a result of our acquisition of Mountain Aviation in 2021, as well as WUPJ and Gama that were included in our consolidated results for the full three months ended March 31, 2021 as opposed to only a partial quarter in 2020. These costs were partially offset by a $2.2 million decrease in event spending due to COVID-19 restrictions.
General and Administrative
General and administrative expenses increased by $4.2 million, or 31%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The increase in general and administrative expenses was primarily attributable to a $4.8 million increase in personnel expenses, including equity-based compensation, due to headcount growth as a result of our acquisitions. In addition, rent and related office costs increased $1.3 million, due to our acquisition of Mountain Aviation. The increase was partially offset by a $2.0 million decrease in third-party professional fees including services associated with acquisitions.
Depreciation and Amortization
Depreciation and amortization expenses decreased by $0.4 million, or 3%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. This decrease in depreciation and amortization expenses was primarily attributable to a $0.9 million decrease in depreciation expense for our owned aircraft as certain aircraft became fully depreciable subsequent to March 31, 2020. The decrease was partially offset by a $0.5 million increase in amortization of software development costs.
Interest Income
Interest income decreased by $0.4 million, or 97%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. This decrease in interest income was primarily attributable to our depositing cash into money market funds during the period and not to investments in commercial paper that have a higher rate of interest.
Interest Expense
Interest expense decreased by $1.9 million, or 29%, for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. This decrease in interest expense was primarily attributable to a reduction in principal outstanding on our credit facilities due to scheduled payments of $12.3 million, which resulted in a $1.4 million decrease, and a reduction in the comparative average LIBOR rate on our variable rate credit facilities that resulted in an additional $0.5 million decrease.
Results of Our Operations for the Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019
The following table sets forth our results of operations for the year ended December 31, 2020 and 2019 (in thousands, except percentages):
	Year Ended December 31,		Change in
	2020	2019	$	%
Revenue:
Revenue	$694,981	$384,912	$310,069	81%
Costs and expenses:
Cost of revenue	634,775	340,673	294,102	86%
Technology and development	21,010	13,965	7,045	50%
Sales and marketing	55,124	40,624	14,500	36%
General and administrative	64,885	28,426	36,459	128%
Depreciation and amortization	58,529	39,352	19,177	49%
CARES Act grant	(76,376)	—	(76,376)	N/A
Total costs and expenses	757,947	463,040	294,907	64%
Loss from operations	(62,966)	(78,128)	15,162	(19)%
Interest income	550	615	(65)	(11)%
Interest expense	(22,989)	(29,360)	6,371	(22)%
Net loss	$(85,405)	$(106,873)	$21,468	(20)%
Revenue
Revenue increased by $310.1 million, or 81%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase in revenue was primarily attributable to the following changes in flight revenue, membership revenue, aircraft management revenue and other revenue (in thousands, except percentages):
	Year Ended December 31,		Change in
	2020	2019	$	%
Flight	$495,419	$334,263	$161,156	48%
Membership	54,622	45,868	8,754	19%
Aircraft management	132,729	—	132,729	N/A
Other	12,211	4,781	7,430	155%
Total	$694,981	$384,912	$310,069	81%
Flight revenue growth was primarily driven by a 16% increase in Live Flight Legs, which resulted in $54.2 million of growth and a 28% increase in revenue per Live Flight Leg, which drove $106.9 million of year-over-year improvement. Growth in membership revenue was driven entirely by a 59% increase in Active

Members. The increase in aircraft management revenue and other revenue was largely a result of a full quarter of results from WUPJ and Gama, which were acquired during the first quarter of 2020.
Costs and Expenses
Cost of Revenue
Cost of revenue increased by $294.1 million, or 86%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase in cost of revenue is primarily attributable to a 16% increase in Live Flight Legs and cost of revenue associated with aircraft management, which is in line with the increase in revenue.
Contribution Margin decreased 2.8% compared to the prior year, largely due to the impact of COVID-19, particularly during the second quarter and to a lesser extent in the third quarter of 2020. See “— Non-GAAP Financial Measures” above for a definition of Contribution Margin, information regarding our use of Contribution Margin and a reconciliation of gross margin to Contribution Margin.
Other Operating Expenses
Technology and Development Expense
Technology and development expenses increased by $7.0 million, or 50%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase in technology and development expenses was primarily attributable to a $2.7 million increase in costs associated with technology equipment and a $3.5 million increase in employee compensation related to headcount growth as a result of our acquisitions. In addition, software expenses increased $2.1 million as we continue to invest in building out the WUP Marketplace and related technology capabilities. Third-party consultant fees also increased $3.2 million. These costs were partially offset by a $4.5 million increase in capitalized costs related to internal use software.
Sales and Marketing
Sales and marketing expenses increased by $14.5 million, or 36%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase in sales and marketing was primarily attributable to increases of $10.7 million and $4.4 million in sales commissions and headcount and related compensation, respectively. These increases were due to growth in memberships and flight revenue as well as our acquisitions of WUPJ and Gama. Additionally, advertising and sponsorship expense increased by $1.2 million, which was partially offset by a $1.8 million decrease in event spending.
General and Administrative
General and administrative expenses increased by $36.5 million, or 128%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase in general and administrative expenses was primarily attributable to increases of $17.1 million and $3.8 million in personnel expenses, including equity-based compensation, and overhead costs, respectively, due to headcount growth as a result of our acquisitions. During 2020, we also incurred a credit loss of $5.4 million on an outstanding loan to a senior executive that will be forgiven prior to the Registration Statement being declared effective under the Securities Act. In addition, third-party professional fees including services associated with acquisitions and for public company readiness increased $6.3 million, and rent and related office costs increased $3.6 million. We changed our corporate headquarters in New York during 2020, taking on additional space and incurring overlapping costs with our prior office space primarily during the first half of the year. Lastly, travel expense related to acquisitions and other business travel included within general and administrative expenses increased by $0.3 million.
Depreciation and Amortization
Depreciation and amortization expenses increased by $19.2 million, or 49%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This increase in depreciation and amortization expenses was primarily attributable to a $16.7 million increase in intangible amortization expense related to acquisitions. Additionally, amortization of software development costs increased $2.2 million and depreciation of property and equipment $0.3 million.
CARES Act Grant
Reflects government assistance received under the Payroll Support Program as directed by the CARES Act. During 2020, as a result of the negative impact of COVID-19, we were awarded a total grant of $76.4 million from the Treasury to support ongoing operations through payroll funding. Due to the improving performance of our business in the latter half of 2020, we elected to not participate in the second round of funding for the Payroll Support Program.
Interest Income
Interest income decreased by $0.1 million, or 11%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This decrease in interest income was primarily attributable to our depositing cash into money market funds during the period and not to investments in commercial paper that have a higher rate of interest. In addition, while our cash and cash equivalents balance is higher than prior year most of the amount held as of December 31, 2020 can be attributed primarily to Prepaid Blocks received in the fourth quarter of the year, with approximately $218.9 million in Prepaid Blocks received in December 2020 alone.
Interest Expense
Interest expense decreased by $6.4 million, or 22%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. This decrease in interest expense was primarily attributable to a reduction in principal outstanding on our credit facilities due in part to a prepayment of $20.5 million and scheduled payments of $43.0 million, which resulted in a $4.8 million benefit, and a reduction in the comparative average LIBOR rate on our variable rate credit facilities that resulted in a $2.2 million benefit. Additionally, as a result of the Gama acquisition, we assumed additional long-term debt, which increased interest expense by $0.6 million.
Results of Our Operations for the Year Ended December 31, 2019 Compared to the Year Ended December 31, 2018
The following table sets forth our results of operations for the year ended December 31, 2019 and 2018 (in thousands, except percentages):
	Year Ended December 31,		Change in
	2019	2018	$	%
Revenue:
Revenue	$384,912	$332,144	$52,768	16%
Costs and expenses:
Cost of revenue	340,673	283,231	$57,442	20%
Technology and development	13,965	8,203	$5,762	70%
Sales and marketing	40,624	42,048	$(1,424)	(3)%
General and administrative	28,426	15,917	$12,509	79%
Depreciation and amortization	39,352	35,226	$4,126	12%
Total costs and expenses	463,040	384,625	78,415	20%
Loss from operations	(78,128)	(52,481)	$(25,647)	49%
Interest income	615	935	$(320)	(34)%
Interest expense	(29,360)	(31,691)	$2,331	(7)%
Net loss	$(106,873)	$(83,237)	$(23,636)	28%

Revenue
Revenue increased by $52.8 million, or 16%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase in revenue was primarily attributable to the following changes in flight revenue, membership revenue, and other revenue (in thousands, except percentages):
	Year Ended December 31,		Change in
	2019	2018	$	%
Flight	334,263	284,660	49,603	17%
Membership	45,868	43,043	2,825	7%
Other	4,781	4,441	340	8%
Total	384,912	332,144	52,768	16%
The increase in flight revenue was driven by a 15% increase in Live Flight Legs. The increase in membership revenue was driven by a 24% increase in Active Members.
Costs and Expenses
Cost of Revenue
Cost of revenue increased by $57.4 million, or 20%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase in cost of revenue was primarily attributable to increased Live Flight Legs and is in line with the increase in revenue.
Contribution Margin decreased 3.2% compared to the prior year, due largely to increased third-party maintenance costs on our owned and leased fleet. See “— Non-GAAP Financial Measures” above for a definition of Contribution Margin, information regarding our use of Contribution Margin and a reconciliation of gross margin to Contribution Margin.
Other Operating Expenses
Technology and Development Expense
Technology and development expenses increased by $5.8 million, or 70%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase in technology and development expenses was primarily attributable to increases of $4.3 million and $1.5 million related to employee compensation and software and equipment costs, respectively due to headcount growth and the acquisition of Avianis as we invested in building the WUP Marketplace and related technology capabilities.
Sales and Marketing
Sales and marketing expenses decreased by $1.4 million, or 3%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The decrease in sales and marketing was primarily attributable to a $2.3 million decrease in event costs related to the Wheels Down lifestyle program and a $1.2 million decrease in sponsorship expense. These were partially offset by an increase in compensation related costs of $2.1 million.
General and Administrative
General and administrative expenses increased by $12.5 million, or 79%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase in general and administrative expenses was primarily attributable to a $5.2 million increase in personnel expenses, including equity-based compensation, due to headcount growth as a result of the acquisition of TMC and a $7.0 million increase in third-party professional fees, primarily related to acquisitions, as well as public company readiness expenses. Additionally, costs related to member benefits increased by $0.3 million driven by an increase in Active Members.

Depreciation and Amortization
Depreciation and amortization expenses increased by $4.1 million, or 12%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. The increase in depreciation and amortization expenses was primarily attributable to a $3.5 million increase in depreciation of property and equipment and a $0.6 million increase in amortization of software development costs.
Interest Income
Interest income decreased by $0.3 million, or 34%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This decrease in interest income was primarily attributable to depositing a higher percentage of cash into money market funds during the period rather than investments in commercial paper that have a higher rate of interest.
Interest Expense
Interest expense decreased by $2.3 million. or 7%, for the year ended December 31, 2019 compared to the year ended December 31, 2018. This decrease in interest expense was primarily attributable to a $35.8 million decrease in the outstanding principal balance of long-term debt.
Liquidity and Capital Resources
Overview
Our principal sources of liquidity have historically consisted of financing activities, including proceeds from the issuance of preferred interests and borrowings under our credit facilities, and operating activities, primarily from the increase in deferred revenue associated with Prepaid Blocks. As of March 31, 2021, we had $215.0 million of cash and cash equivalents, which were primarily invested in money market funds, $15.3 million of restricted cash and no amounts available for future borrowings under our credit facilities.
Since inception, we have consistently maintained a working capital deficit, in which our current liabilities exceed our current assets. This is common within the private aviation industry and is due to the nature of our deferred revenue, primarily related to members unused Prepaid Blocks, which are performance obligations generally for future flights. Our primary needs for liquidity are to fund working capital, acquisitions, debt service requirements, lease and purchase obligations, capital expenditures, and for general corporate purposes. Our cash needs vary from period to period primarily based on the timing and costs of aircraft engine overhauls, repairs, and maintenance and the timing of any acquisitions and any aircraft purchases.
We believe factors that could affect our liquidity include our rate of revenue growth, changes in demand for our services, competitive pricing pressures, the timing and extent of spending on software development and other growth initiatives, our ability to achieve further reductions in operating expenses, and overall economic conditions. To the extent that our current liquidity is insufficient to fund future activities, we may need to raise additional funds. In the future, we may attempt to raise additional capital through the sale of equity securities or through debt financing arrangements. If we raise additional funds by issuing equity securities, the ownership of existing shareholders will be diluted. The incurrence of additional debt financing would result in debt service obligations, and any future instruments governing such debt could provide for operating and financing covenants that could restrict our operations. In the event that additional funds are required from outside sources, we may not be able to raise it on terms acceptable to us or at all.
We have incurred negative cash flows from operating activities and significant losses from operations in the past. We believe our cash and cash equivalents on hand, will be sufficient to meet our projected working capital and capital expenditure requirements for a period of at least the next 12 months.
Cash Flows
The following table summarizes our cash flows for the three months ended March 31, 2021, and 2020 and the years ended December 31, 2020, 2019 and 2018 (in thousands):

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Net cash (used in) provided by operating activities	$(84,720)	$(47,487)	$209,644	$(24,879)	$(3,302)
Net cash provided by (used in) investing activities	$2,919	$94,230	$81,580	$(41,316)	$(21,562)
Net cash (used in) provided by financing activities	$(12,786)	$(9,269)	$(62,788)	$87,383	$(33,230)
Net increase (decrease) in cash and cash equivalents	$(94,587)	$37,474	$228,436	$21,188	$(58,094)
Cash Flow from Operating Activities
Net cash used in operating activities for the three months ended March 31, 2021 was $84.7 million. In 2021, the cash outflow from operating activities consisted of our net loss, net of non-cash items of $16.4 million and a decrease in net operating assets and liabilities, primarily as a result of a $65.7 million decrease in deferred revenue attributable to a significant increase in flying. In addition, during the three months ended March 31, 2021 we sold $69.0 million of Prepaid Blocks compared to $86.7 million for the three months ended March 31, 2020. The decrease in Prepaid Block purchases was primarily attributable to the expiration of the CARES Act tax holiday as of December 31, 2020, which drove accelerated purchases in the fourth quarter of 2020 that may otherwise have been purchased during the three months ended March 31, 2021.
Net cash used in operating activities for the three months ended March 31, 2020 was $47.5 million. In 2020, the cash outflow from operating activities consisted of our net loss, net of non-cash items of $29.3 million and an increase in net operating assets and liabilities, primarily as a result of a $17.2 million decrease in accounts payable and a $19.8 million decrease in accrued expenses. The decrease was partially offset by a $20.0 million increase in accounts receivable.
Net cash provided by operating activities for the year ended December 31, 2020 was $209.6 million. In 2020, the cash inflow from operating activities consisted of our net loss including recognition of CARES Act payroll funding, net of non-cash items of $14.8 million and an increase in net operating assets and liabilities, primarily as a result of a $202.6 million increase in deferred revenue.
Net cash used in operating activities for the year ended December 31, 2019 was $24.9 million. In 2019, the cash outflow from operating activities consists of our net loss, net of non-cash items of $63.2 million and an increase in net operating assets and liabilities, primarily as a result of $30.1 million, $6.7 million and $6.4 million increases in deferred revenue, accounts payable and accrued expenses, respectively.
Net cash used in operating activities for the year ended December 31, 2018 was $3.3 million. In 2018, the cash outflow from operating activities consists of our net loss, net of non-cash items of $43.3 million and an increase in net operating assets and liabilities, primarily as a result of a $24.0 million increase in deferred revenue and a $6.4 million decrease in accounts receivable.
Cash Flow from Investing Activities
Net cash provided by investing activities for the three months ended March 31, 2021 was $2.9 million. In 2021, the cash outflow from investing activities was primarily attributable to $4.9 million for capital expenditures, including software development costs. In addition, the cash inflow from investing activities was primarily attributable to $7.8 million from the acquisition of Mountain Aviation including cash acquired. The purchase price of Mountain Aviation was primarily non-cash consideration for common interests issued.
Net cash provided by investing activities for the three months ended March 31, 2020 was $94.2 million. In 2020, the cash inflow from investing activities was primarily attributable to $98.1 million from the acquisitions of WUPJ and Gama including cash acquired. In addition, we used $3.9 million for capital expenditures, including software development costs.

Net cash provided by investing activities for the year ended December 31, 2020 was $81.6 million. In 2020, the cash inflow from investing activities was primarily attributable to $97.1 million from the acquisitions of WUPJ and Gama including cash acquired. In addition, we used $15.5 million for capital expenditures, including software development costs.
Net cash used in investing activities for December 31, 2019 was $41.3 million. In 2019, the cash outflow from investing activities was primarily attributable to the acquisitions of TMC for $28.3 million and the cash portion of Avianis for $14.4 million. In addition, we used $8.1 million for capital expenditures, including software development costs. Investing cash flows also reflect a net inflow of $9.5 million for sales and maturities, net of purchases, of investments.
Net cash used in investing activities for December 31, 2018 was $21.6 million. In 2018, the cash outflow from investing activities was primarily attributable to $12.1 million for capital expenditures, including software development costs. Investing cash flows also reflects an outflow of $9.4 million for purchases of investments.
Cash Flow from Financing Activities
Net cash used in financing activities for three months ended March 31, 2021 was $12.8 million. In 2021, the cash outflow from financing activities was primarily attributable to $12.4 million for repayments of our credit facilities and $0.4 million of payments made towards deferred offering costs.
Net cash used in financing activities for the three months ended March 31, 2020 was $9.3 million. In 2020, the cash outflow from financing activities was primarily attributable to $10.0 million for repayments of our credit facilities.
Net cash used in financing activities for December 31, 2020 was $62.8 million. In 2020, the cash outflow from financing activities was primarily attributable to $63.5 million for repayments of our credit facilities including a $20.5 million prepayment of certain principal outstanding under the Amended 1st Facility (as defined below).
Net cash provided by financing activities for December 31, 2019 was $87.4 million. In 2019, the cash inflow from financing activities was primarily attributable to $125.2 million in net proceeds from the issuance of Class D preferred interests and $37.7 million for repayments of our credit facilities.
Net cash used in financing activities for December 31, 2018 was $33.2 million. In 2018, the cash outflow from financing activities was primarily attributable to $33.1 million for repayments of our credit facilities.
Sources of Liquidity
To date, we have financed our operations primarily through issuance of preferred interests, cash from operations, borrowings of long-term debt, and promissory notes.
Credit Facilities
1st Credit Facility
In November 2013, we entered into a secured credit facility (the “1st Facility”) that provided up to $100.0 million of financing from various lenders to acquire up to 22 King Air 350i aircraft. The 1st Facility initially had an A-1 class (the “A-1”) consisting of $60.0 million of borrowing capacity and an A-2 class (the “A-2”) consisting of $40.0 million of borrowing capacity, which were borrowed ratably as aircraft were purchased.
Amended 1st Credit Facility
In August 2014, we increased the availability under the 1st Facility to a total of $175.4 million by entering into an amended and restated secured credit agreement (the “Amended 1st Facility”). The Amended 1st Facility (i) afforded the ability to finance the acquisition of an additional 13 aircraft under the First

Firm Order, and (ii) increased the amount available to be borrowed against each aircraft through a second lien applied on a retroactive basis against already purchased aircraft and on a prospective basis as each additional aircraft is purchased.
In addition to the A-1 and the A-2, the Amended 1st Facility added an A-3 class (the “A-3”) in an amount up to $57.9 million. The second lien referenced above, the B class (the “B”), was also added to allow us to borrow a total of $17.5 million against the 35 total aircraft in the Amended 1st Facility.
In April 2016, we obtained a waiver under the Amended 1st Facility to incur an additional indebtedness to finance additional King Air 350i aircraft under a 2nd Facility (as defined below). As part of obtaining this waiver, we (i) paid a fee to the consenting lenders and (ii) were required to deposit $10.0 million in cash in a restricted account.
In June 2017, we obtained another waiver under the Amended 1st Facility to (a) incur additional indebtedness to finance additional King Air 350i aircraft under a 3rd Facility (as defined below) and (b) refinance or prepay the B in the future. As part of obtaining this particular waiver, (i) we paid a fee to the consenting lenders and (ii) Wheels Up Partners Holdings LLC was required to contribute $70.0 million in cash to Wheels Up Partners LLC to incur the new indebtedness.
In December 2017, we amended the Amended 1st Facility to refinance the B and borrow an additional $6.4 million in B loans for a total of $20.0 million in B loans against the 35 aircraft financed by the Amended 1st Facility.
In September 2020, we made a $20.5 million prepayment of the principal outstanding on the Amended 1st Facility, which released 11 purchased aircraft from the Amended 1st Facility.
As of December 31, 2020, there are 24 aircraft purchased with financing from the Amended 1st Facility that serve as collateral for the Amended 1st Facility.
2nd Credit Facility
In May 2016, we formed WU Leasing I LLC (“WUL I”), a wholly-owned subsidiary, to enter into a second secured credit facility (the “2nd Facility”) with various lenders, which provided up to $120.8 million to finance up to 23 King Air 350i aircraft. The 2nd Facility has an A class (the “2nd Facility A”) of lenders, which committed to lend $86.3 million, and a B class (the “2nd Facility B”) of lenders, which committed to lend $34.5 million.
The 2nd Facility is structured as a bankruptcy-remote financing structure, which is a common financing structure designed to offer lenders added protection by using a special purpose entity to hold assets financed by a loan. A special purpose entity is a subsidiary company with an asset and liability structure that makes its obligations secure even if the parent company experiences a bankruptcy event. As part of the bankruptcy-remote financing structure, the aircraft assets are required to be held in an owner trust. In our structure, WUL I is the special purpose entity, and it holds the aircraft assets through an owner trust (the “WUL I Trust”), which was established by WUL I pursuant to a trust agreement (the “2nd Facility Trust Agreement”) dated May 27, 2016, between WUL I, as trustor, and Bank of Utah, as owner trustee. The WUL I Trust is the owner of the aircraft financed by the 2nd Facility and WUL I is the sole owner of the beneficial interest in the WUL I Trust. So long as no event of default has occurred, WUL I has access to the 2nd Facility aircraft through the 2nd Facility Trust Agreement. Once all payments are made under the 2nd Facility, WUL I may direct the owner trustee to distribute the aircraft assets to another entity.
In June 2017, we obtained a waiver under the 2nd Facility in order to (a) incur an additional indebtedness to finance additional King Air 350i aircraft under a 3rd Facility and (b) refinance or prepay the B in the future. As part of obtaining this waiver, (i) we paid a fee to certain consenting lenders and (ii) Wheels Up Partners Holdings LLC was required to contribute $70.0 million in cash to Wheels Up Partners LLC in order to incur the new indebtedness. All 23 aircraft purchased with financing from the 2nd Facility serve as collateral for the 2nd Facility.
3rd Credit Facility
In June 2017, we formed WU Leasing II LLC (“WUL II”), a wholly-owned subsidiary, to enter into a third secured credit facility (the “3rd Facility”) with various lenders, which provided up to $89.3 million to finance up to 17 King Air 350i aircraft. The 3rd Facility only has a Class A (the “3rd Facility A”) of lenders, which committed to lend up to $89.3 million.
The 3rd Facility is also structured as a bankruptcy-remote financing structure identical to the 2nd Facility structure. In this 3rd Facility structure, the aircraft assets are held in an owner trust (the “WUL II Trust”) established by WUL II pursuant to a trust agreement (the “3rd Facility Trust Agreement”) dated June 30, 2017, between WUL II, as trustor, and Bank of Utah, as owner trustee. The WUL II Trust is the owner of the aircraft financed by the 3rd Facility and WUL II is the sole owner of the beneficial interest in the WUL II Trust. So long as no event of default has occurred, WUL II has access to the 3rd Facility aircraft through the 3rd Facility Trust Agreement. Once all payments are made under the 3rd Facility, WUL II may direct the owner trustee to distribute the aircraft assets to another entity. All 14 aircraft purchased with financing from the 3rd Facility serve as collateral for the 3rd Facility.
The Amended 1st Facility, 2nd Facility and 3rd Facility require principal and interest payments on a quarterly basis based on a fixed amortization schedule per aircraft over 28 quarters from each aircraft’s acquisition date, with a balloon payment due in the 28th quarter. The Amended 1st Facility, 2nd Facility and 3rd Facility also require additional principal payments of $300 dollars per hour if an aircraft is flown over a level of 1,200 hours per year on an annual cumulative basis. As of December 31, 2020, no aircraft has flown over a level of 1,200 hours per year on an annual cumulative basis and we have not made any additional principal payments as a result.
Interest payments are due quarterly for all classes of the Amended 1st Facility (A-1, A-2, A-3, B) and are based on a stated rate (the “Spread”) in excess of the London Interbank Offered Rate (“LIBOR”), with a LIBOR floor of 1.00%, except in the case of the B, which following the December 2017 refinancing, has a fixed rate of 12.00%. The Spreads on the A-1, the A-2, and the A-3 are 8.55%.
Interest payments are due quarterly for all classes of the 2nd Facility (2nd Facility A, 2nd Facility B) and are based on the Spread plus LIBOR, with a LIBOR floor of 1.00%. The Spreads for the 2nd Facility A and 2nd Facility B are 6.50% and 8.50%, respectively.
Interest payments are due quarterly for all classes of the 3rd Facility (3rd Facility A) and are based on LIBOR plus 7.10%.
As of December 31, 2020, there were no amounts available for future borrowings under any of our credit facilities.
The credit facilities contain customary restrictive covenants including, certain limitations on: incurrence of additional debt and guarantees of indebtedness; creation of liens; mergers, consolidations or sales of substantially all of our assets; sales or other dispositions of assets other than in the normal course of business; distributions or dividends and repurchases of common stock; restricted payments, including without limitation, certain restricted investments; engaging in transactions with affiliates; and, sale and leaseback transactions. The credit facilities also contain certain financial covenants that if not met would be considered an event of default that could result in acceleration of the obligations under the agreement.
Promissory Notes
On March 2, 2020, as part of the acquisition of Gama, we executed (i) a promissory note to Gama Group Inc. (the “Gama Note”), (ii) a promissory note to Signature Flight Support, LLC (the “Signature Flight Support Note”), and (iii) a settlement note to Signature Flight Support, LLC (the “Settlement Note”, and together with the Signature Flight Support Note and Gama Note, the “Notes”). The maturity date of the Notes is March 2, 2024. The interest rates on the Notes are 4.26% per annum through March 2, 2022, 7.50% per annum through March 2, 2023 and 8.50% per annum through March 2, 2024, which is due and payable quarterly. In addition, we are required to make a mandatory prepayment on the Notes following the consummation of a capital raise. The prepayment amount is equal to the outstanding principal, together with all accrued and unpaid interest. The closing of the Business Combination will require us to repay the entire outstanding principal of the Notes, together with all accrued and unpaid interest, at that date.
For further information on the credit facilities and promissory notes, see Note 9 “Long-term debt” of the accompanying Notes to Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.

Contractual Obligations and Commitments
Our principal commitments consist of contractual cash obligations under our credit facilities, the promissory notes and operating leases for certain controlled aircraft, corporate headquarters, and operational facilities, including aircraft hangars. Our obligations under our credit facilities and the promissory notes are described in Note 9 “Long-Term Debt” and for further information on our leases, see Note 12 “Leases” of the accompanying consolidated financial statements included elsewhere in this proxy statement/prospectus.
Critical Accounting Policies and Estimates
Our management’s discussion and analysis of our financial condition and results of our operations is based on our consolidated financial statements and accompanying notes, which have been prepared in accordance with GAAP. Certain amounts included in or affecting the consolidated financial statements presented in this proxy statement/prospectus and related disclosure must be estimated, requiring management to make assumptions with respect to values or conditions which cannot be known with certainty at the time the consolidated financial statements are prepared. Management believes that the accounting policies set forth below comprise the most important “critical accounting policies” for the company. A “critical accounting policy” is one which is both important to the portrayal of our financial condition and results of operations and that involves difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Management evaluates such policies on an ongoing basis, based upon historical results and experience, consultation with experts and other methods that management considers reasonable in the particular circumstances under which the judgments and estimates are made, as well as management’s forecasts as to the manner in which such circumstances may change in the future.
Revenue Recognition
We determine revenue recognition through the following steps in accordance with ASC Topic 606, Revenue from Contracts with Customers:
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Identification of the contract, or contracts, with a customer.

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Identification of the performance obligations in the contract.

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Determination of the transaction price.

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Allocation of the transaction price to the performance obligations in the contract; and,

•
Recognition of revenue when, or as, a performance obligation is satisfied.

A performance obligation is a promise in a contract to transfer a distinct service to the customer and is the basis of revenue recognition. We have elected to apply the portfolio approach to contracts with similar performance obligations. To determine the proper revenue recognition method for contracts, we used judgment to evaluate whether two or more contracts should be combined and accounted for as a portfolio and whether the combined or single contract should be accounted for as more than one performance obligation.
There are some contracts which have additional performance obligations, such as allowing upgrades to a different aircraft or providing discounts on prepaid flights. For contracts that include additional performance obligations, we account for individual performance obligations if they are distinct. If there is a group of performance obligations bundled in a contract, the transaction price is required to be allocated based upon the relative standalone selling prices of the promised services underlying each performance obligation. We generally determine the standalone selling price based on the prices charged to customers. If there are services included in the transaction price for which the standalone selling price is not directly observable, then we would first apply the standalone selling price for those services that are known, such as the flight hourly rate, and then allocate the total consideration proportionately to the other performance obligations in the contract.
Revenue is recognized when control of the promised service is transferred to our member or the customer, in an amount that reflects the consideration we expect to be entitled to in exchange for those services. Our revenue is reported net of discounts and incentives. We generally do not issue refunds for flights unless there is a failure to meet our service obligations. Refunded amounts for initiation fees and annual dues are granted to some customers that no longer wish to remain members following their first flight. We generally do not have contracts that include variable terms.
Deferred revenue is an obligation to transfer services for which we have already received consideration. Upon receipt of a prepayment for all or a portion of the transaction price, we initially recognize a contract liability. The contract liability is settled, and revenue is recognized, when we satisfy our performance obligation at a future date. Deferred revenue primarily consists of flights, Prepaid Blocks, jet card deposits, initiation fees including credits, and annual dues payments received in advance for future spend with WUP.
We utilize registered independent third-party air carriers in the performance of a portion of our flights. We evaluate whether there is a promise to transfer services to the customer, as the principal, or to arrange for services to be provided by another party, as the agent, using a control model. The nature of the flight services we provide to members is similar regardless of which third-party air carrier is involved. WUP directs third-party air carriers to provide an aircraft to a member or customer. Based on evaluation of the control model, it was determined that WUP acts as the principal rather than the agent within all revenue arrangements, other than when acting as an intermediary ticketing agent for travel on Delta and when managed aircraft owners charter their own aircraft, as we have the authority to direct the key components of the service on behalf of the member or customer regardless of which third-party is used. If WUP has primary responsibility to fulfill the obligation, then the revenue and the associated costs are reported on a gross basis in the consolidated statements of operations.
Business Combinations and Asset Acquisitions
We account for business combinations and asset acquisitions using the acquisition method of accounting, which requires allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. For acquisitions meeting the definition of a business combination in ASC Topic 805, Business Combinations, the excess of the purchase price over the amounts recognized for assets acquired and liabilities assumed is recorded as goodwill. During the measurement period, which may be up to one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed in a business combination with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded in the consolidated statements of operations. Acquisition costs, such as legal and consulting fees, are expensed as incurred for business combinations. For acquisitions meeting the definition of an asset acquisition, the fair value of the consideration transferred, including transaction costs, is allocated to the assets acquired and liabilities assumed based on their relative fair values. No goodwill is recognized in an asset acquisition. All of our acquisitions to date have met the definition of a business combination, excluding Avianis, which was accounted for as an asset acquisition.
The acquisition method of accounting requires us to exercise judgment and make estimates and assumptions regarding fair values using the information available as of the date of acquisition. We may also refine these estimates over a one-year measurement period, to reflect any new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date. If we are required to retroactively adjust provisional amounts that we have recorded for the fair value of assets and liabilities in connection with an acquisition, these adjustments could materially impact our financial position and results of operations. Assumptions that we make in estimating the fair value of acquired developed technology, trade names, customer relationships and other identifiable intangible assets include future cash flows that we expect to generate from the acquired assets. If the subsequent actual results and updated projections of the underlying business activity change compared with the assumptions and projections used to develop these values, we could record impairment charges. In addition, we have estimated the useful lives of certain acquired assets and these lives are used to calculate depreciation and amortization expense. If our estimates of the useful lives change, depreciation or amortization expense could be accelerated or slowed, which could materially impact our results of operations.

Goodwill and Intangibles
Goodwill represents the excess of the consideration transferred over the fair value of the identifiable assets acquired and liabilities assumed in business combinations. The carrying value of goodwill is tested for impairment on an annual basis or on an interim basis if events or changes in circumstances indicate that an impairment loss may have occurred (i.e., a triggering event). Our annual goodwill impairment testing date is October 1st. We are required to test goodwill on a reporting unit basis. We determined private aviation services is our one reporting unit to which the entire amount of goodwill is allocated.
Goodwill impairment is the amount by which our reporting unit’s carrying value exceeds its fair value, not to exceed the carrying value of goodwill. We use both qualitative and quantitative approaches when testing goodwill for impairment. Our qualitative approach evaluates various events including, but not limited to, macroeconomic conditions, changes in the business environment in which we operate and other specific facts and circumstances. If, after assessing qualitative factors, we determine that it is more-likely-than-not that the fair value of our reporting unit is greater than the carrying value, then performing a quantitative impairment assessment is unnecessary and our goodwill is not considered to be impaired. However, if based on the qualitative assessment we conclude that it is more-likely-than-not that the fair value of the reporting unit is less than the carrying value, or if we elect to skip the optional qualitative assessment approach, we proceed with performing the quantitative impairment assessment, to quantify the amount of impairment, if any.
We primarily determine the fair value of our reporting unit using a discounted cash flow model, or income approach. The completion of the discounted cash flow model requires that we make a number of significant estimates and assumptions, which include projections of future revenue, costs and expenses, capital expenditures and working capital changes, as well as assumptions about the estimated weighted average cost of capital and other relevant variables. We base our estimates and assumptions on our recent performance, our expectations of future performance, economic or market conditions and other assumptions we believe to be reasonable. Actual future results may differ from those estimates.
Intangible assets, other than goodwill, acquired in a business combination are recognized at their fair value as of the date of acquisition. Following initial recognition, intangible assets are carried at cost less accumulated amortization and impairment losses, if any, and are amortized on a straight-line basis over the estimated useful life of the asset, which was determined based on management’s estimate of the period over which the asset will contribute to our future cash flows. We periodically reassess the useful lives of our definite-lived intangible assets when events or circumstances indicate that useful lives have significantly changed from the previous estimate.
Impairment of Long-Lived Assets
Long-lived assets include aircraft, property and equipment, finite-lived intangible assets, and operating lease right-of-use assets. We review the carrying value of long-lived assets for impairment when events or circumstances indicate that the carrying value may not be recoverable based on the estimated undiscounted future cash flows expected to result from the use and eventual disposition of the asset. The circumstances that would indicate potential impairment may include, but are not limited to, a significant change in the manner in which an asset is being used or losses associated with the use of an asset. We review long-lived assets for impairment at the individual asset or the asset group level for which the lowest level of independent cash flows can be identified and measured. If the carrying amount of a long-lived asset or asset group is determined not to be recoverable, an impairment loss is recognized and a write-down to fair value is recorded.
Equity-Based Compensation
We issue equity-based compensation awards to employees and consultants, including stock options, profits interests and restricted interests, under a stock option plan and management incentive plan. Equity-based compensation awards are measured at the date of grant based on the estimated fair value of the respective award and the resulting compensation expense is recognized on a straight-line basis over the requisite service period of the respective award, which is generally a vesting period of four years. Certain awards have a performance condition that provide for accelerated vesting upon the occurrence of a change in control or an initial public offering including consummation of a transaction with a special-purpose acquisition company. For performance-based awards, the grant date fair value of the award is expensed over the vesting period when the performance condition is considered probable of being achieved. We account for forfeitures of awards as they occur.
Fair value of equity-based compensation awards is determined using the Black Scholes option-pricing model. The determination of the grant date fair value of awards issued is affected by a number of variables, including the fair value of our underlying common interest, expected trading volatility over the term of the award, the expected term of the award, risk-free interest rates and expected dividend yield.
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Expected Volatility. As our common interests are not actively traded, we use the average volatility of a mix of several unrelated publicly traded companies within the airline industry and certain travel technology companies, which we consider to be comparable to our business, over a period equivalent to the expected term of the awards.

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Expected Term. The expected term represents the period that our equity-based awards are expected to be outstanding. We determine the expected term using the midpoint between the requisite service period and the contractual term of the award due to us having insufficient historical exercise data.

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Risk-Free Interest Rate. The interest rates used are based on the implied yield available for zero-coupon Treasury notes at the time of grant with maturities approximately equal to the expected term of the award.

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Expected Dividend Yield. The dividend rate used is zero as we have never paid any cash dividends on our common interests and do not currently anticipate doing so in the foreseeable future.

We evaluate the assumptions used to value our share-based awards on each grant date. In the absence of a public trading market, the grant date fair value of our common interests was determined by our board of directors, with input from management and the assistance of an independent third-party valuation specialist. Our board of directors intended all stock options granted to have an exercise price per share not less than the per share fair value of our common interests on the date of grant. The valuations of our common interests were determined in accordance with the guidance provided by the American Institute of Certified Public Accountants Audit and Accounting Practice Series, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.
The assumptions we use in the valuation models were based on future expectations combined with management judgment, and considering a number of objective and subjective factors to determine the fair value of our common interests as of the date of each stock option grant, including the following:
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the nature and history of our business;

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the economic outlook in general and the outlook of our industry;

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our stage of development and the competitive environment;

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our historical and forecasted operating results;

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our overall financial position;

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the rights and preferences of our preferred interests relative to our common interests;

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the likelihood of achieving a liquidity event, such as an initial public offering or sale based on current conditions;

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any adjustment necessary to recognize a discount for lack of marketability; and,

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the market performance of comparable publicly-traded companies.

In valuing our equity-based awards, we determined the total equity value of our business considering various valuation approaches including the income approach and market approach. Based on our facts and circumstances, we primarily used a discounted cash flow method, or the income approach, to approximate the fair value of our total equity on the grant date of a respective award.
As described above, the income approach involves applying appropriate discount rates to estimated cash flows that are based on forecasts of revenue, costs, and capital expenditures, which are then discounted back to the present value using a rate of return derived from companies of similar type and risk profile. The discount rate reflects the risks inherent in the cash flows and the market rates of return available from alternative investments of similar type and quality as of the valuation date. Our assumptions underlying the estimates were consistent with the plans and estimates that we use to manage the business. The risks associated with achieving our forecasts were assessed in selecting the appropriate discount rates. As there have not been enough transactions with available market data involving similar companies, we considered but did not apply the market approach.
We then used the option pricing method to allocate the equity value and determine the estimated fair value of our common interests. The option pricing method allocates values to each equity class based on the liquidation preferences, participation rights, and exercise prices of the equity class. We also include a discount to recognize the risk associated with the lack of marketability and liquidity of our equity. The discount adjustment is applied to account for the fact holders of private company interests do not have access to trading markets similar to those enjoyed by stockholders of public companies.
Application of these approaches involves the development of significant estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, costs and expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and weighting the probability of certain future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the fair value recorded for our common interests and ultimately how much equity-based compensation expense is recognized.
The grant date fair value calculated using the methodology discussed above is also utilized with respect to profit interests and restricted interests. Restricted interests have a performance condition, as well as a service condition to vest. As a result, no compensation expense is recognized until the performance condition has been satisfied. Subsequent to satisfaction the performance condition, compensation expense is recognized to the extent the requisite service period has been completed and compensation expense thereafter is recognized on a straight-line basis over the remaining requisite service period.
Recent Accounting Pronouncements
For further information on recent accounting pronouncements , see Note 2 “Summary of Significant Accounting Policies” of the accompanying consolidated financial statements included elsewhere in this proxy statement/prospectus.
Quantitative and Qualitative Disclosures About Market Risk
In the ordinary course of operating our business, we are exposed to market risks. Market risk represents the risk of loss that may impact our financial position or results of operations due to adverse changes in financial market prices and rates. Our principal market risks are related to interest rates and aircraft fuel.
Interest Rates
We are subject to market risk associated with changing interest rates on certain of our credit facilities, which are variable rate debt. Interest rates applicable to our variable rate debt could potentially rise and increase the amount of interest expense incurred. We do not purchase or hold any derivative instruments to protect against the effects of changes in interest rates.
As of March 31, 2021, we had $172.9 million of variable rate debt including current maturities. A hypothetical 100-basis points increase in market interest rates for the period would have resulted in approximately $2.1 million of additional interest expense in our consolidated results of operations for the three months ended March 31, 2021.
Aircraft Fuel
We are subject to market risk associated with changes in the price and availability of aircraft fuel. Aircraft fuel expense for the three months ended March 31, 2021 represented 20% of our total cost of revenue and includes the recharge of fuel costs to our aircraft management customers. Based on our first quarter 2021 fuel consumption, a hypothetical 10.0% increase in the average price per gallon of aircraft fuel would have increased fuel expense by approximately $2.8 million for the three months ended March 31, 2021. We do not purchase or hold any derivative instruments to protect against the effects of changes in fuel, but due to our dynamic pricing we do have the ability to raise our prices. In addition, our agreements allow us to potentially bill customers a fuel price surcharge. See “Risk Factors  —  Risks Relating to Wheels Up’s Business and Industry  —  Significant increases in fuel costs could have a material adverse effect on our business, financial condition and results of operations.” for additional information.

MANAGEMENT OF WHEELS UP FOLLOWING THE BUSINESS COMBINATION
The following sets forth certain information concerning the persons who are expected to serve as Wheels Up’s directors and executive officers following the consummation of the Business Combination and assuming the election of the nominees at the extraordinary general meeting as set forth in the section entitled “Director Election Proposal.”
Name	Age*	Position
Executive Officers
Kenny Dichter	53	Chief Executive Officer and Chairman of the Board
Lee Applbaum	50	Chief Marketing Officer
Thomas W. Bergeson	58	Chief Operating Officer
Vinayak Hegde	51	Chief Marketplace Officer
Laura Heltebran	56	Chief Legal Officer
Jason Horowitz	50	Chief Business Officer
Eric Jacobs	54	Chief Financial Officer
Francesca Molinari	51	Chief People Officer
Non-Employee Directors
David Adelman(2)(3)	49	Director
Timothy Armstrong(3)	50	Director
Chih Cheung(1)	50	Director
Marc Farrell(1)	38	Director
Admiral Michael Mullen(2)(4)	64	Director
Eric Phillips(4)	50	Director
Brian Radecki(1)	50	Director
Susan Schuman(2)(3)	62	Director
Erik Snell(4)	44	Director
Ravi Thakran	58	Director

*
As of June 10, 2021.

(1)
Member of the Audit Committee.

(2)
Member of the Nominating and ESG Committee.

(3)
Member of the Compensation Committee.

(4)
Member of the Safety and Security Committee.

Executive Officers
Kenny Dichter
Mr. Dichter is the founder, Chief Executive Officer and Chairman of WUP, serving since its inception in August 2013. Mr. Dichter has long been recognized as an entrepreneur with expertise in branding, marketing, public relations and advertising. Prior to founding WUP, Mr. Dichter founded Marquis Jet in 2001 and pioneered the first ever fractional jet card program. Mr. Dichter served as Chief Executive Officer and as Chairman of the board of directors of Marquis Jet and successfully led Marquis Jet through its sale to Warren Buffett’s Berkshire Hathaway’s NetJets in November 2010. Among his other founding credits, in 2010, Mr. Dichter co-founded Tequila Avion, an ultra-premium tequila brand which was acquired by Pernod Ricard in 2014. Mr. Dichter is also a founding investor in Juice Press, an organic food and juice company with 86 locations in the United States, and serves on the board of directors. Earlier in his career, Mr. Dichter co-founded Alphabet City, a sports marketing and music company that was sold to Robert Sillerman’s SFX Entertainment in 1998. Mr. Dichter is very involved in philanthropic initiatives and in

2020, he spearheaded Meals Up with Wheels Up partners and ambassadors to fight hunger using the Wheels Up Cares platform to support the efforts of the organization, Feeding America. Mr. Dichter is a major supporter of his alma mater, the University of Wisconsin-Madison. In 2019, he partnered with the Office of Admissions and Recruitment in Madison to launch the Fly High Fund, which will support digital outreach to students with diverse backgrounds to encourage them to apply. Mr. Dichter holds a Bachelor of Arts degree in Sociology from the University of Wisconsin-Madison.
We believe Mr. Dichter is well qualified to serve on the board of directors because of his vast knowledge of the private aviation industry and his 20+ year impressive track record in the business. He is well known and respected for his vision to democratize private aviation via the Wheels Up membership programs, app, and digital marketplace, and before starting Wheels Up he pioneered the first ever fractional jet card. He is a sought after industry leader and expert in aviation, marketing, entrepreneurship, and much more.
Lee Applbaum
Mr. Applbaum has served as WUP’s Chief Marketing Officer since October 2020. Mr. Applbaum has over 25 years of experience transforming iconic brands such as Patrón, Grey Goose, Target and Coca-Cola. In his role as Chief Marketing Officer, Mr. Applbaum leads all strategic marketing and brand positioning. From November 2013 to August 2019, he served as Chief Marketing Officer of Patrón Spirits International AG and as Global Chief Marketing Officer of Patrón Tequila and Grey Goose Vodka from August 2018 to August 2019. He also served as Chief Marketing Officer of Surterra Wellness from September 2019 to October 2020. He has been recognized throughout his career as a brand builder and innovative marketer whose work has disrupted industries including his oversight of the successful $5.1 billion sale of Patrón to Bacardi in 2018. Mr. Applbaum holds a Bachelor of Business Administration degree in Marketing from the University of Texas at Austin and a Master of Business Administration degree from the University of Massachusetts at Amherst.
Lieutenant General, U.S. Air Force, Retired, Thomas W. Bergeson
Lieutenant General Bergeson has served as WUP’s Chief Operating Officer since August 2020. As WUP’s Chief Operating Officer, Lieutenant General Bergeson provides leadership across the operations team as WUP continues to integrate its recent acquisitions of Mountain Aviation, Gama, DPJ, Avianis and TMC. Lieutenant General Bergeson served in the U.S. Air Force for 35 years, serving as Commander, 7th Air Force, Osan Air Base, Republic of Korea; Commander, Air Component Command; Deputy Commander, U.S. Forces Korea; and Deputy Commander, United Nations Command, each from July 2016 to August 2020. His deep experience and expertise in global aviation and management includes more than 3,500 hours flown in various aircraft as a fighter pilot. He holds a Bachelor of Science degree from the United States Air Force Academy, a Master of Science degree in Aerospace Science from Embry-Riddle Aeronautical University, a Master of Arts degree in Airpower Art and Science from the School of Advanced Airpower Studies, Air University, Maxwell AFB, and completed the Program for Senior Executives in National and International Security, John F. Kennedy School of Government, Harvard University.
Vinayak Hegde
Mr. Hegde served as the President and COO of Blink Health from July of 2020 through March 2021. Prior to this, he served as the Chief Marketing Officer of Airbnb Homes from September 2018 to July 2020. He was responsible for the growth and marketing of their global business, which grew to $4.8 billion in revenue and over $38 billion in bookings during his tenure. From October 2014 to September 2018, he served as Global Chief Marketing Officer at Groupon where he managed marketing, national sales and revenue management. He launched Groupon’s brand campaigns and growth strategy, which grew to service over 50 million customers worldwide with over 160 million Groupon app downloads. He led Groupon’s acquisition of LivingSocial.com, an online marketplace for users to buy and share things to do in their city, serving as President of Livingsocial.com after the transaction. He was Groupon’s VP of Computational and Growth Marketing from February 2012 to October 2014. Prior to Groupon, he spent twelve years with Amazon, managing global payments from 2000 through March 2006, and serving as General Manager for Amazon Smile, Amazon Goldbox, the CRM program and all social media channels from March 2006 through February 2012. Additionally, he led product and engineering for Amazon’s traffic and marketing organization.

In February 2021, Mr. Hegde joined the Board of Directors of the Gannett Co., Inc. He holds a Bachelor of Engineering degree from National Institute of Technology, Karnataka, India.
Laura Heltebran
Ms. Heltebran has served as WUP’s Chief Legal Officer since December 2020. Ms. Heltebran oversees all legal affairs, corporate governance, privacy, IP, compliance and risk matters. From January 2017 to June 2020, she served as Senior Vice President and Deputy General Counsel of Hilton Worldwide where she was responsible for worldwide litigation, compliance, employment, benefits and technology support. Ms. Heltebran also served as Senior Vice President and Deputy General Counsel of Hewlett Packard Enterprise from October 2015 to December 2016. Ms. Heltebran holds a Bachelor of Arts degree from George Mason University and a Juris Doctor degree from George Mason University School of Law.
Jason Horowitz
Mr. Horowitz has served as WUP’s Chief Business Officer since August 2020. Mr. Horowitz focuses on corporate development, business strategy, mergers and acquisitions and opportunities within the capital markets to maximize the value of WUP. Mr. Horowitz has been with WUP since September 2013, having previously served as General Counsel from September 2013 to January 2017, Chief Administrative Officer from January 2017 to October 2017, and Chief Operating Officer from October 2017 to August 2020. Throughout his years at WUP, he has played a key leadership role across the organization, including in raising capital and creating stakeholder value, helping to drive an enterprise value for WUP in excess of $2.1 billion. Previously, Mr. Horowitz served as Senior Vice President — Business and Legal Affairs for CKX, Inc., a publicly traded diversified media company. Mr. Horowitz holds a Bachelor of Arts degree from the University of Pennsylvania, and a Juris Doctor degree from Fordham Law School.
Eric Jacobs
Mr. Jacobs has served as WUP’s Chief Financial Officer since April 2018. As WUP’s Chief Financial Officer, Mr. Jacobs oversees the finance and accounting, investor relations and strategic corporate development functions, including treasury and mergers and acquisitions. From January 2009 to November 2017, Mr. Jacobs served as Senior Vice President, Corporate Development of Cox Automotive, Inc. and Executive Vice President, Chief Financial & Administrative Officer of Dealertrack Technologies, Inc., a publicly-traded company, and collectively, the largest marketplace and leading provider of SaaS solutions to the U.S. retail automotive industry. Mr. Jacobs holds a Bachelor of Science degree in Business Administration from Rider University and a Juris Doctor degree from Rutgers School of Law-Newark.
Francesca Molinari
Ms. Molinari has served as WUP’s Chief People Officer since December 2020. As WUP’s Chief People Officer, Ms. Molinari is responsible for all aspects of human resources and culture at WUP, including organizational design, talent acquisition, development, and retention, as well as diversity and inclusion functions. She most recently led Human Resources Business Partnering for Adobe’s Digital Experience marketing cloud business from June 2018 to March 2020, with a focus on driving organizational growth, scalability, and transformation for more than 5,000 employees worldwide. Prior to her time at Adobe, she served as Chief Human Resources Officer at Magento from November 2015 to June 2018. Ms. Molinari holds a Bachelor of Arts degree from Hofstra University and a Master of Science in Human Resources Management from New School University.
Non-Employee Directors
David Adelman
Upon consummation of the Business Combination, Mr. Adelman will serve as a member of the board of directors of Wheels Up. Mr. Adelman has served as a member of the board of directors of WUP since October 2013. Mr. Adelman is a Philadelphia-based entrepreneur and active private investor. He is the co-founder and has served as the Vice Chairman of FS Investments, a leading manager of alternative investment funds with $24 billion of assets under management, since December 2007. Mr. Adelman has also served as the Chief Executive Officer of Campus Apartments, a Philadelphia-founded firm that he built into a national leader in student housing development and management, with more than $2 billion in assets under management across 17 states, since 1997. Mr. Adelman also leads Darco Capital as its founder since March 2007 which has made over 50 investments in the venture capital and private equity spaces across multiple disciplines like fintech; sports & media; life sciences; and consumer-facing brands. Additionally, he has served as Co-Chair for the Jewish Federation of Greater Philadelphia since September 2020 and Vice Chair of University City District board of directors since September 1998, while also serving on the Penn Medicine Board of Trustees since September 2018. Mr. Adelman has served as a member of the board of directors of Actua Corporation since June 2011 and FS Credit Real Estate Income Trust since February 2019. He has previously served as a member of the board of directors of FS / KKR Capital Corp. from October 2007 to April 2018, FS / KKR Capital Corp. II from July 2011 to April 2018, FS Global Credit Opportunities Fund from January 2013 to 2018, and FS Energy & Power Fund from September 2010 to March 2018. Mr. Adelman is a past recipient of the “Entrepreneur of the Year” award from Ernst & Young in the real estate category for Greater Philadelphia and is a member of the Real Estate Roundtable and Young Presidents’ Organization. He received his Bachelor of Arts degree in Political Science from Ohio State University.
We believe Mr. Adelman is well qualified to serve on the board of directors of Wheels Up due to his entrepreneurial success, his extensive investment experience, as well as his service as a member of the board of directors of WUP since it was founded and numerous other companies.
Timothy Armstrong
Upon consummation of the Business Combination, Mr. Armstrong will serve as a member of the board of directors of Wheels Up. Mr. Armstrong has served as a member of the board of directors of WUP since April 2019. Mr. Armstrong is Founder and Chief Executive Officer of the Flowcode/dtx company, a direct to consumer enablement company he established in February 2019. From March 2009 to September 2018, Mr. Armstrong served as the Chair and Chief Executive Officer of AOL as well as the Chief Executive Officer of Oath (Verizon’s media brand portfolio, which included Yahoo! and AOL) after Verizon’s acquisition of AOL in May 2015. From 2000 to 2009, Mr. Armstrong served as President, Americas Operations and Senior Vice President of Google Inc. Before joining Google, Mr. Armstrong served as Vice President of Sales and Strategic Partnerships for Snowball.com and as Director of Integrated Sales and Marketing at Starwave’s and Disney’s ABC/ESPN Internet Ventures. Mr. Armstrong also has served on the board of directors of Booking Holdings (NASDAQ: BKNG) since January 2013 and of BrandFolder, Inc., a digital asset management and brand management software company, since March 2019. Mr. Armstrong is the Chair of Trustees at Greenwich Academy and also serves as a trustee of the USA Olympic and Para-Olympic Foundation. Mr. Armstrong holds Bachelor’s degrees in Economics and Sociology from Connecticut College.
We believe Mr. Armstrong is well qualified to serve on the board of directors of Wheels Up due to his extensive executive leadership experience, his expertise with respect to marketing and sales, particularly with digital/online products, as well as his prior service as a member of executive leadership teams and/or boards of directors of public companies, along with his service as a member of the board of directors of WUP since 2019.
Chih Cheung
Upon consummation of the Business Combination, Mr. Cheung will serve as a member of the board of directors of Wheels Up. Mr. Cheung has served as a member of the board of directors of WUP since April 2016. Mr. Cheung is the co-founder and co-chairman of JAMM Active Limited, a producer of innovative performance fabrics for active apparel, serving since September 2015 and the managing partner of C2 Capital Limited, a family office focused on investments in consumer brands and health and wellness companies, serving since February 2009. He is also a Founding Managing Partner of SLP (SEA Logistic Partners), an industrial and logistic facility development and operation platform with a focus on Southeast Asia backed by GLP, a leading global provider of modern logistics facilities and technology-led solutions, serving since June 2020. Previously, Mr. Cheung was the non-executive chairman of RSI Apparel (China) Limited from March 2005 to December 2015, the non-executive chairman of Yucheng Technologies Limited (now known as Yusys Technologies Co, Ltd.) from December 2005 to February 2009, and the managing partner of Staples Asia Investments Limited from September 2004 to March 2009. He is also a former director of Li & Fung Limited, where he served July 2017 to May 2020, and The Taiwan Fund, Inc., where he served from April 2015 to May 2016. Mr. Cheung holds a Juris Doctor degree from Harvard Law School, a Master of Business Administration degree from Harvard Business School and a Master of Arts degree and a Bachelor of Arts degree from Harvard University.
We believe Mr. Cheung is well qualified to serve on the board of directors of Wheels Up due to his extensive international business experience, which includes retailing, logistics and operations, as well as his service as a member of boards of directors, including with WUP since 2016.
Marc Farrell
Upon consummation of the Business Combination, Mr. Farrell will serve as a member of the board of directors of Wheels Up. Mr. Farrell is the founder of Ten To One Rum and has served as its Chief Executive Officer since January 2019. Prior to launching Ten To One Rum, Mr. Farrell held a number of roles at Starbucks, serving as Vice President, eCommerce Starbucks & Teavana from February 2016 to October 2016, Vice President, U.S. Retail Lobby and eCommerce from October 2016 to January 2018, and Vice President, Global Retail and Beverage Innovation from January 2018 to October 2018. Mr. Farrell holds a Bachelor of Science degree from Massachusetts Institute of Technology, a Master of Philosophy degree from Cambridge University, and a Master of Business Administration degree from Harvard Business School.
We believe Mr. Farrell is well qualified to serve on the board of directors of Wheels Up due to his consumer brand experience and, in particular, the development and implementation of eCommerce strategies, as well as the perspective he brings as an entrepreneur.
Admiral Michael Mullen
Upon consummation of the Business Combination, Admiral Mullen will serve as a member of the board of directors of Wheels Up. Admiral Mullen has served as a board observer to the board of directors of WUP since April 2014. Since February 2013, Admiral Mullen has served as the President of MGM Consulting, LLC, which provides counsel to global clients on issues related to geo-political developments, national security interests and strategic leadership. Since his retirement from the U.S. Navy in November 2011, Admiral Mullen served as a member of the board of directors of General Motors Company (NYSE:GM) from February 2013 to June 2018, Sprint from April 2014 to April 2019 and Bloomberg Philanthropies since June 2012. He actively supports and participates in a wide array of non-profit organizations dedicated to improving the growth, development, recovery and transition of military veterans and their family members. Admiral Mullen previously served as the 28th Chief of Naval Operations from 2005 to 2007, and as the 17th Chairman of the Joint Chiefs of Staff for Presidents George W. Bush and Barack Obama from 2007 to 2011. He led the military during a critical time of change and transition, overseeing the end of the combat mission in Iraq and the development and implementation of a new military strategy in Afghanistan. Admiral Mullen advanced the rapid fielding of innovative technologies, championed emerging and enduring global partnerships and promoted new methods for countering terrorism, all of which culminated in the killing of Osama bin Laden. He spearheaded the elimination of the “Don’t Ask, Don’t Tell” policy, ushering for the first time in U.S. military history, the open service of gay and lesbian men and women. Additionally, Admiral Mullen taught National Security Decision-making and Policy at the Woodrow Wilson School of International and Public Affairs at Princeton University from 2012 to 2018 and currently teaches Leadership at the U.S. Naval Academy, which he has done since 2019. Admiral Mullen is a Distinguished Graduate of the U.S. Naval Academy and a Distinguished Graduate of the Naval Postgraduate School, a Distinguished Alumni of Harvard Business School, and a Member of the National Academy of Engineering and a trustee at Caltech. Admiral Mullen also holds a Master’s Degree in Operations Research from the Naval Postgraduate School.
We believe Admiral Mullen is well qualified to serve on the board of directors of Wheels Up due to his extensive senior leadership experience gained over his 43-year career in the U.S. military, and his deep experience in leading change in complex organizations, executive development and succession planning, diversity implementation, crisis management, strategic planning, budget policy, risk management and technical innovation. Admiral Mullen also brings his experience serving on the board of directors of public companies.

Eric Phillips
Since March 2020, Mr. Phillips has served as Senior Vice President of Airport Customer Service and Cargo for Delta. Supporting the largest business unit at Delta with more than 30,000 employees worldwide, Mr. Phillips is responsible for customer service activities in all airports Delta serves, including ticketing, gates, baggage services, SkyClubs, aircraft cleaning, as well as the transportation of cargo. Mr. Phillips began his career at Delta in 1998 and prior to his current role, served as Senior Vice President  —  Pricing and Revenue Management for more than six years, during which time he was responsible for the development, planning and execution of pricing and inventory management strategies across the entire Delta system, Delta’s digital retail channels, Delta.com and the FlyDelta app, as well as commercial systems development and corporate revenue forecasting. Between 1998 and 2013, Mr. Phillips held numerous positions across the commercial and finance divisions, including roles in Corporate Strategy, Business Development, Network Planning, Financial Planning and Analysis, Treasury Management, and Revenue Management. Mr. Phillips holds a Bachelor of Arts degree in Communications from Carroll College in Helena, Montana, and Master of Business Administration degree from the University of Notre Dame.
We believe Mr. Phillips is well qualified to serve on the board of directors of Wheels Up due to his expertise in the airline industry, having served in multiple senior roles throughout Delta’s commercial, finance and operations divisions.
Brian Radecki
Upon consummation of the Business Combination, Mr. Radecki will serve as a member of the board of directors of Wheels Up. Mr. Radecki has been an investor and served as a member of the board of directors of WUP since January 2017. Mr. Radecki currently serves as the Founder, Chief Executive Officer and member of the board of directors of Rapa Therapeutics, a clinical stage start-up biotechnology company spun out of the National Cancer Institute in September 2017. Mr. Radecki is also an active angel investor, with investments across several industries in companies at various stages of the corporate lifecycle. In addition, Mr. Radecki has been an investor and member of the board of directors of ACV Auctions Inc. (NASDAQ: ACVA) since February 2021. Mr. Radecki also currently serves on the board of directors of Rosecliff Acquisition Corp I (NASDAQ: RCLF) after joining its board of directors in February 2021. From 1997 to 2016, Mr. Radecki held various senior operational and financial roles at CoStar Group Inc. (NASDAQ: CSGP), or CoStar, including serving as its Chief Financial Officer from 2007 to 2016. While at CoStar, Mr. Radecki helped lead the company’s initial public offering in 1998, along with subsequent equity offerings and several acquisitions. Prior to joining CoStar, Mr. Radecki served as Accounting Manager at Axent Technologies, Inc. Earlier in his career, Mr. Radecki worked at Azerty, Inc. and the public accounting firm, Lumsden & McCormick, LLP, both based in Buffalo, New York. Mr. Radecki received a Bachelor of Science degree in business administration and a dual degree in both accounting and finance from the State University of New York at Buffalo.
We believe Mr. Radecki is well qualified to serve on the board of directors of Wheels Up due to his extensive experience working at public companies in senior level roles, serving as a member of several boards of directors, including with WUP since 2017, along with his substantial investment and advisory experience as a private angel investor.
Susan Schuman
Upon consummation of the Business Combination, Ms. Schuman will serve as a member of the board of directors of Wheels Up. Ms. Schuman has served as a board observer to the board of directors of WUP since April 2020. Ms. Schuman is the Executive Chair and Co-Founder of SYPartners LLC, a consultancy firm that partners with chief executive officers and their leadership teams undergoing business and cultural transformation, serving as its Chief Executive Officer from October 2000 to January 2020, and as its Executive Chair since January 2020 Ms. Schuman has also served as the Vice Chair of the kyu Collective since January 2020. Prior to SYPartners, Ms. Schuman was the General Manager of Studio Archetype, one of the first premier web design firms in the U.S. Prior, she spent 7 years at Apple Computer where she was Group Manager of Worldwide Product Marketing. Ms. Schuman has served on the board of directors of

ViacomCBS Inc. (NASDAQ: VIAC) since September 2018 and IDEO since January 2018. Ms. Schuman received a Bachelor of Arts degree in Sociology and a minor in Art Therapy from the State University of New York at Buffalo.
We believe Ms. Schuman is well qualified to serve on the board of directors of Wheels Up due to her experience working with executives at many high-profile companies and organizations advising on business, organizational and cultural transformations, including new value creation strategies.
Erik Snell
Mr. Snell currently serves as Senior Vice President — Operations & Customer Center (OCC), Operations Analytics and Subsidiary Airlines for Delta. Mr. Snell is responsible for the OCC and the direction of Delta’s worldwide flight operations. Mr. Snell’s responsibilities also include over-sight of the airline’s Operations Analysis & Performance (OAP) and Operations Decision Science (ODS) organizations, which seek to improve Delta’s operations and customer service performance through data-focused analysis, decision-making and tools. In addition, Mr. Snell is responsible for the Delta Connection portfolio of three regional airlines, including one wholly-owned subsidiary, Endeavor Air. Mr. Snell joined Delta in 2005 working in the airline’s finance department. He has since held numerous positions across the finance and operations divisions, including serving as Vice President of Delta Connection from December 2015 through March 2017, Vice President — OCC from April 2017 through August 2018 and as a Senior Vice President in operations since September 2018. Mr. Snell also previously held the roles of President of Delta Global Services and DPJ. Prior to Delta, Mr. Snell managed investment portfolios for individual clients at SunTrust Bank in Atlanta. Mr. Snell holds a Bachelor of Arts degree in Economics from Elon University and a Master of Business Administration degree in finance from Emory University.
We believe Mr. Snell is well qualified to serve on the board of directors of Wheels Up due to his substantial experience managing operations for a global airline as well as his prior service as President of DPJ.
Ravi Thakran
Mr. Thakran has been the Chief Executive Officer and the Chairman of the board of directors of Aspirational since July 2020. Mr. Thakran currently serves as the Group Chairman of LVMH South and South East Asia and Australia/New Zealand, representing a portfolio of over 75 brands across multiple categories including wine and spirits, fashion and leather goods, perfumes and cosmetics, and watches and jewelry. He founded L Capital Asia in 2009, the Asian private equity venture of LVMH. L Capital (including L Capital Asia) merged with Catterton in 2016 to form L Catterton. Mr. Thakran serves as Chairman of the Board of Directors of R.M. Williams, an Australian luxury footwear and apparel brand. Mr. Thakran also served as a director on numerous public company boards, including SECOO China (Nasdaq: SECO), Future Lifestyle Fashions (NSE: FLFL), Mulsanne Group (HKSE: 1817), PVR Cinemas Ltd (NSE: PVR) and Clio Cosmetics Co Ltd (KOSDAQ: 237880). Mr. Thakran also currently serves as a director on numerous private company boards, including Arcadia s.r.l. (owner of Dondup brand) and CE LA VI. Prior to joining LVMH, Mr. Thakran held senior management positions at the Swatch Group, Nike and Tata Group, based in various global locations. Mr. Thakran holds an MBA from the India Institute of Management, Ahmedabad.
We believe Mr. Thakran is well qualified to serve on the board of directors of Wheels Up due to his extensive leadership and investing experience in the aspirational and luxury goods industry.
Family Relationships
There are no family relationships among any of our directors or executive officers.

Corporate Governance
We will structure our corporate governance in a manner we believe will closely align our interests with those of our stockholders following the Business Combination. Notable features of this corporate governance include:
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we will have independent director representation on our audit, compensation, nominating and ESG and safety and security committees immediately at the time of merger, and our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

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at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC; and

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we expect to implement a range of other good corporate governance practices, including placing limits on the number of directorships held by its directors to prevent “overboarding” and implementing a director education program.

Director Independence
Upon the consummation of the Business Combination, the board of directors of Wheels Up is expected to determine that each of the directors other than Kenny Dichter, Eric Phillips, Erik Snell and Ravi Thakran will qualify as independent directors, as defined under the listing rules of the NYSE. In addition, Wheels Up will be subject to the rules of the SEC and the NYSE relating to the memberships, qualifications, and operations of the audit committee, as discussed below.
Composition of the Wheels Up Board of Directors After the Business Combination
The business and affairs of Wheels Up will be managed under the direction of our board of directors. We intend to have a classified board of directors, with three directors in Class I (expected to be Timothy Armstrong, Marc Farrell and Eric Phillips), four directors in Class II (expected to be Chih Cheung, Admiral Michael Mullen, Brian Radecki and Susan Schuman) and four directors in Class III (expected to be Ravi Thakran, Kenny Dichter, David Adelman and Erik Snell). See the section entitled “Director Election Proposal.”
To strengthen the role of the independent directors and encourage independent leadership, the board of directors of Wheels Up will appoint Mr. Adelman as lead independent director after the consummation of the Business Combination. The position of lead independent director has been structured to serve as an effective balance to Mr. Dichter’s leadership as the combined Chief Executive Officer and Chairman. In addition, we believe that the lead independent director will serve as a conduit between the other independent directors and the Chairman.
Board Committees
After the completion of the Business Combination, the standing committees of our board of directors will consist of an audit committee, a compensation committee, a nominating and ESG committee and a safety and security committee, each of which will operate under a written charter. Our board of directors may from time to time establish other committees, including special committees, to the extent the board of directors deems it necessary or advisable to address specific issues. Following the completion of the Business Combination, current copies of Wheels Up’s committee charters will be posted on Wheels Up’s website, www.wheelsup.com/investors, as required by applicable SEC and the NYSE rules. The information on or available through such website is not deemed incorporated in, and does not form a part of, this proxy statement/prospectus.
Our chief executive officer and other executive officers will regularly report to the non-executive directors and the audit, compensation, nominating and ESG and safety and security committees to ensure effective and efficient oversight of our activities and to assist in proper risk management and the ongoing evaluation of management controls. We believe that the leadership structure of our board of directors provides appropriate risk oversight of our activities.

Audit Committee
Upon the completion of the Business Combination, we expect to have an audit committee, consisting of Brian Radecki, who will be serving as the chairperson, Chih Cheung and Marc Farrell. Each proposed member of the audit committee qualifies as an independent director under the NYSE corporate governance standards and the independence requirements of Rule 10A-3 of the Exchange Act. In addition, each proposed member of the audit committee is financially literate. Following the Business Combination, our board of directors will determine which member of our audit committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and possesses financial sophistication, as defined under the rules of the NYSE.
The purpose of the audit committee will be to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist our board of directors in overseeing and monitoring (i) the quality and integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) our independent registered public accounting firm’s qualifications and independence, (iv) the performance of our internal audit function and (v) the appointment, retention, compensation and performance of our independent registered public accounting firm.
Our board of directors will adopt a written charter for the audit committee which will be available on Wheels Up’s website upon the completion of the Business Combination.
Compensation Committee
Upon the completion of the Business Combination, we expect to have a compensation committee, consisting of David Adelman, who will be serving as the chairperson, Tim Armstrong and Susan Schuman. Each proposed member of the compensation committee qualifies as an independent director under the NYSE corporate governance standards and at least two members of the compensation committee will be considered non-employee directors, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act.
The purpose of the compensation committee is to assist our board of directors in discharging its responsibilities relating to (i) setting our compensation program and compensation of our executive officers and directors, (ii) monitoring our incentive and equity-based compensation plans and (iii) preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.
Our board of directors will adopt a written charter for the compensation committee which will be available on Wheels Up’s website upon the completion of the Business Combination.
Nominating and ESG Committee
Upon the completion of the Business Combination, we expect to have a nominating and ESG committee, consisting of Admiral Michael Mullen, who will be serving as the chairperson, David Adelman and Susan Schuman. Each proposed member of the nominating and ESG committee qualifies as an independent director under the NYSE corporate governance standards.
The purpose of our nominating and ESG committee will be to assist our board of directors in discharging its responsibilities relating to (i) identifying individuals qualified to become new board of directors members, consistent with criteria approved by the board of directors, (ii) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the board of directors select, the director nominees for the next annual meeting of stockholders, (iii) identifying board of directors members qualified to fill vacancies on any board of directors committee and recommending that the board of directors appoint the identified member or members to the applicable committee, (iv) reviewing and recommending to the board of directors corporate governance principles applicable to us, (v) overseeing the evaluation of the board of directors and management and (vi) handling such other matters that are specifically delegated to the committee by the board of directors from time to time.
Our board of directors will adopt a written charter for the nominating and ESG committee which will be available on Wheels Up’s website upon completion of the Business Combination.

Safety and Security Committee
Upon the completion of the Business Combination, we expect to have a safety and security committee, consisting of Admiral Michael Mullen, who will be serving as the chairperson, Eric Phillips and Erik Snell.
The purpose of our safety and security committee will be to assist our board of directors in discharging its responsibilities relating to (i) overseeing and consulting with management on our customer, employee and aircraft operating safety and security, (ii) reviewing current and proposed safety and security-related programs, policies and compliance matters, (iii) reviewing matters with a material effect on our flight safety operations and security and (iv) establishing and approving annual safety and security goals.
Our board of directors will adopt a written charter for the safety and security committee which will be available on Wheels Up’s website upon completion of the Business Combination.
Code of Business Conduct
Wheels Up will adopt a new code of business conduct that applies to all of its directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or persons performing similar functions. The code of business conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. The code of ethics will be available on Wheels Up’s website, www.wheelsup.com/investors. Wheels Up intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on its website rather than by filing a Current Report on Form 8-K.
Compensation Committee Interlocks and Insider Participation
No member of Wheels Up’s compensation committee was at any time during fiscal year 2020, or at any other time, one of our officers or employees. None of Wheels Up’s executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, other than WUP, that has one or more executive officers serving as a member of Wheels Up’s board of directors.
Compensation of Directors and Officers
Overview
Following the Closing, Wheels Up’s executive compensation program is expected to be consistent with WUP’s existing compensation policies and philosophies, which are designed to:
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attract, retain and motivate senior management leaders who are capable of advancing our mission and strategy and ultimately, creating and maintaining our long-term equity value. Such leaders must engage in a collaborative approach and possess the ability to execute Wheels Up’s business strategy in an industry characterized by competitiveness and growth;

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reward senior management in a manner aligned with financial performance; and

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align senior management’s interests with Wheels Up’s equity owners’ long-term interests through equity participation and ownership.

Following the Closing, decisions with respect to the compensation of Wheels Up’s executive officers, including its named executive officers, will be made by the compensation committee of Wheels Up’s board of directors. The following discussion is based on the present expectations as to the compensation of the named executive officers and directors of Wheels Up following the Business Combination. The actual compensation of Wheels Up’s named executive officers will depend on the judgment of the members of the compensation committee and may differ from that set forth in the following discussion.
It is anticipated that compensation for Wheels Up’s executive officers will have the following components: base salary, cash bonus opportunities, long-term incentive compensation, broad-based employee benefits and severance benefits. Base salaries, broad-based employee benefit, and severance benefits will be designed to attract and retain senior management talent. Wheels Up will also use annual cash bonuses and long-term equity awards to promote performance-based pay that aligns the interests of the named executive officers with the long-term interests of Wheels Up’s equity-owners and to enhance executive retention.
Base Salary
It is expected that the base salary for each named executive officer of Wheels Up that is currently in effect will continue following the Business Combination, subject to the terms of each named executive officer’s employment agreement and any adjustments made in connection with the compensation committee’s annual review of the named executive officers’ base salaries.
Annual Incentive Bonuses
It is expected that Wheels Up will continue to use annual cash incentive bonuses for the named executive offices to motivate their achievement of short-term performance goals and to tie a portion of their cash compensation to performance. Near the beginning of each calendar year, the compensation committee will select the performance targets, target amounts, target award opportunities and other terms and conditions of annual cash bonuses for the named executive officers, subject to the terms of their employment agreements. Following the end of each year, the compensation committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers.
Long-Term Equity Incentives
Wheels Up is expected to use stock-based awards in future years to promote its interests by providing its named executive officers with the opportunity to acquire equity interests as an incentive for their remaining in Wheels Up’s service and aligning the named executive officers’ interests with those of Wheels Up’s equity holders. Stock-based awards will be awarded in future years under the 2021 Plan, which has been adopted by Aspirational’s board of directors and is being submitted to Aspirational’s shareholders for approval at the special meeting. For a description of the 2021 Plan, see the section entitled “Equity Incentive Plan Proposal.”
Other Compensation
It is expected that Wheels Up will continue to maintain various employee benefit plans currently maintained by WUP, including medical, dental, vision, life insurance and 401(k) plans, paid vacation, sick leave and holidays, flight hours and employee assistance program benefits in which the named executive officers will participate.
Director Compensation
Following the Business Combination, non-employee directors will receive varying levels of compensation for their services as directors and members of committees of Wheels Up’s board of directors. Wheels Up anticipates determining director compensation in accordance with industry practice and standards.

WUP EXECUTIVE AND DIRECTOR COMPENSATION
Executive Compensation
Throughout this section, unless otherwise noted, “WUP” refers to Wheels Up Partners Holdings LLC and its consolidated subsidiaries prior to the consummation of the Business Combination.
The following sets forth information about the compensation paid to or accrued by WUP’s principal executive officer, principal financial officer and its two other most highly compensated persons serving as executive officers as of December 31, 2020 for services rendered for the fiscal year ended December 31, 2020 (i.e., pre-Business Combination). These executives are referred to as the “named executive officers.”
Summary Compensation Table
Name and Principal Position	Year	Salary ($)(2)	Bonus ($)	Stock Awards ($)(5)	Option Awards ($)(7)	Non-Equity Plan Compensation ($)(8)	All Other Compensation ($)	Total ($)
Kenny Dichter Founder & Chief Executive Officer	2020	842,212	175,000(4)	3,045,445(6)	—	1,900,000	893,309(9)	6,855,966
Eric Jacobs(1) Chief Financial Officer	2020	450,793	—	—	—	475,000	84,414(10)	1,010,207
Jason K. Horowitz Chief Business Officer	2020	450,793	—	1,125,000	—	475,000	44,683(11)	2,095,476
Lee Applbaum Chief Marketing Officer	2020	57,885(3)	—	—	2,059,800	—(3)	—(12)	2,117,685

(1)
Compensation with respect to Mr. Jacobs is being disclosed on a voluntary basis.

(2)
Amounts listed for calendar year 2020 reflect a reduction in salary for Messrs. Dichter, Jacobs and Horowitz in the amount of 50%, 25% and 25%, respectively, for the period April 24, 2020 through July 17, 2020, implemented in conjunction with company-wide COVID-19 cost cutting initiatives. The annual base salary rates for such named executive officers for the 2020 fiscal year, prior to giving effect to the aforementioned reductions, were $950,000, $475,000 and $475,000, respectively.

(3)
Mr. Applbaum commenced employment with WUP effective as of November 2, 2020; accordingly, (i) the amount presented herein reflects only the salary amount paid for the final two months of the 2020 calendar year and (ii) Mr. Applbaum did not receive a bonus for calendar year 2020. Mr. Applbaum’s annualized salary amount for 2020 was $350,000.

(4)
Represents a signing bonus that was paid to Mr. Dichter in connection with the execution of his employment agreement with WUP dated April 17, 2020.

(5)
Represents the aggregate grant date fair value of WUP profits interest and/or restricted interest awards granted to the named executive officer under the Wheels Up Partners Holdings LLC Equity Incentive Plan during the 2020 fiscal year, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718-Stock Compensation and using the assumptions contained in Note 14 to the financial statements included elsewhere in this proxy statement/prospectus. For details regarding the vesting conditions of these profits interest and restricted interest awards, see “— Outstanding Equity Awards at Fiscal Year-End” below.

(6)
On December 30, 2020, Mr. Dichter forfeited 888,475 profits interests granted to him on April 29, 2020 under the Wheels Up Partners Holdings LLC Equity Incentive Plan. In accordance with the SEC’s rules, the amount disclosed reflects the full value of his awards received in 2020, inclusive of the forfeited interests.

(7)
Represents the aggregate grant date fair value of WUP option awards granted to Mr. Applbaum under the Wheels Up Partners Holdings LLC Option Plan during the 2020 fiscal year, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718-Stock Compensation and using the assumptions contained in Note 14 to the financial statements included elsewhere in this proxy statement/prospectus. For details regarding the vesting conditions of these option awards, see “— Outstanding Equity Awards at Fiscal Year-End” below.
(8)
Represents annual cash bonus amounts earned under WUP’s executive bonus plan with respect to the 2020 calendar year, which such bonuses are expected to be paid in the first quarter of calendar year 2021.

(9)
Includes the payment of premiums for life insurance in the amount of $67,500 per year and $108,247 to reflect the cost of a driver provided by the Company to Mr. Dichter. In addition, Mr. Dichter was awarded 250 hours of flight time on WUP aircraft in calendar year 2020, and, accordingly, the amount presented above also reflects $717,562 of incremental cost to the company with respect to Mr. Dichter’s use of flight time in the applicable calendar year. Any flight hours not utilized in the year in which granted may be carried over to subsequent years so long as the executive remains a paid member in good standing of the WUP membership program.

(10)
Mr. Jacobs was awarded 55 hours of flight time on WUP aircraft in calendar year 2020. The amount presented includes $75,864 of incremental cost to the company with respect to Mr. Jacob’s use of flight time in the applicable calendar year. Any flight hours not utilized in the year in which granted may be carried over to subsequent years so long as the executive remains a paid member in good standing of the WUP membership program. Additionally, Mr. Jacobs purchased $50,000 worth of discounted flight time during 2020.

(11)
Mr. Horowitz was awarded 35 hours of flight time on WUP aircraft in calendar year 2020. The amount presented includes $44,683 of incremental cost to the company with respect to Mr. Horowitz’s use of flight time in the applicable calendar year. Any hours not utilized in the year in which granted may be carried over to subsequent years so long as the executive remains a paid member in good standing of the WUP membership program.

(12)
Mr. Applbaum was awarded, but did not utilize, 41 hours of flight time on WUP aircraft in calendar year 2020. Any flight hours not utilized in the year in which granted may be carried over to subsequent years so long as the executive remains a paid member in good standing of the WUP membership program.

Narrative Disclosure to Summary Compensation Table
Compensation Philosophy
Hiring and retaining officers and other key employees has been critically important to ensuring continuity and stability in order to grow the WUP business. In the evolving and competitive business environment, WUP must continually develop and refine its service while identifying and capitalizing on potential business opportunities. WUP recognizes that its success is in large part dependent on its ability to attract and retain talented employees. Therefore, the WUP executive compensation and benefits program has been designed to attract, retain and incentivize a highly talented and committed team of executive officers who share the WUP vision and desire to work toward its goals. The WUP board of directors historically has determined compensation for the executive officers, considering economic and business conditions, experience, internal pay equity and individual negotiations.
Primary Elements of Compensation
Base Salary.   Each named executive officer’s base salary is a fixed component of annual compensation for performing specific duties and functions and has been established by the WUP board of directors considering each individual’s role, responsibilities, skills and experience.
Annual Incentive Bonuses.   The WUP annual cash bonus program is intended to reward the named executive officers for meeting objective or subjective performance goals for a fiscal year.
Long-Term Equity Incentives.   The WUP equity grant program is intended to align the interest of the named executive officers with those of its equity holders to motivate them to make important contributions to the performance of WUP. For more information regarding the existing equity grant plans of WUP, see “— Wheels Up Equity Incentive Plan” and “— Wheels Up Option Plan” below. In addition, subject to the approval of the 2021 Plan pursuant to the Equity Incentive Plan Proposal included herein entitled “Equity Incentive Plan Proposal,” the named executive officers will be entitled to receive equity incentive awards following the consummation of the Business Combination in accordance with the terms and conditions of such plan.
Retirement and Other Benefits.   The named executive officers and key employees are eligible to participate in the WUP employee benefit plans provided for other employees, such as a 401(k) plan, life insurance, group health insurance and short- and long-term disability insurance. WUP does not have a defined benefit retirement plan.
CARES Act Compensation Limitation
As discussed elsewhere in this proxy statement/prospectus, WUP applied for government assistance under the Payroll Support Program from the Treasury as directed by the CARES Act. In connection with this Payroll Support Program assistance, WUP agreed to limit the compensation that it pays to certain of its highly compensated employees, including the named executive officers, during any 12-consecutive month period prior to March 24, 2022. The maximum amount that may be paid to each named executive officer during the rolling 12-month period is approximately $9,571,474 for Mr. Dichter, approximately $4,561,229 for Mr. Jacobs and approximately $3,411,977 for Mr. Horowitz; since Mr. Applbaum was hired after the receipt of CARES Act assistance, he is not subject to any such limitation. WUP monitors compliance with this limitation by reference to the amount of compensation WUP pays to the executive each calendar month that WUP would report in the summary compensation table for such month. No named executive officer exceeded his 12 consecutive month compensation limit during the prior fiscal year, or as of the date of this proxy statement/prospectus.
Aircraft Use
WUP’s executive officers use its aircraft for flights that are integrally and directly related to their business duties. Given the nature of its business, WUP also expects its executive officers to utilize its aircraft for personal benefit, as a way to help promote, increase and maintain the WUP brand. Accordingly, WUP allocates to its executive officers and members of its board of directors a specified number of hours per calendar year of flight time. Executives and members of the WUP board of directors all are required to pay the WUP initiation fee to join the Wheels Up Core membership and must remain a member in good standing, including payment of annual dues, in order to utilize the aforementioned hours of flight time. Flight time not utilized in the calendar year in which granted may be carried over to subsequent years so long as the executive or director remains a member of Wheels Up in good standing. For the last completed fiscal year, the aggregate incremental cost to the company of WUP’s CEO’s personal use of its aircraft was $717,562. In addition, the aggregate incremental cost for the other named executive officers was $120,547. WUP determines the incremental cost of the personal use of its corporate aircraft based on the variable operating costs to the company, which includes: (i) landing, ramp and parking fees and expenses; (ii) crew travel expenses; (iii) supplies and catering; (iv) aircraft fuel and oil expenses per hour of flight; (v) any customs, foreign permit and similar fees; (vi) crew travel; and (vii) passenger ground transportation. Because the aircraft are used primarily for business purposes, this methodology excludes fixed costs that do not change based on usage, such as the salaries of pilots and crew, purchase or lease costs of aircraft, and costs of maintenance and upkeep. On occasion, WUP executive officers may have family members and other guests accompany them on the aircraft when traveling for WUP business; there is no incremental cost to WUP for guests accompanying such executive officers on the aircraft for business travel. The executive officers incur taxable income for usage of their granted flight time, calculated in accordance with the tax Standard Industry Fare Level. WUP does not grant bonuses to cover, reimburse or otherwise “gross-up” any income tax owed for personal travel on its aircraft. The executive officer may also pay for any personal travel in excess of the executive’s allotted hours, based on discounted hourly rates that have been approved by WUP’s board of directors and that cover the incremental costs to WUP.
Employment Agreements
WUP previously entered into employment agreements with each of its named executive officers. All such employment agreements provide for “at will” employment. Certain of the compensation paid to the named executive officers reflected in the Summary Compensation Table was provided pursuant to such employment agreements, which are summarized below.
Kenny Dichter.   Pursuant to his employment agreement, dated April 17, 2020, Mr. Dichter is entitled to receive a base salary equal to $950,000, which was increased from the initial rate of $925,000, and which is subject to annual review and further periodic increase by the WUP board of directors. He is also entitled to earn an annual incentive bonus with a target amount equal to 200% of his base salary, subject to the satisfaction of certain performance metrics established by the WUP board of directors. Mr. Dichter is also eligible to participate in the employee benefit plans available to WUP employees, subject to the terms of those plans. In addition, Mr. Dichter is allocated flight time of up to 100 hours per year on mid-cabin aircraft and 150 hours per year on light-cabin aircraft; he may also purchase up to 150 additional flight hours per year on mid- and light-cabin aircraft at the prevailing rate and the terms available for purchase generally to other senior executives of WUP and members of its board of directors. Upon execution of his employment agreement in April 2020, Mr. Dichter was also entitled to a signing bonus in a lump-sum amount of $175,000 and also received a grant of profits interests. Mr. Dichter voluntarily forfeited 888,475 of such profits interests to WUP on December 30, 2020, so that the number of interests subject to such awards could be granted to other key employees of the company.
Mr. Dichter’s employment agreement provides that, in the event his employment is terminated by WUP without “Cause” or by Mr. Dichter for “Good Reason” (as each such term is defined below), he will be entitled to receive the following severance payments and benefits: (i) an amount equal to two times the sum of (A) his then-current base salary (the “Base Salary Severance”) and (B) his target annual bonus (the “Severance Bonus”); and (ii) if Mr. Dichter elects to continue health care continuation coverage pursuant to COBRA or elects coverage under a different health plan, reimbursement for the lesser of (A) the cost of continuation coverage under COBRA and (B) the cost of coverage under a different health plan. Such payments and benefits will be payable to Mr. Dichter as follows: (i) the Base Salary Severance will be payable as salary continuation over the 24-month period following termination; (ii) the Severance Bonus will commence upon the first payroll period on or after March 15 of the year following the year of termination and will be payable in installments for such period that runs concurrently with the remaining period that Mr. Dichter is receiving the Base Salary Severance; and (iii) the health care reimbursement amount will be payable over the 24-month period following termination. In addition, Mr. Dichter will also be allocated 200 flight hours per year during the 24-month period following his termination. All such payments and benefits are conditioned upon Mr. Dichter’s execution and non-revocation of a general release of claims in WUP’s favor within 60 days following his termination of employment.
For purposes of Mr. Dichter’s employment agreement, the term “Cause” means the occurrence of any of the following, which is not cured by Mr. Dichter (if capable of cure) within 30 days after his receipt of written notice from WUP: (i) material dishonesty in the performance of Mr. Dichter’s duties or the failure, whether willful, intentional or grossly negligent, to perform his duties; (ii) willful misconduct in the connection with the performance of his duties; (iii) Mr. Dichter’s conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony or with respect to a misdemeanor involving moral turpitude; (iv) a material breach by Mr. Dichter of any material covenant or provision contained in his employment agreement or the “Employee Confidentiality Agreement and Restrictive Covenants” executed concurrently with the employment agreement; (v) WUP, after reasonable investigation, finds that Mr. Dichter has violated any material policies of WUP; (vi) a willful failure or refusal by Mr. Dichter to comply with a written directive from the WUP board of directors; or (vii) a confirmed positive illegal drug test for Mr. Dichter. In addition, the term “Good Reason” means the occurrence of any of the following, which is not cured by WUP (if capable of cure) within 30 days after its receipt of written notice from Mr. Dichter provided within 60 days of the existence of any such event: (i) a material breach by WUP of any material covenant or provision of his employment agreement, or a breach of any equity award agreement, plan or related document that materially affects Mr. Dichter’s rights or benefits with respect to any equity award granted to him; (ii) any involuntary change in Mr. Dichter’s title or reporting relationships or any involuntary material diminution in his material duties, authorities or responsibilities; (iii) a reduction in Mr. Dichter’s base salary or target annual bonus opportunity; or (iv) the relocation of Mr. Dichter’s principal place of business outside of New York, New York or the state of New Jersey.
In the event that Mr. Dichter’s employment is terminated by WUP without Cause or by Mr. Dichter for Good Reason, in either case, within the six months preceding or 12 months following a “Change in

Control” of WUP (as defined below), the aggregate Base Salary Severance and the Severance Bonus payments will be increased to three times the sum of his then-current base salary and target annual bonus, and such payments will be made over a period of 36 months instead of 24. All such payments and benefits are likewise conditioned upon Mr. Dichter’s execution and non-revocation of a general release of claims in WUP’s favor. Under Mr. Dichter’s employment agreement, a “Change in Control” has the meaning ascribed to such term under WUP’s current limited liability company agreement. The Business Combination is not expected to constitute a Change in Control.
If Mr. Dichter’s employment with WUP is terminated due to death or “Disability” (as defined below), WUP will pay to him or his legal representative, as applicable, in addition to any other accrued or vested payments or benefits, (i) base salary for three months following termination, (ii) a pro-rated annual bonus based on the number of days Mr. Dichter was employed during the applicable fiscal year and (iii) in the case of termination due to Disability, and to the extent permissible under the terms of WUP’s benefit plans, either (A) the provision of all employee benefits that Mr. Dichter was receiving prior to termination for a period of 12 months after the date of termination or (B) reimbursement for the cost of COBRA health continuation coverage under COBRA. Under Mr. Dichter’s employment agreement, the term “Disability” is defined as any physical or mental disability where Mr. Dichter, in the good faith judgment of the WUP board of directors, is unable substantially and competently to perform his duties for a period of 90 consecutive days or for 90 non-consecutive days during any six-month period.
In addition, Mr. Dichter has entered an Employee Confidentiality Agreement and Restrictive Covenants with WUP that contains, among other things, non-competition and non-solicitation provisions that apply during the term of Mr. Dichter’s employment and for 24 months thereafter.
Eric Jacobs.   Pursuant to his employment agreement, dated April 5, 2018, Mr. Jacobs is entitled to receive a base salary equal to $475,000, which was increased from the initial rate of $425,000, and which is subject to annual review and further periodic increase by the WUP board of directors. He is also entitled to earn an annual incentive bonus with a target amount equal to 100% of his base salary, subject to the satisfaction of certain performance metrics established by the WUP board of directors. Mr. Jacobs is also eligible to participate in the employee benefit plans available to WUP employees, subject to the terms of those plans. In addition, Mr. Jacobs is allocated a minimum flight time of 15 hours per year on light-cabin aircraft and six hours per year on mid-cabin aircraft; he may also purchase additional flight hours up to 15 hours per year on light-cabin aircraft and six hours per year on mid-cabin aircraft at the prevailing rate and the terms available for purchase generally to other senior executives of WUP and members of its board of directors.
Mr. Jacobs’ employment agreement provides that, in the event his employment is terminated by WUP without “Cause” or by Mr. Jacobs for “Good Reason” (as each such term is defined below), he will be entitled to receive the following severance payments and benefits: (i) an amount equal to the sum of (A) his then-current base salary (the “Base Salary Severance”) and (B) the annual bonus that would have otherwise been payable to Mr. Jacobs (without regard to achievement of individual performance goals and with the weighting of WUP and other performance goals proportionately increased, in determining the bonus amount) (the “Severance Bonus”); and (ii) if Mr. Jacobs elects to continue health care continuation coverage pursuant to COBRA or elects coverage under a different health plan, reimbursement for the lesser of (A) the cost of continuation coverage under COBRA and (B) the cost of coverage under a different health plan. Such payments and benefits will be payable to Mr. Jacobs as follows: (i) the Base Salary Severance will be payable as salary continuation over the 12-month period following termination; (ii) the Severance Bonus will commence upon the determination of executive bonuses by the WUP board of directors for the year in which Mr. Jacobs is terminated and will be payable in installments for such period that runs concurrently with the remaining period that Mr. Jacobs is receiving the Base Salary Severance; and (iii) the health care reimbursement amount will be payable over the 12-month period following termination. All such payments and benefits are conditioned upon Mr. Jacob’s execution and non-revocation of a general release of claims in WUP’s favor within 60 days following his termination of employment. The terms “Cause” and “Good Reason” each have the same definitions under Mr. Jacobs’ agreement as those described above with respect to Mr. Dichter’s employment agreement.
If Mr. Jacobs’ employment with WUP is terminated due to death or “Disability” (as defined below), WUP will pay to him or his legal representative, as applicable, in addition to any other accrued or vested payments or benefits, (i) base salary for three months following termination, (ii) a pro-rated annual bonus based on the number of days Mr. Jacobs was employed during the applicable fiscal year and (iii) in the case of termination due to Disability, and to the extent permissible under the terms of WUP’s benefit plans, the provision of all employee benefits that Mr. Jacobs was receiving prior to termination for a period of six months after the date of termination. The term “Disability” has the same definition under Mr. Jacobs’ agreement as that term is described above with respect to Mr. Dichter’s employment agreement.
In addition, Mr. Jacobs has entered an Employee Confidentiality Agreement and Restrictive Covenants with WUP that contains, among other things, non-competition and non-solicitation provisions that apply during the term of Mr. Jacobs’ employment and for 12 months thereafter.
Jason Horowitz.   Pursuant to his employment agreement, dated April 1, 2018, Mr. Horowitz is entitled to receive a base salary equal to $475,000, which was increased from the initial rate of $425,000, and which is subject to annual review and further periodic increase by the WUP board of directors. He is also entitled to earn an annual incentive bonus with a target amount equal to 100% of his base salary, subject to the satisfaction of certain performance metrics established by the WUP board of directors. Mr. Horowitz is also eligible to participate in the employee benefit plans available to WUP employees, subject to the terms of those plans. In addition, Mr. Horowitz is allocated a minimum flight time of 15 hours per year on light-cabin aircraft and six hours per year on mid-cabin aircraft; he may also purchase additional flight hours up to 15 hours per year on light-cabin aircraft and six hours per year on mid-cabin aircraft at the prevailing rate and the terms available for purchase generally to other senior executives of WUP and members of its board of directors.
Mr. Horowitz’s employment agreement provides that, in the event his employment is terminated by WUP without “Cause” or by Mr. Horowitz for “Good Reason” (as each such term is defined below), he will be entitled to receive the following severance payments and benefits: (i) an amount equal to the sum of (A) his then-current base salary (the “Base Salary Severance”) and (B) the annual bonus that would have otherwise been payable to Mr. Horowitz (without regard to achievement of individual performance goals and with the weighting of WUP and other performance goals proportionately increased, in determining the bonus amount) (the “Severance Bonus”); and (ii) if Mr. Horowitz elects to continue health care continuation coverage pursuant to COBRA or elects coverage under a different health plan, reimbursement for the lesser of (A) the cost of continuation coverage under COBRA and (B) the cost of coverage under a different health plan. Such payments and benefits will be payable to Mr. Horowitz as follows: (i) the Base Salary Severance will be payable as salary continuation over the 12-month period following termination; (ii) the Severance Bonus will commence upon the determination of executive bonuses by the WUP board of directors for the year in which Mr. Horowitz is terminated and will be payable in installments for such period that runs concurrently with the remaining period that Mr. Horowitz is receiving the Base Salary Severance; and (iii) the health care reimbursement amount will be payable over the 12-month period following termination. All such payments and benefits are conditioned upon Mr. Horowitz’s execution and non-revocation of a general release of claims in WUP’s favor within 60 days following his termination of employment. The terms “Cause” and “Good Reason” each have the same definitions under Mr. Horowitz’s agreement as those described above with respect to Mr. Dichter’s employment agreement.
If Mr. Horowitz’s employment with WUP is terminated due to death or “Disability” (as defined below), WUP will pay to him or his legal representative, as applicable, in addition to any other accrued or vested payments or benefits, (i) base salary for three months following termination, (ii) a pro-rated annual bonus based on the number of days Mr. Horowitz was employed during the applicable fiscal year and (iii) in the case of termination due to Disability, and to the extent permissible under the terms of WUP’s benefit plans, the provision of all employee benefits that Mr. Horowitz was receiving prior to termination for a period of six months after the date of termination. The term “Disability” has the same definition under Mr. Horowitz’s agreement as that term is described above with respect to Mr. Dichter’s employment agreement.
In addition, Mr. Horowitz has entered an Employee Confidentiality Agreement and Restrictive Covenants with WUP that contains, among other things, non-competition and non-solicitation provisions that apply during the term of Mr. Horowitz’s employment and for 12 months thereafter.

Lee Applbaum.   Pursuant to his employment agreement, dated October 28, 2020, Mr. Applbaum is entitled to receive a base salary equal to $350,000, which is subject to annual review and periodic increase by the WUP board of directors. He is also entitled to earn an annual incentive bonus with a target amount equal to 100% of his base salary, subject to the satisfaction of certain performance metrics established by the WUP board of directors. Notwithstanding the foregoing, for calendar year 2021 only, Mr. Applbaum’s annual bonus shall be in the fixed amount of $350,000, to be paid not later than March 15, 2022. Mr. Applbaum is also eligible to participate in the employee benefit plans available to WUP employees, subject to the terms of those plans. In addition, Mr. Applbaum is allocated a minimum flight time of 35 hours per year on mid-cabin aircraft; he may also purchase additional flight hours up to 15 hours per year on light-cabin aircraft and six hours per year on mid-cabin aircraft at the prevailing rate and the terms available for purchase generally to other senior executives of WUP and members of its board of directors.
Mr. Applbaum’s employment agreement provides that, in the event his employment is terminated by WUP without “Cause” or by Mr. Applbaum for “Good Reason” (as each such term is defined below), he will be entitled to receive the following severance payments and benefits: (i) an amount equal to the sum of (A) his then-current base salary (the “Base Salary Severance”) and (B) the annual bonus that would have otherwise been payable to Mr. Applbaum (without regard to achievement of individual performance goals and with the weighting of WUP and other performance goals proportionately increased, in determining the bonus amount) (the “Severance Bonus”); and (ii) if Mr. Applbaum elects to continue health care continuation coverage pursuant to COBRA or elects coverage under a different health plan, reimbursement for the lesser of (A) the cost of continuation coverage under COBRA and (B) the cost of coverage under a different health plan. Such payments and benefits will be payable to Mr. Applbaum as follows: (i) the Base Salary Severance will be payable as salary continuation over the 12-month period following termination; (ii) the Severance Bonus will commence upon the determination of executive bonuses by the WUP board of directors for the year in which Mr. Applbaum is terminated and will be payable in installments for such period that runs concurrently with the remaining period that Mr. Applbaum is receiving the Base Salary Severance; and (iii) the health care reimbursement amount will be payable over the 12-month period following termination. In addition to the foregoing, the option award granted to Mr. Applbaum upon commencement of his employment will be subject to accelerated vesting by an additional 12 months in connection with any such termination of employment. All such payments and benefits are conditioned upon Mr. Applbaum’s execution and non-revocation of a general release of claims in WUP’s favor within 60 days following his termination of employment. The terms “Cause” and “Good Reason” each have the same definitions under Mr. Applbaum’s agreement as those described above with respect to Mr. Dichter’s employment agreement, except that “Good Reason” does not include the trigger related to relocation of Mr. Applbaum’s principal place of business.
If Mr. Applbaum’s employment with WUP is terminated due to death or “Disability” (as defined below), WUP will pay to him or his legal representative, as applicable, in addition to any other accrued or vested payments or benefits, (i) base salary for three months following termination, (ii) a pro-rated annual bonus based on the number of days Mr. Applbaum was employed during the applicable fiscal year and (iii) in the case of termination due to Disability, and to the extent permissible under the terms of WUP’s benefit plans, the provision of all employee benefits that Mr. Applbaum was receiving prior to termination for a period of six months after the date of termination. The term “Disability” has the same definition under Mr. Applbaum’s agreement as that term is described above with respect to Mr. Dichter’s employment agreement.
In addition, Mr. Applbaum has entered an Employee Confidentiality Agreement and Restrictive Covenants with WUP that contains, among other things, non-competition and non-solicitation provisions that apply during the term of Mr. Applbaum’s employment and for 12 months thereafter.
Executive Loan
In 2016, the WUP board of directors determined to incentivize Mr. Dichter with additional equity in connection with his continued retention as Chief Executive Officer of WUP. Rather than provide newly issued equity interests, which would have been dilutive to WUP’s equityholders, the WUP board of directors approved a loan to fund Mr. Dichter’s purchase of outstanding equity interests from a founding executive who was departing WUP. The unpaid principal amount of the loan bears interest at a rate per annum equal to 1.81%. As of the date of this proxy statement/prospectus, the loan has accrued $487,708 of interest. Prior to the Registration Statement being declared effective under the Securities Act, WUP will forgive the amount of the principal and accrued interest on the loan. WUP anticipates that the amount of forgiveness will result in Mr. Dichter recognizing approximately $5.5 million of compensation, and Mr. Dichter will, at the time of such forgiveness, pay to WUP approximately $2.5 million so that the company may satisfy its tax withholding obligations with respect to such compensation.
Wheels Up Equity Incentive Plan
WUP adopted the Wheels Up Partners Holdings LLC Equity Incentive Plan in 2015 (the “Wheels Up Equity Incentive Plan”), of which the last amended and restated version thereof (the Wheels Up Partners Holdings LLC Equity Incentive Plan VIII) was adopted in April 2020. The Wheels Up Equity Incentive Plan has a term of 10 years from the date of adoption. Effective as of the consummation of the Business Combination, the WUP board of directors has determined not to make any further awards under the Wheels Up Equity Incentive Plan, but all outstanding awards will continue to be governed by their existing terms, subject to any adjustments required in connection with the Business Combination.
The Wheels Up Equity Incentive Plan provides for the grant of (i) membership interests in the form of “profits interests” in Wheels Up MIP LLC (“Wheels Up MIP LLC”), a single-purpose entity formed for the purpose of administering and effectuating the Wheels Up Equity Incentive Plan, (ii) membership interests in the form of restricted interests in Wheels Up MIP RI LLC (“Wheels Up MIP RI LLC”), another single-purpose entity formed for the purpose of administering and effectuating the plan, or (iii) membership interests or other equity or equity-based awards in WUP, including without limitation, profits interests, restricted interests, options or phantom equity.
The Wheels Up Equity Incentive Plan is currently administered by the WUP board of directors and its compensation committee, which has the authority to select, from among the individuals eligible for awards, the individuals to whom awards may be granted, to make any combination of awards to participants and to determine the specific terms and conditions of each award, subject to the provisions of the Wheels Up Equity Incentive Plan. The board of directors also has the authority to amend, suspend or terminate the Wheels Up Equity Incentive Plan; provided that no such action affects or materially impairs the rights of a participant under an outstanding equity award without the consent of such participant. Employees, directors and consultants of WUP are eligible to participate in the Wheels Up Equity Incentive Plan.
With respect to profits interest awards granted to eligible participants under the Wheels Up Equity Incentive Plan, such equity awards consist of membership interests in Wheels Up MIP LLC, which provide the participant with the right to participate in distributions to the extent such distributions are attributable to income and growth of the value of Wheels Up MIP LLC, and indirectly attributable to income and growth of the value of WUP, after the date of issuance. With respect to such profits interest awards, the threshold value of WUP, above which the participant shall have the right to participate (the “Participation Threshold”), is equal to the equity value of WUP as of the date of issuance of such profits interests, as determined by the WUP board of directors. Concurrently with the issuance of such profits interest award to an eligible participant, WUP issues to Wheels Up MIP LLC common interests in WUP that have been designated as “profits interests” in WUP (and therefore only represent the right to participate in distributions attributable to the income and growth of WUP over the Participation Threshold for such Wheels Up MIP LLC profits interest). Each profits interest award agreement sets forth the vesting schedule of the profits interest award and other applicable terms and conditions. The treatment of outstanding WUP Profits Interest Awards under the Wheels Up Equity Incentive Plan in the Business Combination is described above in “BCA Proposal — The Merger Agreement — Consideration — Treatment of WUP Options, Profits Interests and Restricted Interests.” For more information regarding profits interest awards held by the named executive officers, see the section entitled “BCA Proposal — Interests of WUP’s Directors and Officers in the Business Combination.”
Similar to the profits interest awards, restricted interest awards granted to participants under the Wheels Up Equity Incentive Plan are comprised of restricted interests in Wheels Up MIP RI LLC, and concurrently with such issuance, WUP issues to Wheels Up MIP RI LLC common interests in WUP that have been designated as “restricted interests.” Each restricted interest award agreement sets forth the vesting schedule of the restricted interest award (including both service- and performance-based vesting criteria), as well as other applicable terms and conditions. The treatment of outstanding WUP Restricted Interest Awards under the Wheels Up Equity Incentive Plan in the Business Combination is described above in “BCA Proposal — The Merger Agreement — Consideration — Treatment of WUP Options, Profits Interests and Restricted Interests.” For more information regarding restricted interest awards held by the named executive officers, see the section entitled “BCA Proposal — Interests of WUP’s Directors and Officers in the Business Combination.”
All awards granted under the Wheels Up Equity Incentive Plan are subject to the terms and conditions of the WUP limited liability company agreement, as well as the limited liability company agreement of Wheels Up MIP LLC or Wheels Up MIP RI LLC, as applicable, to which each recipient of an award must become a party as a condition of receipt of a profits interest or restricted interest award. Such agreements govern the treatment of awards under events such as a change of control, initial public offering (including the Business Combination), liquidation or dissolution of WUP and contain certain other terms related to distributions and other payment mechanics affecting each such award.
Wheels Up Option Plan
WUP adopted the Wheels Up Partners Holdings LLC Option Plan in 2016 (the “Wheels Up Option Plan”), which was last amended in December 2020. The Wheels Up Option Plan has a term of 10 years from the date of adoption. Effective as of the consummation of the Business Combination, the WUP board of directors has determined not to make any further awards under the Wheels Up Option Plan, but all outstanding awards will continue to be governed by their existing terms, subject to any adjustments required in connection with the Business Combination. Any future awards will be granted under the 2021 Plan.For more information regarding the treatment of outstanding WUP Option awards under the Wheels Up Option Plan in the Business Combination, see the section entitled “BCA Proposal — The Merger Agreement — Consideration — Treatment of WUP Options, Profits Interests and Restricted Interests” above.
The Wheels Up Option Plan is currently administered by the WUP board of directors and its compensation committee, which has the authority to select, from among the individuals eligible for awards, the individuals to whom awards may be granted, to make any combination of awards to participants and to determine the specific terms and conditions of each award, subject to the provisions of the Wheels Up Option Plan. The board of directors also has the authority to amend, suspend or terminate the Wheels Up Option Plan; provided that no such action affects or materially impairs the rights of a participant under an outstanding option award without the consent of such participant. Employees, directors and consultants of WUP are eligible to participate in the Wheels Up Option Plan.
The Wheels Up Option Plan provides for the award of options to purchase common interests in WUP. The exercise price for each option award under the Wheels Up Option Plan is no less than the fair market value of a common interest of WUP as of the date of grant. Each option award agreement sets forth the vesting schedule of the option and other applicable terms and conditions, including the extent to which a vested option may be exercisable following termination of the recipient’s service relationship with WUP. In the event of certain changes in WUP’s corporate structure (such as a stock split, recapitalization, merger or reorganization), the board of directors may also make appropriate adjustments to prevent diminution or enlargement of the benefits or potential benefits under the Wheels Up Option Plan, including adjusting the aggregate number of common interests reserved for issuance thereunder, common interests subject to outstanding options and exercise prices of outstanding options. In the event of a transaction such as a merger or sale of all or substantially all of WUP’s assets, WUP’s board of directors may take any number of actions, including, (i) the assumption or substitution of outstanding awards by the surviving entity, (ii) immediate exercisability of outstanding options and (iii) settlement of the intrinsic value of outstanding vested options in cash or cash equivalents or equity followed by the cancellation of all such options (whether or not then vested or exercisable).
Retirement Plans
WUP has established the Wheels Up Partners LLC Retirement Savings Plan, a tax-qualified Section 401(k) retirement savings plan for all employees who satisfy certain eligibility requirements. Under this plan, participants may elect to make pre-tax contributions to the plan of up to a certain portion of their current compensation, not to exceed the applicable statutory tax limitation. WUP intends for the plan to qualify under Section 401(a) of the Code, such that contributions to the plan, and income earned on those contributions, are not taxable to participants until withdrawn from the plan.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information concerning outstanding equity awards held by each of the named executive officers as of December 31, 2020 (pre-Business Combination). The information shown below does not give effect to any exchange or conversion of outstanding equity awards that will occur at the Effective Time of the Business Combination, nor any contemplated acceleration of service-based vesting. For more information, see the section entitled “BCA Proposal — The Merger Agreement — Consideration — Treatment of WUP Options, Profits Interests and Restricted Interests” and “BCA Proposal — Interests of WUP’s Directors and Executive Officers in the Business Combination — Accelerated Vesting of Equity Incentive Awards” above.
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Share or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)
Kenny Dichter	—	—	—	—	17,517,307(2)	9,826,853	5,136,963	20,547,852
Eric Jacobs	—	—	—	—	1,960,000(3)	1,489,600	2,750,000	11,000,000
Jason Horowitz	—	—	—	—	611,000(4)	464,360	2,000,000	8,000,000
Lee Applbaum	0	75,000	$3.48	10/13/2030	—	—	—	—
	0	2,500,000	$3.48	11/2/2030

(1)
Represents unvested and unexercisable options granted to Mr. Applbaum, as follows: (i) 75,000 options granted on October 13, 2020 that are scheduled to vest in four equal installments on October 13, 2021, 2022, 2023 and 2024, subject to continued service through each such vesting date and any additional accelerated vesting granted by the WUP board of directors in connection with the Business Combination; and (ii) 2,500,000 options granted on November 2, 2020 that are scheduled to vest in four equal installments on November 2, 2021, 2022, 2023 and 2024, subject to continued service through each such vesting date and any additional accelerated vesting granted by the WUP board of directors in connection with the Business Combination.

(2)
Represents the unvested portion of profits interest awards held by Mr. Dichter, as follows: (i) 2,991,057 profits interests granted on April 30, 2019 that are scheduled to vest in three equal installments on April 30, 2021, 2022 and 2023, subject to continued service through each such vesting date and any additional accelerated vesting granted by the WUP board of directors in connection with the Business Combination; (ii) 187,500 profits interests granted on October 4, 2019 that are scheduled to vest in three equal installments on July 16, 2021, 2022 and 2023, subject to continued service through each such vesting date and any additional accelerated vesting granted by the WUP board of directors in connection with the Business Combination; and (iii) 14,323,750 profits interests granted on April 29, 2020 that are scheduled to vest in four equal installments on April 29, 2021, 2022, 2023 and 2024, subject to continued service through each such vesting date and any additional accelerated vesting granted by the WUP board of directors in connection with the Business Combination. Mr. Dichter originally was granted 15,227,225 profits interests on April 29, 2020, but he voluntarily forfeited 888,475 of such profits interests to WUP on December 30, 2020 so that the number of interests subject to such awards could be granted to other key employees of the company.
(3)
Represents the unvested portion of profits interests granted to Mr. Jacobs on April 17, 2018, which are scheduled to vest in two equal installments on April 5, 2021 and 2022, subject to continued service through each such vesting date and any additional accelerated vesting granted by the WUP board of directors in connection with the Business Combination.

(4)
Represents the unvested portion of profits interests granted to Mr. Horowitz on October 23, 2018, which are scheduled to vest on October 23, 2021, subject to continued service through each such vesting date and any additional accelerated vesting granted by the WUP board of directors in connection with the Business Combination.

(5)
Represents the estimated market value of the profits interests calculated based on the spread value calculated as of December 31, 2020, based on the $4.00 per interest value of WUP’s common interests determined in the valuation of WUP’s common interests as of such time, as follows: (i) for profits interests granted to Mr. Dichter on April 30, 2019, $0.76 per profits interest; (ii) for profits interests granted to Mr. Dichter on October 4, 2019, $0.52 per profits interest; (iii) for profits interests granted to Mr. Dichter on April 29, 2020, $0.52 per profits interest; (iv) for profits interests granted to Mr. Jacobs on April 17, 2018, $0.76 per profits interest; and (v) for profits interests granted to Mr. Horowitz on October 23, 2018, $0.76 per profits interest.

(6)
Represents restricted interest awards granted to Messrs. Dichter, Jacobs and Horowitz that will only be earned subject to the satisfaction of both (i) service-based vesting over a four-year period and (ii) the occurrence of the first to occur of (A) a “Change of Control” of WUP or (B) a specified time period following an “Initial Public Offering” (as such terms are defined in the applicable restricted interest award agreement). The vesting commencement date for the service-based vesting component of all restricted interest awards granted to Messrs. Dichter and Jacobs, along with 1,500,000 restricted interests granted to Mr. Horowitz, was December 11, 2019, with 25% of restricted interests vesting with respect to the service-based vesting component on December 11, 2020, and the remaining 75% of such interests scheduled to vest with respect to the service-based vesting component in three equal installments on December 11, 2021, 2022 and 2023, subject to continued service through each such vesting date and any additional accelerated vesting granted by the WUP board of directors in connection with the Business Combination. Mr. Horowitz received an additional grant of 500,000 restricted interests on November 25, 2020, whereby 50% of the interests were fully vested with respect to the service-based component as of such date, and the remaining 50% of such interests are scheduled to vest with respect to the service-based vesting component in equal installments on April 1, 2021 and 2022, subject to continued service through each such vesting date and any additional accelerated vesting granted by the WUP board of directors in connection with the Business Combination. Due to the Business Combination, the “second vesting sub-condition” (as defined in the respective award agreement) applicable to the restricted interest awards will be satisfied upon the later to occur of (i) six months after the consummation of the Business Combination or (ii) 30 days after the expiration of any lock-up period applicable to senior management of WUP in connection with the Business Combination, subject to continued service through such date, in addition to any service-based vesting component that will continue to apply following the Closing.

(7)
Represents the estimated market value of the restricted interests calculated based on the $4.00 per interest value of WUP’s common interests determined in the most recent valuation of WUP’s common interests as of December 31, 2020.

Potential Payments Upon Termination or Change of Control
The employment agreements with each of the named executive officers provide for certain severance payments and benefits upon a termination by WUP without “Cause,” by the named executive officer for “Good Reason” or due to death or “Disability” (as each such term is defined in the applicable employment agreement). For more information regarding these severance payments and benefits, see “— Employment Agreements” above.
Under the terms of each named executive officer’s option, profits interest and restricted interest awards granted under the Wheels Up Option Plan or the Wheels Up Equity Incentive Plan, as applicable, the named executive officer is entitled to accelerated vesting in connection with certain qualifying terminations of employment. Pursuant to the award agreements governing each of the options and the profits interests awards held by the named executive officers, in the event such named executive officer is terminated by WUP without “Cause” (as defined in the applicable option or profits interest award agreement), any options or profits interests that are scheduled to vest within six months following the date of such termination will vest as if no such termination has occurred. Additionally, upon the occurrence of a “Change of Control” of WUP, all options or profits interests that are unvested at such time will become fully vested and exercisable, as applicable, upon such Change of Control if (i) the named executive officer is performing services for WUP at all times from the grant date through the Change of Control or (ii) the named executive officer was terminated by WUP without Cause following the announcement of a Change of Control and such transaction closes within six months following the date of termination.
Pursuant to the terms of the restricted interest award agreements with Messrs. Dichter, Jacobs and Horowitz, upon a “Change of Control” of WUP (as defined in the restricted interest award agreement), any then-unvested restricted interests will accelerate, and the service-based vesting component will be deemed satisfied to the extent the named executive officer has remained employed with WUP at all times from the grant date though such Change of Control. In addition, if a named executive officer’s employment is terminated at any time by WUP without “Cause,” by the named executive for “Good Reason” or due to death or “Disability” (as each such term is defined in the restricted interest award agreement), any restricted interests that would have otherwise become vested with respect to the service-based vesting component within 24 months following the date of termination had the named executive remained employed through such period shall accelerate and become vested upon the date of termination. To the extent that the performance-based vesting component has already been satisfied, then the restricted interests will therefore be deemed fully vested as of such date of termination. To the extent that the performance-based vesting condition has not been satisfied as of the effective date of termination, then the accelerated interests will continue to remain outstanding for a period of seven years following termination, and, upon the satisfaction of the performance-based vesting condition at any time during such seven-year period, will thereafter be deemed fully vested. If the performance-based vesting condition is not satisfied within the seven-year period following termination, however, all restricted interests (including any accelerated portion thereof) will automatically be forfeited for no consideration on the seventh anniversary of the effective date of the named executive officer’s termination of employment.
Director Compensation
The following table provides information concerning the compensation of each director of the WUP board of directors who did not serve as a named executive officer of WUP during fiscal year 2020 (pre-Business Combination). None of the non-employee directors received cash fees for their service on the WUP board of directors. In addition, directors designated by Delta did not receive any compensation for their service as directors.
Name	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
David Adelman	114,600	—	114,600
Timothy Armstrong	76,400	6,026	82,426
Chih Cheung	76,400	29,557	105,957
Alan Goldfarb	76,400	21,836	98,236
Eric Phillips	—	—	—
Brian Radecki	95,500	22,383	117,883
Erik Snell	—	—	—

(1)
Represents the aggregate grant date fair value of option awards granted under the Wheels Up Option Plan during the 2020 fiscal year, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718-Stock Compensation and using the assumptions contained in Note 14 to the financial statements included elsewhere in this proxy statement/prospectus.

Each option was awarded to the applicable director on October 13, 2020 and is scheduled to vest in four equal annual installments on October 13, 2021, 2022, 2023 and 2024, subject to continued service through each such vesting date. As of December 31, 2020, the directors held the following equity awards under the Wheels Up Equity Incentive Plan or Wheels Up Option Plan, as applicable: David Adelman, 375,000 profits interests and 150,000 options; Timothy Armstrong, 75,000 profits interests and 100,000 options; Chih Cheung, 250,000 profits interests and 100,000 options; Alan Goldfarb, 250,000 profits interests and 100,000 options; and Brian Radecki, 275,000 profits interests and 175,000 options. Messrs. Phillips and Snell held no equity awards in WUP as of such date. The information presented herein does not give effect to any exchange or conversion of outstanding equity awards that will occur at the Effective Time of the Business Combination, nor any contemplated acceleration of service-based vesting. For more information, see the section entitled “BCA Proposal — The Merger Agreement — Consideration — Treatment of WUP Options, Profits Interests and Restricted Interests” above.
(2)
Messrs. Adelman and Radecki were awarded 30 hours of flight time on WUP aircraft in calendar year 2020 and Messrs. Armstrong, Cheung and Goldfarb were awarded 25 hours of flight time on WUP aircraft in calendar year 2020. Messrs. Phillips and Snell were not awarded any flight time on WUP aircraft in calendar year 2020. Accordingly, the amounts presented represent the incremental cost to the company with respect to each director’s use of flight time in the applicable calendar year. Any hours not utilized in the year in which granted may be carried over to subsequent years so long as the director remains a paid member in good standing of the WUP membership program. Mr. Adelman also purchased $400,000 worth of discounted flight time during 2020. For more information, see “— Aircraft Use” above.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding (i) the beneficial ownership of Aspirational ordinary shares as of May 24, 2021 and (ii) the expected beneficial ownership of shares of Wheels Up common stock immediately following consummation of the Business Combination (assuming a “no redemption” scenario and assuming a “redemption” scenario as described below) by:
•
each person who is known to be the beneficial owner of more than 5% of Aspirational ordinary shares and/or is expected to be the beneficial owner of more than 5% of shares of Wheels Up common stock post-Business Combination;

•
each of Aspirational’s current executive officers and directors;

•
each person who will become a named executive officer or director of Wheels Up post-Business Combination; and

•
all executive officers and directors of Aspirational as a group pre-Business Combination, and all executive officers and directors of Wheels Up as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of Aspirational ordinary shares pre-Business Combination is based on 29,968,290 Aspirational ordinary shares issued and outstanding as of May 24, 2021, which includes an aggregate of 5,993,658 Aspirational Class B ordinary shares outstanding as of such date.
The expected beneficial ownership of shares of Wheels Up common stock post-Business Combination assumes two scenarios:
(i) a “no redemption” scenario where (i) no public shareholders exercise their redemption rights in connection with the Business Combination and (ii) Wheels Up issues 173,686,319 shares of Wheels Up Class A common stock pursuant to the Merger Agreement in respect of all of the WUP common interests, WUP preferred interests and WUP Restricted Interests outstanding immediately prior to the Business Combination (excluding equity incentive awards); and
(ii) a “maximum redemption” scenario where (i) 11,984,042 of Aspirational’s outstanding public shares are redeemed in connection with the Business Combination and (ii) Wheels Up issues 173,686,319 shares of Wheels Up Class A common stock pursuant to the Merger Agreement in respect of all of the WUP common interests, WUP preferred interests and WUP Restricted Interests outstanding immediately prior to the Business Combination (excluding equity incentive awards).
Based on the foregoing assumptions, and including the 55,000,000 shares of Wheels Up Class A common stock issued in connection with the PIPE Investment, we estimate that there would be 258,654,609 shares of Wheels Up Class A common stock issued and outstanding immediately following the consummation of the Business Combination in the “no redemption” scenario, and 246,667,293 shares of Wheels Up Class A common stock issued and outstanding immediately following the consummation of the Business Combination in the “redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under Post-Business Combination in the table that follows will be different.
The following table does not reflect record of beneficial ownership of any shares of Wheels Up Class A common stock issuable upon exercise of public warrants or private placement warrants, as such securities are not exercisable or convertible within 60 days of May 24, 2021.
Unless otherwise indicated, Aspirational believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Pre-Business Combination and PIPE Investment				Post-Business Combination and PIPE Investment
					Assuming No Redemption		Assuming Redemption
Name and Address of Beneficial Owner(1)	Number of Aspirational Ordinary Shares(2)	% of Aspirational Class A Ordinary Shares	% of Aspirational Class B Ordinary Shares	% of Aspirational Ordinary Shares	Number of Shares of Wheels Up Common Stock	%(3)	Number of Shares of Wheels Up Common Stock	%(3)
5% Holders
Aspirational Consumer Lifestyle Sponsor LLC(4)	5,918,658	—	98.8%	19.8%	5,918,658	2.3%	5,918,658	2.4%
Liber Pater LLC(4)	5,918,658	—	98.8%	19.8%	5,918,658	2.3%	5,918,658	2.4%
Entities affiliated with Millennium Management LLC(5)	1,566,449	6.5%	—	5.2%	1,566,449	*	1,566,449	*
Entities affiliated with RP Investment Advisors LP(6)	1,350,000	5.6%	—	4.5%	1,350,000	*	1,350,000	*
Periscope Capital Inc.(7)	1,259,300	5.3%	—	4.2%	1,259,300	*	1,259,300	*
Entities affiliated with J. Goldman & Co., L.P.(8)	1,244,601	5.2%	—	4.2%	1,244,601	*	1,244,601	*
Entities affiliated with Woodson Capital Management(9)	1,509,614	6.3%	—	5.0%	1,509,614	*	1,509,614	*
Entities affiliated with Citadel Advisors LLC(10)	1,839,543	7.7%	—	6.1%	1,839,543	*	1,839,543	*
Entities affiliated with Linden Capital L.P.(11)	1,317,300	5.5%	—	4.4%	1,317,300	*	1,317,300	*
Delta Air Lines, Inc.(12)	—	—	—	—	52,001,860	20.1%	52,001,860	21.1%
Entities affiliated with Fidelity(13)	—	—	—	—	17,093,588	6.6%	17,093,588	6.9%
Funds and accounts managed by T. Rowe Price(14)	—	—	—	—	13,364,129	5.3%	13,634,129	5.5%
Directors and Executive Officers Pre-Business Combination
Ravi Thakran(4)(15)	5,918,658	—	98.8%	19.8%	5,918,658	2.3%	5,918,658	2.4%
Mark Bedingham	—	—	—	—	—	—	—	—
Lisa Myers	—	—	—	—	—	—	—	—
Leo Austin	25,000	—	*	*	25,000	*	25,000	*
Neil Jacobs	25,000	—	*	*	25,000	*	25,000	*
Frank Newman	25,000	—	*	*	25,000	*	25,000	*
All Aspirational directors and executive officers as a group (six individuals)	5,993,658	—	100%	100%	5,993,658	2.3%	5,993,658	2.4%
Directors and Executive Officers Post-Business Combination
Kenneth Dichter(16)	—	—	—	—	15,414,293	5.9%	15,414,293	6.2%
Lee Applbaum(17)	—	—	—	—	305,009	*	305,009	*
Jason Horowitz(18)	—	—	—	—	1,879,601	*	1,879,601	*
Eric Jacobs(19)	—	—	—	—	1,800,929	*	1,800,929	*
Erik Snell	—	—	—	—	—	*	—	*
Erik Phillips	—	—	—	—	—	*	—	*
Admiral Michael Mullen(20)	—	—	—	—	90,148	*	90,148	*
Brian Radecki(21)	—	—	—	—	119,686	*	119,686	*
Chih Cheung(22)	—	—	—	—	56,313	*	56,313	*
David Adelman(23)	—	—	—	—	1,153,437	*	1,153,437	*
Marc Farrell	—	—	—	—	—	*	—	*
Susan Schuman(24)	—	—	—	—	17,264	*	17,264	*
Timothy Armstrong(25)	—	—	—	—	1,012,051	*	1,012,051	*
All Wheels Up directors and executive officers as a group (18 individuals)(3)	5,918,658	—	98.80%	19.80%	28,573,075	10.9%	28,573,075	11.4%

*
Indicates less than one percent of the outstanding shares of the class of stock.

(1)
Unless otherwise noted, the business address of each of those listed in the table above pre-Business Combination is c/o Aspirational Consumer Lifestyle Corp., 1 Kim Seng Promenade, #18-07/12 Great World City, Singapore 237994 and post-Business Combination is c/o Wheels Up Experience Inc., 601 West 26th Street, New York, NY 10001.

(2)
Prior to the Closing, holders of record of Aspirational Class A ordinary shares and Aspirational Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by Aspirational shareholders and vote together as a single class, except as required by law. As a result of and upon the effective time of the Domestication, (a) each of the then issued and outstanding Aspirational Class A ordinary shares will convert automatically, on a one-for-one basis, into a share of Wheels Up Class A common stock and (b) each of the then issued and outstanding Aspirational Class B ordinary shares will convert automatically, on a one-for-one basis, into a share of Wheels Up Class A common stock.

(3)
For purposes of computing the percentage of outstanding shares held by each person or group named above, any shares which that person or persons has or have the right to acquire within 60 days of May 24, 2021, assuming the consummation of the Business Combination occurs within such period, is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(4)
Aspirational Consumer Lifestyle Sponsor LLC is the record holder of 5,918,658 Aspirational Class B ordinary shares. The members of the Sponsor are Dalvey Partners (BVI) Limited and Liber Pater, LLC. Dalvey Partners (BVI) Limited is controlled by Ravi Thakran. Liber Pater, LLC is controlled by J. Michael Chu and Scott A. Dahnke, the co-chief executive officers of L Catterton. Other than with respect to Dalvey Partners (BVI) Limited and Ravi Thakran, the address of the entities and individuals mentioned in this footnote is c/o L Catterton 599 West Putnam Avenue, Greenwich, CT 06830. Certain of the other pre-Business Combination officers and directors are indirect members of the Sponsor.

(5)
According to the Schedule 13G filed on January 11, 2021, Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander share voting and dispositive power over 1,566,449 Aspirational Class A ordinary shares, of which Riverview Group LLC shares voting and dispositive power over 750,000 Aspirational Class A ordinary shares, Millennium International Management LP and ICS Opportunities, Ltd. each share voting and dispositive power over 500,000 Aspirational Class A ordinary shares and Integrated Core Strategies (US) LLC shares voting and dispositive power over 316,449 Aspirational Class A ordinary shares. The address of the business office of each of the foregoing entities is c/o Millennium Management LLC, 666 Fifth Avenue, New York, NY 10103.

(6)
According to the Schedule 13G filed on February 16, 2021, RP Investment Advisors LP shares voting and dispositive power over 1,350,000 Aspirational Class A ordinary shares, of which RP Select Opportunities Master Fund Ltd. shares voting and dispositive power over 684,698 Aspirational Class A ordinary shares, RP Debt Opportunities Fund Ltd. shares voting and dispositive power over 315,000 Aspirational Class A ordinary shares, RP Alternative Global Bond Fund shares voting and dispositive power over 35,302 Aspirational Class A ordinary shares and RP SPAC Fund shares voting and dispositive power over 315,000 Aspirational Class A ordinary shares. The address of the business office of each of the foregoing entities is 39 Hazelton Avenue, Toronto, Ontario, Canada, M5R 2E3.

(7)
According to the Schedule 13G filed on February 16, 2021, Periscope Capital Inc. shares voting and dispositive power over 1,259,300 Aspirational Class A ordinary shares with certain private investment funds for which it acts as investment manager. The address of the business office of each of the foregoing entity is 333 Bay Street, Suite 1240, Toronto, Ontario, Canada, M5H 2R2.

(8)
According to the Schedule 13G filed on February 16, 2021, each of J. Goldman & Co., L.P., J. Goldman Capital Management, Inc., and Jay G. Goldman shares voting and dispositive power over 1,244,601 Aspirational Class A ordinary shares. The address of the business office of each of the foregoing persons is c/o J. Goldman & Co., L.P., 510 Madison Avenue, 26th Floor, New York, NY 10022.

(9)
According to the Schedule 13G filed on February 16, 2021, each of Woodson Capital General Partner, LLC, Woodson Capital Management, LP, Woodson Capital GP, LLC and James Woodson Davis

shares voting and dispositive power over 1,509,614 Aspirational Class A ordinary shares, of which Woodson Capital Master Fund, L.P. (“Woodson Master”) shares voting and dispositive power over 1,428.095 Aspirational Class A ordinary shares. The address of the business office of each of the foregoing persons other than Woodson Master is 101 Park Avenue, 48th Floor, New York, NY 10178, and the address of Woodson Master is Maples Corporate Services Limited, Ugland House Grand Cayman, KY1-1104 Cayman Islands.
(10)
According to the Schedule 13G filed on May 21, 2021, Citadel Advisors LLC, Citadel Advisors Holdings LP, Citadel GP LLC, Citadel Securities LLC, CALC IV LP, Citadel Securities GP LLC and Kenneth Griffin share voting and dispositive power over 1,839,543 Aspirational Class A ordinary shares, of which Citadel Advisors LLC, Citadel Advisors Holdings LP and Citadel GP LLC, share voting and dispositive power over 1,780,300 Aspirational Class A ordinary shares and Citadel Securities LLC, CALC IV LP and Citadel Securities GP LLC share voting and dispositive power over 59,243 Aspirational Class A ordinary shares. The address of the business office of each of the foregoing persons is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

(11)
According to the Schedule 13G filed on May 27, 2021, Linden Advisors LP and Siu Min Wong share voting and dispositive power over 1,317,300 Aspirational Class A ordinary shares, of which Linden Capital L.P. and Linden GP LLC share voting and dispositive power over 1,244,605 Aspirational Class A ordinary shares. The address of the business office for Linden Capital L.P. is Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda. The address of the business office for each of Linden Advisors LP, Linden GP LLC and Mr. Wong is 590 Madison Avenue, 15th Floor, New York, New York 10022.

(12)
The address of Delta Air Lines, Inc. is Delta Air Lines, Inc., General Offices — Dept. 830, 1030 Delta Boulevard, Atlanta, Georgia 30354.

(13)
Includes 6,070,061 shares of Wheels Up Class A common stock held of record by Mag & Co fbo Fidelity Growth Company Commingled Pool, including 1,872,182 shares of Wheels Up Class A common stock to be acquired as a PIPE Investment, 1,680,305 shares of Wheels Up Class A common stock held of record by Mag & Co fbo Mt. Vernon Street Trust: Fidelity Series Growth Company Fund, 6,071,208 shares of Wheels Up Class A common stock held of record by Powhattan & Co., LLC fbo Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund, including 166,281 shares of Wheels Up Class A common stock to be acquired as a PIPE Investment, 810,477 shares of Wheels Up Class A common stock held of record by Booth & Co fbo Fidelity Securities Fund: Fidelity OTC Portfolio, 1,113,277 shares of Wheels Up Class A common stock to be acquired as a PIPE Investment and held of record by M. Gardiner & Co fbo Fidelity Securities Fund: Fidelity Blue Chip Growth Fund, 38,332 shares of Wheels Up Class A common stock to be acquired as a PIPE Investment and held of record by Mag & Co fbo Fidelity Blue Chip Growth Commingled Pool, 2,337 shares of Wheels Up Class A common stock to be acquired as a PIPE Investment and held of record by Booth & Co fbo Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund, 961,536 shares of Wheels Up Class A common stock to be acquired as a PIPE Investment and held of record by Mt. Vernon Street Trust: Fidelity Growth Company K6, 122,096 shares of Wheels Up Class A common stock to be acquired as a PIPE Investment and held of record by Booth & Co fbo Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund, 3,064 shares of Wheels Up Class A common stock to be acquired as a PIPE Investment and held of record by THISBE & Co: fbo Fidelity Blue Chip Growth Institutional Trust, 132,086 shares of Wheels Up Class A common stock to be acquired as a PIPE Investment and held of record by WAVECHART + Co fbo Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund and 88,809 shares of Wheels Up Class A common stock to be acquired as a PIPE Investment and held of record by FLAPPER CO fbo Target Date Blue Chip Growth Commingled Pool. These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, LLC (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company, LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of each of the foregoing entities is 245 Summer Street, Boston, MA 02210.
(14)
Includes 10,493,356 shares of Wheels Up Class A common stock held of record by T. Rowe Price New Horizons Fund, Inc., 1,086,991 shares of Wheels Up Class A common stock held of record by T. Rowe Price New Horizons Trust, 53,782 shares of Wheels Up Class A common stock held of record by T. Rowe Price U.S. Equities Trust and 2,000,000 shares to be acquired in the PIPE Investment to be allocated by T. Rowe Price Associates, Inc., as adviser or sub-adviser, among T. Rowe Price Small-Cap Value Fund, Inc., T. Rowe Price U.S. Small-Cap Value Equity Trust, T. Rowe Price U.S. Equities Trust and MassMutual Select Funds — MassMutual Select T. Rowe Price Small and Mid-Cap Blend Fund. The address of each of the foregoing entities is c/o T. Rowe Price Associates, Inc., 100 East Pratt Street Baltimore, Maryland 21202.

(15)
Ravi Thakran will serve as one of our directors both pre-Business Combination and post-Business Combination.

(16)
Includes 13,971,317 shares of Wheels Up Class A common stock to be held directly (2,365,018 shares of which are restricted shares of Wheels Up Class A common stock issued on conversion on the WUP Restricted Interests) and 1,442,976 shares of Wheels Up Class A common stock representing shares issuable upon the exchange of WUP Profits Interests which will be exchangeable within 60 days of May 24, 2021 for shares of Wheels Up Class A common stock, calculated using a reference price per share of Wheels Up Class A common stock of $10.00 and disregarding any limits on exchangeability resulting from applicable lock-up restrictions. The actual number of shares of Wheels Up Class A common stock received upon exchange of such WUP Profits Interests will depend on the trading price of Wheels Up Class A common stock at the time of such exchange, and assuming full appreciation, could result in the issuance of 5,224,501 shares of Wheels Up Class A common stock. Mr. Dichter’s reported beneficial ownership does not include shares of Wheels Up Class A common stock or shares of Wheels Up Class A common stock underlying WUP Options held by members of his family as to which Mr. Dichter disclaims beneficial ownership.

(17)
Includes 305,009 shares of Wheels Up Class A common stock underlying WUP Options, which may be exercised within 60 days of May 24, 2021 for shares of Wheels Up Class A common stock.

(18)
Includes 949,784 shares of Wheels Up Class A common stock to be held directly (920,784 shares of which are restricted shares of Wheels Up Class A common stock issued on conversion on the WUP Restricted Interests) and 929,817 shares of Wheels Up Class A common stock representing shares issuable upon the exchange of WUP Profits Interests which will be exchangeable within 60 days of May 24, 2021 for shares of Wheels Up Class A common stock, calculated using a reference price per share of Wheels Up Class A common stock of $10.00 and disregarding any limits on exchangeability resulting from applicable lock-up restrictions. The actual number of shares of Wheels Up Class A common stock received upon exchange of such WUP Profits Interests will depend on the trading price of Wheels Up Class A common stock at the time of such exchange, and assuming full appreciation, could result in the issuance of 2,172,591 shares of Wheels Up Class A common stock.

(19)
Includes 1,266,078 shares of Wheels Up Class A common stock to be held directly (all of which are restricted shares of Wheels Up Class A common stock issued on conversion on the WUP Restricted Interests) and 534,851 shares of Wheels Up Class A common stock representing shares issuable upon the exchange of WUP Profits Interests which will be exchangeable within 60 days of May 24, 2021 for shares of Wheels Up Class A common stock, calculated using a reference price per share of Wheels Up Class A common stock of $10.00 and disregarding any limits on exchangeability resulting from applicable lock-up restrictions. The actual number of shares of Wheels Up Class A common stock received upon exchange of such WUP Profits Interests will depend on the trading price of Wheels Up Class A common stock at the time of such exchange, and assuming full appreciation, could result in the issuance of 1,804,737 shares of Wheels Up Class A common stock.

(20)
Includes (i) 30,965 shares of Wheels Up Class A common stock to be held directly, (ii) 13,144 shares of Wheels Up Class A common stock representing shares issuable upon the exchange of WUP Profits

Interests which will be exchangeable within 60 days of May 24, 2021 for shares of Wheels Up Class A common stock, calculated using a reference price per share of Wheels Up Class A common stock of $10.00 and disregarding any limits on exchangeability resulting from applicable lock-up restrictions and (iii) 46,039 shares of Wheels Up Class A common stock underlying WUP Options, which may be exercised within 60 days of May 24, 2021 for shares of Wheels Up Class A common stock. The actual number of shares of Wheels Up Class A common stock received upon exchange of such WUP Profits Interests will depend on the trading price of Wheels Up Class A common stock at the time of such exchange, and assuming full appreciation, could result in the issuance of 48,916 shares of Wheels Up Class A common stock. Does not include 5,000 shares of Wheels Up Class A common stock to be acquired as a Pipe Investment by The 2019 Michael G. Mullen Irrevocable Trust dated October 24, 2019 (the “Mullen Trust”), of which the spouse of Admiral Mullen is the sole trustee. Admiral Mullen disclaims beneficial ownership of the shares held by the Mullen Trust, as to which Admiral Mullen does not exercise voting or dispositive power.
(21)
Includes (i) 36,890 shares of Wheels Up Class A common stock to be held directly, (ii) 31,002 shares of Wheels Up Class A common stock representing shares issuable upon the exchange of WUP Profits Interests which will be exchangeable within 60 days of May 24, 2021 for shares of Wheels Up Class A common stock, calculated using a reference price per share of Wheels Up Class A common stock of $10.00 and disregarding any limits on exchangeability resulting from applicable lock-up restrictions and (iii) 51,794 shares of Wheels Up Class A common stock underlying WUP Options, which may be exercised within 60 days of May 24, 2021 for shares of Wheels Up Class A common stock. The actual number of shares of Wheels Up Class A common stock received upon exchange of such WUP Profits Interests will depend on the trading price of Wheels Up Class A common stock at the time of such exchange, and assuming full appreciation, could result in the issuance of 112,220 shares of Wheels Up Class A common stock.

(22)
Includes (i) 33,294 shares of Wheels Up Class A common stock representing shares issuable upon the exchange of WUP Profits Interests which will be exchangeable within 60 days of May 24, 2021 for shares of Wheels Up Class A common stock, calculated using a reference price per share of Wheels Up Class A common stock of $10.00 and disregarding any limits on exchangeability resulting from applicable lock-up restrictions and (ii) 23,019 shares of Wheels Up Class A common stock underlying WUP Options, which may be exercised within 60 days of May 24, 2021 for shares of Wheels Up Class A common stock. The actual number of shares of Wheels Up Class A common stock received upon exchange of such WUP Profits Interests will depend on the trading price of Wheels Up Class A common stock at the time of such exchange, and assuming full appreciation, could result in the issuance of 106,465 shares of Wheels Up Class A common stock.

(23)
Includes (i) 1,071,851 shares of Wheels Up Class A common stock to be held directly, (ii) 47,057 shares of Wheels Up Class A common stock representing shares issuable upon the exchange of WUP Profits Interests which will be exchangeable within 60 days of May 24, 2021 for shares of Wheels Up Class A common stock, calculated using a reference price per share of Wheels Up Class A common stock of $10.00 and disregarding any limits on exchangeability resulting from applicable lock-up restrictions and (iii) 34,529 shares of Wheels Up Class A common stock underlying WUP Options, which may be exercised within 60 days of May 24, 2021 for shares of Wheels Up Class A common stock. The actual number of shares of Wheels Up Class A common stock received upon exchange of such WUP Profits Interests will depend on the trading price of Wheels Up Class A common stock at the time of such exchange, and assuming full appreciation, could result in the issuance of 155,382 shares of Wheels Up Class A common stock.

(24)
Includes 17,264 shares of Wheels Up Class A common stock underlying WUP Options, which may be exercised within 60 days of May 24, 2021 for shares of Wheels Up Class A common stock.

(25)
Includes (i) 982,710 shares of Wheels Up Class A common stock to be held directly, (ii) 6,322 shares of Wheels Up Class A common stock representing shares issuable upon the exchange of WUP Profits Interests which will be exchangeable within 60 days of May 24, 2021 for shares of Wheels Up Class A common stock, calculated using a reference price per share of Wheels Up Class A common stock of $10.00 and disregarding any limits on exchangeability resulting from applicable lock-up restrictions and (iii) 23,019 shares of Wheels Up Class A common stock underlying WUP Options, which may be exercised within 60 days of May 24, 2021 for shares of Wheels Up Class A common stock. The actual number of shares of Wheels Up Class A common stock received upon exchange of such WUP Profits Interests will depend on the trading price of Wheels Up Class A common stock at the time of such exchange, and assuming full appreciation, could result in the issuance of 25,897 shares of Wheels Up Class A common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Aspirational Consumer Lifestyle Corp.
Founder Shares
Prior to Aspirational’s initial public offering, the Sponsor purchased 6,468,750 Aspirational Class B ordinary shares for an aggregate purchase price of $25,000, or approximately $0.004 per share (the “founder shares”), and transferred 25,000 of such shares to each of Leo Austin, Neil Jacobs and Frank Newman at their original per-share purchase price. On October 2, 2020, as a result of the underwriters’ election to partially exercise their over-allotment option, 475,092 Aspirational Class B ordinary shares were forfeited, resulting in an aggregate of 5,993,658 Aspirational Class B ordinary shares issued and outstanding, in order to maintain the ownership of founder shares of 20% of the issued and outstanding ordinary shares of Aspirational on such date.
These founder shares are identical to the Aspirational Class A ordinary shares included in the units sold in Aspirational’s initial public offering, except that (i) the founder shares are subject to certain transfer restrictions, (ii) the holders of the founder shares have agreed pursuant to a letter agreement to waive (x) their redemption rights with respect to the founder shares and public shares held by them in connection with the completion of a business combination, (y) their redemption rights with respect to any founder shares and public shares held by them in connection with a shareholder vote to amend the Cayman Constitutional Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination by September 25, 2022 or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity and (z) their rights to liquidating distributions from the trust account with respect to the founder shares if Aspirational fails to complete a business combination by September 25, 2022, (iii) the founder shares are automatically convertible into Aspirational Class A ordinary shares at the time of the initial business combination and (v) the founder shares are entitled to registration rights.
In connection with the Business Combination, upon the Domestication, 5,993,658 founder shares will convert automatically, on a one-for-one basis, into a share of Wheels Up Class A common stock. For additional information, see the section entitled “Domestication Proposal.”
Private Placement Warrants
Simultaneously with the consummation of the initial public offering of Aspirational, the Sponsor purchased 4,333,333 warrants to purchase one Aspirational Class A ordinary share at an exercise price of $11.50 (the “private placement warrants”) at a price of $1.50 per warrant, or $6.5 million in the aggregate, in a private placement. On October 2, 2020, as a result of the underwriters’ election to partially exercise their over-allotment option on October 2, 2020, the Sponsor purchased 196,617 private placement warrants at a price of $1.50 per warrant, bringing the aggregate purchase price for the founder private placement warrants to $6.8 million. Each private placement warrant entitles the holder to purchase one Aspirational Class A ordinary share for $11.50 per share. A portion of the proceeds from the sale of the private placement warrants was placed in the trust account of Aspirational. The private placement warrants may not be redeemed by Aspirational so long as they are held by the Sponsor or its permitted transferees other than pursuant to Section 6.2 of the Warrant Agreement and only if the Reference Value (as defined in the Warrant Agreement) is equal to or exceeds $18.00 per share. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units that were sold as part of the initial public offering of Aspirational. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants for cash or on a cashless basis.
The private placement warrants are identical to the warrants included in the units sold in the initial public offering of Aspirational except that the private placement warrants: (i) are not redeemable by Aspirational other than pursuant to Section 6.2 of the Warrant Agreement and only if the Reference Value is equal to or exceeds $18.00 per share, (ii) may be exercised for cash or on a cashless basis so long as they are held by the Sponsor or any of its permitted transferees and (iii) are entitled to registration rights (including the ordinary shares issuable upon exercise of the private placement warrants). Additionally, the purchasers have agreed not to transfer, assign or sell any of the private placement warrants, including the Aspirational Class A ordinary shares issuable upon exercise of the private placement warrants (except to certain permitted transferees), until 30 days after the completion of Aspirational’s initial business combination.
In connection with the Business Combination, upon the Domestication, each of the 4,529,950 private placement warrants will convert automatically into a warrant to acquire one share of Wheels Up Class A common stock pursuant to the Warrant Agreement. For additional information, see the section entitled “Domestication Proposal.”
Registration Rights
The holders of the founder shares, private placement warrants, and warrants that may be issued upon conversion of working capital loans, if any (and any Aspirational Class A ordinary shares issuable upon the exercise of the private placement warrants or warrants issued upon conversion of the working capital loans and upon conversion of the founder shares) are entitled to registration rights pursuant to a registration rights agreement signed September 25, 2020 requiring Aspirational to register such securities for resale (in the case of the founder shares, only after conversion to Aspirational Class A ordinary shares). The holders of these securities are entitled to make up to three demands, excluding short form demands, that Aspirational register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of Aspirational’s initial business combination and rights to require Aspirational to register for resale such securities pursuant to Rule 415 under the Securities Act. Aspirational will bear the expenses incurred in connection with the filing of any such registration statements.
In connection with the Business Combination, the registration rights agreement will be amended and restated. For additional information, see the section entitled “BCA Proposal — Related Agreements — Registration Rights Agreement.”
Related Party Note and Advances
On July 15, 2020, Aspirational issued a promissory note (the “IPO Promissory Note”) to the Sponsor, pursuant to which Aspirational could borrow up to an aggregate principal amount of $300,000. The IPO Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 and (ii) the completion of the initial public offering. The outstanding balance under the IPO Promissory Note of $100,349 was repaid at the closing of the initial public offering on September 25, 2020.
On March 8, 2021, Aspirational issued a Promissory Note to the Sponsor, pursuant to which Aspirational borrowed an aggregate principal amount of $100,000. On April 30, 2021, Aspirational issued an additional Promissory Note to the Sponsor, pursuant to which Aspirational borrowed an aggregate principal amount of $150,000. The Promissory Notes are unsecured, bear interest at a rate equal to 2.75% per annum and are payable on the earlier of (i) September 25, 2022 and (ii) the completion of the Business Combination.
Prior to Aspirational’s initial business combination, Aspirational’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on Aspirational’s behalf, although no such reimbursements will be made from the proceeds of Aspirational’s initial public offering held in the trust account prior to the completion of Aspirational’s initial business combination.
In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of Aspirational’s officers and directors may, but are not obligated to, loan Aspirational additional funds as may be required. If Aspirational completes a business combination, Aspirational may repay such loaned amounts out of the proceeds of the trust account released to Aspirational. In the event that a business combination does not close, Aspirational may use a portion of the working capital held outside the trust account to repay such loaned amounts, but no proceeds from the trust account would be used for such repayment. Aspirational does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as Aspirational does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the trust account.
Aspirational is not prohibited from pursuing a business combination with a company that is affiliated with the Sponsor, or Aspirational’s officers or directors or making the acquisition through a joint venture or other form of shared ownership with the Sponsor, or Aspirational’s officers or directors. In the event Aspirational seeks to complete a business combination with a target that is affiliated with the Sponsor, or Aspirational’s officers or directors, Aspirational, or a committee of independent and disinterested directors, would obtain an opinion from an independent investment banking firm that is a member of FINRA or from an independent accounting firm, that such an initial business combination is fair to Aspirational from a financial point of view. Aspirational is not required to obtain such an opinion in any other context.
Administrative Services Agreement
Aspirational has agreed, commencing on September 23, 2020, to pay the Sponsor $10,000 per month for office space, administrative and support services. Such Administrative Services Agreement was assigned from the Sponsor to Turmeric Capital Singapore Pte Ltd on December 31, 2020. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees.
Support Services Agreement
Aspirational has agreed, commencing on September 23, 2020, to pay Turmeric Capital Singapore Pte Ltd, an affiliate of Aspirational’s Chief Executive Officer, $10,000 per month for support services, including accounting, book and record keeping and cash management services. Upon completion of a Business Combination or its liquidation, the Aspirational will cease paying these monthly fees.
Financial Advisor Related to Public Offering and the Business Combination
In connection with Aspirational’s initial public offering and the Business Combination, Connaught (UK) Limited acted as a financial advisor to Aspirational. Connaught (UK) Limited is an affiliate of an indirect minority member of the Sponsor but is not an affiliate of Aspirational or the Sponsor or any of their respective directors or officers.
Related Party Deferred Payments
Upon the successful completion of a Business Combination or Aspirational’s liquidation, Aspirational will also pay each of its independent directors $3,125 per month in the aggregate for his or her service to Aspirational. The fees are deferred and become payable only upon Aspirational’s consummation of a Business Combination or Aspirational’s liquidation. The independent directors have waived their rights against the trust account with respect to such payment.
WUP
Delta Equity Purchase Agreement
On January 17, 2020, WUP acquired DPJ from Delta pursuant to an Equity Purchase Agreement, dated as of December 11, 2019 (the “DPJ Purchase Agreement”). WUP acquired 100% of the outstanding equity of DPJ in exchange for the issuance to Delta of Class E Preferred Interests to Delta constituting 26.1% of the fully-diluted equity of WUP as of the time of issuance. The DPJ Purchase Agreement included a customary post-closing working capital and net cash adjustment. It also included customary representations and warranties and provided for indemnification by each party of certain identified fundamental representations and warranties, and Delta agreed to indemnify WUP for losses arising out of certain known incidents and pending litigation matters in existence prior to the acquisition. In connection with the closing of the acquisition of DPJ, WUP amended and restated WUP’s organizational documents to provide Delta with representation on WUP’s board of directors and certain other governance rights.

Commercial Arrangements with Delta
In connection with the closing of the acquisition of DPJ, WUP entered into a series of agreements constituting WUP’s strategic partnership relationship with Delta. See the section entitled “Information About WUP — Our Competitive Strengths — Strategic Relationship with Delta” for a description of the benefits provided to WUP’s customers through such relationship.
WUP’s strategic partnership relationship with Delta is set forth in the following agreements: (i) the CCA, (ii) the Program Participation Agreement (the “PPA”) and (iii) the Corporate Agreement (the “CA”).
The CCA contemplates that WUP will work together with Delta each year to develop an annual joint marketing and communications plan that focuses on mutual revenue and brand goals, influence/ambassador partnerships and co-branded event opportunities, and that Delta and WUP will provide certain benefits to the other’s customers and share certain data.
The CCA also contemplates that WUP will provide certain in-kind benefits to Delta, measured on an annual basis. Examples of such in-kind benefits include WUP members’ purchasing Delta products and services above a certain level and access for certain Delta customers to Wheels Down marketing activities, events and member experiences. WUP is required to use its commercially reasonable efforts to provide an unspecified amount of such benefits during 2021, and Delta is required to cooperate with such efforts. WUP has agreed with Delta that, by December 31, 2021, they will use reasonable best efforts to mutually agree upon minimum amounts of in-kind benefits that WUP is required to provide starting in 2022. Such minimum levels will be established taking into account the impact, if any, of the COVID-19 pandemic on travel demand and in-person gatherings and the pace of industry recovery therefrom, measured against minimum levels to which WUP and Delta agreed to prior to the COVID-19 pandemic.
Subject to certain termination rights, the initial term of the CCA extends until January 2027 and automatically renews for two successive three-year terms unless either party notifies the other of its intent not to renew at least one year prior to the expiration of the then-current term.
Under the PPA, WUP purchases miles in the SkyMiles Program from Delta to offer to WUP’s customers as incentives, and Delta offers its SkyMiles Program members the opportunity to redeem miles for Wheels Up memberships and other Wheels Up products and services, which are paid for by Delta. Delta also provides complimentary Medallion status in its SkyMiles Program or, in certain cases, points in Delta’s SkyBonus® Program, to WUP’s members that spend a certain minimum amount on WUP’s products and services during a given calendar year. WUP offers Delta SkyMiles 360 and certain other elite status SkyMiles Program members certain free and discounted Wheels Up memberships. During the term of the PPA and in certain cases for six months thereafter, WUP is not permitted to enter into a marketing or enhanced benefits agreement or relationship with certain other commercial air carriers and Delta is not permitted to enter into a marketing or enhanced benefits agreement or relationship with any other U.S. private jet charter provider operating aircraft using 19 or fewer seats. The PPA will terminate upon the termination or expiration of the CCA, and WUP may reduce or eliminate its obligation to provide SkyMiles to WUP’s customers beginning in January 2023.
Pursuant to the CA, Delta provides WUP with a corporate incentive program under which WUP may purchase tickets at a discounted rate for certain flights operated by Delta and its codeshare partners for use by WUP’s pilots and employees who are traveling for Wheels Up business. WUP is required to provide Delta with corporate travel data that Delta may use to determine the terms of the discounts and to perform its obligations under the CA. Delta is permitted to modify the discounted rates on an annual basis by providing WUP with notice. If WUP rejects any such modifications, WUP can terminate the CA. The CA will automatically terminate upon the termination or expiration of the CCA.
In connection with the closing of the DPJ Purchase Agreement, WUP also entered into an Executive Benefits Letter Agreement (the “Benefits Letter”) and a Transition Services Agreement (the “TSA”).
Under the Benefits Letter, certain persons currently and previously affiliated with Delta may purchase flights from WUP at the incremental cost of the flights. In addition, Delta provides certain WUP executives and employees with Delta 360 and SkyMiles Medallion benefits.

Under the TSA, Delta provides WUPJ with certain services that were previously provided by Delta when it owned WUPJ on a transitional basis for a limited period following the acquisition of DPJ by WUP. These services include information technology transition, human resources, payroll, sales and marketing and operational support services, the provision of certain no cost business travel to WUPJ leadership and pilots based on the number of segments flown for such purposes during 2019, and continuation of leisure travel flight privileges to legacy DPJ employees. All services provided pursuant to the TSA are or were to be provided for a period up to six, 12 or 24 months following the closing of the DPJ acquisition. Other than the following services, all services that were provided pursuant to the TSA have expired: (i) access to the system utilized for scheduling travel for WUPJ pilots, (ii) certain human resources and payroll services and (iii) the provision of certain business travel for WUPJ pilots. All services provided pursuant to the TSA are provided by Delta free of charge, except that WUPJ is responsible for certain third-party costs that it has historically paid.
Delta Subleases
WUPJ is party to two sublease agreements with Delta relating to the properties at Cincinnati/Northern Kentucky International Airport. Under the subleases, WUPJ pays Delta monthly rental fees, monthly utilities fees and certain other fees. The term of the sublease at 82 Comair Boulevard continues until December 31, 2021, and the term of the sublease at 87 Comair Boulevard continues until September 29, 2030.
Delta Investor Rights Letter
On February 1, 2021, WUP, Aspirational and Delta entered into the Delta Investor Rights Letter providing Delta with certain governance rights relating to Wheels Up post-Closing. The Delta Investor Rights Letter becomes effective upon the Closing. Pursuant to the Delta Investor Rights Letter, subject to certain conditions, Delta is entitled to designate two members of Wheels Up’s board of directors at Closing, and to thereafter nominate (and if such director is not elected, to appoint, subject to certain limitations) two directors to Wheels Up’s board of directors, with one such individual to serve as a Class I director and the other to serve as a Class III director. Directors designated by Delta will not receive any compensation for their service as directors. Eric Phillips and Erik Snell are Delta’s director designees under the Delta Investor Rights Letter to serve as of Closing. If Delta ceases to own at least 50% of the shares of Wheels Up common stock that it owns as of the Closing, Delta will no longer have the right to nominate (or appoint, if applicable) one such director. If Delta ceases to own at least 25% of the shares of Common Stock that it owns as of the Closing, Delta will no longer have any nomination (or appointment) rights. WUP and Aspirational have agreed that, following the Closing, for so long as Delta continues to own at least 25% of the shares of Wheels Up common stock that it owns as of the Closing or has a designated representative serving on the Wheels Up board of directors, Wheels Up will not, without the consent of Delta, issue any equity or equity-linked securities to certain domestic commercial air carriers or any of their respective subsidiaries or parent entities. WUP and Aspirational have also agreed that, following the Closing, for so long as Delta continues to own at least 25% of the shares of Wheels Up common stock that it owns as of the Closing, Wheels Up will consult with Delta in hiring or terminating the employment of certain senior employees with responsibility for flight operations, safety, maintenance and quality control. If Wheels Up’s strategic partnership agreement with Delta is terminated by either party in accordance with its terms, Delta’s right to nominate (or appoint, if applicable) a second director, if applicable, and the right to consult with Wheels Up on the hiring and termination of certain employees with responsibility for flight operations, safety, maintenance and quality control will also terminate.
Reimbursement of Blocker-Related Expenses
In connection with the issuance of its Class B preferred interests, WUP entered into expense reimbursement letters with each of T. Rowe Price Associates, Inc. (“T. Rowe”) and certain investment funds managed Fidelity (collectively, “Fidelity”) pursuant to which it agreed to reimburse each of T. Rowe and Fidelity for reasonable out-of-pocket fees and expenses, including legal fees, incurred by them in connection with the administration, compliance and maintenance of their respective Blockers, on an annual basis. The Blockers maintained by T. Rowe and Fidelity will cease to exist following the Business Combination as a result of the Blocker Mergers.

Kenny Dichter Loan
In 2016, the WUP board of directors determined to incentivize Mr. Dichter, WUP’s founder and Chief Executive Officer, with additional equity in connection with his continued retention as Chief Executive Officer of WUP. Rather than provide newly issued equity interests which would have been dilutive to WUP’s equityholders, the WUP board of directors approved a loan to Mr. Dichter to fund Mr. Dichter’s purchase of outstanding equity interests from a founding executive who was departing WUP. Pursuant to a Secured Promissory Note, dated January 20, 2016, WUP loaned Mr. Dichter the principal sum of $5,000,000. Prior to the Registration Statement being declared effective under the Securities Act, WUP will forgive the amount of the principal and accrued interest on the loan. For additional information, see the section entitled “WUP Executive and Director Compensation — Narrative Disclosure to Summary Compensation Table — Executive Loan.”
Executive Officer Flight Purchases
WUP allocates to its executive officers and members of its board of directors a specified number of hours per calendar year of flight time. For additional information, see the section entitled “WUP Executive and Director Compensation — Narrative Disclosure to Summary Compensation Table — Aircraft Use.”
Director and Officer Indemnification
WUP’s existing LLC Agreement provides for indemnification and advancement of expenses for its directors and officers, subject to certain limited exceptions. Following the Business Combination, WUP intends to enter into customary indemnification agreements with each of WUP’s executive officers and directors that provide them, in general, with customary indemnification in connection with their service to WUP or on WUP’s behalf. For additional information, see the section entitled “Description of Wheels Up’s Securities — Limitations on Liability and Indemnification of Officers and Directors.”
PIPE Investment
Certain of WUP’s directors and entities affiliated with WUP’s directors, and WUP equityholders that are expected to be the beneficial owner of more than 5% of Wheels Up common stock post-Business Combination entered into subscription agreements with Aspirational, pursuant to which such persons have subscribed for shares of Wheels Up Class A common stock in connection with the PIPE Investment. The following table sets forth information regarding the identity of such persons and the amount of Wheels Up Class A common stock subject to their applicable Subscription Agreement:
Name	Position	Amount of Subscription/Shares of Wheels Up common stock
360 Capital Investments, LLC (affiliated with Brian Radecki)	WUP Director	$500,000/50,000
AMN Partners LLC (affiliated with Alan Goldfarb)	WUP Director	$400,000/40,000
Entities Affiliated with Chih Cheung	WUP Director	$500,000/50,000
Persons/entities affiliated with or related to Tim Armstrong	WUP Director	$250,000/25,000
Entities Affiliated with Fidelity	5% Shareholder	$45,000,000/4,500,000
Funds and accounts managed by T. Rowe Price	5% Shareholder	$20,000,000/2,000,000
For additional information, see the section entitled “BCA Proposal — Related Agreements — PIPE Subscription Agreements.”
Family Member
During 2020, an immediate family member of a WUP executive and a member of the WUP board of directors was employed as a full-time employee.

Policies and Procedures for Related Person Transactions
Effective upon the consummation of the Business Combination, the board of directors of Wheels Up will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which the post-combination company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:
•
any person who is, or at any time during the applicable period was, one of Wheels Up’s executive officers or directors;

•
any person who is known by the post-combination company to be the beneficial owner of more than 5% of Wheels Up voting stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of Wheels Up’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of Wheels Up’s voting stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

Wheels Up will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDERS RIGHTS
Aspirational is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act and the Cayman Constitutional Documents govern the rights of its shareholders. The Cayman Islands Companies Act differs in some material respects from laws generally applicable to U.S. corporations and their stockholders. In addition, the Cayman Constitutional Documents will differ in certain material respects from the Proposed Organizational Documents. As a result, when you become a stockholder of Wheels Up, your rights will differ in some regards as compared to when you were a shareholder of Aspirational.
Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of Aspirational and Wheels Up according to applicable law or the organizational documents of Aspirational and Wheels Up.
This summary is qualified by reference to the complete text of the Cayman Constitutional Documents of Aspirational, attached to this proxy statement/prospectus as Annex K, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex C and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex D. You should review each of the Proposed Organizational Documents, as well as the Delaware corporate law and corporate laws of the Cayman Islands, including the Cayman Islands Companies Act, to understand how these laws apply to Wheels Up and Aspirational, respectively.
	Delaware	Cayman Islands
Stockholder/Shareholder Approval of Business Combinations	Mergers generally require approval of a majority of all outstanding shares. Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer stockholder approval. Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders.
Mergers require a special resolution, and any other authorization as may be specified in the relevant articles of association. Parties holding certain security interests in the constituent companies must also consent.
All mergers (other than parent/subsidiary mergers) require shareholder approval — there is no exception for smaller mergers. Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder. A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by 50%+1 in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Stockholder/Shareholder Votes for Routine Matters	Generally, approval of routine corporate matters that are put to a stockholder vote require the affirmative vote of the majority of shares present in person or	Under the Cayman Islands Companies Act and Aspirational’s amended and restated memorandum and articles of association, routine

	Delaware	Cayman Islands
	represented by proxy at the meeting and entitled to vote on the subject matter.	corporate matters may be approved by an ordinary resolution (being a resolution passed by a simple majority of the shareholders as being entitled to do so).
Appraisal Rights	Generally, a stockholder of a publicly traded corporation does not have appraisal rights in connection with a merger.	Minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.
Inspection of Books and Records	Any stockholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.	Shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.
Stockholder/Shareholder Lawsuits	A stockholder may bring a derivative suit subject to procedural requirements (including adopting Delaware as the exclusive forum as per Organizational Documents Proposal D).	In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.
Fiduciary Duties of Directors	Directors must exercise a duty of care and duty of loyalty and good faith to the company and its stockholders.
A director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.
In addition to fiduciary duties, directors of Aspirational owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed direct to creditors or shareholders in certain limited circumstances.

Indemnification of Directors and Officers	A corporation is generally permitted to indemnify its directors and officers acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.	A Cayman Islands company generally may indemnify its directors or officers except with regard to fraud or willful default.
Limited Liability of Directors	Permits limiting or eliminating the monetary liability of a director to a corporation or its stockholders, except with regard to breaches of duty of loyalty, intentional misconduct, unlawful repurchases or dividends, or improper personal benefit.	Liability of directors may be unlimited, except with regard to their own fraud or willful default.

	Delaware	Cayman Islands
Business Combination or Antitakeover Statutes
Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning 15% or more of the corporation’s voting stock) for three years following the date that person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the Business Combination or the transaction that results in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction.
Wheels Up has not opted out of the protections of Section 203 of the DGCL. As a result, the statute applies to Wheels Up.
There are none.
In addition to the differences outlined in the summary chart above, the Proposed Organizational Documents restrict the voting of shares of Wheels Up capital stock by non-U.S. Citizens. The restrictions imposed by federal law currently require that no more than 25% of Wheels Up stock be voted, directly or indirectly, by persons who are not U.S. Citizens and that the chief executive officer, president, at least two-thirds of the officers of Wheels Up and at least two-thirds of the members of the board of directors of Wheels Up be U.S. Citizens. The Proposed Bylaws provide that if the number of shares of capital stock owned or controlled by non-U.S. Citizens exceed 25% of the voting power of Wheels Up capital stock (the “Ownership Threshold”), the voting rights of the capital stock owned or controlled by non-U.S. Citizens and not registered on the Foreign Stock Record at the time of any vote or action will be suspended. The suspension of voting power will be terminated upon the earlier of (a) the shares are transferred to a U.S. Citizen and (b) the registration of the shares on the Foreign Stock Record. It will be the duty of each Wheels Up stockholder that is not a U.S. Citizen to register his, her or its shares of capital stock as a non-U.S. Citizen. If the number of shares on the Foreign Stock Record exceeds the Ownership Threshold, each stockholder with capital stock registered on the Foreign Stock Record will have their voting rights suspended on a pro rata basis such that the voting rights afforded to the stock registered on the Foreign Stock Record is equal to the Ownership Threshold. The voting rights will be reinstated once the voting rights of the capital stock registered on the Foreign Stock Record does not exceed the Ownership Threshold, not taking into consideration the pro rata reduction. Our board of directors has determined that including such restrictions in the Proposed Organizational Documents is necessary to comply with U.S. federal law on foreign ownership of U.S. airlines.

DESCRIPTION OF WHEELS UP SECURITIES
The following summary of the material terms of Wheels Up’s securities following the Closing is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Certificate of Incorporation and Proposed Bylaws are attached as Annex C and Annex D hereto, respectively. Shareholders are urged to read the Proposed Organizational Documents in their entirety for a complete description of the rights and preferences of Wheels Up securities following the Closing.
Capital Stock
General
The total amount of Wheels Up’s authorized capital stock will consist of 2,500,000,000 shares of Class A common stock, par value $0.0001 per share, and 25,000,000 shares of preferred stock, par value $0.0001 per share. Wheels Up will have approximately 258,654,609 shares of Wheels Up Class A common stock issued and outstanding after the Closing. These numbers do not include shares of Wheels Up Class A common stock issuable upon the exercise of Wheels Up Options, upon the exchange of the Wheels Up PI Units or the Wheels Up EO Units or upon exercise of any warrants or shares that may become issuable if the earnout is achieved.
The following summary describes the material provisions of Wheels Up’s capital stock. Wheels Up urges you to read the Proposed Organizational Documents.
Preferred Stock
Wheels Up’s board of directors will have authority to issue shares of preferred stock in one or more series, to fix for each such series such voting rights, designations, powers, preferences and relative participating, optional, special and other rights, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL.
Wheels Up’s board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Class A common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of the Wheels Up and may adversely affect the market price of Wheels Up Class A common stock and the voting and other rights of the holders thereof. There are no current plans to issue any shares of preferred stock.
Class A Common Stock
Holders of Wheels Up Class A common stock are not entitled to preemptive or other similar subscription rights to purchase any of Wheels Up’s securities. Wheels Up Class A common stock is neither convertible nor redeemable. Unless the Wheels Up board of directors determines otherwise, Wheels Up will issue all of our capital stock in uncertificated form.
Voting Rights
Each holder of Wheels Up Class A common stock will be entitled to one vote per share on each matter submitted to a vote of stockholders, as provided in the Proposed Certificate of Incorporation. The Proposed Bylaws provide that the holders of a majority of the capital issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. However, when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. When a quorum is present, the affirmative vote of a majority of the votes cast will be required to take action, unless otherwise specified by law the Proposed Bylaws or the Proposed Certificate of Incorporation, and except for the election of directors, which is determined by a plurality vote.

Dividend Rights
Each holder of Wheels Up capital stock will be entitled to the payment of dividends and other distributions as may be declared by the Wheels Up board of directors from time to time out of Wheels Up’s assets or funds legally available for dividends or other distributions. These rights will be subject to the preferential rights of the holders of Wheels Up preferred stock, if any, and any contractual limitations on Wheels Up’s ability to declare and pay dividends.
Liquidation Rights
If Wheels Up is involved in voluntary or involuntary liquidation, dissolution or winding up of Wheels Up’s affairs, or a similar event, each holder of Wheels Up Class A common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of Wheels Up preferred stock, if any, then outstanding.
Redeemable Warrants
Public Warrants
Each whole warrant entitles the registered holder to purchase one share of Wheels Up Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing, except as described below. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. The warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
Wheels Up will not be obligated to deliver any shares of Wheels Up Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the Wheels Up Class A common stock shares issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is available, subject to Wheels Up satisfying its obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption described below under “— Redemption of warrants when the price per share of Wheels Up Class A common stock equals or exceeds $10.00”. No warrant will be exercisable for cash or on a cashless basis, and Wheels Up will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Wheels Up Class A common stock underlying such unit.
Wheels Up is not registering the shares of Wheels Up Class A common stock issuable upon exercise of the warrants at this time. However, Wheels Up has agreed that as soon as practicable, but in no event later than 15 business days, after the Closing, Wheels Up will use commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the shares of Wheels Up Class A common stock issuable upon exercise of the warrants, and Wheels Up will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the Closing and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if the shares of Wheels Up Class A common stock are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Wheels Up may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Wheels Up so elects, Wheels Up will not be required to file or maintain in effect a registration statement, but will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Wheels Up Class A common stock equal to the lesser of (i) the quotient obtained by dividing (x) the product of the number of shares of Wheels Up Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (as defined below) less the exercise price of the warrants by (y) the fair market value and (ii) 0.361 shares of Wheels Up Class A common stock per warrant. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the shares of Wheels Up Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent. The date the warrant agent receives notice of a “cashless exercise” will be determined by the warrant agent.
Redemption of warrants when the price per share of Wheels Up Class A common stock equals or exceeds $18.00. Once the warrants become exercisable, Wheels Up may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price of the shares of Wheels Up Class A common stock for any twenty trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders (which is referred to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant described under the heading “—  Anti-dilution Adjustments”).

Wheels Up will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of the Wheels Up Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of Wheels Up Class A common stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by Wheels Up, Wheels Up may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Wheels Up has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Wheels Up issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of Wheels Up Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of warrants when the price per share of Wheels Up Class A common stock equals or exceeds $10.00.   Once the warrants become exercisable, we may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of shares of Wheels Up Class A common stock (as defined below) except as otherwise described below;

•
if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”); and

•
if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-dilution Adjustments”), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Wheels Up Class A common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by Wheels Up pursuant to this redemption feature, based on the “fair market value” of the shares of Wheels Up Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of the shares of Wheels Up Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. Wheels Up will provide warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (i) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00 and (ii) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date	Fair Market Value of Shares of Class A Common Stock
(Period to expiration of warrants)	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months.	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Wheels Up Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the volume weighted average price of the shares of Wheels Up Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of Wheels Up Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the shares of Wheels Up Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of Wheels Up Class A common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Wheels Up Class A common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by Wheels Up pursuant to this redemption feature, since they will not be exercisable for any shares of Wheels Up Class A common stock.
This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the shares of Wheels Up Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of Wheels Up Class A common stock are trading at or above $10.00 per share, which may be at a time when the trading price of the shares of Wheels Up Class A common stock is below the exercise price of the warrants. Wheels Up has established this redemption feature to provide it with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants when the price per share of Wheels Up Class A common stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. Wheels Up will be required to pay the applicable redemption price to warrant holders if it chooses to exercise this redemption right and it will allow Wheels Up to quickly proceed with a redemption of the warrants if it determines it is in Wheels Up’s and its other stockholders’ best interest to do so. As such, Wheels Up would redeem the warrants in this manner when it believes it is in Wheels Up’s and its other stockholders’ best interest to update its capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, Wheels Up can redeem the warrants when the shares of Wheels Up Class A common stock are trading at a price starting at $10.00, which is below the exercise price of  $11.50, because it will provide certainty with respect to Wheels Up’s capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If Wheels Up chooses to redeem the warrants when the shares of Wheels Up Class A common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Wheels Up Class A common stock than they would have received if they had chosen to wait to exercise their warrants for shares of Wheels Up Class A common stock if and when such shares of Wheels Up Class A common stock were trading at a price higher than the exercise price of  $11.50.
No fractional shares of Wheels Up Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, Wheels Up will round down to the nearest whole number of the number of shares of Wheels Up Class A common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Wheels Up Class A common stock pursuant to the Warrant Agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of Wheels Up Class A common stock, Wheels Up will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.
Redemption procedures.   A holder of a warrant may notify Wheels Up in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Wheels Up Class A common stock issued and outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments.   If the number of issued and outstanding shares of Wheels Up Class A common stock is increased by a capitalization or share dividend payable in shares of Wheels Up Class A common stock, or by a split-up of shares of Wheels Up Class A common stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of Wheels Up Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding shares of Wheels Up Class A common stock. A rights offering made to all or substantially all of the holders of shares of Wheels Up Class A common stock entitling holders to purchase shares of Wheels Up Class A common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of Wheels Up Class A common stock equal to the product of (i) the number of shares of Wheels Up Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Wheels Up Class A common stock) and (ii) one minus the quotient of (x) the price per share of Wheels Up Class A common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Wheels Up Class A common stock, in determining the price payable for shares of Wheels Up Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of Wheels Up Class A common stock during the 10 trading day period ending on the trading day prior to the first date on which the shares of Wheels Up Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if Wheels Up, at any time while the warrants are outstanding and unexpired, pays to all or substantially all of the holders of shares of Wheels Up Class A common stock a dividend or makes a distribution in cash, securities or other assets to the holders of shares of Wheels Up Class A common stock on account of such shares of Wheels Up Class A common stock (or other securities into which the warrants are convertible), other than (i) as described above or (ii) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Wheels Up Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Wheels Up Class A common stock in respect of such event.
If the number of issued and outstanding shares of Wheels Up Class A common stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of shares of Wheels Up Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of Wheels Up Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding shares of Wheels Up Class A common stock.
Whenever the number of shares of Wheels Up Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (i) the numerator of which will be the number of shares of Wheels Up Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (ii) the denominator of which will be the number of shares of Wheels Up Class A common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the issued and outstanding shares of Wheels Up Class A common stock (other than those described above or that solely affects the par value of such shares of Wheels Up Class A common stock), or in the case of any merger or consolidation of Wheels Up with or into another corporation (other than a merger or consolidation in which Wheels Up is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding shares of Wheels Up Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Wheels Up as an entirety or substantially as an entirety in connection with which Wheels Up is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of shares of Wheels Up Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Wheels Up Class A common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Wheels Up Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of shares of Wheels Up Class A common stock in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant.
The warrants have been issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Aspirational. You should review a copy of the Warrant Agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The Warrant Agreement provides that (i) the terms of the warrants may be amended without the consent of any holder for the purpose of (A) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement set forth in this prospectus, or defective provision or (B) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants and (ii) all other modifications or amendments require the vote or written consent of at least 65% of the then outstanding public warrants; provided, that any amendment that solely affects the terms of the private placement warrants or any provision of the Warrant Agreement solely with respect to the private placement warrants will also require at least 65% of the then outstanding private placement warrants.
The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive shares of Wheels Up Class A common stock. After the issuance of shares of Wheels Up Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
Subject to applicable law, any action, proceeding or claim against Wheels Up arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the U.S. District Court for the Southern District of New York, and Wheels Up has irrevocably submitted to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States are the sole and exclusive forum.
Private Placement Warrants
The private placement warrants (including the shares of Wheels Up Class A common stock issuable upon exercise of the private placement warrants) will generally not be transferable, assignable or salable until 30 days after the Closing and they will not be redeemable by Wheels Up (except as described above under “— Public Warrants — Redemption of warrants when the price per share of Wheels Up Class A common stock equals or exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, have the option to exercise the private placement warrants on a cashless basis and have certain registration rights described herein. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by Wheels Up in all redemption scenarios and exercisable by the holders on the same basis as the public warrants.
Except as described above under “— Public Warrants — Redemption of warrants when the price per share of Wheels Up Class A common stock equals or exceeds $10.00,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Wheels Up Class A common stock equal to the quotient obtained by dividing (i) the product of the number of shares of Wheels Up Class A common stock underlying the warrants, multiplied by the excess of the “sponsor fair market value” (as defined below) less the exercise price of the warrants by (ii) the sponsor fair market value. For these purposes, the “sponsor fair market value” shall mean the average last reported sale price of the shares of Wheels Up Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that Wheels Up has agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Sponsor and its permitted transferees is because it is not known at this time whether they will be affiliated with Wheels Up following the Closing. If they remain affiliated with Wheels Up, their ability to sell Wheels Up’s securities in the open market will be significantly limited. Wheels Up expects to have policies in place that restrict insiders from selling its securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell Wheels Up securities, an insider cannot trade in Wheels Up’s securities if he or she is in possession of material non-public information. Accordingly, unlike public shareholders who could exercise their warrants and sell the shares of Wheels Up Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, Wheels Up believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.
Anti-Takeover Effects of the Proposed Certificate of Incorporation, the Proposed Bylaws and Certain Provisions of Delaware Law
The Proposed Certificate of Incorporation and the Proposed Bylaws contain and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of Wheels Up’s board of directors and to discourage certain types of transactions that may involve an actual or threatened acquisition of Wheels Up. These provisions are intended to avoid costly takeover battles, reduce Wheels Up’s vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of Wheels Up’s board of directors to maximize stockholder value in connection with any unsolicited offer to acquire Wheels Up. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of Wheels Up by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Wheels Up Class A common stock.
Special Meetings of Stockholders
The Proposed Certificate of Incorporation provides that a special meeting of stockholders may be called by the (i) Chairperson of the Wheels Up board of directors, (ii) Wheels Up’s Chief Executive Officer or (iii) the Wheels Up board of directors, provided that such special meeting may be postponed or cancelled by the Wheels Up board of directors.
Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals
The Proposed Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Wheels Up board of directors or a committee of the Wheels Up board of directors. For any matter to be “properly brought” before a meeting, a stockholder has to comply with advance notice requirements and provide Wheels Up with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders (for the purposes of the first annual meeting of Wheels Up stockholders following the adoption of the Proposed Bylaws, the date of the preceding annual meeting will be deemed to be      ). The Proposed Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Proposed Bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of Wheels Up.
Action by Written Consent
The Proposed Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders, and may not be taken by written consent in lieu of a meeting, except that holders of one or more series of preferred stock, if such series are expressly permitted to do so by the certificate of designation relating to such series, may take any action by written consent if such action permitted to be taken by such holders and the written consent is signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as the Class A common stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable the Wheels Up board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Wheels Up by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Wheels Up Class A common stock at prices higher than prevailing market prices.
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation expressly authorizes cumulative voting. The Proposed Certificate of Incorporation does not authorize cumulative voting.
Limited Voting by Foreign Owners
To comply with restrictions imposed by federal law on foreign ownership of U.S. airlines, the Proposed Certificate of Incorporation and Proposed Bylaws restrict voting of shares of our capital stock by non-U.S. Citizens. The restrictions imposed by federal law currently require that no more than 25% or our voting stock be voted, directly or indirectly, by persons who are not U.S. Citizens, and that our chief executive officer, president, at least two-thirds of our officers and at least two-thirds of our board of directors be U.S. Citizens. The Proposed Certificate of Incorporation provides that no shares of our capital stock may be voted by or at the direction of non-U.S. Citizens unless such shares are registered on the Foreign Stock Record. If the number of shares on the Foreign Stock Record exceeds 25%, each stockholder with capital stock registered on the Foreign Stock Record will have their voting rights suspended on a pro rata basis such that the voting rights afforded to the capital stock registered on the Foreign Stock Record is equal to 25% of the total voting power of our capital stock. The voting rights will be reinstated once the voting rights of the capital stock registered on the Foreign Stock Record does not exceed 25% of the total voting power of our capital stock, not taking into consideration the pro rata reduction.

Election of Directors and Vacancies
The Proposed Certificate of Incorporation provides that the Wheels Up board of directors will determine the number of directors who will serve on the Wheels Up board of directors. Under the Proposed Certificate of Incorporation, the Wheels Up board of directors will be divided into three classes designated as Class I, Class II and Class III. Class I directors initially serve for a term expiring at the first annual meeting of stockholders following the Closing. Class II and Class III directors initially serve for a term expiring at the second and third annual meeting of stockholders following the Closing, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There is no limit on the number of terms a director may serve on the Wheels Up board of directors.
In addition, the Proposed Certificate of Incorporation provides that any vacancy on the Wheels Up board of directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office.
Notwithstanding the foregoing provisions of this section, each director will serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal. No decrease in the number of directors constituting the Wheels Up board of directors will shorten the term of any incumbent director.
Removal of Directors
Subject to the issuance of any of Wheels Up preferred stock, the Wheels Up board of directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of Wheels Up’s voting stock entitled to vote at an election of directors.
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (i) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (ii) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (iii) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL. Wheels Up will not have opted out of Section 203. Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring Wheels Up to negotiate in advance with Wheels Up’s board of directors because the stockholder approval requirement would be avoided if Wheels Up’s board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in Wheels Up’s board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
Quorum
The Proposed Bylaws provide that at any meeting of Wheels Up’s board of directors, a majority of the total number of directors then in office constitutes a quorum for all purposes.

Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of Wheels Up and its stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including (under current law) breaches resulting from grossly negligent behavior. Under current law, exculpation would not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.
The Proposed Bylaws provide that Wheels Up must indemnify and advance expenses to its directors and officers to the fullest extent authorized by the DGCL. Wheels Up is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for its directors, officers and certain employees for some liabilities. Wheels Up believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, advancement and indemnification provisions in the Organizational Documents Proposals may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.
These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Wheels Up and its stockholders. In addition, your investment may be adversely affected to the extent Wheels Up pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving Wheels Up’s directors, officers or employees for which indemnification is sought.
Exclusive Jurisdiction of Certain Actions
The Proposed Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in Wheels Up’s name, actions against directors, officers and employees for breach of fiduciary duty, any provision of the DGCL, the Proposed Certificate of Incorporation, the Proposed Bylaws and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of the State of Delaware, the stockholder bringing the suit will be deemed to have consented to (i) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the exclusive jurisdiction provisions of the Proposed Certificate of Incorporation and (ii) service of process on such stockholder’s counsel. Notwithstanding the foregoing, the Proposed Certificate of Incorporation provides that the general exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act. Instead, the Proposed Certificate of Incorporation provides that federal district courts will be the sole and exclusive forum for claims under the Securities Act. In addition, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although Wheels Up believes this provision benefits Wheels Up by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Wheels Up’s directors and officers.
Transfer Agent and Warrant Agent
The transfer agent and warrant agent for Wheels Up Class A common stock and Wheels Up warrants, respectively, will be Continental Stock Transfer & Trust Company. The transfer agent’s and warrant agent’s address is One State Street, 30th Floor, New York, NY 10004.

SECURITIES ACT RESTRICTIONS ON RESALE OF WHEELS UP SECURITIES
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Wheels Up Class A common stock or Wheels Up warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Wheels Up at the time of, or at any time during the three months preceding, a sale and (ii) Wheels Up is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as Wheels Up was required to file reports) preceding the sale.
Persons who have beneficially owned restricted Wheels Up Class A common stock shares or Wheels Up warrants for at least six months but who are affiliates of Wheels Up at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
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1% of the total number of Wheels Up Class A common stock then outstanding; or

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the average weekly reported trading volume of Wheels Up common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Wheels Up under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Wheels Up.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
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the issuer of the securities that was formerly a shell company has ceased to be a shell company;

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the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after Aspirational has completed Aspirational’s initial business combination.
Aspirational anticipates that following the consummation of the Business Combination, Wheels Up will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder Proposals
The Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Wheels Up board of directors, (ii) otherwise properly brought before the annual meeting by or at the direction of the Wheels Up board of directors, or (iii) otherwise properly brought before the annual meeting by any stockholder of Wheels Up who (A) (1) was a record owner of shares of Wheels Up both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in Wheels Up’s Proposed Bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for Wheels Up’s annual meeting of stockholders, Wheels Up’s secretary must receive the written notice at Wheels Up’s principal executive offices:
•
not earlier than the 90th day; and

•
not later than the 120th day,

before the anniversary date of the immediately preceding year’s annual meeting of stockholders.
In the event that no annual meeting was held in the previous year or Wheels Up holds its annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made, and not earlier than 120 days before such annual meeting.
Accordingly, for the 2022 annual meeting of stockholders of Wheels Up, assuming the meeting is held on      ,      , notice of a nomination or proposal must be delivered to Wheels up no later than      ,      , and no earlier than      ,      . Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws.
Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the 2022 annual general meeting pursuant to Rule 14a-8 must be received at Wheels Up’s principal office at a reasonable time before Wheels Up begins to print and send its proxy materials and must comply with the other requirements set forth in Rule 14a-8 of the Exchange Act.
Stockholder Director Nominees
The Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting or at a special meeting of stockholders called for the purpose of electing directors as set forth in the notice of such special meeting, subject to the provisions of the Proposed Certificate of Incorporation. To nominate a director, the stockholder must provide the information required by the Proposed Bylaws. In addition, the stockholder must give timely notice to Wheels Up’s secretary in accordance with the Proposed Bylaws, which, in general, require that the notice be received by Wheels Up’s secretary within the time periods described above under “Stockholder Proposals and Nominations — Stockholder Proposals” for stockholder proposals.

SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with Aspirational’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Aspirational Consumer Lifestyle Corp., #18-07/12 Great World City, Singapore 237994. Following the Business Combination, such communications should be sent in care of Wheels Up Experience Inc., 601 West 26th Street, New York, New York 10001. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS
Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, has passed upon the validity of the securities of Wheels Up offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.
EXPERTS
The financial statements of Aspirational Consumer Lifestyle Corp. for the period from July 7, 2020 (inception) through December 31, 2020, and the balance sheet as of December 31, 2020, included in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing herein (which contains an explanatory paragraph relating to substantial doubt about the ability of Aspirational Consumer Lifestyle Corp. to continue as a going concern as described in Note 1 to the financial statements). Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The audited consolidated financial statements of Wheels Up Partners Holdings LLC included in this proxy statement/prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The financial statements of Delta Private Jets, Inc. included in this proxy statement/prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.
DELIVERY OF DOCUMENTS TO SHAREHOLDERS
Pursuant to the rules of the SEC, Aspirational and services that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of each of Aspirational’s annual report to shareholders and Aspirational’s proxy statement. Upon written or oral request, Aspirational will deliver a separate copy of the annual report to shareholders or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Shareholders receiving multiple copies of such documents may likewise request that Aspirational deliver single copies of such documents in the future. Shareholders receiving multiple copies of such documents may request that Aspirational deliver single copies of such documents in the future. Shareholders may notify Aspirational of their requests by calling or writing Aspirational at its principal executive offices at #18-07/12 Great World City, Singapore 237994 or +65 6672 7605.
ENFORCEABILITY OF CIVIL LIABILITY
Aspirational is a Cayman Islands exempted company. If Aspirational does not change its jurisdiction from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon Aspirational. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Aspirational in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, Aspirational may be served with process in the United States with respect to actions against Aspirational arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of Aspirational’s securities by serving Aspirational’s U.S. agent irrevocably appointed for that purpose.
WHERE YOU CAN FIND MORE INFORMATION
Aspirational has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

Aspirational files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Aspirational at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, Aspirational’s corporate website under the heading “Documents,” at http://www.aspconsumer.com.com. Aspirational’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
All information contained in this proxy statement/prospectus relating to Aspirational has been supplied by Aspirational, and all such information relating to WUP has been supplied by WUP, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.
If you would like additional copies of this proxy statement/prospectus or any document incorporated by reference in this proxy statement/prospectus, or if you have any questions about the Business Combination, you should contact via phone or in writing:
Morrow Sodali LLC
470 West Avenue, 3rd Floor
Stamford, Connecticut 06902
Individuals call toll-free: (800) 662-5200
Banks and Brokerage Firms, please call (203) 658-9400
Email: ASPL.info@investor.morrowsodali.com
If you are a stockholder of Aspirational and would like to request documents, please do so no later than five business days before the extraordinary general meeting in order to receive them before the extraordinary general meeting. If you request any documents from Morrow, Morrow will mail them to you by first class mail, or another equally prompt means. Information and statements contained in this proxy statement/prospectus or any Annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other Annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
INDEX TO FINANCIAL STATEMENTS
UNAUDITED FINANCIAL STATEMENTS FOR
THE THREE MONTHS ENDED MARCH 31, 2021 AND AS OF MARCH 31, 2021
AUDITED FINANCIAL STATEMENTS FOR THE PERIOD FROM
JULY 7, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020 AND AS OF DECEMBER 31, 2020

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
CONDENSED BALANCE SHEETS
	March 31 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets
Cash	$62,393	$719,926
Prepaid expenses	416,047	608,945
Total Current Assets	478,440	1,328,871
Cash and marketable securities held in Trust Account	239,840,428	239,795,125
TOTAL ASSETS	$240,318,868	$241,123,996
LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liability
Accrued expenses	$3,866,573	$1,112,155
Accrued offering costs	372,483	372,483
Promissory note – related party	100,000	—
Total Current Liabilities	4,339,056	1,484,638
Warrant liability	17,780,521	13,272,784
Deferred underwriting fee payable	8,391,121	8,391,121
Total Liabilities	30,510,698	23,148,543
Commitments (Note 6)
Class A ordinary shares subject to possible redemption, 23,974,632 and 21,293,210 shares at redemption value as of March 31, 2021 and December 31, 2020, respectively	239,840,428	212,975,444
Shareholders’ (Deficit) Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 0 and 2,681,422 shares issued and outstanding (excluding 23,974,632 and 21,293,210 shares subject to possible redemption) at March 31, 2021 and December 31, 2020, respectively	—	268
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 5,993,658 shares issued and outstanding at March 31, 2021 and December 31, 2020	599	599
Additional paid-in capital	—	6,657,917
Accumulated deficit	(30,032,857)	(1,658,775)
Total Shareholders’ (Deficit) Equity	(30,032,258)	5,000,009
TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY	$240,318,868	$241,123,996
The accompanying notes are an integral part of the unaudited condensed financial statements.

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
CONDENSED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(Unaudited)
For the Three Months Ended March 2021
Operating and formation costs	$3,704,849
Loss from operations	(3,704,849)
Other income:
Change in fair value of warrant liability	(4,507,737)
Interest earned on marketable securities held in Trust Account	45,303
Net loss	$(8,167,283)
Basic and diluted weighted average shares outstanding, Class A Ordinary shares subject to possible redemption	23,040,654
Basic and diluted net income per share, Class A Ordinary shares subject to possible redemption	$0.00
Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	6,927,636
Basic and diluted net loss per share, Non-redeemable ordinary shares	$1.18
The accompanying notes are an integral part of the unaudited condensed financial statements.

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(Unaudited)
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	2,681,422	$268	5,993,658	$599	$6,657,917	$(1,658,775)	$5,000,009
Measurement adjustment on redeemable Ordinary shares	(2,681,422)	(268)	—	—	(6,657,917)	(20,206,799)	(26,864,984)
Net loss	—	—	—	—	—	(8,167,283)	(8,167,283)
Balance – March 31, 2021	—	$—	5,993,658	$599	$—	$(30,032,857)	$(30,032,258)
The accompanying notes are an integral part of the unaudited condensed financial statements.

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
CONDENSED STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2021
(Unaudited)
Cash Flows from Operating Activities:
Net loss	$(8,167,283)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liability	4,507,737
Interest earned on marketable securities held in Trust Account	(45,303)
Changes in operating assets and liabilities:
Prepaid expenses	192,898
Accrued expenses	2,754,418
Net cash used in operating activities	(757,533)
Cash Flows from Financing Activities:
Proceeds from promissory note – related party	100,000
Net cash provided by financing activities	100,000
Net Change in Cash	(657,533)
Cash – Beginning	719,926
Cash – Ending	$62,393
Non-Cash Investing and Financing Activities:
Change in value of Class A ordinary shares subject to possible redemption	$26,864,984
The accompanying notes are an integral part of the unaudited condensed financial statements.

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Aspirational Consumer Lifestyle Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 7, 2020. The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses (“Business Combination”).
Although the Company is not limited to a particular industry or geographic region for purposes of completing a Business Combination, the Company intends to focus on businesses with premium brands that offer an aspirational lifestyle experience to consumers. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of March 31, 2021, the Company had not commenced any operations. All activity for the period from July 7, 2020 (inception) through March 31, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination, and activities in connection with the proposed acquisition of Wheels Up Partners Holdings LLC, a Delaware limited liability company (“Wheels Up”) (see Note 6). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on September 22, 2020. On September 25, 2020 the Company consummated the Initial Public Offering of 22,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $225,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,333,333 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Aspirational Consumer Lifestyle Sponsor LLC (the “Sponsor”), generating gross proceeds of $6,500,000, which is described in Note 4.
Following the closing of the Initial Public Offering on September 25, 2020, an amount of $225,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
On September 29, 2020, the underwriters notified the Company of their intent to partially exercise their over-allotment option for settlement on October 2, 2020. As such, on October 2, 2020, the Company consummated the sale of an additional 1,474,632 Units, at $10.00 per Unit, and the sale of an additional 196,617 Private Placement Warrants, at $1.50 per Private Placement Warrant, generating total gross proceeds of $15,041,246. A total of $14,746,320 of the net proceeds was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account on October 2, 2020 to $239,746,320 (see Note 9).
Transaction costs amounted to $13,763,667, consisting of $4,794,926 of underwriting fees, $8,391,121 of deferred underwriting fees and $577,619 of other offering costs.

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete its initial Business Combination with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount held in trust). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount held in the Trust Account (initially $10.00 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 following any related share redemptions and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below), or (ii) with respect to

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Share.
The Company will have until September 25, 2022 (as such period may be extended pursuant to the Company’s Amended and Restated Memorandum and Articles of Association, the “Combination Period”) to complete a Business Combination. If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s Board of Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
Going Concern
As of March 31, 2021, the Company had $62,393 in its operating bank accounts, $239,840,428 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its ordinary shares in connection therewith and working capital deficit of $3,860,616. As of March 31, 2021, approximately $95,000 of the amount on deposit in the Trust Account represented interest income.
Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.
The Company will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Risk and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Amendment No. 1 to the Company’s Annual report on Form 10-K/A, as filed with the SEC on May 6, 2021. The interim results for the three months ended March 31, 2021 are not necessarily indicative of the results to be expected for the period ending December 31, 2021 or for any future periods.

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2021 and December 31, 2020.
Marketable Securities Held in Trust Account
At March 31, 2021 and December 31, 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury securities.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2021, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.
Warrant Liability
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations (see Note 9).
Offering Costs
Offering costs consist of legal, accounting, underwriting fees and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs amounting to $12,441,638 were charged to shareholders’ equity upon the completion of the Initial Public Offering.
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740, “Income Taxes” (“ASC 740”) clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.
Net Loss per Ordinary Share
Net income (loss) per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period. The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase an aggregate of 12,521,494 shares in the calculation of diluted loss per share, since the inclusion of such warrants would be anti-dilutive.
The Company’s statement of operations includes a presentation of income (loss) per share for Redeemable Class A Ordinary Shares in a manner similar to the two-class method of income (loss) per share. Net income per ordinary share, basic and diluted, for Redeemable Class A Ordinary Shares is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of ordinary shares subject to possible redemption outstanding since original issuance.
Net loss per share, basic and diluted, for Non-Redeemable Class A and Class B Ordinary Shares is calculated by dividing the net loss, adjusted for income or loss on marketable securities attributable to Redeemable Class A Ordinary Shares, by the weighted average number of non-redeemable ordinary shares outstanding for the period.
Non-Redeemable Class A and Class B Ordinary Shares includes Founder Shares and non-redeemable ordinary shares as these shares do not have any redemption features. Non-Redeemable Class A and Class B Ordinary Shares participates in the income or loss on marketable securities based on non-redeemable ordinary shares’ proportionate interest.

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
Three Months Ended March 31, 2021
Redeemable Class A Ordinary Shares
Numerator: Earnings allocable to Redeemable Class A Ordinary Shares
Interest earned on marketable securities held in Trust Account	$36,684
Net income allocable to shares subject to possible redemption	$36,684
Denominator: Weighted Average Redeemable Class A Ordinary Shares
Basic and diluted weighted average shares outstanding	23,040,654
Basic and diluted net income per share	$0.00
Non-Redeemable Class A and Class B Ordinary Shares
Numerator: Net Loss minus Net Earnings
Net loss	$(8,167,283)
Net loss allocable to Redeemable Class A Ordinary Shares	(36,684)
Non-Redeemable Net Loss	(8,203,967)
Denominator: Weighted Average Non-Redeemable Class A and Class B Ordinary Shares
Basic and diluted weighted average shares outstanding	6,927,636
Basic and diluted net loss per share	$1.18
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheet, primarily due to their short-term nature.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying condensed financial statements.
NOTE 3.   INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 23,974,632 Units, inclusive of 1,474,632 Units sold to the underwriters on October 2, 2020 upon the underwriters’ election to partially exercise their over-allotment option (see Note 9), at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
NOTE 4.   PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 4,333,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $6,500,000. On October 2, 2020, in connection with the underwriters’ election to partially exercise their over-allotment option, the Company sold an additional 196,617 Private Placement Warrants to the Sponsor, at a price of $1.50 per Private Placement Warrant, generating gross proceeds of $294,926. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5.   RELATED PARTY TRANSACTIONS
Founder Shares
On July 15, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 6,468,750 Class B ordinary shares (the “Founder Shares”). The Founder Shares included an aggregate of up to 843,750 shares subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would equal 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to partially exercise their over-allotment option on October 2, 2020, 475,092 Founder Shares were forfeited, resulting in an aggregate of 5,993,658 Founder Shares issued and outstanding as of October 2, 2020 (see Note 9), none of which are currently subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Administrative Services and Support Services Agreement
The Company has agreed, commencing on September 23, 2020 to pay the Sponsor $10,000 per month for office space, administrative and support services (the “Administrative Services Agreement”). Such administrative services agreement was assigned from the Sponsor to Turmeric Capital, an affiliate of our Chief Executive Officer, on December 31, 2020. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees.
The Company has also agreed, commencing on September 23, 2020, to pay Turmeric Capital Singapore Pte Ltd, an affiliate of its Chief Executive Officer, $10,000 per month for support services, including accounting, book and record keeping and cash management services (the “Support Services Agreement”). Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees.

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
For the three months ended March 31, 2021, the Company incurred and paid an aggregate of $57,532, in fees for the services rendered under the Administrative Services Agreement and Support Services Agreement, including for certain services provided in 2020.
Promissory Note  —  Related Party
On July 15, 2020, the Company issued a promissory note (the “IPO Promissory Note”) to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The IPO Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 and (ii) the completion of the Initial Public Offering. The outstanding balance under the IPO Promissory Note of $100,349 was repaid at the closing of the Initial Public Offering on September 25, 2020.
On March 8, 2021, the Company issued a promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $100,000. The Promissory Note is subject to interest of 2.75% per annum and payable on the earlier of (i) September 25, 2022 or (ii) the completion of a Business Combination.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $1.50 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
NOTE 6.   COMMITMENTS
Registration Rights
Pursuant to a registration rights agreement entered into on September 25, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,391,121, upon the partial exercise of the over-allotment, in the aggregate (see Note 9). The deferred fee will become payable to the

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Advisory Fee
Connaught (UK) Limited (“Connaught”), acted as the Company’s independent financial advisor in connection with the Initial Public Offering, for which it will receive customary fees. The Company has agreed to pay Connaught a fee in an amount equal to 10% of the underwriting commission payable to the underwriters. The fee to Connaught was paid in part at the closing of Initial Public Offering and will be paid in part at the closing of a Business Combination, in the same proportion as the non-deferred and deferred underwriting commission payable to the underwriters. The underwriters have agreed to reimburse the Company for the fee to Connaught as it becomes payable out of the underwriting commission.
Upon the successful completion of a Business Combination or the Company’s liquidation, the Company will also pay each of its independent directors $3,125 per month in the aggregate for his or her service to the Company. The fees will be deferred and become payable only upon the Company’s consummation of a Business Combination or the Company’s liquidation. The independent directors have waived their rights against the Trust Account with respect to such payment.
Advisory Services
On January 22, 2021, the Company entered into an agreement for advisory services in connection with its business combination with Wheels Up. The advisory services covered by the agreement include the strategy, timing, negotiation of the terms of the business combination and other customary financial advisory services. Upon a successful business combination with Wheels Up, the Company will pay a transaction fee of $10,000,000. The agreement expires on January 21, 2022 and expressly waives the right of any claim against the assets in the Trust Account by the advisory services provider.
Merger Agreement
On February 1, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Wheels Up, KittyHawk Merger Sub LLC, Wheels Up Blocker Sub LLC, the Blocker Merger Subs (as defined in the Merger Agreement) and the Blockers (as defined in the Merger Agreement).The Merger Agreement calls for (i) the domestication of the Company to Delaware and (ii) a series of mergers whereby Wheels Up will survive as a subsidiary of the Company, with the Company as its managing member. The Merger Agreement provides for the following:
At the closing of the transaction (“Closing”), the equityholders of Wheels Up will receive an aggregate merger consideration of $1,885,000,000 in the form of Company Class A ordinary shares, including the Company Class A ordinary shares reserved in respect of the awards described below, in addition to a number of Company Class A ordinary shares that may be issued post-Closing if Wheels Up options were to be cash exercised and due to the exchange of any Wheels Up profits interests for Company Class A ordinary shares at a level above the intrinsic value of the profits interests immediately after Closing based on a reference price per share of Company Class A ordinary shares of $10.00, plus any Earnout Shares (as defined below).
Upon Closing, (i) each option to purchase Wheels Up common interest shall be converted into an option of the Company, (ii) each award of profit interests of Wheels Up shall be converted into an award of profits interests of the Company which, upon vesting and, for members of senior management, subject to the expiration of a lock-up period, such interests will be exchangeable for Company Class A ordinary shares, and (iii) each award of Wheels Up restricted interests shall be converted into an award of restricted interests of the Company, which, upon vesting and, for members of senior management, subject to the expiration of a lock-up period, will be exchangeable for Company Class A ordinary shares, in each case, as

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
adjusted in accordance with the Merger Agreement. In addition, existing Wheels Up equityholders will have the right to receive 9,000,000 additional Company Class A ordinary shares in three equal tranches upon the achievement of share price thresholds for the Company Class A ordinary shares of $12.50, $15.00 and $17.50 (such shares, the “Earnout Shares”).
The Company plans to change its name to Wheels Up Experience Inc. The Closing is subject to certain customary closing conditions including the approval of the Company’s shareholders and Wheels Up’s equityholders.
On February 1, 2021, concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements with certain investors (collectively, the “PIPE Investors”), pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for 55,000,000 Company Class A ordinary shares for an aggregate purchase price equal to $550,000,000 (the “PIPE Investment”). The PIPE Investment will be consummated substantially concurrently with the Closing.
NOTE 7.   SHAREHOLDERS’ EQUITY
Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001. The Company’s Board of Directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board of Directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. At March 31, 2021, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At March 31, 2021 and December 31, 2020, there were 0 and 2,681,422 Class A ordinary shares issued and outstanding, excluding 23,974,632 and 21,293,210 Class A ordinary shares subject to possible redemption, respectively.
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At March 31, 2021 and December 31, 2020, there were 5,993,658 Class B ordinary shares issued and outstanding.
Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as otherwise required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of all ordinary shares issued and outstanding upon the completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination.

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
NOTE 8.   WARRANTS
Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon the exercise of the warrants is then effective and a current prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A ordinary shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.   Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.   Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;

•
if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted); and

•
if the Reference Value is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants.

The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s Board of Directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9.   FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At March 31, 2021 and December 31, 2020, there were 7,991,544 Public Warrants and 4,529,950 Private Placement Warrants outstanding.
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at March 31, 2021 and December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	March 31, 2021	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$239,840,428	$239,795,125
Liabilities:
Warrant Liability – Public Warrants	1	11,347,992	8,471,037
Warrant Liability – Private Placement Warrants	3	6,432,529	4,801,747
The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our accompanying March 31, 2021 condensed balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed statement of operations.
The Company established the initial fair value for the Warrants on September 25, 2020, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation model for the Private Placement Warrants and the Public Warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A ordinary shares and one-fourth of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of Class B ordinary shares, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A ordinary shares subject to possible redemption, Class A ordinary shares and Class B ordinary shares based on their relative fair values at the initial measurement date. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs. The measurement of the Public Warrants as of March 31, 2021 and December 31, 2020 is classified as Level 1 due to the use of an observable market quote in an active market.

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2021
(Unaudited)
The key inputs into the Monte Carlo simulation model for the Private Placement Warrants at March 31, 2021 and December 31, 2020 is as follows:
Input	March 31, 2021	December 31, 2020
Risk-free interest rate	1.01%	0.43%
Expected term (years)	5.42	5.49
Expected volatility	25.0%	20.0%
Exercise price	$11.50	$11.50
Fair value of Units	$10.01	$9.97
Probability of Acquisition	95%	85%
The following table presents the changes in the fair value of warrant liabilities:
	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2021	$4,801,747	$8,471,037	$13,272,784
Change in valuation inputs or other assumptions	1,630,782	2,876,955	4,507,737
Fair value as of March 31, 2021	$6,432,529	$11,347,992	$17,780,521
NOTE 10.   SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.
Promissory Notes
On April 30, 2021, the Company issued a promissory note to the Sponsor, pursuant to which the Company borrowed an aggregate principal amount of $150,000. The promissory note is subject to interest of 2.75% per annum and payable on the earlier of (i) September 25, 2022 and (ii) the completion of a Business Combination.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Aspirational Consumer Lifestyle Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Aspirational Consumer Lifestyle Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from July 7, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from July 7, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2020 are not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Restatement of the 2020 Financial Statements
As discussed in Note 2 to the financial statements, the accompanying financial statements as of December 31, 2020 and for the period from July 7, 2020 (inception) through December 31, 2020, have been restated.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2020.
Melville, New York
March 15, 2021, except for the effects of the restatement discussed in Note 2 and 9 and the subsequent events discussed in Note 11C and 11D as to which the date is May 5, 2021.

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
BALANCE SHEET
DECEMBER 31, 2020 (As Restated)
ASSETS
Current Assets
Cash	$719,926
Prepaid expenses	608,945
Total Current Assets	1,328,871
Cash and marketable securities held in Trust Account	239,795,125
Total Assets	$241,123,996
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accrued expenses	$1,112,155
Accrued offering costs	372,483
Total Current Liabilities	1,484,638
Warrant liability	13,272,784
Deferred underwriting fee payable	8,391,121
Total Liabilities	23,148,543
Commitments
Class A ordinary shares subject to possible redemption, 21,293,210 shares at redemption value	212,975,444
Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 2,681,422 shares issued and outstanding (excluding 21,293,210 shares subject to possible redemption)	268
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 5,993,658 shares issued and outstanding	599
Additional paid-in capital	6,657,917
Accumulated deficit	(1,658,775)
Total Shareholders’ Equity	5,000,009
Total Liabilities and Shareholders’ Equity	$241,123,996
The accompanying notes are an integral part of the financial statements.

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JULY 7, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(As Restated)
Formation and operational costs	$2,114,129
Loss from operations	(2,114,129)
Other income:
Interest earned on marketable securities held in Trust Account	49,590
Change in fair value of warrant liability	406,549
Unrealized loss on marketable securities held in Trust Account	(785)
Other income, net	455,354
Net loss	$(1,658,775)
Basic and diluted weighted average shares outstanding, Redeemable Class A Common Stock	21,396,989
Basic and diluted net loss per share, Redeemable Class A Common Stock	$0.00
Basic and diluted weighted average shares outstanding, Non-Redeemable Class A and Class B Common Stock	7,230,225
Basic and diluted net loss per share, Non-Redeemable Class A and Class B Common Stock	$(0.24)
The accompanying notes are an integral part of the financial statements.

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE PERIOD FROM JULY 7, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(As Restated)
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – July 7, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	6,468,750	647	24,353	—	25,000
Sale of 23,974,632 Units, net of underwriting discounts and offering costs	23,974,632	2,397	—	—	218,048,528	—	218,050,925
Excess of purchase price paid over fair value of private placement warrants					1,558,303		1,558,303
Forfeiture of Founder Shares	—	—	(475,092)	(48)	48	—	—
Class A ordinary shares subject to possible redemption	(21,293,210)	(2,129)	—	—	(212,973,315)	—	(212,975,444)
Net loss	—	—	—	—	—	(1,658,775)	(1,658,775)
Balance – December 31, 2020	2,681,422	$268	5,993,658	$599	$6,657,917	$(1,658,775)	$5,000,009
The accompanying notes are an integral part of the financial statements.

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JULY 7, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(As Restated)
Cash Flows from Operating Activities:
Net loss	$(1,658,775)
Adjustments to reconcile net loss to net cash used in operating activities:
Payment of formation costs through issuance of Class B ordinary shares	15,092
Interest earned on marketable securities held in Trust Account	(49,590)
Change in fair value of warrant liability	(406,549)
Allocation of initial public offering costs to warrant liability	510,982
Unrealized loss on marketable securities held in Trust Account	785
Changes in operating assets and liabilities:
Prepaid expenses	(608,945)
Accrued expenses	1,112,155
Net cash used in operating activities	(1,084,845)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(239,746,320)
Net cash used in investing activities	(239,746,320)
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	234,951,394
Proceeds from sale of Private Placement Warrants	6,794,926
Proceeds from promissory note – related party	100,349
Repayment of promissory note – related party	(100,349)
Payment of offering costs	(195,229)
Net cash provided by financing activities	241,551,091
Net Change in Cash	719,926
Cash – Beginning	—
Cash – Ending	$719,926
Non-Cash Investing and Financing Activities:
Initial classification of Class A ordinary shares subject to possible redemption	$215,057,051
Change in value of Class A ordinary shares subject to possible redemption	$(2,081,607)
Initial classification of warrant liability	$13,679,333
Deferred underwriting fee payable	$8,391,121
Offering costs paid directly by Sponsor from proceeds from issuance of Class B ordinary shares	$9,908
Offering costs included in accrued offering costs	$372,483
The accompanying notes are an integral part of the financial statements.

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Aspirational Consumer Lifestyle Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 7, 2020. The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses (“Business Combination”).
Although the Company is not limited to a particular industry or geographic region for purposes of completing a Business Combination, the Company intends to focus on businesses with premium brands that offer an aspirational lifestyle experience to consumers. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from July 7, 2020 (inception) through December 31, 2020 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, identifying a target company for a Business Combination, and activities in connection with the proposed acquisition of Wheels Up Partners Holdings LLC, a Delaware limited liability company (“Wheels Up”) (see Note 10).
The registration statement for the Company’s Initial Public Offering was declared effective on September 22, 2020. On September 25, 2020 the Company consummated the Initial Public Offering of 22,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $225,000,000 which is described in Note 4.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 4,333,333 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Aspirational Consumer Lifestyle Sponsor LLC (the “Sponsor”), generating gross proceeds of $6,500,000, which is described in Note 5.
Following the closing of the Initial Public Offering on September 25, 2020, an amount of $225,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
On September 29, 2020, the underwriters notified the Company of their intent to partially exercise their over-allotment option for settlement on October 2, 2020. As such, on October 2, 2020, the Company consummated the sale of an additional 1,474,632 Units, at $10.00 per Unit, and the sale of an additional 196,617 Private Placement Warrants, at $1.50 per Private Placement Warrant, generating total gross proceeds of $15,041,246. A total of $14,746,320 of the net proceeds was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account on October 2, 2020 to $239,746,320.
Transaction costs amounted to $13,763,667, consisting of $4,794,926 of underwriting fees, $8,391,121 of deferred underwriting fees and $577,620 of other offering costs.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete its initial Business Combination with one or more operating businesses or assets

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount held in trust). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount held in the Trust Account (initially $10.00 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 following any related share redemptions and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Company’s Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below), or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Share.

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
The Company will have until September 25, 2022 (as such period may be extended pursuant to the Company’s Amended and Restated Memorandum and Articles of Association, the “Combination Period”) to complete a Business Combination. If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s Board of Directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern
As of December 31, 2020, the Company had $719,926 in its operating bank accounts, $239,795,125 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its ordinary shares in connection therewith and working capital deficit of $155,767. As of December 31, 2020, approximately $50,000 of the amount on deposit in the Trust Account represented interest income.

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.
The Company will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.
Risk and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
The Company previously accounted for its outstanding Public Warrants (as defined in Note 4) and Private Placement Warrants issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. The warrant agreement governing the warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement includes a provision that in the event of a tender or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of ordinary shares, all holders of the warrants would be entitled to receive cash for their warrants (the “tender offer provision”).
In connection with the audit of the Company’s financial statements for the period ended December 31, 2020, the Company’s management further evaluated the warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management and after discussion with the Company’s independent registered public accounting firm, concluded that the Company’s Private Placement Warrants are not indexed to the Company’s ordinary shares in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management and after discussion with the Company’s independent registered public accounting firm,

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
concluded the tender offer provision included in the warrant agreement fails the “classified in shareholders’ equity” criteria as contemplated by ASC Section 815-40-25.
As a result of the above, the Company should have classified the warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.
The Company’s accounting for the warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported cash or investment held in the trust account.
	As Previously Reported	Adjustments	As Restated
Balance sheet as of September 25, 2020 (audited)
Warrant Liability	$—	$13,679,333	$13,679,333
Ordinary Shares Subject to Possible Redemption	213,557,280	(13,679,333)	199,877,947
Class A Ordinary Shares	114	137	251
Additional Paid-in Capital	5,014,340	510,845	5,525,185
Accumulated Deficit	(15,092)	(510,982)	(526,074)
Balance sheet as of September 30, 2020 (unaudited)
Warrant Liability	$—	$13,277,000	$13,277,000
Ordinary Shares Subject to Possible Redemption	213,530,925	(13,277,000)	200,253,925
Class A Ordinary Shares	114	133	247
Additional Paid-in Capital	5,040,694	108,515	5,149,209
Accumulated Deficit	(41,447)	(108,648)	(150,095)
Balance sheet as of December 31, 2020 (audited)
Warrant Liability	$—	$13,272,784	$13,272,784
Ordinary Shares Subject to Possible Redemption	226,248,228	(13,272,784)	(212,975,444)
Class A Ordinary Shares	135	133	268
Additional Paid-in Capital	6,553,617	104,299	6,657,916
Accumulated Deficit	(1,554,342)	(104,432)	(1,658,774)
Period from July 7, 2020 (inception) to September 30, 2020 (unaudited)
Change in fair value of warrant liability	$—	$402,333	$402,333
Formation and Operational cost	15,092	510,982	526,074
Net loss	(41,447)	(108,648)	(150,095)
Weighted average shares outstanding of Class A redeemable ordinary shares		19,987,795	19,987,795
Weighted average shares outstanding of Class B non-redeemable ordinary shares	5,698,351	87,688	5,786,039
Basic and diluted net loss per share, Class B	(0.01)	(0.02)	(0.03)
Period from July 7, 2020 (inception) to December 31, 2020 (audited)
Change in fair value of warrant liability	$—	$406,549	$406,549
Formation and Operational cost	1,603,147	510,982	2,114,129
Net loss	(1,554,342)	(104,432)	(1,658,774)
Weighted average shares outstanding of Class A redeemable ordinary shares	22,676,053	(1,279,064)	21,396,989

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
	As Previously Reported	Adjustments	As Restated
Weighted average shares outstanding of Class B non-redeemable ordinary shares	6,500,406	729,819	7,230,225
Basic and diluted net loss per share, Class B	(0.25)	(0.01)	(0.26)
Cash Flow Statement for the Period from July 7, 2020 (inception) to September 30, 2020 (unaudited)
Net loss	(41,447)	(108,648)	(150,095)
Allocation of initial public offering costs to warrant liability	—	510,982	510,982
Change in fair value of warrant liability	—	402,333	402,333
Initial classification of warrant liability	—	13,679,333	13,679,333
Initial classification of common stock subject to possible redemption	213,557,280	(13,679,333)	199,877,947
Change in value of common stock subject to possible redemption	(26,355)	402,333	375,978
Cash Flow Statement for the Period from July 7, 2020 (inception) to December 31, 2020 (audited)
Net loss	$(1,554,342)	$(104,432)	$(1,658,774)
Change in fair value of warrant liability	—	406,549	406,549
Initial classification of warrant liability	—	13,679,333	13,679,333
Initial classification of common stock subject to possible redemption	227,787,480	(13,679,333)	214,108,147
Change in value of common stock subject to possible redemption	(1,539,252)	406,549	(1,132,703)
NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.
Marketable Securities Held in Trust Account
At December 31, 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury securities.
Warrant Liability
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the public warrants was initially estimated using a Monte Carlo simulation

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
approach (see Note 9) and was valued using the publicly traded warrant price at December 31, 2020. The private warrants were estimated using a probability adjusted Black-Scholes methodology.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.
Offering Costs
Offering costs consist of legal, accounting, underwriting fees and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs amounting to $13,763,667 were charged to shareholders’ equity upon the completion of the Initial Public Offering and the partial exercise of the over-allotment option.
Income Taxes
The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
ASC 740, “Income Taxes” (“ASC 740”) clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States.
Net Loss per Ordinary Share
Net income (loss) per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase an aggregate of 12,521,494 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
The Company’s statement of operations includes a presentation of income (loss) per share for Redeemable Class A Common Stock in a manner similar to the two-class method of income (loss) per share. Net income per common share, basic and diluted, for Redeemable Class A Common Stock is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Common stock subject to possible redemption outstanding since original issuance.
Net loss per share, basic and diluted, for Non-Redeemable Class A and Class B Common Stock is calculated by dividing the net loss, adjusted for income or loss on marketable securities attributable to Redeemable Class A Common Stock, by the weighted average number of non-redeemable common stock outstanding for the period.
Non-Redeemable Class A and Class B Common Stock includes Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features. Non-Redeemable Class A and Class B Common Stock participates in the income or loss on marketable securities based on non-redeemable common stock shares’ proportionate interest.
For the Period from July 7, 2020 (Inception) through December 31, 2020
Redeemable Class A Common Stock
Numerator: Earnings allocable to Redeemable Class A Common Stock
Interest earned on marketable securities held in Trust Account	$43,349
Net income allocable to shares subject to possible redemption	$43,349
Denominator: Weighted Average Redeemable Class A Common Stock
Basic and diluted weighted average shares outstanding	21,396,989
Basic and diluted net income per share	$0.00
Non-Redeemable Class A and Class B Common Stock
Numerator: Net Loss minus Net Earnings
Net loss	$(1,658,775)
Net loss allocable to Redeemable Class A Common Stock	(43,349)
Non-Redeemable Net Loss	$(1,702,124)
Denominator: Weighted Average Non-Redeemable Class A and Class B Common Stock
Basic and diluted weighted average shares outstanding	7,230,225
Basic and diluted net loss per share	$(0.24)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.
NOTE 4. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 23,974,632 Units, inclusive of 1,474,632 Units sold to the underwriters on October 2, 2020 upon the underwriters’ election to partially exercise their over-allotment option, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 8).
NOTE 5. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 4,333,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $6,500,000. On October 2, 2020, in connection with the underwriters’ election to partially exercise their over-allotment option, the Company sold an additional 196,617 Private Placement Warrants to the Sponsor, at a price of $1.50 per Private Placement Warrant, generating gross proceeds of $294,926. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. The fair value of the Private Placement Warrants at the time of purchase was $1.16. The excess of the purchase price paid over the fair value of the warrant was recorded as a contribution to equity. Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 6. RELATED PARTY TRANSACTIONS
Founder Shares
On July 15, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 6,468,750 Class B ordinary shares (the “Founder Shares”). The Founder Shares included an aggregate of up to 843,750 shares subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the number of Founder Shares would equal 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to partially exercise their over-allotment option on October 2, 2020, 475,092 Founder Shares were forfeited, resulting in an aggregate of 5,993,658 Founder Shares issued and outstanding as of October 2, 2020, none of which are currently subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Administrative Services Agreement
The Company has agreed, commencing on September 23, 2020 to pay the Sponsor $10,000 per month for office space, administrative and support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the period from July 7, 2020 (inception) through December 31, 2020, the Company incurred $30,000, in fees for these services, of which is included in accrued expenses in the accompanying balance sheet.
Support Services Agreement
The Company has agreed, commencing on September 23, 2020, to pay Turmeric Capital Singapore Pte Ltd, an affiliate of its Chief Executive Officer, $10,000 per month for support services, including accounting, book and record keeping and cash management services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the period from July 7, 2020 (inception) through December 31, 2020, the Company incurred and paid $30,000, in fees for these services.
Promissory Note — Related Party
On July 15, 2020, the Company issued a promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2020 and (ii) the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $100,349 was repaid at the closing of the Initial Public Offering on September 25, 2020.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon completion of a Business Combination into warrants at a price of $1.50 per warrant. Such warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.
NOTE 7. COMMITMENTS
Registration Rights
Pursuant to a registration rights agreement entered into on September 25, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $8,391,121, upon the partial exercise of the over-allotment on October 2, 2020, in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Advisory Fee
Connaught (UK) Limited (“Connaught”), acted as the Company’s independent financial advisor in connection with the Initial Public Offering, for which it will receive customary fees. The Company has agreed to pay Connaught a fee in an amount equal to 10% of the underwriting commission payable to the underwriters. The fee to Connaught was paid in part at the closing of Initial Public Offering and will be paid in part at the closing of a Business Combination, in the same proportion as the non-deferred and deferred underwriting commission payable to the underwriters. The underwriters have agreed to reimburse the Company for the fee to Connaught as it becomes payable out of the underwriting commission.
Upon the successful completion of a Business Combination or the Company’s liquidation, the Company will also pay each of its independent directors $3,125 per month in the aggregate for his or her service to the Company. The fees will be deferred and become payable only upon the Company’s consummation of a Business Combination or the Company’s liquidation. The independent directors have waived their rights against the Trust Account with respect to such payment.
NOTE 8. WARRANT LIABILITY
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon the exercise of the warrants is then effective and a current prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A ordinary shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per Public Warrant;

•
upon a minimum of 30 days’ prior written notice of redemption to each warrant holder and

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like), for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A ordinary shares; and

•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $10.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company send the notice of redemption to warrant holders.

The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s Board of Directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9. SHAREHOLDERS’ EQUITY
Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001. The Company’s Board of Directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Board of Directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the ordinary shares and could have anti-takeover effects. At December 31, 2020, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 2,681,422 Class A ordinary shares issued and outstanding, excluding 21,923,210 Class A ordinary shares subject to possible redemption.
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 5,993,658 Class B ordinary shares issued and outstanding.
Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as otherwise required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and the like. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of all ordinary shares issued and outstanding upon the completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
issued or deemed issued in connection with a Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination.
NOTE 10. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$239,795,125
Liabilities:
Warrant Liability – Public Warrants	1	$8,471,037
Warrant Liability – Private Placement Warrants	3	$4,801,747
The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.
Initial Measurement
The Company established the initial fair value for the Warrants on September 25, 2020, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation model for the Private Placement Warrants and the Public Warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Class A ordinary shares and one-fourth of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of Class B ordinary shares, first to the Warrants based

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A ordinary shares subject to possible redemption, Class A ordinary shares and Class B ordinary shares based on their relative fair values at the initial measurement date. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.
The key inputs into the Monte Carlo simulation model for the Private Placement Warrants and Public Warrants were as follows at initial measurement and September 30, 2020 and December 31, 2020 (key inputs applies to Private Placement Warrants only for December 31, 2020):
Input	September 25, 2020 (Initial Measurement)	September 30, 2020	December 31, 2020
Risk-free interest rate	0.4%	0.4%	0.4%
Expected term (years)	1	1	1
Expected volatility	20.0%	20.0%	20.0%
Exercise price	$11.50	$11.50	$11.50
Fair value of Units	$10.60	$10.60	$10.60
On September 25, 2020, the Private Placement Warrants and Public Warrants were determined to be $1.16 per warrant for aggregate values of $5.0 million and $8.7 million, respectively.
The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of December 31, 2020 is classified as Level 1 due to the use of an observable market quote in an active market.
As of December 31, 2020, the aggregate values of the Private Placement Warrants and Public Warrants were $4.8 million and $8.5 million, respectively.
The following table presents the changes in the fair value of warrant liabilities:
	Private Placement	Public	Warrant Liabilities
Fair value as of July 7, 2020	$—	$—	$—
Initial measurement on September 25, 2020	5,009,333	8,670,000	13,679,333
Change in valuation inputs or other assumptions	(207,586)	(198,963)	(406,549)
Fair value as of December 31, 2020	$4,801,747	$8,471,037	$13,272,784
Due to the use of quoted prices in an active market (Level 1) to measure the fair value of the Public Warrants, subsequent to initial measurement, the Company had transfers out of Level 3 totaling $39,445,000 during the period from October 14, 2020 through December 31, 2020.
Level 3 financial liabilities consist of the Private Placement Warrant liability for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.
NOTE 11. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
Note 11A. Merger Agreement
On January 22, 2021, the Company entered into an agreement for advisory services in connection with its business combination with Wheels Up. The advisory services covered by the agreement include the strategy, timing, negotiation of the terms of the business combination and other customary financial advisory services. Upon a successful business combination with Wheels Up, the Company will pay a transaction fee of $10,000,000. The agreement expires on January 21, 2022 and expressly waives the right of any claim against the assets in the Trust Account by the advisory services provider.
On February 1, 2021, the Company entered into an Agreement and Plan of Merger (the “MergerAgreement”), with Wheels Up, KittyHawk Merger Sub LLC, Wheels Up Blocker Sub LLC, the Blocker Merger Subs (as defined in the Merger Agreement) and the Blockers (as defined in the Merger Agreement).The Merger Agreement calls for (i) the domestication of the Company to Delaware and (ii) a series of mergers whereby Wheels Up will survive as a subsidiary of the Company, with the Company as its managing member. The Merger Agreement provides for the following:
At the closing of the transaction (“Closing”), the equityholders of Wheels Up will receive an aggregate merger consideration of $1,885,000,000 in the form of Company Class A common stock, including the Company Class A common stock reserved in respect of the awards described below, in addition to a number of Company Class A common stock that may be issued post-Closing if Wheels Up options were to be cash exercised and due to the exchange of any Wheels Up profits interests for shares of Company Class A common stock at a level above the intrinsic value of the profits interests immediately after Closing based on a reference price per share of Company Class A common stock of $10.00, plus any Earnout Shares (as defined below).
Upon Closing, (i) each option to purchase Wheels Up common interest shall be converted into an option of the Company, (ii) each award of profit interests of Wheels Up shall be converted into an award of profits interests of the Company which, upon vesting and, for members of senior management, subject to the expiration of a lock-up period, such interests will be exchangeable for shares of Company Class A common stock, and (iii) each award of Wheels Up restricted interests shall be converted into an award of restricted interests of the Company, which, upon vesting and, for members of senior management, subject to the expiration of a lock-up period, will be exchangeable for shares of Company Class A common stock, in each case, as adjusted in accordance with the Merger Agreement. In addition, existing Wheels Up equityholders will have the right to receive 9,000,000 additional shares of Company Class A common stock in three equal tranches upon the achievement of share price thresholds for the Company Class A common stock of $12.50, $15.00 and $17.50 (such shares, the ‘‘Earnout Shares’’).
The Company plans to change its name to Wheels Up Experience Inc. The Closing is subject to certain customary closing conditions including the approval of the Company’s shareholders and Wheels Up’s equityholders.
Note 11B. PIPE Investors
On February 1, 2021, concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements with certain investors (collectively, the “PIPE Investors”), pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed for 55,000,000 shares of Company Class A common stock for an aggregate purchase price equal to $550,000,000 (the “PIPE Investment”). The PIPE Investment will be consummated substantially concurrently with the Closing.
Note 11C. Promissory Notes
On March 8, 2021, the Company issued a promissory note to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $100,000. On April 30, 2021, the Company

ASPIRATIONAL CONSUMER LIFESTYLE CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2020
issued an additional promissory note to the Sponsor, pursuant to which the Company borrowed an aggregate principal amount of $150,000. Each such promissory note is subject to interest of 2.75% per annum and payable on the earlier of (i) September 25, 2022 or (ii) the completion of a Business Combination.
Note 11D. Legal Proceedings
The Company has received two demand letters from putative stockholders of the Company dated March 25, 2021 and March 29, 2021 (together, the “Demands”) generally alleging that the registration statement on Form S-4 that the Company filed with the SEC on March 15, 2021 (the “Registration Statement”) omits material information with respect to the Company’s proposed business combination with Wheels Up. The Demands seek the issuance of corrective disclosures in an amendment or supplement to the Registration Statement. One of the Demands further alleges that the merger consideration with respect to the business combination with Wheels Up is inadequate, and asserts that an increase in consideration should be negotiated. In addition, the Company received correspondence and a draft unfiled complaint from a putative stockholder of the Company on March 30, 2021 (the “Draft Complaint”). The Draft Complaint generally alleges that the Registration Statement is materially incomplete and misleading, and asserts claims under the Exchange Act against the Company and the Company’s Board of Directors.The Draft Complaint seeks, among other things, the enjoinment of the proposed business combination, damages and an award of attorneys' fees.

WHEELS UP PARTNERS HOLDINGS LLC

WHEELS UP PARTNERS HOLDINGS LLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share data)	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$215,027	$312,799
Accounts receivable, net	55,111	50,397
Other receivables	14,283	8,205
Parts and supplies inventories, net	7,239	5,320
Deferred offering costs	4,147	—
Prepaid expenses and other	24,616	18,801
Total current assets	320,423	395,522
Property and equipment, net	319,715	323,090
Operating lease right-of-use assets	100,300	64,479
Goodwill	432,065	400,160
Intangible assets, net	161,060	163,710
Restricted cash	15,262	12,077
Employee loans receivable, net	—	102
Other non-current assets	827	849
Total assets	$1,349,652	$1,359,989
LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$65,336	$62,678
Accounts payable	44,168	20,920
Accrued expenses	76,296	71,381
Deferred revenue, current	588,978	651,096
Operating lease liabilities, current	27,856	15,858
Intangible liabilities, current	2,000	2,000
Other current liabilities	15,955	15,980
Total current liabilities	820,589	839,913
Long-term debt	136,804	148,411
Deferred revenue, non-current	1,961	1,982
Operating lease liabilities, non-current	77,993	56,358
Intangible liabilities, non-current	15,583	16,083
Other non-current liabilities	3,522	3,415
Total liabilities	1,056,452	1,066,162
Commitments and contingencies (Note 10)
Members’ equity:
Class A preferred interests (73,723,250 interests issued and outstanding as of 2021 and 2020)	—	—
Class B preferred interests (34,023,527 interests issued and outstanding as of 2021 and 2020)	—	—
Class C preferred interests (37,642,050 interests issued and outstanding as of 2021 and 2020)	—	—
Class D preferred interests (36,909,359 interests issued and outstanding as of 2021 and 2020)	—	—
Class E preferred interests (112,949,305 interests issued and outstanding as of 2021 and 2020)	369,354	401,567
Common interests (71,882,729 and 63,262,039 interests issued and outstanding as of 2021 and 2020)	39,131	8,959
Common restricted interests	—	—
Common profits interests	9,211	8,957
Common stock options	5,635	4,475
Accumulated deficit	(130,131)	(130,131)
Total members’ equity	293,200	293,827
Total liabilities and members’ equity	$1,349,652	$1,359,989
The accompanying notes are an integral part of these consolidated financial statements.

WHEELS UP PARTNERS HOLDINGS LLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	Three Months Ended March 31,
(in thousands)	2021	2020
Revenue	$261,657	$156,096
Costs and expenses:
Cost of revenue	234,508	147,958
Technology and development	7,024	4,852
Sales and marketing	15,794	13,651
General and administrative	18,168	13,921
Depreciation and amortization	13,831	14,194
Total costs and expenses	289,325	194,576
Loss from operations	(27,668)	(38,480)
Other (expense) income:
Interest income	12	417
Interest expense	(4,557)	(6,411)
Total other expense	(4,545)	(5,994)
Net loss	$(32,213)	$(44,474)
The accompanying notes are an integral part of these consolidated financial statements.

WHEELS UP PARTNERS HOLDINGS LLC
CONDENSED CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY
(unaudited)
(in thousands)	Class A preferred interests	Class B preferred interests	Class C preferred interests	Class D preferred interests	Class E preferred interests	Common interests	Common restricted interests	Common profits interests	Common stock options	Accumulated deficit	Total
Balance as of December 31, 2020	$—	$—	$—	$—	$401,567	$8,959	$—	$8,957	$4,475	$(130,131)	$293,827
Consideration issued for business combination	—	—	—	—	—	30,172	—	—	—	—	30,172
Equity-based compensation	—	—	—	—	—	—	—	254	1,160	—	1,414
Net loss	—	—	—	—	(32,213)	—	—	—	—	—	(32,213)
Balance as of March 31, 2021	$—	$—	$—	$—	$369,354	$39,131	$—	$9,211	$5,635	$(130,131)	$293,200
(in thousands)	Class A preferred interests	Class B preferred interests	Class C preferred interests	Class D preferred interests	Class E preferred interests	Common interests	Common restricted interests	Common profits interests	Common stock options	Accumulated deficit	Total
Balance as of December 31, 2019	$—	$—	$—	$59,965	$—	$3,822	$—	$7,841	$2,249	$(130,131)	$(56,254)
Consideration issued for business combinations	—	—	—	—	427,007	5,137	—	—	—	—	432,144
Equity-based compensation	—	—	—	—	—	—	—	149	435	—	584
Net loss	—	—	—	(44,474)	—	—	—	—	—	—	(44,474)
Balance as of March 31, 2020	$—	$—	$—	$15,491	$427,007	$8,959	$—	$7,990	$2,684	$(130,131)	$332,000
The accompanying notes are an integral part of these consolidated financial statements.

WHEELS UP PARTNERS HOLDINGS LLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
	Three Months Ended March 31,
(in thousands)	2021	2020
OPERATING ACTIVITIES:
Net loss	$(32,213)	$(44,474)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	13,831	14,194
Amortization of deferred financing costs and debt discount	334	448
Equity-based compensation	1,414	584
Provision for expected credit losses	275	(93)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	5,364	19,945
Other receivables	(6,078)	7,208
Parts and supplies inventories	(1,247)	947
Prepaid expenses and other	(2,183)	(357)
Other non-current assets	22	654
Operating lease liabilities, net	(302)	(433)
Accounts payable	13,679	(17,231)
Accrued expenses	(11,980)	(19,792)
Other current liabilities	(24)	(600)
Other non-current liabilities	107	30
Deferred revenue	(65,719)	(8,517)
Net cash used in operating activities	(84,720)	(47,487)
INVESTING ACTIVITIES:
Purchases of property and equipment	(2,273)	(2,407)
Acquisition of businesses, net of cash acquired	7,844	98,142
Capitalized software development costs	(2,652)	(1,505)
Net cash provided by investing activities	2,919	94,230
FINANCING ACTIVITIES:
Proceeds from long-term debt	—	755
Repayments of long-term debt	(12,445)	(10,002)
Payments of deferred offering costs	(443)	—
Repayment (issuance) of loans to employees	102	(22)
Net cash used in financing activities	(12,786)	(9,269)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(94,587)	37,474
CASH, CASH EQUIVALENTS AND RESTRICTED CASH BEGINNING OF PERIOD	324,876	96,440
CASH, CASH EQUIVALENTS AND RESTRICTED CASH END OF PERIOD	$230,289	$133,914
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Non-cash consideration issued for business acquisition of Delta Private Jets LLC	—	$427,007
Non-cash consideration issued for business acquisition of Gama Aviation LLC	—	$32,638
Non-cash consideration issued for business acquisition of Mountain Aviation, LLC	$30,172	—
The accompanying notes are an integral part of these consolidated financial statements.

WHEELS UP PARTNERS HOLDINGS LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
1.   ORGANIZATION AND OPERATIONS
Wheels Up Partners Holdings LLC (together with its consolidated subsidiaries, “Wheels Up”, “our”, “we”, and “us”) is a limited liability company (“LLC”) organized under the laws of the state of Delaware and was formed on July 1, 2013. Wheels Up is a leading brand in private aviation that strives to deliver a total private aviation solution.
2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation and Basis of Presentation
The unaudited interim condensed consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and include the accounts of Wheels Up Partners Holdings LLC and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.
Certain information and footnote disclosure normally included in annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to instructions, rules and regulations prescribed by the U.S. Securities and Exchange Commission. In the opinion of management, the unaudited financial information for the interim periods presented reflects all adjustments, which are normal and recurring, necessary for a fair presentation of the consolidated statement of operations, financial position, and cash flows. Interim results should not be regarded as indicative of results that may be expected for any other period or the entire year. The unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes included in this proxy statement/prospectus for the year ended December 31, 2020. The accompanying consolidated balance sheet as of December 31, 2020 has been derived from the audited consolidated balance sheet as of December 31, 2020 contained in this proxy statement/prospectus.
Use of Estimates
Preparing the condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates due to risks and uncertainties, including uncertainty in the current economic environment due to COVID-19. The most significant estimates include, but are not limited to, the useful lives and residual values of purchased aircraft, the fair value of financial assets and liabilities, acquired intangible assets, goodwill, contingent consideration, and other assets and liabilities, sales and use tax, the estimated life of member relationships, the determination of the allowance for credit losses, the use of the effective interest method to amortize debt discounts and deferred financing costs, impairment assessments, and the incremental borrowing rate for leases.
Deferred Offering Costs
We capitalize certain legal, accounting and other direct third-party costs related to our proposed merger with Aspirational Consumer Lifestyle Corp. (“Aspirational”). Deferred offering costs are included as an asset on the consolidated balance sheets and will be deferred until the completion of the merger with Aspirational, at which time they will be deducted from the combined companies’ additional paid-in capital. If the planned merger terminates, all of the deferred offering costs will be expensed immediately and charged to other income (expense) in the consolidated statement of operations. As of March 31, 2021, $4.1 million of deferred offering costs are capitalized and $3.7 million are included in accrued expenses on the consolidated balance sheets.

WHEELS UP PARTNERS HOLDINGS LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
Adopted Accounting Pronouncements
In December 2019, the Financial Accounting Standards Board (“FASB”) issued accounting standards update (“ASU”) 2019-12, Simplifying the Accounting for Income Taxes (ASC 740). This standard simplifies the accounting for income taxes by (i) eliminating certain exceptions within ASC 740 and (ii) clarifying and amending the existing guidance to enable consistent application of ASC 740. We adopted ASU 2019-12 on January 1, 2021. This adoption did not have a material impact on our consolidated financial statements.
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform: Facilitation of the Effects of Reference Rate Reform on Financial Reporting (ASC 848). The FASB issued a subsequent amendment to the initial guidance in January 2021 with ASU 2021-01. This standard provides temporary optional expedients and exceptions to accounting guidance on contract modifications and hedge accounting to ease financial reporting burdens as the market transitions from the London Interbank Offered Rate and other interbank offered rates to alternative reference rates. The guidance was effective upon issuance and generally can be applied through December 31, 2022. This adoption did not have a material impact on our consolidated financial statements.
3.   PROPERTY AND EQUIPMENT
Property and equipment consist of the following (in thousands):
	March 31, 2021	December 31, 2020
Aircraft	$474,484	$473,509
Software development costs	25,106	22,414
Leasehold improvements	10,393	9,560
Computer equipment	1,870	1,846
Buildings and improvements	1,424	1,424
Furniture and fixtures	1,767	1,321
Tooling	1,691	1,296
Vehicles	800	597
	517,535	511,967
Less: Accumulated depreciation and amortization	(197,820)	(188,877)
Total	$319,715	$323,090
Depreciation and amortization expense of property and equipment was $8.9 million and $10.5 million for the three months ended March 31, 2021 and 2020, respectively.
Capitalized costs related to the internal development of software was $2.7 million and $1.5 million for the three months ended March 31, 2021 and 2020, respectively. Amortization expense related to software development costs, included as part of depreciation and amortization expense of property and equipment, was $1.5 million and $1.0 million for the three months ended March 31, 2021 and 2020, respectively.

WHEELS UP PARTNERS HOLDINGS LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
4.   REVENUE
Disaggregation of Revenue
The following table disaggregates revenue by service type and the timing of when these services are provided to the member or customer (in thousands):
	Three Months Ended March 31,
	2021	2020
Services transferred at a point in time:
Flights, net of discounts and fees	$190,474	$119,636
Aircraft management	48,423	19,784
Other	4,289	1,654
Services transferred over time:
Memberships	$14,974	$13,319
Aircraft management	2,457	1,004
Other	1,040	699
Total	$261,657	$156,096
Revenue in the consolidated statements of operations is presented net of discounts and incentives of $3.2 million and $1.8 million, for the three months ended March 31, 2021 and 2020, respectively.
Contract Balances
Receivables from member and customer contracts are included within accounts receivable, net. As of March 31, 2021 and December 31, 2020, receivables from members and customers were $47.4 million and $36.3 million, respectively.
Deferred revenue consists of the following (in thousands):
	March 31, 2021	December 31, 2020
Flights – Prepaid Blocks and jet cards	$548,110	$609,490
Memberships – annual dues	31,233	32,016
Memberships – initiation fees	3,962	3,870
Flights – credits	7,066	7,291
Other	568	411
Deferred revenue, total	590,939	653,078
Less: Deferred revenue, current	(588,978)	(651,096)
Deferred revenue, non-current	$1,961	$1,982

WHEELS UP PARTNERS HOLDINGS LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
Changes in deferred revenue for the three months ended March 31, 2021 were as follows (in thousands):
March 31, 2021
Deferred revenue – beginning balance	$653,078
Amounts deferred during the period	145,544
Revenue recognized from amounts included in the deferred revenue beginning balance	(141,220)
Revenue from current period sales	(66,463)
Deferred revenue – ending balance	$590,939
Revenue expected to be recognized in future periods for performance obligations that are unsatisfied, or partially unsatisfied, as of March 31, 2021 approximates $147.9 million, $0.9 million and $0.2 million for 2022, 2023 and 2024, respectively.
Costs to Obtain a Contract
Capitalized costs related to sales commissions and referral fees was $1.7 million and $1.2 million for the three months ended March 31, 2021 and 2020. As of March 31, 2021 and December 31, 2020, capitalized sales commissions and referral fees of $5.0 million are in prepaid expenses and other current assets and $0.8 million are in other non-current assets on the consolidated balance sheets. Amortization expense related to capitalized sales commissions and referral fees included in sales and marketing expense in the consolidated statements of operations was $2.8 million and $2.2 million for the three months ended March 31, 2021 and 2020, respectively.
5.   ACQUISITIONS
Mountain Aviation, LLC Acquisition
On January 5, 2021, we acquired all the outstanding equity of Mountain Aviation, LLC (“Mountain Aviation”) for a total purchase price of $40.2 million, consisting of $30.2 million in Wheels Up common interests and $10.0 million in cash. In addition, there is a potential incremental cash earn-out of up to $15.0 million based on achieving certain financial performance metrics related to certain special missions, which represents contingent consideration, and would be payable in the second quarter of 2023 to the extent achieved. The estimated fair value of the earn-out payment using a Monte Carlo simulation as of the acquisition date was $0. As a result, we have not recorded a liability for the fair value of contingent consideration payable on the consolidated balance sheet as of March 31, 2021. The valuation of the earn-out is based on significant inputs that are not observable in the market, therefore, it is a Level 3 financial instrument. Mountain Aviation, adds to our Super-Midsize jet fleet and operations, provides full-service in-house maintenance capabilities, expands our presence in the Western United States and enhances our on-demand transcontinental charter flight capabilities. Acquisition-related costs for Mountain Aviation of $1.8 million were included in general and administrative expense in the consolidated statements of operations for the three months ended March 31, 2021. The acquisition of Mountain Aviation was determined to be a business combination.

WHEELS UP PARTNERS HOLDINGS LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
As of the date of acquisition, the total preliminary purchase price allocated to the Mountain Aviation assets acquired and liabilities assumed according to their estimated fair values were as follows (in thousands):
Current assets	$32,502
Property and equipment	741
Intangible assets	2,640
Goodwill	31,905
Other assets	40,093
Total assets acquired	107,881
Total liabilities assumed	(67,709)
Net assets acquired	$40,172
Current assets of Mountain Aviation included $17.8 million of cash and $10.4 million of accounts receivable including $1.5 million owed from Wheels Up that was eliminated in consolidation upon acquisition.
The above initial fair value estimates of the assets acquired and liabilities assumed were provisional based on the information that was available as of the acquisition date.
Goodwill represents the excess of the purchase price over the fair values of the acquired net tangible and intangible assets. The allocated value of goodwill primarily relates to anticipated synergies and economies of scale by combining the use of Mountain Aviation’s aircraft, maintenance capabilities and existing business processes with our other acquisitions. The acquired goodwill is partially deductible for tax purposes.
The amounts allocated to acquired intangible assets, and their associated weighted-average amortization periods, were determined based on the period the assets are expected to contribute directly or indirectly to our cash flows, consists of the following:
	Amount (In thousands)	Weighted- Average Amortization Period (Years)
Customer relationships	$2,200	12.0
Trade name	330	1.0
Non-competition agreement	110	1.0
Total acquired intangible assets	$2,640	10.2
The results of Mountain Aviation were included in the consolidated statement of operations from the date of acquisition. Revenue for Mountain Aviation was $30.7 million, net of intercompany eliminations, and income from operations was $1.4 million from the date of acquisition through March 31, 2021.
Unaudited Pro Forma Summary of Operations
The accompanying unaudited pro forma summary represents the consolidated results of operations as if the 2020 acquisitions of Wheels Up Private Jets LLC and Gama Aviation LLC (“Gama”) had been completed as of January 1, 2020, and the 2021 acquisition of Mountain Aviation had been completed as of January 1, 2020. The unaudited pro forma financial results for 2021 reflect the results for the three months ended March 31, 2021, as well as the effects of pro forma adjustments for the transaction in 2021. The unaudited pro forma financial information includes the accounting effects of the business combination, including adjustments to the amortization of intangible assets, and professional fees associated with the transaction. The pro forma results were based on estimates and assumptions, which we believe are reasonable.

WHEELS UP PARTNERS HOLDINGS LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
The unaudited pro forma summary does not necessarily reflect the actual results that would have been achieved had the companies been combined during the periods presented, nor is it necessarily indicative of future consolidated results.
	Three Months Ended March 31,
	2021	2020
	(in thousands)
Net revenue	$263,772	$227,660
Loss from operations	(31,128)	(37,556)
6.   GOODWILL AND INTANGIBLE ASSETS
Goodwill
The change in the carrying value of goodwill for the three months ended March 31, 2021, was as follows (in thousands):
Balance as of December 31, 2020	$400,160
Acquisition of Mountain Aviation	31,905
Balance as of March 31, 2021	$432,065
Intangible Assets
The gross carrying value, accumulated amortization and net carrying value of intangible assets consisted of the following (in thousands):
	March 31, 2021
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Status	$80,000	$9,644	$70,356
Customer relationships	72,200	8,417	63,783
Non-competition agreement	210	126	84
Trade name	14,230	3,233	10,997
Developed technology	19,545	4,264	15,281
Leasehold interest – favorable	600	41	559
Total	$186,785	$25,725	$161,060
	December 31, 2020
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Status	$80,000	$7,645	$72,355
Customer relationships	70,000	6,609	63,391
Non-competition agreement	100	100	—
Trade name	13,900	2,487	11,413
Developed technology	19,545	3,559	15,986
Leasehold interest – favorable	600	35	565
Total	$184,145	$20,435	$163,710

WHEELS UP PARTNERS HOLDINGS LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
Amortization expense of intangible assets was $5.3 million and $4.1 million for the three months ended March 31, 2021 and 2020, respectively.
Intangible Liabilities
The gross carrying value, accumulated amortization and net carrying value of intangible liabilities consisted of the following (in thousands):
	March 31, 2021
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Intangible liabilities	$20,000	$2,417	$17,583
	December 31, 2020
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Intangible liabilities	$20,000	$1,917	$18,083
Amortization of intangible liabilities, which reduces amortization expense was $0.5 million and $0.4 million for the three months ended March 31, 2021 and 2020, respectively.
Future amortization expense of intangible assets and intangible liabilities held as of March 31, 2021 are as follows (in thousands):
Year ending December 31,	Intangible Assets	Intangible Liabilities
2021	$15,902	$1,500
2022	19,522	2,000
2023	19,262	2,000
2024	19,098	2,000
2025	18,982	2,000
Thereafter	68,294	8,083
	$161,060	$17,583
7.   CASH, CASH EQUIVALENTS AND RESTRICTED CASH
Cash Equivalents
As of March 31, 2021 and December 31, 2020, investments in money market funds recorded as cash equivalents on the consolidated balance sheets were $143.5 million and $103.5 million, respectively.
Interest income from cash equivalents of $12 thousand and $0.4 million were recorded in interest income in the consolidated statements of operations for the three months ended March 31, 2021 and 2020, respectively.
Restricted Cash
We have restricted cash of $15.3 million and $12.1 million as of March 31, 2021 and December 31, 2020, respectively, of which $10.0 million relates to amounts held by third-party lenders to collateralize our Amended 1st Credit Facility. The remaining balance relates to amounts held by financial institutions to establish a standby letter of credit required by the lessor of certain corporate office space and amounts held in escrow for the repayment of the Mountain Aviation PPP Loan (as defined in Note 9).

WHEELS UP PARTNERS HOLDINGS LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
A reconciliation of cash and cash equivalents and restricted cash from the consolidated balance sheets to the consolidated statements of cash flows is shown below (in thousands):
	March 31, 2021	December 31, 2020
Cash and cash equivalents	$215,027	$312,799
Restricted cash	15,262	12,077
Total	$230,289	$324,876
8.   FAIR VALUE MEASUREMENTS
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability, an exit price, in an orderly transaction between unaffiliated willing market participants on the measurement date under current market conditions. Assets and liabilities recorded at fair value are measured and classified in accordance with a three-tier fair value hierarchy based on the observability of the inputs available and activity in the markets used to measure fair value. A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.
Level 1 —
Quoted prices, unadjusted, in active markets for identical assets or liabilities that can be accessed at the measurement date.

Level 2 —
Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 —
Unobservable inputs developed using our own estimates and assumptions, which reflect those that market participants would use in pricing the asset or liability.

Financial instruments that are measured at fair value on a recurring basis and their corresponding placement in the fair value hierarchy consist of the following (in thousands):
	March 31, 2021
	Level 1	Level 2	Level 3	Fair Value
Cash Equivalents:
Money market funds	$143,483	$—	$—	$143,483
	December 31, 2020
	Level 1	Level 2	Level 3	Fair Value
Cash Equivalents:
Money market funds	$103,472	$—	$—	$103,472
The carrying amount of money market funds approximates fair value and is classified within Level 1 because we determined the fair value through quoted market prices.

WHEELS UP PARTNERS HOLDINGS LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
9.   LONG-TERM DEBT
The principal balances of all outstanding debt, unamortized debt discounts, and unamortized deferred financing costs are as follows (in thousands, except percentages):
	Maturity Dates	Interest Rate Per Annum as of March 31, 2021	March 31, 2021	December 31, 2020
Amended 1st Credit Facility:
A-1	2020 to 2021	10.91%	$10,772	$11,811
A-2	2020 to 2021	10.91%	7,182	7,874
A-3	2021 to 2022	10.91%	26,316	28,104
B	2023 to 2024	12.00%	7,521	8,119
2nd Credit Facility:
A	2023 to 2024	8.00%	53,400	55,450
B	2023 to 2024	11.43%	23,820	24,510
3rd Credit Facility:
A	2024 to 2025	9.50%	51,404	53,334
Promissory Notes	2024	5.25%	21,220	24,879
CARES Act Paycheck Protection Program Loan	2022	1.00%	3,162	—
			204,797	214,081
Less: Unamortized debt discount			(543)	(615)
Less: Unamortized deferred financing costs			(2,114)	(2,377)
			202,140	211,089
Less: Current maturities of long-term debt			(65,336)	(62,678)
Total			$136,804	$148,411
Amortization expense for debt discounts and deferred financing costs of $0.3 million and $0.4 million were recorded in interest expense in the consolidated statements of operations for the three months ended March 31, 2021 and 2020, respectively.
CARES Act Paycheck Protection Program Loan
Mountain Aviation applied for a loan (the “PPP Loan”), which was approved and received prior to our acquisition of the company (see Note 5). Mountain Aviation received the PPP Loan on April 14, 2020 from Zions Bancorporation N.A. dba Vectra Bank (“Vectra”) under the U.S. Small Business Administration’s (“SBA’s”) Paycheck Protection Program (“PPP”) enacted as part of the CARES Act in the principal amount of $3.2 million. In connection with the acquisition, a portion of the purchase price was placed in an escrow account at Vectra, to be paid to Vectra if and to the extent the PPP Loan were not to be forgiven by the SBA under the PPP. The seller of Mountain Aviation has agreed to pay any amounts owed under the PPP Loan in excess of the amount in escrow and has agreed to indemnify us for any obligations we incur under the PPP Loan to the extent not satisfied from the escrow account.
Debt Covenants
Our credit facilities contain certain restrictive covenants. As of March 31, 2021, and for all periods presented, we have satisfied these covenants.

WHEELS UP PARTNERS HOLDINGS LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
Fair Value of Debt
The carrying amount of our debt approximates fair value based on the interest rates currently available for debt with similar terms and remaining maturities. We utilized Level 2 inputs to determine the fair value.
As of March 31, 2021, scheduled principal payments of all outstanding debt, future amortization of debt discounts, and deferred financing costs are as follows (in thousands):
		Amortization of
Year ending December 31,	Principal Payments	Debt Discounts	Deferred Financing Costs
2021	$50,232	$189	$651
2022	49,879	185	703
2023	68,818	112	430
2024	23,190	48	170
2025	12,678	9	160
Thereafter	—	—	—
Total	$204,797	$543	$2,114
10.   COMMITMENTS AND CONTINGENCIES
Legal Proceedings
We are party to various legal actions arising in the normal course of business. While we do not expect that the ultimate resolution of any of these pending actions will have a material effect on our consolidated results of operations, financial position, or cash flows, litigation is subject to inherent uncertainties. As such, there can be no assurance that any pending legal action, which we currently believe to be immaterial, does not become material in the future.
Agreements with Operators
We lease certain of our owned and leased aircraft to Gama, a Federal Aviation Administration licensed and Department of Transportation registered air carrier to operate our aircraft. Gama was a third-party independent operator through March 2, 2020, which is the date we executed a purchase agreement to acquire their business. The total amount of fees, net of lease payments from Gama, was $25.7 million from January 1, 2020 through the acquisition date and are included in cost of revenue in the consolidated statements of operations.
Brand Ambassador Program
From time to time, we enter into various barter arrangements with third-parties in which there is an agreement to provide a specified amount of flight time, valued in either hours or dollars, in exchange for media advertising, marketing credits or other activities that promote brand awareness. Revenue recognized as a result of nonmonetary transactions was $0.7 million, and $0.7 million for the three months ended March 31, 2021 and 2020, respectively, while expenses included in sales and marketing in the consolidated statement of operations as a result of the same barter arrangements were $0.6 million and $0.7 million, respectively. The balances for flight revenue and advertising or other marketing credits that have yet to be consumed are included in accrued expenses and prepaid expenses and other current assets on the consolidated balance sheets. As of March 31, 2021 and December 31, 2020, the accrued expenses associated with these barter transactions was $3.3 million and $3.5 million, respectively, and the prepaid expenses and other current assets were $0 and $0, respectively.

WHEELS UP PARTNERS HOLDINGS LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
Sales and Use Tax Liability
We regularly provide services to members in various states within the continental United States, which may create sales and use tax nexus via temporary presence, potentially requiring the payment of these taxes. We determined that there is uncertainty as to what constitutes nexus in respective states for a state to levy taxes, fees, and surcharges relating to our activity. As of March 31, 2021 and December 31, 2020, respectively, we estimate the potential exposure to such tax liability to be $7.0 million and $6.6 million, the expense for which is included in accrued expenses on the consolidated balance sheets and cost of revenue in the consolidated statements of operations.
11.   LEASES
Leases primarily pertain to certain controlled aircraft, corporate headquarters, and operational facilities, including aircraft hangars, which are all accounted for as operating leases.
Our leases do not contain residual value guarantees, covenants, or other associated restrictions. We have certain variable lease agreements with aircraft owners that contain payment terms based on an hourly lease rate multiplied by the number of flight hours during a month. Variable lease payments were $4.6 million and $2.9 million for the three months ended March 31, 2021 and 2020, respectively.
The components of net lease cost are as follows (in thousands):
	Three Months Ended March 31,
	2021	2020
Operating lease costs	$7,554	$4,061
Short-term lease costs	7,048	3,675
Total lease costs	$14,602	$7,736
Costs related to leased aircraft and operational facilities were $13.0 million and $6.6 million for the three months ended March 31, 2021 and 2020, respectively, and are included in cost of revenue in the consolidated statements of operations. Costs related to leased corporate headquarters and other office space including expenses for non-lease components were $1.5 million and $1.1 million for the three months ended March 31, 2021 and 2020, respectively, and are included in general and administrative expense in the consolidated statements of operations.
Supplemental cash flow information related to leases are as follows (in thousands):
	Three Months Ended March 31,
	2021	2020
Cash paid for amounts included in the measurement of operating lease liabilities:
Operating cash flows paid for operating leases	$7,867	$4,495
Right-of-use assets obtained in exchange for operating lease obligations	$40,093	$49,677

WHEELS UP PARTNERS HOLDINGS LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
Supplemental balance sheet information related to leases are as follows:
	March 31, 2021	December 31, 2020
Weighted-average remaining lease term (in years):
Operating leases	7.2	7.5
Weighted-average discount rate:
Operating leases	9.5%	9.5%
Maturities of lease liabilities, as of March 31, 2021, are as follows (in thousands):
Year ending December 31,	Operating Leases
2021	$25,620
2022	29,784
2023	24,347
2024	13,828
2025	9,938
Thereafter	38,927
Total lease payments	142,444
Less: Imputed interest	(36,595)
Total lease obligations	$105,849
12.   MEMBERS’ EQUITY
Pursuant to the Wheels Up Sixth Amended and Restated Limited Liability Company Agreement, which was adopted in January 2020, we are authorized to issue common interests, Class A preferred interests, Class B preferred interests, Class C preferred interests, Class D preferred interests and Class E preferred interests.
Common interests, Class A preferred interests, Class B preferred interests, Class C preferred interests, Class D preferred interests and Class E preferred interests vote together as a single class, except as specifically provided for in the current limited liability company agreement or as otherwise required by law. Common interests designated as profits interests, restricted interests and stock options do not vote.
In January 2021, 8,620,690 common interests were issued at a price of $3.50 per interest as part of the acquisition of Mountain Aviation (see note 5). As of March 31, 2021 and December 31, 2020, there were 188,136,494 and 179,515,804 common interests authorized, respectively. As of March 31, 2021 and December 31, 2020, an entity in which the chief executive officer retains voting control held 59,500,000 common interests.
Preferred interests authorized, as of March 31, 2021 and December 31, 2020, are as follows:
Class A	73,723,250
Class B	34,023,527
Class C	37,642,050
Class D	36,909,359
Class E	112,949,305

WHEELS UP PARTNERS HOLDINGS LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
13.   EQUITY-BASED COMPENSATION
Currently, we have nine equity-based employee compensation plans, Wheels Up Partners Holdings LLC Equity Incentive Plan (“MIP Plan”), Wheels Up Partners Holdings LLC Equity Incentive Plan II (“MIP Plan II”), Wheels Up Partners Holdings LLC Equity Incentive Plan III (“MIP Plan III”), Wheels Up Partners Holdings LLC Equity Incentive Plan IV (“MIP Plan IV”), and Wheels Up Partners Holdings LLC Equity Incentive Plan V (“MIP Plan V”), Wheels Up Partners Holdings LLC Equity Incentive Plan VI (“MIP Plan VI”), Wheels Up Partners Holdings LLC Equity Incentive Plan VII (“MIP Plan VII”) and Wheels Up Partners Holdings LLC Equity Incentive Plan VIII (“MIP Plan VIII”), which is the management incentive plan. No further grants can be made under MIP Plan, MIP Plan II, MIP Plan III, MIP Plan IV, MIP Plan V, MIP Plan VI and MIP Plan VII.
Management Incentive Plan
As of March 31, 2021, the board of directors had authorized and issued an aggregate of 68.0 million profits interests in Wheels Up MIP PI LLC, under the management incentive plan.
The following table summarizes the profits interests activity under the management incentive plan as of March 31, 2021:
	Number of Profits Interests	Weighted- Average Grant Date Fair Value
	(in thousands)
Outstanding profits interests as of January 1, 2021	63,022	$0.19
Granted	—	—
Expired/forfeited	—	—
Outstanding profits interests as of March 31, 2021	63,022	$0.19
The weighted-average remaining contractual term as of March 31, 2021 for profits interests outstanding was approximately 6.7 years.
The following table summarizes the status of non-vested profits interests as of March 31, 2021:
	Number of Profits Interests	Weighted- Average Grant Date Fair Value
	(in thousands)
Non-vested profits interests as of January 1, 2021	27,394	$0.13
Granted	—	—
Vested	(190)	0.05
Forfeited	—	—
Non-vested profits interests as of March 31, 2021	27,204	$0.13
The total unrecognized compensation cost related to non-vested profits interests was $3.0 million as of March 31, 2021 and is expected to be recognized over a weighted-average period of 3.1 years. The weighted- average grant date fair value of profits interests granted was $0 for the three months ended March 31, 2021 and 2020. The total fair value of vested profits interests amounted to $0.1 million for the three months ended March 31, 2021 and 2020.
As of March 31, 2021, under MIP Plan VII, the board of directors authorized and issued to certain Wheels Up employees an aggregate of 10.1 million restricted interests in Wheels Up MIP RI LLC.

WHEELS UP PARTNERS HOLDINGS LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
The following table summarizes the restricted interests activity under the management incentive plan as of March 31, 2021:
	Number of Restricted Interests	Weighted- Average Grant Date Fair Value
	(in thousands)
Outstanding restricted interests as of January 1, 2021	10,127	$1.83
Granted	—	—
Expired/forfeited	—	—
Outstanding restricted interests as of March 31, 2021	10,127	$1.83
The weighted-average remaining contractual term as of March 31, 2021 for restricted interests outstanding was approximately 8.7 years.
The following table summarizes the status of non-vested restricted interests as of March 31, 2021:
	Number of Restricted Interests	Weighted- Average Grant Date Fair Value
	(in thousands)
Non-vested restricted interests as of January 1, 2021	10,127	$1.83
Granted	—	—
Vested	—	—
Forfeited	—	—
Non-vested restricted interests as of March 31, 2021	10,127	$1.83
The total unrecognized compensation cost related to non-vested restricted interests was $18.3 million as of March 31, 2021. The weighted-average grant date fair value of restricted interests granted was $0 for the three months ended March 31, 2021 and 2020. The total fair value of vested restricted interests amounted to $0 for the three months ended March 31, 2021 and 2020. Restricted interests are time and performance-based awards that vest with a change in control or initial public offering. We determined the performance condition for these awards is not probable of being achieved until a change in control or initial public offering actually occurs. As a result, we have not recorded any compensation cost related to restricted interests.
Stock Option Plan
As of March 31, 2021, the number of stock options authorized and issued in aggregate by the board of directors under the stock option plan was 38.0 million.

WHEELS UP PARTNERS HOLDINGS LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
The following table summarizes the activity under the stock option plan as of March 31, 2021:
	Number of Stock Options	Weighted- Average Exercise Price	Weighted- Average Grant Date Fair Value
	(in thousands)
Outstanding stock options as of January 1, 2021	35,324	$3.46	$0.54
Granted	—	—	—
Exercised	—	—	—
Expired/forfeited	—	—	—
Outstanding stock options as of March 31, 2021	35,324	$3.46	$0.54
Exercisable stock options as of March 31, 2021	15,363	$3.31	$0.36
The aggregate intrinsic value as of March 31, 2021 for stock options that were outstanding and exercisable was $0.
The weighted-average remaining contractual term as of March 31, 2021 for stock options that were outstanding and exercisable was approximately 8.6 years and 7.8 years, respectively.
The following table summarizes the status of non-vested stock options as of March 31, 2021:
	Number of Stock Options	Weighted- Average Grant Date Fair Value
	(in thousands)
Non-vested stock options as of January 1, 2021	23,840	$0.64
Granted	—	—
Vested	(5,990)	0.41
Forfeited	—	—
Non-vested stock options as of March 31, 2021	17,850	$0.72
The total unrecognized compensation cost related to non-vested stock options was $13.5 million as of March 31, 2021 and is expected to be recognized over a weighted-average period of 3.4 years. The weighted- average grant date fair value of stock options granted was $0 for the three months ended March 31, 2021 and 2020. The total fair value of stock options vested approximated $2.4 million and $1.2 million for the three months ended March 31, 2021 and 2020, respectively.
Compensation expense for profits interests recognized in the consolidated statements of operations was $0.3 million and $0.2 million for the three months ended March 31, 2021 and 2020, respectively. Compensation expense for restricted interests recognized in the consolidated statements of operations was $0 for the three months ended March 31, 2021 and 2020. Compensation expense for stock options recognized in the consolidated statements of operations was $1.2 million and $0.4 million for the three months ended March 31, 2021 and 2020, respectively.

WHEELS UP PARTNERS HOLDINGS LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
The following table summarizes equity-based compensation expense recognized by consolidated statement of operations line item (in thousands):
	Three Months Ended March 31,
	2021	2020
Cost of revenue	$51	$59
Technology and development	94	107
Sales and marketing	236	276
General and administrative	1,033	142
Total equity-based compensation expense	$1,414	$584
14.   RELATED PARTIES
We engage in transactions with certain equity investors who are also members, ambassadors or customers. Such transactions primarily relate to their membership in the Wheels Up program, flights, and flight-related services.
As of March 31, 2021 and 2020, a Class A preferred Interest, Class B preferred interest and Class C preferred interest investor held a portion of the debt outstanding under our credit facilities.
Amounts included on the consolidated balance sheets and in the consolidated statements of operations with respect to these equity investor transactions are as follows (in thousands):
	2021	2020
Revenue derived from equity investors	$4,849	$5,242
Deferred revenue from equity investors	$12,202	$14,132
Accounts receivable due from equity investors	$3,144	$3,881
We incurred expenses of $0.8 million and $1.2 million for the three months ended March 31, 2021 and 2020, respectively, from transactions related to a commercial cooperation agreement with Delta, our Class E preferred interest investor of which $3.2 million and $3.0 million are included in accrued expenses on the consolidated balance sheets as of March 31, 2021 and December 31, 2020, respectively. In addition, we provided $0.7 million and $0.6 million of flights to certain persons currently and previously affiliated with Delta at a discount to our retail pricing for the three months ended March 31, 2021 and 2020, respectively. Delta provided Wheels Up pilots airfare for business travel at no cost during the periods presented.
We incurred expenses of $23 thousand and $0 for the three months ended March 31, 2021 and 2020, respectively, with the company of a Class A preferred interest investor for consultation services on employee benefits. We incurred expenses of $0 and $13 thousand for the three months ended March 31, 2021 and 2020, respectively, with a company in which a Wheels Up executive and a member of the board of directors holds an ownership interest. We incurred expenses of $0.1 million for the three months ended March 31, 2021 and 2020, for an immediate family member of a Wheels Up executive and a member of the board of directors who is a full-time employee.
Employee Loans Receivable
In January 2016, a senior executive of Wheels Up borrowed $5.0 million from Wheels Up. The borrower executed an interest bearing secured promissory note with a maturity date of January 17, 2025. The interest rate on the loan is 1.81% per annum, which is payable upon the maturity date. Based on our anticipation that the board of directors will decide to ultimately forgive the senior executive loan, a full reserve

WHEELS UP PARTNERS HOLDINGS LLC
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)
is recorded on the amount outstanding. As of December 31, 2020, a Gama senior executive had borrowed $0.1 million that was fully repaid in January 2021.
15.   SUBSEQUENT EVENTS
We evaluated events occurring subsequent to March 31, 2021, through May 26, 2021, the date on which the consolidated financial statements were available to be issued, for potential recognition and disclosure in the consolidated financial statements. Based upon this evaluation, we did not identify any subsequent events that would have required recognition or disclosure in the consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Audit Committee
Wheels Up Partners Holdings LLC
Opinion on the financial statements
We have audited the accompanying consolidated balance sheets of Wheels Up Partners Holdings LLC (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, members’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ GRANT THORNTON LLP
We have served as the Company’s auditor since 2014.
New York, New York
March 5, 2021

WHEELS UP PARTNERS HOLDINGS LLC
CONSOLIDATED BALANCE SHEETS
	December 31,
(in thousands, except share data)	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$312,799	$84,046
Restricted cash, current	—	299
Accounts receivable, net	50,397	20,006
Other receivables	8,205	11,770
Parts and supplies inventories, net	5,320	918
Prepaid expenses and other	18,801	11,389
Total current assets	395,522	128,428
Property and equipment, net	323,090	344,981
Operating lease right-of-use assets	64,479	11,181
Goodwill	400,160	3,732
Intangible assets, net	163,710	20,135
Restricted cash, non-current	12,077	12,095
Employee loans receivable, net	102	5,357
Other non-current assets	849	1,726
Total assets	$1,359,989	$527,635
LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt	$62,678	$49,202
Accounts payable	20,920	27,907
Accrued expenses	71,381	45,228
Deferred revenue, current	651,096	252,737
Operating lease liabilities, current	15,858	8,649
Intangible liabilities, current	2,000	—
Other current liabilities	15,980	—
Total current liabilities	839,913	383,723
Long-term debt	148,411	195,171
Deferred revenue, non-current	1,982	1,331
Operating lease liabilities, non-current	56,358	3,433
Intangible liabilities, non-current	16,083	—
Other non-current liabilities	3,415	231
Total liabilities	1,066,162	583,889
Commitments and contingencies (Note 11)
Members’ equity (deficit):
Class A preferred interests (73,723,250 interests issued and outstanding as of 2020 and 2019)	—	—
Class B preferred interests (34,023,527 interests issued and outstanding as of 2020 and 2019)	—	—
Class C preferred interests (37,642,050 interests issued and outstanding as of 2020 and 2019)	—	—
Class D preferred interests (36,909,359 interests issued and outstanding as of 2020 and 2019)	—	59,965
Class E preferred interests (112,949,305 and 0 interests issued and outstanding as of 2020 and 2019)	401,567	—
Common interests (63,262,039 and 61,537,901 interests issued and outstanding as of 2020 and 2019)	8,959	3,822
Common restricted interests	—	—
Common profits interests	8,957	7,841
Common stock options	4,475	2,249
Accumulated deficit	(130,131)	(130,131)
Total members’ equity (deficit)	293,827	(56,254)
Total liabilities and members’ equity (deficit)	$1,359,989	$527,635
The accompanying notes are an integral part of these consolidated financial statements.

WHEELS UP PARTNERS HOLDINGS LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
	Year Ended December 31,
(in thousands)	2020	2019	2018
Revenue:
Revenue	$694,981	$384,912	$332,144
Costs and expenses:
Cost of revenue	634,775	340,673	283,231
Technology and development	21,010	13,965	8,203
Sales and marketing	55,124	40,624	42,048
General and administrative	64,885	28,426	15,917
Depreciation and amortization	58,529	39,352	35,226
CARES Act grant	(76,376)	—	—
Total costs and expenses	757,947	463,040	384,625
Loss from operations	(62,966)	(78,128)	(52,481)
Other (expense) income:
Interest income	550	615	935
Interest expense	(22,989)	(29,360)	(31,691)
Total other expense	(22,439)	(28,745)	(30,756)
Net loss	$(85,405)	$(106,873)	$(83,237)
The accompanying notes are an integral part of these consolidated financial statements.

WHEELS UP PARTNERS HOLDINGS LLC
CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY (DEFICIT)
(in thousands)	Class A preferred interests	Class B preferred interests	Class C preferred interests	Class D preferred interests	Class E preferred interests	Common interests	Common restricted interests	Common profits interests	Common stock options	Accumulated deficit	Total
Balance as of December 31, 2017	$—	$—	$33,406	$—	$—	$—	$—	$5,691	$228	$(38,629)	$696
Capital contributions, net	—	—	—	—	—	—	—	—		—	—
Equity-based compensation	—	—	—	—	—	—	—	1,243	1,046	—	2,289
Net loss	—	—	(33,406)	—	—	—	—	—		(49,831)	(83,237)
Balance as of December 31, 2018	—	—	—	—	—	—	—	6,934	1,274	(88,460)	(80,252)
Capital contributions, net	—	—	—	125,167	—	—	—	—	—	—	125,167
Consideration issued for asset acquisition	—	—	—	—	—	3,822	—	—	—	—	3,822
Equity-based compensation	—	—	—	—	—	—	—	907	975	—	1,882
Net loss	—	—	—	(65,202)	—	—	—	—	—	(41,671)	(106,873)
Balance as of December 31, 2019	—	—	—	59,965	—	3,822	—	7,841	2,249	(130,131)	(56,254)
Consideration issued for business combinations	—	—	—	—	427,007	5,137	—	—	—	—	432,144
Equity-based compensation	—	—	—	—	—	—	—	1,116	2,226	—	3,342
Net loss	—	—	—	(59,965)	(25,440)	—	—	—	—	—	(85,405)
Balance as of December 31, 2020	$—	$—	$—	$—	$401,567	$8,959	$—	$8,957	$4,475	$(130,131)	$293,827
The accompanying notes are an integral part of these consolidated financial statements.

WHEELS UP PARTNERS HOLDINGS LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended December 31,
(in thousands)	2020	2019	2018
OPERATING ACTIVITIES:
Net loss	$(85,405)	$(106,873)	$(83,237)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	58,529	39,352	35,226
Amortization of deferred financing costs and debt discount	1,612	1,943	1,835
Accretion of investments	—	(38)	(41)
Equity-based compensation	3,342	1,882	2,289
Provision for expected credit losses	7,119	567	581
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	14,506	1,412	6,432
Other receivables	6,968	(4,942)	2,802
Parts and supplies inventories	(636)	(70)	—
Prepaid expenses and other	(418)	(3,276)	1,686
Other non-current assets	877	734	17
Operating lease liabilities, net	1,094	961	—
Accounts payable	(13,868)	6,728	3,171
Accrued expenses	(6,080)	6,375	1,937
Other current liabilities	15,980	—	—
Other non-current liabilities	3,415	231	—
Deferred revenue	202,609	30,134	24,000
Net cash provided by (used in) operating activities	209,644	(24,879)	(3,302)
INVESTING ACTIVITIES:
Purchases of property and equipment	(7,109)	(4,146)	(8,036)
Acquisition of businesses, net of cash acquired	97,104	(28,329)	—
Cash paid for asset acquisition	—	(14,422)	—
Capitalized software development costs	(8,415)	(3,923)	(4,100)
Purchases of investments	—	(2,483)	(9,426)
Proceeds from sales and maturities of investments	—	11,987	—
Net cash provided by (used in) investing activities	81,580	(41,316)	(21,562)
FINANCING ACTIVITIES:
Proceeds from long-term debt	755	—	—
Repayments of long-term debt	(63,450)	(37,706)	(33,139)
Loans to employees	(93)	(78)	(91)
Capital contributions – Class D preferred interests	—	128,167	—
Payments of offering costs	—	(3,000)	—
Net cash provided by (used in) financing activities	(62,788)	87,383	(33,230)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	228,436	21,188	(58,094)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH BEGINNING OF PERIOD	96,440	75,252	133,346
CASH, CASH EQUIVALENTS AND RESTRICTED CASH END OF PERIOD	$324,876	$96,440	$75,252
CASH PAID DURING THE PERIOD FOR:
Interest	$21,717	$28,369	$29,160
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Non-cash consideration issued for business acquisition of Delta Private Jets LLC	427,007	—	—
Non-cash consideration issued for business acquisition of Gama Aviation LLC	32,638	—	—
Non-cash consideration issued for asset acquisition of Avianis Systems LLC	—	3,822	—
The accompanying notes are an integral part of these consolidated financial statements.

WHEELS UP PARTNERS HOLDINGS LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.
ORGANIZATION AND OPERATIONS

Wheels Up Partners Holdings LLC (together with its consolidated subsidiaries, “Wheels Up”, “our”, “we”, and “us”) is a limited liability company (“LLC”) organized under the laws of the state of Delaware and was formed on July 1, 2013. Wheels Up is a leading brand in private aviation that strives to deliver a total private aviation solution.
Wheels Up provides private aviation services through membership subscriptions in the Wheels Up program, which requires members to generally pay an up-front initiation fee and recurring annual dues. We offer three tiers of membership — Connect, Core, and Business — that allow members to fly principally throughout, as well as to and from, the United States. Many of these options can be booked instantly through our innovative Wheels Up app, which was opened up to non-members to book, as well. Members can request flights directly through the member website or by contacting our Member Services team. In addition, members have the ability to explore popular features such as a variety of Shared Flights, empty-leg Hot Flights, Shuttles, and The Community, an online platform of members-only forums to facilitate flight sharing, enabling members to reduce their cost of flying private.
Wheels Up gives members access to one of the largest owned and leased fleet of aircraft. We also have a managed fleet of diverse aircraft, and a program fleet, which includes a network of safety-vetted and verified third-party aircraft, across the Turboprop, Light jet, Midsize jet, Super-Midsize jet, and Large-Cabin jet categories. Under the terms of our management agreements, managed fleet aircraft may be used to meet member and customer flights in addition to use by the aircraft owners. Furthermore, we provide wholesale charter services, through certain of our subsidiaries, to customers such as charter flight brokers and third-party operators.
During 2020, as a result of the acquisition of Delta Private Jets, LLC now known as Wheels Up Private Jets LLC (“WUPJ”), Wheels Up became a fixed-base operator (“FBO”) at the Cincinnati/Northern Kentucky International Airport (“CVG”). We also operate tech service centers located at CVG and the Fort Lauderdale-Hollywood International Airport (“FLL”), which provide comprehensive maintenance, repair, and overhaul (“MRO”) facilities and services for aircraft operated by Wheels Up and third-parties (see Note 5). We have also developed into an industry leading provider of flight management software to third-party operators and recently launched a whole aircraft acquisitions and sales service.
In addition to private aviation, as part of the Wheels Down Lifestyle Program, members receive access to world-class lifestyle and event experiences that include exclusive offerings around major sporting events, intimate concerts, the arts, and business. Members also have access to commercial aviation benefits through a partnership with Delta Air Lines, Inc. (“Delta”).
Wheels Up leases certain of our owned and leased aircraft to Gama Aviation LLC (“Gama”), a Federal Aviation Administration (“FAA”) licensed and Department of Transportation (“DOT”) registered air carrier to operate our aircraft. FAA licensed and DOT registered air carriers participate in the program and exercise full operational control of program aircraft. As of March 2, 2020, Gama was no longer a third-party independent operator as the business was acquired by Wheels Up (see Note 5).
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Basis of Presentation
The consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the accounts of Wheels Up Partners Holdings LLC and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.
Use of Estimates
Preparing the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates due to risks and uncertainties, including uncertainty in the current economic environment due to the outbreak of coronavirus disease 2019 (“COVID-19”). The most significant estimates include, but are not limited to, the useful lives and residual values of purchased aircraft, the fair value of financial assets and liabilities, acquired intangible assets, goodwill, contingent consideration, and other assets and liabilities, sales and use tax, the estimated life of member relationships, the determination of the allowance for credit losses, the use of the effective interest method to amortize debt discounts and deferred financing costs, impairment assessments, and the incremental borrowing rate for leases.
Fair Value Measurements
The carrying values of cash and cash equivalents, investments, accounts receivable, deferred revenue, accounts payable and long-term debt approximate fair value due to either the short-term nature of such instruments or the fact that the interest rate of the long-term debt is based upon current market rates.
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between unaffiliated willing market participants on the measurement date under current market conditions. Assets and liabilities recorded at fair value are measured and classified in accordance with a three-tier fair value hierarchy based on the observability of the inputs available and activity in the markets used to measure fair value. A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.
Level 1 —
Quoted prices, unadjusted, in active markets for identical assets or liabilities that can be accessed at the measurement date.

Level 2 —
Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 —
Unobservable inputs developed using our own estimates and assumptions, which reflect those that market participants would use in pricing the asset or liability.

The determination of where an asset or liability falls in the hierarchy requires significant judgment. When developing fair value estimates, we maximize the use of observable inputs and minimize the use of unobservable inputs. When available, the estimated fair value of financial instruments is based on quoted prices in active markets that are available on the measurement date. If quoted prices in active markets are not available, the determination of estimated fair value is based on standard market valuation methodologies, giving priority to observable inputs.
The following methods and assumptions were used to estimate the fair value of each class of financial assets and liabilities for which it is practicable to estimate fair value:
•
Cash equivalents and investments — The carrying amount of money market funds approximates fair value and is classified within Level 1 because we determined the fair value through quoted market prices. The carrying amount of commercial paper approximates fair value and is classified within Level 2 because we utilized observable inputs in non-active markets to determine the fair value.

•
Long-term debt — The carrying amount approximates fair value based on the interest rates currently available for debt with similar terms and remaining maturities. We utilized Level 2 inputs to determine the fair value.

Certain non-financial assets are measured at fair value on a non-recurring basis, including property and equipment, goodwill and intangible assets. These assets are subject to fair value adjustments in certain circumstances, such as when there is evidence of an impairment.
Cash Equivalents
Cash equivalents consist of highly liquid investments that are readily convertible into cash. We consider securities with initial maturities of three months or less, when purchased, to be cash equivalents.

Investments
Investments consist of highly liquid investment grade commercial paper issued by major corporations and financial institutions with initial maturities of greater than three months and remaining maturities of less than one year from the date of purchase. All investments are classified as “available-for-sale” and realized gains or losses are recorded using the specific identification method. We classify investments as available-for-sale securities as they represent investments available to support current operations and may be sold prior to their stated maturities for strategic or operational reasons. There were no unrealized gains or losses on available-for-sale securities for the years ended December 31, 2020, 2019 and 2018.
Changes in market value, excluding other-than-temporary impairments, are reported as a separate component of accumulated other comprehensive loss until realized. In determining whether an other-than-temporary impairment exists, we consider: (i) the length of time and the extent to which the fair value has been less than cost; (ii) the financial condition and near-term prospects of the issuer of the securities; and (iii) the intent and ability to retain the security for a period of time sufficient to allow for any anticipated recovery in fair value. There were no other-than-temporary impairment losses identified for the years ended December 31, 2020, 2019 and 2018.
Accounts and Other Receivables
Accounts receivable, net, primarily consists of contractual amounts we expect to collect from members and customers related to membership subscriptions and flights, including amounts currently due from credit card companies. We record accounts receivable at the original invoiced amount. There is approximately $1.4 million and $0.2 million of membership fees and prepaid flight time included in both accounts receivable and deferred revenue as of December 31, 2020 and 2019, respectively.
We monitor exposure for losses and maintain an allowance for credit losses for any receivables that may be uncollectible. Historically, we used an incurred loss model to calculate the allowance for credit losses. Upon the adoption of the new credit loss standard on January 1, 2020, we shifted to a current expected credit loss model. We estimate uncollectible receivables based on the receivable’s age, customer credit-worthiness, past transaction history with the customer, changes in payment terms, and the condition of the general economy and the industry as a whole. When it is determined that the amounts are not recoverable, the receivable is written off against the allowance. As of December 31, 2020 and 2019, the allowance for credit losses was $2.3 million and $1.5 million, respectively. Other receivables primarily consist of tax credits for Federal Excise Tax paid on aircraft fuel and, earned, but unbilled revenue.
Parts and Supplies Inventories
Inventories are used in operations and are generally not for sale. Inventories are comprised of spare aircraft parts, materials, and supplies, which are valued at the lower of cost or net realizable value. Cost of inventories are determined using the specific identification method. We determine, based on the evidence that exists, whether or not it is appropriate to maintain a reserve for excess and obsolete inventory. The reserve is based on historical experience related to the disposal of inventory due to damage, physical deterioration, obsolescence, or other causes. As of December 31, 2020 and 2019, the reserve was $29 thousand and $21 thousand, respectively. Storage costs and indirect administrative overhead costs related to inventories are expensed as incurred.
Segment Reporting
We identify operating segments as components of Wheels Up for which discrete financial information is available and is regularly reviewed by the chief operating decision maker, or decision-making group, in making decisions regarding resource allocation and performance assessment. The chief operating decision maker is the chief executive officer. We determined that Wheels Up operates in a single operating and reportable segment, private aviation services, as the chief operating decision maker reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenue, for purposes of making operating decisions, allocating resources, and assessing performance. Substantially all of the long-lived assets are located in the United States and revenue from private aviation services is substantially earned from flights throughout the United States.

Acquisitions
We account for business combinations and asset acquisitions using the acquisition method of accounting, which requires allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values on the acquisition date. For acquisitions meeting the definition of a business combination, the excess of the purchase price over the amounts recognized for assets acquired and liabilities assumed is recorded as goodwill. During the measurement period, which may be up to one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed in a business combination with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded in the consolidated statements of operations. Acquisition costs, such as legal and consulting fees, are expensed as incurred for business combinations.
For acquisitions meeting the definition of an asset acquisition, the fair value of the consideration transferred, including transaction costs, is allocated to the assets acquired and liabilities assumed based on their relative fair values. No goodwill is recognized in an asset acquisition (see Note 5).
Goodwill
Goodwill represents the excess of the consideration transferred over the fair value of the identifiable assets acquired and liabilities assumed in business combinations. The carrying value of goodwill is tested for impairment on an annual basis or on an interim basis if events or changes in circumstances indicate that an impairment loss may have occurred (i.e., a triggering event). Our annual goodwill impairment testing date is October 1st. We are required to test goodwill on a reporting unit basis. We determined private aviation services is our one reporting unit to which the entire amount of goodwill is allocated.
Goodwill impairment is the amount by which our reporting unit’s carrying value exceeds its fair value, not to exceed the carrying value of goodwill. We use both qualitative and quantitative approaches when testing goodwill for impairment. Our qualitative approach evaluates various events including, but not limited to, macroeconomic conditions, changes in the business environment in which we operate and other specific facts and circumstances. If, after assessing qualitative factors, we determine that it is more-likely-than-not that the fair value of our reporting unit is greater than the carrying value, then performing a quantitative impairment assessment is unnecessary and our goodwill is not considered to be impaired. However, if based on the qualitative assessment we conclude that it is more-likely-than-not that the fair value of the reporting unit is less than the carrying value, or if we elect to skip the optional qualitative assessment approach, we proceed with performing the quantitative impairment assessment primarily using a discounted cash flow model, or income approach, to quantify the amount of impairment, if any (see Note 6).
Intangible Assets
Intangible assets other than goodwill primarily consists of acquired finite-lived trade names, customer relationships and developed technology. At initial recognition, intangible assets acquired in a business combination are recognized at their fair value as of the date of acquisition. Following initial recognition, intangible assets are carried at cost less accumulated amortization and impairment losses, if any, and are amortized on a straight-line basis over the estimated useful life of the asset, which was determined based on management’s estimate of the period over which the asset will contribute to our future cash flows (see Note 6).
Property and Equipment
Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization for all property and equipment are calculated using the straight-line method over the estimated useful lives of the related assets. Residual values estimated for aircraft are approximately 50% of the original purchase price. Expenditures that increase the value or productive capacity of assets are capitalized, and repairs and maintenance are expensed as incurred. The estimated useful lives of property and equipment are principally as follows: aircraft — seven years, furniture and fixtures — three years, vehicles — five years, building and improvements — 27 years, computer equipment — three years, and tooling — ten years. Leasehold improvements are amortized over the shorter of either the estimated useful life of the asset or the remaining term of the lease (see Note 3).
Software Development Costs
We incur costs related to developing the Wheels Up website, mobile application, and other internal use software. In addition, we incur costs related to the development of our flight management software. The amounts capitalized include materials, employees’ payroll and payroll-related costs including equity-based compensation directly associated with the development activities, as well as external direct costs of services used in developing the software. We amortize capitalized costs using the straight-line method over the estimated useful life, which is currently three years, beginning when the software is ready for its intended use. Costs incurred during the preliminary project and post-implementation stages are expensed as incurred. We perform periodic reviews to ensure that unamortized software development costs remain recoverable from future revenue (see Note 3).
Leases
We determine if an arrangement is a lease at inception on an individual contract basis. Operating leases are included in operating lease right-of-use assets, operating lease liabilities, current, and operating lease liabilities, non-current on the consolidated balance sheets. Operating lease right-of-use assets represent the right to use an underlying asset for the lease term and operating lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease right-of-use assets and operating lease liabilities are recognized at commencement date based on the present value of the future minimum lease payments over the lease term. The interest rate implicit in our leases is not readily determinable to discount lease payments. As a result, for all leases we use an incremental borrowing rate that is based on the estimated rate of interest for a collateralized borrowing of a similar asset, using a similar term as the lease payments at the commencement date.
The operating lease right-of-use assets and operating lease liabilities include any lease payments made, including any variable amounts that are based on an index or rate, and exclude lease incentives. Variability that is not due to an index or rate, such as payments made based on hourly rates, are excluded from the lease liability. Lease terms may include options to extend or terminate the lease. Renewal option periods are included within the lease term and the associated payments are recognized in the measurement of the operating right-of-use asset and operating lease liability when they are at our discretion and considered reasonably certain of being exercised. Lease expense for lease payments is recognized on a straight-line basis over the lease term.
We have elected the practical expedient not to recognize leases with an initial term of 12 months or less on our consolidated balance sheets and lease expense is recognized on a straight-line basis over the term of the short-term lease. For real estate leases, we have elected the practical expedient to account for both the lease and non-lease components as a single lease component and not allocate the consideration in the contract. Certain real estate leases contain fixed lease payments that include real estate taxes, common area maintenance and insurance. These fixed payments are considered part of the lease payment and are included in the operating lease right-of-use assets and operating lease liabilities. For non-real estate leases, including aircraft, we have separated the lease and non-lease components. The non-lease components of aircraft leases are typically for maintenance services and insurance that are expensed as incurred (see Note 12).
During a portion of 2020 and all of 2019 and 2018, we were the sublessor of certain aircraft leases to Gama, due to government regulations. The underlying aircraft assets from these subleases are presented on the consolidated balance sheets. Sublease income is presented in cost of revenue net of the lease cost in the consolidated statements of operations.
Impairment of Long-Lived Assets
Long-lived assets consist of aircraft, property and equipment, finite-lived intangible assets, and operating lease right-of-use assets. We review the carrying value of long-lived assets for impairment when events and circumstances indicate that the carrying value may not be recoverable based on the estimated undiscounted future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value of the asset or asset group, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of the asset or asset group. We determined the initial negative effect and uncertainty related to COVID-19 was a potential indicator that the carrying value of our long-lived assets may not be recoverable. As a result, we performed an undiscounted cash flow analysis of our long-lived assets for potential impairment as of April 30, 2020, and based on the analysis, it was determined that there was no impairment to our long-lived assets. In addition, there were no other indicators of impairment of long-lived assets identified after April 30, 2020 through December 31, 2020, and for the years ended December 31, 2019 and 2018.
Restricted Cash
We have restricted cash of $12.1 million and $12.4 million as of December 31, 2020 and 2019, respectively, of which $10.0 million relates to amounts held by third-party lenders to collateralize the Amended 1st Credit Facility (as defined in Note 9). The remaining balance relates to amounts held by financial institutions to establish a standby letter of credit required by the lessor of certain corporate office space. We classify restricted cash as current or non-current based on the remaining term of the restriction.
Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets includes security deposits, which relate primarily to contractual prepayments to third-parties for future services, the current portion of capitalized costs related to sales commissions and referral fees, and insurance claims receivable.
Other Current Liabilities
Other current liabilities consist of deposits from owners for managed aircraft. Deposits are collected at the inception of the contract with each owner and returned on the contract termination date, to the extent there are no outstanding payments due at such time.
Deferred Financing Costs
Deferred financing costs include various incremental fees and commissions paid to third-parties in connection with the issuance of debt. Deferred financing costs are recorded on the consolidated balance sheets as a direct deduction from the carrying value of the associated debt and subsequently amortized to interest expense over the related period of the obligation using the effective interest method (see Note 9).
Concentration of Credit Risk
Financial instruments that may potentially expose us to concentrations of credit risk primarily consist of cash, cash equivalents, restricted cash, and receivables. We place cash and cash equivalents with multiple high credit quality financial institutions. Accounts are guaranteed by the Federal Deposit Insurance Corporation up to certain limits and although deposits are held with multiple financial institutions, deposits at times may exceed the federally insured limits. We have not experienced any losses in such accounts.
Accounts receivable are spread over many members and customers. We monitor credit quality on an ongoing basis and maintain reserves for estimated credit losses.
There were no customers that accounted for 10% or more of revenue for the years ended 2020, 2019 and 2018. There was one customer that accounted for 16.2% of accounts receivable as of December 31, 2019, and none over 10% of accounts receivable as of December 31, 2020.
Equity-Based Compensation
We issue equity-based compensation awards to employees and consultants, including stock options, profits interests and restricted interests, under a stock option plan and management incentive plan. Equity-based compensation awards are measured at the date of grant based on the estimated fair value of the respective award and the resulting compensation expense is recognized on a straight-line basis over the requisite service period of the respective award, which is generally a vesting period of four years. Certain awards have a performance condition that provide for accelerated vesting upon the occurrence of a change in control or an initial public offering. For performance-based awards, the grant date fair value of the award is expensed over the vesting period when the performance condition is considered probable of being achieved. We account for forfeitures of awards as they occur (see Note 14).
Aircraft Maintenance and Repair
Regular maintenance for owned and leased aircraft are expensed as incurred unless covered by a third-party, long-term flight hour service agreement. We have separate service agreements in place covering scheduled and unscheduled repairs of certain aircraft components, as well as the engines for certain owned and leased aircraft in our fleet. Certain of these agreements, whose original terms generally range from 10 to 15 years, require monthly payments at rates based either on the number of cycles each aircraft was operated during each month or the number of flight hours each engine was operated during each month, subject to annual escalations. These power-by-the-hour agreements transfer certain risks, including cost risks, to the third-party service providers. They generally fix the amount we pay per flight hour or number of cycles in exchange for maintenance and repairs under a predefined maintenance program, which are representative of the time and materials that would be consumed. These costs are expensed as the related flight hours or cycles are incurred.
Revenue
We determine revenue recognition through the following steps:
•
Identification of the contract, or contracts, with a customer.

•
Identification of the performance obligations in the contract.

•
Determination of the transaction price.

•
Allocation of the transaction price to the performance obligations in the contract; and,

•
Recognition of revenue when, or as, a performance obligation is satisfied.

Revenue is derived from a variety of sources including, but not limited to, (i) memberships, (ii) flights, (iii) aircraft management, and (iv) other.
Wheels Up membership agreements are signed by each member. Wheels Up membership agreements together with the terms and conditions in the flight services agreement govern the use of the Wheels Up membership. We account for a contract when both parties have approved and are committed to perform their obligations, the rights of the parties are identified, payment terms are identified, the contract has commercial substance, and collectability of consideration is probable. In addition to retail flights, we also have flight service agreements to sell wholesale flights to customers that are non-members and do not pay annual dues or initiation fees.
Revenue is recorded net of discounts on standard pricing and incentive offerings including special pricing agreements and certain promotions.
Deferred revenue is an obligation to transfer services to a customer for which we have already received consideration. Upon receipt of a prepayment from a customer for all or a portion of the transaction price, we initially recognize a contract liability. The contract liability is settled, and revenue is recognized, when we satisfy our performance obligation to the customer at a future date.
We utilize registered independent third-party air carriers in the performance of a portion of our flights. We evaluate whether there is a promise to transfer services to the customer, as the principal, or to arrange for services to be provided by another party, as the agent, using a control model. The nature of the flight services we provide to members is similar regardless of which third-party air carrier is involved. Wheels Up directs third-party air carriers to provide an aircraft to a member or customer. Based on evaluation of the control model, it was determined that Wheels Up acts as the principal rather than the agent within all revenue arrangements, other than when acting as an intermediary ticketing agent for travel on Delta and when managed aircraft owners charter their own aircraft, as we have the authority to direct the key components of the service on behalf of the member or customer regardless of which third-party is used. Members can use Blocks to purchase commercial flights on Delta. Wheels Up charges the member a ticketing fee to use their funds with Delta, which is recorded on a net basis in revenue at the time of booking. Wheels Up passes along the fulfillment of the performance obligation to Delta who actually provides the flight to the member. Owner charter revenue is recognized for flights where the owner of a managed aircraft sets the price for the trip. Wheels Up records owner charter revenue at the time of flight on a net basis for the margin we receive to operate the aircraft. If Wheels Up has primary responsibility to fulfill the obligation, then the revenue and the associated costs are reported on a gross basis in the consolidated statements of operations.
(i) Memberships
New members are typically charged a one-time initiation fee at the commencement of their membership, which is generally non-refundable. In the first year of membership, a portion of the initiation fee is applied to their annual dues. The remainder of the initiation fee, less any flight credits, is deferred and recognized on a straight-line basis over the estimated duration of the customer relationship period, which is estimated to be approximately three years. Members are charged recurring annual dues to maintain their membership. Revenue related to the annual dues are deferred and recognized on a straight-line basis over the related contractual period, which is generally but not always 12 months. If a customer qualifies to earn SkyMiles (as defined below) as part of their membership, then a portion of the transaction price is allocated to this performance obligation at contract inception. The amount of the allocation is determined based on our contractual cost for SkyMiles purchases with Delta. If at any time the membership is terminated, any previously unrecognized amounts are recognized in the period of termination.
(ii) Flights
Flights and flight-related services, along with the related costs of the flights, are earned and recognized as revenue at the point in time in which the service is provided. For round trip flights, revenue is recognized upon arrival at the destination for each flight segment.
Members pay a fixed quoted amount for flights. The amount can be based on a contractual capped hourly rate or dynamically priced based on market demand at time of booking. Wholesale customers primarily pay a fixed rate for flights. In addition, flight costs can be paid by members through the purchase of Fund Programs (“Blocks”), which are generally dollar-denominated credits for future spend with Wheels Up. Blocks are deferred and recognized as revenue when the member completes a flight segment. Blocks also can generally be used to purchase commercial flights on Delta. Wheels Up, acting in the capacity of an agent, charges the member a ticketing fee to use their commingled funds on a flight provided by Delta, which is recorded on a net basis at the time of booking.
Through our acquisition of WUPJ, we inherited the legacy WUPJ jet cards. WUPJ jet cards allow a customer to pre-purchase dollar-denominated credits at agreement inception that are redeemed for future flights on WUPJ, are refundable for a termination fee, and are generally effective for a term of 24 months. Customers are also able to reload funds on their jet card periodically throughout the term. The jet card values are purchased at tiered dollar amounts and entitle customers to fixed rate all-inclusive hourly pricing and guaranteed availability. During 2020, we began the process of converting WUPJ jet card holders to Wheels Up memberships and as of December 31, 2020, we generally do not offer new jet cards.
In addition, Wheels Up continued and expanded a customary WUPJ business practice of providing Medallion Status (“Status”) in Delta’s SkyMiles Program (“SkyMiles”) for purchases of Blocks and jet cards. A member is granted Status free of charge for use during the term of the contract and may assign the Status to any designated individual. A member can use their SkyMiles for purchases of Blocks but they do not earn SkyMiles on Wheels Up flights. Any members that meet the designated spend thresholds for Blocks and jet cards or the designated dollar-denominated flight spend thresholds during the year receive the same Status. Additionally, we do not owe Delta any consideration for the grant of each Status provided. Status is not a material right at contract inception and does not give rise to a separate performance obligation. The provided Status is not recognized as revenue but instead is considered a marketing incentive related to future purchases on Delta.
The amount of flight breakage was not material for the years ended December 31, 2020, 2019 and 2018.

(iii) Aircraft Management
We manage aircraft for owners in exchange for a contractual fee. Revenue associated with the management of aircraft also includes the recovery of owner incurred expenses including maintenance coordination, cabin crew, and pilots, as well as recharging of certain incurred aircraft operating costs and expenses such as maintenance, fuel, landing fees, parking, and other related operating costs. We pass the recovery and recharge costs back to owners at either cost or a predetermined margin.
Aircraft management related revenue contains two performance obligations. One performance obligation is to provide management services over the contract period. Revenue earned from management services is recognized over the contractual term, on a monthly basis. The second performance obligation is the cost to operate and maintain the aircraft, which is recognized as revenue at the point in time such services are completed.
(iv) Other
Ground Services (FBO and MRO)
FBO ground services are provided for aircraft customers that use our facility at CVG. FBO ground services are comprised of a single performance obligation for aircraft facility services such as fueling, parking, ground power, and cleaning. FBO related revenue is recognized at the point in time each service is provided.
We also separately provide MRO ground services for aircraft owners and operators at certain of our facilities. MRO ground services are comprised of a single performance obligation for aircraft maintenance services such as modifications, repairs, and inspections. MRO related revenue is recognized over time based on the cost of inventory consumed and labor hours worked for each service provided.
Flight-Related Services
As part of each flight, there is the option to request flight-related services such as catering or ground transportation for an additional charge. Flight-related services, which are passed through at either cost or a predetermined margin, were $1.4 million, $1.5 million, and $1.7 million for the years ended December 31, 2020, 2019, and 2018, respectively.
Software Subscriptions
Subscription revenue consists of fees earned, typically monthly, from third-party operators and other businesses in the private aviation industry for web-based access to a collaborative suite of flight software tools that we offer through our acquisition of Avianis (see Note 5). Our subscription services provide users software licenses and related support and updates during the term of the arrangement to enable management of flight operations. Revenue is generally recognized from such subscription contracts on a straight-line basis over the contract period. Contracts for related professional services, such as customized training or implementation programs, are either on a time and materials or fixed fee basis. Professional services revenue is generally recognized at the point in time the services are performed.
Other revenue also consists of fees we may receive from third-party sponsorships and partnerships as part of lifestyle and event experience programs for members and whole aircraft acquisition and sales fees, which are each recognized at the point in time the service is provided.
Income Taxes
Wheels Up Partners Holdings LLC files as a partnership for federal and state income tax purposes. As such, each member is responsible for reporting income or loss to the extent required by federal and state income tax regulations, based upon their respective share of our income and expenses. Wheels Up is subject to the New York City Unincorporated Business Tax and the California, Tennessee, and Texas Franchise Tax which are entity level taxes. Since we incurred a loss in each year presented, the entity level state taxes consist of minimum taxes, fees, and capital taxes, which are included in general and administrative expense in the consolidated statements of operations. Accordingly, the consolidated financial statements do not include a provision for federal and state income taxes.
We account for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized based on the expected future tax effects of temporary differences between the financial statement and tax basis of assets and liabilities, as measured by current enacted tax rates. A valuation allowance is recorded to reduce deferred tax assets when it is determined that it is more likely than not that the asset will not be realized. We have a temporary difference related to the New York City Unincorporated Business Tax resulting in a cumulative deferred tax asset of approximately $0.8 million and $0.8 million as of December 31, 2020 and 2019. Based on the available objective evidence, including our history of losses, management believes it is more likely than not that the deferred tax asset will not be fully realizable. Accordingly, we provided for a full valuation allowance against the deferred tax asset and no benefit for income taxes has been recorded as of December 31, 2020 and 2019.
We recognize liabilities for uncertain tax positions relating to deductions, transactions and other matters involving uncertainty as to the proper tax treatment based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained following an audit, including resolution of related appeals or litigation processes, if any. Once it is determined that the position meets the recognition threshold, the second step requires us to estimate and measure the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The difference between the amount of recognizable tax benefit and the total amount of tax benefit from positions filed or to be filed with the tax authorities is recorded as a liability for uncertain tax benefits. Uncertain tax positions are recorded on the consolidated balance sheets in accrued expenses. As of December 31, 2020 and 2019, there are no material uncertain tax positions.
We recognize interest and penalties associated with uncertain tax positions, if any, as a component of interest expense in the consolidated statements of operations. There are no interest and penalties recognized for the years ended December 31, 2020, 2019 and 2018. We are subject to taxation by authorities in the United States and various states. As of December 31, 2020, Wheels Up is no longer subject to federal examination for years prior to 2017 and state examinations for years prior to 2016.
Advertising Costs
We expense the cost of advertising and promoting our services as incurred. Such amounts are included in sales and marketing expense in the consolidated statements of operations and totaled $7.2 million, $5.0 million, and $5.4 million, for the years ended December 31, 2020, 2019 and 2018, respectively.
New Accounting Pronouncements
Adopted Accounting Pronouncements
In August 2018, the Financial Accounting Standards Board (“FASB”) issued accounting standards update (“ASU”) 2018-13, Fair Value Measurement (ASC 820). This standard adds, removes, and modifies certain disclosure requirements related to fair value measurements. We adopted ASU 2018-13 on January 1, 2020. This adoption did not have a material impact on our consolidated financial statements.
In January 2017, the FASB issued ASU 2017-04, Intangibles — Goodwill and Other (ASC 350), Simplifying the Test for Goodwill Impairment. This standard removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment is now the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. We adopted ASU 2017-04 on January 1, 2020. This adoption did not have a material impact on our consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (ASC 326). The FASB issued subsequent amendments to the initial guidance in November 2018 with ASU 2018-19 and May 2019 with ASU 2019-05. This standard replaces the current incurred loss impairment methodology for financial assets with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. This standard requires a forward-looking expected credit loss model for accounts receivable, and other financial instruments. We adopted ASU 2016-13 on January 1, 2020. This adoption did not have a material impact on our consolidated financial statements and no cumulative-effect adjustment to members’ equity (deficit) was recorded.
Accounting Pronouncements Issued but Not Yet Effective
In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (ASC 740). This standard simplifies the accounting for income taxes by (i) eliminating certain exceptions within ASC 740 and (ii) clarifying and amending the existing guidance to enable consistent application of ASC 740. This new standard is effective for interim and annual reporting periods in fiscal years beginning after December 15, 2020. Early adoption is permitted. We do not believe the adoption of ASU 2019-12 will have a material impact on our consolidated financial statements.
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform: Facilitation of the Effects of Reference Rate Reform on Financial Reporting (ASC 848). The FASB issued a subsequent amendment to the initial guidance in January 2021 with ASU 2021-01. This standard provides temporary optional expedients and exceptions to accounting guidance on contract modifications and hedge accounting to ease financial reporting burdens as the market transitions from the London Interbank Offered Rate (“LIBOR”) and other interbank offered rates to alternative reference rates. The guidance was effective upon issuance and generally can be applied through December 31, 2022. We do not believe the adoption of ASU 2020-04 and ASU 2021-01 will have a material impact on our consolidated financial statements.
3.
PROPERTY AND EQUIPMENT

Property and equipment, consist of the following (in thousands):
	December 31,
	2020	2019
Aircraft	$473,509	$471,972
Software development costs	22,414	13,491
Leasehold improvements	9,560	4,359
Computer equipment	1,846	1,378
Building and improvements	1,424	1,424
Furniture and fixtures	1,321	374
Tooling	1,296	—
Vehicles	597	71
	511,967	493,069
Less: Accumulated depreciation and amortization	(188,877)	(148,088)
Total	$323,090	$344,981
Depreciation and amortization expense of property and equipment was $40.8 million, $38.4 million, and $35.2 million for the years ended December 31, 2020, 2019 and 2018, respectively.
Capitalized costs related to the internal development of software was $8.4 million, $3.9 million, and $4.1 million for the years ended December 31, 2020, 2019 and 2018, respectively. Amortization expense related to software development costs, included as part of depreciation and amortization expense of property and equipment, was $4.8 million, $2.6 million, and $2.0 million for the years ended December 31, 2020, 2019 and 2018, respectively.

4.
REVENUE

Disaggregation of Revenue
The following table disaggregates revenue by service type and the timing of when these services are provided to the member or customer (in thousands):
	Year Ended December 31,
	2020	2019	2018
Services transferred at a point in time:
Flights, net of discounts and fees	$495,419	$334,263	$284,660
Recharge and recovery	124,881	—	—
Ground services – FBO	2,162	—	—
Other	7,230	4,781	4,441
Services transferred over time:
Memberships – annual dues	47,435	42,025	36,743
Memberships – initiation fees	7,187	3,843	6,300
Aircraft management – monthly fee	7,848	—	—
Ground services – MRO	2,819	—	—
Total	$694,981	$384,912	$332,144
Performance Obligations
A performance obligation is a promise in a contract to transfer a distinct service to the customer and is the basis of revenue recognition. We have elected to apply the portfolio approach to contracts with similar performance obligations. To determine the proper revenue recognition method for contracts, we used judgment to evaluate whether two or more contracts should be combined and accounted for as a portfolio and whether the combined or single contract should be accounted for as more than one performance obligation. There are some contracts which have additional performance obligations that require allocation of the transaction price, such as allowing upgrades to a different aircraft or providing discounts on prepaid flights. The amount of reallocations was not material for the years ended December 31, 2020, 2019 and 2018. During 2019, we started to sell flights to wholesale customers that are not members as a result of our acquisition of Travel Management Company (see Note 5).
Transaction Price
The transaction prices for each of our primary revenue streams are as follows:
•
Flights — The fixed quoted amount including any flight credits.

•
Memberships — The initiation fee, less any flight credits, when signing up and annual dues for all years thereafter.

•
Ground services (FBO and MRO) — Time and materials incurred for the work performed or services rendered; and,

•
Aircraft management — The fixed monthly fee to manage the aircraft over the contractual term plus the recovery of owner-incurred expenses and recharge costs that are based on the expenses we incur to operate and maintain the aircraft.

If there is a group of performance obligations bundled in a contract, the transaction price is allocated based upon the relative standalone selling prices of the promised services underlying each performance obligation.
Payment Terms
Under standard payment terms, the member or customer agrees to pay the full stated price in the contract and financing of the transaction is not provided. Revenue in the consolidated statements of operations is presented net of discounts and incentives of $9.5 million, $11.3 million, and $13.8 million, for the years ended December 31, 2020, 2019 and 2018, respectively. We generally do not issue refunds for flights unless there is a failure to meet a service obligation with respect to such flight. Refunded amounts for initiation fees and annual dues are granted to some customers that no longer wish to remain members following their first flight and were not material for the years ended December 31, 2020, 2019 and 2018.
Contract Balances
Receivables from member and customer contracts are included within accounts receivable, net. As of December 31, 2020 and 2019, receivables from members and customers were $36.3 million and $13.5 million, respectively.
Contract liabilities represent obligations to transfer services to a member or customer for which we have already received consideration. Purchases of flights, Blocks, jet card deposits, initiation fees including flight credits, and annual dues payments are received up front in advance of performance under the contract and initially deferred as a liability. Prepaid flights, Blocks and flight credits are recognized as revenue and the deferred revenue liability is reduced at the point in time a flight segment is taken. The initiation fee is recognized upon acquisition of the contract on a straight-line basis over the estimated customer relationship period, which approximates three years. The initial annual dues are recognized upon acquisition of the contract on a straight-line basis for a specified length of time, usually 12 months. Any subsequent recurring contract renewals are recognized on a straight-line basis over an estimated period of 12 months from the date the contract is renewed.
The balance classified as current deferred revenue includes prepaid flights and flight credits, annual dues and initiation fees. Prepaid flights and flight credits are redeemable for flights at any time. The balance classified as non-current deferred revenue includes the portion of initiation fees that are estimated to be satisfied in service periods beyond 12 months following the balance sheet date.
Deferred revenue consists of the following (in thousands):
	December 31,
	2020	2019
Flights – Blocks and jet cards	$609,490	$219,839
Memberships – annual dues	32,016	24,667
Memberships – initiation fees	3,870	2,715
Flights – credits	7,291	5,032
Other	411	1,815
Deferred revenue, total	653,078	254,068
Less: Deferred revenue, current	(651,096)	(252,737)
Deferred revenue, non-current	$1,982	$1,331
A rollforward of the amounts included in deferred revenue consists of the following (in thousands):
	December 31,
	2020	2019
Deferred revenue – beginning balance	$254,068	$222,639
Amounts deferred during the period	954,840	416,342
Revenue recognized from amounts included in deferred revenue beginning balance	(154,138)	(165,302)
Revenue from current period sales	(401,692)	(219,611)
Deferred revenue – ending balance	$653,078	$254,068
Revenue expected to be recognized in future periods for performance obligations that are unsatisfied, or partially unsatisfied, as of December 31, 2020 approximates $651.1 million, $1.1 million and $0.8 million for 2021, 2022 and 2023, respectively.

Costs to Obtain a Contract
Commissions are granted to certain employees and consultants separately for the initial sales of memberships, additional subsequent contract renewals, flights, or when a member purchases Blocks on their account. Commissions are also granted for the execution of aircraft management agreements, additional subsequent contract renewals, and performance over the contractual term. In addition, members are eligible to receive a credit if they refer a new customer who signs up for membership in the Wheels Up program. The cost of commissions and referral fees are capitalized as an asset on the consolidated balance sheets as these are incremental amounts directly related to attaining a contract with a member. Capitalized costs related to sales commissions and referral fees was $6.3 million, $9.4 million and $6.3 million for the years ended December 31, 2020, 2019 and 2018, respectively. As of December 31, 2020 and 2019, respectively, capitalized sales commissions and referral fees of $5.0 million and $6.6 million are in prepaid expenses and other current assets and $0.8 million and $1.1 million are in other non-current assets on the consolidated balance sheets.
Amounts capitalized for certain costs incurred to obtain a contract are periodically reviewed for impairment and amortized on a straight-line basis concurrently over the same period of benefit in which the associated contract revenue is recognized. Amortization expense related to capitalized sales commissions and referral fees included in sales and marketing expense in the consolidated statements of operations was $7.4 million, $7.0 million, and $6.2 million for the years ended December 31, 2020, 2019 and 2018, respectively. No impairments of these capitalized contract costs were identified for the years ended December 31, 2020, 2019 and 2018. Any costs that would have been incurred regardless of whether the contract was obtained are expensed as incurred.
5.
ACQUISITIONS

Delta Private Jets, LLC Acquisition
On January 17, 2020, we acquired all the outstanding equity of Delta Private Jets, LLC now known as Wheels Up Private Jets LLC, a wholly-owned subsidiary, of Delta for a total purchase price of $427.0 million, which was paid in Wheels Up Class E preferred interests. We acquired WUPJ because it provides management of aircraft on behalf of third-party owners and provides full service and in-house maintenance capabilities. As part of the acquisition, we also executed an exclusive long-term commercial cooperation agreement with Delta. The commercial cooperation agreement has an initial seven year term and two subsequent renewal periods of three years. The Delta strategic relationship provides high value co-marketing products, features, and benefits to Wheels Up members and Delta customers. Acquisition-related costs for WUPJ of $2.8 million and $1.4 million were included in general and administrative expense in the consolidated statements of operations for the years ended December 31, 2020 and 2019, respectively. The acquisition of WUPJ was determined to be a business combination.
As of the date of acquisition, the total purchase price allocated to the WUPJ assets acquired and liabilities assumed according to their estimated fair values were as follows (in thousands):
Current assets	$147,440
Property and equipment	6,729
Intangible assets	150,000
Goodwill	341,671
Other assets	17,608
Total assets acquired	663,448
Total liabilities assumed	(236,441)
Net assets acquired	$427,007
Current assets of WUPJ included $136.0 million of cash and $3.3 million of accounts receivable.
Goodwill represents the excess of the purchase price over the fair values of the acquired net tangible and intangible assets. The allocated value of goodwill primarily relates to the anticipated benefits that will be generated from the launch of the Delta partnership, which will provide access to a large retail and corporate customer base of high-volume flyers. In addition, by combining the operations of WUPJ with our other acquisitions, we expect synergies and economies of scale that will result in reduced costs within the areas of aircraft management and maintenance. The acquired goodwill is not deductible for tax purposes.
The amounts allocated to acquired WUPJ intangible assets and liabilities, and their associated weighted-average amortization periods, were determined based on the period the assets and liabilities are expected to contribute directly or indirectly to our cash flows, consists of the following:
	Amount (In thousands)	Weighted- Average Amortization Period (Years)
Status	$80,000	10.0
Customer relationships	60,000	10.0
Trade name	10,000	10.0
Total acquired intangible assets	$150,000	10.0
Total acquired intangible liabilities	$20,000	10.0
The results of WUPJ were included in the consolidated statement of operations from the date of acquisition. Revenue for WUPJ was $136.4 million and loss from operations was $16.6 million from the date of acquisition through December 31, 2020. Included in loss from operations was income of $13.3 million related to the CARES Act grant.
Gama Aviation LLC
On March 2, 2020, we acquired all the outstanding equity of Gama Aviation LLC for a total purchase price of $73.9 million consisting of $5.1 million in Wheels Up common interests, $41.3 million in cash and the issuance of promissory notes with an aggregate initial principal amount of $27.5 million payable to certain affiliated parties of Gama. Prior to the date of acquisition, Gama exclusively operated our Wheels Up branded aircraft as an independent third-party operator. We acquired Gama because it provides flight operations and aircraft management services, which includes the management of aircraft on behalf of third-party owners. In connection with the closing of the Gama acquisition, we also issued a promissory note to an affiliate of Signature Aviation in the initial principal amount of $0.8 million in satisfaction of certain pre-existing obligations owed by Wheels Up to such entity. Acquisition-related costs for Gama of $2.4 million and $0.4 million were included in general and administrative expense in the consolidated statements of operations for the years ended December 31, 2020 and 2019, respectively. The acquisition of Gama was determined to be a business combination.
As of the date of acquisition, the total purchase price allocated to the Gama assets acquired and liabilities assumed according to their estimated fair values were as follows (in thousands):
Current assets	$50,316
Property and equipment	696
Intangible assets	13,000
Goodwill	54,757
Other assets	5,866
Total assets acquired	124,635
Total liabilities assumed	(50,705)
Net assets acquired	$73,930
Current assets of Gama included $4.7 million of cash and $43.3 million of accounts receivable including $18.2 million owed from Wheels Up that was eliminated in consolidation upon acquisition.

Goodwill represents the excess of the purchase price over the fair values of the acquired net tangible and intangible assets. The allocated value of goodwill primarily relates to anticipated synergies from future growth using Gama’s aircraft under management and Gama’s existing business processes. The acquired goodwill is predominately deductible for tax purposes.
The amounts allocated to acquired intangible assets, and their associated weighted-average amortization periods, were determined based on the period the assets are expected to contribute directly or indirectly to our cash flows, consists of the following:
	Amount (In thousands)	Weighted- Average Amortization Period (Years)
Customer relationships	$10,000	10.0
Trade name	3,000	2.0
Total acquired intangible assets	$13,000	8.2
The results of Gama were included in the consolidated statement of operations from the date of acquisition. Revenue for Gama was $122.1 million, net of intercompany eliminations, and income from operations was $39.8 million from the date of acquisition through December 31, 2020. Included in income from operations was $36.1 million related to the CARES Act grant.
Travel Management Company, LLC Acquisition
On May 31, 2019, we acquired all the outstanding equity of Travel Management Company, LLC (“TMC”) for a total purchase price of $29.8 million, which was paid in cash. We acquired TMC because it is the largest wholesale floating fleet operator of Light jets in North America. The Light jet is an aircraft that our customers demand and adds to our overall product offering. Acquisition-related costs for TMC of $3.1 million were included in general and administrative expense in the consolidated statement of operations for the year ended December 31, 2019. The acquisition of TMC was determined to be a business combination.
As of the date of acquisition, the total purchase price allocated to the TMC assets acquired and liabilities assumed according to their estimated fair values were as follows (in thousands):
Current assets	$3,468
Property and equipment	27,198
Intangible assets	2,100
Goodwill	3,732
Other assets	3,774
Total assets acquired	40,272
Total liabilities assumed	(10,492)
Net assets acquired	$29,780
Current assets of TMC included $1.5 million of cash and $0.8 million of accounts receivable.
Goodwill represents the excess of the purchase price over the fair values of the acquired net tangible and intangible assets. The allocated value of goodwill primarily relates to anticipated synergies from future growth using TMC’s aircraft, technology, and existing processes. The acquired goodwill is deductible for tax purposes.
The amounts allocated to acquired TMC intangible assets, and their associated weighted-average amortization periods, were determined based on the period the assets are expected to contribute directly or indirectly to our cash flows, consists of the following:

	Amount (In thousands)	Weighted- Average Amortization Period (Years)
Non-competition agreement	$100	1.0
Trade name	900	5.0
Developed technology	500	5.0
Leasehold interest – favorable	600	27.0
Total acquired intangible assets	$2,100	11.1
The results of TMC were included in the consolidated statement of operations from the date of acquisition. Revenue for TMC was $30.4 million and loss from operations was $4.9 million from the date of acquisition through the year ended December 31, 2019.
Avianis Systems LLC Acquisition
On September 27, 2019, we entered into an asset purchase agreement to acquire substantially all of the assets and assume substantially all of the liabilities of Avianis Systems LLC (“Avianis”) for a total purchase price of $18.2 million, consisting of $3.8 million in Wheels Up common interests and $14.4 million in cash. We acquired Avianis because it is a comprehensive cloud-based technology platform that allows for the management of aircraft operations and its software can also be used as a back-end flight aggregation tool for our WUP App as well as power third-party operators. The acquisition of Avianis did not meet the definition of a business combination and was accounted for as an asset acquisition. Acquisition-related costs for Avianis of $0.7 million were capitalized and included in the allocated purchase consideration.
As of the date of acquisition, the total purchase price allocated to the Avianis assets acquired and liabilities assumed according to their estimated fair values were as follows (in thousands):
Current assets	$99
Intangible assets	18,947
Total assets acquired	19,046
Total liabilities assumed	(802)
Net assets acquired	$18,244
Current assets of Avianis included $0 of cash and $13 thousand of accounts receivable.
The amounts allocated to acquired Avianis intangible assets and their associated weighted-average amortization period, were determined based on the period the assets are expected to contribute directly or indirectly to our future cash flows, consists of the following:
	Amount (In thousands)	Weighted- Average Amortization Period (Years)
Developed technology	$18,947	7.0
Unaudited Pro Forma Summary of Operations
The accompanying unaudited pro forma summary represents the consolidated results of operations as if the 2019 acquisition of TMC had been completed as of January 1, 2019, and the 2020 acquisitions of WUPJ and Gama had been completed as of January 1, 2019. The unaudited pro forma financial results for 2020 reflect the results for the year ended December 31, 2020, as well as the effects of pro forma adjustments for the stated transactions in 2020. The unaudited pro forma financial results for 2019 reflect the results for the year ended December 31, 2019, as well as the effects of pro forma adjustments for the stated transaction in both 2020 and 2019. The unaudited pro forma financial information includes the accounting effects of the business combinations, including adjustments to the amortization of intangible assets, and professional fees associated with the transactions. The pro forma results were based on estimates and assumptions, which we believe are reasonable. The unaudited pro forma summary does not necessarily reflect the actual results that would have been achieved had the companies been combined during the periods presented, nor is it necessarily indicative of future consolidated results.
	Year Ended December 31,
	2020	2019
	(in thousands)
Revenue	$739,707	$825,749
Loss from operations	$(59,673)	$(103,346)

6.
GOODWILL AND INTANGIBLE ASSETS

Goodwill
The change in the carrying value of goodwill for the years ended December 31, 2020 and 2019, respectively was as follows (in thousands):
Balance as of January 1, 2019	$—
Acquisition of TMC	3,732
Balance as of December 31, 2019	3,732
Acquisition of WUPJ	341,671
Acquisition of Gama	54,757
Balance as of December 31, 2020	$400,160
During 2020, due to the initial negative effect of COVID-19 on overall travel demand and our business, as well as the uncertainty in anticipated versus actual rates of recovery, in addition to our annual goodwill impairment assessment on October 1st, we deemed it necessary to perform an interim quantitative impairment assessment of goodwill on April 30, 2020, using the estimated future discounted cash flows of our reporting unit, which did not result in impairment to goodwill.
We performed a qualitative annual assessment on October 1, 2020, as the estimated fair value of our reporting unit significantly exceeded the carrying value on April 30, 2020. Our qualitative assessment did not result in an indication that the fair value of our reporting unit was less than the carrying value.
Intangible Assets
The gross carrying value, accumulated amortization and net carrying value of intangible assets consisted of the following (in thousands):
	December 31, 2020
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Status	$80,000	$7,645	$72,355
Customer relationships	70,000	6,609	63,391
Non-competition agreement	100	100	—
Trade name	13,900	2,487	11,413
Developed technology	19,545	3,559	15,986
Leasehold interest – favorable	600	35	565
Total	$184,145	$20,435	$163,710

	December 31, 2019
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Non-competition agreement	$100	$58	$42
Trade name	900	105	795
Developed technology	19,447	735	18,712
Leasehold interest – favorable	600	14	586
Total	$21,047	$912	$20,135
Amortization expense of intangible assets was $19.5 million, $0.9 million and $0 for the years ended December 31, 2020, 2019 and 2018, respectively.
Intangible Liabilities
The gross carrying value, accumulated amortization and net carrying value of intangible liabilities are as follows (in thousands):
	December 31, 2020
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Intangible liabilities	$20,000	$1,917	$18,083
Amortization of intangible liabilities, which reduces amortization expense, was $1.9 million, $0 and $0 for the years ended December 31, 2020, 2019 and 2018, respectively.
Future amortization expense of intangible assets and intangible liabilities held are as follows (in thousands):
Year ending December 31,	Intangible Assets	Intangible Liabilities
2021	$20,578	$2,000
2022	19,333	2,000
2023	19,078	2,000
2024	18,915	2,000
2025	18,798	2,000
Thereafter	67,008	8,083
	$163,710	$18,083

7.
CASH, CASH EQUIVALENTS, INVESTMENTS AND RESTRICTED CASH

Cash and cash equivalents consist of the following (in thousands):
	December 31, 2020
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value	Cash and Cash Equivalents
Cash	$209,327	$—	$—	$209,327	$209,327
Money market funds	103,472	—	—	103,472	103,472
Total	$312,799	$—	$—	$312,799	$312,799

	December 31, 2019
	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value	Cash and Cash Equivalents
Cash	$65,938	$—	$—	$65,938	$65,938
Money market funds	18,108	—	—	18,108	18,108
Total	$84,046	$—	$—	$84,046	$84,046
Interest income from investments and cash equivalents of $0.5 million, $0.6 million, and $0.9 million were recorded in interest income in the consolidated statements of operations for the years ended December 31, 2020, 2019 and 2018, respectively.
A reconciliation of cash and cash equivalents and restricted cash from the consolidated balance sheets to the consolidated statements of cash flows is shown below (in thousands):
	December 31,
	2020	2019
Cash and cash equivalents	$312,799	$84,046
Restricted cash	12,077	12,394
Total	$324,876	$96,440
Air Carrier Payroll Support Program
On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was signed into law. The CARES Act provides aid in the form of loans, grants, tax credits, and other forms of government assistance. Specifically, the CARES Act provided the airline industry with up to $25.0 billion in grants with assurances the support was to be used exclusively for employee salaries, wages, and benefits.
Wheels Up applied for government assistance under the Payroll Support Program from the U.S. Department of the Treasury as directed by the CARES Act. We were awarded a total grant of $76.4 million to support ongoing operations through payroll funding, which was all received by October 2020. We utilized all of the proceeds to offset payroll expenses incurred for the year ended December 31, 2020.
The support payments were conditioned on our agreement to refrain from conducting involuntary employee layoffs or furloughs through September 30, 2020. Other conditions include continuing essential air service as directed by DOT and certain limitations on executive compensation. Based on the amount received, we were not required to provide financial protection to the U.S. Department of the Treasury in conjunction with the payroll support obtained.
The CARES Act also provides for deferred payment of the employer portion of social security taxes through the end of 2020, with 50% of the deferred amount due December 31, 2021 and the remaining 50% due December 31, 2022. As of December 31, 2020, the total amount of deferred payments outstanding was $6.8 million. The amount due December 31, 2021 of $3.4 million was recorded in other current liabilities and the amount due December 31, 2022 of $3.4 million was recorded in other non-current liabilities on the consolidated balance sheet.
8.
FAIR VALUE MEASUREMENTS

Financial instruments that are measured at fair value on a recurring basis and their corresponding placement in the fair value hierarchy consist of the following (in thousands):
	December 31, 2020
	Level 1	Level 2	Level 3	Fair Value
Cash Equivalents:
Money market funds	$103,472	$—	$—	$103,472

	December 31, 2019
	Level 1	Level 2	Level 3	Fair Value
Cash Equivalents:
Money market funds	$18,108	$—	$—	$18,108

9.
LONG-TERM DEBT

1st Credit Facility
In November 2013, we entered into a secured credit facility (the “1st Facility”) that provided up to $100.0 million of financing from various lenders to acquire up to 22 King Air 350i aircraft under an Aircraft Purchase Agreement (as defined in Note 11).
The 1st Facility initially had an A-1 class (the “A-1”) consisting of $60.0 million of borrowing capacity and an A-2 class (the “A-2”) consisting of $40.0 million of borrowing capacity, which were borrowed ratably as aircraft were purchased. As of December 31, 2020, there were no amounts available for future borrowings under the 1st Facility.
Amended 1st Credit Facility
In August 2014, we increased the available capacity under the 1st Facility to a total of $175.4 million by entering into an amended and restated secured credit agreement (the “Amended 1st Facility”). The Amended 1st Facility (i) afforded the ability to finance the acquisition of an additional 13 aircraft under the First Firm Order (as defined in Note 11), and (ii) increased the amount available to be borrowed against each aircraft through a second lien applied on a retroactive basis against already purchased aircraft and on a prospective basis as each additional aircraft is purchased.
In addition to the A-1 and the A-2, the Amended 1st Facility added an A-3 class (the “A-3”) in an amount up to $57.9 million. The second lien referenced above, the B class (the “B”), was also added to allow us to borrow an additional $0.5 million per aircraft for a total of $17.5 million against the 35 total aircraft in the Amended 1st Facility. As of December 31, 2020, there were no amounts available for future borrowings under the Amended 1st Facility.
The Amended 1st Facility contains customary restrictive covenants for facilities and transactions of this type, including, among others, certain limitations on: incurrence of additional debt and guarantees of indebtedness; creation of liens; mergers, consolidations or sales of substantially all of our assets; sales or other dispositions of assets other than in the normal course of business; distributions or dividends and repurchases of common stock; restricted payments, including without limitation, certain restricted investments; engaging in transactions with affiliates; and, sale and leaseback transactions. The credit facilities also contain certain financial covenants that if not met would be considered an event of default that could result in acceleration of the obligations under the agreement. As of December 31, 2020, we were in compliance with all covenants.
In April 2016, we obtained a waiver of the debt incurrence test under the Amended 1st Facility to incur additional indebtedness to finance additional King Air 350i aircraft under a 2nd Facility (as defined below). As part of obtaining this waiver, (i) we paid a fee to the consenting lenders of $0.4 million representing 0.25% of the outstanding principal amount of the consenting lenders’ loans as of April 1, 2016; and (ii) were required to deposit $10.0 million in cash in a restricted pledged securities collateral account. This account will become unrestricted upon us satisfying certain debt coverage ratios as set forth in the Amended 1st Facility.
In June 2017, we obtained another waiver of the debt incurrence test under the Amended 1st Facility to (a) incur additional indebtedness to finance additional King Air 350i aircraft under a 3rd Facility (as defined below); and (b) refinance or prepay the B in the future, which was refinanced in December 2017, as described below. As part of obtaining this particular waiver, (i) we paid a fee to the consenting lenders of $0.3 million representing 0.25% of the outstanding principal amount of such lenders’ loans as of June 29,

2017; and (ii) Wheels Up Partners Holdings LLC was required to contribute $70.0 million in cash to Wheels Up Partners LLC to incur the new indebtedness.
In December 2017, we amended the Amended 1st Facility to refinance the B and borrow an additional $6.4 million in B loans for a total of $20.0 million in B loans against the 35 aircraft financed by the Amended 1st Facility. The rationale was to move from a variable interest rate, which started at 12.75% plus LIBOR in 2014 stepping up by 1% per annum to a maximum of 18.00%, to a 12.00% fixed rate and upsize the debt to $20.0 million for additional liquidity of $6.4 million. As a result of a change in lenders, the refinancing was considered a debt extinguishment. There were no unamortized fees associated with the B and $0.5 million of fees related to the refinancing have been capitalized and will be amortized over the term of the loan, which ends in July 2022.
In September 2020, we made a $20.5 million prepayment of the principal outstanding on the Amended 1st Facility, which released 11 purchased aircraft from the Amended 1st Facility.
As of December 31, 2020, there are 24 aircraft purchased with financing from the Amended 1st Facility that serve as collateral for the Amended 1st Facility.
2nd Credit Facility
In May 2016, we formed WU Leasing I LLC (“WUL I”), a wholly-owned subsidiary, to enter into a second secured credit facility (the “2nd Facility”) with various lenders, which provided up to $120.8 million to finance up to 23 King Air 350i aircraft (consisting of up to 18 aircraft delivered under the Second Firm Order and five aircraft delivered under the Additional Firm Order).
The 2nd Facility has an A class (the “2nd Facility A”) of lenders, which committed to lend $86.3 million, and a B class (the “2nd Facility B”) of lenders, which committed to lend $34.5 million. As of December 31, 2020, there were no amounts available for future borrowings under the 2nd Facility.
The 2nd Facility is structured as a bankruptcy-remote financing structure, which is a common financing structure designed to offer lenders added protection by using a special purpose entity to hold assets financed by a loan. A special purpose entity is a subsidiary company with an asset and liability structure that makes its obligations secure even if the parent company experiences a bankruptcy event. As part of the bankruptcy-remote financing structure, the aircraft assets are required to be held in an owner trust. In our structure, WUL I is the special purpose entity, and it holds the aircraft assets through an owner trust (the “WUL I Trust”), which was established by WUL I pursuant to a trust agreement (the “2nd Facility Trust Agreement”) dated May 27, 2016, between WUL I, as trustor, and Bank of Utah, as owner trustee. The WUL I Trust is the owner of the aircraft financed by the 2nd Facility and WUL I is the sole owner of the beneficial interest in the WUL I Trust. So long as no event of default has occurred, WUL I has access to the 2nd Facility aircraft through the 2nd Facility Trust Agreement. Once all payments are made under the 2nd Facility, WUL I may direct the owner trustee to distribute the aircraft assets to another entity.
In June 2017, we obtained a waiver of the debt incurrence test under the 2nd Facility in order to (a) incur an additional indebtedness to finance additional King Air 350i aircraft under a 3rd Facility; and (b) refinance or prepay the B in the future. As part of obtaining this waiver, (i) we paid a fee to the certain consenting lenders of $0.2 million representing 0.25% of the outstanding principal amount of such lenders’ loans as of June 29, 2017; and certain other consenting lenders of $0.3 million representing 0.75% of the outstanding principal amount of such lenders’ loans as of June 29, 2017; and (ii) Wheels Up Partners Holdings LLC was required to contribute $70.0 million in cash to Wheels Up Partners LLC in order to incur the new indebtedness.
All 23 aircraft purchased with financing from the 2nd Facility serve as collateral for the 2nd Facility.
3rd Credit Facility
In June 2017, we formed WU Leasing II LLC (“WUL II”), a wholly-owned subsidiary, to enter into a third secured credit facility (the “3rd Facility”) with various lenders, which provided up to $89.3 million to finance up to 17 King Air 350i aircraft.

The 3rd Facility only has a Class A (the “3rd Facility A”) of lenders, which committed to lend up to $89.3 million. As of December 31, 2020, there were no amounts available for future borrowings under the 3rd Facility.
The 3rd Facility is also structured as a bankruptcy-remote financing structure identical to the 2nd Facility structure. In this 3rd Facility structure, the aircraft assets are held in an owner trust (the “WUL II Trust”) established by WUL II pursuant to a trust agreement (the “3rd Facility Trust Agreement”) dated June 30, 2017, between WUL II, as trustor, and Bank of Utah, as owner trustee. The WUL II Trust is the owner of the aircraft financed by the 3rd Facility and WUL II is the sole owner of the beneficial interest in the WUL II Trust. So long as no event of default has occurred, WUL II has access to the 3rd Facility aircraft through the 3rd Facility Trust Agreement. Once all payments are made under the 3rd Facility, WUL II may direct the owner trustee to distribute the aircraft assets to another entity.
All 14 aircraft purchased with financing from the 3rd Facility serve as collateral for the 3rd Facility.
Principal and Interest Obligations
The Amended 1st Facility, 2nd Facility and 3rd Facility require principal and interest payments on a quarterly basis based on a fixed amortization schedule per aircraft over 28 quarters from each aircraft’s acquisition date, with a balloon payment due in the 28th quarter. The Amended 1st Facility, 2nd Facility and 3rd Facility also require additional principal payments of $300 dollars per hour if an aircraft is flown over a level of 1,200 hours per year on an annual cumulative basis. As of December 31, 2020, no aircraft has flown over a level of 1,200 hours per year on an annual cumulative basis and we have not made any additional principal payments as a result.
Interest payments for all classes of the Amended 1st Facility (A-1, A-2, A-3, B) are due on the fifteenth day of each calendar quarter, based on a stated rate (the “Spread”) in excess of LIBOR, with a LIBOR floor of 1.00%, except in the case of the B, which following the December 2017 refinancing, has a fixed rate of 12.00%. The Spreads on the A-1, the A-2, and the A-3 are 8.55%.
Interest payments for all classes of the 2nd Facility (2nd Facility A, 2nd Facility B) are due on the first day of each of the months of March, June, September, and December, based on the Spread plus LIBOR, with a LIBOR floor of 1.00%. The Spreads for the 2nd Facility A and 2nd Facility B are 6.50% and 8.50%, respectively.
Interest payments for all classes of the 3rd Facility (3rd Facility A) are due on the first day of each of the months of March, June, September, and December and based on LIBOR plus 7.10%.
Debt Discounts
On the date each additional aircraft is purchased, we are required to pay as a discount (i) 1.00% of the A-2, the A-3, and the B loans outstanding to the respective lenders for the Amended 1st Facility, (ii) pay 1.00% of the A loans to the respective lenders for the 2nd Facility and (iii) pay 1.00% of the A loans to the respective lenders for the 3rd Facility.

Debt discounts consist of the following (in thousands):
	December 31,
	2020	2019
Amended 1st Facility:
Debt discount	$1,154	$1,153
Less: Accumulated amortization	(1,091)	(995)
	63	158
2nd Facility:
Debt discount	862	862
Less: Accumulated amortization	(629)	(509)
	233	353
3rd Facility:
Debt discount	735	735
Less: Accumulated amortization	(416)	(296)
	319	439
Total	$615	$950
Deferred Financing Costs
Deferred financing costs consist of the following (in thousands):
	December 31,
	2020	2019
Amended 1st Facility:
Deferred financing costs	$4,540	$4,540
Less: Accumulated amortization	(4,403)	(4,047)
	137	493
2nd Facility:
Deferred financing costs	3,845	3,829
Less: Accumulated amortization	(2,770)	(2,242)
	1,075	1,587
3rd Facility:
Deferred financing costs	2,622	2,613
Less: Accumulated amortization	(1,457)	(1,040)
	1,165	1,573
Total	$2,377	$3,653
Debt discounts and deferred financing costs are recorded as a direct deduction from the carrying value of the debt. We record the amortization of debt discounts and deferred financing costs as a component of interest expense in the consolidated statements of operations over the life of each respective borrowed amount, using the effective interest method.
Amortization expense for debt discounts and deferred financing costs of $1.6 million, $1.9 million, and $1.8 million were recorded in interest expense in the consolidated statements of operations for the years ended December 31, 2020, 2019 and 2018, respectively.
The principal balances of all outstanding debt, unamortized debt discounts, and unamortized deferred financing costs are as follows (in thousands):

	Maturity Dates	Interest Rate Per Annum as of December 31, 2020	December 31,
			2020	2019
Amended 1st Facility:
A-1	2020 to 2021	10.92%	$11,811	$29,099
A-2	2020 to 2021	10.92%	7,874	19,400
A-3	2021 to 2022	10.92%	28,104	34,821
B	2023 to 2024	12.00%	8,119	14,175
2nd Facility:
A	2023 to 2024	8.15%	55,450	63,325
B	2023 to 2024	11.40%	24,510	27,210
3rd Facility:
A	2024 to 2025	9.54%	53,334	60,946
			189,202	248,976
Less: Unamortized debt discount			(615)	(950)
Less: Unamortized deferred financing costs			(2,377)	(3,653)
			186,210	244,373
Less: Current maturities of long-term debt			(55,295)	(49,202)
Total			$130,915	$195,171
Promissory Notes
In March 2020, as part of the acquisition of Gama (see Note 5), we executed a promissory note to Gama Group Inc. and two promissory notes to Signature Flight Support, LLC (the “Notes”). The maturity dates of the Notes are March 2, 2024. The interest rates on the Notes are 4.26% per annum through March 2, 2022, 7.50% per annum through March 2, 2023 and 8.50% per annum through March 2, 2024, which is payable quarterly. In addition, we are required to make a mandatory prepayment on the Notes following the consummation of a capital raise. The prepayment amount is equal to the outstanding principal, together with all accrued and unpaid interest. As of December 31, 2020, the total amount outstanding on the Notes were $24.6 million, of which $7.3 million and $17.3 million were recorded in current maturities of long-term debt and long-term debt, respectively, on the consolidated balance sheet. Interest accrued and paid on the Notes of $0.6 million were recorded in interest expense in the consolidated statement of operations for the year ended December 31, 2020.
Scheduled principal payments of all outstanding debt including the Notes, future amortization of debt discounts, and deferred financing costs are as follows (in thousands):
		Amortization of
Year ending December 31,	Principal Payments	Debt Discounts	Deferred Financing Costs
2021	$62,679	$260	$917
2022	46,717	185	700
2023	68,818	112	430
2024	23,190	48	170
2025	12,677	10	160
Thereafter	—	—	—
Total	$214,081	$615	$2,377

10.
NONMONETARY TRANSACTIONS

From time to time, we enter into various barter arrangements with third-parties in which there is an agreement to provide a specified amount of flight time, valued in either hours or dollars, in exchange for media advertising, marketing credits or other activities that promote brand awareness. We record these nonmonetary transactions at the estimated fair value of the flights provided using the stand-alone selling price.
As third-parties utilize flight time that we provide in barter arrangements, we recognize revenue in the period in which the flight services are provided. As we use the advertising or marketing credits in the arrangements, an expense is recognized in the period in which the credits are consumed. The difference between flight services to be provided and advertising or marketing credits to be consumed is recognized, on an agreement-by-agreement basis, as an asset or liability, as appropriate. If we consume the credits, prior to delivering the flight services to the member, a liability and an expense is recorded; and if we deliver the flight services to the member prior to receiving the credits, an asset and revenue is recorded. We assess the recoverability of barter credits periodically. Factors considered in evaluating the recoverability include management’s plans with respect to how the advertising or other marketing credits can be used. Any impairment losses are recorded in the consolidated statements of operations during the period in which it is determined. There were no impairments of barter credits identified for the years ended December 31, 2020, 2019 and 2018.
Revenue recognized as a result of nonmonetary transactions was $2.9 million, $3.1 million, and $1.5 million for the years ended December 31, 2020, 2019 and 2018, respectively, while expenses included in sales and marketing in the consolidated statements of operations as a result of the same barter arrangements were $2.8 million, $2.9 million, and $1.0 million, respectively. The balances for flight revenue and advertising or other marketing credits that have yet to be consumed are included in accrued expenses and prepaid expenses and other current assets on the consolidated balance sheets. As of December 31, 2020 and 2019, the accrued expenses associated with these barter transactions was $3.5 million and $3.8 million, respectively, and the prepaid expenses and other current assets were $0 and $0, respectively.
11.
COMMITMENTS AND CONTINGENCIES

Legal Proceedings
We are party to various legal actions arising in the normal course of business. While we do not expect that the ultimate resolution of any of these pending actions will have a material effect on our consolidated results of operations, financial position, or cash flows, litigation is subject to inherent uncertainties. As such, there can be no assurance that any pending legal action, which we currently believe to be immaterial, does not become material in the future.
Purchase Commitments
In July 2013, we entered into an aircraft purchase agreement (the “Aircraft Purchase Agreement”) with Textron Aviation Inc. (“Textron”), formerly known as Beechcraft Corporation, for a firm order of 35 King Air 350i aircraft (the “First Firm Order”). As of December 31, 2019, we had purchased all 35 King Air 350i aircraft under the First Firm Order.
In May 2015, we exercised the first option under the Aircraft Purchase Agreement for an order of 35 additional King Air 350i aircraft (the “Second Firm Order”). As of December 31, 2018, we had purchased 32 of the 35 King Air 350i aircraft under the Second Firm Order. In December 2018, Textron and Wheels Up agreed to cancel the order for the remaining three King Air 350i aircraft under the Second Firm Order.
In September 2015, we entered into an amendment to the Aircraft Purchase Agreement for an additional firm order of five King Air 350i aircraft (the “Additional Firm Order”). As of December 31, 2019, we had purchased all five King Air 350i aircraft under the Additional Firm Order.
The Aircraft Purchase Agreement contains certain exclusivity provisions in our favor that restrict and/or limit Textron’s ability to sell, lease, dispose or otherwise transfer a fleet of three or more King Air aircraft to any competing person or company. The exclusivity provisions expire in May 2021.
Agreements with Third-Party Operators
To ensure compliance with FAA and DOT regulations, we arranged to lease Gama certain of our owned and leased aircraft. Gama was a third-party independent operator through March 2, 2020, which is the date we executed a purchase agreement to acquire their business (see Note 5). The aircraft leased to Gama are operating leases. The leases are arranged on a per aircraft basis and have a term of three to five years. Gama makes fixed monthly payments of $45 thousand per leased King Air 350i aircraft, $30 thousand per leased Citation Excel/XLS aircraft and $28 thousand per leased Citation X aircraft, as well as additional rent payments on a per hour basis on all aircraft covered under the arrangement. Prior to the acquisition of Gama, we recognized the lease payments from Gama as a reduction of cost of revenue in the consolidated statements of operations. Subsequent to the acquisition, the lease payments from Gama are eliminated in consolidation.
In September 2013, we entered into a charter aircraft services agreement with Gama, specific to the operation of our owned King Air 350i aircraft purchased under the 1st Facility and the Amended 1st Facility. Each charter aircraft services agreement is hereinafter referred to as an operator agreement. In June 2014, we entered into a second operator agreement with Gama specific to the operation of our leased Citation Excel/XLS aircraft (as described below). In December 2015, we entered into a third operator agreement with Gama specific to the operation of five aircraft leased by Gama from a related party. The aircraft leased by Gama were purchased by us, using proceeds available under the 2nd Facility, thereby terminating the leases between Gama and the third-party and the related operator agreement. In April 2016, we entered into a fourth operator agreement with Gama specific to the operation of four of our owned King Air 350i aircraft financed under the Aircraft Purchase Agreement. These four aircraft were subsequently refinanced using proceeds available under the 2nd Facility and the related operator agreement was terminated. In May 2016, we entered into a fifth operator agreement with Gama, specific to the operation of our owned King Air 350i aircraft purchased under the 2nd Facility. In June 2017, we entered into a sixth operator agreement with Gama specific to the operation of our owned King Air 350i aircraft purchased under the 3rd Facility. In June 2018, we entered into a seventh operator agreement with Gama specific to the operation of our leased Citation X aircraft.
Pursuant to each operator agreement, Gama provides flight services and operates the aircraft leased to Gama by us for the exclusive benefit of Wheels Up members. We are obligated to utilize Gama for all flight operations on the aircraft covered by the operator agreements. The operator agreements have terms of no less than five years with options to extend the terms for mutually agreed upon time periods. Pursuant to the terms of each operator agreement, we are obligated to provide Gama with minimum guaranteed payments of approximately $15 thousand per aircraft, per month. The guarantee is reduced, on a per aircraft basis, by actual flight hours utilized by us at the standard contractual cost per hour.
Gama invoices us for member flights on a per flight basis. Costs were subject to annual increases starting January 1, 2015 indexed by the Consumer Price Index for All Urban Consumers and applicable taxes. The total amount of fees, net of lease payments from Gama, was $25.7 million, $160.1 million and $163.7 million for the years ended December 31, 2020, 2019 and 2018, respectively, and are included in cost of revenue in the consolidated statements of operations.
8760 Membership Program
In December 2015, we entered into an agreement with a vendor for charter brokerage services, whereby the parties agreed to equally share the revenue and expenses related to selling memberships in a membership program called 8760 (the “8760 Program”). In April 2018, we agreed to terminate the 8760 Program. Our portion of the 8760 Program losses were $1.1 million for the year ended December 31, 2018. We incurred a $0.5 million loss related to the termination, which is included in cost of revenue in the consolidated statement of operations for the year ended December 31, 2019.
Brand Ambassador Program
We enter into various agreements with third-parties in which Wheels Up agrees to provide a specified amount of flight time to certain individuals and in exchange the individuals serve as brand ambassadors for Wheels Up. The ambassador program focuses on athletes and celebrities who are members that receive discounted hourly rates, bonus hours or flight credits for activities designed to promote our brand, which may include wearing a Wheels Up logo, photo and video shoots for commercial and promotional usage, social media posts or hosting and or making appearances at Wheels Up events. As of December 31, 2020 and 2019, respectively, we determined certain commitments to brand ambassadors were not probable of payment and therefore have not recorded an accrual as of each such date. We estimate the aggregate potential future liability under these arrangements is approximately $0.8 million and $0.6 million as of December 31, 2020 and 2019, respectively.
Sales and Use Tax Liability
We regularly provide services to members in various states within the continental United States, which may create sales and use tax nexus via temporary presence, potentially requiring the payment of these taxes. We determined that there is uncertainty as to what constitutes nexus in respective states for a state to levy taxes, fees, and surcharges relating to our activity. For the years ended December 31, 2020, 2019 and 2018, respectively, we estimate the potential exposure to such tax liability to be $6.6 million, $6.0 million, and $4.5 million, the expense for which is included in accrued expenses on the consolidated balance sheets and cost of revenue in the consolidated statements of operations.
12.
LEASES

Leases primarily pertain to certain controlled aircraft, corporate headquarters, and operational facilities, including aircraft hangars, which are all accounted for as operating leases. We sublease the corporate headquarters and aircraft hangar at CVG from Delta. Certain of these operating leases have renewal options to further extend for additional time periods at our discretion.
Our leases do not contain residual value guarantees, covenants, or other associated restrictions. As a result of our acquisition of WUPJ, we have certain variable lease agreements with aircraft owners that contain payment terms based on an hourly lease rate multiplied by the number of flight hours during a month. Variable lease payments are not included in the right-of-use asset and lease liability balances but rather are expensed as incurred. Variable lease payments were $9.5 million for the year ended December 31, 2020.
The components of net lease cost are as follows (in thousands):
	Year Ended December 31,
	2020	2019
Operating lease costs	$19,810	$8,078
Short-term lease costs	17,217	1,853
Less: Sublease income	—	(375)
Total lease costs	$37,027	$9,556
Costs related to leased aircraft and operational facilities were $24.1 million and $7.8 million for the years ended December 31, 2020 and 2019, respectively, and are included in cost of revenue in the consolidated statements of operations. Costs related to leased corporate headquarters and other office space including expenses for non-lease components were $6.5 million and $2.1 million for the years ended December 31, 2020 and 2019, respectively, and are included in general and administrative expense in the consolidated statements of operations.
Under the lease accounting guidance in effect for the year ended December 31, 2018, rent expense included in cost of revenue and general and administrative expense were $6.8 million and $1.9 million, respectively. Rental income resulting from a subleasing arrangement for the year ended December 31, 2018 was $0.5 million.
Supplemental cash flow information related to leases are as follows (in thousands):
	Year Ended December 31,
	2020	2019
Cash paid for amounts included in the measurement of operating lease liabilities:
Operating cash flows paid for operating leases	$19,889	$9,734
Right-of-use assets obtained in exchange for operating lease obligations	$68,152	$126

Supplemental balance sheet information related to leases are as follows:
	2020	2019
Weighted-average remaining lease term (in years):
Operating leases	7.5	2.7
Weighted-average discount rate:
Operating leases	9.5%	9.6%
Maturities of lease liabilities are as follows (in thousands):
Year Ending December 31,	Operating Leases
2021	$22,053
2022	18,620
2023	14,409
2024	7,041
2025	5,056
Thereafter	35,197
Total lease payments	102,376
Less: Imputed interest	(30,160)
Total lease obligations	$72,216

13.
MEMBERS’ EQUITY (DEFICIT)

Pursuant to the Wheels Up Sixth Amended and Restated Limited Liability Company Agreement, which was adopted in January 2020, we are authorized to issue common interests, Class A preferred interests, Class B preferred interests, Class C preferred interests, Class D preferred interests and Class E preferred interests.
Common interests, Class A preferred interests, Class B preferred interests, Class C preferred interests, Class D preferred interests and Class E preferred interests vote together as a single class, except as specifically provided for in the current limited liability company agreement or as otherwise required by law. Common interests designated as profits interests, restricted interests and stock options do not vote.
During 2013 and 2014, we completed closings of Class A preferred interests in which a total of 73,723,250 interests were issued at a price of $1.00 per interest. We received $73.7 million in proceeds from these sales. We did not incur placement agent fees or other offering expenses as part of the sales.
In September 2015, we completed an initial closing of Class B preferred interests in which 23,377,811 interests were issued at a price of $2.84 per interest. In December 2015, we completed a second closing in which 10,645,716 Class B preferred interests were issued at a price of $2.84 per interest. We received $96.6 million in gross proceeds from these sales and $91.9 million in net proceeds after deducting placement agent fees and other offering expenses of $4.7 million. Additionally, during 2016, we issued 26,406 common interests in exchange for services valued at $75 thousand.
In June 2017, we completed an initial closing of Class C preferred interests in which 12,820,513 interests were issued at a price of $3.12 per interest. In September 2017, we completed a second closing in which 24,821,537 Class C preferred interests were issued at a price of $3.12 per interest. We received $117.4 million in gross proceeds from these sales and $114.1 million in net proceeds after deducting placement agent fees and other offering expenses of $3.3 million.
In May 2019, we completed an initial closing of Class D preferred interests in which 22,270,112 interests were issued at a price of $3.48 per interest. In August 2019, we completed a second closing in which 14,639,247 Class D preferred interests were issued at a price of $3.48 per interest. We received $128.2 million in gross proceeds from these sales and $125.2 million in net proceeds after deducting placement agent fees and other offering expenses of $3.0 million. Additionally, during 2019, 2,011,495 common interests were issued at a price of $1.90 per interest as part of the acquisition of Avianis.

In January 2020, 112,949,305 Class E preferred interests were issued at a price of $3.78 per interest as part of the acquisition of WUPJ. In March 2020, 1,724,138 common interests were issued at a price of $2.98 per interest as part of the acquisition of Gama (see Note 5).
As of December 31, 2020 and 2019, there were 179,515,804 and 143,749,364 common interests authorized, respectively. Of the common interests authorized as of December 31, 2020 and 2019, 63,022,077 and 45,313,327, respectively, have been designated as profits interests, and 10,126,963 and 9,386,963, respectively, have been designated as restricted interests issued and outstanding pursuant to a management incentive plan. As of December 31, 2020 and 2019, an entity in which the chief executive officer retains voting control held 59,500,000 common interests.
As of December 31, 2020 and 2019, there were 73,723,250 Class A preferred interests authorized. As of December 31, 2020 and 2019, there were 34,023,527 Class B preferred interests authorized. As of December 31, 2020 and 2019, there were 37,642,050 Class C preferred interests authorized. As of December 31, 2020 and 2019, there were 36,909,359 Class D preferred interests authorized. As of December 31, 2020 and 2019, there were 112,949,305 and 0 Class E preferred interests authorized, respectively.
Members are not personally liable for any debt or obligation of Wheels Up and they are not required to make additional capital contributions in excess of their respective initial capital contribution. Members are not required to cure any deficit balance in such member’s capital account.
The business and affairs of Wheels Up are managed by a board of directors. The common interests are entitled to appoint two directors (the “Common Directors”) and the Common Directors name an independent director. A fourth director is appointed by an individual that is a member of an investment group that invested in Class A preferred interests (the “Class A Preferred Director”). The Class A Preferred Director proposes a fifth director that is independent and reasonably acceptable to T. Rowe Price Group, Inc. (“T. Rowe Price”), the lead institutional investor in the Class B preferred interests. The sixth director is an independent director that is mutually acceptable to the Common Directors and T. Rowe Price. The seventh and eighth directors are appointed by Delta. The ability to appoint directors is contingent upon minimum ownership levels being maintained as dictated by the current limited liability company agreement. As of December 31, 2020, the board consisted of eight directors.
Non-liquidating distributions are allocated whereby amounts will be distributed first, to Class A preferred interests, Class B preferred interests, Class C preferred interests, Class D preferred interests and Class E preferred interests at a rate as designated in the current limited liability company agreement on a weighted pro rata based on their relative capital contributions and to the common interests at a rate as designated in the current limited liability company agreement until cumulative distributions have been made in respect of each Class A preferred interests, Class B preferred interests, Class C preferred interests, Class D preferred interests and Class E preferred interests in an amount equal to their liquidation preferences; second, to the common interests until the total cumulative distributions including those received in the first instance are equal to the amount received by the Class A preferred interests; third, to the Class A preferred interests and common interests until cumulative distributions are equal to the distribution received by the Class B preferred interests; and fourth, to all Class A preferred interests, Class B preferred interests and common interests in accordance with their respective ownership percentages.
A liquidation preference exists such that upon a liquidation or change of control, Wheels Up assets will be distributed first, to the Class A preferred interests, Class B preferred interests, Class C preferred interests, Class D preferred interests and Class E preferred interests on a weighted pro rata basis until an amount equal to the capital contributed per interest is distributed, after taking into account any prior non-liquidating distributions; second, to the common interests pro rata until cumulative distributions per interest equal the distributions made to the Class A preferred interests, after taking into account any prior non-liquidating distributions; third, to the Class A preferred interests and common interests pro rata based on their percentage ownership thereof, until such cumulative distributions per interest equals the cumulative distributions made in respect of the Class B preferred interests, after taking into account any prior non-liquidating distributions; and fourth, to the Class A preferred interests, Class B preferred interests and common interests pro rata based on their percentage ownership thereof. Class A preferred interests and Class B preferred interests have customary, weighted-average, anti-dilution protection in respect to subsequent capital raises. The holders of two thirds of the combined Class A preferred interests and Class B preferred interests have the right to demand an initial public offering on or after May 11, 2021.
14.
EQUITY-BASED COMPENSATION

Wheels Up limited liability company agreement has historically allowed for the issuance of equity interests of Wheels Up to its employees. Currently, we have nine equity-based employee compensation plans, the Wheels Up Partners Holdings LLC Equity Incentive Plan (“MIP Plan”), the Wheels Up Partners Holdings LLC Equity Incentive Plan II (“MIP Plan II”), the Wheels Up Partners Holdings LLC Equity Incentive Plan III (“MIP Plan III”), the Wheels Up Partners Holdings LLC Equity Incentive Plan IV (“MIP Plan IV”), the Wheels Up Partners Holdings LLC Equity Incentive Plan V (“MIP Plan V”), the Wheels Up Partners Holdings LLC Equity Incentive Plan VI (“MIP Plan VI”), the Wheels Up Partners Holdings LLC Equity Incentive Plan VII (“MIP Plan VII”) and the Wheels Up Partners Holdings LLC Equity Incentive Plan VIII (“MIP Plan VIII”), which is the management incentive plan and Wheels Up Partners Holdings LLC Option Plan, which is the stock option plan. No further grants can be made under MIP Plan, MIP Plan II, MIP Plan III, MIP Plan IV, MIP Plan V, MIP Plan VI, and MIP Plan VII. There is an aggregate of 18.2 million shares authorized for issuance under MIP Plan VIII. As of December 31, 2020, there are no shares available for future issuance.
Management Incentive Plan
In March 2014, we established a management incentive plan, which provides for the issuance of profits interests, restricted or unrestricted, to employees, consultants and other qualified persons. As of December 31, 2020, the board of directors had authorized various issuances at various dates of up to an aggregate of approximately 68.0 million profits interests under the management incentive plan. The issuance of profits interests dilutes the ownership of each class of common and preferred interest holders above the participation threshold value at which the said interest holders were granted.
Wheels Up employees, consultants, and other qualified persons were granted profits interests in Wheels Up MIP LLC (“MIP LLC”) in each year between 2014 and 2020, excluding 2017. MIP LLC is a special purpose entity formed specifically to issue profits interests and to allow qualified individuals to share in the income and equity growth of Wheels Up. Each time MIP LLC issues a profits interest to a qualified individual, we issue a related profits interest in Wheels Up to MIP LLC so that the value of each MIP LLC profits interest mirrors that of its related Wheels Up profits interest. The related Wheels Up interests in MIP LLC consist of common interests in Wheels Up that have been designated as profits interests, so that the MIP LLC interest holders share in the growth of Wheels Up along with our common and preferred interest holders.
Holders of the profits interests have the right to participate in distributions attributable to the income and growth of Wheels Up above a value at various participation thresholds based on the fair market value of the interests on the date of grant as determined by the board of directors. Generally, the profits interests granted vest over a four-year service period, though vesting may be determined by the board of directors on a grant-by-grant basis.

The following table summarizes the profits interests authorized and issued in MIP LLC and the related participation thresholds (in thousands):
Grant Date	Participation Threshold	Authorized and Issued Profits Interests
November 3, 2014	$133,233	8,000
May 18, 2015	185,000	1,523
September 11, 2015	350,000	7,000
December 22, 2016	521,637	15,250
April 17, 2018	692,500	3,920
May 21, 2018	692,500	1,000
October 23, 2018	692,500	4,769
April 30, 2019	692,500	3,988
October 4, 2019	756,000	250
December 11, 2019	884,445	3,725
April 29, 2020	1,323,174	15,227
November 25, 2020	1,500,000	2,985
December 31, 2020	1,597,729	400
		68,037
In December 2019, under MIP Plan VII, certain members of the Wheels Up senior executive team were granted 9.4 million restricted interests in Wheels Up MIP RI LLC (“MIP RI LLC”). In November 2020, under MIP Plan VIII, there was an additional grant to certain Wheels Up senior executives of 0.7 million restricted interests. As of December 31, 2020, the aggregate number of restricted interests authorized and issued in MIP RI LLC by the board of directors under the management incentive plan was 10.1 million. MIP RI LLC is a special purpose entity formed specifically to issue restricted interests and to allow qualified individuals to share in the income and equity growth of Wheels Up. Each time MIP RI LLC issues a restricted interest to a qualified individual, we issue a related restricted interest in Wheels Up to MIP RI LLC so that the value of each MIP RI LLC restricted interest mirrors that of its related Wheels Up restricted interest. The related Wheels Up interests in MIP RI LLC consist of common interests in Wheels Up that have been designated as restricted interests, so that the MIP RI LLC interest holders share in the growth of Wheels Up along with our common and preferred interest holders.
Holders of the restricted interests have the right to participate in distributions attributable to the income and growth of Wheels Up. The purchase price of the restricted interests is $0 and there is no participation threshold. The restricted interests granted vest when both of the following conditions exist: (i) ratably over a four-year service period and (ii) upon the first to occur of (A) a change of control and (B) the later to occur of (1) six months after an initial public offering and (2) 30 days after the expiration of any applicable lock-up period in connection with an initial public offering. The ability for restricted interests to also vest if Wheels Up has an initial public offering is different from stock options and profits interests. The board of directors has determined that for purposes of vesting of the restricted interests, an initial public offering would include the consummation of a transaction with a publicly listed and traded special-purpose acquisition company following which the equity interests of Wheels Up would become listed on a stock exchange or otherwise become publicly traded.
Stock Option Plan
In December 2016, we established a stock option plan, which provides for the issuance of stock options to purchase common interests in Wheels Up at an exercise price based on the fair market value of the interests on the date of grant as established by the board of directors. Generally, stock options granted vest over a four-year service period and expire on the tenth anniversary of the grant date. As of December 31, 2020, the number of stock options authorized and issued in aggregate by the board of directors under the stock option plan was 38.1 million.

Fair Value Estimates
We estimate fair value to measure compensation cost of the profits interests, restricted interests, and stock options on the date of grant using techniques that are considered to be consistent with the objective of measuring fair value. In selecting the appropriate technique, management considers, among other factors, the nature of the instrument, the market risks that it embodies, and the expected means of settlement. We generally use the Black Scholes option-pricing model, that embodies all of the requisite assumptions, including expected trading volatility, expected term, risk-free interest rate, and expected dividend yield, necessary to fair value an award.
Estimating fair values of the profits interests, restricted interests and stock options requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external factors. In addition, option-pricing models are highly volatile and sensitive to changes.
The following table summarizes the profits interests activity under the Wheels Up management incentive plan as of December 31, 2020:
	Number of Profits Interests	Weighted- Average Grant Date Fair Value
	(in thousands)
Outstanding profits interests as of January 1, 2020	45,313	$0.19
Changes during the year:
Granted	18,612	0.19
Expired/forfeited	(903)	0.20
Outstanding profits interests as of December 31, 2020	63,022	$0.19
The weighted-average remaining contractual term as of December 31, 2020 for profits interests outstanding was approximately 6.9 years.
The following table summarizes the status of non-vested profits interests as of December 31, 2020:
	Number of Profits Interests	Weighted- Average Grant Date Fair Value
	(in thousands)
Non-vested profits interests as of January 1, 2020	16,294	$0.06
Granted	18,612	0.19
Vested	(6,609)	0.10
Forfeited	(903)	0.20
Non-vested profits interests as of December 31, 2020	27,394	$0.13
The total unrecognized compensation cost related to non-vested profits interests was $3.3 million as of December 31, 2020 and is expected to be recognized over a weighted-average period of 3.4 years. The weighted-average grant date fair value of profits interests granted was $0.19, $0.03, and $0.02 for the years ended December 31, 2020, 2019 and 2018, respectively. The total fair value of vested profits interests amounted to $0.7 million, $1.0 million, and $1.3 million for the years ended December 31, 2020, 2019 and 2018, respectively.

The following table summarizes the restricted interests activity under the Wheels Up management incentive plan as of December 31, 2020:
	Number of Restricted Interests	Weighted- Average Grant Date Fair Value
	(in thousands)
Outstanding restricted interests as of January 1, 2020	9,387	$1.80
Changes during the year:
Granted	740	2.25
Expired/forfeited	—	—
Outstanding restricted interests as of December 31, 2020	10,127	$1.83
The weighted-average remaining contractual term as of December 31, 2020 for restricted interests outstanding was approximately 9.0 years.
The following table summarizes the status of non-vested restricted interests as of December 31, 2020:
	Number of Restricted Interests	Weighted- Average Grant Date Fair Value
	(in thousands)
Non-vested restricted interests as of January 1, 2020	9,387	$1.80
Granted	740	2.25
Vested	—	—
Forfeited	—	—
Non-vested restricted interests as of December 31, 2020	10,127	$1.83
The total unrecognized compensation cost related to non-vested restricted interests was $18.6 million as of December 31, 2020. The weighted-average grant date fair value of restricted interests granted was $2.25, $1.80 and $0 for the years ended December 31, 2020, 2019 and 2018, respectively. The total fair value of vested restricted interests amounted to $0 for each of the years ended December 31, 2020, 2019 and 2018. Restricted interests are time and performance-based awards that vest with a change in control or initial public offering. We determined the performance condition for these awards is not probable of being achieved until a change in control or initial public offering actually occurs. As a result, we have not recorded any compensation cost related to restricted interests.
The following table summarizes the activity under the Wheels Up stock option plan as of December 31, 2020:
	Number of Stock Options	Weighted- Average Exercise Price	Weighted- Average Grant Date Fair Value
	(in thousands)
Outstanding stock options as of January 1, 2020	21,910	$3.31	$0.32
Changes during the year:
Granted	14,740	3.65	0.84
Exercised	—	—	—
Expired/forfeited	(1,421)	3.13	0.29
Outstanding stock options as of December 31, 2020	35,229	$3.46	$0.54
Exercisable stock options as of December 31, 2020	9,453	$3.25	$0.32
The aggregate intrinsic value as of December 31, 2020 for stock options that were outstanding and exercisable was $0.

The weighted-average remaining contractual term as of December 31, 2020 for stock options that were outstanding and exercisable was approximately 8.8 years and 7.5 years, respectively.
The following table summarizes the status of non-vested stock options as of December 31, 2020:
	Number of Stock Options	Weighted- Average Grant Date Fair Value
	(in thousands)
Non-vested stock options as of January 1, 2020	15,454	$0.33
Granted	14,740	0.84
Vested	(4,933)	0.36
Forfeited	(1,421)	0.29
Non-vested stock options as of December 31, 2020	23,840	$0.64
The total unrecognized compensation cost related to non-vested stock options was $14.7 million as of December 31, 2020 and is expected to be recognized over a weighted-average period of 3.6 years. The weighted-average grant date fair value of stock options granted was $0.84, $0.36, and $0.27 for the years ended December 31, 2020, 2019 and 2018, respectively. The total fair value of stock options vested approximated $1.8 million, $0.9 million, and $0.8 million for the years ended December 31, 2020, 2019 and 2018, respectively.
The following table summarizes the significant assumptions used in the Black Scholes option-pricing model to estimate the fair value on the date of grant:
	2020	2019	2018
Expected term (in years)	7	7	7
Expected volatility	44% – 47%	32% – 35%	32%
Weighted-average volatility	46%	35%	32%
Risk-free rate	0.4% – 0.7%	1.4% – 2.8%	2.8%
Expected dividend rate	0%	0%	0%
The profits interests, restricted interests and stock options valuation was determined using Level 3 inputs. The expected seven-year term was estimated using the midpoint of the four-year service period and the ten-year contractual term of the awards, due to our non-public company history. As our common interests are not actively traded, expected volatility was estimated based on the historical volatilities of publicly traded companies within the airline industry and certain comparable travel technology companies. We use the published yields for zero-coupon U.S. Treasury notes to determine the risk-free interest rate. The expected dividend yield is zero as we have never paid and do not currently anticipate paying any cash dividends.
The exercise price is based on the stated participation threshold for the profits interests and not less than the fair value of the award on the date of grant. Application of alternative assumptions could produce significantly different estimates of the fair value of equity-based compensation and consequently, the related amounts recognized in the consolidated statements of operations.
Compensation expense for profits interests recognized in the consolidated statements of operations was $1.1 million, $0.9 million, and $1.3 million for the years ended December 31, 2020, 2019 and 2018, respectively. Compensation expense for restricted interests recognized in the consolidated statements of operations was $0 for each of the years ended December 31, 2020, 2019 and 2018. Compensation expense for stock options recognized in the consolidated statements of operations was $2.2 million, $1.0 million, and $1.0 million for the years ended December 31, 2020, 2019 and 2018, respectively.

The following table summarizes equity-based compensation expense recognized by consolidated statement of operations line item (in thousands):
	Year Ended December 31,
	2020	2019	2018
Cost of revenue	$293	$455	$240
Technology and development	445	449	237
Sales and marketing	1,055	723	1,147
General and administrative	1,549	255	665
Total equity-based compensation expense	$3,342	$1,882	$2,289

15.
RELATED PARTIES

We engage in transactions with certain equity investors who are also members, ambassadors or customers. Such transactions primarily relate to their membership in the Wheels Up program, flights, and flight-related services.
We also paid amounts for equity placement and debt advisory fees to an investor that is a Class A preferred interest, Class B preferred interest and Class C preferred interest holder. The equity placement fees were incurred in connection with the 2016 Class B preferred interest and 2017 Class C preferred interest equity raises and were recorded as a reduction of the proceeds in the members’ equity (deficit) section of the consolidated balance sheets. Debt advisory fees related to credit facilities were capitalized as deferred financing costs and amortized over the term of each respective borrowed amount. As of December 31, 2020 and 2019, a Class A preferred interest, Class B preferred interest and Class C preferred interest investor held a portion of the debt outstanding under our credit facilities.
Amounts included on the consolidated balance sheets and in the consolidated statements of operations with respect to these equity investor transactions are as follows (in thousands):
	Year Ended December 31,
	2020	2019	2018
Revenue derived from equity investors	$14,939	$18,332	$18,541
Deferred revenue from equity investors	$14,132	$10,994	$11,044
Accounts receivable due from equity investors	$3,881	$2,071	$1,135
During 2020, we recorded expenses in cost of revenue of $4.2 million from transactions related to a commercial cooperation agreement with Delta, our Class E preferred interest investor of which $3.0 million is included in accrued expenses on the consolidated balance sheet as of December 31, 2020. In addition, we provided $2.1 million of flights to certain persons currently and previously affiliated with Delta at a discount to our retail pricing. Delta provided Wheels Up pilots airfare for business travel at no cost during the year.
We incurred expenses of $0.1 million for each of the years ended December 31, 2020, 2019 and 2018, with the company of a Class A preferred interest investor for consultation services on employee benefits. We incurred expenses of $0.1 million for each of the years ended December 31, 2020, 2019 and 2018, with a company in which a Wheels Up executive and a member of the board of directors holds an ownership interest. During 2020, we incurred expenses of $0.2 million for an immediate family member of a Wheels Up executive and a member of the board of directors that was hired as a full-time employee.
During 2018, we provided a member of the board of directors with flight hours in exchange for consulting services as part of a consulting agreement that terminated on December 15, 2018. We paid a consulting service fee in the amount of $0.3 million for the year ended December 31, 2018 to a member of the board of directors, pursuant to a consulting agreement that terminated on December 31, 2018.
Employee Loans Receivable
In January 2016, a senior executive of Wheels Up borrowed $5.0 million from Wheels Up. In August 2016, another employee of Wheels Up borrowed $13 thousand from Wheels Up. Each borrower executed an interest bearing secured promissory note with a maturity date of January 17, 2025, and February 15, 2019, respectively. The interest rates on the loans are 1.81% per annum and 0.56% per annum, respectively, which are payable upon the maturity date. Interest income from employee loans of $0.1 million is included in interest income in the consolidated statements of operations for the years ended December 31, 2020, 2019 and 2018, respectively. The August 2016 employee loan was fully repaid in February 2019.
Based on our anticipation that the board of directors will decide to ultimately forgive the senior executive loan, during the year ended December 31, 2020, we recorded a full reserve on the amount outstanding. The $5.4 million reserve is recorded within employee loans receivable on the consolidated balance sheet and in general and administrative expense in the consolidated statement of operations.
As of December 31, 2020, a Gama senior executive had borrowed $0.1 million that was fully repaid in January 2021.
16.
EMPLOYEE BENEFIT PLAN

We sponsor the Wheels Up Partners LLC Retirement Savings Plan (the “Savings Plan”). The Savings Plan qualifies for the deferral of employee compensation under section 401(k) of the Internal Revenue Code and provides for a discretionary employer match. Under the Savings Plan, participating employees may contribute eligible compensation not to exceed the limit of elective deferrals as defined by the applicable regulations. During 2020, we started making matching contributions and the match was 50% per dollar of participant deferral, up to 6% of the total compensation for each participant. Our contribution vests with the employee after the employee completes three years of service. Employer-funded 401(k) contribution expense was $3.2 million for the year ended December 31, 2020. We did not make any matching contributions to the Savings Plan for the years ended December 31, 2019 and 2018.
17.
SUBSEQUENT EVENTS

We evaluated events occurring subsequent to December 31, 2020, through March 5, 2021, the date on which the consolidated financial statements were available to be issued, for potential recognition and disclosure in the consolidated financial statements. The following summarizes the subsequent events that require disclosure:
As of January 1, 2021, we maintain employee health insurance coverage on a self-insured basis. Prior to January 1, 2021, we maintained such coverage on a fully-insured basis.
On January 5, 2021, we executed an equity purchase agreement to acquire Mountain Aviation, LLC (“Mountain Aviation”) for a total purchase price of 8,620,690 Wheels Up common interests and $10.0 million in cash. In addition, there is a potential incremental cash earn-out of up to $15.0 million based on achieving certain financial performance metrics in specified business lines, which would be payable in the second quarter of 2023 to the extent achieved. Mountain Aviation adds to our Super-Midsize jet fleet and operations, provides full-service in-house maintenance capabilities, expands our presence in the Western United States and enhances our on-demand transcontinental charter flight capabilities. This acquisition will be accounted for as a business combination, and given the recent date of the acquisition, we have not finalized the determination of the fair value of the assets acquired and liabilities assumed.
On February 1, 2021, Wheels Up entered into a merger agreement with a special purpose acquisition company called Aspirational Consumer Lifestyle Corp. Upon completion of the merger, which is expected to occur in the second quarter of 2021, Wheels Up will be the operating company and our stock will trade publicly.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
Board of Directors
Wheels Up
We have audited the accompanying financial statements of Delta Private Jets, Inc. (a Kentucky corporation), which comprise the balance sheet as of December 31, 2019, and the related statements of operations, shareholder’s equity, and cash flows for the year then ended, and the related notes to the financial statements.
Management’s responsibility for the financial statements
Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Delta Private Jets, Inc. as of December 31, 2019, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.
/s/ GRANT THORNTON LLP
Cincinnati, Ohio
January 29, 2021

DELTA PRIVATE JETS, INC.
BALANCE SHEET
(in thousands, except share data)	December 31, 2019
ASSETS
Current assets:
Cash	$32,949
Note receivable due from parent	205,000
Accounts receivable	6,864
Parts and supplies inventories	2,744
Prepaid expenses and other current assets	5,313
Total current assets	252,870
Property and equipment, net	3,680
Operating lease right-of-use assets	26,712
Total assets	$283,262
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Accounts payable	$7,384
Accrued taxes	9,462
Accrued expenses and other	4,161
Deferred revenue, current	136,554
Operating lease liabilities, current	8,525
Total current liabilities	166,086
Deferred revenue, non-current	52,946
Operating lease liabilities, non-current	18,234
Total liabilities	237,266
Commitments and contingencies (Note 6)
Common shares, no par value (500 shares authorized and 250 shares issued)	—
Additional paid-in-capital	79,565
Accumulated deficit	(43,526)
Net parent investment	9,957
Total shareholder’s equity	45,996
Total liabilities and shareholder’s equity	$283,262
The accompanying notes are an integral part of this financial statement.

DELTA PRIVATE JETS, INC.
STATEMENT OF OPERATIONS
(in thousands)	Year Ended December 31, 2019
Revenue:
Net revenue	$228,375
Costs and expenses:
Cost of revenue	224,128
Sales and marketing	6,604
Technology	2,057
General and administrative	7,125
Depreciation and amortization	616
Total costs and expenses	240,530
Loss from operations	(12,155)
Other income – interest	7,802
Loss before income taxes	(4,353)
Income tax expense	5,934
Net loss	$(10,287)
The accompanying notes are an integral part of this financial statement.

DELTA PRIVATE JETS, INC.
STATEMENT OF SHAREHOLDER’S EQUITY
	Common Shares		Additional Paid-In Capital	Accumulated Deficit	Net Parent Investment
(in thousands, except share data)	Shares	Amount				Total
Balance as of December 31, 2018	250	$—	$79,565	$(33,239)	$—	$46,326
Net loss	—	—	—	(10,287)	—	(10,287)
Net parent investment	—	—	—	—	9,957	9,957
Balance as of December 31, 2019	250	$—	$79,565	$(43,526)	$9,957	$45,996
The accompanying notes are an integral part of this financial statement.

DELTA PRIVATE JETS, INC.
STATEMENT OF CASH FLOWS
(in thousands)	Year Ended December 31, 2019
OPERATING ACTIVITIES:
Net loss	$(10,287)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	616
Changes in operating assets and liabilities:
Increase in accounts receivable	(1,354)
Decrease in parts and supplies inventories	71
Increase in prepaid expenses and other current assets	(590)
Increase in operating lease liabilities, net	48
Decrease in accounts payable	(2,621)
Increase in accrued taxes	6,191
Increase in accrued expenses and other	145
Increase in deferred revenue	3,600
Net cash used in operating activities	(4,181)
INVESTING ACTIVITIES:
Purchases of property and equipment	(408)
Capitalized software development costs	(328)
Net cash used in investing activities	(736)
FINANCING ACTIVITIES:
Net parent investment	9,957
Net cash provided by financing activities	9,957
NET INCREASE IN CASH AND CASH EQUIVALENTS	5,040
CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD	27,909
CASH AND CASH EQUIVALENTS END OF PERIOD	$32,949
The accompanying notes are an integral part of this financial statement.

1.
ORGANIZATION AND OPERATIONS

The financial statements represent the historical accounts of Delta Private Jets, Inc. (DPJ or the Company), an indirect wholly-owned subsidiary of Delta Air Lines, Inc. (Delta or the Parent). DPJ provides aircraft charter services, aircraft management, and distinctive products and services, including the Delta Private Jets Card (Jet Card) and Sky Access membership. DPJ does not own any of the aircraft used in flight operations. The Company’s fleet is comprised of aircraft subject to agreements with owners. DPJ determined certain of the owner agreements are leases. DPJ is a fixed-base operator (FBO) at the Cincinnati/Northern Kentucky International Airport (CVG). The Company also operates tech service centers located at CVG and the Fort Lauderdale-Hollywood International Airport (FLL), which provide comprehensive maintenance, repair, and overhaul (MRO) facilities and services for aircraft operated by DPJ and third-parties. On January 17, 2020, Delta entered into a definitive acquisition agreement with Wheels Up Partners Holdings LLC (together with its consolidated subsidiaries, Wheels Up), where Wheels Up acquired the DPJ business from Delta (see Note 10).
2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
Throughout the period included in these financial statements, DPJ operated as part of Delta and not as a separate stand-alone entity. The financial statements and accompanying notes of DPJ have been prepared from the consolidated financial statements and accounting records of Delta to represent the financial position and performance of DPJ as if it had existed on a stand-alone basis in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP).
These financial statements include all assets, liabilities, revenue and certain expenses that were specifically identifiable or attributable to DPJ. Transactions and balances between Delta and its subsidiaries and DPJ are reflected as related party transactions. The total net effect of the settlement of these intercompany transactions is reflected in the statement of cash flows as a financing activity and in the statement of shareholder’s equity as a net parent investment.
These financial statements include an allocation of expenses related to certain Delta shared service activities and corporate functions, including executive management, legal, human resources, tax, information technology, professional services, compliance, insurance, procurement and facilities. These expenses have been charged to DPJ primarily on the basis of direct usage. Delta’s management considers the expense allocation methodology and results to be a reasonable reflection of the utilization of services or the benefit received. However, these allocations may not be indicative of the actual expenses that would have been incurred if DPJ operated as an independent company or the costs DPJ will incur in the future (see Note 5).
Delta maintains employee benefit and incentive-based compensation programs at a corporate level. Certain employees at DPJ historically participated in those programs, and as such, DPJ was charged a portion of the expenses associated with these programs. However, the balance sheet does not include any amounts related to the incentive-based compensation programs. Any benefit plan liabilities that are DPJ’s direct obligation, such as certain performance-based bonus plans, are reflected in the balance sheet, as well as within DPJ’s costs and expenses (see Note 9).
Use of Estimates
Preparing the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates include, but are not limited to, allocation of expenses, the useful lives of property and equipment, the estimated life of customer relationships, the determination of the allowance for doubtful accounts, income taxes, impairment assessments, and the incremental borrowing rate for leases.
Cash and Cash Equivalents
Cash equivalents consist of highly liquid investments that are readily convertible into cash. DPJ considers securities with initial maturities of three months or less, when purchased, to be cash equivalents. There were no cash equivalents held as of December 31, 2019.

Accounts Receivable
Accounts receivable consists of contractual amounts DPJ expects to collect from customers primarily related to the sale of Sky Access memberships, flights, ground services, and aircraft management fees, including amounts currently due from credit card companies. DPJ records accounts receivable at the original invoiced amount. DPJ monitors exposure for losses and establishes an allowance for doubtful accounts for any receivables that may be uncollectible. DPJ estimates uncollectible receivables based on the receivables’ age, customer credit-worthiness, past transaction history with the customer, changes in customer payment terms, and the condition of the general economy and the industry as a whole. When it is determined that the amounts are not recoverable, the receivable is written off against the allowance. As of December 31, 2019, there was no allowance for doubtful accounts.
Parts and Supplies Inventories
Inventories are used in operations and are not for sale. Inventories are comprised of spare aircraft parts, materials, and supplies, which are valued at the lower of cost or net realizable value. Cost of inventories are determined using the first-in, first-out method. DPJ determines, based on the evidence that exists, whether or not it is appropriate to maintain a reserve for excess and obsolete inventory. The reserve is based on historical experience related to the disposal of inventory due to damage, physical deterioration, obsolescence or other causes. As of December 31, 2019, there was no reserve. Storage costs and indirect administrative overhead costs related to inventories are expensed as incurred.
Property and Equipment
Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization for all property and equipment are calculated using the straight-line method over the estimated useful lives of the related assets. Expenditures that increase the value or productive capacity of assets are capitalized, and repairs and maintenance are expensed as incurred. The estimated useful lives of property and equipment are principally as follows: computer equipment — three years, furniture and fixtures — five years, tooling and rotables — 10 years, and vehicles — five years. Leasehold improvements are amortized over the shorter of either the estimated useful life of the asset or the remaining term of the lease (see Note 3).
Software Development Costs
DPJ incurs costs related to developing a website, mobile application and other internal use software. The amounts capitalized include materials, employees’ payroll and payroll-related costs directly associated with the development activities, as well as external direct costs of services used in developing the software. DPJ amortizes capitalized costs using the straight-line method over the estimated useful life, which is currently three years, beginning when the software is ready for its intended use. Costs incurred during the preliminary project and post-implementation stages are expensed as incurred. DPJ performs periodic reviews to ensure that unamortized software development costs remain recoverable from future revenue (see Note 3).
Leases
DPJ determines if an arrangement is a lease at inception on an individual contract basis. Operating leases are included in operating lease right-of-use assets, operating lease liabilities, current, and operating lease liabilities, non-current on the balance sheet. Operating lease right-of-use assets represent the right to use an underlying asset for the lease term and operating lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease right-of-use assets and operating lease liabilities are recognized at commencement date based on the present value of the future minimum lease payments over the lease term. The interest rate implicit in the DPJ leases is not readily determinable to discount the lease payments. As a result, for all leases DPJ uses an incremental borrowing rate that is based on the Delta estimated rate of interest for a collateralized borrowing of a similar asset, using a similar term as the lease payments at the commencement date.
The operating lease right-of-use assets and operating lease liabilities include any lease payments made, including any variable amounts that are based on an index or rate, and exclude lease incentives. Variability that is not due to an index or rate, such as payments made based on hourly rates, are excluded from the lease liability. Lease terms may include options to extend or terminate the lease. Renewal option periods are included within the lease term and the associated payments are recognized in the measurement of the operating right-of-use asset and operating lease liability when they are at the discretion of DPJ and considered reasonably certain of being exercised. Lease expense for lease payments is recognized on a straight-line basis over the lease term.
DPJ has elected the practical expedient not to recognize leases with an initial term of 12 months or less on the balance sheet and lease expense is recognized on a straight-line basis over the term of the short-term lease. For real estate leases, DPJ has elected the practical expedient to account for both the lease and non-lease components as a single lease component and not allocate the consideration in the contract. Certain real estate leases contain fixed lease payments that include real estate taxes, common area maintenance, and insurance. These fixed payments are considered part of the lease payment and included in the operating lease right-of-use assets and operating lease liabilities. For non-real estate leases, including aircraft, DPJ has separated the lease and non-lease components. The non-lease components of aircraft leases are typically for maintenance services and insurance that are expensed as incurred (see Note 7).
Impairment of Long-Lived Assets
Long-lived assets consist of property, and equipment, and operating lease right-of-use assets. DPJ reviews the carrying value of long-lived assets for impairment when events and circumstances indicate that the carrying value may not be recoverable based on the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of the assets. There were no impairments of long-lived assets identified in 2019.
Concentration of Credit Risk
Financial instruments that may potentially expose DPJ to concentrations of credit risk primarily consist of cash and receivables. DPJ sweeps cash to Delta or places it with high credit quality financial institutions. Accounts are guaranteed by the Federal Deposit Insurance Corporation up to certain limits, and these deposits, at times may exceed the federally insured limits. DPJ has not experienced any losses in such accounts.
Accounts receivable are spread over many customers. DPJ monitors customer credit quality on an ongoing basis and maintains reserves for estimated credit losses.
There were no customers that accounted for 10% or more of net revenue in 2019. There were no customers that accounted for 10% or more of accounts receivable as of December 31, 2019.
Aircraft Maintenance and Repair
Regular maintenance for aircraft are expensed as incurred unless covered by a third-party, long-term flight hour service agreement. DPJ has separate service agreements in place covering scheduled and unscheduled repairs of certain aircraft components, as well as the engines in the fleet. Certain of these agreements require monthly payments at rates based either on the number of cycles each aircraft was operated during each month or the number of flight hours each engine was operated during each month, subject to annual escalations. These power-by-the-hour agreements transfer certain risks, including cost risks, to the third-party service providers. They generally fix the amount paid per flight hour or number of cycles in exchange for maintenance and repairs under a predefined maintenance program, which are representative of the time and materials that would be consumed. These costs are expensed as the related flight hours or cycles are incurred.

Revenue
DPJ determines revenue recognition through the following steps:
•
Identification of the contract, or contracts, with a customer

•
Identification of the performance obligations in the contract

•
Determination of the transaction price

•
Allocation of the transaction price to the performance obligations in the contract

•
Recognition of revenue when, or as, the performance obligation is satisfied

Revenue is derived from a variety of sources including, but not limited to, (i) Jet Cards and Flights, (ii) Sky Access memberships, (iii) ground services, and (iv) aircraft management. Contracts are signed by each customer that set forth the terms and conditions for the provision of services. DPJ accounts for a contract when both parties have approved and are committed to perform their obligations, the rights of the parties are identified, payment terms are identified, the contract has commercial substance, and collectability of consideration is probable.
Deferred revenue is an obligation to transfer services to a customer for which DPJ has already received consideration. Upon receipt of a prepayment from a customer for all or a portion of the transaction price, DPJ initially recognizes a contract liability. The contract liability is settled, and revenue is recognized, when DPJ satisfies its performance obligation to the customer at a future date.
U.S. GAAP requires DPJ to evaluate whether there is a promise to transfer services to the customer, as the principal, or to arrange for services to be provided by another party, as the agent, using a control model. Based on evaluation of the U.S. GAAP control model, it was determined that DPJ acts as the principal rather than the agent within all revenue arrangements, other than as the intermediary for travel on Delta and when managed aircraft owners charter their own aircraft. If DPJ has primary responsibility to fulfill the obligation then the revenue and associated costs are reported on a gross basis within the statement of operations.
Revenue is recorded net of discounts on standard pricing and concessions.
DPJ has elected the practical expedient to exclude amounts collected for all sales and other similar taxes in the measurement of the transaction price.
(i)
Jet Cards and Flights

DPJ sells Jet Cards, which allows a customer to pre-purchase dollar-denominated credits at agreement inception that are redeemed for future flights, are refundable for a termination fee, and are generally effective for a term of 24 months. Customers can also reload funds on their Jet Card periodically throughout the term. The Jet Card values are purchased at tiered dollar amounts and entitle customers to all-inclusive hourly pricing and guaranteed flight availability. Additionally, funds can be used to purchase commercial flights on Delta. DPJ, acting in the capacity of an agent, charges the customer a ticketing fee to use their commingled funds on a flight provided by Delta which is recorded on a net basis at the time of booking. There is no membership fee associated with the Jet Card. Jet Card funds are deferred and recognized as revenue when the customer completes a flight. Jet Card breakage is estimated based on historical patterns and recognized concurrent with Jet Card spend during the term of the contract.
In addition, DPJ has a customary business practice of providing Diamond Medallion Status (Status) in Delta’s SkyMiles Program (SkyMiles) for Jet Card purchases. The customer is granted Status free of charge for use during the term of the contract and may assign the Status to any designated individual. Customers do not earn SkyMiles on DPJ flights but can use SkyMiles to purchase Jet Cards. All Jet Card customers that meet designated dollar-denominated flight spend thresholds during the year receive the same Status. Additionally, DPJ does not owe Delta any consideration for the grant of each Status provided. Status is not a material right at contract inception and does not give rise to a separate performance obligation. The provided Status is not recognized as revenue but instead is considered a marketing incentive related to future purchases on Delta.

Flights and flight-related services, along with the related costs of the flights, are earned and recognized as revenue at the point in time in which the service is provided. For round trip flights, revenue is recognized upon arrival at the destination for each flight segment.
Owner charter revenue is presented on a net basis for the margin DPJ receives. The owner sources the charter flight and sets the price for each of these trips. DPJ acts as an agent to operate the aircraft on their behalf.
As part of each flight, there is the option to request flight-related services such as catering or ground transportation for an additional charge. Flight-related services, which are passed through at cost or a predetermined margin, were $1.8 million for the year ended December 31, 2019.
(ii)
Sky Access Memberships

DPJ sells Sky Access memberships, which allows the customer to fly unlimited empty legs on DPJ flights on an annual basis. New customers are typically charged a one-time initiation fee at the commencement of their membership, which is generally non-refundable. In the first year of membership a portion of the initiation fee is applied to their annual dues. The remainder of the initiation fee is deferred and recognized on a straight-line basis over the estimated duration of the customer relationship period, which is estimated to be approximately two years. Customers are charged recurring annual dues to maintain their membership. Revenue related to the initial annual dues, as well as any subsequent renewals, are deferred and recognized on a straight-line basis over the related contractual period, which is generally but not always 12 months. If at any time the membership is terminated, any previously unrecognized amounts are recognized in the period of termination.
There are generally two separate performance obligations for Sky Access. The first performance obligation is for membership services that are recognized over the contract period. The second performance obligation is for future flight and flight-related services.
(iii) Ground Services
DPJ provides FBO ground services for aircraft customers that use the DPJ facility at CVG. FBO is comprised of a single performance obligation for aircraft facility services such as fueling, parking, ground power, and cleaning. FBO revenue is recognized at the point in time each service is provided.
DPJ also separately provides MRO ground services for aircraft customers from the DPJ facilities at CVG and FLL. MRO is comprised of a single performance obligation for aircraft maintenance services such as modifications, repairs, and inspections. MRO revenue is recognized over time based on the cost of inventory consumed and labor hours worked for each service provided.
(iv)
Aircraft Management

DPJ manages aircraft for owners in exchange for a contractual fee. Revenue associated with the management of aircraft also includes recovery of owner incurred expenses including maintenance coordination, cabin crew, and pilots, as well as recharging of aircraft incurred expenses such as fuel, landing fees, parking, and other related operating costs. DPJ passes the recovery and recharge costs back to owners at zero margin.
Aircraft Management revenue contains two performance obligations. One performance obligation is to provide management services over the contract period. Revenue earned from management services is recognized over the contractual term, on a monthly basis. The second performance obligation is the cost to operate and maintain the aircraft, which is recognized as revenue at the point in time such services are completed.
Owners are also provided Status based on the number of aircraft that are managed by DPJ, which is treated as a marketing incentive as described above.
Income Taxes
Income tax expense in the statement of operations for the year ended December 31, 2019 includes current and deferred income taxes and related tax expenses. The income tax provision is calculated as if

DPJ filed separate federal and state tax returns and was operating as a stand-alone business apart from Delta. As a stand-alone entity DPJ’s deferred taxes and effective tax rate may differ significantly from those in the historical periods.
Deferred income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized based on the expected future tax effects of temporary differences between the financial statement and tax basis of assets and liabilities, as measured by current enacted tax rates. A valuation allowance is recorded to reduce deferred tax assets when it is determined that it is more likely than not that the asset will not be realized. In making this determination, all available positive and negative evidence is considered and certain assumptions are made. DPJ considers, among other things, projected future taxable income, the overall business environment, historical financial results, and tax planning strategies (see Note 8).
DPJ recognizes liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained following an audit, including resolution of related appeals or litigation processes, if any. Once it is determined that the position meets the recognition threshold, the second step requires DPJ to estimate and measure the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The difference between the amount of recognizable tax benefit and the total amount of tax benefit from positions filed or to be filed with the tax authorities is recorded as a liability for uncertain tax benefits. It is inherently difficult and subjective to estimate such amounts, as DPJ has to determine the probability of various possible outcomes. Uncertain tax positions, if any, are recorded on the balance sheet in accrued taxes. As of December 31, 2019, there are no material uncertain tax positions.
DPJ recognizes interest and penalties associated with uncertain tax positions, if any, as a component of interest expense in the statement of operations. There are no accruals of interest and penalties as of December 31, 2019.
Advertising Costs
DPJ expenses the cost of advertising and promoting services as incurred. Such amounts are included in sales and marketing in the statement of operations and totaled $3.2 million for the year ended December 31, 2019.
New Accounting Pronouncements
Adopted Accounting Pronouncements
In February 2016, the Financial Accounting Standards Board (FASB) issued an Accounting Standards Update (ASU) 2016-02, Leases (ASC 842). The FASB issued subsequent amendments to the initial guidance in July 2018 with ASU 2018-10, in August 2018 with ASU 2018-11, and in December 2018 with ASU 2018-20. This standard requires companies that lease assets such as aircraft, real estate, and equipment to recognize on their balance sheets the assets and liabilities generated by contracts longer than 12 months. The standard also requires companies to disclose in the footnotes to their financial statements more transparency and information about the amount, timing, and uncertainty of the payments they make for the lease agreements. DPJ adopted ASC 842 effective January 1, 2019 on a modified retrospective basis. DPJ did not have a cumulative-effect adjustment to the beginning shareholder’s equity balance that needed to be recorded as part of the adoption ASC 842.
In order to simplify the transition, ASC 842 provides a package of three practical expedients, which must be elected together and applied consistently to all leases. DPJ elected the transition package permitted within the standard under which DPJ did not reassess whether expired or existing contracts are or contain leases, the classification of any expired or existing leases, or the initial direct costs for any existing leases. DPJ did not elect to apply the hindsight practical expedient when determining lease term and assessing impairment of right-of-use assets as part of the transition to ASC 842. The adoption on January 1, 2019, resulted in the recognition of $34.4 million of right-of-use assets with a corresponding liability on the balance sheet, which represents the present value of DPJ future minimum lease payments related to operating leases, primarily aircraft and real estate.
Accounting Pronouncements Issued But Not Yet Effective
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (ASC 326). The FASB issued subsequent amendments to the initial guidance in November 2018 with ASU 2018-19. This standard replaces the current incurred loss impairment methodology for financial assets with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. This standard requires companies to use a forward-looking expected credit loss model for accounts receivable, and other financial instruments. This new standard is effective for private companies with fiscal years beginning after December 15, 2021 with a cumulative-effect adjustment to shareholder’s equity as of the beginning of the year of adoption. Early adoption is permitted. DPJ is currently evaluating the impact of this standard, including accounting policies, processes, and systems and believes the adoption will not have a material impact on the financial statements.
3.
PROPERTY AND EQUIPMENT

Property and equipment, consist of the following as of December 31, 2019 (in thousands):
Leasehold improvements	$3,590
Tooling and rotables	2,011
Computer equipment	559
Software development costs	898
Vehicles	213
Furniture and fixtures	156
7,427
Less: Accumulated depreciation and amortization	(3,747)
Total	$3,680
Depreciation and amortization expense of property and equipment was $0.4 million for the year ended December 31, 2019.
Capitalized costs related to the internal development of software was $0.3 million for the year ended December 31, 2019. Amortization expense related to software development costs was $0.2 million for the year ended December 31, 2019.
4.
REVENUE

Disaggregation of Revenue
The following table disaggregates revenue by service type and the timing of when these services are provided to the customer for the year ended December 31, 2019 (in thousands):
Services transferred at a point in time:
Flights, including breakage and net of discounts and fees	$191,119
Aircraft management – recharge and recovery	26,424
Ground services – FBO	3,576
Services transferred over time:
Ground services – MRO	4,995
Aircraft management – monthly fee	1,345
Sky Access memberships	916
Total	$228,375

Performance Obligations
A performance obligation is a promise in a contract to transfer a distinct service to the customer, and is the basis of revenue recognition in accordance with U.S. GAAP. DPJ has elected the practical expedient to apply the portfolio approach to contracts (or performance obligations) with similar characteristics. To determine the proper revenue recognition method for contracts, DPJ used judgment to evaluate whether two or more contracts should be combined and accounted for as a portfolio and whether the combined or single contract should be accounted for as more than one performance obligation. There are some contracts which have additional performance obligations that require allocation of the transaction price, such as providing discounts on memberships or prepaid flights. The amount of reallocations was not material for the year ended December 31, 2019.
Transaction Price
The transaction prices for each DPJ revenue stream are as follows:
•
Flights — The fixed hourly rate times the number of allocated hours per flight segment.

•
Sky Access memberships — The initiation fee when signing up, and the annual dues for all years thereafter.

•
Ground services — Time and materials incurred for the work performed.

•
Aircraft management — The fixed monthly fee to manage the aircraft over the contractual term plus the recovery of owner-incurred expenses and recharge costs that are based on the fixed expenses DPJ incurs to operate and maintain the aircraft.

If there is a group of performance obligations bundled in a contract, the transaction price is allocated based upon the relative standalone selling prices of the promised services underlying each performance obligation. If there are services included in the transaction price for which the standalone selling price is not directly observable, then DPJ would first apply the standalone selling price for those services that are known, such as the flight hourly rate, and then allocate the total consideration proportionately to any other performance obligations in the contract.
Payment Terms
Under standard payment terms, the customer agrees to pay the full stated price in the contract and financing of the transaction is not provided. Revenue in the statement of operations is presented net of discounts of $2.8 million for the year ended December 31, 2019. DPJ generally does not issue refunds for flights unless there is a failure to meet a service obligation with respect to such flight. Refunded amounts were not material for the year ended December 31, 2019.
Contract Balances
Receivables from customer contracts are included within accounts receivable. As of December 31, 2019 receivables from customers were $5.3 million.
Contract liabilities represent obligations to transfer services to a customer for which DPJ has already received consideration. Jet Card and charter deposits, initiation fees, and annual dues payments are received up front in advance of performance under the contract and initially deferred as a liability. Jet Card and charter funds are recognized as revenue and the deferred revenue liability is reduced at the point in time a flight segment is taken. The initiation fee is recognized upon acquisition of the contract on a straight-line basis over the estimated customer relationship period, which approximates two years. The initial annual dues are recognized upon acquisition of the contract on a straight-line basis for a specified length of time, usually 12 months. Any subsequent recurring contract renewals are recognized on a straight-line basis over an estimated period of 12 months from the date the contract is renewed. Aircraft management contracts require owners to maintain a security deposit with DPJ. Upon termination of the contract, security deposits are paid back to the owner.
The balance classified as non-current deferred revenue includes the portion of Sky Access initiation fees that were estimated to be satisfied in service periods beyond 12 months following the balance sheet date. Non-current deferred revenue also includes the portion of Jet Card funds that are expected to be used for flights beyond 12 months following the balance sheet date. Recognition of revenue associated with prepaid flights can be difficult to predict, as customers could choose to fly any time at a future date. The deferred revenue recorded as a current liability relates to prepaid flights estimated based on historical utilization patterns.
Deferred revenue consists of the following as of December 31, 2019 (in thousands):
Flights – Jet Card deposits	$185,580
Aircraft management – security deposits	1,999
Flights – charter deposits	998
Sky Access memberships – fees and dues	793
Other	130
Deferred revenue, total	189,500
Less: Deferred revenue, current	136,554
Deferred revenue, non-current	$52,946
A rollforward of the amounts included in deferred revenue consists of the following as of December 31, 2019 (in thousands):
Deferred revenue – beginning balance	$185,900
Amounts deferred during the period	192,456
Revenue recognized from amounts included in the deferred revenue beginning balance	(120,601)
Revenue from current period sales	(68,255)
Deferred revenue – ending balance	$189,500
Revenue expected to be recognized in future periods for performance obligations that are unsatisfied, or partially unsatisfied, as of December 31, 2019 approximates $136.6 million and $52.9 million for 2020 and 2021, respectively.
Costs to Obtain a Contract
Commissions are granted to certain employees separately for the initial sale of a Jet Card, additional subsequent contract renewals or when a customer purchases additional funds on their Jet Card. Commissions are also granted for the execution of aircraft management agreements, additional subsequent contract renewals, and performance over the contractual term. Customers are eligible to receive a credit if they refer a new customer who signs up for a Jet Card or Sky Access membership. Commission expense was $0.2 million for the year ended December 31, 2019. There are no costs to obtain a contract recorded as an asset on the balance sheet as of December 31, 2019. Any costs that would have been incurred regardless of whether the contract was obtained are expensed as incurred.
5.
RELATED PARTY TRANSACTIONS

Expenses Allocated From Parent
DPJ participates in certain corporate-wide programs administered by various Delta departments including the use of business travel for employees and general management services. The net costs incurred by Delta for related party services provided were expensed by DPJ for the period presented herein. These allocated costs from Delta were classified in the statement of operations as follows for the year ended December 31, 2019 (in thousands):
Cost of revenue	$6,206
General and administrative	3,004
$9,210

Delta provides pilot and employee airfare for business travel. Delta allocated $6.8 million of expenses to DPJ for actual flights taken during the year ended December 31, 2019.
DPJ rents facility space at CVG from Delta. Rent expense allocated to DPJ for these facilities was $0.4 million for the year ended December 31, 2019.
Delta allocates the cost of certain additional expenses paid or incurred on behalf of DPJ, including executive management, tax, legal, human resources, disaster recovery, audit fees, and insurance premiums. Charges incurred by Delta on behalf of DPJ for these expenses were $2.2 million for the year ended December 31, 2019.
DPJ provides charter flights for certain Delta business related activities. Revenue for Delta intercompany charter trips were $2.1 million for the year ended December 31, 2019.
DPJ provides aircraft management services for Delta. Recharge costs from these services were $1.8 million for the year ended December 31, 2019.
Delta customers redeemed SkyMiles for Jet Card purchases of $0.9 million during the year ended December 31, 2019.
DPJ customers used $15.7 million of Jet Card funds to purchase commercials flights on Delta during the year ended December 31, 2019.
As of December 31, 2019 receivables from Delta were $0.6 million.
Note Receivable Due From Parent
In December 2014, DPJ executed an intercompany interest bearing note (Note) for cash loaned to Delta. There is no maturity date of the Note. The interest rate on the Note was 3.59% per annum through November 2019 and 2.09% per annum for December 2019, which is payable quarterly. As of December 31, 2019 the note receivable from Delta was $205.0 million. Interest income earned from the Note was $7.2 million for the year ended December 31, 2019.
6.
COMMITMENTS AND CONTINGENCIES

Litigation
DPJ is a party to various legal actions arising in the normal course of business. While DPJ does not expect that the ultimate resolution of any of these pending actions will have a material effect on its results of operations, financial position, or cash flows, litigation is subject to inherent uncertainties. As such, there can be no assurance that any pending legal action, which DPJ currently believes to be immaterial, does not become material in the future.
As of December 31, 2019, DPJ accrued $350 thousand for a legal matter that was settled in 2020.
7.
LEASES

Leases primarily pertain to certain controlled aircraft, corporate headquarters, and operational facilities, including aircraft hangars, which are all accounted for as operating leases. DPJ subleases the corporate headquarters and aircraft hangar at CVG from Delta. Certain of these operating leases have renewal options to further extend for additional time periods at the discretion of Delta or DPJ.
DPJ leases do not contain residual value guarantees, covenants or other associated restrictions. DPJ has certain Variable Lease agreements with owners that contain payment terms based on an hourly lease rate multiplied by the number of DPJ flight hours during a month. Variable Lease payments are not included in the right of use asset and lease liability balances but rather are expensed as incurred. Variable Lease payments were $19.8 million for the year ended December 31, 2019.
The components of lease cost for the year ended December 31, 2019, are as follows (in thousands):
Operating lease costs	$9,821

Costs related to leased aircraft and operational facilities were $9.6 million for the year ended December 31, 2019, and are included in cost of revenue in the statement of operations. Costs related to leased corporate headquarters were $0.2 million for the year ended December 31, 2019, and are included in general and administrative expenses in the statement of operations.
Supplemental cash flow information related to leases for the year ended December 31, 2019, are as follows (in thousands):
Cash paid for amounts included in the measurement of operating lease liabilities:
Operating cash flows paid for operating leases	$9,847
Supplemental balance sheet information related to leases as of December 31, 2019, are as follows:
Weighted-average remaining lease term (in years):
Operating leases	4.3
Weighted-average discount rate:
Operating leases	3.4%
Maturities of lease liabilities, as of December 31, 2019, are as follows (in thousands):
Years	Operating Leases
2020	$8,672
2021	8,332
2022	5,176
2023	2,283
2024	1,259
Thereafter	3,255
Total lease payments	28,977
Less: Imputed interest	2,218
Total lease obligations	$26,759

8.
INCOME TAXES

The components of income tax expense consist of the following for the year ended December 31, 2019 (in thousands):
Current:
Federal	$4,524
State and local	1,410
Total current	5,934
Deferred:
Federal	—
State and local	—
Total deferred	—
Income tax expense	$5,934

The following presents the principal reasons for the difference between the effective tax rate and the U.S. federal statutory income tax rate for the year ended December 31, 2019 (in thousands):
Income tax benefit at federal statutory rate	$(914)
State tax benefit	(194)
Change in valuation allowance	6,968
Other	74
Income tax expense	$5,934
Deferred tax assets (liabilities) consist of the following as of December 31, 2019 (in thousands):
Deferred tax assets:
Deferred revenue	$16,899
Operating lease liabilities	6,918
Other	868
Total deferred tax assets	24,685
Deferred tax liabilities:
Operating lease right-of-use assets	(6,906)
Other	(9)
Total deferred tax liabilities	(6,915)
Net deferred tax assets	17,770
Deferred tax assets valuation allowance	(17,770)
Deferred tax assets (net of valuation allowance)	$—
Based on all available objective evidence, including a history of losses, the Company believes it is more likely than not that the deferred tax assets will not be fully realizable. Accordingly, we provided for a full valuation allowance against the net deferred tax assets and no benefit for income taxes has been recorded as of December 31, 2019.
9.
EMPLOYEE BENEFIT PLANS

Delta sponsors a defined contribution plan for its employees, which DPJ employees have historically participated in. The defined contribution plan, qualifies for the deferral of employee compensation under section 401(k) of the Internal Revenue Code, and provides for a discretionary employer match. During 2019, this match was 70% per dollar of participant deferral, up to 5% of the total compensation for each participant. Employer-funded 401(k) contribution expense was $0.9 million for the year ended December 31, 2019. 401(k) expenses recognized in the financial statements includes all of the compensation expenses directly attributable to DPJ employees.
10.
SUBSEQUENT EVENTS

DPJ evaluated events occurring subsequent to December 31, 2019 through January 29, 2021, the date on which the financial statements were available to be issued, for potential recognition and disclosure in the financial statements. The following summarizes the subsequent event that requires disclosure:
On January 17, 2020, Wheels Up entered into an equity purchase agreement with Delta to acquire DPJ for a total purchase price of $393.1 million, which was paid in Wheels Up Class E preferred interests.

Annex A
AGREEMENT AND PLAN OF MERGER
by and among
ASPIRATIONAL CONSUMER LIFESTYLE CORP.,
KITTYHAWK MERGER SUB LLC,
WHEELS UP BLOCKER SUB LLC,
KITTYHAWK BLOCKER SUB I INC.,
KITTYHAWK BLOCKER SUB II INC.,
KITTYHAWK BLOCKER SUB III INC.,
KITTYHAWK BLOCKER SUB IV INC.,
KITTYHAWK BLOCKER SUB V INC.,
KITTYHAWK BLOCKER SUB VI INC.,
KITTYHAWK BLOCKER SUB VII INC.,
KITTYHAWK BLOCKER SUB VIII INC.,
KITTYHAWK BLOCKER SUB IX INC.,
WHEELS UP NHF LLC,
WHEELS UP NHT LLC,
WHEELS UP USET LLC,
GRTHCOCP WU HOLDINGS LLC,
FSGRWCO WU HOLDINGS LLC,
GROWTHCO WU HOLDINGS LLC,
OTC WU HOLDINGS LLC,
NEA 15 WHEELS UP HOLDINGS, LLC,
DPJ HOLDCO INC.
and
WHEELS UP PARTNERS HOLDINGS LLC
dated as of February 1, 2021

A-i

A-ii

A-iii

Exhibits
Exhibit A Form of Certificate of Incorporation of Acquiror upon Domestication
Exhibit B Form of Bylaws of Acquiror upon Domestication
Exhibit C Form of Seventh Amended and Restated Company LLC Agreement
Exhibit D Form of Registration Rights Agreement
Exhibit E Form of Incentive Equity Plan

A-iv

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger, dated as of February 1, 2021 (this “Agreement”), is made and entered into by and among (a) Aspirational Consumer Lifestyle Corp., a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the Closing (as defined below)) (“Acquiror”), (b) KittyHawk Merger Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), (c) Wheels Up Blocker Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Acquiror (“Blocker Sub”), (d) KittyHawk Blocker Sub I Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub I”), (e) KittyHawk Blocker Sub II Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub II”), (f) KittyHawk Blocker Sub III Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub III”), (g) KittyHawk Blocker Sub IV Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub IV”), (h) KittyHawk Blocker Sub V Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub V”), (i) KittyHawk Blocker Sub VI Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub VI”), (j) KittyHawk Blocker Sub VII Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub VII”), (k) KittyHawk Blocker Sub VIII Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub VIII”), (l) KittyHawk Blocker Sub IX Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub IX”, and together with Blocker Merger Sub I, Blocker Merger Sub II, Blocker Merger Sub III, Blocker Merger Sub IV, Blocker Merger Sub V, Blocker Merger Sub VI, Blocker Merger Sub VII, Blocker Merger Sub VIII, the “Blocker Merger Subs”), (m) Wheels Up NHF LLC, a Delaware limited liability company (“WUNHF Blocker”), (n) Wheels Up NHT LLC, a Delaware limited liability company (“WUNHT Blocker”), (o) Wheels Up USET LLC, a Delaware limited liability company (“WUUSET Blocker”), (p) GRTHCOCP WU Holdings LLC, a Delaware limited liability company (“GRTHCOCP Blocker”), (q) FSGRWCO WU Holdings LLC, a Delaware limited liability company (“FSGRWCO Blocker”), (r) GROWTHCO WU Holdings LLC, a Delaware limited liability company (“GROWTHCO Blocker”), (s) OTC WU Holdings LLC, a Delaware limited liability company (“OTC Blocker”), (t) NEA 15 Wheels Up Holdings, LLC, a Delaware limited liability company (“NEA15 Blocker”), (u) DPJ Holdco Inc., a Delaware corporation (“DPJ Blocker”, and together with the WUNHF Blocker, the WUNHT Blocker, the WUUSET Blocker, the GRTHCOCP Blocker, the FSGRWCO Blocker, the GROWTHCO Blocker, the OTC Blocker and the NEA15 Blocker, the “Blockers”), and (v) Wheels Up Partners Holdings LLC, a Delaware limited liability company (the “Company”). Notwithstanding anything to the contrary herein, the Blockers are parties to this Agreement solely for the purposes of Articles I, V, VI, and X and Sections 2.1(b), 2.2(a), 2.2(b), 2.3 through 2.7, 3.1, 3.2, 3.4, 3.5, 9.3, 9.7, 11.2, 12.1 through 12.17 and 12.19 and, solely with respect to DPJ Blocker, Section 12.20 (collectively, the “Blocker Provisions”).
RECITALS
WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;
WHEREAS, prior to the Effective Time (as defined below) and subject to the conditions of this Agreement, Acquiror shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Cayman Islands Companies Act (2020 Revision) (the “Domestication”);
WHEREAS, concurrently with the Domestication, Acquiror shall file a certificate of incorporation with the Secretary of State of Delaware and adopt bylaws (in the forms attached as Exhibit A and Exhibit B hereto, with such changes as may be agreed in writing by Acquiror and the Company);
WHEREAS, in connection with the Domestication, (a) each then issued and outstanding share of Acquiror Class A Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into a share of Class A common stock, par value $0.0001 per share, of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Class A Common Stock”); (b) each then issued and outstanding share of Acquiror Class B Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Class A Common

Stock; (c) each then issued and outstanding warrant of Acquiror (“Cayman Acquiror Warrant”) shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Class A Common Stock (“Domesticated Acquiror Warrant”), pursuant to the Warrant Agreement; and (d) each then issued and outstanding unit of Acquiror (the “Cayman Acquiror Units”) shall convert automatically into a share of Domesticated Acquiror Class A Common Stock, on a one-for-one basis, and one-third of one Domesticated Acquiror Warrant;
WHEREAS, as of immediately prior to the First Step Blocker Effective Time (as defined below), each of the Blockers will hold Company Preferred Interests (as defined below), and in order to effect the transactions contemplated hereby, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and the DLLCA, as applicable, (a) following the Domestication, simultaneously (i) Blocker Merger Sub I will merge with and into WUNHF Blocker, the separate entity existence of Blocker Merger Sub I will cease and WUNHF Blocker will be the surviving entity and a wholly owned subsidiary of Acquiror (“Blocker Merger I”), (ii) Blocker Merger Sub II will merge with and into WUNHT Blocker, the separate entity existence of Blocker Merger Sub II will cease and WUNHT Blocker will be the surviving entity and a wholly owned subsidiary of Acquiror (“Blocker Merger II”), (iii) Blocker Merger Sub III will merge with and into WUUSET Blocker, the separate entity existence of Blocker Merger Sub III will cease and WUUSET Blocker will be the surviving entity and a wholly owned subsidiary of Acquiror (“Blocker Merger III”), (iv) Blocker Merger Sub IV will merge with and into GRTHCOCP Blocker, the separate entity existence of Blocker Merger Sub IV will cease and GRTHCOCP Blocker will be the surviving entity and a wholly owned subsidiary of Acquiror (“Blocker Merger IV”), (v) Blocker Merger Sub V will merge with and into FSGRWCO Blocker, the separate entity existence of Blocker Merger Sub V will cease and FSGRWCO Blocker will be the surviving entity and a wholly owned subsidiary of Acquiror (“Blocker Merger V”), (vi) Blocker Merger Sub VI will merge with and into GROWTHCO Blocker, the separate entity existence of Blocker Merger Sub VI will cease and GROWTHCO Blocker will be the surviving entity and a wholly owned subsidiary of Acquiror (“Blocker Merger VI”), (vii) Blocker Merger Sub VII will merge with and into OTC Blocker, the separate entity existence of Blocker Merger Sub VII will cease and OTC Blocker will be the surviving entity and a wholly owned subsidiary of Acquiror (“Blocker Merger VII”), (viii) Blocker Merger Sub VIII will merge with and into NEA15 Blocker, the separate entity existence of Blocker Merger Sub VIII will cease and NEA15 Blocker will be the surviving entity and a wholly owned subsidiary of Acquiror (“Blocker Merger VIII”), (ix) Blocker Merger Sub IX will merge with and into DPJ Blocker, the separate entity existence of Blocker Merger Sub IX will cease and DPJ Blocker will be the surviving entity and a wholly owned subsidiary of Acquiror (“Blocker Merger IX”, and together with Blocker Merger I, Blocker Merger II, Blocker Merger III, Blocker Merger IV, Blocker Merger V, Blocker Merger VI, Blocker Merger VII, Blocker Merger VIII, the “First Step Blocker Mergers”), and (b) thereafter, each of the surviving Blockers will simultaneously merge with and into Blocker Sub, with Blocker Sub as the surviving entity (each, a “Second Step Blocker Merger”, and collectively, the “Second Step Blocker Mergers”, and together with the First Step Blocker Mergers, the “Blocker Mergers”);
WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DLLCA, (a) immediately following the Second Step Blocker Effective Time, Merger Sub will merge with and into the Company, the separate entity existence of Merger Sub will cease and the Company will be the surviving entity (the “Company Merger”, and together with the Blocker Mergers, the “Mergers”) with Acquiror as its Managing Member (as defined below), and (b) thereafter, Acquiror will change its name to “Wheels Up Experience Inc.”;
WHEREAS, at the Effective Time, the Company LLC Agreement (as defined below) shall be amended and restated in the form attached as Exhibit C hereto (with such changes as may be agreed in writing by Acquiror and the Company) (the “A&R LLC Agreement”);
WHEREAS, upon the Effective Time, all of the Company Equity Interests (as defined below) and Company Awards will be converted into the right to receive (in the case of the Company Awards, if and to the extent earned and subject to their respective terms) the consideration set forth in this Agreement;
WHEREAS, each of the parties intends that, for United States federal income tax purposes, (a) the Domestication will qualify as a reorganization under Section 368(a)(1)(F) of the Code; (b) each of the Blocker Mergers will qualify as a reorganization under Section 368(a)(1)(A) of the Code; (c) the Mergers collectively, together with the purchases of Domesticated Acquiror Class A Common Stock by the PIPE Investors,

will qualify as a contribution under Section 351 of the Code; and (d) the Cash Contribution will qualify as a contribution under Section 721 of the Code by the Acquiror to the Company;
WHEREAS, the board of managers or directors, managing member or other governing body, as applicable, of each Blocker has approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for such Blocker to enter into this Agreement and the other documents contemplated hereby and recommended the approval of this agreement by such Blocker’s equityholder(s);
WHEREAS, the equityholders(s) of each Blocker has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;
WHEREAS, the Board of Directors of the Company has unanimously approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, declared it advisable for the Company to enter into this Agreement and the other documents contemplated hereby and recommended the approval of this agreement by the Company Equityholders;
WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Equityholders (as defined below) have each executed and delivered to Acquiror a Company Holders Support Agreement (as defined below) pursuant to which the Requisite Company Equityholders have agreed, among other things, to vote (whether pursuant to a duly convened meeting of the equityholders of the Company or pursuant to an action by written consent of the equityholders of the Company) in favor of the adoption and approval, promptly following the time at which the Registration Statement shall have been declared effective and delivered or otherwise made available to equityholders, of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;
WHEREAS, each of the Boards of Directors of Acquiror and the Blocker Merger Subs has (a) determined that it is advisable for Acquiror and the Blocker Merger Subs, as applicable, to enter into this Agreement and the documents contemplated hereby, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (c) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Shareholders and the sole shareholder of the Blocker Merger Subs;
WHEREAS, Acquiror, as sole member of each of Merger Sub and Blocker Sub and sole shareholder of each of the Blocker Merger Subs, has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;
WHEREAS, in furtherance of the Mergers and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their outstanding shares of Acquiror Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Shareholder Approval (as defined below);
WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor and certain other parties thereto have executed and delivered to the Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor and the other parties thereto have agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;
WHEREAS, on or prior to the date hereof, Acquiror entered into Subscription Agreements (as defined below) with PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to purchase from Acquiror shares of Domesticated Acquiror Class A Common Stock for an aggregate purchase price equal to the Minimum PIPE Investment Amount (as defined below), such purchases to be consummated prior to or substantially concurrently with the Closing; and

WHEREAS, at the Closing, Acquiror, the Sponsor, the Major Company Equityholders (as defined below), and certain of their respective Affiliates, as applicable, shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) in the form attached hereto as Exhibit D (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub, Blocker Sub, the Blocker Merger Subs, the Blockers and the Company agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.1.   Definitions.   As used herein, the following terms shall have the following meanings:
“A&P” has the meaning specified in Section 12.18(b).
“A&P Privileged Communications” has the meaning specified in Section 12.18(b).
“A&R LLC Agreement” has the meaning specified in the Recitals hereto.
“Acquiror” has the meaning specified in the Preamble hereto.
“Acquiror Class A Common Stock” means prior to the Domestication, Class A ordinary shares, par value $0.0001 per share, of Acquiror.
“Acquiror Class B Common Stock” means prior to the Domestication, Class B ordinary shares, par value $0.0001 per share, of Acquiror.
“Acquiror Common Share” means a share of Acquiror Common Stock.
“Acquiror Common Stock” means (a) prior to the Domestication, Acquiror Class A Common Stock and Acquiror Class B Common Stock, and (b) from and following the Domestication, Domesticated Acquiror Class A Common Stock.
“Acquiror Common Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of Acquiror’s initial public offering.
“Acquiror Cure Period” has the meaning specified in Section 11.1(g).
“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article VI.
“Acquiror Financial Statements” has the meaning specified in Section 6.6(d).
“Acquiror Private Placement Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor.
“Acquiror SEC Filings” has the meaning specified in Section 6.5.
“Acquiror Securities” has the meaning specified in Section 6.12(a).
“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.
“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Shareholder Approval” means the approval of (1) those Transaction Proposals identified in clauses (A), (B) and (C) of Section 9.2(c)(ii), in each case, by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose and (2) those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I) and (J) of Section 9.2(c)(ii), in each case, by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents), in each case, at an Acquiror Shareholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose.
“Acquiror Shareholders” means the shareholders of Acquiror as of immediately prior to the Effective Time.
“Acquiror Shareholders’ Meeting” has the meaning specified in Section 9.2(c).
“Acquiror Warrants” means the Acquiror Common Warrants and the Acquiror Private Placement Warrants.
“Acquisition Proposal” means, with respect to the Company and its Subsidiaries, other than the transactions contemplated hereby and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of the Company and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) the Company or (y) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries.
“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.
“Affiliate Agreements” has the meaning specified in Section 4.12(a)(vi).
“Aggregate Fully Diluted Company Interests” means, without duplication, (a) the aggregate number of Company Interests that are (i) issued and outstanding immediately prior to the First Step Blocker Effective Time, taking into consideration Profits Interests in a number equal to the aggregate number of Profits Interests multiplied by the Profits Interest Proceeds Ratio, or (ii) issuable upon, or subject to, the settlement of Company Options (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time, minus (b) a number of shares equal to the aggregate exercise price of the Company Options described in clause (ii) above divided by the Per Share Merger Consideration.
“Aggregate Merger Consideration” means, collectively, a number of shares of Domesticated Acquiror Class A Common Stock equal to the quotient obtained by dividing (a) the Base Purchase Price by (b) $10.00.
“Agreement” has the meaning specified in the Preamble hereto.
“Agreement End Date” has the meaning specified in Section 11.1(e).

“Aircraft” has the meaning specified in Section 4.31(b).
“Aircraft Management Agreement Aircraft” or “AMA Aircraft” has the meaning specified in Section 4.31(b).
“Ancillary Agreements” has the meaning specified in Section 12.10.
“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).
“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).
“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.
“Aspirational Group” has the meaning specified in Section 12.18(a).
“Audited Consolidated Financial Statements” has the meaning specified in Section 4.8(a)(i).
“Aviation Laws” has the meaning specified in Section 4.31(a).
“Base Purchase Price” means $1,885,000,000.
“Blocker Disclosure Letter” has the meaning specified in the introduction to Article V.
“Blocker Equity Interests” means the issued and outstanding limited liability company interests, capital stock or other equity interests of a Blocker.
“Blocker Fundamental Representations” means the representations and warranties made pursuant to Section 5.1 (Blocker Organization), Section 5.2 (Due Authorization), Section 5.5 (Capitalization) and Section 5.9 (Brokers’ Fees).
“Blocker Letter of Transmittal” has the meaning specified in Section 3.2(b).
“Blocker Merger I” has the meaning specified in the Recitals hereto.
“Blocker Merger II” has the meaning specified in the Recitals hereto.
“Blocker Merger III” has the meaning specified in the Recitals hereto.
“Blocker Merger IV” has the meaning specified in the Recitals hereto.
“Blocker Merger V” has the meaning specified in the Recitals hereto.
“Blocker Merger VI” has the meaning specified in the Recitals hereto.
“Blocker Merger VII” has the meaning specified in the Recitals hereto.
“Blocker Merger VIII” has the meaning specified in the Recitals hereto.
“Blocker Merger IX” has the meaning specified in the Recitals hereto.
“Blocker Mergers” has the meaning specified in the Recitals hereto.
“Blocker Merger Sub I” has the meaning specified in the Preamble hereto.

“Blocker Merger Sub II” has the meaning specified in the Preamble hereto.
“Blocker Merger Sub III” has the meaning specified in the Preamble hereto.
“Blocker Merger Sub IV” has the meaning specified in the Preamble hereto.
“Blocker Merger Sub V” has the meaning specified in the Preamble hereto.
“Blocker Merger Sub VI” has the meaning specified in the Preamble hereto.
“Blocker Merger Sub VII” has the meaning specified in the Preamble hereto.
“Blocker Merger Sub VIII” has the meaning specified in the Preamble hereto.
“Blocker Merger Sub IX” has the meaning specified in the Preamble hereto.
“Blocker Merger Subs” has the meaning specified in the Preamble hereto.
“Blocker Owners” means, with respect to each Blocker, the Person(s) set forth corresponding to such Blocker on Section 5.5 of the Blocker Disclosure Letter.
“Blocker Provisions” has the meaning specified in the Preamble.
“Blocker Sub Initial Held Interests” has the meaning specified in Section 3.1(d).
“Blocker Sub” has the meaning specified in the Preamble hereto.
“Blockers” has the meaning specified in the Preamble hereto.
“Business Combination” has the meaning set forth in Article 1.1 of Acquiror’s Governing Documents as in effect on the date hereof.
“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.
“Cancelled Blocker Interests” has the meaning specified in Section 3.1(b).
“Cash Contribution” means the Remaining Trust Amount plus the PIPE Investment Amount, or such lesser portion thereof that Acquiror and the Company may mutually agree prior to the Closing Date.
“Cayman Acquiror Unit” has the meaning specified in the Recitals hereto.
“Cayman Acquiror Warrant” has the meaning specified in the Recitals hereto.
“Cayman Registrar” means the Cayman Islands Registrar of Companies.
“Change of Control” means any transaction or series of transactions (a) following which a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than Acquiror, the Surviving Company or any of their respective Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in Acquiror, the Surviving Company or any of their respective Subsidiaries (other than the exchange of Wheels Up Exchangeable Units for Acquiror Common Stock pursuant to the A&R LLC Agreement), (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the Board of Directors of Acquiror or the Surviving Company immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the Board of Directors of the company surviving the combination or, if the surviving company is a Subsidiary, the ultimate parent thereof or (ii) the voting securities of Acquiror, the Surviving Company or any of their respective Subsidiaries immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of Acquiror or the Surviving Company to any Person.
“Class A Preferred Interests” has the meaning specified in Section 4.6(a).
“Class B Preferred Interests” has the meaning specified in Section 4.6(a).
“Class C Preferred Interests” has the meaning specified in Section 4.6(a).
“Class D Preferred Interests” has the meaning specified in Section 4.6(a).
“Class E Preferred Interests” has the meaning specified in Section 4.6(a).
“Closing” has the meaning specified in Section 2.3(a).
“Closing Date” has the meaning specified in Section 2.3(a).
“Closing Date Indebtedness” has the meaning specified in Section 7.5(b).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning specified in the Preamble hereto.
“Company Award” means a Company Option, a Profits Interest Award, or a Restricted Interest Award.
“Company Benefit Plan” has the meaning specified in Section 4.13(a).
“Company Common Interests” means the equity interests of the Company designated as “Common Interests”, excluding any such equity interests that are Profits Interests or Restricted Interests.
“Company Cure Period” has the meaning specified in Section 11.1(e).
“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.
“Company Equity Interests” means the Company Common Interests and the Company Preferred Interests.
“Company Equityholder Approvals” means the approval of this Agreement and the transactions contemplated hereby, including the Mergers and the transactions contemplated thereby, by the affirmative vote or written consent of the holders of at least (i) a majority of the outstanding Company Common Interests entitled to vote, (ii) two-thirds (2/3) of the outstanding Company Preferred Interests, voting as a single class, (iii) a majority of the outstanding Class A Preferred Interests, voting as a single class, (iv) two-thirds of the outstanding Class B Preferred Interests, voting as a single class, (v) 70% of the outstanding Class C Preferred Interests, voting as a single class, (vi) 80% of the outstanding Class D Preferred Interests, voting as a single class, and (vii) a majority of the outstanding Class E Preferred Interests, voting as a single class, in each case, pursuant to the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.
“Company Equityholders” means all holders of Company Interests or Company Options.
“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), the first and second sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries) and Section 4.16 (Brokers’ Fees).
“Company Holders Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among Acquiror, the Company and each of the Requisite Company Equityholders, as amended or modified from time to time.

“Company Incentive Plan(s)” means the Wheels Up Partners Holdings LLC Option Plan and the Wheels Up Partners Holdings LLC Equity Incentive Plans I — VIII, as amended from time to time.
“Company Indemnified Parties” has the meaning specified in Section 8.8(a).
“Company Interests” means equity interests in the Company, including Company Common Interests, Company Preferred Interests, Profits Interests and Restricted Interests.
“Company IT Systems” means any computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems and services (including so-called SaaS/PaaS/IaaS services), that are owned or controlled by, and relied upon in the conduct of the business of, the Company or its Subsidiaries.
“Company LLC Agreement” means the Sixth Amended and Restated Limited Liability Company Agreement of the Company, dated as of January 17, 2020.
“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to consummate the Company Merger; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (i) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (ii) any change in interest rates or economic, political, business or financial market conditions generally, (iii) the taking of any action required by this Agreement, (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (v) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (vi) any failure of the Company to meet any projections or forecasts (provided that this clause (vi) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (vii) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (viii) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (viii) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto), (ix) any matter set forth on the Company Disclosure Letter, (x) any Events to the extent actually known by those individuals set forth on Section 1.3 of the Acquiror Disclosure Letter on or prior to the date hereof, or (xi) any action taken by, or at the request of, Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs; provided, further, that any Event referred to in clauses (i), (ii), (iv), (v) or (vii) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations (which shall include the aviation industries generally), but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.
“Company Merger” has the meaning specified in the Recitals hereto.
“Company Option” means an option to purchase Company Common Interests granted under the Company Incentive Plans.
“Company Owned IP” has the meaning specified in Section 4.21(a).

“Company Preferred Interests” means the Class A Preferred Interests, Class B Preferred Interests, Class C Preferred Interests, Class D Preferred Interests and Class E Preferred Interests of the Company.
“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).
“Confidentiality Agreement” has the meaning specified in Section 12.10.
“Constituent Companies” has the meaning specified in Section 2.1(c).
“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.
“Copyleft Terms” means terms in an Open Source License that require, as a condition of use, modification and/or distribution of any Open Source Materials, pursuant to the applicable Open Source License, that such Open Source Materials, or other software incorporated into, derived from, linked to, or used or distributed with such Open Source Materials (i) be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Open Source Licenses that incorporate Copyleft Terms include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.
“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive or guidelines promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security (CARES) Act and the Families First Coronavirus Response Act (FFCRA), and any other actions directly relating to the health and safety of its employees, customers and others with whom the Company has business dealings taken by the Company and/or any of its Subsidiaries in response to COVID-19 that are of a nature and scale reasonably consistent with the types of actions taken by similarly situated businesses in response thereto.
“Credit Documents” means, collectively, (a) that certain Amended and Restated Secured Credit Agreement, dated as of August 27, 2014 (the “Credit Agreement”), among Wheels Up Partners LLC, the lenders party thereto, Bank of Utah, as security trustee and administrative agent, as amended by Omnibus Agreement and Amendment No. 1, dated as of June 30, 2015, among such parties, as further amended by Amendment No. 2 to Amended and Restated Secured Credit Agreement, dated as of September 14, 2015, among Wheels Up Partners LLC and the required lenders party thereto, as further amended by Second Omnibus Agreement and Amendment No. 3 to Credit Agreement and Amendment No. 2 to Security Agreement, dated as of April 1, 2016, between Wheels Up Partners LLC and Bank of Utah, as administrative agent and as security trustee, and as consented to and agreed by the lenders thereto, and as further amended by Amendment No. 4 to Credit Agreement, dated as of December 15, 2017, between Wheels Up Partners LLC and Bank of Utah, as administrative agent and as security trustee, and consented to and agreed by the Class B Lender identified therein, together with the Loan Documents (as defined in the Credit Agreement), (b) that certain Note Purchase Agreement, dated as of May 27, 2016 (the “2016 NPA”), among WU Finance I LLC, as issuer, WU Finance I Holdings Trust, as issuer parent, the purchasers identified therein, and Bank of Utah, as security trustee, together with the Finance Documents (as defined in the 2016 NPA) and (c) that certain Note Purchase Agreement, dated as of June 30, 2017 (the “2017 NPA”), among WU Finance II LLC, as issuer, WU Finance II Holdings Trust, as issuer parent, the purchasers identified therein, and Bank of Utah, as security trustee, together with the Finance Documents (as defined in the 2017 NPA).
“Delta” means Delta Air Lines, Inc., a Delaware corporation.
“Delta Investor Rights Agreement” means that certain letter agreement, dated as of the date hereof, between Delta and the Company.

“D&O Indemnified Parties” has the meaning specified in Section 8.8(a).
“DGCL” has the meaning specified in the Recitals hereto.
“Disclosure Letter” means, as applicable, the Company Disclosure Letter, the Blocker Disclosure Letter or the Acquiror Disclosure Letter.
“Distributable Aggregate Merger Consideration” means the aggregate number of shares of Domesticated Acquiror Class A Common Stock and the aggregate number of shares of Unvested Wheels Up EO Units, in each case, into which the Blocker Equity Interests (other than Cancelled Blocker Interests), Company Common Interests (other than any Company Common Interests subject to Company Options) and Company Preferred Interests (other than Company Preferred Interests held by any Blockers or Blocker Sub) are converted into the right to receive pursuant to Section 3.1(a), Section 3.1(d) and Section 3.1(d) hereof, respectively, and into which the Profits Interest Award and Restricted Interest Award are converted pursuant to Section 3.3(b) and Section 3.3(c), respectively.
“DLLCA” means the Delaware Limited Liability Company Act, as amended.
“Dollars” or “$” means lawful money of the United States.
“Domesticated Acquiror Class A Common Stock” has the meaning specified in the Recitals hereto.
“Domesticated Acquiror Warrant” has the meaning specified in the Recitals hereto.
“Domestication” has the meaning specified in the Recitals hereto.
“DOT” has the meaning specified in Section 4.31(a).
“DPJ Blocker” has the meaning specified in the Preamble hereto.
“DPJ Blocker Withdrawal Notice” has the meaning specified in Section 12.20.
“Earnout Shares” means the shares of Acquiror Common Stock, if any, issued pursuant to Section 3.4.
“Effective Time” has the meaning specified in Section 2.3(d).
“Effective Time Company Fully Diluted Shares” means the sum of the number of Company Common Interests, Company Preferred Interests, Profits Interests and Restricted Interests issued and outstanding as of immediately prior to the First Step Blocker Effective Time, in each case calculated on a fully-vested basis.
“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).
“ERISA” has the meaning specified in Section 4.13(a).
“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agent” has the meaning specified in Section 3.2(a).
“Exchange Ratio” means the quotient obtained by dividing (a) the number of Acquiror Common Shares constituting the Aggregate Merger Consideration, by (b) the number of Aggregate Fully Diluted Company Interests.
“Export Approvals” has the meaning specified in Section 4.26(a).
“FAA” has the meaning specified in Section 4.31(a).
“Filing Deadline” has the meaning specified in Section 9.2(b)(i).

“Financial Statements” has the meaning specified in Section 4.8(a)(ii).
“First Earnout Achievement Date” has the meaning specified in Section 3.4(a).
“First Earnout Fully Diluted Shares” means the Effective Time Company Fully Diluted Shares less the number of Profits Interests and Restricted Interests as of immediately prior to the Effective Time corresponding to any respective forfeitures or cancellations of Wheels Up PI Units and Wheels Up RI Units between the Effective Time and the First Earnout Achievement Date.
“First Step Blocker Effective Time” has the meaning specified in Section 2.3(b).
“First Step Blocker Mergers” has the meaning specified in the Recitals hereto.
“First Step Blocker Surviving Entity” has the meaning specified in Section 2.1(b)(i).
“FSGRWCO Blocker” has the meaning specified in the Preamble hereto.
“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.
“Governmental Authorization” has the meaning specified in Section 4.5.
“Government Contract” means, with respect to any Person, any prime contract, subcontract, facility contract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, blanket purchase agreement, letter agreement, “other transaction” agreement, grant, cooperative agreement or other similar Contract, or other commitment or funding vehicle between such Person and (a) a Governmental Authority, (b) any prime contractor to a Governmental Authority or (c) any subcontractor with respect to any Contract described in the foregoing clause (a) or (b). A task or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“GROWTHCO Blocker” has the meaning specified in the Preamble hereto.
“GRTHCOCP Blocker” has the meaning specified in the Preamble hereto.
“Hazardous Material” means any (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons, and (g) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Incentive Equity Plan” has the meaning specified in 8.1(a).
“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn-outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally. Notwithstanding the foregoing, “Indebtedness” shall not include any accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice.
“Intellectual Property” means all intellectual property and industrial property rights of every kind and description throughout the world, including U.S. and foreign: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) trademarks, logos, service marks, trade dress, trade names, slogans, and internet domain names, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) copyrights and copyrightable subject matter, including such corresponding rights in software and other works of authorship; (iv) rights in algorithms, databases, compilations and data; (v) trade secrets and all other confidential and proprietary information, know-how, processes, formulae, models, and methodologies (“Trade Secrets”); (vi) rights of publicity, (vii) moral rights and rights of attribution and integrity, (viii) social media accounts and usernames, and account identifiers; and (ix) all applications and registrations, and any renewals, and extensions for the foregoing.
“Intended Tax Treatment” has the meaning specified in Section 2.7
“Interim Period” has the meaning specified in Section 7.1.
“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IRS” means Internal Revenue Service.
“JOBS Act” has the meaning specified in Section 6.6(a).
“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries having a base annual rental in excess of $100,000 annually, or which is otherwise material to the business of the Company and its Subsidiaries, taken as a whole.
“Legal Proceedings” has the meaning specified in Section 4.10.
“Letter of Transmittal” has the meaning specified in Section 3.2(b).

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.
“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, leases, subleases, restrictions, or other liens of any kind whether consensual, statutory or otherwise.
“Major Company Equityholder” means each of the holders of Company Interests set forth on Section 1.1 of the Company Disclosure Letter.
“Managing Member” has the meaning specified in the A&R LLC Agreement.
“Merger Certificate” has the meaning specified in Section 2.1(c).
“Merger Sub” has the meaning specified in the Preamble hereto.
“Mergers” has the meaning specified in the Recitals hereto.
“Minimum Remaining Trust Amount” means an amount equal to $120 million.
“Minimum PIPE Investment Amount” means $360 million.
“MIP LLC” means Wheels Up MIP LLC, an Affiliate of the Company and single-purpose entity formed for the purpose of administering and effectuating the award of profits interests under the Wheels Up Partners Holdings LLC Equity Incentive Plans I — VIII.
“MIP RI LLC” means Wheels Up MIP RI LLC, an Affiliate of the Company and single-purpose entity formed for the purpose of administering and effectuating the award of restricted interests under the Wheels Up Partners Holdings LLC Equity Incentive Plans VII and VIII.
“Modification in Recommendation” has the meaning specified in Section 9.2(c).
“Multiemployer Plan” has the meaning specified in Section 4.13(c).
“Nasdaq” has the meaning specified in Section 8.3.
“NEA15 Blocker” has the meaning specified in the Preamble hereto.
“NISPOM” means the National Industrial Security Policy Operating Manual and any regulation pertaining thereto.
“NYSE” has the meaning specified in Section 6.6(c).
“Offer Documents” has the meaning specified in Section 9.2(a)(i).
“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License.
“Open Source Materials” means any software subject to an Open Source License.
“OTC Blocker” has the meaning specified in the Preamble hereto.
“Owned Real Property” means all real property owned in fee simple by the Companies or any of their Subsidiaries.
“Payoff Amount” has the meaning specified in Section 7.5(b).
“Payoff Letters” has the meaning specified in Section 7.5(b).
“Per Share Merger Consideration” means the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property Lease, and (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of the Leased Real Property, (vi) Liens, if any, arising from non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries (x) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole and (xi) Liens arising under the Credit Documents, to the extent not terminated as provided in Section 7.5 in connection with the Closing.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.
“PIPE Investment” means the purchase of shares of Domesticated Acquiror Class A Common Stock pursuant to the Subscription Agreements.
“PIPE Investment Amount” means the aggregate gross purchase price received by Acquiror prior to or substantially concurrently with Closing for the shares in the PIPE Investment.
“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.
“Privacy and Cybersecurity Requirements” has the meaning specified in Section 4.22(a).
“Profits Interest” means a membership interest in the form of a “profits interest” (within the meaning of IRS Revenue Procedure 93-27, 1993-2 C.B. 343, and IRS Revenue Procedure 2001-43, 2001-2 C.B. 191) in the Company, including any profits interest granted to MIP LLC which corresponds to a profits interest in MIP LLC granted to an eligible service provider of the Company or any of its Subsidiaries.
“Profits Interest Award” means an award of Profits Interests.
“Profits Interest Proceeds Ratio” means the intrinsic value of a Profits Interest assuming a hypothetical liquidation of the Company upon the Closing for the Base Purchase Price, after taking into consideration the relevant participation threshold of each such Profits Interest and any distribution preferences applicable to other Company Interests in accordance with Section 9 of the Company LLC Agreement (as in effect on the date of this Agreement without further amendment), divided by the Per Share Merger Consideration. Any Out-of-the-Money Profits Interest shall be deemed to have no intrinsic value for purposes of the Profits Interest Proceeds Ratio.
“Prospectus” has the meaning specified in Section 12.1.

“Proxy Statement” has the meaning specified in Section 9.2(a)(i).
“Proxy Statement/Registration Statement” has the meaning specified in Section 9.2(a)(i).
“Q1 2021 Financial Statements” has the meaning specified in Section 7.3(b).
“Real Property Leases” has the meaning specified in Section 4.20(a)(ii).
“Registrable Exchange Securities” shall mean the shares of Domesticated Acquiror Class A Common Stock issuable in exchange for Wheels Up Exchangeable Units; provided, however, that such Registrable Exchange Securities shall cease to be Registrable Exchange Securities with respect to any Company Equityholder upon the earliest to occur of (a) when the issuance of such Registrable Exchange Securities shall have been registered pursuant to an effective Registration Statement, (b) when such Registrable Exchange Securities have been sold, transferred, disposed of or exchanged by such Company Equityholder, (c) the date on which such Registrable Exchange Securities can be sold by such Company Equityholder in accordance with Rule 144 without volume limitations and (d) the date on which such securities shall have ceased to be outstanding.
“Registration Rights Agreement” has the meaning specified in the Recitals hereto.
“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.
“Registration Statement Securities” has the meaning specified in Section 9.2(a)(i).
“Remaining Trust Amount” has the meaning specified in Section 8.2(a).
“Requisite Company Equityholders” means the holders of at least (i) a majority of the outstanding Company Common Interests entitled to vote, (ii) two-thirds (2/3) of the outstanding Company Preferred Interests, voting as a single class, (iii) a majority of the outstanding Class A Preferred Interests, voting as a single class, (iv) two-thirds of the outstanding Class B Preferred Interests, voting as a single class, (v) 70% of the outstanding Class C Preferred Interests, voting as a single class, (vi) 80% of the outstanding Class D Preferred Interests, voting as a single class, and (vii) a majority of the outstanding Class E Preferred Interests, voting as a single class.
“Resale Registration Statement” has the meaning specified in Section 9.2(b)(i).
“Restricted Interest” means a membership interest in the form of a “restricted interest” in in the Company granted to MIP RI LLC, which corresponds to a restricted interest in MIP RI LLC granted to an eligible service provider of the Company or any of its Subsidiaries.
“Restricted Interest Award” means an award of Restricted Interests granted under a Company Incentive Plan.
“Rollover Option” has the meaning specified in Section 3.3(a).
“Rollover Profits Interest Award” has the meaning specified in Section 3.3(b).
“Rollover Restricted Interest Award” has the meaning specified in Section 3.3(c).
“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same purpose and effect as such Rule.
“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department

of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.
“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Second Earnout Achievement Date” has the meaning specified in Section 3.4(b).
“Second Earnout Fully Diluted Shares” means the Effective Time Company Fully Diluted Shares less the number of Profits Interests and Restricted Interests as of immediately prior to the Effective Time corresponding to any respective forfeitures or cancellations of Wheels Up PI Units and Wheels Up RI Units between the Effective Time and the Second Earnout Achievement Date.
“Second Step Blocker Effective Time” has the meaning specified in Section 2.3(c).
“Second Step Blocker Mergers” has the meaning specified in the Recitals hereto.
“Securities Act” means the Securities Act of 1933, as amended.
“Skadden” has the meaning specified in Section 12.18(a).
“Skadden Privileged Communications” has the meaning specified in Section 12.18(a).
“Sponsor” means Aspirational Consumer Lifestyle Sponsor LLC, a Cayman Islands limited liability company.
“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Sponsor, Acquiror, the Company and the other parties thereto, as amended or modified from time to time.
“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.
“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.
“Surviving Company” has the meaning specified in Section 2.1(c).
“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.
“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.
“Terminating Acquiror Breach” has the meaning specified in Section 11.1(g).

“Terminating Company Breach” has the meaning specified in Section 11.1(e).
“Third Earnout Achievement Date” has the meaning specified in Section 3.4(c).
“Third Earnout Fully Diluted Shares” means the Effective Time Company Fully Diluted Shares less the number of Profits Interests and Restricted Interests as of immediately prior to the Effective Time corresponding to any respective forfeitures or cancellations Wheels Up PI Units and Wheels Up RI Units between the Effective Time and the Third Earnout Achievement Date.
“Title IV Plan” has the meaning specified in Section 4.13(c).
“Top Vendors” has the meaning specified in Section 4.28(a).
“Trading Day” means any day on which shares of Acquiror Common Stock are actually traded on the principal securities exchange or securities market on which shares of Acquiror Common Stock are then traded.
“Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom, (c) any and all filing fees payable by the Company or any of its Subsidiaries to the Antitrust Authorities in connection with the transactions contemplated hereby, and (d) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement.
“Transaction Proposals” has the meaning specified in Section 9.2(c).
“Transfer Taxes” has the meaning specified in Section 9.4.
“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.
“Trust Account” has the meaning specified in Section 12.1.
“Trust Agreement” has the meaning specified in Section 6.8.
“Trustee” has the meaning specified in Section 6.8.
“Unaudited Condensed Consolidated Interim Financial Statements” has the meaning specified in Section 4.8(a)(ii).
“Unpaid Transaction Expenses” has the meaning specified in Section 2.4(d).
“Unvested Wheels Up EO Unit” means a Wheels Up EO Unit issued pursuant to Section 3.3(b)(ii) or Section 3.3(c)(ii) that has not yet vested pursuant to Section 3.4 hereof.
“Updated Financial Statements” has the meaning specified in Section 7.3(a).
“VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the Board of Directors of Acquiror.
“Warrant Agreement” means the Warrant Agreement, dated as of September 25, 2020, between Acquiror and Continental Stock Transfer & Trust Company.
“Wheels Up Acquiror Initial Held Interests” has the meaning specified in Section 3.1(e).
“Wheels Up Common Units” means the equity interests of the Surviving Company designated as “Common Units” in the A&R LLC Agreement.
“Wheels Up Group” has the meaning specified in Section 12.18(b).
“Wheels Up Exchangeable Units” means Wheels Up PI Units, Wheels Up RI Units and Wheels Up EO Units.
“Wheels Up EO Units” means the equity interests of the Surviving Company designated as “EO Units” in the A&R LLC Agreement.
“Wheels Up PI Units” means the equity interests of the Surviving Company designated as “PI Units” in the A&R LLC Agreement.
“Wheels Up RI Units” means the equity interests of the Surviving Company designated as “RI Units” in the A&R LLC Agreement.
“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.
“Written Consent” has the meaning specified in Section 9.2(d).
“WUNHF Blocker” has the meaning specified in the Preamble hereto.
“WUNHT Blocker” has the meaning specified in the Preamble hereto.
“WUUSET Blocker” has the meaning specified in the Preamble hereto.
Section 1.2.   Construction.
(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.
(b)   Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(d)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(e)   The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV, Article V or Article VI (as applicable), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company), Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) or Section 1.3 of the Blocker Disclosure Letter (in the case of the applicable Blocker) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, in the case of the applicable Blocker, Article V as qualified by the Blocker Disclosure Letter, or, in the case of Acquiror, Article VI as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other parties to this Agreement rely thereon to its detriment.
Section 1.3.   Knowledge.   As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter, (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter and (iii) the phrase “to the knowledge” of the Blocker shall mean the knowledge of the individuals identified on Section 1.3 of the Blocker Disclosure Letter in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.
ARTICLE II
THE MERGERS; CLOSING
Section 2.1.   Domestication; The Mergers.
(a)   Domestication.   On the Closing Date prior to the First Step Blocker Effective Time, Acquiror shall cause the Domestication to occur.
(b)   Blocker Mergers.
(i)   Upon the terms and subject to the conditions set forth in this Agreement, following the Domestication, Acquiror, each of the Blocker Merger Subs and each of the Blockers, as applicable, shall cause simultaneously (A) Blocker Merger Sub I to be merged with and into WUNHF Blocker, with WUNHF Blocker being the surviving entity in Blocker Merger I and a wholly owned subsidiary of Acquiror, (B) Blocker Merger Sub II to be merged with and into WUNHT Blocker, with WUNHT Blocker being the surviving entity in Blocker Merger II and a wholly owned subsidiary of Acquiror, (C) Blocker Merger Sub III to be merged with and into WUUSET Blocker, with WUUSET Blocker being the surviving entity in Blocker Merger III and a wholly owned subsidiary of Acquiror, (D) Blocker Merger Sub IV to be merged with and into GRTHCOCP Blocker, with GRTHCOCP Blocker being the surviving entity in Blocker Merger IV and a wholly owned subsidiary of Acquiror, (E) Blocker Merger Sub V to be merged with and into FSGRWCO Blocker, with FSGRWCO Blocker being the surviving entity in Blocker Merger V and a wholly owned subsidiary of Acquiror, (F) Blocker Merger Sub VI to be merged with and into GROWTHCO Blocker, with GROWTHCO Blocker being the surviving entity in Blocker Merger VI and a wholly owned subsidiary of Acquiror, (G) Blocker Merger Sub VII to be merged with and into OTC Blocker, with OTC Blocker being the surviving entity in the Blocker Merger VII and a wholly owned subsidiary of Acquiror, (H) Blocker Merger Sub VIII to be merged with and into NEA15 Blocker, with NEA15 Blocker being the surviving entity in Blocker Merger VIII and a wholly owned subsidiary of Acquiror, and (I) Blocker Merger Sub IX to be merged with and into DPJ Blocker, with DPJ Blocker being the surviving entity in Blocker Merger IX and a wholly owned subsidiary of Acquiror. Each of the First Step Blocker Mergers shall be consummated in accordance with this

Agreement and shall be evidenced by a certificate of merger with respect to such First Step Blocker Merger, executed by the applicable Blocker and Blocker Merger Sub in accordance with the relevant provisions of the DGCL and the DLLCA, as applicable, each such First Step Blocker Merger to be effective as of the First Step Blocker Effective Time. Upon consummation of each First Step Blocker Merger, the separate entity existence of such Blocker Merger Sub shall cease and the applicable Blocker, as the surviving entity of such First Step Blocker Merger, shall continue its entity existence under the DLLCA or the DGCL, as applicable, as a wholly owned subsidiary of Acquiror (each a “First Step Blocker Surviving Entity”, and collectively, the “First Step Blocker Surviving Entities”).
(ii)   Upon the terms and subject to the conditions set forth in this Agreement, following the First Step Blocker Effective Time, Acquiror, Blocker Sub and each of the First Step Blocker Surviving Entities shall cause simultaneously each of the First Step Blocker Surviving Entities to be merged with and into Blocker Sub, with Blocker Sub as the surviving entity in the Second Step Blocker Mergers. Each of the Second Step Blocker Mergers shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to such Second Step Blocker Merger, executed by the applicable First Step Blocker Surviving Entity and Blocker Sub in accordance with the relevant provisions of the DGCL and the DLLCA, as applicable, each Second Step Blocker Merger to be effective as of the Second Step Blocker Effective Time. Upon consummation of each Second Step Blocker Merger, the separate entity existence of such First Step Blocker Surviving Entity shall cease and Blocker Sub, as the surviving entity of the such Second Step Blocker Merger, shall continue its entity existence under the DGCL.
(c)   Company Merger.   Upon the terms and subject to the conditions set forth in this Agreement, and following the Second Step Blocker Effective Time, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Companies”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving entity in the Company Merger. The Company Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Company Merger (as so filed, the “Merger Certificate”), executed by the Constituent Companies in accordance with the relevant provisions of the DLLCA, such Company Merger to be effective as of the Effective Time. Upon consummation of the Company Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving entity of the Company Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”), shall continue its corporate existence under the DLLCA as a wholly owned subsidiary of Acquiror, with Acquiror as its Managing Member.
Section 2.2.   Effects of the Mergers.
(a)   At and after the First Step Blocker Effective Time, each of the First Step Blocker Surviving Entities shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of each of the applicable Blocker and Blocker Merger Sub, and shall become subject to all the restrictions, disabilities and duties of each of such Blocker and Blocker Merger Sub; and all rights, privileges, powers and franchises of each of such Blocker and Blocker Merger Sub, and all property, real, personal and mixed, and all debts due to each of such Blocker and Blocker Merger Sub, on whatever account, shall become vested in such First Step Blocker Surviving Entity; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of such First Step Blocker Surviving Entity as they are of such Blocker and Blocker Merger Sub; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in any of such Blocker or Blocker Merger Sub shall not revert or become in any way impaired by reason of such First Step Blocker Merger; but all Liens upon any property of each of such Blocker and Blocker Merger Sub shall thereafter attach to such First Step Blocker Surviving Entity and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DLLCA and DGCL, as applicable.
(b)   At and after the Second Step Blocker Effective Time, Blocker Sub shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of each of the First Step Blocker Surviving Entities and Blocker Sub, and shall become subject to all the restrictions, disabilities and duties of each of the First Step Blocker Surviving Entities and Blocker Sub; and all rights, privileges, powers and franchises of each of the First Step Blocker Surviving Entities and Blocker Sub and all property, real, personal and mixed, and all debts due to each of the First Step Blocker Surviving Entities and Blocker Sub, on whatever account, shall become vested in Blocker Sub; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of Blocker Sub as the surviving entity of each of the Second Step Blocker Mergers as they are of each of the First Step Blocker Surviving Entities and Blocker Sub; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in any of the First Step Blocker Surviving Entities or Blocker Sub shall not revert or become in any way impaired by reason of the Second Step Blocker Mergers; but all Liens upon any property of each of the First Step Blocker Surviving Entities and Blocker Sub shall thereafter attach to Blocker Sub as the surviving entity of each of the Second Step Blocker Mergers and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DLLCA and DGCL, as applicable.
(c)   At and after the Effective Time, the Surviving Company shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Companies, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Companies; and all rights, privileges, powers and franchises of each Constituent Company, and all property, real, personal and mixed, and all debts due to each such Constituent Company, on whatever account, shall become vested in the Surviving Company; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Company as they are of the Constituent Companies; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Companies shall not revert or become in any way impaired by reason of the Company Merger; but all Liens upon any property of a Constituent Company shall thereafter attach to the Surviving Company and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DLLCA.
Section 2.3.   Closing; Effective Time.
(a)   In accordance with the terms and subject to the conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001, at 10:00 a.m. (New York time) on the date which is three (3) Business Days after the first date on which all conditions set forth in Article X shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.
(b)   Subject to the satisfaction or waiver of all of the conditions set forth in Article X of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, the Blockers, Acquiror and the Blocker Merger Subs shall cause the First Step Blocker Mergers to be consummated simultaneously by filing certificates of merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLCA and the DGCL, as applicable. The First Step Blocker Mergers shall become effective at such date and time to be specified in the filings of each such certificate of merger with the Secretary of State of the State of Delaware, with the agreement of the applicable Blocker and Blocker Merger Sub, subject to the consent of Acquiror and the Company (the latest of such effective times, the “First Step Blocker Effective Time”).
(c)   Promptly following the First Step Blocker Effective Time, Acquiror, Blocker Sub and each of the First Step Blocker Surviving Entities shall cause the Second Step Blocker Mergers to be consummated simultaneously by filing certificates of merger with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLCA and the DGCL, as applicable. The Second Step Blocker Mergers shall become effective at such date and time to be specified in the filings of each such certificate of merger with the Secretary of State of the State of Delaware, with the agreement of the applicable First Step Blocker Surviving Entity and Blocker Sub, subject to the consent of the Company (such effective time, the “Second Step Blocker Effective Time”).
(d)   Promptly following the Second Step Blocker Effective Time, Acquiror, Merger Sub, and the Company shall cause the Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLCA. The Company Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in each of the Merger Certificate (the “Effective Time”).
(e)   Promptly following the Effective Time, Acquiror shall cause the payment of the Cash Contribution to the Surviving Company as a capital contribution in respect of the Wheels Up Acquiror Initial Held Interests.
(f)   The Closing, the First Step Blocker Effective Time, the Second Step Blocker Effective Time, the Effective Time and the Cash Contribution shall occur after the completion of the Domestication.
Section 2.4.   Closing Deliverables.
(a)   At the Closing, the Company will deliver or cause to be delivered:
(i)   to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Sections 10.2(a), 10.2(b) and 10.2(c) have been fulfilled;
(ii)   to Acquiror, the written resignations of all of the directors of the Company (other than any such Persons identified as the initial directors of the Surviving Company, in accordance with Section 2.6), effective as of the Effective Time;
(iii)   to Acquiror, the Registration Rights Agreement, duly executed by the Major Company Equityholders who have elected to execute the Registration Rights Agreement;
(iv)   to Acquiror, evidence that all Affiliate Agreements (other than those set forth on Section 7.4 of the Company Disclosure Letter) have been terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries;
(v)   to Acquiror, with respect to each Blocker or Blocker Owner, as applicable, either (i) an executed IRS Form W-9 from the Blocker Owner or (ii) a certificate on behalf of the Blocker, prepared in a manner consistent and in accordance with the requirements of Treasury Regulations Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in such Blocker is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) with respect to each Blocker, provided that the Company shall deliver to the Blocker a certificate signed under penalties of perjury (in such form as may be reasonably requested by counsel to the Blocker) certifying that the fair market value of the Company’s U.S. real property interests does not equal or exceed fifty percent (50%) of the fair market value of (A) the Company’s U.S. real property interests, (B) the Company’s interests in real property located outside the United States, plus (C) any other of its assets which are used or held for use in a trade or business; and
(vi)   to Acquiror, a certificate on behalf of the Company conforming to the requirements of Treasury Regulations Section 1.1445-11T(d)(2).
(b)   At the Closing, each of the Blockers will deliver or cause to be delivered to Acquiror, a certificate signed by an authorized Person of such Blocker, dated as of the Closing Date, certifying that, to the knowledge and belief of such authorized Person, the conditions specified in Section 10.2(a) solely with respect to the representations and warranties of such Blocker contained in this Agreement, and Section 10.2 (b) solely with respect to the covenants of such Blocker to be performed as of or prior to the Closing, have been fulfilled.
(c)   At the Closing, Acquiror will deliver or cause to be delivered:
(i)   to the Exchange Agent, the Distributable Aggregate Merger Consideration for further distribution to the Company Equityholders (excluding the Blockers) and each Blocker Owner pursuant to Section 3.2;
(ii)   to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.3(a) and Section 10.3(b) have been fulfilled;
(iii)   to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of Acquiror and the Sponsor; and
(iv)   to the Company, the written resignations of all of the directors and officers of Acquiror, Merger Sub and the Blocker Merger Subs (other than those Persons identified as the initial directors and officers, respectively, of Acquiror after the Effective Time, in accordance with the provisions of Section 2.6 and Section 8.6), effective as of the Effective Time.
(d)   On the Closing Date, concurrently with the Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued transaction expenses of Acquiror and its Affiliates (which shall include any outstanding amounts under any Working Capital Loans) as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date and (ii) all accrued and unpaid Transaction Expenses (“Unpaid Transaction Expenses”) as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided, that any Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.
(e)   Each Blocker will deliver or cause to be delivered to Acquiror and the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of such Blocker’s Blocker Owner.
Section 2.5.   Governing Documents.
(a)   The certificates of formation and operating agreements of the Blocker Merger Subs as in effect immediately prior to the First Step Blocker Effective Time, shall be the certificates of formation and operating agreements of the applicable First Step Blocker Surviving Entities until thereafter amended as provided therein and under the DGCL or the DLLCA, as applicable.
(b)   The certificate of formation and operating agreement of Blocker Sub as in effect immediately prior to the Second Step Blocker Effective Time, shall be the certificate of formation and operating agreement of Blocker Sub from and after the Second Step Blocker Effective Time, until thereafter amended as provided therein and under the DLLCA.
(c)   The certificate of incorporation and bylaws of Acquiror as of immediately prior to the Effective Time (which shall be in the form attached as Exhibit A and Exhibit B hereto (with such changes as may be agreed in writing by Acquiror and the Company) upon effectiveness of the Domestication), shall be the certificate of incorporation and bylaws of Acquiror from and after the Effective Time, until thereafter amended as provided therein and under the DGCL.
(d)   At the Effective Time, the operating agreement of the Company shall be amended and restated to be in the form attached as Exhibit C hereto (with such changes as may be agreed in writing by Acquiror and the Company), until thereafter amended as provided therein and under the DLLCA.

Section 2.6.   Directors and Officers.
(a)   The directors and officers of each of the Blocker Merger Subs, as of immediately prior to the First Step Blocker Effective Time, shall be the initial directors and officers of the applicable First Step Blocker Surviving Entity from and after the First Step Blocker Effective Time, each to hold office in accordance with the Governing Documents of such First Step Blocker Surviving Entity.
(b)   The officers of the Company as of immediately prior to the Effective Time, shall be the officers of the Surviving Company from and after the Effective Time.
(c)   The parties shall take all actions necessary to ensure that (i) from and after the Effective Time, the Persons identified as the initial post-Closing directors and officers of Acquiror in accordance with the provisions of Section 8.6 shall be the directors and officers, respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror, (ii) from and after the Effective Time, the Acquiror shall be the Managing Member of the Surviving Company, and (iii) from and after the Second Step Blocker Effective Time, the Persons identified by the Company to Acquiror in writing prior to the Closing, holding such positions as identified by the Company to Acquiror, shall be the officers of Blocker Sub, each to hold office in accordance with the Governing Documents of Blocker Sub.
Section 2.7.   Intended Tax Treatment.   Each of the parties intends that, for United States federal income tax purposes, (i) the Domestication will qualify as a reorganization under Section 368(a)(1)(F) of the Code, and that this Agreement shall be adopted as a plan of reorganization with respect to the Domestication; (ii) each of the Blocker Mergers will qualify as a reorganization under Section 368(a)(1)(A) of the Code, and that this Agreement shall be adopted as a plan of reorganization with respect to each of the Blocker Mergers; (iii) the Mergers collectively, together with the purchases of Domesticated Acquiror Class A Common Stock by the PIPE Investors, will qualify as a contribution under Section 351 of the Code; and (iv) the Cash Contribution will qualify as a contribution under Section 721 of the Code by the Acquiror to the Company (collectively, the “Intended Tax Treatment”). The parties shall (x) cooperate with each other and their respective counsel to document and support the Intended Tax Treatment, including providing factual support letters and (y) file all Tax Returns or other reports, as required, consistent with the Intended Tax Treatment.
ARTICLE III
EFFECTS OF THE MERGERS ON EQUITY INTERESTS AND EQUITY AWARDS
Section 3.1.   Conversion of Securities.
(a)   At the First Step Blocker Effective Time, by virtue of the Blocker Mergers and without any action on the part of any party hereto or any holder of Blocker Equity Interests, the Blocker Equity Interests of each Blocker that are issued and outstanding immediately prior to the First Step Blocker Effective Time (other than any Cancelled Blocker Interests (as defined below)) shall be cancelled and converted into the right to receive in the aggregate with respect to such Blocker Equity Interests, (A) a number of Acquiror Common Shares equal to (i) the Exchange Ratio, multiplied by (ii) the aggregate number of Company Preferred Interests held by such Blocker as of immediately prior to the First Step Blocker Effective Time, and (B) the right to receive Earnout Shares to the extent due and issuable pursuant to Section 3.4.
(b)   At the First Step Blocker Effective Time, by virtue of the First Step Blocker Mergers and without any action on the part of the Blockers or the Blocker Merger Subs, (i) each share of capital stock of each Blocker Merger Sub shall be converted into a common interest or a share of common stock, as applicable, of the applicable First Step Blocker Surviving Entity and (ii) any Blocker Equity Interests of a Blocker held in treasury or owned by such Blocker immediately prior to the First Step Blocker Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto (“Cancelled Blocker Interests”).
(c)   At the Second Step Blocker Effective Time, by virtue of the Second Step Blocker Mergers and without any action on the part of the First Step Blocker Surviving Entities or Blocker Sub, each common interest or share of common stock, as applicable, of each First Step Blocker Surviving Entity shall be converted into a common interest of Blocker Sub.
(d)   At the Effective Time, by virtue of the Company Merger and without any action on the part of any party hereto or any holder of Company Interests, (i) each Company Common Interest and each Company Preferred Interest, in each case, that is issued and outstanding immediately prior to the First Step Blocker Effective Time (other than any Company Common Interests subject to Company Awards (which shall be respectively subject to Section 3.3) and Company Preferred Interests held by Blocker Sub), shall be cancelled and converted into the right to receive (A) a number of shares of Domesticated Acquiror Class A Common Stock that is equal to the Exchange Ratio and (B) the right to receive Earnout Shares to the extent due and issuable pursuant to Section 3.4 and (ii) each Company Preferred Interest held by Blocker Sub shall be converted into a number of Wheels Up Common Units that is in each case equal to the Exchange Ratio (the “Blocker Sub Initial Held Interests”).
(e)   At the Effective Time, by virtue of the Company Merger and without any action on the part of Acquiror or Merger Sub, the equity interests of Merger Sub shall be converted into a number of Wheels Up Common Units (the “Wheels Up Acquiror Initial Held Interests”) equal to (i) the number of issued and outstanding shares of Acquiror Common Stock as of such time (for the avoidance of doubt, after giving effect to the consummation of the PIPE Investment and the Acquiror Share Redemptions), minus (ii) the Blocker Sub Initial Held Interests.
(f)   Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Common Stock shall be issued to any Person in any Merger, with any fractional shares rounded down to the nearest whole share.
Section 3.2.   Exchange Procedures
(a)   Prior to the Closing, Acquiror shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Distributable Aggregate Merger Consideration to the Company Equityholders (other than the Blockers and Blocker Sub) and the Blocker Owners. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Domesticated Acquiror Class A Common Stock and Unvested Wheels Up EO Units comprising the Distributable Aggregate Merger Consideration.
(b)   Reasonably promptly after the Effective Time, Acquiror shall send or shall cause the Exchange Agent to send, (i) to each Blocker Owner as of immediately prior to the First Step Blocker Effective Time, whose Blocker Equity Interests are to be converted into a right to receive a portion of the Distributable Aggregate Merger Consideration pursuant to Section 3.1(a), a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each such equity interest to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Blocker Letter of Transmittal”), and (ii) to each record holder of Company Common Interests and/or Company Preferred Interests as of immediately prior to the Effective Time, whose Company Common Interests and/or Company Preferred Interests (as applicable) were converted pursuant to Section 3.1(d) into the right to receive a portion of the Distributable Aggregate Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).
(c)   Each Blocker Owner, and each record holder of Company Common Interests and Company Preferred Interests, in each case that have been converted into the right to receive a portion of the Distributable Aggregate Merger Consideration, pursuant to Section 3.1(a) or Section 3.1(d), respectively, shall be entitled to receive such portion of the Aggregate Merger Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) or, in the case of any Blocker Equity Interests or Company Preferred Interests that are certificated, upon the delivery by the record holder thereof to the Exchange Agent of all certificates for such Blocker Equity Interests or Company Preferred Interests (or a duly completed affidavit of loss (in a customary form reasonably acceptable to the Exchange Agent) with respect to any lost, stolen, or destroyed certificate), together with a duly completed and validly executed Blocker Letter of Transmittal or Letter of Transmittal, as applicable, and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.
(d)   Following the Second Step Blocker Effective Time or the Effective Time, as the case may be, pending the delivery and surrender to the Exchange Agent of the certificates representing any Blocker Equity Interest or Company Preferred Interest, such certificate(s) shall be deemed for all purposes to evidence the corresponding Blocker Owner’s or Company Equityholder’s right to receive the portion of the Distributable Aggregate Merger Consideration into which the Blocker Equity Interests or Company Preferred Interests formerly represented thereby shall have been converted pursuant to the terms of this Agreement.
(e)   Promptly following the date that is one (1) year after the Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Distributable Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of Blocker Equity Interests or Company Common Interests and/or Company Preferred Interests as of immediately prior to the First Step Blocker Effective Time or Effective Time, respectively, that has not exchanged such Blocker Equity Interests or Company Common Interests and/or Company Preferred Interests for an applicable portion of the Distributable Aggregate Merger Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the Effective Time, may transfer such Blocker Equity Interests to Acquiror, or such Company Common Interests and/or Company Preferred Interests to Acquiror, and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Distributable Aggregate Merger Consideration without any interest thereupon. None of Acquiror, Merger Sub, Blocker Sub, the Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any of the Distributable Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such equity interests shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Company (in respect of Company Common Interests, Company Preferred Interests and Blocker Equity Interests), free and clear of all claims or interest of any Person previously entitled thereto.
Section 3.3.   Treatment of Company Options, Profits Interests and Restricted Interests.
(a)   Promptly following the Cash Contribution, each Company Option that is outstanding immediately prior to the Effective Time shall be converted into the right to receive, (i) an option relating to shares of Domesticated Acquiror Class A Common Stock upon substantially the same terms and conditions as are in effect with respect to such Company Option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, a “Rollover Option”) except that (A) such Rollover Option shall relate to that whole number of shares of Domesticated Acquiror Class A Common Stock (rounded down to the nearest whole share) equal to the number of Company Common Interests subject to such Company Option, multiplied by the Exchange Ratio, and (B) the exercise price per share for each such Rollover Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.
(b)   As of the Effective Time, each Profits Interest Award that is outstanding immediately prior to the Effective Time shall be converted into (i) an award of Wheels Up PI Units (a “Rollover Profits Interest Award”) with substantially the same terms and conditions as were applicable to such Profits

Interest Award immediately prior to the Effective Time, including the same vesting and termination-related provisions, except that such Rollover Profits Interest Award shall relate to a number of Wheels Up PI Units equal to the product of (1) the number of Profits Interests subject to such Profits Interest Award immediately prior to the Effective Time, multiplied by (2) the Exchange Ratio, with the participation threshold (or “hurdle amount”) related to each such Wheels Up PI Unit adjusted to maintain the intrinsic value of the Profits Interest Award immediately prior to the Effective Time (without regard to any rights to receive Wheels Up EO Units under Section 3.3(b)(ii) below) and (ii) a number of Wheels Up EO Units equal to the product of (1) the quotient of (A) the number of Profits Interests subject to such Profits Interest Award immediately prior to the Effective Time, divided by (B) the Effective Time Company Fully Diluted Shares, multiplied by (2) 9,000,000, which such Wheels Up EO Units shall be subject to vesting as provided in Section 3.4 and the A&R LLC Agreement and to such other terms and conditions as are in effect with respect to such Profits Interests Award immediately prior to the Effective Time, including with respect to vesting and termination-related provisions. After the Effective Time, each Wheels Up PI Unit that is or becomes fully vested under the applicable Rollover Profits Interest Award and otherwise becomes exchangeable for Domesticated Acquiror Class A Common Stock pursuant to the A&R LLC Agreement, subject to any applicable transfer restrictions, shall be exchangeable for no greater than one (1) share of Domesticated Acquiror Class A Common Stock, based on the intrinsic value of a Wheels Up PI Unit at the time of exchange as provided in the A&R LLC Agreement (for each series of Wheels Up PI Unit). For the avoidance of doubt, MIP LLC shall be the initial record holder of all Wheels Up PI Units and Wheels Up EO Units received pursuant to this Section 3.3(b).
(c)   As of the Effective Time, in respect of each Restricted Interest Award that is outstanding immediately prior to the Effective Time, the corresponding Restricted Interest shall be converted into (i) an award of Wheels Up RI Units (a “Rollover Restricted Interest Award”) with substantially the same terms and conditions as were applicable to such Restricted Interest Award immediately prior to the Effective Time, including the same vesting and termination-related provisions, except that such Rollover Restricted Interest Award shall relate to a number of Wheels Up RI Units equal to the product of (1) the number of Restricted Interests subject to such Restricted Interest Award immediately prior to the Effective Time, multiplied by (2) the Exchange Ratio, and (ii) a number of Wheels Up EO Units equal to the product of (1) the quotient of (A) the number of Restricted Interests subject to such Restricted Interest Award immediately prior to the Effective Time, divided by (B) the Effective Time Company Fully Diluted Shares, multiplied by (2) 9,000,000, which such Wheels Up EO Units shall be subject to vesting as provided in Section 3.4 and the A&R LLC Agreement and to such other terms and conditions as are in effect with respect to such Restricted Interests Award immediately prior to the Effective Time, including with respect to vesting and termination-related provisions. After the Effective Time, each Wheels Up RI Unit that is or becomes fully vested under the applicable Rollover Restricted Interest Award and otherwise becomes exchangeable for Domesticated Acquiror Class A Common Stock pursuant to the A&R LLC Agreement, subject to any applicable transfer restrictions, shall be exchangeable for one (1) share of Domesticated Acquiror Class A Common Stock, as provided in the A&R LLC Agreement. For the avoidance of doubt, MIP RI LLC shall be the initial record holder of all Wheels Up RI Units and Wheels Up EO Units received pursuant to this Section 3.3(c).
(d)   The Company shall take all necessary actions to effect the treatment of Company Options, Profit Interest Awards and Restricted Interest Awards pursuant to Sections 3.3(a), 3.3(b) and 3.3(c) in accordance with the Company Incentive Plans and the applicable award agreements, including obtaining any necessary approvals and consents, and to ensure that no Rollover Option may be exercised, and no Wheels Up PI Unit or Wheels Up RI Unit may be exchanged for a share of Domesticated Acquiror Class A Common Stock, prior to the effective date of an applicable registration on Form S-8 (or other applicable form, including Form S-1 or Form S-4) of Acquiror. The Board of Directors of the Company shall amend the Company Incentive Plans and take all other necessary actions, effective as of immediately prior to the Closing, in order to provide that no new Company Awards will be granted under the Company Incentive Plans or in respect of any equity reserve provided thereunder.
Section 3.4.   Earnout.
(a)   If, at any time during the five (5) years following the Closing, the VWAP of Acquiror Common Stock is greater than or equal to $12.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “First Earnout Achievement Date”):
(i)   Acquiror shall promptly issue to each Blocker Owner, a number of shares of Acquiror Common Stock equal to the product of (1) the quotient of (A) the aggregate number of Company Preferred Interests held by the Blocker owned by such Blocker Owner as of immediately prior to the First Step Blocker Effective Time, divided by (B) the First Earnout Fully Diluted Shares, multiplied by (2) 3,000,000;
(ii)   Acquiror shall promptly issue to each holder of Company Common Interests and Company Preferred Interests outstanding immediately prior to the Effective Time (other than Blocker Sub), a number of shares of Acquiror Common Stock equal to the product of (1) the quotient of (A) the aggregate number of Company Common Interests and Company Preferred Interests held by such holder as of immediately prior to the Effective Time, divided by (B) the First Earnout Fully Diluted Shares, multiplied by (2) 3,000,000; and
(iii)   a portion of the Unvested Wheels Up EO Units issued pursuant to Sections 3.3(b) and 3.3(c) hereof shall vest to each holder thereof to the extent provided in the A&R LLC Agreement.
(b)   If, at any time during the five (5) years following the Closing, the VWAP of Acquiror Common Stock is greater than or equal to $15.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Second Earnout Achievement Date”):
(i)   Acquiror shall promptly issue to each Blocker Owner, a number of shares of Acquiror Common Stock equal to the product of (1) the quotient of (A) the aggregate number of Company Preferred Interests held by the Blocker owned by such Blocker Owner as of immediately prior to the First Step Blocker Effective Time, divided by (B) the Second Earnout Fully Diluted Shares, multiplied by (2) 3,000,000;
(ii)   Acquiror shall promptly issue to each holder of Company Common Interests and Company Preferred Interests outstanding immediately prior to the Effective Time (other than Blocker Sub), a number of shares of Acquiror Common Stock equal to the product of (1) the quotient of (A) the aggregate number of Company Common Interests and Company Preferred Interests held by such holder as of immediately prior to the Effective Time, divided by (B) the Second Earnout Fully Diluted Shares, multiplied by (2) 3,000,000; and
(iii)   a portion of the Unvested Wheels Up EO Units issued pursuant to Sections 3.3(b) and 3.3(c) hereof shall vest to each holder thereof to the extent provided in the A&R LLC Agreement.
(c)   If, at any time during the five (5) years following the Closing, the VWAP of Acquiror Common Stock is greater than or equal to $17.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Third Earnout Achievement Date”):
(i)   Acquiror shall promptly issue to each Blocker Owner, a number of shares of Acquiror Common Stock equal to the product of (1) the quotient of (A) the aggregate number of Company Preferred Interests held by the Blocker owned by such Blocker Owner as of immediately prior to the First Step Blocker Effective Time, divided by (B) the Third Earnout Fully Diluted Shares, multiplied by (2) 3,000,000;
(ii)   Acquiror shall promptly issue to each holder of Company Common Interests and Company Preferred Interests outstanding immediately prior to the Effective Time (other than Blocker Sub), a number of shares of Acquiror Common Stock equal to the product of (1) the quotient of (A) the aggregate number of Company Common Interests and Company Preferred Interests held by such holder as of immediately prior to the Effective Time, divided by (B) the Third Earnout Fully Diluted Shares, multiplied by (2) 3,000,000; and
(iii)   a portion of the Unvested Wheels Up EO Units issued pursuant to Sections 3.3(b) and 3.3(c) hereof shall vest to each holder thereof to the extent provided in the A&R LLC Agreement.

(d)   The Blocker Owners and the holders of Company Common Interests and Company Preferred Interests as of immediately prior to the Effective Time (other than Blocker Sub) shall be entitled to receive the shares of Acquiror Common Stock, and the Unvested Wheels Up EO Units shall vest, in each case, as applicable, only upon the occurrence of the First Earnout Achievement Date, the Second Earnout Achievement Date and the Third Earnout Achievement Date, respectively; provided, however, that each such date shall only occur once, if at all, and in no event shall such Blocker Owners and holders of Company Common Interests and Company Preferred Interests as of immediately prior to the Effective Time and holders of Unvested Wheels Up EO Units be entitled to receive or vest in, as applicable, more than a number of Acquiror Common Shares equal to 9,000,000 in the aggregate (measured on an as-exchanged basis with respect to Wheels Up EO Units).
(e)   In the event that there is a Change of Control after the Closing and prior to the date that is five (5) years following the Closing Date:
(i)   to the extent it has not already occurred, the First Earnout Achievement Date shall be deemed to occur on the day prior to the closing of such Change of Control if the price paid per Acquiror Common Share in such Change of Control is greater than or equal to $12.50, and (A) Acquiror shall issue the shares of Acquiror Common Stock issuable pursuant to Section 3.4(a)(i) and Section 3.4(a)(ii), and the applicable Unvested Wheels Up EO Units shall vest in accordance with Section 3.4(a)(iii), (B) Acquiror shall issue such shares and such Unvested Wheels Up EO Units shall vest, in each case, on the date prior to the closing of such Change of Control (to the extent such events shall not have previously occurred), and (C) thereafter, the obligations in Section 3.4(a) shall terminate and no longer apply;
(ii)   to the extent it has not already occurred, the Second Earnout Achievement Date shall be deemed to occur on the day prior to the closing of such Change of Control if the price paid per Acquiror Common Share in such Change of Control is greater than or equal to $15.00, and (A) Acquiror shall issue the shares of Acquiror Common Stock issuable pursuant to Section 3.4(b)(i) and Section 3.4(b)(ii), and the applicable Unvested Wheels Up EO Units shall vest in accordance with Section 3.4(b)(iii), (B) Acquiror shall issue such shares and such Unvested Wheels Up EO Units shall vest, in each case, on the date prior to the closing of such Change of Control (to the extent such events shall not have previously occurred), and (C) thereafter, the obligations in Section 3.4(b) shall terminate and no longer apply;
(iii)   to the extent it has not already occurred, the Third Earnout Achievement Date shall be deemed to occur on the day prior to the closing of such Change of Control if the price paid per Acquiror Common Share in such Change of Control is greater than or equal to $17.50, and (A) Acquiror shall issue the shares of Acquiror Common Stock issuable pursuant to Section 3.4(c)(i) and Section 3.4(c)(ii), and the applicable Unvested Wheels Up EO Units shall vest in accordance with Section 3.4(c)(iii), (B) Acquiror shall issue such shares and such Unvested Wheels Up EO Units shall vest, in each case, on the date prior to the closing of such Change of Control (to the extent such events shall not have previously occurred),and (C) thereafter, the obligations in Section 3.4(c) shall terminate and no longer apply;
(iv)   in the event the consideration paid per Acquiror Common Share in such Change of Control includes stock or other equity consideration, as a condition to the consummation of such Change of Control, the acquiror in such Change of Control shall assume the obligations in this Section 3.4 and the stock price thresholds set forth in this Section 3.4 shall be equitably adjusted for the conversion ratio and other terms and conditions of the transaction, as determined by the Board of Directors of Acquiror in good faith; and
(v)   in the event the price paid per Acquiror Common Share in such Change of Control is less than (A) $12.50, (B) $15.00 or (C) $17.50, and payable solely in cash consideration, the obligations in Section 3.4(a), Section 3.4(b) and Section 3.4(c), respectively, shall no longer apply from and after the closing of such Change of Control, and the applicable Unvested Wheels Up EO Units which would have vested (but did not vest) pursuant to Section 3.4(e) shall be automatically forfeited and deemed transferred to Acquiror and shall be cancelled by Acquiror and cease to exist;

provided, that (A) in each of the foregoing clauses (i) through (v), to the extent the price paid per Acquiror Common Share includes contingent consideration or property other than cash, the Board of Directors of Acquiror shall determine the price paid per Acquiror Common Share in such Change of Control in good faith (valuing any such consideration payable in publicly-traded securities of the acquiror, on a per-security basis, at the VWAP of such security over the twenty (20) consecutive Trading Day period ending on (and including) the second Business Day prior to the date of the entry into the binding definitive agreement providing for the consummation of such Change of Control) and (B) any determination by the Board of Directors of Acquiror with respect to any matters contemplated by, or related to, this Section 3.4, including the price paid per Acquiror Common Share in any Change of Control, the determination of whether any Acquiror Common Shares are issuable under this Section 3.4 of the form or requirement of any assumption by an acquirer under clause (iv) above, shall be made in good faith and shall be final and binding on the parties hereto.
(f)   The Acquiror Common Stock price targets set forth in Section 3.4(a), Section 3.4(b), Section 3.4(c) and Section 3.4(e) shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the Acquiror Common Stock occurring on or after the Closing (other than the transactions contemplated by this Agreement).
(g)   If the First Earnout Achievement Date or Change of Control has not occurred after the Closing and prior to the date that is five (5) years following the Closing Date, the obligations in Section 3.4(a) and Section 3.4(e) shall terminate and no longer apply and the applicable Unvested Wheels Up EO Units which would have vested (but did not vest during such period) pursuant to Section 3.4(a) and Section 3.4(e) shall be automatically forfeited and deemed transferred to Acquiror and shall be cancelled by Acquiror and cease to exist. If the Second Earnout Achievement Date or Change of Control has not occurred after the Closing and prior to the date that is five (5) years following the Closing Date, the obligations in Section 3.4(b) and Section 3.4(e) shall terminate and no longer apply and the applicable Unvested Wheels Up EO Units which would have vested (but did not vest during such period) pursuant to Section 3.4(b) and Section 3.4(e) shall be automatically forfeited and deemed transferred to Acquiror and shall be cancelled by Acquiror and cease to exist. If the Third Earnout Achievement Date or Change of Control has not occurred after the Closing and prior to the date that is five (5) years following the Closing Date, the obligations in Section 3.4(c) and Section 3.4(e) shall terminate and no longer apply and the applicable Unvested Wheels Up EO Units which would have vested (but did not vest during such period) pursuant to Section 3.4(c) and Section 3.4(e) shall be automatically forfeited and deemed transferred to Acquiror and shall be cancelled by Acquiror and cease to exist.
(h)   Notwithstanding anything to the contrary contained herein, Unvested Wheels Up EO Units that vest in accordance with this Section 3.4 shall remain subject to any other vesting or forfeiture conditions contained in any other agreements to which the holder is subject.
Section 3.5.   Withholding.   Notwithstanding any other provision to this Agreement, Acquiror, the Company, Merger Sub, Blocker Sub, the Blocker Merger Subs and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code (including pursuant to section 1446(f) thereof) or any other applicable Law (as reasonably determined by Acquiror, the Company, or the Exchange Agent, respectively); provided, however, that before making any such deduction or withholding (other than deduction or withholding attributable to compensatory payments), Acquiror, the Company, Merger Sub, Blocker Sub, the Blocker Merger Subs and the Exchange Agent, as applicable, shall use commercially reasonable efforts to provide timely written notice to the payee and shall reasonably cooperate with the payee to reduce or eliminate any applicable withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure letter delivered to Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs by the Company on the date of this Agreement (the “Company Disclosure Letter”)

(each section of which, subject to Section 12.9, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company represents and warrants to Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs as follows:
Section 4.1.   Company Organization.   The Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign company (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.
Section 4.2.   Subsidiaries.   A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Except as set forth on Section 4.2 of the Company Disclosure Letter, each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign company (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.3.   Due Authorization.
(a)   Other than the Company Equityholder Approvals, the Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company, and this Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b)   On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, the Company and its members, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby. No other company or corporate action is required on the part of the

Company or any of its members to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Company Merger other than the Company Equityholder Approvals.
Section 4.4.   No Conflict.   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform their obligations under this Agreement or (ii) be material to the business of the Company and its Subsidiaries, taken as a whole.
Section 4.5.   Governmental Authorities; Consents.   Assuming the truth and completeness of the representations and warranties of Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act; (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby and (iii) the filing of the Merger Certificate in accordance with the DLLCA.
Section 4.6.   Capitalization of the Company.
(a)   As of the date of this Agreement, the authorized equity interests of the Company that are issued and outstanding equity interests of the Company consist of (i) 71,882,729 Company Common Interests, (ii) 73,723,250 Class A Preferred Interests of the Company (the “Class A Preferred Interests”), (iii) 34,023,527 Class B Preferred Interests of the Company (the “Class B Preferred Interests”), (iv) 37,642,050 Class C Preferred Interests of the Company (the “Class C Preferred Interests”), (v) 36,909,359 Class D Preferred Interests of the Company (the “Class D Preferred Interests”), (vi) 112,949,305 Class E Preferred Interests of the Company (the “Class E Preferred Interests”), (vii) the Company Common Interests issuable upon the exercise of outstanding Company Options, including vesting schedule and exercise price, as set forth on Section 4.6(a) of the Company Disclosure Letter, (viii) the Profits Interests, including the applicable participation threshold corresponding thereto, as set forth on Section 4.6(a) of the Company Disclosure Letter, and (ix) the Restricted Interests, as set forth on Section 4.6(a) of the Company Disclosure Letter. Except for the rights provided for in the Company LLC Agreement, and the securities and rights described on Section 4.6(a) of the Company Disclosure Letter, there are no other authorized equity interests of the Company that are issued and outstanding. All of the issued and outstanding Company Interests (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens.
(b)   Except as set forth on Section 4.6(b) of the Company Disclosure Letter, all Company Interests are uncertificated, book-entry equity interests.
(c)   The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date of this Agreement, holds a Company Award, including the type of Company Award, the number of membership interests in the Company subject thereto, vesting schedule and, if applicable, the exercise price thereof. All Company Options, Profits Interests and Restricted Interests are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Option, Profits Interest or Restricted Interest, is subject to terms that are materially different from those set forth in such forms. Each Company Option, each Profits Interest, and each Restricted Interest, was validly issued and properly approved by, the Board of Directors of the Company (or an appropriate committee thereof).
(d)   Except as otherwise set forth in this Section 4.6 or on Section 4.6(a) or Section 4.6(d) of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for Company Equity Interests, any other commitments, calls conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional equity interests, the sale of equity interests, or for the repurchase or redemption of equity interests of the Company or the value of which is determined by reference to equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Equity Interests.
Section 4.7.   Capitalization of Subsidiaries.
(a)   The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens.
(b)   The Company beneficially owns, and the Company or one of the Company’s Subsidiaries owns of record, all the issued and outstanding shares of capital stock or equity interests of the Company’s Subsidiaries free and clear of any Liens other than Permitted Liens.
(c)   Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

Section 4.8.   Financial Statements.
(a)   Attached as Section 4.8(a) of the Company Disclosure Letter are:
(i)   true and complete copies of the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, members’ deficit and cash flows for each of the three (3) years in the period ended December 31, 2019, and the related notes, together with the report of the independent registered public accounting firm (together with the Updated Financial Statements, when delivered pursuant to Section 7.3(a), the “Audited Consolidated Financial Statements”)
(ii)   true and complete copies of the unaudited condensed consolidated balance sheet as of September 30, 2020, the related condensed consolidated statement of operations, members’ deficit and cash flows for the nine (9) month period ended September 30, 2020 (the “Unaudited Condensed Consolidated Interim Financial Statements” and, together with the Audited Consolidated Financial Statements, the “Financial Statements”).
(b)   Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the Financial Statements and, when delivered pursuant to Section 7.3(b), the Q1 2021 Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations, changes in members’ deficit (with respect to the Audited Consolidated Financial Statements only) and cash flows for the respective periods then ended (with respect to the Audited Consolidated Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Unaudited Condensed Consolidated Interim Financial Statements and the Q1 2021 Financial Statements, if applicable, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved, (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 7.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.
(c)   Neither the Company (including any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.
Section 4.9.   Undisclosed Liabilities.   Except as set forth on Section 4.9 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries, (c) that will be discharged or paid off prior to or at the Closing or (d) arising under this Agreement or in the performance by the Company of its obligations hereunder.
Section 4.10.   Litigation and Proceedings.   Except as set forth on Section 4.10 of the Company Disclosure Letter, as of the date hereof (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in the case of each of clauses (a) and (b), as would not be, or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.
Section 4.11.   Legal Compliance.
(a)   Except as set forth on Section 4.11(a) of the Company Disclosure Letter, each of the Company and its Subsidiaries is, and for the past three (3) years has been, in compliance with all applicable Laws in all material respects.
(b)   The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to provide reasonable assurance that violation of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.
(c)   Except as set forth on Section 4.11(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries or any of the officers, directors or employees thereof acting in such capacity has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to the Company and its Subsidiaries. Notwithstanding the foregoing, this Section 4.11 shall not be deemed a representation or warranty regarding non-infringement, any other violation, validity, or enforceability of any Intellectual Property.
Section 4.12.   Contracts; No Defaults.
(a)   Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xv) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.
(i)   Any Contract with any of the Top Vendors;
(ii)   Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing, in each case, in excess of $500,000;
(iii)   Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last two (2) years, in each case, involving payments in excess of $1,000,000 other than Contracts in which the applicable acquisition or disposition has been consummated or terminated and in either case there are no material obligations ongoing;
(iv)   Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract (excluding aircraft leases entered into in the ordinary course of business) that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate base rental payments in excess of $100,000 in any calendar year;
(v)   Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company (excluding, in the case of clauses (B) and (C), any wholly-owned Subsidiary of the Company);
(vi)   Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents, director and officer indemnification agreements, and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, any equityholders of the Company or any of the Company’s Subsidiaries holding 5% or more of the Company’s issued and outstanding equity interests, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);
(vii)   Contracts with each current executive officer, director of the Company or its Subsidiaries, and any other employee of the Company and its Subsidiaries having an annual base salary is in excess of $150,000 per year;
(viii)   Contracts with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;
(ix)   Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;
(x)   Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;
(xi)   Each Contract (including license agreements, coexistence agreements, settlement agreements, and agreements with applicable covenants not to sue, but not including ordinary course non-disclosure agreements, incidental trademark licenses incident to marketing, printing or advertising Contracts, or ordinary course non-exclusive end user or enterprise customer license agreements on the Company’s standard forms), pursuant to which the Company or any of the Company’s Subsidiaries (i) grants to a third Person any material rights, or materially restricts any third Person, with respect to any Company Owned IP, or (ii) is granted by a third Person any material rights, or is materially restricted, with respect to Intellectual Property (other than employee invention assignment agreements on the Company’s standard forms, Company ambassador agreements on the Company’s standard forms, Contracts granting nonexclusive rights to use commercially available off-the-shelf software, including software-as-a-service, having a replacement cost or annual license fee of less than $100,000 and Open Source Licenses);
(xii)   Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $500,000 in any calendar year, excluding Contracts providing for the acquisition, financing or maintenance of aircraft;
(xiii)   Any Contract that (A) grants to any third Person any “most favored nation rights” or (B) grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $500,000 in any calendar year;
(xiv)   Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries; and
(xv)   Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xiv) of this Section 4.12(a).
(b)   Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.12(a), and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).
Section 4.13.   Company Benefit Plans.
(a)   Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) or any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications, (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.
(b)   Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.
(c)   No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.
(d)   With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company,

threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.
(e)   No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).
(f)   Except as set forth on Section 4.13(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, or (iii) accelerate the vesting and/or settlement of any Company Award. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.
(g)   All Company Options, Profits Interests and Restricted Interests have been granted in accordance with the terms of the Company Incentive Plans. Each Company Option has been granted with an exercise price that is no less than the fair market value of the underlying Company Common Interests on the date of grant, as determined in accordance with Section 409A of the Code. Each Company Option is intended to be exempt under Section 409A of the Code. The Company has made available to Acquiror, accurate and complete copies of (i) the Company Incentive Plans, (ii) the forms of standard award agreement under the Company Incentive Plan, (iii) copies of any award agreements that materially deviate from such forms and (iv) a list of all outstanding equity and equity-based awards granted under any Company Incentive Plans, together with the material terms thereof (including but not limited to grant date, exercise price, vesting terms, form of award, expiration date, and number of shares underlying such award). The treatment of Company Options, Profits Interests and Restricted Interests under this Agreement does not violate the terms of the Company Incentive Plans or any Contract governing the terms of such awards.
Section 4.14.   Labor Relations; Employees.
(a)   (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other labor-related agreement or arrangement with any labor union or other employee representative body, (ii) no such collective bargaining agreement or other labor-related agreement is being negotiated by the Company or any of the Company’s Subsidiaries, (iii) no employees of the Company or any of its Subsidiaries are represented by any labor union or other employee representative body with respect to their employment with the Company or its Subsidiaries, and (iv) no labor union or any other employee representative body has requested or, to the knowledge of the Company, sought to organize or represent any of the employees of the Company or its Subsidiaries with respect to their employment with the Company or its Subsidiaries. In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened unfair labor practice charge, material grievance, material arbitration, strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company.
(b)   Except as set forth on Section 4.14(b), each of the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance in all material respects with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.
(c)   Except as set forth on Section 4.14(c) of the Company Disclosure Letter, in the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
(d)   To the knowledge of the Company, no employee of the Company or any of the Company’s Subsidiaries having an annual base salary is in excess of $350,000 per year intends to terminate his or her employment within the next twelve (12) months.
(e)   Except as set forth on Section 4.14(e) of the Company Disclosure Letter, the Company and its Subsidiaries are not and have not been (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or any other applicable Law requiring affirmative action or other employment related actions for government contractors or subcontractors, or (iii) otherwise required to maintain an affirmative action plan.
(f)   Except as set forth on Section 4.14(f) of the Company Disclosure Letter, to the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in violation in any material respect of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of Trade Secrets.
(g)   Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries in a senior managerial position. To the knowledge of the Company, in the last five (5) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries in a senior managerial position.
(h)   In the past three (3) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state or local Law relating to group terminations of employment. Except as set forth on Section 4.14(h) of the Company Disclosure Letter, the Company and its Subsidiaries have not engaged in layoffs, furloughs, terminations of employment (other than for cause, which, for the avoidance of doubt, includes termination of employment for poor performance) or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, since January 1, 2020 through the date hereof. The Company, taken as a whole with its Subsidiaries, has sufficient employees to operate the business of the Company and its Subsidiaries as currently conducted.

Section 4.15.   Taxes.
(a)   All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(b)   The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.
(c)   There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.
(d)   No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(e)   Except as set forth on Section 4.15(e) of the Company Disclosure Letter, there are no material Tax audit or other examination of the Company or any of its Subsidiaries presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries.
(f)   Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(g)   Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between the Company and its existing Subsidiaries and Contracts not primarily related to Taxes).
(h)   Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(i)   At all times since its formation, the Company has been properly treated as a partnership for U.S. federal and applicable state and local income Tax purposes and has not elected any alternative treatment. At all times since their formation, the Subsidiaries of the Company have been treated as entities disregarded as separate from the Company for U.S. federal and applicable state and local income Tax purposes and have not elected any alternative treatment.
(j)   Except as set forth on Section 4.15(j) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than Contracts not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.
(k)   No written claim has been made by any Governmental Authority within the last thirty-six (36) months where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(l)   Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.
(m)   Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations 1.6011-4(b)(2).
(n)   Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, other than deferred revenue set forth on the most recent balance sheet or accrued in the ordinary course of business since such date (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law), and to the knowledge of the Company, the IRS has not proposed any such adjustment or change in accounting method.
(o)   The Company has made, and not revoked, a valid election pursuant to Section 754 of the Code.
(p)   Except as set forth on Section 4.15(o) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, failed to properly comply in all material respects with and duly account for all credits received under Sections 7001 through 7005 of the FFCRA and Section 2301 of the CARES Act, or sought, or intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)).
(q)   The Company has not taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could reasonably be expected to prevent the Intended Tax Treatment.
Section 4.16.   Brokers’ Fees.   Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which Acquiror, the Company or any of their respective Subsidiaries has any obligation.
Section 4.17.   Insurance.   Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy except in connection with renewals in the ordinary course of business. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.
Section 4.18.   Licenses.   The Company and its Subsidiaries have obtained, and maintain, all material Licenses reasonably required to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Each material License held by the Company or any of the Company’s Subsidiaries is and has been for the past three (3) years valid, binding and in full force and effect, and each of the Company and its Subsidiaries is and has been during the past three (3) years in compliance with all such Licenses. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party, (b) is or has been during the past three (3) years the subject of any pending or, to the knowledge of the Company, threatened Action by a Governmental Authority seeking the cancellation, revocation, suspension, termination, suspension, modification, or impairment of any material License; or (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, revoke, suspend or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 4.4 of the Company Disclosure Letter, provided such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing. Section 4.18 of the Company Disclosure Letter sets forth a true, correct and complete list of material Licenses held by the Company or its Subsidiaries.
Section 4.19.   Equipment and Other Tangible Property.   Except as set forth on Section 4.19 of the Company Disclosure Letter, the Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use. Notwithstanding the foregoing, this Section 4.19 shall not be deemed a representation or warranty regarding non-infringement, any other violation, validity or enforceability of any Intellectual Property.
Section 4.20.   Real Property.
(a)   Section 4.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:
(i)   The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.
(ii)   The Company and its Subsidiaries have delivered or made available to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.
(iii)   The Company and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed and, to the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.
(iv)   As of the date of this Agreement, except as set forth in Section 4.20(a)(iv) of the Company Disclosure Letter, to the knowledge of the Company, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.
(v)   Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.
(b)   None of the Company or any of its Subsidiaries owns any Owned Real Property.

Section 4.21.   Intellectual Property.
(a)   Section 4.21(a) of the Company Disclosure Letter lists each patent, trademark, copyright and material domain name that is registered, or applied-for, with a Governmental Authority or other applicable registrar and is owned by the Company or any of the Company’s Subsidiaries as of the date of this Agreement, whether applied for or registered in the United States or internationally as of the date of this Agreement (“Company Registered Intellectual Property”). The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and, with respect to Company Registered Intellectual Property, record, owner of all of Intellectual Property owned or purported to be owned by the Company and its Subsidiaries (the “Company Owned IP”). All Company Registered Intellectual Property is subsisting and, to the knowledge of the Company, (excluding any pending applications included in the Company Registered Intellectual Property) is valid and enforceable.
(b)   Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof, provided that the foregoing shall not be deemed a representation or warranty regarding non-infringement, any other violation, validity or enforceability of any Intellectual Property.
(c)   The Company and its Subsidiaries have not, within the three (3) years preceding the date of this Agreement, infringed, misappropriated or otherwise violated and, as of the date of this Agreement, are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person. There is not, and in the three (3) years preceding the date of this Agreement has not been, any Action pending to which the Company or such Subsidiary of the Company is a named party or threatened in writing, alleging the Company’s or such Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person, or challenging the scope, validity, or enforceability of any Company Owned IP material to the business of the Company, excluding non-final responses or correspondence from Governmental Authorities in the course of prosecuting any pending applications included in the Company Owned IP.
(d)   Except as set forth on Section 4.21(d) of the Company Disclosure Letter, to the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company Owned IP in any material respect. The Company and its Subsidiaries have not initiated any Action or sent to any Person, within the three (3) years preceding the date of this Agreement, any written notice, charge, complaint, claim or other written assertion against such third Person alleging infringement, misappropriation, or other violation by such third Person of any Company Owned IP, in a manner that is material to the business of the Company.
(e)   The Company and its Subsidiaries take commercially reasonable measures to protect the confidentiality of Trade Secrets included in the Company Owned IP that is material to the business of the Company. There has not been any unauthorized disclosure of or unauthorized access to any such material Trade Secrets to or by any Person in a manner that has resulted or may result in the loss of trade secret protection or other proprietary rights in and to such information.
(f)   To the knowledge of the Company, no government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of any Company Owned IP.
(g)   With respect to the software used or held for use in the business of the Company and its Subsidiaries (but solely to the knowledge of the Company with respect to third-party software to the extent the Company and its Subsidiaries do not have access to the source code thereof), no such software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries or, with respect to any software offered by the Company and its Subsidiaries to third-party end users, such end users.

(h)   The Company’s and its Subsidiaries’ use and distribution of (i) software developed by the Company or any Subsidiary, and (ii) Open Source Materials, is in material compliance with all Open Source Licenses applicable thereto. Since January 1, 2018 (or prior to such time, to the extent the affected software is still in use by the Company or its Subsidiaries), neither the Company nor any Subsidiary of the Company has used any Open Source Materials in a manner that requires any software included in the Company Owned IP to be subject to Copyleft Terms.
Section 4.22.   Privacy and Cybersecurity.
(a)   Except as set forth on Section 4.22(a) of the Company Disclosure Letter, the Company and its Subsidiaries are in compliance with, and during the past three (3) years have been in compliance with, (i) all applicable Laws relating to the privacy and/or security of personal information, (ii) the Company’s and its Subsidiaries’ posted or publicly facing privacy policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the information technology systems used by the Company and its Subsidiaries (the foregoing (i)-(iii), “Privacy and Cybersecurity Requirements”), other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries. There are not, and have not been in the past three (3) years been, any Actions by any Person, or any investigations by any Governmental Authority, pending to which the Company or any of the Company’s Subsidiaries is a named party or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries alleging a violation of any Privacy and Cybersecurity Requirements.
(b)   Except as set forth on Section 4.22(b) of the Company Disclosure Letter, during the past three (3) years, there have been, no material breaches of the security of the Company IT Systems.
(c)   Except as set forth on Section 4.22(c) of the Company Disclosure Letter, there have been no failure, breakdown, performance reduction, disruption, or other adverse event affecting any Company IT Systems that materially adversely affected the Company’s and its Subsidiaries’ business or operations.
(d)   The Company and its Subsidiaries have materially aligned their cybersecurity practices with relevant industry standards, including by carrying out regular external and internal penetration tests and vulnerability assessments of the Company IT Systems and their business environment to identify any cybersecurity threats and remediating any and all material identified vulnerabilities (including identifying the root causes thereof).
(e)   The Company and its Subsidiaries have established and maintained, and use reasonable efforts to ensure that all third Persons controlling Company IT Systems or processing personal information in connection with a product or service of the Company or its Subsidiaries have established and maintained, commercially reasonable and legally compliant measures intended to protect the Company IT Systems and Trade Secrets and personally identifiable information in their possession or control against unauthorized access, use, modification, disclosure or other misuse, including through written internal and external policies and procedures, and organizational, administrative, technical and physical safeguards. Neither the Company nor any Subsidiary of the Company, nor, to the knowledge of the Company, any third Person controlling any Company IT System or processing personal information on their behalf, has, within the past three (3) years, (A) experienced any material incident in which any Trade Secrets or personally identifiable information in the Company’s or any of its Subsidiaries’ possession or control or processed on their behalf was stolen or improperly accessed, including in connection with a breach of security, or (B) received any written notice or complaint from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.
(f)   To the knowledge of the Company, the consummation of the transactions contemplated hereby shall not breach or otherwise cause any violation in any material respect of any Privacy and Cybersecurity Requirements, or result in the Company or any of its Subsidiaries being prohibited from receiving or using any personal information in the manner currently received or used.

Section 4.23.   Environmental Matters.
(a)   The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in material compliance with all Environmental Laws.
(b)   There has been no material release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.
(c)   Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.
(d)   No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.
(e)   The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices, in each case, from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.
Section 4.24.   Absence of Changes.   From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Company Material Adverse Effect.
Section 4.25.   Anti-Corruption Compliance.
(a)   For the past three (3) years, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.
(b)   Each of the Company and its Subsidiaries, has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.
(c)   To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.
Section 4.26.   Sanctions and International Trade Compliance.
(a)   The Company and its Subsidiaries (i) are, and have been for the past five (5) years, in compliance in all material respects with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.
(b)   Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.
Section 4.27.   Information Supplied.   None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Shareholders or at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 4.28.   Vendors.
(a)   Section 4.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) vendors based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending December 31, 2020 (the “Top Vendors”).
(b)   Except as set forth on Section 4.28(b) of the Company Disclosure Letter, none of the Top Vendors has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.
Section 4.29.   Government Contracts.
(a)   The Company has delivered or made available prior to the date of this Agreement complete and correct copies of each Government Contract the term of which has not expired, as set forth on Section 4.29(a) of the Company Disclosure Letter (“Current Government Contract”).
(b)   To the Company’s Knowledge, within the last three (3) years, none of the Company or any of its Subsidiaries is or has been in material breach of or material default under the terms of any Government Contract including terms related to the protection of government information, required cybersecurity standards, and prohibitions on the use of certain products or services.
(c)   Each Current Government Contract was legally awarded and is binding on the parties thereto.
(d)   No Current Government Contract is subject to termination solely based on the consummation of the transactions contemplated by this Agreement due to any change in status or prohibition on any change of control provision set forth in such Current Government Contract.
(e)   To the Knowledge of the Company, within the last three (3) years, the representations, certifications and warranties made by the Company and its Subsidiaries with respect to Government Contracts were accurate in all material respects as of their effective dates.
(f)   Within the last three (3) years, neither the Company nor any of its Subsidiaries has received any written show cause, cure, deficiency, default, termination for convenience, bid protest, offset, disallowed, disputes or similar notice relating to any Government Contract.

(g)   To the Knowledge of the Company, within the last three (3) years, no event, condition or omission has occurred or currently exists that would reasonably be expected to constitute grounds for termination for cause or default of any Government Contract.
(h)   The Company and its Subsidiaries possess all facility security clearances and personnel security clearances necessary to conduct the business as it is currently being conducted as of the date hereof in all material respects and the Company and its Subsidiaries are in compliance in all material respects with the requirements applicable to the facility security clearances, including those set forth in the National Industrial Security Program Operating Manual, the provisions of all applicable DD254 forms, and any applicable industrial Security Letter or similar guidance or regulation. The Company has no knowledge of any pending revocation of any facility clearance of the Company or any Subsidiary of the Company or any pending revocation of any personnel security clearance of any employee of the Company or any Subsidiary.
(i)   Neither the Company, its Subsidiaries, nor any of their current respective directors, officers or employees in connection with the performance of the duties for, or on behalf of, the Company or any of its Subsidiaries, is currently debarred or suspended from bidding on any Governmental Contract, declared non-responsible or ineligible, or otherwise excluded from participation in the award of any Government Contract.
(j)   Neither the Company nor any of its Subsidiaries has, since January 1, 2018, undergone nor are they currently undergoing, any internal or external regulatory audit, review, inspection, investigation, survey, or examination of records relating to any Government Contracts, other than in the ordinary course of business.
(k)   Within the last three years, the U.S. Government has not loaned, bailed or otherwise furnished to the Company any personal property, equipment or fixtures necessary to perform any Government Contract.
(l)   With respect to each Government Contract, within the last three (3) years, (i) the Company has not received written notice of any claim by a Governmental Authority, prime contractor or subcontractor as a result of defective pricing, labor mischarging or improper payments on the part of the Company that could reasonably be expected to result in any material liability, and (ii) no cost in excess of $2,000,000 incurred by the Company has been disallowed for defective pricing, labor mischarging or improper payments on the part of Company, nor is any such cost the subject of any investigation, other than pursuant to routine audit.
Section 4.30.   Sufficiency of Assets.   Except as set forth on Section 4.30 of the Company Disclosure Letter, except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the tangible and intangible assets owned, licensed or leased by the Company and its Subsidiaries constitute all of the assets reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries after the Closing in the ordinary course. Notwithstanding the foregoing, this Section 4.30 shall not be deemed a representation or warranty regarding the non-infringement, validity or enforceability of Intellectual Property.
Section 4.31.   Compliance with Aviation Laws.
(a)   Except as set forth on Section 4.31(a) of the Company Disclosure Letter, except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries (i) is in compliance with all applicable Laws, including all applicable Laws prescribed or administered by the United States Federal Aviation Administration (“FAA”) and Department of Transportation (“DOT”) under Title 14 of the Code of Federal Regulations and Title 49 of the United States Code (such Laws, collectively, the “Aviation Laws”), (ii) has not violated, been subject to an investigation with respect to or made voluntary disclosures with respect to potential violations of any Aviation Laws since January 1, 2017, and (iii) has not been cited by the FAA, DOT or other Governmental Authority for any material discrepancies or violations during inspections or audits since January 1, 2017.
(b)   Section 4.31(b) of the Company Disclosure Letter sets forth a true and complete list of each aircraft owned or leased by the Company and its Subsidiaries as of December 31, 2020 (each, an

“Aircraft”), including the manufacturer, model, aircraft registration number and manufacturing year of each such Aircraft; provided, that such list shall not include those aircraft that are owned by third parties and managed by the Company or any of its Subsidiaries under aircraft management agreements (regardless of whether such management agreements are styled as “leases”) (“Aircraft Management Agreement Aircraft” or “AMA Aircraft”).
(c)   Except as set forth on Section 4.31(c) of the Company Disclosure Letter:
(i)   to the knowledge of the Company, each current employee of the Company and its Subsidiaries currently providing any flight, maintenance, operation or handling of the Aircraft or AMA Aircraft has all material required Licenses, certifications, training and competencies to provide such flight, maintenance, operation or handling of the Aircraft or AMA Aircraft;
(ii)   all Aircraft and AMA Aircraft are properly registered on the FAA aircraft registry and have a validly issued FAA standard certificate of airworthiness without limitations of any kind that is in full force and effect (except for the period of time any Aircraft or AMA Aircraft may be out of service and such certificate is suspended in connection therewith);
(iii)   upon acquisition or lease by the Company or any of its Subsidiaries, all Aircraft have for the past five (5) years and as of immediately prior to the Closing been, are being, or, with respect to Aircraft leased or subleased to another Person or AMA Aircraft, are required to be, maintained in all material respects according to applicable regulatory standards and the maintenance program of the aircraft operator approved by the FAA or the applicable Governmental Authority;
(iv)   all records required to be maintained for each Aircraft or AMA Aircraft (including, where applicable, back to birth records) are correct and complete in all material respects and are currently in the possession of the Company or its Subsidiaries (or, in the case of Aircraft or AMA Aircraft leased from a third party, being maintained in compliance with the terms (or waivers thereof) of the related lease); and
(v)   no Aircraft owned or leased by the Company or any of its Subsidiaries (excluding for this purpose, any AMA Aircraft) is subleased to or otherwise in the possession of another air carrier or another Person other than the Company or any of its Subsidiaries, to operate such Aircraft in air transportation or otherwise.
(d)   The Company, and any Subsidiary of the Company acting as an “Air Carrier” as defined in 49 USC § 40102(a)(2), is, and at the Effective Time shall be, a “Citizen of the United States” as defined in 49 USC § 40102(a)(15)(C).
(e)   Each of the Company’s Subsidiaries listed on Section 4.31(e) of the Company Disclosure Letter holds (i) a valid and current “Air Carrier Certificate” pursuant to 14 CFR Part 119 and associated operations specifications pursuant to 14 CFR Part 135, (ii) a DOT-approved “Air Taxi Operator” registration under 14 CFR Part 298, and (iii) a valid and current “Air Agency Certificate” pursuant to 14 CFR Part 145, as applicable to each Subsidiary for its operations. Section 4.31(e) of the Company Disclosure Letter sets forth a true and complete list of each License issued to the Company or any of its Subsidiaries by any Governmental Authority to sell or conduct air transportation, including each certificate issued pursuant to any section of Title 14 of the Code of Federal Regulations and all associated operations specifications thereunder.
(f)   Section 4.31(f) of the Company Disclosure Letter sets forth a true and complete list of each Supplemental Type Certificate or Parts Manufacturer Approval issued to the Company or any of its Subsidiaries by the FAA, pursuant to 14 CFR Part 21.
Section 4.32.   No Additional Representation or Warranties.   Except as provided in and this Article IV and Article V, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror, Blocker Sub, Merger Sub or the Blocker Merger Subs or their respective Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror, Blocker Sub, Merger Sub or the Blocker Merger Subs or their Affiliates.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BLOCKERS
Except as set forth in the disclosure letter delivered to Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs by the Blockers on the date of this Agreement (the “Blocker Disclosure Letter”) (each section of which, subject to Section 12.9, qualifies the correspondingly numbered and lettered representations in this Article V), the Blockers severally, and not jointly, represent and warrant to Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs as follows:
Section 5.1.   Blocker Organization.   Such Blocker is a corporation or limited liability company, as the case may be, duly formed or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Such Blocker has all the requisite corporate or company power and authority, as applicable, to own, lease or operate all of its assets and properties and to conduct its businesses as presently conducted. The Governing Documents of such Blocker, as amended to the date of this Agreement and as previously made available by or on behalf of such Blocker to Acquiror, are true, correct and complete. Such Blocker is duly licensed or qualified and in good standing as a foreign company (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to prevent or materially impair or materially delay such Blocker’s performance of its obligations hereunder, and was organized for the sole purpose of holding a direct or indirect equity interest in the Company.
Section 5.2.   Due Authorization.   Such Blocker has all the requisite corporate or company power and authority, as applicable, to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The approval of such Blocker’s sole equityholder, which may be evidenced by its signature hereto or to the other documents to which it is a party pursuant to such Blocker’s Governing Documents, is the only vote or approval of the holders of any class or series of capital stock or equity of such Blocker necessary to adopt this Agreement and the other documents to which it is a party contemplated hereby and to consummate the transactions contemplated hereby and thereby, and such approval has been received prior to or on the date of this Agreement. The execution and delivery of this Agreement and the other documents to which such Blocker is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate or company actions, as applicable, and no other company or corporate proceedings on the part of such Blocker is necessary to authorize this Agreement and the other documents to which such Blocker is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which such Blocker is a party contemplated herby will be, duly and validly executed and delivered by such Blocker, and this Agreement constitutes, and on or prior to the Closing, the other documents to which such Blocker is a party contemplated hereby will constitute, a valid, legal and binding agreement and obligation of such Blocker, enforceable against such Blocker in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
Section 5.3.   No Conflict.   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.4 and the approval by the Company of this Agreement, the execution and delivery by such Blocker of this Agreement and the documents to which such Blocker is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in any breach of, or default under the Governing Documents of such Blocker, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to such Blocker, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which such Blocker is a party or by which such Blocker may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Blocker, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (x) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Blocker to enter into and perform their obligations under this Agreement, or (y) be material to the Company and its Subsidiaries, taken as a whole.
Section 5.4.   Governmental Authorities; Consents.   Assuming the truth and completeness of the representations and warranties of Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs contained in this Agreement, no Governmental Authorization is required on the part of such Blocker with respect to such Blocker’s execution or delivery of this Agreement or the consummation by such Blocker of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act; (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Blocker to perform or comply with on a timely basis any material obligation of such Blocker under this Agreement or to consummate the transactions contemplated hereby and (iii) the filing of the certificates of merger in connection with the Blocker Mergers of such Blocker in accordance with the DGCL and DLLCA, as applicable.
Section 5.5.   Capitalization.   All the issued and outstanding shares or equity interests of such Blocker, as set forth on Section 5.5 of the Blocker Disclosure Letter, (a) have been duly authorized and validly issued and are fully paid and non-assessable; (b) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (i) the Governing Documents of such Blocker and (ii) any other applicable Contracts governing the issuance of such securities; (c) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of such Blocker or any Contract to which such Blocker is a party or otherwise bound other than those applicable to them in the Company’s Governing Documents; (d) are free and clear of any Liens other than those applicable to them in the Company’s Governing Documents; and (e) are owned and held, of record and beneficially, by such Blocker’s Blocker Owner or its nominee. Other than such Blocker’s shares or equity interests held by such Blocker’s Blocker Owner, there are no outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for such Blocker’s shares or equity interests, any other commitments, calls conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional equity interests, the sale of equity interests, or for the repurchase or redemption of equity interests of such Blocker or the value of which is determined by reference to equity interests of such Blocker, and there are no voting trusts, proxies or agreements of any kind which may obligate such Blocker to issue, purchase, register for sale, redeem or otherwise acquire any equity interests of such Blocker or vote such Blocker’s equity interests in any manner.
Section 5.6.   No Operations.   Such Blocker (a) does not hold any assets, interests or investments, other than with respect to its ownership of Company Preferred Interests (as set forth opposite such Blocker in Section 5.6 of the Blocker Disclosure Letter), (b) does not have and has not had any employees, (c) has not conducted and does not conduct any business, other than business incidental to its direct or indirect ownership interest in the Company, (d) has no liabilities or obligations whatsoever other than those related to its ownership of Company Preferred Interests, (e) is not a party to any Contract other than such Blocker’s Governing Documents, the Company’s Governing Documents, any Contract relating to its equity investment in or expense reimbursement from the Company, and this Agreement and other documents related to the transactions contemplated hereby, (f) was formed for the sole purpose of owning equity interests in the Company and for no other purpose and (g) has no Subsidiaries or equity interests in any Person (other than the Company).
Section 5.7.   Litigation and Proceedings.   There are no Actions of any kind whatsoever, at Law or in equity, pending, or to the knowledge such Blocker, threatened in writing against such Blocker.

Section 5.8.   Legal Compliance.
(a)   Each of the Blockers is, and for the past three (3) years has been, in compliance with all applicable Laws in all material respects.
(b)   None of the Blockers has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to the Blockers.
Section 5.9.   Brokers’ Fees.   No agent, broker, investment banker, financial advisor or other Person is entitled to any commission, brokerage, finder’s fee or other similar fee or compensation in connection with the transactions contemplated hereby based upon arrangements made by such Blocker or any of its Affiliates for which Acquiror, the Company or any of their respective Subsidiaries has any obligation.
Section 5.10.   Foreign Status.   Except as set forth in Section 5.10 of the Blocker Disclosure Letter, such Blocker is, and as of immediately prior to the Closing shall (a) not be a “foreign person” as defined in 31 CFR 800.224, (b) be a “Citizen of the United States” as defined in 49 USC § 40102(a)(15)(C) and (c) not be a “foreign interest” as defined in the National Industrial Security Program Operating Manual.
Section 5.11.   Taxes.
(a)   All income and other material Tax Returns required to be filed by or with respect to such Blocker have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) have been filed in a manner consistent with all the IRS Schedule K-1s received by such Blocker from the Company and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(b)   Such Blocker has withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.
(c)   There are no Liens for Taxes (other than Permitted Liens) upon the property or assets of such Blocker.
(d)   No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against such Blocker that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(e)   There are no material Tax audit or other examination of such Blocker presently in progress, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of such Blocker.
(f)   Such Blocker has not made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes that would reasonably be expected to be material to such Blocker, taken as a whole.
(g)   Such Blocker is not a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between such Blocker and its existing Subsidiaries and Contracts not primarily related to Taxes).
(h)   Such Blocker has not been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(i)   At all times since its formation until the Second Step Blocker Mergers, such Blocker has been properly treated as a corporation for U.S. federal and applicable state and local income Tax purposes.

(j)   Such Blocker (i) is not liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than Contracts not primarily related to Taxes) and (ii) has never been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is such Blocker.
(k)   No written claim has been made to such Blocker by any Governmental Authority within the last thirty-six (36) months where such Blocker does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.
(l)   Subject to the accuracy and completeness of the representations in Section 4.15(l), such Blocker does not have and has never had a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.
(m)   Subject to the accuracy and completeness of the representations in Section 4.15(m), such Blocker has not participated in a “listed transaction” within the meaning of Treasury Regulations 1.6011-4(b)(2).
(n)   Subject to the accuracy and completeness of the representations in Section 4.15(n), such Blocker will not be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, other than deferred revenue set forth on the most recent balance sheet or accrued in the ordinary course of business since such date, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law), and to the knowledge of such Blocker, the IRS has not proposed any such adjustment or change in accounting method.
(o)   Such Blocker has not deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, failed to properly comply in all material respects with and duly account for all credits received under Sections 7001 through 7005 of the FFCRA and Section 2301 of the CARES Act, or sought, or intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)).
(p)   Such Blocker has not taken any action, nor to the knowledge of such Blocker are there any facts or circumstances, that could reasonably be expected to prevent the Intended Tax Treatment.
Section 5.12.   No Additional Representation or Warranties.   Except as provided in and this Article V, neither such Blocker nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror, Merger Sub, Blocker Sub, or the Blocker Merger Subs or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror, Merger Sub, Blocker Sub, or the Blocker Merger Subs or their Affiliates.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF ACQUIROR, MERGER SUB, BLOCKER SUB AND THE BLOCKER MERGER SUBS
Except as set forth in (a) in the case of Acquiror, any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 6.8, Section 6.12 and Section 6.15), or (b) in the case of Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs, in the disclosure letter delivered by Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 12.9, qualifies the correspondingly numbered and lettered representations in this Article VI), Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs represent and warrant to the Company and each Blocker as follows:
Section 6.1.   Company Organization.   Each of Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs has been duly incorporated, organized or formed and is validly existing as a corporation, limited liability company or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents and the Governing Documents of Merger Sub, Blocker Sub and the Blocker Merger Subs, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Each of Merger Sub, Blocker Sub and the Blocker Merger Subs has no assets or operations, other than those required to effect the transactions contemplated hereby. All of the equity interests of each of Merger Sub, Blocker Sub and the Blocker Merger Subs are held directly by Acquiror. Each of Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.
Section 6.2.   Due Authorization.
(a)   Each of Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (A) duly and validly authorized and approved by each of the Boards of Directors (or Persons performing the equivalent functions) of Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs, (B) determined by each of the Boards of Directors (or Persons performing the equivalent functions) of Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs as advisable to Acquiror, Merger Sub, Blocker Sub, the Blocker Merger Subs, the Acquiror Shareholders and the sole equityholder of each of Merger Sub, Blocker Sub and the Blocker Merger Subs, as applicable, and recommended for approval by the Acquiror Shareholders and the sole equityholder of each of Merger Sub, Blocker Sub and the Blocker Merger Subs, as applicable, and (C) duly and validly authorized and approved by Acquiror as the sole equityholder of Merger Sub, Blocker Sub and of the Blocker Merger Subs. No other company proceeding or action on the part of Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each of Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs, enforceable against Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(b)   Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:

(i)   each of those Transaction Proposals identified in clauses (A), (B) and (C) of Section 9.2(c)(ii) shall require approval by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose;
(ii)   each of those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I) and (J) of Section 9.2(c)(ii), in each case, shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose;
(c)   The foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs and the consummation of the transactions contemplated hereby, including the Closing.
(d)   At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.
Section 6.3.   No Conflict.   Subject to the Acquiror Shareholder Approval, the execution and delivery of this Agreement by Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs and the other documents contemplated hereby by Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror, Merger Sub, Blocker Sub or any of the Blocker Merger Subs, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror, Merger Sub, Blocker Sub or any of the Blocker Merger Subs, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror, Merger Sub, Blocker Sub or any of the Blocker Merger Subs is a party or by which Acquiror, Merger Sub, Blocker Sub or any of the Blocker Merger Subs may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror, Merger Sub, Blocker Sub or any of the Blocker Merger Subs, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs to enter into and perform their obligations under this Agreement or (ii) be material to Acquiror.
Section 6.4.   Litigation and Proceedings.   There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror, Merger Sub, Blocker Sub or any of the Blocker Merger Subs, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror, Merger Sub, Blocker Sub or any of the Blocker Merger Subs, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror, Merger Sub, Blocker Sub or any of the Blocker Merger Subs, nor are any assets of Acquiror’s, Merger Sub’s, Blocker Sub’s or the Blocker Merger Subs’ respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date hereof, each of Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs is in compliance with all applicable Laws in all material respects. For the past three (3) years, Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.
Section 6.5.   SEC Filings.   Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since September 25, 2020, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
Section 6.6.   Internal Controls; Listing; Financial Statements.
(a)   Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since September 25, 2020, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.
(b)   Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(c)   Since September 25, 2020, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the “NYSE”). The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or prohibit or terminate the listing of Acquiror Class A Common Stock on the NYSE.
(d)   The Acquiror SEC Filings contain true and complete copies of the audited balance sheet as of July 15, 2020, and statement of operations, cash flow and shareholders’ equity of Acquiror for the period from July 7, 2020 (inception) through July 15, 2020, together with the auditor’s reports thereon (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.
(e)   There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f)   Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.
Section 6.7.   Governmental Authorities; Consents.   Assuming the truth and completeness of the representations and warranties of the Company and Blockers contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Acquiror, Merger Sub, Blocker Sub or any of the Blocker Merger Subs with respect to Acquiror’s, Merger Sub’s, Blocker Sub’s or the Blocker Merger Subs’ execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) in connection with the Domestication, the applicable requirements and required approval of the Cayman Registrar, and (iii) as otherwise disclosed on Section 6.7 of the Acquiror Disclosure Letter.
Section 6.8.   Trust Account.   As of the date of this Agreement, Acquiror has at least $239,746,320 in the Trust Account (including, if applicable, an aggregate of approximately $7,875,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of September 22, 2020, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Common Shares sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company and the Blockers contained herein and the compliance by the Company and the Blockers with its obligations hereunder, none of Acquiror, Merger Sub, Blocker Sub or any of the Blocker Merger Subs has any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs on the Closing Date.
Section 6.9.   Investment Company Act; JOBS Act.   Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.
Section 6.10.   Absence of Changes.   Since September 25, 2020, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs to

enter into and perform their obligations under this Agreement and (b) except as set forth in Section 6.10 of the Acquiror Disclosure Letter, Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.
Section 6.11.   No Undisclosed Liabilities.    Except for any fees and expenses payable by Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs, or (c) which would not be, or would not reasonably be expected to be, material to Acquiror.
Section 6.12.   Capitalization of Acquiror.
(a)   As of the date of this Agreement, the authorized share capital of Acquiror is $55,500.00 divided into (i) 500,000,000 shares of Acquiror Class A Common Stock, 23,974,632 of which are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 shares of Acquiror Class B Common Stock, of which 5,993,658 shares are issued and outstanding as of the date of this Agreement, and (iii) 5,000,000 preferred shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement (clauses (i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents, and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.
(b)   Subject to the terms of conditions of the Warrant Agreement, the Acquiror Warrants will be exercisable after giving effect to the Company Merger for one share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, 7,991,544 Acquiror Common Warrants and 4,529,950 Acquiror Private Placement Warrants are issued and outstanding. The Acquiror Warrants are not exercisable until the later of (x) September 25, 2021 and (y) thirty (30) days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.
(c)   Except as set forth in this Section 6.12 or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the PIPE Investment, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.
(d)   The Aggregate Merger Consideration and the Acquiror Common Shares, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.
(e)   On or prior to the date of this Agreement, Acquiror has entered into Subscription Agreements with PIPE Investors, true and correct copies of which have been provided to the Company on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Acquiror, shares of Domesticated Acquiror Class A Common Stock for the portion of the PIPE Investment Amount set forth therein. Such Subscription Agreements are in full force and effect with respect to, and binding on, Acquiror and, to the knowledge of Acquiror, on each PIPE Investor party thereto, in accordance with their terms. There are no other agreements, side letters or arrangements between Acquiror and any PIPE Investor relating to any such Subscription Agreement that would materially adversely affect the obligation of such PIPE Investor to purchase from Acquiror the applicable portion of the PIPE Investment Amount set forth in such Subscription Agreement of such PIPE Investors and, as of the date of this Agreement, Acquiror does not have actual knowledge of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in any such Subscription Agreement not being satisfied, or the portion of the PIPE Investment Amount set forth in such Subscription Agreement, not being available to Acquiror, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any such Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any such Subscription Agreement. Such Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement and the Ancillary Agreements, as applicable) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in such Subscription Agreements on the terms therein. No fees, cash consideration or other discounts are payable or have been agreed to be paid by Acquiror or any of its Subsidiaries (including, from and after the Closing, the Company and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment.
(f)   Acquiror has no Subsidiaries apart from Merger Sub, Blocker Sub and the Blocker Merger Subs, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.
Section 6.13.   Brokers’ Fees.   Except fees described in Section 6.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.
Section 6.14.   Indebtedness.   None of Acquiror, Merger Sub, Blocker Sub or any of the Blocker Merger Subs has any Indebtedness.
Section 6.15.   Taxes.
(a)   All income and other material Tax Returns required to be filed by or with respect to Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(b)   The Acquiror and its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over and otherwise complied in all material respects with all applicable withholding and related reporting requirements.
(c)   There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs.
(d)   No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs that remains unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(e)   There are no ongoing or pending Legal Proceedings with respect to any material Taxes of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs.
(f)   None of the Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes that would reasonably be expected to be material to the Acquiror and its Subsidiaries, taken as a whole.
(g)   No written claim has been made by any Governmental Authority where the Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.
(h)   None of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs is a party to any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between or among the Acquiror, Merger Sub, Blocker Sub and/or the Blocker Merger Subs and customary commercial contracts not primarily related to Taxes that were entered into with persons who are not Affiliates or equity owners of Acquiror).
(i)   None of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs has been a party to any transaction treated by the parties as a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.
(j)   None of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs is liable for Taxes of any other Person (other than Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by contract (other than customary commercial contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).
(k)   None of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).
(l)   None of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account or deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business,

(iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law), and to the knowledge of Acquiror, the IRS has not proposed any such adjustment or change in accounting method.
(m)   Neither the Acquiror nor any of its Subsidiaries has deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, failed to properly comply in all material respects with and duly account for all credits received under Sections 7001 through 7005 of the FFCRA and Section 2301 of the CARES Act, or sought, or intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)).
(n)   Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs have not taken any action, nor to the knowledge of Acquiror are there any facts or circumstances, that would reasonably be expected to prevent the Intended Tax Treatment.
Section 6.16.   Business Activities.
(a)   Since formation, none of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs has conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs or to which Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs or any acquisition of property by Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs or the conduct of business by Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs.
(b)   Except for Merger Sub, Blocker Sub and the Blocker Merger Subs and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, none of Merger Sub, Blocker Sub or the Blocker Merger Subs owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.
(c)   Each of Merger Sub, Blocker Sub and the Blocker Merger Subs was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.
(d)   As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), none of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs is party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $50,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.
(e)   Except as described in the Acquiror SEC Filings or in connection with the PIPE Investment, and except for the Subscription Agreements and the Registration Rights Agreement, the Sponsor Support Agreement and the other documents and transactions contemplated hereby and thereby, there are no transactions, Contracts, side letters, arrangements or understandings between Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs, on the other hand.
Section 6.17.   Stock Market Quotation.   As of the date hereof, the Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE under the symbol “ASPL”. As of the date hereof, the Acquiror Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “ASPL WS”. Acquiror is in compliance with the rules of the NYSE or Nasdaq, as applicable, and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE, Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on the NYSE or Nasdaq, as applicable. None of Acquiror, Merger Sub, Blocker Sub, the Blocker Merger Subs or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.
Section 6.18.   Registration Statement, Proxy Statement and Proxy Statement/Registration Statement.    On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) of the Securities Act and/or filed pursuant to Section 14A of the Exchange Act, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) of the Securities Act and/or Section 14A of the Exchange Act, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Acquiror Shareholders and to the Company Equityholders, as applicable, and at the time of the Acquiror Shareholders’ Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.
Section 6.19.   No Outside Reliance.   Notwithstanding anything contained in this Article VI or any other provision hereof, each of Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the

Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.
Section 6.20.   No Additional Representation or Warranties.   Except as provided in this Article VI, none of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs or any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror, Merger Sub, Blocker Sub, the Blocker Merger Subs and their respective Subsidiaries and, except as provided in this Article VI, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, Merger Sub, Blocker Sub, the Blocker Merger Subs or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Sub, Blocker Sub, the Blocker Merger Subs and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub, Blocker Sub, the Blocker Merger Subs or any of their Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.
ARTICLE VII
COVENANTS OF THE COMPANY
Section 7.1.   Conduct of Business.   From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article XI (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as otherwise explicitly contemplated by this Agreement or the Ancillary Agreements, as required by Law or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to operate the business of the Company in the ordinary course consistent with past practice; provided, that solely with respect to such obligation (and not with respect to any matter described in clauses (a)-(z) below), the Company or any of its Subsidiaries may take any action, including the establishment of any policy, procedure or protocol constituting COVID-19 Measures; provided, further, in each case, that (i) such actions are reasonably necessary, taken in good faith and taken to preserve the continuity of the business of the Company and its Subsidiaries and/or the health and safety of its employees, customers and others with whom it has business dealings and (ii) the Company shall inform Acquiror in writing of any such actions prior to the taking thereof (or if not practicable, promptly thereafter) and shall consider in good faith any suggestions or modifications from Acquiror with respect thereto. Without limiting the generality of the foregoing, except as set forth on Section 7.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as required by Law:
(a)   change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company;
(b)   make or declare any dividend or distribution to the equityholders of the Company or make any other distributions in respect of any of the Company Interests or the equity interests of the Company or any of its Subsidiaries, except dividends and distributions by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;

(c)   split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;
(d)   purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests, (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company or (iii) purchases or redemptions pursuant to exercises of Company Options issued and outstanding as of the date hereof or the withholding of shares to satisfy net settlement or Tax obligations with respect to equity awards in accordance with the terms of such equity awards;
(e)   enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12(a) or Section 4.29 of the Company Disclosure Letter, or any Real Property Lease, in each case, other than in the ordinary course of business consistent with past practice or as required by Law;
(f)   sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment, (ii) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;
(g)   acquire any ownership interest in any real property;
(h)   except as otherwise required by Law, existing Company Benefit Plans or the Contracts listed on Section 4.12 of the Company Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee having an annual base salary less than or equal to $350,000 in the ordinary course of business consistent with past practice, (ii) make any change in the key management structure of the Company or any of the Company’s Subsidiaries, including hiring or terminating the employment of any employee having an annual base salary greater than $350,000, other than terminations of employment for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, except in the ordinary course of business consistent with past practice;
(i)   acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;
(j)   (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or otherwise incur or assume any Indebtedness, or (ii) guarantee any Indebtedness of another Person, except in each case of clauses (i) and (ii) in the ordinary course of business consistent with past practice;
(k)   (i) make or change any material election in respect of material Taxes, (ii) materially amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes executed on or prior to the Closing Date or enter into any Tax sharing or similar agreement (other than agreements that do not relate primarily to Taxes), (v) settle any claim or assessment in respect of material Taxes, (vi) surrender or allow to expire any right to claim a refund of material Taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;
(l)   take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Intended Tax Treatment;
(m)   issue any additional Company Interests or securities exercisable for or convertible into Company Interests, other than the issuance of Company Common Interests upon the exercise of Company Options in the ordinary course of business under Company Incentive Plans and the applicable award agreement, in each case, outstanding on the date of this Agreement in accordance with their terms as in effect as of the date of this Agreement, or grant any additional Company Awards or other equity or equity-based compensation;
(n)   adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;
(o)   waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $500,000 in the aggregate;
(p)   grant to, or agree to grant to, any Person rights to any Intellectual Property that is material to the Company and its Subsidiaries (other than non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice), or dispose of, abandon or permit to lapse any rights to any Company Registered Intellectual Property, except for the expiration (without opportunity to renew or extend) of Company Registered Intellectual Property in accordance with the applicable statutory term;
(q)   disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any material Trade Secret of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice;
(r)   make or commit to make capital expenditures unrelated to the acquisition, financing and/or maintenance of aircraft in the ordinary course of business other than in an amount not in excess of the amount set forth on Section 7.1(r) of the Company Disclosure Letter, in the aggregate;
(s)   manage the Company’s and its Subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;
(t)   enter into, modify, amend, renew or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;
(u)   terminate without replacement or fail to use commercially reasonable efforts to maintain any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;
(v)   waive the restrictive covenant obligations of any current or former senior, managerial or otherwise key employee of the Company or any of the Company’s Subsidiaries;
(w)   (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(x)   terminate without replacement or amend in a manner materially detrimental to the Company or any of its Subsidiaries, taken as a whole, any insurance policy insuring material risks to the business of the Company or any of the Company’s Subsidiaries;
(y)   create or incur any Lien (except for a Permitted Lien) on any material asset, other than Liens created or incurred under the Closing Date Indebtedness; or
(z)   enter into any agreement to do any action prohibited under this Section 7.1.
Section 7.2.   Inspection.   Subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries and subject to any relevant COVID-19 Measures, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company, and (b) the Company shall, and shall cause its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other representatives, (x) such information and such other materials relating to any Legal Proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of the Company and its Subsidiaries during the Interim Period, in each case, as Acquiror or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such Legal Proceedings or otherwise relating to any compliance and risk management matters or decisions of the Company or its Subsidiaries, and (z) copies of any communications sent or received by the Company or its Subsidiaries in connection with such Legal Proceedings, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such communications in writing to Acquiror). All information obtained by Acquiror, Merger Sub, Blocker Sub, the Blocker Merger Subs or their respective representatives pursuant to this Section 7.2 shall be subject to the Confidentiality Agreement.
Section 7.3.   Preparation and Delivery of Additional Company Financial Statements.
(a)   The Company shall act in good faith to deliver to Acquiror, as soon as reasonably practicable following the date hereof, the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020, December 31, 2019 and December 31, 2018, the related consolidated statements of operations, members’ deficit and cash flows for each of the three (3) years in the period ended December 31, 2020, and the related notes, together with the report of the independent registered public accounting firm, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “Updated Financial Statements”); provided, that upon delivery of such Updated Financial Statements, such financial statements shall be deemed “Audited Consolidated Financial Statements” for the purposes of this Agreement and the representation and warranties set forth in Section 4.8 shall be deemed to apply to such Audited Consolidated Financial Statements with the same force and effect as if made as of the date of this Agreement.
(b)   If the Effective Time has not occurred prior to May 17, 2021, as soon as reasonably practicable following May 17, 2021, the Company shall deliver to Acquiror the condensed consolidated balance sheet as of March 31, 2021, and the related condensed consolidated statement of operations, members’ deficit and cash flows for the three (3) month period ended March 31, 2021 (the “Q1 2021 Financial

Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such Q1 2021 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Q1 2021 Financial Statements in the same manner as the Unaudited Condensed Consolidated Interim Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.
Section 7.4.   Affiliate Agreements.   Prior to the Closing, the Company shall terminate or settle, or cause to be terminated or settled, without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, all Affiliate Agreements (other than those set forth on Section 7.4 of the Company Disclosure Letter) and obtain evidence reasonably satisfactory to Acquiror that such Affiliate Agreements have been terminated or settled, effective prior to the Closing.
Section 7.5.   Treatment of Existing Indebtedness.
(a)   Prior to the Closing, the Company shall have used commercially reasonable efforts to deliver (by the applicable date required under the terms of the applicable documentation governing the relevant Closing Date Indebtedness) any notices necessary to permit the prepayment, payoff, discharge and termination in full at the Closing of any Closing Date Indebtedness that the Company determines to pay off and terminate (or to cause to be paid off and terminated) at the Closing in its sole discretion.
(b)   Prior to or at the Closing, the Company shall deliver, or cause to be delivered, to Acquiror customary executed payoff letters dated as of the Closing Date (collectively, the “Payoff Letters”; drafts of which shall be provided to Acquiror no less than two (2) Business Days prior to the anticipated Closing Date), from the holders (or an agent (or similar Person) on behalf of all such holders) of any third-party Indebtedness for borrowed money of the Company and the Subsidiaries of the Company that the Company determines to pay (or to cause to be paid) at the Closing in its sole discretion (collectively, the “Closing Date Indebtedness”). Each of the Payoff Letters shall (i) be in form and substance reasonably satisfactory to Acquiror, (ii) confirm the aggregate outstanding amount (such amount under all Payoff Letters, collectively, the “Payoff Amount”) required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other outstanding and unpaid amounts under the applicable Closing Date Indebtedness as of the anticipated Closing Date, (iii) contain payment instructions for the applicable portion of the Payoff Amount (and the daily accrual of interest thereafter) and (iv) customarily evidence the satisfaction, irrevocable release and discharge of the Closing Date Indebtedness (including guarantees), and the agreement by such holders (or an agent (or similar Person) on behalf of all such holders) to release all Liens upon the payment of the applicable portion of the Payoff Amount in accordance with the relevant payment instructions, together with such other customary documents (including an authorization to file Uniform Commercial Code termination statements and applicable filings with the Federal Aviation Administration and the International Registry) and releases (in recordable form, if applicable) as are reasonably necessary to release all Liens (including mortgages) created in connection with the Closing Date Indebtedness.
Section 7.6.   Acquisition Proposals.   From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article XI, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its representatives, not to (a) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries and their respective representatives shall not be restricted pursuant to the foregoing sentence with respect to any actions explicitly contemplated by this Agreement (including the PIPE Investment).

ARTICLE VIII
COVENANTS OF ACQUIROR
Section 8.1.   Employee Matters.
(a)   Equity Plan.   Prior to the Closing Date, Acquiror shall approve and adopt (x) an incentive equity plan in the form attached hereto as Exhibit E (with such changes as may be agreed in writing by Acquiror and the Company) (the “Incentive Equity Plan”). Within two (2) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Acquiror Common Stock issuable under the Incentive Equity Plan, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan remain outstanding.
(b)   No Third-Party Beneficiaries.   Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 8.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.
Section 8.2.   Trust Account Proceeds and Related Available Equity.
(a)   If the amount of cash available in the Trust Account following the Acquiror Shareholders’ Meeting, after deducting the amount required to satisfy the Acquiror Share Redemption Amount (but prior to payment of (x) any deferred underwriting commissions being held in the Trust Account, and (y) any Transaction Expenses or transaction expenses of Acquiror or its Affiliates, as contemplated by Section 12.6) (the “Remaining Trust Amount”), is equal to or greater than the Minimum Remaining Trust Amount, then the condition set forth in Section 10.3(d) shall be satisfied; provided, that the parties to this Agreement do not have any intention as of the Effective Time to use, or to cause to be used, any amount of such Remaining Trust Amount to effect any additional repurchase, redemption or other acquisition of outstanding shares of Acquiror Common Stock within the six (6)-month period after the Closing.
(b)   Upon satisfaction or waiver of the conditions set forth in Article X and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.
Section 8.3.   Listing.   From the date hereof through the Effective Time, Acquiror shall ensure Acquiror remains listed as a public company on the NYSE, and shall prepare and submit to NYSE a listing application, if required under NYSE rules, covering the shares of Acquiror Common Stock issuable in the

Mergers and the Domestication, and shall use reasonable best efforts to obtain approval for the listing of such shares of Acquiror Common Stock and the Company shall reasonably cooperate with Acquiror with respect to such listing. Notwithstanding the foregoing, if the Company elects by written notice delivered to Acquiror, at least three (3) Business Days prior to the initial filing of the Proxy Statement/Registration Statement with the SEC pursuant to Section 9.2(a), Acquiror will delist the Acquiror Common Stock from the NYSE, effective as of no later than the Effective Time, and shall prepare and submit to Nasdaq Capital Market (“Nasdaq”) a listing application, in accordance with Nasdaq rules, covering the shares of Acquiror Common Stock issuable in the Mergers and the Domestication, and shall use reasonable best efforts to obtain approval for the listing of the Acquiror Common Stock on Nasdaq from and after the Effective Time, and the Company shall reasonably cooperate with Acquiror with respect to such listing.
Section 8.4.   No Solicitation by Acquiror.   From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article XI, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct its and their representatives acting on its and their behalf, not to, (a) make any proposal or offer that constitutes a Business Combination Proposal, (b) initiate any discussions or negotiations with any Person with respect to, or provide any non-public information or data concerning Acquiror or its Affiliates to any Person relating to, a Business Combination Proposal, (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives acting on its behalf, its Subsidiaries and their respective representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).
Section 8.5.   Acquiror Conduct of Business.
(a)   During the Interim Period, Acquiror shall, and shall cause Merger Sub, Blocker Sub and the Blocker Merger Subs to, except as contemplated by this Agreement (including as contemplated by the PIPE Investment), as reasonably required to effect the Domestication or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause Merger Sub, Blocker Sub and the Blocker Merger Subs not to, except as otherwise contemplated by this Agreement (including as contemplated by the PIPE Investment or as reasonably required to effect the Domestication) or the Ancillary Agreements or as required by Law:
(i)   seek any approval from the Acquiror Shareholders, or otherwise take any action, to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs, except as contemplated by the Transaction Proposals;
(ii)   except as contemplated by the Transaction Proposals, (A) make or declare any dividend or distribution to the shareholders of Acquiror or make any other distributions in respect of any of Acquiror’s, Merger Sub’s, Blocker Sub’s or the Blocker Merger Subs’ capital stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s, Merger Sub’s, Blocker Sub’s or the Blocker Merger Subs’ capital stock or equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs, other than a redemption of shares of Acquiror Class A Common Stock made as part of the Acquiror Share Redemptions;

(iii)   (A) make or change any material election in respect of material Taxes, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement, (E) settle any claim or assessment in respect of material Taxes, (F) surrender or allow to expire any right to claim a refund of material Taxes; or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;
(iv)   take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Intended Tax Treatment;
(v)   other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);
(vi)   incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than any indebtedness for borrowed money or guarantee (A) incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000, (B) incurred among Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs;
(vii)   incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements or in support of the ordinary course operations of Acquiror (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business or in connection with the transactions contemplated by this Agreement);
(viii)   other than with respect to the PIPE Investment, (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuance of the Aggregate Merger Consideration, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or
(ix)   enter into any agreement to do any action prohibited under this Section 8.5.
(b)   During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub, Blocker Sub and the Blocker Merger Subs) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.
Section 8.6.   Post-Closing Directors and Officers of Acquiror.   Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:
(a)   the Board of Directors of Acquiror shall consist of eleven (11) directors, which directors shall initially include:
(i)   all directors to be designated by the Company (including two (2) designated by Delta under the Delta Investor Rights Agreement) pursuant to written notice to be delivered to Acquiror as soon as reasonably practicable following the date of this Agreement, other than the one (1) director designated by Acquiror pursuant to Section 8.6(a)(ii);
(ii)   one (1) director nominee to be designated by Acquiror, who shall be Ravi Thakran and who shall be assigned as a Class III Director pursuant to the Certificate of Incorporation of Acquiror effective as of the Effective Time; and
(iii)   one (1) board observer to be jointly designated by the Company’s Chief Executive Officer and Ravi Thakran, as soon as reasonably practicable following the date of this Agreement.
(b)   the Board of Directors of Acquiror shall have a majority of “independent” directors for the purposes of NYSE or Nasdaq rules, as applicable, each of whom shall serve in such capacity in accordance with the terms of the Acquiror’s Governing Documents following the Effective Time;
(c)   the initial officers of Acquiror shall be designated by the Company pursuant to written notice to be delivered to Acquiror as soon as reasonably practicable following the date of this Agreement who each shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time; and
(d)   the Managing Member of the Surviving Company shall be the Acquiror, which shall serve in such capacity in accordance with the terms of the A&R LLC Agreement following the Effective Time.
Section 8.7.   Domestication.   Subject to receipt of the Acquiror Shareholder Approval, prior to the Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror in the form attached as Exhibit A to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company), in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror Shareholder, (i) each then issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Class A Common Stock; (ii) each then issued and outstanding share of Acquiror Class B Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Class A Common Stock; (iii) each then issued and outstanding Cayman Acquiror Warrant shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Warrant Agreement; and (iv) each then issued and outstanding Cayman Acquiror Unit shall convert automatically into a share of Domesticated Acquiror Class A Common Stock, on a one-for-one basis, and one-third of one Domesticated Acquiror Warrant.
Section 8.8.   Indemnification and Insurance.
(a)   From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company and its Subsidiaries) (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of Acquiror and its Subsidiaries) (together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or any of their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 8.8.
(b)   For a period of six (6) years from the Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or any of their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms no less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Acquiror or the Company, as applicable (whichever premium being higher), for such insurance policy for the year ended December 31, 2020; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 8.8 shall be continued in respect of such claim until the final disposition thereof.
(c)   Notwithstanding anything contained in this Agreement to the contrary, this Section 8.8 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 8.8.
(d)   On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.
Section 8.9.   Acquiror Public Filings.   From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.
Section 8.10.   PIPE Subscriptions.
(a)   Unless otherwise approved in writing by the Company, Acquiror shall not (i) enter into a new Subscription Agreement with any PIPE Investor, (ii) consent to the assignment or transfer of any Subscription Agreement to any Person, including any replacement of any such agreement, (iii) increase or decrease the subscription amount under any Subscription Agreement, including any termination thereof, or (v) permit any other amendment or modification to be made to, any other waiver (in whole or in part) of, or provide any other consent to modify, any provision or remedy under any of the Subscription Agreements that would increase conditionality or impose any new obligation on the Company or Acquiror; provided, that (x) no consent of the Company shall be required for any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision) and (y) the Company’s consent shall not be unreasonably withheld, conditioned or delayed other than in the case of clause (i) or clause (iii) where an additional PIPE Investment would increase the PIPE Investment Amount above $550 million and in the case of clause (iv), which matters shall be determined in the Company’s sole discretion subject to reasonable consultation with Acquiror. Subject to the immediately preceding sentence, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to satisfy the conditions in the Subscription Agreements, and, if all conditions in the Subscription Agreements have been satisfied, to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms.
(b)   Without limiting Section 8.10(a), Acquiror shall give the Company prompt written notice: (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would give rise to any breach or default) to the knowledge of Acquiror by any party to any Subscription Agreement; (ii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (iii) if Acquiror does not expect to receive all or any portion of the PIPE Investment Amount pursuant to any Subscription Agreement.
Section 8.11.   Stockholder Litigation.   In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Board of Directors of Acquiror by any of Acquiror’s stockholders prior to the Closing, Acquiror shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.
ARTICLE IX
JOINT COVENANTS
Section 9.1.   HSR Act; Other Filings.
(a)   In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.
(b)   Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.
(c)   Acquiror shall cooperate in good faith with Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Company Merger, including, with the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied), (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the

Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date.
(d)   With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.
(e)   Each of the Company, on the one hand, and Acquiror, on the other hand, shall be responsible for and pay one-half of the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby.
Section 9.2.   Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals; Resale Registration.
(a)   Registration Statement and Prospectus.
(i)   As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Domesticated Acquiror Class A Common Stock and Domesticated Acquiror Warrants to be issued in exchange for the issued and outstanding shares of Acquiror Class A Common Stock and Acquiror Common Warrants and units comprising such in the Domestication, (B) the shares of Domesticated Acquiror Class A Common Stock that constitute a portion of the Aggregate Merger Consideration and (C) the Registrable Exchange Securities to the extent Form S-4 is available for such registration (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or equityholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE or Nasdaq, as applicable) in connection with the Mergers and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.
(ii)   To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.
(iii)   Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(iv)   If at any time prior to the Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.
(b)   Resale Registration.
(i)   To the extent that the resale of all of the Registrable Exchange Securities is not registered on the Proxy Statement/Registration Statement pursuant to Section 9.2(a)(C) above, Acquiror agrees to file with the SEC no later than the 30th calendar day following the Closing (the “Filing Deadline”) a shelf Registration Statement on Form S-1, or such other form under the Securities Act then available to Acquiror, providing for the resale of all of the Registrable Exchange Securities pursuant to Rule 415, from time to time, by the Company Equityholders (the “Resale Registration Statement”), which, for the avoidance of doubt, may be satisfied through the filing of a Form S-1 pursuant to the Registration Rights Agreement or the Subscription Agreements. Acquiror shall use commercially reasonable efforts to cause the Resale Registration Statement to be declared effective by the SEC as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day following the filing date thereof if the SEC notifies Acquiror that it will “review” the Resale Registration Statement and (ii) the 10th business day after the date Acquiror is notified (orally or in writing, whichever is earlier) by the SEC that the Resale Registration Statement will not be “reviewed” or will not be subject to further review. The Resale Registration Statement shall provide for the resale from time to time, and pursuant to any method or combination of methods legally available (including, without limitation, an underwritten offering, a direct sale to purchasers or a sale through brokers or agents) to the Company Equityholders of any and all Registrable Exchange Securities.
(ii)   Promptly following the execution of this Agreement, Acquiror and the Company shall reasonably cooperate (including causing their respective Subsidiaries and representatives to cooperate) and jointly prepare the Resale Registration Statement to enable the Acquiror to file the Resale Registration Statement with the SEC no later than the Filing Deadline. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Resale Registration Statement to comply with the rules and regulations promulgated by the SEC. Acquiror and the Company shall reasonably cooperate (including causing their respective Subsidiaries and representatives to cooperate) to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by the Resale Registration Statement, and each of the Acquiror and the Company shall, respectively, furnish all information concerning itself, its Subsidiaries and its respective members or stockholders as may be reasonably required in connection with the foregoing. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested by the other in connection with the Resale Registration Statement and the transactions contemplated thereby, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE or Nasdaq, as applicable) in connection with the Resale Registration Statement and the transactions contemplated thereby.
(c)   Acquiror Shareholder Approval.   Acquiror shall (i) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (A) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (B) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold a meeting of its shareholders (the “Acquiror Shareholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Section 710 of the NYSE Listing Rules or Nasdaq Listing Rule 5620(b), as applicable, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (C) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (ii) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors, recommend to its shareholders the (A) approval of the change in the jurisdiction of incorporation of Acquiror to the State of Delaware, (B) approval of the change of Acquiror’s name to “Wheels Up Experience Inc.”, (C) amendment and restatement of Acquiror’s Governing Documents, in the form attached as Exhibit A and Exhibit B to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company) (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement) in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing, (D) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (E) approval of the issuance of shares of Acquiror Common Stock in connection with the Domestication, Mergers and PIPE Investment, (F) approval of the adoption by Acquiror of the equity plans described in Section 8.1, (G) the election of directors effective as of the Closing as contemplated by Section 8.6, (H) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (I) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (J) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (J), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Acquiror that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Acquiror described in the Recitals hereto, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting shall not be affected by any Modification in Recommendation, (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals and (z) Acquiror agrees that if the Acquiror Shareholder Approval shall not have been obtained at any such Acquiror Shareholders’ Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 9.2(c), and hold additional Acquiror Shareholders’ Meetings in order to obtain the Acquiror Shareholder Approval. Acquiror may only adjourn the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting; provided, that the Acquiror Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Shareholders’ Meeting, as required by Acquiror’s Governing Documents.
(d)   Company Equityholder Approvals.   Upon the terms set forth in this Agreement, the Company shall (i) use its reasonable best efforts to solicit and obtain the Company Equityholder Approvals in the form of an irrevocable written consent (the “Written Consent”) of each of the Requisite Company Equityholders (pursuant to the Company Holders Support Agreement) promptly following the time at which the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to stockholders, or (ii) in the event the Company is not able to obtain the Written Consent, the Company shall duly convene a meeting of the equityholders of the Company for the purpose of voting solely upon the matters covered by the Company Equityholder Approvals, as soon as reasonably practicable after the Registration Statement is declared effective. The Company shall use its reasonable best efforts to obtain the Company Equityholder Approvals at such meeting of the equityholders of the Company and shall use its reasonable best efforts to take all other action necessary or advisable to secure the Company Equityholder Approvals as soon as reasonably practicable after the Registration Statement is declared effective.
Section 9.3.   Support of Transaction.   Without limiting any covenant contained in Article VII, or Article VIII Acquiror, the Company and each Blocker (solely with respect to its First Step Blocker Merger)

shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain as soon as reasonably practicable all material consents and approvals of third parties (including any Governmental Authority) that any of Acquiror, the Company, the Blockers or their respective Affiliates are required to obtain in order to consummate the applicable Mergers, and (b) take such other action as soon as reasonably practicable as may be reasonably necessary or as another party hereto may reasonably request to satisfy the applicable conditions of Article X or otherwise to comply with the applicable provisions of this Agreement and to consummate the applicable transactions contemplated hereby as soon as practicable and in accordance with all applicable Law. Notwithstanding anything to the contrary contained herein, no action taken by the Company under this Section 9.3 will constitute a breach of Section 7.1.
Section 9.4.   Tax Matters.   All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement shall be borne and paid by Acquiror following the Effective Time or the Surviving Company. The party required by applicable Law to file a Tax Return with respect to such Transfer Taxes and to pay such Transfer Taxes shall do so within the time periods prescribed by Law. Acquiror, the Company, the Surviving Company and the Company Equityholders shall cooperate regarding the filing of any Tax Returns with respect to the Taxes that are the subject of this Section 9.4.
Section 9.5.   Section 16 Matters.   Prior to the Effective Time, each of Acquiror and the Company, as applicable, shall use reasonable best efforts to approve in advance in accordance with the applicable requirements of Rule 16b-3 promulgated under the Exchange Act, any dispositions of the Company Interests (including derivative securities with respect to the Company Interests) and acquisitions of Acquiror Common Shares (including derivative securities with respect to Acquiror Common Shares) resulting from the transactions contemplated by this Agreement by each officer or director of Acquiror or the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act) as a result of the transactions contemplated hereby.
Section 9.6.   Cooperation; Consultation.   Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and use reasonable best efforts to cause its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing (or refinancing) arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (i) by providing such information and assistance as the other party may reasonably request (including the Company providing such financial statements and other financial data relating to the Company and its Subsidiaries as would be required if Acquiror were filing a general form for registration of securities under Form 10 following the consummation of the transactions contemplated hereby and a registration statement on Form S-1 for the resale of the securities issued in the PIPE Investment following the consummation of the transactions contemplated hereby), (ii) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors and shall be subject to any limitations under applicable Law and to any applicable COVID-19 Measures. Without limiting the foregoing, for purposes of this Section 9.6, the Acquiror consents to the refinancing of any of the Credit Documents, to the extent the Company reasonably determines to do so and for which the Company has provided reasonable prior notice of any such refinancing, provided that (x) the consummation of such refinancing transactions will not be a condition to the Closing or serve as a basis to delay or prevent the Closing, (y) the aggregate principal amount of any such refinancings shall not exceed the aggregate principal amount of the debt being refinanced plus an amount equal to unpaid accrued interest thereon, and reasonable and customary fees and expenses incurred in connection with such refinancing and (z) any such refinancings (A) shall be on customary market terms available at such time as reasonably determined by the Company and Acquiror and (B) shall permit the consummation of the transactions contemplated by this Agreement without any consents, waivers and/or amendments thereto.

Section 9.7.   Blocker Activities.   During the Interim Period, each of the Blockers shall not, except as otherwise explicitly contemplated by this Agreement or the Ancillary Agreements, as required by Law or as consented to by the Company and Acquiror in writing, engage in any of the activities described in Section 5.6 hereof or modify its Governing Documents.
ARTICLE X
CONDITIONS TO OBLIGATIONS
Section 10.1.   Conditions to Obligations of Acquiror, Merger Sub, Blocker Sub, the Blocker Merger Subs and the Company.   The obligations of Acquiror, Merger Sub, Blocker Sub, the Blocker Merger Subs, the Blockers and the Company to consummate, or cause to be consummated, the Mergers is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:
(a)   The Acquiror Shareholder Approval shall have been obtained;
(b)   The Company Equityholder Approvals shall have been obtained;
(c)   The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;
(d)   The waiting period or periods under the HSR Act and any other required regulatory approvals applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have obtained, expired or been terminated, as applicable;
(e)   There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Mergers; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;
(f)   Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);
(g)   The shares of Domesticated Acquiror Class A Common Stock to be issued in connection with the Mergers shall have been approved for listing on NYSE or, if elected by the Company pursuant to Section 8.3, Nasdaq; and
(h)   The Acquiror shall have received at least the Minimum PIPE Investment Amount in cash proceeds from the PIPE Investment.
Section 10.2.   Conditions to Obligations of Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs.   The obligations of Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs:
(a)   (i) The representations and warranties of the Company contained in the first sentence of Section 4.6(a) shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements (including by Acquiror granting any consent under Section 7.1), (ii) the Company Fundamental Representations (other than the first sentence of Section 4.6(a)) and the Blocker Fundamental Representations shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements (including by Acquiror granting any consent under Section 7.1), and (iii) each of the representations and warranties of the Company and the Blockers contained in this Agreement other than the Company Fundamental Representations and the Blocker Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, that, for purposes of this Section 10.2(a) only, the representations and warranties set forth in Section 4.8(c) and Section 4.9 shall be true and correct solely as of the date of this Agreement, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;
(b)   Each of the covenants of each of the Company and the Blockers to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 10.2(b), a covenant of the Company or such Blocker shall only be deemed to have not been performed if the Company or such Blocker has materially breached such material covenant and failed to cure within twenty (20) days after written notice (or if earlier, the Agreement End Date);
(c)   There shall not have occurred a Company Material Adverse Effect after the date of this Agreement.
Section 10.3.   Conditions to the Obligations of the Company.   The obligation of the Company to consummate, or cause to be consummated, the Company Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)   (i) The representations and warranties of Acquiror contained in Section 6.12 shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement (including by the Company the granting of any consent under Section 8.5) and (ii) each of the representations and warranties of Acquiror contained in this Agreement (other than Section 6.12) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements;
(b)   Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects (other than Section 9.2(b)); provided, that for purposes of this Section 10.3(b) a covenant of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs, as applicable, shall only be deemed to have not been performed if Acquiror, Merger Sub, Blocker Sub or any of the Blocker Merger Subs, as applicable, has materially breached such material covenant and failed to cure within twenty (20) days after written notice (or if earlier, the Agreement End Date);
(c)   The Domestication shall have been completed as provided in Section 8.7 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company; and
(d)   The Remaining Trust Amount shall be equal to or greater than the Minimum Remaining Trust Amount.
Section 10.4.   Conditions to the Obligations of the Blockers.   The obligation of the Blockers to consummate, or cause to be consummated, the First Step Blocker Mergers is also subject to the satisfaction of the conditions set forth in Section 10.3, any one or more of which may be waived in writing by the Company.

ARTICLE XI
TERMINATION/EFFECTIVENESS
Section 11.1.   Termination.   This Agreement may be terminated and the transactions contemplated hereby abandoned prior to the Closing:
(a)   by written consent of the Company and Acquiror;
(b)   by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Company Merger illegal or otherwise preventing or prohibiting consummation of the Company Merger;
(c)   by the Company if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;
(d)   by the Company if there has been a Modification in Recommendation;
(e)   by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.2(a) or Section 10.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before the date that is one-hundred and eighty (180) days after the date of this Agreement (the “Agreement End Date”), unless Acquiror is in material breach hereof;
(f)   by Acquiror if the Company Equityholder Approvals shall not have been obtained five (5) Business Days after the Registration Statement has been declared effective by the SEC and delivered or otherwise made available to stockholders; or
(g)   by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs set forth in this Agreement, such that the conditions specified in Section 10.3(a) and Section 10.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.
Section 11.2.   Effect of Termination.   In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, the Blockers, Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 11.2 and Article XII and the Confidentiality Agreement shall survive any termination of this Agreement.
ARTICLE XII
MISCELLANEOUS
Section 12.1.   Trust Account Waiver.   Each of the Company and the Blockers acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. Each of the Company and the Blockers further acknowledges that, as described in the prospectus dated September 22, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). Each of the Company and the Blockers acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders; and (iii) if Acquiror holds a shareholder vote to amend Acquiror’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of Acquiror Common Shares if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Common Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of the Company and the Blockers hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided, that (x) nothing herein shall serve to limit or prohibit the right of each the Company or the Blockers to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that each of the Company or the Blockers may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).
Section 12.2.   Waiver.   Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers, Managing Member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.
Section 12.3.   Notices.   All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if delivery or receipt is confirmed, but excluding any delivery that results in an automated reply, such as an out-of-office notification), addressed as follows:
(a)   If to Acquiror, Merger Sub, Blocker Sub or any of the Blocker Merger Subs prior to the Closing, or to Acquiror after the Effective Time, to:

Aspirational Consumer Lifestyle Corp.
1 King Seng Promenade
#18-07/12 Great World City
Singapore 237944
Attention:   Gilbert Ong
Email:
gilbert.ong@turmericap.com

with copies to (which shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:
Howard L. Ellin
Christopher M. Barlow

Email:
howard.ellin@skadden.com
christopher.barlow@skadden.com

(b)   If to the Company prior to the Closing, or to the Surviving Company after the Effective Time, to:
Wheels Up Partners Holdings LLC
601 West 26th Street
New York, New York 10001
Attention:
Chief Legal Officer

Email:
laura.heltebran@wheelsup.com

with copies to (which shall not constitute notice):
Arnold & Porter Kaye Scholer LLP
250 West 55th Street
New York, New York 10019
Attention:
Thomas Yadlon
John Geelan

Email:
thomas.yadlon@arnoldporter.com
john.geelan@arnoldporter.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
Section 12.4.   Assignment.   No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
Section 12.5.   Rights of Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.16.
Section 12.6.   Expenses.   Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Acquiror shall (x) pay or cause to be paid, the Unpaid Transaction Expenses, and (y) pay or cause to be paid, any transaction expenses of Acquiror (including such expenses incurred by Acquiror’s Affiliates on Acquiror’s behalf), in each of case (x) and (y), in accordance with Section 2.4(d). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this

Section 12.6 shall be paid upon consummation of the Company Merger and release of proceeds from the Trust Account. Any expenses incurred following the Effective Time, including any expenses related to any filings with the SEC, in connection with this Agreement and the transactions contemplated hereby, shall be borne and paid by Acquiror following the Effective Time or the Surviving Company.
Section 12.7.   Governing Law.   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 12.8.   Headings; Counterparts.   The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 12.9.   Company and Acquiror Disclosure Letters.   The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
Section 12.10.   Entire Agreement.   (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (b) the Sponsor Support Agreement and Company Holders Support Agreement, and (c) the Mutual Nondisclosure Agreement, dated as of November 10, 2020, between Acquiror and the Company or its Affiliate (the “Confidentiality Agreement”) (clause (b) and (c), collectively, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.
Section 12.11.   Amendments.   This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.
Section 12.12.   Publicity.
(a)   All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 12.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 12.12(a).
(b)   The restriction in Section 12.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any related filing shall be deemed not to violate this Section 12.12.
Section 12.13.   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.
Section 12.14.   Jurisdiction; Waiver of Jury Trial.
(a)   Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 12.14.
(b)   EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 12.15.   Enforcement.   The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.
Section 12.16.   Non-Recourse.   Except in the case of claims against a Person in respect of such Person’s actual fraud:
(a)   Solely with respect to the Company, Blockers, Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, the Blockers, Acquiror, Merger Sub, Blocker Sub and the Blocker Merger Subs as named parties hereto; and
(b)   except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the

Company, the Blockers, Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, the Blockers, Acquiror, Merger Sub, Blocker Sub or the Blocker Merger Subs under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.
Section 12.17.   Non-Survival of Representations, Warranties and Covenants.   Except (x) as otherwise contemplated by Section 12.2 or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XII.
Section 12.18.   Conflicts and Privilege.
(a)   Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “Aspirational Group”), on the one hand, and (y) the Surviving Company and/or any member of the Wheels Up Group, on the other hand, any legal counsel, including Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Aspirational Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the Aspirational Group, on the one hand, and Skadden, on the other hand (the “Skadden Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Aspirational Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Company. Acquiror and the Company agree not to assert that any privilege has been waived as to the Skadden Privileged Communications, by virtue of the Mergers.
(b)   Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “Wheels Up Group”), on the one hand, and (y) the Surviving Company and/or any member of the Aspirational Group, on the other hand, any legal counsel, including Arnold & Porter Kaye Scholer LLP (“A&P”), that represented the Company prior to the Closing may represent any member of the Wheels Up Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the

Surviving Company, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Wheels Up Group, on the one hand, and A&P, on the other hand (the “A&P Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Wheels Up Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Company. Acquiror and the Company agree not to assert that any privilege has been waived as to the A&P Privileged Communications, by virtue of the Mergers.
Section 12.19.   Massachusetts Business Trust.   A copy of the Agreement and Declaration of Trust of Fidelity Research and Management or one or more Affiliates thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that this Agreement is executed on behalf of the trustees of Fidelity Research and Management or such Affiliate(s) as trustees and not individually and that the obligations of this Agreement are not binding on any of the trustees, officers or stockholders of Fidelity Research and Management or any Affiliate thereof individually but are binding only upon GRTHCOCP Blocker, FSGRWCO Blocker, GROWTHCO Blocker, OTC Blocker and their assets and property.
Section 12.20.   DPJ Blocker.   DPJ Blocker shall have the right, exercisable at any time by delivery of written notice to the Company and Acquiror on or prior to February 15, 2021, to designate that it shall no longer be considered a Blocker hereunder for any purpose, including, for the avoidance of doubt, for purposes of Blocker Merger IX (a “DPJ Blocker Withdrawal Notice”), which Blocker Merger shall no longer be contemplated hereunder as a transaction contemplated hereby. From and after the timely delivery by DPJ Blocker of a DPJ Blocker Withdrawal Notice, all references to Blocker Merger IX and DPJ Blocker Holdco shall be considered updated to refer to “intentionally omitted” or other suitable reference to indicate that Blocker Merger IX is no longer contemplated. For the avoidance of doubt, the delivery of a DPJ Blocker Withdrawal Notice shall have no effect on any transaction contemplated by this Agreement other than Blocker Merger IX, including the conversion of any Company Preferred Interests held by DPJ Blocker Holdco pursuant to Section 3.1(d) hereof.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.
ASPIRATIONAL CONSUMER
LIFESTYLE CORP.
By:
/s/ Ravi Thakran

Name: Ravi Thakran
Title:    Chief Executive Officer
KITTYHAWK MERGER SUB LLC
WHEELS UP BLOCKER SUB LLC
By:
/s/ Ravi Thakran

Name: Ravi Thakran
Title:    Chief Executive Officer
KITTYHAWK BLOCKER SUB I INC.
KITTYHAWK BLOCKER SUB II INC.
KITTYHAWK BLOCKER SUB III INC.
KITTYHAWK BLOCKER SUB IV INC.
KITTYHAWK BLOCKER SUB V INC.
KITTYHAWK BLOCKER SUB VI INC.
KITTYHAWK BLOCKER SUB VII INC.
KITTYHAWK BLOCKER SUB VIII INC.
KITTYHAWK BLOCKER SUB IX INC.
By:
/s/ Ravi Thakran

Name: Ravi Thakran
Title:    Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

WHEELS UP PARTNERS HOLDINGS LLC
By:
/s/ Kenneth Dichter

Name: Kenneth Dichter
Title:    Chief Executive Officer
WHEELS UP NHF LLC
(solely for the purposes of the Blocker
Provisions (as defined in the Agreement))
By:
/s/ Joshua K. Spencer

Name: Joshua K. Spencer
Title:    President
WHEELS UP NHT LLC
(solely for the purposes of the Blocker
Provisions (as defined in the Agreement))
By:
/s/ Joshua K. Spencer

Name: Joshua K. Spencer
Title:    President
WHEELS UP USET LLC
(solely for the purposes of the Blocker
Provisions (as defined in the Agreement))
By:
/s/ Joshua K. Spencer

Name: Joshua K. Spencer
Title:    President
GRTHCOCP WU HOLDINGS LLC
(solely for the purposes of the Blocker
Provisions (as defined in the Agreement))
By:
/s/ Jonathan Davis

Name: Jonathan Davis
Title:    Authorized Signatory
[Signature Page to Agreement and Plan of Merger]

FSGRWCO WU HOLDINGS LLC
(solely for the purposes of the Blocker
Provisions (as defined in the Agreement))
By:
/s/ Jonathan Davis

Name: Jonathan Davis
Title:    Authorized Signatory
GROWTHCO WU HOLDINGS LLC
(solely for the purposes of the Blocker
Provisions (as defined in the Agreement))
By:
/s/ Jonathan Davis

Name: Jonathan Davis
Title:    Authorized Signatory
OTC WU HOLDINGS LLC
(solely for the purposes of the Blocker
Provisions (as defined in the Agreement))
By:
/s/ Jonathan Davis

Name: Jonathan Davis
Title:    Authorized Signatory
NEA 15 WHEELS UP HOLDINGS LLC
(solely for the purposes of the Blocker
Provisions (as defined in the Agreement))
By: New Enterprise Associates 15, L.P., its Managing Member
By: NEA Partners 15, L.P., its general partner
By: NEA 15 GP, LLC, its general partner
By:
/s/ Stephanie S. Brecher

Name: Stephanie S. Brecher
Title:    General Counsel
[Signature Page to Agreement and Plan of Merger]

DPJ HOLDCO INC.
(solely for the purposes of the Blocker
Provisions (as defined in the Agreement))
By:
/s/ Kenneth W. Morge

Name: Kenneth W. Morge
Title:    President
[Signature Page to Agreement and Plan of Merger]

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
Annex A-I
This Amendment No. 1 (this “Amendment”) to that certain Agreement and Plan of Merger, dated as of February 1, 2021 (the “Merger Agreement”), by and among (a) Aspirational Consumer Lifestyle Corp. (“Acquiror”), a Cayman Islands exempted company limited by shares, (b) KittyHawk Merger Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), (c) Wheels Up Blocker Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Acquiror (“Blocker Sub”), (d) KittyHawk Blocker Sub I Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub I”), (e) KittyHawk Blocker Sub II Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub II”), (f) KittyHawk Blocker Sub III Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub III”), (g) KittyHawk Blocker Sub IV Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub IV”), (h) KittyHawk Blocker Sub V Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub V”), (i) KittyHawk Blocker Sub VI Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub VI”), (j) KittyHawk Blocker Sub VII Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub VII”), (k) KittyHawk Blocker Sub VIII Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub VIII”), (l) KittyHawk Blocker Sub IX Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub IX”, and together with Blocker Merger Sub I, Blocker Merger Sub II, Blocker Merger Sub III, Blocker Merger Sub IV, Blocker Merger Sub V, Blocker Merger Sub VI, Blocker Merger Sub VII, Blocker Merger Sub VIII, the “Blocker Merger Subs”), (m) Wheels Up NHF LLC, a Delaware limited liability company (“WUNHF Blocker”), (n) Wheels Up NHT LLC, a Delaware limited liability company (“WUNHT Blocker”), (o) Wheels Up USET LLC, a Delaware limited liability company (“WUUSET Blocker”), (p) GRTHCOCP WU Holdings LLC, a Delaware limited liability company (“GRTHCOCP Blocker”), (q) FSGRWCO WU Holdings LLC, a Delaware limited liability company (“FSGRWCO Blocker”), (r) GROWTHCO WU Holdings LLC, a Delaware limited liability company (“GROWTHCO Blocker”), (s) OTC WU Holdings LLC, a Delaware limited liability company (“OTC Blocker”), (t) NEA 15 Wheels Up Holdings, LLC, a Delaware limited liability company (“NEA15 Blocker”), (u) DPJ Holdco Inc., a Delaware corporation (“DPJ Blocker”, and together with WUNHF Blocker, WUNHT Blocker, WUUSET Blocker, GRTHCOCP Blocker, FSGRWCO Blocker, GROWTHCO Blocker, OTC Blocker and NEA15 Blocker, the “Blockers”), and (v) Wheels Up Partners Holdings LLC, a Delaware limited liability company (the “Company”), is made and entered into as of May 6, 2021, by and among Acquiror, Merger Sub, Blocker Sub, the Blocker Merger Subs, the Blockers and the Company.
WHEREAS, the parties hereto now desire to make certain amendments to the Merger Agreement as further described herein; and
WHEREAS, Section 12.11 of the Merger Agreement provides that the Merger Agreement may be amended or modified in whole or in part by a duly authorized agreement in writing executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Amendment and the Merger Agreement, for good and valuable consideration, the value, receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.   Defined Terms.   Capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings given to such terms in the Merger Agreement.
2.   Amendments to the Merger Agreement.   The Merger Agreement is hereby amended as follows:
a.   Section 1.1 of the Merger Agreement is hereby amended by deleting the definition of “Wheels Up RI Units” and inserting the following defined term in the appropriate alphabetical order:

A-I-1

“Rollover Restricted Stock” means the shares of Domesticated Acquiror Class A Common Stock subject to a Rollover Restricted Interest Award.
b.   Each of the following definitions as set forth in Section 1.1 of the Merger Agreement is hereby deleted and replaced in its entirety with the following, as applicable:
“Distributable Aggregate Merger Consideration” means the aggregate number of shares of Domesticated Acquiror Class A Common Stock into which the Blocker Equity Interests (other than Cancelled Blocker Interests), Company Common Interests (other than any Company Common Interests subject to Company Awards) and Company Preferred Interests (other than Company Preferred Interests held by any Blockers or Blocker Sub) are converted into the right to receive pursuant to Section 3.1(a), Section 3.1(d) and Section 3.1(d) hereof, respectively.
“First Earnout Fully Diluted Shares” means the Effective Time Company Fully Diluted Shares less the number of Profits Interests and Restricted Interests as of immediately prior to the Effective Time corresponding to any respective forfeitures or cancellations of Wheels Up PI Units and Rollover Restricted Stock between the Effective Time and the First Earnout Achievement Date.
“Second Earnout Fully Diluted Shares” means the Effective Time Company Fully Diluted Shares less the number of Profits Interests and Restricted Interests as of immediately prior to the Effective Time corresponding to any respective forfeitures or cancellations of Wheels Up PI Units and Rollover Restricted Stock between the Effective Time and the Second Earnout Achievement Date.
“Third Earnout Fully Diluted Shares” means the Effective Time Company Fully Diluted Shares less the number of Profits Interests and Restricted Interests as of immediately prior to the Effective Time corresponding to any respective forfeitures or cancellations of Wheels Up PI Units and Rollover Restricted Stock between the Effective Time and the Third Earnout Achievement Date.
“Wheels Up Exchangeable Units” means Wheels Up PI Units and Wheels Up EO Units.
c.   Section 3.2(a) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:
(a) Prior to the Closing, Acquiror shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Distributable Aggregate Merger Consideration to the Company Equityholders (other than the Blockers and Blocker Sub) and the Blocker Owners. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Domesticated Acquiror Class A Common Stock comprising the Distributable Aggregate Merger Consideration.
d.   The phrase “Unless otherwise agreed to by the parties” is hereby inserted at the beginning of the first sentence of Section 3.2(b) of the Merger Agreement.
e.   Section 3.3(c) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:
(c) As of the Effective Time, in respect of each Restricted Interest Award that is outstanding immediately prior to the Effective Time, the corresponding Restricted Interest shall be converted into (i) an award of Domesticated Acquiror Class A Common Stock (a “Rollover Restricted Interest Award”), with substantially the same terms and conditions as were applicable to such Restricted Interest Award immediately prior to the Effective Time, including the same vesting and termination-related provisions, except that such Rollover Restricted Interest Award shall consist of that number of shares of Rollover Restricted Stock equal to the product of (1) the number of Restricted Interests subject to such Restricted Interest Award immediately prior to the Effective Time, multiplied by (2) the Exchange Ratio, and (ii) a number of Wheels Up EO Units equal to the product of (1) the quotient of (A) the number of Restricted Interests subject to such Restricted Interest Award immediately prior to the

A-I-2

Effective Time, divided by (B) the Effective Time Company Fully Diluted Shares, multiplied by (2) 9,000,000, which such Wheels Up EO Units shall be subject to vesting as provided in Section 3.4 and the A&R LLC Agreement and to such other terms and conditions as are in effect with respect to such Restricted Interests Award immediately prior to the Effective Time, including with respect to vesting and termination-related provisions. For the avoidance of doubt, MIP RI LLC shall be the initial record holder of all Rollover Restricted Stock and Wheels Up EO Units received pursuant to this Section 3.3(c), and, with respect to the Rollover Restricted Stock, shall make a distribution of such Rollover Restricted Stock on the Closing Date to the holders of the corresponding restricted interests in MIP RI LLC, which shares of Rollover Restricted Stock shall, for the avoidance of doubt, remain subject to the terms of the applicable Rollover Restricted Interest Award following such distribution.
f.   Section 3.3(d) of the Merger Agreement is hereby deleted and replaced in its entirety with the following:
(d) The Company shall take all necessary actions to effect the treatment of Company Options, Profit Interest Awards and Restricted Interest Awards pursuant to Sections 3.3(a), 3.3(b) and 3.3(c) in accordance with the Company Incentive Plans and the applicable award agreements, including obtaining any necessary approvals and consents, and to ensure that no Rollover Option may be exercised, and no Wheels Up PI Unit may be exchanged for a share of Domesticated Acquiror Class A Common Stock, prior to the effective date of an applicable registration on Form S-8 (or other applicable form, including Form S-1 or Form S-4) of Acquiror. The Board of Directors of the Company shall amend the Company Incentive Plans and take all other necessary actions, effective as of immediately prior to the Closing, in order to provide that no new Company Awards will be granted under the Company Incentive Plans or in respect of any equity reserve provided thereunder.
g.   Item (a)(1) of Section 4.6 of the Company Disclosure Letter is hereby amended as set forth on Schedule A hereto.
3.   Miscellaneous.   The provisions contained in Sections 11.1 (Termination), 11.2 (Effect of Termination), 12.3 (Notices), 12.4 (Assignment), 12.5 (Rights of Third Parties), 12.6 (Expenses), 12.7 (Governing Law), 12.8 (Headings; Counterparts), 12.11 (Amendments), 12.13 (Severability), 12.14 (Jurisdiction; Waiver of Jury Trial), 12.15 (Enforcement) and 12.16 (Non-Recourse) of the Merger Agreement are hereby incorporated by reference into this Amendment, mutatis mutandis, and made a part of this Amendment as if set forth fully herein.
4.   Merger Agreement.   Except as expressly amended, modified and/or supplemented by this Amendment, all terms, conditions and provisions of the Merger Agreement are and will remain in full force and effect and as hereby amended are hereby ratified and confirmed by the parties to the Merger Agreement and this Amendment in all respects. Without limiting the generality of the foregoing, the amendments, modifications and/or supplements contained herein will not be construed as an amendment to or waiver of any other provision of the Merger Agreement or as a waiver of or consent to any further or future action on the part of either party that would require the waiver or consent of the other party. On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference to the Merger Agreement in any other agreements, documents or instruments executed and delivered pursuant to, or in connection with, the Merger Agreement and the Ancillary Agreements will mean and be a reference to the Merger Agreement, as amended, modified and/or supplemented by this Amendment. In the event of any inconsistency or conflict between the terms and provisions of the Merger Agreement, on the one hand, and this Amendment, on the other hand, the terms and provisions of this Amendment shall govern and control.
5.   Counterparts.   This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A signed copy of this Amendment delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.
[Signature page follows]

A-I-3

IN WITNESS WHEREOF, the parties have hereunto caused this Amendment to be duly executed as of the date first above written.
ASPIRATIONAL CONSUMER LIFESTYLE CORP.
By:
/s/ Ravi Thakran

Name: Ravi Thakran
Title:  Chief Executive Officer
KITTYHAWK MERGER SUB LLC
WHEELS UP BLOCKER SUB LLC
By:
/s/ Ravi Thakran

Name: Ravi Thakran
Title:  Chief Executive Officer
KITTYHAWK BLOCKER SUB I INC.
KITTYHAWK BLOCKER SUB II INC.
KITTYHAWK BLOCKER SUB III INC.
KITTYHAWK BLOCKER SUB IV INC.
KITTYHAWK BLOCKER SUB V INC.
KITTYHAWK BLOCKER SUB VI INC.
KITTYHAWK BLOCKER SUB VII INC.
KITTYHAWK BLOCKER SUB VIII INC.
KITTYHAWK BLOCKER SUB IX INC.
By:
/s/ Ravi Thakran

Name: Ravi Thakran
Title:  Chief Executive Officer
WHEELS UP PARTNERS HOLDINGS LLC
By:
/s/ Kenneth Dichter

Name: Kenneth Dichter
Title:  Chief Executive Officer
WHEELS UP NHF LLC
(solely for the purposes of the Blocker Provisions (as defined in the Merger Agreement)
By:
/s/ Joshua K Spencer

Name: Joshua K Spencer
Title:  President
[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]
A-I-4

WHEELS UP NHT LLC
(solely for the purposes of the Blocker Provisions (as defined in the Merger Agreement)
By:
/s/ Joshua K Spencer

Name: Joshua K Spencer
Title:  Vice President
WHEELS UP USET LLC
(solely for the purposes of the Blocker Provisions (as defined in the Merger Agreement)
By:
/s/ Joshua K Spencer

Name: Joshua K Spencer
Title:  Vice President
GRTHCOCP WU HOLDINGS LLC
(solely for the purposes of the Blocker Provisions (as defined in the Merger Agreement)
By:
/s/ Jonathan Davis

Name: Jonathan Davis
Title:  Authorized Signatory
FSGRWCO WU HOLDINGS LLC
(solely for the purposes of the Blocker Provisions (as defined in the Merger Agreement)
By:
/s/ Jonathan Davis

Name: Jonathan Davis
Title:  Authorized Signatory
GROWTHCO WU HOLDINGS LLC
(solely for the purposes of the Blocker Provisions (as defined in the Merger Agreement)
By:
/s/ Jonathan Davis

Name: Jonathan Davis
Title:  Authorized Signatory
OTC WU HOLDINGS LLC
(solely for the purposes of the Blocker Provisions (as defined in the Merger Agreement)
By:
/s/ Jonathan Davis

Name: Jonathan Davis
Title:  Authorized Signatory
[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]
A-I-5

NEA 15 WHEELS UP HOLDINGS, LLC
(solely for the purposes of the Blocker Provisions (as defined in the Merger Agreement)
By:
New Enterprise Associates 15, L.P., its Managing Member

By:
NEA 15 GP, LLC, its general partner

By:
/s/ Stephanie S. Brecher

Name: Stephanie S. Brecher
Title:  General Counsel
DPJ HOLDCO INC.
(solely for the purposes of the Blocker Provisions (as defined in the Merger Agreement)
By:
/s/ Kenneth W. Morge

Name: Kenneth W. Morge
Title:  President
[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]
A-I-6

Annex B
SPONSOR SUPPORT AGREEMENT
This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of February 1, 2021, by and among Aspirational Consumer Lifestyle Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor Holdco”), the Persons set forth on Schedule I attached hereto (together with the Sponsor Holdco, each, a “Sponsor” and, together, the “Sponsors”), Aspirational Consumer Lifestyle Corp., a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement (as defined below))) (“Acquiror”), and Wheels Up Partners Holdings LLC, a Delaware limited liability company (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
RECITALS
WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 5,993,658 Acquiror Common Shares and 4,529,950 Acquiror Warrants in the aggregate as set forth on Schedule I attached hereto;
WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, KittyHawk Merger Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), Wheels Up Blocker Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Acquiror (“Blocker Sub”), KittyHawk Blocker Sub I Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub I”), KittyHawk Blocker Sub II Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub II”), KittyHawk Blocker Sub III Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub III”), KittyHawk Blocker Sub IV Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub IV”), KittyHawk Blocker Sub V Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub V”), KittyHawk Blocker Sub VI Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub VI”), KittyHawk Blocker Sub VII Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub VII”), KittyHawk Blocker Sub VIII Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub VIII”), KittyHawk Blocker Sub IX Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub IX”, and together with Blocker Merger Sub I, Blocker Merger Sub II, Blocker Merger Sub III, Blocker Merger Sub IV, Blocker Merger Sub V, Blocker Merger Sub VI, Blocker Merger Sub VII, Blocker Merger Sub VIII, the “Blocker Merger Subs”), Wheels Up NHF LLC, a Delaware limited liability company (“WUNHF Blocker”), Wheels Up NHT LLC, a Delaware limited liability company (“WUNHT Blocker”), Wheels Up USET LLC, a Delaware limited liability company (“WUUSET Blocker”), GRTHCOCP WU Holdings LLC, a Delaware limited liability company (“GRTHCOCP Blocker”), FSGRWCO WU Holdings LLC, a Delaware limited liability company (“FSGRWCO Blocker”), GROWTHCO WU Holdings LLC, a Delaware limited liability company (“GROWTHCO Blocker”), OTC WU Holdings LLC, a Delaware limited liability company (“OTC Blocker”), NEA 15 Wheels Up Holdings, LLC, a Delaware limited liability company (“NEA15 Blocker”), DPJ Holdco Inc., a Delaware corporation (“DPJ Blocker”, and together with the WUNHF Blocker, the WUNHT Blocker, the WUUSET Blocker, the GRTHCOCP Blocker, the FSGRWCO Blocker, the GROWTHCO Blocker, the OTC Blocker and the NEA15 Blocker, the “Blockers”), and the Company have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, (A) simultaneously (i) Blocker Merger Sub I is to merge with and into WUNHF Blocker, the separate entity existence of Blocker Merger Sub I to cease and WUNHF Blocker to be the surviving entity and a wholly owned subsidiary of Acquiror, (ii) Blocker Merger Sub II is to merge with and into WUNHT Blocker, the separate entity existence of Blocker Merger Sub II to cease and WUNHT Blocker to be the surviving entity and a wholly owned subsidiary of Acquiror, (iii) Blocker Merger Sub III is to merge with and into WUUSET Blocker, the separate entity existence of Blocker Merger Sub III to cease and WUUSET Blocker to be the surviving entity and a wholly owned subsidiary of Acquiror, (iv) Blocker Merger Sub IV is to merge with and into GRTHCOCP Blocker, the separate entity existence of Blocker Merger Sub IV to cease and GRTHCOCP Blocker to be the surviving entity and a wholly owned subsidiary of Acquiror,

(v) Blocker Merger Sub V is to merge with and into FSGRWCO Blocker, the separate entity existence of Blocker Merger Sub V to cease and FSGRWCO Blocker to be the surviving entity and a wholly owned subsidiary of Acquiror, (vi) Blocker Merger Sub VI is to merge with and into GROWTHCO Blocker, the separate entity existence of Blocker Merger Sub VI to cease and GROWTHCO Blocker to be the surviving entity and a wholly owned subsidiary of Acquiror, (vii) Blocker Merger Sub VII is to merge with and into OTC Blocker, the separate entity existence of Blocker Merger Sub VII to cease and OTC Blocker to be the surviving entity and a wholly owned subsidiary of Acquiror, (viii) Blocker Merger Sub VIII is to merge with and into NEA15 Blocker, the separate entity existence of Blocker Merger Sub VIII to cease and NEA15 Blocker to be the surviving entity and a wholly owned subsidiary of Acquiror, and (ix) Blocker Merger Sub IX is to merge with and into DPJ Blocker, the separate entity existence of Blocker Merger Sub IX to cease and DPJ Blocker to be the surviving entity and a wholly owned subsidiary of Acquiror, (B) thereafter, each of the surviving Blockers is to simultaneously merge with and into Blocker Sub, with Blocker Sub as the surviving entity, and (C) thereafter, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving entity with Acquiror as its managing member, in each case, on the terms and conditions set forth therein; and
WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
SPONSOR SUPPORT AGREEMENT; COVENANTS
Section 1.1   Binding Effect of Merger Agreement.   Each Sponsor hereby acknowledges that it has read the Merger Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors. Each Sponsor shall be bound by and comply with Sections 8.4 (No Solicitation by Acquiror) and 12.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Sponsor was an original signatory to the Merger Agreement with respect to such provisions.
Section 1.2   No Transfer.   During the period commencing on the date hereof and ending on the earlier of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 11.1 thereof (the earlier of clauses (a) and (b), the “Expiration Time”), each Sponsor shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Acquiror Common Shares or Acquiror Warrants owned by such Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Acquiror Common Shares or Acquiror Warrants owned by such Sponsor or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).
Section 1.3   New Shares.   In the event that (a) any Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror are issued to a Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Acquiror Common Shares or Acquiror Warrants of, on or affecting the Acquiror Common Shares or Acquiror Warrants owned by such Sponsor or otherwise, (b) a Sponsor purchases or otherwise acquires beneficial ownership of any Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror after the date of this Sponsor Agreement, or (c) a Sponsor acquires the right to vote or share in the voting of any Acquiror Common Shares or other equity securities of Acquiror after the date of this Sponsor Agreement (such Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the Acquiror Common Shares or Acquiror Warrants owned by such Sponsor as of the date hereof.
Section 1.4   Closing Date Deliverables.   On the Closing Date, the Sponsor Holdco shall, and shall cause the Director Holders (as defined therein) to, deliver to Acquiror and the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among Acquiror, the Sponsor Holdco, the Major Company Equityholders, and certain of their respective Affiliates, as applicable, and the other Holders (as defined therein) party thereto, in substantially the form attached as Exhibit D to the Merger Agreement.
Section 1.5   Sponsor Agreements.
(a)   At any meeting of the shareholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, each Sponsor shall (i) appear at each such meeting or otherwise cause all of its Acquiror Common Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Acquiror Common Shares:
(i)   in favor of each Transaction Proposal;
(ii)   against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transaction Proposals);
(iii)   against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror (other than the Merger Agreement and the transactions contemplated thereby);
(iv)   against any change in the business, management or Board of Directors of Acquiror (other than in connection with the Transaction Proposals); and
(v)   against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or any Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror, Blocker Sub, Merger Sub or any of the Blocker Merger Subs under the Merger Agreement, (C) result in any of the conditions set forth in Article X of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror.
Each Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.
(b)   Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of September 22, 2020, by and among the Sponsors and Acquiror (the “Voting Letter Agreement”), including the obligations of the Sponsors pursuant to Section 1 therein to not redeem any Acquiror Common Shares owned by such Sponsor in connection with the transactions contemplated by the Merger Agreement.
(c)   During the period commencing on the date hereof and ending on the earlier of the consummation of the Closing and the termination of the Merger Agreement pursuant to Article XI thereof, each Sponsor shall not modify or amend any Contract between or among such Sponsor, anyone related by blood, marriage or adoption to such Sponsor or any Affiliate of such Sponsor (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand, including, for the avoidance of doubt, the Voting Letter Agreement.
Section 1.6   Further Assurances.   Each Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Mergers and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and herein.

Section 1.7   No Inconsistent Agreement.   Each Sponsor hereby represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1   Representations and Warranties of the Sponsors.   Each Sponsor represents and warrants as of the date hereof to Acquiror and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:
(a)   Organization; Due Authorization.   If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder. This Sponsor Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the applicable Sponsor.
(b)   Ownership.   Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor’s Acquiror Common Shares and Acquiror Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Acquiror Common Shares or Acquiror Warrants (other than transfer restrictions under the Securities Act)) affecting any such Acquiror Common Shares or Acquiror Warrants, other than Liens pursuant to (i) this Sponsor Agreement, (ii) the Acquiror’s Governing Documents, (iii) the Merger Agreement, (iv) the Voting Letter Agreement or (v) any applicable securities Laws. Such Sponsor’s Acquiror Common Shares and Acquiror Warrants are the only equity securities in Acquiror owned of record or beneficially by such Sponsor on the date of this Sponsor Agreement, and none of such Sponsor’s Acquiror Common Shares or Acquiror Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Acquiror Common Shares or Acquiror Warrants, except as provided hereunder and under the Voting Letter Agreement. Other than the Acquiror Warrants, such Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.
(c)   No Conflicts.   The execution and delivery of this Sponsor Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s Acquiror Common Shares or Acquiror Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.
(d)   Litigation.   There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.

(e)   Brokerage Fees.   Except as described on Section 6.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Sponsor, for which Acquiror or any of its Affiliates may become liable.
(f)   Affiliate Arrangements.   Except as set forth on Schedule II attached hereto, neither such Sponsor nor any anyone related by blood, marriage or adoption to such Sponsor or, to the knowledge of such Sponsor, any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.
(g)   Foreign Status.   Such Sponsor is not a foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a voting interest, direct or indirect, of 49% or more.
(h)   Acknowledgment.   Such Sponsor understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Sponsor’s execution and delivery of this Sponsor Agreement.
ARTICLE III
MISCELLANEOUS
Section 3.1   Termination.   This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the written agreement of the Sponsors, Acquiror and the Company. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.
Section 3.2   Governing Law.   This Sponsor Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Sponsor Agreement or the negotiation, execution or performance of this Sponsor Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.
Section 3.3   CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
(a)   THE PARTIES TO THIS SPONSOR AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS SPONSOR AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS SPONSOR AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE

UPON ANY PARTY TO THIS SPONSOR AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 3.8.
(b)   WAIVER OF TRIAL BY JURY.   EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SPONSOR AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SPONSOR AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SPONSOR AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3.
Section 3.4   Assignment.   This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.
Section 3.5   Specific Performance.   The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.
Section 3.6   Amendment.   This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Sponsor Holdco.
Section 3.7   Severability.   If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. Any provision of this Sponsor Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
Section 3.8   Notices.   All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Acquiror:
Aspirational Consumer Lifestyle Corp.
1 Kim Seng Promenade
#18-07/12 Great World City
Singapore 237994
Attention:    Gilbert Ong
Email:        gilbert.ong@turmericap.com
with a copy to (which will not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention: Howard L. Ellin
              Christopher M. Barlow
Email:      howard.ellin@skadden.com
              christopher.barlow@skadden.com
If to the Company:
Wheels Up Partners Holdings LLC
601 West 26th Street
New York, New York 10001
Attention: Jason Horowitz
Email:     jhorowitz@wheelsup.com
with a copy to (which shall not constitute notice):
Arnold & Porter Kaye Scholer LLP
250 West 55th Street
New York, New York 10019
Attention: Thomas Yadlon
              John Geelan
Email:      thomas.yadlon@arnoldporter.com
               john.geelan@arnoldporter.com
If to a Sponsor:
To such Sponsor’s address set forth in Schedule I attached hereto with a copy to (which will not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention: Howard L. Ellin
              Christopher M. Barlow
Email:      howard.ellin@skadden.com
              christopher.barlow@skadden.com

Section 3.9   Counterparts.   This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.
Section 3.10   Entire Agreement.   This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsors, Acquiror and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.
SPONSORS:
ASPIRATIONAL CONSUMER LIFESTYLE SPONSOR LLC
By:
/s/ Ravi Thakran

Name: Ravi Thakran
Title: Chief Executive Officer
LIBER PATER, LLC
By:
/s/ David McPherson

Name:
David McPherson

Title:
Secretary

/s/ Ravi Thakran

Name: Ravi Thakran
/s/ Neil Jacobs

Name: Neil Jacobs
/s/ Frank Newman

Name: Frank Newman
/s/ Leo Austin

Name: Leo Austin
[Signature Page to Sponsor Support Agreement]

ACQUIROR:
ASPIRATIONAL CONSUMER LIFESTYLE CORP.
By: /s/ Ravi Thakran

Name: Ravi Thakran
Title:   Chief Executive Officer
[Signature Page to Sponsor Support Agreement]

COMPANY:
WHEELS UP PARTNERS HOLDINGS LLC
By: /s/ Kenneth Dichter

Name: Kenneth Dichter
Title:   Chief Executive Officer
[Signature Page to Sponsor Support Agreement]

Schedule I
Sponsor Acquiror Common Shares and Acquiror Warrants
Sponsor	Acquiror Common Shares	Acquiror Warrants
Aspirational Consumer Lifestyle Sponsor LLC c/o Aspirational Consumer Lifestyle Corp. 1 Kim Seng Promenade, #18-07/12 Great World City, Singapore 237994	5,918,658	4,529,950
Ravi Thakran c/o Aspirational Consumer Lifestyle Corp. 1 Kim Seng Promenade, #18-07/12 Great World City, Singapore 237994	—(1)	—(1)
Liber Pater, LLC c/o L Catterton 599 West Putnam Avenue, Greenwich, CT 06830	—(1)	—(1)
Neil Jacobs c/o Aspirational Consumer Lifestyle Corp. 1 Kim Seng Promenade, #18-07/12 Great World City, Singapore 237994	25,000	—
Frank Newman c/o Aspirational Consumer Lifestyle Corp. 1 Kim Seng Promenade, #18-07/12 Great World City, Singapore 237994	25,000	—
Leo Austin c/o Aspirational Consumer Lifestyle Corp. 1 Kim Seng Promenade, #18-07/12 Great World City, Singapore 237994	25,000	—

(1)
The members of Aspirational Consumer Lifestyle Sponsor LLC are Dalvey Partners (BVI) Limited (which is controlled by Ravi Thakran) and Liber Pater, LLC. Ravi Thakran and Liber Pater, LLC may be deemed to beneficially own securities held by Aspirational Consumer Lifestyle Sponsor LLC by virtue of their shared control over Aspirational Consumer Lifestyle Sponsor LLC. Each of Mr. Thakran and Liber Pater, LLC expressly disclaims beneficial ownership of securities held by Aspirational Consumer Lifestyle Sponsor LLC.

[Schedule I to Sponsor Support Agreement]

Schedule II
Affiliate Arrangements
1.
Letter Agreement, dated September 22, 2020, among Acquiror, the Sponsor Holdco and Acquiror’s officers and directors

2.
Registration Rights Agreement, dated September 25, 2020, among Acquiror, the Sponsor Holdco and certain other security holders named therein

3.
Administrative Services Agreement, dated September 22, 2020, between Acquiror and the Sponsor Holdco

4.
Assignment and Assumption Agreement, dated as of December 31, 2020, by and between the Sponsor Holdco and Turmeric Capital Singapore Pte Ltd.

5.
Support Services Agreement, dated September 22, 2020, between Acquiror and Turmeric Capital Singapore Pte Ltd.

6.
Sponsor Warrants Purchase Agreement, dated September 22, 2020, between Acquiror and the Sponsor Holdco

7.
Indemnity Agreement, dated September 22, 2020, between Acquiror and Ravi Thakran

8.
Indemnity Agreement, dated September 22, 2020, between Acquiror and Leo Austin

9.
Indemnity Agreement, dated September 22, 2020, between Acquiror and Neil Jacobs

10.
Indemnity Agreement, dated September 22, 2020, between Acquiror and Frank Newman

11.
Upon the successful completion of a business combination or Acquiror’s liquidation, Acquiror will also pay each of its independent directors $3,125 per month in the aggregate for his or her service to Acquiror. The fees will be deferred and become payable only upon Acquiror’s consummation of a business combination or Acquiror’s liquidation. The independent directors have waived their rights against Acquiror’s trust account with respect to such payment.

[Schedule II to Sponsor Support Agreement]

Annex C
FORM OF
CERTIFICATE OF INCORPORATION
OF
WHEELS UP EXPERIENCE INC.
[•], 2021
ARTICLE I
NAME
The name of the corporation is Wheels Up Experience Inc. (the “Corporation”).
ARTICLE II
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.
ARTICLE III
REGISTERED AGENT
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.
ARTICLE IV
CAPITALIZATION
Section 4.1   Authorized Capital Stock.   The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue, is [•] shares, consisting of (a) [•] shares of Class A common stock (“Class A Common Stock”), and (b) [•] shares of preferred stock (“Preferred Stock”). The number of authorized shares of Class A Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares of such class or series thereof then outstanding) by the affirmative vote of the holders of capital stock representing a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL, and no vote of the holders of Class A Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Certificate of Incorporation or any Preferred Stock Designation (as defined below) designating a series of Preferred Stock.
Section 4.2   Preferred Stock.   The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

Section 4.3   Class A Common Stock.
(a)   Voting.
(i) Except as otherwise required by applicable law or this Certificate of Incorporation (including any Preferred Stock Designation), the holders of the Class A Common Stock shall exclusively possess all voting power with respect to the Corporation.
(ii) Except as otherwise required by applicable law or this Certificate of Incorporation (including any Preferred Stock Designation), the holders of shares of Class A Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Class A Common Stock are entitled to vote.
(iii) Except as otherwise provided in this Certificate of Incorporation or required by applicable law, the holders of Class A Common Stock having the right to vote in respect of such Class A Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Class A Common Stock having the right to vote in respect of such Class A Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders having voting rights generally.
(iv) Except as otherwise required by applicable law or this Certificate of Incorporation (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, holders of the Class A Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Certificate of Incorporation (including any Preferred Stock Designation), holders of shares of Class A Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.
(b)   Dividends.   Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board in its discretion from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.
(c)   Liquidation, Dissolution or Winding Up of the Corporation.   Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them.
(d)   Reservation of Stock.   The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock an amount equal to the number of then-outstanding PI Units, RI Units and EO Units (or any Common Units into which such PI Units, RI Units or EO Units have been converted) subject to Exchange (each of the “PI Units”, “RI Units”, “EO Units”, “Common Units” and “Exchange” as defined in the Seventh Amended and Restated Limited Liability Company Agreement of Wheels Up Partners Holdings LLC, dated as of [•], 2021).
Section 4.4   Rights and Options.   The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.
ARTICLE V
BOARD OF DIRECTORS
Section 5.1   Board Powers.   The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate of Incorporation, as it may be further amended from time to time, or the By-Laws of the Corporation (as amended from time to time in accordance with the provisions hereof and thereof, the “By-Laws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Certificate of Incorporation.
Section 5.2   Number, Election and Term.
(a)   The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.
(b)   Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate of Incorporation, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate of Incorporation and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate of Incorporation. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Certificate of Incorporation, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.5 hereof, if the number of directors that constitute the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board remove, or shorten the term of, any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Certificate of Incorporation (and therefore such classification) becomes effective in accordance with the DGCL.
(c)   Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. There shall not be a limit on the number of terms a director may serve on the Board. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the By-Laws.
(d)   Unless and except to the extent that the By-Laws shall so require, the election of directors need not be by written ballot. The holders of shares of Class A Common Stock shall not have cumulative voting rights with regard to the election of directors.
Section 5.3   Newly Created Directorships and Vacancies.   Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or any other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
Section 5.4   Removal.   Subject to Section 5.5 hereof and except as otherwise required by law, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
Section 5.5   Preferred Stock — Directors.   Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Certificate of Incorporation (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.
ARTICLE VI
BY-LAWS
In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the By-Laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By-Laws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. The By-Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation (including any Preferred Stock Designation), the affirmative vote of the holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By-Laws; and provided further, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.
ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT
Section 7.1   Special Meetings.   Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, in each case, in accordance with the By-Laws, and may not be called by any other person or persons. The ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied.
Section 7.2   Advance Notice.   Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting (or any supplement thereto).
Section 7.3   Action by Written Consent.   Except as may be otherwise provided for or fixed pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders. Notwithstanding the foregoing, any action required or expressly permitted by any Preferred Stock Designation to be taken by the holders of such series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.
ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION
Section 8.1   Limitation of Director Liability.   A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.
Section 8.2   Indemnification and Advancement of Expenses.   To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of this Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through the By-Laws, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by applicable law. If applicable law is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended. Any amendment, alteration or repeal of this Article VIII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.
ARTICLE IX
CORPORATE OPPORTUNITY
Section 9.1   To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate of Incorporation or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.
Section 9.2   Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation (including any Preferred Stock Designation) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article IX shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the By-Laws or applicable law.

ARTICLE X
RESTRICTIONS ON OWNERSHIP
Section 10.1   Citizenship.   At no time shall more than 25% of the voting interest of the Corporation be owned or controlled by persons who are not “citizens of the United States” (as such term is defined in Title 49, United States Code, Section 40102 and administrative interpretations thereof issued by the Department of Transportation or its predecessor or successors, or as the same may be from time to time amended) (“Non-Citizens”). In the event that Non-Citizens shall own (beneficially or of record) or have voting control over any shares of capital stock of the Corporation, the voting rights of such persons shall be subject to automatic suspension to the extent required to ensure that the Corporation remains a “citizen of the United States,” as defined immediately above. The By-Laws shall contain provisions to implement this Article X, including, without limitation, provisions restricting or prohibiting transfer of shares of voting stock to Non-Citizens and provisions restricting or removing voting rights as to shares of voting stock owned or controlled by Non-Citizens. Any determination as to ownership, control or citizenship made by the Board of Directors shall be conclusive and binding as between the Corporation and any stockholder for purposes of this Article X.
Section 10.2   Legend.   Each certificate, notice or other representative document for capital stock of the Corporation with voting rights (including each such certificate, notice or representative document for capital stock issued upon any permitted transfer of capital stock) shall contain a legend in substantially the following form:
“THE SECURITIES OF WHEELS UP EXPERIENCE INC. REPRESENTED BY THIS CERTIFICATE, NOTICE OR DOCUMENT ARE SUBJECT TO VOTING RESTRICTIONS WITH RESPECT TO CERTAIN SECURITIES HELD BY PERSONS OR ENTITIES THAT FAIL TO QUALIFY AS “CITIZENS OF THE UNITED STATES” AS THE TERM IS DEFINED USED IN SECTION 40102(A)(15) OF TITLE 49 OF THE UNITED STATES CODE, AS AMENDED, IN ANY SIMILAR LEGISLATION OF THE UNITED STATES ENACTED IN SUBSTITUTION OR REPLACEMENT THEREFOR, AND AS INTERPRETED BY THE DEPARTMENT OF TRANSPORTATION, ITS PREDECESSORS AND SUCCESSORS, FROM TIME TO TIME. SUCH VOTING RESTRICTIONS ARE CONTAINED IN THE CERTIFICATE OF INCORPORATION AND THE BY-LAWS OF WHEELS UP EXPERIENCE INC., AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME. A COMPLETE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION AND THE BY-LAWS SHALL BE FURNISHED FREE OF CHARGE TO THE HOLDER OF THE SECURITIES REPRESENTED HEREBY UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.”
ARTICLE XI
AMENDMENTS
The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XI. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Corporation required by law or by this Certificate of Incorporation or any Preferred Stock Designation filed with respect to a series of Preferred Stock, the affirmative vote of the stockholders holding at least two-thirds of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Article IV, Article V, Article VI, Article VII, Article VIII, Article XI or Article XII.

ARTICLE XII
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS
Section 12.1   Forum (General).   Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, to the fullest extent permitted by law, shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the By-Laws, (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, or (v) any action asserting an “internal corporate claim” as such term is defined in Section 115 of the DGCL. For the avoidance of doubt, this Section 12.1 shall not apply to any action or proceeding asserting a claim under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
Section 12.2   Forum (Securities Act).   Unless the Corporation consents in writing to the selection of an alternative forum, the Federal District Courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act of 1933 as amended, against the Corporation, or its directors, officers or employees or with respect to the offer or sale of securities of the Corporation.
Section 12.3   Consent to Jurisdiction.   If any action the subject matter of which is within the scope of Section 12.1 above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.
ARTICLE XIII
SEVERABILITY
If any provision or provisions of this Article XIII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XIII (including, without limitation, each portion of any sentence of this Article XIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.
* * * * *

IN WITNESS WHEREOF, [•] has caused this Certificate of Incorporation to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.
WHEELS UP EXPERIENCE INC.
By:

Name:
Title:
[Signature Page to Certificate of Incorporation]

Annex D
BY-LAWS
OF
WHEELS UP EXPERIENCE INC.
(THE “CORPORATION”)
ARTICLE I
OFFICES
Section 1.1.   Registered Office.   The registered office of the Corporation within the State of Delaware shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the Corporation or individual acting as the Corporation’s registered agent in Delaware.
Section 1.2.   Additional Offices.   The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.
ARTICLE II
STOCKHOLDERS MEETINGS
Section 2.1.   Annual Meetings.   The annual meeting of stockholders shall be held at such place, either within or without the State of Delaware, and time and on such date as shall be determined by the Board and stated in the notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 10.5(a) hereof and in accordance with the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”). At each annual meeting, the stockholders entitled to vote on such matters shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.
Section 2.2.   Special Meetings.   Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (“Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairperson of the Board, the Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and may not be called by any other person. The ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Special meetings of stockholders shall be held at such place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting, provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 10.5(a) hereof.
Section 2.3.   Notices.   Written notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given in the manner permitted by Section 10.3 hereof to each stockholder entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting, by the Corporation not less than 10 nor more than 60 days before the date of the meeting unless otherwise required by the DGCL. If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c) hereof) given before the date previously scheduled for such meeting.

Section 2.4.   Quorum.   Except as otherwise provided by applicable law, the Certificate of Incorporation of the Corporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”), or these By-Laws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairperson of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 hereof until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.
Section 2.5.   Voting of Shares.
(a)   Voting Lists.   The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order and showing the address and the number of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 10.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.
(b)   Manner of Voting.   At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 10.3), provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairperson of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.
(c)   Proxies.   Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three

(3) years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. No stockholder shall have cumulative voting rights.
(i)   A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.
(ii)   A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.
(d)   Required Vote.   Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all meetings of stockholders at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these By-Laws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.
(e)   Inspectors of Election.   The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.
Section 2.6.   Adjournments.   Any meeting of stockholders, annual or special, may be adjourned by the chairperson of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting the stockholders, or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If, after the adjournment, a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 10.2, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Section 2.7.   Advance Notice for Business.
(a)   Annual Meetings of Stockholders.   No business may be transacted at an annual meeting of stockholders, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 2.7(a). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.4 will be considered for election at such meeting.
(i)   In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(iii), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders (which, in the case of the first annual meeting of stockholders following the adoption of these By-Laws, the date of the preceding year’s annual meeting shall be deemed to be May [•], 2021) (the “First Annual Meeting”); provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (other than in connection with the First Annual Meeting), notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Corporation. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.7(a).
(ii)   To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend these By-Laws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) stockholder description of all agreements, arrangements or understandings (including any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell swap or other instrument), (E) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (F) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.
(iii)   The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a); provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairperson of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.
(iv)   In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
(v)   The stockholder providing notice shall further update and supplement its notice of any business proposed to be brought before a meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.7(a) shall be true and correct (A) as of the record date for the meeting and (B) as of the date that is ten business days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof. Such update and supplement shall be delivered to the Secretary not later than three business days after the later of the record date or the date notice of the record date is first publicly announced (in the case of the update and supplement required to be made as of the record date for the meeting) and not later than seven business days prior to the date for the meeting, if practicable (or, if not practicable, on the first practicable date prior to the meeting), or any adjournment, recess, rescheduling or postponement thereof (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof).
(b)   Special Meetings of Stockholders.   Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.4.
(c)   Public Announcement.   For purposes of these By-Laws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act (or any successor thereto).
Section 2.8.   Conduct of Meetings.   The chairperson of each annual and special meeting of stockholders shall be the Chairperson of the Board or, in the absence (or inability or refusal to act) of the Chairperson of the Board, the Lead Independent Director or, in the absence (or inability or refusal to act) of the Lead Independent Director, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairperson of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these By-Laws or such rules and regulations as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairperson of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairperson of the meeting may appoint any person to act as secretary of the meeting.
Section 2.9.   No Consents in Lieu of Meeting.   Except as may be otherwise provided for in the Certificate of Incorporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation. To the extent an action by one or more classes or series of stockholders of the Corporation is permitted to be taken by written consent pursuant to the terms and limitations set forth in the Certificate of Incorporation, the provisions of this Section 2.9 shall apply. All consents properly delivered in accordance with the Certificate of Incorporation and the DGCL shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered to the Corporation as required by the DGCL, written consents signed by the holders of a sufficient number of shares to take such corporate action are so delivered to the Corporation in accordance with the applicable provisions of the DGCL. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation as provided in the applicable provisions of the DGCL. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by the DGCL, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board and prior action by the Board is required by the DGCL, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.
ARTICLE III
DIRECTORS
Section 3.1.   Powers; Number; Citizenship.   The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware. At least two-thirds (2/3) of the members of Board shall be comprised of individuals who meet the definition of “a citizen of the United States,” as defined in Title 49, United States Code, Section 40102 and administrative interpretations thereof issued by the Department of Transportation or its predecessor or successors, or as the same may be from time to time amended (each a “U.S. Citizen”); provided, however, that if the Board has one member or two members, such members shall be U.S. Citizens. Subject to the Certificate of Incorporation, the number of directors shall be fixed exclusively by resolution of the Board.
Section 3.2.   Election, Qualification and Term of Office.   Except as provided otherwise in these By-Laws or the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal in accordance with the Certificate of Incorporation. Directors need not be stockholders. The Certificate of Incorporation or these By-Laws may prescribe qualifications for directors.
Section 3.3.   Resignation and Vacancies.
(a)   Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.2.
(b)   Unless otherwise provided in the Certificate of Incorporation or these By-Laws, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or any other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
Section 3.4.   Advance Notice for Nomination of Directors.
(a)   Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made (i) by or at the direction of the Board or (ii) by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice provided for in this

Section 3.4 and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in this Section 3.4.
(b)   In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (other than in connection with the First Annual Meeting), notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 3.4.
(c)   Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.4 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.
(d)   To be in proper written form, a stockholder’s notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person (present and for the past five years), (C) the class or series and number of shares of capital stock of the Corporation, if any, that are owned beneficially or of record by the person and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, without regard to the application of the Exchange Act to either the nomination or the Corporation; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on the Corporation’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of the Corporation that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all agreements, arrangements or understandings (including any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) (x) relating to the nomination to be made by such stockholder among such stockholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names) or (y) with the intent or effect of which may be to transfer to or from any such person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation or to increase or decrease the voting power of any such person with respect to any security of the Corporation, (D) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (E) any direct or indirect legal, economic or financial interest of such stockholder in the outcome of any vote to be taken at any annual or special meeting of stockholders of the Corporation or any other entity with respect to any matter that is substantially related, directly or indirectly, to any nomination or business proposed by the stockholder giving notice, (F) a certification that each person that the stockholder giving notice is nominating has complied with all applicable federal, state and other legal requirements in connection with its acquisition of shares or other securities of the Corporation and such person’s acts or omissions as a stockholder of the Corporation, (G) a representation as to the accuracy of the information set forth in the notice and (H) any other information relating to such stockholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
(e)   If the Board or the chairperson of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.4, or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 3.4, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.4, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.
(f)   In addition to the provisions of this Section 3.4, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.4 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.
(g)   The stockholder providing notice shall further update and supplement its notice of any nomination or other business proposed to be brought before a meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 3.4 shall be true and correct (A) as of the record date for the meeting and (B) as of the date that is ten business days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof. Such update and supplement shall be delivered to the Secretary not later than three business days after the later of the record date or the date notice of the record date is first publicly announced (in the case of the update and supplement required to be made as of the record date for the meeting) and not later than seven business days prior to the date for the meeting, if practicable (or, if not practicable, on the first practicable date prior to the meeting), or any adjournment, recess, rescheduling or postponement thereof (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment, recess, rescheduling or postponement thereof).
Section 3.5.   Compensation.   Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, the Board shall have the authority to fix the compensation of directors, including for service on a committee of the Board, and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.
Section 3.6.   Chairperson of the Board.   The Board shall annually elect one of its members to be its chairperson (the “Chairperson of the Board”) and shall fill any vacancy in the position of Chairperson of the Board at such time and in such manner as the Board shall determine. Except as otherwise provided in these By-Laws, the Chairperson of the Board shall preside at all meetings of the Board and of stockholders. The Chairperson of the Board shall perform such other duties and services as shall be assigned to or required of the Chairperson of the Board by the Board.
Section 3.7. Lead Independent Director.   The Board may, in its discretion, elect a lead independent director from among its members that are Independent Directors (as defined below) (such director, the “Lead Independent Director”). The Lead Independent Director shall preside at all meetings at which the

Chairperson of the Board is not present and shall exercise such other powers and duties as may from time to time be assigned to such person by the Board or as prescribed by these By-Laws. For purposes of these By-Laws, “Independent Director” has the meaning ascribed to such term under the rules of the exchange upon which the Corporation’s Class A Common Stock is primarily traded.
Section 3.8.   Board Observer.   The Board may appoint one or more Board observers (each a “Board Observer”) as it determines from time to time in its sole discretion who may attend (without voting rights) each meeting of the Board or any committee thereof, in each case to the extent permissible under applicable law and stock exchange rules, and provided, that the Corporation may withhold any information and exclude any such Board Observer from any meeting or portion thereof if the Corporation determines that such action is necessary or advisable to preserve attorney-client, work product or similar privilege between the Company and its counsel. The Board may determine to provide expense reimbursement to any Board Observer on the same basis as if such Board Observer were a director of the Corporation.
ARTICLE IV
BOARD MEETINGS
Section 4.1.   Annual Meetings.   The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.
Section 4.2.   Regular Meetings.   Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places (within or without the State of Delaware) as shall from time to time be determined by the Board.
Section 4.3.   Special Meetings.   Special meetings of the Board (a) may be called by the Chairperson of the Board, the Lead Independent Director or President and (b) shall be called by the Chairperson of the Board, the Lead Independent Director, President or Secretary on the written request of at least a majority of directors then in office, or the sole director, as the case may be, and shall be held at such time, date and place (within or without the State of Delaware) as may be determined by the person calling the meeting or, if called upon the request of directors or the sole director, as specified in such written request. Notice of each special meeting of the Board shall be given, as provided in Section 10.3, to each director (i) at least 24 hours before the meeting if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (ii) at least two days before the meeting if such notice is sent by a nationally recognized overnight delivery service; and (iii) at least five days before the meeting if such notice is sent through the United States mail. If the Secretary shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. Any and all business that may be transacted at a regular meeting of the Board may be transacted at a special meeting. Except as may be otherwise expressly provided by applicable law, the Certificate of Incorporation, or these By-Laws, neither the business to be transacted at, nor the purpose of, any special meeting need be specified in the notice or waiver of notice of such meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 10.4.
Section 4.4.   Quorum; Required Vote.   A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation or these By-Laws, provided that, directors who are U.S. Citizens must comprise at least two-thirds (2/3) of the directors deemed present for purposes of determining quorum and quorum shall not exist of directors who are not U.S. Citizens constitute more than one-third (1/3) of the directors present and entitled to vote on the particular action. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
Section 4.5.   Consent In Lieu of Meeting.   Unless otherwise restricted by the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
Section 4.6.   Organization.   The Chairperson of each meeting of the Board shall be the Chairperson of the Board or, in the absence (or inability or refusal to act) of the Chairperson of the Board, the Lead Independent Director or, in the absence (or inability or refusal to act) of the Lead Independent Director, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairperson elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairperson of the meeting may appoint any person to act as secretary of the meeting.
ARTICLE V
COMMITTEES OF DIRECTORS
Section 5.1.   Establishment.   The Board may by resolution of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. At least two-thirds of the members of each committee shall be comprised of individuals who meet the definition of “a citizen of the United States,” as defined in Title 49, United States Code, Section 40102 and administrative interpretations thereof issued by the Department of Transportation or its predecessor or successors, or as the same may be from time to time amended; provided, however, that if a committee has one member or two members, such members shall be “citizens of the United States,” as defined immediately above. Each committee shall keep regular minutes of its meetings and report the same to the Board when required by the resolution designating such committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.
Section 5.2.   Available Powers.   Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.
Section 5.3.   Alternate Members.   The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.
Section 5.4.   Procedures.   Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these By-Laws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these By-Laws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these By-Laws.

ARTICLE VI
OFFICERS
Section 6.1.   Officers.   The officers of the Corporation elected by the Board shall be a Chief Executive Officer, a Chief Financial Officer, a Secretary and such other officers (including without limitation, a Chairperson of the Board, Presidents, Vice Presidents, Assistant Secretaries, a Treasurer, a Chief Marketing Officer, a Chief Operating Officer, a Chief Business Officer, a Chief Growth Officer, a Chief Information Officer, a Chief Flight Operations Officer, a Chairperson of Marketplace, a Chief Experience Officer, a Chief Legal Officer, a Chief People Officer, a Chief Sales Officer and a Chief Platform Officer) as the Board from time to time may determine. Officers elected by the Board shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article VI. Such officers shall also have such powers and duties as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitation one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their offices for such terms as may be provided in these By-Laws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.
(a)   Chief Executive Officer.   The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters, except to the extent any such powers and duties have been prescribed to the Chairperson of the Board pursuant to Section 3.6 above. In the absence (or inability or refusal to act) of the Chairperson of the Board and the Lead Independent Director, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person and may be held by more than one person.
(b)   President.   The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairperson of the Board, the Lead Independent Director, and the Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.
(c)   Chief Financial Officer.   The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).
(d)   Vice Presidents.   In the absence (or inability or refusal to act) of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board) shall perform the duties and have the powers of the President. Any one or more of the Vice Presidents may be given an additional designation of rank or function.
(e)   Secretary.
(i)   The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairperson of the Board, the Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii)   The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.
(f)   Assistant Secretaries.   The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary.
(g)   Treasurer.   The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer.
Section 6.2.   Term of Office; Removal; Vacancies.   The elected officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be, unless the Board otherwise provides. Any vacancy occurring in any elected office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such office shall thereupon be elected by the Board, in which case the Board shall elect such officer.
Section 6.3.   Other Officers.   The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable. In case any officer is absent, or for any other reason that the Board may deem sufficient, the Chief Executive Officer or the President or the Board may delegate for the time being the powers or duties of such officer to any other officer or to any director.
Section 6.4.   Multiple Officeholders; Stockholder and Director Officers.   Any number of offices may be held by the same person unless the Certificate of Incorporation or these By-Laws otherwise provide. Officers need not be stockholders or residents of the State of Delaware.
Section 6.5.   Limitations on Non-Citizens as Officers.   Notwithstanding anything to the contrary in these By-Laws, the Chief Executive Officer and the President (if applicable) and at least two-thirds (2/3) of the officers of the Corporation shall each be “a citizen of the United States,” as defined in Title 49, United States Code, Section 40102 and administrative interpretations thereof issued by the Department of Transportation or its predecessor or successors, or as the same may be from time to time amended.
ARTICLE VII
SHARES
Section 7.1.   Certificated and Uncertificated Shares.   The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.
Section 7.2.   Multiple Classes of Stock.   If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.
Section 7.3.   Signatures.   Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by two authorized officers of the Corporation, which authorized officers shall include, without limitation, the Chairperson of the Board, the Chief Executive Officer, the President, any Vice President, the Treasurer, the Secretary or any Assistant Secretary of the Corporation. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.
Section 7.4.   Consideration and Payment for Shares.
(a)   Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.
(b)   Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.
Section 7.5.   Lost, Destroyed or Wrongfully Taken Certificates.
(a)   If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.
(b)   If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.
Section 7.6.   Transfer of Stock.
(a)   If a certificate representing shares of the Corporation is presented to the Corporation with an endorsement requesting the registration of transfer of such shares or an instruction is presented to the Corporation requesting the registration of transfer of uncertificated shares, the Corporation shall register the transfer as requested if:
(i)   in the case of certificated shares, the certificate representing such shares has been surrendered;
(ii)   (A) with respect to certificated shares, the endorsement is made by the person specified by the certificate as entitled to such shares; (B) with respect to uncertificated shares, an instruction is made by the registered owner of such uncertificated shares; or (C) with respect to certificated shares or uncertificated shares, the endorsement or instruction is made by any other appropriate person or by an agent who has actual authority to act on behalf of the appropriate person;
(iii)   the Corporation has received a guarantee of signature of the person signing such endorsement or instruction or such other reasonable assurance that the endorsement or instruction is genuine and authorized as the Corporation may request;
(iv)   the transfer does not violate any restriction on transfer imposed by the Corporation that is enforceable in accordance with Section 7.8(a); and
(v)   such other conditions for such transfer as shall be provided for under applicable law have been satisfied.
(b)   Whenever any transfer of shares shall be made for collateral security and not absolutely, the Corporation shall so record such fact in the entry of transfer if, when the certificate for such shares is presented to the Corporation for transfer or, if such shares are uncertificated, when the instruction for registration of transfer thereof is presented to the Corporation, both the transferor and transferee request the Corporation to do so.
Section 7.7.   Registered Stockholders.   Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.
Section 7.8.   Effect of the Corporation’s Restriction on Transfer.
(a)   A written restriction on the transfer or registration of transfer of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, if permitted by the DGCL and noted conspicuously on the certificate representing such shares or, in the case of uncertificated shares, contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares, may be enforced against the holder of such shares or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder.
(b)   A restriction imposed by the Corporation on the transfer or the registration of shares of the Corporation or on the amount of shares of the Corporation that may be owned by any person or group of persons, even if otherwise lawful, is ineffective against a person without actual knowledge of such restriction unless: (i) the shares are certificated and such restriction is noted conspicuously on the certificate; or (ii) the shares are uncertificated and such restriction was contained in a notice, offering circular or prospectus sent by the Corporation to the registered owner of such shares within a reasonable time prior to or after the issuance or transfer of such shares.
Section 7.9.   Regulations.   The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.
ARTICLE VIII
LIMITATIONS OF OWNERSHIP BY NON-CITIZENS
Section 8.1.   Definitions.   For purposes of this Article VIII, the following definitions shall apply:

(a)   “Act” shall mean Subtitle VII of Title 49 of the United States Code, as amended, or as the same may be from time to time amended.
(b)   “Beneficial Ownership”, “Beneficially Owned” or “Owned Beneficially” refers to beneficial ownership as defined in Rule 13d-3 (without regard to the 60-day provision in paragraph (d)(1)(i) thereof) under the Exchange Act.
(c)   “Foreign Stock Record” shall have the meaning set forth in Section 8.3 below.
(d)   “Non-Citizen” shall mean any person or entity who is not a “citizen of the United States” (as defined in Section 41102 of the Act and administrative interpretations thereof issued by the Department of Transportation or its predecessor or successors, or as the same may be from time to time amended), including any agent, trustee or representative of a Non-Citizen.
(e)   “Own or Control” or “Owned or Controlled” shall mean (i) ownership of record, (ii) beneficial ownership or (iii) the power to direct, by agreement, agency or in any other manner, the voting of Stock. Any determination by the Board of Directors as to whether Stock is Owned or Controlled by a Non-Citizen shall be final.
(f)   “Permitted Percentage” shall mean 25% of the voting power of the Stock.
(g)   “Stock” shall mean the outstanding capital stock of the Corporation entitled to vote; provided, however, that for the purpose of determining the voting power of Stock that shall at any time constitute the Permitted Percentage, the voting power of Stock outstanding shall not be adjusted downward solely because shares of Stock may not be entitled to vote by reason of any provision of this Article VIII.
Section 8.2.   Limitations on Ownership.   It is the policy of the Corporation that, consistent with the requirements of the Act, Non-Citizens shall not Own and/or Control more than the Permitted Percentage and, if Non-Citizens nonetheless at any time Own and/or Control more than the Permitted Percentage, the voting rights of the Stock in excess of the Permitted Percentage shall be automatically suspended in accordance with Sections 8.3 and 8.4 below.
Section 8.3.   Foreign Stock Record.   The Corporation or any transfer agent designated by it shall maintain a separate stock record (the “Foreign Stock Record”) in which shall be registered Stock known to the Corporation to be Owned and/or Controlled by Non-Citizens. It shall be the duty of each stockholder to register his, her or its Stock if such stockholder is a Non-Citizen. A Non-Citizen may, at its option, register any Stock to be purchased pursuant to an agreement entered into with the Corporation, as if Owned or Controlled by it, upon execution of a definitive agreement. Such Non-Citizen shall register his, her or its Stock by sending a written request to the Corporation, noting both the execution of a definitive agreement for the purchase of Stock and the anticipated closing date of such transaction. Within 10 days of such closing date, the Non-Citizen shall send to the Corporation a written notice confirming that such closing occurred. Failure to send such confirmatory notice shall result in the removal of such Stock from the Foreign Stock Record. For the avoidance of doubt, any Stock registered as a result of execution of a definitive agreement shall not have any voting or other ownership rights until the closing of that transaction. In the event that the sale pursuant to such definitive agreement is not consummated in accordance with such agreement (as may be amended), such Stock shall be removed from the Foreign Stock Record without further action by the Corporation. The Foreign Stock Record shall include (i) the name and nationality of each such Non-Citizen and (ii) the date of registration of such shares in the Foreign Stock Record. In no event shall shares in excess of the Permitted Percentage be entered on the Foreign Stock Record. In the event that the Corporation shall determine that Stock registered on the Foreign Stock Record exceeds the Permitted Percentage, the voting rights of the owners of the Stock registered on the Foreign Stock Record shall be suspended on a pro rata basis among all such owners (and not in reverse chronological order) so that the aggregate voting rights afforded to all of the Stock registered on the Foreign Stock Registry, taken together (without duplication), are equal to the Permitted Percentage, until such time as, absent such pro rata suspension, the voting rights of all of the Stock registered on the Foreign Stock Registry, taken together (without duplication), would not exceed the Permitted Percentage.

Section 8.4.   Suspension of Voting Rights.   If at any time the number of shares of Stock known to the Corporation to be Owned and/or Controlled by Non-Citizens exceeds the Permitted Percentage, the voting rights of Stock Owned and/or Controlled by Non-Citizens and not registered on the Foreign Stock Record at the time of any vote or action of the stockholders of the Corporation shall, without further action by the Corporation, be suspended. Such suspension of voting rights shall automatically terminate upon the earlier of the (i) transfer of such shares to a person or entity who is not a Non-Citizen, or (ii) registration of such shares on the Foreign Stock Record, subject to the last two sentences of Section 8.3 above.
Section 8.5.   Certificate of Citizenship.
(a)   The Corporation may by notice in writing (which may be included in the form of proxy or ballot distributed to stockholders in connection with the annual meeting or any special meeting of the stockholders of the Corporation, or otherwise) require a person that is a holder of record of Stock or that the Corporation knows to have, or has reasonable cause to believe has, Beneficial Ownership of Stock to certify in such manner as the Corporation shall deem appropriate (including by way of execution of any form of proxy or ballot of such person) that, to the knowledge of such person:
(i)   all Stock as to which such person has record ownership or Beneficial Ownership is Owned and Controlled only by citizens of the United States; or
(ii)   the number and class or series of Stock owned of record or Beneficially Owned by such person that is Owned and/or Controlled by Non-Citizens is as set forth in such certificate.
(b)   With respect to any Stock identified in response to Section 8.5(a)(ii) above, the Corporation may require such person to provide such further information as the Corporation may reasonably require in order to implement the provisions of this Article VIII.
(c)   For purposes of applying the provisions of this Article VIII with respect to any Stock, in the event of the failure of any person to provide the certificate or other information to which the Corporation is entitled pursuant to this Section 8.5, the Corporation shall presume that the Stock in question is Owned and/or Controlled by Non-Citizens.
ARTICLE IX
INDEMNIFICATION
Section 9.1.   Right to Indemnification.   Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative or any other type whatsoever (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, agent or trustee or in any other capacity while serving as a director, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; except as provided in Section 9.3 below with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.
Section 9.2.   Right to Advancement of Expenses.   In addition to the right to indemnification conferred in Section 9.1 above, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Article IX (which shall be governed by Section 9.3 below of this Article IV) (hereinafter an “advancement of expenses”); provided, however, that, if (x) the DGCL requires or (y) in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined after final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to indemnification under this Article IX or otherwise.
Section 9.3.   Right of Indemnitee to Bring Suit.   If a claim under Section 9.1 or 9.2 above is not paid in full by the Corporation within (i) 60 days after a written claim for indemnification has been received by the Corporation or (ii) 20 days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by law, if the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense of the Corporation that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article IX or otherwise shall be on the Corporation.
Section 9.4.   Non-Exclusivity of Rights.
(a)   The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article IX, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article IX, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.
(b)   Given that certain jointly indemnifiable claims (as defined below) may arise due to the service of the indemnitee as a director and/or officer of the Corporation or as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise at the request of the indemnitee-related entities (as defined below), the Corporation shall be fully and primarily responsible for the payment to the indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claims, pursuant to and in accordance with the terms of this Article IX, irrespective of any right of recovery the indemnitee may have from the indemnitee-related entities. Under no circumstance shall the Corporation be entitled to any right of subrogation against or contribution by the indemnitee-related entities and no right of advancement, indemnification or recovery the indemnitee may have from the indemnitee-related entities shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation under this Article IX. In the event that any of the indemnitee-related entities shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Corporation, and the indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the indemnitee-related entities effectively to bring suit to enforce such rights. Each of the indemnitee-related entities shall be third-party beneficiaries with respect to this Section 9.4(b), entitled to enforce this Section 9.4(b).
Section 9.5.   Certain Definitions.   For purposes of Section 9.4(b) above, the following terms shall have the following meanings:
(a)   The term “indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Corporation or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise for which the indemnitee has agreed, on behalf of the Corporation or at the Corporation’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described herein) from whom an indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Corporation may also have an indemnification or advancement obligation.
(b)   The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both the indemnitee-related entities and the Corporation pursuant to applicable law, any agreement, certificate of incorporation, by-laws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the indemnitee-related entities, as applicable.
Section 9.6.   Contract Rights.   The rights conferred upon indemnitees in this Article IX shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article IV that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.
Section 9.7.   Insurance.   The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
Section 9.8.   Indemnification of Other Persons.   The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article IX with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
Section 9.9.   Amendments.   Any repeal or amendment of this Article IX by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these By-Laws inconsistent with this Article IX, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided, however, that amendments or repeals of this Article IX shall require the affirmative vote of the stockholders holding at least two-thirds of the voting power of all outstanding shares of capital stock of the Corporation.
Section 9.10.   Severability.   If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article IX shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article IX (including, without limitation, each such portion of this Article IX containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.
ARTICLE X
MISCELLANEOUS
Section 10.1.   Place of Meetings.   If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these By-Laws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 10.5 hereof, then such meeting shall not be held at any place.
Section 10.2.   Fixing Record Dates.
(a)   In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 10.2(a) at the adjourned meeting.
(b)   In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
Section 10.3.   Means of Giving Notice.
(a)   Notice to Directors.   Whenever under applicable law, the Certificate of Incorporation or these By-Laws notice is required to be given to any director, such notice shall be given either (i) in writing and sent by mail, or by a nationally recognized delivery service, (ii) by means of electronic mail, facsimile telecommunication or other form of electronic transmission, or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (i) if given by hand delivery, orally, or by telephone, when actually received by the director, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation, (iv) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation, (v) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation, or (vi) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.
(b)   Notice to Stockholders.   Whenever under applicable law, the Certificate of Incorporation or these By-Laws notice is required to be given to any stockholder, such notice may be given (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery, or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (i) if given by hand delivery, when actually received by the stockholder, (ii) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, (iii) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice, (C) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (D) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.
(c)   Electronic Transmission.   “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by telex, facsimile telecommunication, electronic mail, telegram and cablegram.
(d)   Notice to Stockholders Sharing Same Address.   Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these By-Laws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.
(e)   Exceptions to Notice Requirements.   Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these By-Laws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these By-Laws, to any stockholder to whom (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.
Section 10.4.   Waiver of Notice.   Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these By-Laws, a written waiver of such notice, signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.
Section 10.5.   Meeting Attendance via Remote Communication Equipment.
(a)   Stockholder Meetings.   If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders entitled to vote at such meeting and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:
(i)   participate in a meeting of stockholders; and
(ii)   be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and, if entitled to vote, to vote on matters submitted to the applicable stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.
(b)   Board Meetings.   Unless otherwise restricted by applicable law, the Certificate of Incorporation or these By-Laws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 10.6.   Dividends.   The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.
Section 10.7.   Reserves.   The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.
Section 10.8.   Contracts and Negotiable Instruments.   The Board, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the Corporation any corporate instrument or document, or to sign on behalf of the Corporation the corporate name without limitation, or to enter into contracts on behalf of the Corporation, except where otherwise provided by law or these By-Laws, and such execution or signature shall be binding upon the Corporation. All checks and drafts drawn on banks or other depositaries on funds to the credit of the Corporation or in special accounts of the Corporation shall be signed by such person or persons as the Board shall authorize so to do. Unless authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.
Section 10.9.   Fiscal Year.   The fiscal year of the Corporation shall be fixed by the Board.
Section 10.10.   Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.
Section 10.11.   Books and Records.   The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.
Section 10.12.   Resignation.   Any director, committee member or officer may resign by giving notice thereof in writing or by electronic transmission to the Chairperson of the Board, the Chief Executive Officer, the President or the Secretary. The resignation shall take effect at the time it is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.
Section 10.13.   Securities of Other Corporations.   Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairperson of the Board, the Chief Executive Officer, President, Chief Financial Officer, Chief Legal Officer or any officers authorized by the Board. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.
Section 10.14.   Amendments.   The Board shall have the power to adopt, amend, alter or repeal the By-Laws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By-Laws. The By-Laws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power (except as otherwise provided in Section 9.7 hereof) of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By-Laws.

Annex E
WHEELS UP EXPERIENCE INC.
2021 LONG-TERM INCENTIVE PLAN

WHEELS UP EXPERIENCE INC.
2021 LONG-TERM INCENTIVE PLAN
I.
PURPOSE

The Wheels Up Experience Inc. 2021 Long-Term Incentive Plan is adopted effective                  , 2021. The Plan is designed to attract, retain and motivate selected Eligible Employees and Key Non-Employees of the Company and its Affiliates, and reward them for making major contributions to the success of the Company and its Affiliates. These objectives are accomplished by making long-term incentive awards under the Plan that will offer Participants an opportunity to have a greater proprietary interest in, and closer identity with, the Company and its Affiliates and their financial success.
The Awards may consist of:
1.
Incentive Options;

2.
Nonstatutory Options;

3.
Restricted Stock;

4.
Restricted Stock Units;

5.
Rights;

6.
Dividend Equivalents;

7.
Other Stock-Based Awards;

8.
Performance Awards; or

9.
Cash Awards;

or any combination of the foregoing, as the Committee may determine.
II.
DEFINITIONS

A.
Affiliate

means any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated association or other entity (other than the Company) that, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.
B.
Award

means the grant to any Eligible Employee or Key Non-Employee of any form of Option, Restricted Stock, Restricted Stock Unit, Right, Dividend Equivalent, Other Stock-Based Award, Performance Award or Cash Award, whether granted singly, in combination, or in tandem, and pursuant to such terms, conditions, and limitations as the Committee may establish in order to fulfill the objectives of the Plan.
C.
Award Agreement

means a written agreement entered into between the Company and a Participant under which an Award is granted and which sets forth the terms, conditions, and limitations applicable to the Award.
D.
Board

means the Board of Directors of the Company.
E.
Cash Award

means an Award of cash, subject to the requirements of Article XIII and such other restrictions as the Committee deems appropriate or desirable.

F.
Cause

shall be as defined in any employment or other agreement between the Participant and the Company (or an Affiliate) or, if there is no such agreement or definition therein, Cause shall be defined to include: (i) a Participant’s theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company or of an Affiliate, a Participant’s perpetration or attempted perpetration of fraud, or a Participant’s participation in a fraud or attempted fraud, on the Company or an Affiliate or a Participant’s unauthorized appropriation of, or a Participant’s attempt to misappropriate, any tangible or intangible assets or property of the Company or an Affiliate; (ii) any act or acts by a Participant of disloyalty, dishonesty, misconduct, moral turpitude or any other act or acts by a Participant injurious to the interest, property, operations, business or reputation of the Company or an Affiliate; (iii) a Participant’s commission of a felony or any other crime the commission of which results in injury to the Company or an Affiliate; (iv) any violation of any restriction on the disclosure or use of confidential information of the Company or an Affiliate, client, customer, prospect or merger or acquisition target, or on competition with the Company or an Affiliate or any of its businesses as then conducted; or (v) any other action that the Board or the Committee, in their sole discretion, may deem to be sufficiently injurious to the interests of the Company or an Affiliate to constitute substantial cause for termination. A Participant who ceases to be an employee or Key Non-Employee of the Company or an Affiliate for reasons other than Cause at a time when grounds for Cause exist shall be deemed terminated for Cause for purposes of the Plan. The determination of the Committee as to the existence of Cause shall be conclusive and binding upon the Participant and the Company.
G.
Code

means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. References to any provision of the Code shall be deemed to include regulations thereunder and successor provisions and regulations thereto.
H.
Committee

means the committee to which the Board delegates the power to act under or pursuant to the provisions of the Plan, or the Board if no committee is selected. If the Board delegates powers to a committee, such committee shall consist of not less than two (2) members of the Board, each member of which shall be a “non-employee director,” within the meaning of the applicable rules promulgated pursuant to the Exchange Act.
I.
Common Stock

means the Class A common stock, par value $0.0001 per share, of the Company.
J.
Company

means Wheels Up Experience Inc., a Delaware corporation, and includes any successor or assignee entity or entities into which the Company may be merged, changed or consolidated; any entity for whose securities the securities of the Company shall be exchanged; and any assignee of or successor to substantially all of the assets of the Company.
K.
Consultant

means a consultant or advisor who provides bona fide services to the Company or an Affiliate as an independent contractor, and such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.
L.
Disability or Disabled

means a permanent and total disability as defined in Section 22(e)(3) of the Code.
M.
Dividend Equivalent

means an Award subject to the requirements of Article X.

N.
Eligible Employee

means an employee of the Company or of an Affiliate who is designated by the Committee as being eligible to be granted one or more Awards under the Plan.
O.
Exchange Act

means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto. References to any provision of the Exchange Act shall be deemed to include rules promulgated thereunder and successor provisions and rules thereto.
P.
Fair Market Value

means, if the Shares are listed on any national securities exchange or quoted on the New York Stock Exchange (the “NYSE”), the closing sales price, if any, on the largest such exchange or on the NYSE, as applicable, on the valuation date, or, if none, on the most recent trade date immediately prior to the valuation date provided such trade date is no more than thirty (30) days prior to the valuation date. If the Shares are not then either listed on any such exchange or quoted on the NYSE, or there has been no trade date within such thirty (30) day period, the fair market value shall be the mean between the average of the “Bid” and the average of the “Ask” prices, if any, as reported by the Electronic Quotation Service or OTC Markets Group, Inc. (or such equivalent reporting service) for the valuation date, or, if none, for the most recent trade date immediately prior to the valuation date provided such trade date is no more than thirty (30) days prior to the valuation date. If the fair market value cannot be determined under the preceding three sentences, it shall be determined in good faith by the Committee in compliance with Section 409A of the Code.
Q.
Incentive Option

means an Option that, when granted, is intended to be an “incentive stock option,” as defined in Section 422 of the Code.
R.
Key Non-Employee

means a Non-Employee Board Member or Consultant of the Company or of an Affiliate who is designated by the Committee as being eligible to be granted one or more Awards under the Plan.
S.
Non-Employee Board Member

means a director of the Company who is not an employee of the Company or any of its Affiliates.
T.
Nonstatutory Option

means an Option that, when granted, is not intended to be an “incentive stock option,” as defined in Section 422 of the Code, or that subsequently fails to comply with the requirements of Section 422 of the Code.
U.
Option

means a right or option to purchase Common Stock, including Restricted Stock if the Committee so determines.
V.
Other Stock-Based Award

means a grant or sale of Common Stock that is valued in whole or in part based upon the Fair Market Value of Common Stock.
W.
Participant

means an Eligible Employee or Key Non-Employee to whom one or more Awards are granted under the Plan.
X.
Performance Award

means an Award subject to the requirements of Article XII, and such performance conditions as the Committee deems appropriate or desirable.

Y.
Plan

means the Wheels Up Experience Inc. 2021 Long-Term Incentive Plan, as amended from time to time.
Z.
Restricted Stock

means an Award made in Common Stock and delivered under the Plan, subject to the requirements of Article VIII, such other restrictions as the Committee deems appropriate or desirable, and as awarded in accordance with the terms of the Plan.
AA.
Restricted Stock Unit

means an Award denominated in units of Common Stock, subject to the requirements of Article VIII, such other restrictions as the Committee deems appropriate or desirable, and as awarded in accordance with the terms of the Plan.
BB.
Right

means a stock appreciation right delivered under the Plan, subject to the requirements of Article IX and as awarded in accordance with the terms of the Plan.
CC.
Securities Act

means the Securities Act of 1933, as amended from time to time, or any successor statute thereto. References to any provision of the Securities Act shall be deemed to include rules promulgated thereunder and successor provisions and rules thereto.
DD.
Shares

means the following shares of the capital stock of the Company as to which Options or Restricted Stock have been or may be granted under the Plan and upon which Rights, Restricted Stock Units or Other Stock-Based Awards may be based: treasury or authorized but unissued Common Stock of the Company, or any shares of capital stock or securities into which the Shares are changed or for which they are exchanged within the provisions of Article XIX of the Plan.
III.
SHARES SUBJECT TO THE PLAN

The aggregate number of Shares as to which Awards may be granted from time to time shall be [•]1 Shares (subject to adjustment for stock splits, stock dividends, and other adjustments described in Article XIX hereof). The aggregate number of Shares as to which Incentive Options may be granted from time to time shall not exceed [•]2 shares (subject to adjustment for stock splits, stock dividends and other adjustments described in Article XIX hereof).
Notwithstanding anything to the contrary in this Plan and unless otherwise approved by the Company’s stockholders, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Board Member in any calendar year shall not exceed $[•]. For purposes of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.
From time to time, the Committee and/or appropriate officers of the Company shall take whatever actions are necessary to file required documents with governmental authorities and/or stock exchanges so as to make Shares available for issuance pursuant to the Plan. Shares subject to Awards that are forfeited,

1
NTD: Share reserve to equal 10% of the fully-diluted shares of Common Stock issued and outstanding immediately after Closing, including interests in Wheels Up Partners Holdings LLC that are or may become exchangeable for shares of Common Stock, considering such interests as fully vested and counted on a treasury method basis (i.e., after taking into account respective participation thresholds and exercise prices).

2
NTD: To insert same figure as above.

terminated or expire unexercised shall immediately become available for Awards. In addition, if the exercise price of any Award is satisfied by tendering Shares to the Company (by actual delivery or attestation), only the number of Shares issued net of the Shares tendered shall be deemed delivered for purposes of determining the maximum number of Shares available for Awards. Awards payable in cash shall not reduce the number of Shares available for Awards under the Plan. The foregoing notwithstanding, if the exercise price of any Award is satisfied by tendering Shares to the Company, or if Shares are withheld from an Award to pay a Participant’s tax withholding obligations in connection with the Award, the Shares so tendered or withheld shall not again become available for Awards.
IV.
ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum at any meeting thereof (including by telephone or video conference) and the acts of a majority of the members present, or acts approved in writing by a majority of the entire Committee without a meeting, shall be the acts of the Committee for purposes of this Plan. The Committee may authorize one or more of its members or an officer of the Company to execute and deliver documents on behalf of the Committee. A member of the Committee shall not exercise any discretion respecting Awards to himself or herself under the Plan, other than as applies to the Participants or a class of similarly situated Participants as a whole. The Board shall have the authority to remove or replace any member of, and to fill any vacancy on, the Committee upon notice to the Committee and the affected member, if any. Any member of the Committee may resign upon notice to the Board. The Committee may allocate among one or more of its members, or may delegate to one or more of its agents, such duties and responsibilities as it determines. Subject to the provisions of the Plan, the Committee is authorized to:
A.   Interpret the provisions of the Plan and any Award or Award Agreement, and make all rules and determinations that it deems necessary or advisable to the administration of the Plan;
B.   Determine which employees of the Company or an Affiliate shall be designated as Eligible Employees and which of the Eligible Employees shall be granted Awards;
C.   Determine the Key Non-Employees to whom Awards, other than Incentive Options and Performance Awards for which Key Non-Employees shall not be eligible, shall be granted;
D.   Determine whether an Option to be granted shall be an Incentive Option or Nonstatutory Option;
E.   Determine the number of Shares for which an Option, Restricted Stock or Other Stock-Based Award shall be granted;
F.   Determine the number of Restricted Stock Units, Rights, the Cash Award or the Performance Award to be granted;
G.   Provide for the suspension or the acceleration of the vesting and/or exercisability of any Award or waive the forfeiture restrictions or any other restriction or limitation regarding any Awards or the Shares relating thereto; and
H.   Specify the terms, conditions, and limitations upon which Awards may be granted;
provided, however, that with respect to Incentive Options, all such interpretations, rules, determinations, terms, and conditions shall be made and prescribed in the context of preserving the tax status of the Incentive Options as “incentive stock options” within the meaning of Section 422 of the Code.
If permitted by applicable law, and in accordance with any such law, the Committee may delegate to the chief executive officer and to other senior officers of the Company or its Affiliates its duties under the Plan pursuant to such conditions or limitations as the Committee may establish, except that only the Committee may select, and grant Awards to, Participants who are subject to Section 16 of the Exchange Act. Any such delegation by the Committee shall be made by a majority of its members. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award.

The Committee shall have the authority at any time to cancel Awards for reasonable cause and/or to provide for the conditions and circumstances under which Awards shall be forfeited.
Any determination made by the Committee pursuant to the provisions of the Plan shall be made in its sole discretion, and in the case of any determination relating to an Award, may be made at the time of the grant of the Award or, unless in contravention of any express term of the Plan or any Award Agreement, at any time thereafter. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and the Participants. No determination shall be subject to de novo review if challenged in court.
V.
ELIGIBILITY FOR PARTICIPATION

Awards may be granted under this Plan only to Eligible Employees and Key Non-Employees of the Company or its Affiliates. The foregoing notwithstanding, each Participant receiving an Incentive Option must be an Eligible Employee of the Company or of an Affiliate at the time the Incentive Option is granted.
The Committee may, at any time and from time to time, grant one or more Awards to one or more Eligible Employees or Key Non-Employees and may designate the number of Shares, if applicable, to be subject to each Award so granted; provided, however that no Incentive Option shall be granted after the expiration of ten (10) years from the earlier of the date of the adoption of the Plan by the Company or the approval of the Plan by the stockholders of the Company; and provided further, that the Fair Market Value of the Shares (determined at the time the Option is granted) as to which Incentive Options are exercisable for the first time by any Eligible Employee during any single calendar year (under the Plan and under any other incentive stock option plan of the Company or an Affiliate) shall not exceed One Hundred Thousand Dollars ($100,000). To the extent that the Fair Market Value of such Shares exceeds One Hundred Thousand Dollars ($100,000), the Shares subject to the Option(s) in excess of One Hundred Thousand Dollars ($100,000) shall, without further action by the Committee, automatically be converted to Nonstatutory Options.
VI.
AWARDS UNDER THIS PLAN

As the Committee may determine, the following types of Awards may be granted under the Plan on a stand-alone, combination or tandem basis:
A.
Incentive Option

An Award in the form of an Option that shall comply with the requirements of Section 422 of the Code. Subject to adjustments in accordance with the provisions of Article XIX, the aggregate number of Shares that may be subject to Incentive Options under the Plan shall not exceed the limit set forth in Article III hereof.
B.
Nonstatutory Option

An Award in the form of an Option that shall not be intended to, or has otherwise failed to, comply with the requirements of Section 422 of the Code.
C.
Restricted Stock and Restricted Stock Units

An Award made to a Participant in Common Stock or denominated in units of Common Stock, subject to future service and/or such other restrictions and conditions as may be established by the Committee, and as set forth in the Award Agreement, including but not limited to continuous service with the Company or its Affiliates, achievement of specific business objectives, increases in specified indices, attainment of growth rates and/or other measurements of Company or Affiliate performance.
D.
Stock Appreciation Right

An Award in the form of a Right to receive the excess of the Fair Market Value of a Share on the date the Right is exercised over the Fair Market Value of a Share on the date the Right was granted.

E.
Dividend Equivalents

An Award in the form of, and based upon the value of, dividends on Shares.
F.
Other Stock-Based Awards

An Award made to a Participant that is valued in whole or in part by reference to, or is otherwise based upon, the Fair Market Value of Shares.
G.
Performance Awards

An Award made to a Participant that is subject to performance conditions specified by the Committee, including, but not limited to, continuous service with the Company and/or its Affiliates, achievement of specific business objectives, increases in specified indices, attainment of growth rates and/or other measurements of Company or Affiliate performance.
H.
Cash Awards

An Award made to a Participant and denominated in cash, with the eventual payment subject to future service and/or such other restrictions and conditions as may be established by the Committee, and as set forth in the Award Agreement.
Each Award under the Plan shall be evidenced by an Award Agreement. Delivery of an Award Agreement to each Participant shall constitute an agreement between the Company and the Participant as to the terms and conditions of the Award.
VII.
TERMS AND CONDITIONS OF INCENTIVE OPTIONS AND NONSTATUTORY OPTIONS

Each Option shall be set forth in an Award Agreement, duly executed on behalf of the Company and by the Participant to whom such Option is granted. Except for the setting of the Option price under Paragraph A, no Option shall be granted and no purported grant of any Option shall be effective until such Award Agreement shall have been duly executed on behalf of the Company and by the Participant. Each such Award Agreement shall be subject to at least the following terms and conditions:
A.
Option Price

In the case of an Incentive Option granted to a Participant that owns, directly or by reason of the applicable attribution rules, ten percent (10%) or less of the total combined voting power of all classes of stock of the Company, and in the case of a Nonstatutory Option, the Option price per share of the Shares covered by each such Incentive Option or Nonstatutory Option shall be not less than the Fair Market Value of the Shares on the date of the grant of the Option. In all other cases of Incentive Options, the Option price shall be not less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant.
B.
Number of Shares

Each Option shall state the number of Shares to which it pertains.
C.
Term of Option

Each Incentive Option shall terminate not more than ten (10) years from the date of the grant thereof, or at such earlier time as the Award Agreement may provide, and shall be subject to earlier termination as herein provided, except that if the Option price is required under Paragraph A of this Article VII to be at least one hundred ten percent (110%) of Fair Market Value, each such Incentive Option shall terminate not more than five (5) years from the date of the grant thereof, and shall be subject to earlier termination as herein provided. The Committee shall determine the time at which a Nonstatutory Option shall terminate.
D.
Date of Exercise

Upon the authorization of the grant of an Option, or at any time thereafter, the Committee may, subject to the provisions of Paragraph C of this Article VII, prescribe the date or dates on which the Option becomes exercisable, and may provide that the Option rights become exercisable in installments over a period of years, and/or upon the attainment of stated goals. Unless the Committee otherwise provides in writing, or unless otherwise required by law (including, if applicable, the Uniformed Services Employment and Reemployment Rights Act), the date or dates on which the Option becomes exercisable shall be tolled during any unpaid leave of absence. It is expressly understood that Options hereunder shall, unless otherwise provided for in writing by the Committee, be granted in contemplation of, and earned by the Participant through the completion of, future employment or service with the Company.
E.
Medium of Payment

The Option price shall be payable upon the exercise of the Option, as set forth in Paragraph I. It shall be payable in such form (permitted by Section 422 of the Code in the case of Incentive Options) as the Committee shall, either by rules promulgated pursuant to the provisions of Article IV of the Plan, or in the particular Award Agreement, provide.
F.
Termination of Employment

1.   Unless otherwise determined by the Committee and set forth in the Award Agreement, a Participant who ceases to be an employee or Key Non-Employee of the Company or of an Affiliate for any reason other than death, Disability or termination for Cause, may exercise any Option granted to such Participant, to the extent that the right to purchase Shares thereunder has become exercisable by the date of such termination, but only within three (3) months (or such other period of time as the Committee may determine, with such determination in the case of an Incentive Option being made at the time of the grant of the Option and not exceeding three (3) months) after such date, or, if earlier, within the originally prescribed term of the Option, and subject to the conditions that (i) no Option shall be exercisable after the expiration of the term of the Option and (ii) unless the Committee otherwise provides, no Option that has not become exercisable by the date of such termination shall at any time thereafter be or become exercisable. A Participant’s employment shall not be deemed terminated by reason of a transfer to another employer that is the Company or an Affiliate or in the event a Participant’s status changes from full-time employee to part-time employee or Consultant.
2.   Unless otherwise determined by the Committee and set forth in the Award Agreement, a Participant who ceases to be an employee or Key Non-Employee of the Company or of an Affiliate for Cause shall, upon such termination, cease to have any right to exercise any Option.
3.   Except as the Committee may otherwise expressly provide or determine (consistent with Section 422 of the Code, if applicable), a Participant who is absent from work with the Company or an Affiliate because of temporary disability (any disability other than a Disability), or who is on leave of absence for any purpose permitted by the Company or by any authoritative interpretation (i.e., regulation, ruling, case law, etc.) of Section 422 of the Code, shall not, during the period of any such absence, be deemed, by virtue of such absence alone, to have terminated his or her employment or relationship with the Company or with an Affiliate. For purposes of Incentive Options, no leave of absence may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract (or the Committee approves such longer leave of absence, in which event the Incentive Option held by the Participant shall be treated for tax purposes as a Nonstatutory Option on the date that is six (6) months following the first day of such leave).
4.   Unless otherwise determined by the Committee and set forth in the Award Agreement, Paragraph F(1) shall control and fix the rights of a Participant who ceases to be an employee or Key Non-Employee of the Company or of an Affiliate for any reason other than Disability, death or termination for Cause, and who subsequently becomes Disabled or dies. Nothing in Paragraphs G and H of this Article VII shall be applicable in any such case except that, in the event of such a subsequent Disability or death within the three (3)-month period after the termination of employment or, if earlier, within the originally prescribed term of the Option, the Participant or the Participant’s estate or personal representative may exercise the Option permitted by this Paragraph F, in the event of Disability, within twelve (12) months after the date that the Participant ceased to be an employee or Key Non-Employee of the Company or an Affiliate, or, in the event of death, within twelve (12) months after the date of death of such Participant.

G.
Total and Permanent Disability

A Participant who ceases to be an employee or Key Non-Employee of the Company or of an Affiliate by reason of Disability may exercise any Option granted to such Participant to the extent that the right to purchase Shares thereunder has become exercisable on or before the date such Participant becomes Disabled, as determined by the Committee.
Unless otherwise determined by the Committee and set forth in the Award Agreement, a Disabled Participant, or his estate or personal representative, shall exercise such rights, if at all, only within a period of not more than twelve (12) months after the date that the Participant became Disabled as determined by the Committee (notwithstanding that the Participant might have been able to exercise the Option as to some or all of the Shares on a later date if the Participant had not become Disabled) or, if earlier, within the originally prescribed term of the Option.
H.
Death

Unless otherwise determined by the Committee and set forth in the Award Agreement, in the event that a Participant to whom an Option has been granted ceases to be an employee or Key Non-Employee of the Company or of an Affiliate by reason of such Participant’s death, such Option, to the extent that the right is exercisable but not exercised on the date of death, may be exercised by the Participant’s estate or personal representative within twelve (12) months after the date of death of such Participant or, if earlier, within the originally prescribed term of the Option, notwithstanding that the decedent might have been able to exercise the Option as to some or all of the Shares on a later date if the Participant were alive and had continued to be an employee or Key Non-Employee of the Company or of an Affiliate.
I.
Exercise of Option and Issuance of Stock

Options shall be exercised by giving written notice to the Company. Such written notice shall: (i) be signed by the person exercising the Option, (ii) state the number of Shares with respect to which the Option is being exercised and (iii) specify a date (other than a Saturday, Sunday or legal holiday) not more than ten (10) days after the date of such written notice, as the date on which the Shares will be purchased. Such tender and conveyance shall take place at the principal office of the Company during ordinary business hours, or at such other hour and place agreed upon by the Company and the person or persons exercising the Option. On the date specified in such written notice (which date may be extended by the Company in order to comply with any blackout limitations, or with laws or regulations that require the Company to take any action with respect to the Option Shares prior to the issuance thereof), the Company shall accept payment for the Option Shares in cash, by bank or certified check, by wire transfer, or by such other means as may be approved by the Committee. In the event of any failure to pay for the number of Shares specified in such written notice on the date set forth therein (or on the extended date as above provided), the right to exercise the Option shall terminate with respect to such number of Shares, but shall continue with respect to the remaining Shares covered by the Option and not yet acquired pursuant thereto.
If approved in advance by the Committee, and subject to compliance with the Sarbanes-Oxley Act of 2002 or the requirements of any applicable securities laws, payment in full or in part also may be made: (i) by delivering Shares, or by attestation of Shares, which have a total Fair Market Value on the date of such delivery equal to the Option price and provided that accepting such Shares, in the sole discretion of the Committee, shall not result in any adverse accounting consequences to the Company; (ii) by the execution and delivery of a note or other evidence of indebtedness (and any security agreement thereunder) satisfactory to the Committee; (iii) by authorizing the Company to retain Shares that otherwise would be issuable upon exercise of the Option having a total Fair Market Value on the date of delivery equal to the Option price; (iv) by the delivery of cash or the extension of credit by a broker-dealer to whom the Participant has submitted a notice of exercise or otherwise indicated an intent to exercise an Option (in accordance with part 220, Chapter II, Title 12 of the Code of Federal Regulations, a so-called “cashless” exercise); or (v) by any combination of the foregoing.
J.
Rights as a Stockholder

No Participant to whom an Option has been granted shall have rights as a stockholder with respect to any Shares covered by such Option except as to such Shares as have been registered in the Company’s share register in the name of such Participant upon the due exercise of the Option and tender of the full Option price.

K.
Assignability and Transferability of Option

Unless otherwise permitted by the Code or by Rule 16b-3 of the Exchange Act, if applicable, and approved in advance by the Committee, an Option granted to a Participant shall not be transferable by the Participant and shall be exercisable, during the Participant’s lifetime, only by such Participant or, in the event of the Participant’s incapacity, his guardian or legal representative. Except as otherwise permitted herein, such Option shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process and any attempted transfer, assignment, pledge, hypothecation or other disposition of any Option or of any rights granted thereunder contrary to the provisions of this Paragraph K, or the levy of any attachment or similar process upon an Option or such rights, shall be null and void.
L.
Other Provisions

The Award Agreement for an Incentive Option shall contain such limitations and restrictions upon the exercise of the Option as shall be necessary in order that such Option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code. Further, the Award Agreements authorized under the Plan shall be subject to such other terms and conditions including, without limitation, restrictions upon the exercise of the Option, as the Committee shall deem advisable and which, in the case of Incentive Options, are not inconsistent with the requirements of Section 422 of the Code.
VIII.
TERMS AND CONDITIONS OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS

A.   The Committee may from time to time grant an Award in Shares of Common Stock or grant an Award denominated in units of Common Stock, for such consideration as the Committee deems appropriate (which amount may be less than the Fair Market Value of the Common Stock on the date of the Award), and subject to such restrictions and conditions and other terms as the Committee may determine at the time of the Award (including, but not limited to, continuous service with the Company or its Affiliates, achievement of specific business objectives, increases in specified indices, attainment of growth rates and/or other measurements of Company or Affiliate performance), and subject further to the general provisions of the Plan, the applicable Award Agreement, and the following specific rules.
B.   If Shares of Restricted Stock are awarded, such Shares cannot be assigned, sold, transferred, pledged or hypothecated prior to the lapse of the restrictions applicable thereto, and, in no event, absent Committee approval, prior to six (6) months from the date of the Award.
C.   Restricted Stock or Restricted Stock Units issued to a Participant under the Plan shall be governed by an Award Agreement that shall specify whether Shares of Common Stock are awarded to the Participant, or whether the Award shall be one not of Shares of Common Stock but one denominated in units of Common Stock, any consideration required thereto, and such other provisions as the Committee shall determine.
D.   Subject to the provisions of Paragraphs B and E hereof and the restrictions set forth in the related Award Agreement, the Participant receiving an Award of Shares of Restricted Stock shall thereupon be a stockholder with respect to all of such Shares and shall have the rights of a stockholder with respect to such Shares, including the right to vote such Shares and to receive dividends and other distributions made with respect to such Shares. All Common Stock received by a Participant as the result of any dividend on the Shares of Restricted Stock, or as the result of any stock split, stock distribution or combination of the Shares affecting Restricted Stock, shall be subject to the restrictions set forth in the related Award Agreement.
E.   Restricted Stock or Restricted Stock Units awarded to a Participant pursuant to the Plan will be forfeited, and any Shares of Restricted Stock or Restricted Stock Units sold to a Participant pursuant to the Plan may, at the Company’s option, be resold to the Company for an amount equal to the price paid therefor, and, in either case, such Restricted Stock or Restricted Stock Units shall revert to the Company, if the Company so determines in accordance with Article XV or any other condition set forth in the Award Agreement, or, alternatively, if the Participant’s employment with the Company or its Affiliates terminates, other than for reasons set forth in Article XIV, prior to the expiration of the forfeiture or restriction provisions set forth in the Award Agreement.

F.   The Committee, in its discretion, shall have the power to accelerate the date on which the restrictions contained in the Award Agreement shall lapse with respect to any or all Restricted Stock or Restricted Stock Units awarded under the Plan.
G.   Any Restricted Stock Units, if not previously forfeited, shall be payable in accordance with Article XVI at the time set forth in the Award Agreement.
H.   The Committee may prescribe such other restrictions, conditions and terms applicable to Restricted Stock issued or Restricted Stock Units granted to a Participant under the Plan that are neither inconsistent with nor prohibited by the Plan or the Award Agreement, including, without limitation, terms providing for a lapse of the restrictions of this Article or any Award Agreement in installments.
IX.
TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

If deemed by the Committee to be in the best interests of the Company, a Participant may be granted a Right. Each Right shall be granted subject to such restrictions and conditions and other terms as the Committee may specify in the Award Agreement at the time the Right is granted, subject to the general provisions of the Plan, and the following specific rules.
A.   Rights may be granted, if at all, either singly, in combination with another Award, or in tandem with another Award. At the time of grant of a Right, the Committee shall specify the base price of Common Stock to be used in connection with the calculation described in Paragraph B below, provided that the base price shall not be less than one hundred percent (100%) of the Fair Market Value of a Share of Common Stock on the date of grant, unless approved by the Board.
B.   Upon exercise of a Right, which shall, absent Committee approval, be not less than six (6) months from the date of the grant, the Participant shall be entitled to receive in accordance with Article XVI, and as soon as practicable after exercise, the excess of the Fair Market Value of one Share of Common Stock on the date of exercise over the base price specified in such Right, multiplied by the number of Shares of Common Stock then subject to the Right, or the portion thereof being exercised.
C.   Notwithstanding anything herein to the contrary, if the Award granted to a Participant allows him or her to elect to cancel all or any portion of an unexercised Option by exercising an additional or tandem Right, then the Option price per Share of Common Stock shall be used as the base price specified in Paragraph A to determine the value of the Right upon such exercise and, in the event of the exercise of such Right, the Company’s obligation with respect to such Option or portion thereof shall be discharged by payment of the Right so exercised. In the event of such a cancellation, the number of Shares as to which such Option was canceled shall become available for use under the Plan, less the number of Shares, if any, received by the Participant upon such cancellation in accordance with Article XVI.
D.   A Right may be exercised only by the Participant (or, if applicable under Article XIV, by a legatee or legatees of such Right, or by the Participant’s executors, personal representatives or distributees).
X.
TERMS AND CONDITIONS OF DIVIDEND EQUIVALENTS

A Participant may be granted an Award in the form of Dividend Equivalents. Such an Award shall entitle the Participant to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, Awards or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Committee may specify.
XI.
TERMS AND CONDITIONS OF OTHER STOCK-BASED AWARDS

The Committee, in its sole discretion, may grant Awards of Shares and/or Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or on the Fair Market Value thereof (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine the number of Shares to be awarded to a Participant under (or otherwise related to) such Other Stock-Based Awards and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable).
XII.
TERMS AND CONDITIONS OF PERFORMANCE AWARDS

A.   A Participant may be granted an Award that is subject to performance conditions specified by the Committee. The Committee may use business criteria and/or other measures of performance as it deems appropriate in establishing any performance conditions (including, but not limited to, continuous service with the Company or its Affiliates, achievement of specific business objectives, increases in specified indices, attainment of growth rates and/or other measurements of Company or Affiliate performance), and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions.
B.   Any Performance Award will be forfeited if the Company so determines in accordance with Article XV or any other condition set forth in the Award Agreement, or, alternatively, if the Participant’s employment with the Company or its Affiliates terminates, other than for reasons set forth in Article XIV, prior to the expiration of the time period over which the performance conditions are to be measured.
C.   Achievement of performance goals in respect of such Performance Awards shall be measured over such periods as may be specified by the Committee.
D.   Settlement of Performance Awards may be in cash or Shares or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce or increase the amount of a settlement otherwise to be made in connection with such Performance Award.
XIII.
TERMS AND CONDITIONS OF CASH AWARDS

A.   The Committee may from time to time authorize the award of cash payments under the Plan to Participants, subject to such restrictions and conditions and other terms as the Committee may determine at the time of authorization (including, but not limited to, continuous service with the Company or its Affiliates, achievement of specific business objectives, increases in specified indices, attainment of growth rates and/or other measurements of Company or Affiliate performance), and subject to the general provisions of the Plan, the applicable Award Agreement, and the following specific rules.
B.   Any Cash Award will be forfeited if the Company so determines in accordance with Article XV or any other condition set forth in the Award Agreement, or, alternatively, if the Participant’s employment or engagement with the Company or its Affiliates terminates, other than for reasons set forth in Article XIV, prior to the attainment of any goals set forth in the Award Agreement or prior to the expiration of the forfeiture or restriction provisions set forth in the Award Agreement, whichever is applicable.
C.   The Committee, in its discretion, shall have the power to change the date on which the restrictions contained in the Award Agreement shall lapse, or the date on which goals are to be measured, with respect to any Cash Award.
D.   Any Cash Award, if not previously forfeited, shall be payable in accordance with Article XVI on or about March 15 of the fiscal year immediately following the fiscal year during which the goals are attained, and in no event later than December 31 of such year.
E.   The Committee may prescribe such other restrictions, conditions and terms applicable to the Cash Awards issued to a Participant under the Plan that are neither inconsistent with nor prohibited by the Plan or the Award Agreement, including, without limitation, terms providing for a lapse of the restrictions, or a measurement of the goals, in installments.
XIV.
TERMINATION OF EMPLOYMENT OR SERVICE

Except as may otherwise be (i) provided in Article VII for Options, (ii) provided for under the Award Agreement or (iii) permitted pursuant to Paragraphs A through C of this Article XIV (subject to the limitations under the Code for Incentive Options), if the employment or service of a Participant terminates, all unexpired, unpaid, unexercised or deferred Awards shall be canceled immediately.
A.
Retirement under a Company or Affiliate Retirement Plan

When a Participant’s employment or service terminates as a result of retirement as defined under a Company or Affiliate tax-qualified retirement plan, the Committee may permit Awards to continue in effect beyond the date of retirement in accordance with the applicable Award Agreement, and/or the exercisability and vesting of any Award may be accelerated.
B.
Termination in the Best Interests of the Company or an Affiliate

When a Participant’s employment or service with the Company or an Affiliate terminates and, in the judgment of the chief executive officer or other senior officer designated by the Committee, the acceleration and/or continuation of outstanding Awards would be in the best interests of the Company, the Committee may (i) authorize, where appropriate, the acceleration and/or continuation of all or any part of Awards granted prior to such termination and/or (ii) permit the exercise, vesting and payment of such Awards for such period as may be set forth in the applicable Award Agreement, subject to earlier cancellation pursuant to Article XV or at such time as the Committee shall deem the continuation of all or any part of the Participant’s Awards are not in the Company’s or its Affiliate’s best interests.
C.
Death or Disability of a Participant

In the event of a Participant’s death, the Participant’s estate or beneficiaries shall have a period up to the earlier of (i) the expiration date specified in the Award Agreement, or (ii) the expiration date specified in Paragraph H of Article VII, within which to receive or exercise any outstanding Awards held by the Participant under such terms as may be specified in the applicable Award Agreement. Rights to any such outstanding Awards shall pass by will or the laws of descent and distribution in the following order: (a) to beneficiaries so designated by the Participant; (b) to a legal representative of the Participant; or (c) to the persons entitled thereto as determined by a court of competent jurisdiction. Awards so passing shall be paid and/or may be exercised at such times and in such manner as if the Participant were living.
1.   In the event a Participant is determined by the Company to be Disabled, and subject to the limitations of Paragraph G of Article VII, Awards may be paid to, or exercised by, the Participant, if legally competent, or by a legally designated guardian or other representative if the Participant is legally incompetent by virtue of such Disability.
2.   After the death or Disability of a Participant, the Committee may in its sole discretion at any time (i) terminate restrictions in Award Agreements, (ii) accelerate any or all installments and rights and/or (iii) instruct the Company to pay the total of any accelerated payments in a lump sum to the Participant, the Participant’s estate, beneficiaries or representative, notwithstanding that, in the absence of such termination of restrictions or acceleration of payments, any or all of the payments due under the Awards ultimately might have become payable to other beneficiaries.
XV.
CANCELLATION AND RESCISSION OF AWARDS

Unless the Award Agreement specifies otherwise, the Committee may cancel any unexpired, unpaid, unexercised or deferred Awards at any time if the Participant is not in compliance with the applicable provisions of the Award Agreement, the Plan, or with the following conditions:
A.   A Participant shall not breach any restrictive covenant, employment, consulting or other agreement entered into between him or her and the Company or any Affiliates, or render services for any organization or engage directly or indirectly in any business which, in the judgment of the Committee or a senior officer designated by the Committee, is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company. For a Participant whose employment or engagement has terminated, the judgment of the Committee shall be based on the terms of the restrictive covenant agreement, if applicable, or on the Participant’s position and responsibilities while employed or engaged by the Company or its Affiliates, the Participant’s post-employment/engagement responsibilities and position with the other organization or business, the extent of past, current and potential competition or conflict between the Company and the other organization or business, the effect of the Participant’s assuming the post-employment/engagement position on the Company’s or its Affiliate’s customers, suppliers, investors and competitors, and such other considerations as are deemed relevant given the applicable facts and circumstances. A Participant may, however, purchase as an investment or otherwise, stock or other securities of any organization or business so long as they are listed upon a recognized securities exchange or traded over-the-counter, and such investment does not represent a substantial investment to the Participant or a greater than one percent (1%) equity interest in the organization or business.
B.   A Participant shall not, without prior written authorization from the Company, disclose to anyone outside the Company or its Affiliates, or use in other than the Company’s or Affiliate’s business, any confidential information or materials relating to the business of the Company or its Affiliates, acquired by the Participant either during or after his or her employment or engagement with the Company or its Affiliates. Notwithstanding anything herein to the contrary, each Participant is hereby notified, in accordance with the Defend Trade Secrets Act of 2016, that the Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Participants are further notified that if they file a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Participant may disclose the Company’s trade secrets to his or her attorney and use the trade secret information in the court proceeding if the Participant (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
C.   A Participant shall disclose promptly and assign to the Company all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment or engagement with the Company or an Affiliate, relating in any manner to the actual or anticipated business, research or development work of the Company or its Affiliates, and shall do anything reasonably necessary to enable the Company or its Affiliates to secure a patent, trademark, copyright or other protectable interest where appropriate in the United States and in foreign countries.
Upon exercise, payment or delivery pursuant to an Award, the Participant shall certify on a form acceptable to the Committee that he or she is in compliance with the terms and conditions of the Plan, including the provisions of Paragraphs A, B and C of this Article XV. Failure to comply with the provisions of Paragraphs A, B and C of this Article XV at any time prior to, or during the one (1) year period after, the date Participant’s employment or engagement with the Company or any Affiliate terminates shall cause any exercise, payment or delivery which occurred during the two (2) year period prior to the breach of Paragraph A, B or C of this Article XV to be rescinded. The Company shall notify the Participant in writing of any such rescission within one (1) year of the date it acquires actual knowledge of such breach. Within ten (10) days after receiving such a notice from the Company, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of the exercise, payment or delivery pursuant to the Award. Such payment shall be made either in cash or by returning to the Company the number of Shares of Common Stock that the Participant received in connection with the rescinded exercise, payment or delivery. The Company’s rights of rescission hereunder shall be in addition to any and all other remedies that may be available to the Company at law or in equity in such event, including, without limitation, the right to request any court of competent jurisdiction to issue a decree of specific performance or issue a temporary and permanent injunction, without the necessity of the Company posting bond or furnishing other security and without proving special damages or irreparable injury, enjoining and restricting the breach, or threatened breach, of any such covenant.
XVI.
PAYMENT OF RESTRICTED STOCK, RESTRICTED STOCK UNITS, RIGHTS, OTHER STOCK-BASED AWARDS, PERFORMANCE AWARDS AND CASH AWARDS

Payment of Restricted Stock, Restricted Stock Units, Rights, Other Stock-Based Awards, Performance Awards and Cash Awards may be made, as the Committee shall specify, in the form of cash, Shares of Common Stock, or combinations thereof; provided, however, that a fractional Share of Common Stock shall be paid in cash equal to the Fair Market Value of the fractional Share of Common Stock at the time of payment.

XVII.
WITHHOLDING

Except as otherwise provided by the Committee,
A.   the Company shall have the power and right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy the minimum federal, state and local taxes required by law to be withheld with respect to any grant, exercise or payment made under or as a result of this Plan; and
B.   in the case of payments of Awards, or upon any other taxable event hereunder, a Participant may elect, subject to the approval in advance by the Committee, to satisfy the withholding requirement, if any, in whole or in part, by having the Company withhold Shares of Common Stock that would otherwise be transferred to the Participant having a Fair Market Value, on the date the tax is to be determined, equal to the marginal tax that could be imposed on the transaction (up to the Participant’s maximum required tax withholding rate or such other lesser rate that will not cause an adverse accounting consequence or cost). All elections shall be made in writing and signed by the Participant.
XVIII.
SAVINGS CLAUSE; CODE SECTION 409A

This Plan is intended to comply in all respects with applicable law and regulations, including, (i) with respect to those Participants who are officers or directors for purposes of Section 16 of the Exchange Act, Rule 16b-3 of the Securities and Exchange Commission, if applicable, (ii) Section 402 of the Sarbanes-Oxley Act and (iii) Section 409A of the Code (or be exempt therefrom). The Participant shall be solely responsible for the payment of any taxes, interest or penalties incurred under Section 409A and in no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on a Participant by Section 409A of the Code or damages for failing to comply with Section 409A of the Code. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. In case any one or more provisions of this Plan shall be held invalid, illegal or unenforceable in any respect under applicable law and regulation (including Rule 16b-3 and Section 409A of the Code), the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; provided, however, to the extent permitted by law, any provision that could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan to be construed in compliance with all applicable law (including Rule 16b-3 and Section 409A of the Code) so as to foster the intent of this Plan. Notwithstanding anything herein to the contrary, with respect to Participants who are officers and directors for purposes of Section 16 of the Exchange Act, if applicable, and if required to comply with rules promulgated thereunder, no grant of, or Option to purchase, Shares shall permit unrestricted ownership of Shares by the Participant for at least six (6) months from the date of grant or Option, unless the Board determines that the grant of, or Option to purchase, Shares otherwise satisfies the then current Rule 16b-3 requirements.
Notwithstanding anything else contained in this Plan or any Award Agreement to the contrary, if a Participant is a “specified employee” at the time of the Participant’s “separation from service” (as determined under Section 409A of the Code) then, to the extent necessary to comply with, and avoid imposition on such Participant of any tax penalty imposed under, Section 409A of the Code, any payment required to be made to a Participant hereunder upon or following his or her separation from service that would result in such a tax penalty shall be delayed until the first to occur of (i) the six (6)-month anniversary of the Participant’s separation from service and (ii) the Participant’s death. Should payments be delayed in accordance with the preceding sentence, the accumulated payment that would have been made but for the period of the delay shall be paid in a single lump sum during the ten (10) day period following the lapsing of the delay period. No provision of this Plan or an Award Agreement shall be construed to indemnify any Participant for any taxes incurred by reason of Section 409A (or timing of incurrence thereof), other than an express indemnification provision therefor.
XIX.
ADJUSTMENTS UPON CHANGES IN CAPITALIZATION; CORPORATE TRANSACTIONS

If the outstanding Shares of the Company are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another entity by reason of any reorganization, merger or consolidation, or if a change is made to the Common Stock of the Company by reason of any recapitalization, reclassification, change in par value, stock split, reverse stock split, combination of shares or dividends payable in capital stock, or the like, the Company shall make adjustments to such Awards (including, by way of example and not by way of limitation, the grant of substitute Awards under the Plan or under the plan of such other entity or the suspension of the right to exercise an Award for a specified period of time in connection with a corporate transaction) as it may determine to be appropriate under the circumstances, and, in addition, appropriate adjustments shall be made in the number and kind of shares or securities and in the option price per share or security subject to outstanding Awards under the Plan or under the plan of such successor entity. The foregoing notwithstanding, unless the Committee otherwise determines, no such adjustment shall be made to an Option which shall, within the meaning of Sections 424 and 409A of the Code, as applicable, constitute such a modification, extension or renewal of an option as to cause it to be considered as the grant of a new option.
Notwithstanding anything herein to the contrary, the Company may, in its sole discretion, accelerate the timing of the exercise provisions of any Award in the event of (i) the adoption of a plan of merger or consolidation under which a majority of the Shares of the Company would be converted into or exercised for cash or securities of any other corporation or entity or (ii) a sale or exchange of all or any portion of the Company’s assets or equity securities. Alternatively, the Company may, in its sole discretion and without the consent of the Participants, provide for one or more of the following in the event of any merger, consolidation, recapitalization, sale of all or any portion of the Company’s assets or capital stock, including but not limited to a “going-private” transaction: (i) the assumption of the Plan and outstanding Awards by the surviving entity or its parent; (ii) the substitution by the surviving entity or its parent of awards with substantially the same terms for such outstanding Awards; (iii) notice to the holders of vested and exercisable Options and Rights of their ability to exercise vested and exercisable Options and Rights effective contingent upon and immediately prior to such transaction followed by the cancellation of all unexercised Options and Rights (whether or not then vested and exercisable); (iv) settlement of the intrinsic value of the outstanding vested Options and Rights in cash or cash equivalents or equity followed by the cancellation of all Options and Rights (whether or not then vested or exercisable); and (v) cancellation of all unvested or unexercisable Awards; provided, however, that in connection with an assumption or substitution of Awards under subsections (i) or (ii) above, the Awards so assumed or substituted shall continue to vest or become exercisable pursuant to the terms of the original Award, except to the extent such terms are otherwise rendered inoperative. In connection with any such transaction, each Participant shall, to the extent so provided under the definitive transaction agreement, (i) be subject to any earn-outs, purchase price adjustments, holdbacks, escrows and other contingent payments on the terms set forth in the definitive transaction agreement, (ii) be subject to all indemnification and other obligations of the Company’s equityholders in connection with such transaction, (iii) be bound by the appointment of any equityholder representative who shall represent the Company’s equityholders under the definitive transaction agreement as the representative, agent, proxy and attorney-in-fact for the Participant, with the power and authority to act on the Participant’s behalf with respect to the definitive transaction agreement, and (iv) execute such additional agreements or documentation, if any, as may be required under the definitive transaction agreement to reflect the foregoing or the treatment of the Participant’s Awards, including without limitation, letters of transmittal or cash-out agreements.
Upon a business combination by the Company or any of its Affiliates with any corporation or other entity through the adoption of a plan of merger or consolidation or a share exchange or through the purchase of all or substantially all of the capital stock or assets of such other corporation or entity, the Board or the Committee may, in its sole discretion, grant Options pursuant hereto to all or any persons who, on the effective date of such transaction, hold outstanding options to purchase securities of such other corporation or entity and who, on and after the effective date of such transaction, will become employees or directors of, or consultants or advisors to, the Company or its Affiliates. The number of Shares subject to such substitute Options shall be determined in accordance with the terms of the transaction by which the business combination is effectuated. Notwithstanding the other provisions of this Plan, the other terms of such substitute Options shall be substantially the same as or economically equivalent to the terms of the options for which such Options are substituted, all as determined by the Board or by the Committee, as the case may be. Upon the grant of substitute Options pursuant hereto, the options to purchase securities of such other corporation or entity for which such Options are substituted shall be canceled immediately.

XX.
DISSOLUTION OR LIQUIDATION OF THE COMPANY

Upon the dissolution or liquidation of the Company other than in connection with a transaction to which Article XIX is applicable, all Awards granted hereunder shall terminate and become null and void; provided, however, that if the rights of a Participant under the applicable Award have not otherwise terminated and expired, the Participant may, if the Committee, in its sole discretion, so permits, have the right immediately prior to such dissolution or liquidation to exercise any Award granted hereunder to the extent that the right thereunder has become exercisable as of the date immediately prior to such dissolution or liquidation.
XXI.
TERMINATION OF THE PLAN

The Plan shall terminate ten (10) years from the earlier of the date of its adoption by the Board or the date of its approval by the stockholders. The Plan may be terminated at an earlier date by vote of the stockholders or the Board; provided, however, that any such earlier termination shall not affect any Award Agreements executed prior to the effective date of such termination. Notwithstanding anything in this Plan to the contrary, any Options granted prior to the effective date of the Plan’s termination may be exercised until the earlier of (i) the date set forth in the Award Agreement, or (ii) in the case of an Incentive Option, ten (10) years from the date the Option is granted; and the provisions of the Plan with respect to the full and final authority of the Committee under the Plan shall continue to control.
XXII.
AMENDMENT OF THE PLAN AND AWARDS

The Plan may be amended by the Board and such amendment shall become effective upon adoption by the Board; provided, however, that any amendment shall be subject to the approval of the stockholders of the Company at or before the next annual meeting of the stockholders of the Company if such stockholder approval is required by the Code, any federal or state law or regulation, the rules of any stock exchange or automated quotation system on which the Shares may be listed or quoted, or if the Board, in its discretion, determines to submit such changes to the Plan to its stockholders for approval.
The Board may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall (a) materially impair the rights of any Participant without his or her consent or (b) except for adjustments made pursuant to Article XIX, reduce the exercise price of outstanding Options or Rights or cancel or amend outstanding Options or Rights for the purpose of repricing, replacing or regranting such Options or Rights with an exercise price that is less than the exercise price of the original Options or Rights or cancel or amend outstanding Options or Rights with an exercise price that is greater than the Fair Market Value of a Share for the purpose of exchanging such Options or Rights for cash or any other Awards without stockholder approval. Notwithstanding anything herein to the contrary, the Board may amend the terms of any Award theretofore granted if the Board, in its discretion, determines that such amendment is necessary to comply with the requirements of Section 409A of the Code, the rules of any stock exchange or automated quotation systems on which the Shares may be listed or traded or changes in tax or other applicable laws or regulatory requirements.
XXIII.
EMPLOYMENT RELATIONSHIP

Nothing herein contained shall be deemed to prevent the Company or an Affiliate from terminating the employment of a Participant, nor to prevent a Participant from terminating the Participant’s employment with the Company or an Affiliate, unless otherwise limited by an agreement between the Company (or an Affiliate) and the Participant.
XXIV.
INDEMNIFICATION OF COMMITTEE

In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall, to the extent permitted by the laws of the State of Delaware, be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken by them as directors or members of the Committee and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Board) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that the director or Committee member is liable for gross negligence or willful misconduct in the performance of his or her duties. To receive such indemnification, a director or Committee member must first offer in writing to the Company the opportunity, at its own expense, to defend any such action, suit or proceeding.
XXV.
UNFUNDED PLAN

Insofar as it provides for payments in cash in accordance with Article XVI, or otherwise, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Common Stock or rights thereto under the Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Common Stock or rights thereto, nor shall the Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Common Stock or rights thereto to be granted under the Plan. Any liability of the Company to any Participant with respect to a grant of cash, Common Stock or rights thereto under the Plan shall be based solely upon any contractual obligations that may be created by the Plan and any Award Agreement; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Board nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.
XXVI.
MITIGATION OF EXCISE TAX

Unless otherwise provided for in the Award Agreement or in any other agreement between the Company (or an Affiliate) and the Participant, if any payment or right accruing to a Participant under this Plan (without the application of this Article XXVI), either alone or together with other payments or rights accruing to the Participant from the Company or an Affiliate, would constitute a “parachute payment” (as defined in Section 280G of the Code and regulations thereunder), such payment or right shall be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under the Plan being subject to an excise tax under Section 4999 of the Code or being disallowed as a deduction under Section 280G of the Code. The determination of whether any reduction in the rights or payments under this Plan is necessary shall be made by the Company. The Participant shall cooperate in good faith with the Company in making such determination and providing any necessary information for this purpose.
XXVII.
EFFECTIVE DATE

This Plan shall become effective upon adoption by the Board, provided that the adoption of the Plan shall be subject to the approval of the stockholders of the Company if such stockholder approval is required by the Code, any federal or state law or regulations, the rules of any stock exchange or automated quotation system on which the Shares may be listed or quoted, or if the Board, in its discretion, desires to submit the Plan to its stockholders for approval.
XXVIII. RECOVERY
If the Company is or becomes subject to regulations or listing standards adopted pursuant to Section 10D of the Exchange Act, then each Award granted pursuant to the Plan, each Share acquired pursuant to the Plan, and all proceeds in respect of any such Awards or Shares shall be subject to any “clawback” or similar policy of the Company adopted pursuant to such regulations or listing standards that may be in effect from time to time, whether before or after the grant, exercise or settlement of such Awards or Shares.
XXIX.
FOREIGN JURISDICTIONS

To the extent the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Plan in jurisdictions outside the United States of America, the Committee in its discretion may modify those restrictions as it determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States of America.

XXX.
DEFERRAL OF AWARDS

At the time of the grant of an Award, the Company may permit a Participant to elect to:
(a)
have cash that otherwise would be paid to such Participant as a result of the exercise of an Award credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books;

(b)
have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Award converted into an equal number of Rights; or

(c)
have Shares that otherwise would be delivered to such Participant as a result of the exercise of an Award converted into amounts credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books. Such amounts shall be determined by reference to the Fair Market Value of the Shares as of the date on which they otherwise would have been delivered to such Participant.

A deferred compensation account established under this Article XXX may be credited with interest or other forms of investment return, as determined by the Committee and shall be subject to compliance with Section 409A of the Code. A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Company. If the deferral or conversion of Awards is permitted or required, the Committee may establish rules, procedures and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Article XXX.
XXXI.
GOVERNING LAW

This Plan shall be governed by the laws of the State of Delaware and construed in accordance therewith.
XXXII.
STATUTE OF LIMITATIONS

If a Participant believes that the Committee has not followed his or her directions, or the Participant believes that he or she has a claim against the Plan, the Company or the Committee under the terms of the Plan and/or any applicable Award Agreement, the Participant must file a written claim with the Committee within one (1) year after the direction was allegedly made. The Committee will furnish each Participant with a statement of his or her vested Options/shares of Stock at least annually. The Participant should review this statement for accuracy.
Adopted this             day of            , 2021.

Annex F
February 1, 2021
Wheels Up Partners Holdings LLC
601 West 26th Street, Suite 900
New York, NY 10001
Attention: Chief Business Officer
Ladies and Gentlemen:
This letter agreement (this “Letter Agreement”) is by and among Wheels Up Partners Holdings LLC, a Delaware limited liability company (the “Company”), Delta Air Lines, Inc., a Delaware corporation (the “Investor”), and, effective at the Effective Time and expressly conditioned upon the occurrence of the Closing, Aspirational Consumer Lifestyle Corp., a Cayman Islands exempted company limited by shares (“Acquiror”). The Company and the Investor, and at the Effective Time and subject to the occurrence of the Closing, Acquiror, are collectively referred to herein as the “Parties.”
Concurrently herewith, the Company is entering into an Agreement and Plan of Merger (the “Merger Agreement”) among Acquiror, KittyHawk Merger Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), Wheels Up Blocker Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Acquiror (“Blocker Sub”), the Company and certain other parties thereto. Capitalized terms used herein and not defined have the meanings given to them in the Merger Agreement.
In connection with the transactions contemplated by the Merger Agreement, the Parties hereby agree as follows:
1.
Board Representation

a.
The Company agrees that it will exercise its right to designate the initial directors of Acquiror under Section 8.6(a)(i) of the Merger Agreement in a manner such that those directors will include two director nominees identified by the Investor as provided herein, with one of such directors designated to serve as a Class III Director under Acquiror’s Governing Documents and the other designated to serve as a Class I Director under Acquiror’s Governing Documents, subject to all legal requirements regarding service and election or appointment as a director of Acquiror and to Section 1(f) hereof (collectively, the “Qualification Requirements”; a director nominee designated by the Investor meeting such requirements, an “Investor Board Representative”), in each case so long as the Investor, directly or indirectly through its subsidiaries, continues to hold of record and beneficially in the aggregate at least 50% of the Class E Preferred Interests as of the Effective Time (the “50% Threshold”); provided, however, that, subject to Section 4 of this Letter Agreement, if the Investor, directly or indirectly through its subsidiaries, holds of record and beneficially less than 50% but more than 25% of the Class E Preferred Interests as of the Effective Time (the “Intermediate Threshold”), then the Investor shall only have the right to designate one Investor Board Representative who shall be a Class III Director; provided, further, however, that if the Investor, directly or indirectly through its subsidiaries, holds of record and beneficially less than 25% of the Class E Preferred Interests as of the Effective Time (the “Minimum Threshold”), the Investor shall have no rights under this Section 1 to designate an Investor Board Representative. The Investor will notify the Company in writing of the director nominees designated pursuant to this Section 1 no later than five business days prior to the Company’s expected filing of the Proxy Statement/Registration Statement (the “Deadline”), and provide such information as the Company and/or Acquiror may reasonably request with respect to such director nominees in connection with such filing; provided that, the Company has notified the Investor in writing of the date of the Deadline at least five business days prior to the Deadline.

b.
For so long as the Investor continues to satisfy (i) the 50% Threshold, upon the expiration of the term of any Investor Board Representative designated or nominated pursuant to this Agreement, Acquiror agrees, to, subject to applicable Law and the requirements of any applicable stock exchange (it being understood that the Investor Board Representatives will not be independent),

F-1

to nominate and recommend to its stockholders the election of an Investor Board Representative at any special meeting or annual meeting of Acquiror’s stockholders called for the purpose of the election of Class I or Class III directors, as applicable to such expiring Investor Board Representative, subject to satisfaction of the Qualification Requirements or (ii) the Intermediate Threshold (but not the 50% Threshold), upon the expiration of the term of the Investor Board Representative designated or nominated pursuant to this Agreement, Acquiror agrees, to, subject to applicable Law and the requirements of any applicable stock exchange (it being understood that the Investor Board Representative will not be independent), to nominate and recommend to its stockholders the election of an Investor Board Representative at any special meeting or annual meeting of Acquiror’s stockholders called for the purpose of the election of Class I or Class III directors, as applicable to the expiring Investor Board Representative, subject to satisfaction of the Qualification Requirements. With respect to any Investor Board Representative nominated by the Investor under this Section 1(b), Acquiror will include such nominee in its proxy materials for the applicable annual or special meeting together with the other nominees recommended by Acquiror and will treat such nominee in such materials a manner consistent with its other nominees.
c.
Upon the death, resignation, retirement, disqualification, or removal from office as a member of the Board of Directors of any Investor Board Representative, the Investor shall have the right, subject to applicable Law and the requirements of any applicable stock exchange (it being understood that the Investor Board Representative will not be independent), to designate the replacement for such Investor Board Representative, which replacement must also satisfy the Qualification Requirements; provided that Investor shall only have replacement rights for two Investor Board Representatives for so long as Investor continues to satisfy the 50% Threshold; provided, further, that Investor shall have replacement rights for one Investor Board Representative in the event that Investor continues to satisfy the Intermediate Threshold (but not the 50% Threshold); provided, further, that Investor shall have no replacement rights if Investor does not satisfy the Minimum Threshold. Acquiror shall use its commercially reasonable efforts to take such actions as are required to fill the vacancy resulting therefrom with such person, including if applicable, to nominate such individual to fill the resulting vacancy on the same basis as provided in Section 1(b), in each case to the extent consistent with applicable Law and the requirements of any applicable stock exchange (it being understood that the Investor Board Representative will not be independent).

d.
If any Investor Board Representative is nominated by Acquiror for election to the Board of Directors, but fails to be elected, then Acquiror shall, as soon as practicable thereafter, subject to applicable Law and stock exchange requirements (it being understood that the Investor Board Representative will not be independent), and provided that such an action would not result in a “withhold” or “no” vote with respect to director elections at the next annual meeting at which such a vote may be cast for any other directors as a matter of policy by ISS, Glass-Lewis or other major proxy advisory firm, increase the size of its board of directors and appoint an individual designated in writing by the Investor who is reasonably acceptable to Acquiror and meets the Qualification Requirements to be an Investor Board Representative (such individual to be different from the individual who was not elected) to the Board of Directors of Acquiror.

e.
To the same extent offered to other members of the Board of Directors, the Investor Board Representatives shall be entitled to indemnification, expense reimbursement and insurance coverage in connection with his or her role as a director of Acquiror, as applicable, but shall not be entitled to receive any compensation therefor.

f.
Each Investor Board Representative must be “a citizen of the United States,” as defined in Title 49, United States Code, Section 40102 and administrative interpretations thereof issued by the Department of Transportation or its predecessor or successors, or as the same may be from time to time amended, unless otherwise agreed by the Company in its sole discretion.

g.
For purposes of this Agreement, following the Effective Time, references to the 50% Threshold, the Intermediate Threshold and the 25% Threshold shall refer to the shares of Acquiror Common Stock into which the Class E Preferred Interests are converted by virtue of the Mergers.

F-2

h.
The Investor will promptly provide to the Company and Acquiror such information regarding its Investor Board Representatives and nominees as may be reasonably requested by either of them in connection the making of any filing with any Governmental Authority (whether before or after the Effective Time), and may disclose such information in connection with such filings.

i.
Promptly following the date upon which the Investor no longer satisfies either the 50% Threshold or the Intermediate Threshold (or if applicable, both), the Investor will promptly cause one (or if applicable, both) of its Investor Board Representatives then serving of the Board of Directors to offer to resign from such service (unless, at such time the Investor is entitled to cause the appointment of an Investor Board Representative under Sections 1(c) or 1(d) and such appointment is pending, in which case the process thereof shall automatically be withdrawn and discontinued). For the avoidance of doubt, no failure of the Board of Directors to accept such resignation, or subsequent voluntary nomination by the Company of any director nominee suggested by the Investor who is no longer an Investor Board Representative thereafter following such time shall be construed to provide the Investor with any rights hereunder with respect to the continuation of such director nominee.

j.
For the avoidance of doubt, nothing contained herein shall obligate Acquiror to maintain a classified Board of Directors structure, and it may elect to discontinue such structure at any time (subject to its Governing Documents and applicable Law). Any such discontinuation of Acquiror’s classified Board of Directors structure shall have no effect on the Investor’s rights hereunder except that any references to an Investor Board Representative being of any particular Class of director shall thereafter be disregarded and of no further force and effect.

2.
Sale of New Securities

After the Effective Time, for so long as the Investor continues to satisfy the Minimum Threshold, or has an Investor Board Representative on the Board of Directors, if at any time Acquiror makes any public or nonpublic offering or sale of any equity (including Common Stock and preferred stock), or any securities, warrants, rights, options or debt that is convertible or exchangeable into equity or that includes an equity component (such as, an “equity kicker”) (including any hybrid security) (any such security, a “New Security”), then in each such instance, Acquiror shall not, without the prior written consent of the Investor, issue any New Securities to American Airlines Group, Inc., United Airlines Holdings, Inc., Southwest Airlines Co., Alaska Air Group, Inc. and JetBlue Airways Corporation, or any of their respective subsidiaries or parent entities (collectively, the “Prohibited Investors”).
3.
Consultation on Hiring

After the Effective Time, for so long as the Investor satisfies the Minimum Threshold, Acquiror shall, and Acquiror shall cause each of its Subsidiaries to, (a) reasonably consult with the Investor prior to terminating or appointing a replacement, or filling any vacancy for, the senior most officer at each of the Company and any of its Subsidiaries that is an operating company who has primary responsibility for the following areas: flight operations, safety, maintenance and quality control, which reasonable consultation shall include reviewing search criteria and any potential replacement candidates with Investor and reasonably considering potential candidates suggested by Investor and (b) in any event will provide the Investor with not less than 3 business days’ notice prior to making any such appointment. This obligation shall be deemed to be satisfied in the event that the Investor has been so consulted with respect to the termination or appointment of the Company’s Executive Vice President of Flight Operations or a substantially equivalent successor position (regardless of whether there is a termination or vacancy filled at any position at any operating company Subsidiary of the Company).
4.
Commercial Cooperation Agreement

If the Commercial Cooperation Agreement, dated as of January 17, 2020, by and among the Investor, the Company and Wheels Up Partners LLC (as amended from time to time, the “Commercial Cooperation Agreement”) is terminated by either party in accordance with its terms, (a) the rights and obligations set forth in Section 3 of this Letter Agreement shall terminate with immediate effect and (b) the number of Investor Board Representatives that the Investor has the right to nominate and/or designate under Section 1

F-3

of this Letter Agreement shall be reduced to a maximum of one director (subject to the Minimum Threshold), and, if two Investor Board Representatives are then serving on the Board of Directors, the Investor shall cause one of its Investor Board Representatives to offer to resign from the Board of Directors promptly thereafter, and if one Investor Board Representative is then serving as a member of Board of Directors and an appointment of a second Investor Board Representative under Sections 1(c) or 1(d) is pending, such appointment process shall be automatically withdrawn and discontinued.
5.
Miscellaneous

a.
All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if delivery or receipt is confirmed, but excluding any delivery that results in an automated reply, such as an out-of-office notification), addressed as follows:

If to the Company:
Wheels Up Partners Holdings, LLC
601 West 26th Street, Suite 900
New York, NY 10001
Attention: Chief Business Officer
Email: jhorowitz@wheelsup.com
With a copy to:
Arnold & Porter Kaye Scholer LLP
250 West 55th Street
New York, New York 10019
Attention:
Thomas Yadlon
John Geelan

Email:
thomas.yadlon@arnoldporter.com
john.geelan@arnoldporter.com

If to the Investor:
Delta Air Lines, Inc.
General Offices — Dept. 862
1030 Delta Boulevard
Atlanta, Georgia 30354
Attention:
Co-CFO and Sr. VP Business Development and Financial Planning

and
Delta Air Lines, Inc.
General Offices — Dept. 981
1030 Delta Boulevard
Atlanta, Georgia 30354
Attention: Chief Legal Officer

F-4

If to the Acquiror:
Aspirational Consumer Lifestyle Corp.
1 King Seng Promenade
#18-07/12 Great World City
Singapore 237944
Attention:
Gilbert Ong

Email:
gilbert.ong@turmericap.com

With a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:
Howard L. Ellin
Christopher M. Barlow

Email:
howard.ellin@skadden.com
christopher.barlow@skadden.com

or to such other address or addresses as the Parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
b.
The provisions of this Agreement may not be assigned by the Investor without the prior written consent of the Company, which consent may be withheld by the Company in its sole discretion, and any purported assignment shall be null and void in the absence of such consent. Subject to the foregoing restriction on assignment, this Agreement will be binding upon, and will inure to the benefit of and be enforceable by, the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

c.
This Agreement embodies the entire agreement and understanding between the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than as set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the Parties hereto with respect to the subject matter hereof.

d.
This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

e.
Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 5(e). EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY

F-5

WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
f.
If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

g.
Any Party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other Party hereto and (ii) waive compliance by the other Party with any of such other Party’s obligations or covenants contained herein; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed by each of the Parties to be bound thereby, but no such extension or waiver and no failure to insist on strict compliance by the other Party hereto with an obligation or covenant hereunder shall operate as a waiver of, or estoppel with respect to, any subsequent failure to comply with the same obligation or covenant or any failure to comply therewith by the Party whose performance was waived.

h.
The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

i.
The effectiveness of this Agreement with respect to, and the enforceability of this Agreement against, Acquiror shall be at the Effective Time and is expressly conditioned upon the occurrence of the Closing.

[Signature page follows]

F-6

IN WITNESS WHEREOF, the Parties have caused this letter agreement to be duly executed as of the day and year first above written.
Wheels Up Partners Holdings LLC
By:
/s/ Kenneth Dichter

Name:
Kenneth Dichter

Title:
Chief Executive Officer

Delta Air Lines, Inc.
By:
/s/ Gary Chase

Name:
Gary Chase

Title:
Co-Chief Financial Officer, SVP — Business Development & Financial Planning

Aspirational Consumer Lifestyle Corp.
By:
/s/ Ravi Thakran

Name:
Ravi Thakran

Title:
Chief Executive Officer

[Signature Page to the Delta Investor Rights Letter]

F-7

Annex G
AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2021, is made and entered into by and among Wheels Up Experience Inc., a Delaware corporation (the “Company”) (formerly known as Aspirational Consumer Lifestyle Corp., a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation), Aspirational Consumer Lifestyle Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), certain equityholders of Wheels Up Partners Holdings LLC, a Delaware limited liability company (“Wheels Up”) set forth on Schedule 1 hereto (such equityholders, the “Wheels Up Holders”), Leo Austin, Neil Jacobs and Frank Newman (together with Leo Austin and Neil Jacobs, the “Director Holders” and, collectively with the Sponsor, the Wheels Up Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 or Section 6.10 of this Agreement, the “Holders” and each, a “Holder”).
RECITALS
WHEREAS, the Company, the Sponsor and the Director Holders are party to that certain Registration Rights Agreement, dated as of September 25, 2020 (the “Original RRA”);
WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of February 1, 2021 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Wheels Up, Kitty Hawk Merger Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company, Wheels Up Blocker Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company, the Blocker Merger Subs (as defined in the Merger Agreement) and the Blockers (as defined in the Merger Agreement);
WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Wheels Up Holders received shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”, which term includes the shares of Rollover Restricted Stock (as defined in the Merger Agreement) issued to certain holders in accordance with the terms and conditions set forth in the Merger Agreement);
WHEREAS, on the date hereof, pursuant to the Merger Agreement, certain Wheels Up Holders received Rollover Profits Interest Awards, Rollover Restricted Interest Awards and/or Rollover Options, each as defined in the Merger Agreement (“Equity Awards”);
WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Wheels Up Holders have the right to receive Earnout Shares and Wheels Up EO Units, each as defined in the Merger Agreement (collectively, the “Earnout Securities”), in accordance with the terms and conditions set forth in the Merger Agreement;
WHEREAS, on the date hereof, certain Wheels Up Holders and certain other investors (such other investors, collectively, the “Third Party Investor Stockholders”) purchased an aggregate of 55,000,000 shares of Common Stock (the “Investor Shares”) in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreement, each dated as of February 1, 2021, entered into by and between the Company and certain Wheels Up Holders and Third Party Investor Stockholders (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);
WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor and the Director Holders are Holders in the aggregate of at least a majority-in-interest of the Registrable Securities as of the date hereof; and
WHEREAS, the Company, the Sponsor and the Director Holders desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1
Definitions.   The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“A&R LLC Agreement” shall mean the Seventh Amended and Restated LLC Agreement of Wheels Up, dated as of [•], 2021.
“Additional Holder” shall have the meaning given in Section 6.10.
“Additional Holder Common Stock” shall have the meaning given in Section 6.10.
“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, (iii) the Company has a bona fide business purpose for not making such information public and (iv) such disclosure would be reasonably likely to have an adverse impact on the Company.
“Agreement” shall have the meaning given in the Preamble hereto.
“Block Trade” shall have the meaning given in Section 2.4.1.
“Board” shall mean the Board of Directors of the Company.
“Closing” shall have the meaning given in the Merger Agreement.
“Closing Date” shall have the meaning given in the Merger Agreement.
“Commission” shall mean the Securities and Exchange Commission.
“Common Stock” shall have the meaning given in the Recitals hereto.
“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.
“Competing Registration Rights” shall have the meaning given in Section 6.7.
“Demanding Holder” shall have the meaning given in Section 2.1.4.
“Director Holders” shall have the meaning given in the Preamble hereto.
“Equity Awards” shall have the meaning given in the Recitals hereto.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.
“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.
“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.
“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.
“Insider Letter” shall mean that certain letter agreement, dated as of September 22, 2020, by and among the Company, the Sponsor and each of the other parties thereto.
“Investor Shares” shall have the meaning given in the Recitals hereto.
“Joinder” shall have the meaning given in Section 6.10.
“Lock-up” shall have the meaning given in Section 5.1.
“Lock-up Parties” shall mean Sponsor and the Wheels Up Holders and their respective Permitted Transferees (with respect to the Lock-Up Shares upon and after acquiring such Lock-Up Shares).
“Lock-up Period” shall mean the period beginning on the Closing Date and ending on the earlier of (i) the date that is 180 days after the Closing Date and (ii) (a) for 33.33% of the Lock-up Shares held by each Lock-up Party and their respective Permitted Transferees (determined as if, with respect to any Equity Awards that are net settled, such Equity Awards were instead cash settled), the date on which the VWAP (as defined in the Merger Agreement) of the Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least thirty (30) days after the Closing Date, and (b) for an additional 50% of the Lock-up Shares held by each Lock-up Party and their respective Permitted Transferees (determined as if, with respect to any Equity Awards that are net settled, such Equity Awards were instead cash settled), the date on which the VWAP of the Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least thirty (30) days after the Closing Date. For the avoidance of doubt, the Lock-up Period for any Lock-up Shares for which the Lock-up Period has not ended on the date that is 180 days after the Closing Date shall end on such 180th day after the Closing Date.
“Lock-up Shares” shall mean with respect to (i) the Sponsor and its Permitted Transferees, the shares of Common Stock held by the Sponsor immediately following the Closing (other than the Investor Shares or shares of Common Stock acquired in the public market) and (ii) the Wheels Up Holders and their respective Permitted Transferees, (a) the shares of Common Stock, Equity Awards and any other equity securities convertible into or exercisable or exchangeable for shares of Common Stock held by the Wheels Up Holders immediately following the Closing or shares of Common Stock issued with respect to or in exchange for Equity Awards on or after the Closing as permitted by this Agreement (other than the Investor Shares or shares of Common Stock acquired in the public market) and (b) any Earnout Securities and the shares of Common Stock issued with respect to or in exchange for such Earnout Securities (if applicable).
“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.
“Merger Agreement” shall have the meaning given in the Recitals hereto.
“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.
“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.
“Original RRA” shall have the meaning given in the Recitals hereto.
“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.
“Permitted Transferees” shall mean (a) with respect to the Sponsor and its respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 5.2 or the Insider Letter and any other applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; (b) with respect to the Wheels Up Holders and their respective Permitted Transferees, (i) prior to the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 5.2 and (ii) after the expiration of the Lock-up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; and (c) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom such Holder of Registrable Securities is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.
“Piggyback Registration” shall have the meaning given in Section 2.2.1.
“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.
“Registrable Security” shall mean (a) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement and any Investor Shares); (b) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (c) any shares of Common Stock issued with respect to or in exchange for Wheels Up PI Units; (d) any Additional Holder Common Stock; and (e) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b), (c) or (d) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B)(i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); (E) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act or any successor rules promulgated under the Securities Act; and (F) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:
(A)   all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B)   fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);
(C)   printing, messenger, telephone and delivery expenses;
(D)   reasonable fees and disbursements of counsel for the Company;
(E)   reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and
(F)   in an Underwritten Offering, Block Trade or Other Coordinated Offering, reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders.
“Registration Statement” shall mean any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
“Requesting Holders” shall have the meaning given in Section 2.1.5.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.
“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).
“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.
“Sponsor” shall have the meaning given in the Preamble hereto.
“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.
“Third Party Investor Stockholders” shall have the meaning given in the Recitals hereto.
“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.
“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.
“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.
“Wheels Up” shall have the meaning given in the Preamble hereto.
“Wheels Up Holders” shall have the meaning given in the Preamble hereto.
“Wheels Up PI Units” means the equity interests of Wheels Up designated as “PI Units” in the A&R LLC Agreement.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.
ARTICLE II
REGISTRATIONS AND OFFERINGS
2.1
Shelf Registration.

2.1.1   Filing. Within thirty (30) calendar days following the Closing Date, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the sixtieth (60th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 as soon as practicable after the Company is eligible to use a Form S-3 Shelf. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.5.
2.1.2   Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.5, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.5.
2.1.3   Additional Registrable Securities. Subject to Section 3.5, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Sponsor, a Wheels Up Holder or a Director Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Sponsor, the Wheels Up Holders and the Director Holders.
2.1.4   Requests for Underwritten Shelf Takedowns. Subject to Section 3.5, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor or a Wheels Up Holder (any of the Sponsor or a Wheels Up Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $100 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor and a Wheels Up Holder may each demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.
2.1.5   Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.
2.1.6   Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor or a Wheels Up Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the

Underwritten Shelf Takedown by the Sponsor, the Wheels Up Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor or a Wheels Up Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor or such Wheels Up Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred (i) in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6 and (ii) following a Withdrawal Notice if the Sponsor or a Wheels Up Holder elects to have the Company continue an Underwritten Shelf Takedown as set forth above.
2.2   Piggyback Registration.
2.2.1   Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade or (vi) an Other Coordinated Offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.
2.2.2   Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:
(a)   if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;
(b)   if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and
(c)   if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.
2.2.3   Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.
2.2.4   Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.
2.3   Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that is (a) an executive officer, (b) a director or (c) a Holder participating in such Underwritten Offering and holding in excess of one percent (1%) of the outstanding Common Stock (and for which it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement, the Investor Shares or shares of Common Stock acquired in the public market), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent (in each case, any discretionary release from such lock-up to apply on a pro rata basis among such Holders) or to a transferee of such Holder that is one of the persons described in Section 5.2(a)-(h) of this Agreement with respect to such Holder. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).
2.4   Block Trades; Other Coordinated Offerings.
2.4.1   Notwithstanding any other provision of this Article II, but subject to Section 3.5, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, with a total offering price reasonably expected to exceed, in the aggregate, either (x) $100 million or (y) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall, where applicable, use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.
2.4.2   Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3   Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.
2.4.4   The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).
2.4.5   A Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.
ARTICLE III
COMPANY PROCEDURES
3.1   General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:
3.1.1   prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;
3.1.2   prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;
3.1.3   prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;
3.1.4   prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such

Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;
3.1.5   cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;
3.1.6   provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;
3.1.7   advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;
3.1.8   at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.5), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);
3.1.9   notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.5;
3.1.10   in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; provided, further, that the participation of such representatives, Underwriters or financial institutions does not diminish the Company’s responsibility for Registration Expenses in connection with such Underwritten Offering, Block Trade, Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration or as otherwise set forth in this Agreement;
3.1.11   obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;
3.1.12   in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;
3.1.13
in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;
3.1.14   make available to its security holders, as soon as reasonably practicable, statement of operations covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);
3.1.15   with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and
3.1.16   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration, including by providing responses to customary due diligence requests made in connection therewith.
Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.
3.2   Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.
3.3   Stock Distributions. In connection with any Shelf or Shelf Takedown, if the Company shall receive a request from a Holder of Registrable Securities to effectuate a pro rata in-kind distribution or other similar transfer for no consideration of such Registrable Securities pursuant to such Registration to its members, partners, stockholders, as the case may be, then the Company shall deliver or cause to be delivered to the transfer agent and registrar for the Registrable Securities an opinion of counsel to the Company reasonably acceptable to such transfer agent and registrar that any legend referring to the Act may be removed upon such distribution or other transfer of such Registrable Securities pursuant to such Registration, provided that the distributee or transferee of such Registrable Securities is not and has not been for the preceding ninety (90) days an affiliate of Parent (as defined in Rule 405 promulgated under the Act). The Company’s obligations hereunder are conditioned upon the receipt of a representation letter reasonably acceptable to the Company from such Holder regarding such proposed pro rata in-kind distribution or other similar transfer for no consideration of such Registrable Securities.
3.4   Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved in good faith by the Company subject to its obligations in Section 3.1.13 and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.4 shall not affect the registration of the other Registrable Securities to be included in such Registration.
3.5   Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.
3.5.1   Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice and that the Company shall be responsible for Registration Expenses in connection with correcting the Misstatement), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.
3.5.2   Subject to Section 3.5.4, if the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under this Section 3.5.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.
3.5.3   Subject to Section 3.5.4, (a) during the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date ninety (90) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.
3.5.4   The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.5.2 or a registered offering pursuant to Section 3.5.3 shall be exercised by the Company, in the aggregate, for not more than seventy-five (75) consecutive calendar days or more than one hundred and twenty (120) total calendar days, in each case, during any twelve (12)-month period.
3.6   Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval

System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.6. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.
ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION
4.1   Indemnification.
4.1.1   The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from (a) any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein, or (b) any violation or alleged violation by the Company of the Securities Act, Exchange Act, or any state securities law or any rule or regulation thereunder. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.
4.1.2   In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.
4.1.3   Any person or entity entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
4.1.4   The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.
4.1.5   If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.
ARTICLE V
LOCK-UP
5.1   Lock-Up. Subject to Section 5.2, each Lock-up Party agrees that (a) it shall not Transfer any Lock-up Shares, (b) it shall not exchange any Wheels Up PI Unit or Wheels Up EO Unit for shares of Common Stock and (c) it shall not exercise a Rollover Option (as defined in the Merger Agreement) unless (i) such Lock-Up Party’s employment with the Company or one of its subsidiaries has been terminated and such Rollover Option would expire prior to the end of the Lock-up Period or (ii) such Rollover Option is exercised for cash only, in each case of (a)-(c) prior to the end of the Lock-up Period (the “Lock-up”).

5.2   Permitted Transferees. Notwithstanding the provisions set forth in Section 5.1, each Lock-up Party may Transfer the Lock-up Shares during the Lock-up Period (a) to (i) the Company’s officers or directors, (ii) any affiliates or family members of the Company’s officers or directors, (iii) any direct or indirect partners, members or equity holders of such Lock-up Party, any affiliates of such Lock-up Party, or any related investment funds or vehicles controlled, advised, sub-advised or managed by such persons or entities or their respective affiliates, including the same investment adviser, or (iv) any other Lock-up Party or any direct or indirect partners, members or equity holders of such other Lock-up Party, any affiliates of such other Lock-up Party or any related investment funds or vehicles controlled, advised, sub-advised or managed by such persons or entities or their respective affiliates, including the same investment adviser; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) to the partners, members or equity holders of such Lock-up Party by virtue of the Lock-up Party’s organizational documents, as amended, upon dissolution of the Lock-up Party; (f) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder; (g) to the Company; or (h) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the Closing Date. The parties acknowledge and agree that any Permitted Transferee of a Lock-up Party shall be subject to the transfer restrictions set forth in this ARTICLE V with respect to the Lock-Up Shares upon and after acquiring such Lock-Up Shares.
5.3   Termination of Existing Lock-Up. The lock-up provisions in this ARTICLE V shall supersede the lock-up provisions contained in Section 7 of the Insider Letter, which provisions in Section 7 of the Insider Letter shall be of no further force or effect as of the date of this Agreement.
5.4   Pro Rata Release. In the event that, during the Lock-Up Period, there is any release or waiver of any prohibition set forth in this ARTICLE V on the Transfer of Lock-Up Shares held by any director, officer or Holder of greater than 1% of the Company’s outstanding Common Stock, the same percentage of the total number of outstanding shares of Common Stock held by each Holder on the date of such release or waiver as the percentage of the total number of outstanding shares of Common Stock held by such director, officer or Holder of greater than 1% of the Company’s outstanding Common Stock on the date of such release or waiver that are the subject of such release or waiver shall be immediately and fully released on the same terms from the applicable prohibitions set forth herein, and the Company shall promptly provide written notice to all applicable Holders of such release or waiver.
ARTICLE VI
MISCELLANEOUS
6.1   Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 601 West 26th Street, New York, NY 10001; Attention: Chief Legal Officer; Email: laura.heltebran@wheelsup.com, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2   Assignment; No Third Party Beneficiaries.
6.2.1   This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.
6.2.2   Subject to Section 6.2.4 and Section 6.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees; provided, that, with respect to the Wheels Up Holders and the Sponsor, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (x) each of the Wheels Up Holders shall be permitted to transfer its rights hereunder as the Wheels Up Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Wheels Up Holder (it being understood that no such transfer shall reduce or multiply any rights of such Wheels Up Holder or such transferees), and (y) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor (it being understood that no such transfer shall reduce or multiply any rights of the Sponsor or such transferees), which, for the avoidance of doubt, shall include a transfer of its right in connection with a distribution of any Registrable Securities held by Sponsor to its members.
6.2.3   This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.
6.2.4   This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2.
6.2.5   No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 6.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 6.2 shall be null and void.
6.3   Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.
6.4   Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK
6.5   TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
6.6   Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock of the

Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Wheels Up Holder so long as such Wheels Up Holder and its affiliates hold, in the aggregate, shares of Common Stock and/or Wheels Up PI Units, which together represent on an as-converted basis, at least two percent (2%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
6.7   Other Registration Rights. Other than (i) the Third Party Investor Stockholders who have registration rights with respect to their Investor Shares pursuant to their respective Subscription Agreements (if applicable) and (ii) as provided in the Warrant Agreement, dated as of September 25, 2020, between the Company and Continental Stock Transfer & Trust Company, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. The Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder (such rights “Competing Registration Rights”) without (a) the prior written consent of (i) the Sponsor (for so long as the Sponsor and its affiliates hold, in the aggregate, at least one percent (1%) of the outstanding shares of Common Stock of the Company), (ii) upon a transfer by the Sponsor pursuant to Section 6.2.2(y), a majority-in-interest of such Permitted Transferees of the Sponsor (so long as such Permitted Transferees of the Sponsor hold any Registrable Securities), and (iii) each Wheels Up Holder which, together with its affiliates hold, in the aggregate, shares of Common Stock and Wheels Up PI Units, which together represent on an as-converted basis, at least one percent (1%) of the outstanding shares of Common Stock of the Company, or (b) granting economically and legally equivalent rights to the Holders hereunder such that the Holders shall receive the benefit of such more favorable or senior terms and conditions. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
6.8   Term. This Agreement shall terminate on the earlier of (a) the tenth anniversary of the date of this Agreement or (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.6 and Article IV shall survive any termination.
6.9   Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.
6.10   Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 6.2 hereof, subject to the prior written consent of each of the Sponsor, and each Wheels Up Holder (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least two percent (2%) of the outstanding shares of Common Stock of the Company, taking into account any Wheels Up PI Units held by such Holder and its affiliates on an as-converted basis), the Company may make any person or entity who acquires Common Stock or Wheels Up PI Units, or rights to acquire Common Stock or Wheels Up PI Units after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock and Wheels Up PI Units then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

6.11   Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
6.12   Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.
6.13   Adjustments. If, and as often as, there are any changes in the Registrable Securities by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or sale, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Registrable Securities as so changed.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.
COMPANY:
Wheels Up Experience Inc.
a Delaware corporation
By:

Name:
Title:
HOLDERS:
Aspirational Consumer Lifestyle Sponsor LLC
a Cayman Islands limited liability company
By:

Name:
Title:
[Entity Wheels Up Holders]
a [•]
By:

Name:
Title:
[Signature Page to Amended and Restated Registration Rights Agreement]

[Individual Wheels Up Holders]

Leo Austin

Neil Jacobs

Frank Newman
[Signature Page to Amended and Restated Registration Rights Agreement]

Schedule 1
Wheels Up Holders
1.
Delta Air Lines, Inc. or DPJ Holdco, Inc., as applicable

2.
T. Rowe Price New Horizons Fund, Inc.

3.
T. Rowe Price New Horizons Trust

4.
T. Rowe Price U.S. Equities Trust

5.
Mag & Co fbo Fidelity Growth Company Commingled Pool

6.
Mag & Co fbo Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund

7.
Powhattan & Co., LLC fbo Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund

8.
Booth & Co fbo Fidelity Securities Fund: Fidelity OTC Portfolio

9.
New Enterprise Associates 15, L.P.

10.
Talon Aviation, Inc.

11.
Franklin Growth Opportunities Fund

12.
Franklin Small Cap Growth Fund

13.
Kenny Dichter

14.
Lee Applbaum

15.
Tom Bergeson

16.
Dan Crowe

17.
Stephanie Chung

18.
Lee Gossett

19.
Greg Greeley

20.
Henry Schachar

21.
Laura Heltebran

22.
Jason Horowitz

23.
Eric Jacobs

24.
Francesca Molinari

25.
Ken Napolitano

26.
Daniel Tharp

27.
David Adelman

28.
Tim Armstrong

29.
Chih Cheung

30.
Alan Goldfarb

31.
Eric Phillips*

32.
Brian Radecki

33.
Erik Snell*

* Such individuals are included in their capacities as directors only and are not equityholders of Wheels Up or the Company.

Exhibit A
REGISTRATION RIGHTS AGREEMENT JOINDER
The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [•], 2021 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Wheels Up Experience Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.
By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as a Holder, and the undersigned’s (and its transferees’) shares of Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.
For purposes of this Joinder, “Excluded Sections” shall mean [           ].
Accordingly, the undersigned has executed and delivered this Joinder as of the                   day of                  , 20  .

Signature of Stockholder

Print Name of Stockholder
Its:
Address:

Agreed and Accepted as of
                 , 20
Wheels Up Experience Inc.
By:

Name:
Its:

Annex H
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on February 1, 2021, by and between Aspirational Consumer Lifestyle Corp., a Cayman Islands exempted company (“ASPL”), and the undersigned subscriber (the “Investor”).
WHEREAS, this Subscription Agreement is being entered into in connection with the Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among ASPL, Wheels Up Partners Holdings LLC, a Delaware limited liability company (the “Company”), KittyHawk Merger Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of ASPL (“ASPL Merger Sub”), Wheels Up Blocker Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of ASPL (“WUP Blocker Sub”), the Blocker Merger Subs (as defined in the Transaction Agreement) and the Blockers (as defined in the Transaction Agreement), pursuant to which, among other things, the Blockers will simultaneously merge with and into the Blocker Merger Subs, with the Blockers surviving each merger as wholly owned subsidiaries of ASPL, followed by a simultaneous merger of the Blockers with and into WUP Blocker Sub, with WUP Blocker Sub surviving each merger, followed by a merger of ASPL Merger Sub with and into the Company, with the Company surviving as a subsidiary of ASPL, and ASPL will change its name to “Wheels Up Experience Inc.”, on the terms and subject to the conditions therein (such mergers, collectively, the “Transaction”);
WHEREAS, prior to the closing of the Transaction (and as more fully described in the Transaction Agreement), ASPL will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”);
WHEREAS, in connection with the Transaction, ASPL is seeking commitments from interested investors to purchase, following the Domestication and prior to the closing of the Transaction, shares of ASPL’s Class A ordinary shares, par value $0.001 per share, as such shares will exist as Class A common stock following the Domestication (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Subscription Price”);
WHEREAS, the aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount”; and
WHEREAS, substantially concurrently with the execution of this Subscription Agreement, ASPL is entering into: (a) separate subscription agreements with certain other investors that are existing directors or officers of the Company with an aggregate purchase price of $2,500,000 (collectively, the “Insider PIPE Investors” and, such investment, the “Insider PIPE Investment”); and (b) separate subscription agreements (collectively, the “Other Subscription Agreements”) with certain investors (other than the Insider PIPE Investors) (the “Other Investors”) with an aggregate purchase price of $547,500,000 (inclusive of the Subscription Amount) (the “PIPE Investment”).
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and ASPL acknowledges and agrees as follows:
1.   Subscription.   The Investor hereby irrevocably subscribes for and agrees to purchase from ASPL the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein. The Investor acknowledges and agrees that, as a result of the Domestication, the Shares that will be issued pursuant hereto shall be shares of common stock in a Delaware corporation (and not shares in a Cayman Islands exempted company).
2.   Closing.   The closing of the sale of the Shares contemplated hereby (the “Closing”) shall occur on a closing date (the “Closing Date”) specified in the Closing Notice (as defined below), and be conditioned upon the prior or substantially concurrent consummation of the Transaction (the closing date of the Transaction, the “Transaction Closing Date”). Upon delivery of written notice from (or on behalf of) ASPL to the Investor (the “Closing Notice”), that ASPL reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on an expected Transaction Closing Date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver the Subscription Amount three (3) business days prior to the expected Closing Date by wire transfer of United States dollars in immediately available funds to the account(s) specified by ASPL in the Closing Notice. On the Closing Date, ASPL shall issue the Shares to the Investor and subsequently cause the Shares to be registered in book entry form in the name of the Investor on ASPL share register and will provide to the Investor, upon request by the Investor, evidence of such issuance from ASPL’s transfer agent. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York or governmental authorities in the Cayman Islands (for so long as ASPL remains domiciled in Cayman Islands) are authorized or required by law to close. Prior to or at the Closing, Investor shall deliver to ASPL a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. In the event the Transaction Closing Date does not occur within two (2) business days after the Closing Date under this Subscription Agreement, ASPL shall promptly (but not later than two (2) business days thereafter) return the Subscription Amount to the Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor, and any book-entries for the Shares shall be deemed repurchased and cancelled; provided that, unless this Subscription Agreement has been terminated pursuant to Section 8 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its obligation to purchase the Shares at the Closing in the event ASPL delivers a subsequent Closing Notice in accordance with this Section 2.
3.   Closing Conditions.   The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions: (a) there shall not be in force any injunction or order enjoining or prohibiting the issuance and sale of the Shares under this Subscription Agreement; (b) the terms of the Transaction Agreement (including the conditions thereto) shall not have been amended or waived in a manner that is materially adverse to the Investor (in its capacity as such); (c)(i) solely with respect to the Investor’s obligation to close, the representations and warranties made by ASPL, and (ii) solely with respect to the ASPL’s obligation to close, the representations and warranties made by the Investor, in each case, in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date other than (x) those representations and warranties qualified by materiality, Material Adverse Effect or similar qualification, which shall be true and correct in all respects as of the Closing Date and (y) those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects (or, if qualified by materiality, Material Adverse Effect or similar qualification, all respects) as of such date, in each case without giving effect to the consummation of the Transactions; and (d) solely with respect to ASPL’s obligation to close, the Investor shall have delivered to the Placement Agents (as defined below) a signed copy of the investor representation letter addressed to the Placement Agents in the form of Exhibit I attached hereto and dated as of the Closing Date.
4.   Further Assurances.   At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.
5.   ASPL Representations and Warranties.   ASPL represents and warrants to the Investor that:
(a)   ASPL is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). ASPL has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Domestication, ASPL will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware.
(b)   As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under ASPL’s organizational documents (as in effect at such time of issuance) or under the Delaware General Corporation Law or laws of the Cayman Islands, as the case may be.

(c)   This Subscription Agreement has been duly authorized, executed and delivered by ASPL and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against ASPL in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.
(d)   The issuance and sale by ASPL of the Shares pursuant to this Subscription Agreement will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of ASPL or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which ASPL or any of its subsidiaries is a party or by which ASPL or any of its subsidiaries is bound or to which any of the property or assets of ASPL is subject that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of ASPL and its subsidiaries, taken as a whole (a “Material Adverse Effect”), or materially affect the validity of the Shares or the legal authority of ASPL to comply in all material respects with its obligations under this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of ASPL; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over ASPL or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of ASPL to comply in all material respects with its obligations under this Subscription Agreement.
(e)   As of their respective filing dates, all reports required to be filed by ASPL with the U.S. Securities and Exchange Commission (the “SEC”) since September 25, 2020 (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder. None of the SEC Reports filed under the Exchange Act included, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that ASPL makes no such representation or warranty with respect to any registration statement or any proxy statement/prospectus to be filed by ASPL with respect to the Transaction or any other information relating to the Company or any of its affiliates included in any SEC Report or filed as an exhibit thereto. ASPL has timely filed with the SEC each SEC Report that ASPL was required to file with the SEC. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received by ASPL from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.
(f)   ASPL is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the issuance of the Shares pursuant to this Subscription Agreement, other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) the filings required in accordance with Section 12 of this Subscription Agreement; (iv) those required by the New York Stock Exchange or Nasdaq, including with respect to obtaining approval of ASPL’s stockholders, and (v) the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(g)   As of the date hereof, ASPL has not received any written communication from a governmental authority that alleges that ASPL is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(h)   Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”), is required for the offer and sale of the Shares by ASPL to the Investor.

(i)   Neither ASPL nor any person acting on its behalf has offered or sold the Shares by any form of general solicitation or general advertising in violation of the Securities Act.
(j)   As of the date hereof, the issued and outstanding Class A ordinary shares of ASPL are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE. Following the Domestication, the Shares are expected to be registered under the Exchange Act and to be listed for trading on the NYSE. There is no suit, action, proceeding or investigation pending or, to the knowledge of ASPL, threatened against ASPL by the NYSE or the SEC with respect to any intention by such entity to deregister the Shares or prohibit or terminate the listing of the Shares on the NYSE, excluding, for the purposes of clarity, the customary ongoing review by NYSE in connection with the Transaction and any action in connection with the pre-Domestication Class A ordinary shares of ASPL in connection with the Domestication. ASPL has taken no action that is designed to terminate the registration of the Shares under the Exchange Act prior to the Closing.
(k)   ASPL is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Shares other than to the Placement Agents (as defined below).
(l)   The Other Subscription Agreements reflect the same Per Share Subscription Price and other terms with respect to the purchase of the Shares that are no more favorable to such subscriber thereunder than the terms of this Subscription Agreement, other than terms particular to the regulatory requirements of such subscriber or its affiliates or related funds that are mutual funds or are otherwise subject to regulations related to the timing of funding and the issuance of the related Shares. For the avoidance of doubt, this Section 5(l) shall not apply to any document entered into in connection with the Insider PIPE Investment; provided, however, that such Insider PIPE Investment shall be with respect to the same class of common stock being acquired by the Investor hereunder and at the same Per Share Subscription Price.
(m)   ASPL acknowledges and agrees that, notwithstanding anything herein to the contrary, the Shares may be pledged by Investor in connection with a bona fide margin agreement, which shall not be deemed to be a transfer, sale or assignment of the Shares hereunder, and Investor effecting a pledge of Shares shall not be required to provide ASPL with any notice thereof or otherwise make any delivery to ASPL pursuant to this Agreement. ASPL hereby agrees to execute and deliver such documentation as a pledgee of the Shares may reasonably request in connection with a pledge of the Shares to such pledgee by Investor.
6.   Investor Representations and Warranties.   The Investor represents and warrants to ASPL that:
(a)   The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). The Investor is not an entity formed for the specific purpose of acquiring the Shares and is an “institutional account” as defined by FINRA Rule 4512(c).
(b)   The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Shares have not been registered under the Securities Act and that ASPL is not required to register the Shares except as set forth in Section 7 of this Subscription Agreement. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to ASPL or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions, and that any certificates or book entries representing the Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares will be subject to the foregoing transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act, and that the provisions of Rule 144(i) will apply to the Shares. The Investor acknowledges and agrees that it has been advised to consult legal, tax and accounting prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.
(c)   The Investor acknowledges and agrees that the Investor is purchasing the Shares from ASPL. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of ASPL, the Company, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of ASPL expressly set forth in Section 5 of this Subscription Agreement.
(d)   The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to ASPL, the Transaction and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that it has reviewed ASPL’s filings with the SEC. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.
(e)   The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and ASPL, the Company or a representative of ASPL or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and ASPL, the Company or a representative of ASPL or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, ASPL, the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing), other than the representations and warranties of ASPL contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in ASPL.
(f)   The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in ASPL’s filings with the SEC. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor acknowledges that Investor shall be responsible for any of the Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither ASPL nor the Company has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by the Subscription Agreement.
(g)   Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in ASPL. The Investor acknowledges specifically that a possibility of total loss exists.

(h)   In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor and the representations and warranties of ASPL in Section 5. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing concerning ASPL, the Company, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.
(i)   The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.
(j)   The Investor has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
(k)   The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory has legal competence and capacity to execute the same or the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding agreement of ASPL, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
(l)   Neither the Investor nor any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function, is (i) a person named on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List, or any other similar list of sanctioned persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), or any similar list of sanctioned persons administered by the European Union or any individual European Union member state, including the United Kingdom (collectively, “Sanctions Lists”); (ii) directly or indirectly owned or controlled by, or acting on behalf of, one or more persons on a Sanctions List; (iii) organized, incorporated, established, located or resident, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the European Union or any individual European Union member state, including the United Kingdom; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The Investor represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Investor also represents that it maintains policies and procedures reasonably designed to ensure compliance with sanctions administered by the United States, the European Union, or any individual European Union member state, including the United Kingdom, to the extent applicable to it. The Investor further represents that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

(m)   If the Investor is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws,” and together with ERISA Plans, “Plans”), the Investor represents and warrants that (A) neither ASPL nor any of its affiliates has provided investment advice or has otherwise acted as the Plan’s fiduciary, with respect to its decision to acquire and hold the Shares, and none of the parties to the Transaction is or shall at any time be the Plan’s fiduciary with respect to any decision in connection with the Investor’s investment in the Shares; and (B) its purchase of the Shares will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or any applicable Similar Law.
(n)   The Investor is not a foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244).
(o)   No disclosure or offering document has been prepared by Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC (collectively, the “Placement Agents”) or any of their respective affiliates in connection with the offer and sale of the Shares.
(p)   None of the Placement Agents, nor any of their respective affiliates, nor any control persons, officers, directors, employees, agents or representatives of any of the foregoing has made any independent investigation with respect to ASPL, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by ASPL.
(q)   In connection with the issue and purchase of the Shares, none of the Placement Agents, nor any of their respective affiliates, has acted as the Investor’s financial advisor or fiduciary.
(r)   The Investor has or has commitments to have and, when required to deliver payment to ASPL pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.
7.   Registration Rights.
(a)   ASPL agrees that, within thirty (30) calendar days following the Closing Date (such deadline, the “Filing Deadline”), ASPL will submit to or file with the SEC a registration statement for a shelf registration on Form S-1 or Form S-3 (if ASPL is then eligible to use a Form S-3 shelf registration) (the “Registration Statement”), in each case, covering the resale of the Shares acquired by the Investor pursuant to this Agreement which are eligible for registration (determined as of two (2) business days prior to such submission or filing) (the “Registrable Shares”) and ASPL shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day following the filing date thereof if the SEC notifies ASPL that it will “review” the Registration Statement and (ii) the 10th business day after the date ASPL is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, however, that ASPL’s obligations to include the Registrable Shares in the Registration Statement are contingent upon Investor furnishing in writing to ASPL such information regarding Investor or its permitted assigns, the securities of ASPL held by Investor and the intended method of disposition of the Registrable Shares (which shall be limited to non-underwritten public offerings) as shall be reasonably requested by ASPL to effect the registration of the Registrable Shares, and Investor shall execute such documents in connection with such registration as ASPL may reasonably request that are customary of a selling stockholder in similar situations, including providing that ASPL shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement, if applicable, as permitted hereunder; provided that Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Shares. For as long as the Investor holds Shares, ASPL will use commercially reasonable efforts to file all reports for so long as the condition in Rule 144(c)(1) (or Rule 144(i)(2), if applicable) is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Shares pursuant to Rule 144 of the Securities Act (in each case, when Rule 144 of the Securities Act becomes available to the Investor). Any failure by ASPL to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Deadline shall not otherwise relieve ASPL of its obligations to file or effect the Registration Statement as set forth above in this Section 7.
(b)   At its expense ASPL shall:
(i)   except for such times as ASPL is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which ASPL determines to obtain, continuously effective with respect to Investor, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (A) Investor ceases to hold any Registrable Shares, (B) the date all Registrable Shares held by Investor may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for ASPL to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (C) two (2) years from the date of effectiveness of the Registration Statement. The period of time during which ASPL is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period”;
(ii)   during the Registration Period, advise Investor, as expeditiously as possible:
(1)   when a Registration Statement or any amendment thereto has been filed with the SEC;
(2)   after it shall receive notice or obtain knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;
(3)   of the receipt by ASPL of any notification with respect to the suspension of the qualification of the Registrable Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(4)   subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.
Notwithstanding anything to the contrary set forth herein, ASPL shall not, when so advising Investor of such events, provide Investor with any material, nonpublic information regarding ASPL other than to the extent that providing notice to Investor of the occurrence of the events listed in (1) through (4) above constitutes material, nonpublic information regarding ASPL;
(iii)   during the Registration Period, use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;
(iv)   during the Registration Period, upon the occurrence of any event contemplated in Section 7(b)(ii)(4) above, except for such times as ASPL is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, ASPL shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(v)   during the Registration Period, use its commercially reasonable efforts to cause all Registrable Shares to be listed on each securities exchange or market, if any, on which the shares of Class A common stock issued by ASPL have been listed;
(vi)   during the Registration Period, use its commercially reasonable efforts to allow the Investor to review disclosure regarding the Investor in the Registration Statement; and
(vii)   during the Registration Period, otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Investor, consistent with the terms of this Agreement, in connection with the registration of the Registrable Shares.
(c)   Notwithstanding anything to the contrary in this Subscription Agreement, ASPL shall be entitled to delay the filing or effectiveness of, or suspend the use of, the Registration Statement if it determines that in order for the Registration Statement not to contain a material misstatement or omission, (i) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act or (ii) the negotiation or consummation of a transaction by ASPL or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event ASPL’s board of directors reasonably believes would require additional disclosure by ASPL in the Registration Statement of material information that ASPL has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of ASPL’s board of directors to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that ASPL may not delay or suspend the Registration Statement on more than three occasions or for more than ninety (90) consecutive calendar days, or more than one hundred and twenty (120) total calendar days in each case during any twelve-month period. Upon receipt of any written notice from ASPL of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the prospectus) not misleading, Investor agrees that (i) it will immediately discontinue offers and sales of the Registrable Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Investor receives copies of a supplemental or amended prospectus (which ASPL agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by ASPL that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by ASPL unless otherwise required by law or subpoena. If so directed by ASPL, Investor will deliver to ASPL or, in Investor’s sole discretion destroy, all copies of the prospectus covering the Registrable Shares in Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Shares shall not apply (A) to the extent Investor is required to retain a copy of such prospectus (1) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (2) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

(d)   Indemnification.
(i)   ASPL agrees to indemnify, to the extent permitted by law, Investor (to the extent a seller under the Registration Statement), its directors, officers, partners, managers, members, stockholders, agents and each person who controls Investor (within the meaning of the Securities Act), to the extent permitted by law, against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including reasonable and documented attorneys’ fees of one law firm) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to ASPL by or on behalf of such Investor expressly for use therein.
(ii)   In connection with any Registration Statement in which an Investor is participating, such Investor shall furnish (or cause to be furnished) to ASPL in writing such information and affidavits as ASPL reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify ASPL, its directors and officers and each person or entity who controls ASPL (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained (or not contained in, in the case of an omission) in any information or affidavit so furnished in writing by on behalf of such Investor expressly for use therein; provided, however, that the liability of such Investor shall be several and not joint with any other investor and shall be limited to the net proceeds received by such Investor from the sale of Registrable Shares giving rise to such indemnification obligation.
(iii)   Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(iv)   The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

(v)   If the indemnification provided under this Section 7(d) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of the Investor shall be limited to the net proceeds received by such Investor from the sale of Registrable Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 7(d)(i), (ii) and (iii) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(d)(v) from any person or entity who was not guilty of such fraudulent misrepresentation.
(e)   If the Shares acquired hereunder are either eligible to be sold (i) pursuant to an effective Registration Statement or (ii) without restriction under, and without ASPL being in compliance with the current public information requirements of, Rule 144 under the Securities Act, then at the Subscriber’s request, ASPL will reasonably cooperate with ASPL’s transfer agent, such that any remaining restrictive legend set forth on such Shares will be removed in connection with a sale of such shares.
8.   Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) if the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied at, or are not capable of being satisfied on or prior to, the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be or are not consummated at the Closing and (d) July 31, 2021 if the closing of the Transaction has not occurred on or before such date; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. ASPL shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the termination of this Subscription Agreement in accordance with this Section 8, any monies paid by the Investor to ASPL in connection herewith shall be promptly (and in any event within one business day after such termination) returned to the Investor.
9.   Trust Account Waiver.   The Investor acknowledges that ASPL is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving ASPL and one or more businesses or assets. The Investor further acknowledges that, as described in ASPL’s prospectus relating to its initial public offering dated September 22, 2020 (the “IPO Prospectus”) available at www.sec.gov, substantially all of ASPL’s assets consist of the cash proceeds of ASPL’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of ASPL, its public shareholders and the underwriter of ASPL’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to ASPL to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the IPO Prospectus. For and in consideration of ASPL entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, that nothing in this Section 9 shall be deemed to limit the Investor’s right, title, interest or claim to the Trust Account by virtue of the Investor’s record or beneficial ownership of Class A ordinary shares of ASPL acquired by any means other than pursuant to this Subscription Agreement.
10.   Miscellaneous.
(a)   Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned, other than an assignment to any fund or account managed by the same investment manager as the Investor or an affiliate thereof, subject to, if such transfer or assignment is prior to the Closing, such transferee or assignee, as applicable, executing a joinder to this Subscription Agreement or a separate subscription agreement in substantially the same form as this Subscription Agreement, including with respect to the Subscription Amount and other terms and conditions, provided, that, in the case of any such transfer or assignment, the initial party to this Subscription Agreement shall remain bound by its obligations under this Subscription Agreement in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of Shares contemplated hereby. Neither this Subscription Agreement nor any rights that may accrue to ASPL hereunder or any of ASPL’s obligations may be transferred or assigned other than pursuant to the Transaction.
(b)   ASPL may request from the Investor such additional information as ASPL may deem necessary to evaluate the eligibility of the Investor to acquire the Shares and in connection with the inclusion of the Shares in the Registration Statement, and the Investor shall provide such information as may reasonably be requested, to the extent readily available and to the extent consistent with its internal policies and procedures. The Investor acknowledges that ASPL may file a form of this Subscription Agreement with the SEC as an exhibit to a current or periodic report or a registration statement of ASPL.
(c)   The Investor acknowledges that ASPL and the Placement Agents (as third party beneficiaries with the right to enforce Section 4, Section 5, Section 6, Section 10, and Section 11 hereof on their own behalf and not, for the avoidance of doubt, on behalf of ASPL) will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify ASPL and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties of the Investor set forth herein are no longer accurate.
(d)   ASPL, the Placement Agents and the Investor are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
(e)   All of the representations and warranties contained in this Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party hereto in this Subscription Agreement shall survive the Closing.
(f)   This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto and, to the extent required by the Transaction Agreement, the Company. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
(g)   This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 7(d),

Section 10(c) and Section 10(d) with respect to the persons referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.
(h)   Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
(i)   If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(j)   This Subscription Agreement may be executed in one or more counterparts (including by electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(k)   The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.
(l)   THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF DELAWARE, OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE) SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN THIS SECTION 10(l) OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRED THE APPLICATION OF THE LAW OF ANY OTHER STATE.
(m)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS

CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10(m).
11.   Non-Reliance and Exculpation.   The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of ASPL expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in ASPL. The Investor acknowledges and agrees that none of (i) any Other Investor pursuant to this Subscription Agreement or any Other Subscription Agreement related to the private placement of the Shares (including the investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, (iii) any other party to the Transaction Agreement (other than ASPL), or (iv) any affiliates, or any control persons, officers, directors, employees, partners, agents or representatives of any of ASPL, the Company or any other party to the Transaction Agreement shall be liable to the Investor, or to any Other Investor, pursuant to this Subscription Agreement or any Other Subscription Agreement related to the private placement of the Shares, the negotiation hereof or thereof or the subject matter hereof or thereof, or the transactions contemplated hereby or thereby, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares.
12.   Press Releases.   ASPL shall, by 9:00 a.m., New York City time, on the first business day immediately following the date of this Subscription Agreement, issue one or more press releases or furnish or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, the PIPE Investment, all material terms of the Transaction and any other material, non-public information that ASPL, or any of its officers, employees or agents on behalf of ASPL, has provided to the Investor at any time prior to the filing of the Disclosure Document. From and after the disclosure of the Disclosure Document, the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with ASPL or any of its affiliates, and, to the knowledge of ASPL, the Investor shall not be in possession of any material, non-public information received from ASPL or any of its officers, directors, employees or agents. All press releases or other public communications relating to the transactions contemplated hereby between ASPL and the Investor, and the method of the release for publication thereof, shall be subject to the prior approval of (i) ASPL, and (ii) the Investor to the extent such press release or public communication references the Investor or its affiliates or investment advisers by name or any trademark owned by the Investor, its affiliates or its investment advisers. The restriction in this Section 12 shall not apply to the extent the public announcement is required by applicable securities law, any governmental authority or stock exchange rule; provided, that in such an event, the applicable party shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.
13.   Notices.   All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:
If to the Investor, to the address provided on the Investor’s signature page hereto.
If to ASPL, to:
Aspirational Consumer Lifestyle Corp.
1 Kim Seng Promenade
#18-07/12 Great World City
Singapore 237994
Attention: Gilbert Ong
Email:      gilbert.ong@turmericap.com
with copies to (which shall not constitute notice), to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention: Howard L. Ellin
              Christopher M. Barlow
              P. Michelle Gasaway
Email:       howard.ellin@skadden.com
                christopher.barlow@skadden.com
              michelle.gasaway@skadden.com
and
Wheels Up Partners Holdings LLC
601 West 26th Street
New York, New York 10001
Attention: Jason Horowitz
Email:       jhorowitz@wheelsup.com
with copies to (which shall not constitute notice), to:
Arnold & Porter Kaye Scholer LLP
250 West 55th Street
New York, New York 10019
Attention: Thomas Yadlon
                John Geelan
Email:        thomas.yadlon@arnoldporter.com
                john.geelan@arnoldporter.com
or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.
Name of Investor:	State/Country of Formation or Domicile:
By:
Name:
Title:
Name in which Shares are to be registered (if different):	Date: , 2021
Investor’s EIN:
Business Address-Street:	Mailing Address-Street (if different):
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
Number of Shares subscribed for:
Aggregate Subscription Amount: $	Price Per Share: $10.00
You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by ASPL in the Closing Notice.
[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, ASPL has accepted this Subscription Agreement as of the date set forth below.
ASPIRATIONAL CONSUMER LIFESTYLE CORP.
By:

Name: Ravi Thakran
Title:   Chief Executive Officer
Date: February 1, 2021
[Signature Page to Subscription Agreement]

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF THE INVESTOR
A.
INVESTOR CITIZENSHIP

(Please check the applicable subparagraphs):
☐
We are a “Citizen of the United States” (within the meaning of 49 U.S.C. § 40102(a)(15), as interpreted and applied by the United States Department of Transportation and/or the Secretary of Transportation, or any person, governmental department, bureau, authority, commission or agency succeeding to the functions thereof.)

☐
We are not a “Citizen of the United States” (within the meaning of 49 U.S.C. § 40102(a)(15) as described above)

B.
QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):

☐
We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

C.
INSTITUTIONAL ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):

1.
☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.
☐ We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”
☐
Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐
Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐
Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐
Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐
Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐
Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

This page should be completed by the Investor and constitutes a part of the Subscription Agreement.
[Schedule A to Subscription Agreement]

Exhibit I
Morgan Stanley & Co. LLC
1585 Broadway
New York, New York 10036
Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, New York 10010
Re:
Purchase of shares of Class A Ordinary Shares, par value $0.0001 per share (the “Securities”) issued by Aspirational Consumer Lifestyle Corp. (the “Company”)

Ladies and Gentlemen:
In connection with the offer and sale of the Securities to be issued by the Company, we represent, warrant, agree and acknowledge as follows:
1.   No disclosure or offering document has been prepared in connection with the offer and sale of the Securities by the Placement Agents or any of their affiliates.
2.   (a) We have conducted our own investigation of the Company and the Securities and we have not relied on any statements or other information provided by the Placement Agents concerning the Company or the Securities or the offer and sale of the Securities, (b) we have had access to, and an adequate opportunity to review, financial and other information as we deem necessary to make our decision to purchase the Securities, (c) we have been offered the opportunity to ask questions of the Company and received answers thereto, as we deemed necessary in connection with our decision to purchase the Securities; and (d) we have made our own assessment and have satisfied ourselves concerning the relevant tax and other economic considerations relevant to our investment in the Securities.
3.   Each Placement Agent and its directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company or the Securities or the accuracy, completeness or adequacy of any information supplied to us by the Company.
4.   In connection with the issue and purchase of the Securities, the Placement Agents have not acted as our financial advisor or fiduciary.
5.   We are (x) a qualified institutional buyer (as defined in Rule 144A of the Securities Act of 1933 as amended (the “Securities Act”)), or (y) an accredited investor (as defined in Rule 501 of the Securities Act). Accordingly, we understand that the offering meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J).
6.   We (i) are an institutional account as defined in FINRA Rule 4512(c), (ii) are a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) have exercised independent judgment in evaluating our participation in the purchase of the Securities. Accordingly, we understand that the offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).
7.   We are aware that the sale to us is being made in reliance on a private placement exemption from registration under the Securities Act and are acquiring the Securities for our own account or for an account over which we exercise sole discretion for another qualified institutional buyer or accredited investor.
8.   We are able to fend for ourselves in the transactions contemplated herein; have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our prospective investment in the Securities; and have the ability to bear the economic risks of our prospective investment and can afford the complete loss of such investment.

9.   The Securities have not been registered under the Securities Act or any other applicable securities laws, are being offered for resale in transactions not requiring registration under the Securities Act, and unless so registered, may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities laws, pursuant to any exemption therefrom or in a transaction not subject thereto.
Very truly yours,

(Print Investor name)
By:

Name:
Title:
Date:

Annex I
EQUITYHOLDER SUPPORT AGREEMENT
This Equityholder Support Agreement (this “Agreement”) is dated as of February 1, 2021, by and among Aspirational Consumer Lifestyle Corp., a Cayman Islands exempted company limited by shares (which shall domesticate as a Delaware corporation prior to the Closing (as defined in the Merger Agreement (as defined below))) (“Acquiror”), the Persons set forth on Schedule I attached hereto (each, a “Company Equityholder”, and collectively, the “Company Equityholders”) and Wheels Up Partners Holdings LLC, a Delaware limited liability company (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).
RECITALS
WHEREAS, as of the date hereof, the Company Equityholders are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of such number of Company Equity Interests as are indicated opposite each of their names on Schedule I attached hereto (all such Company Equity Interests, together with any Company Equity Interests of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by any such Company Equityholder during the period from the date hereof through the Expiration Time are referred to herein as the “Subject Interests”);
WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, KittyHawk Merger Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), Wheels Up Blocker Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Acquiror (“Blocker Sub”), KittyHawk Blocker Sub I Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub I”), KittyHawk Blocker Sub II Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub II”), KittyHawk Blocker Sub III Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub III”), KittyHawk Blocker Sub IV Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub IV”), KittyHawk Blocker Sub V Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub V”), KittyHawk Blocker Sub VI Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub VI”), KittyHawk Blocker Sub VII Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub VII”), KittyHawk Blocker Sub VIII Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub VIII”), KittyHawk Blocker Sub IX Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Blocker Merger Sub IX”, and together with Blocker Merger Sub I, Blocker Merger Sub II, Blocker Merger Sub III, Blocker Merger Sub IV, Blocker Merger Sub V, Blocker Merger Sub VI, Blocker Merger Sub VII, Blocker Merger Sub VIII, the “Blocker Merger Subs”), Wheels Up NHF LLC, a Delaware limited liability company (“WUNHF Blocker”), Wheels Up NHT LLC, a Delaware limited liability company (“WUNHT Blocker”), Wheels Up USET LLC, a Delaware limited liability company (“WUUSET Blocker”), GRTHCOCP WU Holdings LLC, a Delaware limited liability company (“GRTHCOCP Blocker”), FSGRWCO WU Holdings LLC, a Delaware limited liability company (“FSGRWCO Blocker”), GROWTHCO WU Holdings LLC, a Delaware limited liability company (“GROWTHCO Blocker”), OTC WU Holdings LLC, a Delaware limited liability company (“OTC Blocker”), NEA 15 Wheels Up Holdings, LLC, a Delaware limited liability company (“NEA15 Blocker”), DPJ Holdco Inc., a Delaware corporation (“DPJ Blocker”, and together with the WUNHF Blocker, the WUNHT Blocker, the WUUSET Blocker, the GRTHCOCP Blocker, the FSGRWCO Blocker, the GROWTHCO Blocker, the OTC Blocker and the NEA15 Blocker, the “Blockers”), and the Company have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, (A) simultaneously (i) Blocker Merger Sub I is to merge with and into WUNHF Blocker, the separate entity existence of Blocker Merger Sub I to cease and WUNHF Blocker to be the surviving entity and a wholly owned subsidiary of Acquiror, (ii) Blocker Merger Sub II is to merge with and into WUNHT Blocker, the separate entity existence of Blocker Merger Sub II to cease and WUNHT Blocker to be the surviving entity and a wholly owned subsidiary of Acquiror, (iii) Blocker Merger Sub III is to merge with and into WUUSET Blocker, the separate entity existence of Blocker Merger Sub III to cease and WUUSET

Blocker to be the surviving entity and a wholly owned subsidiary of Acquiror, (iv) Blocker Merger Sub IV is to merge with and into GRTHCOCP Blocker, the separate entity existence of Blocker Merger Sub IV to cease and GRTHCOCP Blocker to be the surviving entity and a wholly owned subsidiary of Acquiror, (v) Blocker Merger Sub V is to merge with and into FSGRWCO Blocker, the separate entity existence of Blocker Merger Sub V to cease and FSGRWCO Blocker to be the surviving entity and a wholly owned subsidiary of Acquiror, (vi) Blocker Merger Sub VI is to merge with and into GROWTHCO Blocker, the separate entity existence of Blocker Merger Sub VI to cease and GROWTHCO Blocker to be the surviving entity and a wholly owned subsidiary of Acquiror, (vii) Blocker Merger Sub VII is to merge with and into OTC Blocker, the separate entity existence of Blocker Merger Sub VII to cease and OTC Blocker to be the surviving entity and a wholly owned subsidiary of Acquiror, (viii) Blocker Merger Sub VIII is to merge with and into NEA15 Blocker, the separate entity existence of Blocker Merger Sub VIII to cease and NEA15 Blocker to be the surviving entity and a wholly owned subsidiary of Acquiror, and (ix) Blocker Merger Sub IX is to merge with and into DPJ Blocker, the separate entity existence of Blocker Merger Sub IX to cease and DPJ Blocker to be the surviving entity and a wholly owned subsidiary of Acquiror, (B) thereafter, each of the surviving Blockers is to simultaneously merge with and into Blocker Sub, with Blocker Sub as the surviving entity, and (C) thereafter, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving entity with Acquiror as its managing member, in each case, on the terms and conditions set forth therein; and
WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I.
EQUITYHOLDER SUPPORT AGREEMENT; COVENANTS
Section 1.1   Binding Effect of Merger Agreement.   Each Company Equityholder hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Each Company Equityholder shall be bound by and comply with Sections 7.6 (Acquisition Proposals) and 12.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) such Company Equityholder was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 7.6 of the Merger Agreement (other than Section 7.6(a) or Section 7.6(c) or for purposes of the definition of Acquisition Proposal) also referred to each such Company Equityholder.
Section 1.2   No Transfer.   During the period commencing on the date hereof and ending on the earlier of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 11.1 thereof (the earlier of clauses (a) and (b), the “Expiration Time”), each Company Equityholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Interests, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Interests (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any Transfer; provided that the foregoing shall not prohibit the transfer of the Subject Interests by a Company Equityholder to an Affiliate of such Company Equityholder, but only if such Affiliate shall execute this Agreement or a joinder agreeing to become a party to this Agreement. Any Transfer in violation of this Section 1.2 with respect to the Subject Interests shall, to the fullest extent permitted by applicable Law, be null and void ab initio.
Section 1.3   New Interests.   In the event that (a) any Subject Interests are issued to a Company Equityholder after the date of this Agreement pursuant to any dividend, split, recapitalization, reclassification, combination or exchange of Subject Interests or otherwise, (b) a Company Equityholder purchases or otherwise acquires beneficial ownership of any Subject Interests after the date of this Agreement, or (c) a Company Equityholder acquires the right to vote or share in the voting of any Subject Interests after the date of this Agreement (collectively the “New Securities”), then such New Securities acquired or purchased by such Company Equityholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Interests owned by such Company Equityholder as of the date hereof.
Section 1.4   Closing Date Deliverables.   On the Closing Date, each of the Company Equityholders set forth on Schedule II attached hereto shall deliver to Acquiror and the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among Acquiror, the Company, the Sponsor, the Major Company Equityholders, and their respective Affiliates, as applicable, and the other Holders (as defined therein) party thereto, in substantially the form attached as Exhibit D to the Merger Agreement.
Section 1.5   Company Equityholder Agreements.   Hereafter until the Expiration Time, each Company Equityholder hereby unconditionally and irrevocably agrees that, at any meeting of the equityholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the Company Equityholders distributed by the board of directors of the Company or otherwise undertaken as contemplated by the transactions contemplated by the Merger Agreement in a form reasonably acceptable to Acquiror (which written consent shall be delivered as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders, and in any event within forty-eight (48) hours after the Registration Statement is declared effective and delivered or otherwise made available to stockholders), such Company Equityholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Interests to be counted as present thereat for purposes of establishing a quorum, and such Company Equityholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Interests:

(a)   to approve and adopt the Merger Agreement and the transactions and other documents contemplated thereby, including the Mergers;
(b)   in any other circumstances upon which a consent or other approval is required under the Company’s Governing Documents or the Equityholder Agreements (as defined below) in order to approve the Merger Agreement and the transactions contemplated thereby, to vote, consent or approve (or cause to be voted, consented or approved) all of such Company Equityholder’s Subject Interests held at such time in favor thereof;
(c)   against any merger agreement, merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger Agreement and the transactions contemplated thereby); and
(d)   against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or any Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement or (C) result in any of the conditions set forth in Article X of the Merger Agreement not being fulfilled.
Each Company Equityholder hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.
Section 1.6   No Inconsistent Agreement.   Each Company Equityholder hereby represents and covenants that such Company Equityholder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Company Equityholder’s obligations hereunder.
Section 1.7   No Challenges.   Each Company Equityholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Blocker Sub, Merger Sub, the Blocker Merger Subs, the Company or any of their respective successors or directors, (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement.
Section 1.8   Consent to Disclosure.   Each Company Equityholder hereby consents to the publication and disclosure in the Proxy Statement/Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Acquiror or the Company to any Governmental Authority or to securityholders of Acquiror) of such Company Equityholder’s identity and beneficial ownership of Subject Interests and the nature of such Company Equityholder’s commitments, arrangements and understandings under this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement. Each Company Equityholder will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with the SEC).
Section 1.9   Termination of Affiliate Agreements.   Each Company Equityholder hereby agrees and consents to the termination of all Affiliate Agreements (other than as set forth on Section 7.4 of the Company Disclosure Letter) to which such Company Equityholder is party (the “Equityholder Agreements”), effective as of the Effective Time without any further liability or obligation to the Company, the Company’s Subsidiaries, Acquiror or Acquiror’s Subsidiaries.
ARTICLE II.
REPRESENTATIONS AND WARRANTIES
Section 2.1   Representations and Warranties of the Company Equityholders.   Each Company Equityholder represents and warrants as of the date hereof to Acquiror and the Company (solely with respect to itself, himself or herself and not with respect to any other Company Equityholder) as follows:
(a)   Organization; Due Authorization.   If such Company Equityholder is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Company Equityholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Company Equityholder. If such Company Equityholder is an individual, such Company Equityholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Company Equityholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Company Equityholder, enforceable against such Company Equityholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of the applicable Company Equityholder.
(b)   Ownership.   Such Company Equityholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Company Equityholder’s Subject Interests, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Interests (other than transfer restrictions under the Securities Act)) affecting any such Subject Interests, other than Liens pursuant to (i) this Agreement, (ii) the Company’s Governing Documents, (iii) the Merger Agreement, (iv) the Equityholder Agreements or (v) any applicable securities Laws. Such Company Equityholder’s Subject Interests are the only equity securities in the Company owned of record or beneficially by such Company Equityholder on the date of this Agreement, and none of such Company Equityholder’s Subject Interests are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Interests, except as provided hereunder and under the Equityholder Agreements. Other than as set forth opposite such Company Equityholder’s name in Section 4.6(a) of the Company Disclosure Letter, such Company Equityholder does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company.
(c)   No Conflicts.   The execution and delivery of this Agreement by such Company Equityholder does not, and the performance by such Company Equityholder of his, her or its obligations hereunder will not, (i) if such Company Equityholder is not an individual, conflict with or result in a violation of the organizational documents of such Company Equityholder or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Company Equityholder or such Company Equityholder’s Subject Interests), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Company Equityholder of its, his or her obligations under this Agreement.
(d)   Litigation.   There are no Actions pending against such Company Equityholder, or to the knowledge of such Company Equityholder threatened against such Company Equityholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Company Equityholder of its, his or her obligations under this Agreement.
(e)   Adequate Information.   Such Company Equityholder is a sophisticated equityholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the transactions contemplated by the Merger Agreement and has independently and without reliance upon Acquiror or the Company and based on such information as such Company Equityholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Company Equityholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement or, solely with respect to such Company Equityholder that is a Blocker, the Merger Agreement. Such Company Equityholder acknowledges that the agreements contained herein with respect to the Subject Interests held by such Company Equityholder are irrevocable.

(f)   Brokerage Fees.   Except as described on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by such Company Equityholder, for which the Company or any of its Affiliates may become liable.
(g)   Foreign Status.   Such Company Equityholder is not a foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a voting interest, direct or indirect, of 49% or more.
(h)   Acknowledgment.   Such Company Equityholder understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Company Equityholder’s execution and delivery of this Agreement.
ARTICLE III.
MISCELLANEOUS
Section 3.1   Termination.   This Agreement and all of its provisions shall automatically terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the written agreement of the Company Equityholders, Acquiror and the Company. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. This ARTICLE III shall survive the termination of this Agreement.
Section 3.2   Governing Law.   This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.
Section 3.3   CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.
(a)   THE PARTIES TO THIS AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 3.8.
(b)   WAIVER OF TRIAL BY JURY.   EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS

AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.3.
Section 3.4   Assignment.   This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.
Section 3.5   Specific Performance.   The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.
Section 3.6   Amendment.   This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Company Equityholders.
Section 3.7   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
Section 3.8   Notices.   All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
If to Acquiror:
Aspirational Consumer Lifestyle Corp.
1 King Seng Promenade
#18-07/12 Great World City
Singapore 237944
Attention:
Gilbert Ong

Email:
gilbert.ong@turmericap.com

with a copy to (which will not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention:
Howard L. Ellin Christopher M. Barlow

Email:
howard.ellin@skadden.com
christopher.barlow@skadden.com

If to the Company:
Wheels Up Partners Holdings LLC
601 West 26th Street
New York, New York 10001
Attention:
Jason Horowitz

Email:
jhorowitz@wheelsup.com

with a copy to (which shall not constitute notice):
Arnold & Porter Kaye Scholer LLP
250 West 55th Street
New York, New York 10019
Attention:
Thomas Yadlon
John Geelan

Email:
thomas.yadlon@arnoldporter.com
john.geelan@arnoldporter.com

If to a Company Equityholder:
c/o Wheels Up Partners Holdings LLC
601 West 26th Street
New York, New York 10001
Attention:
Chief Legal Officer

Email:
Laura.Heltebran@wheelsup.com

with a copy to (which will not constitute notice):
Arnold & Porter Kaye Scholer LLP
250 West 55th Street
New York, New York 10019
Attention:
Thomas Yadlon
John Geelan

Email:
thomas.yadlon@arnoldporter.com
john.geelan@arnoldporter.com

Section 3.9   Several Liability.   The liability of any Company Equityholder hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Company Equityholder be liable for any other Company Equityholder’s breach of such other Company Equityholder’s representations, warranties, covenants, or agreements contained in this Agreement.
Section 3.10   No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to the Subject Interests of the Company Equityholders. All rights, ownership and economic benefits (but excluding, for the avoidance of doubt, any voting rights to the extent described herein) of and relating to the Subject Interests of the Company Equityholders shall remain fully vested in and belong to the Company Equityholders, and Acquiror shall have no authority to direct the Company Equityholders in the voting or disposition of any of the Company Equityholders’ Subject Interests, except as otherwise provided herein.
Section 3.11   Capacity as an Equityholder.   Notwithstanding anything herein to the contrary, each Company Equityholder signs this Agreement solely in its, his or her capacity as an equityholder of the

Company, and not in any other capacity (including as an officer or director of the Company), and this Agreement shall not limit or otherwise affect the actions of such Company Equityholder (or any affiliate, employee or designee of the Company Equityholder) in his or her capacity, if applicable, as an officer or director of the Company or any other Person.
Section 3.12   Counterparts.   This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument.
Section 3.13   Entire Agreement.   This Agreement and the agreements referenced herein (including, without limitation, the Merger Agreement, the Registration Rights Agreement, and the other agreements executed in connection with the Merger Agreement) constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.
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IN WITNESS WHEREOF, the Company Equityholders, Acquiror and the Company have each caused this Equityholder Support Agreement to be duly executed as of the date first written above.
COMPANY EQUITYHOLDERS:
By:

Name:
Title:
COMPANY:
WHEELS UP PARTNERS HOLDINGS LLC
By:

Name:
Title:
ACQUIROR:
ASPIRATIONAL CONSUMER LIFESTYLE CORP.
By:

Name:
Title:
[Signature Page to Equityholder Support Agreement]

Schedule I
Company Equityholder Subject Interests
[Intentionally omitted]
[Schedule I to Equityholder Support Agreement]

Schedule II
Major Company Equityholders
[Intentionally omitted]
[Schedule II to Equityholder Support Agreement]

Annex J
FORM OF SEVENTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
WHEELS UP PARTNERS HOLDINGS LLC
DATED
[•], 2021

J-i

J-ii

FORM OF SEVENTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
WHEELS UP PARTNERS HOLDINGS LLC
This SEVENTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (together with the Exhibits and Schedules attached hereto and as amended, supplemented, restated or otherwise modified from time to time in accordance with this LLC Agreement, this “LLC Agreement”) of Wheels Up Partners Holdings LLC, a Delaware limited liability company (the “Company”), is entered into as of [•], 2021, by and among Wheels Up Experience Inc. (previously known as Aspirational Consumer Lifestyle Corp.), a Delaware corporation (“PubCo”), as a Member and the Managing Member as of the date hereof, Wheels Up Blocker Sub LLC, a Delaware limited liability company (“Wheels Up Blocker Sub”), as a Member, Wheels Up MIP LLC, a Delaware limited liability company (“MIP LLC”), as a Member, Wheels Up MIP RI LLC, a Delaware limited liability company (“MIP RI LLC”), as a Member, and each other Person who is or at any time becomes a Member in accordance with the terms of this LLC Agreement and the Act. Capitalized terms used in this LLC Agreement shall have the respective meanings set forth in Section 1.1.
RECITALS
WHEREAS, the sole member of the Company entered into a Limited Liability Company Agreement, dated as of July 1, 2013 (the “Original Agreement”), for purposes of defining and expressing all of its rights and obligations with respect to the formation and operation of the Company as a limited liability company;
WHEREAS, the Original Agreement was amended and restated by (i) the Amended and Restated Limited Liability Company Agreement, dated as of August 15, 2013, (ii) the Second Amended and Restated Limited Liability Company Agreement, dated as of October 22, 2013, (iii) the Third Amended and Restated Limited Liability Company Agreement, dated as of September 18, 2015, (iv) the Fourth Amended and Restated Limited Liability Company Agreement, dated as of June 22, 2017, (v) the Fifth Amended and Restated Limited Liability Company Agreement, dated as of May 16, 2019, and (vi) the Sixth Amended and Restated Limited Liability Company Agreement, dated as of January 17, 2020 (the “Existing LLC Agreement”);
WHEREAS, on February 1, 2021, the Company, PubCo, KittyHawk Merger Sub LLC, a Delaware limited liability company (“Merger Sub”), and the other parties thereto entered into that certain Agreement and Plan of Merger (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, among other things, as of the Effective Time, Merger Sub will merge with and into the Company, with the Company surviving as a Subsidiary of PubCo, and MIP LLC and MIP RI LLC will receive the number of PI Units and/or EO Units, as applicable, set forth next to such Member’s name with the Hurdle Amount on Exhibit A hereto, and MIP RI LLC will receive a number of shares of Class A Common Stock of PubCo, in accordance with and subject to the terms and conditions set forth in the Merger Agreement;
WHEREAS, prior to the Effective Time, the Company Equityholder Approvals (as defined in the Merger Agreement) have been obtained with respect to the transactions contemplated by the Merger Agreement, including the amendment and restatement of the Existing LLC Agreement in its entirety at and as of the Effective Time as reflected herein; and
WHEREAS, following the Effective Time, each Vested Unit may be exchanged for Class A Common Stock of PubCo in accordance with the terms and conditions of this LLC Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this LLC Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
Article I.
DEFINITIONS
Section 1.1   Definitions.   As used in this LLC Agreement and the Schedules and Exhibits attached to this LLC Agreement, the following definitions shall apply:
“Act” means the Delaware Limited Liability Company Act, as amended.
“Action” means any action, suit, charge, litigation, arbitration, notice of violation or citation received, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.
“Adjusted Basis” has the meaning given to such term in Section 1011 of the Code.
“Adjusted Capital Account Deficit” means the deficit balance, if any, in such Member’s Capital Account at the end of any Taxable Year or other taxable period, with the following adjustments:
(a)   credit to such Capital Account any amount that such Member is obligated to restore under Treasury Regulations Section 1.704-1(b)(2)(ii)(c), as well as any addition thereto pursuant to the next to last sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) after taking into account thereunder any changes during such year in Company Minimum Gain and Member Minimum Gain; and
(b)   debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
“Advancement of Expenses” has the meaning set forth in Section 7.4(b).
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise.
“Applicable Participation Threshold” means with respect to any PI Unit, the applicable “Participation Threshold” as defined and set forth in the award agreement pursuant to which such PI Unit is granted, which, for the avoidance of doubt, shall equal the value of the Company on the date on which such PI Unit is issued. For purposes of this definition, the term “PI Units” shall include (and such PI Units shall be treated as a continuation of) the Profits Interests that were issued to MIP LLC prior to the date hereof (and which were converted to PI Units pursuant to the Merger Agreement).
“Assumed Rate” means the highest effective marginal combined U.S. federal, state and local income tax rate (including, if applicable, under Section 1411 of the Code) applicable to an individual resident in New York City, New York (or if the highest effective marginal combined U.S. federal, state and local income tax rate applicable to a U.S. corporation is higher, such combined corporate income tax rate), in each case taking into account all jurisdictions in which the Company is required to file income tax returns and the relevant apportionment information, in effect for the applicable Taxable Year, taking into account (a) the character of any income, gains, deductions, losses or credits, the deductibility of state income taxes (provided, that, for administrative convenience, it shall be assumed that no portion of any state or local taxes shall be deductible for so long as the limitation set forth in Section 164(b)(6)(B) of the Code as of the date hereof remains applicable), and (b) deductions under Code Section 199A, as applicable. The Assumed Rate shall be the same for all Members regardless of the actual combined income tax rate of the Member or its direct or indirect owners.

“Audit” has the meaning set forth in Section 10.4(b).
“BBA Rules” means Subchapter C of Chapter 63 of the Code (Sections 6221 et seq.) as amended by the Bipartisan Budget Act of 2015, and any Treasury Regulations and other guidance promulgated thereunder, and any similar state or local legislation, regulations or guidance.
“beneficially own” and “beneficial owner” shall be as defined in Rule 13d-3 of the rules promulgated under the Exchange Act.
“Board” means the board of directors of PubCo, as constituted at any given time.
“Business” means the business of operating a membership based private aviation program and any other principal business activity of the Company.
“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.
“Capital Account” means, with respect to any Member, the capital account maintained for such Member in accordance with Section 4.4.
“Capital Contribution” means, with respect to any Member, the amount of cash and the Fair Market Value of any property (other than cash) contributed to the Company by such Member, net of any liabilities assumed by the Company for such Member in connection with such contribution, as set forth from time to time in the books and records of the Company. Any reference to the Capital Contribution of a Member will include any Capital Contributions made by a predecessor holder of such Member’s Units to the extent that such Capital Contribution was made in respect of Units Transferred to such Member.
“Cash Available for Tax Distributions” has the meaning set forth in Section 6.2(a).
“Cash Election” has the meaning set forth in Section 4.6(a)(iv).
“Cash Election Notice” has the meaning set forth in Section 4.6(a)(iv).
“Cash Exchange Payment” means with respect to a particular Exchange for which PubCo has elected to make a Cash Exchange Payment in accordance with Section 4.6(a)(iv) an amount of cash equal to the product of (x) the number of shares of Class A Common Stock that would have been received by the Exchange Member in the Exchange for that portion of the PI Units and/or EO Units subject to the Exchange set forth in the Cash Exchange Notice if PubCo had paid the Stock Exchange Payment with respect to such Units, and (y) the Class A Closing Price as of the Exchange Notice Date;
“Change of Control” means any transaction or series of transactions (a) following which a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than PubCo or its Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in PubCo or the Company or any of their respective Subsidiaries (other than as a result of any Exchange), (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the board of directors of PubCo or the Company immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the board of directors of the company surviving the combination or, if the surviving company is a Subsidiary, the ultimate parent thereof or (ii) the voting securities of PubCo, the Company or any of their respective Subsidiaries immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of PubCo or the Company to any Person.
“Class A Closing Price” means, with respect to any date of determination, (a) the closing price of a share of Class A Common Stock on such date or, if such date is not a Trading Day, on the most recent Trading Day, as reported on bloomberg.com, or (b) in the event the shares of Class A Common Stock are not then publicly traded, the fair market value of a share of Class A Common Stock that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to buy or sell, respectively, and without regard to the particular circumstances of the buyer or seller, as determined by the Managing Member in good faith.
“Class A Common Stock” means, as applicable, (a) the Class A Common Stock, par value $0.0001 per share, of PubCo or (b) following any consolidation, merger, reclassification or other similar event involving PubCo, any shares or other securities of PubCo or any other Person that become payable in consideration for the Class A Common Stock or into which the Class A Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Commission” means the U.S. Securities and Exchange Commission, including any Governmental Entity succeeding to the functions thereof.
“Common Units” means the Units of the Company constituting limited liability company interests under the Act designated as Common Units herein, with the rights, powers and duties and other terms set forth in this LLC Agreement applicable to such class of Units.
“Company” has the meaning set forth in the preamble to this LLC Agreement.
“Company Minimum Gain” has the meaning of “partnership minimum gain” set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).
“Company Representative” shall mean the Person designated under this LLC Agreement in its capacity as the “partnership representative” (as such term is defined under the BBA Rules and any analogous provision of state or local tax Law) of the Company and as the “tax matters partner” (to the extent applicable for state and local tax purposes and for U.S. federal income tax purposes for Taxable Years beginning on or before December 31, 2017) of the Company, including, as the context requires, any “designated individual” through whom the Company Representative is permitted by applicable Law to act in accordance with the terms hereof, which Person shall be, as of the Effective Time, PubCo.
“Debt Securities” means, with respect to PubCo, any and all debt instruments or debt securities that are not convertible or exchangeable into Equity Securities of PubCo.
“Department of Transportation” means the United States Department of Transportation and/or the Secretary of Transportation, or any person, governmental department, bureau, authority, commission or agency succeeding to the functions thereof.
“Depreciation” means, for each Taxable Year or other taxable period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such Taxable Year or other taxable period, except that (a) with respect to any such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Taxable Year or other taxable period shall be the amount of book basis recovered for such Taxable Year or other taxable period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property the Gross Asset Value of which differs from its Adjusted Basis for U.S. federal income tax purposes at the beginning of such Taxable Year or other taxable period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Taxable Year or other taxable period bears to such beginning Adjusted Basis; provided, however, that if the Adjusted Basis for U.S. federal income tax purposes of an asset at the beginning of such Taxable Year or other taxable period is zero, Depreciation with respect to such asset shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.
“Distributable Cash” means, as of any relevant date on which a determination is being made by the Managing Member regarding a potential distribution pursuant to Section 6.1(a), the amount of cash reasonably determined by the Managing Member to be available for any such distribution.

“Distribution Catch-Up Payment” has the meaning set forth in Section 6.1(a).
“Distribution Catch-Up Period” means, with respect to any EO Unit, the period beginning at the Effective Time and ending on the date such EO Unit becomes Vested.
“Effective Time” has the meaning set forth in the Merger Agreement.
“Effective Time Company Fully Diluted Shares” has the meaning set forth in the Merger Agreement.
“EO Aggregate Exchanged Amount” means, with respect to any number of Vested EO Units being Exchanged, a number of shares of Class A Common Stock determined as follows:
(a)   With respect to any Vested EO Units that Vested upon the occurrence of the First Tier Vesting Event, a number of shares of Class A Common Stock equal to the product of (i) the aggregate number of such Vested EO Units (that Vested upon the occurrence of the First Tier Vesting Event) and (ii) a fraction, the numerator of which equals (A) the Effective Time Company Fully Diluted Shares, and the denominator of which equals (B) the First Earnout Fully Diluted Shares; plus
(b)   With respect to any Vested EO Units that Vested upon the occurrence of the Second Tier Vesting Event, a number of shares of Class A Common Stock equal to the product of (i) the aggregate number of such Vested EO Units (that Vested upon the occurrence of the Second Tier Vesting Event) and (ii) a fraction, the numerator of which equals (A) the Effective Time Company Fully Diluted Shares, and the denominator of which equals (B) the Second Earnout Fully Diluted Shares; plus
(c)   With respect to any Vested EO Units that Vested upon the occurrence of the Third Tier Vesting Event, a number of shares of Class A Common Stock equal to the product of (i) the aggregate number of such Vested EO Units (that Vested upon the occurrence of the Third Tier Vesting Event) and (ii) a fraction, the numerator of which equals (A) the Effective Time Company Fully Diluted Shares, and the denominator of which equals (B) the Third Earnout Fully Diluted Shares.
“EO Unit” means the Units of the Company constituting limited liability company interests under the Act designated as EO Units herein, with the rights, powers and duties and other terms set forth in this LLC Agreement applicable to such class of Units.
“Equity Incentive Plan” has the meaning set forth in Section 10.5(b).
“Equity Securities” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock or preferred interests or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.
“ERISA” means the Employee Retirement Security Act of 1974.
“Exchange” means (a) the exchange by the Company of PI Units or EO Units by an Exchange Member for either (i) a Stock Exchange Payment or (ii) a Cash Exchange Payment or (b) the direct purchase by PubCo of PI Units or EO Units held by an Exchange Member in accordance with a PubCo Call Right, in each case in accordance with Section 4.6.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Blackout Period” means (a) any “black out” or similar period under PubCo’s policies covering trading in PubCo’s securities to which the service providers of PubCo and its Subsidiaries holding MIP LLC Profits Interests and/or MIP RI LLC Restricted Interests are subject (or would be subject if such individuals held Class A Common Stock directly), which period would restrict the ability of such service providers to sell shares of Class A Common Stock and (b) the period of time (i) commencing on the date of the declaration of a dividend by PubCo and (ii) ending on the first day following the record date determined by the Board with respect to such dividend declared pursuant to clause (i), which period of time shall be no longer than 10 Business Days.
“Exchange Date” means (a) with respect to an Exchange other than a Special Exchange, the first (1st) Trading Day after the Exchange Notice is given and (b) with respect to an Exchange that is a Special Exchange, the date specified as the Exchange Date in the applicable Exchange Notice (provided that such Exchange Date (i) is at least sixty (60) calendar days after the Exchange Notice is delivered to the Company and (ii) occurs on a Trading Day); provided, that if an Exchange Member delays the consummation of an Exchange by delivering an Exchange Delay Notice, the Exchange Date shall occur on the date that is the first (1st) Trading Day following the date on which the conditions giving rise to such delay cease to exist which shall in no event be prior to the date otherwise determined pursuant to this definition (or such earlier day as the Managing Member and such Exchange Member may agree in writing); provided, further, that if the Exchange Date for any Exchange with respect to which PubCo elects to make a Stock Exchange Payment would otherwise fall within any Exchange Blackout Period, then the Exchange Date shall occur on the next Trading Day following the end of such Exchange Blackout Period; provided further, that to the extent an Exchange is made in connection with an Exchange Member’s proper exercise of its rights to participate in a Piggyback Registration pursuant to the Registration Rights Agreement, the Exchange Date shall be the date on which the offering with respect to such Piggyback Registration is completed.
“Exchange Member” means a member of MIP LLC or MIP RI LLC who has validly exercised its Exchange Right in accordance with Section 4.6. For the avoidance of doubt, an Exchange Member shall not be a Member until consummation of the applicable Redemption Right corresponding to an Exchange hereunder (which shall occur immediately prior to such Exchange).
“Exchange Notice” means a written election of Exchange duly executed by an Exchange Member.
“Exchange Notice Date” means (a) with respect to any Exchange Notice in connection with an Exchange other than a Special Exchange, the date such Exchange Notice is given to the Company in accordance with Section 4.6(a)(ii) (b) with respect to a Special Exchange, the Exchange Date.
“Exchange Right” has the meaning set forth in Section 4.6(a)(i).
“Exchanged Units” means, with respect to any Exchange, the PI Units or EO Units being exchanged pursuant to a relevant Exchange Notice; provided, that, such amount of Units shall in no event be less than the Minimum Exchange Amount.
“Existing LLC Agreement” has the meaning set forth in the recitals to this LLC Agreement.
“Fair Market Value” means the fair market value of any property as determined in good faith by the Managing Member after taking into account such factors as the Managing Member shall reasonably deem appropriate.
“Fiscal Year” means the taxable year of the Company for federal income tax purposes.
“Final Adjudication” has the meaning set forth in Section 7.4(b).
“First Earnout Fully Diluted Shares” has the meaning set forth in the Merger Agreement.
“First Tier Vesting Event” means the occurrence of (i) the “First Earnout Achievement Date” under the Merger Agreement or (ii) the events described in Section 3.4(e)(i) of the Merger Agreement, in each case, subject to the provisions and limitations set forth in Section 3.4 of the Merger Agreement.
“Full Vesting Event” means, with respect to all EO Units, the occurrence of the events described in Section 3.4(e)(iii) of the Merger Agreement.
“GAAP” means United States generally accepted accounting principles at the time.
“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.
“Gross Asset Value” means, with respect to any asset, the asset’s Adjusted Basis for U.S. federal income tax purposes, except as follows:
(a)   the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset as of the date of such contribution;
(b)   the Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values (taking into account Section 7701(g) of the Code) in accordance with the rules set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), except as otherwise provided in this LLC Agreement, as of the following times: (i) the acquisition of a Unit (or additional Units) by any new or existing Member in exchange for more than a de minimis Capital Contribution to the Company; (ii) the grant of a Unit (other than a de minimis interest in the Company) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity or in anticipation of becoming a Member of the Company (within the meaning of Treasury Regulation Section 1.704-1(b)(2)(iv)(d)); (iii) the distribution by the Company to a Member of more than a de minimis amount of Company assets; (iv) the liquidation of the Company (within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1)); (v) the acquisition of a Unit by any new or existing Member upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); (vi) the conversion of any EO Units into Vested EO Units upon the occurrence of a Vesting Event in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (vii) any other event to the extent determined by the Managing Member to be permitted and necessary or appropriate to properly reflect Gross Asset Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(g); provided, however, that adjustments pursuant to clauses (i), (ii), (iii) and (v) above shall be made only if the Managing Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any noncompensatory options or EO Units are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(vii) (other than, if applicable, the noncompensatory options being exercised or the EO Units being converted that give rise to the occurrence of such event), the Company shall adjust the Gross Asset Values of its properties in accordance with, or, in the case of outstanding EO Units, in accordance with principles similar to those set forth in, Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);
(c)   the Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of such distribution;
(d)   the Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the Adjusted Basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and clause (f) in the definition of “Profits” or “Losses” below or Section 5.2(h); provided, however, that the Gross Asset Value of a Company asset shall not be adjusted pursuant to this clause to the extent the Managing Member determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and
(e)   if the Gross Asset Value of a Company asset has been determined or adjusted pursuant to clauses (a), (b) or (d) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits, Losses and other items allocated pursuant to Article V.
“HSR Act” has the meaning set forth in Section 4.1(d).
“Hurdle Amount” means, for each Series of PI Unit issued and outstanding and held by MIP LLC as of the date hereof, the Hurdle Amount per Unit set forth on Schedule A. For purposes of this definition, the term “PI Units” shall include (and such PI Units shall be treated as a continuation of) each Series of

Profits Interests that were issued to MIP LLC prior to the date hereof and which were converted to a corresponding Series of PI Units pursuant to the Merger Agreement and Section 3.1 of this LLC Agreement.
“Imputed Tax Underpayments” has the meaning set forth in Section 10.4(c).
“Indebtedness” means (a) all indebtedness for borrowed money, (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, and (c) all capitalized lease obligations or obligations required to be capitalized in accordance with GAAP.
“Indemnifiable Losses” has the meaning set forth in Section 7.4(a).
“Indemnitee” has the meaning set forth in Section 7.4(a).
“IRS” means the U.S. Internal Revenue Service.
“Law” means all laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, regulations and rulings of a Governmental Entity, including common law. All references to “Laws” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.
“Liability” means any debt, liability or obligation, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.
“Liquidating Event” has the meaning set forth in Section 11.1.
“Liquidity Limitations” has the meaning set forth in Section 6.2(a).
“LLC Agreement” has the meaning set forth in the preamble to this LLC Agreement.
“Lock-Up Period” has the meaning specified in the Registration Rights Agreement.
“Managing Member” means PubCo, in its capacity as the sole Managing Member of the Company.
“Member” means any Person that executes this LLC Agreement as a Member, and any other Person admitted to the Company as an additional or substituted Member, that has not made a disposition of all of such Person’s Units.
“Member Minimum Gain” has the meaning ascribed to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i). It is further understood that the determination of Member Minimum Gain and the net increase or decrease in Member Minimum Gain shall be made in the same manner as required for such determination of Company Minimum Gain under Treasury Regulations Sections 1.704-2(d) and 1.704-2(g)(3), as set forth in Treasury Regulations Section 1.704-2(i)(3).
“Member Nonrecourse Debt” has the meaning of “partner nonrecourse debt” set forth in Treasury Regulations Section 1.704-2(b)(4).
“Member Nonrecourse Deductions” has the meaning of “partner nonrecourse deductions” set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).
“Merger Agreement” is defined in the recitals to this LLC Agreement.
“Merger Sub” is defined in the recitals to this LLC Agreement.
“Minimum Exchange Amount” means the lesser of (a) 5,000 Vested Units and (b) all of the Vested Units then held by the applicable Exchange Member.
“MIP LLC EO Interests” has the meaning set forth in that certain Amended and Restated Profits Interest Agreement, dated as of the date hereof, between MIP LLC and the Company.
“MIP LLC” has the meaning set forth in the preamble to this LLC Agreement.
“MIP LLC Interests” means the MIP LLC Profits Interests and the MIP LLC EO Interests.
“MIP LLC Profits Interests” has the meaning set forth in that certain Amended and Restated Profits Interest Agreement, dated as of the date hereof, between MIP LLC and the Company.

“MIP RI LLC” has the meaning set forth in the preamble to this LLC Agreement.
“MIP RI LLC EO Interests” has the meaning set forth in that certain Amended and Restated Restricted Interest Agreement, dated as of the date hereof between MIP RI LLC and the Company.
“National Securities Exchange” means a securities exchange registered with the Commission under Section 6 of the Exchange Act.
“Non-Citizens” has the meaning set forth in Section 9.2.
“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulations Sections 1.704-2(b) and 1.704-2(c).
“Nonrecourse Liability” is defined in Treasury Regulations Section 1.704-2(b)(3).
“Officer” means each Person appointed as an officer of the Company pursuant to and in accordance with the provisions of Section 7.2. The initial Officers are listed on Exhibit B attached hereto.
“Partial Vesting Event” means (a) with respect to 1/3 of any Member’s EO Units held as of the date of a First Tier Vesting Event, the First Tier Vesting Event; and (b) with respect to 1/3 of any Member’s EO Units held as of the date of a Second Tier Vesting Event, the Second Tier Vesting Event; provided, in each case that such First Tier Vesting Event and/or Second Tier Vesting Event is not occurring as part of a Full Vesting Event.
“Party” and “Parties” means, individually or collectively, each Member and the Company.
“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.
“PI Aggregate Exchanged Amount” means, with respect to any number of Vested PI Units being Exchanged, the quotient (rounded down to the nearest whole number) of (a)(i) the Class A Closing Price as of the Exchange Notice Date multiplied by such number of PI Units, minus (ii) the sum of all applicable Hurdle Amounts for each of such PI Units, divided by (b) the Class A Closing Price as of the Exchange Notice Date.
“PI Units” means the Units of the Company constituting limited liability company interests under the Act designated as PI Units herein, with the rights, powers and duties and other terms set forth in this LLC Agreement applicable to such class of Units.
“Profits” or “Losses” means, for each Taxable Year or other taxable period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):
(a)   any income or gain of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;
(b)   any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;
(c)   in the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (b) or (c) of the definition of Gross Asset Value above, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the Company asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the Company asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 5.2, be taken into account for purposes of computing Profits or Losses;

(d)   gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;
(e)   in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such period;
(f)   to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and
(g)   any items of income, gain, loss or deduction which are specifically allocated pursuant to the provisions of Section 5.2 shall not be taken into account in computing Profits or Losses for any Taxable Year, but such items available to be specially allocated pursuant to Section 5.2 will be determined by applying rules analogous to those set forth in clauses (a) through (f) above.
“Profits Interest” has the meaning set forth in the Existing LLC Agreement.
“Profits Interest Award” has the meaning specified in the Merger Agreement.
“PubCo” has the meaning set forth in the preamble to this LLC Agreement.
“PubCo Call Notice” has the meaning set forth in Section 4.6(f).
“PubCo Call Right” means PubCo’s election, in accordance with Section 4.6(f), to directly purchase Exchanged Units described in an Exchange Notice given by an Exchange Member.
“PubCo Common Stock” means all classes of common stock of PubCo, including the Class A Common Stock.
“PubCo Record Date” means the record date determined by the Board for the declaration of a dividend payable on the Class A Common Stock.
“PubCo Warrants” has the meaning given to “Acquiror Warrants” in the Merger Agreement.
“Push-Out Election” has the meaning set forth in Section 10.4(b).
“Reclassification Event” means any of the following: (a) any reclassification or recapitalization of PubCo Common Stock (other than the Domestication (as defined in the Merger Agreement), a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 4.1(h)), (b) any merger, consolidation or other combination involving PubCo or (c) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of PubCo to any other Person, in each of clauses (a), (b) or (c), as a result of which holders of PubCo Common Stock shall be entitled to receive cash, securities or other property for their shares of PubCo Common Stock.
“Redemption Right” has the meaning set forth in Section 4.6(a)(i).
“Registration Rights Agreement” has the meaning specified in the Merger Agreement.
“Registration Statement” means any registration statement that PubCo is required to file pursuant to the Registration Rights Agreement.
“Regulatory Allocations” has the meaning set forth in Section 5.2(j).
“Restricted Interest” has the meaning specified in the Merger Agreement.

“Restricted Interest Award” has the meaning specified in the Merger Agreement.
“Retraction Notice” has the meaning set forth in Section 4.6(a)(iv).
“Second Earnout Fully Diluted Shares” has the meaning specified in the Merger Agreement.
“Second Tier Vesting Event” means the occurrence of (i) the “Second Earnout Achievement Date” under the Merger Agreement or (ii) the events described in Section 3.4(e)(ii) of the Merger Agreement, in each case, subject to the provisions and limitations set forth in Section 3.4 of the Merger Agreement.
“Securities Act” means the Securities Act of 1933, as amended.
“Special Exchange” means an Exchange with respect to which (a) the Exchange occurs in the calendar year 2021, (b) the Exchange Notice indicates that such Exchange is a Special Exchange and (c) the Exchange Notice specifies an Exchange Date that (i) is at least sixty (60) calendar days after the Exchange Notice is delivered to the Company and (ii) occurs on a Trading Day.
“Stock Exchange Payment” means, with respect to any Exchange of Common Units for which a Stock Exchange Payment is elected by the Managing Member, a number of shares of Class A Common Stock equal to the number of Common Units so exchanged.
“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.
“Tax Advances” has the meaning set forth in Section 10.5(a).
“Tax Amount” means, with respect to a Taxable Year commencing after the Effective Time (or, in the case of a Taxable Year that includes the Effective Time, the portion thereof after the Effective Time), the excess, if any, of (a) the product of (i) an amount, if positive, equal to the product of (A) the taxable income of the Company allocable to a Member pursuant to this LLC Agreement (taking into account corrective allocations made pursuant to Section 5.3(e)) with respect to the relevant Taxable Year (or portion thereof) (determined based upon a good faith estimate by the Managing Member and updated to reflect the final Company tax returns filed for such Taxable Year, and, for purposes of this definition, (w) including adjustments to taxable income in respect of Section 704(c) of the Code, (x) excluding adjustments to taxable income in respect of Section 743(b) of the Code, (y) calculated as if allocations of such taxable income were, for such Taxable Year (or portion thereof), the sole source of income and loss for such Member, (or, as appropriate, of its direct or indirect partners or members), and (z) taking into account the carryover of items of loss, deduction and expense, including the utilization of any excess business interest expense under Code Section 163(j), previously allocated to such Member for a Taxable Year (or portion thereof) that begins after the Effective Time to the extent not previously taken into account for purposes of determining the Tax Amount for a Taxable Year (or portion thereof) times (B) one-fourth (1/4) in the case of the first quarter, one-half (1/2) in the case of the second quarter, three-fourths (3/4) in the case of the third quarter, and one (1) in the case of the fourth quarter times (ii) the Assumed Rate with respect to such Taxable Year (or portion thereof), over (b) the amount of distributions previously made to such Member pursuant to Section 6.2 with respect to such Taxable Year (or portion thereof) after the Effective Time.
“Tax Distribution Date” means April 10, June 10, September 10, and December 10 of each calendar year, which shall be adjusted by the Managing Member as reasonably necessary to take into account changes in estimated tax payment due dates for U.S. federal income taxes under applicable Law (but in no event shall the Managing Member make adjustments such that there are more than four (4) Tax Distribution Dates in any calendar year).
“Tax Distributions” has the meaning set forth in Section 6.2.
“Taxable Year” means the Company’s taxable year for U.S. federal income tax purposes, which shall end on December 31 of each calendar year unless otherwise required by applicable Law.
“Third Earnout Fully Diluted Shares” has the meaning specified in the Merger Agreement.

“Third Tier Vesting Event” means the occurrence of (i) the “Third Earnout Achievement Date” under the Merger Agreement or (ii) the events described in Section 3.4(e)(iii) of the Merger Agreement, in each case, subject to the provisions and limitations set forth in Section 3.4 of the Merger Agreement.
“Trading Day” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Class A Common Stock is listed, quoted or admitted to trading and is open for the transaction of business (unless such trading shall have been suspended for the entire day).
“Transfer” means, when used as a noun, any voluntary or involuntary, direct or indirect, transfer, sale, pledge or hypothecation or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, directly or indirectly, transfers, sells, pledges or hypothecates or otherwise disposes of (whether by operation of law or otherwise), in each case with respect to any Units. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.
“Treasury Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.
“Undertaking” has the meaning set forth in Section 7.4(b).
“Units” means the Common Units, the PI Units, the EO Units, any other Equity Securities of the Company, and any rights to payments as a holder of any of the foregoing, but excluding any rights under any court-authorized charging order.
“Unvested EO Unit” means, at any given time, an outstanding EO Unit that has not Vested.
“Unvested PI Unit” means, at any given time, an outstanding PI Unit that has not Vested.
“Vested EO Unit” means, at any given time, an EO Unit that has vested pursuant to Section 4.1(d).
“Vested PI Unit” means, at any given time, an outstanding PI Unit that has vested in accordance with the terms of the Profits Interest Award pursuant to which such PI Unit was granted or issued.
“Vested Unit” means a Vested EO Unit or a Vested PI Unit, in each case where any such Unit is eligible for an Exchange.
“Vesting Event” means a Partial Vesting Event or a Full Vesting Event.
“Wheels Up Blocker Sub” has the meaning set forth in the preamble to this LLC Agreement.
Section 1.2 Interpretive Provisions. For all purposes of this LLC Agreement, except as otherwise provided in this LLC Agreement or unless the context otherwise requires:
(a)   the terms defined in Section 1.1 are applicable to the singular as well as the plural forms of such terms;
(b)   an accounting term not otherwise defined in this LLC Agreement has the meaning assigned to it under GAAP;
(c)   all references to currency, monetary values and dollars set forth in this LLC Agreement shall mean United States (U.S.) dollars and all payments under this LLC Agreement shall be made in United States dollars;
(d)   when a reference is made in this LLC Agreement to an Article, Section, clause, Exhibit or Schedule, such reference is to an Article, Section or clause of, or an Exhibit or Schedule to, this LLC Agreement unless otherwise indicated;
(e)   whenever the words “include”, “includes” or “including” are used in this LLC Agreement, they shall be deemed to be followed by the words “without limitation”;
(f)   “or” is not exclusive;

(g)   pronouns of any gender or neuter shall include, as appropriate, the other pronoun forms;
(h)   references in this LLC Agreement to any Law shall be deemed also to refer to such Law, any amendments thereto, any successor provisions thereof, and all rules and regulations promulgated thereunder; and
(i)   the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this LLC Agreement, refer to this LLC Agreement as a whole and not to any particular provision of this LLC Agreement.
Article II.
ORGANIZATION OF THE LIMITED LIABILITY COMPANY
Section 2.1   Formation.   The Company shall continue its existence as a limited liability company subject to the provisions of the Act upon the terms, provisions and conditions set forth in this LLC Agreement.
Section 2.2   Filing.   The Company’s Certificate of Formation was filed with the Secretary of State of the State of Delaware in accordance with the Act. The Members shall execute such further documents (including amendments to such Certificate of Formation) and take such further action as is appropriate to comply with the requirements of Law for the operation of a limited liability company in all states and counties in which the Company may conduct business.
Section 2.3   Name.   The name of the Company is Wheels Up Partners Holdings LLC and all business of the Company shall be conducted in such name or, in the discretion of the Managing Member, under any other name.
Section 2.4   Registered Office: Registered Agent.   The location of the registered office of the Company in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808, or at such other place as the Managing Member may select from time to time. The name and address for service of process on the Company in the State of Delaware is Corporation Service Company, or such other qualified Person and address as the Managing Member may designate from time to time.
Section 2.5   Principal Place of Business.   The principal place of business of the Company shall be located in such place as is determined by the Managing Member from time to time.
Section 2.6   Purpose; Powers.   The nature of the business or purposes to be conducted by the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Act. The Company shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purpose.
Section 2.7   Term.   The term of the Company commenced on the date of filing of the Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue indefinitely. The Company may be dissolved and its affairs wound up only in accordance with Article XI.
Section 2.8   Intent.   It is the intent of the Members that the Company be operated in a manner consistent with its treatment as a “partnership” for U.S. federal and applicable state and local income and franchise tax purposes and that the Company be treated as a continuation of Wheels Up Partners Holdings LLC for purposes of Code Section 708. The Company and each Member shall file all tax returns and shall otherwise take all tax, financial and other reporting positions in a manner consistent with such treatment. Neither the Company nor any Member shall take any action inconsistent with the intent of the Parties set forth in this Section 2.8. No election (including an entity classification election for the Company) contrary to the intent of the Parties as set forth in this Section 2.8 shall be made by the Company or any Member, and the Company shall not convert into or merge into (with the Company not being the surviving entity in such merger) an entity treated as a corporation for U.S. federal or applicable state and local income or franchise tax purposes. Notwithstanding anything to the contrary set forth in this Section 2.8, this Section 2.8 shall not prevent the Company from entering into or consummating any transaction which constitutes a Change of Control to the extent such transaction is duly authorized by the Managing Member in accordance with this LLC Agreement.
Article III.
CLOSING TRANSACTIONS
Section 3.1   Merger Agreement Transactions.   Pursuant to the terms of the Merger Agreement and for the consideration set forth in the Merger Agreement, as of the Effective Time, Merger Sub will merge with and into the Company, with the Company surviving as a Subsidiary of PubCo. Following the consummation of the transactions contemplated by the Merger Agreement, the number of Common Units, PI Units and EO Units held by each of PubCo, Wheels Up Blocker Sub, MIP LLC and MIP RI LLC as of the Effective Time is set forth next to such Member’s name on Exhibit A hereto under the headings “Effective Time Common Units”, “Effective Time PI Units”, and “Effective Time EO Units”.
Article IV.
OWNERSHIP AND CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS
Section 4.1   Authorized Units; General Provisions with Respect to Units.
(a)   Units.   Subject to the provisions of this LLC Agreement, the Company shall be authorized to issue from time to time such number of Common Units, PI Units and EO Units, as the Managing Member shall determine in accordance with and subject to the restrictions in this Section 4.1 and Section 4.3. Subject to this Section 4.1 and Section 4.3, each authorized Unit may be issued pursuant to such agreements as the Managing Member shall approve, including pursuant to warrants, options, or other rights or property to acquire Units or that may be converted into Units. The Company may reissue any Units that have been repurchased or acquired by the Company; provided that any such issuance, and the admission of any Person as a Member in connection therewith, is otherwise made in accordance with and subject to the restrictions in this LLC Agreement. The Units shall be uncertificated. It is intended that the PI Units constitute “profits” interests in the Company within the meaning of Revenue Procedures 93-27 and 2001-43.
(b)   Outstanding Units.   Immediately after the Effective Time, the Units will comprise (i) a single class of Common Units (ii) a single class of PI Units, which shall be subdivided into separate series of PI Units having series designations which correspond to the respective series designations of Profits Interests issued and outstanding as of immediately prior to the Effective Time under the Existing LLC Agreement, and the respective Hurdle Amounts for such series set forth on Schedule A hereto, and (iii) a single class of EO Units. Except as otherwise provided in this LLC Agreement, (each outstanding Common Unit shall be identical, (x) each outstanding EO Unit shall be identical, (y) each outstanding PI Unit of each series shall be identical and (z) each outstanding PI Unit shall be identical other than with respect to their respective Hurdle Amounts, which shall vary among series of PI Units as set forth on Schedule A. The Managing Member’s interest in its capacity as such shall be a non-economic interest in the Company, which does not entitle the Managing Member, solely in its capacity as such, to any Common Units, distributions or Tax Distributions. Each PI Unit and EO Unit will be subject to such other terms and conditions as are in effect with respect to the Profits Interests Awards or Restricted Interests Awards in respect of which they were initially issued, including with respect to vesting and termination-related provisions. On the tenth (10th) anniversary of the Effective Time, (i) pursuant to the terms and conditions of the operating agreements of MIP LLC, all MIP LLC Profits Interests will be redeemed by the applicable entity for the underlying Vested PI Units and (ii) immediately after such redemption, all Members holding Vested PI Units shall be deemed to have delivered an Exchange Notice as of such date with respect to all outstanding Vested PI Units then outstanding and such Vested PI Units shall be Exchanged at such time pursuant to Section 4.6 (which date shall be the applicable Exchange Notice Date with respect thereto).
(c)   Schedule of Members.   The Company shall maintain a schedule, appended hereto as Exhibit A (as updated and amended from time to time in accordance with the terms of this LLC Agreement and current as of the date set forth therein), which shall include: (i) the name and address of each Member; and (ii) the aggregate number of, type and series (if applicable) of Units issued and outstanding and held by each Member.

(d)   EO Unit Vesting.   One-third of each EO Unit will performance-vest upon the occurrence of each Vesting Event. For the avoidance of doubt, multiple Vesting Events may occur concurrently, and the preceding sentence shall be applied with respect to each such Vesting Event. No EO Unit will be considered fully “Vested” until the occurrence of a Vesting Event with respect to such EO Unit and the satisfaction of the time-based vesting requirements under the applicable Profits Interest Award or Restricted Interest Award to which the EO Unit related prior to the Closing (as defined in the Merger Agreement). EO Units will also be subject to the termination provisions provided in the applicable Profits Interest Award or Restricted Interest Award to which the EO Unit related prior to the Closing. On the fifth (5th) anniversary of the Effective Time, immediately and without any further action under this LLC Agreement, all Unvested EO Units outstanding under this LLC Agreement shall be canceled and extinguished for no consideration.
(e)   New PubCo Issuances.
(i)   Subject to Section 4.6 and Section 4.1(e)(ii), if, at any time after the Effective Time, PubCo issues shares of its Class A Common Stock or any other Equity Security of PubCo, (x) the Company shall concurrently issue to PubCo an equal number of Common Units (if PubCo issues shares of Class A Common Stock), or an equal number of such other Equity Security of the Company corresponding to the Equity Securities issued by PubCo (if PubCo issues Equity Securities other than Class A Common Stock), and with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo so issued and (y) PubCo shall concurrently contribute to the Company the net proceeds or other property received by PubCo, if any, for such share of Class A Common Stock or other Equity Security.
(ii)   Notwithstanding anything to the contrary contained in Section 4.1(e)(i) or Section 4.1(e)(iii), this Section 4.1(e) shall not apply to (x) the issuance and distribution to holders of shares of PubCo Common Stock of rights to purchase Equity Securities of PubCo under a “poison pill” or similar shareholder rights plan (and upon exchange of Common Units for Class A Common Stock, such Class A Common Stock will be issued together with a corresponding right under such plan) or (y) the issuance under PubCo’s employee benefit plans of any warrants, options, stock appreciation right, restricted stock, restricted stock units, performance based award or other rights to acquire Equity Securities of PubCo or rights or property that may be converted into or settled in Equity Securities of PubCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of PubCo in connection with the exercise or settlement of such warrants, options, stock appreciation right, restricted stock units, performance based awards or the vesting of restricted stock (including as set forth in clause (iii) below, as applicable).
(iii)   In the event any outstanding Equity Security of PubCo is exercised or otherwise converted and, as a result, any shares of Class A Common Stock or other Equity Securities of PubCo are issued (including as a result of the exercise of PubCo Warrants), (x) the corresponding Equity Security outstanding at the Company, if any, shall be similarly exercised or otherwise converted, if applicable, (y) an equivalent number of Common Units or equivalent Equity Securities of the Company shall be issued to PubCo as required by the first sentence of Section 4.1(e)(i), and (z) PubCo shall concurrently contribute to the Company the net proceeds received by PubCo from any such exercise or conversion.
(f)   PubCo Debt Issuance.   If at any time PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) issues Debt Securities, PubCo or such Subsidiary shall transfer to the Company the net proceeds received by PubCo or such Subsidiary, as applicable, in exchange for such Debt Securities in a manner that directly or indirectly burdens the Company with the repayment of the Debt Securities.
(g)   New Company Issuances.   Except pursuant to Section 4.6, (x) the Company may not issue any additional Units to PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless (i) substantially simultaneously therewith PubCo or such Subsidiary issues or transfers an equal number of newly-issued shares of Class A Common Stock (or relevant Equity Security of such Subsidiary) to another Person or Persons, and (ii) such issuance is in accordance with Section 4.1(e), and

(y) the Company may not issue any other Equity Securities of the Company to PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless (i) substantially simultaneously therewith PubCo or such Subsidiary issues or transfers, to another Person, an equal number of newly-issued shares of Equity Securities of PubCo or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Company, and (ii) such issuance is in accordance with Section 4.1(e).
(h)   Repurchases and Redemptions.
(i)   PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) may redeem, repurchase or otherwise acquire (A) shares of Class A Common Stock pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) and substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of Common Units for the same price per security, if any, or (B) any other Equity Securities of PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) and substantially simultaneously therewith the Company redeems, repurchases or otherwise acquires from PubCo or such Subsidiary an equal number of the corresponding class or series of Equity Securities of the Company with the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo or such Subsidiary for the same price per security, if any.
(ii)   The Company may not redeem, repurchase or otherwise acquire (x) any Common Units from PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) an equal number of shares of Class A Common Stock for the same price per security from holders thereof or (y) any other Equity Securities of the Company from PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) unless substantially simultaneously PubCo or such Subsidiary redeems, repurchases or otherwise acquires pursuant to a Board approved repurchase plan or program (or otherwise in connection with a transaction approved by the Board) for the same price per security an equal number of Equity Securities of PubCo (or such Subsidiary) of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of PubCo or such Subsidiary.
(iii)   Notwithstanding the foregoing clauses (i) and (ii), to the extent that any consideration payable by PubCo in connection with the redemption, repurchase or acquisition of any shares of Class A Common Stock or other Equity Securities of PubCo or any of its Subsidiaries (other than the Company and its Subsidiaries) consists (in whole or in part) of shares of Class A Common Stock or such other Equity Securities (including in connection with the cashless exercise of an option or warrant (or other convertible right or security)) other than under PubCo’s employee benefit plans for which there is no corresponding Common Units or other Equity Securities of the Company, then the redemption, repurchase or acquisition of the corresponding Common Units or other Equity Securities of the Company shall be effectuated in an equivalent manner.
(i)   Equity Subdivisions and Combinations.
(i)   The Company shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding PubCo Common Stock or other related class or series of Equity Security of PubCo, with corresponding changes made with respect to any other exchangeable or convertible Equity Securities of the Company and PubCo.
(ii)   Except in accordance with Section 4.6(c), PubCo shall not in any manner effect any subdivision (by any equity split, equity distribution, reclassification, recapitalization or otherwise)

or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding PubCo Common Stock or any other class or series of Equity Security of PubCo, unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Units or other related class or series of Equity Security of the Company, with corresponding changes made with respect to any applicable exchangeable or convertible Equity Securities of the Company and PubCo.
Section 4.2   Capital Contributions.   Except as otherwise may be required by Law, no Member shall be required to make additional Capital Contributions to the Company.
Section 4.3   Issuance of Additional Units.   Except as expressly contemplated by this LLC Agreement, the Managing Member shall not have the right to authorize and cause the Company to issue additional Common Units, PI Units or Equity Securities in the Company.
Section 4.4   Capital Accounts.   A Capital Account shall be maintained by the Managing Member for each Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such regulations, the other provisions of this LLC Agreement. Thereafter, each Member’s Capital Account shall be (a) increased by (i) allocations to such Member of Profits pursuant to Section 5.1 and any other items of income or gain allocated to such Member pursuant to Section 5.2, (ii) the amount of cash or the initial Gross Asset Value of any asset (net of any Liabilities assumed by the Company and any Liabilities to which the asset is subject) contributed to the Company by such Member, and (iii) any other increases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv), and (b) decreased by (i) allocations to such Member of Losses pursuant to Section 5.1 and any other items of deduction or loss allocated to such Member pursuant to the provisions of Section 5.2, (ii) the amount of any cash or the Gross Asset Value of any asset (net of any Liabilities assumed by the Member and any Liabilities to which the asset is subject) distributed to such Member, and (iii) any other decreases allowed or required by Treasury Regulations Section 1.704-1(b)(2)(iv). In the event of a Transfer of Units made in accordance with this LLC Agreement (including a deemed Transfer for U.S. federal income tax purposes as described in Section 4.6(h)), the Capital Account of the Transferor that is attributable to the Transferred Units shall carry over to the Transferee Member in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv)(l). This Section 4.4 and other provisions of this LLC Agreement relating to the maintenance of Capital Accounts are intended to comply with the Treasury Regulations promulgated under Code Section 704(b), including Treasury Regulation Section 1.704-1(b)(2)(iv), and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In determining the amount of any Liability for purposes of calculating Capital Accounts, there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and Treasury Regulations. The Members’ Capital Accounts will normally be adjusted on an annual or other periodic basis as determined by the Managing Member, but the Capital Accounts may be adjusted more often if a new Member is admitted to the Company or if circumstances otherwise make it advisable in the judgment of the Managing Member.
Section 4.5   Other Matters Regarding Capital Contributions.
(a)   The Company shall not be obligated to repay any Capital Contributions of any Member. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive property other than cash.
(b)   No Member shall receive any interest, salary, compensation or reimbursement with respect to its Capital Contributions or its Capital Account, or for services rendered or expenses incurred on behalf of the Company or otherwise in its capacity as a Member, except as otherwise provided in this LLC Agreement.
(c)   A Member shall not be required to restore a deficit balance in such Member’s Capital Account, to lend any funds to the Company or, except as otherwise set forth in this LLC Agreement, to make any additional contributions or payments to the Company.
Section 4.6   Exchange of Units.
(a)   Exchange Procedures.
(i)   Pursuant to the terms and conditions of the operating agreements of MIP LLC and MIP RI LLC, the members of the MIP LLC and MIP RI LLC may redeem their vested MIP LLC

Profits Interests, vested MIP LLC EO Interests and vested MIP RI LLC EO Interests for the Vested PI Units and/or Vested EO Units held by such entity corresponding thereto (such right, the “Redemption Right”). Upon the terms and subject to the conditions set forth in this Section 4.6 (including the limitations for Exchanges in the calendar year 2021 set forth in Section 4.6(a)(v) hereof), after the expiration of any applicable Lock-Up Period, an Exchange Member shall be entitled to Exchange with the Company, at any time and from time to time, any or all of the Vested Units such Exchange Member will receive upon consummation of the exercise of such Exchange Member’s Redemption Right, in each case for shares of Class A Common Stock or, at the Company’s election validly made in accordance with Section 4.6(a)(iv), cash equal to the Cash Exchange Payment calculated with respect to such Exchange (the “Exchange Right”).
(ii)   In order to exercise the Exchange Right with respect to Vested Units, an Exchange Member shall provide an Exchange Notice to the Company and PubCo (or their respective designee(s) in such a manner as they may from time to time designate and communicate to the Exchange Members (including through any third party equity program administrator)), stating the number and type of Vested Units such Exchange Member elects to have the Company exchange for shares of Class A Common Stock. On any Exchange Date for which an Exchange Member delivered an Exchange Notice in respect of Vested PI Units or Vested EO Units, as of such Exchange Date, such Vested PI Units or Vested EO Units (as the case may be) shall be exchangeable for (i) in the case of Vested PI Units, a number of shares of Class A Common stock equal to the PI Aggregate Exchanged Amount corresponding to such Vested PI Units and (ii) in the case of Vested EO Units, a number of shares of Class A Common Stock equal to the EO Aggregate Exchanged Amount corresponding to such Vested EO Units; provided, however, that if the Class A Closing Price used in the calculation of the PI Aggregate Exchanged Amount is less than the Hurdle Amount of any included Vested PI Units, such Exchange Notice shall be deemed to be withdrawn with respect to the applicable Vested PI Units.
(iii)   An Exchange Notice for Exchanges other than Special Exchanges may specify that the Exchange is to be contingent (including as to timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of the shares of Class A Common Stock for which the Vested Units are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which the shares of Class A Common Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property; provided that this sentence shall not apply to any Exchange for which the Company has made a valid Cash Election.
(iv)   Upon receipt of an Exchange Notice, the Company shall be entitled to elect (a “Cash Election”) to settle the Exchange by delivery to the applicable Exchange Member, in lieu of the applicable number of shares of Class A Common Stock that would be received in such Exchange, an amount of cash equal to the Cash Exchange Payment for such Exchange. In order to make a Cash Election with respect to an Exchange, the Company must provide written notice (the “Cash Election Notice”) of such election to the applicable Exchange Member, prior to 9:00 a.m., New York time, on the Exchange Date, which notice shall be provided by the Company to the applicable Exchange Member to the e-mail address designated by such Exchange Member in the Exchange Notice. If the Company fails to provide a Cash Election Notice prior to such time, it shall not be entitled to make a Cash Election with respect to such Exchange. For all Exchanges other than Special Exchanges, if a timely Cash Election Notice is provided by the Company, the applicable Exchange Member may retract the related Exchange Notice by giving written notice (the “Retraction Notice”) to the Company (with a copy to PubCo) at any time prior to 12:00 p.m., New York time, on the Exchange Date in such a manner as it may from time to time designate and communicate to the applicable Exchange Member (including through any third party equity program administrator). The timely delivery of a Retraction Notice shall terminate the applicable Exchange Member’s, the Company’s and PubCo’s rights and obligation under this Section 4.6 arising from the retracted Exchange Notice. For the avoidance of doubt, (i) the Company may determine to decline to make a Cash Election and proceed with the Exchange at any time on the Exchange Date and (ii) Exchange Notices for Special Exchanges and all other Exchanges where the Company has declined to make a Cash Election are irrevocable and may not be retracted by the Exchange Member.
(v)   Notwithstanding anything to the contrary in this LLC Agreement, solely for the calendar year 2021, an Exchange Member shall not be permitted to (A) make any Exchange (and shall not be permitted to exercise any Exchange Right or Redemption Right in connection therewith) that would result in such Exchange Member having redeemed more than thirty percent (30%) of the aggregate number of MIP LLC Profits Interests held by such Exchange Member as of the date hereof; provided, however, that each Exchange Member shall be permitted to make a single, one-time Special Exchange, with respect to which the restrictions described in this Section 4.6(a)(v)(A) shall not apply or (B) make any Exchange of EO Units (or exercise any Exchange Right or Redemption Right in connection therewith). Any PI Units Exchanged in a Special Exchange shall not be treated as having been Exchanged for purposes of determining the thirty percent (30%) limitation described in Section 4.6(a)(v)(A).
(vi)   Notwithstanding anything to the contrary in this LLC Agreement, to the extent that the Managing Member determines in good faith that additional restrictions on Exchanges are necessary or advisable so that the Company is not treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code, the Managing Member may impose such additional restrictions on Exchanges as the Managing Member has determined in good faith to be so necessary or advisable.
(b)   Exchange Payment.   If the Company has not made a valid Cash Election, then as promptly as practicable after the receipt of the Exchange Notice, PubCo shall issue and contribute to the Company, and the Company shall deliver to the applicable Exchange Member or the applicable Exchange Member’s written order, the number of shares of Class A Common Stock issuable upon the Exchange (in book-entry or certificated form, as determined by PubCo, and with such legends as may be required in accordance with PubCo’s organizational documents and applicable Law), and the Company shall deliver such surrendered Vested Units to PubCo in exchange for no additional consideration. If the Company has made a valid Cash Election, then as promptly as practicable after the receipt of the Exchange Notice (but in no event more than two (2) Business Days after receipt of the Exchange Notice), PubCo shall contribute to the Company the cash consideration the applicable Exchange Member is entitled to receive in the Exchange and the Company shall deliver to the applicable Exchange Member, as directed by the applicable Exchange Member, by wire transfer of immediately available funds, the Cash Exchange Payment payable upon the Exchange, and the Company shall deliver such surrendered Vested Units to PubCo for no additional consideration. Each Exchange shall be deemed to have been effected on the Exchange Date. If the Company has not made a valid Cash Election, and the Person or Persons in whose name or the shares of Class A Common Stock shall be issuable upon such Exchange as aforesaid shall be deemed to have become, on the Exchange Date, the holder or holders of record of the shares represented thereby.
(c)   Splits, Distributions and Reclassifications.   If there is any reclassification, reorganization, recapitalization or other similar transaction in which the shares of Class A Common Stock are converted or changed into another security, securities or other property, this Section 4.6 shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Section 4.6(c) is intended to preserve the intended economic effect of Section 4.1 and this Section 4.6 and to put each Member in the same economic position, to the extent possible, with respect to Exchanges as if such reclassification, reorganization, recapitalization or other similar transaction had not occurred and shall be interpreted in a manner consistent with such intent.
(d)   PubCo Covenants.   PubCo shall at all times keep available, solely for the purpose of issuance upon an Exchange, out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall be issuable upon the Exchange of all outstanding PI Units and all outstanding EO Units, in each case whether or not such Units are vested; provided that nothing contained in this LLC Agreement shall be construed to preclude PubCo from satisfying its obligations with respect to an Exchange by delivery of a Cash Exchange Payment or shares of Class A Common Stock that are held in treasury of PubCo. PubCo covenants that all shares of Class A

Common Stock that shall be issued upon an Exchange shall, upon issuance thereof, be validly issued, fully paid and non-assessable, free and clear of all liens and encumbrances other than any liens and encumbrances occurring under applicable securities Laws. In addition, for so long as the shares of Class A Common Stock are listed on a stock exchange or automated or electronic quotation system, PubCo shall cause all shares of Class A Common Stock issued upon an Exchange to be listed on such stock exchange or automated or electronic quotation system at the time of such issuance.
(e)   Exchange Taxes.   The issuance of shares of Class A Common Stock upon an Exchange shall be made without charge to the applicable Exchange Member for any stamp or other similar tax in respect of such issuance; provided that if the Stock Exchange Payment or the Cash Exchange Payment is to be delivered in a name other than that of the holder of Exchanged Units that requested the Exchange (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such holder), then such holder and/or the Person in whose name such shares are to be delivered shall pay to PubCo the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of PubCo that such tax has been paid or is not payable.
(f)   PubCo Call Rights.   Notwithstanding anything to the contrary contained in this Section 4.6, with respect to any Exchange Notice, the applicable Exchange Member shall be deemed to have offered to sell its Exchanged Units as described in any Exchange Notice directly to PubCo (rather than to the Company), and PubCo may, by delivery of a written notice to the applicable Exchange Member no later than 9:00 a.m., New York time, on the Exchange Date, in accordance with, and subject to the terms of, this Section 4.6(f) (such notice, a “PubCo Call Notice”), elect to purchase directly and acquire such Exchanged Units on such date by paying to the applicable Exchange Member (or such other Person specified in the Exchange Notice) the Stock Exchange Payment and/or the Cash Exchange Payment, whereupon PubCo shall acquire the Exchanged Units on the Exchange Date and be treated for all purposes of this LLC Agreement as the owner of such Vested Units. Except as otherwise provided in this Section 4.6(f), an exercise of the PubCo Call Right shall be consummated pursuant to the same timeframe and in the same manner as the relevant Exchange would have been consummated if PubCo had not given a PubCo Call Notice, in each case as relevant.
(g)   Distribution Rights.   No Exchange shall impair the right of an Exchange Member to receive any distributions payable on any Units redeemed pursuant to such Exchange in respect of a record date that occurs prior to the Exchange Date for such Exchange. Neither an Exchange Member nor any Person designated by an Exchange Member to receive shares of Class A Common Stock shall be entitled to receive, with respect to such record date, distributions or dividends both on any Units redeemed by the Company from an Exchange Member and on shares of Class A Common Stock received by an Exchange Member or other Person so designated, if applicable, in such Exchange.
(h)   Tax Matters.   For U.S. federal and applicable state and local income tax purposes, each Exchange Member, the Company and PubCo agree to treat each Exchange as a sale by the applicable Exchange Member of the applicable Exchange Member’s Units to PubCo in exchange for the payment by PubCo of the Stock Exchange Payment, the Cash Exchange Payment, or other applicable consideration to such Exchange Member.
Section 4.7   Representations and Warranties of the Members.   Unless otherwise set forth in a written agreement between the Company and a Member (including the Merger Agreement), each Member who acquires Units after the Effective Time severally (and not jointly) represents and warrants to the Company and each other Member as of the date of such Member’s admittance to the Company and as of each subsequent date that such Member acquires any additional Units (other than, in the case of acquisition of additional Units, Section 4.7(b) to the extent any conflict under Section 4.7(b) is related to the occurrence of a Change of Control resulting from such acquisition) that:
(a)   Organization; Authority.
(i)   To the extent it is not a natural person, (x) it is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation, and if required by Law is duly qualified to conduct business and is in good standing in the jurisdiction of its principal place of business (if not formed in such jurisdiction), and (y) has full corporate, limited liability company, partnership, trust or other applicable power and authority to execute and deliver this LLC Agreement and to perform its obligations under this LLC Agreement and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries or other Persons necessary for the due authorization, execution, delivery and performance of this LLC Agreement by that Member have been duly taken.
(ii)   It has duly executed and delivered this LLC Agreement, and this LLC Agreement is enforceable against such Member in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity).
(b)   Non-Contravention.
(i)   Its authorization, execution, delivery, and performance of this LLC Agreement does not breach or conflict with or constitute a default under (x) such Member’s charter or other governing documents to the extent it is not a natural person, (y) any material obligation under any other material agreement to which that Member is a party or by which it is bound or (z) applicable Law.
(ii)   No governmental, administrative or other material third party consents or approvals are required or necessary on the part of it in connection with its admittance as a Member or its ownership of its Units.
(c)   Due Inquiry.
(i)   It has had, prior to the execution and delivery of this LLC Agreement, the opportunity to ask questions of and receive answers from representatives of the Company concerning an investment in the Company, as well as the finances, operations, business and prospects of the Company, and the opportunity to obtain additional information to verify the accuracy of all information so obtained, and received all such information about the Company and the Units as it has requested.
(ii)   In determining whether to enter into this LLC Agreement in respect of its Units, it has relied solely on its own knowledge and understanding of the Company and its business based upon its own due diligence investigation and the information furnished pursuant to this clause (c) and it has not relied on any other representations or information in making its investment decision, whether written or oral, relating to the Company, its operations and/or prospects.
(d)   Purpose of Investment.   It is acquiring and holding its Units solely for investment purposes, for its own account and not for the account or benefit of any other Person and not with a view towards the distribution or dissemination thereof, did not decide to enter into this LLC Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act, and acknowledges and understands that no United States federal or state agency has passed upon or made any recommendation or endorsement of the offering of any Units.
(e)   Transfer Restrictions.   It understands the Units are being Transferred in a transaction not involving a public offering within the meaning of the Securities Act and the Units will comprise “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act which shall not be sold, pledged, hypothecated or otherwise Transferred except in accordance with the terms of this LLC Agreement and applicable Law. It agrees that, if in the future it decides to offer, resell, pledge or otherwise Transfer any portion of its Units, such Units may be offered, resold, pledged or otherwise Transferred only pursuant to an effective Registration Statement under the Securities Act or an applicable exemption from registration and/or qualification under the Securities Act and applicable state securities Laws, and as a condition precedent to any such Transfer, it may be required to deliver to the Company an opinion of counsel satisfactory to the Company, and agrees, absent registration or an exemption with respect to its Units, not to resell any such Units.
(f)   Investor Status.   It (i) has adequate means of providing for its current needs and possible contingencies, is able to bear the economic risks of its investment for an indefinite period of time and has a sufficient net worth to sustain a loss of its entire investment in the Company in the event such loss should occur, (ii) is sophisticated in financial matters and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (iii) is, or is controlled by, an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D, promulgated under the Securities Act, and acknowledges the issuance of Units under this LLC Agreement is being made in reliance on a private placement exemption to “accredited investors” within the meaning of Section 501(a) of Regulation D under the Securities Act or similar exemptions under federal and state Law, and (iv) is treated as a single partner within the meaning of Treasury Regulations Section 1.7704-1(h) (determined taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)).
Article V.
ALLOCATIONS OF PROFITS AND LOSSES
Section 5.1   Profits and Losses.   After giving effect to the allocations under Section 5.2 and subject to Section 5.2 and Section 5.4, Profits and Losses (and, to the extent reasonably determined by the Managing Member to be necessary and appropriate to achieve the resulting Capital Account balances described below, any allocable items of income, gain, loss, deduction or credit includable in the computation of Profits and Losses) for each Taxable Year or other taxable period shall be allocated among the Members during such Taxable Year or other taxable period in a manner such that, after giving effect to all distributions through the end of such Taxable Year or other taxable period, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to (a) the amount such Member would receive pursuant to Section 11.2(b)(iii) if all assets of the Company on hand at the end of such Taxable Year or other taxable period were sold for cash equal to their Gross Asset Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and all remaining or resulting cash was distributed, in accordance with Section 11.2(b)(iii), to the Members immediately after making such allocation, minus (b) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets, provided, however, that for these purposes each Member’s interests in the Company shall be calculated by treating all Unvested PI Units and all Unvested EO Units held by MIP LLC as if they were “substantially vested” within the meaning of Treasury Regulation Section 1.83-3(b).
Section 5.2   Special Allocations.
(a)   Nonrecourse Deductions for any Taxable Year or other taxable period shall be specially allocated to the Members on a pro rata basis in accordance with the number of Units owned by each Member. The amount of Nonrecourse Deductions for a Taxable Year or other taxable period shall equal the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Taxable Year or other taxable period over the aggregate amount of any distributions during that Taxable Year or other taxable period of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(d).
(b)   Any Member Nonrecourse Deductions for any Taxable Year or other taxable period shall be specially allocated to the Member who bears economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one (1) Member bears the economic risk of loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the economic risk of loss. This Section 5.2(b) is intended to comply with the provisions of Treasury Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.
(c)   Notwithstanding any other provision of this LLC Agreement to the contrary, if there is a net decrease in Company Minimum Gain during any Taxable Year or other taxable period (or if there was a net decrease in Company Minimum Gain for a prior Taxable Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(c)), each Member shall be specially allocated items of Company income and gain for such Taxable Year or other taxable period in an amount equal to such Member’s share of the net decrease in Company Minimum Gain during such year (as determined pursuant to Treasury Regulations Section 1.704-2(g)(2)). This Section 5.2(c) is intended to constitute a minimum gain chargeback under Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(d)   Notwithstanding any other provision of this LLC Agreement except Section 5.2(c), if there is a net decrease in Member Minimum Gain during any Taxable Year or other taxable period (or if there was a net decrease in Member Minimum Gain for a prior Taxable Year or other taxable period and the Company did not have sufficient amounts of income and gain during prior periods to allocate among the Members under this Section 5.2(d)), each Member shall be specially allocated items of Company income and gain for such year in an amount equal to such Member’s share of the net decrease in Member Minimum Gain (as determined pursuant to Treasury Regulations Section 1.704-2(i)(4)). This section is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(e)   Notwithstanding any provision hereof to the contrary except Section 5.2(a) and Section 5.2(b), no Losses or other items of loss or expense shall be allocated to any Member to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such Taxable Year or other taxable period. All Losses and other items of loss and expense in excess of the limitation set forth in this Section 5.2(e) shall be allocated to the Members who do not have an Adjusted Capital Account Deficit in proportion to their relative positive Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Member to have an Adjusted Capital Account Deficit.
(f)   Notwithstanding any provision hereof to the contrary except Section 5.2(c) and Section 5.2(d), in the event any Member unexpectedly receives any adjustment, allocation or distribution described in paragraph (4), (5) or (6) of Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Taxable Year or other taxable period) shall be specially allocated to such Member in an amount and manner sufficient to eliminate any Adjusted Capital Account Deficit of that Member as quickly as possible; provided that an allocation pursuant to this Section 5.2(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in Section 5.1 and Section 5.2 have been tentatively made as if this Section 5.2(f) were not in this LLC Agreement. This Section 5.2(f) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii) and shall be interpreted consistently therewith.
(g)   If any Member has a deficit balance in its Capital Account at the end of any Taxable Year or other taxable period that is in excess of the amount that the Member is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulations Sections 1.704-2(g)(1) and (i)(5), that Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible; provided that an allocation pursuant to this Section 5.2(g) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account in excess of such sum after all other allocations provided for in Section 5.1 and Section 5.2 have been made as if Section 5.2(f) and this Section 5.2(g) were not in this LLC Agreement.
(h)   To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution to any Member in complete liquidation of such Member’s Units in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such item of gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) if such section applies or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(i)   Notwithstanding anything to the contrary contained in this LLC Agreement, in the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (b)(vi) of the definition of Gross Asset Value, any Profits or Losses resulting from such adjustment shall, in the manner reasonably determined by the Managing Member, be allocated among the Members (including the Members who held the Units giving rise to such adjustment) such that the Capital Account balance relating to each Unit is equal in amount immediately after making such allocation, after taking into account the Distribution Catch-Up Payment, in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s); provided, that if the foregoing allocations pursuant to this Section 5.2(i) are insufficient to cause the Capital Account balance relating to each Unit to be so equal in amount, then the Managing Member, in its reasonable discretion, shall cause a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3) to cause the Capital Account balance relating to each Unit to be so equal in amount.
(j)   The allocations set forth in Sections 5.2(a) through 5.2(g) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Regulatory Allocations (and anticipated future Regulatory Allocations) shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocation of other items and the Regulatory Allocations to each Member should be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. In general, the Members anticipate that this shall be accomplished by specially allocating other Profits and Loss among the Members so that the net amount of Regulatory Allocations and such special allocations to each such Member is zero. This Section 5.2(j) is intended to minimize to the extent possible and to the extent necessary any economic distortions that may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.
Section 5.3   Allocations for Tax Purposes in General.
(a)   Except as otherwise provided in this Section 5.3, each item of income, gain, loss and deduction of the Company for U.S. federal income tax purposes shall be allocated among the Members in the same manner as such item is allocated under Sections 5.1 and 5.2.
(b)   In accordance with Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Gross Asset Values), items of income, gain, loss and deduction with respect to any Company property having a Gross Asset Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Members to account for any such difference using (i) the “traditional method” without curative allocations under Treasury Regulations Section 1.704-3(b) or (ii) any other permissible method or methods determined by the Managing Member to be appropriate and in accordance with the applicable Treasury Regulations.
(c)   Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions and (ii) tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as reasonably determined by the Managing Member taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii), 1.704-1(b)(3)(iv), and 1.704-1(b)(4)(viii).
(d)   Allocations pursuant to this Section 5.3 are solely for purposes of U.S. federal, state and local income taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this LLC Agreement.
(e)   If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x). If, pursuant to Section 5.2(i), the Managing Member causes a Capital Account reallocation in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Managing Member shall make corrective allocations in accordance with principles similar to those set forth in Treasury Regulations Section 1.704-1(b)(4)(x).
(f)   Any adjustment to the adjusted tax basis of Company property pursuant to Code Section 743(b) resulting from a transfer of Units shall be handled in accordance with Treasury Regulations Section 1.743-1(j).
Section 5.4   Other Allocation Rules.
(a)   The Members are aware of the income tax consequences of the allocations made by this Article V and the economic effect of the allocations on the amounts receivable by them under this LLC Agreement. The Members hereby agree to be bound by the provisions of this Article V in reporting their share of Company income and loss for U.S. federal and applicable state and local income tax purposes.
(b)   The provisions regarding the establishment and maintenance for each Member of a Capital Account as provided by Section 4.4 and the allocations set forth in Sections 5.1, 5.2 and 5.3 are intended to comply with the Treasury Regulations and to reflect the intended economic entitlement of the Members. If the Managing Member reasonably determines that the application of the provisions in Sections 4.4, 5.1, 5.2 or 5.3 would result in non-compliance with the Treasury Regulations or would be inconsistent with the intended economic entitlement of the Members, the Managing Member is authorized to make any appropriate adjustments to such provisions to the extent permitted by applicable Law, including to allocate properly items of income, gain, loss, deduction and credit to those Members who bear the economic burden or benefit associated therewith, or to otherwise cause the Members to achieve the economic objectives underlying this LLC Agreement and the Merger Agreement. The Managing Member also shall (i) make any adjustments that it reasonably determines are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(iv)(g) and (ii) make any reasonable and appropriate modifications in the event unanticipated events would reasonably be expected to otherwise cause this LLC Agreement not to comply with Treasury Regulations Section 1.704-1(b).
(c)   If during any Taxable Year there is any change in any Member’s Units in the Company, the Managing Member shall allocate the Profits or Losses to the Members of the Company so as to take into account the varying interests of the Members in the Company using an “interim closing of the books” method in a manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder; provided, however, that such allocations may instead be made in another manner that complies with the provisions of Section 706 of the Code and the Treasury Regulations thereunder and that is selected by the Managing Member.
(d)   Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulations Section 1.752-3(a)(3), the Managing Member shall allocate such liabilities in such manner that complies with the Code and the Treasury Regulations thereunder and that the Managing Member reasonably determines, in a manner intended to minimize any gain of the Members to the greatest extent possible under Section 731 of the Code.
Section 5.5   Tax Characterization.   The Parties intend that, for U.S. federal income tax purposes, (i) no Member be treated as having taxable income or gain as a result of the exchange of their Profits Interests or Restricted Interests for PI Units and/or EO Units and (ii) MIP LLC shall not be treated as having taxable income or gain as the result of the vesting of any such EO Units at the time of any Vesting Event (other than as a result of corrective allocations made pursuant to Section 5.2(i)). The Company shall prepare and file all tax returns consistent with this Section 5.5. unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

Article VI.
DISTRIBUTIONS
Section 6.1   Distributions.
(a)   Distributions.
(i)   To the extent permitted by applicable Law, distributions to Members may be declared by the Managing Member out of Distributable Cash in such amounts, at such time and on such terms (including the payment dates of such distributions) as the Managing Member shall determine using such record date as the Managing Member may designate. All distributions made under this Section 6.1(a) shall be made to the Members as of the close of business on such record date on a pro rata basis (except that, for the avoidance of doubt, repurchases or redemptions made in accordance with Section 4.1(h) or payments made in accordance with Section 7.4 need not be on a pro rata basis, as long as such payments are otherwise made in accordance with the terms of this LLC Agreement) in accordance with each Member’s percentage interest in the Company as of the close of business on such record date; provided, that the Managing Member shall have the obligation to make distributions as set forth in Section 6.2 and Section 11.2(b)(iii); provided, further, that notwithstanding any other provision herein to the contrary, no distributions shall be made to any Member to the extent such distribution would render the Company insolvent or violate the Act. For purposes of this Section 6.1(a) and Section 6.2, insolvent means the inability of the Company to meet its payment obligations when due.
(ii)   Promptly following the designation of a record date and the declaration of a distribution pursuant to this Section 6.1(a), the Managing Member shall give notice to each Member of the record date, the amount and the terms of the distribution and the payment date thereof.
(iii)   No EO Unit that is not a Vested EO Unit shall be entitled to receive any distributions pursuant to Section 6.1(a); provided, that, no later than five (5) Business Days following the Vesting Date with respect to an EO Unit, for each EO Unit for which the Vesting Event has occurred, the Company shall pay to the holder of such EO Unit an aggregate amount equal to the aggregate per Common Unit amount of distributions actually paid pursuant to Section 6.1(a) (but, for the avoidance of doubt, excluding any Tax Distributions) during the Distribution Catch-Up Period relevant to such EO Unit (and if any in-kind distribution was made during the Distribution Catch-Up Period (which, for the avoidance of doubt, for purposes of this LLC Agreement, shall not include any transaction subject to Section 4.1(i) or 4.1(h) hereof), to the extent feasible (and not requiring any approval (including at PubCo) other than that of the Managing Member in its capacity as such) identical property, or if not feasible (or if requiring any such approval) an amount in cash equal to the greater of the per Common Unit Fair Market Value of such in-kind distribution (x) at the time such distribution was made and (y) at the time such Distribution Catch-Up Payment is made) (each such distribution, a “Distribution Catch-Up Payment”). To the extent that the Vesting Date in respect of a EO Unit occurs following the date that a distribution is declared under this Section 6.1(a), but on or before the date such distribution is paid, the amount distributable on each Unit in such distribution shall not be included in the Distribution Catch-Up Payment, and such holder of such EO Unit shall be entitled to receive such distribution when paid to the Members.
(iv)   Members shall not be entitled to receive distributions pursuant to this Section 6.1(a) in respect of Unvested PI Units.
(v)   Members holding PI Units shall participate in distributions pursuant to this Section 6.1(a) only to the extent such distributions are attributable to income and appreciation in value of the Company in excess of the Applicable Participation Threshold.
(b)   Successors.   For purposes of determining the amount of distributions (including Tax Distributions), each Member shall be treated as having made the Capital Contributions made by, been allocated the net taxable income of the Company (in accordance with the definition of Tax Amount) allocated to, and received the distributions made to or received by its predecessors in respect of any of such Member’s Units.

(c)   Distributions In-Kind.   Except as otherwise provided in this LLC Agreement, any distributions may be made in cash or in kind, or partly in cash and partly in kind, as reasonably determined by the Managing Member. In the event of any distribution of (i) property in kind or (ii) both cash and property in kind, each Member shall be distributed its proportionate share of any such cash so distributed and its proportionate share of any such property so distributed in kind (based on the Fair Market Value of such property). To the extent that the Company distributes property in-kind to the Members, the Company shall be treated as making a distribution equal to the Fair Market Value of such property for purposes of Section 6.1(a) and such property shall be treated as if it were sold for an amount equal to its Fair Market Value. Any resulting gain or loss shall be allocated to the Member’s Capital Accounts in accordance with Section 5.1 and Section 5.2.
Section 6.2   Tax-Related Distributions.   Effective upon the Effective Time, prior to making any other distributions under this LLC Agreement, on each Tax Distribution Date, unless prohibited by applicable Law, the Managing Member shall cause the Company, from available cash, available borrowings and other funds legally available therefor, including legally made distributions from available cash of the Company’s Subsidiaries (taking into account any restrictions applicable to tax distributions contained in the Company’s or its Subsidiaries’ then applicable bank financing agreements by which the Company or its Subsidiaries are bound) (collectively, “Cash Available For Tax Distributions”) to make distributions of cash (each, a “Tax Distribution”) to the Members holding Units, pro rata in proportion to their respective number of Units in an amount such that the Member with the highest Tax Amount per Unit receives an amount equal to such Member’s Tax Amount; provided, that if the amount of Tax Distributions actually made with respect to a quarter or a Taxable Year is greater than or less than the Tax Distributions that would have been made under this Section 6.2 for such period based on subsequent tax information and assuming no limitations based on prohibitions under applicable Law, Cash Available For Tax Distributions, or insolvency under this Section 6.2 (such limitations, the “Liquidity Limitations”) (e.g., because the estimated Tax Distributions for a Taxable Year were greater than or less than the amount calculated based on actual taxable income for such Taxable Year or because such Tax Distribution would have rendered the Company insolvent (as defined in Section 6.1(a)), then, on subsequent Tax Distribution Dates, starting with the next Tax Distribution Date, and prior to any additional distributions pursuant to Section 6.1, the Managing Member shall, subject to the Liquidity Limitations, cause the Company to adjust the next Tax Distribution and subsequent Tax Distributions downward (but not below zero) or upward (but in any event pro rata in proportion to the Members’ respective number of Units) to reflect such excess or shortfall; and provided, further, that notwithstanding any other provision in this LLC Agreement to the contrary, (A) Tax Distributions shall not be required to the extent any such distribution would render the Company insolvent (as defined in Section 6.1(a)), and (B) the Managing Member shall not be required to cause the Company to make any Tax Distributions on any date other than a Tax Distribution Date. Notwithstanding anything to the contrary contained in this LLC Agreement, (a) the Managing Member shall make, in its reasonable discretion, equitable adjustments (downward (but not below zero) or upward) to the Members’ Tax Distributions (but in any event pro rata in proportion to the Members’ respective number of Units) to take into account increases or decreases in the number of Units held by each Member during the relevant period (including as a result of conversion of any EO Units into Common Units in connection with the occurrence of a Vesting Event); provided that no such adjustments shall be made that would have a material adverse effect on MIP LLC without MIP LLC’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed) or on MIP RI LLC without MIP RI LLC’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed), and (b) except to adjust for changes in the number of Units held by the Members during a relevant period, as provided in (a) above, no Tax Distributions (or downward (but not below zero) or upward adjustment to any Tax Distributions) shall be made other than on a pro rata basis in proportion to the Members’ respective number of Units.
Section 6.3   Distribution Upon Withdrawal.   No withdrawing Member shall be entitled to receive any distribution or the value of such Member’s Units in the Company as a result of withdrawal from the Company prior to the liquidation of the Company, except as provided in this LLC Agreement.
Article VII.
MANAGEMENT
Section 7.1   Managing Member Rights; Member and Officer Duties.
(a)   PubCo shall be the sole Managing Member of the Company and, pursuant to the governing documents of PubCo, the business and affairs of PubCo shall be managed by or under the direction of the Board. Except as otherwise required by Law or provided in this LLC Agreement, (i) the Managing Member shall have full and complete charge of all affairs of the Company, (ii) the management and control of the Company’s business activities and operations shall rest exclusively with the Managing Member, and (iii) the Members, other than the Managing Member (in its capacity as such), shall not participate in the control, management, direction or operation of the activities or affairs of the Company and shall have no power to act for or bind the Company.
(b)   Except as otherwise required by the Act, no current or former Member (including a current or former Managing Member) or any current or former Officer shall be obligated personally for any Liability of the Company solely by reason of being a Member or, with respect to the Managing Member, acting as Managing Member of the Company, or, with respect to an Officer, acting in his or her capacity as an Officer. Notwithstanding anything to the contrary contained in this LLC Agreement, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this LLC Agreement or the Act shall not be grounds for imposing personal liability on the Managing Member for liabilities of the Company.
(c)   In connection with the performance of its duties as the Managing Member of the Company, the Managing Member (solely in its capacity as such) will owe to the other Members the same fiduciary duties as it would owe to the stockholders of a Delaware corporation if it were a member of the board of directors of such a corporation and the other Members were stockholders of such corporation. To the extent that, at Law or in equity, any Subsidiary of the Company or any manager, director (or equivalent), officer, employee or agent of any Subsidiary of the Company has duties (including fiduciary duties) to the Company, to a Member (other than the Managing Member) or to any Person who acquires Units, all such duties (including fiduciary duties) are hereby limited solely to those expressly set forth in this LLC Agreement (if any), to the fullest extent permitted by Law. The limitation of duties (including fiduciary duties) to the Company, each Member (other than the Managing Member) and any Person who acquires Units set forth in the preceding sentence is approved by the Company, each Member (other than the Managing Member) and any Person who acquires Units.
Section 7.2   Role of Officers.
(a)   The Managing Member may appoint, employ or otherwise contract with any Person for the transaction of the business of the Company or the performance of services for or on behalf of the Company, and the Managing Member may delegate to any such Persons such authority to act on behalf of the Company as the Managing Member may from time to time deem appropriate.
(b)   The Officers of the Company as of the Effective Time are set forth on Exhibit B attached hereto.
(c)   Except as set forth in this LLC Agreement, the Managing Member may appoint Officers at any time, and the Officers may include a chief executive officer, a president, one or more vice presidents, a secretary, one or more assistant secretaries, a chief financial officer, a general counsel, a chief legal officer, a treasurer, one or more assistant treasurers, a chief operating officer, a chief business officer, an executive chairman, and any other officers that the Managing Member deems appropriate. Except as set forth in this LLC Agreement, the Officers will serve at the pleasure of the Managing Member, subject to all rights, if any, of such Officer under any contract of employment. Any individual may hold any number of offices, and an Officer may, but need not, be a Member of the Company. The Officers will exercise such powers and perform such duties as specified in this LLC Agreement or as reasonably determined from time to time by the Managing Member. Unless otherwise specified by the Managing Member, any officer holding the title at PubCo that he or she also holds at the Company will have the same authority and duties at the Company as he or she has at PubCo.
(d)   Subject to this LLC Agreement and to the rights, if any, of an Officer under a contract of employment, any Officer may be removed, either with or without cause, by the Managing Member. Any Officer may resign at any time by giving written notice to the Managing Member. Any resignation will take effect at the date of the receipt of that notice or at any later time specified in that notice and, unless otherwise specified in that notice, the acceptance of the resignation will not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the Officer is a party. A vacancy in any office because of death, resignation, removal, disqualification or any other cause will be filled in the manner prescribed in this LLC Agreement for regular appointments to that office.
Section 7.3   Warranted Reliance by Officers on Others.   In exercising their authority and performing their duties under this LLC Agreement, the Officers shall be entitled to rely on information, opinions, reports, or statements of the following Persons or groups unless they have actual knowledge concerning the matter in question that would cause such reliance to be unwarranted:
(a)   one or more employees or other agents of the Company or its Subsidiaries whom the Officer reasonably believes to be reliable and competent in the matters presented; and
(b)   any attorney, public accountant, or other Person as to matters which the Officer reasonably believes to be within such Person’s professional or expert competence.
Section 7.4   Indemnification.
(a)   Right to Indemnification.   Each Person who was or is made a party or is threatened to be made a party to or is otherwise subject to or involved in any Action, by reason of the fact that he, she or it is or was a Member (including the Managing Member), or an officer, manager or director (or equivalent) or, at the discretion of the Managing Member, any employee or agent, of the Managing Member, the Company or any of its Subsidiaries, or is or was an officer, manager or director (or equivalent) or, at the discretion of the Managing Member, any employee or agent, of the Managing Member, the Company or any of its Subsidiaries serving at the request of the Managing Member or the Company or any of its Subsidiaries as an officer, manager or director (or equivalent) or, at the discretion of the Managing Member, any employee or agent, of another corporation, partnership, joint venture, limited liability company, trust or other entity or which relates to or arises out of the property, business or affairs of the Company or any of its Subsidiaries, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Action is alleged action in an official capacity as a director, manager, officer, employee or agent or in any other capacity while serving as an officer, manager, director, employee or agent, shall be indemnified by the Company against all expense, Liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith (“Indemnifiable Losses”); provided, however, that, such Indemnitee shall not be entitled to indemnification if such Indemnitee’s conduct constituted fraud or a knowing violation of Law; provided, further, however, except as provided in Section 7.4(d) with respect to Actions to enforce rights to indemnification, the Company shall indemnify any such Indemnitee pursuant to this Section 7.4 in connection with an Action (or part thereof but excluding any compulsory counterclaim) initiated by such Indemnitee only if such Action (or part thereof but excluding any compulsory counterclaim) was authorized by the Board.
(b)   Right to Advancement of Expenses.   The right to indemnification conferred in Section 7.4(a) shall include the right to advancement by the Company of any and all expenses (including attorneys’ fees and expenses) incurred in participating in or defending any such Action in advance of its final disposition (an “Advancement of Expenses”); provided, however, that an Advancement of Expenses incurred by an Indemnitee shall be made pursuant to this Section 7.4(b) only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay, without interest, all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 7.4(b). An Indemnitee’s right to an Advancement of Expenses pursuant to this Section 7.4(b) is not subject to the satisfaction of any standard of conduct and is not conditioned upon any prior determination that Indemnitee is entitled to indemnification under Section 7.4(a) with respect to the related Action or the absence of any prior determination to the contrary.
(c)   Contract Rights.   The rights to indemnification and to the Advancement of Expenses conferred in Sections 7.4(a) and 7.4(b) shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, manager, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, estate, executors, administrators and legal representatives.

(d)   Right of Indemnitee to Bring Suit.   If a claim under Sections 7.4(a) or 7.4(b) is not paid in full by the Company within sixty (60) calendar days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be twenty (20) calendar days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification under this LLC Agreement (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) any suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses, without interest, upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Act. Neither the failure of the Company (including its Managing Member or independent legal counsel) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Act, nor an actual determination by the Company (including the Managing Member or independent legal counsel) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by an Indemnitee to enforce a right to indemnification or to an Advancement of Expenses under this LLC Agreement, or brought by the Company to recover an Advancement of Expenses under this LLC Agreement pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, shall be on the Company.
(e)   Appearance as a Witness.   Notwithstanding any other provision of this Section 7.4, the Company shall pay or reimburse out of pocket expenses incurred by any Person entitled to be indemnified pursuant to this Section 7.4 in connection with such Person’s appearance as a witness or other participation in an Action at a time when such Person is not a named defendant or respondent in the Action.
(f)   Nonexclusivity of Rights.   The rights to indemnification and the Advancement of Expenses conferred in this Section 7.4 shall not be exclusive of any other right which a Person may have or hereafter acquire under any Law, this LLC Agreement, any agreement, any vote of stockholders or disinterested directors or otherwise. Nothing contained in this Section 7.4 shall limit or otherwise affect any such other right or the Company’s power to confer any such other right.
(g)   No Duplication of Payments.   The Company shall not be liable under this Section 7.4 to make any payment to an Indemnitee in respect of any Indemnifiable Losses to the extent that the Indemnitee has otherwise actually received payment (net of any expenses incurred in connection therewith and any repayment by the Indemnitee made with respect thereto) under any insurance policy or from any other source in respect of such Indemnifiable Losses.
(h)   Maintenance of Insurance.   The Company or PubCo shall maintain directors’ and officers’ insurance from a financially sound and reputable insurer (at a minimum, in such amounts as are standard in the industry) to protect directors and officers of the Company and its Subsidiaries against Indemnifiable Losses of such Indemnitee, whether or not the Company has the authority to indemnify such Indemnitee against such Indemnifiable Losses under this Section 7.4, in each case to the extent available under the directors’ and officers’ insurance policy of PubCo.
Section 7.5   Resignation or Termination of Managing Member.   PubCo shall not, by any means, resign as, cease to be or be replaced as Managing Member except in compliance with this Section 7.5. No termination or replacement of PubCo as Managing Member shall be effective unless proper provision is made, in compliance with this LLC Agreement, so that the obligations of PubCo, its successor by merger (if applicable) and any new Managing Member and the rights of all Members under this LLC Agreement and applicable Law remain in full force and effect. No appointment of a Person other than PubCo (or its successor by merger, as applicable) as Managing Member shall be effective unless (a) the new Managing Member executes a joinder to this LLC Agreement and agrees to be bound by the terms and conditions in this

LLC Agreement, and (b) PubCo (or its successor by merger, as applicable) and the new Managing Member (as applicable) provide all other Members with contractual rights, directly enforceable by such other Members against PubCo (or its successor by merger, as applicable) and the new Managing Member (as applicable), to cause (i) PubCo to comply with all PubCo’s obligations under this LLC Agreement (including its obligations under Section 4.6) other than those that must necessarily be taken solely in its capacity as Managing Member and (ii) the new Managing Member to comply with all the Managing Member’s obligations under this LLC Agreement.
Section 7.6   Reclassification Events of PubCo.   If a Reclassification Event occurs, the Managing Member or its successor as a result of such Reclassification Event, as the case may be, shall, as and to the extent necessary, amend this LLC Agreement in compliance with Section 12.1, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (a) the exchange rights of holders of Units set forth in Section 4.6 provide that each PI Unit and EO Unit is exchangeable for the same amount and same type of property, securities or cash (or combination thereof) that the share(s) of Class A Common Stock into which it is exchangeable become(s) exchangeable for or converted into as a result of the Reclassification Event and (b) PubCo or the successor to PubCo as a result of such Reclassification Event, as applicable, is obligated to deliver such property, securities or cash upon such exchange. PubCo shall not consummate or agree to consummate any Reclassification Event unless the successor Person as a result of such Reclassification Event, if any, becomes obligated to comply with the obligations of PubCo (in whatever capacity) under this LLC Agreement.
Section 7.7   Managing Member Compensation.   The Managing Member shall not be compensated for its services as Managing Member of the Company.
Section 7.8   Certain Fees and Expenses.
(a)   The Company shall pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Company (including the costs, fees and expenses of attorneys, accountants or other professionals) incurred in pursuing and conducting, or otherwise related to, the activities of the Company.
(b)   The Company shall also, in the sole discretion of the Managing Member, bear and/or reimburse PubCo for (i) any costs, fees, expenses or other obligations incurred by PubCo in connection with the operation of the Company’s business (including expenses allocated to PubCo by its Affiliates), (ii) any costs, fees, expenses or other obligations allocable to the Company or incurred by PubCo related to the business and affairs of PubCo that are conducted through the Company and/or any one or more of its subsidiaries, including, without limitation, (A) costs, fees, expenses and other obligations that relate to the business and affairs of the Company and/or its subsidiaries and that also relate to other activities of PubCo, (B) operating, administrative and other similar costs, fees, expenses and obligations incurred by PubCo, (C) compensation and meeting costs, fees, expenses and other obligations of the Board and any committee of the Board, (D) any salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of PubCo, to perform services for the Company, (E) costs, fees, expenses and other obligations, including damages, arising from litigation, (F) costs, fees or expenses of legal, tax, accounting and other professional advisors, (G) costs, fees, expenses and other obligations (including any underwriters discounts and commissions) related to any securities offering (whether or not successful) authorized by PubCo, (H) costs, fees, expenses and other obligations incurred in connection with the maintenance of PubCo, including those related to being a public company listed on a national securities exchange, and (I) franchise taxes (except to the extent such franchise taxes are based on or measured with respect to net income or profits); provided, however, that the Company shall not pay or bear any income tax obligations of PubCo. Reimbursements pursuant to this Section 7.8(b) shall be in addition to (but without duplication of) any indemnification or Advancement of Expenses made to any Indemnitee pursuant to Section 7.4.
(c)   The Company or the Managing Member shall be responsible for the ordinary and reasonable expenses incurred by MIP LLC and MIP RI LLC in connection with their continuing existence and administration.
Article VIII.
ROLE OF MEMBERS
Section 8.1   Rights or Powers.   Other than the Managing Member, the Members, acting in their capacity as Members, shall not have any right or power to take part in the operation, management or control of the Company or its business and affairs, transact any business in the Company’s name or to act for or bind the Company in any way and shall not have any voting rights. Notwithstanding the foregoing sentence, the Members have all the rights and powers set forth in this LLC Agreement and, to the extent not inconsistent with this LLC Agreement, in the Act. Any Member, its Affiliates and its and their employees, managers, owners, agents, directors and officers may also be an employee or be retained as an agent of the Company.
Section 8.2   Various Capacities.   The Members acknowledge and agree that the Members or their Affiliates will from time to time act in various capacities, including as a Member or, in the case of PubCo, the Managing Member or the Company Representative.
Section 8.3   Corporate Opportunities.   To the extent allowed by applicable Law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Company or any of its officers, the Managing Member, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date hereof or in the future, and the Company renounces any expectancy that any of the officers of the Company will offer any such corporate opportunity of which he or she may become aware to the Company, except, the doctrine of corporate opportunity shall apply with respect to any of the officers of the Company and the Managing Member with respect to a corporate opportunity that was offered to such person solely in his or her capacity as an officer or Managing Member of the Company and (a) such opportunity is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue and (b) the officer or Managing Member is permitted to refer that opportunity to the Company without violating any legal obligation.
Article IX.
TRANSFERS OF UNITS
Section 9.1   Restrictions on Transfer.   No Member shall Transfer all or any portion of its Units without the prior written consent of the Managing Member, other than in connection with any Exchange. For the avoidance of doubt, the restrictions on Transfer contained in this Article IX shall not apply to the Transfer of any capital stock of PubCo. If, notwithstanding the provisions of this Section 9.1, all or any portion of a Member’s Units are Transferred by such Member in violation of this Section 9.1, involuntarily, by operation of Law or otherwise, then without limiting any other rights and remedies available to the other Parties under this LLC Agreement, the transferee of such Units (or portion thereof) shall not be admitted to the Company as a Member nor be entitled to any rights as a Member under this LLC Agreement, and the Member transferor will continue to be bound by all obligations under this LLC Agreement. Any attempted or purported Transfer of all or a portion of a Member’s Units in violation of this Section 9.1 shall, to the fullest extent permitted by Law, be null and void and of no force or effect whatsoever.
Section 9.2   Restrictions on Ownership.   At no time shall more than twenty five percent (25%) of the voting interest of the Company be owned or controlled by persons who are not “citizens of the United States” (as such term is defined in Title 49, United States Code, Section 40102 and administrative interpretations thereof issued by the Department of Transportation or its predecessor or successors, or as the same may be from time to time amended) (“Non-Citizens”). In the event that Non-Citizens shall own (beneficially or of record) or have voting control over any equity interests of the Company, the voting rights of such persons shall be subject to automatic suspension to the extent required to ensure that the Company remains a “citizen of the United States,” as defined immediately above.
Article X.
ACCOUNTING
Section 10.1   Books of Account.   The Company shall, and shall cause each Subsidiary to, maintain true books and records of account in which complete and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered by the Managing Member which shall be the same system of accounting established and administered by PubCo.
Section 10.2   Tax Elections.   The Company Representative shall cause the Company and any eligible Subsidiary to make an election (or continue a previously made election) pursuant to Section 754 of the Code

(and any analogous provision of any applicable state, local or non-U.S. Law) for the Taxable Year that includes the date hereof and for each Taxable Year in which an Exchange occurs, shall not thereafter revoke any such election. Except as otherwise provided in this LLC Agreement, the Company shall make any other election the Company Representative may deem appropriate and in the best interests of the Company.
Section 10.3   Tax Returns; Information.
(a)   The Company Representative shall arrange for the preparation and timely filing of all income and other tax and informational returns of the Company. The Company shall prepare and deliver (or cause to be prepared and delivered) to each Person who was a Member at any time during the relevant quarter of the relevant Taxable Year reasonable quarterly estimates of such Member’s state tax apportionment information and the allocations to such Member of taxable income, gains, losses, deductions or credits for such Taxable Year for U.S. federal, and applicable state and local, income tax reporting purposes at least ten (10) days prior to the individual or corporate quarterly estimate payment deadline for U.S. federal income taxes for calendar year filers (whichever is earlier). As promptly as reasonably practicable following the end of each Taxable Year, the Company shall prepare and deliver (or cause to be prepared and delivered) to each Person who was a Member at any time during such Taxable Year (i) an estimated IRS Schedule K-1 (and any similar form prescribed for applicable state and local income tax purposes) or similar documents with such information of the Company and all relevant information regarding the Company reasonably necessary for the Members to estimate their taxable income for such Taxable Year, and (ii) in no event later than thirty (30) days prior to the individual or corporate filing deadline (with extensions) for U.S. federal income taxes for calendar year filers (whichever is earlier), a final IRS Schedule K-1 (and any similar form prescribed for applicable state and local income tax purposes) and all relevant information regarding the Company reasonably necessary for the Members to file their tax returns on a timely basis (including extensions) for such Taxable Year. The Company shall use commercially reasonable efforts to furnish to each Member and former Member, as soon as reasonably practicable after an applicable request, all information relating to the Company and in the Company’s possession reasonably requested by such Member and that is reasonably necessary for such Member to prepare and file its own tax returns and pay its own taxes or make distributions to its members in order for them to pay their taxes (including copies of the Company’s federal, state and local income tax returns). Each Member and former Member shall furnish to the Company all pertinent information in its possession that is reasonably necessary to enable the Company’s tax returns to be prepared and filed. Each Member further agrees (including with respect to the Taxable Year that such Member becomes a former Member) that such Member shall notify the Company and consult with the Company regarding a position on its tax return in the event such Member intends to file its tax returns in a manner that is inconsistent with the Schedule K-1 or other statements furnished by the Company to such Member for purposes of preparing tax returns.
(b)   In addition to each Member’s rights to information pursuant to and in accordance with Section 18-305 of the Act, each Member shall be entitled to examine, either directly or through its representatives, the books and records of the Company or any of its Subsidiaries at the principal office of the Company or such other location as the Managing Member shall reasonably approve during normal business hours for any purpose reasonably related to such Member’s interest as a Member of the Company with the information to which such Member shall be entitled about the Company or any of its Subsidiaries being the same information to which a stockholder of a Delaware corporation would have with respect to such corporation; provided that, in any event, the Managing Member has a right to keep confidential from the Members certain information in accordance with Section 18-305 of the Act.
Section 10.4   Company Representative.
(a)   PubCo is hereby designated as the Company Representative. In addition, PubCo is hereby authorized to designate or remove any other Person selected by PubCo as the Company Representative; provided that all actions taken by the Company Representative pursuant to this Section 10.4 shall be subject to the overall oversight and authority of the Board. For each Taxable Year in which the Company Representative is an entity, the Company shall appoint the “designated individual” identified by the Company Representative and approved by the Board to act on its behalf in accordance with the applicable Treasury Regulations or analogous provisions of state or local Law. Each Member hereby expressly consents to such designations and agrees to take, and that the Managing Member is authorized to take (or cause the Company to take), such other actions as may be necessary or advisable pursuant to Treasury Regulations or other IRS or Treasury guidance or state or local Law to cause such designations or evidence such Member’s consent to such designations, including removing any Person designated as the Company Representative (including any “designated individual”) prior to the date of this LLC Agreement.
(b)   Subject to this Section 10.4, the Company Representative shall have the sole authority to act on behalf of the Company in connection with, make all relevant decisions regarding application of, and to exercise the rights and powers provided for in the BBA Rules, including making any elections under the BBA Rules or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any Action, audit or examination before the IRS or any other tax authority (each an “Audit”), and to expend Company funds for professional services and other expenses reasonably incurred in connection therewith. Subject to the provisions of Section 10.4(d), the Company Representative will have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) (i) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any tax authority or (ii) will make an election under Section 6226(a) of the Code (or any analogous provision of state or local Law) (a “Push-Out Election”); provided, that the Company Representative shall obtain the prior written consent of the holders of a majority of the then issued and outstanding MIP LLC Profits Interests (which consent shall not be unreasonably withheld, delayed or conditioned) and a majority of the then issued and outstanding MIP RI LLC equity interests (which consent shall not be unreasonably withheld, delayed or conditioned) before taking any material action under the BBA Rules that would reasonably be expected to have a disproportionate (compared to PubCo) and material adverse effect on MIP LLC or MIP RI LLC.
(c)   The Company Representative is authorized, to the extent permissible under applicable Law, to cause the Company to pay any imputed underpayment of taxes and any related interest, penalties and additions to tax determined in accordance with Code Section 6225 that may from time to time be required to be made under Code Section 6232 and to pay any similar amounts arising under state, local, or foreign tax Laws (together, “Imputed Tax Underpayments”). Imputed Tax Underpayments also shall include any imputed underpayment within the meaning of Code Section 6225 (any similar amounts arising under state, local, or foreign tax Laws) paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Company holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes to the extent that the Company bears the economic burden of such amounts, whether by Law or contract. To the extent permissible under applicable Law, the Company Representative may cause the Company to allocate the amount of any Imputed Tax Underpayment among the Members (including any former Members) in an equitable manner, taking into account, among other factors, the magnitude of the Imputed Tax Underpayment, the nature of the tax items that are the subject of the adjustment giving rise to the Imputed Tax Underpayment, the classification of the Members for U.S. federal income tax purposes, and the Persons who received (and the proportions in which they received) the benefits of the activities that gave rise to that Imputed Tax Underpayment. To the extent that the Company Representative elects to cause the Company to pay an Imputed Tax Underpayment, the Company Representative shall use commercially reasonable efforts to pursue available procedures under applicable Law to reduce such Imputed Tax Underpayment on account of its Members’ (or any of the Members’ direct or indirect beneficial owners’) tax status, with any corresponding reduction being credited to the applicable Member for purposes of allocating such Imputed Tax Underpayment among the relevant Members or former Members to the extent relevant.
(d)   Without limiting the foregoing, the Company Representative shall give prompt written notice to MIP LLC or MIP RI LLC, as applicable, of the commencement of any income tax Audit of the Company or any of its Subsidiaries that would reasonably be expected to have a material adverse effect on MIP LLC or MIP RI LLC (any such Audit, a “Specified Audit”). The Company Representative shall (i) keep MIP LLC or MIP RI LLC, as applicable, reasonably informed of the material developments and status of any such Specified Audit, (ii) permit MIP LLC (or its designee) or MIP RI LLC (or its designee), as applicable, to participate (including using separate counsel), in each case at MIP LLC’s or MIP RI LLC’s, as applicable, sole cost and expense, in any such Specified Audit to the extent such

Specified Audit would reasonably be expected to affect MIP LLC or its owners or MIP RI LLC or its owners, as applicable, and (iii) promptly notify MIP LLC or MIP RI LLC, as applicable, of receipt of a notice of a final partnership adjustment (or equivalent under applicable Laws) or a final decision of a court or IRS Appeals panel (or equivalent body under applicable Laws) with respect to such Specified Audit. The Company Representative or the Company shall promptly provide MIP LLC or MIP RI LLC, as applicable, with copies of all material correspondence between the Company Representative or the Company (as applicable) and any Governmental Entity in connection with such Specified Audit and shall give MIP LLC or MIP RI LLC, as applicable, a reasonable opportunity to review and comment on any material, non-ministerial correspondence, submission (including settlement or compromise offers) or filing in connection with any such Specified Audit. The Company Representative shall not (and the Company shall not (and shall not authorize the Company Representative to)) settle, compromise or abandon any Specified Audit in a manner that would reasonably be expected to have a disproportionate (compared to PubCo) and material adverse effect on MIP LLC without MIP LLC’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) or on MIP RI LLC without MIP RI LLC’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). The obligations of the Company and the Company Representative under this Section 10.4(d) with respect to any Specified Audit affecting MIP LLC or MIP RI LLC, as applicable, as a result of its prior ownership of Units shall continue after MIP LLC or MIP RI LLC, as applicable Transfers any or all of such Units.
(e)   If the Company Representative causes the Company to make a Push-Out Election, each Member who was a Member of the Company for U.S. federal income tax purposes for the “reviewed year” (within the meaning of Code Section 6225(d)(1) or similar concept under applicable state, local, or non-U.S. Law), shall take any adjustment to income, gain, loss, deduction, credit or otherwise (as determined in the notice of final partnership adjustment or similar concept under applicable state, local, or non-U.S. Law) into account as provided for in Code Section 6226(b) (or similar concept under applicable state, local, or non-U.S. Law). The Company shall consult in good faith with MIP LLC or MIP RI LLC, as applicable, with respect to any material tax election with respect to the Company that could reasonably be expected to have a disproportionate adverse effect on MIP LLC or MIP RI LLC.
(f)   Promptly following the written request of the Company Representative, the Company shall, to the fullest extent permitted by Law, reimburse and indemnify the Company Representative (including, for the avoidance of doubt, any “designated individual”) for all reasonable expenses, including reasonable legal and accounting fees, claims, liabilities, losses and damages incurred by the Company Representative in connection with the exercise of its rights and fulfillment of its duties under this Section 10.4, absent willful breach, bad faith, gross negligence or willful misconduct on the part of the Company Representative or any “designated individual”. Nothing in this LLC Agreement will be construed to restrict the Company or the Company Representative from engaging an accounting firm or legal counsel to assist the Company Representative in discharging its duties under this LLC Agreement.
(g)   Each Member agrees to cooperate in good faith with the Company Representative and to do or refrain from doing any or all things reasonably requested by the Company Representative with respect to this Section 10.4, including timely providing any information reasonably necessary or advisable for the Company Representative to comply with its obligations under Section 10.4(c), that is or are reasonably necessary or advisable to reduce the amount of any tax, interest, penalties or similar amounts the cost of which is (or would otherwise be) borne by the Company (directly or indirectly) or to make any election permitted by this LLC Agreement and the Code or other relevant tax Law unless such Member is restricted from providing such information under any applicable Law or contract. Each Member acknowledges that any action taken by the Company Representative in its capacity as such may be binding upon such Members and that such Member shall not independently act with respect to Audits affecting the Company or its Subsidiaries. Notwithstanding anything to the contrary contained in this LLC Agreement, no provision of this LLC Agreement shall require, or give any Person the right to require, PubCo, MIP LLC or MIP RI LLC to file any amended tax return.
(h)   This Section 10.4 shall be interpreted to apply to Members and former Members and shall survive the Transfer of a Member’s Units and the termination, dissolution, liquidation and winding up of the Company and, for this purpose to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence.

Section 10.5   Withholding Tax Payments and Obligations.
(a)   If the Company or any other Person in which the Company holds an interest is required by Law to withhold or to make tax payments on behalf of or with respect to any Member, or the Company is subjected to tax itself (including any amounts withheld from amounts directly or indirectly payable to the Company or to any other Person in which the Company holds an interest) by reason of the status of any Member as such or that is specifically attributable to a Member (including federal, state, local or foreign withholding, personal property, unincorporated business or other taxes, the amount of any Imputed Tax Underpayments allocated to a Member in accordance with Section 10.4, and any interest, penalties, additions to tax, and expenses related to any such amounts) (“Tax Advances”), the Managing Member shall cause the Company to withhold such amounts and cause the Company to make such tax payments as so required, and each Member hereby authorizes the Company to do so; provided, the Company and Managing Member shall use commercially reasonable efforts to cooperate in good faith with MIP LLC and MIP RI LLC to minimize, to the extent permissible under applicable Law, the amount of any such withholding which relates to MIP LLC and MIP RI LLC. All Tax Advances made on behalf of a Member shall be repaid by reducing the amount of the current or next succeeding Tax Distribution or Tax Distributions and, if applicable, the proceeds of liquidation that would otherwise have been made to such Member under this LLC Agreement; provided, that if a Tax Advance is made on behalf of a former Member, then such former Member shall indemnify and hold harmless the Company for the entire amount of such Tax Advance. For all purposes of this LLC Agreement, such Member shall be treated as having received the amount of the distribution, if applicable, that is equal to the Tax Advance at the time of such Tax Advance and (if applicable) as having paid such Tax Advance to the relevant taxing jurisdiction. Notwithstanding the foregoing, to the extent that the aggregate amount of Tax Advances for any period made on behalf of a Member exceeds the actual Tax Distributions that would have otherwise been made to such Member during the fifteen (15) months following such Tax Advances, then such Member shall indemnify and hold harmless the Company for the entire amount of such excess (which has not offset Tax Distributions pursuant to this Section 10.5); provided, that such indemnification obligation shall be the several obligation of such Member and shall not be treated as Capital Contributions. For the avoidance of doubt, any income taxes, penalties, additions to tax and interest payable by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members and shall be allocated among the Members such that the burden of (or any diminution in distributable proceeds resulting from) any such amounts is borne by those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise, including pursuant to an allocation made under Section 10.4(c)), in each case as reasonably determined by the Company Representative.
(b)   With respect to any withholding obligation of the Company that arises as a result of a Unit held by MIP RI LLC becoming a Vested Unit, the Company shall use commercially reasonable efforts to provide the applicable Participant (as such term is defined in the Wheels Up Partners Holdings LLC Equity Incentive Plan, as amended from time to time, (the “Equity Incentive Plan”)) with timely notice of such withholding obligation and shall cooperate in good faith with such Participant to permit the Participant to make a payment in satisfaction of such withholding obligation no later than the date on which any amounts must be withheld. If, after the Company makes a good faith effort to cooperate with the Participant regarding the payment in satisfaction of the withholding obligation, such Participant has not made a timely and complete payment in satisfaction of such withholding obligation, then the Company may redeem a portion of the Units giving rise to the withholding obligation in an amount sufficient to cover the withholding obligation, at a price equal to the Cash Exchange Payment that the Participant would have received if it had Exchanged such Units, assuming that (i) a Cash Election were made with respect to such Exchange and (ii) the Exchange Notice Date were the date on which the Units became Vested. This Section 10.5(b) is intended to be interpreted consistently with Section 10 of the Equity Incentive Plan.
(c)   This Section 10.5 shall be interpreted to apply to Members and former Members and shall survive the Transfer of a Member’s Units and the termination, dissolution, liquidation and winding up of the Company and, for this purpose to the extent not prohibited by applicable Law, the Company shall be treated as continuing in existence.

Article XI.
DISSOLUTION
Section 11.1   Liquidating Events.   The Company shall dissolve and commence winding up and liquidating upon the first to occur of the following (each, a “Liquidating Event”):
(a)   the determination of the Managing Member to dissolve the Company, with the written consent of the holders of a majority of the MIP LLC Profits Interests then outstanding and the written consent of the holders of a majority of the MIP RI LLC equity interests then outstanding;
(b)   the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member in the Company unless the Company is continued without dissolution in a manner permitted by this LLC Agreement or the Act; and
(c)   the entry of a decree of judicial dissolution under Section 18-802 of the Act.
The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Liquidating Event. In the event of a dissolution pursuant to Section 11.1, the relative economic rights of each class of Units immediately prior to such dissolution shall be preserved to the greatest extent practicable with respect to distributions made to Members pursuant to Section 11.2 in connection with such dissolution, taking into consideration tax and other legal constraints that may adversely affect one or more Members and subject to compliance with applicable Laws, unless, with respect to any class of Units, holders of at least seventy-five percent (75%) of the Units of such class consent in writing to a treatment other than as described above.
Section 11.2   Procedure.
(a)   In the event of the dissolution of the Company for any reason, the Managing Member (or in the event that there is no Managing Member or the Managing Member is in bankruptcy, any Person selected by the majority of Members) shall commence to wind up the affairs of the Company and, subject to Section 11.3(a), the Managing Member shall have full right to determine in good faith the time, manner and terms of any sale or sales of the property or other assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions. The Members shall continue to share Profits and Losses during the period of liquidation in the same manner and proportion as immediately prior to the Liquidating Event. The Company shall engage in no further business except as may be necessary to preserve the value of the Company’s assets during the period of dissolution and liquidation.
(b)   Following the allocation of all Profits and Losses as provided in Article V, the net proceeds of the liquidation and any other funds of the Company shall be distributed in the following order of priority:
(i)   First, to the payment and discharge of all expenses of liquidation and discharge of all of the Company’s Liabilities to creditors (whether third parties or, to the fullest extent permitted by law, Members), in the order of priority as provided by Law, except any obligations to the Members in respect of their Capital Accounts or liabilities under 18-601 or 18-604 of the Act;
(ii)   Second, to set up such cash reserves which the Managing Member reasonably deems necessary for contingent, conditional or unmatured Liabilities or future payments described in this Section 11.2(b) (which reserves when they become unnecessary shall be distributed in accordance with the provisions of clause (iii), below); and
(iii)   Third, the balance to the Members in accordance with Section 6.1(a).
(c)   Except as provided in Section 11.3(b), no Member shall have any right to demand or receive property other than cash upon dissolution and termination of the Company.
(d)   Upon the completion of the liquidation of the Company and the distribution of all Company funds, the Company shall terminate and the Managing Member shall have the authority to execute and record a certificate of cancellation of the Company, as well as any and all other documents required to effectuate the dissolution and termination of the Company.
(e)   Prior to the distribution of the proceeds of the liquidation and any other funds of the Company in liquidation, a proper accounting shall be made from the date of the last previous accounting to the date of dissolution, and a final allocation of all items of income, gain, loss, deduction and credit in accordance with Article V shall be made in such a manner that, immediately before distribution of assets pursuant to Section 11.2(b)(iii), the positive balance of the Capital Account of each Member shall, to the greatest extent possible, be equal to the net amount that would so be distributed to such Member (and any non-cash assets to be distributed will first be written up or down to their Fair Market Value, thus creating hypothetical gain or loss (if any), which resulting hypothetical gain or loss shall be allocated to the Members’ Capital Accounts in accordance with the requirements of Treasury Regulation Section 1.704-1(b) and other applicable provisions of the Code and this LLC Agreement).
Section 11.3   Rights of Members.
(a)   Each Member irrevocably waives any right that it may have to maintain an action for partition with respect to the property of the Company.
(b)   Except as otherwise provided in this LLC Agreement, (i) each Member shall look solely to the assets of the Company for the return of its Capital Contributions, and (ii) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations, except with respect to the Distribution Catch-Up Payment as provided in Section 6.1(a). The right to a return of Capital Contributions shall be solely to the extent set forth in this LLC Agreement.
Section 11.4   Notices of Dissolution.   In the event a Liquidating Event occurs, the Company shall, within thirty (30) days thereafter, (a) provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as reasonably determined by the Managing Member), and (b) comply, in a timely manner, with all filing and notice requirements under the Act or any other applicable Law.
Section 11.5   Reasonable Time for Winding Up.   A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets in order to minimize any losses that might otherwise result from such winding up.
Section 11.6   No Deficit Restoration.   No Member shall be personally liable for a deficit Capital Account balance of that Member, it being expressly understood that the distribution of liquidation proceeds shall be made solely from existing Company assets.
Article XII.
GENERAL
Section 12.1   Amendments; Waivers.
(a)   Except as otherwise provided in this LLC Agreement, the terms and provisions of this LLC Agreement may be altered, modified or amended (including by means of merger, consolidation or other business combination to which the Company is a party) only with the approval of the Managing Member; provided, that no alteration, modification or amendment shall be effective until written notice has been provided to the Members, and, for the avoidance of doubt, any Member, shall have the right to file an Exchange Notice prior to the effectiveness of such alteration, modification or amendment with respect to all of such Member’s remaining Vested Units; provided, further, that no amendment to this LLC Agreement may (t) disproportionately and adversely affect a Member or remove a right or privilege granted to a Member, without such Member’s prior written consent (provided that the creation or issuance of any new Unit or Equity Security of the Company permitted pursuant to Section 4.1 and Section 4.3 and any amendments or modifications to this LLC Agreement to the extent necessary to reflect such creation or issuance shall not be deemed to disproportionately and adversely affect a Member or remove a right or privilege specifically granted to a Member in any event); (u) modify the limited liability of any Member, or increase the Liabilities of any Member, in each case, without the prior written consent of each such affected Member; (v) alter or change any rights, preferences or privileges of any

Units in a manner that is different or prejudicial relative to any other Units in the same class of Units, without the prior written consent of each such affected Member; (w) alter or change any rights, preferences or privileges of the PI Units or EO Units in a material and adverse manner, without the prior written consent of the holders of a majority of the MIP LLC Profits Interests then outstanding; (x) amend or modify the rights of MIP LLC without the approval of MIP LLC; (y) alter or change any rights, preferences or privileges of the EO Units in a material and adverse manner, without the prior written consent of the holders of a majority of the MIP RI LLC equity interests then outstanding; or (z) amend or modify the rights of MIP RI LLC without the approval of MIP RI LLC; provided, further, that no amendment to Section 4.3 of this LLC Agreement and no amendment that permits the issuance of additional Common Units, PI Units or Equity Securities of the Company (other than as expressly contemplated by this Agreement) may be made without the consent of a majority of the independent members of the Board.
(b)   Notwithstanding the foregoing clause (a), the Managing Member, acting alone, may amend this LLC Agreement, including Exhibit A, (i) to reflect the admission of new Members, Transfers of Units, the issuance of additional Units, in each case in accordance with the terms of this LLC Agreement, and, subject to Section 12.1(a), subdivisions or combinations of Units made in accordance with Section 4.1(h) and (ii) as necessary, and solely to the extent necessary, based on the reasonable written advice of legal counsel or a qualified tax advisor (including any nationally recognized accounting firm) to the Company, to avoid the Company being classified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.
(c)   No waiver of any provision or default under, nor consent to any exception to, the terms of this LLC Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.
Section 12.2   Further Assurances.   Each Party agrees that it will from time to time, upon the reasonable request of another Party, execute such documents and instruments and take such further action as may be reasonably required to carry out the provisions of this LLC Agreement. The consummation of Transfers, Exchanges and issuances of Equity Securities pursuant to this LLC Agreement shall be subject to, and conditioned on, the completion of any required regulatory filings with any applicable Governmental Entity (or the termination or expiration of any waiting period in connection therewith), including the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, to the extent required in connection with such Transfer, Exchange or issuance. The Members shall reasonably cooperate in connection with any such filing.
Section 12.3   Successors and Assigns.   All of the terms and provisions of this LLC Agreement shall be binding upon the Parties and their respective successors and assigns, but shall inure to the benefit of and be enforceable by the successors and assigns of any Member only to the extent that they are permitted successors and assigns pursuant to the terms of this LLC Agreement. No Party may assign its rights under this LLC Agreement except as permitted pursuant to this LLC Agreement.
Section 12.4   Entire Agreement.   This LLC Agreement, together with all Exhibits and Schedules to this LLC Agreement, the Merger Agreement, the Registration Rights Agreement and all other Ancillary Agreements (as such term is defined in the Merger Agreement), constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether oral or written, relating to such subject matter in any way and there are no warranties, representations or other agreements between the Parties in connection with such subject matter except as set forth in this LLC Agreement and therein.
Section 12.5   Rights of Members Independent.   The rights available to the Members under this LLC Agreement and at Law shall be deemed to be several and not dependent on each other and each such right accordingly shall be construed as complete in itself and not by reference to any other such right. Any one or more and/or any combination of such rights may be exercised by a Member and/or the Company from time to time and no such exercise shall exhaust the rights or preclude another Member from exercising any one or more of such rights or combination thereof from time to time thereafter or simultaneously.
Section 12.6   Governing Law; Waiver of Jury Trial; Jurisdiction.   This LLC Agreement, and all claims or causes of action based upon, arising out of, or related to this LLC Agreement or the matters contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any proceeding or Action based upon, arising out of or related to this LLC Agreement or the matters contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this LLC Agreement or the matters contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 12.6. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LLC AGREEMENT AND THE MATTERS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LLC AGREEMENT OR ANY OF THE MATTERS CONTEMPLATED HEREBY.
Section 12.7   Headings.   The headings in this LLC Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this LLC Agreement.
Section 12.8   Counterparts; Electronic Delivery.   This LLC Agreement and any amendments thereto may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. No Party shall raise the use of email or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email or other electronic transmission as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.
Section 12.9   Notices.   All notices and other communications provided for in this LLC Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when sent by email (excluding any delivery that results in an automated reply, such as an out-of-office notification), addressed as follows:
If to the Company or the Managing Member:
Wheels Up Partners Holdings LLC
601 West 26th Street, Suite 900
New York, New York 10001
Attn:	Jason Horowitz, Chief Business Officer Laura Heltebran, Chief Legal Officer
Email:	jhorowitz@wheelsup.com laura.heltebran@wheelsup.com
With copies to:
Arnold & Porter Kaye Scholer LLP
250 West 55th Street
New York, NY 10019
Attention:	Thomas Yadlon John Geelan
Email:	thomas.yadlon@arnoldporter.com john.geelan@arnoldporter.com

Section 12.10   Severability.   If any provision of this LLC Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this LLC Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this LLC Agreement, they shall take any actions necessary to render the remaining provisions of this LLC Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this LLC Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 12.11   No Third Party Beneficiaries.   Except as provided in Section 7.4 and Section 10.3(a), and for the rights of the holders of the MIP LLC Profits Interests and the MIP RI LLC equity interest holders to approve any matter expressly set forth herein, this LLC Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied, shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights under this LLC Agreement.
[Signatures on Next Page]

IN WITNESS WHEREOF, each of the Parties hereto has caused this Seventh Amended and Restated Limited Liability Company Agreement to be executed as of the day and year first above written.
COMPANY:
WHEELS UP PARTNERS HOLDINGS LLC
By: Name: Title:
MANAGING MEMBER AND SOLE MEMBER:
WHEELS UP EXPERIENCE INC.
By: Name: Title:
MEMBER:
WHEELS UP BLOCKER SUB LLC
By: Name: Title:
MEMBER:
WHEELS UP MIP LLC
By: Name: Title:
MEMBER:
WHEELS UP MIP RI LLC
By: Name: Title:

Schedule A
HURDLE AMOUNTS
PI Unit Series	Hurdle Amount
Series 1, 2, 2A	2.18
Series 3	2.97
Series 4	5.49
Series 5	6.50
Series 6, 7	7.04
Series 8, 9, 10	7.56
Series 11	8.38
Series 12	8.69

Exhibit A
MEMBERS
Name	Effective Time Common Units	Effective Time PI Units	Effective Time EO Units	Address
Wheels Up Experience Inc.
Wheels Up Blocker Sub LLC
Wheels Up MIP LLC
Wheels Up MIP RI LLC

Exhibit B
OFFICERS
[•]

Annex K
THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
ASPIRATIONAL CONSUMER LIFESTYLE CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED 22 SEPTEMBER 2020 AND EFFECTIVE ON 22 SEPTEMBER 2020)

THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
MEMORANDUM OF ASSOCIATION
OF
ASPIRATIONAL CONSUMER LIFESTYLE CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED 22 SEPTEMBER 2020 AND EFFECTIVE ON 22 SEPTEMBER 2020)
1
The name of the Company is Aspirational Consumer Lifestyle Corp.

2
The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3
The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4
The liability of each Member is limited to the amount unpaid on such Member’s shares.

5
The share capital of the Company is US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each and 5,000,000 preference shares of a par value of US$0.0001 each.

6
The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7
Capitalised terms that are not defined in this Amended and Restated Memorandum of Association bear the respective meanings given to them in the Amended and Restated Articles of Association of the Company.

THE COMPANIES LAW (2020 REVISION)
OF THE CAYMAN ISLANDS
COMPANY LIMITED BY SHARES
AMENDED AND RESTATED
ARTICLES OF ASSOCIATION
OF
ASPIRATIONAL CONSUMER LIFESTYLE CORP.
(ADOPTED BY SPECIAL RESOLUTION DATED 22 SEPTEMBER 2020 AND EFFECTIVE ON 22 SEPTEMBER 2020)
1
Interpretation

1.1
In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Affiliate”	in respect of a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.
“Applicable Law”	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.
“Articles”	means these amended and restated articles of association of the Company.
“Audit Committee”	means the audit committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Auditor”	means the person for the time being performing the duties of auditor of the Company (if any).
“Business Combination”	means a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) as long as the Company’s securities are listed on the New York Stock Exchange, must occur with one or more operating businesses or assets with a fair market value equal to at least 80 per cent of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount held in trust) at the time of signing the agreement to enter into such Business

Combination; and (b) must not be effectuated solely with another blank cheque company or a similar company with nominal operations.
“business day”	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.
“Clearing House”	means a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.
“Class A Share”	means a class A ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Class B Share”	means a class B ordinary share of a par value of US$0.0001 in the share capital of the Company.
“Company”	means the above named company.
“Company’s Website”	means the website of the Company and/or its web-address or domain name, if any.
“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Designated Stock Exchange”	means any U.S. national securities exchange on which the securities of the Company are listed for trading, including the New York Stock Exchange.
“Directors”	means the directors for the time being of the Company.
“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.
“Electronic Communication”	means a communication sent by electronic means, including electronic posting to the Company’s Website, transmission to any number, address or internet website (including the website of the Securities and Exchange Commission) or other electronic delivery methods as otherwise decided and approved by the Directors.
“Electronic Record”	has the same meaning as in the Electronic Transactions Law.
“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.
“Equity-linked Securities”	means any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt.
“Exchange Act”	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.
“Founders”	means all Members immediately prior to the consummation of the IPO.
“Independent Director”	has the same meaning as in the rules and regulations of the Designated Stock Exchange or in Rule 10A-3 under the Exchange Act, as the case may be.
“IPO”	means the Company’s initial public offering of securities.
“Member”	has the same meaning as in the Statute.
“Memorandum”	means the amended and restated memorandum of association of the Company.
“Nominating and Corporate Governance Committee”	means the nominating and corporate governance committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.
“Officer”	means a person appointed to hold an office in the Company.
“Ordinary Resolution”	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.
“Over-Allotment Option”	means the option of the Underwriters to purchase up to an additional 15 per cent of the firm units (as described in the Articles) issued in the IPO at a price equal to US$10 per unit, less underwriting discounts and commissions.
“Preference Share”	means a preference share of a par value of US$0.0001 in the share capital of the Company.
“Public Share”	means a Class A Share issued as part of the units (as described in the Articles) issued in the IPO.
“Redemption Notice”	means a notice in a form approved by the Company by which a holder of Public Shares is entitled to require the Company to redeem its Public Shares, subject to any conditions contained therein.
“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.
“Registered Office”	means the registered office for the time being of the Company.
“Representative”	means a representative of the Underwriters.
“Seal”	means the common seal of the Company and includes every duplicate seal.
“Securities and Exchange Commission”	means the United States Securities and Exchange Commission.
“Share”	means a Class A Share, a Class B Share or a Preference Share and includes a fraction of a share in the Company.
“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.
“Sponsor”	means Aspirational Consumer Lifestyle Sponsor LLC, a Cayman Islands limited liability company, and its successors or assigns.
“Statute”	means the Companies Law (2020 Revision) of the Cayman Islands.
“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.
“Trust Account”	means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of warrants simultaneously with the closing date of the IPO, will be deposited.
“Underwriter”	means an underwriter of the IPO from time to time and any successor underwriter.

1.2
In the Articles:

(a)
words importing the singular number include the plural number and vice versa;

(b)
words importing the masculine gender include the feminine gender;

(c)
words importing persons include corporations as well as any other legal or natural person;

(d)
“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)
“shall” shall be construed as imperative and “may” shall be construed as permissive;

(f)
references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)
any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(h)
the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(i)
headings are inserted for reference only and shall be ignored in construing the Articles;

(j)
any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(k)
any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(l)
sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(m)
the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(n)
the term “holder” in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2
Commencement of Business

2.1
The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2
The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3
Issue of Shares

3.1
Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights, save that the Directors shall not allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) to the extent that it may affect the ability of the Company to carry out a Class B Share Conversion set out in the Articles.

3.2
The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3
The Company may issue units of securities in the Company, which may be comprised of whole or fractional Shares, rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company, upon such terms as the Directors may from time to time determine.

3.4
The Company shall not issue Shares to bearer.

4
Register of Members

4.1
The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

4.2
The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

5
Closing Register of Members or Fixing Record Date

5.1
For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

5.2
In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

5.3
If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

6
Certificates for Shares

6.1
A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

6.2
The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

6.3
If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

6.4
Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

6.5
Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

7
Transfer of Shares

7.1
Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

7.2
The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a Clearing House or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8
Redemption, Repurchase and Surrender of Shares

8.1
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares, except Public Shares, shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of such Shares. With respect to redeeming or repurchasing the Shares:

(a)
Members who hold Public Shares are entitled to request the redemption of such Shares in the circumstances described in the Business Combination Article hereof;

(b)
Class B Shares held by the Founders shall be surrendered by the Founders for no consideration to the extent that the Over-Allotment Option is not exercised in full so that the number of Class B Shares will equal 20 per cent of the Company’s issued Shares after the IPO; and

(c)
Public Shares shall be repurchased by the Company in the circumstances set out in the Business Combination Article hereof.

8.2
Subject to the provisions of the Statute, and, where applicable, the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may purchase its own

Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member. For the avoidance of doubt, redemptions, repurchases and surrenders of Shares in the circumstances described in the Article above shall not require further approval of the Members.
8.3
The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

8.4
The Directors may accept the surrender for no consideration of any fully paid Share.

9
Treasury Shares

9.1
The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

9.2
The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

10
Variation of Rights of Shares

10.1
Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class (other than with respect to a waiver of the provisions of the Class B Share Conversion Article hereof, which as stated therein shall only require the consent in writing of the holders of a majority of the issued Shares of that class), or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

10.2
For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

10.3
The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith or Shares issued with preferred or other rights.

11
Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.
12
Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.
13
Lien on Shares

13.1
The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

13.2
The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

13.3
To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under the Articles.

13.4
The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

14
Call on Shares

14.1
Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

14.2
A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

14.3
The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

14.4
If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

14.5
An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

14.6
The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

14.7
The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

14.8
No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

15
Forfeiture of Shares

15.1
If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

15.2
If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

15.3
A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

15.4
A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

15.5
A certificate in writing under the hand of one Director or Officer that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

15.6
The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

16
Transmission of Shares

16.1
If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

16.2
Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

16.3
A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

17
Class B Share Conversion

17.1
The rights attaching to all Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall vote together as a single class on all matters (subject to the Variation of Rights of Shares Article) with the exception that the holder of a Class B Share shall have the Conversion Rights referred to in this Article.

17.2
Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”): (a) at any time and from time to time at the option of the holders thereof, and (b) automatically on the day of the closing of a Business Combination.

17.3
Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued or deemed issued in connection with a Business Combination, all Class B Shares in issue shall automatically convert into Class A Shares at the time of the closing of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, in the aggregate, on an as-converted basis, 20 per cent of the sum of all Class A Shares outstanding after such conversion (after giving effect to any redemptions of Class A Shares pursuant to the Business Combination Article), including the total number of Class A Shares issued or deemed issued or issuable upon conversion or exercise of any Equity-linked Securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the Business Combination, excluding any Class A Shares or Equity-linked Securities exercisable for or convertible into Class A Shares issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor, Officers or Directors upon conversion of working capital loans.

17.4
Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.

17.5
The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by reverse share split, share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue.

17.6
Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

17.7
References in this Article to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

17.8
Notwithstanding anything to the contrary in this Article, in no event may any Class B Share convert into Class A Shares at a ratio that is less than one-for-one.

18
Amendments of Memorandum and Articles of Association and Alteration of Capital

18.1
The Company may by Ordinary Resolution:

(a)
increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)
consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)
convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)
by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)
cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2
All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3
Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)
change its name;

(b)
alter or add to the Articles;

(c)
alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)
reduce its share capital or any capital redemption reserve fund.

19
Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.
20
General Meetings

20.1
All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2
The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

20.3
The Directors, the chief executive officer or the chairman of the board of Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

20.4
Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not less than 120 calendar days before the date of the Company’s proxy statement released to shareholders in connection with the previous year’s annual meeting or, if the Company did not hold an annual meeting the previous year, or if the date of this year’s annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline shall be set by the board of Directors with such deadline being a reasonable time before the Company begins to print and send its related proxy materials.

21
Notice of General Meetings

21.1
At least five clear days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)
in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)
in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2
The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

22
Proceedings at General Meetings

22.1
No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2
A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3
A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4
If a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

22.5
The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the board of Directors shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

22.6
If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

22.7
The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

22.8
When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9
If, prior to a Business Combination, a notice is issued in respect of a general meeting and the Directors, in their absolute discretion, consider that it is impractical or undesirable for any reason to hold that general meeting at the place, the day and the hour specified in the notice calling such general meeting, the Directors may postpone the general meeting to another place, day and/or hour provided that notice of the place, the day and the hour of the rearranged general meeting is promptly given to all Members. No business shall be transacted at any postponed meeting other than the business specified in the notice of the original meeting.

22.10
When a general meeting is postponed for thirty days or more, notice of the postponed meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of a postponed meeting. All proxy forms submitted for the original general meeting shall remain valid for the postponed meeting. The Directors may postpone a general meeting which has already been postponed.

22.11
A resolution put to the vote of the meeting shall be decided on a poll.

22.12
A poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.13
A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.14
In the case of an equality of votes the chairman shall be entitled to a second or casting vote.

23
Votes of Members

23.1
Subject to any rights or restrictions attached to any Shares, every Member present in any such manner shall have one vote for every Share of which he is the holder.

23.2
In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3
A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

23.4
No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5
No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

23.6
Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7
A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24
Proxies

24.1
The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2
The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3
The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.
24.4
The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5
Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

25
Corporate Members

25.1
Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2
If a Clearing House (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the Clearing House (or its nominee(s)) as if such person was the registered holder of such Shares held by the Clearing House (or its nominee(s)).

26
Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.
27
Directors

There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.
28
Powers of Directors

28.1
Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

28.2
All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

28.3
The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

28.4
The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29
Appointment and Removal of Directors

29.1
The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

29.2
The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

30
Vacation of Office of Director

The office of a Director shall be vacated if:
(a)
the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)
the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)
the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)
the Director is found to be or becomes of unsound mind; or

(e)
all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

31
Proceedings of Directors

31.1
The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be two if there are two or more Directors, and shall be one if there is only one Director.

31.2
Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall have a second or casting vote.

31.3
A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

31.4
A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.
31.5
A Director may, or other Officer on the direction of a Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

31.6
The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

31.7
The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

31.8
All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

31.9
A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32
Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.
33
Directors’ Interests

33.1
A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

33.2
A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

33.3
A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

33.4
No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.
33.5
A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

34
Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of Officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.
35
Delegation of Directors’ Powers

35.1
The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors (including, without limitation, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee). Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.2
The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

35.3
The Directors may adopt formal written charters for committees. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law).

35.4
The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

35.5
The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

35.6
The Directors may appoint such Officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an Officer may be removed by resolution of the Directors or Members. An Officer may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

36
No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.
37
Remuneration of Directors

37.1
The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine, provided that no cash remuneration shall be paid to any Director by the Company prior to the consummation of a Business Combination. The Directors shall also, whether prior to or after the consummation of a Business Combination, be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

37.2
The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

38
Seal

38.1
The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some Officer or other person appointed by the Directors for the purpose.

38.2
The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

38.3
A Director or Officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

39
Dividends, Distributions and Reserve

39.1
Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.
39.2
Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

39.3
The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

39.4
The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

39.5
Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

39.6
The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

39.7
Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

39.8
No Dividend or other distribution shall bear interest against the Company.

39.9
Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

40
Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.
41
Books of Account

41.1
The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

41.2
The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

41.3
The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

42
Audit

42.1
The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

42.2
Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or otherwise under Applicable Law.

42.3
If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

42.4
The remuneration of the Auditor shall be fixed by the Audit Committee (if one exists).

42.5
If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

42.6
Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers such information and explanation as may be necessary for the performance of the duties of the Auditor.

42.7
Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

43
Notices

43.1
Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served by Electronic Communication in accordance with the rules and regulations of the Designated Stock Exchange, the Securities and Exchange Commission and/or any other competent regulatory authority or by placing it on the Company’s Website.

43.2
Where a notice is sent by:

(a)
courier; service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier;

(b)
post; service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted;

(c)
cable, telex or fax; service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted;

(d)
e-mail or other Electronic Communication; service of the notice shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient; and

(e)
placing it on the Company’s Website; service of the notice shall be deemed to have been effected one hour after the notice or document was placed on the Company’s Website.

43.3
A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

43.4
Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a

Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.
44
Winding Up

44.1
If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)
if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company’s issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)
if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company’s issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

44.2
If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

45
Indemnity and Insurance

45.1
Every Director and Officer (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former Officer (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

45.2
The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

45.3
The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or Officer against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

46
Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.
47
Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.
48
Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.
49
Business Combination

49.1
Notwithstanding any other provision of the Articles, this Article shall apply during the period commencing upon the adoption of the Articles and terminating upon the first to occur of the consummation of a Business Combination and the full distribution of the Trust Account pursuant to this Article. In the event of a conflict between this Article and any other Articles, the provisions of this Article shall prevail.

49.2
Prior to the consummation of a Business Combination, the Company shall either:

(a)
submit such Business Combination to its Members for approval; or

(b)
provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (which interest shall be net of taxes paid or payable, if any), divided by the number of then issued Public Shares, provided that the Company shall not repurchase Public Shares in an amount that would cause the Company’s net tangible assets to be less than US$5,000,001 following such repurchases.

49.3
If the Company initiates any tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act in connection with a proposed Business Combination, it shall file tender offer documents with the Securities and Exchange Commission prior to completing such Business Combination which contain substantially the same financial and other information about such Business Combination and the redemption rights as is required under Regulation 14A of the Exchange Act. If, alternatively, the Company holds general meeting to approve a proposed Business Combination, the Company will conduct any redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, and not pursuant to the tender offer rules, and file proxy materials with the Securities and Exchange Commission.

49.4
At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has net tangible assets of at least US$5,000,001 following the redemptions described below, or any greater net tangible asset or cash requirement that may be contained in the agreement relating to, such Business Combination.
49.5
Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, in connection with any vote on a Business Combination, elect to have their Public Shares redeemed for cash in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he votes on such proposed Business Combination, and if he does vote, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable) earned on the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”). The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions(the “Redemption Limitation”).

49.6
A Member may not withdraw a Redemption Notice following the deadline for such Redemption Notice unless the Directors determine (in their sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part).

49.7
In the event that the Company does not consummate a Business Combination by 24 months from the consummation of the IPO, or such later time as the Members may approve in accordance with the Articles, the Company shall:

(a)
cease all operations except for the purpose of winding up;

(b)
as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to US$100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then Public Shares in issue, which redemption will completely extinguish the rights of the holders of Public Shares as Members (including the right to receive further liquidation distributions, if any); and

(c)
as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Members and the Directors, liquidate and dissolve,

subject in each case, to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of Applicable Law.
49.8
In the event that any amendment is made to the Articles:

(a)
to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or redeem 100 per cent of the Public Shares if the Company does not consummate a Business Combination within 24 months from the consummation of the IPO; or

(b)
with respect to any other provision relating to Members’ rights or pre-Business Combination activity,

the Company shall provide the holders of Public Shares with the opportunity to redeem their Public Shares upon the approval of any such amendment at a per-Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable) earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, divided by the number of then outstanding Public Shares. The Company’s ability to provide such redemption in this Article is subject to the Redemption Limitation.
49.9
A holder of Public Shares shall be entitled to receive distributions from the Trust Account only in the event of an IPO Redemption, a repurchase of Shares by means of a tender offer pursuant to this Article, or a distribution of the Trust Account pursuant to this Article. In no other circumstance shall a holder of Public Shares have any right or interest of any kind in the Trust Account.

49.10
After the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)
receive funds from the Trust Account; or

(b)
vote as a class with Public Shares on a Business Combination.

49.11
The uninterested Independent Directors shall approve any transaction or transactions between the Company and any of the following parties:

(a)
any Member owning an interest in the voting power of the Company that gives such Member a significant influence over the Company; and

(b)
any Director or Officer and any Affiliate of such Director or Officer.

49.12
A Director may vote in respect of a Business Combination in which such Director has a conflict of interest with respect to the evaluation of such Business Combination. Such Director must disclose such interest or conflict to the other Directors.

49.13
As long as the Company’s securities are listed on the New York Stock Exchange, the Company must complete the Business Combination with one or more operating businesses or assets with a fair market value equal to at least 80 per cent of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount held in trust) at the time of signing the agreement to enter into the Business Combination. A Business Combination must not be effectuated solely with another blank cheque company or a similar company with nominal operations

49.14
The Company may enter into a Business Combination with a target business that is Affiliated with the Sponsor, a Founder, a Director or an Officer. In the event the Company seeks to complete a Business Combination with a target that is Affiliated with the Sponsor, a Founder, a Director or an Officer, the Company, or a committee of Independent Directors, will obtain an opinion from an independent investment banking firm that is a member of the United States Financial Industry Regulatory Authority of from an independent accounting firm that such a Business Combination is fair to the Company from a financial point of view.

50
Business Opportunities

50.1
To the fullest extent permitted by Applicable Law, no individual serving as a Director or an Officer (“Management”) shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for Management, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, Management shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or Officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

50.2
Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and Management, about which a Director and/or Officer who is also a member of Management acquires knowledge.

50.3
To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. Aspirational’s amended and restated memorandum and articles of association provided for indemnification of Aspirational’s officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.
Aspirational has entered into agreements with Aspirational’s officers and directors to provide contractual indemnification in addition to the indemnification provided for in Aspirational’s amended and restated memorandum and articles of association. Aspirational has purchased a policy of directors’ and officers’ liability insurance that insures Aspirational’s officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against Aspirational’s obligations to indemnify Aspirational’s officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, Aspirational has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21.   Exhibits and Financial Statement Schedules.
(a) Exhibits.
Exhibit Number	Description
2.1+	Agreement and Plan of Merger, dated as of February 1, 2021, by and among the Registrant, Wheels Up Partners Holdings LLC, KittyHawk Merger Sub LLC, Wheels Up Blocker Sub LLC, the Blocker Merger Subs (as defined in therein) and the Blockers (as defined therein) (included as Annex A to the proxy statement/prospectus).
2.2**	Plan of Domestication, dated as of March 8, 2021.
2.3+	Amendment No. 1 to Agreement and Plan of Merger, dated as of May 6, 2021 (included as Annex A-I to the proxy statement/prospectus).
3.1	Amended and Restated Memorandum and Articles of Association of the Registrant (included as Annex K to the proxy statement/prospectus).
3.2	Form of Certificate of Incorporation of Wheels Up Experience Inc. to become effective upon the Domestication (included as Annex C to the proxy statement/prospectus).
3.3	Form of By-Laws of Wheels Up Experience Inc. to become effective upon the Domestication (included as Annex D to the proxy statement/prospectus).
4.1(1)	Specimen Unit Certificate of Aspirational Consumer Lifestyle Corp.
4.2(2)	Specimen Class A Ordinary Share Certificate of Aspirational Consumer Lifestyle Corp.
4.3(3)	Specimen Warrant Certificate of Aspirational Consumer Lifestyle Corp.
4.4(4)	Warrant Agreement, dated as of September 25, 2020, between the Registrant and Continental Stock Transfer & Trust Company, as warrant agent.
4.5**	Specimen Class A Common Stock Certificate of Wheels Up Experience Inc.
4.6**	Form of Certificate of Corporate Domestication of Wheels Up Experience Inc., to be filed with the Secretary of the State of Delaware.
5.1**	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

Exhibit Number	Description
8.1**	Tax Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
10.1	Sponsor Support Agreement, dated as of February 1, 2021, by and among Aspirational Consumer Lifestyle Sponsor LLC, the Registrant, Wheels Up Partners LLC and the other parties thereto (included as Annex B to the proxy statement/prospectus).
10.2+	Equityholder Support Agreement, dated as of February 1, 2021, by and among the Registrant, Wheels Up Partners LLC and the persons set forth on Schedule I thereto (included as Annex I to the proxy statement/prospectus).
10.3	Form of PIPE Subscription Agreement, by and between the Registrant and the undersigned subscriber party thereto (included as Annex H to the proxy statement/prospectus).
10.4	Form of Amended and Restated Registration Rights Agreement, by and among Wheels Up Experience Inc., Aspirational Consumer Lifestyle Sponsor LLC, the owners of the Blockers and certain equityholders of Wheels Up and certain of their respective affiliates, as applicable, and the other parties thereto (included as Annex G to the proxy statement/prospectus).
10.5(4)	Letter Agreement, dated as of September 22, 2020, by and among the Registrant, Aspirational Consumer Lifestyle Sponsor LLC and the Registrant’s officers and directors.
10.6(4)	Investment Management Trust Agreement, dated as of September 25, 2020, by and between the Registrant and Continental Stock Transfer & Trust Company, as trustee.
10.7(4)	Administrative Services Agreement, dated as of September 25, 2020, by and between the Registrant and Aspirational Consumer Lifestyle Sponsor LLC
10.8(4)	Support Services Agreement, dated September 22, 2020, between the Aspirational Consumer Lifestyle Corp. and Turmeric Capital Singapore Pte Ltd.
10.9(4)	Sponsor Warrants Purchase Agreement, dated as of September 22, 2020, by and between the Registrant and Aspirational Consumer Lifestyle Sponsor LLC.
10.10(4)	Indemnity Agreement, dated as of September 22, 2020, by and between the Registrant and Ravi Thakran.
10.11(4)	Indemnity Agreement, dated as of September 22, 2020, by and between the Registrant and Mark Bedingham.
10.12(4)	Indemnity Agreement, dated as of September 22, 2020, by and between the Registrant and Lisa Myers.
10.13(4)	Indemnity Agreement, dated as of September 22, 2020, by and between the Registrant and Leo Austin.
10.14(4)	Indemnity Agreement, dated as of September 22, 2020, by and between the Registrant and Neil Jacobs.
10.15(4)	Indemnity Agreement, dated as of September 22, 2020, by and between the Registrant and Frank Newman.
10.16**	Assignment and Assumption Agreement, dated as of December 31, 2020, by and between Aspirational Consumer Lifestyle Sponsor, LLC and Turmeric Capital Singapore Pte Ltd.
10.17	Letter Agreement, dated as of February 1, 2021, by and among the Registrant, Wheels Up Partners LLC and Delta Air Lines, Inc. (included as Annex F to the proxy statement/prospectus).
10.18**	Wheels Up Partners Holdings LLC Option Plan, and the form of Option Agreement thereunder.
10.19**	Wheels Up Partners Holdings LLC Equity Incentive Plan I.
10.20**	Wheels Up Partners Holdings LLC Equity Incentive Plan II.

Exhibit Number	Description
10.21**	Wheels Up Partners Holdings LLC Equity Incentive Plan III.
10.22**	Wheels Up Partners Holdings LLC Equity Incentive Plan IV.
10.23**	Wheels Up Partners Holdings LLC Equity Incentive Plan V.
10.24**	Wheels Up Partners Holdings LLC Equity Incentive Plan VI.
10.25**	Wheels Up Partners Holdings LLC Equity Incentive Plan VII.
10.26**	Wheels Up Partners Holdings LLC Equity Incentive Plan VIII.
10.27**	Form of Profits Interest Award Agreement under Equity Incentive Plans I-VIII.
10.28**	Form of Restricted Interest Award Agreement under Equity Incentive Plans I-VIII.
10.29	Form of Wheels Up Experience Inc. 2021 Equity Incentive Plan (included as Annex E to the proxy statement/prospectus).
10.30	Form of Seventh Amended and Restated Limited Liability Company Agreement of Wheels Up Partners Holdings LLC (included as Annex J to the proxy statement/prospectus).
10.31**	Promissory Note, dated as of March 8, 2021, by and between Aspirational Consumer Lifestyle Corp. and Aspirational Consumer Lifestyle Sponsor LLC.
10.32**	Amended and Restated Secured Credit Agreement, dated as of August 27, 2014.
10.33**	Omnibus Agreement and Amendment No. 1 to Amended and Restated Secured Credit Agreement, dated as of June 30, 2015.
10.34**	Amendment No. 2 to Amended and Restated Secured Credit Agreement, dated as of September 14, 2015.
10.35**	Second Omnibus Agreement and Amendment No. 3 to Credit Agreement and Amendment No. 2 to Security Agreement, dated as of April 1, 2016.
10.36**	Amendment No. 4 to Credit Agreement, dated as of December 15, 2017.
10.37**	Loan Agreement, dated as of May 27, 2016.
10.38**	Loan Agreement, dated as of June 30, 2017.
10.39+**	Employment Agreement, dated as of April 17, 2020, by and among Kenneth Dichter, Wheels Up Partners LLC and Wheels Up Partners Holdings LLC.
10.40+**	Employment Agreement, dated as of April 5, 2018, by and among Eric Jacobs, Wheels Up Partners LLC and Wheels Up Partners Holdings LLC.
10.41+**	Employment Agreement, dated as of April 1, 2018, by and between Jason Horowitz and Wheels Up Partners LLC.
10.42+**	Employment Agreement, dated as of October 28, 2020, by and between Lee Applbaum and Wheels Up Partners LLC.
10.43†+**	Commercial Cooperation Agreement, dated as of January 17, 2020, by and among Delta Air Lines, Inc., Wheels Up Partners LLC and Wheels Up Partners Holdings LLC.
10.44†**	Amendment No. 1 to Commercial Cooperation Agreement, dated as of March 15, 2021, by and among Delta Air Lines, Inc., Wheels Up Partners LLC and Wheels Up Partners Holding LLC
10.45**	Promissory Note, dated as of April 30, 2021, by and between Aspirational Consumer Lifestyle Corp. and Aspirational Consumer Lifestyle Sponsor LLC.
21.1**	List of Subsidiaries of the Registrant.
23.1	Consent of Marcum LLP.
23.2	Consent of Grant Thornton LLP.
23.3	Consent of Grant Thornton LLP.

Exhibit Number	Description
23.4**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1).
24.1**	Power of Attorney (included on the signature page of the initial filing of the Registration Statement).
99.1**	Form of Proxy Card for Registrant’s Extraordinary General Meeting.
99.2**	Consent of Ravi Thakran to be named as a director.
99.3**	Consent of Kenneth Dichter to be named as a director.
99.4**	Consent of Eric Phillips to be named as a director.
99.5**	Consent of Erik Snell to be named as a director.
99.6**	Consent of David Adelman to be named as a director.
99.7**	Consent of Timothy Armstrong to be named as a director.
99.8**	Consent of Chih Cheung to be named as a director.
99.9**	Consent of Marc Farrell to be named as a director.
99.10**	Consent of Michael Mullen to be named as a director.
99.11**	Consent of Brian Radecki to be named as a director.
99.12**	Consent of Susan Schuman to be named as a director.
101.INS	XBRL Instance Document.
101.SCH	XBRL Taxonomy Extension Schema Document.
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.

*
To be filed by amendment.

**
Previously filed.

†
Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item (601)(b)(10) of Regulation S-K.

+
Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

(1)
Incorporated by reference to Exhibit 4.1 filed with the Amendment No. 2 to Form S-1 filed by the Registrant on September 18, 2020.

(2)
Incorporated by reference to Exhibit 4.2 filed with the Amendment No. 2 to Form S-1 filed by the Registrant on September 18, 2020.

(3)
Incorporated by reference to Exhibit 4.3 filed with the Amendment No. 2 to Form S-1 filed by the Registrant on September 18, 2020.

(4)
Incorporated by reference to the Registrant’s Current Report on Form 8-K filed on September 25, 2020

Item 22.   Undertakings.
1.
The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; and
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
2.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
3.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

4.
The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

5.
The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

6.
The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Republic of Singapore, on the 10th day of June, 2021.
ASPIRATIONAL CONSUMER LIFESTYLE CORP.
By:
/s/ Ravi Thakran

Name: Ravi Thakran
Title:  Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:
Signature	Position	Date
/s/ Ravi Thakran Ravi Thakran	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer and Principal Financial and Accounting Officer)	June 10, 2021
/s/ Mark Bedingham Mark Bedingham	Vice Chairman of the Board of Directors	June 10, 2021
* Frank Newman	Director	June 10, 2021
* Leo Austin	Director	June 10, 2021
* Neil Jacobs	Director	June 10, 2021
*By: /s/ Ravi Thakran Ravi Thakran Attorney-in-fact

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in her capacity as the duly authorized representative of Aspirational Consumer Lifestyle Corp., in the City of Edwards, State of Colorado on the 10th day of June, 2021.
By:
/s/ Lisa Myers

Name: Lisa Myers
Title:   President